Form 10-K, Exhibit 13
period 1996-12-31
FIRST WEST VIRGINIA BANCORP INC
filed 1997-03-26
CIK 37049

                         ANNUAL REPORT TO SHAREHOLDERS



                                  EXHIBIT 13.1

                          Annual Report to Shareholders

                       (First West Virginia Bancorp logo)

ASSETS in millions

(bar graph belongs in this area)

61.7   65.5   83.0   85.7   88.1   91.1   94.9  116.2  116.7  128.0  144.5
--------------------------------------------------------------------------
1986   1987   1988   1989   1990   1991   1992   1993   1994   1995   1996



NET OPERATING INCOME in thousands

(bar graph belongs in this area)

386.2  491.9  567.7  580.9  684.4  483.4  563.1  1192.6  1287.7  1470.3  1644.0
-------------------------------------------------------------------------------
 1986   1987   1988   1989   1990   1991   1992   1993    1994    1995    1996



DEPOSITS in millions

(bar graph belongs in this area)

56.0   59.4   75.5   77.9   79.8   82.6   86.8  105.8  105.7  114.9  125.3
--------------------------------------------------------------------------
1986   1987   1988   1989   1990   1991   1992   1993   1994   1995   1996



NET LOANS in millions

(bar graph belongs in this area)

35.0   42.1   48.3   45.3   48.7   49.6   47.2   54.9   60.7   70.9   79.3
--------------------------------------------------------------------------
1986   1987   1988   1989   1990   1991   1992   1993   1994   1995   1996

First West Virginia Bancorp
P.O. Box 6671
Wheeling, WV 26003




Dear Shareholders,

        I am pleased to present to you the record earnings performance contained in the 1996 Annual Report of First West Virginia Bancorp, Inc. Consolidated net income for 1996 was $1,643,994 or $2.04 per share, with a return on average assets of 1.19% and a return on average equity of 13.49%. Total assets increased 13% over the prior year to $144,545,710 at December 31, 1996. Total shareholders' equity increased to $12,649,278, an increase of 8% over the prior year, with a book value per share of $15.69 at December 31, 1996.

        During 1996, the Board of Directors declared and paid cash dividends of $.71 per share, an increase of 39% over 1995. Additionally, on November 12, 1996 the Board of Directors declared a 4% stock dividend to shareholders of record on December 2, 1996.

        In April 1996, Progressive Bank, N.A. - Buckhannon opened a full service branch in Weston, Lewis County, West Virginia. The Weston office is located in the Market Square Shopping Center and includes a drive-in facility and a MAC automated teller machine (ATM). With the opening of the Weston office, First West Virginia Bancorp, Inc., through its three affiliate banks, now operates 7 full service offices in West Virginia and Ohio. Also in April 1996, Progressive Bank, N.A. - Bellaire installed the first MAC ATM in the City of Bellaire, Ohio.

        I would like to take this opportunity to welcome two new directors to the Progressive Bank, N.A. - Buckhannon Board of Directors: Judge William L. Fury, counsel to the law firm of McNeer, Highland, and McCunn; and Margaret D. Brown, Secretary/Treasurer of Weston Transfer, Inc. and Wes-Jak, Inc., and President of Jack's Septic Service, Inc. We are pleased to have them as directors at the subsidiary bank.

        First West Virginia Bancorp, Inc. was built on a philosophy of safety and soundness, service and commitment to our customers and strategic growth. This philosophy has brought us to where we are today and will lead our community banks into the future.

        My sincere gratitude to our customers, shareholders, directors, officers, and employees for their ongoing support, as the asset growth and record earnings performance of First West Virginia Bancorp, Inc. for 1996 could not have been attained without them. As always, your comments and suggestions are appreciated.

                                   Sincerely,

                                   /s/ Ronald L. Solomon

                                   Ronald L. Solomon
                                   President and Chief Executive Officer

Table One
SELECTED  FINANCIAL  DATA
(In thousands, except per share data)

                                                   First West Virginia Bancorp, Inc.

                                                             Years ended
                                                             December 31,
                                    -------------------------------------------------------------
                                       1996         1995         1994         1993         1992
                                    ---------    ---------    ---------    ---------    ---------
SUMMARY OF OPERATIONS
   Total interest income            $  10,067    $   8,937    $   7,783    $   8,054    $   7,221
   Total interest expense               3,925        3,421        2,868        3,319        3,668
   Net interest income                  6,142        5,516        4,915        4,735        3,553
   Provision for loan losses               71           50           77          116          281
   Total other income                     550          720          725          666          405
   Total other expenses                 4,164        3,988        3,641        3,528        2,857
   Income before income taxes           2,457        2,198        1,922        1,757          820
   Net income                           1,644        1,470        1,288        1,193          563

PER SHARE DATA (1)
   Net income                       $    2.04    $    1.82    $    1.60    $    1.48    $     .89
   Cash dividends declared (2)            .71          .51          .56          .51          .46
   Book value per share                 15.69        14.53        12.86        12.10        10.95

AVERAGE BALANCE SHEET SUMMARY
   Total loans, net                 $  74,469    $  66,058    $  56,991    $  56,264    $  49,387
   Investment securities               48,557       46,020       50,282       47,755       34,421
   Deposits - Interest Bearing        112,768      100,488       95,980       94,852       76,334
   Long-term debt                           -            -           44          754          913
   Stockholders' equity                12,186       11,170       10,253        9,252        6,783
   Total Assets                       137,810      124,145      117,996      115,765       92,491

BALANCE SHEET
   Investments                      $  50,440    $  45,996    $  45,551    $  50,099    $  37,393
   Loans                               80,417       72,006       61,667       55,838       47,914
   Other Assets                        13,689        9,953        9,445       10,303        9,620
                                    ---------    ---------    ---------    ---------    ---------
      Total Assets                  $ 144,546    $ 127,955    $ 116,663    $ 116,240    $  94,927
                                    =========    =========    =========    =========    =========

   Deposits                         $ 125,271    $ 114,895    $ 105,730    $ 105,791    $  86,759
   Repurchase Agreements                5,931          749          105            -            -
   Other Liabilities                      695          602          460          694        1,227
   Shareholders' Equity                12,649       11,709       10,368        9,755        6,941
                                    ---------    ---------    ---------    ---------    ---------
      Total Liabilities and
      Shareholders' Equity          $ 144,546    $ 127,955    $ 116,663    $ 116,240    $ 94,927
                                    =========    =========    =========    =========    =========
SELECTED RATIOS
   Return on average assets             1.19%        1.18%        1.09%        1.03%         .61%
   Return on average equity            13.49%       13.16%       12.56%       12.89%        8.30%
   Average equity to average assets     8.84%        9.00%        8.69%        7.99%        7.33%
   Dividend payout ratio (1) (2)       34.80%       28.02%       35.00%       34.46%       51.69%
   Loan to Deposit ratio               64.19%       62.67%       58.32%       52.78%       55.23%

[FN]
(1) Adjusted for 4 percent common stock dividend to stockholders of record as of December 2, 1996, a 2 percent common stock dividend to stockholders of record as of December 1, 1995 and the two-for-one stock split effective April 15, 1994.

(2) Cash dividends and the related payout ratio are based on historical results of the Holding Company and do not include cash dividends of acquired subsidiaries prior to the dates of consummation.

On January 4, 1993, the Holding Company acquired 100% of the Common Stock of the Wellsburg Banking and Trust Company (Wellsburg) with a combination of cash and securities. The acquisition was accounted for using the purchase method of accounting. Accordingly, the results of operations of the former Wellsburg Bank are included in the information presented above from the date of acquisition forward, and prior year balance sheets have not been restated for such transactions.

                       First West Virginia Bancorp, Inc.
      Management's Discussion and Analysis of the Financial Condition and
                     Results of Holding Company Operations
      --------------------------------------------------------------------

          First West Virginia Bancorp, Inc., a West Virginia corporation headquartered in Wheeling, West Virginia commenced operations in July, 1973 and has three wholly-owned subsidiaries: Progressive Bank, N.A., which operates in Wheeling, Wellsburg, and Moundsville, West Virginia; Progressive Bank, N.A.-Buckhannon in Buckhannon, West Virginia; and Progressive Bank, N.A.
- Bellaire in Bellaire, Ohio. At December 31, 1996, First West Virginia Bancorp, Inc. reported approximately $144.5 million in assets, $80.4 million in loans, $125.3 million in deposits and $12.6 million in Stockholder's Equity. Following is a discussion and analysis of the significant changes in the financial condition and results of operations of First West Virginia Bancorp, Inc. (the Holding Company), and its subsidiaries for the years ended December 31, 1996, 1995 and 1994. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the Notes, thereto.

OVERVIEW

          The Holding Company reported net income of $1,643,994 for the year ended December 31, 1996 as compared to $1,470,347 and $1,287,713 for the years ended December 31, 1995 and 1994. respectively. The 11.8% increase in earnings during 1996 over 1995 can be primarily attributed to increased net interest income, partially offset by increased operating expenses, increased provision for loan losses and decreased noninterest income. Operational earnings improved with net interest income increasing $625,768 or 11.3%, to $6,141,649 for the year ended December 31, 1996 as compared to the same period in 1995. The increase in net interest income during 1996 was primarily due to the growth in the loan portfolio. Earnings increased 14.2% in 1995 as compared to 1994 and can be attributed to increased net interest income, the decreased provision for loan losses, and increased operating expenses. During 1994, earnings increased 8.0% over 1993 and can be attributed to increased noninterest income and net interest income as well as the decreased provision for loan losses. Earnings per share were $2.04 in 1996, an increase of 12.1% over the $1.82 earned in 1995, after increasing 13.8% in 1995 over the $1.60 earned in 1994.

          The return on average assets (ROA) measures the effectiveness of asset utilization to produce net income. ROA increased in 1996 to 1.19%, up from 1.18% in 1995, and 1.09% in 1994. The return on average equity (ROE) measures the return on the stockholders' investment. The Holding Company's ROE was 13.49% for the year ended December 31, 1996. This ratio compares favorably over the 13.16% earned in 1995 and the 12.56% earned in 1994.

          Total assets as of December 31, 1996 were $144,545,710 an increase of 13.0% over the $127,955,182 reported at December 31, 1995. As of December 31, 1996, loans less the allowance for possible loan losses were $79,256,378, an increase of 11.9% over the $70,857,584 reported at December 31, 1995. The allowance for possible loan losses was 1.4% of loans at December 31, 1996 compared to 1.6% at December 31, 1995. Non-performing assets were $702,000 as of December 31, 1996 compared to $508,000 at December 31, 1995. Total deposits increased from $114,895,154 at December 31, 1995 to $125,271,069 at December 31, 1996, primarily due to the increase in Time deposits.

          Table One is a five year summary of Selected Financial Data of the Holding Company. The sections that follow discuss in more detail the information summarized in Table One.

Earnings Analysis
Net Interest Income
-------------------

          The primary source of earnings for the Holding Company is net interest income, which is the difference between interest earned on loans and investments and interest paid on deposits and other liabilities. Changes in the volume and mix of earning assets and interest bearing liabilities combined with changes in market rates of interest greatly affect net interest income. Tables Two and Three analyze the changes in net interest income for the three years ended December 31, 1996, 1995 and 1994.

          The net interest margin for the year ended December 31, 1996 was 4.9%, as compared to 4.9% and 4.6% earned during 1995 and 1994, respectively. Net interest income increased $625,768 or 11.3%, during 1996 as compared to 1995. The increase in net interest income for the year resulted primarily due to the increase in average earning assets, predominantly loans. Interest and fees on loans and lease financing increased $772,538 or 12.7% in 1996 as compared to 1995. The increase in the average volume of investment securities also contributed to the increase in net interest income in 1996. Interest income on investment securities increased $348,972 or 13.5% over 1995. Interest expense increased $504,581 or 14.8% as compared to 1995 and was due to the growth in interest bearing liabilities, primarily certificates of deposits.

          During 1995, net interest income increased $601,207 or 12.2% as compared to 1994. The increase in net interest income resulted primarily due to increased loan growth combined with the increase in the average rates earned on loans. Interest and fees on loans and lease financing increased $1,123,624 or 22.7% in 1995 as compared to 1994. Average volume decreases in investment securities resulted in the overall decrease in interest earned on investments in 1995. Interest income on investment securities decreased $97,439 or 3.6% during 1995 as compared to 1994. Interest expense increased $552,456 or 19.3% in 1995 as compared to 1994 primarily due to the rise in rates paid on interest bearing liabilities. Net interest income increased $179,330 or 3.8% in 1994 as compared to 1993. The increase in net interest income resulted primarily from a continued decline in the average rates paid on interest bearing deposit accounts, together with the payoff of long term debt. Interest and fees on loans decreased $82,094 or 1.6% during 1994 as compared to the same period in 1993 due to the continued decline in loan rates. Lower market rates contributed to the decrease in the average yield of the securities portfolio during 1994. Accordingly, interest income on securities decreased $201,178 or 7.0% during 1994 as compared to the same period in 1993. Average rates paid on interest bearing liabilities decreased from 3.5% in 1993 to 3.0% in 1994.


Provision for Possible Loan Losses
----------------------------------

          The provision for possible loan losses is an amount added to the reserve against which loan losses are charged. Management determines an appropriate provision based upon its evaluation of the size and the risk characteristics of the loan portfolio, current and anticipated economic conditions, specific problem loans and delinquencies, loan loss experience and other related factors.


Table Two
Distribution of Assets, Liabilities and Stockholders' Equity; Interest Rates and Interest Differential

The following table presents an average balance sheet, interest earned on interest bearing assets, interest paid on interest bearing liabilities, average interest rates and interest differentials for the years ended December 31, 1996, 1995, and 1994. Average balance sheet information as of December 31, 1996, 1995, and 1994 was compiled using the daily average balance sheet. Loan fees and unearned discounts were included in income for average rate calculation purposes. Non-accrual loans were included in the average balance computations; however, no interest was included in income subsequent to the non-accrual status classification.

                                            December 31, 1996                December 31, 1995              December 31, 1994
                                        ----------------------------   ----------------------------     ----------------------------
                                        Average              Average   Average              Average     Average              Average
                                         Volume   Interest     Rate     Volume   Interest     Rate       Volume   Interest     Rate
                                        --------  --------   -------   --------  --------   -------     --------  --------   -------
                                                                          (expressed in thousands)
ASSETS:
Investment securities:
 U.S. Treasury and other U. S.
   Government agencies                  $ 42,203  $  2,501     5.93%   $ 39,411  $  2,206     5.60%     $ 44,188  $  2,315     5.24%
 Obligations of states and
   political subdivisions                  4,869       247     5.07%      4,666       248     5.32%        3,780       207     5.48%
 Other securities                          1,485       101     6.80%      1,943       122     6.28%        2,314       148     6.40%
 Interest bearing deposits                 1,556        81     5.21%         88         5     5.68%          234         8     3.42%
Federal funds sold                         5,590       295     5.28%      4,835       287     5.94%        3,828       159     4.15%
Loans, net of unearned income             74,469     6,842     9.19%     66,058     6,069     9.19%       56,991     4,946     8.68%
                                        --------  --------   -------   --------  --------   -------     --------  --------   -------
 Total interest earning assets           130,172    10,067     7.73%     117,001     8,937    7.64%      111,335     7,783     6.99%

Cash and due from banks                    4,000                          3,747                            3,361
Bank premises and equipment                3,313                          2,928                            2,648
Other assets                               1,496                          1,552                            1,591
Allowance for possible loan losses        (1,171)                        (1,083)                            (939)
                                        --------                       --------                         --------
 Total Assets                           $137,810                       $124,145                         $117,996
                                        ========                       ========                         ========

LIABILITIES
Certificates of deposit                 $ 45,579  $  2,286     5.02%   $ 36,080  $  1,734     4.81%     $ 29,441  $  1,115     3.79%
Savings deposits                          39,594       997     2.52%     42,326     1,152     2.72%       45,147     1,242     2.75%
Interest bearing demand deposits          23,880       515     2.16%     22,082       518     2.35%       21,392       506     2.37%
Federal funds purchased and
   Repurchase agreements                   3,715       127     3.42%        462        17     3.68%           44         2     4.55%
Long-term debt                                 -         -         -          -         -         -           44         3     6.82%
                                        --------  --------   -------   --------  --------   -------     --------  --------   -------
 Total interest bearing liabilities      112,768     3,925     3.48%    100,950     3,421     3.39%       96,068     2,868     2.99%
Demand deposits                           12,128                         11,387                           11,031
Other liabilities                            728                            638                              644
                                        --------                       --------                         --------
 Total Liabilities                       125,624                        112,975                          107,743
SHAREHOLDERS' EQUITY                      12,186                         11,170                           10,253
                                        --------                       --------                         --------
 Total Liabilities
    and Shareholders' Equity            $137,810                       $124,145                         $117,996
                                        ========                       ========                         ========
Net interest revenue as a percentage of
 average earning assets                           $  6,142     4.72%             $  5,516     4.71%               $  4,915     4.41%
                                                  ========   =======             ========   =======               ========   =======

The fully taxable equivalent basis of interest income from obligations of states and political subdivisions has been determined using a combined Federal and State corporate income tax rate of 40% for 1996, 1995, and 1994, respectively. The effect of this adjustment is presented below (in thousands).

 Obligations of states and
   political subdivisions:
    Investment securities               $  4,869  $    412     8.46%   $  4,666  $    413     8.86%     $  3,780  $    345     9.13%
    Loans                                 74,469     6,912     9.28%     66,058     6,124     9.27%       56,991     4,986     8.75%
                                        ========  ========   =======   ========  ========   =======     ========  ========   =======
 Total interest earning assets          $130,172  $ 10,302     7.91%   $117,001  $  9,157     7.83%     $111,335  $  7,961     7.15%
                                        ========  ========   =======   ========  ========   =======     ========  ========   =======
Net interest revenue as a percentage
 of average earning assets                        $  6,377     4.90%             $  5,736     4.90%               $  5,093     4.57%
                                                  ========   =======             ========   =======               ========   =======

Table Three
Rate Volume Analysis of Changes in Interest Income and Expense
(in thousands)

The effect on interest income and interest expense for the years ended December 31, 1996, 1995, and 1994 due to changes in average volume and rate from the prior year, is presented below. The effect of a change in average volume has been determined by applying the average rate to the change in volume. The change in rate has been determined by applying the average volume in the earlier year by the change in rate. The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of change in each.

                                    1996 Compared to 1995       1995 Compared to 1994       1994 Compared to 1993
                                      Increase (Decrease)        Increase (Decrease)         Increase (Decrease)
                                       Due to Change in:           Due to Change in:           Due to Change in:
                                   ------------------------    ------------------------    ------------------------
                                                       Net                         Net                         Net
                                   Average          Increase   Average          Increase   Average          Increase
                                   Volume   Rate   (decrease)  Volume   Rate   (decrease)  Volume   Rate   (decrease)
                                   ------   ------   ------    ------   ------   ------    ------   ------   ------
                                                               (expressed in thousands)
INTEREST INCOME FROM:
 U.S. Treasury and other U. S.
   Government agencies             $  156   $  139   $  295    $ (250)  $  141   $ (109)   $  124   $ (355)  $ (231)
 Obligations of states and
   political subdivisions              11      (12)      (1)       49       (8)      41        61      (25)      36
 Other securities                     (29)       8      (21)      (24)      (2)     (26)      (29)      15      (14)
 Interest bearing deposits             86      (11)      75        (5)       2       (3)        0        8        8
Federal funds sold                     45      (36)       9        42       86      128       (30)      42       12
Loans, net of unearned income         773        0      773       787      336    1,123        65     (147)     (82)
                                   ------   ------   ------    ------   ------   ------    ------   ------   ------
       Total interest earned        1,042       88    1,130       599      555    1,154       191     (462)    (271)


INTEREST EXPENSE ON:
Time deposits                         456       96      552       251      368      619       (94)    (117)    (211)
Savings deposits                      (75)     (80)    (155)      (77)     (13)     (90)       36     (170)    (134)
Interest bearing demand deposits       42      (45)      (3)       16       (4)      12        66     (130)     (64)
Federal funds purchased and
   Repurchase agreements              120      (10)     110        19       (4)      15         0        2        2
Long-term debt                          -        -        -        (3)       -       (3)      (44)       0      (44)
                                   ------   ------   ------    ------   ------   ------    ------   ------   ------
       Total interest paid            543      (39)     504       206      347      553       (36)    (415)    (451)
                                   ------   ------   ------    ------   ------   ------    ------   ------   ------
      Net interest differential    $  499   $  127   $  626    $  393   $  208   $  601    $  227   $  (47)  $  180
                                   ======   ======   ======    ======   ======   ======    ======   ======   ======

Presented below is the effect on volume and rate variances of the adjustment of interest income on obligations of states and political subdivisions to the fully taxable equivalent basis using a combined Federal and State corporate income tax rate of 40% for the years ended 1996, 1995, 1994, and 1993, respectively.

 Obligations of states and
   political subdivisions:
    Investment securities          $    18   $   (19)  $    (1)     $    81   $   (13)  $    68      $   101   $  (41)   $    60
    Loans                              780         8       788          794       344     1,138           66      (158)      (92)
                                   =======   =======   =======      =======   =======   =======      =======   =======   =======
 Total interest earned             $ 1,056   $    89   $ 1,145      $   638   $   558   $ 1,196      $   232   $  (489)  $  (257)
                                   =======   =======   =======      =======   =======   =======      =======   =======   =======

Net interest differential          $   513   $   128   $   641      $   432   $   211   $   643      $   268   $   (74)  $   194
                                   =======   =======   =======      =======   =======   =======      =======   =======   =======

     For the year ended December 31, 1996, the provision for possible loan losses was $70,600 compared to $49,600, and $76,800 at December 31, 1995 and 1994, respectively. Net charge offs for the period ended December 31, 1996 were $58,990, and for December 31, 1995 and 1994 were $(152,467), and $25,912, respectively. Total non-performing loans, comprised of past due 90 days or more, renegotiated loans, non-accrual loans, and other real estate owned were $702,000 at December 31, 1996; $508,000 at December 31, 1995; and $608,000 at
December 31, 1994. The increased loan growth combined with the increase in net charge-offs and in non-performing assets in 1996 has prompted the increase in the provision for loan losses.


Non-Interest Income
-------------------

     Service charges represent the major component of noninterest income. These charges are earned from assessments made on checking and savings accounts. Service charges decreased $6,607 in 1996, down 1.8%, from 1995. The decrease in service charges in 1996 were primarily due to a decrease in charges assessed on deposit accounts. Income from service charges increased $45,549 in 1995 over 1994, after increasing $9,658 in 1994 over 1993. The increase in service charges in 1995 and 1994 were due to an increase in the number of deposit accounts and an increase in the charges assessed on such accounts.

     Sales of investment securities by the subsidiary banks are generally limited to the needs established under the liquidity policies. During 1996, securities losses were $711 and were attributable to sales of securities available for sale by a subsidiary bank. Securities gains of $170,075 and $136,334 were realized in 1995 and 1994, respectively. All securities gains in 1995 were attributable to the holding company's sales of marketable equity securities available for sale. During 1994, the subsidiary banks accounted for $4,210 of the securities gains, and the holding company's sales of marketable equity securities accounted for $132,124.

     Other operating income is comprised of fees from safe deposit box rentals, sales of cashier's checks and money orders, utility collections, ATM charges and card fees, home equity credit line fees, credit life commissions, credit card fees and commissions and various other charges and fees related to normal customer banking relationships. Other operating income was $185,342, an increase of $7,743, or 4.4%, over 1995. The increase in other operating income follows a decrease of $84,268, or 32.2% in 1995 compared to 1994. During 1996, increases in fees earned for utility bill collections and ATM cards combined with an increase in lease income on property owned by the corporation, offset by a premium for lease servicing arising from the early sale of equipment in 1995 primarily contributed to the increase in other operating income. The decrease in other operating income during 1995 was primarily due to a commission received for the administration and collection of lease rental income for a leasing company in bankruptcy in 1994.





Non-Interest Expense
--------------------

     Salary and employee benefits is the largest component of non-interest expense. For the year 1996, salary and employee benefits increased $148,174 or 7.5% over the same period in 1995. During 1995, salary and employee benefits increased $189,702 or 10.6% over 1994. The increase for 1996 was primarily due to the hiring of additional personnel by a subsidiary bank for a branch office which opened in April, 1996 and normal annual merit adjustments in salaries. The increase in salary and employee benefits for 1995 resulted from the hiring of additional personnel by a subsidiary bank for a supermarket branch office which opened in December, 1994 and normal annual merit adjustments.

     The major components of other operating expenses include: stationery and supplies, directors fees, postage and transportation, equipment expense, advertising, insurance, and regulatory assessment and deposit insurance.
Other operating expenses decreased $5,881 or .3% in 1996 over 1995 and increased $117,813 or 7.3% in 1995 over 1994. During 1996, the decrease in other operating expenses was primarily due to the reduction in the Federal Deposit Insurance Corporation (FDIC) insurance assessment and the decrease in advertising expenses, offset in part by increased other expenses, equipment expenses, and postage and transportation expenses. The regulatory assessment and deposit insurance expenses decreased $117,457 or 63.5%, in 1996 over 1995, and follows a decrease of $100,232 or 35.1% in 1995 over 1994. The opening of a subsidiary bank branch office and the expanding asset base of the holding company contributed to the increase in other expenses, equipment expenses and postage and transportation expenses in 1996. The increase in other operating expenses in 1995 can be primarily attributed to increases in other expenses, stationery and supplies expenses, and advertising expenses. During 1995, stationery and supplies expense and advertising expense increased primarily due to the additional costs incurred with the name change of the three subsidiary banks. The costs incurred in the registration of First West Virginia Bancorp Inc.'s common stock with the Securities and Exchange Commission and listing with the American Stock Exchange contributed to the increase in other expenses in 1995.


Income Taxes
------------

     Income tax expense for the period ended December 31, 1996 was $813,153, an increase of $85,926 over 1995. The increase was primarily due to the increase in pre-taxable income of $259,573. Components of the income tax expense for December 31, 1996 were $704,222 for federal taxes and $108,931 for West Virginia corporate net income taxes. Income tax expense for the period ended December 31, 1995 increased by $93,362 over 1994. Increases in income tax expense were primarily due to changes in pre-taxable income of $275,996 in 1995 over 1994.

     For federal income tax purposes, tax-exempt income is based on qualified state, county, and municipal bonds and loans. Tax-exempt income was $352,306 in 1996; $329,042 in 1995; and $270,909 in 1994. The state of West Virginia recognizes tax-exempt income based on the average of certain investments and loans held during the tax reporting period. Such items included as nontaxable are federal obligations and securities, obligations of West Virginia and West Virginia political subdivisions, investments of loans primarily secured by liens or security agreements on residential property and other real estate in the form of a mobile home, modular home or double- wide located in West Virginia. Nontaxable West Virginia income attributable to the foregoing items was approximately $1,025,000 in 1996; $925,000 in 1995; and $994,000 in 1994.



                                       8

------------

     Federal income tax rates were consistent at 34% for the years ended December 31, 1996, 1995 and 1994. West Virginia corporate net income tax rates were 9.0%, in years 1996, 1995, and 1994. Additional information regarding income taxes is contained in Note 7 to the Consolidated financial statements.



Balance Sheet Analysis

Investments
-----------
     In total, investment securities increased by $4,444,707 or 9.7% from $45,995,482 at December 31, 1995, to $50,440,189 at December 31, 1996 and
increased by $444,798 or 1.0% from $45,550,684 at December 31, 1994 to
$45,995,482 at December 31, 1995. The increase in investment securities at December 31, 1996 was primarily the result of increased deposit growth. The increase in investment securities at December 31, 1995 as compared to 1994 resulted primarily from the effect of the change in the carrying amount of securities available for sale.

     The investment portfolio is managed to attempt to achieve an optimum mix of asset quality, liquidity and maximum yield on investment. The investment portfolio is comprised of U.S. Treasury securities, U.S. Government corporations and agencies securities, obligations of states and political subdivisions, corporate debt securities, mortgage-backed securities and equity securities. Taxable securities comprised 89.5% of total securities at December 31, 1996, as compared to 89.8% at December 31, 1995. The corporation does not have any issues in the investment portfolio which exceed 10% of stockholders' equity as of December 31, 1996. Other than the normal risks inherent in purchasing U.S. Treasury securities, U.S. Government corporation and agencies securities, and obligations of states and political subdivisions, i.e. interest rate risk, management has no knowledge of other market or credit risk involved in these investments. The corporation does not have any high risk hybrid/derivative instruments.

     Effective January 1, 1994, the Holding Company adopted the provisions of Statement of Financial Accounting Standards (FAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities". Under FAS No. 115, investment securities in the portfolio are classified as either available for sale or held to maturity. FAS No. 115 requires banks to classify debt and equity securities into one of three categories: held to maturity, available for sale, or trading. The corporation does not currently conduct short term purchase and sale transactions of investment securities which would be classified as trading securities. The initial determination of investments classified as available for sale was based principally on the corporation's asset liability position and potential liquidity needs.




Table Four
Investment Portfolio

Book values of investment securities at December 31, 1996 and 1995 are as follows (in thousands):

                                              December 31,    December 31,
                                                 1996             1995
                                              -----------     -----------
  Securities held to maturity:
  U.S. Treasury securities and
        obligations of U.S. Government
        corporations and agencies             $   800           $   800
  Obligations of states
        and political subdivisions              4,764             4,202
                                              -------           -------
            Total held to maturity            $ 5,564           $ 5,002
                                              -------           -------

  Securities available for sale :
  U.S. Treasury securities and
        obligations of U.S. Government
        corporations and agencies             $39,495           $36,563
  Obligations of states
        and political subdivisions                507               511
  Corporate debt securities                       614             1,400
  Mortgage-backed securities                    3,741             2,039
  Equity Securities                               519               481
                                              -------           -------
            Total available for sale           44,876            40,994
                                              -------           -------
            Total                             $50,440           $45,996
                                              =======           =======



Table Five
Investment Portfolio ( Continued)
(in  thousands)


The maturity distribution using book value including accretion of discounts and amortization of premiums (expressed in thousands) and approximate yield of investment securities at December 31, 1996 and December 31, 1995 are presented in the following table. Tax equivalent yield basis was used on tax exempt obligations. Approximate yield was calculated using a weighted average of yield to maturities.

                                                December 31, 1996                                 December 31, 1995
                                   ---------------------------------------------    ----------------------------------------
                                       Securities                Securities            Securities              Securities
                                   Held to Maturity          Available for Sale     Held to Maturity       Available for Sale
                                  --------------------      --------------------    --------------------      ------------------
                                   Amount        Yield       Amount       Yield      Amount       Yield       Amount     Yield
                                  --------      ------      --------      ------     --------     ------      --------   ------
U.S. Treasury and other U.S.
   Government Agencies
                                  --------    --------    --------    --------    --------    --------    --------    --------
  Within One Year                 $      -           -%   $  6,714        5.74%   $      -           -%   $ 11,236        4.95%
  After One But
     Within Five Years                 800        5.02      29,280        6.27         800        5.02      20,505        5.93
  After Five But
     Within Ten Years                    -           -       3,501        6.83           -           -       4,822        6.54
  After Ten Years                        -           -           -           -           -           -           -           -
                                  --------    --------    --------    --------    --------    --------    --------    --------
                                       800        5.02      39,495        6.23         800        5.02      36,563        5.71

States & Political Subdivisions

  Within One Year                      200        7.57           -           -         225        8.14           -           -
  After One But
     Within Five Years               2,723        7.53           -           -       1,883        7.36           -           -
  After Five But
     Within Ten Years                1,678        7.89         507        7.58       2,094        7.70         262        7.49
  After Ten Years                      163        7.72           -           -           -           -         249        7.57
                                  --------    --------    --------    --------    --------    --------    --------    --------
                                     4,764        7.66         507        7.58       4,202        7.57         511        7.53

Corporate Debt Securities

  Within One Year                        -           -         404        7.60           -           -         770        7.97
  After One But
     Within Five Years                   -           -         210        7.78           -           -         518        7.43
  After Five But
     Within Ten Years                    -           -                       -           -           -         112        7.62
  After Ten Years                        -           -                       -           -           -           -           -
                                  --------    --------    --------    --------    --------    --------    --------    --------
                                         -           -         614        7.66           -           -       1,400        7.74

Mortgage-Backed Securities               -           -       3,741        6.95           -           -       2,039        8.01

Equity Securities                        -           -         519        6.15           -           -         481        6.26
                                  --------    --------    --------    --------    --------    --------    --------    --------
  Total                           $  5,564        7.28%   $ 44,876        6.32%   $  5,002        7.16%   $ 40,994        5.92%
                                  ========    ========    ========    ========    ========    ========    ========    ========



                                       11

-----------

     Investment securities that are classified available for sale are available for sale at any time based upon management's assessment of changes in economic or financial market conditions. These securities are carried at market value and the unrealized holding gains and losses, net of taxes, are reflected as a separate component of stockholders' equity until realized. Investment securities held to maturity are securities purchased with the intent and ability to hold until their maturity. Securities classified as held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts. In classifying debt securities as available for sale, management generally selected securities with actual maturities of two years or less. All other debt securities were classified as held to maturity. All equity securities were classified as available for sale. Accordingly, the presentation of investment securities on the Consolidated Balance Sheet shows securities classified as available for sale and held to maturity as of December 31, 1996 and 1995.

     In November, 1995, the Financial Accounting Standards Board (FASB) issued implementation guidance on accounting for investment securities on FAS No.
115. Effective November 15, 1995 the FASB permitted a one time opportunity for financial institutions to reassess the appropriateness of the classifications of all its investment securities. Financial institutions were allowed to transfer securities from their held to maturity portfolio to their available for sale portfolio before calendar year end 1995, without calling into question their intent to hold other securities to maturity. As a result, investment securities with an amortized cost of $18,411,939 and unrealized loss of $112,961 were transferred from the held to maturity category to the available for sale category in December, 1995. As of December 31, 1996, the corporation had approximately 89% of the investment portfolio classified as available for sale, while 11% was classified as held to maturity.

     As the investment portfolio consists primarily of fixed rate debt securities, changes in the market rates of interest will effect the carrying value of securities available for sale, adjusted upward or downward under the requirements of FAS 115. The corporation has reduced the carrying value of securities available for sale by $125,968 at December 31, 1996. Market rates of interest were improved at December 31, 1995, therefore the carrying value of securities available for sale was increased by $71,741. The market value of securities classified as held to maturity was above book value by $23,164 and $56,480 at December 31, 1996 and December 31, 1995, respectively.

Loans
-----

     Loans increased during 1996 as loans outstanding increased $8,410,404 or 11.7% to $80,416,680, after an increase of $10,339,128 or 16.8% during 1995.
The loan growth during 1996 can be attributed primarily to increases in commercial loans, installment loans, and residential real estate loans, which increased approximately $5,186,000, $2,912,000 and $622,000, respectively. Expansion of local businesses in the area contributed to the increase in
commercial loans in 1996.   Increases in third party paper with various
automobile dealers contributed to the increase in installment loans in 1996. During 1996, loan growth was funded principally through the increase in deposit growth. The loan to deposit ratio at December 31, 1996 was 64.2% which was higher than the 62.7% reported at December 31, 1995.

Table Six
Loan Portfolio

Loans outstanding are as follows (in thousands) :

                                                             December 31,
                                ----------------------------------------------------------------------
                                   1996           1995           1994           1993           1992
                                ----------     ----------     ----------     ----------     ----------

Real Estate - Residential
Real estate-construction        $      418     $       16     $       64     $       64     $       64
Real estate-farmland                    12             15             17             20             38
Real estate-residential             28,920         28,697         26,502         24,032         18,236
                                ----------     ----------     ----------     ----------     ----------
                                $   29,350     $   28,728     $   26,583     $   24,116     $   18,338
                                ----------     ----------     ----------     ----------     ----------


     Commercial
Real estate-secured by
   nonfarm, nonresidential      $   21,145     $   18,105     $   16,079     $   15,842     $   13,123
Commercial & industrial             10,338          8,192          5,374          4,226          5,475
                                ----------     ----------     ----------     ----------     ----------
                                $   31,483     $   26,297     $   21,453     $   20,068     $   18,598
                                ----------     ----------     ----------     ----------     ----------


     Installment
Installment and other
   loans to individuals         $   17,379     $   14,467     $   11,911     $    9,828     $    9,149
                                ----------     ----------     ----------     ----------     ----------


       Others
Nonrated industrial
   development obligations      $    1,593     $    1,684     $    1,048     $      992     $      784
Direct Financing Leases                334            575            442            559            674
Other loans                            368            334            281            328            437
                                ----------     ----------     ----------     ----------     ----------
                                $    2,295     $    2,593     $    1,771     $    1,879     $    1,895
                                ----------     ----------     ----------     ----------     ----------

Total                               80,507         72,085         61,718         55,891         47,980
Less unearned interest                  90             79             51             52             66
                                ----------     ----------     ----------     ----------     ----------
                                $   80,417     $   72,006     $   61,667     $   55,839     $   47,914
                                ==========     ==========     ==========     ==========     ==========



Table Seven
Loan Portfolio - Maturities and sensitivities of Loans to Changes in Interest Rates

The following table presents the contractual maturities of loans other than installment loans and residential mortgages for all banks as of December 31, 1996 and December 31, 1995 (in thousands):


                                             December 31, 1996
                                 ------------------------------------------
                                                 After one
                                   In one       Year Through       After
                                Year or Less     Five Years      Five Years
                                 ----------      ----------      ----------
  Commercial                     $      957      $    5,444      $    3,937
  Real Estate - construction            312              28              78
                                 ----------      ----------      ----------
     Total                       $    1,269      $    5,472      $    4,015
                                 ==========      ==========      ==========


                                             December 31, 1996
                                 ------------------------------------------
                                                 After one
                                   In one       Year Through       After
                                Year or Less     Five Years      Five Years
                                 ----------      ----------      ----------
  Commercial                     $      642      $    4,075      $    3,475
  Real Estate - construction              -               -              16
                                 ----------      ----------      ----------
     Total                       $      642      $    4,075      $    3,491
                                 ==========      ==========      ==========


The following table presents an analysis of fixed and variable rate loans as of December 31, 1996 and December 31, 1995 along with the contractual maturities of loans other than installment loans and residential mortgages (in thousands):

                                             December 31, 1996
                                 ------------------------------------------
                                                 After one
                                   In one       Year Through       After
                                Year or Less     Five Years      Five Years
                                 ----------      ----------      ----------
  Fixed Rates                    $      509      $    4,767      $    1,498
  Variable Rates                        760             705           2,517
                                 ----------      ----------      ----------
     Total                       $    1,269      $    5,472      $    4,015
                                 ==========      ==========      ==========



                                             December 31, 1996
                                 ------------------------------------------
                                                 After one
                                   In one       Year Through       After
                                Year or Less     Five Years      Five Years
                                 ----------      ----------      ----------
  Fixed Rates                    $      299      $    3,063      $    1,458
  Variable Rates                        343           1,012           2,033
                                 ----------      ----------      ----------
     Total                       $      642      $    4,075      $    3,491
                                 ==========      ==========      ==========


                                       14

-----

     Real estate residential loans which include real estate construction, real estate farmland, and real estate residential loans comprise thirty-six percent (36%) of the loan portfolio. Commercial loans which include real estate secured by non-farm, non-residential and commercial and industrial loans comprise thirty-nine percent (39%) of the loan portfolio. Installment loans comprise twenty- two percent (22%) of the loan portfolio. Other loans which include nonrated industrial development obligations, direct financing leases and other loans comprise three percent (3%) of the loan portfolio. The changes in the composition of the loan portfolio from 1995 to 1996 were a 3% increase in commercial loans, a 2% increase in installment loans, a 1% decrease in other loans and a 4% decrease in residential real estate loans. From 1994 to 1995, the changes in the composition of the loan portfolio were a 1% increase in commercial loans, a 1% increase in installment loans, a 1% increase in other loans and a 3% decrease in residential real estate loans.

     The loan portfolio is not dominated by concentrations of credit within any one industry; therefore, the impact of a weakening economy on any particular industry should be minimal. Management believes that the loan portfolio does not contain any excessive or abnormal elements of risk.

     Non-performing assets consist of: non-accrual loans on which the collectibility of the full amount of interest is uncertain; loans which have been renegotiated to provide for a reduction or deferral of interest on principal because of a deterioration in the financial position of the borrower; loans past due ninety days or more as to principal or interest; and other real estate owned. A five year summary of non-performing assets is presented in Table Eight.

     Total non-performing loans increased $194,000 to $702,000 at December 31, 1996 as compared to $508,000 at December 31, 1995. Loans classified as non-accrual were $353,000 or .4% of total loans as of December 31, 1996, as compared to $351,000 or .5% of total loans at December 31, 1995. The increase in non-accrual loans since 1994 was primarily due to the addition of four non-performing loans during the fourth quarter of 1995. Non-accrual loans declined during 1994 primarily due to the receipt of payments and charge-offs. There were no loans classified as renegotiated at December 31, 1996 and 1995. The decrease in renegotiated loans from 1994 to 1995 was primarily due to the reclassification of one commercial real estate loan to performing loan status. The decrease in renegotiated loans from 1993 to 1994 was primarily due to the reclassification of two commercial real estate loans totaling $754,000 to performing loan status. In 1992 loans classified as renegotiated increased $1,161,000 to $1,565,000 primarily due to the terms of three commercial real estate loans being renegotiated. Loans past due 90 days or more increased $207,000 during 1996, after increasing $42,000 during 1995. Loans past due 90 days or more have remained fairly consistent over the past five years. Since 1992, other real estate owned has been steadily declining due to the sale of the properties by the subsidiary banks. Management continues to monitor the non-performing assets to ensure against deterioration in collateral values.




Table Eight
Risk Elements

Loans which are in the process of collection, but are contractually past due 90 days or more as to interest or principal, renegotiated, non-accrual loans and other real estate are as follows ( in thousands):

                                                      December 31,
                                --------------------------------------------------------
                                  1996        1995        1994        1993        1992
                                --------    --------    --------    --------    --------
Past Due 90 Days or More:
  Real Estate - residential     $    250    $     33    $     32    $    197    $     63
  Commercial                           2           -           2           1          58
  Installment                         48          60          17          24          26
                                --------    --------    --------    --------    --------
                                $    300    $     93    $     51    $    222    $    147
                                --------    --------    --------    --------    --------


Renegotiated:
  Real Estate - residential     $      -    $      -    $      -    $      -    $      -
  Commercial                           -           -         232       1,026       1,066
  Installment                          -           -           -           -           4
                                --------    --------    --------    --------    --------
                                $      -    $      -    $    232    $  1,026    $  1,070
                                --------    --------    --------    --------    --------

Non-accrual:
  Real Estate - residential     $     26    $     56    $     18    $     62    $    104
  Commercial                         299         256         218         260         328
  Installment                         28          39          25          16          63
                                --------    --------    --------    --------    --------
                                $    353    $    351    $    261    $    338    $    495
                                --------    --------    --------    --------    --------

Other Real Estate               $     49    $     64    $     64    $    283    $    573
                                --------    --------    --------    --------    --------

Total non-performing assets     $    702    $    508    $    608    $  1,869    $  2,285
                                ========    ========    ========    ========    ========

Total non-performing assets
   to total loans and
   other real estate               0.87%       0.70%       0.98%       3.33%       4.71%

Generally, all Banks recognize interest income on the accrual basis, except for certain loans which are placed on a non-accrual status. Loans are placed on a non-accrual status, when in the opinion of management doubt exists as to its collectibility. In accordance with the Office of the Comptroller of the Currency Policy, banks may not accrue interest on any loan which either the principal or interest is past due 90 days or more unless the loan is both well secured and in the process of collection.

The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was approximately $29,000 and $28,000 for the periods ended December 31, 1996 and 1995, respectively.

As of December 31, 1996, there are no loans known to management other than those previously disclosed about which management has any information about possible credit problems of borrowers which causes management to have serious doubts as to the borrower's ability to comply with present loan repayment terms.

Most of the affiliate banks' loans and commitments have been granted to customers in the banks' primary market areas of northern and central West Virginia and eastern Ohio. In the normal course of business, however, the banks have purchased and originated loans outside of their primary market areas. The aggregate loan balances outstanding in any one geographic area, other than the banks' primary lending areas, do not exceed 10% of total loans. No specific industry concentrations exceed 10% of total loans.



Table Nine
Analysis of Allowance for Possible Loan Losses

The following table presents a summary of loans charged off and recoveries of loans previously charged off by type of loan (in thousands).

                                                   Summary of Loan Loss Experience
                                       --------------------------------------------------------
                                                             December 31,
                                       --------------------------------------------------------
                                         1996        1995        1994        1993        1992
                                       --------    --------    --------    --------    --------
Balance at Beginning of period
  Allowance for Possible
     Loan Losses                       $  1,149    $    947    $    896    $    750    $    591
Loans Charged Off:
  Real Estate - residential                  35           1           -          11          38
  Commercial                                  -          11           2          44          79
  Installment                                49          44          44          80          83
                                       --------    --------    --------    --------    --------
                                             84          56          46         135         200

Recoveries:
  Real Estate - residential                   -           -           -           1           -
  Commercial                                  1         194           3           2          67
  Installment                                24          15          17           6          11
                                       --------    --------    --------    --------    --------
                                             25         209          20           9          78


Net Charge-offs                              59        (153)         26         126         122

Purchased Reserves                            -           -           -         156           -
Additions Charged to Operations              70          49          77         116         281
                                       --------    --------    --------    --------    --------
Balance at end of period:              $  1,160    $  1,149    $    947    $    896    $    750
                                       ========    ========    ========    ========    ========

Average Loans Outstanding              $ 74,469    $ 66,058    $ 56,991    $ 56,264    $ 49,387
                                       ========    ========    ========    ========    ========

Ratio of net charge-offs
   to Average loans
  outstanding for the period              0.08%     (0.23)%       0.05%       0.22%       0.25%

Ratio of the Allowance for Loan
  Losses to Loans Outstanding for
   the period                             1.44%       1.60%       1.54%       1.60%       1.57%


The additions to the allowance for loan losses are based on management's evaluation of characteristics of the loan portfolio, current and anticipated economic conditions, past loan experiences, net loans charged-off, specific problem loans and delinquencies, and other factors.


Allowance for Possible Loan Losses
----------------------------------

     The corporation maintains an allowance for possible loan losses to absorb probable loan losses. Table Nine presents a five year summary of the Allowance for Possible Loan Losses. Net loan charge-offs were $58,990 as of December 31, 1996. The net charge-offs during 1996 were primarily consumer loans. During 1995, the net loan charge-offs were primarily due to a recovery received on one commercial loan in bankruptcy. Net loan charge-offs were $(152,467) in 1995 and $25,912 in 1994. The increase in personal bankruptcies has contributed to the increase in net charge-offs on consumer type loans.
Net loan charge-offs continue to remain consistent during the past five years. The provision for loan losses increased to $70,600 during 1996, from $49,600 in 1995 and $76,800 in 1994. The allowance for possible loan losses represented 1.4%, 1.6% and 1.5% of loans outstanding as of December 31, 1996, December 31, 1995 and December 31, 1994, respectively. The ratio of loan losses to average outstanding loans at December 31, 1996 was .08% compared to (.23%) for December 31, 1995 and .05% for December 31, 1994. The ratio of non-accrual loans plus loans delinquent more than 90 days to total loans was
 .8% at December 31, 1996 compared to .6% at December 31, 1995, and .5% at December 31, 1994. Net loan charge-offs were 5%, (13%), and 3% of the allowance for loan losses as of December 31, 1996, December 31, 1995, and December 31, 1994, respectively. The reserve for possible loan losses is considered to be adequate to provide for future losses in the portfolio. The amount charged to earnings is based upon management's evaluations of the loan portfolio, as well as current and anticipated economic conditions, net loans charged off, past loan experiences, changes in character of the loan portfolio, specific problem loans and delinquencies and other factors.

     The corporation has allocated the allowance for possible loan losses to specific portfolio segments based upon historical net charge-off experience, changes in the level of non-performing assets, local economic conditions and
management experience as presented in Table Ten.   The Corporation has
historically maintained the allowance for possible loan losses at a level greater than actual charge-offs. In determining the allocation of the allowance for possible loan losses, charge- offs for 1997 are anticipated to be within the historical ranges. Although a subjective evaluation is determined by management, the corporation believes it has appropriately assessed the risk of loans in the loan portfolio and has provided for an allowance which is adequate based on that assessment. Because the allowance is an estimate, any change in the economic conditions of the corporation's market area could result in new estimates which could affect the corporation's earnings. Management monitors loan quality through reviews of past due loans and all significant loans which are considered to be potential problem loans on a monthly basis. The internal loan review function provides for an independent review of commercial, real estate, and installment loans in order to measure the asset quality of the portfolio. Management's review of the loan portfolio has not indicated any material amount of loans, not disclosed in the accompanying tables and discussions which are known to have possible credit problems that cause management to have serious doubts as to the ability of each borrower to comply with their present loan repayment terms.





Table Ten
Loan Portfolio  -  Allocation of allowance for possible loan losses

The following table presents an allocation of the allowance for possible loan losses at each of the five year periods ended December 31, 1996 ( expressed in thousands). The allocation presented below is based on the historical average of net charge offs per category combined with the change in loan growth and management's review of the loan portfolio.

                                                          December 31,
                 ----------------------------------------------------------------------------------------------
                       1996               1995                1994                1993                1992
                 ---------------     ---------------     --------------      ---------------     --------------
                          Percent             Percent             Percent             Percent             Percent
                          of loans            of loans            of loans            of loans            of loans
                          in each             in each             in each             in each             in each
                          category            category            category            category            category
                          to total            to total            to total            to total            to total
                 Amount   loans      Amount   loans      Amount   loans      Amount   loans      Amount   loans
-------------    ------    -----     ------    -----     ------    -----     ------    -----     ------    -----
Real estate -
  residential    $  192     36.5%    $  215     39.9%    $  216    43.1%     $  216     43.1%    $  190     38.3%
Commercial          619     39.1        618     36.5        420     34.7        382     35.9        353     38.8
Installment         298     21.6        265     20.0        260     19.3        248     17.6        157     18.9
Others               20      2.8         20      3.6         20      2.9         20      3.4         20      4.0
Unallocated          31        -         31        -         31        -         30        -         30        -
                 ------    -----     ------    -----     ------    -----     ------    -----     ------    -----
Total            $1,160    100.0%    $1,149    100.0%    $  947    100.0%    $  896    100.0%    $  750    100.0%
                 ======    =====     ======    =====     ======    =====     ======    =====     ======    =====


Table Eleven
Deposits

The following table presents other time deposits of $100,000 or more issued by domestic offices by time remaining until maturity of 3 months or less; over 3 through 6 months; over 6 through 12 months; and over 12 months.

                                        December 31, 1996
                       Maturities of Time Deposits in Excess of $100,000
                          ------------------------------------------
                           In Three       Over Three       Over Six          Over
                           Months        And Less Than  And Less Than      Twelve
                           Or Less         Six Months    Twelve Months     Months           TOTAL
                          ----------      ----------      ----------      ----------      ----------
                                                    (Expressed in Thousands)
Time Certificates
  of Deposit              $    4,683      $    1,237      $    1,447      $    3,108      $   10,475


                                        December 31, 1995
                       Maturities of Time Deposits in Excess of $100,000
                          ------------------------------------------
                           In Three       Over Three       Over Six          Over
                           Months        And Less Than  And Less Than      Twelve
                           Or Less         Six Months    Twelve Months     Months           TOTAL
                          ----------      ----------      ----------      ----------      ----------
                                                   (Expressed in Thousands)
Time Certificates
  of Deposit              $    1,357      $      331      $    1,210      $    1,595      $    4,493


Table Twelve
Return on Equity and Assets


The following financial ratios are presented:

                                                         December 31,
                                                -----------------------------
                                                 1996        1995       1994
                                                ------      ------     ------
Return on Assets :
     (Net income / Average Total Assets)         1.19%       1.18%      1.09%

Return on Equity :
     (Net income /
       Average Shareholders Equity)             13.49%      13.16%     12.56%

Dividend Payout Ratio :
     (Dividend Declared Per Share/
       Net Income Per Share)                    34.80%      28.02%     35.00%

Equity to Asset Ratio :
     (Average Equity / Average Total Assets)     8.84%       9.00%      8.69%





Deposits
--------


          A stable core deposit base is the major source of funds for Holding Company subsidiaries. The deposit mix depends upon many factors including competition from other financial institutions, depositor interest in certain types of deposits, changes in the interest rate and the corporation's need for certain types of deposit growth. Total deposits were $125,271,069 at December 31, 1996 as compared to $114,895,154 at December 31, 1995, an increase of 9.0% and follows an increase of 8.7% between 1995 and 1994. The increase in total deposits during 1996 and 1995 was primarily in time deposits. Time deposits grew by $12,684,113 or 33.0% in 1996, and follows an increase of $8,574,898 or 28.7% in 1995. Time deposits of $100,000 or more increased approximately $5,982,000 at December 31, 1996 as compared to December 31, 1995. The increase in time deposits was primarily the result of special promotions offered by the subsidiary banks throughout 1995 and 1996. As reflected in Table 2, average rates paid on interest bearing deposit accounts increased to 3.5% during 1996 as compared to 3.4% and 3.0% during 1995 and 1994, respectively. At December 31, 1996, noninterest bearing deposits comprised 10% of total deposits and interest bearing deposits which include NOW, money market, savings and time deposits comprised 90% of total deposits. There were no changes in the deposit mix from December 31, 1995 to December 31, 1996.


Repurchase  Agreements
----------------------

          Repurchase agreements represent short-term borrowings, usually overnight to 30 days. Repurchase agreements were $5,930,691 at December 31, 1996, an increase of $5,181,467 in 1996 as compared to 1995. The increase in repurchase agreements was primarily due to the increase in the number of repurchase agreements from 1995 to 1996. In 1996, a subsidiary bank had an increase in the number of commercial customers that used repurchase agreements as an alternative money market instrument for cash management.


Capital Resources
-----------------

          A strong capital base is vital to continued profitability because it promotes depositor and investor confidence and provides a solid foundation for future growth. Stockholders' equity increased 9.1% in 1996 entirely from current earnings after quarterly dividends, and a decrease of 1.1% resulting from the effect of the change in the net unrealized gain (loss) on securities available for sale. The increase in stockholders' equity in 1996 follows an increase of 10.2% in 1995 entirely from current earnings after quarterly dividends, and an increase of 2.7% resulting from the unrealized loss on securities available for sale. Additional information regarding the adoption of FAS No. 115 can be found in Notes 1 and 2 of the Notes to the Consolidated Financial Statements. Stockholders' equity amounted to 8.8% of total assets at the end of 1996 as compared to 9.2% at December 31, 1995.


                                       21

-----------------

          The Holding Company is subject to regulatory risk-based capital guidelines administered by the Federal Reserve Board. These risk-based capital guidelines establish minimum capital ratios of total capital, Tier 1 Capital, and leverage to assess the capital adequacy of bank holding companies. The Federal Reserve Board's minimum ratio of qualified total capital to risk-weighted assets is 8 percent, of which at least half of the total capital is required to be comprised of Tier 1 capital, or the company's common stockholders' equity less intangibles and deferred tax assets disallowed. The remainder (Tier 2 Capital) may consist of certain other prescribed instruments and a limited amount of loan loss reserves. Additionally, the Federal Reserve Board has established minimum leverage ratio (Tier 1 capital to quarterly average tangible assets) guidelines for bank holding companies. These guidelines provide for a minimum ratio of 3 percent for bank holding companies that meet certain specified criteria. All other bank holding companies are required to maintain a leverage ratio of 3 percent plus an additional cushion of at least 100 to 200 basis points. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels. Additional information related to capital adequacy for 1996 can be found in Note 18 of the Notes to the Consolidated Financial Statements.

          The following chart shows the regulatory capital levels for the company at December 31, 1996, 1995 and 1994.

                                                      December 31,
                                            ------------------------------
Ratio                       Minimum          1996        1995        1994
--------------------        -------         ------      ------      ------
  Leverage Ratio              3%              8.63        9.20        8.87
  Risk Based Capital
    Tier 1 (core)             4%             14.74       15.12       15.58
    Tier 2 (total)            8%             15.95       16.37       16.84



          The Holding Company's primary source of funds for payment of dividends to shareholders is from the dividends from its subsidiary banks. Earnings from subsidiary bank operations are expected to remain adequate to fund payment of stockholders' dividends and internal growth. In management's opinion, the subsidiary banks have the capability to upstream sufficient dividends to meet the cash requirements of the Holding Company. Additional information concerning the payment of dividends by the Holding Company is discussed in Note 16 to the Consolidated Financial Statements.

          On November 12, 1996, the corporation declared a 4 percent common stock dividend to stockholders of record on December 2, 1996. Accordingly, 30,839 shares of common stock were issued on December 16, 1996. A 2 percent common stock dividend was declared by the corporation on November 14, 1995 to stockholders of record on December 1, 1995. As a result, 15,036 shares of common stock were issued on December 15, 1995.



Liquidity
---------

         Liquidity management ensures that funds are available to meet loan commitments, deposit withdrawals, and operating expenses. Funds are provided by loan repayments, investment securities maturities, or deposits, and can be raised by liquidating assets or through additional borrowings. The corporation had investment securities with an estimated market value of $44,875,887 classified as available for sale at December 31, 1996. These securities are available for sale at any time based upon management's assessment in order to provide necessary liquidity should the need arise. In addition, the Holding Company's subsidiary banks, Progressive Bank, N.A., and Progressive Bank, N.A. - Buckhannon, are members of the Federal Home Loan Bank of Pittsburgh (FHLB). Membership in the FHLB provides an additional source of short-term and long-term funding, in the form of collateralized advances. At December 31, 1996, Progressive Bank, N.A. and Progressive Bank, N.A.- Buckhannon, had a maximum borrowing capacity (MBC) amounting to approximately $17,870,000 and $5,570,000, respectively, from the FHLB at prevailing interest rates, subject to satisfying the capital stock provisions, as defined, in their respective agreements with the FHLB. At December 31, 1996, Progressive Bank, N.A. and Progressive Bank, N.A.- Buckhannon, had an available line of approximately $1,870,000 and $560,000, respectively, without purchasing any additional capital stock from the FHLB. As of December 31, 1996 and 1995, there were no borrowings outstanding pursuant to these agreements.

          At December 31, 1996 and December 31, 1995, the Holding Company had outstanding loan commitments and unused lines of credit totaling $8,317,000 and $5,198,000, respectively. As of December 31, 1996, management placed a high probability for required funding within one year of approximately $5,858,000. Approximately $1,804,000 is principally unused home equity and credit card lines on which management places a low probability for required funding.


Interest Rate Risk
------------------

          Changes in interest rates can affect the level of income of a financial institution depending on the repricing characteristics of its assets and liabilities. This is termed interest rate risk. If a financial institution is asset sensitive, more of its assets will reprice in a given time frame than liabilities. This is a favorable position in a rising rate environment and would enhance income. If an institution is liability sensitive, more of its liabilities will reprice in a given time frame than assets. This is a favorable position in a falling rate environment.
Financial institutions allocate significant time and resources to managing interest rate risk because of the impact that changes in interest rates can have to earnings.

          The initial step in the process of maintaining a corporation's interest rate sensitivity involves the preparation of a basic "gap" analysis of earning assets and interest bearing liabilities as reflected in the following table. The analysis measures the difference or the "gap" between the amount of assets and liabilities repricing within a given time period. This information is used to manage a corporation's asset and liability positions. Management uses this information as a factor in decisions made about maturities of investment of cash flows, classification of investment securities purchases as available-for-sale or held-to-maturity, emphasis of variable rate or fixed rate loans and short or longer term deposit products in marketing campaigns, and deposit account pricing to alter asset and liability repricing characteristics. The overall objective is to minimize the impact to the margin of any significant change in interest rates.

------------------


          The information presented in the following Interest Rate Risk table contains assumptions and estimates used by management in determining repricing characteristics and maturity distributions. As noted in the following table, the cumulative gap at one year is approximately $(4,928,000), which indicates the corporation's interest bearing liabilities are more than earning assets at December 31, 1996. As the table presented is as of a point in time and conditions change on a daily basis, any conclusions made may not be indicative of future results.

Interest Rate Risk Table  - December 31, 1996

                                    (less                             (greater       Non-
                                    than) 3     3 - 12      1 - 3      than) 3     Interest
                                    Months      Months      Years       Years      Bearing      Total
                                   --------    --------    --------    --------    --------    --------
ASSETS:
Fed Funds Sold                     $  5,461    $      -    $      -    $      -    $      -    $  5,461
Investments                           5,802       6,579      17,524      20,535           -      50,440
Loans                                15,413      17,854      19,013      27,769         368      80,417
Other Assets                             82           -           -           -       9,306       9,388
Allowance for Loan
 and Lease Losses                         -           -           -           -      (1,160)     (1,160)
                                   --------    --------    --------    --------    --------    --------

TOTAL ASSETS:                      $ 26,758    $ 24,433    $ 36,537    $ 48,304    $  8,514    $144,546
                                   ========    ========    ========    ========    ========    ========


NOW                                $  1,157    $  3,468    $  3,718    $ 14,546    $      -    $ 22,889
MMDA                                  4,580           -           -           -           -       4,580
SAVINGS                               2,407       7,193       6,563      18,148           -      34,311
CD's (less than) 100,000              6,592      17,424       8,486       8,155           -      40,657
CD's (greater than) 100,000           4,683       2,684       2,132         976           -      10,475
Demand Deposits                           -           -           -           -      12,359      12,359
Other Liabilities                         -           -           -           -         695         695
Repurchase Agreements                 5,931           -           -           -           -       5,931
Stockholders' Equity                      -           -           -           -      12,649      12,649
                                   --------    --------    --------    --------    --------    --------

TOTAL LIABILITIES
    AND CAPITAL:                   $ 25,350    $ 30,769    $ 20,899    $ 41,825    $ 25,703    $144,546
                                   ========    ========    ========    ========    ========    ========
GAP                                   1,408      (6,336)     15,638       6,479     (17,189)
GAP/ Total Assets                      .97%      (4.38%)     10.82%       4.48%     (11.89%)
Cumulative GAP                        1,408      (4,928)     10,710      17,189           0
Cumulative GAP/Total Assets            .97%      (3.41%)      7.41%      11.89%       0.00%

The above analysis contains repricing and maturity assumptions and estimates used by management.

First West Virginia Bancorp, Inc.
Summarized Quarterly Financial Information


   A summary of selected quarterly financial information follows:

                                         First         Second         Third         Fourth
          1996                          Quarter        Quarter        Quarter        Quarter
                                      -----------    -----------    -----------    -----------
   Total interest income              $ 2,372,377    $ 2,473,455    $ 2,556,220    $ 2,665,006
   Total interest expense                 916,012        958,753        993,702      1,056,942
   Net interest income                  1,456,365      1,514,702      1,562,518      1,608,064
   Provision for loan losses               14,400         14,400         16,800         25,000
   Investment Securities Gain (Loss)       (1,050)           339              -              -
   Total other income                     132,621        138,237        145,438        134,492
   Total other expenses                 1,012,897      1,035,391      1,034,833      1,080,858
   Income before income taxes             560,639        603,487        656,323        636,698
   Net income                             374,361        405,277        435,046        429,310
   Net income per share (1)                   .47            .50            .54            .53

                                         First         Second         Third         Fourth
          1995                          Quarter        Quarter        Quarter        Quarter
                                      -----------    -----------    -----------    -----------
   Total interest income              $ 2,064,169    $ 2,194,348    $ 2,312,087    $ 2,366,105
   Total interest expense                 760,643        848,967        902,119        909,099
   Net interest income                  1,303,526      1,345,381      1,409,968      1,457,006
   Provision for loan losses               29,400         13,400          3,800          3,000
   Investment Securities Gains                  -         65,475              -        104,600
   Total other income                     158,872        121,699        150,440        118,641
   Total other expenses                   998,290        982,420        915,201      1,092,523
   Income before income taxes             434,708        536,735        641,407        584,724
   Net income                             294,323        358,502        418,489        399,033
   Net income per share (1)                   .36            .44            .52            .50

                                         First         Second         Third         Fourth
          1994                          Quarter        Quarter        Quarter        Quarter
                                      -----------    -----------    -----------    -----------
   Total interest income              $ 1,915,105    $ 1,921,166    $ 1,960,923    $ 1,985,852
   Total interest expense                 716,662        709,533        717,420        724,757
   Net interest income                  1,198,443      1,211,633      1,243,503      1,261,095
   Provision for loan losses               35,400         35,400          3,000          3,000
   Investment Securities Gains            136,021              -              -            313
   Total other income                     213,309        117,207        145,119        112,736
   Total other expenses                   871,717        894,519        884,372        990,393
   Income before income taxes             640,656        398,921        501,250        380,751
   Net income                             420,195        271,489        328,885        267,144
   Net income per share (1)                   .52            .34            .41            .33

[FN]
   (1) Adjusted for the 4 percent common stock dividend to stockholders of record as of December 2, 1996, a 2 percent common stock dividend to stockholders of record as of December 1, 1995 and the two-for-one stock split effective April 15, 1994.



          MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS


          The Corporation's consolidated financial statements and the related information appearing in this Annual Report were prepared by management in accordance with generally accepted accounting principles and where appropriate reflect management's best estimates and judgment. The financial statements and the information related to those statements contained in the Annual Report are the responsibility of management.

          The accounting systems of the Corporation include internal accounting controls which safeguard the Corporation's assets from material loss or misuse and ensure that transactions are properly authorized and recorded in its financial records, and designed to provide reasonable assurance as to the integrity and reliability of the financial records. There are inherent limitations in all systems of internal control based on the recognition that the cost of such systems should not exceed the benefits to be derived. The accounting system and related controls are reviewed by a program of internal audits performed by the internal auditor and independent auditors.

          Our independent auditors are responsible for auditing the Corporation's financial statements in accordance with generally accepted auditing standards and to provide an objective, independent review of the fairness of reported operating results and financial position of the Corporation.

          The Corporation's internal auditor and independent auditors have direct access to the Audit committee of the Board of Directors. This committee, which is composed of five outside directors, meets periodically with the internal auditor, the independent auditors, and management to ensure the financial accounting and audit process is properly conducted.


SNODGRASS
Certified Public Accountants



                                                Independent Auditor's Report
                                                ----------------------------

Board of Directors
First West Virginia Bancorp, Inc.
Wheeling, West Virginia

We have audited the accompanying consolidated balance sheets of First West Virginia Bancorp, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First West Virginia Bancorp, Inc. and subsidiaries at December 31, 1996 and 1995, and the results of its operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 1, the corporation changed its method of accounting for debt and equity securities in 1994.



/s/S. R. Snodgrass, A.C.


Wheeling, West Virginia
January 15, 1997




S.R. Snodgrass, A.C.
980 National Road Wheeling, WV 26003-6400 Phone: 304-233-5030  Facsimile:
304-233-3062

            First West Virginia Bancorp Inc. and Subsidiaries
                     CONSOLIDATED  BALANCE  SHEETS

                                                              December 31,     December 31,
                                                                  1996            1995
                                                             -------------    -------------

                                           ASSETS

Cash and due from banks                                      $   4,589,502    $   4,179,849
Due from banks - interest bearing                                   81,558           82,015
                                                             -------------    -------------
     Total cash and cash equivalents                             4,671,060        4,261,864
Federal funds sold                                               5,461,000        2,278,000
Investment Securities:
   Available for Sale (at market value)                         44,875,887       40,993,844
   Held to Maturity (market value of $5,587,466
   and $5,058,118, respectively)                                 5,564,302        5,001,638
Loans, net of unearned income                                   80,416,680       72,006,276
Less allowance for loan losses                                  (1,160,302)      (1,148,692)
                                                             -------------    -------------
               Net loans                                        79,256,378       70,857,584
Premises and equipment, net                                      3,249,425        3,103,214
Accrued income receivable                                          948,026          923,323
Other assets                                                       511,536          496,341
Intangible assets                                                    8,096           39,374
                                                             -------------    -------------
               Total assets                                  $ 144,545,710    $ 127,955,182
                                                             =============    =============
                                         LIABILITIES

Noninterest bearing deposits:
     Demand                                                  $  12,359,041    $  11,938,594
Interest bearing deposits
     Demand                                                     23,560,313       22,849,052
     Savings                                                    38,219,101       41,659,007
     Time                                                       51,132,614       38,448,501
                                                             -------------    -------------
               Total deposits                                  125,271,069      114,895,154
                                                             -------------    -------------

Repurchase agreements                                            5,930,691          749,224
Accrued interest on deposits                                       385,289          314,607
Other liabilities                                                  309,383          286,990
                                                             -------------    -------------
               Total liabilities                               131,896,432      116,245,975


                                      STOCKHOLDERS' EQUITY

Common Stock - 2,000,000 shares authorized at $5 par value:
  806,107 shares issued at December 31, 1996 and
  775,268 shares issued at December 31, 1995                     4,030,535        3,876,340
Surplus                                                          3,764,000        3,166,340
Retained earnings                                                4,935,303        4,621,049
Net unrealized gain (loss) on securities available for sale        (80,560)          45,478
                                                             -------------    -------------
          Total stockholders' equity                            12,649,278       11,709,207
                                                             -------------    -------------
          Total liabilities and stockholders' equity         $ 144,545,710    $ 127,955,182
                                                             =============    =============

         The accompanying notes are an integral part of the financial statements.


               First West Virginia Bancorp Inc. and Subsidiaries
                     CONSOLIDATED  STATEMENTS  OF  INCOME

                                                                 Year Ended December 31,
                                                        1996              1995             1994
                                                    ------------      ------------      ------------
INTEREST INCOME

Interest and fees on loans and lease financing:
   Taxable                                          $  6,736,781      $  5,988,515      $  4,881,685
   Tax-exempt                                            105,192            80,920            64,126
Investment securities:
   Taxable                                             2,581,467         2,307,702         2,446,146
   Tax-exempt                                            247,114           248,122           206,783
Dividends                                                 20,414            19,770            16,844
Interest on deposits in banks                             80,742             5,171             8,431
Interest on federal funds sold                           295,348           286,509           159,031
                                                    ------------      ------------      ------------
         Total interest income                        10,067,058         8,936,709         7,783,046
                                                    ------------      ------------      ------------
INTEREST EXPENSE
Deposits                                               3,798,076         3,404,322         2,865,478
Other borrowings                                         127,333            16,506             2,894
                                                    ------------      ------------      ------------
         Total interest expense                        3,925,409         3,420,828         2,868,372
                                                    ------------      ------------      ------------
         Net interest income                           6,141,649         5,515,881         4,914,674

PROVISION FOR POSSIBLE LOAN LOSSES                        70,600            49,600            76,800
                                                    ------------      ------------      ------------
         Net interest income after provision
           for possible loan losses                    6,071,049         5,466,281         4,837,874
                                                    ------------      ------------      ------------

NONINTEREST INCOME
Service charges                                          365,446           372,053           326,504
Securities gains (losses)                                   (711)          170,075           136,334
Other operating income                                   185,342           177,599           261,867
                                                    ------------      ------------      ------------
         Total noninterest income                        550,077           719,727           724,705

NONINTEREST EXPENSE
Salary and employee benefits                           2,132,798         1,984,624         1,794,922
Net occupancy expense of premises                        307,801           274,549           234,631
Other operating expenses                               1,723,380         1,729,261         1,611,448
                                                    ------------      ------------      ------------
         Total noninterest expense                     4,163,979         3,988,434         3,641,001
                                                    ------------      ------------      ------------

         Income before income taxes                    2,457,147         2,197,574         1,921,578

INCOME TAXES                                             813,153           727,227           633,865
                                                    ------------      ------------      ------------
         Net income                                 $  1,643,994      $  1,470,347      $  1,287,713
                                                    ============      ============      ============

WEIGHTED AVERAGE SHARES OUTSTANDING                      806,107           806,107           806,009
                                                    ============      ============      ============

NET INCOME PER COMMON SHARE                                $2.04              $1.82            $1.60
                                                    ============      ============      ============

    The accompanying notes are an integral part of the financial statements.

                              First West Virginia Bancorp Inc. and Subsidiaries
                      CONSOLIDATED  STATEMENTS  OF CHANGES  IN  STOCKHOLDERS'  EQUITY
                                                                                                  Net unrealized
                                                                                                  Gain (Loss) on
                                                                                                    Securities
                                    Common                          Retained       Treasury          Available
                                     Stock           Surplus        Earnings         Stock            for Sale          Total
                                 -------------    ------------    ------------    ------------     -------------     ------------
BALANCE, December 31, 1993       $   3,801,160    $  2,917,873    $  3,048,949    $    (12,507)    $           -    $  9,755,475

EFFECT OF ADOPTING FAS 115                   -               -               -               -           386,974         386,974

NET INCOME FOR THE YEAR
  ENDED DECEMBER 31, 1994                    -               -       1,287,713               -                 -       1,287,713

CASH DIVIDEND
  ($.56 PER SHARE)                           -               -        (448,535)              -                 -        (448,535)

SALE OF TREASURY STOCK                       -             373               -          12,507                 -          12,880

CHANGE IN FAIR VALUE OF
  SECURITIES AVAILABLE FOR SALE              -               -               -               -          (626,664)       (626,664)
                                 -------------    ------------    ------------    ------------     -------------    ------------
BALANCE, DECEMBER 31, 1994       $   3,801,160    $  2,918,246    $  3,888,127    $          -     $    (239,690)   $ 10,367,843

NET INCOME FOR THE YEAR
  ENDED DECEMBER 31, 1995                    -               -       1,470,347               -                 -       1,470,347

CASH DIVIDEND
  ($.51 PER SHARE)                           -               -        (410,525)              -                 -        (410,525)

CASH PAID IN LIEU OF FRACTIONAL
  SHARES ON STOCK DIVIDEND                   -               -          (3,626)              -                 -          (3,626)

2% COMMON STOCK DIVIDEND AT
  FAIR MARKET VALUE                     75,180         248,094        (323,274)              -                 -               -

CHANGE IN FAIR VALUE OF
  SECURITIES AVAILABLE FOR SALE              -               -               -               -           285,168         285,168
                                 -------------    ------------    ------------    ------------     -------------    ------------

BALANCE, DECEMBER 31, 1995       $   3,876,340    $  3,166,340    $  4,621,049    $          -     $      45,478    $ 11,709,207

NET INCOME FOR THE YEAR
  ENDED DECEMBER 31, 1996                    -               -       1,643,994               -                 -       1,643,994

CASH DIVIDEND
  ($.71 PER SHARE)                           -               -        (573,698)              -                 -        (573,698)

CASH PAID IN LIEU OF FRACTIONAL
  SHARES ON STOCK DIVIDEND                   -               -          (4,187)              -                 -          (4,187)

% COMMON STOCK DIVIDEND AT
  FAIR MARKET VALUE                    154,195         597,660        (751,855)              -                 -               -

CHANGE IN FAIR VALUE OF
  SECURITIES AVAILABLE FOR SALE              -               -               -               -          (126,038)       (126,038)
                                 -------------    ------------    ------------    ------------     -------------    ------------
BALANCE, DECEMBER 31, 1996       $   4,030,535    $  3,764,000    $  4,935,303    $          -     $     (80,560)   $ 12,649,278
                                 -------------    ------------    ------------    ------------     -------------    ------------

    The accompanying notes are an integral part of the financial statements.

                                    First West Virginia Bancorp Inc. and Subsidiaries
                                          CONSOLIDATED  STATEMENTS  OF CASH FLOWS


                                                                              Year Ended December 31,
                                                                       1996             1995             1994
                                                                   ------------     ------------     ------------
OPERATING ACTIVITIES
   Net Income                                                      $  1,643,994     $  1,470,347     $  1,287,713
   Adjustments to reconcile net income to net cash
     provided by operating activities:
        Provision for loan losses                                        70,600           49,600           76,800
        Depreciation and amortization                                   382,789          299,639          259,914
        Loss on disposal of equipment                                       776           12,976                -
        Amortization of investment securities, net                      (10,963)          31,340            5,045
        Investment security losses (gains)                                  711         (170,075)        (136,334)
        (Increase) decrease in interest receivable                      (24,703)        (107,584)         112,335
        Increase (decrease) in interest payable                          70,682           82,464           (2,949)
        Other, net                                                       78,879           79,736           45,755
                                                                   ------------     ------------     ------------
         Net cash provided by operating activities                    2,212,765        1,748,443        1,648,279
                                                                   ------------     ------------     ------------
INVESTING ACTIVITIES
   Net (increase) decrease in federal funds sold                     (3,183,000)        (259,000)         598,000
   Net (increase) decrease in loans, net of charge offs              (8,494,283)     (10,395,535)      (5,874,866)
   Proceeds from sales of securities available for sale               1,250,868          183,275          146,974
   Proceeds from maturities of securities available for sale         21,615,000       10,482,400       14,104,210
   Proceeds from maturities of securities held to maturity              235,000        5,210,000          340,000
   Principal collected on mortgage-backed securities                    415,482          393,403          592,827
   Purchases of securities available for sale                       (27,341,216)     (15,192,854)      (1,064,363)
   Purchases of securities held to maturity                            (806,587)        (934,242)      (9,816,581)
   Recoveries on loans previously charged-off                            24,889          208,874           20,167
   Purchases of premises and equipment                                 (499,219)        (498,827)        (660,920)
                                                                   ------------     ------------     ------------

         Net cash used by investing activities                      (16,783,066)     (10,802,506)      (1,614,552)
                                                                   ------------     ------------     ------------
FINANCING ACTIVITIES
   Net increase (decrease) in deposits                               10,375,915        9,164,918          (60,734)
   Principal payments on long-term borrowings                                 -                -         (250,000)
   Sale of treasury stock                                                     -                -           12,880
   Dividends paid                                                      (577,885)        (414,151)        (448,535)
   Increase in repurchase agreements                                  5,181,467          644,030          105,194
                                                                   ------------     ------------     ------------
         Net cash provided by (used in) financing activities         14,979,497        9,394,797         (641,195)
                                                                   ------------     ------------     ------------
           INCREASE (DECREASE) IN CASH AND
           CASH EQUIVALENTS                                             409,196          340,734         (607,468)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                          4,261,864        3,921,130        4,528,598
                                                                   ------------     ------------     ------------
CASH AND CASH EQUIVALENTS, END OF YEAR                             $  4,671,060     $  4,261,864     $  3,921,130
                                                                   ============     ============     ============

    The accompanying notes are an integral part of the financial statements

              First West Virginia Bancorp, Inc. and Subsidiaries
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 AND 1994


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The accounting and reporting policies of First West Virginia Bancorp, Inc. and its subsidiaries conform with generally accepted accounting principles and with general practices within the banking industry. The following is a summary of the significant policies:

   Nature of Operations
   --------------------

   First West Virginia Bancorp, Inc. provides a variety of banking services to individuals and businesses through the branch network of its three affiliate banks. The banks operate seven full service branches located in Wheeling (2), Wellsburg, Moundsville, Buckhannon, and Weston, West Virginia and Bellaire, Ohio. Primary deposit products consist of checking accounts, savings accounts, and certificates of deposit. Primary lending products consist of commercial and residential real estate loans, consumer loans, and business loans.

   Principles of Consolidation
   ---------------------------

   The consolidated financial statements of the corporation include the financial statements of the parent and its wholly-owned subsidiaries, Progressive Bank, N.A., Progressive Bank, N.A.-Buckhannon, and Progressive Bank, N.A.-Bellaire. All significant intercompany transactions and accounts have been eliminated in consolidation.

   Investment Securities
   ---------------------

   Effective January 1, 1994, the corporation adopted the provisions of
   Statement of Financial Accounting   Standards (FAS) No. 115 "Accounting for
   Certain Investments in Debt and Equity Securities." Under FAS No. 115, investment securities in the portfolio are classified as either available for sale or held to maturity. The corporation does not currently conduct short term purchase and sale transactions of investment securities which would be classified as trading securities.

   The initial determination of investments classified as available for sale was based principally on the corporation's asset/liability position and potential liquidity needs. These securities are available for sale at any time based upon management's assessment of changes in economic or financial market conditions, interest rate or prepayment risks, liquidity considerations, and other factors. Securities classified as available for sale are carried at market value. The unrealized holding gains (losses), net of taxes, related to securities classified as available for sale are reflected as a component of stockholders' equity.

   All remaining securities in the investment portfolio are classified as held to maturity. The corporation purchases these securities with the intent and the ability to hold until their maturity. Securities classified as held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts.

   Gains or losses on dispositions of investment securities are computed by using the adjusted cost of the specific certificates sold. Securities gains or losses are shown separately as non-interest income in the Consolidated Statements of Income.

   The accounting effect of adopting FAS No. 115 on January 1, 1994, was to increase investments by $616,426 and increase shareholders' equity by $386,974 after the tax effect of $229,452.

                First West Virginia Bancorp, Inc. and Subsidiaries NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                   DECEMBER 31, 1996, 1995 AND 1994

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   Investment Securities (Continued)
   ---------------------

   In November, 1995, the Financial Accounting Standards Board issued implementation guidance on FAS No. 115. In accordance with this guidance, the corporation reassessed the appropriateness of the classifications of all securities. As a result, securities with an amortized cost of $18,411,939 and unrealized loss of $112,961 were transferred from the held to maturity category to the available for sale category in December, 1995.

   Interest and Fees on Loans
   --------------------------

   Interest income on loans is accrued based on the principal outstanding. It is the corporation's policy to discontinue the accrual of interest when either the principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection.

   As of January 1, 1995, the corporation adopted the provisions of FAS No. 114 and No. 118, "Accounting for Creditors for Impairment of a Loan." It is the corporation's policy not to recognize interest income on specific impaired loans unless the likelihood of future loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Since the adoption of FAS 114 and 118, the corporation had no loans which management has determined to be impaired.

   Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized over the contractual life of the related loans or commitments as an adjustment of the related loan's yield.

   Direct Financing Leases: The leasing operation of the corporation consists of the leasing of various types of equipment under leases classified as direct financing leases. Interest and service charges, net of initial direct costs, are deferred and reported as income in decreasing amounts over the term of the lease so as to provide an approximate constant yield on the outstanding principal balance.

   Allowance For Loan Losses
   -------------------------

   The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

   Premises and Equipment
   ----------------------

   Premises and equipment are stated at cost, less accumulated depreciation and amortization. Provisions for depreciation and amortization are computed generally using the straight-line method on the estimated useful lives of the assets.

   When units of property are disposed of, the premises and equipment accounts are relieved of the cost and the accumulated depreciation related to such units. Any resulting gains or losses are credited to or charged against income. Cost of repairs and maintenance is charged to expense as incurred. Major renewals and betterments are capitalized at cost.

              First West Virginia Bancorp, Inc. and Subsidiaries
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1996, 1995 AND 1994

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   Income Taxes
   ------------

   The corporation accounts for income taxes under the asset and liability method. Income tax expense is reported as the total of current income taxes payable and the net change in deferred income taxes provided for temporary differences. Deferred income taxes reflect the net tax effects of temporary differences between the carrying values of assets and liabilities for financial reporting purposes and the values used for income tax purposes. Deferred income taxes are recorded at the statutory Federal and state tax rates in effect at the time that the temporary differences are expected to reverse.

   The corporation files a consolidated Federal income tax return which includes all its subsidiaries. Income tax expense is allocated among the parent company and its subsidiaries as if each had filed a separate return.

   Use of Estimates
   ----------------

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Earnings Per Common Share
   -------------------------

   Earnings per common share are calculated by dividing income by the weighted-average number of shares of common stock outstanding during the year.

   Stock Split and Stock Dividends
   -------------------------------

   The corporation issued 380,116 shares of common stock as a result of a two-for-one common stock split effective April 15, 1994. In conjunction with the stock split, the par value of the stock changed to $5 and the authorized number of shares increased to two million. On November 14, 1995, the corporation declared a 2% common stock dividend to stockholders of record on December 1, 1995. Accordingly, 15,036 shares of common stock were issued on December 15, 1995. On November 12, 1996, the corporation declared a 4% stock dividend to stockholders of record on December 2, 1996. As a result, 30,839 shares of common stock were issued on December 16, 1996. All common share data include the effect of the stock split and the stock dividends.

   Purchase Method of Accounting
   -----------------------------

   Net assets of organizations acquired in purchase transactions are recorded at fair value at the date of the transaction. The cost of core deposits and the excess of cost over net assets of affiliates purchased is being amortized over a ten year period on the straight-line method. Annual amortization expense was approximately $31,300 for 1996, and $35,500 for 1995 and 1994, respectively.

   Reclassifications
   -----------------

   Certain prior year amounts have been reclassified to conform to the 1996 presentation.

             First West Virginia Bancorp, Inc. and Subsidiaries
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      DECEMBER 31, 1996, 1995 AND 1994

NOTE 2 - INVESTMENT SECURITIES

   The estimated market values of investment securities are as follows at December 31, 1996 and 1995:


                                                                               December 31, 1996
                                                            --------------------------------------------------------
                                                                               Gross         Gross        Estimated
                                                             Amortized      Unrealized     Unrealized       Market
                                                               Cost            Gains         Losses          Value
                                                            ----------      ----------     ----------     ----------
   Securities held to maturity:                                             (Expressed in Thousands)
   ---------------------------
   U.S. Treasury securities and obligations of
     U.S. Government corporations and agencies              $      800      $        -      $     (11)    $      789
   Obligations of states and political subdivisions              4,764              43             (9)         4,798
                                                            ----------      ----------     ----------     ----------

                    Total held to maturity                       5,564              43            (20)         5,587
                                                            ----------      ----------     ----------     ----------

   Securities available for sale:
   -----------------------------
   U.S. Treasury securities and obligations of
     U.S. Government corporations and agencies                  39,657              71           (233)        39,495
   Obligations of states and political subdivisions                503               4              -            507
   Corporate debt securities                                       608               6              -            614
   Mortgage-backed securities                                    3,716              40            (15)         3,741
   Equity securities                                               518               1              -            519
                                                            ----------      ----------     ----------     ----------

                    Total available for sale                    45,002             122           (248)        44,876
                                                            ----------      ----------     ----------     ----------

                    Total                                   $   50,566      $      165     $     (268)    $   50,463
                                                            ==========      ==========     ==========     ==========


                                                                               December 31, 1995
                                                            --------------------------------------------------------
                                                                               Gross         Gross        Estimated
                                                             Amortized      Unrealized     Unrealized       Market
                                                               Cost            Gains         Losses          Value
                                                            ----------      ----------     ----------     ----------
   Securities held to maturity:                                             (Expressed in Thousands)
   ----------------------------
   U.S. Treasury securities and obligations of
     U.S. Government corporations and agencies              $      800      $        -     $      (18)    $      782
   Obligations of states and political subdivisions              4,202              79             (5)         4,276
                                                            ----------      ----------     ----------     ----------

                    Total held to maturity                       5,002              79            (23)         5,058
                                                            ----------      ----------     ----------     ----------

   Securities available for sale:
   ------------------------------
   U.S. Treasury securities and obligations of
     U.S. Government corporations and agencies                  36,574             246           (257)        36,563
   Obligations of states and political subdivisions                504               7              -            511
   Corporate debt securities                                     1,377              23              -          1,400
   Mortgage-backed securities                                    1,987              59             (7)         2,039
   Equity securities                                               480               1              -            481
                                                            ----------      ----------     ----------     ----------

                    Total available for sale                    40,922             336           (264)        40,994
                                                            ----------      ----------     ----------     ----------

                    Total                                   $   45,924      $      415     $     (287)    $   46,052
                                                            ----------      ----------     ----------     ----------

                First West Virginia Bancorp, Inc. and Subsidiaries
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1996, 1995 AND 1994

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

   The amortized cost and estimated market value of investment securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                             Securities                        Securities
                                                          Held to Maturity                  Available for Sale
                                                     -------------------------          -------------------------
                                                                      Estimated                          Estimated
                                                     Amortized         Market            Amortized        Market
                                                        Cost           Value                Cost          Value
                                                     ---------       ---------           ---------       ---------
                                                                       (Expressed in Thousands)

         Due in one year or less                     $     200       $     201           $   7,100       $   7,118

         Due after one year through five years           3,523           3,534              29,653          29,490

         Due after five years through ten years          1,678           1,691               4,015           4,008

         Due after ten years                               163             161                   -               -
                                                     ---------       ---------           ---------       ---------
                                                         5,564           5,587              40,768          40,616

             Mortgage-backed securities                      -               -               3,716           3,741

             Equity securities                               -               -                 518             519
                                                     ---------       ---------           ---------       ---------

                   Total                             $   5,564       $   5,587           $  45,002       $  44,876
                                                     =========       =========           =========       =========

   Proceeds from sales of securities available for sale during the years ended December 31, 1996 and 1995, were $1,250,868 and $183,275, respectively.
   Gross gains of $425 and gross losses of $1,136 in 1996 and gross gains of $170,075 in 1995 were realized on those sales. Assets carried at $14,158,000 and $7,263,000 at December 31, 1996 and 1995, respectively, were pledged to secure United States Government and other public funds and for other purposes as required or permitted by law.

                First West Virginia Bancorp, Inc. and Subsidiaries
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1996, 1995 AND 1994

NOTE 3 - LOANS AND LEASES

   Loans outstanding at December 31, 1996 and 1995, are as follows:


                                                                 (Expressed in Thousands)
                                                                 1996                1995
                                                             -----------         -----------
      Real estate-construction                               $       418         $        16
      Real estate-farmland                                            12                  15
      Real estate-residential                                     28,920              28,697
      Real estate-secured by non-farm, non-residential            21,145              18,105
      Commercial and industrial loans                             10,338               8,192
      Installment and other loans to individuals                  17,379              14,467
      Non-rated industrial development obligations                 1,593               1,684
      Direct financing leases                                        334                 575
      Other loans                                                    368                 334
                                                             -----------         -----------
        Total                                                     80,507              72,085
      Less unearned interest and deferred fees                        90                  79
                                                             -----------         -----------
        Net loans                                            $    80,417         $    72,006
                                                             ===========         ===========


   The elements of the investment in direct financing leases at December 31 are as follows:


                                                                 (Expressed in Thousands)
                                                                 1996                1995
                                                             -----------         -----------
      Rentals receivable                                     $       194         $       471
      Estimated residual value of leased assets                      154                 153
                                                             -----------         -----------
        Subtotal                                                     348                 624
      Unearned income                                                (14)                (49)
                                                             -----------         -----------

        Total net investment in direct financing leases      $       334         $       575
                                                             ===========         ===========

   The corporation has no loans at December 31, 1996 and 1995, that were specifically classified as impaired. Non-accrual loans amounted to $353,000 and $350,000 at December 31, 1996, and 1995, respectively, for which impairment had not been recognized. The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was $29,000 and $28,000 for 1996 and 1995, respectively.

                First West Virginia Bancorp, Inc. and Subsidiaries
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1996, 1995 AND 1994

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

   Activity in the allowance for loan losses is summarized as follows:


                                                                (Expressed in Thousands)
                                                                      December 31,
                                                                 1996                1995
                                                             ------------        ------------
   Balance, beginning of year                                $  1,148,692        $    946,625
   Additions charged to operating expense                          70,600              49,600
   Recoveries                                                      24,889             208,874
                                                             ------------        ------------
        Total                                                   1,244,181           1,205,099
   Less loans charged-off                                          83,879              56,407
                                                             ------------        ------------

   Balance, end of year                                      $  1,160,302        $  1,148,692
                                                             ============        ============


   The entire allowance represents a valuation reserve which is available for future charge-offs of loans and leases.


NOTE 5 - PREMISES AND EQUIPMENT

   Premises and equipment are stated at cost, less accumulated depreciation, as follows:

                                                                                                      Original
                                                                       December 31,                  Useful Life
                                                                 1996               1995                Years
                                                             ------------        ------------        ------------
   Land                                                      $    794,116        $    794,116
   Land improvements                                              223,004             229,961             20
   Leasehold improvements                                         394,847             148,105             25
   Buildings                                                    2,856,663           2,855,040          20 - 50
   Furniture, fixtures & equipment                              2,004,493           1,828,026           3 - 20
                                                             ------------        ------------
        Total                                                   6,273,123           5,855,248
   Less accumulated depreciation                                3,023,698           2,752,034
                                                             ------------        ------------

        Premises and equipment, net                          $  3,249,425        $  3,103,214
                                                             ============        ============


   Charges to operations for depreciation approximated $351,511, $264,091, and $224,368 for 1996, 1995, and 1994, respectively.

                First West Virginia Bancorp, Inc. and Subsidiaries
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1996, 1995 AND 1994

NOTE 6 - DEPOSITS

   The composition of the banks' deposits at December 31 follows:


                                                                              (Expressed in Thousands)
                                                                                        1996
                                                           --------------------------------------------------------------
                                                                       Demand
                                                           ----------------------------
                                                           Noninterest       Interest
                                                             Bearing          Bearing          Savings           Time
                                                           -----------      -----------      -----------      -----------

     Individuals, partnerships and corporations            $    10,981      $    20,046      $    37,808      $    50,205
     United States Government                                      210                -                -                -
     States and political subdivisions                             246            3,514              411              818
     Commercial banks                                               -                 -                -              100
     Other depository institutions                                 207                -                -               10
     Certified and official checks                                 715                -                -                -
                                                           -----------      -----------      -----------      -----------
        Total                                              $    12,359      $    23,560      $    38,219      $    51,133
                                                           ===========      ===========      ===========      ===========

                                                                              (Expressed in Thousands)
                                                                                        1995
                                                           --------------------------------------------------------------
                                                                       Demand
                                                           ----------------------------
                                                           Noninterest       Interest
                                                             Bearing          Bearing          Savings           Time
                                                           -----------      -----------      -----------      -----------

     Individuals, partnerships and corporations            $    10,256      $    19,998      $    41,437      $    37,788
     United States Government                                      170                -                -                -
     States and political subdivisions                             177            2,851              222              661
     Commercial banks                                               -                 -                -                -
     Other depository institutions                                 341                -                -                -
     Certified and official checks                                 995                -                -                -
                                                           -----------      -----------      -----------      -----------
        Total                                              $    11,939      $    22,849      $    41,659      $    38,449
                                                           ===========      ===========      ===========      ===========



   Time deposits include certificates of deposit issued in denominations of $100,000 or more which amounted to $10,475,000 and $4,493,000 at
   December 31, 1996 and 1995, respectively.

   A maturity distribution of time certificates of deposit of $100,000 or more at December 31, 1996, follows:


     Due in three months or less                               $  4,683,000
     Due after three months through six months                    1,237,000
     Due after six months through twelve months                   1,447,000
     Due after one year through five years                        3,108,000
                                                               ------------

        Total                                                  $ 10,475,000
                                                               ============
                                       39

                First West Virginia Bancorp, Inc. and Subsidiaries
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1996, 1995 AND 1994


NOTE 7 - INCOME TAX

   The provisions for income taxes at December 31 consist of:


                                                   1996           1995          1994
                                               -----------    -----------    -----------
   Currently payable:
      Federal                                  $   734,047    $   679,884    $   609,539
      State                                        112,528        109,119         84,990
   Deferred:
      Federal                                      (29,825)       (54,675)       (66,177)
      State                                         (3,597)        (7,101)         5,513
                                               -----------    -----------    -----------
        Income tax expense                     $   813,153    $   727,227    $   633,865
                                               ===========    ===========    ===========

   The following temporary differences gave rise to the deferred tax asset at December 31:


                                                                  1996           1995
                                                              -----------    -----------

   Allowance for loan losses                                  $   257,119    $   235,691
   Deferred loan fees                                              30,560         26,727
   Accrued interest on non-performing loans                        27,712         34,474
   Deferred compensation                                           26,730              -
   Deferred directors fees                                         17,865         16,142
   Premises and equipment due to differences in depreciation      (71,228)       (47,488)
   Investment and loan income due to purchase accounting
    adjustments for acquisitions                                  (11,757)       (19,290)
   Deferred state income tax                                      (11,885)       (10,662)
   Other, net                                                           -            524
                                                              -----------    -----------

        Total deferred tax asset - federal                        265,116        236,118
        Total deferred tax asset - state                           34,956         31,359
                                                              -----------    -----------
                                                                  300,072        267,477

   Deferred tax assets (liabilities) arising from market
    adjustments of securities available for sale
      Federal                                                      41,501        (23,428)
      State                                                         3,907         (2,835)
                                                              -----------    -----------

        Total deferred tax assets                             $   345,480    $   241,214
                                                              ===========    ===========

                First West Virginia Bancorp, Inc. and Subsidiaries
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1996, 1995 AND 1994


NOTE 7 - INCOME TAX (CONTINUED)

   A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes for the year ended December 31 is as follows:


                                              1996                  1995                 1994
                                       ------------------    ------------------    ------------------
                                        Amount     Percent    Amount     Percent    Amount     Percent
                                       ---------    -----    ---------    -----    ---------    -----

  Computed tax at statutory
    Federal rate                       $ 835,430     34.0%   $ 747,175     34.0%   $ 653,337     34.0%
  Plus state income taxes net
    Of federal tax benefits               71,894      2.9       67,332      3.1       59,732      3.1
                                       ---------    -----    ---------    -----    ---------    -----

                                         907,324     36.9      814,507     37.1      713,069     37.1

  Increase (decrease) in taxes
    resulting from:
      Tax exempt income                 (106,073)    (4.3)    (111,874)    (5.1)     (92,109)    (4.8)
      Nondeductible interest expense       6,825      0.3       11,078      0.5        7,711      0.4
      Nondeductible goodwill               7,696      0.3        8,686      0.4        8,686      0.5
      Others - net                        (2,619)    (0.1)       4,830      0.2       (3,492)    (0.2)
                                       ---------    -----    ---------    -----    ---------    -----

           Actual tax expense          $ 813,153     33.1%   $ 727,227     33.1%   $ 633,865     33.0%
                                       ---------    -----    ---------    -----    ---------    -----

NOTE 8 - EMPLOYEE BENEFIT PLANS

   The corporation has a non-contributory profit-sharing plan for employees meeting certain service requirements. The corporation makes annual contributions to the profit-sharing plan based on income of the corporation as defined. Total expenses for the plan were $116,300, $106,300, and $91,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

   In 1996, the corporation implemented a non-qualified, deferred compensation plan for certain corporate officers. Under the plan, the officers can elect to defer part of their annual bonus. The corporation incurred no additional salary and benefits expense as a result of the plan.

NOTE 9 - REPURCHASE AGREEMENTS

   Repurchase agreements represent borrowings of a short duration, usually less than 30 days. The securities underlying the agreements were under the banks' control. The corporation had an insignificant amount of activity in these borrowings in 1994. Information related to these borrowings is summarized below for 1996 and 1995:


                                                  1996               1995
                                               -----------        -----------
     Balance at end of year                    $ 5,930,691        $   749,224
     Average balance during the year             3,703,803            457,849
     Maximum month-end balance                   5,930,691            859,954
     Weighted-average rate during the year            3.42%              3.55%
     Rate at December 31                              4.07%              2.79%

                First West Virginia Bancorp, Inc. and Subsidiaries
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1996, 1995 AND 1994


NOTE 10 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

   The subsidiary banks are a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the corporation has in particular classes of financial instruments.

   The corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

   The following represents financial instruments whose contract amounts represent credit risk:

                                            1996             1995
                                        ------------     ------------
   Commitments to extend credit         $  7,987,000     $  4,600,000
   Standby letters of credit                 330,000          598,000


   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the corporation upon extension of credit, is based on management's credit evaluation of the counterpart. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

   Standby letters of credit are conditional commitments issued by the corporation to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. Substantially all of the standby letters of credit outstanding at December 31, 1996, and December 31, 1995, expire in 1997. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

                First West Virginia Bancorp, Inc. and Subsidiaries
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1996, 1995 AND 1994

NOTE 11 - RELATED PARTY TRANSACTIONS

   Directors and officers of the corporation and its subsidiaries, and their associates, were customers of, and had other transactions with the subsidiary banks in the normal course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility. Such loans totaled $4,720,986 at December 31, 1996, and $4,832,062 at December 31, 1995.

   The following is an analysis of loan activity to directors, executive officers, and associates of the corporation and its subsidiaries:

                                                 December 31,
                                           1996               1995
                                       ------------       ------------
   Balance, January 1                  $  4,832,062       $  3,762,344
   New loans during the period            1,218,597          2,834,187
   Repayments during the period          (1,329,673)        (1,764,469)

   Ending balance                      $  4,720,986       $  4,832,062
                                       ============       ============


NOTE 12 - CONCENTRATIONS OF CREDIT RISK

   Most of the affiliate banks' loans and commitments have been granted to customers in the banks' primary market areas of Northern and Central West Virginia and Eastern Ohio. In the normal course of business, however, the banks have purchased participations and originated loans outside of their primary market areas. The aggregate loan balances outstanding in any one geographic area, other than the banks' primary lending areas, do not exceed 10% of total loans. No specific industry concentrations exceeded 10% of total exposure. The concentrations of credit by type of loan are set forth in Note 3.


NOTE 13 - LEASES

   At December 31, 1996, the corporation's bank affiliates leased certain land used for banking purposes under long-term leases, expiring at various dates. These leases contain renewal options and generally provide that the corporation will pay for insurance, taxes, and maintenance.

   As of December 31, 1996, the future minimum rental payments required under noncancelable operating leases with initial terms in excess of one year, are as follows:

                   December 31, 1997          $ 107,000
                   December 31, 1998            107,000
                   December 31, 1999             90,750
                   December 31, 2000             56,000
                   December 31, 2001             36,000
                      Thereafter                368,000

   Rental expense under operating leases approximated $104,000 in 1996; $87,000 in 1995; and $65,700 in 1994.

                First West Virginia Bancorp, Inc. and Subsidiaries
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1996, 1995 AND 1994


NOTE 14 - OTHER OPERATING EXPENSES

   Other operating expenses at December 31 included the following:

                                                       1996         1995         1994
                                                  ----------   ----------   ----------
   Directors fees                                 $  122,300   $  120,750   $  111,850
   Stationery and supplies                           143,710      147,859       91,856
   Regulatory assessment and deposit insurance        67,592      185,049      285,281
   Advertising                                       104,568      119,798       71,004
   Postage and transportation                        118,247      106,078       88,608
   Equipment expense                                 116,502      103,738       80,456
   Insurance                                          91,558       85,502       81,898
   Other                                             958,903      860,487      800,495
                                                  ----------   ----------   ----------

               Total                              $1,723,380   $1,729,261   $1,611,448
                                                  ==========   ==========   ==========

NOTE 15 - RESTRICTION ON CASH

   The subsidiary banks are required to maintain an average reserve balance with the Federal Reserve Bank or in cash on hand. The average required reserve balances for the years ended December 31, 1996 and 1995, were $655,000 and $638,000, respectively.

NOTE 16 - LIMITATIONS ON DIVIDENDS

   The approval of the Comptroller of the Currency is required to pay dividends if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits (as defined) for the year, combined with its retained net profits of the preceding two years. Under this formula, the subsidiary banks can declare dividends in 1997, without approval of the Comptroller of the Currency, of approximately $2,127,000, plus an additional amount equal to the bank's net profit for

   1997 up to the date of any such dividend declaration. The subsidiary banks are the primary source of funds to pay dividends to the stockholders of First West Virginia Bancorp, Inc.


NOTE 17 - CASH FLOWS INFORMATION

   For the purpose of presentation in the Statement of Cash Flows, cash and cash equivalents are defined as cash on hand and amounts due from banks.

   Cash payments for interest in 1996, 1995, and 1994, were $3,854,727, $3,338,364, and $2,871,321, respectively. Cash payments for income taxes for 1996, 1995, and 1994 were $872,395, $803,600, and $693,579, respectively.

                First West Virginia Bancorp, Inc. and Subsidiaries
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1996, 1995 AND 1994

NOTE 18 - REGULATORY MATTERS

   The affiliate banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the banks must meet specific capital guidelines that involve quantitative measures of the banks' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The banks' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk, weighting, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the banks meet all capital adequacy requirements to which they are subject.

   As of December 31, 1996, the most recent notifications from the Office of the Comptroller of the Currency categorized the banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since those notifications that management believes have changed the institutions' category.


                                                                                         To Be Well
                                                                                      Capitalized Under
                                                                  For Capital         Prompt Corrective
                                            Actual            Adequacy Purposes       Action Provisions
                                      ------------------      ------------------      ------------------
   (Amounts Expressed in Thousands)    Amount     Ratio        Amount     Ratio         Amount    Ratio
                                      ---------   ------      ---------   ------      ---------   ------
   As of December 31, 1996:
     Total Capital                    $  13,424    16.0%      $   6,732     8.0%      $   8,415    10.0%
       (to Risk Weighted Assets)
     Tier I Capital                   $  12,406    14.7%      $   3,366     4.0%      $   5,049     6.0%
       (to Risk Weighted Assets)
     Tier I Capital                   $  12,406     8.6%      $   4,313     3.0%      $   7,188     5.0%
         (to Average Assets)



NOTE 19 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

   The reported fair values of financial instruments are based on a variety of factors. Where possible, fair values represent quoted market prices for identical or comparable instruments. In other cases, fair values have been estimated based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of risk. Intangible values assigned to customer relationships are not reflected in the reported fair values. Accordingly, the fair values may not represent actual values of the financial instruments that could have been realized as of year end or that will be realized in the future.

   The following methods and assumptions were used by the Corporation in estimating the fair value disclosures for financial instruments:

   Cash and Short-term Investments: The carrying amount for cash and short-term investments is a reasonable estimate of fair value. Short-term investments consist of federal funds sold.

                First West Virginia Bancorp, Inc. and Subsidiaries
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1996, 1995 AND 1994

NOTE 19 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

   Investment Securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

   Loans: Fair values for loans are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate, and consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and non-performing categories. The fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated discount rates which reflect credit and interest rate risks inherent to the loan.

   Deposits: The carrying amount for noninterest bearing and interest bearing demand deposits and savings deposits is considered to be a reasonable estimate of fair value. Fair values for time deposits are estimated using discounted cash flow analysis. Discount rates reflect rates currently offered for deposits of similar remaining maturities.

   Short-Term Borrowings: The carrying amount for short-term borrowings which consist of repurchase agreements is considered to be a reasonable estimate of fair value.

   Off-Balance Sheet Instruments:   The fair value of commitments is estimated
   using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The amount of fees currently charged on commitments are determined to be insignificant and, therefore, the carrying value and fair value of off-balance sheet instruments are not shown.
   The estimates of fair values of financial instruments are summarized as follows at December 31:


                                                                     (Expressed in Thousands)
                                                                 1996                       1995
                                                       --------------------------------------------------

                                                        Carrying       Fair        Carrying       Fair
                                                         Amount        Value        Amount        Value
                                                       ----------   ----------    ----------   ----------
       Financial assets:
          Cash and short-term investments              $   10,132   $   10,132    $    6,540   $    6,540
          Investment securities                            50,440       50,463        45,995       46,052
          Loans (1)                                        78,922       79,567        70,288       71,648

       Financial liabilities:
          Deposits                                        125,271      125,018       114,895      115,063
          Short-term borrowings                             5,931        5,931           749          749

   (1) Excludes net leases with a carrying amount of $334,000 and $570,000 at December 31, 1996 and 1995, respectively.


                First West Virginia Bancorp, Inc. and Subsidiaries
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1996, 1995 AND 1994

NOTE 20 - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

   Presented below are the condensed balance sheets, statements of income, and statements of cash flows for First West Virginia Bancorp, Inc.


                                BALANCE SHEETS

                                                            December 31,
                                                         1996          1995
                                                     -----------   -----------
   ASSETS
     Cash                                            $   267,641   $   245,336
     Investment in common stock - available
       for sale (at market value)                          1,947         2,045
     Investment in subsidiary banks                   12,236,514    11,251,288
     Land and buildings, net                             199,679       211,079
     Other assets                                         54,933        27,441
                                                     -----------   -----------

       Total assets                                  $12,760,714   $11,737,189
                                                     ===========   ===========


   LIABILITIES
     Accrued expenses                                $    32,817   $    27,982
     Deferred compensation                                78,619             -
                                                     -----------   -----------

       Total liabilities                                 111,436        27,982

   STOCKHOLDERS' EQUITY                               12,649,278    11,709,207
                                                     -----------   -----------

       Total liabilities and stockholders' equity    $12,760,714   $11,737,189
                                                     ===========   ===========

                     First West Virginia Bancorp, Inc. and Subsidiaries
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1996, 1995 AND 1994

NOTE 20 - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)


                                              STATEMENTS OF INCOME

                                                                         Year Ended December 31,
                                                                 1996             1995             1994
                                                              ----------       ----------       ----------
     INCOME
       Dividends from subsidiary banks                        $  585,400       $  530,680       $  523,350
       Rental income                                              48,258           29,550           29,550
       Gain on sale of investments                                    -           170,075          132,124
       Other income                                               67,238           67,212           67,200
                                                              ----------       ----------       ----------

         Total income                                            700,896          797,517          752,224
                                                              ----------       ----------       ----------

     EXPENSES
       Salary and employee benefits                               78,619                -                -
       Interest expense                                            1,995            1,802            4,524
       Occupancy expense                                          11,400           11,400           11,400
       Other expenses                                            105,949          144,948           93,164
                                                              ----------       ----------       ----------

         Total expenses                                          197,963          158,150          109,088
                                                              ----------       ----------       ----------

         Income before income taxes and
          equity in undistributed income
          of subsidiaries                                        502,933          639,367          643,136

     INCOME TAX BENEFIT (EXPENSE)                                 29,859          (43,413)         (46,806)

     EQUITY IN UNDISTRIBUTED INCOME
      OF SUBSIDIARIES                                          1,111,202          874,393          691,383
                                                              ----------       ----------       ----------

         Net income                                           $1,643,994       $1,470,347       $1,287,713
                                                              ==========       ==========       ==========

                                       48

                        First West Virginia Bancorp, Inc. and Subsidiaries
                    NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                   DECEMBER 31, 1996, 1995 AND 1994

NOTE 20 - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)

                                           STATEMENTS OF CASH FLOWS

                                                                       Year Ended December 31,
                                                                1996             1995             1994
                                                             ----------       ----------       ----------

     OPERATING ACTIVITIES
       Net income                                            $1,643,994       $1,470,347       $1,287,713
       Adjustments to reconcile net
        income to net cash provided by
        operating activities:
          Depreciation and amortization                          15,448           15,448           15,447
          Change in deferred tax benefit                        (29,213)           1,770           (1,034)
          Undistributed earnings of affiliates               (1,111,202)        (874,393)        (691,383)
          Changes in operating assets
           and liabilities:
           Other assets                                          (2,291)           5,142           (6,191)
           Deferred compensation                                 78,619                -                -
           Other liabilities                                      4,835           (5,209)           6,455
          Gain on sale of securities                                  -         (170,075)        (132,124)
                                                             ----------       ----------       ----------

             Net cash provided by
              operating activities                              600,190          443,030          478,883
                                                             ----------       ----------       ----------


     INVESTING ACTIVITIES
       Proceeds from sale of securities                               -          183,275          146,974
       Purchase of stock                                              -                -           (1,162)
                                                             ----------       ----------       ----------

             Net cash provided by
              investing activities                                    -          183,275          145,812
                                                             ----------       ----------       ----------

     FINANCING ACTIVITIES
       Principal payments on long-term borrowings                     -                -         (250,000)
       Sale of treasury stock                                         -                -           12,880
       Dividends paid                                          (577,885)        (414,151)        (448,535)
                                                             ----------       ----------       ----------

             Net cash used by
              financing activities                             (577,885)        (414,151)        (685,655)
                                                             ----------       ----------       ----------

     INCREASE (DECREASE) IN CASH
      AND CASH EQUIVALENTS                                       22,305          212,154          (60,960)

     CASH AND CASH EQUIVALENTS
      AT BEGINNING OF YEAR                                      245,336           33,182           94,142
                                                             ----------       ----------       ----------

     CASH AND CASH EQUIVALENTS
      AT END OF YEAR                                         $  267,641       $  245,336         $ 33,182
                                                             ==========       ==========       ==========


   Supplemental disclosures:

   Interest expense note: Cash payments for interest were $1,995, $1,802, and $4,524 during 1996, 1995, and 1994, respectively.

   Income taxes note: The parent company made income tax payments of $1,000, $40,800, and $44,700 in 1996, 1995, and 1994, respectively.

                    First West Virginia Bancorp, Inc.

                                DIRECTORS


George F. Beneke. . . . . . . . Chairman of the Board, First West Virginia
                                                             Bancorp, Inc.
                                                   Retired Attorney at Law
                                         President, The Beneke Corporation

Sylvan J. Dlesk. . . . . . . . . . . . . . . . . . .President, Dlesk, Inc.

Robert A. Heyl. . . . . . . . . . . . . . . . . . . Retired Business Owner

Ben R. Honecker. . . . . . . . . . . . . . . . . . . . . . Attorney at Law

Laura G. Inman. . . . . . . . . . . .Vice Chairman, Senior Vice President,
                                         First West Virginia Bancorp, Inc.
                             Senior Vice President, Progressive Bank, N.A.

James C. Inman, Jr. . . . . . . . . . . . . . . . . Retired Bank Executive

R. Clark Morton. . . . . . . . . . . . . . . . . . . . . . Attorney at Law

Karl W. Neumann. . . . . . . . . . . . . . . . . . .Chairman of the Board,
                                                    Progressive Bank, N.A.
                                               Retired Insurance Executive

Thomas A. Noice. . . . . . . . . . . . . . . . . . .Chairman of the Board,
                                           Progressive Bank, N.A. Bellaire

Peter C. Schuetz. . . . . . . . . . . . . . . . . Retired Dairy Consultant

Ronald L. Solomon. . . . . . . . . .President and Chief Executive Officer,
                                         First West Virginia Bancorp, Inc.
                                   Vice Chairman, Chief Executive Officer,
                                                    Progressive Bank, N.A.
                          Vice Chairman, Progressive Bank, N.A. Buckhannon


                                  OFFICERS


George F. Beneke. . . . . . . . . . . . . . . . . . .Chairman of the Board

Laura G. Inman. . . . . . . . . . . . Vice Chairman, Senior Vice President

Ronald L. Solomon. . . . . . . . . . President and Chief Executive Officer

Charles K. Graham. . . . . . . . . . . . .Executive Vice President - Loans

Beverly A. Barker. . . . . . . . . . . . .Senior Vice President, Treasurer

Francie P. Reppy. . . . . . . . . . . . . . . . . . . . . . . . Controller

Connie R. Tenney. . . . . . . . . . . . . . . . . . . . . . Vice President

David E. Yaeger. . . . . . . . . . . . . . . . . . . . . . .Vice President

Stephanie A. LaFlam. . . . . . . . . . . . . . . . . . . . . . . Secretary

James R. Davis. . . . . . . . . . . . . . . . . . . . . . . . . . .Auditor

                               SUBSIDIARY
                          Progressive Bank N.A.
                            Wheeling, WV 26003

    DIRECTORS                            OFFICERS

Dominic V. Agostino      Karl W. Neumann, Chairman of the Board
George F. Beneke         Ronald L. Solomon, Vice Chairman &
Dr. Clyde D. Campbell      Chief Executive Officer
Sylvan J. Dlesk          Charles K. Graham, President
Harry N. Duvall          Beverly A. Barker, Executive Vice President, Cashier
Charles K. Graham        Laura G. Inman, Senior Vice President
Ben R. Honecker          Francie P. Reppy, Controller
T. Stewart Hopkins       Brad D. Winwood, Vice President
Laura G. Inman           Gary S. Martin, Assistant Vice President/
James C. Inman, Jr.        Marketing Coordinator
Howard D. Long           David E. Wharton, Assistant Vice President/
W. H. Lucarelli            Office Manager Warwood
R. Clark Morton          Stephanie A. LaFlam, Secretary
Karl W. Neumann          Michele L. Stanley, Human Resource Manager/
William T. Nickerson       Asst. Office Manager Warwood
Edward P. Otte           Mitzi K. Mattern, Credit Card Manager,
William G. Petroplus       Office Manager Wellsburg
Peter C. Schuetz         Susan E. Reinbeau, Office Manager Woodsdale
Ronald G. Solomon        Lisa M. Minor, Office Manager Moundsville
                         Robin L. Snyder, Operations Supervisor Wellsburg
                         Laura K. Snedeker, Manager Bookkeeping/Proof Operations
                         Patricia L. Smith, Data Processing Manager
                         Debra M. Tomlin, Loan Officer
                         Bryan S. Ramsey, Loan Officer
                         James R. Davis, Auditor


                                         SUBSIDIARY
                             Progressive Bank, N.A. - Buckhannon
                                     Buckhannon, WV 26201


    DIRECTORS                             OFFICERS

Charles K. Graham        Dale F. Riggs, Chairman
Margaret D. Brown        Ronald L. Solomon, Vice Chairman
William L. Fury          Connie R. Tenney, President,
and Secretary            Chief Executive Officer, Cashier
J. Burton Hunter, III    Larry J. Chidester, Assistant Vice President
David R. Rexroad         J. Burton Hunter, III, Assistant Secretary
Rickie E. Rice           Cathy Sue Wingler, Assistant Cashier
Dale F. Riggs            Robin K. Forinash, Office Manager Weston
Ronald L. Solomon
Douglas M. Stewart
Connie R. Tenney
J. David Thomas
                                         SUBSIDIARY
                              Progressive Bank, N.A. - Bellaire
                                    Bellaire, Ohio  43906

    DIRECTORS                             OFFICERS

George F. Beneke         Thomas A. Noice, Chairman
Robert R. Cicogna        David E. Yaeger, President & Chief Executive Officer
Gary P. DeVendra         Deborah A. Kloeppner, Vice President and Secretary
Robert A. Heyl           Shirrel A. Czap, Assistant Vice President
C. Gary Hill             Helen V. Forbes, Cashier
Thomas A. Noice
Clarence J. Ramsay
T. L. Ring, M.D.
Thomas L. Sable
Ronald L. Solomon
Kathy L. Supinsky
David E. Yaeger




                                                     51

Progressive Bank N.A. - Wheeling

(Photograph)                             Progressive Bank N.A.- Buckhannon
[CAPTION]                                (Photograph)
Woodsdale Office                         [CAPTION]
Wheeling, WV                             Buckhannon, WV


(Photograph)                             (Photograph)
[CAPTION]                                [CAPTION]
Warwood Office                           Weston, WV
Wheeling, WV

(Photograph)
[CAPTION]
Wellsburg,WV                              Progressive Bank N.A.- Bellaire
                                          (Photograph)
                                          [CAPTION]
(Photograph)                              Bellaire, OH
[CAPTION]
Moundsville Kroger Store Office
Moundsville, WV
                                       52

First West Virginia Bancorp, Inc. and Subsidiaries

Corporate Information


Corporate Office:

First West Virginia Bancorp, Inc.
1701 Warwood Avenue
Wheeling, WV 26003
(304) 277-1100

Transfer Agent:

Any inquiries related to stockholder records, stock transfers, changes of ownership, and changes of address should be sent to the transfer agent at the following address:

   ChaseMellon Shareholder Services
   85 Challenger Road
   Overpeck Centre
   Ridgefield Park, New Jersey  07660
   1-800-756-3353


Stock Trading Information:

First West Virginia Bancorp, Inc.'s common stock is traded on the American Stock Exchange, Inc. primary list under the symbol FWV.


Annual Meeting

The Annual Meeting of Stockholders will be held at 4:00 p.m, on Tuesday, April 8, 1997, at the Warwood Office of Progressive Bank, N.A., 1701 Warwood Avenue, Wheeling, WV 26003

Form 10-K

Upon written request any shareholder of record on December 31, 1996, may obtain a copy of the Corporation's 1996 Form 10-K Report (to be filed with the Securities and Exchange Commission before March 31, 1997) by writing to Ronald
L. Solomon, President, First West Virginia Bancorp, Inc., 875 National Road, Wheeling, WV 26003