Form 10-K, Exhibit 13
period 1997-12-31
FIRST WEST VIRGINIA BANCORP INC
filed 1998-03-30
CIK 37049

                                  EXHIBIT 13.1

                          Annual Report to Shareholders

INSERT INSIDE FRONT COVER OF ANNUAL REPORT

(FIRST WEST VIRGINIA BANCORP LETTERHEAD)
P.O. Box 6671
Wheeling, WV 26003



Dear Shareholders,

          It is with great pleasure that I present to you the record earnings performance contained in the 1997 Annual Report of First West Virginia Bancorp, Inc. Consolidated net income for 1997 was $1,930,568 or $1.60 per share, a 17.4% increase over the $1,643,994 or $1.36 per share earned for 1996. The Holding Company ended the year 1997 with total assets of $156,142,583, an increase of 8.0% over the $144,545,710 reported in 1996.
Total stockholders' equity at December 31, 1997 was $14,128,995, an increase of 11.7% over the prior year. The book value per share was $11.69 at December 31, 1997 as compared to $10.46 a year earlier.

          During 1997, the board of directors declared and paid cash dividends of $.54 per share compared to $.47 per share during 1996, which represents an increase of 14.9% over the prior year. Additionally, on September 9, 1997 the Board of Directors declared a three-for-two stock split in the effect of a 50% stock dividend payable to shareholders of record on October 1, 1997.

          The merger and plan of reorganization between First West Virginia Bancorp, Inc. and two of its subsidiary banks, Progressive Bank, N.A., Wheeling, West Virginia and Progressive Bank, N.A. - Bellaire, Bellaire, Ohio, was completed during the third quarter of 1997. The former Progressive Bank, N.A. - Bellaire now operates as a branch bank of Progressive Bank, N.A., Wheeling, West Virginia.

          In our continued commitment to our sales, service and quality initiative, First West Virginia Bancorp, Inc. strives to provide competitive products and quality services to bank customers. During the second quarter of 1997, the Progressive Gold money market account was introduced in order to meet the customer demand for an insured money market account and to enhance our existing deposit products. The Progressive Gold money market account provides an optimum return with $100,000 FDIC coverage.

          The board of directors of First West Virginia Bancorp, Inc. elected William G. Petroplus to the board. Mr. Petroplus is an attorney at law and a senior partner with the firm of Petroplus & Gaudino located in Wheeling, West Virginia. He has been a member of the board of directors of Progressive Bank, N.A., since 1986. Mr. Petroplus was elected to fulfill the unexpired term created by the resignation of Robert A. Heyl. Mr. Heyl, a former director of Progressive Bank, N.A. - Bellaire, had served as a member of the board of directors of First West Virginia Bancorp, Inc. since 1988. Mr. Heyl resigned due to illness and his experience, support and dedication to the corporation will be sadly missed.

          First West Virginia Bancorp, Inc. has been built on a philosophy of safety and soundness, service and commitment to our customers and strategic growth. We will continue this approach in the years ahead as we embark upon the new millennium.

          As always, my gratitude goes to our loyal customers and shareholders, as well as hard-working directors, officers and employees for their ongoing support which led our organization to attain record earnings once again.

                              Sincerely,

                              /s/ Ronald L. Solomon

                              Ronald L. Solomon
                              President and Chief Executive Officer

-----------------------------------------------------------------------------------------------------

Table One
SELECTED  FINANCIAL  DATA
(In thousands, except per share data
-----------------------------------------------------------------------------------------------------
                                                       First West Virginia Bancorp, Inc.

                                                                   Years ended
                                                                   December 31,
                                          -----------------------------------------------------------
                                             1997        1996         1995         1994        1993
                                          ---------    --------    ---------    ---------    --------
SUMMARY OF OPERATIONS

   Total interest income                  $  11,507    $ 10,067    $   8,937    $   7,783    $  8,054
   Total interest expense                     4,745       3,925        3,421        2,868       3,319
   Net interest income                        6,762       6,142        5,516        4,915       4,735
   Provision for loan losses                    131          71           50           77         116
   Total other income                           639         568          738          725         666
   Total other expenses                       4,377       4,182        4,007        3,641       3,528
   Income before income taxes                 2,893       2,457        2,198        1,922       1,757
   Net income                                 1,931       1,644        1,470        1,288       1,193

PER SHARE DATA (1)

   Net income                             $    1.60    $   1.36    $    1.22    $    1.07         .99
   Cash dividends declared (2)                  .54         .47          .34          .37         .34
   Book value per share                       11.69       10.46         9.68         8.58        8.07

AVERAGE BALANCE SHEET SUMMARY

   Total loans, net                       $  86,609   $  74,469    $  66,058    $  56,991    $ 56,264
   Investment securities                     51,754      48,557       46,020       50,282      47,755
   Deposits - Interest Bearing              120,589     112,768      100,488       95,980      94,852
   Long-term debt                                 -           -            -           44         754
   Stockholders' equity                      13,400      12,186       11,170       10,253       9,252
   Total Assets                             153,290     137,810      124,145      117,996     115,765

BALANCE SHEET
   Investments                            $  45,444   $  50,440    $  45,996    $  45,551    $ 50,099
   Loans                                     95,374      80,417       72,006       61,667      55,838
   Other Assets                              15,325      13,689        9,953        9,445      10,303
                                          ----------  ---------    ----------   ---------   ---------
      Total Assets                        $  156,143  $ 144,546    $ 127,955    $ 116,663    $116,240
                                          ==========  =========    =========    =========   =========
   Deposits                               $  137,045  $ 125,271    $ 114,895    $ 105,730    $105,791
   Repurchase Agreements                       4,075      5,931          749          105           -
   Other Liabilities                             894        695          602          460         694
   Shareholders' Equity                       14,129     12,649       11,709       10,368       9,755
                                          ----------  ---------    ----------   ---------   ---------
      Total Liabilities and
      Shareholders' Equity                $  156,143  $ 144,546    $ 127,955    $ 116,663    $116,240
                                          =========-  =========    =========    =========   =========
SELECTED RATIOS
   Return on average assets                     1.26%      1.19%        1.18%        1.09%       1.03%
   Return on average equity                    14.41%     13.49%       13.16%       12.56%      12.89%
   Average equity to average assets             8.74%      8.84%        9.00%        8.69%       7.99%
   Dividend payout ratio (1) (2)               33.75%     34.56%       27.87%       34.58%      34.34%
   Loan to Deposit ratio                       69.59%     64.19%       62.67%       58.32%      52.78%

(1) Adjusted for 3 for 2 stock split in the effect of a fifty (50) percent common stock dividend, declared September 9, 1997, payable on October 27, 1997 to shareholders of record as of October 1, 1997; the 4 percent common stock dividend to stockholders of record as of December 2, 1996, a 2 percent common stock dividend to stockholders of record as of December 1, 1995 and the two-for-one stock split effective April 15, 1994.

(2) Cash dividends and the related payout ratio are based on historical results of the Holding Company and do not include cash dividends of acquired subsidiaries prior to the dates of consummation.
-----------------------------------------------------------------------------
                                      2

                       First West Virginia Bancorp, Inc.
      Management's Discussion and Analysis of the Financial Condition and
                     Results of Holding Company Operations
       ---------------------------------------------------------------

     First West Virginia Bancorp, Inc., a West Virginia corporation headquartered in Wheeling, West Virginia commenced operations in July, 1973 and has two wholly-owned subsidiaries: Progressive Bank, N.A., which operates in Wheeling, Wellsburg, and Moundsville, West Virginia and Bellaire, Ohio; and Progressive Bank, N.A.-Buckhannon, which operates in Buckhannon and Weston, West Virginia. Following is a discussion and analysis of the significant changes in the financial condition and results of operations of First West Virginia Bancorp, Inc., (the Holding Company), and its subsidiaries for the years ended December 31, 1997, 1996 and 1995. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the Notes, thereto.

OVERVIEW

The Holding Company reported net income of $1,930,568 for the year ended December 31, 1997 as compared to $1,643,994 for the year ended December 31, 1996. The 17.4% increase in earnings during 1997 over 1996 can be primarily attributed to increased net interest income and noninterest income, partially offset by increased operating expenses and the provision for loan losses. Earnings per common share were $1.60 in 1997 compared to $1.36 in 1996.

Operational earnings improved with net interest income increasing $620,713 or 10.1%, to $6,762,362 during 1997 as compared to the same period in 1996. The increase results primarily from the growth in the loan portfolio.

The return on average assets (ROA), which measures the effectiveness of asset utilization to produce net income, increased in 1997 to 1.26%, up from 1.19% in 1996. The return on average equity (ROE), which measures the return on the stockholders' investment, was 14.41% in 1997 and compares favorably over the 13.49% earned in 1996.

The Holding Company ended the year 1997 with total assets of $156,142,583 an increase of 8.0% over the $144,545,710 reported for the year ended December 31, 1996. Loans net of reserves increased in 1997 by $14,899,512 to $94,155,890, as compared to $79,256,378 reported at December 31, 1996. Total deposits increased in 1997 by $11,773,744, from $125,271,069 at December 31, 1996 to $137,044,813 at December 31, 1997, primarily due to the increase in Time deposits.

Non-performing assets were $839,000 at December 31, 1997, up 19.5%, from $702,000 at December 31, 1996. The allowance for loan losses amounted to $1,217,763 at December 31, 1997 or 1.3% of total loans, compared to $1,160,302 or 1.4% of total loans at December 31, 1996.

The Board of Directors declared and paid cash dividends of $.54 per share during 1997 as compared to $.47 in 1996. On September 9, 1997, the Board of Directors also declared a 50% Stock Dividend to its shareholders of record as of October 1, 1997. Accordingly, the Holding Company issued 402,978 shares of common stock on October 27, 1997.

Table One is a five year summary of Selected Financial Data of the Holding Company. The sections that follow discuss in more detail the information summarized in Table One.

EARNINGS ANALYSIS

Net Interest Income

Net interest income, which is the difference between interest earned on loans and investments and interest paid on deposits and other liabilities, is the primary source of earnings for the Holding Company. Changes in the volume and mix of earning assets and interest bearing liabilities combined with changes in market rates of interest greatly affect net interest income. Tables Two and Three analyze the changes in net interest income for the three years ended December 31, 1997, 1996, and 1995.

Net interest income was $6,762,362 in 1997, an increase of $620,713 or 10.1%, from 1996, following an increase in 1996 of $625,768 or 11.3% from 1995. The increase in net interest income for 1997 and 1996 was primarily attributable to the growth in the loan portfolio. Interest and fees on loans and lease financing increased $1,085,701 or 15.9% from 1996 to 1997 and $772,538 or 12.7% from 1995 to 1996. The increased interest income on loans and lease financing for both years resulted from increases in the average loan volume of $12,140,000 in 1997 and $8,411,000 in 1996. Increases in installment, commercial and residential real estate loans primarily contributed to the loan growth during 1997. Growth in commercial real estate, installment and commercial loans primarily contributed to the increase in 1996. The average yield on loans decreased .04% from 9.19% in 1996 to 9.15% in 1997. There was no change in the average yield on loans between 1996 and 1995.

------------------------------------------------------------------------------

Table Two
Average Balance Sheets and Interest Rate Analysis (in thousands)

The following table presents an average balance sheet, interest earned on interest bearing assets, interest paid on interest bearing liabilities, average interest rates and interest differentials for the years ended December 31, 1997, 1996, and 1995. Average balance sheet information as of December 31, 1997, 1996, and 1995 was compiled using the daily average balance sheet. Loan fees and unearned discounts were included in income for average rate calculation purposes. Non-accrual loans were included in the average balance computations; however, no interest was included in income subsequent to the non-accrual status classification.

                                             December 31, 1997           December 31, 1996             December 31, 1995
                                        --------------------------   --------------------------   --------------------------
                                        Average             Average  Average             Average  Average             Average
                                         Volume   Interest   Rate     Volume   Interest   Rate     Volume   Interest   Rate
                                        --------  --------  ------   --------  --------  ------   --------  --------  ------
                                                                      (expressed in thousands)
ASSETS:
Investment securities:
 U.S. Treasury and other U. S.
   Government agencies                  $ 45,157  $  2,861    6.34%  $ 42,203  $  2,501    5.93%  $ 39,411  $  2,206    5.60%
 Obligations of states and
   political subdivisions                  5,470       264    4.83%     4,869       247    5.07%     4,666       248    5.32%
 Other securities                          1,127        69    6.12%     1,485       101    6.80%     1,943       122    6.28%
                                        --------  --------  ------   --------  --------  ------   --------  --------  ------
    Total Investment securities:          51,754     3,194    6.17%    48,557     2,849    5.87%    46,020     2,576    5.60%
Interest bearing deposits                    533        28    5.25%     1,556        81    5.21%        88         5    5.68%
Federal funds sold                         6,561       357    5.44%     5,590       295    5.28%     4,835       287    5.94%
Loans, net of unearned income             86,609     7,928    9.15%    74,469     6,842    9.19%    66,058     6,069    9.19%
                                        --------  --------  ------   --------  --------  ------   --------  --------  ------
 Total earning assets                    145,457    11,507    7.91%   130,172    10,067    7.73%   117,001     8,937    7.64%

Cash and due from banks                    4,104                        4,000                        3,747
Bank premises and equipment                3,178                        3,313                        2,928
Other assets                               1,741                        1,496                        1,552
Allowance for possible loan losses        (1,190)                      (1,171)                      (1,083)
                                        --------                     --------                     --------
 Total Assets                           $153,290                     $137,810                     $124,145
                                        ========                     ========                     ========

LIABILITIES
Certificates of deposit                 $ 55,149   $ 2,945    5.34%  $ 45,579  $  2,286    5.02%  $ 36,080  $  1,734    4.81%
Savings deposits                          41,376     1,102    2.66%    39,594       997    2.52%    42,326     1,152    2.72%
Interest bearing demand deposits          24,064       509    2.12%    23,880       515    2.16%    22,082       518    2.35%
Federal funds purchased and
   Repurchase agreements                   5,118       189    3.69%     3,715       127    3.42%       462        17    3.68%
                                        --------  --------  ------   --------  --------  ------   --------  --------  ------
 Total interest bearing liabilities      125,707     4,745    3.77%   112,768     3,925    3.48%   100,950     3,421    3.39%
Demand deposits                           13,235                       12,128                       11,387
Other liabilities                            948                          728                          638
                                        --------                     --------                     --------
 Total Liabilities                       139,890                      125,624                      112,975
STOCKHOLDERS' EQUITY                      13,400                       12,186                       11,170
                                         --------                      -------                       --------
 Total Liabilities
    and Stockholders' Equity            $153,290                     $137,810                     $124,145
                                        ========                     ========                     ========

 Net yield on earning assets                        $ 6,762   4.65%            $  6,142    4.72%            $  5,516    4.71%
                                                  ========  ======             ========  ======             ========  ======

The fully taxable equivalent basis of interest income from obligations of states and political subdivisions has been determined using a combined Federal and State corporate income tax rate of 40% for 1997, 1996, and 1995, respectively. The effect of this adjustment is presented below (in thousands).

 Obligations of states and
   political subdivisions:
    Investment securities               $  5,470  $    440    8.04%  $  4,869  $    412    8.46%  $  4,666  $    413    8.86%
    Loans                                 86,609     8,018    9.26%    74,469     6,912    9.28%    66,058     6,124    9.27%
                                        ========  ========  ======   ========  ========  ======   ========  ========  ======
 Total earning assets                   $145,457  $ 11,773    8.09%  $130,172  $ 10,302    7.91%  $117,001  $  9,157    7.83%
                                        ========  ========  ======   ========  ========  ======   ========  ========  ======
 Taxable equivalent net yield on
 earning assets                                   $  7,028    4.83%            $  6,377    4.90%            $  5,736    4.90%
                                                  ========  ======             ========  ======             ========  ======

------------------------------------------------------------------------------

------------------------------------------------------------------------------

Table Three
Rate Volume Analysis of Changes in Interest Income and Expense
(in thousands)

The effect on interest income and interest expense for the years ended December 31, 1997, 1996, and 1995 due to changes in average volume and rate from the prior year, is presented below. The effect of a change in average volume has been determined by applying the average rate to the change in volume. The change in rate has been determined by applying the average volume in the earlier year by the change in rate. The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of change in each.



                                      1997 Compared to 1996           1996 Compared to 1995         1995 Compared to 1994
                                        Increase (Decrease)            Increase (Decrease)            Increase (Decrease)
                                         Due to Change in:              Due to Change in:              Due to Change in:
                                   ---------------------------    ---------------------------    ---------------------------
                                                         Net                             Net                           Net
                                   Average             Increase   Average             Increase   Average             Increase
                                   Volume     Rate    (decrease)  Volume     Rate    (decrease)  Volume      Rate   (decrease)
                                   -------   -------   -------    -------   -------   -------    -------   -------   -------
                                                                   (expressed in thousands)

INTEREST INCOME FROM:
-----------------------
 U.S. Treasury and other U.S.
   Government agencies             $   175   $   185   $   360    $   156   $   139   $   295    $  (250)  $   141   $  (109)
 Obligations of states and
   political subdivisions               30       (13)       17         11       (12)       (1)        49        (8)       41
 Other securities                      (24)       (8)      (32)       (29)        8       (21)       (24)       (2)      (26)
 Interest bearing deposits             (53)        -       (53)        86       (11)       75         (5)        2        (3)
Federal funds sold                      51        11        62         45       (36)        9         42        86       128
Loans, net of unearned income        1,116       (30)    1,086        773         -       773        787       336     1,123
                                   -------   -------   -------    -------   -------   -------    -------   -------   -------
       Total interest earned         1,295       145     1,440      1,042        88     1,130        599       555     1,154


INTEREST EXPENSE ON:
-----------------------
Time deposits                          480       179       659        456        96       552        251       368       619
Savings deposits                        45        60       105        (75)      (80)     (155)       (77)      (13)      (90)
Interest bearing demand deposits         4       (10)       (6)        42       (45)       (3)        16        (4)       12
Federal funds purchased and
   Repurchase agreements                48        14        62        120       (10)      110         19        (4)       15
Long-term debt                           -         -         -          -         -         -         (3)        -        (3)
                                   -------   -------   -------    -------   -------   -------    -------   -------   -------
      Total interest paid              577       243       820        543       (39)      504        206       347       553
                                   -------   -------   -------    -------   -------   -------    -------   -------   -------
      Net interest differential    $   718   $   (98)  $   620    $   499   $   127    $  626    $   393   $   208   $   601
                                   =======   =======   =======    =======   =======   =======    =======   =======   =======

Presented below is the effect on volume and rate variances of the adjustment of interest income on obligations of states and political subdivisions to the fully taxable equivalent basis using a combined Federal and State corporate income tax rate of 40% for the years ended 1997, 1996, 1995, and 1994, respectively.


 Obligations of states and
   political subdivisions:
    Investment securities          $    51   $   (23)  $    28    $    18   $   (19)  $   (1)    $    81   $   (13)  $    68
    Loans                            1,127       (21)    1,106        780         8       788        794       344     1,138
                                   =======   =======   =======    =======   =======   =======    =======   =======   =======
 Total interest earned             $ 1,327   $   144   $ 1,471    $ 1,056   $    89   $ 1,145    $   638   $   558   $ 1,196
                                   =======   =======   =======    =======   =======   =======    =======   =======   =======

Net interest differential          $   750   $   (99)  $   651    $   513   $   128   $   641    $   432   $   211   $   643
                                   =======   =======   =======    =======   =======   =======    =======   =======   =======

------------------------------------------------------------------------------

The increase in the average yield earned combined with the increase in the average volume of investment securities also contributed to the increase in net interest income during 1997 and 1996. In 1997, interest income on investment securities increased $343,159 or 12.0% from 1996, compared to the increase in 1996 of 273,401 or 10.6% from 1995. The average volume of investment securities increased $3,197,000 in 1997 and $2,537,000 in 1996 which contributed to increased interest income. The average yield on investment securities increased .3%, from 5.87% in 1996 to 6.17% in 1997 and increased .27% from 5.60% in 1995 to 5.87% in 1996.

Interest expense in 1997 increased $819,038 or 20.9% from 1996, compared to an increase in 1996 of $504,581 or 14.8% from 1995. The increases in interest expense for both 1997 and 1996 were primarily the result of deposit growth. During 1997, the average volume of interest bearing deposits increased $11,536,000 or 10.6% as compared to 1996, and increased $8,565,000 or 8.5% in
1996 as compared to 1995. Average volume increases of interest bearing deposits during 1997 and 1996 were primarily the result of the growth in certificates of deposit.

The average yield paid on interest bearing liabilities increased .29%, from 3.48% in 1996 to 3.77% in 1997, and follows an increase of .09%, from 3.39% in 1995 to 3.48% in 1996. The increase in the average yield on interest bearing liabilities during 1997 was primarily the result of a shift in the interest bearing deposit mix from demand and savings deposits to certificates of deposit, which were higher yielding combined with an increase in average rates paid on repurchase agreements.

The changes in the volume and mix of earning assets and interest bearing liabilities combined with the changes in the market rates of interest resulted in net interest yields on average earning assets of 4.83% for 1997, as compared to 4.90% and 4.90% earned during 1996 and 1995, respectively.

Noninterest Income

Service charges represent the major component of noninterest income. These charges are earned from assessments made on checking and savings accounts. Service charges increased $50,192 in 1997, up 13.7%, from 1996, as compared to a decrease of 1.8% from 1995 to 1996. The increase in service charges in 1997 was primarily due to an increase in the number of charges assessed on deposit accounts. The decrease in service charges in 1996 were primarily due to a decrease in charges assessed on deposit accounts.

Sales of investment securities by the subsidiary banks are generally limited to the needs established under the liquidity policies. During 1997, the subsidiary banks accounted for securities gains of $2,772 and securities losses of $4,063 and were attributable to sales of securities available for sale. During 1996, securities losses were $711 and were also attributable to sales of securities available for sale by a subsidiary bank. Securities gains of $170,075 were realized in 1995. All securities gains in 1995 were attributable to the holding company's sales of marketable equity securities available for sale.

Other operating income is comprised of fees from safe deposit box rentals, sales of checkbooks, sales of cashier's checks and money orders, utility collections, ATM charges and card fees, home equity credit line fees, credit life commissions, credit card fees and commissions and various other charges and fees related to normal customer banking relationships. In 1997, other operating income was $224,584, an increase of $21,555 or 10.6% over 1996, and follows an increase of $6,852, or 3.5%, over 1995. During 1997, increases in income earned on checkbook sales, utility bill collections and safe deposit box rent combined with an increase in lease income on property owned by the Company primarily contributed to the increase in other operating income. During 1996, increases in fees earned for utility bill collections and ATM cards combined with an increase in lease income on property owned by the corporation, offset by a premium for lease servicing arising from the early sale of equipment in 1995 primarily contributed to the increase in other operating income.


Non-Interest Expense

Salary and employee benefits is the largest component of non-interest expense. For the year 1997, salary and employee benefits increased $161,549 or 7.6% over the same period in 1996. During 1996, salary and employee benefits increased $141,653 or 7.2% over 1995. The increase in salary and benefits in 1997 was primarily due to normal annual merit adjustments. The increase for 1996 was primarily due to the hiring of additional personnel by a subsidiary bank for a branch office which opened in April, 1996 and normal annual merit adjustments in salaries.

------------------------------------------------------------------------------

Table Four
Investment Portfolio
(in  thousands)


The maturity distribution using book value including accretion of discounts and amortization of premiums (expressed in thousands) and approximate yield of investment securities at December 31, 1997 and December 31, 1996 are presented in the following table. Tax equivalent yield basis was used on tax exempt obligations. Approximate yield was calculated using a weighted average of yield to maturities.

                                             December 31, 1997                             December 31, 1996
                                 ----------------------------------------      ----------------------------------------
                                     Securities             Securities            Securities             Securities
                                 Held to Maturity       Available for Sale     Held to Maturity       Available for Sale
                                 -----------------      -----------------      -----------------      -----------------
                                  Amount    Yield        Amount    Yield        Amount    Yield        Amount     Yield
                                 --------   ------      --------   ------      --------   ------      --------   ------

U.S. Treasury and other U.S.
   Government Agencies

  Within One Year                $      -        -%     $  7,794     6.11%     $      -        -%     $  6,714     5.74%
  After One But
     Within Five Years                  -        -        21,970     6.38           800     5.02        29,280     6.27
  After Five But
     Within Ten Years                   -        -         2,263     6.94             -        -         3,501     6.83
  After Ten Years                       -        -             -        -             -        -             -        -
                                 --------   ------      --------   ------      --------   ------      --------   ------
                                        -        -        32,027     6.35           800     5.02        39,495     6.23

States & Political Subdivisions

  Within One Year                     436     6.31             -        -           200     7.57             -        -
  After One But
     Within Five Years              3,238     7.16             -        -         2,723     7.53             -        -
  After Five But
     Within Ten Years                 941     7.55           516     7.46         1,678     7.89           507     7.58
  After Ten Years                     163     7.72             -        -           163     7.72             -        -
                                 --------   ------      --------   ------      --------   ------      --------   ------
                                    4,778     7.18           516     7.46         4,764     7.66           507     7.58

Corporate Debt Securities

  Within One Year                       -        -             -        -             -        -           404     7.60
  After One But
     Within Five Years                  -        -           209     7.83             -        -           210     7.78
                                 --------   ------      --------   ------      --------   ------      --------   ------
                                        -        -           209     7.83             -        -           614     7.66

Mortgage-Backed Securities              -        -         7,287     6.55             -        -         3,741     6.95

Equity Securities                       -        -           627     5.45             -        -           519     6.15
                                 --------   ------      --------   ------      --------   ------      --------   ------
  Total                          $  4,778     7.18%     $ 40,666     6.39%     $  5,564     7.28%     $ 44,876     6.32%
                                 ========   ======      ========   ======      ========   ======      ========   ======


------------------------------------------------------------------------------

Non-Interest Expense Continued

The major components of other operating expenses include: stationery and supplies, directors fees, service expense, postage and transportation, other taxes, advertising, and regulatory assessment and deposit insurance. Other operating expenses increased $9,239 or .7% in 1997 over 1996 and decreased $107,202 or 7.6% in 1996. Increased service expense, other taxes and regulatory assessment and deposit insurance expenses, offset in part by decreased stationery and supplies expense and other expenses primarily contributed to the increase in other operating expenses during 1997.

The decrease in other operating expenses during 1996 was primarily due to the reduction in the Federal Deposit Insurance Corporation (FDIC) insurance assessment and the decrease in advertising expense, offset in part by increased postage and transportation expense, other taxes and other expenses. The regulatory assessment and deposit insurance expenses decreased $117,457 or 63.5%, in 1996 over 1995.

Income Taxes

Income tax expense for the period ended December 31, 1997 was $962,856, an increase of $149,703 over 1996. The increase was primarily due to the increase in pre-taxable income of $436,277. Components of the income tax expense for December 31, 1997 were $824,174 for federal taxes and $138,682 for West Virginia corporate net income taxes. Income tax expense for the period ended December 31, 1996 increased by $85,926 over 1995. Increases in income tax expense were primarily due to changes in pre-taxable income of $259,573 in 1996 over 1995.

For federal income tax purposes, tax-exempt income is based on qualified state, county, and municipal bonds and loans. Tax-exempt income was $400,081 in 1997; $352,306 in 1996; and $329,042 in 1995. The state of West Virginia recognizes tax-exempt income based on the average of certain investments and loans held during the tax reporting period. Such items included as nontaxable are federal obligations and securities, obligations of West Virginia and West Virginia political subdivisions, investments of loans primarily secured by liens or security agreements on residential property and other real estate in the form of a mobile home, modular home or double-wide located in West Virginia. Nontaxable West Virginia income attributable to the foregoing items was approximately $1,269,000 in 1997; $1,025,000 in 1996; and $925,000 in
1995.

Federal income tax rates and West Virginia corporate net income tax rates were consistent at 34% and 9%, respectively, for the years ended December 31, 1997, 1996 and 1995. Additional information regarding income taxes is contained in
Note 7 to the Consolidated financial statements.


Balance Sheet Analysis

Investments

Investment securities decreased $4,996,235 or 9.9% from $50,440,189 at December 31, 1996, to $45,443,954 at December 31, 1997 and increased by $4,444,707 or 9.7% from $45,995,482 at December 31, 1995 to $50,440,189 at
December 31, 1996. The decrease in investment securities was used to fund the increased loan growth during 1997. The increase in investment securities at December 31, 1996 was primarily the result of increased deposit growth.

The investment portfolio is managed to attempt to achieve an optimum mix of asset quality, liquidity and maximum yield on investment. The investment portfolio is comprised of U.S. Treasury securities, U.S. Government agency and corporation securities, obligations of states and political subdivisions, corporate debt securities, mortgage-backed securities and equity securities. Taxable securities comprised 88.4% of total securities at December 31, 1997, as compared to 89.5% at December 31, 1996. Other than the normal risks inherent in purchasing U.S. Treasury securities, U.S. Government agency and corporation securities, and obligations of states and political subdivisions, i.e. interest rate risk, management has no knowledge of other market or credit risk involved in these investments. The Holding Company does not have any high risk hybrid/derivative instruments.

Investment securities that are classified available for sale are available for sale at any time based upon management's assessment of changes in economic or financial market conditions. These securities are carried at market value and the unrealized holding gains and losses, net of taxes, are reflected as a separate component of stockholders' equity until realized. Investment securities held to maturity are securities purchased with the intent and ability to hold until their maturity. Securities classified as held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts. As of December 31, 1997, the Holding Company had approximately 89% of the investment portfolio classified as available for sale, while 11% was classified as held to maturity.

------------------------------------------------------------------------------

Table Five
Loan Portfolio - Maturities and sensitivities of Loans to Changes in Interest Rates

The following table presents the contractual maturities of loans other than installment loans and residential mortgages for all banks as of December 31, 1997 and December 31, 1996 (in thousands):

                                             December 31, 1997
                                  ---------------------------------------
                                                After one
                                  In one        Year Through    After
                                  Year or Less  Five Years      Five Years
                                  ------------  ------------    ----------

  Commercial                      $   1,088      $   7,769       $   3,520
  Real Estate - construction            333              -               -
                                  ---------      ---------       ---------
     Total                        $   1,421      $   7,769       $   3,520
                                  =========      =========       =========

                                             December 31, 1996
                                  ---------------------------------------
                                                After one
                                  In one        Year Through    After
                                  Year or Less  Five Years      Five Years
                                  ------------  ------------    ----------

  Commercial                      $     957      $   5,444       $   3,937
  Real Estate - construction            312             28              78
                                  ---------      ---------       ---------
     Total                        $   1,269      $   5,472       $   4,015
                                  =========      =========       =========


The following table presents an analysis of fixed and variable rate loans as of December 31, 1997 and December 31, 1996 along with the contractual maturities of loans other than installment loans and residential mortgages (in thousands):

                                             December 31, 1997
                                  ---------------------------------------
                                                After one
                                  In one        Year Through    After
                                  Year or Less  Five Years      Five Years
                                  ------------  ------------    -----------

  Fixed Rates                     $   1,122      $   6,326       $   1,237
  Variable Rates                        299          1,443           2,283
                                  ---------      ---------       ---------
     Total                        $   1,421      $   7,769       $   3,520
                                  =========      =========       =========



                                             December 31, 1996
                                  ---------------------------------------
                                                After one
                                 In one        Year Through    After
                                 Year or Less  Five Years      Five Years
                                  ---------------------------- ----------

  Fixed Rates                     $     509     $   4,767        $   1,498
  Variable Rates                        760           705            2,517
                                  ---------     ---------        ---------
     Total                        $   1,269     $   5,472        $   4,015
                                  =========     =========        =========

------------------------------------------------------------------------------

As the investment portfolio consists primarily of fixed rate debt securities, changes in the market rates of interest will effect the carrying value of securities available for sale, adjusted upward or downward under the requirements of FAS 115. Market rates of interest were improved at December 31, 1997, therefore the carrying value of securities available for sale was increased by $195,928. The corporation had reduced the carrying value of securities available for sale by $125,968 at December 31, 1996. The market value of securities classified as held to maturity was above book value by $59,428 and $23,164 at December 31, 1997 and December 31, 1996, respectively.


Loans

Loans were $95,373,653 at December 31, 1997, an increase of $14,956,973 or 18.6% from 1996, and follows an increase in 1996 of $8,410,404 or 11.7% from 1995. The loan growth during 1997 can be attributed primarily to increases in installment loans, commercial loans and residential real estate loans, which increased approximately $5,108,000, $4,819,000 and $3,716,000, respectively. Increases in third party paper with various automobile dealers contributed to the increase in installment loans in 1997. Commercial loan increases during 1997 were primarily as a result of expansion of area businesses due to the extension of a subsidiary bank's market area. Residential real estate loans increased in 1997 primarily as a result of new purchases and refinancing due to offering competitive mortgage rates and local servicing.

Real estate residential loans which include real estate construction, real estate farmland, and real estate residential loans comprised thirty-five percent (35%) of the loan portfolio. Commercial loans which include real estate secured by non-farm, non-residential and commercial and industrial loans comprised thirty-eight percent (38%) of the loan portfolio. Installment loans comprised twenty-three percent (23%) of the loan portfolio. Other loans which include nonrated industrial development obligations, direct financing leases and other loans comprised four percent (4%) of the loan portfolio. The changes in the composition of the loan portfolio from 1996 to 1997 were a 1% increase in installment loans, a 1% increase in other loans, a 1% decrease in commercial loans and a 1% decrease in residential real estate loans. From 1995 to 1996, the changes in the composition of the loan portfolio were a 3% increase in commercial loans, a 2% increase in installment loans, a 1% decrease in other loans and a 4% decrease in residential real estate loans.

Non-performing assets included non-accrual loans on which the collectibility of the full amount of interest is uncertain; loans which have been renegotiated to provide for a reduction or deferral of interest on principal because of a deterioration in the financial position of the borrower; loans past due ninety days or more as to principal or interest; and other real estate owned. A five year summary of non-performing assets is presented in Table Six.

Total non-performing loans were $839,000 at December 31, 1997 and $702,000 at December 31, 1996. Total non-performing loans increased $137,000 in 1997, as compared to the increase of $194,000 in 1996. Loans classified as non-accrual were $540,000 or .6% of total loans as of December 31, 1997, as compared to $353,000 or .4% of total loans at December 31, 1996. There were no loans classified as renegotiated at December 31, 1997 and 1996. The decrease in renegotiated loans from 1994 to 1995 was primarily due to the reclassification of one commercial real estate loan to performing loan status. The decrease in renegotiated loans from 1993 to 1994 was primarily due to the reclassification of two commercial real estate loans totaling $754,000 to performing loan status. Loans past due 90 days or more decreased $81,000 during 1997, after increasing $207,000 during 1996. Loans past due 90 days or more have remained fairly consistent over the past five years. Other real estate owned increased $31,000 in 1997 over 1996. Since 1993, other real estate owned has been steadily declining due to the sale of the properties by the subsidiary banks. Management continues to monitor the non-performing assets to ensure against deterioration in collateral values.


Allowance for Loan Losses

The corporation maintains an allowance for loan losses to absorb probable loan losses. Table Seven presents a five year summary of the Allowance for Loan Losses. The allowance for loan losses represented 1.3% and 1.4% of loans outstanding as of December 31, 1997 and 1996, respectively. Net loan charge-offs were $73,039 during 1997 as compared to $58,990 in 1996. The net charge-offs during 1997 were primarily consumer loans. In 1996, net loan charge-offs were primarily residential real estate and consumer loans.
The increase in personal bankruptcies has contributed to the increase in net charge-offs on consumer type loans. Net loan charge-offs amounted to $(152,467) in 1995. During 1995, the net loan charge-offs were primarily due to a recovery received on one commercial loan in bankruptcy.

For the year ended December 31, 1997, the provision for possible loan losses was $130,500 compared to $70,600, and $49,600 at December 31, 1996 and 1995,
respectively. The increased loan growth combined with the increase in net charge-offs and in non-performing assets in 1997 has prompted the increase in the provision for loan losses.

------------------------------------------------------------------------------

Table Six
Risk Elements

Loans which are in the process of collection, but are contractually past due 90 days or more as to interest or principal, renegotiated, non-accrual loans and other real estate are as follows ( in thousands):


                                                   December 31,
                               ----------------------------------------------------
                                 1997      1996       1995        1994      1993

Past Due 90 Days or More:
  Real Estate - residential    $     45   $    250   $     33   $     32   $    197
  Commercial                         70          2          -          2          1
  Installment                       104         48         60         17         24
                               --------   --------   --------   --------   --------
                               $    219   $    300   $     93   $     51   $    222
                               --------   --------   --------   --------   --------

Renegotiated:
  Real Estate - residential    $      -   $      -   $      -   $      -   $      -
  Commercial                          -          -          -        232      1,026
  Installment                         -          -          -          -          -
                               --------   --------   --------   --------   --------
                               $      -   $      -   $      -   $    232   $  1,026
                               --------   --------   --------   --------   --------

Non-accrual:
  Real Estate - residential    $    139   $     26   $     56   $     18   $     62
  Commercial                        353        299        256        218        260
  Installment                        48         28         39         25         16
                               --------   --------   --------   --------   --------
                               $    540   $    353   $    351   $    261   $    338
                               --------   --------   --------   --------   --------

Other Real Estate              $     80   $     49   $     64   $     64   $    283
                               --------   --------   --------   --------   --------

Total non-performing assets    $    839   $    702   $    508   $    608   $  1,869
                               ========   ========   ========   ========   ========

Total non-performing assets
   to total loans and
   other real estate              0.88%       0.87%      0.70%      0.98%      3.33%

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

The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was approximately $34,600 and $29,000 for the periods ended December 31, 1997 and 1996, respectively.

As of December 31, 1997, there are no loans known to management other than those previously disclosed about which management has any information about possible credit problems of borrowers which causes management to have serious doubts as to the borrower's ability to comply with present loan repayment terms.

------------------------------------------------------------------------------

------------------------------------------------------------------------------

Table Seven
Analysis of Allowance for Possible Loan Losses

The following table presents a summary of loans charged off and recoveries of loans previously charged off by type of loan (in thousands).

                                                     Summary of Loan Loss Experience
                                       ---------------------------------------------------------
                                                               December 31,
                                       ---------------------------------------------------------
                                          1997        1996       1995         1994        1993


Balance at Beginning of period
  Allowance for Possible
     Loan Losses                       $   1,160   $   1,149   $     947   $     896   $     750
Loans Charged Off:
  Real Estate - residential                   18          35           1           -          11
  Commercial                                   -           -          11           2          44
  Installment                                 67          49          44          44          80
                                       ---------   ---------   ---------   ---------   ---------
                                              85          84          56          46         135

Recoveries:
  Real Estate - residential                    -           -           -           -           1
  Commercial                                   3           1         194           3           2
  Installment                                  9          24          15          17           6
                                       ---------   ---------   ---------   ---------   ---------
                                              12          25         209          20           9

Net Charge-offs                               73          59        (153)         26         126
Purchased Reserves                            --          --           -           -         156
Additions Charged to Operations              131          70          49          77         116
                                       ---------   ---------   ---------   ---------   ---------
Balance at end of period:              $   1,218   $   1,160   $   1,149   $     947   $     896
                                       =========   =========   =========   =========   =========

Average Loans Outstanding              $  86,609   $  74,469   $  66,058   $  56,991   $  56,264
                                       =========   =========   =========   =========   =========

Ratio of net charge-offs
   to Average loans
  outstanding for the period               0.08%       0.08%       (0.23)%      0.05%       0.22%

Ratio of the Allowance for Loan
  Losses to Loans Outstanding for
   the period                              1.28%       1.44%        1.60%       1.54%       1.60%


The additions to the allowance for loan losses are based on management's evaluation of characteristics of the loan portfolio, current and anticipated economic conditions, past loan experiences, net loans charged-off, specific problem loans and delinquencies, and other factors.

------------------------------------------------------------------------------

------------------------------------------------------------------------------

Table Eight
Loan Portfolio  -  Allocation of allowance for possible loan losses

The following table presents an allocation of the allowance for possible loan losses at each of the five year periods ended December 31, 1997 ( expressed in thousands). The allocation presented below is based on the historical average of net charge offs per category combined with the change in loan growth and management's review of the loan portfolio.


                                                           December 31,
                 --------------------------------------------------------------------------------------------
                       1997               1996               1995                1994              1993
                 ---------------    ---------------    ----------------    --------------    ----------------
                          Percent             Percent            Percent            Percent             Percent
                          of loans            of loans           of loans           of loans            of loans
                          in each             in each            in each            in each             in each
                          category            category           category           category            category
                          to total            to total           to total           to total            to total
                 Amount   loans      Amount   loans     Amount   loans      Amount  loans     Amount    loans
                  ------   -----     ------   -----      ------   -----      ----  -----       ----     ------

Real estate -
  residential    $  202     34.6%   $  192     36.5%    $  215     39.9%    $  216    43.1%    $  216       43.1%
Commercial          622     38.0       619     39.1        618     36.5        420    34.7        382       35.9
Installment         343     23.6       298     21.6        265     20.0        260    19.3        248       17.6
Others               20      3.8        20      2.8         20      3.6         20     2.9         20        3.4
Unallocated          31        -        31        -         31        -         31       -         30          -
                 ------    -----    ------    -----     ------    -----     ------   -----     ------     ------
Total            $1,218    100.0%   $1,160    100.0%    $1,149    100.0%    $  947   100.0%    $  896      100.0%
                 ======    =====    ======    =====     ======    =====     ======   =====     ======     ======

------------------------------------------------------------------------------

The corporation has allocated the allowance for possible loan losses to specific portfolio segments based upon historical net charge-off experience, changes in the level of non-performing assets, local economic conditions and
management experience as presented in Table Seven.   The Corporation has
historically maintained the allowance for loan losses at a level greater than actual charge-offs. In determining the allocation of the allowance for possible loan losses, charge-offs for 1998 are anticipated to be within the historical ranges. Although a subjective evaluation is determined by management, the corporation believes it has appropriately assessed the risk of loans in the loan portfolio and has provided for an allowance which is adequate based on that assessment. Because the allowance is an estimate, any change in the economic conditions of the corporation's market area could result in new estimates which could affect the corporation's earnings. Management monitors loan quality through reviews of past due loans and all significant loans which are considered to be potential problem loans on a monthly basis. The internal loan review function provides for an independent review of commercial, real estate, and installment loans in order to measure the asset quality of the portfolio. Management's review of the loan portfolio has not indicated any material amount of loans, not disclosed in the accompanying tables and discussions which are known to have possible credit problems that cause management to have serious doubts as to the ability of each borrower to comply with their present loan repayment terms.

Deposits

A stable core deposit base is the major source of funds for Holding Company subsidiaries. The deposit mix depends upon many factors including competition from other financial institutions, depositor interest in certain types of deposits, changes in the interest rate and the corporation's need for certain types of deposit growth. Total deposits were $137,044,813 at December 31, 1997 as compared to $125,271,069 at December 31, 1996, an increase of 9.4%, and follows an increase of 9.0% between 1996 and 1995. The increase in total deposits during 1997 and 1996 was primarily in time deposits. Time deposits grew by $6,824,615 or 13.3% in 1997, and follows an increase of $12,684,113 or 33.0% in 1996. Time deposits of $100,000 or more increased approximately $1,472,000 at December 31, 1997 as compared to December 31, 1996. The increase in time deposits was primarily the result of special promotions offered by the subsidiary banks throughout 1996 and 1997.

Repurchase  Agreements

Repurchase agreements represent short-term borrowings, usually overnight to 30 days. Repurchase agreements were $4,074,996 at December 31, 1997, a decrease of $1,855,695 in 1997 as compared to 1996. The decrease in repurchase agreements in 1997 as compared to 1996 was primarily attributable to a decline in the number of commercial customers that used repurchase agreements.

Capital Resources

A strong capital base is vital to continued profitability because it promotes depositor and investor confidence and provides a solid foundation for future growth. Stockholders' equity increased 10.0% in 1997 entirely from current earnings after quarterly dividends, and an increase of 1.7% resulting from the effect of the change in the net unrealized gain (loss) on securities available for sale. The increase in stockholders' equity in 1997 follows an increase of 9.1% in 1996 entirely from current earnings after quarterly dividends, and a decrease of 1.1% resulting from the effect of the change in the net unrealized gain (loss) on securities available for sale. Stockholders' equity amounted to 9.0% of total assets at the end of 1997 as compared to 8.8% at December 31, 1996.

The Holding Company's primary source of funds for payment of dividends to shareholders is from the dividends from its subsidiary banks. Earnings from subsidiary bank operations are expected to remain adequate to fund payment of stockholders' dividends and internal growth. In management's opinion, the subsidiary banks have the capability to upstream sufficient dividends to meet the cash requirements of the Holding Company. Additional information concerning the payment of dividends by the Holding Company is discussed in
Note 16 of the Consolidated Financial Statements.

On September 9, 1997, the Holding Company declared a 50% common stock dividend to stockholders of record on October 1, 1997. Accordingly, 402,978 shares of common stock were issued on October 27, 1997. A 4 percent common stock dividend was declared by the Holding Company on November 12, 1996 to stockholders of record on December 2, 1996. As a result, 30,839 shares of common stock were issued on December 16, 1996.

The Holding Company is subject to regulatory risk-based capital guidelines administered by the Federal Reserve Board. These risk-based capital guidelines establish minimum capital ratios of Total capital, Tier 1 Capital, and Leverage to assess the capital adequacy of bank holding companies. Additional information on capital amounts, ratios and minimum regulatory requirements can be found in Note 18 of the Consolidated Financial Statements.

Interest Rate Risk

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

The information presented in the following Interest Rate Risk table contains assumptions and estimates used by management in determining repricing characteristics and maturity distributions. As noted in the following table, the cumulative gap at one year is approximately $(6,177,000), which indicates the corporation's interest bearing liabilities are more than earning assets at December 31, 1997. As the table presented is as of a point in time and conditions change on a daily basis, any conclusions made may not be indicative of future results.

Interest Rate Risk Table - December 31, 1997

                                    (less                          (greater     Non-
                                    than) 3   3 - 12      1 - 3    than) 3    Interest
                                    Months    Months      Years    Years      Bearing    Total
                                    -------   -------     ------   -------    -------   -------

ASSETS:
Fed Funds Sold                     $  6,932  $           $        $          $         $  6,932
Investments                           2,918     9,911     13,824   18,791                45,444
Loans                                11,779    19,889     27,618   35,508        580     95,374
Other Assets                             97                                    9,514      9,611
Allowance for Loan
 and Lease Losses                                                             (1,218)    (1,218)
                                   --------  --------    -------  -------    -------   --------

TOTAL ASSETS:                      $ 21,726  $ 29,800    $41,442  $54,299    $ 8,876   $156,143
                                   ========  ========    =======  =======    =======   ========


NOW and Savings                    $ 3,651   $ 10,891    $10,213  $29,746    $        $ 54,501
MMDA                                10,445                                              10,445
CD's < 100,000                       5,433     16,116     12,474   11,986               46,009
CD's > 100,000                       4,296      2,796      4,170      685               11,947
Demand Deposits                                                               14,143    14,143
Other Liabilities                                                                894       894
Repurchase Agreements                4,075                                               4,075
Stockholders' Equity                                                          14,129    14,129
                                   --------  --------    -------  -------    -------   --------

TOTAL LIABILITIES
    AND CAPITAL:                   $27,900   $29,803     $26,857  $42,417    $29,166  $156,143
                                   =======   =======     =======  ========   =======  ========
GAP                                (6,174)       (3)      14,585   11,882    (20,290)
GAP/ Total Assets                  (3.95%)   (0.00%)       9.34%    7.61%    (12.99%)
Cumulative GAP                     (6,174)   (6,177)       8,408   20,290          0
Cumulative GAP/Total Assets        (3.95%)   (3.96%)       5.38%   12.99%     0.00%

The above analysis contains repricing and maturity assumptions and estimates used by management.
------------------------------------------------------------------------------

Liquidity

Liquidity management ensures that funds are available to meet loan commitments, deposit withdrawals, and operating expenses. Funds are provided by loan repayments, investment securities maturities, or deposits, and can be raised by liquidating assets or through additional borrowings. The Holding Company had investment securities with an estimated market value of $40,665,808 classified as available for sale at December 31, 1997. These securities are available for sale at any time based upon management's assessment in order to provide necessary liquidity should the need arise. In addition, the Holding Company's subsidiary banks, Progressive Bank, N.A., and Progressive Bank, N.A.- Buckhannon, are members of the Federal Home Loan Bank of Pittsburgh (FHLB). Membership in the FHLB provides an additional source of short-term and long-term funding, in the form of collateralized advances. At December 31, 1997, Progressive Bank, N.A. and Progressive Bank, N.A.- Buckhannon, had an available line of approximately $1,835,000 and $551,000, respectively, without purchasing any additional capital stock from the FHLB. As of December 31, 1997 and 1996, there were no borrowings outstanding pursuant to these agreements.

At December 31, 1997 and December 31, 1996, the Holding Company had outstanding loan commitments and unused lines of credit totaling $7,321,000 and $8,317,000, respectively. As of December 31, 1997, management placed a high probability for required funding within one year of approximately $5,092,000. Approximately $1,991,000 is principally unused home equity and credit card lines on which management places a low probability for required funding.


Other Matters

First West Virginia Bancorp, Inc. and its subsidiary banks are heavily dependent on technology to process information. Therefore, the banks need to ensure that information systems and applications are century compliant, supporting the Year 2000. The Board of Directors and management of First West Virginia Bancorp, Inc. and its subsidiary banks have established a Year 2000 Plan, ("the Plan"). Accordingly, a Year 2000 Project committee has been formed to develop an overall strategy and to monitor the Plan's reporting requirements. The Plan involves five phases which include: Awareness, Assessment, Renovation, Validation, and Implementation. The first two phases of the Plan, which include Awareness and Assessment, have been completed in accordance with the timetables established in the Plan. The expected timetables for completion of the remaining phases are as follows: Renovation phase, third quarter of 1997 through fourth quarter of 1998; Validation phase, third quarter of 1998 through first quarter of 1999; Implementation phase, first quarter of 1999. The estimated costs of the Year 2000 issue are not expected to have a material impact to the results of operations, liquidity and capital resources of the Company.

------------------------------------------------------------------------------
First West Virginia Bancorp, Inc.
Summarized Quarterly Financial Information
------------------------------------------------------------------------------

A summary of selected quarterly financial information follows:



                                      First          Second           Third          Fourth
          1997                       Quarter         Quarter         Quarter         Quarter
                                  -------------   -------------   -------------  -------------


   Total interest income          $    2,698,339  $    2,845,165  $    2,954,722  $    3,008,583
   Total interest expense              1,087,969       1,161,352       1,224,185       1,270,941
   Net interest income                 1,610,370       1,683,813       1,730,537       1,737,642
   Provision for loan losses              25,500          36,000          34,500          34,500
   Investment Securities Gain (Loss)           -               -               -          (1,291)
   Total other income                    174,106         153,694         172,615         139,807
   Total other expenses                1,044,887       1,091,516       1,116,343       1,124,623
   Income before income taxes            714,089         709,991         752,309         717,035
   Net income                            476,607         474,485         502,677         476,799
   Net income per share (1)                  .39             .39             .42             .40



                                      First          Second           Third          Fourth
          1996                       Quarter         Quarter         Quarter         Quarter
                                  -------------   -------------   -------------   -------------

   Total interest income          $    2,372,377  $    2,473,455  $    2,556,220  $    2,665,006
   Total interest expense                916,012         958,753         993,702       1,056,942
   Net interest income                 1,456,365       1,514,702       1,562,518       1,608,064
   Provision for loan losses              14,400          14,400          16,800          25,000
   Investment Securities Gain (Loss)      (1,050)            339               -               -
   Total other income                    136,416         143,670         148,902         139,487
   Total other expenses                1,016,692       1,040,824       1,038,297       1,085,853
   Income before income taxes            560,639         603,487         656,323         636,698
   Net income                            374,361         405,277         435,046         429,310
   Net income per share (1)                  .31             .34             .36             .35



                                      First          Second           Third          Fourth
          1995                       Quarter         Quarter         Quarter         Quarter
                                  -------------   -------------   -------------   -------------

   Total interest income          $    2,064,169  $    2,194,348  $    2,312,087  $    2,366,105
   Total interest expense                760,643         848,967         902,119         909,099
   Net interest income                 1,303,526       1,345,381       1,409,968       1,457,006
   Provision for loan losses              29,400          13,400           3,800           3,000
   Investment Securities Gain                 --          65,475               -         104,600
   Total other income                    164,515         126,750         155,558         121,407
   Total other expenses                1,003,933         987,471         920,319       1,095,289
   Income before income taxes            434,708         536,735         641,407         584,724
   Net income                            294,323         358,502         418,489         399,033
   Net income per share (1)                  .24             .30             .35             .33

   (1) Adjusted for the 3 for 2 stock split in the effect of a 50% stock dividend to stockholders of record as of October 1, 1997, payable
        October 27, 1997, a 4 percent common stock dividend to stockholders of record as of December 2, 1996, and a 2 percent common stock dividend to stockholders of record as of December 1, 1995.

-------------------------------------------------------------------------------

                                       17

-----------------------------------------------------------------------------

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

-----------------------------------------------------------------------------

                                     18



SNODGRASS
Certified Public Accountants



                                                Independent Auditor's Report
                                                ----------------------------

Board of Directors
First West Virginia Bancorp, Inc.
Wheeling, West Virginia

We have audited the accompanying consolidated balance sheets of First West
Virginia Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended
December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First West Virginia Bancorp, Inc. and subsidiaries at December 31, 1997 and 1996, and the results of its operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




/s/S. R. Snodgrass, A.C.


Wheeling, West Virginia
January 21, 1998




S.R. Snodgrass, A.C.
980 National Road Wheeling, WV 26003-6400 Phone: 304-233-5030  Facsimile:
304-233-3062

                                       19

               First West Virginia Bancorp Inc. and Subsidiaries
                         CONSOLIDATED  BALANCE  SHEETS

                                                                  December 31,      December 31,
                                                                     1997              1996
                                                                 -------------     -------------
                            ASSETS

Cash and due from banks                                          $   4,718,516     $   4,589,502
Due from banks - interest bearing                                       96,967            81,558
                                                                 -------------     -------------
     Total cash and cash equivalents                                 4,815,483         4,671,060
Federal funds sold                                                   6,932,000         5,461,000
Investment Securities:
   Available for Sale (at market value)                             40,665,808        44,875,887
   Held to Maturity (market value of $4,837,574
   and $5,587,466, respectively)                                     4,778,146         5,564,302
Loans, net of unearned income                                       95,373,653        80,416,680
Less allowance for loan losses                                      (1,217,763)       (1,160,302)
                                                                 -------------     -------------
                Net loans                                           94,155,890        79,256,378
Premises and equipment, net                                          3,085,087         3,249,425
Accrued income receivable                                            1,075,701           948,026
Other assets                                                           630,420           511,536
Intangible assets                                                        4,048             8,096
                                                                 -------------     -------------
               Total assets                                      $ 156,142,583     $ 144,545,710
                                                                 =============     =============


                                              LIABILITIES

Noninterest bearing deposits:

     Demand                                                      $  14,142,125     $  12,359,041
Interest bearing deposits

     Demand                                                         22,908,421        23,560,313
     Savings                                                        42,037,038        38,219,101
     Time                                                           57,957,229        51,132,614
                                                                 -------------     -------------
               Total deposits                                      137,044,813       125,271,069
                                                                 -------------     -------------
Repurchase agreements                                                4,074,996         5,930,691
Accrued interest on deposits                                           432,870           385,289
Other liabilities                                                      460,909           309,383
                                                                 -------------     -------------
               Total liabilities                                   142,013,588       131,896,432
                                                                 -------------     -------------


                                      STOCKHOLDERS' EQUITY

Common Stock - 2,000,000 shares authorized at $5 par value:
  1,209,085 shares issued at December 31, 1997 and
806,107 shares issued at December 31, 1996                           6,045,425         4,030,535
Surplus                                                              3,764,000         3,764,000
Retained earnings                                                    4,196,076         4,935,303
Net unrealized gain (loss) on securities available for sale            123,494           (80,560)
                                                                 -------------     -------------
          Total stockholders' equity                                14,128,995        12,649,278
                                                                 -------------     -------------
          Total liabilities and stockholders' equity             $ 156,142,583     $ 144,545,710
                                                                 =============     =============

The accompanying notes are an integral part of the financial statements.

               First West Virginia Bancorp Inc. and Subsidiaries
                     CONSOLIDATED  STATEMENTS  OF  INCOME


                                                                  Year Ended December 31,
                                                       1997                1996               1995
                                                    -----------          ----------         ----------
INTEREST INCOME

Interest and fees on loans and lease financing:

   Taxable                                          $ 7,791,705         $ 6,736,781        $ 5,988,515
   Tax-exempt                                           135,969             105,192             80,920
Investment securities:

   Taxable                                            2,905,180           2,581,467          2,307,702
   Tax-exempt                                           264,112             247,114            248,122
Dividends                                                22,862              20,414             19,770
Other interest income                                    29,843              80,742              5,171
Interest on federal funds sold                          357,138             295,348            286,509
                                                    -----------          ----------         ----------
         Total interest income                       11,506,809          10,067,058          8,936,709
                                                    -----------          ----------         ----------
INTEREST EXPENSE

Deposits                                              4,555,542           3,798,076          3,404,322
Other borrowings                                        188,905             127,333             16,506
                                                    -----------          ----------         ----------
         Total interest expense                       4,744,447           3,925,409          3,420,828
                                                    -----------          ----------         ----------
         Net interest income                          6,762,362           6,141,649          5,515,881

PROVISION FOR POSSIBLE LOAN LOSSES                      130,500              70,600             49,600
                                                    -----------          ----------         ----------
         Net interest income after provision

           for possible loan losses                   6,631,862           6,071,049          5,466,281
                                                    -----------          ----------         ----------

NONINTEREST INCOME

Service charges and other fees                          415,638             365,446            372,053
Securities gains (losses)                                (1,291)               (711)           170,075
Other operating income                                  224,584             203,029            196,177
                                                    -----------          ----------         ----------
         Total noninterest income                       638,931             567,764            738,305

NONINTEREST EXPENSE

Salary and employee benefits                          2,280,673           2,119,124          1,977,471
Net occupancy expense of premises                       789,128             764,213            624,010
Other operating expenses                              1,307,568           1,298,329          1,405,531
                                                    -----------          ----------         ----------
         Total noninterest expense                    4,377,369           4,181,666          4,007,012
                                                    -----------          ----------         ----------


         Income before income taxes                   2,893,424           2,457,147          2,197,574

INCOME TAXES                                            962,856             813,153            727,227
                                                    -----------          ----------         ----------
         Net income                                 $ 1,930,568         $ 1,643,994        $ 1,470,347
                                                    ===========          ==========         ==========

WEIGHTED AVERAGE SHARES OUTSTANDING                   1,209,085           1,209,085          1,209,085
                                                    ===========          ==========         ==========

EARNINGS PER COMMON SHARE                                 $1.60               $1.36              $1.22
                                                    ===========          ==========         ==========

The accompanying notes are an integral part of the financial statements.


                                    First West Virginia Bancorp Inc. and Subsidiaries
                           CONSOLIDATED  STATEMENTS  OF CHANGES  IN  STOCKHOLDERS'  EQUITY


                                                                                               Net unrealized
                                                                                               Gain (Loss) on
                                               Common Stock                                     Securities
                                        --------------------------                  Retained     Available
                                           Shares        Amount        Surplus      Earnings      for Sale       Total
                                        ------------  ------------  ------------  ------------  ------------  ------------

BALANCE, December 31, 1994              $    760,232  $  3,801,160  $  2,918,246  $  3,888,127  $   (239,690) $ 10,367,843

NET INCOME                                         -             -             -     1,470,347             -     1,470,347

CASH DIVIDEND
  ($.34 PER SHARE)                                 -             -             -      (410,525)            -      (410,525)

CASH PAID IN LIEU OF FRACTIONAL
  SHARES ON STOCK DIVIDEND                         -             -             -        (3,626)            -        (3,626)

2% COMMON STOCK DIVIDEND AT
  FAIR MARKET VALUE                           15,036        75,180       248,094      (323,274)            -             -

CHANGE IN FAIR VALUE OF
  SECURITIES AVAILABLE FOR SALE                    -             -             -             -       285,168       285,168
                                        ------------  ------------  ------------  ------------  ------------  ------------
BALANCE, DECEMBER 31, 1995                   775,268  $  3,876,340  $  3,166,340  $  4,621,049  $     45,478  $ 11,709,207

NET INCOME                                         -             -             -     1,643,994             -     1,643,994

CASH DIVIDEND
  ($.47 PER SHARE)                                 -             -             -      (573,698)            -      (573,698)

CASH PAID IN LIEU OF FRACTIONAL
  SHARES ON STOCK DIVIDEND                         -             -             -        (4,187)            -        (4,187)

4% COMMON STOCK DIVIDEND AT
  FAIR MARKET VALUE                            30,839      154,195      597,660       (751,855)           -              -

CHANGE IN FAIR VALUE OF
  SECURITIES AVAILABLE FOR SALE                    -             -             -             -      (126,038)     (126,038)
                                        ------------  ------------  ------------  ------------  ------------  ------------
BALANCE, DECEMBER 31, 1996              $    806,107  $  4,030,535  $  3,764,000  $  4,935,303  $    (80,560) $ 12,649,278

NET INCOME                                         -             -             -     1,930,568            -      1,930,568

CASH DIVIDEND
  ($.54 PER SHARE)                                 -             -             -      (652,936)           -       (652,936)

CASH PAID IN LIEU OF FRACTIONAL
  SHARES ON STOCK DIVIDEND                         -             -             -        (1,969)           -         (1,969)

50% COMMON STOCK DIVIDEND AT
  PAR VALUE                                  402,978     2,014,890             -    (2,014,890)           -              -

CHANGE IN FAIR VALUE OF
  SECURITIES AVAILABLE FOR SALE                    -             -             -             -       204,054       204,054
                                        ------------  ------------  ------------  ------------  ------------  ------------
BALANCE, DECEMBER 31, 1997              $  1,209,085  $  6,045,425  $  3,764,000  $  4,196,076  $    123,494  $ 14,128,995
                                        ============  ============  ============  ============  ============  ============

The accompanying notes are an integral part of the financial statements

                                    First West Virginia Bancorp Inc. and Subsidiaries
                                          CONSOLIDATED  STATEMENTS  OF CASH FLOWS

                                                                              Year Ended December 31,
                                                                   1997                1996               1995
                                                             -------------     -------------     -------------

OPERATING ACTIVITIES
   Net Income                                                $   1,930,568     $   1,643,994     $   1,470,347
   Adjustments to reconcile net income to net cash
     provided by operating activities:
        Provision for loan losses                                  130,500            70,600            49,600
        Depreciation and amortization                              370,743           382,789           299,639
        Loss on disposal of equipment                                  --                776            12,976
        Amortization of investment securities, net                 (47,749)          (10,963)           31,340
        Investment security losses (gains)                           1,291               711          (170,075)
        Increase in interest receivable                           (127,675)          (24,703)         (107,584)
        Increase in interest payable                                47,581            70,682            82,464
        Other, net                                                 (85,201)           78,879            79,736
                                                             -------------     -------------     -------------
         Net cash provided by operating activities               2,220,058         2,212,765         1,748,443
                                                             -------------     -------------     -------------
INVESTING ACTIVITIES
   Net increase in federal funds sold                           (1,471,000)       (3,183,000)         (259,000)
   Net increase in loans, net of charge offs                   (15,042,430)       (8,494,283)      (10,395,535)
   Proceeds from sales of securities available for sale          1,487,344         1,250,868           183,275
   Proceeds from maturities of securities available for sale    23,350,000        21,615,000        10,482,400
   Proceeds from maturities of securities held to maturity       2,010,000           235,000         5,210,000
   Principal collected on mortgage-backed securities               944,930           415,482           393,403
   Purchases of securities available for sale                  (21,194,040)      (27,341,216)      (15,192,854)
   Purchases of securities held to maturity                     (1,233,644)         (806,587)         (934,242)
   Recoveries on loans previously charged-off                       12,418            24,889           208,874
   Purchases of premises and equipment                            (202,358)         (499,219)         (498,827)

                                                             -------------     -------------     -------------
         Net cash used in investing activities                 (11,338,780)      (16,783,066)      (10,802,506)
                                                             -------------     -------------     -------------
FINANCING ACTIVITIES
   Net increase in deposits                                     11,773,745        10,375,915         9,164,918
   Dividends paid                                                 (654,905)         (577,885)         (414,151)
   Increase (decrease) in short-term borrowings                 (1,855,695)        5,181,467           644,030
                                                             -------------     -------------     -------------
         Net cash provided by financing activities               9,263,145        14,979,497         9,394,797
                                                             -------------     -------------     -------------
           INCREASE IN CASH AND
              CASH EQUIVALENTS                                     144,423           409,196           340,734

CASH AND CASH EQUIVALENTS,
 BEGINNING OF YEAR                                               4,671,060         4,261,864         3,921,130
                                                             -------------     -------------     -------------
CASH AND CASH EQUIVALENTS,
 END OF YEAR                                                 $   4,815,483     $   4,671,060     $   4,261,864
                                                             =============     =============     =============

The accompanying notes are an integral part of the financial statements

             First West Virginia Bancorp, Inc. and Subsidiaries
               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1997, 1996 AND 1995


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of First West Virginia Bancorp, Inc. (the "Corporation") and its subsidiaries conform with generally accepted accounting principles and with general practices within the banking industry. The following is a summary of the significant policies:

Nature of Operations
--------------------

First West Virginia Bancorp, Inc. provides a variety of banking services to individuals and businesses through the branch network of its two affiliate banks (the "Banks"). The Banks operate seven full service branches located in Wheeling (2), Wellsburg, Moundsville, Buckhannon, and Weston, West Virginia and Bellaire, Ohio. Primary deposit products consist of checking accounts, savings accounts, and certificates of deposit. Primary lending products consist of commercial and residential real estate loans, consumer loans, and business loans.

Principles of Consolidation
----------------------------

The consolidated financial statements of the Corporation include the financial statements of the parent and its wholly-owned subsidiaries, Progressive Bank, N.A. and Progressive Bank, N.A.-Buckhannon. All significant intercompany transactions and accounts have been eliminated in consolidation.

Investment Securities
----------------------

Investment securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. The Corporation uses the interest method to amortize premiums and accrete discounts. All other securities are classified as available for sale and carried at fair value, with net unrealized gains and losses included in stockholders' equity on an after-tax basis. In addition, marketable equity securities are carried at fair value with net unrealized gains and losses included in stockholders' equity, net of tax. The Corporation does not currently conduct short term purchase and sale transactions of investment securities which would be classified as trading securities.

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

             First West Virginia Bancorp, Inc. and Subsidiaries
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1997, 1996 AND 1995

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Interest and Fees on Loans (Continued)
--------------------------

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

Direct Financing Leases
------------------------
The leasing operation of the corporation consists of the leasing of various types of equipment under leases classified as direct financing leases. Interest and service charges, net of initial direct costs, are deferred and reported as income in decreasing amounts over the term of the lease so as to provide an approximate constant yield on the outstanding principal balance.

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

             First West Virginia Bancorp, Inc. and Subsidiaries
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1997, 1996 AND 1995

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

Earnings Per Common Share
--------------------------

Earnings per common share are calculated by dividing net income by the weighted-average number of shares of common stock outstanding during the year. The Corporation has no securities which would be considered potential common stock.


Stock Dividends
---------------
On November 14, 1995, the Corporation declared a 2% common stock dividend to stockholders of record on December 1, 1995. On November 12, 1996, the Corporation declared a 4% stock dividend to stockholders of record on December 2, 1996. On September 9, 1997, the Corporation declared a 50% stock dividend to stockholders of record on October 1, 1997. All common share data include the effect of the stock dividends.

Purchase Method of Accounting
-------------------------------

Net assets of organizations acquired in purchase transactions are recorded at fair value at the date of the transaction. The cost of core deposits and the excess of cost over net assets of affiliates purchased is being amortized over a ten year period on the straight-line method. Annual amortization expense was approximately $4,000 for 1997, $31,300 for 1996, and $35,500 for 1995.


Reclassifications
------------------

Certain prior year amounts have been reclassified to conform to the 1997 presentation.

             First West Virginia Bancorp, Inc. and Subsidiaries
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1997, 1996 AND 1995

NOTE 2 - INVESTMENT SECURITIES

The estimated market values of investment securities are as follows at December 31, 1997 and 1996:

                                                                        December 31, 1997
                                                            -----------------------------------------
                                                                         Gross      Gross    Estimated
                                                            Amortized  Unrealized Unrealized  Market
                                                               Cost      Gains      Losses    Value
                                                            ---------  ---------  ---------  ---------
   Securities held to maturity:                                      (Expressed in Thousands)
   ----------------------------
   Obligations of states and political subdivisions         $   4,778  $      61  $      (1) $   4,838
                                                            ---------  ---------  ---------  ---------

                    Total held to maturity                      4,778         61         (1)     4,838
                                                            ---------  ---------  ---------  ---------
   Securities available for sale:
   ------------------------------
   U.S. Treasury securities and obligations of
     U.S. Government corporations and agencies                31,920         121        (14)    32,027
   Obligations of states and political subdivisions              503          13          -        516
   Corporate debt securities                                      204          5          -        209
   Mortgage-backed securities                                   7,231         72        (16)     7,287
   Equity securities                                              612         17         (2)       627
                                                            ---------  ---------  ---------  ---------

                    Total available for sale                   40,470        228        (32)    40,666
                                                            ---------  ---------  ---------  ---------

                    Total                                   $  45,248  $     289  $     (33) $  45,504
                                                            =========  =========  =========  =========

                                                                        December 31, 1996
                                                            -----------------------------------------
                                                                         Gross      Gross    Estimated
                                                            Amortized  Unrealized Unrealized  Market
                                                               Cost      Gains      Losses    Value
                                                            ---------  ---------  ---------  ---------
   Securities held to maturity:                                      (Expressed in Thousands)
   ----------------------------
   U.S. Treasury securities and obligations of
     U.S. Government corporations and agencies              $     800  $      -   $     (11) $     789
   Obligations of states and political subdivisions             4,764         43         (9)     4,798
                                                            ---------  ---------  ---------  ---------

                    Total held to maturity                      5,564         43        (20)     5,587
                                                            ---------  ---------  ---------  ---------

   Securities available for sale:
   ------------------------------
   U.S. Treasury securities and obligations of
     U.S. Government corporations and agencies                 39,657         71       (233)    39,495
   Obligations of states and political subdivisions               503          4          -        507
   Corporate debt securities                                      608          6          -        614
   Mortgage-backed securities                                   3,716         40        (15)     3,741
   Equity securities                                              518          1          -        519
                                                            ---------  ---------  ---------  ---------

                    Total available for sale                   45,002        122       (248)    44,876
                                                            ---------  ---------  ---------  ---------

                    Total                                   $  50,566  $     165  $    (268) $  50,463
                                                            =========  =========  =========  =========

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      DECEMBER 31, 1997, 1996 AND 1995

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

The amortized cost and estimated market value of investment securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      Securities                  Securities
                                                   Held to Maturity           Available for Sale
                                                -----------------------     -----------------------
                                                             Estimated                    Estimated
                                                 Amortized    Market         Amortized     Market
                                                   Cost        Value           Cost         Value
                                                ----------   ----------     ----------   ----------
                                                             (Expressed in Thousands)


      Due in one year or less                   $      436   $      438     $    7,790   $    7,794

      Due after one year through five years          3,238        3,266         22,089       22,179

      Due after five years through ten years           941          964          2,748        2,779

      Due after ten years                              163          170              -            -
                                                ----------   ----------     ----------   ----------
                                                     4,778        4,838         32,627       32,752

      Mortgage-backed securities                         -            -          7,231        7,287

      Equity securities                                  -            -            612          627
                                                ----------   ----------     ----------   ----------

            Total                               $    4,778   $    4,838     $   40,470   $   40,666
                                                ==========   ==========     ==========   ==========

Proceeds from sales of securities available for sale during the years ended December 31, 1997, 1996, and 1995, were $1,487,344, $1,250,868, and
$183,275, respectively. Gross gains of $2,772 and gross losses of $4,063 in 1997, gross gains of $425 and gross losses of $1,136 in 1996, and gross gains of $170,075 in 1995, were realized on those sales. Assets carried at $18,079,000 and $14,158,000 at December 31, 1997 and 1996, respectively, were pledged to secure United States Government and other public funds and for other purposes as required or permitted by law.

In accordance with guidance issued by the Financial Accounting Standards Board, the Corporation reassessed the appropriateness of the classifications of all securities in December, 1995. As a result, securities with an amortized cost of $18,411,939 and unrealized loss of $112,961 were transferred from the held to maturity category to the available for sale category at that time.

               First West Virginia Bancorp, Inc. and Subsidiaries
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                          DECEMBER 31, 1997, 1996 AND 1995

NOTE 3 - LOANS AND LEASES

   Loans outstanding at December 31, 1997 and 1996, are as follows:

                                                                 (Expressed in Thousands)
                                                                 1997                1996
                                                              ----------          ----------

      Real estate-construction                                $      334          $      418
      Real estate-farmland                                           122                  12
      Real estate-residential                                     32,610              28,920
      Real estate-secured by non-farm, non-residential            23,925              21,145
      Commercial and industrial loans                             12,377              10,338
      Installment and other loans to individuals                  22,487              17,379
      Non-rated industrial development obligations                 3,517               1,593
      Direct financing leases                                         70                 334
      Other loans                                                     40                 368
                                                              ----------          ----------
        Total                                                     95,482              80,507
      Less unearned interest and deferred fees                       108                  90
                                                              ----------          ----------
        Net loans                                             $   95,374          $   80,417
                                                              ==========          ==========

The elements of the investment in direct financing leases at December 31 are as follows:

                                                                  (Expressed in Thousands)
                                                                 1997                1996
                                                              ----------          ----------

      Rentals receivable                                      $       24          $      194
      Estimated residual value of leased assets                       47                 154
                                                              ----------          ----------
        Subtotal                                                      71                 348
      Unearned income                                                 (1)                (14)
                                                              ----------          ----------

        Total net investment in direct financing leases       $       70          $      334
                                                              ==========          ==========

The Corporation had no loans at December 31, 1997 and 1996, that were specifically classified as impaired. Non-accrual loans amounted to $540,000 and $354,000 at December 31, 1997, and 1996, respectively. The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was $34,600 and $29,000 for 1997 and 1996, respectively.

               First West Virginia Bancorp, Inc. and Subsidiaries
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                          DECEMBER 31, 1997, 1996 AND 1995


NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:

                                                                      December 31,
                                                      1997               1996                1995
                                                  -----------         -----------        -----------

   Balance, beginning of year                     $ 1,160,302         $ 1,148,692        $   946,625
   Additions charged to operating expense             130,500              70,600             49,600
   Recoveries                                          12,418              24,889            208,874
                                                  -----------         -----------        -----------
        Total                                       1,303,220           1,244,181          1,205,099
   Less loans charged-off                              85,457              83,879             56,407
                                                  -----------         -----------        -----------

   Balance, end of year                           $ 1,217,763         $ 1,160,302        $ 1,148,692
                                                  ===========         ===========        ===========


The entire allowance represents a valuation reserve which is available for future charge-offs of loans and leases.


NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation, as follows:

Original
                                                                      December 31,       Useful Life
                                                      1997               1996               Years
                                                  -----------         -----------        -----------

   Land                                           $   794,116        $   794,116
   Land improvements                                  223,004            223,004             20
   Leasehold improvements                             396,898            394,847             25
   Buildings                                        2,909,684          2,856,663           20 - 50
   Furniture, fixtures & equipment                  2,140,792          2,004,493            3 - 20
                                                  -----------         -----------
        Total                                       6,464,494          6,273,123
   Less accumulated depreciation                    3,379,407          3,023,698
                                                  -----------         -----------

        Premises and equipment, net               $ 3,085,087        $ 3,249,425
                                                  ===========         ===========

Charges to operations for depreciation approximated $366,695, $351,511, and $264,091 for 1997, 1996, and 1995, respectively.

                                       30

               First West Virginia Bancorp, Inc. and Subsidiaries
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                          DECEMBER 31, 1997, 1996 AND 1995

NOTE 6 - DEPOSITS

The composition of the banks' deposits at December 31 follows:


                                                                 (Expressed in Thousands)
                                                                            1997
                                                   -------------------------------------------------------
                                                             Demand
                                                   -------------------------
                                                   Noninterest     Interest
                                                    Bearing        Bearing        Savings          Time
                                                   ----------     ----------     ----------     ----------

     Individuals, partnerships and corporations    $   13,203     $   20,483     $   40,292     $   55,994
     United States Government                              40              -              -              -
     States and political subdivisions                     87          2,426          1,745          1,653
     Commercial banks                                     169              -              -            300
     Other depository institutions                         4               -              -             10
     Certified and official checks                       639               -              -              -
                                                   ----------     ----------     ----------     ----------
        Total                                      $   14,142     $   22,909     $   42,037     $   57,957
                                                   ==========     ==========     ==========     ==========

                                                                 (Expressed in Thousands)
                                                                            1996
                                                   -------------------------------------------------------
                                                             Demand
                                                   -------------------------
                                                   Noninterest     Interest
                                                    Bearing        Bearing        Savings          Time
                                                   ----------     ----------     ----------     ----------
     Individuals, partnerships and corporations    $   10,981     $   20,046     $   37,808     $   50,205
     United States Government                             210              -              -              -
     States and political subdivisions                    246          3,514            411            818
     Commercial banks                                       -              -              -            100
     Other depository institutions                        207              -              -             10
     Certified and official checks                        715              -              -              -
                                                   ----------     ----------     ----------     ----------
        Total                                      $   12,359     $   23,560     $   38,219     $   51,133
                                                   ==========     ==========     ==========     ==========


Time deposits include certificates of deposit issued in denominations of $100,000 or more which amounted to $11,947,000 and $10,475,000 at December 31, 1997 and 1996, respectively.

A maturity distribution of time certificates of deposit of $100,000 or more at December 31, 1997, follows:


     Due in three months or less                          $  4,297,000
     Due after three months through six months               1,128,000
     Due after six months through twelve months              1,668,000
     Due after one year through five years                   4,854,000
                                                          ------------
        Total                                            $  11,947,000
                                                          ============

               First West Virginia Bancorp, Inc. and Subsidiaries
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                          DECEMBER 31, 1997, 1996 AND 1995

NOTE 7 - INCOME TAX

The provisions for income taxes at December 31 consist of:

                                          1997          1996          1995
                                       ----------    ----------    ----------

   Currently payable:
      Federal                          $  928,070   $  734,047    $  679,884
      State                               154,279      112,528       109,119
   Deferred:
      Federal                            (103,896)     (29,825)      (54,675)
      State                               (15,597)      (3,597)       (7,101)
                                       ----------    ----------    ----------
        Income tax expense             $  962,856    $  813,153    $  727,227
                                       ==========    ==========    ==========


The following temporary differences gave rise to the deferred tax asset at December 31:


                                                        1997          1996
                                                    -----------   -----------
   Allowance for loan losses                        $   293,441   $   257,119
   Deferred loan fees                                    36,863        30,560
   Accrued interest on non-performing loans              33,825        27,712
   Deferred compensation                                 64,698        26,730
   Deferred directors fees                               19,885        17,865
   Depreciation due to purchase accounting adjustments  (61,584)      (71,228)
   Deferred state income tax                             (2,887)      (11,757)
   Other, net                                           (17,188)      (11,885)
                                                    -----------   -----------

        Total deferred tax asset - federal              367,053       265,116
        Total deferred tax asset - state                 50,553        34,956
                                                    -----------   -----------
                                                        417,606       300,072

   Deferred tax assets (liabilities) arising from
    market adjustments of securities available
      for sale Federal                                  (63,618)       41,501
      State                                              (8,816)        3,907
                                                    -----------   -----------

        Total deferred tax assets                   $   345,172   $   345,480
                                                    ===========   ===========

               First West Virginia Bancorp, Inc. and Subsidiaries
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                          DECEMBER 31, 1997, 1996 AND 1995

NOTE 7 - INCOME TAX (CONTINUED)

A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes for the year ended December 31 is as follows:

                                               1997                    1996                  1995
                                        ------------------     ------------------     ------------------
                                          Amount    Percent      Amount    Percent      Amount    Percent
                                        ----------  ------     ----------  ------     ----------  ------

  Computed tax at statutory
    Federal rate                        $  983,764    34.0%    $  835,430    34.0%    $  747,175    34.0%
  Plus state income taxes net
    Of federal tax benefits                 91,530     3.2         71,894     2.9         67,332     3.1
                                        ----------  ------     ----------  ------     ----------  ------

                                         1,075,294    37.2        907,324    36.9        814,507    37.1

  Increase (decrease) in taxes
    resulting from:
      Tax exempt income                   (137,389)   (4.7)      (106,073)   (4.3)      (111,874)   (5.1)
      Nondeductible interest expense        16,602     0.6          6,825     0.3         11,078     0.5
      Nondeductible goodwill                 1,376     0.0          7,696     0.3          8,686     0.4
      Others - net                           6,973     0.2         (2,619)   (0.1)         4,830     0.2
                                        ----------  ------     ----------  ------     ----------  ------

           Actual tax expense           $  962,856    33.3%    $  813,153    33.1%    $  727,227    33.1%
                                        ==========  ======     ==========  ======     ==========  ======


NOTE 8 - EMPLOYEE BENEFIT PLANS

The Corporation has a non-contributory profit-sharing plan for employees meeting certain service requirements. The Corporation makes annual contributions to the profit-sharing plan based on income of the Corporation as defined. Total expenses for the plan were $127,600, $116,300, and $106,300 for the years ended December 31, 1997, 1996, and 1995, respectively.

In 1996, the Corporation implemented a non-qualified, deferred compensation plan for certain corporate officers. Under the plan, the officers can elect to defer part of their annual bonus. The Corporation incurred no additional salary and benefits expense as a result of the plan.

NOTE 9 - REPURCHASE AGREEMENTS

Repurchase agreements represent borrowings of a short duration, usually less than 30 days. The securities underlying the agreements were under the Banks' control. Information related to these borrowings is summarized below:

                                                     1997                  1996                  1995
                                                 -----------           -----------           -----------

     Balance at end of year                      $ 4,074,996           $ 5,930,691           $   749,224
     Average balance during the year               5,117,789             3,703,803               457,849
     Maximum month-end balance                     5,922,489             5,930,691               859,954
     Weighted-average rate during the year              3.69%                 3.42%                 3.55%
     Rate at December 31                                3.22%                 4.07%                 2.79%

               First West Virginia Bancorp, Inc. and Subsidiaries
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                          DECEMBER 31, 1997, 1996 AND 1995

NOTE 10 - COMMITMENTS AND CONTINGENCIES

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

The following represents financial instruments whose contract amounts represent credit risk:

                                             1997             1996
                                         ------------     ------------

   Commitments to extend credit          $  7,273,000     $  7,987,000
   Standby letters of credit                   48,000          330,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. All of the standby letters of credit expire in 1998. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

As members of the Federal Home Loan Bank of Pittsburgh (FHLB), the subsidiary Banks have the ability to borrow funds from the FHLB at prevailing interest rates. At December 31, 1997, the subsidiary Banks had unused lines of credit available with the FHLB in the aggregate amount of $2,386,000. There were no outstanding borrowings at December 31, 1997.

               First West Virginia Bancorp, Inc. and Subsidiaries
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                          DECEMBER 31, 1997, 1996 AND 1995

NOTE 11 - RELATED PARTY TRANSACTIONS

Directors and officers of the corporation and its subsidiaries, and their associates, were customers of, and had other transactions with the subsidiary Banks in the normal course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility. Such loans totaled $3,257,242 at December 31, 1997, and $4,720,986 at December 31, 1996.

The following is an analysis of loan activity to directors, executive officers, and associates of the Corporation and its subsidiaries:

                                                      December 31,
                                                1997               1996
                                            ------------       ------------

   Balance, January 1                       $  4,720,986       $  4,832,062
   New loans during the period                   671,023          1,218,597
   Repayments during the period               (2,134,767)        (1,329,673)
                                            ------------       ------------

   Ending balance                           $  3,257,242       $  4,720,986
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


NOTE 13 - LEASES

At December 31, 1997, the Corporation's Bank affiliates leased certain land used for banking purposes under long-term leases, expiring at various dates. These leases contain renewal options and generally provide that the Corporation will pay for insurance, taxes, and maintenance.

As of December 31, 1997, the future minimum rental payments required under noncancelable operating leases with initial terms in excess of one year, are as follows:


                   December 31, 1998          $ 107,000
                   December 31, 1999             90,750
                   December 31, 2000             56,000
                   December 31, 2001             36,000
                   December 31, 2002             32,000
                      Thereafter                336,000

Rental expense under operating leases approximated $107,000 in 1997; $104,000 in 1996; and $87,000 in 1995.

               First West Virginia Bancorp, Inc. and Subsidiaries
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                          DECEMBER 31, 1997, 1996 AND 1995


NOTE 14 - OTHER OPERATING EXPENSES

Other operating expenses at December 31 included the following:

                                                        1997         1996         1995
                                                     ----------   ----------   ----------

       Directors fees                                $  132,200   $  122,300   $  120,750
       Stationery and supplies                          135,751      143,710      147,859
       Regulatory assessment and deposit insurance       80,152       67,592      185,049
       Advertising                                      101,816      104,568      119,798
       Postage and transportation                       118,915      118,247      106,078
       Other taxes                                      116,892       89,509       78,465
       Service Expense                                  131,284      106,511      105,735
       Other                                            490,558      545,892      541,797
                                                     ----------   ----------   ----------

               Total                                 $1,307,568   $1,298,329   $1,405,531
                                                     ==========   ==========   ==========

NOTE 15 - RESTRICTION ON CASH

The subsidiary Banks are required to maintain an average reserve balance with the Federal Reserve Bank or in cash on hand. The average required reserve balances for the years ended December 31, 1997 and 1996, were $709,000 and $655,000, respectively.


NOTE 16 - LIMITATIONS ON DIVIDENDS

The approval of the Comptroller of the Currency is required to pay dividends if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits (as defined) for the year, combined with its retained net profits of the preceding two years. Under this formula, the subsidiary Banks can declare dividends in 1998, without approval of the Comptroller of the Currency, of approximately $2,400,000, plus an additional amount equal to the Bank's net profit for 1998 up to the date of any such dividend declaration. The subsidiary Banks are the primary source of funds to pay dividends to the stockholders of First West Virginia Bancorp, Inc.


NOTE 17 - CASH FLOWS INFORMATION

For the purpose of presentation in the Statement of Cash Flows, cash and cash equivalents are defined as cash on hand and amounts due from banks.

Cash payments for interest in 1997, 1996, and 1995, were $4,696,866, $3,854,727, and $3,338,364, respectively. Cash payments for income taxes for 1997, 1996, and 1995 were $1,081,701, $872,395, and $803,600, respectively.

               First West Virginia Bancorp, Inc. and Subsidiaries
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                          DECEMBER 31, 1997, 1996 AND 1995

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

Quantitative measures established by regulation to ensure capital adequacy require the banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk- weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 1997, the most recent notifications from the Office of the Comptroller of the Currency categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since those notifications that management believes have changed the institutions' category.

                                                                                          To Be Well
                                                                                       Capitalized Under
                                                                     For Capital       Prompt Corrective
                                                 Actual           Adequacy Purposes    Action Provisions
                                           ------------------    ------------------    ------------------
     (Amounts Expressed in Thousands)       Amount     Ratio      Amount     Ratio      Amount     Ratio
                                           ---------  -------    ---------  -------    ---------  -------

     As of December 31, 1997:
       Total Capital                       $  14,862     15.4%   $   7,719      8.0%   $   9,649     10.0%
         (to Risk Weighted Assets)
       Tier I Capital                      $  13,656     14.2%   $   3,860      4.0%   $   5,789      6.0%
         (to Risk Weighted Assets)
       Tier I Capital                      $  13,656      8.7%   $   4,705      3.0%   $   7,842      5.0%
         (to Average Assets)


     As of December 31, 1996:
       Total Capital                       $  13,424     16.0%   $   6,732      8.0%   $   8,415     10.0%
         (to Risk Weighted Assets)
       Tier I Capital                      $  12,406     14.7%   $   3,366      4.0%   $   5,049      6.0%
         (to Risk Weighted Assets)
       Tier I Capital                      $  12,406      8.6%   $   4,313      3.0%   $   7,188      5.0%
         (to Average Assets)

               First West Virginia Bancorp, Inc. and Subsidiaries
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                          DECEMBER 31, 1997, 1996 AND 1995

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

               First West Virginia Bancorp, Inc. and Subsidiaries
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                          DECEMBER 31, 1997, 1996 AND 1995

NOTE 19 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The estimates of fair values of financial instruments are summarized as follows at December 31:

                                                                     (Expressed in Thousands)
                                                                 1997                       1996
                                                       -----------------------    -----------------------

                                                        Carrying       Fair        Carrying       Fair
                                                         Amount        Value        Amount        Value
                                                       ----------   ----------    ----------   ----------
       Financial assets:
          Cash and short-term investments              $   11,747   $   11,747    $   10,132   $   10,132
          Investment securities                            45,444       45,503        50,440       50,463
          Loans (1)                                        94,086       94,836        78,922       79,567

       Financial liabilities:
          Deposits                                        137,045      137,371       125,271      125,018
          Short-term borrowings                             4,075        4,075         5,931        5,931

     (1) Excludes net leases with a carrying amount of $70,000 and $334,000 at December 31, 1997 and 1996, respectively.

NOTE 20 - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

Presented below are the condensed balance sheets, statements of income, and statements of cash flows for First West Virginia Bancorp, Inc.

                               BALANCE SHEETS


                                                         December 31,
                                                     1997           1996
                                                 -----------     -----------
     ASSETS
       Cash                                      $   281,141     $   267,641
       Investment in common stock - available
         for sale (at market value)                   97,162           1,947
       Investment in subsidiary banks             13,693,981      12,236,514
       Land and buildings, net                       188,280         199,679
       Other assets                                   84,088          54,933
                                                 -----------     -----------

         Total assets                            $14,344,652     $12,760,714
                                                 ===========     ===========


     LIABILITIES
       Accrued expenses                          $    25,370     $    32,817
       Deferred compensation                         190,287          78,619
                                                 -----------     -----------
         Total liabilities                           215,657         111,436

     STOCKHOLDERS' EQUITY                         14,128,995      12,649,278
                                                 ===========     ===========


         Total liabilities and stockholders'
           equity                                $14,344,652     $12,760,714
                                                 ===========     ===========

               First West Virginia Bancorp, Inc. and Subsidiaries
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                          DECEMBER 31, 1997, 1996 AND 1995

NOTE 20 - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)


                                          STATEMENTS OF INCOME


                                                                        Year Ended December 31,
                                                                1997              1996              1995
                                                             ----------        ----------        ----------

     INCOME
       Dividends from subsidiary banks                       $  733,600        $  585,400        $  530,680
       Rental income                                             52,000            48,258            29,550
       Gain on sale of investments                                   -                 -            170,075
       Other income                                             100,507            67,238            67,212
                                                             ----------        ----------        ----------

         Total income                                           886,107           700,896           797,517
                                                             ----------        ----------        ----------

     EXPENSES
       Salary and employee benefits                             111,668            78,619                 -
       Interest expense                                           2,190             1,995             1,802
       Occupancy expense                                         11,399            11,400            11,400
       Other expenses                                           138,614           105,949           144,948
                                                             ----------        ----------        ----------

         Total expenses                                         263,871           197,963           158,150
                                                             ----------        ----------        ----------


         Income before income taxes and
          equity in undistributed income
          of subsidiaries                                       622,236           502,933           639,367

     INCOME TAX BENEFIT (EXPENSE)                                45,757            29,859           (43,413)

     EQUITY IN UNDISTRIBUTED INCOME
      OF SUBSIDIARIES                                         1,262,575         1,111,202           874,393
                                                             ----------        ----------        ----------

         Net income                                           $1,930,568        $1,643,994        $1,470,347
                                                              ==========        ==========        ==========

                                       40

               First West Virginia Bancorp, Inc. and Subsidiaries
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                          DECEMBER 31, 1997, 1996 AND 1995

NOTE 20 - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)

                                                 STATEMENTS OF CASH FLOWS

                                                                        Year Ended December 31,
                                                                1997              1996              1995
                                                             ----------        ----------        ----------

     OPERATING ACTIVITIES
       Net income                                            $1,930,568        $1,643,994        $1,470,347
       Adjustments to reconcile net
        income to net cash provided by
        operating activities:
          Depreciation and amortization                          15,447            15,448            15,448
          Change in deferred tax benefit                        (42,842)          (29,213)            1,770
          Undistributed earnings of affiliates               (1,262,575)       (1,111,202)         (874,393)
          Changes in operating assets
           and liabilities:
           Other assets                                           4,266            (2,291)            5,142
           Deferred compensation                                109,607            78,619                 -
           Other liabilities                                     (7,447)            4,835            (5,209)
          Gain on sale of securities                                  -                 -          (170,075)
                                                             ----------        ----------        ----------

             Net cash provided by
              operating activities                              747,024           600,190           443,030
                                                             ----------        ----------        ----------


     INVESTING ACTIVITIES
       Proceeds from sale of securities                               -                 -           183,275
       Purchase of investment securities                        (78,619)                -                 -
                                                             ----------        ----------        ----------

             Net cash provided by (used in)
              investing activities                              (78,619)                -           183,275
                                                             ----------        ----------        ----------

     FINANCING ACTIVITIES
       Dividends paid                                          (654,905)         (577,885)         (414,151)
                                                             ----------        ----------        ----------

             Net cash used in
              financing activities                             (654,905)         (577,885)         (414,151)
                                                             ----------        ----------        ----------

     INCREASE IN CASH
      AND CASH EQUIVALENTS                                       13,500            22,305           212,154

     CASH AND CASH EQUIVALENTS
      AT BEGINNING OF YEAR                                      267,641           245,336            33,182
                                                             ----------        ----------        ----------

     CASH AND CASH EQUIVALENTS
      AT END OF YEAR                                         $  281,141        $  267,641        $  245,336
                                                             ==========        ==========        ==========

Supplemental disclosures:

Interest expense note: Cash payments for interest were $2,190, $1,995, and $1,802 in 1997, 1996, and 1995, respectively.

Income taxes note: The parent company made income tax payments of $4,200, $1,000, and $40,800 in 1997, 1996, and 1995, respectively.

                 ----------------------------------------------

                        First West Virginia Bancorp, Inc.

                                  DIRECTORS


George F. Beneke. . . Chairman of the Board, First West Virginia Bancorp, Inc.

                                                       Retired Attorney at Law

                                             President, The Beneke Corporation

Sylvan J. Dlesk. . . . . . . . . . . . . . . . . . . .  President, Dlesk, Inc.

Ben R. Honecker. . . . . . . . . . . . . . . . . . . . . . .   Attorney at Law

Laura G. Inman. . . . . . . . Vice Chairman, First West Virginia Bancorp, Inc.

                                 Senior Vice President, Progressive Bank, N.A.

James C. Inman, Jr. . . . . . . . . . . . . . . . . . . Retired Bank Executive

R. Clark Morton. . . . . . . . . Chairman of the Board, Progressive Bank, N.A.


Attorney at Law

Karl W. Neumann. . . . . . . . . . . . . . . . . . Retired Insurance Executive

Thomas A. Noice. . . . . . . . . . . . . . . . . . . . .Retired Bank Executive

William G. Petroplus. . . . . . . . . . . . . . . . . . . .  .Attorney at Law

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

                Vice Chairman, Chief Executive Officer, Progressive Bank, N.A.

                              Vice Chairman, Progressive Bank, N.A. Buckhannon



                                  OFFICERS


George F. Beneke. . . . . . . . . . . . . . . . . . . . .Chairman of the Board

Laura G. Inman. . . . . . . . . . . . . . . . . . . . . . .   . .Vice Chairman

Ronald L. Solomon. . . . . . . . . . . . President and Chief Executive Officer

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

Francie P. Reppy. . . . . . . . . . . . . . . . . . . . . . . . . . Controller

Connie R. Tenney. . . . . . . . . . . . . . . . . . . . . . . . Vice President

David E. Yaeger. . . . . . . . . . . . . . . . . . . . . . . . .Vice President

Stephanie A. LaFlam. . . . . . . . . . . . . . . . . . . . . . . . . Secretary


                 ----------------------------------------------

                 ----------------------------------------------


                                     SUBSIDIARY
                                 Progressive Bank N.A.
                                  Wheeling, WV 26003

                DIRECTORS                                          OFFICERS

Dominic V. Agostino    James C. Inman, Jr.   R. Clark Morton, Chairman of the Board
George F. Beneke       Laura G. Inman        Ronald L. Solomon, Vice Chairman & Chief Executive Officer
Dr. Clyde D. Campbell  H. Dennis Long        Charles K. Graham, President
Robert R. Cicogna      R. Clark Morton       Beverly A. Barker, Executive Vice President/Cashier
Gary P. DeVendra       Karl W. Neumann       Laura G. Inman, Senior Vice President
Sylvan J. Dlesk        William G. Petroplus  David E. Yaeger, Senior Vice President
Charles K. Graham      Thomas L. Sable       Francie P. Reppy, Controller
C. Gary Hill           Peter C. Schuetz      Gary S. Martin, Vice President/Marketing Coordinator
Ben R. Honecker        Ronald L. Solomon     Brad D. Winwood, Vice President
                                             Stephanie A. LaFlam, Executive Secretary
            EMERITUS DIRECTOR                Deborah A. Kloeppner, Assistant Vice President/Office Manager Bellaire
                                             Susan E. Reinbeau, Assistant Vice President/Office Manager Woodsdale
Harry N. Duvall        William T. Nickerson  Michele L. Stanley, Assistant Vice President/Human Resource Manager/
T. Stewart Hopkins     Edward P. Otte                            Assistant Office Manager Warwood
                                             David E. Wharton, Assistant Vice President/Office Manager Warwood
                                             Bryan S. Ramsey, Business Development/Loan Officer
                                             Mitzi K. Mattern, Credit Card Manager/Office Manager Wellsburg
                                             Lisa M. Minor, Office Manager Moundsville
                                             Shirrel A. Czap, Assistant Office Manager Bellaire
                                             Robin L. Snyder, Operations Supervisor Wellsburg
                                             Laura K. Snedeker, Manager Bookkeeping/Proof Operations
                                             Debra M. Tomlin, Loan Officer

                                                      SUBSIDIARY
                                          Progressive Bank, N.A. - Buckhannon
                                                 Buckhannon, WV 26201


                DIRECTORS                                          OFFICERS

Margaret D. Brown      Dale F. Riggs         Dale F. Riggs, Chairman
William L. Fury        Ronald L. Solomon     Ronald L. Solomon, Vice Chairman
Charles K. Graham      Douglas M. Stewart    Connie R. Tenney, President/Chief Executive Officer/Cashier/Secretary
J. Burton Hunter, III  Connie R. Tenney      Larry J. Chidester, Assistant Vice President
David R. Rexroad       J. David Thomas       J. Burton Hunter, III, Assistant Secretary
Rickie E. Rice                               Cathy Sue Wingler, Assistant Cashier
                                             Robin K. Forinash, Office Manager Weston



                 ----------------------------------------------

                         Progressive Bank N.A. - Wheeling

(Photograph)                                   (Photograph)

Wellsburg Office                               Belaire Office
Wellsburg, WV                                  Bellaire, OH

                        (Photograph)

                        Woodsdale Office
                        Wheeling, WV


(Photograph)                                   (Photograph)

Warwood Office                                 Moundsville Kroger Store Office
Wheeling, WV                                   Moundsville, WV



                      Progressive Bank, N.A. - Buckhannon

(Photograph)                                  (Photograph)

Buckhannon Office                             Weston Office
Buckhannon, WV                                Weston, WV

First West Virginia Bancorp, Inc. and Subsidiaries

Corporate Information
------------------------------------------------------------------------------

Corporate Office:

First West Virginia Bancorp, Inc.
1701 Warwood Avenue
Wheeling, WV 26003
(304) 277-1100

Transfer Agent:

Any inquiries related to stockholder records, stock transfers, changes of ownership, and changes of address should be sent to the transfer agent at the following address:

   Investor Relations Department
   Registrar and Transfer Company
   10 Commerce Drive
   Cranford, New Jersey  07016-9982
   1-800-368-5948


Stock Trading Information:

First West Virginia Bancorp, Inc.'s common stock is traded on the American Stock Exchange, Inc. primary list under the symbol FWV.


Annual Meeting

The Annual Meeting of Stockholders will be held at 4:00 p.m, on Tuesday, April 14, 1998, at the Warwood Office of Progressive Bank, N.A., 1701 Warwood Avenue, Wheeling, WV 26003.


Form 10-K

Upon written request any shareholder of record on December 31, 1997, may obtain a copy of the Corporation's 1997 Form 10-K Report (to be filed with the Securities and Exchange Commission before March 31, 1998) by writing to Ronald
L. Solomon, President, First West Virginia Bancorp, Inc., 875 National Road, Wheeling, WV 26003.