Form 10-K, Exhibit 13
period 1998-12-31
FIRST WEST VIRGINIA BANCORP INC
filed 1999-03-30
CIK 37049

49



                                  EXHIBIT 13.1

                          Annual Report to Shareholders

50

(FIRST WEST VIRGINIA BANCORP LETTERHEAD)
P.O. Box 6671
Wheeling, WV 26003



Dear Shareholders,

          I am pleased to present to you the record earnings performance contained in the 1998 Annual Report of First West Virginia Bancorp, Inc. Consolidated net income for 1998 was $2,033,025 or $1.62 per share, a 5.3% increase over the $1,930,568 or $1.54 per share earned for 1997. Total assets for the Holding Company increased 9.8% over the prior year to $171,395,079, at December 31, 1998 as compared to $156,142,583 at December 31, 1997. Total stockholders' equity increased to $15,460,938, an increase of 9.4% over the prior year. The book value per share was $12.30 at December 31, 1998 as compared to $11.24 a year earlier.

          During 1998, the Board of Directors declared and paid cash dividends of $.58 per share, an increase of 11.5% over the $.52 per share paid during 1997. Additionally, on September 8, 1998 the Board of Directors declared a 4% common stock dividend payable to shareholders of record on October 1, 1998.

          As evidence of our continued commitment to small businesses within the community, in May, 1998 the United States Small Business Administration honored Progressive Bank, N.A. Wheeling as one of its top 10 lenders in West virginia. In November, 1998, Progressive Bank, N.A. Wheeling was again recognized by the United States Small Business Administration as one of the top 25 lenders in the Pittsburgh, Pennsylvania lending area.

          During the third quarter of 1998, Progressive Bank, N.A. Wheeling installed an automated teller machine in Wellsburg, West Virginia. This ATM enhances our Wellsburg branch office by providing an additional banking outlet for our customers.

          It is with deep sorrow that we note the passing of Peter C. Schuetz, longtime director of First West Virginia Bancorp, Inc. and Director of Progressive Bank, N.A. His experience, support and dedication has left its mark on the growth of the Corporation over the years and for many years to come.

          The history of First West Virginia Bancorp, Inc. has been built on a philosophy of safety and soundness, service and commitment to our customers and strategic growth. This approach has brought success to the Corporation and will continue to lead our community banks in the years ahead.

          I would be remiss not to express my gratitude to our loyal customers and shareholders, as well as directors, officers and employees, all of whom are an integral part of our organization. As always, your comments and suggestions are appreciated.

                                       Sincerely,

                                       Ronald L. Solomon

                                       Ronald L. Solomon
                                       Vice Chairman, President
                                       and Chief Executive Officer

51
----------------------------------------------------------------------------

Table One
SELECTED  FINANCIAL  DATA
(In thousands, except per share data)

----------------------------------------------------------------------------
                                                             First West Virginia Bancorp, Inc.

                                                                        Years ended
                                                                        December 31,
                                                  -------------------------------------------------------
                                                    1998        1997        1996        1995        1994
                                                  -------     -------     -------     -------     -------

SUMMARY OF OPERATIONS
   Total interest income                         $ 12,452    $ 11,507    $ 10,067    $  8,937    $  7,783
   Total interest expense                           5,324       4,745       3,925       3,421       2,868
   Net interest income                              7,128       6,762       6,142       5,516       4,915
   Provision for loan losses                          256         131          71          50          77
   Total other income                                 787         639         568         738         725
   Total other expenses                             4,674       4,377       4,182       4,007       3,641
   Income before income taxes                       2,985       2,893       2,457       2,198       1,922
   Net income                                       2,033       1,931       1,644       1,470       1,288

PER SHARE DATA (1)
   Net income                                    $   1.62    $   1.54    $   1.31    $   1.17    $   1.02
   Cash dividends declared (2)                        .58         .52         .46         .33         .36
   Book value per share                             12.30       11.24       10.06        9.31        8.25

AVERAGE BALANCE SHEET SUMMARY
   Total loans, net                              $ 99,345    $ 86,609    $ 74,469    $ 66,058    $ 56,991
   Investment securities                           48,543      51,754      48,557      46,020      50,282
   Deposits - Interest Bearing                    127,520     120,589     112,768     100,488      95,980
   Long-term debt                                      --          --          --          --          44
   Stockholders' equity                            14,697      13,400      12,186      11,170      10,253
   Total Assets                                   164,630     153,290     137,810     124,145     117,996

BALANCE SHEET
   Investments                                   $ 54,735    $ 45,444    $ 50,440    $ 45,996    $ 45,551
   Loans                                          103,555      95,374      80,417      72,006      61,667
   Other Assets                                    13,105      15,325      13,689       9,953       9,445
                                                  -------     -------     -------     -------     -------
      Total Assets                               $171,395    $156,143    $144,546    $127,955    $116,663
                                                  =======     =======     =======     =======     =======
   Deposits                                      $147,785    $137,045    $125,271    $114,895    $105,730
   Repurchase Agreements                            6,994       4,075       5,931         749         105
   Other Liabilities                                1,155         894         695         602         460
   Shareholders' Equity                            15,461      14,129      12,649      11,709      10,368
                                                  -------     -------     -------     -------     -------
      Total Liabilities and
      Shareholders' Equity                       $171,395    $156,143    $144,546    $127,955    $116,663
                                                  =======    ========     =======     =======     =======
SELECTED RATIOS
   Return on average assets                          1.23%       1.26%       1.19%       1.18%       1.09%
   Return on average equity                         13.83%      14.41%      13.49%      13.16%      12.56%
   Average equity to average assets                  8.93%       8.74%       8.84%       9.00%       8.69%
   Dividend payout ratio (1) (2)                    35.80%      33.77%      35.11%      28.21%      35.29%
   Loan to Deposit ratio                            70.07%      69.59%      64.19%      62.67%      58.32%

(1) Adjusted for a 4 percent common stock dividend to stockholders of record as of October 1, 1998, a 3 for 2 stock split in the effect of a fifty
     (50) percent common stock to shareholders of record as of October 1, 1997, a 4 percent common stock dividend to stockholders of record as of December 2, 1996, a 2 percent common stock dividend to stockholders of record as of December 1, 1995, and the two-for-one stock split effective April 15, 1994.

(2) Cash dividends and the related payout ratio are based on historical results of the Holding Company and do not include cash dividends of acquired subsidiaries prior to the dates of consummation.

----------------------------------------------------------------------------

52

                       First West Virginia Bancorp, Inc.
      Management's Discussion and Analysis of the Financial Condition and
                     Results of Holding Company Operations
       ---------------------------------------------------------------

First West Virginia Bancorp, Inc., a West Virginia corporation headquartered in Wheeling, West Virginia commenced operations in July, 1973 and has two wholly-owned subsidiaries: Progressive Bank, N.A., which operates in Wheeling, Wellsburg, and Moundsville, West Virginia and Bellaire, Ohio; and Progressive Bank, N.A.-Buckhannon, which operates in Buckhannon and Weston, West Virginia. Following is a discussion and analysis of the significant changes in the financial condition and results of operations of First West Virginia Bancorp, Inc., (the Holding Company), and its subsidiaries for the years ended December 31, 1998, 1997 and 1996. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the Notes, thereto.


OVERVIEW

The Holding Company reported net income of $2,033,025 for the year ended December 31, 1998 as compared to $1,930,568 for the year ended December 31, 1997. The 5.3% increase in earnings during 1998 over 1997 can be primarily attributed to increased net interest income and noninterest income, partially offset by increased operating expenses and the provision for loan losses. Earnings per common share were $1.62 in 1998 compared to $1.54 in 1997.

Operational earnings improved with net interest income increasing $365,910 or 5.4%, to $7,128,272 during 1998 as compared to the same period in 1997. The increase results primarily from the growth in the loan portfolio.

The return on average assets (ROA), which measures the effectiveness of asset utilization to produce net income, was 1.23% in 1998 and 1.26% in 1997. The return on average equity (ROE), which measures the return on the stockholders' investment, was 13.83% in 1998 and 14.41% in 1997.

The Holding Company ended the year 1998 with total assets of $171,395,079 an increase of 9.8% over the $156,142,583 reported for the year ended December 31, 1997. Loans net of reserves increased in 1998 by $8,276,517 to $102,432,407, as compared to $94,155,890 reported at December 31, 1997. Total deposits increased in 1998 by $10,740,006, from $137,044,813 at December 31, 1997 to $147,784,819 at December 31, 1998, primarily due to the increase in Time deposits.

Non-performing assets were $664,000 at December 31, 1998, down 20.9%, from $839,000 at December 31, 1997. The allowance for loan losses amounted to $1,122,912 at December 31, 1998 or 1.1% of total loans, compared to $1,217,763 or 1.3% of total loans at December 31, 1997.

The Board of Directors declared and paid cash dividends of $.58 per share during 1998 as compared to $.52 in 1997. On September 8, 1998, the Board of Directors also declared a four percent common stock dividend to its shareholders of record as of October 1, 1998. Accordingly, the Holding Company issued 48,167 shares of common stock on October 26, 1998.

Table One is a five year summary of Selected Financial Data of the Holding Company. The sections that follow discuss in more detail the information summarized in Table One.


EARNINGS ANALYSIS

Net Interest Income

Net interest income, which is the difference between interest earned on loans and investments and interest paid on deposits and other liabilities, is the primary source of earnings for the Holding Company. Changes in the volume and mix of earning assets and interest bearing liabilities combined with changes in market rates of interest greatly affect net interest income. Tables Two and Three analyze the changes in net interest income for the three years ended December 31, 1998, 1997, and 1996.

Net interest income was $7,128,272 in 1998, an increase of $365,910 or 5.4%, from 1997, following an increase in 1997 of $620,713 or 10.1% from 1996. The increase in net interest income for 1998 and 1997 was primarily attributable to the growth in the loan portfolio. Interest and fees on loans and lease financing increased $1,150,799 or 14.5% from 1997 to 1998 and $1,085,701 or
15.9% from 1996 to 1997. The increased interest income on loans and lease financing for both years resulted from increases in the average loan volume of $12,736,000 in 1998 and $12,140,000 in 1997. Increases in commercial, residential real estate, and installment loans primarily contributed to the loan growth during 1998. Growth in installment, commercial and residential real estate loans primarily contributed to the increase in 1997. The average yield on loans decreased slightly from 9.15% in 1997 to 9.14% in 1998 and decreased from 9.19% in 1996 to 9.15% in 1997.

      ---------------------------------------------------------------

53
-----------------------------------------------------------------------

Table Two
Average Balance Sheets and Interest Rate Analysis (in thousands)


The following table presents an average balance sheet, interest earned on interest bearing assets, interest paid on interest bearing liabilities, average interest rates and interest differentials for the years ended December 31, 1998, 1997, and 1996. Average balance sheet information as of December 31, 1998, 1997, and 1996 was compiled using the daily average balance sheet. Loan fees and unearned discounts were included in income for average rate calculation purposes. Non-accrual loans were included in the average balance computations; however, no interest was included in income subsequent to the non-accrual status classification.

                                            December 31, 1998                December 31, 1997              December 31, 1996
                                        -----------------------------  ------------------------------   ----------------------------
                                        Average               Average   Average              Average    Average              Average
                                        Volume    Interest     Rate     Volume   Interest     Rate      Volume    Interest    Rate
                                        --------  --------    -------  -------   --------   --------   --------   --------   ------
                                                                              (expressed in thousands)

ASSETS:
Investment securities:
 U.S. Treasury and other U. S.
   Government agencies                  $ 38,387   $ 2,399    6.25%    $ 45,157   $ 2,861      6.34%   $ 42,203  $ 2,501     5.93%
 Obligations of states and
   political subdivisions                  8,155       382    4.68%       5,470       264      4.83%      4,869      247     5.07%
 Other securities                          2,001       124    6.20%       1,127        69      6.12%      1,485      101     6.80%
                                         --------  -------  -------     --------  --------   -------    -------    -----   -------
    Total Investment securities:          48,543     2,905    5.98%      51,754     3,194      6.17%     48,557    2,849     5.87%
Interest bearing deposits                  2,607       138    5.29%         533        28      5.25%      1,556       81     5.21%
Federal funds sold                         6,085       330    5.42%       6,561       357      5.44%      5,590      295     5.28%
Loans, net of unearned income             99,345     9,078    9.14%      86,609     7,928      9.15%     74,469    6,842     9.19%
                                         --------  -------  -------     --------  --------   -------    -------    -----   -------
 Total earning assets                    156,580    12,451    7.95%     145,457    11,507      7.91%    130,172   10,067     7.73%

Cash and due from banks                    4,369                          4,104                           4,000
Bank premises and equipment                3,056                          3,178                           3,313
Other assets                               1,785                          1,741                           1,496
Allowance for possible loan losses        (1,160)                        (1,190)                         (1,171)
                                         --------                       --------                        --------
 Total Assets                           $164,630                      $ 153,290                        $137,810
                                         ========                       ========                        ========

LIABILITIES
Certificates of deposit                 $ 60,277   $ 3,356    5.57%   $  55,149  $  2,945      5.34%   $ 45,579   $ 2,286     5.02%
Savings deposits                          43,418     1,270    2.93%      41,376     1,102      2.66%     39,594       997     2.52%
Interest bearing demand deposits          23,825       471    1.98%      24,064       509      2.12%     23,880       515     2.16%
Federal funds purchased and
   Repurchase agreements                   6,600       227    3.44%       5,118       189      3.69%      3,715       127     3.42%
                                         --------  -------    -----     -------   --------   -------     -------  --------  ------
 Total interest bearing liabilities      134,120     5,324    3.97%     125,707     4,745      3.77%    112,768     3,925     3.48%
Demand deposits                           14,720                         13,235                          12,128
Other liabilities                          1,093                            948                             728
                                         --------                       -------                         --------
 Total Liabilities                       149,933                        139,890                         125,624
STOCKHOLDERS' EQUITY                      14,697                         13,400                          12,186
                                         --------                       -------                         --------
 Total Liabilities
    and Stockholders' Equity            $164,630                       $153,290                        $137,810
                                         ========                       =======                         ========

 Net yield on earning assets                        $ 7,127   4.55%              $  6,762      4.65%              $ 6,142    4.72%
                                                     =======  ======               =======    ======              =======    =====

The fully taxable equivalent basis of interest income from obligations of states and political subdivisions has been determined using a combined Federal and State corporate income tax rate of 40% for 1998, 1997, and 1996, respectively. The effect of this adjustment is presented below (in thousands).

 Obligations of states and
   political subdivisions:
    Investment securities              $   8,155    $   637   7.81%   $   5,470   $   440      8.04%   $  4,869   $   412    8.46%
    Loans                                 99,345      9,215   9.28%      86,609     8,018      9.26%     74,469     6,912    9.28%
                                       =========    =======   =====    =========   =======    ======    =======    =======   =====
 Total earning assets                  $ 156,580    $12,843   8.20%   $ 145,457   $11,773      8.09%   $130,172   $10,302    7.91%
                                       =========    =======   =====    =========   =======    ======    =======    =======   =====
 Taxable equivalent net yield on
 earning assets                                     $ 7,519   4.80%               $ 7,028      4.83%              $ 6,377    4.90%
                                                    =======   ======               =======    ======               =======   =====

      ---------------------------------------------------------------

54
---------------------------------------------------------------------
Table Three
Rate Volume Analysis of Changes in Interest Income and Expense
(in thousands)

The effect on interest income and interest expense for the years ended December 31, 1998, 1997, and 1996 due to changes in average volume and rate from the prior year, is presented below. The effect of a change in average volume has been determined by applying the average rate to the change in volume. The change in rate has been determined by applying the average volume in the earlier year by the change in rate. The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of change in each.

                                    1998 Compared to 1997          1997 Compared to 1996         1996 Compared to 1995
                                     Increase (Decrease)            Increase (Decrease)            Increase (Decrease)
                                      Due to Change in:              Due to Change in:              Due to Change in:
                                 ---------------------------    ---------------------------    --------------------------
                                                       Net                            Net                             Net
                                 Average             Increase   Average             increase   Average             increase
                                 Volume     Rate    (decrease)  Volume     Rate    (decrease)  Volume     Rate    (decrease)
                                 -------   -------   -------    -------   -------   -------    -------   -------   -------
                                                                  (expressed in thousands)
INTEREST INCOME FROM:
-----------------------
U.S. Treasury and other U. S.
   Government agencies           $  (429)  $   (33)  $  (462)   $   175   $   185   $   360     $ 156     $  139   $   295
 Obligations of states and
   political subdivisions            130       (12)      118         30       (13)       17        11        (12)       (1)
 Other securities                     53         2        55        (24)       (8)      (32)      (29)         8       (21)
 Interest bearing deposits           109         1       110        (53)       --       (53)       86        (11)       75
Federal funds sold                   (26)       (1)      (27)        51        11        62        45        (36)        9
Loans, net of unearned income      1,165       (15)    1,150      1,116       (30)    1,086       773         --       773
                                 -------   -------   -------    -------   -------   -------    -------   -------   -------
       Total interest earned       1,002       (58)      944      1,295       145     1,440      1,042        88     1,130


INTEREST EXPENSE ON:
-----------------------
Time deposits                        273       138       411        480       179       659        456        96       552
Savings deposits                      54       114       168         45        60       105        (75)      (80)     (155)
Interest bearing demand deposits      (5)      (33)      (38)         4       (10)       (6)        42       (45)       (3)
Federal funds purchased and
   Repurchase agreements              55       (17)       38         48        14        62        120       (10)      110
Long-term debt                        --        --        --         --        --        --         --        --        --
                                 -------   -------   -------    -------   -------   -------    -------   -------   -------
       Total interest paid           377       202       579        577       243       820        543       (39)      504
                                 -------   -------   -------    -------   -------   -------    -------   -------   -------
      Net interest differential  $   625   $  (260)  $   365    $   718   $   (98)  $   620    $   499   $   127   $   626
                                 =======   =======   =======    =======   =======   =======    =======   =======   =======

Presented below is the effect on volume and rate variances of the adjustment of interest income on obligations of states and political subdivisions to the fully taxable equivalent basis using a combined Federal and State corporate income tax rate of 40% for the years ended 1998, 1997, 1996, and 1995, respectively.

 Obligations of states and
   political subdivisions:
    Investment securities        $   216   $   (19)  $   197    $    51   $   (23)  $   28     $   18    $   (19)  $    (1)
    Loans                          1,179        18     1,197      1,127       (21)   1,106        780          8       788
                                 =======   =======   =======    =======   =======   =======    =======   =======   =======
 Total interest earned           $ 1,102   $   (32)  $ 1,070    $ 1,327   $   144   $1,471     $1,056    $    89   $ 1,145
                                 =======   =======   =======    =======   =======   =======    =======   =======   =======

Net interest differential        $   725   $  (234)  $   491    $   750   $   (99)  $  651     $ 513     $   128   $   641
                                 =======   =======   =======    =======   =======   =======    =======   =======   =======

      ---------------------------------------------------------------

55

The decrease in the average volume in investment securities resulted in the overall decrease in interest earned on investment securities during 1998. Interest income on investment securities during 1998 decreased $286,947 or 9.0% from 1997. In 1997, interest income on investment securities increased $343,159 or 12.0% from 1996. The increase in the average yield earned combined with the increase in the average volume of investment securities also contributed to the increase in net interest income during 1997. The average volume of investment securities decreased $3,211,000 in 1998 and follows an increase of $3,197,000 in 1997. The average yield on investment securities decreased .19%, from 6.17% in 1997 to 5.98% in 1998 and increased .30% from 5.87% in 1996 to 6.17% in 1997.

Interest expense in 1998 increased $579,394 or 12.2% from 1997, compared to an increase in 1997 of $819,038 or 20.9% from 1996. The increases in interest expense for both 1998 and 1997 were primarily the result of deposit growth. During 1998, the average volume of interest bearing deposits increased $6,931,000 or 5.7% as compared to 1997, and increased $11,536,000 or 10.6% in
1997 as compared to 1996. Average volume increases of interest bearing deposits during 1998 and 1997 were primarily the result of the growth in certificates of deposit.

The average yield paid on interest bearing liabilities increased .20%, from 3.77% in 1997 to 3.97% in 1998, and follows an increase of .29%, from 3.48% in 1996 to 3.77% in 1997. The increase in the average yield on interest bearing liabilities during 1998 was primarily the result of an increase in the interest rates paid on certificates of deposit and savings deposits. During 1997, the increase in the average yield on interest bearing liabilities was primarily the result of a shift in the interest bearing deposit mix from demand and savings deposits to certificates of deposit, which were higher yielding combined with an increase in average rates paid on repurchase agreements.

The changes in the volume and mix of earning assets and interest bearing liabilities combined with the changes in the market rates of interest resulted in net interest yields on average earning assets of 4.80% for 1998, as compared to 4.83% and 4.90% earned during 1997 and 1996, respectively.

Noninterest Income

Service charges represent the major component of noninterest income. These charges are earned from assessments made on checking and savings accounts. Service charges increased $75,196 in 1998, up 18.1%, from 1997, as compared to an increase of 13.7% from 1996 to 1997. The increase in service charges in both 1998 and 1997 was primarily due to an increase in the number of charges assessed on deposit accounts.

Sales of investment securities by the subsidiary banks are generally limited to the needs established under the liquidity policies. During 1998, the Holding Company accounted for securities gains of $2,786 and securities losses of $1,608 and were attributable to sales of marketable equity securities. In 1997, the subsidiary banks accounted for securities gains of $2,772 and securities losses of $4,063 and were attributable to sales of securities available for sale. During 1996, securities losses were $711 and were also attributable to sales of securities available for sale by a subsidiary bank.

Other operating income is comprised of fees from safe deposit box rentals, sales of checkbooks, sales of cashier's checks and money orders, utility collections, ATM charges and card fees, home equity credit line fees, credit life commissions, credit card fees and commissions and various other charges and fees related to normal customer banking relationships. In 1998, other operating income was $294,346, an increase of $69,762 or 31.1% over 1997, and follows an increase of $21,555, or 10.6%, over 1996. The increase in other operating income during 1998 was primarily due to the increased ATM charges. In 1997, increases in income earned on checkbook sales, utility bill collections and safe deposit box rent combined with an increase in lease income on property owned by the Company primarily contributed to the increase in other operating income.

Non-Interest Expense

Salary and employee benefits is the largest component of non-interest expense. For the year 1998, salary and employee benefits increased $134,189 or 5.9% over the same period in 1997. During 1997, salary and employee benefits increased $161,549 or 7.6% over 1996. The increase in salary and employee benefits in both 1998 and 1997 was primarily due to normal annual merit adjustments.

      ---------------------------------------------------------------

56
-------------------------------------------------------------------------

Table Four
Investment Portfolio
(in  thousands)

The maturity distribution using book value including accretion of discounts and amortization of premiums (expressed in thousands) and approximate yield of investment securities at December 31, 1998 and December 31, 1997 are presented in the following table. Tax equivalent yield basis was used on tax exempt obligations. Approximate yield was calculated using a weighted average of yield to maturities.

                                                December 31, 1998                 December 31, 1997
                                   ---------------------------------------------    --------------------------------------------
                                       Securities                Securities               Securities              Securities
                                   Held to Maturity          Available for Sale       Held to Maturity        Available for Sale
                                  --------------------      --------------------    --------------------      ------------------
                                   Amount        Yield       Amount       Yield      Amount       Yield        Amount     Yield
                                  --------      ------      --------      ------     --------     ------      --------   ------
U.S. Treasury and other U.S.
   Government Agencies

  Within One Year                $       --        --%      $   5,775        6.01 %   $     --       -- %    $   7,794    6.11 %
  After One But
     Within Five Years                   --        --          18,815        5.92           --       --         21,970    6.38
  After Five But
     Within Ten Years                    --        --          10,517        6.23           --       --          2,263    6.94
  After Ten Years                        --        --              --          --           --       --             --      --
                                    -------     -----          -------      ------       --------   ------      --------  -----
                                         --        --          35,107        6.03           --       --         32,027    6.35

States & Political Subdivisions

  Within One Year                       950      7.71              --         --           436      6.31            --      --
  After One But
     Within Five Years                5,099      6.52              --         --         3,238      7.16            --      --
  After Five But
     Within Ten Years                 5,121      6.48             516        7.45          941      7.55           516    7.46
  After Ten Years                       180      6.06              --          --          163      7.72            --      --
                                    -------     -----          -------      ------     --------    ------      --------   -----
                                     11,350      6.59             516        7.45        4,778      7.18           516    7.46

Corporate Debt Securities

  Within One Year                       --        --              349        5.94           --        --            --      --
  After One But
     Within Five Years                  --        --              106        7.98           --        --           209    7.83

                                    -------     -----          -------      ------     --------    ------      --------   -----
                                        --        --              455        6.42           --        --           209    7.83

Mortgage-Backed Securities              --        --            6,503        6.35           --        --         7,287    6.55

Equity Securities                       --        --              804        5.30           --        --           627    5.45

                                    -------     -----          -------      ------     --------    ------      --------   -----
  Total                            $ 11,350      6.59 %     $  43,385        6.09 %    $ 4,778      7.18 %   $  40,666    6.39 %
                                    =======     =====          =======      =====       =======    ======      ========   =====

      ---------------------------------------------------------------

57

Non-Interest Expense Continued

The major components of other operating expenses include: stationery and supplies, directors fees, service expense, postage and transportation, other taxes, advertising, and regulatory assessment and deposit insurance. Other operating expenses increased $155,239 or 11.9% in 1998 over 1997 and increased $9,239 or .7% in 1997. The increase in other operating expenses during 1998 was primarily due to the increase in other expenses, service expense, stationery and supplies expense, other taxes and postage expense. Increased service expense, other taxes and regulatory assessment and deposit insurance expenses, offset in part by decreased stationery and supplies expense and other expenses primarily contributed to the increase in other operating expenses during 1997.

Income Taxes

Income tax expense for the period ended December 31, 1998 was $951,803, a decrease of $11,053 over 1997. The decrease was primarily due to the increase in tax exempt income during 1998. Components of the income tax expense for December 31, 1998 were $784,036 for federal taxes and $167,767 for West Virginia corporate net income taxes. Income tax expense for the period ended December 31, 1997 increased by $149,703 over 1996. Increases in income tax expense were primarily due to changes in pre-taxable income of $436,277 in 1997 over 1996.

For federal income tax purposes, tax-exempt income is based on qualified state, county, and municipal bonds and loans. Tax-exempt income was $586,837 in 1998; $400,081 in 1997; and $352,306 in 1996. The state of West Virginia recognizes tax-exempt income based on the average of certain investments and loans held during the tax reporting period. Such items included as nontaxable are federal obligations and securities, obligations of West Virginia and West Virginia political subdivisions, investments of loans primarily secured by liens or security agreements on residential property and other real estate in the form of a mobile home, modular home or double-wide located in West Virginia. Nontaxable West Virginia income attributable to the foregoing items was approximately $1,211,000 in 1998; $1,269,000 in 1997; and $1,025,000 in
1996.

Federal income tax rates and West Virginia corporate net income tax rates were consistent at 34% and 9%, respectively, for the years ended December 31, 1998, 1997 and 1996. Additional information regarding income taxes is contained in
Note 7 to the Consolidated financial statements.

Balance Sheet Analysis

Investments

Investment securities increased $9,291,446 or 20.4% from $45,443,954 at December 31, 1997, to $54,735,400 at December 31, 1998 and follows a decrease of $4,996,235 or 9.9% from $50,440,189 at December 31, 1996 to $45,443,954 at
December 31, 1997. The increase in investment securities at December 31, 1998 was primarily the result of increased deposit growth. The decrease in investment securities during 1997 was used to fund the increased loan growth.

The investment portfolio is managed to attempt to achieve an optimum mix of asset quality, liquidity and maximum yield on investment. The investment portfolio is comprised of U.S. Treasury securities, U.S. Government agency and corporation securities, obligations of states and political subdivisions, corporate debt securities, mortgage-backed securities and equity securities. Taxable securities comprised 78.3% of total securities at December 31, 1998, as compared to 88.4% at December 31, 1997. Other than the normal risks inherent in purchasing U.S. Treasury securities, U.S. Government agency and corporation securities, and obligations of states and political subdivisions, i.e. interest rate risk, management has no knowledge of other market or credit risk involved in these investments. The Holding Company does not have any high risk hybrid/derivative instruments.

Investment securities that are classified available for sale are available for sale at any time based upon management's assessment of changes in economic or financial market conditions. These securities are carried at market value and the unrealized holding gains and losses, net of taxes, are reflected as a separate component of stockholders' equity until realized. Investment securities held to maturity are securities purchased with the intent and ability to hold until their maturity. Securities classified as held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts. As of December 31, 1998, the Holding Company had approximately 79% of the investment portfolio classified as available for sale, while 21% was classified as held to maturity.

      ---------------------------------------------------------------

58

---------------------------------------------------------------------------
Table Five
Loan Portfolio - Maturities and sensitivities of Loans to Changes in Interest Rates

The following table presents the contractual maturities of loans other than installment loans and residential mortgages for all banks as of December 31, 1998 and December 31, 1997 (in thousands):

                                             December 31, 1998
                                  ---------------------------------------
                                                After one
                                  In one        Year Through    After
                                  Year or Less  Five Years      Five Years
                                  ------------  ------------    ----------

  Commercial                    $      858     $    6,024      $    6,379
  Real Estate - construction            41             --              --
                                  ---------      ---------       ---------
     Total                      $      899     $    6,024      $    6,379
                                  =========      =========       =========

                                             December 31, 1997
                                  ---------------------------------------
                                                After one
                                  In one        Year Through    After
                                  Year or Less  Five Years      Five Years
                                  ------------  ------------    ----------

  Commercial                    $    1,088     $    7,769      $    3,520
  Real Estate - construction           333             --              --
                                  ---------      ---------       ---------
     Total                      $    1,421     $    7,769      $    3,520
                                  =========      =========       =========

The following table presents an analysis of fixed and variable rate loans as of December 31, 1998 and December 31, 1997 along with the contractual maturities of loans other than installment loans and residential mortgages (in thousands):
                                             December 31, 1998
                                  ---------------------------------------
                                                After one
                                  In one        Year Through    After
                                  Year or Less  Five Years      Five Years
                                  ------------  ------------    -----------

  Fixed Rates                   $      626     $    4,922      $    2,266
  Variable Rates                       273          1,102           4,113
                                  ---------      ---------       ---------
     Total                      $      899     $    6,024      $    6,379
                                  =========      =========       =========

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
                                  =========     =========        =========

      ---------------------------------------------------------------

59
---------------------------------------------------------------------------

Investments - Continued

As the investment portfolio consists primarily of fixed rate debt securities, changes in the market rates of interest will effect the carrying value of securities available for sale, adjusted upward or downward under the requirements of FAS 115. Market rates of interest were improved at December 31, 1998 and December 31, 1997, therefore the carrying value of securities available for sale were increased by $253,924 and $195,928, respectively.
The market value of securities classified as held to maturity was above book value by $74,498 and $59,428 at December 31, 1998 and December 31, 1997, respectively.

Loans

Loans were $103,555,319 at December 31, 1998, an increase of $8,181,666 or 8.6% from 1997, and follows an increase in 1997 of $14,956,973 or 18.6% from 1996. The loan growth during 1998 can be attributed primarily to increases in commercial loans, residential real estate loans and installment loans which increased approximately $2,825,000, $2,361,000 and $2,235,000, respectively. Commercial loan increases during 1998 were primarily as a result of expansion of area businesses and new businesses combined with the increased participation in the Small Business Administration program. Residential real estate loans increased in 1998 primarily as a result of new purchases and refinancing due to offering competitive mortgage rates and local servicing. Increases in third party paper with various automobile dealers primarily contributed to the increase in installment loans in 1998.

Real estate residential loans which include real estate construction, real estate farmland, and real estate residential loans comprised thirty-four percent (34%) of the loan portfolio. Commercial loans which include real estate secured by non-farm, non-residential and commercial and industrial loans comprised thirty-eight percent (38%) of the loan portfolio. Installment loans comprised twenty-four percent (24%) of the loan portfolio. Other loans which include nonrated industrial development obligations, direct financing leases and other loans comprised four percent (4%) of the loan portfolio. The changes in the composition of the loan portfolio from 1997 to 1998 were a 1% increase in installment loans and a 1% decrease in residential real estate loans. From 1996 to 1997, the changes in the composition of the loan portfolio were a 1% increase in installment loans, a 1% increase in other loans, a 1% decrease in commercial loans and a 1% decrease in residential real estate loans.

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

Total non-performing loans were $664,000 at December 31, 1998 and $839,000 at December 31, 1997. Total non-performing loans decreased $175,000 in 1998, as compared to the increase of $137,000 in 1997. Loans classified as non-accrual were $396,000 or .4% of total loans as of December 31, 1998, as compared to $540,000 or .6% of total loans at December 31, 1997. There were no loans classified as renegotiated at December 31, 1998 and 1997. The decrease in renegotiated loans from 1994 to 1995 was primarily due to the reclassification of one commercial real estate loan to performing loan status. Loans past due 90 days or more increased $49,000 during 1998, after decreasing $81,000 during 1997. Loans past due 90 days or more have remained fairly consistent over the past five years. Other real estate owned decreased $80,000 in 1998 over 1997 due to the sale of the properties by a subsidiary bank. Management continues to monitor the non-performing assets to ensure against deterioration in collateral values.

Allowance for Loan Losses

The corporation maintains an allowance for loan losses to absorb probable loan losses. Table Seven presents a five year summary of the Allowance for Loan Losses. The allowance for loan losses represented 1.1% and 1.3% of loans outstanding as of December 31, 1998 and 1997, respectively. Net loan charge-offs were $350,851 during 1998 as compared to $73,039 in 1997. The net charge-offs during 1998 and 1997 were primarily consumer loans. The increase in personal bankruptcies has contributed to the increase in net charge-offs on consumer type loans. Net loan charge-offs amounted to $(152,467) in 1995. During 1995, the net loan charge-offs were primarily due to a recovery received on one commercial loan in bankruptcy.

For the year ended December 31, 1998, the provision for possible loan losses was $256,000 compared to $130,500, and $70,600 at December 31, 1997 and 1996,
respectively. The increased loan growth combined with the increase in net charge-offs and in non-performing assets in 1998 and 1997 has prompted the increase in the provision for loan losses.

The corporation has allocated the allowance for possible loan losses to specific portfolio segments based upon historical net charge-off experience, changes in the level of non-performing assets, local economic conditions and management experience as presented in Table Seven.

      ---------------------------------------------------------------
                                       10

60
-------------------------------------------------------------------------

Table Six
Risk Elements

Loans which are in the process of collection, but are contractually past due 90 days or more as to interest or principal, renegotiated, non-accrual loans and other real estate are as follows ( in thousands):

                                                          December 31,
                               -----------------------------------------------------------
                                 1998      1997          1996           1995        1994

Past Due 90 Days or More:
  Real Estate - residential    $     76  $     45    $     250        $    33     $     32
  Commercial                          4        70            2             --            2
  Installment                       188       104           48             60           17
                                 -------   -------     ---------       ---------   ---------
                               $    268  $    219    $     300        $    93     $     51
                                 -------   -------     ---------       ---------   ---------

Renegotiated:
  Real Estate - residential    $     --  $     --    $      --        $    --     $     --
  Commercial                         --        --           --             --          232
  Installment                        --        --           --             --           --
                                 -------   -------     ---------       ---------   ---------
                               $     --  $     --    $      --        $    --     $    232
                                 -------   -------     ---------       ---------   ---------

Non-accrual:
  Real Estate - residential    $    106  $    139    $      26        $    56     $     18
  Commercial                        184       353          299            256          218
  Installment                       106        48           28             39           25
                                 -------   -------     ---------       ---------   ---------
                               $    396  $    540    $     353        $   351     $    261
                                 -------   -------     ---------       ---------   ---------
Other Real Estate              $     --   $    80    $      49        $    64     $     64
                                 -------   -------     ---------       ---------   ---------

Total non-performing assets    $    664  $    839    $     702        $   508     $    608
                                 ======     ======      ========       =========   =========

Total non-performing assets
   to total loans and
   other real estate              0.64%      0.88%        0.87%           0.70%        .98%

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

The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was approximately $33,000 and $34,600 for the periods ended
December 31, 1998 and 1997, respectively.

As of December 31, 1998, there are no loans known to management other than those previously disclosed about which management has any information about possible credit problems of borrowers which causes management to have serious doubts as to the borrower's ability to comply with present loan repayment terms.

      ---------------------------------------------------------------

61

--------------------------------------------------------------------------
Table Seven
Analysis of Allowance for Possible Loan Losses

The following table presents a summary of loans charged off and recoveries of loans previously charged off by type of loan (in thousands).

                                                          Summary of Loan Loss Experience
                                         ----------------------------------------------------------
                                                                   December 31,
                                         ----------------------------------------------------------
                                          1998          1997         1996          1995         1994
Balance at Beginning of period
  Allowance for Possible
     Loan Losses                       $   1,218   $   1,160      $    1,149    $     947    $     896
Loans Charged Off:
  Real Estate - residential                   65          18              35            1           --

  Commercial                                 134          --              --           11            2

  Installment                                173          67              49           44           44
                                         --------    --------      ----------    ----------  ----------
                                             372          85              84           56           46

Recoveries:
  Real Estate - residential                    5          --              --           --           --

  Commercial                                  --           3               1          194            3

  Installment                                 16           9              24           15           17
                                         --------    --------      ----------    ----------  ----------
                                              21          12              25          209           20


Net Charge-offs                              351          73              59         (153)          26

Purchased Reserves                            --          --              --           --           --

Additions Charged to Operations              256         131              70           49           77
                                         --------    --------      ----------    ----------  ----------
Balance at end of period:              $   1,123   $   1,218      $    1,160    $   1,149    $     947
                                          =======     =======       =========     =========   =========

Average Loans Outstanding              $  99,345   $  86,609      $   74,469    $  66,058    $  56,991
                                          =======     =======       =========     =========   =========

Ratio of net charge-offs
   to Average loans
  outstanding for the period               0.35%       0.08%           0.08%         (0.23)%      0.05%

Ratio of the Allowance for Loan
  Losses to Loans Outstanding for
   the period                              1.08%       1.28%           1.44%         1.60%       1.54%

The additions to the allowance for loan losses are based on management's evaluation of characteristics of the loan portfolio, current and anticipated economic conditions, past loan experiences, net loans charged-off, specific problem loans and delinquencies, and other factors.

      ---------------------------------------------------------------

62

----------------------------------------------------------------------
Table Eight
Loan Portfolio  -  Allocation of allowance for possible loan losses

The following table presents an allocation of the allowance for possible loan losses at each of the five year periods ended December 31, 1998 (expressed in thousands). The allocation presented below is based on the historical average of net charge offs per category combined with the change in loan growth and management's review of the loan portfolio.


                                                           December 31,
                 --------------------------------------------------------------------------------------------
                       1998               1997               1996                1995              1994
                 ---------------    ---------------    ----------------    --------------    ----------------
                          Percent             Percent            Percent            Percent             Percent
                          of loans            of loans           of loans           of loans            of loans
                          in each             in each            in each            in each             in each
                          category            category           category           category            category
                          to total            to total           to total           to total            to total
                 Amount   loans      Amount   loans     Amount   loans      Amount  loans     Amount    loans
                 -------  -------    ------- -------    -------  --------   -----  --------   -------  --------

Real estate -
  residential    $  208     34.2%   $  202     34.6%   $  192      36.5%   $  215    39.9%     $216        43.1%
Commercial          490     37.8       622     38.0       619      39.1       618    36.5       420        34.7
Installment         374     23.8       343     23.6       298      21.6       265    20.0       260        19.3
Others               20      4.2        20      3.8        20       2.8        20     3.6        20         2.9
Unallocated          31       --        31       --        31        --        31      --        31          --
                  ------   -----     ------   -----     ------    -----      ----   -----      ----       ------
Total            $1,123    100.0%   $1,218    100.0%   $1,160     100.0%   $1,149  100.0%      $947       100.0%
                  ======   =====     ======   =====     ======    =====      ====   =====      ====       ======

      ---------------------------------------------------------------
                                       13

63

Allowance for Loan Losses - Continued

The Corporation has historically maintained the allowance for loan losses at a level greater than actual charge-offs. In determining the allocation of the allowance for possible loan losses, charge-offs for 1999 are anticipated to be within the historical ranges. Although a subjective evaluation is determined by management, the corporation believes it has appropriately assessed the risk of loans in the loan portfolio and has provided for an allowance which is adequate based on that assessment. Because the allowance is an estimate, any change in the economic conditions of the corporation's market area could result in new estimates which could affect the corporation's earnings.
Management monitors loan quality through reviews of past due loans and all significant loans which are considered to be potential problem loans on a monthly basis. The internal loan review function provides for an independent review of commercial, real estate, and installment loans in order to measure the asset quality of the portfolio. Management's review of the loan portfolio has not indicated any material amount of loans, not disclosed in the accompanying tables and discussions which are known to have possible credit problems that cause management to have serious doubts as to the ability of each borrower to comply with their present loan repayment terms.

Deposits

A stable core deposit base is the major source of funds for Holding Company subsidiaries. The deposit mix depends upon many factors including competition from other financial institutions, depositor interest in certain types of deposits, changes in the interest rate and the corporation's need for certain types of deposit growth. Total deposits were $147,784,819 at December 31, 1998 as compared to $137,044,813 at December 31, 1997, an increase of 7.8%, and follows an increase of 9.4% between 1997 and 1996. The increase in total deposits during 1998 and 1997 was primarily in time deposits. Time deposits grew by $4,280,219 or 7.4% in 1998, and follows an increase of $6,824,615 or 13.3% in 1997. Time deposits of $100,000 or more decreased approximately
$1,689,000 at December 31, 1998 as compared to December 31, 1997. The increase in time deposits was primarily the result of special promotions offered by the subsidiary banks throughout 1998 and 1997. At December 31, 1998, noninterest bearing deposits comprised 10% of total deposits and interest bearing deposits which include NOW, money market, savings and time deposits comprised 90% of total deposits. There were no changes in the deposit mix from December 31, 1997 to December 31, 1998.

Repurchase  Agreements

Repurchase agreements represent short-term borrowings, usually overnight to 30 days. Repurchase agreements were $6,994,024 at December 31, 1998, an increase of $2,919,028 in 1998 as compared to 1997. The increase in repurchase agreements in 1998 as compared to 1997 was primarily due to an increase in balances maintained by existing commercial customers combined with the increase in the number of commercial customers that used repurchase agreements.

Capital Resources

A strong capital base is vital to continued profitability because it promotes depositor and investor confidence and provides a solid foundation for future growth. Stockholders' equity increased 9.2% in 1998 entirely from current earnings after quarterly dividends, and an increase of .2% resulting from the effect of the change in the net unrealized gain (loss) on securities available for sale. The increase in stockholders' equity in 1998 follows an increase of 10.0% in 1997 entirely from current earnings after quarterly dividends, and an increase of 1.7% resulting from the effect of the change in the net unrealized gain (loss) on securities available for sale. Stockholders' equity amounted to 9.0% of total assets at the end of 1998 and 1997.

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

On September 8, 1998, the Holding Company declared a four percent common stock dividend to stockholders of record on October 1, 1998. As a result, 48,167 shares of common stock were issued on October 26, 1998. The Holding Company declared a 50% common stock dividend on September 9, 1997 to stockholders of record on October 1, 1997. Accordingly, 402,978 shares of common stock were issued on October 27, 1997.

The Holding Company is subject to regulatory risk-based capital guidelines administered by the Federal Reserve Board.  These risk-based capital guidelines establish minimum capital ratios of Total capital, Tier 1 Capital, and Leverage to assess the capital adequacy of bank holding companies.
Additional information on capital amounts, ratios and minimum regulatory requirements can be found in Note 18 of the Consolidated Financial Statements.
      ---------------------------------------------------------------
                                       14

64

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

The information presented in the following Interest Rate Risk table contains assumptions and estimates used by management in determining repricing characteristics and maturity distributions. As noted in the following table, the cumulative gap at one year is approximately $(5,053,000), which indicates the corporation's interest bearing liabilities are more than earning assets at December 31, 1998. As the table presented is as of a point in time and conditions change on a daily basis, any conclusions made may not be indicative of future results.

Interest Rate Risk Table  -  December 31, 1998


                                    (less                          (greater     Non-
                                    than) 3   3 - 12      1 - 3    than) 3    Interest
                                    Months    Months      Years    Years      Bearing    Total
                                    -------   -------     ------   -------    -------   -------

ASSETS:
Fed Funds Sold                     $  4,092  $           $        $          $         $  4,092
Investments                           5,300     6,331     14,733   28,371                54,735
Loans                                19,435    27,289     23,019   33,398        414    103,555
Other Assets                            300                                    9,836     10,136
Allowance for Loan
 and Lease Losses                                                             (1,123)    (1,123)
                                   --------  --------    -------  -------    -------   --------

TOTAL ASSETS:                      $ 29,127  $ 33,620    $37,752  $61,769    $ 9,127   $171,395
                                   ========  ========    =======  =======    =======   ========


NOW and Savings                    $ 2,553   $  7,522    $10,897  $34,316    $         $ 55,288
MMDA                                15,118                                               15,118
CD's < 100,000                       8,518     20,939     11,485   11,037                51,979
CD's > 100,000                       2,906      3,250      3,429      673                10,258
Demand Deposits                                                               15,142     15,142
Other Liabilities                                                              1,155      1,155
Repurchase Agreements                6,994                                                6,994
Stockholders' Equity                                                          15,461     15,461
                                   --------   --------   -------  -------    -------   --------

TOTAL LIABILITIES
    AND CAPITAL:                   $36,089   $ 31,711    $25,811  $46,026    $31,758   $171,395
                                   =======    =======    =======  ========   =======   ========
GAP                                (6,962)     1,909      11,941   15,743    (22,631)
GAP/ Total Assets                  (4.06%)     1.11%       6.97%    9.19%    (13.20%)
Cumulative GAP                     (6,962)    (5,053)      6,888   22,631          0
Cumulative GAP/Total Assets        (4.06%)    (2.95%)      4.02%   13.20%     0.00%

The above analysis contains repricing and maturity assumptions and estimates used by management.

      ---------------------------------------------------------------

65

Liquidity

Liquidity management ensures that funds are available to meet loan commitments, deposit withdrawals, and operating expenses. Funds are provided by loan repayments, investment securities maturities, or deposits, and can be raised by liquidating assets or through additional borrowings. The Holding Company had investment securities with an estimated market value of $43,385,571 classified as available for sale at December 31, 1998. These securities are available for sale at any time based upon management's assessment in order to provide necessary liquidity should the need arise. In addition, the Holding Company's subsidiary banks, Progressive Bank, N.A., and Progressive Bank, N.A.- Buckhannon, are members of the Federal Home Loan Bank of Pittsburgh (FHLB). Membership in the FHLB provides an additional source of short-term and long-term funding, in the form of collateralized advances. At December 31, 1998, Progressive Bank, N.A. and Progressive Bank, N.A.- Buckhannon, had an available line of approximately $2,570,000 and $694,000, respectively, without purchasing any additional capital stock from the FHLB. As of December 31, 1998 and 1997, there were no borrowings outstanding pursuant to these agreements.

At December 31, 1998 and December 31, 1997, the Holding Company had outstanding loan commitments and unused lines of credit totaling $8,070,000 and $7,321,000, respectively. As of December 31, 1998, management placed a high probability for required funding within one year of approximately $4,958,000. Approximately $2,753,000 is principally unused home equity and credit card lines on which management places a low probability for required funding.

Year 2000 Readiness Disclosure

First West Virginia Bancorp, Inc. and its subsidiary banks are heavily dependent on technology to process information. Therefore, the banks need to ensure that information systems and applications are century compliant, supporting the Year 2000. The Board of Directors and management of First West Virginia Bancorp, Inc. and its subsidiary banks have established a Year 2000 Plan, ("the Plan"). Accordingly, a Year 2000 Project committee has been formed to develop an overall strategy and to monitor the Plan's reporting
requirements.    The Plan involves five phases which include:  Awareness,
Assessment, Renovation, Validation, and Implementation. The Awareness Phase provided for the establishment of a Year 2000 committee and to develop an overall strategy for the banks. The Assessment Phase included the identification of all hardware, software, networks, automated teller machines, mission critical systems and customer and vendor interdependencies affected by Year 2000. The committee has identified software and hardware which will be affected by the Year 2000 change. We have contacted our vendors and continue to monitor their progress on a quarterly basis. Additionally, large commercial customers have been assessed for Year 2000 risk and assigned a risk
rating.    Customers with high risk ratings are being reviewed on a periodic basis. Any new material commercial customers are evaluated for Year 2000 risk.

The Year 2000 Project Committee has identified the bank's mission critical systems. The committee has established the following definition of Year 2000 compliance: A vendor or software system would be classified as Year 2000 compliant if certification from the vendor was received stating that the product will correctly process, provide and/or receive date data for the Year 2000 and that the product performs accurately in a test conducted by the bank with the product interfacing with all relevant systems. Internal testing is a crucial part of the Plan. We have established our testing strategies, methodology and have developed test scripts for our mission critical systems. In order to facilitate testing, we have created a testing environment which mirrors our production system. Testing of in-house applications, including ACH processing, was completed during the third and fourth quarters of 1998. Verification of the testing was completed by December 31, 1998. Based on our Year 2000 definition, we have concluded that our mission critical hardware and software systems are Year 2000 compliant.

The Company has also established a business resumption plan which will be reviewed on a quarterly basis. The estimated costs of the Year 2000 issue are not expected to have a material impact to the results of operations, liquidity and capital resources of the Company.

      ---------------------------------------------------------------

66

-----------------------------------------------------------------------------
First West Virginia Bancorp, Inc.
Summarized Quarterly Financial Information
-----------------------------------------------------------------------------

   A summary of selected quarterly financial information follows:



                                 First      Second       Third      Fourth
          1998                  Quarter     Quarter     Quarter     Quarter
                               ---------   ---------   ---------   ---------

   Total interest income      $3,017,292  $3,062,636  $3,148,133  $3,224,052
   Total interest expense      1,276,939   1,325,792   1,363,263   1,357,847
   Net interest income         1,740,353   1,736,844   1,784,870   1,866,205
   Provision for loan
      losses                      46,500      56,500      76,500      76,500
   Investment Securities
      Gain                        (1,608)         --       2,786          --
   Total other income            191,504     183,293     215,373     195,010
   Total other expenses        1,109,594   1,125,921   1,172,069   1,266,218
   Income before income
      taxes                      774,155     737,716     754,460     718,497
   Net income                    519,740     501,192     515,715     496,378
   Net income per share (1)          .41         .40         .41         .40



                                 First       Second       Third      Fourth
          1997                  Quarter      Quarter     Quarter     Quarter
                                ---------   ---------   ---------   --------

   Total interest income      $2,698,339  $2,845,165  $2,954,722  $3,008,583
   Total interest expense      1,087,969   1,161,352   1,224,185   1,270,941
   Net interest income         1,610,370   1,683,813   1,730,537   1,737,642
   Provision for loan
      losses                      25,500      36,000      34,500      34,500
   Investment Securities
      Gain (Loss)                     --          --          --      (1,291)
   Total other income            174,106     153,694     172,615     139,807
   Total other expenses        1,044,887   1,091,516   1,116,343   1,124,623
   Income before income
      taxes                      714,089     709,991     752,309     717,035
   Net income                    476,607     474,485     502,677     476,799
   Net income per share (1)          .38         .38         .40         .38



                                 First       Second       Third      Fourth
          1996                  Quarter      Quarter     Quarter     Quarter
                                ---------   ---------   ---------   --------

   Total interest income      $2,372,377  $2,473,455  $2,556,220  $2,665,006
   Total interest expense        916,012     958,753     993,702   1,056,942
   Net interest income         1,456,365   1,514,702   1,562,518   1,608,064
   Provision for loan
      losses                      14,400      14,400      16,800      25,000
   Investment Securities
      Gain (Loss)                 (1,050)        339          --          --
Total other income               136,416     143,670     148,902     139,487
Total other expenses           1,016,692   1,040,824   1,038,297   1,085,853
Income before income
   taxes                         560,639     603,487     656,323     636,698
Net income                       374,361     405,277     435,046     429,310
Net income per share (1)             .30         .32         .35         .34

   (1) Adjusted for the 4 percent common stock dividend to stockholders of record as of October 1, 1998; the 3 for 2 stock split in the effect of a 50% stock dividend to stockholders of record as of October 1, 1997; and the 4 percent common stock dividend to stockholders of record as of December 2, 1996.

      ---------------------------------------------------------------

67

-------------------------------------------------------------------------

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

      ---------------------------------------------------------------
                                       18

68

SNODGRASS
Certified Public Accountants



                        Independent Auditor's Report
                        ----------------------------

Board of Directors
First West Virginia Bancorp, Inc.
Wheeling, West Virginia

We have audited the accompanying consolidated balance sheets of First West Virginia Bancorp, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First West Virginia Bancorp, Inc. and subsidiaries at December 31, 1998 and 1997, and the results of its operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.




/s/ S.R. Snodgrass, A.C.


Wheeling, West Virginia
January 13, 1999




S.R. Snodgrass, A.C.
980 National Road Wheeling, WV 26003-6400 Phone: 304-233-5030  Facsimile:
304-233-3062

      ---------------------------------------------------------------
                                       19

69

              First West Virginia Bancorp, Inc. and Subsidiaries
                         CONSOLIDATED BALANCE SHEETS


                                                          December 31,
                                                      1998          1997
                                                  ------------  ------------
                                 ASSETS

Cash and due from banks                           $  4,720,682  $  4,718,516
Due from banks - interest bearing                      299,430        96,967
                                                  ------------  ------------
            Total cash and cash equivalents          5,020,112     4,815,483
Federal funds sold                                   4,092,000     6,932,000
Investment securities:
  Available for sale (at fair value)                43,385,571    40,665,808
  Held to maturity (fair value of $11,424,327
   and $4,837,574 respectively)                     11,349,829     4,778,146
Loans, net of unearned income                      103,555,319    95,373,653
Less allowance for loan losses                      (1,122,912)   (1,217,763)
                                                  ------------  ------------
Net loans                                          102,432,407    94,155,890
Premises and equipment, net                          3,204,730     3,085,087
Accrued income receivable                            1,242,606     1,075,701
Other assets                                           667,824       634,468
                                                  ------------  ------------
Total assets                                      $171,395,079  $156,142,583
                                                  ============  ============
                              LIABILITIES

Noninterest bearing deposits:
  Demand                                          $ 15,141,249  $ 14,142,125
Interest bearing deposits:
  Demand                                            25,130,312    22,908,421
  Savings                                           45,275,810    42,037,038
  Time                                              62,237,448    57,957,229
                                                  ------------  ------------
Total deposits                                     147,784,819   137,044,813
Repurchase agreements                                6,994,024     4,074,996
Accrued interest on deposits                           472,097       432,870
Other liabilities                                      683,201       460,909
                                                  ------------  ------------
Total liabilities                                  155,934,141   142,013,588
                                                  ------------  ------------
                         STOCKHOLDERS' EQUITY

Common stock - 2,000,000 shares authorized
 at $5 par value:
  1,257,252 shares issued at December 31, 1998 and
  1,209,085 shares issued at December 31, 1997       6,286,260     6,045,425
Surplus                                              4,739,381     3,764,000
Retained earnings                                    4,275,249     4,196,076
Accumulated other comprehensive income                 160,048       123,494
                                                  ------------  ------------
Total stockholders' equity                          15,460,938    14,128,995
                                                  ------------  ------------
Total liabilities and stockholders' equity        $171,395,079  $156,142,583
                                                  ============  ============

   The accompanying notes are an integral part of the financial statements.
      ---------------------------------------------------------------

70
              First West Virginia Bancorp, Inc. and Subsidiaries
                       CONSOLIDATED STATEMENTS OF INCOME


                                              Year Ended December 31,
                                           1998         1997        1996
                                        ----------   ----------   ----------

INTEREST INCOME
 Interest and fees on loans
  and lease financing:
   Taxable                             $ 8,873,747  $ 7,791,705  $ 6,736,781
   Tax-exempt                              204,726      135,969      105,192
 Investment securities:
   Taxable                               2,494,614    2,905,180    2,581,467
   Tax-exempt                              382,111      264,112      247,114
   Dividends                                28,482       22,862       20,414
   Other interest income                   138,252       29,843       80,742
   Interest on federal funds sold          330,181      357,138      295,348
                                        ----------   ----------   ----------
Total interest income                   12,452,113   11,506,809   10,067,058
                                        ----------   ----------   ----------
INTEREST EXPENSE
 Deposits                                5,096,756    4,555,542    3,798,076
 Other borrowings                          227,085      188,905      127,333
                                        ----------   ----------   ----------
Total interest expense                   5,323,841    4,744,447    3,925,409
                                        ----------   ----------   ----------
Net interest income                      7,128,272    6,762,362    6,141,649

PROVISION FOR POSSIBLE LOAN LOSSES         256,000      130,500       70,600
                                        ----------   ----------   ----------
Net interest income after provision
 for possible loan losses                6,872,272    6,631,862    6,071,049

NONINTEREST INCOME
 Service charges and other fees            490,834      415,638      365,446
 Securities gains (losses)                   1,178       (1,291)        (711)
 Other operating income                    294,346      224,584      203,029
                                        ----------   ----------   ----------
Total noninterest income                   786,358      638,931      567,764
                                        ----------   ----------   ----------
NONINTEREST EXPENSE
 Salary and employee benefits            2,414,862    2,280,673    2,119,124
 Net occupancy expense of premises         796,133      789,128      764,213
 Other operating expenses                1,462,807    1,307,568    1,298,329
                                        ----------   ----------   ----------
Total noninterest expense                4,673,802    4,377,369    4,181,666
                                        ----------   ----------   ----------
Income before income taxes               2,984,828    2,893,424    2,457,147

INCOME TAXES                               951,803      962,856      813,153
                                        ----------   ----------   ----------
Net income                             $ 2,033,025  $ 1,930,568  $ 1,643,994
                                        ==========   ==========   ==========
WEIGHTED AVERAGE SHARES OUTSTANDING      1,257,252    1,257,252    1,257,252
                                        ==========   ==========   ==========
EARNINGS PER COMMON SHARE                    $1.62        $1.54        $1.31
                                        ==========   ==========   ==========


   The accompanying notes are an integral part of the financial statements.
      ---------------------------------------------------------------

71

                             First West Virginia Bancorp, Inc. and Subsidiaries
                         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                                           Accumulated
                                                                                              Other
                                        Common Stock                                          Compre-       Compre-
                                  -------------------------                   Retained       hensive       hensive
                                    Shares         Stock        Surplus       Earnings       Income        Income        Total
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
BALANCE, DECEMBER 31, 1995        $   775,268   $ 3,876,340   $ 3,166,340   $ 4,621,049   $    45,478                 $11,709,207
Comprehensive income
 Net income                                 -             -             -     1,643,994             -   $ 1,643,994     1,643,994
 Other comprehensive income,
  net of tax:
   Unrealized gains on securities
    net of reclassification
    adjustment (see disclosure)             -             -              -            -      (126,038)     (126,038)     (126,038)
                                                                                                        -----------
         Comprehensive income                                                                           $ 1,517,956
                                                                                                        ===========
Cash dividend ($.46 per share)              -             -              -     (573,698)            -                    (573,698)
Cash paid in lieu of fractional
 shares on stock dividend                   -             -              -       (4,187)            -                      (4,187)
4% common stock dividend at
 fair market value                     30,839       154,195       597,660      (751,855)            -                           -
                                  -----------   -----------   -----------   -----------   -----------                 -----------
BALANCE, DECEMBER 31, 1996            806,107     4,030,535     3,764,000     4,935,303       (80,560)                 12,649,278
Comprehensive income
 Net income                                 -             -             -     1,930,568             -   $ 1,930,568     1,930,568
 Other comprehensive income,
  net of tax:
   Unrealized gains on securities
    net of reclassification
    adjustment (see disclosure)             -             -             -             -       204,054       204,054       204,054
                                                                                                        -----------
         Comprehensive income                                                                           $ 2,134,622
                                                                                                        ===========
Cash dividend ($.52 per share)              -             -             -      (652,936)            -                    (652,936)
Cash paid in lieu of fractional
 shares on stock dividend                   -             -             -        (1,969)            -                      (1,969)
50% common stock dividend
 at fair market value                 402,978     2,014,890             -    (2,014,890)            -                           -
                                  -----------   -----------   -----------   -----------   -----------                 -----------

BALANCE, DECEMBER 31, 1997          1,209,085     6,045,425     3,764,000     4,196,076       123,494                  14,128,995
Comprehensive income
 Net income                                 -             -             -     2,033,025             -   $ 2,033,025     2,033,025
 Other comprehensive income,
  net of tax:
   Unrealized gains on securities
    net of reclassification
    adjustment (see disclosure)             -             -             -             -        36,554        36,554        36,554
                                                                                                        -----------
         Comprehensive income                                                                           $ 2,069,579
                                                                                                        ===========
Cash dividend ($.58 per share)              -             -             -      (732,677)            -                    (732,667)
Cash paid in lieu of fractional
 shares on stock dividend                   -             -             -        (4,959)            -                      (4,959)
4% common stock dividend
 at fair market value                  48,167       240,835       975,381    (1,216,216)            -                           -
                                  -----------   -----------   -----------   -----------   -----------                 -----------
BALANCE, DECEMBER 31, 1998        $ 1,257,252   $ 6,286,260   $ 4,739,381   $ 4,275,249   $   160,048                 $15,460,938
                                  ===========   ===========   ===========   ===========   ===========                 ===========

                                                      1998           1997            1996
                                                    --------       --------        --------
Disclosure of reclassification amount
 Unrealized holding gains (losses)
  arising during period                             $ 37,296       $203,240       $(126,486)
 Less reclassification adjustment for
  gains (losses) included in net income                  742           (814)           (448)
                                                    --------       --------       ---------
         Net unrealized gains (losses)
          on securities                             $ 36,554       $204,054       $(126,038)
                                                    ========       ========       =========

The accompanying notes are an integral part of the financial statements.
      ---------------------------------------------------------------

72
                  First West Virginia Bancorp Inc. and Subsidiaries
                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                             Year Ended December 31,
                                        1998          1997          1996
                                    -----------   -----------   -----------

OPERATING ACTIVITIES
  Net income                       $  2,033,025  $  1,930,568  $  1,643,994
  Adjustments to reconcile net
   income to net cash provided by
   operating activities:
    Provision for loan losses           256,000       130,500        70,600
    Depreciation and amortization       377,721       370,743       382,789
    Loss on disposal of equipment            -             -            776
    Amortization of investment
     securities, net                    (83,194)      (47,749)      (10,963)
    Investment security losses (gains)   (1,178)        1,291           711
    Increase in interest receivable    (166,905)     (127,675)      (24,703)
    Increase in interest payable         39,227        47,581        70,682
    Other, net                          163,445       (85,201)       78,879
                                    -----------   -----------   -----------
Net cash provided by
 operating activities                 2,618,141     2,220,058     2,212,765
                                    -----------   -----------   -----------
INVESTING ACTIVITIES
  Net (increase) decrease in
   federal funds sold                 2,840,000    (1,471,000)   (3,183,000)
  Net increase in loans,
   net of charge-offs                (8,554,313)  (15,042,430)   (8,494,283)
  Proceeds from sale of securities
   available for sale                     6,543     1,487,344     1,250,868
  Proceeds from maturities of
   securities available for sale     34,648,171    23,350,000    21,615,000
  Proceeds from maturities of
   securities held to maturity          976,000     2,010,000       235,000
  Principal collected on mortgage-
   backed securities                  2,962,199       944,930       415,482
  Purchases of securities available
   for sale                         (40,194,992)  (21,194,040)  (27,341,216)
  Purchases of securities held
   to maturity                       (7,546,999)   (1,233,644)     (806,587)
  Recoveries on loans previously
   charged-off                           21,796        12,418        24,889
  Purchases of premises and
     equipment                         (493,316)     (202,358)     (499,219)
                                    -----------   ------------  -----------
Net cash used in investing
 activities                         (15,334,911)  (11,338,780)  (16,783,066)
                                    -----------   -----------   ------------
FINANCING ACTIVITIES
  Net increase in deposits           10,740,006    11,773,745    10,375,915
  Dividends paid                       (737,635)     (654,905)     (577,885)
  Increase (decrease) in short-
   term borrowings                    2,919,028    (1,855,695)    5,181,467
                                    -----------   -----------   -----------
Net cash provided by
 financing activities                12,921,399     9,263,145    14,979,497
                                    -----------   -----------   -----------
     INCREASE IN CASH AND
      CASH EQUIVALENTS                  204,629       144,423       409,196

CASH AND CASH EQUIVALENTS,
 BEGINNING OF YEAR                    4,815,483     4,671,060     4,261,864
                                    -----------   -----------   -----------
CASH AND CASH EQUIVALENTS,
 END OF YEAR                       $  5,020,112  $  4,815,483  $  4,671,060
                                    ===========   ===========   ===========

The accompanying notes are an integral part of the financial statements
      ---------------------------------------------------------------
                                       23

73
              First West Virginia Bancorp, Inc. and Subsidiaries
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1998, 1997 AND 1996

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

Gains or losses on dispositions of investment securities are computed by using the adjusted cost of the specific securities sold. Securities gains or losses are shown separately as non-interest income in the consolidated statements of income.

Interest and Fees on Loans
--------------------------

Interest income on loans is accrued based on the principal outstanding. It is the Corporation's policy to discontinue the accrual of interest when either the principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection.

The Corporation accounts for impaired loans in accordance with the provisions of FAS No. 114 and No. 118, "Accounting for Creditors for Impairment of a Loan." It is the Corporation's policy not to recognize interest income on specific impaired loans unless the likelihood of future loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Since the adoption of FAS 114 and 118, the Corporation had no loans which management has determined to be impaired.

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

Allowance For Loan Losses
------------------------

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the

      ---------------------------------------------------------------

             First West Virginia Bancorp, Inc. and Subsidiaries
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     DECEMBER 31, 1998, 1997 AND 1996

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


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


Stock Dividends
---------------

On November 12, 1996, the Corporation declared a 4% stock dividend to stockholders of record on December 2, 1996. On September 9, 1997, the Corporation declared a 50% stock dividend to stockholders of record on October 1, 1997. On September 8, 1998, the Corporation declared a 4% stock dividend to stockholders of record on October 1, 1998. All common share data include the effect of the stock dividends.

Purchase Method of Accounting
-------------------------------

Net assets of organizations acquired in purchase transactions are recorded at fair value at the date of the transaction. The cost of core deposits and the excess of cost over net assets of affiliates purchased is being amortized over a ten year period on the straight-line method. Annual amortization expense was approximately $4,000 for 1998, $4,000 for 1997, and $31,300 for 1996.

Reclassifications
------------------

Certain prior year amounts have been reclassified to conform to the 1998 presentation.

      ---------------------------------------------------------------

              First West Virginia Bancorp, Inc. and Subsidiaries
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      DECEMBER 31, 1998, 1997 AND 1996

NOTE 2 - INVESTMENT SECURITIES

   The estimated market values of investment securities are as follows at December 31, 1998 and 1997:

                                                                        December 31, 1998
                                                       ------------------------------------------------
                                                                       Gross        Gross     Estimated
                                                       Amortized    Unrealized   Unrealized     Market
                                                          Cost         Gains       Losses       Value
                                                       ---------    ----------   ----------   ---------

   Securities held to maturity:                                     (Expressed in Thousands)
   ----------------------------
   Obligations of states and political subdivisions    $   11,350   $      108   $     (34)   $   11,424
                                                        ---------    ---------    --------     ---------
                    Total held to maturity                 11,350          108         (34)       11,424
                                                        ---------    ---------    --------     ---------

   Securities available for sale:
   ------------------------------
   U.S. Treasury securities and obligations of
     U.S. Government corporations and agencies             34,942          219         (54)       35,107
   Obligations of states and political subdivisions           504           12           -           516
   Corporate debt securities                                  453            4          (2)          455
   Mortgage-backed securities                               6,461           51          (9)        6,503
   Equity securities                                          772           49         (17)          804
                                                        ---------    ---------    --------     ---------

                    Total available for sale               43,132          335         (82)       43,385
                                                        ---------    ---------    --------     ---------

                    Total                              $   54,482   $      443   $    (116)   $   54,809
                                                        =========    =========    ========     =========

                                                                         December 31, 1997
                                                       ------------------------------------------------
                                                                       Gross        Gross     Estimated
                                                       Amortized    Unrealized   Unrealized     Market
                                                          Cost         Gains       Losses       Value
                                                       ---------    ----------   ----------   ---------

   Securities held to maturity:                                     (Expressed in Thousands)
   ----------------------------
   Obligations of states and political subdivisions    $    4,778   $       61   $       (1) $    4,838
                                                        ---------    ---------    ---------   ---------
                    Total held to maturity                  4,778           61           (1)      4,838
                                                        ---------    ---------    ---------   ---------

   Securities available for sale:
   ------------------------------
   U.S. Treasury securities and obligations of
     U.S. Government corporations and agencies             31,920          121          (14)     32,027
   Obligations of states and political subdivisions           503           13            -         516
   Corporate debt securities                                  204            5            -         209
   Mortgage-backed securities                               7,231           72          (16)      7,287
   Equity securities                                          612           17           (2)        627
                                                        ---------    ---------    ---------   ---------

                    Total available for sale               40,470          228          (32)     40,666
                                                        ---------    ---------    ---------   ---------

                    Total                              $   45,248   $      289   $      (33) $   45,504
                                                        =========   ==========    =========   =========

      ---------------------------------------------------------------

                    First West Virginia Bancorp, Inc. and Subsidiaries
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                              DECEMBER 31, 1998, 1997 AND 1996

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

   The amortized cost and estimated market value of investment securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                 Securities                          Securities
                                               Held to Maturity                   Available for Sale
                                           -------------------------          -------------------------
                                                            Estimated                        Estimated
                                            Amortized        Market            Amortized       Market
                                              Cost           Value               Cost          Value
                                           -----------     ---------          ----------    -----------
                                                                 (Expressed in Thousands)

        Due in one year or less           $     950       $    956           $   6,103     $    6,124

        Due after one year through
           five years                         5,099          5,143              18,814         18,921

        Due after five years
          through ten years                   5,121          5,151              10,981         11,033

        Due after ten years                     180            174                  --            --
                                           -----------     ---------          ----------    -----------
                                             11,350         11,424              35,898         36,078

        Mortgage-backed securities              --             --                6,461          6,503

        Equity securities                       --             --                  773            804
                                           -----------     ---------          ----------    -----------

                   Total                  $  11,350       $ 11,424           $  43,132     $   43,385
                                           ===========     ==========         ==========    ===========

Proceeds from sales of securities available for sale during the years ended December 31, 1998, 1997, and 1996, were $5,366, $1,487,344, and
$1,250,868, respectively. Gross gains of $2,786 and gross losses of $1,608 in 1998; gross gains of $2,772 and gross losses of $4,063 in 1997; and gross gains of $425 and gross losses of $1,136 in 1996 were realized on those sales. Assets carried at $24,687,000 and $18,079,000 at December 31, 1998 and 1997, respectively, were pledged to secure United States Government and other public funds and for other purposes as required or permitted by law.


NOTE 3 - LOANS AND LEASES

   Loans outstanding at December 31, 1998 and 1997, are as follows:

                                                                 (Expressed in Thousands)
                                                                 1998                1997
                                                             ------------        ------------

      Real estate-construction                                $       41          $      334
      Real estate-farmland                                           133                 122
      Real estate-residential                                     35,253              32,610
      Real estate-secured by non-farm, non-residential            25,866              23,925
      Commercial and industrial loans                             13,261              12,377
      Installment and other loans to individuals                  24,722              22,487
      Non-rated industrial development obligations                 3,563               3,517
      Direct financing leases                                         --                  70
      Other loans                                                    819                  40
                                                             ------------        ------------
        Total                                                    103,658              95,482
      Less unearned interest and deferred fees                       103                 108
                                                             ------------        ------------
        Net loans                                             $  103,555          $   95,374
                                                             ============        ============


      ---------------------------------------------------------------

77
             First West Virginia Bancorp, Inc. and Subsidiaries
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1998, 1997 AND 1996

NOTE 3 - LOANS AND LEASES (CONTINUED)
   The elements of the investment in direct financing leases at December 31 are as follows:
                                   (Expressed in Thousands)
                                       1998         1997
                                    ----------   ----------

   Rentals receivable              $       --   $        24
   Estimated residual value
    of leased assets                       --            47
                                    ----------   ----------
     Subtotal                              --            71
   Unearned income                         --            (1)
                                    ----------   ----------

     Total net investment in
       direct financing leases     $       --   $        70
                                    ==========   ==========


The Corporation had no loans at December 31, 1998 and 1997, that were specifically classified as impaired. Non-accrual loans amounted to $396,000 and $540,000 at December 31, 1998, and 1997, respectively. The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was $33,000 and $34,600 for 1998 and 1997, respectively.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

   Activity in the allowance for loan losses is summarized as follows:


                                                December 31,
                                       1998         1997         1996
                                    ----------   ----------   ----------

   Balance, beginning of year      $ 1,217,763  $ 1,160,302  $ 1,148,692
   Additions charged to
      operating expense                256,000      130,500       70,600
   Recoveries                           21,796       12,418       24,889
                                    ----------   ----------   ----------
        Total                        1,495,559    1,303,220    1,244,181
   Less loans charged-off              372,647       85,457       83,879
                                    ----------   ----------   ----------

   Balance, end of year            $ 1,122,912  $ 1,217,763  $ 1,160,302
                                    ==========   ==========   ==========

   The entire allowance represents a valuation reserve which is available for future charge-offs of loans and leases.

NOTE 5 - PREMISES AND EQUIPMENT

   Premises and equipment are stated at cost, less accumulated depreciation, as follows:
                                                               Original
                                           December 31,       Useful Life
                                       1998         1997         Years
                                    ----------   ----------   ----------

   Land                            $ 1,116,585  $   794,116
   Land improvements                   231,554      223,004       20
   Leasehold improvements              396,898      396,898       25
   Buildings                         2,938,842    2,909,684    20 - 50
   Furniture, fixtures & equipment   2,199,750    2,140,792     3 - 20
                                    ----------   ----------
        Total                        6,883,629    6,464,494
   Less accumulated depreciation     3,678,899    3,379,407
                                    ----------   ----------

        Premises and
           equipment, net          $ 3,204,730  $ 3,085,087
                                    ==========   ==========

   Charges to operations for depreciation approximated $373,673, $366,695, and $351,511 for 1998, 1997, and 1996, respectively.

      ---------------------------------------------------------------
                                       28

              First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1998, 1997 AND 1996

NOTE 6 - DEPOSITS

   The composition of the banks' deposits at December 31 follows:

                                                                    (Expressed in Thousands)
                                                                             1998
                                                      -------------------------------------------------
                                                                Demand
                                                      ------------------------
                                                      Noninterest    Interest
                                                        Bearing      Bearing      Savings        Time
                                                      -----------    ---------    --------    ---------

     Individuals, partnerships and corporations        $  13,876    $  22,213    $  43,717    $  60,150
     United States Government                                 65           -            -            -
     States and political subdivisions                       249        2,917        1,559        1,872
     Commercial banks                                         -            -            -            -
     Other depository institutions                           119           -            -           216
     Certified and official checks                           832           -            -            -
                                                        --------     --------     --------     --------
        Total                                          $  15,141    $  25,130    $  45,276    $  62,238
                                                        ========     ========     ========     ========

                                                                    (Expressed in Thousands)
                                                                             1997
                                                      -------------------------------------------------
                                                                Demand
                                                      ------------------------
                                                      Noninterest    Interest
                                                        Bearing      Bearing      Savings        Time
                                                      -----------    ---------    --------    ---------
     Individuals, partnerships and corporations        $  13,203    $  20,483    $  40,292    $  55,994
     United States Government                                 40           -            -            -
     States and political subdivisions                        87        2,426        1,745        1,653
     Commercial banks                                        169           -            -           300
     Other depository institutions                             4           -            -            10
     Certified and official checks                           639           -            -             -
                                                      -----------    ---------    --------    ---------
        Total                                          $  14,142    $  22,909    $  42,037    $  57,957
                                                      ===========    =========    ========    =========

   Time deposits include certificates of deposit issued in denominations of $100,000 or more which amounted to $10,258,000 and $11,947,000 at
December 31, 1998 and 1997, respectively.

   A maturity distribution of time certificates of deposit of $100,000 or more at December 31, 1998, follows:


     Due in three months or less                        $  2,906,000
     Due after three months through six months             1,173,000
     Due after six months through twelve months            2,077,000
     Due after one year through five years                 4,102,000
                                                        ------------
        Total                                           $ 10,258,000
                                                        ============

NOTE 7 - INCOME TAX

   The provisions for income taxes at December 31 consist of:

                                                    1998          1997          1996
                                               -----------   -----------    ----------
   Currently payable:
      Federal                                  $   849,935   $   928,070    $  734,047
      State                                        178,101       154,279       112,528
   Deferred:
      Federal                                      (65,899)     (103,896)      (29,825)
      State                                        (10,334)      (15,597)       (3,597)
                                               -----------   -----------    ----------
        Income tax expense                     $   951,803   $   962,856    $  813,153
                                               ===========   ===========    ==========

      ---------------------------------------------------------------

             First West Virginia Bancorp, Inc. and Subsidiaries
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     DECEMBER 31, 1998, 1997 AND 1996

NOTE 7 - INCOME TAX (CONTINUED)

   The following temporary differences gave rise to the deferred tax asset at December 31:

                                                                  1998          1997
                                                              ------------  ------------

   Allowance for loan losses                                 $   280,709    $  293,441
   Deferred loan fees                                             34,896        36,863
   Accrued interest on non-performing loans                       39,432        33,825
   Deferred compensation                                          98,815        64,698
   Deferred directors fees                                        21,802        19,885
   Depreciation due to purchase accounting adjustments           (27,832)      (61,584)
   Deferred state income tax                                     (22,291)       (2,887)
   Other, net                                                     (4,654)      (17,188)
                                                              ------------  ------------

        Total deferred tax asset - federal                       420,877       367,053
        Total deferred tax asset - state                          65,561        50,553
                                                              ------------  ------------
                                                                 486,438       417,606

   Deferred tax assets (liabilities) arising from market
    adjustments of securities available for sale
      Federal                                                    (82,449)      (63,618)
      State                                                      (11,427)       (8,816)
                                                              ------------  ------------

        Total deferred tax assets                            $   392,562    $  345,172
                                                              ============  ============

   A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes for the year ended December 31 is as follows:

                                               1998                   1997                    1996
                                        ------------------     ------------------     ------------------
                                          Amount    Percent      Amount    Percent      Amount    Percent
                                        ----------   -----     ----------   -----     ----------   -----

  Computed tax at statutory
    Federal rate                        $1,014,842    34.0 %   $  983,764    34.0 %   $  835,430    34.0 %
  Plus state income taxes net
    Of federal tax benefits                110,726     3.7         91,530     3.2         71,894     2.9
                                        ----------   -----     ----------   -----     ----------   -----
                                         1,125,568    37.7      1,075,294    37.2        907,324    36.9

  Increase (decrease) in taxes
    resulting from:
      Tax exempt income                   (199,870)   (6.6)      (137,389)   (4.7)      (106,073)   (4.3)
      Nondeductible interest expense        25,260     0.8         16,602     0.6          6,825     0.3
      Nondeductible goodwill                 1,376     0.0          1,376     0.0          7,696     0.3
      Others - net                            (531)    0.0          6,973     0.2         (2,619)   (0.1)
                                        ----------   -----     ----------   -----     ----------   -----

           Actual tax expense           $  951,803    31.9 %   $  962,856    33.3 %   $  813,153    33.1 %
                                        ==========   =====     ==========   =====     ==========   =====

NOTE 8 - EMPLOYEE BENEFIT PLANS

The Corporation has a non-contributory profit-sharing plan for employees meeting certain service requirements. The Corporation makes annual contributions to the profit-sharing plan based on income of the Corporation as defined. Total expenses for the plan were $143,100, $127,600, and $116,300 for the years ended December 31, 1998, 1997, and 1996, respectively.

In 1998, the Corporation amended the profit-sharing plan to add a 401(k) feature. The Corporation matches a portion of the employee's contribution up to 4% of their salary. The expense related to the 401(k) plan was $15,119 in 1998.

In 1996, the Corporation implemented a non-qualified, deferred compensation plan for certain corporate officers. Under the plan, the officers can elect to defer part of their annual bonus. The Corporation incurred no additional salary and benefits expense as a result of the plan.

      ---------------------------------------------------------------
                                       30

              First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      DECEMBER 31, 1998, 1997 AND 1996

NOTE 9 - REPURCHASE AGREEMENTS

Repurchase agreements represent borrowings of a short duration, usually less than 30 days. The securities underlying the agreements were under the Banks' control. Information related to these borrowings is summarized below:

                                     1998          1997          1996
                                 -----------   -----------   -----------

     Balance at end of year      $ 6,994,024   $ 4,074,996   $ 5,930,691
     Average balance during
       the year                    6,598,665     5,117,789     3,703,803
     Maximum month-end balance     9,218,303     5,922,489     5,930,691
     Weighted-average rate
       during the year                 3.44%         3.69%         3.42%
     Rate at December 31               2.31%         3.22%         4.07%

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

   The following represents financial instruments whose contract amounts represent credit risk:
                                             1998            1997
                                         ------------     ------------

   Commitments to extend credit          $  7,978,000     $  7,273,000
   Standby letters of credit                   92,000           48,000

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

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. All of the standby letters of credit expire in 1999. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

As members of the Federal Home Loan Bank of Pittsburgh (FHLB), the subsidiary Banks have the ability to borrow funds from the FHLB at prevailing interest rates. At December 31, 1998, the subsidiary Banks had unused lines of credit available with the FHLB in the aggregate amount of $3,264,000. There were no outstanding borrowings at December 31, 1998.

NOTE 11 - RELATED PARTY TRANSACTIONS

   Directors and officers of the corporation and its subsidiaries, and their associates, were customers of, and had other transactions with the subsidiary Banks in the normal course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility. Such loans totaled $4,320,419 at December 31, 1998, and $3,257,242 at December 31, 1997.
      ---------------------------------------------------------------

            First West Virginia Bancorp, Inc. and Subsidiaries
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1998, 1997 AND 1996

   The following is an analysis of loan activity to directors, executive officers, and associates of the Corporation and its subsidiaries:

                                                December 31,
                                          1998                1997
                                     ------------         ------------

   Balance, January 1                $  3,257,242         $  4,720,986
   New loans during the period          2,766,412              671,023
   Repayments during the period        (1,703,235)          (2,134,767)
                                     ------------         ------------
   Ending balance                    $  4,320,419         $  3,257,242
                                     ============         ============

NOTE 12 - CONCENTRATIONS OF CREDIT RISK

Most of the affiliate Banks' loans and commitments have been granted to customers in the Banks' primary market areas of Northern and Central West Virginia, Eastern Ohio, and Southwestern Pennsylvania. In the normal course of business, however, the Banks have purchased participations and originated loans outside of their primary market areas. The aggregate loan balances outstanding in any one geographic area, other than the Banks' primary lending areas, do not exceed 10% of total loans. No specific industry concentrations exceeded 10% of total exposure. The concentrations of credit by type of loan are set forth in Note 3.

NOTE 13 - LEASES

At December 31, 1998, the Corporation's Bank affiliates leased certain land used for banking purposes under long-term leases, expiring at various dates. These leases contain renewal options and generally provide that the Corporation will pay for insurance, taxes, and maintenance.

As of December 31, 1998, the future minimum rental payments required under noncancelable operating leases with initial terms in excess of one year, are as follows:

                   December 31, 1999          $  81,750
                   December 31, 2000             62,000
                   December 31, 2001             42,000
                   December 31, 2002             38,000
                   December 31, 2003             38,000
                      Thereafter                312,500

Rental expense under operating leases approximated $103,000 in 1998; $107,000 in 1997; and $104,000 in 1996.

NOTE 14 - OTHER OPERATING EXPENSES

   Other operating expenses at December 31 included the following:

                                          1998         1997         1996
                                       ----------   ----------   ----------

     Directors fees                    $  121,800   $  132,200   $  122,300
     Stationery and supplies              161,921      135,751      143,710
     Regulatory assessment and
        deposit insurance                  75,381       80,152       67,592
     Advertising                          107,511      101,816      104,568
     Postage and transportation           131,445      118,915      118,247
     Other taxes                          135,831      116,892       89,509
     Service Expense                      161,715      131,284      106,511
     Other                                567,203      490,558      545,892
                                       ----------   ----------   ----------

               Total                   $1,462,807   $1,307,568   $1,298,329
                                       ==========   ==========   ==========
      ---------------------------------------------------------------
                                       32

82
          First West Virginia Bancorp, Inc. and Subsidiaries
       NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                   DECEMBER 31, 1998, 1997 AND 1996

NOTE 15 - RESTRICTION ON CASH

The subsidiary Banks are required to maintain an average reserve balance with the Federal Reserve Bank or in cash on hand. The average required reserve balances for the years ended December 31, 1998 and 1997, were $835,000 and $709,000, respectively.


NOTE 16 - LIMITATIONS ON DIVIDENDS

The approval of the Comptroller of the Currency is required to pay dividends if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits (as defined) for the year, combined with its retained net profits of the preceding two years. Under this formula, the subsidiary Banks can declare dividends in 1999, without approval of the Comptroller of the Currency, of approximately $2,500,000, plus an additional amount equal to the Bank's net profit for 1999 up to the date of any such dividend declaration. The subsidiary Banks are the primary source of funds to pay dividends to the stockholders of First West Virginia Bancorp, Inc.


NOTE 17 - CASH FLOWS INFORMATION

For the purpose of presentation in the Statement of Cash Flows, cash and cash equivalents are defined as cash on hand and amounts due from banks.

Cash payments for interest in 1998, 1997, and 1996, were $5,284,614, $4,696,866, and $3,854,727, respectively. Cash payments for income taxes for 1998, 1997, and 1996 were $1,055,685, $1,081,701, and $872,395, respectively.


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

Quantitative measures established by regulation to ensure capital adequacy require the banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 1998, the most recent notifications from the Office of the Comptroller of the Currency categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since those notifications that management believes have changed the institutions' category.

                                                                                    Capitalized Under
                                                                  For Capital       Prompt Corrective
                                               Actual          Adequacy Purposes    Action Provisions
                                         -----------------      ----------------     ----------------
  (Amounts Expressed in Thousands)         Amount    Ratio       Amount    Ratio      Amount    Ratio
                                         ---------   -----      --------   -----     --------   -----

     As of December 31, 1998:
       Total Capital                     $  16,031   15.0%      $  8,557   8.0%      $ 10,696   10.0%
         (to Risk Weighted Assets)
       Tier I Capital                    $  14,908   13.9%      $  4,279   4.0%      $  6,418   6.0%
         (to Risk Weighted Assets)
       Tier I Capital                    $  14,908    8.7%      $  5,121   3.0%      $  8,534   5.0%
         (to Average Assets)

      ---------------------------------------------------------------
                                       33

             First West Virginia Bancorp, Inc. and Subsidiaries
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      DECEMBER 31, 1998, 1997 AND 1996

NOTE 18 - REGULATORY MATTERS (CONTINUED)

                                                                                        To Be Well
                                                                                    Capitalized Under
                                                                  For Capital       Prompt Corrective
                                               Actual          Adequacy Purposes    Action Provisions
                                         -----------------      ----------------     ----------------
  (Amounts Expressed in Thousands)         Amount    Ratio       Amount    Ratio      Amount    Ratio
                                         ---------   -----      --------   -----     --------   -----

     As of December 31, 1997:
       Total Capital                     $  14,862   15.4%      $  7,719   8.0%      $  9,649   10.0%
         (to Risk Weighted Assets)
       Tier I Capital                    $  13,656   14.2%      $  3,860   4.0%      $  5,789    6.0%
         (to Risk Weighted Assets)
       Tier I Capital                    $  13,656    8.7%      $  4,705   3.0%      $  7,842    5.0%
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

The following methods and assumptions were used by the Corporation in estimating the fair value disclosures for financial instruments:

Cash and Short-term Investments:  The carrying amount for cash and short-term
--------------------------------
investments is a reasonable estimate of fair value. Short-term investments consist of federal funds sold.

Investment Securities:  Fair values for investment securities are based on
----------------------
quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans:  Fair values for loans are estimated for portfolios of loans with
------
similar financial characteristics. Loans are segregated by type such as commercial, real estate, and consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and non-performing categories. The fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated discount rates which reflect credit and interest rate risks inherent to the loan.

Deposits:  The carrying amount for noninterest bearing and interest bearing
---------
demand deposits and savings deposits isconsidered to be a reasonable estimate of fair value. Fair values for time deposits are estimated using discounted cash flow analysis. Discount rates reflect rates currently offered for deposits of similar remaining maturities.

Short-Term Borrowings:  The carrying amount for short-term borrowings which
----------------------
consist of repurchase agreements is considered to be a reasonable estimate of fair value.

Off-Balance Sheet Instruments:   The fair value of commitments is estimated
------------------------------
using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The amount of fees currently charged on commitments are determined to be insignificant and, therefore, the carrying value and fair value of off-balance sheet instruments are not shown.

      ---------------------------------------------------------------

             First West Virginia Bancorp, Inc. and Subsidiaries
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     DECEMBER 31, 1998, 1997 AND 1996

NOTE 19 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

    The estimates of fair values of financial instruments are summarized as follows at December 31:
                                           (Expressed in Thousands)
                                        1998                   1997
                                   ------------------   -------------------
                                   Carrying    Fair     Carrying      Fair
                                    Amount    Value      Amount      Value
                                   --------  --------   --------   --------

     Financial assets:
       Cash and short-term
       investments                 $  9,112  $  9,112   $ 11,747   $ 11,747
       Investment securities         54,735    54,810     45,444     45,503
       Loans (1)                    102,432   105,871     94,086     94,836

     Financial liabilities:
       Deposits                     147,785   149,260    137,045    137,371
       Short-term borrowings          6,994     6,994      4,075      4,075


     (1) Excludes net leases with a carrying amount of $-0- and $70,000 at December 31, 1998 and 1997, respectively.

NOTE 20 - COMPREHENSIVE INCOME

In June, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income."
This statement establishes standards for reporting and display of comprehensive income in a full set of financial statements. The Corporation adopted this statement on January 1, 1998, and has reclassified information in the 1997 and 1996 financial statements to reflect application of the provisions of this statement. Unrealized gains and losses on securities available for sale are the only components of other comprehensive income that apply to the Corporation.

                                       1998        1997         1996
                                     -------     --------    ---------
  Before-tax amount                  $57,995     $323,741    $(199,965)

  Tax effect                         (21,441)    (119,687)      73,927
                                     -------     --------    ---------
     Net-of-tax amount               $36,554     $204,054    $(126,038)
                                     =======     ========    =========

      ---------------------------------------------------------------

           First West Virginia Bancorp, Inc. and Subsidiaries
       NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  DECEMBER 31, 1998, 1997 AND 1996

NOTE 21 - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

     Presented below are the condensed balance sheets, statements of income, and statements of cash flows for First West Virginia Bancorp, Inc.


                          BALANCE SHEETS


                                                      December 31,
                                                    1998          1997
                                                 -----------   -----------

     ASSETS
       Cash                                      $   299,717   $   281,141
       Investment in common stock - available
         for sale (at market value)                  226,281        97,162
       Investment in subsidiary banks             15,026,356    13,693,981
       Land and buildings, net                       120,090       188,280
       Other assets                                  109,292        84,088
                                                 -----------   -----------

         Total assets                            $15,781,736   $14,344,652
                                                 ===========   ===========

     LIABILITIES
       Accrued expenses                          $    30,165   $    25,370
       Deferred compensation                         290,633       190,287
                                                 -----------   -----------

         Total liabilities                           320,798       215,657

     STOCKHOLDERS' EQUITY                         15,460,938    14,128,995
                                                 -----------   -----------
         Total liabilities and
         stockholders' equity                    $15,781,736   $14,344,652
                                                 ===========   ===========


                         STATEMENTS OF INCOME


                                           Year Ended December 31,
                                       1998          1997          1996
                                   -----------   -----------   -----------
     INCOME
       Dividends from
         subsidiary banks          $   769,600   $   733,600   $   585,400
       Rental income                    40,000        52,000        48,258
       Gain on sale of investments       1,178             -             -
       Other income                    128,220       100,507        67,238
                                   -----------   -----------   -----------

         Total income                  938,998       886,107       700,896
                                   -----------   -----------   -----------

     EXPENSES
       Salary and employee
          benefits                     100,346       111,668        78,619
       Interest expense                  2,400         2,190         1,995
       Occupancy expense                11,399        11,399        11,400
       Other expenses                  129,469       138,614       105,949
                                   -----------   -----------   -----------
         Total expenses                243,614       263,871       197,963
                                   -----------   -----------   -----------

         Income before income
           taxes and equity in
           undistributed income
          of subsidiaries              695,384       622,236       502,933

     INCOME TAX BENEFIT (EXPENSE)       30,399        45,757        29,859

     EQUITY IN UNDISTRIBUTED
      INCOME OF SUBSIDIARIES         1,307,242     1,262,575     1,111,202
                                   -----------   -----------   -----------

         Net income                $ 2,033,025   $ 1,930,568   $ 1,643,994
                                   ===========   ===========   ===========

      ---------------------------------------------------------------
                                       36

         First West Virginia Bancorp, Inc. and Subsidiaries
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 DECEMBER 31, 1998, 1997 AND 1996

NOTE 21 - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)

                     STATEMENTS OF CASH FLOWS

                                           Year Ended December 31,
                                       1998          1997          1996
                                   -----------   -----------   -----------


   OPERATING ACTIVITIES
     Net income                    $ 2,033,025   $ 1,930,568   $ 1,643,994
     Adjustments to reconcile net
      income to net cash provided
      by operating activities:
        Depreciation and
          amortization                  15,447        15,447        15,448
        Change in deferred
          tax benefit                  (37,952)      (42,842)      (29,213)
        Undistributed earnings
          of affiliates             (1,307,242)   (1,262,575)   (1,111,202)
        Changes in operating
         assets and liabilities:
         Other assets                    2,000         4,266        (2,291)
         Deferred compensation         100,346       109,607        78,619
         Other liabilities               4,795        (7,447)        4,835
        Gain on sale of securities      (1,178)           -             -
                                   -----------   -----------   -----------

           Net cash provided by
            operating activities       809,241       747,024       600,190
                                   -----------   -----------   -----------


   INVESTING ACTIVITIES
     Proceeds from sale of
       securities                        6,543            -             -
     Proceeds from sale of land         56,791            -             -
     Purchase of investment
       securities                     (116,364)      (78,619)           -
                                   -----------   -----------   -----------

           Net cash provided by
            (used in) investing
            activities                 (53,030)      (78,619)           -
                                   -----------   -----------   -----------

   FINANCING ACTIVITIES
     Dividends paid                   (737,635)     (654,905)     (577,885)
                                   -----------   -----------   -----------

           Net cash used in
            financing activities      (737,635)     (654,905)     (577,885)

                                   -----------   -----------   -----------

   INCREASE IN CASH
    AND CASH EQUIVALENTS                18,576        13,500        22,305

   CASH AND CASH EQUIVALENTS
    AT BEGINNING OF YEAR               281,141       267,641       245,336
                                   -----------   -----------   -----------


   CASH AND CASH EQUIVALENTS
    AT END OF YEAR                 $   299,717   $   281,141   $   267,641
                                   ===========   ===========   ===========



   Supplemental disclosures:

   Interest expense note: Cash payments for interest were $2,400, $2,190, and $1,995 in 1998, 1997, and 1996, respectively.

   Income taxes note: The parent company made income tax payments of $10,500,$4,200, and $ 1,000 in 1998, 1997, and 1996, respectively.

      ---------------------------------------------------------------
                                       37

87
          -----------------------------------------------------

                    First West Virginia Bancorp, Inc.


                             DIRECTORS


George F. Beneke. . . . . . . . . . . . Chairman Emeritus,
                                        First West Virginia Bancorp, Inc.

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

James C. Inman, Jr. . . . . . .  . . . .Retired Bank Executive

R. Clark Morton. . . . . . . . . . . . .Attorney at Law

Karl W. Neumann. . . . . . . . . . . . .Chairman of the Board,
                                        Progressive Bank, N.A.

                                        Retired Insurance Executive

Thomas A. Noice. . . . . . . . . . . . .Retired Bank Executive

William G. Petroplus. .  . . . . . . . .Attorney at Law

Ronald L. Solomon. . . . . .          . Vice Chairman, President and
                                        Chief Executive Officer,
                                        First West Virginia Bancorp, Inc.

                                        Vice Chairman,
                                        Chief Executive Officer,
                                        Progressive Bank, N.A.

                                        Vice Chairman,
                                        Progressive Bank, N.A. Buckhannon

                              OFFICERS


George F. Beneke. . . . . . . . . . . . Chairman Emeritus

Laura G. Inman. . . . . . . . . . . . . Chairman of the Board

Ronald L. Solomon. . . . . . . . . . . .Vice Chairman, President and
                                        Chief Executive Officer

Charles K. Graham. . . . . . . . . . . .Executive Vice President

Beverly A. Barker. . . . . . . . . . . .Senior Vice President, Treasurer

Francie P. Reppy. . . . . . . . . . . . Controller

Connie R. Tenney. . . . . . . . . . . . Vice President

David E. Yaeger. . . . . . . . . . . . .Vice President

Stephanie A. LaFlam. . . . . . . . . .  Secretary

      ---------------------------------------------------------------

88
          -------------------------------------------------------


                             SUBSIDIARY
                        Progressive Bank N.A.
                         Wheeling, WV 26003

                DIRECTORS                            OFFICERS

George F. Beneke       James C. Inman, Jr.   Karl W. Neumann, Chairman
                                             of the Board
Dr. Clyde D. Campbell  Laura G. Inman        Ronald L. Solomon, Vice Chairman
                                             & Chief Executive Officer
Robert R. Cicogna      H. Dennis Long        Charles K. Graham, President
Gary P. DeVendra       R. Clark Morton       Beverly A. Barker, Executive
                                             Vice President/Cashier
Sylvan J. Dlesk        Karl W. Neumann       Laura G. Inman, Senior
                                             Vice President
Charles K. Graham      William G. Petroplus  David E. Yaeger,
                                             Senior Vice President
C. Gary Hill           Thomas L. Sable       Francie P. Reppy, Controller
Ben R. Honecker        Ronald L. Solomon     Gary S. Martin, Vice
                                             President/Marketing Coordinator
                                             Brad D. Winwood, Vice President
                                             Stephanie A. LaFlam,
                                             Executive Secretary
            EMERITUS DIRECTORS               Deborah A. Kloeppner, Assistant
                                             Vice President/Office
                                             Manager Bellaire
                                             Susan E. Reinbeau, Assistant
                                             Vice President/Office
                                             Manager Woodsdale
Harry N. Duvall        William T. Nickerson  Michele L. Stanley, Assistant
                                             Vice President/Human
                                             Resource Manager/
T. Stewart Hopkins     Edward P. Otte        Assistant Office Manager
                                             Warwood
                                             David E. Wharton, Assistant
                                             Vice President/Office Manager
                                             Warwood
                                             Harold O. Thomas, Senior Business
                                             Development Officer
                                             Bryan S. Ramsey,Business
                                             Development/Loan Officer
                                             Mitzi K. Mattern, Credit Card
                                             Manager/Office Manager Wellsburg
                                             Lisa M. Minor, Office Manager
                                             Moundsville
                                             Shirrel A. Czap, Assistant Office
                                             Manager Bellaire
                                             Robin L. Snyder, Operations
                                             Supervisor Wellsburg
                                             Laura K. Snedeker, Manager
                                             Bookkeeping/Proof Operations
                                             Debra M. Tomlin, Loan Officer


                                                   SUBSIDIARY
                                          Progressive Bank, N.A. - Buckhannon
                                                 Buckhannon, WV 26201


                DIRECTORS                                          OFFICERS

Margaret D. Brown      Dale F. Riggs         Dale F. Riggs, Chairman
William L. Fury        Ronald L. Solomon     Ronald L. Solomon, Vice Chairman
Charles K. Graham      Douglas M. Stewart    Connie R. Tenney, President/Chief
                                             Executive Officer/
                                             Cashier/Secretary
J. Burton Hunter, III  Connie R. Tenney      Larry J. Chidester, Assistant
                                             Vice President
David R. Rexroad       J. David Thomas       J. Burton Hunter, III,
                                             Assistant Secretary
Rickie E. Rice                               Debra A. Hamner, Office Manager
                                             Weston

      ---------------------------------------------------------------

89



                      Progressive Bank N.A. - Wheeling

(Photograph)                                   (Photograph)

Wellsburg Office                               Bellaire Office
Wellsburg, WV                                  Bellaire, OH

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

Warwood Office                                 Moundsville Kroger Store Office
Wheeling, WV                                   Moundsville, WV



                      Progressive Bank, N.A. - Buckhannon

(Photograph)                                  (Photograph)

Buckhannon Office                             Weston Office
Buckhannon, WV                                Weston, WV


      ---------------------------------------------------------------

90

First West Virginia Bancorp, Inc. and Subsidiaries

Corporate Information
--------------------------------------------------------------------------



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


Annual Meeting

The Annual Meeting of Stockholders will be held at 4:00 p.m, on Tuesday, April 13, 1999, at the Warwood Office of Progressive Bank, N.A., 1701 Warwood Avenue, Wheeling, WV 26003


Form 10-K

Upon written request any shareholder of record on December 31, 1998, may obtain a copy of the Corporation's 1998 Form 10-K Report (to be filed with the Securities and Exchange Commission before March 31, 1999) by writing to Ronald
L. Solomon, President, First West Virginia Bancorp, Inc., 875 National Road, Wheeling, WV 26003

      ---------------------------------------------------------------
                                       41