Form 10-K, Exhibit 13
period 1999-12-31
FIRST WEST VIRGINIA BANCORP INC
filed 2000-03-28
CIK 37049

                                  EXHIBIT 13.1

                          Annual Report to Shareholders

(FIRST WEST VIRGINIA BANCORP LETTERHEAD)
P.O. Box 6671
Wheeling, WV 26003



Dear Shareholders,

It is with great pleasure that I present to you the record earnings performance contained in the 1999 Annual Report of First West Virginia Bancorp, Inc. Consolidated total assets, loans, deposits, net income, earnings per share, return on average assets, return on average equity, book value per share, and shareholder dividends all are the highest ever in Company history at the end of 1999. Consolidated net income for 1999 was $2,450,381 or $1.62 per share, a 20.5% increase over the $2,033,025 or $1.35 per share earned for 1998. The Holding Company ended the year 1999 with total assets of $189,172,634, an increase of 10.4% over the $171,395,079 reported in 1998.
Total stockholders' equity at December 31, 1999 was $16,055,472, an increase of 3.8% over the prior year. The book value per share was $10.64 at December 31, 1999 as compared to $10.25 a year earlier.

During 1999, the Board of Directors declared and paid cash dividends of $.55 per share compared to $.49 per share during 1998, which represents an increase of 12.9% over the prior year. Additionally, on October 12, 1999 the Board of Directors declared a six for five stock split in the effect of a twenty percent (20%) common stock dividend payable to shareholders of record as of November 1, 1999.

In our continued commitment to grow and market the branch offices of our subsidiary banks as well as give back to the communities that these offices serve, we have initiated formal strategic plans through our business development department to help maintain customer relations while increasing new business opportunities. Community reinvestment remains a vital part of our sales, service and quality initiative.

After much planning, monitoring, and testing of our information systems and applications, our conversion into the year 2000 was achieved with excellent results. While preparing for the rollover to the year 2000 was time consuming and sometimes difficult, the fruits of our labor were realized when midnight December 31st arrived and departed basically as a nonevent.

I would like to take this opportunity to welcome Douglas K. Stalnaker as a new director to the Progressive Bank, N.A. - Buckhannon Board of Directors. He is the owner of the Kiddy Monument Company in Weston, West Virginia, as well as a member of the West Virginia House of Delegates. We are pleased to have him as a director at the subsidiary bank.

      First West Virginia Bancorp, Inc. has been built on a philosophy of safety and soundness, service and commitment to our customers and strategic growth. This philosophy has brought us to where we are today and will lead our community banks into the future.

     In closing this year's letter, I would like to inform you of my impending retirement as of March 31, 2000. I accepted my position with this Company some twenty-one years ago and have seen the Company attain record growth and prosperity to the levels we are at today. My sincere gratitude to our loyal customers and shareholders, as well as all of the directors, officers, and employees, all of whom I have enjoyed working with over the years, and who are an integral part of our organization.

                                     Sincerely,

                                     /s/ Ronald L. Solomon

                                     Ronald L. Solomon
                                     Vice Chairman, President and
                                     Chief Executive Officer

--------------------------------------------------------------------------------

Table One
SELECTED  FINANCIAL  DATA
(In thousands, except per share data)
--------------------------------------------------------------------------------
                                                 1st West Virginia Bancorp, Inc.

                                                                    Years ended
                                                                    December 31,
                                            -----------------------------------------------------------
                                               1999         1998         1997         1996         1995
                                            ---------    ---------    ---------    ---------    ---------
SUMMARY OF OPERATIONS
   Total interest income                    $  13,207    $  12,452    $  11,507    $  10,067    $   8,937
   Total interest expense                       5,602        5,324        4,745        3,925        3,421
   Net interest income                          7,605        7,128        6,762        6,142        5,516
   Provision for loan losses                      348          256          131           71           50
   Total other income                           1,073          787          639          568          738
   Total other expenses                         4,740        4,674        4,377        4,182        4,007
   Income before income taxes                   3,590        2,985        2,893        2,457        2,198
   Net income                                   2,450        2,033        1,931        1,644        1,470

PER SHARE DATA (1)
   Net income                               $    1.62    $    1.35    $    1.28    $    1.09    $     .97
   Cash dividends declared (2)                    .55          .49          .43          .38          .27
   Book value per share                         10.64        10.25         9.37         8.39         7.76

AVERAGE BALANCE SHEET SUMMARY
   Total loans, net                         $ 105,775    $  99,345    $  86,609    $  74,469    $  66,058
   Investment securities                       60,405       48,543       51,754       48,557       46,020
   Deposits - Interest Bearin                 141,768      127,520      120,589      112,768      100,488
   Stockholders' equity                        16,087       14,697       13,400       12,186       11,170
   Total Assets                               183,436      164,630      153,290      137,810      124,145

BALANCE SHEET
   Investments                              $  60,095    $  54,735    $  45,444    $  50,440    $  45,996
   Loans                                      110,489      103,555       95,374       80,417       72,006
   Other Assets                                18,589       13,105       15,325       13,689        9,953
                                            ---------    ---------    ---------    ---------    ---------
      Total Assets                          $ 189,173    $ 171,395    $ 156,143    $ 144,546    $ 127,955
                                            =========    =========    =========    =========    =========
   Deposits                                 $ 161,558    $ 147,785    $ 137,045    $ 125,271    $ 114,895
   Federal funds purchased and
      Repurchase Agreements                    10,274        6,994        4,075        5,931          749
   Other Liabilities                            1,285        1,155          894          695          602
   Shareholders' Equity                        16,056       15,461       14,129       12,649       11,709
                                            ---------    ---------    ---------    ---------    ---------
      Total Liabilities and
      Shareholders' Equity                  $ 189,173    $ 171,395    $ 156,143    $ 144,546    $ 127,955
                                            =========    =========    =========    =========    =========
SELECTED RATIOS
   Return on average assets                      1.34%        1.23%        1.26%        1.19%        1.18%
   Return on average equity                     15.23%       13.83%       14.41%       13.49%       13.16%
   Average equity to average a                   8.77%        8.93%        8.74%        8.84%        9.00%
   Dividend payout ratio (1) (2)                33.95%       36.30%       33.59%       34.86%       27.84%
   Loan to Deposit ratio                        68.39%       70.07%       69.59%       64.19%       62.67%

(1) Adjusted for 6 for 5 stock split in the effect of a twenty (20) percent common stock dividend, declared October 12, 1999 to shareholders of record as of November 1, 1999, a 4 percent common stock dividend to stockholders of record as of October 1, 1998, a 3 for 2 stock split in the effect of a fifty (50) percent common stock dividend to shareholders of record as of October 1, 1997, a 4 percent common stock dividend to stockholders of record as of December 2, 1996.

--------------------------------------------------------------------------------
                                       2

--------------------------------------------------------------------------------
                       First West Virginia Bancorp, Inc.
      Management's Discussion and Analysis of the Financial Condition and
                     Results of Holding Company Operations
       ---------------------------------------------------------------
First West Virginia Bancorp, Inc., a West Virginia corporation headquartered in Wheeling, West Virginia commenced operations in July 1973 and has two wholly-owned subsidiaries: Progressive Bank, N.A., which operates in Wheeling, Wellsburg, and Moundsville, West Virginia and Bellaire, Ohio; and Progressive Bank, N.A.-Buckhannon, which operates in Buckhannon and Weston,
West Virginia. Following is a discussion and analysis of the significant changes in the financial condition and results of operations of First West Virginia Bancorp, Inc., (the Holding Company), and its subsidiaries for the years ended December 31, 1999, 1998 and 1997. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the Notes, thereto.

OVERVIEW

The Holding Company reported net income of $2,450,381 for the year ended December 31, 1999 as compared to $2,033,025 for the year ended December 31, 1998. The 20.5% increase in earnings during 1999 over 1998 can be primarily attributed to increased net interest income and noninterest income, partially offset by increased operating expenses and the provision for loan losses. Earnings per common share were $1.62 in 1999 compared to $1.35 in 1998.

Operational earnings improved with net interest income increasing $476,447 or 6.7%, to $7,604,719 during 1999 as compared to the same period in 1998. The increase primarily results from an increase in the investment securities portfolio and the growth in the loan portfolio. The significant increase in noninterest income in 1999 resulted from the $301,862 gain on the sale of building and land by the Holding Company.

The return on average assets (ROA), which measures the effectiveness of asset utilization to produce net income, was 1.34% in 1999 and 1.23% in 1998. The return on average equity (ROE), which measures the return on the stockholders' investment, was 15.23% in 1999 and 13.83% in 1998.

The Holding Company ended the year 1999 with total assets of $189,172,634 an increase of 10.4% over the $171,395,079 reported for the year ended December 31, 1998. Loans net of reserves increased in 1999 by $6,908,305 to $109,340,712, as compared to $102,432,407 reported at December 31, 1998.
Total deposits increased in 1999 by $13,773,113, from $147,784,819 at December 31, 1998 to $161,557,932 at December 31, 1999, primarily due to the increase in time deposits and savings deposits.

The allowance for loan losses amounted to $1,147,720 at December 31, 1999 or 1.0% of total loans, compared to $1,122,912 or 1.1% of total loans at December 31, 1998. Non-performing assets were $892,000 at December 31, 1999, as compared to $664,000 at December 31, 1998.

The Board of Directors declared and paid cash dividends of $.55 per share during 1999 as compared to $.49 in 1998. On October 12, 1999, the Board of Directors also declared a six for five stock split in the effect of a twenty percent (20%) common stock dividend to its shareholders of record as of November 1, 1999. Accordingly, 251,274 shares of common stock were issued on November 18, 1999.

Table One is a five-year summary of Selected Financial Data of the Holding Company. The sections that follow discuss in more detail the information summarized in Table One.

EARNINGS ANALYSIS

Net Interest Income

Net interest income, which is the difference between interest earned on loans and investments and interest paid on deposits and other liabilities, is the primary source of earnings for the Holding Company. Changes in the volume and mix of earning assets and interest bearing liabilities combined with changes in market rates of interest greatly effect net interest income. Tables Two and Three analyze the changes in net interest income for the three years ended December 31, 1999, 1998, and 1997.

Net interest income was $7,604,719 in 1999, an increase of $476,447 or 6.7%, from 1998, following an increase in 1998 of $365,910 or 5.4% from 1997. The increase in net interest income for 1999 was primarily attributable to the increase in the investment securities and the growth in the loan portfolio.

The increase in the average volume of investment securities resulted in the overall increase in interest earned on investment securities during 1999. Interest income on investment securities during 1999 increased $556,580 or 19.2% over 1998. The increase in the average volume of investment securities primarily contributed to the increase in net interest income during 1999. The average volume of investment securities increased $11,862,000 in 1999. During 1998, the decline in the average volume of investment securities resulted in the overall decrease in interest earned on investment securities. Interest income on investment securities during 1998 decreased $286,947 or 9.0% from 1997. The average volume of investment securities decreased in 1998 primarily due to the increased loan funding. The average yield on investment securities decreased .25%, from 5.98% in 1998 to 5.73% in 1999 and decreased .19% from 6.17% in 1997 to 5.98% in 1998.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Table Two
Average Balance Sheets and Interest Rate Analysis (in thousands)


The following table presents an average balance sheet, interest earned on interest bearing assets, interest paid on interest bearing liabilities, average interest rates and interest differentials for the years ended December 31, 1999, 1998, and 1997. Average balance sheet information as of December 31, 1999, 1998, and 1997 was compiled using the daily average balance sheet. Loan fees and unearned discounts were included in income for average rate calculation purposes. Non-accrual loans were included in the average balance computations; however, no interest was included in income subsequent to the non-accrual status classification.

                                            December 31, 1999                December 31, 1998              December 31, 1997
                                        ----------------------------   ----------------------------     ----------------------------
                                        Average              Average   Average              Average     Average              Average
                                        Volume    Interest    Rate     Volume    Interest    Rate       Volume    Interest    Rate
                                        --------  --------   -------   --------  --------   --------   --------   --------   ------
                                                                          (expressed in thousands)
ASSETS:
Investment securities:
 U.S. Treasury and other U. S.
   Government agencies                  $ 46,283   $ 2,799    6.05%   $  38,387  $  2,399      6.25%   $ 45,157  $ 2,861     6.34%
 Obligations of states and
   political subdivisions                 11,546       507    4.39%       8,155       382      4.68%      5,470      264     4.83%
 Other securities                          2,576       156    6.06%       2,001       124      6.20%      1,127       69     6.12%
                                        --------   -------   ------   ---------  --------     ------   --------  -------    ------
    Total Investment securities:          60,405     3,462    5.73%      48,543     2,905      5.98%     51,754    3,194     6.17%
Interest bearing deposits                  3,861       195    5.05%       2,607       138      5.29%        533       28     5.25%
Federal funds sold                         4,923       244    4.96%       6,085       330      5.42%      6,561      357     5.44%
Loans, net of unearned income            105,775     9,306    8.80%      99,345     9,078      9.14%     86,609    7,928     9.15%
                                        --------   -------   ------   ---------  --------     ------   --------  -------    ------
 Total earning assets                    174,964    13,207    7.55%     156,580    12,451      7.95%    145,457   11,507     7.91%

Cash and due from banks                    4,628                          4,369                           4,104
Bank premises and equipment                2,994                          3,056                           3,178
Other assets                               2,005                          1,785                           1,741
Allowance for possible loan losses        (1,155)                        (1,160)                         (1,190)
                                        --------                      ---------                        --------
 Total Assets                           $183,436                      $ 164,630                        $153,290
                                        ========                      =========                        ========

LIABILITIES
Certificates of deposit                 $ 67,309   $ 3,535    5.25%   $  60,277  $  3,356      5.57%   $ 55,149   $ 2,945     5.34%
Savings deposits                          48,752     1,368    2.81%      43,418     1,270      2.93%     41,376     1,102     2.66%
Interest bearing demand deposits          25,707       406    1.58%      23,825       471      1.98%     24,064       509     2.12%
Federal funds purchased and
   Repurchase agreements                   9,012       293    3.25%       6,600       227      3.44%      5,118       189     3.69%
                                        --------   -------   ------   ---------  --------     ------   --------  -------    ------
 Total interest bearing liabilities      150,780     5,602    3.72%     134,120     5,324      3.97%    125,707     4,745     3.77%
Demand deposits                           15,241                         14,720                          13,235
Other liabilities                          1,328                          1,093                             948
                                        --------                      ---------                        --------
 Total Liabilities                       167,349                        149,933                         139,890
STOCKHOLDERS' EQUITY                      16,087                         14,697                          13,400
                                        --------                      ---------                        --------
 Total Liabilities
    and Stockholders' Equity            $183,436                      $ 164,630                        $153,290
                                        ========                      =========                        ========

 Net yield on earning assets                        $ 7,605   4.35%               $ 7,127      4.55%              $ 6,762      4.65%
                                                    =======  ======               =======     ======              =======     ======

The fully taxable equivalent basis of interest income from obligations of states and political subdivisions has been determined using a combined
Federal and State corporate income tax rate of 40% for 1999, 1998, and 1997, respectively. The effect of this adjustment is presented below (in thousands).

 Obligations of states and
   political subdivisions:
    Investment securities               $ 11,546    $   845   7.32%   $   8,155   $   637      7.81%   $  5,470   $   440    8.04%
    Loans                                105,775      9,434   8.92%      99,345     9,215      9.28%     86,609     8,018    9.26%
                                       =========    =======   =====   =========   =======      =====   ========   =======    =====
 Total earning assets                  $ 174,964    $13,673   7.81%   $ 156,580   $12,843      8.20%   $145,457   $11,773    8.09%
                                       =========    =======   =====   =========   =======      =====   ========   =======    =====
 Taxable equivalent net yield on
 earning assets                                     $ 8,071   4.61%               $ 7,519      4.80%              $ 7,028    4.83%
                                                    =======   =====               =======      =====              =======    =====

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Table Three
Rate Volume Analysis of Changes in Interest Income and Expense
(in thousands)

The effect on interest income and interest expense for the years ended
December 31, 1999, 1998, and 1997 due to changes in average volume and rate from the prior year, is presented below. The effect of a change in average volume has been determined by applying the average rate to the change in volume. The change in rate has been determined by applying the average volume in the earlier year by the change in rate. The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of change in each.


                                        1999 Compared to 1998           1998 Compared to 1997           1997 Compared to 1996
                                         Increase (Decrease)             Increase (Decrease)             Increase (Decrease)
                                          Due to Change in:               Due to Change in:               Due to Change in:
                                    -----------------------------   -----------------------------   -----------------------------
                                                            Net                               Net                              Net
                                    Average              Increase     Average              increase     Average            increase
                                    Volume      Rate    (decrease)    Volume      Rate    (decrease)    Volume     Rate   (decrease)
                                    -------   -------    --------     -------    -------   --------     -------   -------   --------
                                                                              (expressed in thousands)
INTEREST INCOME FROM
-----------------------
 U.S. Treasury and other U. S.
   Government agencies              $   493   $   (93)   $   400     $  (429)   $   (33)   $  (462)    $   175   $   185   $   360
 Obligations of states and
   political subdivisions               159       (34)       125         130        (12)       118          30       (13)       17
 Other securities                        36        (4)        32          53          2         55         (24)       (8)      (32)
 Interest bearing deposits               66        (8)        58         109          1        110         (53)       --       (53)
Federal funds sold                      (63)      (24)       (87)        (26)        (1)       (27)         51        11        62
Loans, net of unearned income           588      (360)       228       1,165        (15)     1,150       1,116       (30)    1,086
                                    -------   -------    -------     -------    -------    -------     -------   -------   -------
       Total interest earned          1,279      (523)       756       1,002        (58)       944       1,295       145     1,440


INTEREST EXPENSE ON:
-----------------------
Time deposits                           392      (213)       179          273        138        411         480       179       659
Savings deposits                        156       (58)        98           54        114        168          45        60       105
Interest bearing demand deposits         37      (102)       (65)          (5)       (33)       (38)          4       (10)       (6)
Federal funds purchased and
   Repurchase agreements                 83       (17)        66           55        (17)        38          48        14        62
                                    -------   -------    -------      -------    -------    -------      ------   -------   -------
       Total interest paid              668      (390)       278          377        202        579         577       243       820
                                    -------   -------    -------      -------    -------    -------      ------   -------   -------
      Net interest differential     $   611   $  (133)   $   478      $   625    $  (260)   $   365      $  718   $   (98)  $   620
                                    =======   =======    =======      =======    =======    =======      ======   =======   =======

Presented below is the effect on volume and rate variances of the adjustment of interest income on obligations of states and political subdivisions to the fully taxable equivalent basis using a combined Federal and State corporate income tax rate of 40% for the years ended 1999, 1998, 1997, and 1996, respectively.

 Obligations of states and
   political subdivisions:
    Investment securities           $   265   $   (57)  $   208     $   216    $   (19)   $   197      $   51   $   (23)  $    28
    Loans                               597      (378)      219       1,179         18      1,197       1,127       (21)    1,106
                                    =======   =======   =======     =======    =======    =======      ======   =======   =======
 Total interest earned              $ 1,394   $  (564)  $   830     $ 1,102    $   (32)   $ 1,070      $1,327   $   144   $ 1,471
                                    =======   =======   =======     =======    =======    =======      ======   =======   =======

Net interest differential           $   726   $  (174)  $   552      $   725    $  (234)   $   491      $  750   $   (99)  $   651
                                    =======   =======   =======      =======    =======    =======      ======   =======   =======

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Net Interest Income - Continued

Interest and fees on loans and lease financing increased $227,345 or 2.5% from 1998 to 1999 and $1,150,799 or 14.5% from 1997 to 1998. The increased interest income on loans and lease financing for both years resulted from increases in the average loan volume of $6,430,000 in 1999 and $12,736,000 in 1998. Increases in residential real estate and commercial loans primarily contributed to the loan growth in 1999. Growth in commercial, residential real estate and installment loans primarily contributed to the increase during 1998. The average yield on loans decreased from 9.14% in 1998 to 8.80% in 1999 and decreased from 9.15% in 1997 to 9.14% in 1998.

Interest expense in 1999 increased $278,121 or 5.2% from 1998, compared to an increase in 1998 of $579,394 or 12.2% from 1997. The increases in interest expense for both 1999 and 1998 were primarily the result of deposit growth. During 1999, the average volume of interest bearing deposits increased $14,248,000 or 11.2% as compared to 1998, and increased $6,931,000 or 5.7% in
1998 as compared to 1997. Average volume increases of interest bearing deposits during 1999 were primarily the result of the growth in time deposits and savings deposits. During 1998, the increase in the average volume of interest bearing deposits was primarily due to the growth in time deposits.

The average yield paid on interest bearing liabilities decreased .25%, from 3.97% in 1998 to 3.72% in 1999, and followed an increase of .20%, from 3.77% in 1997 to 3.97% in 1998. The decrease in the average yield on interest bearing liabilities during 1999 was primarily the result of a decrease in the interest rates paid on time deposits and interest bearing demand deposits. During 1998, the increase in the average yield on interest bearing liabilities was primarily the result of an increase in the interest rates paid on time deposits and savings deposits.

The changes in the volume and mix of earning assets and interest bearing liabilities combined with the changes in the market rates of interest resulted in taxable equivalent net interest yields on average earning assets of 4.61% for 1999, as compared to 4.80% and 4.83% earned during 1998 and 1997, respectively.

Noninterest Income

Service charges and other fees represent the major component of noninterest income. These charges are earned from assessments made on checking and savings accounts. Service charges increased $17,917 in 1999, up 3.7%, from 1998, as compared to an increase of 18.1% from 1997 to 1998. The increase in service charges in both 1999 and 1998 was primarily due to an increase in the number of charges assessed on deposit accounts.

The gain on the sale of the building and land by the Holding Company contributed $301,862 in noninterest income during 1999.

Sales of investment securities by the subsidiary banks are generally limited to the needs established under the liquidity policies. During 1999, the subsidiary banks accounted for securities gains of $14,721 and securities losses of $13,086 and were attributable to sales of securities available for sale. Additionally, the Holding Company accounted for securities gains of $11,526 and securities losses of $662 and were attributable to sales of marketable equity securities. In 1998, the Holding Company accounted for securities gains of $2,786 and securities losses of $1,608 and were
attributable to sales of marketable equity securities.   During 1997, the
subsidiary banks accounted for securities gains of $2,772 and securities losses of $4,063 and were attributable to sales of securities available for sale.

Other operating income represents fees from safe deposit box rentals, sales of checkbooks, sales of cashiers' checks and money orders, utility collections, ATM charges and card fees, home equity credit line fees, credit life commissions, credit card fees and commissions and various other charges and fees related to normal customer banking relationships. In 1999, other operating income was $250,308, a decrease of $44,038 or 15.0% over 1998, and follows an increase of $69,762, or 31.1%, over 1997. The decrease in other operating income during 1999 was primarily due to the decrease in other credit card income and a loss of lease income resulting from the sale of the building and land by the holding company. In 1998, the increase in ATM charges primarily contributed to the increase in other operating income.

Non-Interest Expense

Salary and employee benefits are the largest component of noninterest expense. Salary and employee benefits increased $19,055 or .8% in 1999 as compared to the same period in 1998. During 1998, salary and employee benefits increased $134,189 or 5.9% over 1997. The increase in salary and employee benefits in both 1999 and 1998 was primarily due to normal annual merit adjustments.

--------------------------------------------------------------------------------
                                        6

--------------------------------------------------------------------------------

Table Four
Investment Portfolio
(in  thousands)


The maturity distribution using book value including accretion of discounts and amortization of premiums (expressed in thousands) and approximate yield of investment securities at December 31, 1999 and December 31, 1998 are presented in the following table. Tax equivalent yield basis was used on tax exempt obligations. Approximate yield was calculated using a weighted average of yield to maturities.


                                                December 31, 1999                                 December 31, 1998
                                   ---------------------------------------------    ----------------------------------------
                                       Securities                Securities            Securities              Securities
                                   Held to Maturity          Available for Sale     Held to Maturity       Available for Sale
                                  --------------------      --------------------    --------------------      ------------------
                                   Amount        Yield       Amount       Yield      Amount       Yield       Amount     Yield
                                  --------      ------      --------      ------     --------     ------      --------   ------
U.S. Treasury and other U.S.
   Government Agencies

  Within One Year                $       --        --%      $   4,504        5.25 %   $     --       -- %    $   5,775    6.01 %
  After One But
     Within Five Years                   --        --          18,750        6.16           --       --         18,815    5.92
  After Five But
     Within Ten Years                    --        --          17,446        6.78           --       --         10,517    6.23
  After Ten Years                        --        --              --          --           --       --             --      --
                                 ----------     -----       ----------      ------    --------    ------     ---------   -----
                                         --        --          40,700        6.33           --       --         35,107    6.03

States & Political Subdivisions

  Within One Year                     1,020      6.40              --         --           950      7.71            --      --
  After One But
     Within Five Years                3,626      6.67              --         --         5,099      6.52            --      --
  After Five But
     Within Ten Years                 5,467      6.64             507        7.59        5,121      6.48           516    7.45
  After Ten Years                       533      6.81              --          --          180      6.06            --      --
                                 ----------     -----       ----------      ------    --------    ------     ---------   -----
                                     10,646      6.64             507        7.59       11,350      6.59           516    7.45

Corporate Debt Securities

  Within One Year                       --        --               --         --            --        --           349    5.94
  After One But
     Within Five Years                  --        --              102        8.42           --        --           106    7.98

                                 ----------     -----       ----------      ------    --------    ------     ---------   -----
                                        --        --              102        8.42           --        --           455    6.42

Mortgage-Backed Securities              --        --            7,049        6.44           --        --         6,503    6.35

Equity Securities                       --        --            1,091        5.29           --        --           804    5.30

                                 ----------     -----       ----------      ------    --------    ------     ---------   -----
  Total                            $ 10,646      6.64 %     $  49,449        6.34 %    $11,350      6.59 %   $  43,385    6.09 %

                                 ==========     =====       ==========      ======    ========    ======     =========   =====


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Non-Interest Expense Continued

The major components of other operating expenses include: stationery and supplies, directors' fees, service expense, postage and transportation, other taxes, advertising, and regulatory assessment and deposit insurance. Other operating expenses increased $74,601 or 5.1% in 1999 over 1998 and increased $155,239 or 11.9% in 1998. The increase in other operating expenses during 1999 was primarily due to the increase in service expense, advertising and directors' fees offset in part by a decrease in stationery and supplies expense. Increased other expenses, service expense, stationery and supplies expense, other taxes and postage expense primarily contributed to the increase in other operating expenses during 1998.

Income Taxes

Income tax expense for the period ended December 31, 1999 was $1,139,516, an increase of $187,713 over 1998. The increase was primarily due to the
increase in pre-taxable income of $605,069 in 1999 over 1998.    Components of
the income tax expense for December 31, 1999 were $951,643 for federal taxes and $187,873 for West Virginia corporate net income taxes. Income tax expense for the period ended December 31, 1998 decreased by $11,053 over 1997. The decrease in income tax expense during 1998 was primarily due to the increase in tax exempt income.

For federal income tax purposes, tax-exempt income is based on qualified state, county, and municipal bonds and loans. Tax-exempt income was $698,249 in 1999; $586,837 in 1998; and $400,081 in 1997. The state of West Virginia recognizes tax-exempt income based on the average of certain investments and loans held during the tax reporting period. Nontaxable items included are federal obligations and securities, obligations of West Virginia and West Virginia political subdivisions, investments of loans primarily secured by liens or security agreements on residential property and other real estate in the form of a mobile home, modular home or double-wide located in West Virginia. Nontaxable West Virginia income attributable to the foregoing items was approximately $1,592,000 in 1999; $1,211,000 in 1998; and $1,269,000 in
1997.

Federal income tax rates and West Virginia corporate net income tax rates were consistent at 34% and 9%, respectively, for the years ended December 31, 1999, 1998 and 1997. Additional information regarding income taxes is contained in
Note 7 to the Consolidated financial statements.

Balance Sheet Analysis
Investments

Investment securities increased $5,360,024 or 9.8% from $54,735,400 at December 31, 1998, to $60,095,424 at December 31, 1999 and followed an increase of $9,291,446 or 20.4% from $45,443,954 at December 31, 1997 to
$54,735,400 at December 31, 1998. The increases in investment securities at December 31, 1999 and 1998 were primarily the result of increased deposit growth.

The investment portfolio is managed to attempt to achieve an optimum mix of asset quality, liquidity and maximum yield on investment. The investment portfolio consists of U.S. Treasury securities, U.S. Government agency and corporation securities, obligations of states and political subdivisions, corporate debt securities, mortgage-backed securities and equity securities. Taxable securities comprised 81.4% of total securities at December 31, 1999, as compared to 78.3% at December 31, 1998. Other than the normal risks inherent in purchasing U.S. Treasury securities, U.S. Government agency and corporation securities, and obligations of states and political subdivisions, i.e., interest rate risk, management has no knowledge of other market or credit risk involved in these investments. The Holding Company does not have any high risk hybrid/derivative instruments.

Investment securities that are classified available for sale are available for sale at any time based upon management's assessment of changes in economic or financial market conditions. These securities are carried at market value and the unrealized holding gains and losses, net of taxes, are reflected as a separate component of stockholders' equity until realized. Available for sale securities, at market value increased $6,063,741 or 14.0% from 1998, and represented 82% of the investment portfolio at December 31, 1999. The increase in the available for sale securities was primarily due to the purchase of U.S. Government agency securities. Investment securities held to maturity are securities purchased with the intent and ability to hold until their maturity. Securities classified as held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts. The held to maturity securities decreased $703,717 or 6.2% from 1998 and represented 18% of the investment portfolio as of December 31, 1999. The decrease in the held to maturity securities was primarily the result of maturities and calls of tax exempt municipal securities which were reinvested in available for sale securities.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Table Five
Loan Portfolio - Maturities and sensitivities of Loans to Changes in Interest Rates

The following table presents the contractual maturities of loans other than installment loans and residential mortgages for all banks as of December 31, 1999 and December 31, 1998 (in thousands):
                                             December 31, 1999
                                  ----------------------------------------
                                                After one
                                  In one        Year Through    After
                                  Year or Less  Five Years      Five Years
                                  ------------  ------------    ----------
  Commercial                      $     712      $   7,564       $   5,266
  Real Estate - construction             73             --              --
                                  ---------      ---------       ---------
     Total                        $     785      $   7,564       $   5,266
                                  =========      =========       =========

                                             December 31, 1998
                                  ----------------------------------------
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
                                  =========      =========       =========

The following table presents an analysis of fixed and variable rate loans as of December 31, 1999 and December 31, 1998 along with the contractual maturities of loans other than installment loans and residential mortgages (in thousands):

                                             December 31, 1999
                                  ---------------------------------------
                                                After one
                                  In one        Year Through    After
                                  Year or Less  Five Years      Five Years
                                  ------------  ------------    -----------
  Fixed Rates                     $     586      $   5,564       $   1,150
  Variable Rates                        199          2,000           4,116
                                  ---------      ---------       ---------
     Total                        $     785      $   7,564       $   5,266
                                  =========      =========       =========

                                             December 31, 1998
                                  ---------------------------------------
                                                After one
                                 In one        Year Through    After
                                 Year or Less  Five Years      Five Years
                                  ---------------------------------------
  Fixed Rates                     $     626      $   4,922       $   2,266
  Variable Rates                        273          1,102           4,113
                                  ---------      ---------       ---------
     Total                        $     899      $   6,024       $   6,379
                                  =========      =========       =========

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

As the investment portfolio consists primarily of fixed rate debt securities, changes in the market rates of interest will affect the carrying value of securities available for sale, adjusted upward or downward under the requirements of FAS 115 and represent temporary adjustments in value. The carrying values of securities available for sale were decreased by $1,380,468 at December 31, 1999 and increased by $253,924 at December 31, 1998. The market value of securities classified as held to maturity was below book value by $209,270 at December 31, 1999 and above book value by $74,498 at December 31, 1998.


Loans

Loans, net of unearned income, increased $6,933,113 or 6.7% from 1998, and follows an increase in 1998 of $8,181,666 or 8.6% from 1997. The loan growth during 1999 can be attributed primarily to increases in residential real estate loans and commercial loans which increased approximately $4,623,000 and $3,633,000, respectively. Residential real estate loans increased in 1999 primarily as a result of new purchases and refinancing due to offering competitive mortgage rates and local servicing. Commercial loans increased during 1999, primarily in commercial real estate loans, due to refinances by new and existing customers. Real estate residential loans which include real estate construction, real estate farmland, and real estate residential loans comprised thirty-six percent (36%) of the loan portfolio. Commercial loans which include real estate secured by non-farm, non-residential and commercial and industrial loans comprised thirty-nine percent (39%) of the loan portfolio. Installment loans comprised twenty-two percent (22%) of the loan portfolio. Other loans which include non-rated industrial development obligations, direct financing leases and other loans comprised three percent (3%) of the loan portfolio. The changes in the composition of the loan portfolio from 1998 to 1999 were a 2% increase in real estate residential loans, a 1% increase in commercial loans, a 2% decrease in installment loans and a 1% decrease in other loans. From 1997 to 1998, the changes in the composition of the loan portfolio were a 1% increase in installment loans and a 1% decrease in residential real estate loans.

Non-performing assets include non-accrual loans on which the collectibility of the full amount of interest is uncertain; loans which have been renegotiated to provide for a reduction or deferral of interest on principal because of a deterioration in the financial position of the borrower; loans past due ninety days or more as to principal or interest; and other real estate owned. A five-year summary of nonperforming assets is presented in Table Six.

Total non-performing loans were $892,000 at December 31, 1999 as compared with $664,000 at December 31, 1998. Total non-performing loans increased $228,000 in 1999, as compared to the decrease of $175,000 in 1998. The increase in non-performing loans in 1999 was primarily due to an increase in non-accrual loans. Non-accrual loans were $573,000 or .5% of total loans outstanding as of December 31, 1999, as compared to $396,000 or .4% at December 31, 1998.
The non-accrual loans in 1999 primarily were commercial real-estate loans which are secured by properties believed to have adequate values to cover the outstanding loan balances. There were no loans classified as renegotiated at December 31, 1999 and 1998. Loans past due 90 days or more increased $51,000 during 1999, after increasing $49,000 during 1998. Loans past due 90 days or more at year-end were primarily consumer loans. There was no other real estate owned at December 31, 1999 and 1998. Other real estate owned decreased $80,000 in 1998 over 1997 due to the sale of the properties by a subsidiary bank. Management continues to monitor the nonperforming assets to ensure against deterioration in collateral values.


Allowance for Loan Losses

The corporation maintains an allowance for loan losses to absorb probable loan losses. Table Seven presents a five-year summary of the Allowance for Loan Losses. The allowance for loan losses represented 1.0% and 1.1% of outstanding loans as of December 31, 1999 and 1998, respectively. Net loan charge-offs were $323,192 in 1999, compared to $350,851 in 1998 and $73,039 in 1997. The net loan charge-offs in 1999, 1998 and 1997 were primarily consumer loans. Personal bankruptcies have contributed to the increase in net charge-offs on consumer type loans over the past several years.

The provision for possible loan losses was $348,000 for the year ended December 31, 1999 compared to $256,000, and $130,500 at December 31, 1998 and 1997, respectively. The increased loan growth combined with the increase in net charge-offs and in nonperforming assets in 1999 and 1998 has prompted the increase in the provision for loan losses.

The corporation has allocated the allowance for possible loan losses to specific portfolio segments based upon historical net charge-off experience, changes in the level of nonperforming assets, local economic conditions and management experience as presented in Table Eight.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Table Six
Risk Elements

Loans which are in the process of collection, but are contractually past due 90 days or more as to interest or principal, renegotiated, non-accrual loans and other real estate are as follows ( in thousands):

                                                          December 31,
                                 ----------------------------------------------------------
                                  1999      1998          1997           1996        1995
Past Due 90 Days or More:
  Real Estate - residential      $   66    $   76      $    45         $  250       $   33
  Commercial                         11         4           70              2            -
  Installment                       242       188          104             48           60
                                 ------    ------      -------         ------       ------
                                 $  319    $  268      $   219         $  300       $   93
                                 ------    ------      -------         ------       ------
Non-accrual:
  Real Estate - residential      $   17    $  106      $   139         $   26       $   56
  Commercial                        440       184          353            299          256
  Installment                       116       106           48             28           39
                                 ------    ------      -------         ------       ------
                                 $  573    $  396      $   540         $  353       $  351
                                 ------    ------      -------         ------       ------
Other Real Estate                $   --    $   --      $    80         $   49       $   64
                                 ------    ------      -------         ------       ------

Total non-performing assets      $  892    $  664      $   839         $  702       $  508
                                 ======    ======      =======         ======       ======

Total non-performing assets
   to total loans and
   other real estate              0.81%      0.64%        0.88%           0.87%       0.70%


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

The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was approximately $43,000 and $33,000 for the periods ended December 31, 1999 and 1998, respectively.

As of December 31, 1999, there are no loans known to management other than those previously disclosed about which management has any information about possible credit problems of borrowers which causes management to have serious doubts as to the borrower's ability to comply with present loan repayment terms.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Table Seven
Analysis of Allowance for Possible Loan Losses

The following table presents a summary of loans charged off and recoveries of loans previously charged off by type of loan (in thousands).

                                                          Summary of Loan Loss Experience
                                       -----------------------------------------------------------------
                                                                   December 31,
                                       -----------------------------------------------------------------
                                          1999          1998          1997          1996          1995
Balance at Beginning of period
  Allowance for Possible
     Loan Losses                       $   1,123     $   1,218     $   1,160     $   1,149     $     947
Loans Charged Off:
  Real Estate - residential                   14            65            18            35             1

  Commercial                                  16           134            --            --            11
  Installment                                315           173            67            49            44
                                       ---------     ---------     ---------     ---------     ---------
                                             345           372            85            84            56

Recoveries:
  Real Estate - residential                    -             5            --            --            --
  Commercial                                   -             -             3             1           194
  Installment                                 22            16             9            24            15
                                       ---------     ---------     ---------     ---------     ---------
                                              22            21            12            25           209


Net Charge-offs                              323           351            73            59          (153)
Additions Charged to Operations              348           256           131            70            49
                                       ---------     ---------     ---------     ---------     ---------
Balance at end of period:              $   1,148     $   1,123     $   1,218     $   1,160     $   1,149
                                       =========     =========     =========     =========     =========

Average Loans Outstanding              $ 105,775     $  99,345     $  86,609     $  74,469     $  66,058
                                       =========     =========     =========     =========     =========

Ratio of net charge-offs
   to Average loans
  outstanding for the period               0.31%         0.35%         0.08%         0.08%       (0.23)%

Ratio of the Allowance for Loan
  Losses to Loans Outstanding for
   the period                              1.04%         1.08%         1.28%         1.44%         1.60%


The additions to the allowance for loan losses are based on management's evaluation of characteristics of the loan portfolio, current and anticipated economic conditions, past loan experiences, net loans charged-off, specific problem loans and delinquencies, and other factors.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Table Eight
Loan Portfolio  -  Allocation of allowance for possible loan losses

The following table presents an allocation of the allowance for possible loan losses at each of the five year periods ended December 31, 1999 ( expressed in thousands). The allocation presented below is based on the historical average of net charge offs per category combined with the change in loan growth and management's review of the loan portfolio.

                                                           December 31,
                 ---------------------------------------------------------------------------------------------
                       1999                1998               1997               1996                1995
                 -----------------  -----------------  -----------------  -----------------  -----------------
                          Percent            Percent            Percent            Percent            Percent
                          of loans           of loans           of loans           of loans           of loans
                          in each            in each            in each            in each            in each
                          category           category           category           category           category
                          to total           to total           to total           to total           to total
                 Amount   loans     Amount   loans     Amount   loans     Amount   loans     Amount   loans
                 ------   -------   ------   -------   ------   -------   ------   -------   ------   -------
Real estate -
  residential    $  238     36.2%   $  208     34.2%   $  202     34.6%   $  192     36.5%   $  215     39.9%
Commercial          490     38.7       490     37.8       622     38.0       619     39.1       618     36.5
Installment         400     22.2       374     23.8       343     23.6       298     21.6       265     20.0
Others               20      2.9        20      4.2        20      3.8        20      2.8        20      3.6
Unallocated          --       --        31       --        31       --        31       --        31       --
                  ------   -----     ------   -----     ------   -----      ----    -----      ----    -----
Total            $1,148    100.0%   $1,123    100.0%   $1,218    100.0%   $1,160    100.0%   $1,149    100.0%
                 ======    =====    ======    =====    ======    =====    ======    =====    ======    =====

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Allowance for Loan Losses - Continued

The Corporation has historically maintained the allowance for loan losses at a level greater than actual charge-offs. In determining the allocation of the allowance for possible loan losses, charge-offs for 2000 are anticipated to be within the historical ranges. Although a subjective evaluation is determined by management, the corporation believes it has appropriately assessed the risk of loans in the loan portfolio and has provided for an allowance which is adequate based on that assessment. Because the allowance is an estimate, any change in the economic conditions of the corporation's market area could result in new estimates which could affect the corporation's earnings. Management monitors the quality of the loan portfolio through reviews of past due loans and all significant loans which are considered to be potential problem loans on a monthly basis. The internal loan review function provides for an independent review of commercial, real estate, and installment loans in order to measure the asset quality of the portfolio. Management's review of the loan portfolio has not indicated any material loans, not disclosed in the accompanying tables and discussions which are known to have possible credit problems that cause management to have serious doubts as to the ability of each borrower to comply with their present loan repayment terms.

Deposits

A stable core deposit base is the major source of funds for Holding Company subsidiaries. The deposit mix depends upon many factors including competition from other financial institutions, depositor interest in certain types of deposits, changes in the interest rate and the corporation's need for certain types of deposit growth. Total deposits were $161,557,932 at December 31, 1999 as compared to $147,784,819 at December 31, 1998, an increase of 9.3%, and follows an increase of 7.8% between 1998 and 1997. The increase in total deposits during 1999 and 1998 was primarily in time deposits and savings deposits. Time deposits grew by $7,706,257 or 12.4% in 1999, and follows an increase of $4,280,219 or 7.4% in 1998. Time deposits of $100,000 or more increased approximately $5,345,000 at December 31, 1999 as compared to December 31, 1998. The increase in time deposits was primarily the result of special promotions offered by the subsidiary banks throughout 1999 and 1998. Savings deposits increased by $7,596,879 or 16.8% during 1999, and follows an increase of $3,238,772 or 7.7% in 1998. The growth in savings deposits was mainly due to the increase in the demand for the Progressive Gold money market product by depositors. At December 31, 1999, noninterest bearing deposits comprised 9% of total deposits and interest bearing deposits which include NOW, money market, savings and time deposits comprised 91% of total deposits. The change in the deposit mix from December 31, 1998 to December 31, 1999 was a 1% increase in interest bearing deposits and a 1% decrease in noninterest bearing deposits.

Federal Funds Purchased and Repurchase Agreements

Federal funds purchased and repurchase agreements are short-term borrowings of which repurchase agreements represent the largest component. Repurchase agreements were $9,923,925 at December 31, 1999, an increase of $2,929,901 over 1998. The increase in repurchase agreements in 1999 was primarily due to an increase in balances maintained by existing commercial customers.

Capital Resources

A strong capital base is vital to continued profitability because it promotes depositor and investor confidence and provides a solid foundation for future growth. Stockholders' equity increased 10.4% in 1999 entirely from current earnings after quarterly dividends, and a decrease of 6.6% resulting from the effect of the change in the net unrealized gain (loss) on securities available for sale. The increase in stockholders' equity in 1999 follows an increase of 9.2% in 1998 entirely from current earnings after quarterly dividends, and an increase of .2% resulting from the effect of the change in the net unrealized gain (loss) on securities available for sale. Stockholders' equity amounted to 8.5% and 9.0% of total assets at the end of 1999 and 1998, respectively.

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

The Holding Company declared a 6 for 5 stock split in the form of a 20% common stock dividend on October 12, 1999 to stockholders of record as of November 1, 1999. As a result, 251,274 shares were issued on November 18, 1999. On September 8, 1998, the Holding Company declared a four percent common stock dividend to stockholders of record on October 1, 1998. Accordingly, 48,167 shares of common stock were issued on October 26, 1998.

The Holding Company is subject to regulatory risk-based capital guidelines administered by the Federal Reserve Board. These risk-based capital guidelines establish minimum capital ratios of Total capital, Tier 1 Capital, and Leverage to assess the capital adequacy of bank holding companies. Additional information on capital amounts, ratios and minimum regulatory requirements can be found in Note 17 of the Consolidated Financial Statements.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Interest Rate Risk

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

The information presented in the following Interest Rate Risk table contains assumptions and estimates used by management in determining repricing characteristics and maturity distributions. As noted in the following table, the cumulative gap at one year is approximately $(18,996,000), which indicates the corporation's interest bearing liabilities are more than earning assets at December 31, 1999. As the table presented is as of a point in time and conditions change on a daily basis, any conclusions made may not be indicative of future results.


Interest Rate Risk Table  -  December 31, 1999

                                    (less                          (greater     Non-
                                    than) 3   3 - 12      1 - 3    than) 3    Interest
                                    Months    Months      Years    Years      Bearing    Total
                                   --------  --------    -------  -------   --------  ---------
ASSETS:
Fed Funds Sold                     $  2,485  $           $        $         $         $   2,485
Investments                           3,831     5,384     11,176   39,704                60,095
Loans                                23,910    27,063     32,067   26,973        476    110,489
Other Assets                          6,478                                   10,774     17,252
Allowance for Loan
 and Lease Losses                                                             (1,148)    (1,148)
                                   --------  --------    -------  -------   --------  ---------

TOTAL ASSETS:                      $ 36,704  $ 32,447    $43,243  $66,677   $ 10,102  $ 189,173
                                   ========  ========    =======  =======   ========  =========


NOW and Savings                    $  1,799  $  5,517    $ 8,188  $38,436   $         $  53,940
MMDA                                 22,894                                              22,894
CD's < 100,000                       10,851    24,541     15,850    3,099                54,341
CD's > 100,000                        7,144     5,127      2,983      349                15,603
Demand Deposits                                                               14,780     14,780
Other Liabilities                                                              1,285      1,285
Repurchase Agreements                10,274                                              10,274
Stockholders' Equity                                                          16,056     16,056
                                   --------  --------    -------  -------   --------  ---------
TOTAL LIABILITIES
    AND CAPITAL:                   $ 52,962  $ 35,185    $27,021  $41,884   $ 32,121  $ 189,173
                                   ========  ========    =======  =======   ========  =========
GAP                                (16,258)    (2,738)    16,222   24,793    (22,019)
GAP/ Total Assets                   (8.59%)    (1.45%)     8.58%   13.11%    (11.64%)
Cumulative GAP                     (16,258)   (18,996)    (2,774)  22,019          0
Cumulative GAP/Total Assets         (8.59%)   (10.04%)    (1.47%)  11.64%      0.00%

The above analysis contains repricing and maturity assumptions and estimates used by management.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Liquidity

Liquidity management ensures that funds are available to meet loan commitments, deposit withdrawals, and operating expenses. Funds are provided by loan repayments, investment securities maturities, or deposits, and can be raised by liquidating assets or through additional borrowings. The Holding Company had investment securities with an estimated market value of $49,449,312 classified as available for sale at December 31, 1999. These securities are available for sale at any time based upon management's assessment in order to provide necessary liquidity should the need arise. In addition, the Holding Company's subsidiary banks, Progressive Bank, N.A., and Progressive Bank, N.A.- Buckhannon, are members of the Federal Home Loan Bank of Pittsburgh (FHLB). Membership in the FHLB provides an additional source of short-term and long-term funding, in the form of collateralized advances. At December 31, 1999, Progressive Bank, N.A. and Progressive Bank, N.A.- Buckhannon, had an available line of approximately $4,280,000 and $551,000, respectively, without purchasing any additional capital stock from the FHLB. As of December 31, 1999 borrowings outstanding pursuant to these agreements totaled $350,000.

At December 31, 1999 and December 31, 1998, the Holding Company had outstanding loan commitments and unused lines of credit totaling $11,071,000 and $8,070,000, respectively. As of December 31, 1999, management placed a high probability for required funding within one year of approximately $7,870,000. Approximately $3,065,000 is principally unused home equity and credit card lines on which management places a low probability for required funding.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities" which provides requirements for the proper accounting, reporting and financial statement presentation of derivative instruments and hedging activities. Under the standard, all derivatives are to be measured at fair value and recognized as either assets or liabilities in the financial statements. Among other items, SFAS No. 133 also permits certain reclassification of securities from held to maturity to the available for sale classification. Any unrealized holding gain or loss on such transferred securities shall be reported consistent with the requirements of SFAS No. 115, "Accounting for Certain Investment in Debt and Equity Securities." Subsequently, the FASB issued SFAS No. 137, which amended the effective date of SFAS No. 133 to become effective for fiscal quarters of
all fiscal years beginning after June 15, 2000.   Management anticipates that
the adoption of SFAS No. 133 will not have a material impact on the Company.

In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." SFAS No. 134 amends SFAS No. 65, "Accounting for Certain Investments in Debt and Equity Securities" to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. SFAS No. 134 was effective for the first fiscal quarter beginning after December 15, 1998. As the subsidiary banks are not engaged in the activities required under SFAS No. 134, adoption of SFAS No. 134 did not have any impact on the Company.

Market Information of Common Stock

First West Virginia Bancorp, Inc's common stock has been traded on the American Stock Exchange primary list since June 20, 1995, and began trading under the symbol of FWV. The following table sets forth the high and low sales prices of the common stock during the respective quarters. The stock prices reflected have been adjusted for the effect of the twenty percent (20%) common stock dividend to shareholders of record on November 1, 1999.
                                      Stock Prices
                                          Low            High
                   1999
               4th Quarter             $ 16.10         $ 18.00
               3rd Quarter             $ 16.40         $ 17.80
               2nd Quarter             $ 17.00         $ 18.40
               1st Quarter             $ 18.40         $ 22.40

                   1998
               4th Quarter             $ 18.90         $ 23.10
               3rd Quarter             $ 20.00         $ 23.90
               2nd Quarter             $ 22.70         $ 24.80
               1st Quarter             $ 19.20         $ 22.50

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
First West Virginia Bancorp, Inc.
Summarized Quarterly Financial Information
--------------------------------------------------------------------------------

   A summary of selected quarterly financial information follows:

                                        First          Second           Third          Fourth
          1999                         Quarter         Quarter         Quarter         Quarter
                                    -------------   -------------   -------------   -------------
   Total interest income          $    3,117,090  $    3,220,452  $    3,455,711  $    3,413,428
   Total interest expense              1,321,239       1,340,768       1,440,894       1,499,061
   Net interest income                 1,795,851       1,879,684       2,014,817       1,914,367
   Provision for loan losses              76,500          76,500          97,500          97,500
   Investment Securities Gain (Loss)       9,153           3,312              54             (20)
   Total other income                    198,994         479,611         199,019         183,297
   Total other expenses                1,133,286       1,177,455       1,284,423       1,145,078
   Income before income taxes            794,212       1,108,652         831,967         855,066
   Net income                            548,216         744,190         566,517         591,458
   Net income per share (1)                  .36             .49             .38             .39

                                        First          Second           Third          Fourth
          1998                         Quarter         Quarter         Quarter         Quarter
                                    -------------   -------------   -------------  -------------

   Total interest income              $3,017,292  $    3,062,636  $    3,148,133  $    3,224,052
   Total interest expense              1,276,939       1,325,792       1,363,263       1,357,847
   Net interest income                 1,740,353       1,736,844       1,784,870       1,866,205
   Provision for loan losses              46,500          56,500          76,500          76,500
   Investment Securities Gain (Loss)      (1,608)             --           2,786               -
   Total other income                    191,504         183,293         215,373         195,010
   Total other expenses                1,109,594       1,125,921       1,172,069       1,266,218
   Income before income taxes            774,155         737,716         754,460         718,497
   Net income                            519,740         501,192         515,715         496,378
   Net income per share (1)                  .35             .33             .34             .33

                                        First          Second           Third          Fourth
          1997                         Quarter         Quarter         Quarter         Quarter
                                    -------------   -------------   -------------   -------------
   Total interest income          $    2,698,339  $    2,845,165  $    2,954,722  $    3,008,583
   Total interest expense              1,087,969       1,161,352       1,224,185       1,270,941
   Net interest income                 1,610,370       1,683,813       1,730,537       1,737,642
   Provision for loan losses              25,500          36,000          34,500          34,500
   Investment Securities Gain (Loss)          --               -             --           (1,291)
   Total other income                    174,106         153,694         172,615         139,807
   Total other expenses                1,044,887       1,091,516       1,116,343       1,124,623
   Income before income taxes            714,089         709,991         752,309         717,035
   Net income                            476,607         474,485         502,677         476,799
   Net income per share (1)                  .32             .31             .33             .32

   (1) Adjusted for 6 for 5 stock split in the effect of a twenty (20) percent common stock dividend, declared October 12, 1999 to shareholders of record as of November 1, 1999, a 4 percent common stock dividend to stockholders of record as of October 1, 1998, and a 3 for 2 stock split in the effect of a fifty (50) percent common stock dividend to shareholders of record as of October 1, 1997.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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

     The Corporation's internal auditor and independent auditors have direct access to the Audit committee of the Board of Directors. This committee meets periodically with the internal auditor, the independent auditors, and management to ensure the financial accounting and audit process is properly conducted.

--------------------------------------------------------------------------------
                                       18

SNODGRASS
Certified Public Accountants


                         Independent Auditor's Report
                         ----------------------------

Board of Directors
First West Virginia Bancorp, Inc.
Wheeling, West Virginia

We have audited the accompanying consolidated balance sheets of First West Virginia Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First West Virginia Bancorp, Inc. and subsidiaries at December 31, 1999 and 1998, and the results of its operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.





/s/S. R. Snodgrass, A.C.



Wheeling, West Virginia
January 21, 2000










S.R. Snodgrass, A.C.
980 National Road Wheeling, WV 26003-6400 Phone: 304-233-5030  Facsimile:
304-233-3062

              First West Virginia Bancorp, Inc. and Subsidiaries
                         CONSOLIDATED BALANCE SHEETS
                                                      1999         1998
                                                  ------------  ------------
                                  ASSETS

Cash and due from banks                           $  5,335,861  $  4,720,682
Due from banks - interest bearing                    6,478,406       299,430
                                                  ------------  ------------
     Total cash and cash equivalents                11,814,267     5,020,112
Federal funds sold                                   2,485,000     4,092,000
Investment securities:
  Available-for-sale (at fair value)                49,449,312    43,385,571
  Held-to-maturity (fair value of $10,436,842
   and $11,424,327, respectively)                   10,646,112    11,349,829
Loans, net of unearned income                      110,488,432   103,555,319
Less allowance for possible loan losses             (1,147,720)   (1,122,912)
                                                  ------------  ------------
     Net loans                                     109,340,712   102,432,407
Premises and equipment, net                          2,841,337     3,204,730
Accrued income receivable                            1,356,419     1,242,606
Other assets                                         1,239,475       667,824
                                                  ------------  ------------
     Total assets                                 $189,172,634  $171,395,079
                                                  ============  ============
                                 LIABILITIES

Noninterest bearing deposits:
  Demand                                          $ 14,780,305  $ 15,141,249
Interest bearing deposits:
  Demand                                            23,961,233    25,130,312
  Savings                                           52,872,689    45,275,810
  Time                                              69,943,705    62,237,448
                                                  ------------  ------------
     Total deposits                                161,557,932   147,784,819
Federal funds purchased and repurchase agreements   10,273,925     6,994,024
Accrued interest on deposits                           499,352       472,097
Other liabilities                                      785,953       683,201
                                                  ------------  ------------
     Total liabilities                             173,117,162   155,934,141
                                                  ------------  ------------
                            STOCKHOLDERS' EQUITY

Common stock - 2,000,000 shares
 authorized at $5 par value:
   1,508,526 shares issued at December 31, 1999, and
   1,257,252 shares issued at December 31, 1998      7,542,630     6,286,260
Surplus                                              4,739,381     4,739,381
Retained earnings                                    4,638,742     4,275,249
Accumulated other comprehensive income                (865,281)      160,048
                                                  ------------  ------------
     Total stockholders' equity                     16,055,472    15,460,938
                                                  ------------  ------------
     Total liabilities and stockholders' equity   $189,172,634  $171,395,079
                                                  ============  ============


   The accompanying notes are an integral part of the financial statements.

              First West Virginia Bancorp, Inc. and Subsidiaries
                       CONSOLIDATED STATEMENTS OF INCOME
                                              Year Ended December 31,
                                           1999         1998         1997
                                       -----------  -----------  -----------
INTEREST INCOME
Interest and fees on loans
 and lease financing:
  Taxable                              $ 9,114,144  $ 8,873,747  $ 7,791,705
  Tax-exempt                               191,674      204,726      135,969
Investment securities:
  Taxable                                2,917,399    2,494,614    2,905,180
  Tax-exempt                               506,575      382,111      264,112
Dividends                                   37,813       28,482       22,862
Other interest income                      195,545      138,252       29,843
Interest on federal funds sold             243,531      330,181      357,138
                                       -----------  -----------  -----------
     Total interest income              13,206,681   12,452,113   11,506,809
                                       -----------  -----------  -----------
INTEREST EXPENSE
  Deposits                               5,309,346    5,096,756    4,555,542
  Other borrowings                         292,616      227,085      188,905
                                       -----------  -----------  -----------
     Total interest expense              5,601,962    5,323,841    4,744,447
                                       -----------  -----------  -----------
     Net interest income                 7,604,719    7,128,272    6,762,362

PROVISION FOR POSSIBLE LOAN LOSSES         348,000      256,000      130,500
                                       -----------  -----------  -----------
     Net interest income after provision
      for possible loan losses           7,256,719    6,872,272    6,631,862
                                       -----------  -----------  -----------
NONINTEREST INCOME
  Service charges and other fees           508,751      490,834      415,638
  Gain on sale of building and land        301,862           -            -
  Securities gains (losses)                 12,499        1,178       (1,291)
  Other operating income                   250,308      294,346      224,584
                                       -----------  -----------  -----------
     Total noninterest income            1,073,420      786,358      638,931
                                       -----------  -----------  -----------
NONINTEREST EXPENSE
  Salary and employee benefits           2,433,917    2,414,862    2,280,673
  Net occupancy expense of premises        768,917      796,133      789,128
  Other operating expenses               1,537,408    1,462,807    1,307,568
                                       -----------  -----------  -----------
     Total noninterest expense           4,740,242    4,673,802    4,377,369
                                       -----------  -----------  -----------
     Income before income taxes          3,589,897    2,984,828    2,893,424

INCOME TAXES                             1,139,516      951,803      962,856
                                       -----------  -----------  -----------
     Net income                        $ 2,450,381  $ 2,033,025  $ 1,930,568
                                       ===========  ===========  ===========
WEIGHTED AVERAGE SHARES OUTSTANDING      1,508,526    1,508,526    1,508,526
                                       ===========  ===========  ===========
EARNINGS PER COMMON SHARE                    $1.62        $1.35        $1.28
                                       ===========  ===========  ===========

   The accompanying notes are an integral part of the financial statements.

                              First West Virginia Bancorp, Inc. and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                     Accumulated
                                                                                        Other
                                     Common Stock                                      Compre-        Compre-
                              -------------------------                  Retained      hensive        hensive
                                 Shares        Stock        Surplus      Earnings      Income         Income        Total
                              -----------    ----------    ----------   -----------  -----------    -----------  -----------
BALANCE, DECEMBER 31, 1996        806,107    $4,030,535    $3,764,000   $ 4,935,303  $  (80,560)                 $12,649,278
Comprehensive income
 Net income                             -             -             -     1,930,568           -     $ 1,930,568    1,930,568
 Other comprehensive income,
  net of tax:
   Unrealized gains on securities
    net of reclassification
    adjustment (see disclosure)         -             -             -             -     204,054         204,054      204,054
                                                                                                    -----------
         Comprehensive income                                                                       $ 2,134,622
                                                                                                    ===========
Cash dividend ($.43 per share)          -             -             -      (652,936)          -                     (652,936)
Cash paid in lieu of fractional
 shares on stock dividend               -             -             -        (1,969)          -                       (1,969)
50% common stock dividend
 at par value                     402,978     2,014,890             -    (2,014,890)          -                            -
                               ----------    ----------    ----------    ----------  ----------                  -----------
BALANCE, DECEMBER 31, 1997      1,209,085     6,045,425     3,764,000     4,196,076     123,494                   14,128,995
Comprehensive income
 Net income                             -             -             -     2,033,025           -     $ 2,033,025    2,033,025
 Other comprehensive income,
  net of tax:
   Unrealized gains on securities
    net of reclassification
    adjustment (see disclosure)         -             -             -             -      36,554          36,554       36,554
                                                                                                    -----------
         Comprehensive income                                                                       $ 2,069,579
                                                                                                    ===========
Cash dividend ($.49 per share)          -             -             -      (732,677)          -                     (732,677)
Cash paid in lieu of fractional
 shares on stock dividend               -             -             -        (4,959)          -                       (4,959)
4% common stock dividend
 at fair market value              48,167       240,835       975,381    (1,216,216)          -                            -
                               ----------    ----------    ----------    ----------  ----------                  -----------
BALANCE, DECEMBER 31, 1998      1,257,252     6,286,260     4,739,381     4,275,249     160,048                   15,460,938
Comprehensive income
 Net income                             -             -             -     2,450,381           -     $ 2,450,381    2,450,381
 Other comprehensive income,
  net of tax:
   Unrealized losses on securities
    net of reclassification
    adjustment (see disclosure)         -             -             -             -  (1,025,329)     (1,025,329)  (1,025,329)
                                                                                                    -----------
         Comprehensive income                                                                       $ 1,425,052
                                                                                                    ===========
Cash dividend ($.55 per share)          -             -             -      (827,247)          -                     (827,247)
Cash paid in lieu of fractional
 shares on stock dividend               -             -             -        (3,271)          -                       (3,271)
20% common stock dividend
 at par value                     251,274     1,256,370             -    (1,256,370)          -                            -
                               ----------    ----------    ----------    ----------  ----------                  -----------
BALANCE, DECEMBER 31, 1999      1,508,526    $7,542,630    $4,739,381    $4,638,742  $ (865,281)                 $16,055,472
                               ==========    ==========    ==========    ==========  ==========                  ===========

                                             1999          1998        1997
                                           -----------   ----------  ----------
Disclosure of reclassification amount:
 Unrealized holding gains (losses)
  arising during period                    $(1,017,495)  $   37,296  $  203,240
 Less reclassification adjustment for
  gains (losses) included in net income          7,834          742        (814)
                                           -----------   ----------  -----------
         Net unrealized gains (losses)
          on securities                    $(1,025,329)  $   36,554  $  204,054
                                           ===========   ==========  ==========

        The accompanying notes are an integral part of the financial statements.

                               First West Virginia Bancorp Inc. and Subsidiaries
                                      CONSOLIDATED  STATEMENTS  OF CASH FLOWS

                                           1999         1998         1997
                                       -----------  -----------  -----------
OPERATING ACTIVITIES
Net income                             $ 2,450,381  $ 2,033,025  $ 1,930,568
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
  Provision for loan losses                348,000      256,000      130,500
  Depreciation and amortization            357,987      377,721      370,743
  Amortization (accretion) of
  investment securities, net              (105,679)     (83,194)     (47,749)
  Investment security losses (gains)       (12,499)      (1,178)       1,291
  Gain on sale of building and land       (301,862)           -           -
  Decrease (increase) in
  interest receivable                     (113,813)    (166,905)    (127,675)
  Increase (decrease) in interest payable   27,255       39,227       47,581
  Other, net                               140,163      163,445      (85,201)
                                       -----------  -----------  -----------
Net cash provided by
 operating activities                    2,789,933    2,618,141    2,220,058
                                       -----------  -----------  -----------
INVESTING ACTIVITIES
Net (increase) decrease
 in federal funds sold                   1,607,000    2,840,000   (1,471,000)
Net (increase) decrease in loans,
 net of charge-offs                     (7,277,881)  (8,554,313) (15,042,430)
Proceeds from sales of securities
 available-for-sale                      2,660,611        6,543    1,487,344
Proceeds from maturities of securities
 available-for-sale                     44,681,367   34,648,171   23,350,000
Proceeds from maturities of securities
 held-to-maturity                        2,716,000      976,000    2,010,000
Principal collected on mortgage-
 backed securities                       4,811,188    2,962,199      944,930
Purchases of securities available-
 for-sale                              (59,728,039) (40,194,992) (21,194,040)
Purchases of securities held-
 to-maturity                            (2,017,367)  (7,546,999)  (1,233,644)
Recoveries on loans previously
 charged-off                                21,576       21,796       12,418
Purchases of premises and equipment       (110,881)    (493,316)    (202,358)
Proceeds from sales of premises
 and equipment                             418,152           -             -
                                       -----------  -----------  -----------
     Net cash used in
      investing activities             (12,218,274) (15,334,911) (11,338,780)
                                       -----------  -----------  -----------
FINANCING ACTIVITIES
Net increase in deposits                13,773,113   10,740,006   11,773,745
Dividends paid                            (830,518)    (737,635)    (654,905)
Increase (decrease ) in short-
 term borrowings                         3,279,901    2,919,028   (1,855,695)
                                       -----------  -----------  -----------
     Net cash provided by
      financing activities              16,222,496   12,921,399    9,263,145
                                       -----------  -----------  -----------
INCREASE IN CASH AND CASH EQUIVALENTS    6,794,155      204,629      144,423

CASH AND CASH EQUIVALENTS,
 BEGINNING OF YEAR                       5,020,112    4,815,483    4,671,060
                                       -----------  -----------  -----------
CASH AND CASH EQUIVALENTS,
 END OF YEAR                           $11,814,267  $ 5,020,112  $ 4,815,483
                                       ===========  ===========  ===========

SUPPLEMENTAL DISCLOSURES
Cash paid for interest                 $ 5,574,707  $ 5,284,614  $ 4,696,866
Cash paid for income taxes               1,190,631    1,055,685    1,081,701

    The accompanying notes are an integral part of the financial statements

                First West Virginia Bancorp, Inc. and Subsidiaries
                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1999, 1998 AND 1997

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

The Corporation accounts for impaired loans in accordance with the provisions of FAS No. 114 and No. 118, "Accounting for Creditors for Impairment of a
Loan." It is the Corporation's policy not to recognize interest income on specific impaired loans unless the likelihood of future loss is remote.
Interest payments received on such loans are applied as a reduction of the loan principal balance. Since the adoption of FAS Nos. 114 and 118, the Corporation had no loans which management has determined to be impaired.

Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized over the contractual life of the related loans or commitments as an adjustment of the related loan's yield.

Direct Financing Leases
-----------------------

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

Allowance For Loan Losses
-------------------------

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio.
The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated

           First West Virginia Bancorp, Inc. and Subsidiaries
        NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 DECEMBER 31, 1999, 1998 AND 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

Cash Flows
----------

Cash and cash equivalents consist of cash on hand and amounts due from banks.

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


Stock Dividends
---------------

On September 9, 1997, the Corporation declared a 50% stock dividend to stockholders of record on October 1, 1997. On September 8, 1998, the
Corporation declared a 4% stock dividend to stockholders of record on October
1, 1998. On October 12, 1999, the Corporation declared a 20% stock dividend to stockholders of record on November 1, 1999. All common share data includes the effect of the stock dividends.


Purchase Method of Accounting
-----------------------------

Net assets of organizations acquired in purchase transactions are recorded at fair value at the date of the transaction. The cost of core deposits and the excess of cost over net assets of affiliates purchased is being amortized over a ten year period on the straight-line method. Annual amortization expense was approximately $4,000 for both 1998 and 1997. There was no amortization expense in 1999.

Reclassifications
-----------------

Certain prior year amounts have been reclassified to conform to the 1999 presentation.

                             First West Virginia Bancorp, Inc. and Subsidiaries
                     NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                      DECEMBER 31, 1999, 1998 AND 1997

NOTE 2 - INVESTMENT SECURITIES

   The estimated market values of investment securities are as follows at December 31, 1999 and 1998:



                                                                                 December 31, 1999
                                                            ---------------------------------------------------------
                                                                               Gross         Gross         Estimated
                                                             Amortized       Unrealized    Unrealized        Market
                                                               Cost            Gains         Losses          Value
                                                            ----------       ----------    ----------      ----------
   Securities held to maturity:                                              (Expressed in Thousands)
   ---------------------------
   Obligations of states and political subdivisions         $   10,646       $       12    $     (221)     $   10,437
                                                            ----------       ----------    ----------      ----------
                    Total held to maturity                      10,646               12          (221)         10,437
                                                            ----------       ----------    ----------      ----------

   Securities available for sale:
   ------------------------------
   U.S. Treasury securities and obligations of
     U.S. Government corporations and agencies                  42,072                -        (1,372)         40,700
   Obligations of states and political subdivisions                504                3             -             507
   Corporate debt securities                                       102                -             -             102
   Mortgage-backed securities                                    7,153                1          (105)          7,049
   Equity securities                                               999              125           (33)          1,091
                                                            ----------       ----------    ----------      ----------

                    Total available for sale                    50,830              129        (1,510)         49,449
                                                            ----------       ----------    ----------      ----------

                    Total                                   $   61,476       $      141    $   (1,731)     $   59,886
                                                            ==========       ==========    ==========      ==========


                                                                                  December 31, 1998
                                                            ---------------------------------------------------------
                                                                                Gross         Gross         Estimated
                                                             Amortized       Unrealized    Unrealized        Market
                                                                Cost            Gains        Losses           Value
                                                            ----------       ----------    ----------      ----------
   Securities held to maturity:                                              (Expressed in Thousands)
   ----------------------------
   Obligations of states and political subdivisions         $   11,350       $      108    $     (34)      $   11,424
                                                            ----------       ----------    ----------      ----------
                    Total held to maturity                      11,350              108          (34)          11,424
                                                            ----------       ----------    ----------      ----------

   Securities available for sale:
   ------------------------------
   U.S. Treasury securities and obligations of
     U.S. Government corporations and agencies                  34,942              219          (54)          35,107
   Obligations of states and political subdivisions                504               12            -              516
   Corporate debt securities                                       453                4           (2)             455
   Mortgage-backed securities                                    6,461               51           (9)           6,503
   Equity securities                                               772               49          (17)             804
                                                            ----------       ----------    ----------      ----------

                    Total available for sale                    43,132              335          (82)          43,385
                                                            ----------       ----------    ----------      ----------

                    Total                                   $   54,482       $      443    $    (116)      $   54,809
                                                            ==========       ==========    ==========      ==========

                              First West Virginia Bancorp, Inc. and Subsidiaries
                      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                       DECEMBER 31, 1999, 1998 AND 1997

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

The amortized cost and estimated market value of investment securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                            Securities                            Securities
                                                         Held to Maturity                     Available for Sale
                                                     ------------------------              ------------------------
                                                                    Estimated                             Estimated
                                                     Amortized        Market               Amortized        Market
                                                       Cost           Value                  Cost           Value
                                                     ---------      ---------              ---------      ---------
                                                                         (Expressed in Thousands)

             Due in one year or less                 $   1,020      $   1,021              $   4,518      $   4,504

             Due after one year through five years       3,626          3,609                 19,353         18,852

             Due after five years through ten years      5,467          5,302                 18,807         17,953

             Due after ten years                           533            505                     --             --
                                                     ---------      ---------              ---------      ---------
                                                        10,646         10,437                 42,678         41,309

             Mortgage-backed securities                    --             --                   7,153          7,049

             Equity securities                             --             --                     999          1,091
                                                     ---------      ---------              ---------      ---------

                   Total                             $  10,646      $  10,437              $  50,830      $  49,449
                                                     =========      =========              =========      =========

Proceeds from sales of securities available for sale during the years ended December 31, 1999, 1998, and 1997, were $2,660,611, $6,543, and $1,487,344, respectively. Gross gains of $26,247 and gross losses of $13,748 in 1999; gross gains of $2,786 and gross losses of $1,608 in 1998; and gross gains of $2,772 and gross losses of $4,063 in 1997, were realized on those sales. Assets carried at $28,994,000 and $24,687,000 at December 31, 1999 and 1998,
respectively, were pledged to secure United States Government and other public funds and for other purposes as required or permitted by law.


NOTE 3 - LOANS AND LEASES

   Loans outstanding at December 31, 1999 and 1998, are as follows:


                                                                 (Expressed in Thousands)
                                                                 1999                1998
                                                              ----------          ----------
      Real estate-construction                                $       73          $       41
      Real estate-farmland                                            79                 133
      Real estate-residential                                     39,898              35,253
      Real estate-secured by non-farm, non-residential            29,218              25,866
      Commercial and industrial loans                             13,542              13,261
      Installment and other loans to individuals                  24,513              24,722
      Non-rated industrial development obligations                 2,867               3,563
      Other loans                                                    396                 819
                                                              ----------          ----------
        Total                                                    110,586             103,658
      Less unearned interest and deferred fees                        97                 103
                                                              ----------          ----------
        Net loans                                             $  110,489          $  103,555
                                                              ==========          ==========

                              First West Virginia Bancorp, Inc. and Subsidiaries
                      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                         DECEMBER 31, 1999, 1998 AND 1997

NOTE 3 - LOANS AND LEASES (CONTINUED)

The Corporation had no loans at December 31, 1999 and 1998, that were specifically classified as impaired. Non-accrual loans amounted to $573,000 and $396,000 at December 31, 1999 and 1998, respectively. The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was $43,000 and $33,000 for 1999 and 1998, respectively.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

   Activity in the allowance for loan losses is summarized as follows:

                                                                                  December 31,
                                                                  1999                1998              1997
                                                              -----------         -----------        -----------
   Balance, beginning of year                                 $ 1,122,912         $ 1,217,763        $ 1,160,302
   Additions charged to operating expense                         348,000             256,000            130,500
   Recoveries                                                      21,576              21,796             12,418
                                                              -----------         -----------        -----------
        Total                                                   1,492,488           1,495,559          1,303,220
   Less loans charged-off                                         344,768             372,647             85,457
                                                              -----------         -----------        -----------

   Balance, end of year                                       $ 1,147,720         $ 1,122,912        $ 1,217,763
                                                              ===========         ===========        ===========

   The entire allowance represents a valuation reserve which is available for future charge-offs of loans and leases.

NOTE 5 - PREMISES AND EQUIPMENT

   Premises and equipment are stated at cost, less accumulated depreciation, as follows:

                                                                                                      Original
                                                                       December 31,                  Useful Life
                                                                 1999                1998               Years
                                                              -----------         -----------        -----------
   Land                                                       $ 1,071,451         $ 1,116,585
   Land improvements                                              242,089             231,554             20
   Leasehold improvements                                         396,898             396,898             25
   Buildings                                                    2,748,067           2,938,842          20 - 50
   Furniture, fixtures & equipment                              2,270,297           2,199,750           3 - 20
                                                              -----------         -----------
        Total                                                   6,728,802           6,883,629
   Less accumulated depreciation                                3,887,465           3,678,899
                                                              -----------         -----------

        Premises and equipment, net                           $ 2,841,337         $ 3,204,730
                                                              ===========         ===========

Charges to operations for depreciation approximated $357,987, $373,673, and $366,695 for 1999, 1998, and 1997, respectively.
                                       28

                              First West Virginia Bancorp, Inc. and Subsidiaries
                      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                       DECEMBER 31, 1999, 1998 AND 1997
NOTE 6 - DEPOSITS

   The composition of the banks' deposits at December 31 follows:

                                                                            (Expressed in Thousands)
                                                                                       1999
                                                           --------------------------------------------------------------
                                                                      Demand
                                                           ----------------------------
                                                           Noninterest       Interest
                                                             Bearing          Bearing          Savings            Time
                                                           -----------      -----------      -----------      -----------
     Individuals, partnerships and corporations            $    13,184      $    21,098      $    50,718      $    67,695
     United States Government                                       36                -                -                -
     States and political subdivisions                             246            2,863            2,155            2,239
     Commercial banks                                                -                -                -                -
     Other depository institutions                                 233                -                -               10
     Certified and official checks                               1,081                -                -                -
                                                           -----------      -----------      -----------      -----------
        Total                                              $    14,780      $    23,961      $    52,873      $    69,944
                                                           ===========      ===========      ===========      ===========
                                                                             (Expressed in Thousands)
                                                                                       1998
                                                            ------------------------------------------------------------
                                                                       Demand
                                                            ---------------------------
                                                           Noninterest       Interest
                                                             Bearing          Bearing          Savings            Time
                                                           -----------      -----------      -----------      -----------

     Individuals, partnerships and corporations            $    13,876      $    22,213      $    43,717      $    60,150
     United States Government                                       65                -                -                -
     States and political subdivisions                             249            2,917            1,559            1,872
     Commercial banks                                                -                -                -                -
     Other depository institutions                                 119                -                -              216
     Certified and official checks                                 832                -                -                -
                                                           -----------      -----------      -----------      -----------
        Total                                              $    15,141      $    25,130      $    45,276      $    62,238
                                                           ===========      ===========      ===========      ===========

Time deposits include certificates of deposit issued in denominations of $100,000 or more which amounted to $15,603,000 and $10,258,000 at
December 31, 1999 and 1998, respectively.

A maturity distribution of time certificates of deposit of $100,000 or more at December 31, 1999, follows:

     Due in three months or less                                         $   6,862,000
     Due after three months through six months                               2,129,000
     Due after six months through twelve months                              2,916,000
     Due after one year through five years                                   3,696,000
                                                                          ------------
        Total                                                            $  15,603,000
                                                                          ============

NOTE 7 - INCOME TAX

   The provisions for income taxes at December 31 consist of:

                                                    1999          1998          1997
                                               -----------   -----------    -----------
   Currently payable:
      Federal                                  $ 1,002,894   $   849,935    $   928,070
      State                                        198,482       178,101        154,279
   Deferred:
      Federal                                      (51,252)      (65,899)      (103,896)
      State                                        (10,608)      (10,334)       (15,597)
                                               -----------   -----------    -----------
        Income tax expense                     $ 1,139,516   $   951,803    $   962,856
                                               ===========   ===========    ===========

                              First West Virginia Bancorp, Inc. and Subsidiaries
                      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                       DECEMBER 31, 1999, 1998 AND 1997
NOTE 7 - INCOME TAX (CONTINUED)

   The following temporary differences gave rise to the deferred tax asset at December 31:


                                                                 1999           1998
                                                             -----------    -----------

   Allowance for loan losses                                 $   289,143    $   280,709
   Deferred loan fees                                             33,017         34,896
   Accrued interest on non-performing loans                       18,551         39,432
   Deferred compensation                                         127,766         98,815
   Deferred directors fees                                        24,815         21,802
   Depreciation                                                    7,654        (27,832)
   Deferred state income tax                                     (25,897)       (22,291)
   Other, net                                                     (2,920)        (4,654)
                                                             -----------    -----------

        Total deferred tax asset - federal                       472,129        420,877
        Total deferred tax asset - state                          76,169         65,561
                                                             -----------    -----------
                                                                 548,298        486,438

   Deferred tax assets (liabilities) arising from market
    adjustments of securities available for sale
      Federal                                                    445,750        (82,449)
      State                                                       69,437        (11,427)
                                                             -----------    -----------

        Total deferred tax assets                            $ 1,063,485    $   392,562
                                                             ===========    ===========

A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes for the year ended December 31 is as follows:

                                               1999                   1998                  1997
                                        ------------------     ------------------     ------------------
                                         Amount    Percent      Amount    Percent      Amount    Percent
                                        ----------    ----     ----------    ----     ----------    ----
  Computed tax at statutory
    Federal rate                        $1,220,565    34.0 %   $1,014,842    34.0 %   $  983,764    34.0 %
  Plus state income taxes net
    Of federal tax benefits                123,996     3.5        110,726     3.7         91,530     3.2
                                        ----------    ----     ----------    ----     ----------    ----
                                         1,344,561    37.5      1,125,568    37.7      1,075,294    37.2

  Increase (decrease) in taxes
    resulting from:
      Tax exempt income                   (237,451)   (6.6)      (199,870)   (6.6)      (137,389)   (4.7)
      Nondeductible interest expense        30,095     0.8         25,260     0.8         16,602     0.6
      Nondeductible goodwill                    -      0.0          1,376     0.0          1,376     0.0
      Others - net                           2,311     0.0           (531)    0.0          6,973     0.2
                                        ----------    ----     ----------    ----     ----------    ----

           Actual tax expense           $1,139,516    31.7 %   $  951,803    31.9 %   $  962,856    33.3 %
                                        ==========    ====     ==========    ====     ==========    ====

NOTE 8 - EMPLOYEE BENEFIT PLANS

The Corporation has a non-contributory profit-sharing plan for employees meeting certain service requirements. The Corporation makes annual contributions to the profit-sharing plan based on income of the Corporation as defined. Total expenses for the plan were $123,700, $143,100, and $127,600 for the years ended December 31, 1999, 1998, and 1997, respectively.

In 1998, the Corporation amended the profit-sharing plan to add a 401(k) feature. The Corporation matches a portion of the employee's contribution up to 4% of their salary. The expense related to the 401(k) plan was $20,693 in 1999 and $15,119 in 1998.

                              First West Virginia Bancorp, Inc. and Subsidiaries
                      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                         DECEMBER 31, 1999, 1998 AND 1997

NOTE 9 - FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS

Federal funds purchased and repurchase agreements represent borrowings of a short duration, usually less than 30 days. For repurchase agreements, the securities underlying the agreements remained under the Banks' control. Information related to repurchase agreements is summarized below:

                                                      1999               1998               1997
                                                   -----------        -----------        -----------
     Balance at end of year                        $ 9,923,925        $ 6,994,024        $ 4,074,996
     Average balance during the year                 8,984,571          6,598,665          5,117,789
     Maximum month-end balance                      11,122,282          9,218,303          5,922,489
     Weighted-average rate during the year                3.24%              3.44%              3.69%
     Rate at December 31                                  1.77%              2.31%              3.22%

The subsidiary banks had no significant activity in federal funds purchased during 1998 and 1997. Information related to federal funds purchased for 1999 is summarized below:

     Balance at end of year                        $   350,000
     Average balance during the year                    27,674
     Maximum month-end balance                         650,000
     Weighted-average rate during the year                4.55%
     Rate at December 31                                  5.00%


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

The following represents financial instruments whose contract amounts represent credit risk:


                                                             1999             1998
                                                         ------------     ------------
   Commitments to extend credit                          $ 11,046,000     $  7,978,000
   Standby letters of credit                                   25,000           92,000


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The standby letters of credit expire in 2000. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

As members of the Federal Home Loan Bank of Pittsburgh (FHLB), the subsidiary Banks have the ability to borrow funds from the FHLB at prevailing interest rates. At December 31, 1999, the subsidiary Banks had unused lines of credit available with the FHLB in the aggregate amount of $4,831,000. Outstanding borrowings at December 31, 1999, amounted to $350,000.

                              First West Virginia Bancorp, Inc. and Subsidiaries
                      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                       DECEMBER 31, 1999, 1998 AND 1997


NOTE 11 - RELATED PARTY TRANSACTIONS

Directors and officers of the Corporation and its subsidiaries, and their associates, were customers of, and had other transactions with the subsidiary Banks in the normal course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility. Such loans totaled $4,262,517 at December 31, 1999, and $4,320,419 at December 31, 1998.

The following is an analysis of loan activity to directors, executive officers, and associates of the Corporation and its subsidiaries:

                                                                          December 31,
                                                                    1999               1998
                                                                ------------       ------------
   Balance, January 1                                           $  4,320,419       $  3,257,242
   New loans during the period                                     1,055,186          2,766,412
   Repayments during the period                                   (1,113,088)        (1,703,235)
                                                                ------------       ------------
   Ending balance                                               $  4,262,517       $  4,320,419
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


NOTE 13 - LEASES

At December 31, 1999, the Corporation's Bank affiliates leased certain land used for banking purposes under long-term leases, expiring at various dates. These leases contain renewal options and generally provide that the Corporation will pay for insurance, taxes, and maintenance.

As of December 31, 1999, the future minimum rental payments required under noncancelable operating leases with initial terms in excess of one year, are as follows:

                   December 31, 2000          $ 100,692
                   December 31, 2001             80,692
                   December 31, 2002             76,692
                   December 31, 2003             76,692
                   December 31, 2004             76,692
                      Thereafter                316,510



Rental expense under operating leases approximated $91,000 in 1999; $103,000 in 1998; and $107,000 in 1997.

                              First West Virginia Bancorp, Inc. and Subsidiaries
                      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                        DECEMBER 31, 1999, 1998 AND 1997

NOTE 14 - OTHER OPERATING EXPENSES

     Other operating expenses at December 31 included the following:

                                                        1999         1998         1997
                                                     ----------   ----------   ----------
       Directors fees                                $  137,150   $  121,800   $  132,200
       Stationery and supplies                          138,959      161,921      135,751
       Regulatory assessment and deposit insurance       79,985       75,381       80,152
       Advertising                                      123,680      107,511      101,816
       Postage and transportation                       128,374      131,445      118,915
       Other taxes                                      140,949      135,831      116,892
       Service Expense                                  230,116      161,715      131,284
       Other                                            558,195      567,203      490,558
                                                     ----------   ----------   ----------

               Total                                 $1,537,408   $1,462,807   $1,307,568
                                                     ==========   ==========   ==========

NOTE 15 - RESTRICTION ON CASH

The subsidiary Banks are required to maintain an average reserve balance with the Federal Reserve Bank or in cash on hand. The average required reserve balances for the years ended December 31, 1999 and 1998, were $892,000 and $835,000, respectively.


NOTE 16 - LIMITATIONS ON DIVIDENDS

The approval of the Comptroller of the Currency is required to pay dividends if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits (as defined) for the year, combined with its retained net profits of the preceding two years. Under this formula, the subsidiary Banks can declare dividends in 2000, without approval of the Comptroller of the Currency, of approximately $2.7 million, plus an additional amount equal to the Bank's net profit for 2000 up to the date of any such dividend declaration. The subsidiary Banks are the primary source of funds to pay dividends to the stockholders of First West Virginia Bancorp, Inc.


NOTE 17 - REGULATORY MATTERS

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

Quantitative measures established by regulation to ensure capital adequacy require the banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 1999, the most recent notifications from the Office of the Comptroller of the Currency categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since those notifications that management believes have changed the institutions' category.

                              First West Virginia Bancorp, Inc. and Subsidiaries
                      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                      DECEMBER 31, 1999, 1998 AND 1997

NOTE 17 - REGULATORY MATTERS (CONTINUED)

                                                                                            To Be Well
                                                                                     Capitalized Under
                                                                  For Capital        Prompt Corrective
                                               Actual          Adequacy Purposes     Action Provisions
                                         -----------------      ---------------      -----------------
     (Amounts Expressed in Thousands)     Amount     Ratio       Amount    Ratio       Amount    Ratio
                                         ---------   -----      --------   ----      ---------   -----

     As of December 31, 1999:
       Total Capital                     $  17,092   14.8%      $  9,226   8.0%      $  11,532   10.0%
         (to Risk Weighted Assets)
       Tier I Capital                    $  15,944   13.8%      $  4,613   4.0%      $   6,919    6.0%
         (to Risk Weighted Assets)
       Tier I Capital                    $  15,944    8.4%      $  5,692   3.0%      $   9,487    5.0%
         (to Average Assets)

                                                                                         To Be Well
                                                                                     Capitalized Under
                                                                  For Capital        Prompt Corrective
                                              Actual           Adequacy Purposes     Action Provisions
                                         -----------------      ---------------      -----------------
     (Amounts Expressed in Thousands)      Amount    Ratio       Amount    Ratio       Amount    Ratio
                                         ---------   -----      --------   ----      ---------   -----


     As of December 31, 1998:
       Total Capital                     $  16,031   15.0%      $  8,557   8.0%      $  10,696   10.0%
         (to Risk Weighted Assets)
       Tier I Capital                   $  14,908   13.9%      $  4,279   4.0%      $   6,418     6.0%
         (to Risk Weighted Assets)
       Tier I Capital                    $  14,908    8.7%      $  5,121   3.0%      $   8,534    5.0%
         (to Average Assets)

NOTE 18 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

The following methods and assumptions were used by the Corporation in estimating the fair value disclosures for financial instruments:

Cash and Short-term Investments:   The carrying amount for cash and
-------------------------------
short-term investments is a reasonable estimate of fair value. Short-term investments consist of federal funds sold.

Investment Securities:  Fair values for investment securities are based on
---------------------
quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans:  Fair values for loans are estimated for portfolios of loans with
-----
similar financial characteristics. Loans are segregated by type such as commercial, real estate, and consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and non-performing categories. The fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated discount rates which reflect credit and interest rate risks inherent to the loan.

Deposits:  The carrying amount for noninterest bearing and interest bearing
--------
demand deposits and savings deposits is considered to be a reasonable estimate of fair value. Fair values for time deposits are estimated using discounted cash flow analysis. Discount rates reflect rates currently offered for deposits of similar remaining maturities.

Short-Term Borrowings:  The carrying amount for short-term borrowings, which
---------------------
consist of repurchase agreements, is considered to be a reasonable estimate of fair value.

                              First West Virginia Bancorp, Inc. and Subsidiaries
                      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                        DECEMBER 31, 1999, 1998 AND 1997

NOTE 18 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Off-Balance-Sheet Instruments:   The fair value of commitments is estimated
-----------------------------
using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The amount of fees currently charged on commitments are determined to be insignificant and, therefore, the carrying value and fair value of off-balance-sheet instruments are not shown.

The estimates of fair values of financial instruments are summarized as follows at December 31:



                                                                    (Expressed in Thousands)
                                                                 1999                      1998
                                                       ----------------------    ----------------------

                                                        Carrying      Fair        Carrying      Fair
                                                         Amount       Value        Amount       Value
                                                       ---------    ---------    ---------    ---------
       Financial assets:
          Cash and short-term investments              $  14,299    $  14,299    $   9,112    $   9,112
          Investment securities                           60,095       59,884       54,735       54,810
          Loans                                          109,341      108,592      102,432      105,871

       Financial liabilities:
          Deposits                                       161,558      160,746      147,785      149,260
          Short-term borrowings                           10,274       10,274        6,994        6,994




NOTE 19 - COMPREHENSIVE INCOME

In June, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income in a full set of financial statements. The Corporation adopted this statement on January 1, 1998, and has reclassified information in the 1997 financial statements to reflect application of the provisions of this statement. Unrealized gains and losses on securities available for sale are the only components of other comprehensive income that apply to the Corporation.

                                           1999          1998          1997
                                       ------------   ----------   -----------

       Before-tax amount               $ (1,635,810)  $   57,995   $   323,741

       Tax effect                           610,481      (21,441)     (119,687)
                                       ------------   ----------   -----------

         Net-of-tax amount             $ (1,025,329)  $   36,554   $   204,054
                                       ============   ==========   ===========

                              First West Virginia Bancorp, Inc. and Subsidiaries
                      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                      DECEMBER 31, 1999, 1998 AND 1997

NOTE 20 - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

Presented below are the condensed balance sheets, statements of income, and statements of cash flows for First West Virginia Bancorp, Inc.


                                                    BALANCE SHEETS

                                                                                       December 31,
                                                                                   1999           1998
                                                                               -----------     -----------
     ASSETS
       Cash                                                                    $   496,694     $   299,717
       Investment in common stock - available
         for sale (at market value)                                                402,212         226,281
       Investment in subsidiary banks                                           15,447,520      15,026,356
       Land and buildings, net                                                          -          120,090
       Other assets                                                                121,591         109,292
                                                                               -----------     -----------

         Total assets                                                          $16,468,017     $15,781,736
                                                                                ==========      ==========

     LIABILITIES
       Accrued expenses                                                        $    36,764     $    30,165
       Deferred compensation                                                       375,781         290,633
                                                                               -----------     -----------

         Total liabilities                                                         412,545         320,798
     STOCKHOLDERS' EQUITY                                                       16,055,472      15,460,938
                                                                               -----------     -----------
         Total liabilities and stockholders' equity                            $16,468,017     $15,781,736
                                                                               ===========     ===========

                                                  STATEMENTS OF INCOME

                                                                         Year Ended December 31,
                                                                 1999            1998            1997
                                                              ----------      ----------      ----------
     INCOME
       Dividends from subsidiary banks                        $  817,700      $  769,600      $  733,600
       Rental income                                              13,000          40,000          52,000
       Gain on sale of land and building                         301,862               -               -
       Gain on sale of investments                                10,864           1,178               -
       Other income                                              134,930         128,220         100,507
                                                              ----------      ----------      ----------

         Total income                                          1,278,356         938,998         886,107
                                                              ----------      ----------      ----------

     EXPENSES
       Salary and employee benefits                               86,109         100,346         111,668
       Interest expense                                            2,580           2,400           2,190
       Occupancy expense                                           3,800          11,399          11,399
       Other expenses                                            132,940         129,469         138,614
                                                              ----------      ----------      ----------
         Total expenses                                          225,429         243,614         263,871
                                                              ----------      ----------      ----------

         Income before income taxes and
          equity in undistributed income
          of subsidiaries                                      1,052,927         695,384         622,236

     INCOME TAX (PROVISION) BENEFIT                              (85,493)         30,399          45,757

     EQUITY IN UNDISTRIBUTED INCOME
      OF SUBSIDIARIES                                          1,482,947       1,307,242       1,262,575
                                                              ----------      ----------      ----------

         Net income                                           $2,450,381      $2,033,025      $1,930,568
                                                              ==========      ==========      ==========

                                       36

                              First West Virginia Bancorp, Inc. and Subsidiaries
                      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                       DECEMBER 31, 1999, 1998 AND 1997

NOTE 20 - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)

                                                 STATEMENTS OF CASH FLOWS

                                                                     Year Ended December 31,
                                                             1999             1998            1997
                                                         -----------      -----------     -----------

     OPERATING ACTIVITIES
       Net income                                        $ 2,450,381      $ 2,033,025     $ 1,930,568
       Adjustments to reconcile net
        income to net cash provided by
        operating activities:
          Depreciation and amortization                        3,800           15,447          15,447
          Change in deferred tax benefit                     (32,565)         (37,952)        (42,842)
          Undistributed earnings of affiliates            (1,482,947)      (1,307,242)     (1,262,575)
          Changes in operating assets
           and liabilities:
           Other assets                                       (1,625)           2,000           4,266
           Deferred compensation                              85,149          100,346         109,607
           Other liabilities                                   6,598            4,795          (7,447)
          Gain on sale of securities                         (10,864)          (1,178)              -
          Gain on sale of land and buildings                (301,862)               -               -
                                                         -----------      -----------     -----------

             Net cash provided by
              operating activities                           716,05           809,241         747,024
                                                         -----------      -----------     -----------


     INVESTING ACTIVITIES
       Proceeds from sale of securities                      102,000            6,543               -
       Proceeds from sale of land and building               418,152           56,791               -
       Purchase of investment securities                    (208,722)        (116,364)        (78,619)
                                                         -----------      -----------     -----------

             Net cash provided by (used in)
              investing activities                           311,430          (53,030)        (78,619)
                                                         -----------      -----------     -----------

     FINANCING ACTIVITIES
       Dividends paid                                       (830,518)        (737,635)       (654,905)
                                                         -----------      -----------     -----------

             Net cash used in
              financing activities                          (830,518)        (737,635)       (654,905)
                                                         -----------      -----------     -----------

     INCREASE IN CASH
      AND CASH EQUIVALENTS                                   196,977           18,576          13,500

     CASH AND CASH EQUIVALENTS
      AT BEGINNING OF YEAR                                   299,717          281,141         267,641
                                                         -----------      -----------     -----------

     CASH AND CASH EQUIVALENTS
      AT END OF YEAR                                     $   496,694      $   299,717     $   281,141
                                                         ===========      ===========     ===========



     Supplemental disclosures:

     Cash paid for interest                              $     2,580       $    2,400      $    2,190
     Cash paid for income taxes                              115,300           10,500           4,200

                   -----------------------------------------------------




                    First West Virginia Bancorp, Inc.


                               DIRECTORS


George F. Beneke. . . . .Chairman Emeritus, First West Virginia Bancorp, Inc.
                                                      Retired Attorney at Law

                                            President, The Beneke Corporation

Sylvan J. Dlesk. . . . . . . . . . . . . . .. . . . . .President, Dlesk, Inc.

Ben R. Honecker. . . . . . . . . . . . . . . . . . . . . . . .Attorney at Law

Laura G. Inman. . . . . . . . .. .Chairman, First West Virginia Bancorp, Inc.

                                Senior Vice President, Progressive Bank, N.A.

James C. Inman, Jr. . . . . . . . . . . . . . . . . . .Retired Bank Executive

R. Clark Morton. . . . . . . . .Chairman of the Board, Progressive Bank, N.A.

                                                              Attorney at Law

Karl W. Neumann. . . . . . . . . . . . . . . . . .Retired Insurance Executive

Thomas A. Noice. . . . . . . . . . . . . . . . . . . . Retired Bank Executive

William G. Petroplus. . . . . . . . . . . . . . . . . . . . . Attorney at Law

Ronald L. Solomon. . . .Vice Chairman, President and Chief Executive Officer,
                                            First West Virginia Bancorp, Inc.

               Vice Chairman, Chief Executive Officer, Progressive Bank, N.A.

                             Vice Chairman, Progressive Bank, N.A. Buckhannon



                                          OFFICERS


George F. Beneke. . .. . . . . . . . . . . . . . . . . . . .Chairman Emeritus

Laura G. Inman. . . .. . . . . . . . . . . . . . . . . .Chairman of the Board

Ronald L. Solomon. .  . .Vice Chairman, President and Chief Executive Officer

Charles K. Graham. . . . . . . . . . . . . . .  . . Executive Vice President

Beverly A. Barker. . . . . . . . . . . . . .Senior Vice President, Treasurer

Francie P. Reppy. . . . . . . . . . . . . . . . . . . . . . . . . Controller

Connie R. Tenney. . . . . . . . . . . . . . . . . . . . . . . Vice President

David E. Yaeger. . . . . . . . . . . . . . . . . . . . . . . .Vice President

Stephanie A. LaFlam. . . . . . . . . . . . . . . . . . . . . . . . Secretary






                   -----------------------------------------------------

                      ----------------------------------------------------


                                       SUBSIDIARY
                                  Progressive Bank N.A.
                                   Wheeling, WV 26003

                DIRECTORS                                OFFICERS

George F. Beneke       James C. Inman, Jr.   R. Clark Morton, Chairman of the
Dr. Clyde D. Campbell  Laura G. Inman          Board
Robert R. Cicogna      H. Dennis Long        Ronald L. Solomon, Vice Chairman
Gary P. DeVendra       R. Clark Morton         & Chief Executive Officer
Sylvan J. Dlesk        Karl W. Neumann       Charles K. Graham, President
Charles K. Graham      William G. Petroplus  Beverly A. Barker, Executive
C. Gary Hill           Thomas L. Sable         Vice President/Cashier
Ben R. Honecker        Ronald L. Solomon     Laura G. Inman, Senior Vice
                                               President
                                             David E. Yaeger, Senior Vice
                                               President
                                             Francie P. Reppy, Controller
                                             Gary S. Martin, Vice President/
                                               Marketing Coordinator
                                             Brad D. Winwood, Vice President
                                             Stephanie A. LaFlam, Executive
                                               Secretary
            DIRECTORS EMERITI                Deborah A. Kloeppner, Assistant
                                               Vice President/Office Manager
                                               Bellaire
                                             Susan E. Reinbeau, Assistant
                                               Vice President/Office Manager
                                               Woodsdale
Harry N. Duvall        William T. Nickerson  Michele L. Stanley, Assistant
T. Stewart Hopkins     Edward P. Otte          Vice President/Human Resource
                                               Manager/Assistant Office
                                               Manager Warwood
                                             David E. Wharton, Assistant Vice
                                               President/Office Manager Warwood
                                             Harold O. Thomas, Senior
                                               Business Development Officer
                                             Bryan S. Ramsey, Business
                                               Development/Loan Officer
                                             Mitzi K. Mattern, Credit Card
                                               Manager/Office Manager Wellsburg
                                             Lisa M. Wagner, Office Manager
                                               Moundsville
                                             Robin L. Snyder, Operations
                                               Supervisor Wellsburg
                                             Laura K. Snedeker, Manager
                                               Bookkeeping/Proof Operations
                                             Debra M. Tomlin, Loan Officer


                                                      SUBSIDIARY
                                          Progressive Bank, N.A. - Buckhannon
                                                 Buckhannon, WV 26201


                DIRECTORS                                          OFFICERS

William L. Fury           Ronald L. Solomon       Dale F. Riggs, Chairman
Charles K. Graham         Douglas K. Stalnaker    Ronald L. Solomon, Vice
J. Burton Hunter, III     Douglas M. Stewart        Chairman Chief Executive
David R. Rexroad          Connie R. Tenney          Officer/Cashier/Secretary
Rickie E. Rice            J. David Thomas         Dempsey Richardson, II,
Dale F. Riggs                                       Executive Vice President
                                                  J. Burton Hunter, III,
                                                    Assistant Secretary
                                                  Debra A. Hamner, Office
                                                    Manager Weston


                       -----------------------------------------------------

                      Progressive Bank N.A. - Wheeling

(Photograph)                                   (Photograph)
[CAPTION]                                      [CAPTION]
Wellsburg Office                               Bellaire Office
Wellsburg, WV                                  Bellaire, OH

                        (Photograph)
                        [CAPTION]
                        Woodsdale Office
                        Wheeling, WV


(Photograph)                                   (Photograph)
[CAPTION]                                      [CAPTION]
Warwood Office                                 Moundsville Kroger Store Office
Wheeling, WV                                   Moundsville, WV



                      Progressive Bank, N.A. - Buckhannon

(Photograph)                                  (Photograph)
[CAPTION]                                     [CAPTION]
Buckhannon Office                             Weston Office
Buckhannon, WV                                Weston, WV

First West Virginia Bancorp, Inc. and Subsidiaries

Corporate Information
-----------------------------------------------------------------------



Corporate Office:

First West Virginia Bancorp, Inc.
1701 Warwood Avenue
Wheeling, WV 26003
(304) 277-1100

Transfer Agent:

Any inquiries related to stockholder records, stock transfers, changes of ownership, and changes of address should be sent to the transfer agent at the following address:

   Investor Relations Department
   Registrar and Transfer Company
   10 Commerce Drive
   Cranford, New Jersey  07016-9982
   (800)368-5948


Stock Trading Information:

First West Virginia Bancorp, Inc.'s common stock is traded on the American Stock Exchange, Inc. primary list under the symbol FWV.


Annual Meeting

The Annual Meeting of Stockholders will be held at 4:00 p.m., on Tuesday, April 11, 2000, at the Warwood Office of Progressive Bank, N.A., 1701 Warwood
Avenue, Wheeling, WV 26003


Form 10-K

Upon written request any shareholder of record on December 31, 1999, may obtain a copy of the Corporation's 1999 Form 10-K Report (to be filed with the Securities and Exchange Commission before March 31, 2000) by writing to the Secretary, First West Virginia Bancorp, Inc., 875 National Road, Wheeling, WV 26003