Form 10-K, Exhibit 13
period 2000-12-31
FIRST WEST VIRGINIA BANCORP INC
filed 2001-03-28
CIK 37049

                                  EXHIBIT 13.1

                          Annual Report to Shareholders

(FIRST WEST VIRGINIA BANCORP LETTERHEAD)
P.O. Box 6671
Wheeling, WV 26003



Dear Shareholders,

         I am pleased to present to you the 2000 Annual Report of First West Virginia Bancorp, Inc. Consolidated net income for 2000 was $2,325,906 or $1.51 per share, with a return on average assets of 1.14% and a return on average equity of 13.33%. Total assets for the Holding Company increased 9.9% over the prior year to $207,893,209 at December 31, 2000 as compared to $189,172,634 at December 31, 1999. Total stockholders' equity increased to $18,225,100, an increase of 13.5% over the $16,055,472 reported in 1999. The book value per share was $11.85 at December 31, 2000 as compared to $10.44 a year earlier.

         During 2000, the Board of Directors declared and paid cash dividends of $.64 per share compared to $.54 per share during 1999, which represents an increase of 18.5% over the prior year. Additionally, on October 12, 2000 the Board of Directors declared a 2% common stock dividend payable to shareholders of record as of December 1, 2000.

         In our continued commitment to grow and develop new market areas, Progressive Bank, N.A., a subsidiary bank of First West Virginia Bancorp, Inc., purchased from United National Bank the building and land of the Moundsville, West Virginia office, as well as the building, land and deposits of the New Martinsville, West Virginia office. Total deposits of the New Martinsville office are approximately $9.5 million. Both of these offices are scheduled to open during the first quarter of 2001. The acquisition of these two offices will add approximately $11.3 million in assets to the Holding Company. The Board of Directors has also approved plans for a new branch office in the Bethlehem section of Wheeling, West Virginia scheduled to open sometime in the third quarter of 2001. Investments into new market areas and communities remain a vital part of our sales, service and quality initiative.

         During the second quarter of 2000, the Board of Directors of First West Virginia Bancorp, Inc. elected S.J. "Dick" Dlesk to serve as its Vice Chairman of the Board. Mr. Dlesk has served the corporation as a board member of First West Virginia Bancorp, Inc. for the past eleven years. He has also been a member of the Board of Directors of Progressive Bank, N.A. since 1987. Mr. Dlesk, a local real estate developer and builder, is President of Dlesk Realty & Investments. We look forward to his experience, support, and dedication to the corporation.

         I would also like to take this opportunity to welcome Nada E. Beneke and Robert B. Hunnell, Jr. as new directors to the Progressive Bank, N.A. Board of Directors. Ms. Beneke has over ten years experience as a Registered Sanitarian with the Ohio County, Wheeling, West Virginia Health Department. Mr. Hunnell currently serves as President of Hunnell & Associates and Auto Choice in Moundsville, West Virginia. We are pleased to have them both as directors at the subsidiary bank.

         The history of First West Virginia Bancorp, Inc. has been built on a philosophy of safety and soundness, service and commitment to our customers and strategic growth. This approach has brought success to the Corporation and will continue to lead our community banks in the years ahead.

         Upon completion of my first year as President and Chief Executive Officer of your Company, I would like to express my sincere gratitude to our loyal customers and shareholders, as well as directors, officers and employees for their ongoing support. As always, your comments and suggestions are appreciated.

                                          Sincerely,

                                          /s/ Charles K. Graham

                                          Charles K. Graham
                                          President and Chief Executive Officer

--------------------------------------------------------------------------------

Table One
SELECTED  FINANCIAL  DATA
(In thousands, except per share data)
--------------------------------------------------------------------------------
                                               First West Virginia Bancorp, Inc.

                                                                     Years ended
                                                                     December 31,
                                              ---------------------------------------------------------
                                                2000         1999       1998         1997         1996
                                              ---------    --------    ---------    ---------  --------
SUMMARY OF OPERATIONS
   Total interest income                       $ 14,869    $ 13,207     $ 12,452     $ 11,507    $ 10,067
   Total interest expense                         7,155       5,602        5,324        4,745       3,925
   Net interest income                            7,714       7,605        7,128        6,762       6,142
   Provision for loan losses                        436         348          256          131          71
   Total other income                               880       1,073          787          639         568
   Total other expenses                           4,816       4,740        4,674        4,377       4,182
   Income before income taxes                     3,341       3,590        2,985        2,893       2,457
   Net income                                     2,326       2,450        2,033        1,931       1,644

PER SHARE DATA (1)
   Net income                                  $   1.51    $   1.59     $   1.32     $   1.25       $1.07
   Cash dividends declared                          .64         .54          .48          .43         .38
   Book value per share                           11.85       10.44        10.05         9.18        8.22

AVERAGE BALANCE SHEET SUMMARY
   Total loans, net                            $112,579    $105,775     $ 99,345     $ 86,609    $ 74,469
   Investment securities                         70,250      60,405       48,543       51,754      48,557
   Deposits - Interest Bearing                  155,172     141,768      127,520      120,589     112,768
   Stockholders' equity                          17,448      16,087       14,697       13,400      12,186
   Total Assets                                 203,529     183,436      164,630      153,290     137,810

BALANCE SHEET
   Investments                                 $ 72,945    $ 60,095     $ 54,735     $ 45,444    $ 50,440
   Loans                                        114,053     110,489      103,555       95,374      80,417
   Other Assets                                  20,895      18,589       13,105       15,325      13,689
                                               --------   ---------     --------     --------    --------
      Total Assets                             $207,893    $189,173     $171,395     $156,143    $144,546
                                               ========    ========     ========     ========    ========
   Deposits                                    $173,669    $161,558     $147,785     $137,045    $125,271
   Federal funds purchased and
      Repurchase Agreements                      14,526      10,274        6,994        4,075       5,931
   Other Liabilities                              1,473       1,285        1,155          894         695
   Shareholders' Equity                          18,225      16,056       15,461       14,129      12,649
                                               --------    --------     ----------   --------    --------
      Total Liabilities and
      Shareholders' Equity                     $207,893    $189,173     $171,395     $156,143    $144,546
                                               ========    ========     ========     ========    ========
SELECTED RATIOS
   Return on average assets                        1.14%       1.34%        1.23%        1.26%       1.19%
   Return on average equity                       13.33%      15.23%       13.83%       14.41%      13.49%
   Average equity to average assets                8.57%       8.77%        8.93%        8.74%       8.84%
   Dividend payout ratio (1)                      42.38%      33.96%       36.36%       34.40%      35.51%
   Loan to Deposit ratio                          65.67%      68.39%       70.07%       69.59%      64.19%

(1) Adjusted for the 2 percent common stock dividend to stockholders of record as of December 1, 2000, a 6 for 5 stock split in the effect of a twenty
     (20) percent common stock dividend, declared October 12, 1999 to shareholders of record as of November 1, 1999, a 4 percent common stock dividend to stockholders of record as of October 1, 1998, a 3 for 2 stock split in the effect of a fifty (50) percent common stock dividend to shareholders of record as of October 1, 1997, a 4 percent common stock dividend to stockholders of record as of December 2, 1996.

--------------------------------------------------------------------------------

                        First West Virginia Bancorp, Inc.
       Management's Discussion and Analysis of the Financial Condition and
                      Results of Holding Company Operations
         ---------------------------------------------------------------

First West Virginia Bancorp, Inc., a West Virginia corporation headquartered in Wheeling, West Virginia commenced operations in July 1973 and has two wholly-owned subsidiaries: Progressive Bank, N.A., which operates in Wheeling, Wellsburg, and Moundsville, West Virginia and Bellaire, Ohio; and Progressive Bank, N.A.-Buckhannon, which operates in Buckhannon and Weston, West Virginia. Following is a discussion and analysis of the significant changes in the financial condition and results of operations of First West Virginia Bancorp, Inc., (the Holding Company), and its subsidiaries for the years ended December 31, 2000, 1999 and 1998. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the Notes, thereto.

OVERVIEW

The Holding Company reported net income of $2,325,906 or $1.51 per share for the year ended December 31, 2000, compared to $2,450,381 or $1.59 per share for the year ended December 31, 1999. The decrease in net income during 2000 over 1999 was primarily attributable to a decrease in noninterest income and increases in noninterest expenses and the provision for loan losses, partially offset by an increase in net interest income. The decrease in noninterest income during 2000 results primarily from a non-recurring gain of $301,862 on the sale of building and land by the Holding Company in 1999.

Operational earnings were improved with net interest income increasing $109,155 or 1.4% during 2000 as compared to the same period in 1999. The increase in net interest income primarily results from an increase in the investment securities portfolio combined with the growth in the loan portfolio, which were offset by the increase in interest expense on savings and time deposits.

The Holding Company ended the year 2000 with total assets of $207,893,209 an increase of 9.9% over the $189,172,634 reported in 1999. Loans net of reserves increased in 2000 by $3,410,247 to $112,750,959, as compared to $109,340,712 reported at December 31, 1999. Total deposits increased in 2000 by $12,110,646, from $161,557,932 at December 31, 1999 to $173,668,578 at December 31, 2000,
primarily due to the increase in savings deposits and time deposits.

The allowance for loan losses amounted to $1,302,044 at December 31, 2000 or 1.1% of total loans, compared to $1,147,720 or 1.0% of total loans at December 31, 1999. Non-performing assets were $2,283,000 at December 31, 2000, as compared to $892,000 at December 31, 1999.

The Board of Directors declared and paid cash dividends of $.64 per share during 2000 as compared to $.54 in 1999. On October 12, 2000, the Board of Directors also declared a two percent (2%) common stock dividend to its shareholders of record as of December 1, 2000. Accordingly, 29,917 shares of common stock were issued on December 15, 2000.

Table One is a five-year summary of Selected Financial Data of the Holding Company. The sections that follow discuss in more detail the information summarized in Table One.

EARNINGS ANALYSIS

Net Interest Income

Net interest income, which is the difference between interest earned on loans and investments and interest paid on deposits and other liabilities, is the primary source of earnings for the Holding Company. Changes in the volume and mix of earning assets and interest bearing liabilities combined with changes in market rates of interest greatly effect net interest income. Tables Two and Three analyze the changes in net interest income for the three years ended December 31, 2000, 1999, and 1998.

Net interest income was $7,713,874 in 2000, an increase of $109,155 or 1.4%, from 1999, following an increase in 1999 of $476,447 or 6.7% from 1998. The increase in net interest income for 2000 was primarily attributable to the increase in the investment securities and the growth in the loan portfolio offset in part by the increase in interest expense on savings and time deposits.

The increase in the average volume of investment securities resulted in the overall increase in interest earned on investment securities during 2000. Interest income on investment securities during 2000 increased $772,583 or 22.3% over 1999. The increase in the average volume of investment securities primarily contributed to the increase in net interest income during 2000. The average volume of investment securities increased $9,845,000 in 2000. During 1999, the increase in the average volume of investment securities resulted in the overall increase in interest earned on investment securities. Interest income on investment securities during 1999 increased $556,580 or 19.2% from 1998. The average yield on investment securities increased .30%, from 5.73% in 1999 to 6.03% in 2000 and decreased .25% from 5.98% in 1998 to 5.73% in 1999.

--------------------------------------------------------------------------------

Table Two
Average Balance Sheets and Interest Rate Analysis (in thousands)


The following table presents an average balance sheet, interest earned on interest bearing assets, interest paid on interest bearing liabilities, average interest rates and interest differentials for the years ended December 31, 2000, 1999, and 1998. Average balance sheet information as of December 31, 2000, 1999, and 1998 was compiled using the daily average balance sheet. Loan fees and unearned discounts were included in income for average rate calculation purposes. Non-accrual loans were included in the average balance computations; however, no interest was included in income subsequent to the non-accrual status classification.

                                            December 31, 2000                December 31, 1999              December 31, 1998
                                        -----------------------------  ------------------------------  ----------------------------
                                        Average               Average   Average              Average    Average             Average
                                        Volume    Interest     Rate     Volume   Interest     Rate      Volume    Interest   Rate
                                        --------  --------    -------  -------   --------   --------   --------   --------  -------
                                                                              (expressed in thousands)
ASSETS:
Investment securities:
 U.S. Treasury and other U. S.
   Government agencies                  $ 54,626   $ 3,453    6.32%   $ 46,283   $ 2,799      6.05%   $ 38,387   $ 2,399     6.25%
 Obligations of states and
   political subdivisions                 12,431       576    4.63%     11,546       507      4.39%      8,155       382     4.68%
 Other securities                          3,193       209    6.55%      2,576       156      6.06%      2,001       124     6.20%
                                         -------   -------  -------    -------   -------    -------   --------   -------    -------
    Total Investment securities:          70,250     4,238    6.03%     60,405     3,462      5.73%     48,543     2,905     5.98%
Interest bearing deposits                  6,375       398    6.24%      3,861       195      5.05%      2,607       138     5.29%
Federal funds sold                         6,041       380    6.29%      4,923       244      4.96%      6,085       330     5.42%
Loans, net of unearned income            112,579     9,853    8.75%    105,775     9,306      8.80%     99,345     9,078     9.14%
                                         --------  -------  -------   ---------  --------   -------   --------  -------     ------
 Total earning assets                    195,245    14,869    7.62%    174,964    13,207      7.55%    156,580    12,451     7.95%

Cash and due from banks                    4,602                         4,628                           4,369
Bank premises and equipment                2,777                         2,994                           3,056
Other assets                               2,148                         2,005                           1,785
Allowance for possible loan losses        (1,243)                       (1,155)                         (1,160)
                                        --------                      ---------                       ---------
 Total Assets                           $203,529                      $183,436                        $164,630
                                        ========                      ========                        =========

LIABILITIES
Certificates of deposit                 $ 73,128   $ 4,065    5.56%   $ 67,309   $ 3,535      5.25%   $ 60,277   $ 3,356     5.57%
Savings deposits                          56,940     2,080    3.65%     48,752     1,368      2.81%     43,418     1,270     2.93%
Interest bearing demand deposits          25,104       374    1.49%     25,707       406      1.58%     23,825       471     1.98%
Federal funds purchased and
   Repurchase agreements                  14,067       637    4.53%      9,012       293      3.25%      6,600       227     3.44%
                                        ---------  -------   ------   --------   --------    ------   --------   -------    ------
 Total interest bearing liabilities      169,239     7,156    4.23%    150,780     5,602      3.72%    134,120     5,324     3.97%
Demand deposits                           15,301                        15,241                          14,720
Other liabilities                          1,541                         1,328                           1,093
                                        ---------                     --------                        ---------
 Total Liabilities                       186,081                       167,349                         149,933
STOCKHOLDERS' EQUITY                      17,448                        16,087                          14,697
                                        --------                      --------                        ---------
 Total Liabilities
    and Stockholders' Equity            $203,529                      $183,436                        $164,630
                                        ========                      ========                        ========

 Net yield on earning assets                       $ 7,713    3.95%              $ 7,605      4.35%              $ 7,127     4.55%
                                                   =======   ======              =======     =====               =======    ======

The fully taxable equivalent basis of interest income from obligations of states and political subdivisions has been determined using a combined Federal and State corporate income tax rate of 40% for 2000, 1999, and 1998, respectively. The effect of this adjustment is presented below (in thousands).

 Obligations of states and
   political subdivisions:
    Investment securities              $  12,431    $   925   7.44%   $  11,546   $   845      7.32%   $  8,155   $   637     7.81%
    Loans                                112,579     10,012   8.89%     105,775     9,434      8.92%     99,345     9,215     9.28%
                                       =========    =======   =====   =========   =======     ======   ========   =======    ======
 Total earning assets                  $ 195,245    $15,377   7.88%   $ 174,964   $13,673      7.81%   $156,580   $12,843     8.20%
                                       =========    =======   =====   =========   =======     ======   ========   =======    ======
 Taxable equivalent net yield on
 earning assets                                     $ 8,221   4.21%               $ 8,071      4.61%              $ 7,519     4.80%
                                                    =======   =====               =======     ======              =======    ======

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Table Three
Rate Volume Analysis of Changes in Interest Income and Expense
(in thousands)

The effect on interest income and interest expense for the years ended December 31, 2000, 1999, and 1998 due to changes in average volume and rate from the prior year, is presented below. The effect of a change in average volume has been determined by applying the average rate to the change in volume. The change in rate has been determined by applying the average volume in the earlier year by the change in rate. The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of change in each.


                                     2000 Compared to 1999              1999 Compared to 1998            1998 Compared to 1997
                                       Increase (Decrease)               Increase (Decrease)              Increase (Decrease)
                                        Due to Change in:                 Due to Change in:                Due to Change in:
                                  ------------------------------   ------------------------------    ----------------------------
                                                       Net                               Net                              Net
                                   Average           Increase      Average              increase      Average            increase
                                   Volume     Rate  (decrease)      Volume    Rate     (decrease)     Volume      Rate   (decrease)
                                   -------    ----  ---------      -------    ----     ----------     -------     ----   ----------
                                                                            (expressed in thousands)
INTEREST INCOME FROM:
---------------------
 U.S. Treasury and other
   U. S. Government agencies        $  505    $ 149   $   654      $   493    $ (93)     $ 400      $  (429)     $ (33)    $ (462)
 Obligations of states and
   political subdivisions               39       30        69          159      (34)       125          130        (12)       118
 Other securities                       37       16        53           36       (4)        32           53          2         55
 Interest bearing deposits             127       76       203           66       (8)        58          109          1        110
Federal funds sold                      55       81       136          (63)     (24)       (87)         (26)        (1)       (27)
Loans, net of unearned income          599      (52)      547          588     (360)       228        1,165        (15)     1,150
                                    ------    -----   -------      -------    -----      -----      -------      -----     ------
       Total interest earned         1,362      300     1,662        1,279     (523)       756        1,002        (58)       944


INTEREST EXPENSE ON:
--------------------
Time deposits                          305      225       530          392     (213)       179          273        138        411
   Savings deposits                    230      482       712          156      (58)        98           54        114        168
Interest bearing demand deposits        (9)     (23)      (32)          37     (102)       (65)          (5)       (33)       (38)
Federal funds purchased and
   Repurchase agreements               164      180       344           83      (17)        66           55        (17)        38
                                    ------    -----   -------      -------    -----      -----      -------      -----     ------
       Total interest paid             690      864     1,554          668     (390)       278          377        202        579
                                    ------    -----   -------      -------    -----      -----      -------      -----     ------
      Net interest differential     $  672    $(564)  $   108      $   611    $(133)     $ 478      $   625      $(260)    $  365
                                    ======    =====   =======      =======    =====      =====      =======      =====     ======


Presented below is the effect on volume and rate variances of the adjustment of interest income on obligations of states and political subdivisions to the fully taxable equivalent basis using a combined Federal and State corporate income tax rate of 40% for the years ended 2000, 1999, 1998, and 1997, respectively.

 Obligations of states and political subdivisions:
    Investment securities           $   65    $  15   $    80      $   265    $ (57)     $ 208      $  216       $ (19)    $  197

    Loans                              607      (29)      578          597     (378)       219       1,179          18      1,197
                                    ======    =====   =======      =======    =====      =====      ======       =====     ======
 Total interest earned              $1,396    $ 308   $ 1,704      $ 1,394    $(564)     $ 830      $1,102       $ (32)    $1,070
                                    ======    =====   =======      =======    =====      =====      ======       =====     ======

Net interest differential           $  706    $(556)  $   150      $   726    $(174)     $ 552      $  725       $(234)    $  491
                                    ======    =====   =======      =======    =====      =====      ======       =====     ======

-------------------------------------------------------------------------------

Interest and fees on loans and lease financing increased $547,098 or 5.9% from 1999 to 2000 and $227,345 or 2.5% from 1998 to 1999. The increased interest income on loans and lease financing for both years resulted from increases in the average loan volume of $6,804,000 in 2000 and $6,430,000 in 1999. Increases in residential real estate loans primarily contributed to the additional growth in the loan portfolio in 2000. During 1999, increases in residential real estate and commercial loans primarily contributed to the loan growth. The average yield on loans continued to decline in 2000, decreasing from 9.14% in 1998 to 8.80% in 1999 to 8.75% in 2000.

Interest expense in 2000 increased $1,553,565 or 27.7% from 1999, compared to an increase in 1999 of $278,121 or 5.2% from 1998. The increases in interest expense for both 2000 and 1999 were primarily the result of deposit growth. During 2000, the average volume of interest bearing deposits increased $13,404,000 or 9.5% as compared to 1999, and increased $14,248,000 or 11.2% in
1999 as compared to 1998. Average volume increases of interest bearing deposits during 2000 and 1999 were primarily the result of the growth in time deposits and savings deposits.

The average yield paid on interest bearing liabilities increased .51%, from 3.72% in 1999 to 4.23% in 2000, and followed a decrease of .25%, from 3.97% in 1998 to 3.72% in 1999. The increase in the average yield on interest bearing liabilities during 2000 was primarily the result of an increase in the interest rates paid combined with the increase in the average volume on savings deposits and time deposits. The decrease in the average yield on interest bearing liabilities during 1999 was primarily the result of a decrease in the interest rates paid on time deposits and interest bearing demand deposits.

The changes in the volume and mix of earning assets and interest bearing liabilities combined with the changes in the market rates of interest resulted in taxable equivalent net interest yields on average earning assets of 4.21% for 2000, as compared to 4.61% and 4.80% earned during 1999 and 1998, respectively.

Noninterest Income

Service charges and other fees represent the major component of noninterest income. These charges are earned from assessments made on checking and savings accounts. Service charges increased $26,656 in 2000, up 5.2%, from 1999, as compared to an increase of 3.7% from 1998 to 1999. The increase in service charges in both 2000 and 1999 was primarily due to an increase in the number of charges assessed on deposit accounts.

During 1999, noninterest income included a pre-taxable gain of $301,862 on the sale of the building and land by the Holding Company.

Sales of investment securities by the subsidiary banks are generally limited to the needs established under the liquidity policies. During 2000, the Holding Company recorded securities gains of $37,944 and securities losses of $14,508 and were attributable to sales of securities available for sale. In 1999, the subsidiary banks accounted for securities gains of $14,721 and securities losses of $13,086 and were attributable to sales of securities available for sale. Additionally, in 1999 the Holding Company accounted for securities gains of $11,526 and securities losses of $662 and were attributable to sales of marketable equity securities. During 1998, the Holding Company accounted for securities gains of $2,786 and securities losses of $1,608 and were attributable to sales of marketable equity securities. Other operating income represents fees from safe deposit box rentals, sales of checkbooks, sales of cashiers' checks and money orders, utility collections, ATM charges and card fees, home equity credit line fees, credit life commissions, credit card fees and commissions and various other charges and fees related to normal customer banking relationships. In 2000, other operating income was $321,274, an increase of $70,966 or 28.3% over 1999, and follows a decrease of $44,038, or 15.0%, over 1998. The increase in other operating income during 2000 results primarily from an increase in other credit card income and the increase in credit life commissions. Other operating income decreased during 1999 primarily from the decrease in other credit card income and a loss of lease income resulting from the sale of the building and land by the holding company.

Non-Interest Expense

Salary and employee benefits are the largest component of noninterest expense. Salary and employee benefits increased $105,695 or 4.3% in 2000 as compared to the same period in 1999. During 1999, salary and employee benefits increased $19,055 or .8% over 1998. The increase in salary and employee benefits in both 2000 and 1999 was primarily due to normal annual merit adjustments.


--------------------------------------------------------------------------------

Table Four
Investment Portfolio
(in  thousands)


The maturity distribution using book value including accretion of discounts and amortization of premiums (expressed in thousands) and approximate yield of investment securities at December 31, 2000 and December 31, 1999 are presented in the following table. Tax equivalent yield basis was used on tax exempt obligations. Approximate yield was calculated using a weighted average of yield to maturities.


                                                December 31, 2000                                 December 31, 1999
                                   ---------------------------------------------    ----------------------------------------
                                       Securities                Securities            Securities              Securities
                                   Held to Maturity          Available for Sale      Held to Maturity       Available for Sale
                                  --------------------      --------------------    --------------------      ----------------
                                    Amount       Yield       Amount        Yield      Amount       Yield      Amount       Yield
                                    ------       -----       ------        -----      ------       -----      ------       -----
U.S. Treasury and other U.S.
   Government Agencies

  Within One Year                   $    --        --%       $ 8,843       6.13%      $    --        --%       $ 4,504      5.25%
  After One But
     Within Five Years                   --        --         24,422       6.20            --        --         18,750      6.16
  After Five But
     Within Ten Years                    --        --          9,782       6.57            --        --         17,446      6.78
  After Ten Years                        --        --             --         --            --        --             --        --
                                    -------      ----        -------       ----       -------      ----        -------      ----
                                         --        --         43,047       6.27            --        --         40,700      6.33

States & Political Subdivisions

  Within One Year                     2,008      6.74             --         --         1,020      6.40             --        --
  After One But
     Within Five Years                3,745      6.28            985       7.39         3,626      6.67             --        --
  After Five But
     Within Ten Years                 5,029      6.52          1,066       6.93         5,467      6.64            507      7.59
  After Ten Years                        96      7.82             --         --           533      6.81             --        --
                                    -------      ----        -------       ----       -------      ----         ------      ----
                                     10,878      6.49          2,051       7.15        10,646      6.64            507      7.59

Corporate Debt Securities

  Within One Year                        --        --            100       8.44            --        --            --         --
  After One But
     Within Five Years                   --        --            492       7.36            --        --            102      8.42
                                    -------      ----        -------       ----       -------      ----        -------      ----
                                         --        --            592       7.54            --        --            102      8.42

Mortgage-Backed Securities               --        --         15,286       7.01            --        --          7,049      6.44

Equity Securities                        --        --          1,091       5.47            --        --          1,091      5.29
                                    -------      ----        -------       ----       -------      ----        -------      ----
  Total                             $10,878      6.49%       $62,067       6.48%      $10,646      6.64%       $49,449      6.34%
                                    =======      ====        =======       ====       =======      ====        =======      ====


-------------------------------------------------------------------------------

Non-Interest Expense Continued

The major components of other operating expenses include: stationery and supplies, directors' fees, service expense, postage and transportation, other taxes, advertising, and regulatory assessment and deposit insurance. Other operating expenses decreased $32,940 or 2.1% in 2000 over 1999 and increased $74,601 or 5.1% in 1999. The decrease in other operating expenses during 2000 was primarily due to the decrease in other expenses, stationery and supplies expense, and service expenses partially offset by the increase in advertising expense, regulatory assessments, and directors fees. In 1999, the increase in other operating expenses was primarily due to the increase in service expense, advertising and directors' fees offset in part by a decrease in stationery and supplies expense.

Income Taxes

Income tax expense for the period ended December 31, 2000 was $1,015,283, a decrease of $124,233 over 1999. The decrease was primarily due to the decrease in pre-taxable income of $248,708 in 2000 over 1999. Components of the income tax expense for December 31, 2000 were $867,442 for federal taxes and $147,841 for West Virginia corporate net income taxes. Income tax expense for the period ended December 31, 1999 increased by $187,713 over 1998.

For federal income tax purposes, tax-exempt income is based on qualified state, county, and municipal bonds and loans. Tax-exempt income was $761,821 in 2000; $698,249 in 1999; and $586,837 in 1998. The state of West Virginia recognizes tax-exempt income based on the average of certain investments and loans held during the tax reporting period. Nontaxable items included are federal obligations and securities, obligations of West Virginia and West Virginia political subdivisions, investments of loans primarily secured by liens or security agreements on residential property and other real estate in the form of a mobile home, modular home or double-wide located in West Virginia. Nontaxable West Virginia income attributable to the foregoing items was approximately $1,631,000 in 2000; $1,592,000 in 1999; and $1,211,000 in 1998.

Federal income tax rates and West Virginia corporate net income tax rates were consistent at 34% and 9%, respectively, for the years ended December 31, 2000, 1999 and 1998. Additional information regarding income taxes is contained in
Note 7 to the Consolidated financial statements.

Balance Sheet Analysis
Investments

Investment securities increased $12,849,357 or 21.4% from $60,095,424 at December 31, 1999, to $72,944,781 at December 31, 2000 and followed an increase of $5,360,024 or 9.8% from $54,735,400 at December 31, 1998 to $60,095,424 at
December 31, 1999. The increases in investment securities at December 31, 2000 and 1999 were primarily the result of increased deposit growth.

The investment portfolio is managed to attempt to achieve an optimum mix of asset quality, liquidity and maximum yield on investment. The investment portfolio consists of U.S. Treasury securities, U.S. Government agency and corporation securities, obligations of states and political subdivisions, corporate debt securities, mortgage-backed securities and equity securities. Taxable securities comprised 84.3% of total securities at December 31, 2000, as compared to 81.4% at December 31, 1999. Other than the normal risks inherent in purchasing U.S. Treasury securities, U.S. Government agency and corporation securities, and obligations of states and political subdivisions, i.e., interest rate risk, management has no knowledge of other market or credit risk involved in these investments. The Holding Company does not have any high risk hybrid/derivative instruments.

Investment securities that are classified available for sale are available for sale at any time based upon management's assessment of changes in economic or financial market conditions. These securities are carried at market value and the unrealized holding gains and losses, net of taxes, are reflected as a separate component of stockholders' equity until realized. Available for sale securities, at market value increased $12,617,303 or 25.5% from 1999, and represented 85% of the investment portfolio at December 31, 2000. The increase in the available for sale securities was primarily due to the purchase of mortgage backed securities. Investment securities held to maturity are securities purchased with the intent and ability to hold until their maturity. Securities classified as held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts. The held to maturity securities increased $232,054 or 2.2% from 1999 and represented 15% of the investment portfolio as of December 31, 2000. The increase in the held to maturity securities was primarily the result of purchases of municipal securities.

As the investment portfolio consists primarily of fixed rate debt securities, changes in the market rates of interest will affect the carrying value of securities available for sale, adjusted upward or downward under the requirements of FAS 115 and represent temporary adjustments in value. The carrying values of securities available for sale were decreased by $60,128 at December 31, 2000 and decreased by $1,380,468 at December 31, 1999. The market value of securities classified as held to maturity was above book value by $42,633 at December 31, 2000 and below book value by $209,270 at December 31, 1999.

--------------------------------------------------------------------------------
Table Five
Loan Portfolio -  Maturities and sensitivities of Loans to Changes in
                  Interest Rates

The following table presents the contractual maturities of loans other than installment loans and residential mortgages for all banks as of December 31, 2000 and December 31, 1999 (in thousands):

                                             December 31, 2000
                                ---------------------------------------------
                                                After one
                                In one          Year Through      After
                                Year or Less    Five Years        Five Years
                                ------------    ------------      ----------
  Commercial                      $    746        $  5,815         $  7,284
  Real Estate - construction           119              --               --
                                  --------        --------         --------
     Total                        $    865        $  5,815         $  7,284
                                  ========        ========         ========


                                             December 31, 1999
                                ---------------------------------------------
                                                After one
                                In one          Year Through      After
                                Year or Less    Five Years        Five Years
                                ------------    ------------      ----------
  Commercial                      $    712        $  7,564         $ 5,266
  Real Estate - construction            73              --              --
                                  --------        --------         -------
     Total                        $    785        $  7,564         $ 5,266
                                  ========        ========         =======

The following table presents an analysis of fixed and variable rate loans as of December 31, 2000 and December 31, 1999 along with the contractual maturities of loans other than installment loans and residential mortgages (in thousands):

                                             December 31, 2000
                                ---------------------------------------------
                                                After one
                                In one          Year Through      After
                                Year or Less    Five Years        Five Years
                                ------------    ------------      -----------
  Fixed Rates                     $    802        $  4,380         $   638
  Variable Rates                        63           1,435           6,646
                                  --------        --------         -------
     Total                        $    865        $  5,815         $ 7,284
                                  ========        ========         =======

                                             December 31, 1999
                                ---------------------------------------------
                                                After one
                                In one          Year Through      After
                                Year or Less    Five Years        Five Years
                                ------------    ------------      -----------
  Fixed Rates                     $    586        $  5,564         $ 1,150
  Variable Rates                       199           2,000           4,116
                                  ---------       --------         -------
     Total                        $    785        $  7,564         $ 5,266
                                  =========       ========         =======

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Loans

Loans, net of unearned income, increased $3,564,571 or 3.2% from 1999, and follows an increase in 1999 of $6,933,113 or 6.7% from 1998. The additional growth in the loan portfolio during 2000 was primarily in residential real estate loans which increased approximately $3,062,000. In 1999, the loan growth can be attributed primarily to increases in residential real estate loans and commercial loans which increased approximately $4,623,000 and $3,633,000, respectively. Residential real estate loans increased primarily as a result of new purchases and refinancing due to offering competitive mortgage rates and local servicing. Real estate residential loans which include real estate construction, real estate farmland, and real estate residential loans comprised thirty-eight percent (38%) of the loan portfolio. Commercial loans which include real estate secured by non-farm, non-residential and commercial and industrial loans comprised thirty-seven percent (37%) of the loan portfolio. Installment loans comprised twenty-one percent (21%) of the loan portfolio. Other loans which include non-rated industrial development obligations, direct financing leases and other loans comprised four percent (4%) of the loan portfolio. The changes in the composition of the loan portfolio from 1999 to 2000 were a 2% increase in real estate residential loans, a 1% increase in other loans, a 1% decrease in installment loans and a 1% decrease in commercial loans. From 1998 to 1999, the changes in the composition of the loan portfolio were a 2% increase in real estate residential loans, a 1% increase in commercial loans, a 2% decrease in installment loans and a 1% decrease in other loans.

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

Total non-performing loans were $2,283,000 at December 31, 2000 as compared with $892,000 at December 31, 1999. The increase in non-performing loans in 2000 was primarily due to an increase in non-accrual loans and loans past due 90 days or more. Non-accrual loans were $1,248,000 or 1.1% of total loans outstanding as of December 31, 2000, as compared to $573,000 or .5% at December 31, 1999. The non-accrual loans in 2000 primarily were commercial loans which are secured by collateral believed to have adequate values to cover the outstanding loan balances. Loans past due 90 days or more were $904,000 or .8% of total loans outstanding as of December 31, 2000, as compared to $319,000 or .3% at December 31, 1999. Loans past due 90 days or more at year-end were primarily commercial real estate loans. There were no loans classified as renegotiated at December 31, 2000 and 1999. Other real estate amounted to $131,000 at December 31, 2000. There was no other real estate owned at December 31, 1999. Management continues to monitor the nonperforming assets to ensure against deterioration in collateral values.

Allowance for Loan Losses

The corporation maintains an allowance for loan losses to absorb probable loan losses. Table Seven presents a five-year summary of the Allowance for Loan Losses. The allowance for loan losses represented 1.1% and 1.0% of outstanding loans as of December 31, 2000 and 1999, respectively. Net loan charge-offs were $282,176 in 2000, compared to $323,192 in 1999 and $350,851 in 1998. The net loan charge-offs in 2000 were primarily installment and commercial loans. In 1999 and 1998 the net loan charge-offs were primarily in installment loans. Personal bankruptcies have contributed to the increase in net charge-offs on consumer type loans over the past several years.

The provision for possible loan losses was $436,500 in 2000 compared to $348,000, and $256,000 in 1999 and 1998, respectively. Although the net loan charge-offs decreased in 2000, the increase in non-performing assets combined with the additional loan growth prompted the increase in the provision for loan losses.

The corporation has allocated the allowance for possible loan losses to specific portfolio segments based upon historical net charge-off experience, changes in the level of nonperforming assets, local economic conditions and management experience as presented in Table Eight.

The Corporation has historically maintained the allowance for loan losses at a level greater than actual charge-offs. In determining the allocation of the allowance for possible loan losses, charge-offs for 2001 are anticipated to be within the historical ranges. Although a subjective evaluation is determined by management, the corporation believes it has appropriately assessed the risk of loans in the loan portfolio and has provided for an allowance which is adequate based on that assessment. Because the allowance is an estimate, any change in the economic conditions of the corporation's market area could result in new estimates which could affect the corporation's earnings. Management monitors the quality of the loan portfolio through reviews of past due loans and all significant loans which are considered to be potential problem loans on a monthly basis. The internal loan review function provides for an independent review of commercial, real estate, and installment loans in order to measure the asset quality of the portfolio. Management's review of the loan portfolio has not indicated any material loans, not disclosed in the accompanying tables and discussions which are known to have possible credit problems that cause management to have serious doubts as to the ability of each borrower to comply with their present loan repayment terms.

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

Table Six
Risk Elements

Loans which are in the process of collection, but are contractually past due 90 days or more as to interest or principal, renegotiated, non-accrual loans and other real estate are as follows ( in thousands):

                                                       December 31,
                              ---------------------------------------------------------------
                                2000         1999          1998           1997        1996
Past Due 90 Days or More:
  Real Estate - residential    $    48       $   66       $   76        $   45       $  250
  Commercial                       711           11            4            70            2
  Installment                      145          242          188           104           48
                               -------       ------       ------        ------       ------
                               $   904       $  319       $  268        $  219       $  300
                               -------       ------       ------        ------       ------
Non-accrual:
  Real Estate - residential    $    14       $   17       $  106        $  139       $   26
  Commercial                     1,202          440          184           353          299
  Installment                       32          116          106            48           28
                               -------       ------      -------        ------       ------
                               $ 1,248       $  573       $  396        $  540       $  353
                               -------       ------       ------        -------      ------
Other Real Estate              $   131       $   --       $   --        $   80       $   49
                               -------       ------       ------        ------       ------

Total non-performing assets    $ 2,283       $  892       $  664        $  839       $  702
                               =======       ======       =======       ======       ======

Total non-performing assets
   to total loans and
   other real estate              2.00%        0.81%        0.64%         0.88%        0.87%


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

The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was approximately $42,200 and $43,000 for the periods ended December 31, 2000 and 1999, respectively.

As of December 31, 2000, there are no loans known to management other than those previously disclosed about which management has any information about possible credit problems of borrowers which causes management to have serious doubts as to the borrower's ability to comply with present loan repayment terms.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Table Seven
Analysis of Allowance for Possible Loan Losses

The following table presents a summary of loans charged off and recoveries of loans previously charged off by type of loan (in thousands).

                                                          Summary of Loan Loss Experience
                                         --------------------------------------------------------------------
                                                                   December 31,
                                         ---------------------------------------------------------------------
                                          2000          1999            1998            1997           1996
Balance at Beginning of period
  Allowance for Possible
     Loan Losses                       $   1,148     $   1,123       $   1,218       $   1,160       $   1,149
Loans Charged Off:
  Real Estate - residential                   20            14              65              18              35
  Commercial                                 107            16             134              --              --
  Installment                                189           315             173              67              49
                                       ---------     ---------       ---------       ---------       ---------
                                             316           345             372              85              84

Recoveries:
  Real Estate - residential                   --            --               5              --              --
  Commercial                                   5            --              --               3               1
  Installment                                 29            22              16               9              24
                                       ---------     ---------       ---------       ---------       ---------
                                              34            22              21              12              25

Net Charge-offs                              282           323             351              73              59
Additions Charged to Operations              436           348             256             131              70
                                       ---------     ---------       ---------       ---------       ---------
Balance at end of period:              $   1,302     $   1,148       $   1,123       $   1,218       $   1,160
                                       =========     =========       =========       =========       =========

Average Loans Outstanding              $ 112,579     $ 105,775       $  99,345       $  86,609       $  74,469
                                       =========     =========       =========       =========       =========
Ratio of net charge-offs
   to Average loans
  outstanding for the period                0.25%         0.31%           0.35%           0.08%           0.08%

Ratio of the Allowance for Loan
  Losses to Loans Outstanding for
   the period                               1.14%         1.04%           1.08%           1.28%           1.44%


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

The following table presents an allocation of the allowance for possible loan losses at each of the five year periods ended December 31, 2000 ( expressed in thousands). The allocation presented below is based on the historical average of net charge offs per category combined with the change in loan growth and management's review of the loan portfolio.

                                                            December 31,
                 --------------------------------------------------------------------------------------------
                       2000                1999                 1998                 1997                1996
                 -----------------   -----------------    -----------------    ----------------    -----------------
                          Percent             Percent              Percent              Percent             Percent
                          of loans            of loans             of loans             of loans            of loans
                          in each             in each              in each              in each             in each
                          category            category             category             category            category
                          to total            to total             to total             to total            to total
                 Amount   loans      Amount   loans       Amount   loans       Amount   loans      Amount   loans
                 -------  --------   -------  --------    -------  --------    ------   --------   -------  --------
Real estate -
  residential    $  241     37.9%   $  238     36.2%      $  208      34.2%    $  202     34.6%    $  192      36.5%
Commercial          549     37.0       490     38.7          490      37.8        622     38.0        619      39.1
Installment         492     20.9       400     22.2          374      23.8        343     23.6        298      21.6
Others               20      4.2        20      2.9           20       4.2         20      3.8         20       2.8
Unallocated          --       --        --       --           31        --         31       --         31        --
                 ------    -----    ------    -----       ------    -----      ------    -----     ------     ------
Total            $1,302    100.0%   $1,148    100.0%      $1,123    100.0%     $1,218    100.0%    $1,160     100.0%
                 ======    =====    ======    =====       ======    =====      ======    =====     ======     ======

--------------------------------------------------------------------------------

Deposits

A stable core deposit base is the major source of funds for Holding Company subsidiaries. The deposit mix depends upon many factors including competition from other financial institutions, depositor interest in certain types of deposits, changes in the interest rate and the corporation's need for certain types of deposit growth. Total deposits were $173,668,578 at December 31, 2000 as compared to $161,557,932 at December 31, 1999, an increase of 7.5%, and follows an increase of 9.3% between 1999 and 1998. The increase in total deposits during 2000 and 1999 was primarily in savings deposits and time deposits. Savings deposits increased by $7,071,251 or 13.4% during 2000, and follows an increase of $7,596,879 or 16.8% in 1999. The growth in savings deposits was mainly due to the increase in the demand for the Progressive Gold money market product by depositors. Time deposits grew by $3,207,025 or 4.6% in 2000, and follows an increase of $7,706,257 or 12.4% in 1999. Time deposits of $100,000 or more increased approximately $1,853,000 at December 31, 2000 as compared to December 31, 1999. The increase in time deposits was primarily the result of special promotions offered by the subsidiary banks throughout 2000 and 1999. At December 31, 2000, noninterest bearing deposits comprised 10% of total deposits and interest bearing deposits which include NOW, money market, savings and time deposits comprised 90% of total deposits. The change in the deposit mix from December 31, 1999 to December 31, 2000 was a 1% increase in noninterest bearing deposits and a 1% decrease in interest bearing deposits.

Federal Funds Purchased and Repurchase Agreements

Federal funds purchased and repurchase agreements are short-term borrowings of which repurchase agreements represent the largest component. Repurchase agreements were $14,526,328 at December 31, 2000, an increase of $4,602,403 over 1999. The increase in repurchase agreements in 2000 was primarily due to an increase in balances maintained by existing commercial customers.


Capital Resources

A strong capital base is vital to continued profitability because it promotes depositor and investor confidence and provides a solid foundation for future growth. Stockholders' equity increased 8.4% in 2000 entirely from current earnings after quarterly dividends, and an increase of 5.1% resulting from the effect of the change in the net unrealized loss on securities available for sale. The increase in stockholders' equity in 2000 follows an increase of 10.4% in 1999 entirely from current earnings after quarterly dividends, and a decrease of 6.6% resulting from the effect of the change in the net unrealized loss on securities available for sale. Stockholders' equity amounted to 8.8% and 8.5% of total assets at the end of 2000 and 1999, respectively.

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

On October 12, 2000, the Holding Company declared a two percent common stock dividend to stockholders of record on December 1, 2000. Accordingly, 29,917 shares of common stock were issued on December 15, 2000. The Holding Company declared a 6 for 5 stock split in the form of a 20% common stock dividend on October 12, 1999 to stockholders of record as of November 1, 1999. As a result, 251,274 shares were issued on November 18, 1999.

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

The information presented in the following Interest Rate Risk table contains assumptions and estimates used by management in determining repricing characteristics and maturity distributions. As noted in the following table, the cumulative gap at one year is approximately $12,953,000, which indicates the corporation's earning assets are more than interest bearing liabilities at December 31, 2000. As the table presented is as of a point in time and conditions change on a daily basis, any conclusions made may not be indicative of future results.


Interest Rate Risk Table  -  December 31, 2000

                                    (less                            (greater      Non-
                                    than) 3     4 - 12      1 - 3      than) 3     Interest
                                    Months      Months      Years      Years       Bearing       Total
                                    -------     -------     ------    --------     -------      -------
ASSETS:
Interest Bearing Due From Banks    $  7,491    $            $           $          $            $  7,491
Fed Funds Sold                        4,396                                                        4,396
Investments                          28,084     14,710       15,174      15,036         (59)      72,945
Loans                                22,749     29,339       31,140      29,667       1,158      114,053
Other Assets                                                                         10,310       10,310
Allowance for Loan
 and Lease Losses                                                                   (1,302)      (1,302)
                                   --------    -------      -------     -------    --------     --------
TOTAL ASSETS:                      $ 62,720    $44,049      $46,314     $44,703    $ 10,107     $207,893
                                   ========    =======      =======     =======    ========     ========

NOW and Savings                    $ 1,164     $ 4,456      $ 6,099     $40,285    $            $ 52,004
MMDA                                31,996                                                        31,996
CD's < 100,000                       9,639      20,337       22,164       3,555                   55,695
CD's > 100,000                       4,900       6,798        5,380         378                  17,456
Demand Deposits                                                                      16,518       16,518
Other Liabilities                                                                     1,473        1,473
Repurchase Agreements               14,526                                                        14,526
Stockholders' Equity                                                                 18,225       18,225
                                   -------     -------      -------     -------     -------     --------
TOTAL LIABILITIES
    AND CAPITAL:                   $62,225     $31,591      $33,643     $44,218    $ 36,216     $207,893
                                   =======     =======      =======     =======    ========     ========
GAP                                    495      12,458       12,671         485     (26,109)
GAP/ Total Assets                      .24%       5.99%        6.09%        .23%     (12.56%)
Cumulative GAP                         495      12,953       25,624      26,109           0
Cumulative GAP/Total Assets            .24%       6.23%       12.33%      12.56%       0.00%

The above analysis contains repricing and maturity assumptions and estimates used by management.
--------------------------------------------------------------------------------

Liquidity

Liquidity management ensures that funds are available to meet loan commitments, deposit withdrawals, and operating expenses. Funds are provided by loan repayments, investment securities maturities, or deposits, and can be raised by liquidating assets or through additional borrowings. The Holding Company had investment securities with an estimated market value of $62,066,615 classified as available for sale at December 31, 2000. These securities are available for sale at any time based upon management's assessment in order to provide necessary liquidity should the need arise. In addition, the Holding Company's subsidiary banks, Progressive Bank, N.A., and Progressive Bank, N.A.- Buckhannon, are members of the Federal Home Loan Bank of Pittsburgh (FHLB). Membership in the FHLB provides an additional source of short-term and long-term funding, in the form of collateralized advances. At December 31, 2000, the subsidiary banks had unused lines of credit available with the FHLB in the aggregate amount of $10,296,000. There were no borrowings outstanding pursuant to these agreements as of December 31, 2000.

At December 31, 2000 and December 31, 1999, the Holding Company had outstanding loan commitments and unused lines of credit totaling $14,307,000 and $11,071,000, respectively. As of December 31, 2000, management placed a high probability for required funding within one year of approximately $10,790,000. Approximately $3,106,000 is principally unused home equity and credit card lines on which management places a low probability for required funding.

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

                                      Stock Prices
                                          Low            High
                   2000
               4th Quarter             $ 13.00         $ 14.63
               3rd Quarter             $ 13.88         $ 14.50
               2nd Quarter             $ 14.25         $ 15.50
               1st Quarter             $ 15.13         $ 16.50

                   1999
               4th Quarter             $ 16.10         $ 18.00
               3rd Quarter             $ 16.40         $ 17.80
               2nd Quarter             $ 17.00         $ 18.40
               1st Quarter             $ 18.40         $ 22.40

Recent Accounting Pronouncements


In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 provides accounting and reporting standards for derivatives instruments, including certain derivative instruments embedded in other contracts, by requiring the recognition of those items as assets or liabilities in the statement of financial position, recorded at fair value. SFAS No. 133 precludes a held-to-maturity security from being designated as a hedge item. However, at the date of initial application of SFAS No. 133, an entity is permitted to transfer any held-to-maturity security into the available-for-sale or trading categories. The unrealized holding gain or loss on such transferred securities shall be reported consistent with the requirements of SFAS No. 115, "Accounting for Certain Investment in Debt and Equity Securities." Such transfers do not raise an issue regarding an entity's intent to hold other debt securities to maturity in the future. The FASB has also issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective date of FASB Statement No. 133." SFAS No. 137 defers the effective date of SFAS No. 133 to be effective for all fiscal quarters beginning after June 15, 2000. Earlier adoption is permitted for any fiscal quarter that begins after the issue date of SFAS No. 133. The adoption of SFAS No. 133 did not have a material impact on the Company.

The FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." SFAS No. 138 addresses a limited number of issues causing implementation difficulties for numerous entities that have adopted SFAS No. 133 and amends the accounting and reporting standards for SFAS No. 133 for certain derivative instruments and certain hedging activities as indicated in the statement. The effective date of this statement is concurrent with the effective date of SFAS. No. 133 (deferred by SFAS No. 137), which is for all fiscal quarters beginning after June 15, 2000. The adoption of SFAS No. 138 did not have a material impact on the Company.

FASB recently issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 replaces SFAS No. 125 and revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS 125's provisions without reconsideration. Under SFAS No. 140, after a transfer of financial assets, an entity must recognize the financial and servicing assets it controls and the liabilities it has incurred, and derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchanged. This Statement is generally effective for activity occurring after March 31, 2001. Earlier or retroactive application of this Statement is not permitted. Management believes that the adoption of SFAS No. 140 will not have a material impact on the Company.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
First West Virginia Bancorp, Inc.
Summarized Quarterly Financial Information
--------------------------------------------------------------------------------

   A summary of selected quarterly financial information follows:

                                        First          Second           Third          Fourth
          2000                         Quarter         Quarter         Quarter         Quarter
                                      ----------      ----------      ----------      ----------
   Total interest income              $3,497,338      $3,652,438      $3,830,686      $3,888,939
   Total interest expense              1,592,567       1,717,471       1,880,663       1,964,826
   Net interest income                 1,904,771       1,934,967       1,950,023       1,924,113
   Provision for loan losses              97,500          97,500         100,500         141,000
   Investment Securities Gain (Loss)      23,443               0               0               4
   Total other income                    207,183         191,360         231,450         226,688
   Total other expenses                1,227,411       1,204,469       1,204,439       1,179,994
   Income before income taxes            810,486         824,358         876,534         829,811
   Net income                            559,543         584,860         603,940         577,563
   Net income per share (1)                  .36             .38             .39             .38

                                        First          Second           Third          Fourth
          1999                         Quarter         Quarter         Quarter         Quarter
                                      ----------       ---------      ----------      ----------
   Total interest income              $3,117,090      $3,220,452      $3,455,711      $3,413,428
   Total interest expense              1,321,239       1,340,768       1,440,894       1,499,061
   Net interest income                 1,795,851       1,879,684       2,014,817       1,914,367
   Provision for loan losses              76,500          76,500          97,500          97,500
   Investment Securities Gain (Loss)       9,153           3,312              54             (20)
   Total other income                    198,994         479,611         199,019         183,297
   Total other expenses                1,133,286       1,177,455       1,284,423       1,145,078
   Income before income taxes            794,212       1,108,652         831,967         855,066
   Net income                            548,216         744,190         566,517         591,458
   Net income per share (1)                  .36             .48             .37             .38

                                        First          Second           Third           Fourth
          1998                         Quarter         Quarter         Quarter          Quarter
                                      ----------      ----------      ----------       ----------
   Total interest income              $3,017,292      $3,062,636      $3,148,133      $3,224,052
   Total interest expense              1,276,939       1,325,792       1,363,263       1,357,847
   Net interest income                 1,740,353       1,736,844       1,784,870       1,866,205
   Provision for loan losses              46,500          56,500          76,500          76,500
   Investment Securities Gain (Loss)      (1,608)             --           2,786              --
   Total other income                    191,504         183,293         215,373         195,010
   Total other expenses                1,109,594       1,125,921       1,172,069       1,266,218
   Income before income taxes            774,155         737,716         754,460         718,497
   Net income                            519,740         501,192         515,715         496,378
   Net income per share (1)                  .34             .33             .33             .32

   (1) Adjusted for the 2 percent common stock dividend to stockholders of record as of December 1, 2000, a 6 for 5 stock split in the effect of a twenty (20) percent common stock dividend, declared October 12, 1999 to shareholders of record as of November 1, 1999, and a 4 percent common stock dividend to stockholders of record as of October 1, 1998.

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




--------------------------------------------------------------------------------

SNODGRASS
Certified Public Accountants



                          Independent Auditor's Report
                          ----------------------------

Board of Directors
First West Virginia Bancorp, Inc.
Wheeling, West Virginia

We have audited the accompanying consolidated balance sheets of First West Virginia Bancorp, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First West Virginia Bancorp, Inc. and subsidiaries at December 31, 2000 and 1999, and the results of its operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.



/s/S. R. Snodgrass, A.C.

Wheeling, West Virginia
January 23, 2001




S.R. Snodgrass, A.C.
980 National Road Wheeling, WV 26003-6400
Phone: 304-233-5030  Facsimile: 304-233-3062

              First West Virginia Bancorp, Inc. and Subsidiaries
                         CONSOLIDATED BALANCE SHEETS

                                                                         December 31,
                                                                    2000               1999
                                                                ------------       ------------
                                  ASSETS

Cash and due from banks                                         $   4,944,650      $   5,335,861
Due from banks - interest bearing                                   7,491,600          6,478,406
                                                                -------------      -------------
     Total cash and cash equivalents                               12,436,250         11,814,267
Federal funds sold                                                  4,396,000          2,485,000
Investment securities:
  Available-for-sale (at fair value)                               62,066,615         49,449,312
  Held-to-maturity (fair value of $10,920,799
   and $10,436,842, respectively)                                  10,878,166         10,646,112
Loans, net of unearned income                                     114,053,003        110,488,432
Less allowance for possible loan losses                            (1,302,044)        (1,147,720)
                                                                -------------      -------------
     Net loans                                                    112,750,959        109,340,712
Premises and equipment, net                                         2,754,739          2,841,337
Accrued income receivable                                           1,543,124          1,356,419
Other assets                                                        1,067,356          1,239,475
                                                                -------------      -------------
     Total assets                                               $ 207,893,209      $ 189,172,634
                                                                =============      =============
                                 LIABILITIES

Noninterest bearing deposits:
  Demand                                                        $  16,518,451      $  14,780,305
Interest bearing deposits:
  Demand                                                           24,055,457         23,961,233
  Savings                                                          59,943,940         52,872,689
  Time                                                             73,150,730         69,943,705
                                                                -------------      -------------
     Total deposits                                               173,668,578        161,557,932
Federal funds purchased and repurchase agreements                  14,526,328         10,273,925
Accrued interest on deposits                                          598,235            499,352
Other liabilities                                                     874,968            785,953
                                                                -------------      -------------
     Total liabilities                                            189,668,109        173,117,162
                                                                -------------      -------------
                            STOCKHOLDERS' EQUITY

Common stock - 2,000,000 shares authorized at $5 par value:
   1,538,443 shares issued at December 31, 2000, and
   1,508,526 shares issued at December 31, 1999                     7,692,215          7,542,630
Surplus                                                             4,982,606          4,739,381
Retained earnings                                                   5,587,967          4,638,742
Accumulated other comprehensive income                                (37,688)          (865,281)
                                                                -------------      -------------
     Total stockholders' equity                                    18,225,100         16,055,472
                                                                -------------      -------------
     Total liabilities and stockholders' equity                 $ 207,893,209      $ 189,172,634
                                                                =============      =============


   The accompanying notes are an integral part of the financial statements.

              First West Virginia Bancorp, Inc. and Subsidiaries
                       CONSOLIDATED STATEMENTS OF INCOME

                                                         Year Ended December 31,
                                                 2000           1999           1998
                                             -----------     -----------   -----------
INTEREST INCOME
Interest and fees on loans
 and lease financing:
  Taxable                                    $ 9,614,503     $ 9,114,144     $ 8,873,747
  Tax-exempt                                     238,413         191,674         204,726
Investment securities:
  Taxable                                      3,666,022       2,917,399       2,494,614
  Tax-exempt                                     523,408         506,575         382,111
Dividends                                         44,940          37,813          28,482
Other interest income                            401,934         195,545         138,252
Interest on federal funds sold                   380,181         243,531         330,181
                                             -----------     -----------     -----------
     Total interest income                    14,869,401      13,206,681      12,452,113
                                             -----------     -----------     -----------
INTEREST EXPENSE
  Deposits                                     6,518,858       5,309,346       5,096,756
  Other borrowings                               636,669         292,616         227,085
                                             -----------     -----------     -----------
     Total interest expense                    7,155,527       5,601,962       5,323,841
                                             -----------     -----------     -----------
     Net interest income                       7,713,874       7,604,719       7,128,272

PROVISION FOR POSSIBLE LOAN LOSSES               436,500         348,000         256,000
                                             -----------     -----------     -----------
     Net interest income after provision
      for possible loan losses                 7,277,374       7,256,719       6,872,272
                                             -----------     -----------     -----------
NONINTEREST INCOME
  Service charges and other fees                 535,407         508,751         490,834
  Gain on sale of building and land                 --           301,862            --
  Securities gains (losses)                       23,447          12,499           1,178
  Other operating income                         321,274         250,308         294,346
                                             -----------     -----------     -----------
     Total noninterest income                    880,128       1,073,420         786,358
                                             -----------     -----------     -----------
NONINTEREST EXPENSE
  Salary and employee benefits                 2,539,612       2,433,917       2,414,862
  Net occupancy expense of premises              772,233         768,917         796,133
  Other operating expenses                     1,504,468       1,537,408       1,462,807
                                             -----------     -----------     -----------
     Total noninterest expense                 4,816,313       4,740,242       4,673,802
                                             -----------     -----------     -----------
     Income before income taxes                3,341,189       3,589,897       2,984,828

INCOME TAXES                                   1,015,283       1,139,516         951,803
                                             -----------     -----------     -----------
     Net income                              $ 2,325,906     $ 2,450,381     $ 2,033,025
                                             ===========     ===========     ===========
WEIGHTED AVERAGE SHARES OUTSTANDING            1,538,443       1,538,443       1,538,443
                                             ===========     ===========     ===========
EARNINGS PER COMMON SHARE                    $      1.51     $      1.59     $      1.32
                                             ===========     ===========     ===========

   The accompanying notes are an integral part of the financial statements.

               First West Virginia Bancorp, Inc. and Subsidiaries
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                         Accumulated
                                                                                            Other
                                         Common Stock                                       Compre-       Compre-
                                      --------------------                   Retained       hensive       hensive
                                        Shares     Stock         Surplus      Earnings      Income        Income          Total
                                      ---------   ----------   ----------   -----------   -----------    -----------    -----------
BALANCE, DECEMBER 31, 1997            1,209,085   $6,045,425   $3,764,000   $ 4,196,076   $   123,494                   $14,128,995
Comprehensive income
 Net income                                   -            -            -     2,033,025             -    $ 2,033,025      2,033,025
 Other comprehensive income,
  net of tax:
   Unrealized gains on securities
    net of reclassification
    adjustment (see disclosure)               -            -            -             -        36,554         36,554         36,554
                                                                                          -----------
         Comprehensive income                                                             $ 2,069,579
                                                                                          ===========
Cash dividend ($.48 per share)                -            -            -      (732,677)            -                      (732,677)
Cash paid in lieu of fractional
 shares on stock dividend                     -            -            -        (4,959)            -                        (4,959)
4% common stock dividend
 at fair market value                    48,167      240,835      975,381    (1,216,216)            -                             -
                                      ---------   ----------   ----------   -----------   -----------                   -----------
BALANCE, DECEMBER 31, 1998            1,257,252    6,286,260    4,739,381     4,275,249       160,048                    15,460,938
Comprehensive income
 Net income                                   -            -            -     2,450,381             -    $ 2,450,381      2,450,381
 Other comprehensive income,
  net of tax:
   Unrealized gains on securities
    net of reclassification
    adjustment (see disclosure)               -            -            -             -    (1,025,329)    (1,025,329)    (1,025,329)
                                                                                          -----------
         Comprehensive income                                                             $ 1,425,052
                                                                                          ===========
Cash dividend ($.54 per share)                -            -            -      (827,247)            -                      (827,247)
Cash paid in lieu of fractional
 shares on stock dividend                     -            -            -        (3,271)            -                        (3,271)
20% common stock dividend
 at par value                           251,274    1,256,370            -    (1,256,370)            -                             -
                                      ---------   ----------   ----------   -----------   -----------                   -----------
BALANCE, DECEMBER 31, 1999            1,508,526    7,542,630    4,739,381     4,638,742      (865,281)                   16,055,472
Comprehensive income
 Net income                                   -            -            -     2,325,906             -    $ 2,325,906      2,325,906
 Other comprehensive income,
  net of tax:
   Unrealized gains (losses)
    on securities net of
    reclassification adjustment
    (see disclosure)                          -            -            -            -        827,593        827,593        827,593
                                                                                          -----------
         Comprehensive income                                                             $ 3,153,499
                                                                                          ===========
Cash dividend ($.64 per share)                -            -            -      (980,542)            -                      (980,542)
Cash paid in lieu of fractional
 shares on stock dividend                     -            -            -        (3,329)            -                        (3,329)
 2% common stock dividend
 at par value                            29,917      149,585      243,225      (392,810)            -                             -
                                      ---------   ----------   ----------   -----------   -----------                   -----------
BALANCE, DECEMBER 31, 2000            1,538,443   $7,692,215   $4,982,606   $ 5,587,967   $   (37,688)                  $18,225,100
                                      =========   ==========   ==========   ===========   ===========                   ===========

                                                    2000          1999         1998
                                                 ----------   -----------  -----------
Disclosure of reclassification amount:
 Unrealized holding gains (losses)
  arising during period                           $842,290    $(1,017,495)   $37,296
 Less reclassification adjustment for
  gains (losses) included in net income             14,697          7,834        742
                                                  --------     ----------    -------
         Net unrealized gains (losses)
          on securities                           $827,593    $(1,025,329)   $36,554
                                                  ========     ==========    =======

    The accompanying notes are an integral part of the financial statements.

                First West Virginia Bancorp Inc. and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       Year Ended December 31,
                                                  2000            1999               1998
                                              -----------      -----------        -----------
OPERATING ACTIVITIES
Net income                                    $  2,325,906      $  2,450,381      $  2,033,025
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
  Provision for loan losses                        436,500           348,000           256,000
  Depreciation and amortization                    337,148           357,987           377,721
  Amortization (accretion) of
  investment securities, net                      (316,940)         (105,679)          (83,194)
  Investment security losses (gains)               (23,447)          (12,499)           (1,178)
  Gain on sale of building and land                   --            (301,862)             --
  Decrease (increase) in
  interest receivable                             (186,705)         (113,813)         (166,905)
  Increase (decrease) in interest payable           98,883            27,255            39,227
  Other, net                                      (231,613)          140,163           163,445
                                              ------------      ------------      ------------
Net cash provided by
 operating activities                            2,439,732         2,789,933         2,618,141
                                              ------------      ------------      ------------
INVESTING ACTIVITIES
Net (increase) decrease
 in federal funds sold                          (1,911,000)        1,607,000         2,840,000
Net (increase) decrease in loans,
 net of charge-offs                             (3,881,055)       (7,277,881)       (8,554,313)
Proceeds from sales of securities
 available-for-sale                                891,610         2,660,611             6,543
Proceeds from maturities of securities
 available-for-sale                             53,064,000        44,681,367        34,648,171
Proceeds from maturities of securities
 held-to-maturity                                1,637,000         2,716,000           976,000
Principal collected on mortgage-
 backed securities                               3,558,412         4,811,188         2,962,199
Purchases of securities available-
 for-sale                                      (68,471,833)      (59,728,039)      (40,194,992)
Purchases of securities held-
 to-maturity                                    (1,867,819)       (2,017,367)       (7,546,999)
Recoveries on loans previously
 charged-off                                        34,308            21,576            21,796
Purchases of premises and equipment               (250,550)         (110,881)         (493,316)
Proceeds from sales of premises
 and equipment                                        --             418,152              --
                                              ------------      ------------      ------------
     Net cash used in
      investing activities                     (17,196,927)      (12,218,274)      (15,334,911)
                                              ------------      ------------      ------------
FINANCING ACTIVITIES
Net increase in deposits                        12,110,646        13,773,113        10,740,006
Dividends paid                                    (983,871)         (830,518)         (737,635)
Increase (decrease ) in short-
 term borrowings                                 4,252,403         3,279,901         2,919,028
                                              ------------      ------------      ------------
     Net cash provided by
      financing activities                      15,379,178        16,222,496        12,921,399
                                              ------------      ------------      ------------
INCREASE IN CASH AND CASH EQUIVALENTS              621,983         6,794,155           204,629

CASH AND CASH EQUIVALENTS,
 BEGINNING OF YEAR                              11,814,267         5,020,112         4,815,483
                                              ------------      ------------      ------------
CASH AND CASH EQUIVALENTS,
 END OF YEAR                                  $ 12,436,250      $ 11,814,267      $  5,020,112
                                              ============      ============      ============

SUPPLEMENTAL DISCLOSURES
Cash paid for interest                        $  7,056,644      $  5,574,707      $  4,696,866
Cash paid for income taxes                       1,213,168         1,190,631         1,081,701


    The accompanying notes are an integral part of the financial statements

               First West Virginia Bancorp, Inc. and Subsidiaries
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

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

Investment Securities
----------------------

Investment securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. The Corporation uses the interest method to amortize premiums and accrete discounts. All other securities are classified as available-for-sale and carried at fair value, with net unrealized gains and losses included in stockholders' equity on an after-tax basis. The Corporation does not currently conduct short term purchase and sale transactions of investment securities which would be classified as trading securities.

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

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

Stock Dividends
---------------

On September 8, 1998, the Corporation declared a 4% stock dividend to stockholders of record on October 1, 1998. On October 12, 1999, the Corporation declared a 20% stock dividend to stockholders of record on November 1, 1999. On October 12, 2000, the Corporation declared a 2% stock dividend to stockholders of record on December 1, 2000. All common share data includes the effect of the stock dividends.


Purchase Method of Accounting
-------------------------------

Net assets of organizations acquired in purchase transactions are recorded at fair value at the date of the transaction. The cost of core deposits and the excess of cost over net assets of affiliates purchased is being amortized over a ten year period on the straight-line method. Annual amortization expense was approximately $4,000 in 1998. There was no amortization expense in 2000 and 1999.

Reclassifications
------------------

Certain prior year amounts have been reclassified to conform to the 2000 presentation.

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 2 - INVESTMENT SECURITIES

   The estimated fair values of investment securities are as follows at December 31, 2000 and 1999:


                                                                                 December 31, 2000
                                                            ---------------------------------------------------------
                                                                                Gross         Gross         Estimated
                                                             Amortized       Unrealized    Unrealized         Market
                                                                Cost            Gains        Losses           Value
                                                            -------------   -------------  -----------     -----------
   Securities held to maturity:                                              (Expressed in Thousands)
   ----------------------------
   Obligations of states and political subdivisions            $10,878          $ 93         $ (50)         $10,921
                                                               -------          ----         -----          -------
                    Total held to maturity                      10,878            93           (50)          10,921
                                                               -------          ----         -----          -------

   Securities available for sale:
   ------------------------------
   U.S. Treasury securities and obligations of
     U.S. Government corporations and agencies                  43,320            50          (323)          43,047
   Obligations of states and political subdivisions              2,001            50             -            2,051
   Corporate debt securities                                       591             1             -              592
   Mortgage-backed securities                                   15,188           130           (32)          15,286
   Equity securities                                             1,027            82           (18)           1,091
                                                               -------          ----         -----          -------

                    Total available for sale                    62,127           313          (373)          62,067
                                                               -------          ----         -----          -------

                    Total                                      $73,005          $406         $(423)         $72,988
                                                               =======          ====         =====          =======


                                                                                  December 31, 1999
                                                            ---------------------------------------------------------
                                                                                Gross         Gross         Estimated
                                                              Amortized      Unrealized    Unrealized        Market
                                                                Cost           Gains         Losses          Value
                                                            -------------   -------------  -----------     -----------
   Securities held to maturity:                                              (Expressed in Thousands)
   ----------------------------
   Obligations of states and political subdivisions           $10,646           $ 12        $  (221)         $10,437
                                                              -------           ----        -------          -------
                    Total held to maturity                     10,646             12           (221)          10,437
                                                              -------           ----        -------          -------

   Securities available for sale:
   ------------------------------
   U.S. Treasury securities and obligations of
     U.S. Government corporations and agencies                 42,072              -         (1,372)          40,700
   Obligations of states and political subdivisions               504              3              -              507
   Corporate debt securities                                      102              -              -              102
   Mortgage-backed securities                                   7,153              1           (105)           7,049
   Equity securities                                              999            125            (33)           1,091
                                                              -------           ----        -------          -------

                    Total available for sale                   50,830            129         (1,510)          49,449
                                                              -------           ----        -------          -------

                    Total                                     $61,476           $141        $(1,731)         $59,886
                                                              =======           ====        =======          =======

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

The amortized cost and estimated market value of investment securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                               Securities                         Securities
                                                            Held to Maturity                  Available for Sale
                                                     ---------------------------          -------------------------
                                                                      Estimated                          Estimated
                                                     Amortized         Market             Amortized       Market
                                                       Cost            Value                Cost          Value
                                                   -------------   -------------          -----------   -----------
                                                                         (Expressed in Thousands)

             Due in one year or less                 $ 2,008         $ 2,009               $ 8,955        $ 8,943

             Due after one year through five years     3,745           3,741                26,032         25,899

             Due after five years through ten years    5,029           5,068                10,925         10,848

             Due after ten years                          96             103                    --             --
                                                     -------         -------               -------        -------
                                                      10,878          10,921                45,912         45,690

             Mortgage-backed securities                   --              --                15,188         15,286

             Equity securities                            --              --                 1,027          1,091
                                                     -------         -------               -------        -------

                   Total                             $10,878         $10,921               $62,127        $62,067
                                                     =======         =======               =======        =======

Proceeds from sales of securities available-for-sale during the years ended December 31, 2000, 1999, and 1998, were $891,610, $2,660,611, and $6,543, respectively. Gross gains of $37,956 and gross losses of $14,509 in 2000; gross gains of $26,247 and gross losses of $13,748 in 1999; and gross gains of $2,786 and gross losses of $1,608 in 1998, were realized on those sales. Assets carried at $38,758,000 and $28,994,000 at December 31, 2000 and 1999, respectively, were pledged to secure United States Government and other public funds and for other purposes as required or permitted by law.


NOTE 3 - LOANS AND LEASES

   Loans outstanding at December 31, 2000 and 1999, are as follows:


                                                                 (Expressed in Thousands)
                                                                 2000                1999
                                                             ------------        ------------
      Real estate-construction                                  $    119          $     73
      Real estate-farmland                                           106                79
      Real estate-residential                                     42,960            39,898
      Real estate-secured by non-farm, non-residential            28,391            29,218
      Commercial and industrial loans                             13,845            13,542
      Installment and other loans to individuals                  23,896            24,513
      Non-rated industrial development obligations                 4,610             2,867
      Other loans                                                    216               396
                                                                --------          --------
        Total                                                    114,143           110,586
      Less unearned interest and deferred fees                        90                97
                                                                --------          --------
        Net loans                                               $114,053          $110,489
                                                                ========          ========

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 3 - LOANS AND LEASES (CONTINUED)

The Corporation had no loans at December 31, 2000 and 1999, that were specifically classified as impaired. Non-accrual loans amounted to $1,248,463 and $572,949 at December 31, 2000 and 1999, respectively. The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was $42,200 and $43,000 for 2000 and 1999, respectively.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

   Activity in the allowance for loan losses is summarized as follows:

                                                                       December 31,
                                                                 2000                1999
                                                             ------------        ------------
   Balance, beginning of year                                 $ 1,147,720         $ 1,122,912
   Additions charged to operating expense                         436,500             348,000
   Recoveries                                                      34,308              21,576
                                                             ------------        ------------
        Total                                                   1,618,528           1,492,488
   Less loans charged-off                                         316,484             344,768
                                                             ------------        ------------

   Balance, end of year                                       $ 1,302,044         $ 1,147,720
                                                             ============        ============

   The entire allowance represents a valuation reserve which is available for future charge-offs of loans and leases.

NOTE 5 - PREMISES AND EQUIPMENT

   Premises and equipment are stated at cost, less accumulated depreciation, as follows:

                                                                                                    Original
                                                                       December 31,                 Useful Life
                                                                 2000               1999              Years
                                                             ------------       ------------       ------------
   Land                                                       $ 1,082,001        $ 1,071,451
   Land improvements                                              242,089            242,089             20
   Leasehold improvements                                         399,598            396,898             25
   Buildings                                                    2,745,068          2,748,067          20 - 50
   Furniture, fixtures & equipment                              2,339,435          2,270,297           3 - 20
                                                             ------------       ------------
        Total                                                   6,808,191          6,728,802
   Less accumulated depreciation                                4,053,452          3,887,465
                                                             ------------       ------------

        Premises and equipment, net                           $ 2,754,739        $ 2,841,337
                                                             ============       ============


Charges to operations for depreciation approximated $337,148, $357,987, and $373,673 for 2000, 1999, and 1998, respectively.

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 6 - DEPOSITS

   The composition of the banks' deposits at December 31 follows:

                                                                            (Expressed in Thousands)
                                                                                       2000
                                                            ---------------------------------------------------------
                                                                        Demand
                                                            ----------------------------
                                                            Noninterest        Interest
                                                              Bearing           Bearing        Savings         Time
                                                            ------------     ------------    ------------    ---------
     Individuals, partnerships and corporations            $    14,872       $    21,814      $   56,901      $ 70,322
     United States Government                                       40                 -               -             -
     States and political subdivisions                             160             2,242           3,043         2,829
     Commercial banks                                                -                 -               -             -
     Other depository institutions                                 336                 -               -             -
     Certified and official checks                               1,110                 -               -             -
                                                            ------------     ------------    ------------    ---------
        Total                                              $    16,518       $    24,056      $   59,944      $ 73,151
                                                            ============     ============    ============    =========

                                                                             (Expressed in Thousands)
                                                                                       1999
                                                            ---------------------------------------------------------
                                                                       Demand
                                                            ----------------------------
                                                            Noninterest        Interest
                                                              Bearing           Bearing        Savings         Time
                                                            ------------     ------------    ------------    ---------

     Individuals, partnerships and corporations            $    13,184       $    21,098      $   50,718      $ 67,695
     United States Government                                       36                 -               -             -
     States and political subdivisions                             246             2,863           2,155         2,239
     Commercial banks                                                -                 -               -             -
     Other depository institutions                                 233                 -               -            10
     Certified and official checks                               1,081                 -               -             -
                                                            ------------     ------------    ------------    ---------
        Total                                              $    14,780       $    23,961     $    52,873      $ 69,944
                                                            ============     ============    ============    =========

Time deposits include certificates of deposit issued in denominations of $100,000 or more which amounted to $17,456,000 and $15,603,000 at December 31, 2000 and 1999, respectively.

A maturity distribution of time certificates of deposit of $100,000 or more at December 31, 2000, follows:

     Due in three months or less                                         $   4,614,000
     Due after three months through six months                               2,808,000
     Due after six months through twelve months                              3,863,000
     Due after one year through five years                                   6,171,000
                                                                          ------------
        Total                                                            $  17,456,000
                                                                          ============

NOTE 7 - INCOME TAX

   The provisions for income taxes at December 31 consist of:

                                2000             1999            1998
                            -----------      -----------      ---------
Currently payable:
   Federal                  $   985,940      $ 1,002,894      $ 849,935
   State                        189,896          198,482        178,101
Deferred:
   Federal                     (118,498)         (51,252)       (65,899)
   State                        (42,055)         (10,608)       (10,334)
                            -----------      -----------      ---------
     Income tax expense     $ 1,015,283      $ 1,139,516      $ 951,803
                            ===========      ===========      =========

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 7 - INCOME TAX (CONTINUED)

   The following temporary differences gave rise to the deferred tax asset at December 31:


                                                                 2000          1999
                                                              ---------     ----------

Allowance for loan losses                                     $ 338,534     $  289,143
Deferred loan fees                                               30,595         33,017
Accrued interest on non-performing loans                         26,266         18,551
Deferred compensation                                           162,110        127,766
Deferred directors fees                                          27,645         24,815
Depreciation                                                     36,317          7,654
Deferred state income tax                                       (34,117)       (25,897)
Other, net                                                       (1,162)        (2,920)
                                                              ---------      ---------

     Total deferred tax asset - federal                         586,188        472,129
     Total deferred tax asset - state                           100,343         76,169
                                                              ---------      ---------
                                                                686,531        548,298

   Deferred tax assets (liabilities) arising from market
    adjustments of securities available for sale
      Federal                                                    19,421        445,750
      State                                                       3,018         69,437
                                                             ----------     ----------

        Total deferred tax assets                             $ 708,970     $1,063,485
                                                              =========     ==========

A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes for the year ended December 31 is as follows:

                                               2000                    1999                 1998
                                       ---------------------   --------------------  --------------------
                                           Amount    Percent     Amount     Percent    Amount     Percent
                                        ----------   -------   ----------   -------   ---------   -------
  Computed tax at statutory
    Federal rate                        $1,136,004    34.0 %   $1,220,565   34.0 %   $1,014,842    34.0  %
  Plus state income taxes net
    Of federal tax benefits                 97,575     2.9        123,996    3.5        110,726     3.7
                                        ----------    ----     ----------   ----     ----------    ----
                                         1,233,579    36.9      1,344,561   37.5      1,125,568    37.7

  Increase (decrease) in taxes
    resulting from:
      Tax exempt income                   (259,893)   (7.7)      (237,451)  (6.6)      (199,870)   (6.6)
      Nondeductible interest expense        37,608     1.1         30,095    0.8         25,260     0.8
      Nondeductible goodwill                    -      0.0             -     0.0          1,376     0.0
      Others - net                           3,989     0.1          2,311    0.0           (531)    0.0
                                        ----------    ----     ----------   ----      ---------    ----

           Actual tax expense           $1,015,283    30.4 %   $1,139,516   31.7 %    $ 951,803    31.9 %
                                        ==========    ====     ==========   ====      =========    ====

NOTE 8 - EMPLOYEE BENEFIT PLANS

The Corporation has a non-contributory profit-sharing plan for employees meeting certain service requirements. The Corporation makes annual contributions to the profit-sharing plan based on income of the Corporation as defined. Total expenses for the plan were $113,200, $123,700, and $143,100 for the years ended December 31, 2000, 1999, and 1998, respectively.

The Corporation also offers a 401(k) plan in which it matches a portion of the employee's contribution up to 4% of their salary. The expense related to the 401(k) plan was $19,151, $20,693, and $15,119 in 2000, 1999, and 1998,
respectively.

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 9 - FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS

Federal funds purchased and repurchase agreements represent borrowings of a short duration, usually less than 30 days. For repurchase agreements, the securities underlying the agreements remained under the Banks' control. Information related to repurchase agreements is summarized below:

                                                               2000                  1999                  1998
                                                         -------------          ------------          ------------
     Balance at end of year                                $14,526,328           $ 9,923,925           $ 6,994,024
     Average balance during the year                        14,086,160             8,984,571             6,598,665
     Maximum month-end balance                              18,362,645            11,122,282             9,218,303
     Weighted-average rate during the year                        4.53%                 3.24%                 3.44%
     Rate at December 31                                          3.61%                 1.77%                 2.31%

The subsidiary Banks had no significant activity in federal funds purchased during 1998. Information related to federal funds purchased for 2000 and 1999 is summarized below:

                                                              2000                  1999
                                                         -------------          ------------
     Balance at end of year                                $         -             350,000
     Average balance during the year                            10,765              27,674
     Maximum month-end balance                                 100,000             650,000
     Weighted-average rate during the year                        5.19%               4.55%
     Rate at December 31                                             -                5.00%

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

The following represents financial instruments whose contract amounts represent credit risk:

                                                              2000            1999
                                                         -------------    ------------
   Commitments to extend credit                          $ 14,272,000     $ 11,046,000
   Standby letters of credit                                   35,000           25,000


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

As members of the Federal Home Loan Bank of Pittsburgh (FHLB), the subsidiary Banks have the ability to borrow funds from the FHLB at prevailing interest rates. At December 31, 2000, the subsidiary Banks had unused lines of credit available with the FHLB in the aggregate amount of $10,296,000. There were no outstanding borrowings at December 31, 2000.

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2000, 1999 AND 1998


NOTE 10 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

On October 2, 2000, the Corporation's subsidiary, Progressive Bank, N.A., entered into a Purchase and Assumption Agreement with United National Bank to purchase the building and deposits of United's New Martinsville, West Virginia branch office. Progressive Bank also entered into a Real Estate Purchase Agreement to purchase the building and land of United's Moundsville, West Virginia office located on Lafayette Avenue. The acquisition of the Moundsville Real estate closed in January 2001, while the New Martinsville acquisition is expected to close during the first quarter of 2001. The acquisition of the two offices will add approximately $11.3 million in assets to the Corporation. The deposits to be acquired in New Martinsville are approximately $9.5 million.


NOTE 11 - RELATED PARTY TRANSACTIONS

Directors and officers of the Corporation and its subsidiaries, and their associates, were customers of, and had other transactions with the subsidiary Banks in the normal course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility. Such loans totaled $4,242,267 at December 31, 2000, and $4,262,517 at December 31, 1999.

The following is an analysis of loan activity to directors, executive officers, and associates of the Corporation and its subsidiaries:

                                                                           December 31,
                                                                     2000              1999
                                                                 -----------        -----------
   Balance, January 1                                            $ 4,262,517        $ 4,320,419
   New loans during the period                                       788,856          1,055,186
   Repayments during the period                                     (809,106)        (1,113,088)
                                                                 -----------        -----------
   Ending balance                                                $ 4,242,267        $ 4,262,517
                                                                 ===========        ============

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

As of December 31, 2000, the future minimum rental payments required under noncancelable operating leases with initial terms in excess of one year, are as follows:

                   December 31, 2001          $  82,000
                   December 31, 2002             78,000
                   December 31, 2003             78,000
                   December 31, 2004             78,000
                   December 31, 2005             40,750
                      Thereafter                286,870


Rental expense under operating leases approximated $101,000 in 2000; $91,000 in 1999; and $103,000 in 1998.

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 14 - OTHER OPERATING EXPENSES

     Other operating expenses at December 31 included the following:

                                                        2000         1999         1998
                                                     ----------   ----------   ----------
       Directors fees                                $  150,375   $  137,150   $  121,800
       Stationery and supplies                          126,701      138,959      161,921
       Regulatory assessment and deposit insurance       99,888       79,985       75,381
       Advertising                                      144,691      123,680      107,511
       Postage and transportation                       135,688      128,374      131,445
       Other taxes                                      139,882      140,949      135,831
       Service Expense                                  224,833      230,116      161,715
       Other                                            482,410      558,195      567,203
                                                     ----------   ----------   ----------

               Total                                 $1,504,468   $1,537,408   $1,462,807
                                                     ==========   ==========   ==========


NOTE 15 - RESTRICTION ON CASH

The subsidiary Banks are required to maintain an average reserve balance with the Federal Reserve Bank or in cash on hand. The average required reserve balances for the years ended December 31, 2000 and 1999, were $872,000 and $892,000, respectively.


NOTE 16 - LIMITATIONS ON DIVIDENDS

The approval of the Comptroller of the Currency is required to pay dividends if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits (as defined) for the year, combined with its retained net profits of the preceding two years. Under this formula, the subsidiary Banks can declare dividends in 2001, without approval of the Comptroller of the Currency, of approximately $3 million, plus an additional amount equal to the Bank's net profit for 2001 up to the date of any such dividend declaration. The subsidiary Banks are the primary source of funds to pay dividends to the stockholders of First West Virginia Bancorp, Inc.


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

Quantitative measures established by regulation to ensure capital adequacy require the banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 2000, the most recent notifications from the Office of the Comptroller of the Currency categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since those notifications that management believes have changed the institutions' category.

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 17 - REGULATORY MATTERS (CONTINUED)

                                                                                                      To Be Well
                                                                                                  Capitalized Under
                                                                              For Capital         Prompt Corrective
                                                        Actual             Adequacy Purposes      Action Provisions
                                                 --------------------      -----------------      -----------------
     (Amounts Expressed in Thousands)             Amount        Ratio       Amount    Ratio        Amount     Ratio
                                                 ---------      -----      --------   -----       --------    -----
     As of December 31, 2000:
       Total Capital                             $  18,861      15.4%      $  9,829    8.0%       $ 12,286    10.0%
         (to Risk Weighted Assets)
       Tier I Capital                            $  17,559      14.3%      $  4,914    4.0%       $  7,372     6.0%
         (to Risk Weighted Assets)
       Tier I Capital                            $  17,559       8.3%      $  6,314    3.0%       $ 10,523     5.0%
         (to Average Assets)

                                                                                                     To Be Well
                                                                                                  Capitalized Under
                                                                              For Capital         Prompt Corrective
                                                        Actual             Adequacy Purposes      Action Provisions
                                                 --------------------      -----------------      -----------------
     (Amounts Expressed in Thousands)             Amount        Ratio       Amount    Ratio        Amount     Ratio
                                                 ---------      -----      --------   -----       --------    -----

     As of December 31, 1999:
       Total Capital                             $  17,092      14.8%      $  9,226    8.0%       $ 11,532    10.0%
         (to Risk Weighted Assets)
       Tier I Capital                            $  15,944      13.8%      $  4,613    4.0%       $  6,919     6.0%
         (to Risk Weighted Assets)
       Tier I Capital                            $  15,944       8.4%      $  5,692    3.0%       $  9,487     5.0%
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

Short-Term Borrowings: The carrying amount for short-term borrowings, which consist of repurchase agreements, is considered to be a reasonable estimate of fair value.

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2000, 1999 AND 1998

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

         The estimates of fair values of financial instruments are summarized as follows at December 31:

                                                                     (Expressed in Thousands)
                                                                 2000                       1999
                                                       ------------------------    ------------------------

                                                        Carrying       Fair         Carrying       Fair
                                                         Amount        Value         Amount        Value
                                                       ----------   -----------    ----------   -----------
       Financial assets:
          Cash and short-term investments              $   16,832   $    16,832    $   14,299   $    14,299
          Investment securities                            72,945        72,987        60,095        59,884
          Loans                                           112,751       112,720       109,341       108,592

       Financial liabilities:
          Deposits                                        173,669       173,373       161,558       160,746
          Short-term borrowings                            14,526        14,526        10,274        10,274


NOTE 19 - COMPREHENSIVE INCOME

In June, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income in a full set of financial statements. The Corporation adopted this statement on January 1, 1998. Unrealized gains and losses on securities available for sale are the only components of other comprehensive income that apply to the Corporation.


                                                           2000          1999          1998
                                                      -------------  ----------    -----------
       Before-tax amount                              $  1,326,909  $(1,635,810)  $    57,995

       Tax effect                                          499,316      610,481       (21,441)
                                                      ------------   ----------    -----------

         Net-of-tax amount                            $    827,593  $(1,025,329)  $    36,554
                                                      ============   ==========    ===========

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 20 - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

Presented below are the condensed balance sheets, statements of income, and statements of cash flows for First West Virginia Bancorp, Inc.


                                 BALANCE SHEETS

                                                                                      December 31,
                                                                                  2000           1999
                                                                               -----------     -----------
     ASSETS
       Cash                                                                    $   384,484     $   496,694
       Investment in common stock - available
         for sale (at market value)                                                461,684         402,212
       Investment in subsidiary banks                                           17,706,302      15,447,520
       Land and buildings, net                                                           -               -
       Other assets                                                                169,731         121,591
                                                                               -----------     -----------

         Total assets                                                          $18,722,201     $16,468,017
                                                                                ==========      ==========

     LIABILITIES
       Accrued expenses                                                        $    20,306     $    36,764
       Deferred compensation                                                       476,795         375,781
                                                                               -----------     -----------

         Total liabilities                                                         497,101         412,545

     STOCKHOLDERS' EQUITY                                                       18,225,100      16,055,472
                                                                               -----------     -----------
         Total liabilities and stockholders' equity                            $18,722,201     $16,468,017
                                                                                ==========      ==========

                              STATEMENTS OF INCOME

                                                                           Year Ended December 31,
                                                                 2000              1999              1998
                                                              ----------        ----------        ----------
     INCOME
       Dividends from subsidiary banks                        $  957,190        $  817,700      $    769,600
       Rental income                                                   -            13,000            40,000
       Gain on sale of land and building                               -           301,862                 -
       Gain on sale of investments                                23,436            10,864             1,178
       Other income                                              143,455           134,930           128,220
                                                              ----------        ----------        ----------

         Total income                                          1,124,081         1,278,356           938,998
                                                              ----------        ----------        ----------

     EXPENSES
       Salary and employee benefits                              119,315            86,109           100,346
       Interest expense                                            2,580             2,580             2,400
       Occupancy expense                                               -             3,800            11,399
       Other expenses                                            136,863           132,940           129,469
                                                              ----------        ----------        ----------
         Total expenses                                          258,758           225,429           243,614
                                                              ----------        ----------        ----------

         Income before income taxes and
          equity in undistributed income
          of subsidiaries                                        865,323         1,052,927           695,384

     INCOME TAX (PROVISION) BENEFIT                               37,557           (85,493)           30,399

     EQUITY IN UNDISTRIBUTED INCOME
      OF SUBSIDIARIES                                          1,423,026         1,482,947         1,307,242
                                                              ----------        ----------        ----------

         Net income                                           $2,325,906        $2,450,381        $2,033,025
                                                             ===========        ==========        ==========

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 20 - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)

                            STATEMENTS OF CASH FLOWS

                                                                      Year Ended December 31,
                                                                2000             1999             1998
                                                             ----------       ----------       ----------
     OPERATING ACTIVITIES
       Net income                                            $2,325,906       $2,450,381       $2,033,025
       Adjustments to reconcile net
        income to net cash provided by
        operating activities:
          Depreciation and amortization                               -            3,800           15,447
          Change in deferred tax benefit                        (39,179)         (32,565)         (37,952)
          Undistributed earnings of affiliates               (1,413,406)      (1,482,947)      (1,307,242)
          Changes in operating assets
           and liabilities:
           Other assets                                           1,626           (1,625)           2,000
           Deferred compensation                                101,013           85,149          100,346
           Other liabilities                                    (16,457)           6,598            4,795
          Gain on sale of securities                            (23,436)         (10,864)          (1,178)
          Gain on sale of land and buildings                          -         (301,862)               -
                                                             ----------        ----------       ----------

             Net cash provided by
              operating activities                              936,067           716,065         809,241
                                                             ----------        ----------        ---------


     INVESTING ACTIVITIES
       Proceeds from sale of securities                          91,567           102,000           6,543
       Proceeds from sale of land and building                        -           418,152          56,791
       Purchase of investment securities                       (155,973)         (208,722)       (116,364)
                                                             ----------        ----------       ----------

             Net cash provided by (used in)
              investing activities                              (64,406)          311,430         (53,030)
                                                             ----------        ----------       ----------

     FINANCING ACTIVITIES
       Dividends paid                                          (983,871)         (830,518)       (737,635)
                                                             ----------        ----------       ----------

             Net cash used in
              financing activities                             (983,871)         (830,518)       (737,635)
                                                             ----------        ----------       ----------

     INCREASE IN CASH
      AND CASH EQUIVALENTS                                     (112,210)          196,977          18,576

     CASH AND CASH EQUIVALENTS
      AT BEGINNING OF YEAR                                      496,694           299,717         281,141
                                                             ----------        ----------       ----------

     CASH AND CASH EQUIVALENTS
      AT END OF YEAR                                         $  384,484        $ 496,694        $ 299,717
                                                             ===========        ==========      ==========
     Supplemental disclosures:

     Cash paid for interest                                  $    2,580        $    2,580        $  2,400
     Cash paid for income taxes                                  10,435           115,300          10,500

              -----------------------------------------------------


                        First West Virginia Bancorp, Inc.


                                    DIRECTORS


George F. Beneke. . . . . . Chairman Emeritus, First West Virginia Bancorp, Inc.
                                                        Retired Attorney at Law
                                   Chairman of the Board, The Beneke Corporation

Sylvan J. Dlesk. . . . . . . .  Vice Chairman, First West Virginia Bancorp, Inc.
               President & Chief Executive Officer, Dlesk Realty and Investments
                                                         President, Dlesk, Inc.
                                         President, Ohio Valley Carpeting, Inc.
                                  President, Tri-State Floor Installations, Inc.

Charles K. Graham . .. . . . . . . . .   President and Chief Executive Officer,
                                              First West Virginia Bancorp, Inc.
                  President and Chief Executive Officer, Progressive Bank, N.A.
                             Vice Chairman, Progressive Bank, N.A. - Buckhannon

Ben R. Honecker  . . . . . . . . . . . . . . . . . . . . . . . .Attorney at Law

Laura G. Inman . . . . Chairman of the Board, First West Virginia Bancorp, Inc.
                                  Senior Vice President, Progressive Bank, N.A.

James C. Inman, Jr. . . . . . . . . . . . . . . . . . . .Retired Bank Executive

R. Clark Morton . . . . . . .Vice Chairman of the Board, Progressive Bank, N.A.
                                                                Attorney at Law

Karl W. Neumann . . . . . . . . . Chairman of the Board, Progressive Bank, N.A.
                                                    Retired Insurance Executive

Thomas A. Noice. . . . . . . . . . . . . . . . . . . . . Retired Bank Executive

William G. Petroplus. . . . . . . . . . . . . . . . . . . . . . Attorney at Law

Ronald L. Solomon. . . . . . . . . . . . . . . . . . . . . . . . Bank Executive






                                    OFFICERS


George F. Beneke . . . . . . . . . . . . . . . . . . . . . . .Chairman Emeritus

Laura G. Inman . . . . . . . . . . . . . . . . . . . . . .Chairman of the Board

Sylvan J. Dlesk . . . . . . . . . . . . . . . . . . . . . . . . . Vice Chairman

Charles K. Graham . . . . .  . . . . . .  President and Chief Executive Officer

Beverly A. Barker..Executive Vice President, Chief Operating Officer, Treasurer

Francie P. Reppy . . . . . . . . Senior Vice President, Chief Financial Officer

Connie R. Tenney . . . . . . . . . . . . . . . . . . . . . . . . Vice President

David E. Yaeger . . . . . . . . . . . . . . . . . . . . . . . . .Vice President

Stephanie A. LaFlam . . . . . . . . . . . . . . . . . . . . . . . . . Secretary


              -----------------------------------------------------

              -----------------------------------------------------


                                   SUBSIDIARY
                              Progressive Bank N.A.
                               Wheeling, WV 26003

                DIRECTORS                                          OFFICERS
George F. Beneke       Robert B. Hunnel, Jr. Karl W. Neumann, Chairman of the Board
Nada E. Beneke         James C. Inman, Jr.   R. Clark Morton, Vice Chairman of the Board
Dr. Clyde D. Campbell  Laura G. Inman        Charles K. Graham, President & Chief Executive Officer
Robert R. Cicogna      H. Dennis Long        Beverly A. Barker, Executive Vice President/ Chief Operating Officer/Cashier
Gary P. DeVendra       R. Clark Morton       Laura G. Inman, Senior Vice President
Sylvan J. Dlesk        Karl W. Neumann       Francie P. Reppy, Senior Vice President, Chief Financial Officer
Charles K. Graham      William G. Petroplus  David E. Yaeger, Senior Vice President
C. Gary Hill           Thomas L. Sable       Gary S. Martin, Vice President
Ben R. Honecker                              Brad D. Winwood, Vice President
                                             Stephanie A. LaFlam, Secretary/Assistant Vice President/
                                                                  Human Resource Manager
            DIRECTORS EMERITI                Deborah A. Kloeppner, Assistant Vice President/Office Manager Bellaire
                                             Bryan S. Ramsey, Assistant Vice President/Business Development
Harry N. Duvall       William T. Nickerson   Susan E. Reinbeau, Assistant Vice President/Branch Coordinator/
T. Stewart Hopkins    Edward P. Otte                            Office Manager Woodsdale
                                             Michele L. Stanley, Assistant Vice President/Office Manager Warwood
                                             David E. Wharton, Assistant Vice President/Information Technology Officer
                                             Harold O. Thomas, Senior Business Development Officer
                                             Mitzi K. Mattern, Credit Card Manager/Office Manager Wellsburg
                                             Lisa M. Wagner, Office Manager Moundsville
                                             Laura K. Snedeker, Manager Bookkeeping/Proof Operations
                                             Debra M. Tomlin, Loan Officer


                               SUBSIDIARY
                    Progressive Bank, N.A. - Buckhannon
                            Buckhannon, WV 26201

                DIRECTORS                                          OFFICERS

William L. Fury        Dale F. Riggs         Dale F. Riggs, Chairman
Charles K. Graham      Douglas K. Stalnaker  Charles K. Graham, Vice Chairman
J. Burton Hunter, III  Douglas M. Stewart    Connie R. Tenney, President/Chief Executive Officer/Cashier/Secretary
David R. Rexroad       Connie R. Tenney      J. Burton Hunter, III, Assistant Secretary
Rickie E. Rice                               Patty Ann Tharp, Office Manager Weston
                                             Jayson Cain, Loan Officer


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


(Photograph)                                   (Photograph)
[CAPTION]                                      [CAPTION]
Warwood Office                                 Moundsville Kroger Store Office
Wheeling, WV                                   Moundsville, WV



                      Progressive Bank, N.A. - Buckhannon

(Photograph)                                  (Photograph)
[CAPTION]                                     [Caption]
Buckhannon Office                             Weston Office
Buckhannon, WV                                Weston, WV

First West Virginia Bancorp, Inc. and Subsidiaries

Corporate Information
--------------------------------------------------------------------------------


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


Annual Meeting

The Annual Meeting of Stockholders will be held at 4:00 p.m, on Tuesday, April 10, 2001, at the Warwood Office of Progressive Bank, N.A., 1701 Warwood Avenue, Wheeling, WV 26003


Form 10-K

Upon written request any shareholder of record on December 31, 2000, may obtain a copy of the Corporation's 2000 Form 10-K Report (to be filed with the Securities and Exchange Commission before March 31, 2001) by writing to the Secretary, First West Virginia Bancorp, Inc., 875 National Road, Wheeling, WV 26003