Form 10-K, Exhibit 13
period 2001-12-31
FIRST WEST VIRGINIA BANCORP INC
filed 2002-03-29
CIK 37049

                                  EXHIBIT 13.1

                          Annual Report to Shareholders

(FIRST WEST VIRGINIA BANCORP LETTERHEAD)
P.O. Box 6671
Wheeling, WV 26003

TO OUR SHAREHOLDERS:

     It is with great pleasure that I present to you the 2001 Annual Report of First West Virginia Bancorp, Inc. Consolidated net income was $2,412,403 or $1.57 per share for the year ended December 31, 2001, a 3.7% increase over the $2,325,906 or $1.51 per share reported at December 31, 2000. The Holding Company ended the year 2001 with total assets of $232,030,125, an increase of 11.6% over the $207,893,209 reported in 2000. Total stockholders' equity at December 31, 2001 was $20,248,968, an increase of 11.1% over the prior year. The book value per share was $13.16 at December 31, 2001 as compared to $11.85 a year earlier. The Board of Directors declared and paid cash dividends of $.68 per share compared to $.64 per share during 2000, which represents an increase of 6.7% over the prior year.

     As evidence of the Holding Company's continued commitment to grow and develop in new and existing market areas, Progressive Bank, N.A., subsidiary bank of First West Virginia Bancorp, Inc., opened two full service branch locations during the first quarter of 2001. Upon completion of the purchase transactions with United National Bank, Progressive Bank, N.A. commenced operations in New Martinsville, West Virginia and opened a second full service office in Moundsville, West Virginia. Progressive Bank, N.A. currently is preparing for the grand opening of its Bethlehem office located at 1090 East Bethlehem Boulevard in Wheeling, West Virginia. The Board of Directors has also approved plans to purchase the loans, deposits, and other assets of the New Martinsville office of Wheeling National Bank located at 631 Third Street, New Martinsville, West Virginia. The acquisition of this office is expected to be completed during the first quarter of 2002 and will add approximately $16.5 million in assets to our Company. This transaction further represents an opportunity for Progressive Bank, N.A. to increase its presence and commitment in the Wetzel County, West Virginia and surrounding market areas.

     In our efforts to provide competitive products and quality services to our banking customers, the subsidiary banks of the Holding Company will introduce a new deposit product to add to our existing product line during the first quarter of 2002. The product is a new savings account known as the "Super Savings" account. The "Super Savings" account will feature a tiered interest rate and will enhance our existing deposit products.

     This year it is with deep sorrow that we mention the passing of George F. Beneke, Chairman Emeritus and longtime director of First West Virginia Bancorp, Inc. Mr. Beneke also served as a member of the Board of Directors of Progressive Bank, N.A. since 1958. Mr. Beneke made a significant contribution to the progress of our corporation and we will miss his gentle manner and wise counsel.

     My sincere gratitude to our officers and employees who are such a vital part of our future plans, our Board of Directors for their unfailing leadership, and our customers and shareholders for their continued loyalty. The combination of exceptional people, quality service and financial strength prepares us to capitalize on the opportunities and challenges which lie ahead. As always, your comments and suggestions are appreciated.

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

                                                                               Years ended
                                                                               December 31,
                                                     ------------------------------------------------------------
                                                          2001         2000       1999         1998         1997
                                                        ---------    --------    ---------    ---------  --------
SUMMARY OF OPERATIONS
   Total interest income                                $  14,772    $ 14,869     $ 13,207    $  12,452     $11,507
   Total interest expense                                   6,422       7,155        5,602        5,324       4,745
   Net interest income                                      8,350       7,714        7,605        7,128       6,762
   Provision for loan losses                                  573         436          348          256         131
   Total other income                                         942         880        1,073          787         639
   Total other expenses                                     5,324       4,816        4,740        4,674       4,377
   Income before income taxes                               3,395       3,341        3,590        2,985       2,893
   Net income                                               2,412       2,326        2,450        2,033       1,931

PER SHARE DATA /(1)/
   Net income                                           $    1.57    $   1.51    $    1.59    $    1.32       $1.25
   Cash dividends declared                                    .68         .64          .54          .48         .43
   Book value per share                                     13.16       11.85        10.44        10.05        9.18

AVERAGE BALANCE SHEET SUMMARY
   Total loans, net                                     $ 118,224   $ 112,579    $ 105,775   $   99,345    $ 86,609
   Investment securities                                   73,639      69,548       59,716       47,911      51,203
   Deposits - Interest Bearing                            168,820     155,172      141,768      127,520     120,589
   Stockholders' equity                                    18,902      17,448       16,087       14,697      13,400
   Total Assets                                           217,006     203,529      183,436      164,630     153,290

BALANCE SHEET
   Investments                                         $   82,202   $  72,242    $  59,394    $  54,080    $ 44,883
   Loans                                                  120,944     114,053      110,489      103,555      95,374
   Other Assets                                            28,884      21,598       19,290       13,760      15,886
                                                         ----------  ---------    ----------   ---------  ---------
      Total Assets                                     $  232,030   $ 207,893    $ 189,173    $ 171,395    $156,143
                                                        =========    =========    =========    =========  =========
   Deposits                                            $  203,772   $ 173,669    $ 161,558    $ 147,785    $137,045
   Federal funds purchased and
      Repurchase Agreements                                 6,538      14,526       10,274        6,994       4,075
   Other Liabilities                                        1,471       1,473        1,285        1,155         894
   Shareholders' Equity                                    20,249      18,225       16,056       15,461      14,129
                                                        ----------  ---------     ----------  ---------   ---------
      Total Liabilities and
      Shareholders' Equity                             $ 232,030   $ 207,893    $ 189,173    $ 171,395    $156,143
                                                        =========   =========     =========   =========   =========
SELECTED RATIOS
   Return on average assets                                 1.11%       1.14%        1.34%        1.23%       1.26%
   Return on average equity                                12.76%      13.33%       15.23%       13.83%      14.41%
   Average equity to average assets                         8.71%       8.57%        8.77%        8.93%       8.74%
   Dividend payout ratio /(1)/                             43.31%      42.38%       33.96%       36.36%      34.40%
   Loan to Deposit ratio                                   59.35%      65.67%       68.39%       70.07%      69.59%

/(1)/ Adjusted for the 2 percent common stock dividend to stockholders of record as of December 1, 2000, a 6 for 5 stock split in the effect of a twenty (20) percent common stock dividend, declared October 12, 1999 to shareholders of record as of November 1, 1999, a 4 percent common stock dividend to stockholders of record as of October 1, 1998, a 3 for 2 stock split in the effect of a fifty (50) percent common stock dividend to shareholders of record as of October 1, 1997.

--------------------------------------------------------------------------------

                       First West Virginia Bancorp, Inc.
      Management's Discussion and Analysis of the Financial Condition and
                     Results of Holding Company Operations
       ---------------------------------------------------------------
First West Virginia Bancorp, Inc., a West Virginia corporation headquartered in Wheeling, West Virginia commenced operations in July 1973 and has two wholly-owned subsidiaries: Progressive Bank, N.A., which operates in Wheeling, Wellsburg, Moundsville, and New Martinsville, West Virginia and Bellaire, Ohio; and Progressive Bank, N.A.-Buckhannon, which operates in Buckhannon and Weston, West Virginia. Following is a discussion and analysis of the significant changes in the financial condition and results of operations of First West Virginia Bancorp, Inc., (the Holding Company), and its subsidiaries for the years ended December 31, 2001, 2000 and 1999. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the Notes, thereto.

OVERVIEW

The Holding Company reported net income of $2,412,403 or $1.57 per share for the year ended December 31, 2001 as compared to $2,325,906 or $1.51 per share for the year ended December 31, 2000. The 3.7% increase in earnings during 2001 over 2000 was primarily attributed to increased net interest income and noninterest income, partially offset by increased operating expenses and the provision for loan losses.

Operational earnings were improved with net interest income increasing $636,270 or 8.2%, to $8,350,144 during 2001 as compared to the same period in 2000. The increase in net interest income primarily results from a decrease in the average interest rates paid on interest bearing liabilities.

The return on average assets (ROA), which measures the effectiveness of asset utilization to produce net income, was 1.11% in 2001 and 1.14% in 2000. The return on average equity (ROE), which measures the return on the stockholders' investment, was 12.76% in 2001 and 13.33% in 2000.

The Holding Company ended the year 2001 with total assets of $232,030,125 an increase of 11.6% over the $207,893,209 reported for the year ended December 31, 2000. Loans net of reserves increased in 2001 by $6,546,908 to $119,297,867, as compared to $112,750,959 reported at December 31, 2000. Total deposits increased in 2001 by $30,103,376, from $173,668,578 at December 31, 2000 to $203,771,954 at December 31, 2001, primarily due to the increase in interest bearing deposits.

The allowance for loan losses amounted to $1,645,972 at December 31, 2001 or 1.4% of total loans, compared to $1,302,044 or 1.1% of total loans at December 31, 2000. Non-performing assets were $1,317,000 at December 31, 2001, as compared to $2,283,000 at December 31, 2000.

The Board of Directors declared and paid cash dividends of $.68 per share during 2001 as compared to $.64 in 2000, an increase of 6.7% over the prior year.

Table One is a five-year summary of Selected Financial Data of the Holding Company. The sections that follow discuss in more detail the information summarized in Table One.

EARNINGS ANALYSIS

Net Interest Income

Net interest income, which is the difference between interest earned on loans and investments and interest paid on deposits and other liabilities, is the primary source of earnings for the Holding Company. Changes in the volume and mix of earning assets and interest bearing liabilities combined with changes in market rates of interest greatly effect net interest income. Tables Two and Three analyze the changes in net interest income for the three years ended December 31, 2001, 2000, and 1999.

Net interest income was $8,350,144 in 2001, an increase of $636,270 or 8.3%, from 2000, following an increase in 2000 of $109,155 or 1.4% from 1999. The increase in net interest income for 2001 was primarily due to the decline in the interest paid on interest bearing liabilities. During 2000, net interest income increased due to the increase in investment securities and the growth in the loan portfolio which were partially offset by the increase in interest expense on savings and time deposits.

Interest and fees on loans and lease financing increased $201,215 or 2.0% from 2000 to 2001 and $547,098 or 5.9% from 1999 to 2000. The increased interest income on loans and lease financing for both years resulted primarily from increases in the average loan volume of $5,645,000 in 2001 and $6,804,000 in 2000. Increases in commercial loans and non-rated industrial development obligations primarily contributed to the growth in loans in 2001. During 2000, increases in residential real estate loans primarily contributed to the loan growth. The average yield on loans continued to decline in 2001, decreasing from 8.80% in 1999 to 8.75% in 2000 to 8.50% in 2001.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Table Two
Average Balance Sheets and Interest Rate Analysis (in thousands)

The following table presents an average balance sheet, interest earned on interest bearing assets, interest paid on interest bearing liabilities, average interest rates and interest differentials for the years ended December 31, 2001, 2000, and 1999. Average balance sheet information as of December 31, 2001, 2000, and 1999 was compiled using the daily average balance sheet. Loan fees and unearned discounts were included in income for average rate calculation purposes. Average yields on investment securities available for sale have been calculated based on amortized cost. Non-accrual loans were included in the average balance computations; however, no interest was included in income subsequent to the non-accrual status classification.

                                           December 31, 2001                December 31, 2000              December 31, 1999
                                       -----------------------------  ------------------------------   ----------------------------
                                       Average               Average   Average              Average    Average              Average
                                       Volume    Interest     Rate     Volume   Interest     Rate      Volume    Interest    Rate
                                       --------  --------    -------  -------   --------   --------   --------   --------   ------
                                                                             (expressed in thousands)
ASSETS:
Investment securities:
 U.S. Treasury and other U. S.
   Government agencies                 $ 29,143   $ 1,624    5.57%   $  42,503  $  2,675      6.29%   $ 40,510  $ 2,424     5.98%
 Mortgage backed securities              22,952     1,454    6.33%      12,123       778      6.42%      5,773      375     6.50%
 Obligations of states and
   political subdivisions                15,578       704    4.52%      12,431       576      4.63%     11,546      507     4.39%
 Other securities                         5,966       353    5.92%       2,491       162      6.50%      1,887      113     5.99%
                                        -------   -------  -------     -------   -------    -------    -------    -----   -------
    Total Investment securities:         73,639     4,135    5.62%      69,548     4,191      6.03%     59,716    3,419     5.73%
Interest bearing deposits                 7,869       295    3.75%       6,375       398      6.24%      3,861      195     5.05%
Federal funds sold                        6,594       241    3.65%       6,041       380      6.29%      4,923      244     4.96%
Loans, net of unearned income           118,224    10,054    8.50%     112,579     9,853      8.75%    105,775    9,306     8.80%
Other earning assets                        707        47    6.65%         702        47      6.70%        689       43     6.24%
                                        --------  -------  -------     --------  --------   -------    -------    -----   --------
 Total earning assets                   207,033    14,772    7.14%     195,245    14,869      7.62%    174,964   13,207     7.55%

Cash and due from banks                   4,811                          4,602                           4,628
Bank premises and equipment               3,786                          2,777                           2,994
Other assets                              2,893                          2,148                           2,005
Allowance for possible loan losses       (1,517)                        (1,243)                         (1,155)
                                        --------                       --------                        --------
 Total Assets                          $217,006                      $ 203,529                        $183,436
                                        ========                       ========                        ========

LIABILITIES
Certificates of deposit                $ 77,214   $ 4,273    5.53%   $  73,128  $  4,065      5.56%   $ 67,309   $ 3,535     5.25%
Savings deposits                         64,360     1,579    2.45%      56,940     2,080      3.65%     48,752     1,368     2.81%
Interest bearing demand deposits         27,246       280    1.03%      25,104       374      1.49%     25,707       406     1.58%
Federal funds purchased and
   Repurchase agreements                 10,034       290    2.89%      14,067       637      4.53%      9,012       293     3.25%
                                        --------  -------    -----     -------   --------   -------     -------  --------  ------
 Total interest bearing liabilities     178,854     6,422    3.59%     169,239     7,156      4.23%    150,780     5,602     3.72%
Demand deposits                          17,844                         15,301                          15,241
Other liabilities                         1,406                          1,541                           1,328
                                        --------                       -------                         --------
 Total Liabilities                      198,104                        186,081                         167,349
STOCKHOLDERS' EQUITY                     18,902                         17,448                          16,087
                                        --------                       -------                         --------
 Total Liabilities
    and Stockholders' Equity           $217,006                      $ 203,529                        $183,436
                                        ========                     =========                         ========

 Net yield on earning assets                       $ 8,350   4.03%               $ 7,713      3.95%              $ 7,605      4.35%
                                                   =======  ======                =======    ======               =======     =====

The fully taxable equivalent basis of interest income from obligations of states and political subdivisions has been determined using a combined Federal and State corporate income tax rate of 40% for 2001, 2000, and 1999, respectively. The effect of this adjustment is presented below (in thousands).

 Obligations of states and
   political subdivisions:
    Investment securities               $ 15,578    $ 1,119   7.18%   $  12,431   $   925      7.44%   $ 11,546   $   845    7.32%
    Loans                                118,224     10,301   8.71%     112,579    10,012      8.89%    105,775     9,434    8.92%
                                       =========    =======   =====    =========   =======    ======    =======    =======   =====
 Total earning assets                  $ 207,033    $15,434   7.45%   $ 195,245   $15,377      7.88%   $174,964   $13,673    7.81%
                                       =========    =======   =====    =========   =======    ======    =======    =======   =====
 Taxable equivalent net yield on
 earning assets                                     $ 9,012   4.35%               $ 8,221      4.21%              $ 8,071    4.61%
                                                    =======   ======               =======    ======               =======   =====

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Table Three
Rate Volume Analysis of Changes in Interest Income and Expense
(in thousands)

The effect on interest income and interest expense for the years ended December 31, 2001, 2000, and 1999 due to changes in average volume and rate from the prior year, is presented below. The effect of a change in average volume has been determined by applying the average rate to the change in volume. The change in rate has been determined by applying the average volume in the earlier year by the change in rate. The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of change in each.

                                   2001 Compared to 2000                2000 Compared to 1999              1999 Compared to 1998
                                      Increase (Decrease)                  Increase (Decrease)                Increase (Decrease)
                                       Due to Change in:                    Due to Change in:                  Due to Change in:
                                  -----------------------------       ------------------------------   ----------------------------
                                                          Net                                  Net                            Net
                                  Average              Increase        Average              increase    Average            increase
                                  Volume      Rate    (decrease)       Volume      Rate    (decrease)   Volume     Rate  (decrease)
                                  --------  --------    -------        -------   --------   --------    --------  ------   --------
                                                                        (expressed in thousands)
INTEREST INCOME FROM:
-----------------------
 U.S. Treasury and other U. S.
   Government agencies            $   (841)  $  (210)  $(1,051)       $    119   $    132    $ 251     $  566   $  (101)    $  465
 Mortgage backed securities            695       (19)      676             386         17      403        (73)        8        (65)
 Obligations of states and
   political subdivisions              146       (18)      128              39         30       69        159       (34)       125
 Other securities                      226       (35)      191              36         13       49         33        (5)        28
                                   --------  -------    -------         --------  --------   -------   -------    -----    --------
Total investment securities            226      (282)     ( 56)            580        192      772        685       (132)      553
 Interest bearing deposits              93      (196)     (103)            127         76      203         66        (8)        58
Federal funds sold                      35      (174)     (139)             55         81      136        (63)      (24)       (87)
Loans, net of unearned income          494      (293)      201             599        (52)     547        588      (360)       228
Other earning assets                    --        --        --               1          3        4          3         1          4
                                   --------  -------    -------         --------  --------   -------   -------    -----    --------
       Total interest earned           848      (945)      (97)          1,362        300    1,662      1,279      (523)       756
                                   --------  -------    -------         --------  --------   -------   -------    -----    --------

INTEREST EXPENSE ON:
-----------------------
Time deposits                          227       (19)      208             305        225      530        392       (213)      179
   Savings deposits                    271      (772)     (501)            230        482      712        156        (58)       98
Interest bearing demand deposits        32      (126)      (94)             (9)       (23)     (32)        37       (102)      (65)
Federal funds purchased and
   Repurchase agreements              (183)     (164)     (347)            164        180      344         83        (17)       66
                                   --------  -------     -----          -------   --------   -------   -------     --------  ------
       Total interest paid             347    (1,081)     (734)            690        864    1,554        668       (390)      278
                                   --------  -------     -----          -------    -------   -------   -------     --------  ------
      Net interest differential   $    501   $   136   $   637         $   672   $   (564)  $  108     $  611    $  (133)  $   478
                                   ========  ========   ========       =========  =========  ========  ========    ========  ======

Presented below is the effect on volume and rate variances of the adjustment of interest income on obligations of states and political subdivisions to the fully taxable equivalent basis using a combined Federal and State corporate income tax rate of 40% for the years ended 2001, 2000, 1999, and 1998, respectively.

 Obligations of states and
   political subdivisions:
    Investment securities         $    234   $   (40)  $   194         $    65   $     15   $   80     $  265     $   (57)  $  208
    Loans                              502      (213)      289             607        (29)     578        597        (378)     219
                                   =========  =======   ======         ========   ========  ======    =======      ======= ========
 Total interest earned            $    944   $  (887)  $    57         $ 1,396   $    308   $1,704     $1,394     $  (564)  $  830
                                   =========  =======   ======         ========   ========  ======    =======      ======= ========

Net interest differential         $    597   $   194   $   791         $   706   $   (556)  $ 150     $   726     $  (174)  $  552
                                   =========  =======   ======         ========   ========  ======    =======      ======= ========

--------------------------------------------------------------------------------

Net Interest Income Continued

Interest income on investment securities during 2001 decreased $55,931 or 1.3% over 2000. The decline in the average rates earned on investment securities offset in part by the increased average volume primarily contributed to the decreased interest earned in 2001. The average yield on investment securities decreased .41%, from 6.03% in 2000 to 5.62% in 2001. The average volume of investment securities increased $4,091,000 in 2001. During 2000, the increase in the average volume of investment securities resulted in the overall increase in interest earned on investment securities. Interest income on investment securities in 2000 increased $772,780 or 22.6% over 1999. The average yield on investment securities increased .30%, from 5.73% in 1999 to 6.03% in 2000.

Interest expense in 2001 decreased $733,460 or 10.3% from 2000, compared to an increase in 2000 of $1,553,565 or 27.7% from 1999. The decrease in interest expense in 2001 resulted primarily from the decrease in the rates paid on interest bearing liabilities, offset by the increased deposit growth. The increase in interest expense for 2000 was primarily the result of deposit growth. During 2001, the average yield paid on interest bearing liabilities decreased .64%, from 4.23% in 2000 to 3.59% in 2001, and followed an increase of .51%, from 3.72% in 1999 to 4.23% in 2000. The decrease in the average yield on interest bearing liabilities during 2001 was primarily the result of a decrease in the interest rates paid on savings deposits and interest bearing demand deposits. The increase in the average yield on interest bearing liabilities during 2000 was primarily the result of an increase in the interest rates paid on savings deposits and time deposits. The average volume of interest bearing deposits increased $13,648,000 or 8.8% as compared to 2000, and increased $13,404,000 or 9.5% in 2000 as compared to 1999. Average volume increases of interest bearing deposits during 2001 and 2000 were primarily the result of the growth in time deposits and savings deposits.

The changes in the volume and mix of earning assets and interest bearing liabilities combined with the changes in the market rates of interest resulted in taxable equivalent net interest yields on average earning assets of 4.35% for 2001, as compared to 4.21% and 4.61% earned during 2000 and 1999, respectively.

Noninterest Income

Service charges and other fees represent the major component of noninterest income. These charges are earned from assessments made on checking and savings accounts. Service charges increased $60,372 in 2001, up 11.3%, from 2000, as compared to an increase of 5.2% from 1999 to 2000. The increases in service charges in both 2001 and 2000 were primarily due to the increase in the number of charges assessed on deposit accounts.

During 1999, noninterest income included a pre-taxable gain of $301,862 on the sale of the building and land by the Holding Company.

Sales of investment securities by the subsidiary banks are generally limited to the needs established under the liquidity policies. During 2001, the subsidiary banks accounted for securities gains of $7,867 and securities losses of $9,133 and were attributable to sales of securities available for sale. Additionally, the Holding Company accounted for securities gains of $21,018 and securities losses of $11,859 and were attributable to sales of marketable equity securities. During 2000, the Holding Company recorded securities gains of $37,944 and securities losses of $14,508 and were sales of marketable equity securities. In 1999, the subsidiary banks accounted for securities gains of $14,721 and securities losses of $13,086 and were sales of securities available for sale. Additionally, in 1999 the Holding Company accounted for securities gains of $11,526 and securities losses of $662 and were attributable to sales of marketable equity securities.

Other operating income represents fees from safe deposit box rentals, sales of checkbooks, sales of cashiers' checks and money orders, utility collections, ATM charges and card fees, home equity credit line fees, credit life commissions, credit card fees and commissions and various other charges and fees related to normal customer banking relationships. In 2001, other operating income was $338,338, an increase of $17,064 or 5.3% over 2000, and follows an increase of $70,966, or 28.3%, over 1999. In 2001, the increase in ATM charges primarily contributed to the increase in other operating income. The increase in other operating income during 2000 results primarily from an increase in other credit card income and an increase in credit life commissions.

Non-Interest Expense

Salary and employee benefits represent the largest component of noninterest expense. Salary and employee benefits increased $186,833 or 7.4% in 2001 as compared to the same period in 2000. The increase in salary and employee benefits in 2001 was primarily due to the hiring of additional personnel and normal annual merit adjustments. During 2000, salary and employee benefits increased $105,695 or 4.3% over 1999. The increase in salary and employee benefits in 2000 was primarily due to normal annual merit adjustments.

Net occupancy expense increased $58,559 or 7.6% in 2001 over 2000, following an increase of $3,316 or .4% in 2000 over 1999. Occupancy expense increased during 2001 primarily due to increased overhead expenses with the opening of two branch offices and other real estate expenses.

--------------------------------------------------------------------------------
6

Non-Interest Expense Continued

The major components of other operating expenses include: stationery and supplies, directors' fees, service expense, postage and transportation, other taxes, advertising, and regulatory assessment and deposit insurance. Other operating expenses increased $262,763 or 17.5% in 2001 over 2000 after decreasing $32,940 or 2.1% in 2000. The increase in other operating expenses during 2001 was primarily due to the increase in other expenses, other taxes, service expense, stationery and supplies expense and postage expenses. During 2000, the decrease in other operating expenses was primarily due to the decrease in other expenses, stationery and supplies expense, and service expenses partially offset by the increase in advertising expense, regulatory assessments and directors fees.

Income Taxes

Income tax expense for the period ended December 31, 2001 was $982,283, a decrease of $33,000 over 2000. Income tax expense decreased primarily due to an increase in tax exempt income in 2001 over 2000. Components of the income tax expense for December 31, 2001 were $802,576 for federal taxes and $179,707 for West Virginia corporate net income taxes. Income tax expense for the period ended December 31, 2000 decreased by $124,233 over 1999. The decrease was primarily due to the decrease in pre-taxable income of $248,708 in 2000 over 1999.

For federal income tax purposes, tax-exempt income is based on qualified state, county, and municipal bonds and loans. Tax-exempt income was $992,879 in 2001; $761,821 in 2000; and $698,249 in 1999. The state of West Virginia recognizes tax-exempt income based on the average of certain investments and loans held during the tax reporting period. Nontaxable items included are federal obligations and securities, obligations of West Virginia and West Virginia political subdivisions, investments of loans primarily secured by liens or security agreements on residential property and other real estate in the form of a mobile home, modular home or double-wide located in West Virginia. Nontaxable West Virginia income attributable to the foregoing items was approximately $1,405,000 in 2001; $1,631,000 in 2000; and $1,592,000 in 1999.

Federal income tax rates and West Virginia corporate net income tax rates were consistent at 34% and 9%, respectively, for the years ended December 31, 2001, 2000 and 1999. Additional information regarding income taxes is contained in
Note 7 to the Consolidated financial statements.

Balance Sheet Analysis

Investments

Investment securities increased $9,959,980 or 13.8% from $72,242,181 at December 31, 2000, to $82,202,161 at December 31, 2001 and followed an increase of $12,847,557 or 21.6% from $59,394,624 at December 31, 1999 to $72,242,181 at
December 31, 2000. The increases in investment securities at December 31, 2001 and 2000 were primarily the result of increased deposit growth.

The investment portfolio is managed to attempt to achieve an optimum mix of asset quality, liquidity and maximum yield on investment. The investment portfolio consists of U.S. Treasury securities, U.S. Government agency and corporation securities, obligations of states and political subdivisions, corporate debt securities, mortgage-backed securities and equity securities. Taxable securities comprised 81.0% of total securities at December 31, 2001, as compared to 84.3% at December 31, 2000. Other than the normal risks inherent in purchasing U.S. Treasury securities, U.S. Government agency and corporation securities, and obligations of states and political subdivisions, i.e., interest rate risk, management has no knowledge of other market or credit risk involved in these investments. The Holding Company does not have any high risk hybrid/derivative instruments.

Investment securities that are classified available for sale are available for sale at any time based upon management's assessment of changes in economic or financial market conditions. These securities are carried at market value and the unrealized holding gains and losses, net of taxes, are reflected as a separate component of stockholders' equity until realized. Available for sale securities, at market value increased $11,984,295 or 19.5% from 2000, and represented 89% of the investment portfolio at December 31, 2001. The increase in the available for sale securities was primarily due to the purchase of mortgage backed securities. Investment securities held to maturity are securities purchased with the intent and ability to hold until their maturity. Securities classified as held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts. The held to maturity securities decreased $2,024,315 or 18.6% from 2000 and represented 11% of the investment portfolio as of December 31, 2001. The decrease in the held to maturity securities was primarily the result of maturities and calls of tax exempt municipal securities which were reinvested in available for sale securities.

-------------------------------------------------------------------------------
Table Four
Investment Portfolio
(in thousands)

The maturity distribution using book value including accretion of discounts and amortization of premiums (expressed in thousands) and approximate yield of investment securities at December 31, 2001 and December 31, 2000 are presented in the following table. Tax equivalent yield basis was used on tax exempt obligations. Approximate yield was calculated using a weighted average of yield to maturities.

                                                December 31, 2001                                 December 31, 2000
                                 -----------------------------------------------    --------------------------------------------
                                       Securities                Securities            Securities              Securities
                                   Held to Maturity          Available for Sale     Held to Maturity       Available for Sale
                                 ---------------------      --------------------    --------------------      ------------------
                                   Amount        Yield       Amount       Yield      Amount       Yield       Amount     Yield
                                 ---------      ------      --------      ------    ---------     ------      --------   -------
U.S. Treasury and other U.S.
   Government Agencies

  Within One Year                $       --        --%      $  12,264        2.89 %   $     --       -- %    $   8,843    6.13 %
  After One But
     Within Five Years                   --        --          15,284        4.38           --       --         24,422    6.20
  After Five But
     Within Ten Years                    --        --           2,521        6.43           --       --          9,782    6.57
  After Ten Years                        --        --           1,284        3.03           --       --             --      --
                                 ----------     -----       ---------        ----     --------      ----     ---------    ----
                                         --        --          31,353        3.91           --       --         43,047    6.27

States & Political Subdivisions

  Within One Year                       960      6.46           1,499        4.65        2,008      6.74            --      --
  After One But
     Within Five Years                4,043      6.21           4,914        5.43        3,745      6.28           985    7.39
  After Five But
     Within Ten Years                 3,851      6.65           1,260        6.30        5,029      6.52         1,066    6.93
  After Ten Years                        --        --             244        6.66           96      7.82            --      --
                                 ----------     -----       ---------        ----     --------      ----     ---------    ----
                                      8,854      6.43           7,917        5.46       10,878      6.49         2,051    7.15

Corporate Debt Securities

  Within One Year                       --         --           1,251        2.85           --        --           100    8.44
  After One But
     Within Five Years                  --         --           5,871        5.49           --        --           492    7.36
  After Five But
     Within Ten Years                   --         --             964        7.05           --        --            --      --
                                 ----------     -----       ---------        ----     --------      ----     ---------    -----
                                        --         --           8,086        5.27           --        --           592    7.54

Mortgage-Backed Securities              --         --          25,535        5.75           --        --        15,286    7.01

Equity Securities                       --         --             457        2.67           --        --           388    2.94

                                 ----------     -----       ---------        ----     --------      ----     ---------    -----
  Total                          $    8,854      6.43 %     $  73,348        4.86 %   $ 10,878      6.49 %   $  61,364    6.47%

                                 ==========     =====       =========        ====     ========      ====     =========    ====

-------------------------------------------------------------------------------

Investments Continued

As the investment portfolio consists primarily of fixed rate debt securities, changes in the market rates of interest will affect the carrying value of securities available for sale, adjusted upward or downward under the requirements of FAS 115 and represent temporary adjustments in value. The carrying values of securities available for sale were increased by $989,018 at December 31, 2001 and decreased by $60,128 at December 31, 2000. The market value of securities classified as held to maturity was above book value by $158,100 and by $42,633 at December 31, 2001 and 2000, respectively.

Loans

Loans, net of unearned income, increased $6,890,836 or 6.0% from 2000, and follows an increase in 2000 of $3,564,571 or 3.2% from 1999. The loan growth during 2001 was attributed primarily to increases in commercial loans and other loans which increased approximately $6,178,000 and $3,145,000, respectively offset by a decrease in installment loans of $4,379,000. In 2000, the loan growth was attributed primarily to increases in residential real estate loans which increased approximately $3,062,000. Commercial loans increased during 2001, primarily in commercial real estate loans, due to refinances by new and existing customers. Other loans also increased during 2001, primarily in non rated industrial development obligations.

Real estate residential loans which include real estate construction, real estate farmland, and real estate residential loans comprised thirty-seven percent (37%) of the loan portfolio. Commercial loans which include real estate secured by non-farm, non-residential and commercial and industrial loans comprised forty percent (40%) of the loan portfolio. Installment loans comprised sixteen percent (16%) of the loan portfolio. Other loans which include non-rated industrial development obligations, direct financing leases and other loans comprised seven percent (7%) of the loan portfolio. The changes in the composition of the loan portfolio from 2000 to 2001 were a 3% increase in other loans, a 3% increase in commercial loans, a 5% decrease in installment loans and a 1% decrease in real estate residential loans. From 1999 to 2000, the changes in the composition of the loan portfolio were a 2% increase in real estate residential loans, a 1% increase in other loans, a 1% decrease in installment loans and a 1% decrease in commercial loans.

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

Total non-performing loans were $1,317,000 at December 31, 2001 as compared with $2,283,000 at December 31, 2000. Total non-performing loans decreased $966,000 in 2001, as compared to the increase of $1,391,000 in 2000. The decrease in non-performing loans in 2001 was primarily due to a decline in loans 90 days past due or more. The increase in non performing loans in 2000 was primarily due to an increase in non-accrual loans and loans past due 90 days or more. Non-accrual loans were $1,184,000 or 1.0% of total loans outstanding as of December 31, 2001, as compared to $1,248,000 or 1.1% at December 31, 2000. The non-accrual loans in 2001 and 2000 primarily were commercial loans which are secured by properties believed to have adequate values to cover the outstanding loan balances. Loans past due 90 days or more were $73,000 or .06% of total loans outstanding as of December 31, 2001, as compared to $904,000 or .8% at December 31, 2000. Loans past due 90 days or more decreased $831,000 during 2001, after increasing $585,000 during 2000. There were no loans classified as renegotiated at December 31, 2001 and 2000. Other real estate amounted to $60,000 at December 31, 2001. Other real estate owned decreased $71,000 in 2001 over 2000 due to the sale of the properties by a subsidiary bank. Management continues to monitor the nonperforming assets to ensure against deterioration in collateral values.

Allowance for Loan Losses

The corporation maintains an allowance for loan losses to absorb probable loan losses. Table Seven presents a five-year summary of the Allowance for Loan Losses. The allowance for loan losses represented 1.4% and 1.1% of outstanding loans as of December 31, 2001 and 2000, respectively. Net loan charge-offs were $229,072 in 2001, compared to $282,176 in 2000 and $323,192 in 1999. The net loan charge-offs in 2001 and 2000 were primarily installment and commercial loans. The net loan charge-offs in 1999 were primarily installment loans. Personal bankruptcies have contributed to the increase in net charge-offs on consumer type loans over the past several years.

The provision for possible loan losses was $573,000 for the year ended December 31, 2001 compared to $436,500, and $348,000 at December 31, 2000 and 1999,
respectively. The increased loan growth combined with the increase in net charge-offs and in nonperforming assets in 2001 and 2000 has prompted the increase in the provision for loan losses.

The corporation has allocated the allowance for possible loan losses to specific portfolio segments based upon historical net charge-off experience, changes in the level of nonperforming assets, local economic conditions and management experience as presented in Table Eight.

-------------------------------------------------------------------------------
9

-------------------------------------------------------------------------------

Table Five
Loan Portfolio - Maturities and sensitivities of Loans to Changes in Interest Rates

The following table presents the contractual maturities of loans other than installment loans and residential mortgages for all banks as of December 31, 2001 and December 31, 2000 (in thousands):

                                             December 31, 2001
                                ------------------------------------------
                                                After one
                                  In one        Year Through    After
                                  Year or Less  Five Years      Five Years
                                -------------- -----------     -----------
  Commercial                    $      966     $    6,465      $    6,458
  Real Estate - construction           165              6             224
                                ----------     ----------      ----------
     Total                      $    1,131     $    6,471      $    6,682
                                ==========     ==========      ==========

                                             December 31, 2000
                                -------------------------------------------
                                                After one
                                  In one        Year Through    After
                                  Year or Less  Five Years      Five Years
                                --------------  ------------   -----------

  Commercial                    $      746     $    5,815      $    7,284
  Real Estate - construction           119             --              --
                                ----------     ----------      ----------
     Total                      $      865     $    5,815      $    7,284
                                ==========     ==========      ==========

The following table presents an analysis of fixed and variable rate loans as of December 31, 2001 and December 31, 2000 along with the contractual maturities of loans other than installment loans and residential mortgages (in thousands):

                                             December 31, 2001
                                ------------------------------------------
                                                After one
                                  In one        Year Through    After
                                  Year or Less  Five Years      Five Years
                                --------------  ------------   ------------

  Fixed Rates                   $    1,095     $    4,585      $    1,557
  Variable Rates                        36          1,886           5,125
                                ----------       --------      ----------
     Total                      $    1,131     $    6,471      $    6,682
                                ==========     ==========      ==========

                                             December 31, 2000
                                ------------------------------------------
                                                After one
                                 In one        Year Through    After
                                 Year or Less  Five Years      Five Years
                                ------------------------------ -----------

  Fixed Rates                   $      802     $    4,380      $       638
  Variable Rates                        63          1,435            6,646
                                ----------     ----------      -----------
     Total                      $      865     $    5,815      $     7,284
                                ==========     ==========      ===========

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

Table Six
Risk Elements

Loans which are in the process of collection, but are contractually past due 90 days or more as to interest or principal, renegotiated, non-accrual loans and other real estate are as follows ( in thousands):

                                                          December 31,
                               ---------------------------------------------------------
                                  2001        2000          1999       1998        1997
Past Due 90 Days or More:
  Real Estate - residential    $     21    $     48    $      66    $    76     $     45
  Commercial                         26         711           11          4           70
  Installment                        26         145          242        188          104
                               --------    --------    ---------    -------     --------
                               $     73    $    904    $     319    $   268     $    219
                               --------    --------    ---------    -------     --------
Non-accrual:
  Real Estate - residential    $     27    $     14    $      17    $   106     $    139
  Commercial                      1,124       1,202          440        184          353
  Installment                        33          32          116        106           48
                               --------    --------    ---------    -------     --------
                               $  1,184    $  1,248    $     573    $   396     $    540
                               --------    --------    ---------    -------     --------
Other Real Estate              $     60     $   131    $      --    $    --     $     80
                               --------    ---------   ---------    -------     --------

Total non-performing assets    $  1,317    $  2,283    $     892    $   664     $    839
                               ========    ========    =========    =======     ========

Total non-performing assets
   to total loans and
   other real estate             1.09%      2.00%        0.81%           0.64%       0.88%

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

The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was $96,600 and $42,200 for the periods ended December 31, 2001 and 2000, respectively.

As of December 31, 2001, there are no loans known to management other than those previously disclosed about which management has any information about possible credit problems of borrowers which causes management to have serious doubts as to the borrower's ability to comply with present loan repayment terms.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Allowance for Loan Losses Continued

The Corporation has historically maintained the allowance for loan losses at a level greater than actual charge-offs. In determining the allocation of the allowance for possible loan losses, charge-offs for 2002 are anticipated to be within the historical ranges. Although a subjective evaluation is determined by management, the corporation believes it has appropriately assessed the risk of loans in the loan portfolio and has provided for an allowance which is adequate based on that assessment. Because the allowance is an estimate, any change in the economic conditions of the corporation's market area could result in new estimates which could affect the corporation's earnings. Management monitors the quality of the loan portfolio through reviews of past due loans and all significant loans which are considered to be potential problem loans on a monthly basis. The internal loan review function provides for an independent review of commercial, real estate, and installment loans in order to measure the asset quality of the portfolio. Management's review of the loan portfolio has not indicated any material loans, not disclosed in the accompanying tables and discussions which are known to have possible credit problems that cause management to have serious doubts as to the ability of each borrower to comply with their present loan repayment terms.

Deposits

A stable core deposit base is the major source of funds for Holding Company subsidiaries. The deposit mix depends upon many factors including competition from other financial institutions, depositor interest in certain types of deposits, changes in the interest rate and the corporation's need for certain types of deposit growth. Total deposits were $203,771,954 at December 31, 2001 as compared to $173,668,578 at December 31, 2000, an increase of 17.3%, and follows an increase of 7.5% between 2000 and 1999. Approximately $9.6 million or 5.5% of the increase in deposits during 2001 primarily was due to the acquisition of the deposits of United National Bank's New Martinsville branch office by the subsidiary bank. The growth in total deposits during 2001 was primarily in interest bearing deposits. The growth in total deposits during 2000 was primarily in savings and time deposits. Savings deposits increased by $9,601,429 or 16.0% during 2001, and follows an increase of $7,071,251 or 13.4%
in 2000. The increase in savings deposits was mainly due to the demand for the Progressive Gold money market product by depositors. Time deposits grew by $8,747,165 or 12.0% in 2001, and follows an increase of $3,207,025 or 4.6% in
2000. Time deposits of $100,000 or more increased approximately $4,130,000 at December 31, 2001 as compared to December 31, 2000. The increase in time deposits in 2001 was primarily the result of the subsidiary bank's purchase of deposits combined with the special promotions offered by the subsidiary banks throughout the year. Interest bearing demand deposits increased $7,397,398 or 30.8% in 2001. At December 31, 2001, noninterest bearing deposits comprised 10% of total deposits and interest bearing deposits which include NOW, money market, savings and time deposits comprised 90% of total deposits. There was no change in the deposit mix from December 31, 2000 to December 31, 2001.

Federal Funds Purchased and Repurchase Agreements

Federal funds purchased and repurchase agreements are short-term borrowings of which repurchase agreements represent the largest component. Repurchase agreements were $6,537,648 at December 31, 2001, a decrease of $7,988,680 over 2000. The decrease in repurchase agreements in 2001 was primarily due to the loss of one commercial customer. There were no Federal funds purchased as of December 31, 2001 and 2000.

Capital Resources

A strong capital base is vital to continued profitability because it promotes depositor and investor confidence and provides a solid foundation for future growth. Stockholders' equity increased 7.5% in 2001 entirely from current earnings after quarterly dividends, and an increase of 3.6% resulting from the effect of the change in the net unrealized gain on securities available for sale. The increase in stockholders' equity in 2001 follows an increase of 8.4% in 2000 entirely from current earnings after quarterly dividends, and an increase of 5.1% resulting from the effect of the change in the net unrealized gain on securities available for sale. Stockholders' equity amounted to 8.7% and 8.8% of total assets at the end of 2001 and 2000, respectively.

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

-------------------------------------------------------------------------------

Table Seven
Analysis of Allowance for Possible Loan Losses

The following table presents a summary of loans charged off and recoveries of loans previously charged off by type of loan (in thousands).

                                                          Summary of Loan Loss Experience
                                       ------------------------------------------------------------
                                                                   December 31,
                                       ---------------------------------------------------------------
                                          2001          2000         1999          1998         1997
Balance at Beginning of period
  Allowance for Possible
     Loan Losses                       $   1,302   $   1,148      $    1,123    $   1,218    $   1,160
Loans Charged Off:
  Real Estate - residential                    -          20              14           65           18

  Commercial                                  95         107              16          134            -
  Installment                                164         189             315          173           67
                                       ---------   ---------      -----------   ---------    ---------
                                             259         316             345          372           85
Recoveries:
  Real Estate - residential                    4           -               -            5            -
  Commercial                                  12           5               -            -            3
  Installment                                 14          29              22           16            9
                                       ---------   ---------      -----------   ---------    ---------
                                              30          34              22           21           12

Net Charge-offs                              229         282             323          351           73
Additions Charged to Operations              573         436             348          256          131
                                       ---------   ---------      ----------    ---------    ---------
Balance at end of period:              $   1,646   $   1,302      $    1,148    $   1,123    $   1,218
                                       =========   =========      ==========    =========    =========

Average Loans Outstanding              $ 118,224   $ 112,579      $  105,775    $  99,345    $  86,609
                                       =========   =========      ==========    =========    =========

Ratio of net charge-offs
   to Average loans
  outstanding for the period               0.19%       0.25%           0.31%          0.35%      0.08%

Ratio of the Allowance for Loan
  Losses to Loans Outstanding for
   the period                              1.36%       1.14%           1.04%          1.08%      1.28%

The additions to the allowance for loan losses are based on management's evaluation of characteristics of the loan portfolio, current and anticipated economic conditions, past loan experiences, net loans charged-off, specific problem loans and delinquencies, and other factors.

-------------------------------------------------------------------------------

Table Eight
Loan Portfolio  -  Allocation of allowance for possible loan losses

The following table presents an allocation of the allowance for possible loan losses at each of the five year periods ended December 31, 2001 ( expressed in thousands). The allocation presented below is based on the historical average of net charge offs per category combined with the change in loan growth and management's review of the loan portfolio.

                                                           December 31,
                 ----------------------------------------------------------------------------------------------
                       2001               2000               1999                1998              1997
                 ----------------    ----------------   -----------------   ---------------   ------------------
                          Percent             Percent            Percent            Percent             Percent
                          of loans            of loans           of loans           of loans            of loans
                          in each             in each            in each            in each             in each
                          category            category           category           category            category
                          to total            to total           to total           to total            to total
                 Amount   loans      Amount   loans     Amount   loans      Amount  loans     Amount    loans
                 -------  -------    ------- -------    -------  --------   -----  --------   -------  --------
Real estate -
  residential    $  263     37.3%    $ 241     37.9%   $  238      36.2%   $  208    34.2%   $  202     34.6%
Commercial          821     40.0       549     37.0       490      38.7       490    37.8       622     38.0
Installment         541     16.1       492     20.9       400      22.2       374    23.8       343     23.6
Others               21      6.6        20      4.2        20       2.9        20     4.2        20      3.8
Unallocated          --       --        --       --        --        --        31      --        31       --
                 ------    -----    ------    -----    ------     -----    ------   -----    ------     -----
Total            $1,646    100.0%   $1,302    100.0%   $1,148     100.0%   $1,123   100.0%   $1,218     100.0%
                 ======    =====    ======    =====    ======     =====    ======   =====    ======     =====

-------------------------------------------------------------------------------

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

The information presented in the following Interest Rate Risk table contains assumptions and estimates used by management in determining repricing characteristics and maturity distributions. As noted in the following table, the cumulative gap at one year is approximately $22,162,000, which indicates the corporation's earning assets are more than interest bearing liabilities at December 31, 2001. As the table presented is as of a point in time and conditions change on a daily basis, any conclusions made may not be indicative of future results.

Interest Rate Risk Table  -  December 31, 2001

                                    (less                          (greater     Non-
                                    than) 3   4 - 12      1 - 3    than) 3    Interest
                                    Months    Months      Years    Years      Bearing    Total
                                    -------   -------     ------   -------    -------   -------
ASSETS:
Federal funds sold                 $  7,632   $           $        $         $         $  7,632
Investment securities                25,843     17,929     21,856   15,584       990     82,202
Loans                                28,346     35,047     31,841   24,645     1,065    120,944
Other assets                          9,075                                   13,823     22,898
Allowance for loan losses                                                     (1,646)    (1,646)
                                   --------   --------    -------  -------   -------   --------
Total assets                       $ 70,896   $ 52,976    $53,697  $40,229   $14,232   $232,030
                                   ========   ========    =======  =======   =======   ========

LIABILITIES AND CAPITAL
NOW and savings                    $  1,506   $  5,356    $ 7,067  $47,276   $         $ 61,205
MMDA's                               39,793                                              39,793
Certificates of deposit * $100,000   10,706     27,157     18,172    4,277               60,312
Certificates of deposit ** $100,000   3,876      6,778     10,023      909               21,586
Noniterest bearing demand deposits                                            20,876     20,876
Other liabilities                                                              1,471      1,471
Repurchase agreements                 6,538                                               6,538
Stockholders' equity                                                          20,249     20,249
                                   --------   --------    -------  -------   -------   --------
Total liabilities and capital      $ 62,419   $ 39,291    $35,262  $52,462   $42,596   $232,030
                                   ========   ========    =======  =======   =======   ========
GAP                                   8,477     13,685     18,435  (12,233)  (28,364)
GAP/ Total Assets                     3.65%      5.90%      7.95%   (5.27%)  (12.22%)
Cumulative GAP                        8,477     22,162     40,597   28,364         0
Cumulative GAP/Total Assets           3.65%      9.55%     17.50%   12.22%      0.00%

The above analysis contains repricing and maturity assumptions and estimates used by management.
-------------------------------------------------------------------------------

*  represents less than
** represents greater than

Interest Rate Risk Continued

The Company's subsidiary banks use an asset/liability model to measure the impact of changes in interest rates on net interest income on a periodic basis. Assumptions are made to simulate the impact of future changes in interest rates and/or changes in balance sheet composition. The effect of changes in future interest rates on the mix of assets and liabilities may cause actual results to differ from simulated results. Guidelines established by the Company's subsidiary banks provide that the estimated net interest income may not change by more than 10% in a one year period given a +/- 200 basis point parallel shift in interest rates. Excluding the potential effect of interest rate changes on assets and liabilities of the Holding Company which are not deemed material, the anticipated impact on net interest income of the subsidiary banks at December 31, 2001 were as follows: given a 200 basis point increase scenario net interest income would be increased by approximately 4.5%, and given a 200 basis point decrease scenario net interest income would be reduced by approximately 9.4%. Under both interest rate scenarios the subsidiary banks were within the established guideline.

Liquidity

Liquidity management ensures that funds are available to meet loan commitments, deposit withdrawals, and operating expenses. Funds are provided by loan repayments, investment securities maturities, or deposits, and can be raised by liquidating assets or through additional borrowings. The Holding Company had investment securities with an estimated market value of $73,348,310 classified as available for sale at December 31, 2001. These securities are available for sale at any time based upon management's assessment in order to provide necessary liquidity should the need arise. In addition, the Holding Company's subsidiary banks, Progressive Bank, N.A., and Progressive Bank, N.A.- Buckhannon, are members of the Federal Home Loan Bank of Pittsburgh (FHLB). Membership in the FHLB provides an additional source of short-term and long-term funding, in the form of collateralized advances. At December 31, 2001, the subsidiary banks had unused lines of credit available with the FHLB in the aggregate amount of approximately $10,446,000. There were no borrowings outstanding pursuant to these agreements as of December 31, 2001.

At December 31, 2001 and December 31, 2000, the Holding Company had outstanding loan commitments and unused lines of credit totaling $19,511,000 and $14,307,000, respectively. As of December 31, 2001, management placed a high probability for required funding within one year of approximately $14,540,000. Approximately $3,491,000 is principally unused home equity and credit card lines on which management places a low probability for required funding.

Market Information of Common Stock

First West Virginia Bancorp, Inc's common stock has been traded on the American Stock Exchange primary list since June 20, 1995, and began trading under the symbol of FWV. The following table sets forth the high and low sales prices of the common stock during the respective quarters.

                                             Stock Prices
                                          Low            High
                   2001
               4th Quarter             $ 15.15         $ 18.85
               3rd Quarter             $ 15.00         $ 17.85
               2nd Quarter             $ 13.25         $ 15.70
               1st Quarter             $ 12.60         $ 14.38

                   2000
               4th Quarter             $ 13.00         $ 14.63
               3rd Quarter             $ 13.88         $ 14.50
               2nd Quarter             $ 14.25         $ 15.50
               1st Quarter             $ 15.13         $ 16.50

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
First West Virginia Bancorp, Inc.
Summarized Quarterly Financial Information
-------------------------------------------------------------------------------

     A summary of selected quarterly financial information follows:

                                        First          Second           Third          Fourth
          2001                         Quarter         Quarter         Quarter         Quarter
                                    -------------   -------------   -------------   ------------
   Total interest income          $    3,780,886  $    3,790,938  $    3,672,678  $    3,527,709
   Total interest expense              1,792,532       1,675,215       1,592,311       1,362,009
   Net interest income                 1,988,354       2,115,723       2,080,367       2,165,700
   Provision for loan losses             141,000         141,000         141,000         150,000
   Investment securities gain              1,647           6,244               0               2
   Total other income                    205,944         243,005         257,633         227,535
   Total other expenses                1,216,328       1,376,815       1,302,088       1,429,237
   Income before income taxes            838,617         847,157         894,912         814,000
   Net income                            582,165         603,218         638,858         588,162
   Net income per share                      .38             .39             .42             .38

                                        First          Second           Third          Fourth
          2000                         Quarter         Quarter         Quarter         Quarter
                                    -------------   -------------   -------------  -------------
   Total interest income              $3,497,338  $    3,652,438  $    3,830,686  $    3,888,939
   Total interest expense              1,592,567       1,717,471       1,880,663       1,964,826
   Net interest income                 1,904,771       1,934,967       1,950,023       1,924,113
   Provision for loan losses              97,500          97,500         100,500         141,000
   Investment securities gain             23,443               0               0               4
   Total other income                    207,183         191,360         231,450         226,688
   Total other expenses                1,227,411       1,204,469       1,204,439       1,179,994
   Income before income taxes            810,486         824,358         876,534         829,811
   Net income                            559,543         584,860         603,940         577,563
   Net income per share                      .36             .38             .39             .38

                                        First          Second           Third          Fourth
          1999                         Quarter         Quarter         Quarter         Quarter
                                    -------------   -------------   -------------   -------------
   Total interest income          $    3,117,090  $    3,220,452  $    3,455,711  $    3,413,428
   Total interest expense              1,321,239       1,340,768       1,440,894       1,499,061
   Net interest income                 1,795,851       1,879,684       2,014,817       1,914,367
   Provision for loan losses              76,500          76,500          97,500          97,500
   Investment securities gain (loss)       9,153           3,312              54             (20)
   Total other income                    198,994         479,611         199,019         183,297
   Total other expenses                1,133,286       1,177,455       1,284,423       1,145,078
   Income before income taxes            794,212       1,108,652         831,967         855,066
   Net income                            548,216         744,190         566,517         591,458
   Net income per share /(1)/                .36             .48             .37             .38

     /(1)/ Adjusted for the 2 percent common stock dividend to stockholders of record as of December 1, 2000, and a 6 for 5 stock split in the effect of a twenty (20) percent common stock dividend, declared October 12, 1999 to shareholders of record as of November 1, 1999.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

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

-------------------------------------------------------------------------------
SNODGRASS
Certified Public Accountants and Consultants

                                                Independent Auditor's Report
                                                ----------------------------

Board of Directors
First West Virginia Bancorp, Inc.
Wheeling, West Virginia

We have audited the accompanying consolidated balance sheets of First West Virginia Bancorp, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First West Virginia Bancorp, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of its operations, and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/S. R. Snodgrass, A.C.

Wheeling, West Virginia
January 25, 2002

S.R. Snodgrass, A.C.
980 National Road Wheeling, WV 26003-6400 Phone: 304-233-5030  Facsimile:
304-233-3062

              First West Virginia Bancorp, Inc. and Subsidiaries
                         CONSOLIDATED BALANCE SHEETS

                                                         December 31,
                                                       2001         2000
                                                  ------------  ------------
                                  ASSETS

Cash and due from banks                           $  6,419,402  $  4,944,650
Due from banks - interest bearing                    9,075,314     7,491,600
                                                  ------------  ------------
     Total cash and cash equivalents                15,494,716    12,436,250
Federal funds sold                                   7,632,000     4,396,000
Investment securities:
  Available-for-sale (at fair value)                73,348,310    61,364,015
  Held-to-maturity (fair value of $9,011,951
   and $10,920,799, respectively)                    8,853,851    10,878,166
Loans                                              120,943,839   114,053,003
Less allowance for possible loan losses             (1,645,972)   (1,302,044)
                                                  ------------  ------------
     Net loans                                     119,297,867   112,750,959
Premises and equipment, net                          4,005,353     2,754,739
Accrued income receivable                            1,252,143     1,543,124
Other assets                                         2,145,885     1,769,956
                                                  ------------  ------------
     Total assets                                 $232,030,125  $207,893,209
                                                  ============  ============
                                 LIABILITIES

Noninterest bearing deposits:
  Demand                                          $ 20,875,835  $ 16,518,451
Interest bearing deposits:
  Demand                                            31,452,855    24,055,457
  Savings                                           69,545,369    59,943,940
  Time                                              81,897,895    73,150,730
                                                  ------------  ------------
     Total deposits                                203,771,954   173,668,578
Federal funds purchased and repurchase agreements    6,537,648    14,526,328
Accrued interest on deposits                           519,399       598,235
Other liabilities                                      952,156       874,968
                                                  ------------  ------------
     Total liabilities                             211,781,157   189,668,109
                                                  ------------  ------------
                            STOCKHOLDERS' EQUITY

Common stock - 2,000,000 shares
 authorized at $5 par value:
   1,538,443 shares issued at
   December 31, 2001 and December 31, 2000           7,692,215     7,692,215
Surplus                                              4,982,606     4,982,606
Retained earnings                                    6,954,229     5,587,967
Accumulated other comprehensive income (loss)          619,918       (37,688)
                                                  ------------  ------------
     Total stockholders' equity                     20,248,968    18,225,100
                                                  ------------  ------------
     Total liabilities and stockholders' equity   $232,030,125  $207,893,209
                                                  ============  ============

   The accompanying notes are an integral part of the financial statements.

              First West Virginia Bancorp, Inc. and Subsidiaries
                       CONSOLIDATED STATEMENTS OF INCOME

                                              Year Ended December 31,
                                           2001         2000        1999
                                       -----------  -----------  -----------
INTEREST INCOME
Interest and fees on loans
 and lease financing:
  Taxable                              $ 9,683,796  $ 9,614,503  $ 9,114,144
  Tax-exempt                               370,335      238,413      191,674
Investment securities:
  Taxable                                3,512,719    3,667,724    2,911,839
  Tax-exempt                               622,544      523,470      506,575
Dividends                                   35,613       35,677       32,185
Other interest income                      306,156      409,433      206,733
Interest on federal funds sold             241,048      380,181      243,531
                                       -----------  -----------  -----------
     Total interest income              14,772,211   14,869,401   13,206,681
                                       -----------  -----------  -----------
INTEREST EXPENSE
  Deposits                               6,132,180    6,518,858    5,309,346
  Other borrowings                         289,887      636,669      292,616
                                       -----------  -----------  -----------
     Total interest expense              6,422,067    7,155,527    5,601,962
                                       -----------  -----------  -----------
     Net interest income                 8,350,144    7,713,874    7,604,719

PROVISION FOR POSSIBLE LOAN LOSSES         573,000      436,500      348,000
                                       -----------  -----------  -----------
     Net interest income after provision
      for possible loan losses           7,777,144    7,277,374    7,256,719
                                       -----------  -----------  -----------
NONINTEREST INCOME
  Service charges and other fees           595,779      535,407      508,751
  Gain on sale of building and land             -            -       301,862
  Securities gains                           7,893       23,447       12,499
  Other operating income                   338,338      321,274      250,308
                                       -----------  -----------  -----------
     Total noninterest income              942,010      880,128    1,073,420
                                       -----------  -----------  -----------
NONINTEREST EXPENSE
  Salary and employee benefits           2,726,445    2,539,612    2,433,917
  Net occupancy expense of premises        830,792      772,233      768,917
  Other operating expenses               1,767,231    1,504,468    1,537,408
                                       -----------  -----------  -----------
     Total noninterest expense           5,324,468    4,816,313    4,740,242
                                       -----------  -----------  -----------
     Income before income taxes          3,394,686    3,341,189    3,589,897

INCOME TAXES                               982,283    1,015,283    1,139,516
                                       -----------  -----------  -----------
     Net income                        $ 2,412,403  $ 2,325,906  $ 2,450,381
                                       ===========  ===========  ===========
WEIGHTED AVERAGE SHARES OUTSTANDING      1,538,443    1,538,443    1,538,443
                                       ===========  ===========  ===========
EARNINGS PER COMMON SHARE                    $1.57        $1.51        $1.59
                                       ===========  ===========  ===========

     The accompanying notes are an integral part of the financial statements.

                          First West Virginia Bancorp, Inc. and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                            Accumulated
                                                                               Other
                                   Common Stock                               Compre-     Compre-
                                --------------------             Retained     hensive     hensive
                                 Shares     Stock     Surplus    Earnings     Income      Income       Total
                                --------- ---------- ---------- ----------- ----------- ----------- -----------
BALANCE, DECEMBER 31, 1998      1,257,252 $6,286,260 $4,739,381 $ 4,275,249 $   160,048             $15,460,938
Comprehensive income
 Net income                            -          -          -    2,450,381           - $ 2,450,381   2,450,381
 Other comprehensive income,
  net of tax:
   Unrealized gains on
    securities net of
    reclassification
    adjustment (see disclosure)        -          -          -           -   (1,025,329) (1,025,329) (1,025,329)
                                                                                        -----------
         Comprehensive income                                                           $ 1,425,052
                                                                                        ===========
Cash dividend ($.54 per share)         -          -          -     (827,247)         -                 (827,247)
Cash paid in lieu of fractional
 shares on stock dividend              -          -          -       (3,271)         -                   (3,271)
20% common stock dividend
 at par value                     251,274  1,256,370         -   (1,256,370)         -                        -
                                --------- ---------- ---------- ----------- -----------             -----------
BALANCE, DECEMBER 31, 1999      1,508,526 7,542,630  4,739,381    4,638,742    (865,281)             16,055,472
Comprehensive income
 Net income                            -          -          -    2,325,906          -  $ 2,325,906   2,325,906
 Other comprehensive income,
  net of tax:
   Unrealized gains on securities
    net of reclassification
    adjustment (see disclosure)        -          -          -           -     827,593      827,593     827,593
                                                                                        -----------
         Comprehensive income                                                           $ 3,153,499
                                                                                        ===========
Cash dividend ($.64 per share)         -          -          -     (980,542)         -                 (980,542)
Cash paid in lieu of fractional
 shares on stock dividend              -          -          -       (3,329)         -                   (3,329)
2% common stock dividend
 at par value                      29,917    149,585    243,225    (392,810)         -                        -
                                --------- ---------- ---------- ----------- -----------             -----------
BALANCE, DECEMBER 31, 2000      1,538,443  7,692,215  4,982,606   5,587,967     (37,688)             18,225,100
Comprehensive income
 Net income                            -          -          -    2,412,403          -  $ 2,412,403   2,412,403
 Other comprehensive income,
  net of tax:
   Unrealized gains (losses) on securities
    net of reclassification
    adjustment (see disclosure)        -          -          -           -      657,606     657,606     657,606
                                                                                        -----------
         Comprehensive income                                                           $ 3,070,009
                                                                                        ===========
Cash dividend ($.68 per share)         -          -          -   (1,046,141)         -               (1,046,141)
                               --------- ---------- ----------  ----------- -----------              -----------
BALANCE, DECEMBER 31, 2001     1,538,443 $7,692,215 $4,982,606  $ 6,954,229 $   619,918             $20,248,968
                               ========= ========== ==========  =========== ===========              ===========

                                            2001          2000         1999
                                         ----------   -----------  -----------
Disclosure of reclassification amount:
 Unrealized holding gains (losses)
  arising during period                  $   662,553  $   842,290  $(1,017,495)
 Less reclassification adjustment for
  gains (losses) included in net income        4,947       14,697        7,834
                                         -----------   ----------  -----------
         Net unrealized gains (losses)
          on securities                  $   657,606  $   827,593  $(1,025,329)
                                         ===========   ==========   ==========

        The accompanying notes are an integral part of the financial statements.

               First West Virginia Bancorp Inc. and Subsidiaries
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               Year Ended December 31,
                                           2001         2000         1999
                                       -----------  -----------  -----------
OPERATING ACTIVITIES
Net income                             $ 2,412,403  $ 2,325,906  $ 2,450,381
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
  Provision for loan losses                573,000      436,500      348,000
  Depreciation and amortization            379,761      337,148      357,987
  (Accretion) of investment
  securities, net                         (116,622)    (316,940)    (105,679)
  Investment security (gains)               (7,893)     (23,447)     (12,499)
  Gain on sale of building and land         (3,110)         -       (301,862)
  Decrease (increase) in
  interest receivable                      290,981     (186,705)    (113,813)
  Increase (decrease) in interest payable  (78,836)      98,883       27,255
  Other, net                              (142,981)    (231,613)     140,163
                                       -----------  -----------  -----------
Net cash provided by
 operating activities                    3,306,703    2,439,732    2,789,933
                                       -----------  -----------  -----------
INVESTING ACTIVITIES
Net (increase) decrease
 in federal funds sold                  (3,236,000)  (1,911,000)   1,607,000
Net (increase) decrease in loans,
 net of charge-offs                     (7,150,128)  (3,881,055)  (7,277,881)
Proceeds from sales of securities
 available-for-sale                      2,011,728      891,610    2,660,611
Proceeds from maturities of securities
 available-for-sale                     82,380,000   53,064,000   44,681,367
Proceeds from maturities of securities
 held-to-maturity                        2,025,000    1,637,000    2,716,000
Principal collected on mortgage-
 backed securities                      10,346,018    3,558,412    4,811,188
Purchases of securities available-
 for-sale                             (105,549,065) (68,471,833) (59,728,039)
Purchases of securities held-
 to-maturity                                     -   (1,867,819)  (2,017,367)
Recoveries on loans previously
 charged-off                                30,220       34,308       21,576
Cash acquired in purchase of branch
 office                                  8,990,870            -            -
Purchases of premises and equipment     (1,565,116)    (250,550)    (110,881)
Proceeds from sales of premises
 and equipment                              11,810           -       418,152
                                       -----------  -----------  -----------
     Net cash used in
      investing activities             (11,704,663) (17,196,927) (12,218,274)
                                       -----------  -----------  -----------
FINANCING ACTIVITIES
Net increase in deposits                30,103,376   12,110,646   13,773,113
Deposits acquired in purchase of
 branch office                          (9,612,129)           -            -
Dividends paid                          (1,046,141)    (983,871)    (830,518)
Increase (decrease ) in short-
 term borrowings                        (7,988,680)   4,252,403    3,279,901
                                       -----------  -----------  -----------
     Net cash provided by
      financing activities              11,456,426   15,379,178   16,222,496
                                       -----------  -----------  -----------
INCREASE IN CASH AND CASH EQUIVALENTS    3,058,466      621,983    6,794,155

CASH AND CASH EQUIVALENTS,
 BEGINNING OF YEAR                      12,436,250   11,814,267    5,020,112
                                       -----------  -----------  -----------
CASH AND CASH EQUIVALENTS,
 END OF YEAR                           $15,494,716  $12,436,250  $11,814,267
                                       ===========  ===========  ===========

SUPPLEMENTAL DISCLOSURES
Cash paid for interest                 $ 6,500,903  $ 7,056,644  $ 5,574,707
Cash paid for income taxes               1,203,765    1,213,168    1,190,631

    The accompanying notes are an integral part of the financial statements

              First West Virginia Bancorp, Inc. and Subsidiaries
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 2001, 2000 AND 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of First West Virginia Bancorp, Inc. (the "Corporation") and its subsidiaries conform with accounting principles generally accepted in the United States of America and with general practices within the banking industry. The following is a summary of the significant policies:

Nature of Operations
--------------------

First West Virginia Bancorp, Inc. provides a variety of banking services to individuals and businesses through the branch network of its two affiliate banks (the "Banks"). The Banks operate nine full service branches located in Wheeling (2), Wellsburg, Moundsville (2), New Martinsville, Buckhannon, and Weston, West Virginia and Bellaire, Ohio. Primary deposit products consist of checking accounts, savings accounts, and certificates of deposit. Primary lending products consist of commercial and residential real estate loans, consumer loans, and business loans.

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

              First West Virginia Bancorp, Inc. and Subsidiaries
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 2001, 2000 AND 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

Premises and Equipment
----------------------

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Provisions for depreciation and amortization are computed generally using the straight-line method over the estimated useful lives of the assets.

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

Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Earnings Per Common Share
--------------------------

Earnings per common share are calculated by dividing net income by the weighted-average number of shares of common stock outstanding during the year. The Corporation has no securities which would be considered potential common stock.

              First West Virginia Bancorp, Inc. and Subsidiaries
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 2001, 2000 AND 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock Dividends
---------------

On October 12, 1999, the Corporation declared a 20% stock dividend to stockholders of record on November 1, 1999. On October 12, 2000, the Corporation declared a 2% stock dividend to stockholders of record on December 1, 2000. All common share data includes the effect of the stock dividends.

Intangible Assets
-----------------

During 2001, the Corporation purchased the deposits of another financial institution. An identifiable intangible asset resulted from the purchase of core deposits. Intangible assets are reported in other assets on the balance sheet and are amortized into noninterest expense on the straight-line basis over the period the Corporation expects to benefit from such assets (7 years). The Corporation recognized amortization expense of $73,959 during 2001. The unamortized balance of intangible assets was $547,300 at December 31, 2001.

Recent Accounting Pronouncements
--------------------------------

FASB recently issued SFAS No.140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 replaces SFAS No.125 and revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures; but it carries over most of SFAS No. 125's provisions without reconsideration. Under SFAS No.140, after a transfer of financial assets, and entity must recognize the financial and servicing assets it controls and the liabilities it has incurred, and derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. This statement is generally effective for activity occurring after March 31, 2001. Earlier or retroactive application of this statement is not permitted. The adoption of SFAS No.140 did not have a material impact on the Corporation.

The FASB issued SFAS No.141, "Business Combinations." SFAS No.141 addresses financial accounting and reporting for business combinations and supercedes APB Opinion No.16, "Business Combinations," and FASB Statement No. 38, "Accounting for Pre-acquisition Contingencies of Purchased Enterprises," but it does carry forward some guidance from those statements. This statement requires that all business combinations be accounted for by the purchase method and that acquired intangible assets are recognized as assets apart from goodwill if they meet one of two criteria. The statement also sets forth additional disclosure requirements as a result of a business combination. The provisions of this statement apply to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The adoption of SFAS No.141 did not have a material impact on the Corporation.

The FASB issued SFAS No.142, "Goodwill and Other Intangible Assets," which addresses financial accounting and reporting for acquired goodwill and other intangible assets and supercedes APB Opinion No.17, "Intangible Assets," but it does carry forward some guidance from that statement. This statement requires that an intangible asset that is acquired either individually or with a group of other assets (but not those acquired in a business combination) shall be initially recognized and measured based on its fair value. Under SFAS No.142, goodwill is not amortized and intangible assets with a finite useful life are amortized and those intangible assets with an infinite life are not amortized. This statement is generally effective for fiscal years beginning after December 15, 2001, to all goodwill and other intangible assets recognized in an entity's statement of financial position at the beginning of that fiscal year, regardless of when those previously recognized assets were initially recognized. The provisions of this statement shall be initially applied at the beginning of a fiscal year; retroactive application is not permitted. Management does not believe the adoption of SFAS No.142 will have a material impact on the Corporation.

Reclassifications
------------------

Certain prior year amounts have been reclassified to conform to the 2001 presentation.

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2001, 2000 AND 1999

NOTE 2 - INVESTMENT SECURITIES

     The estimated fair values of investment securities are as follows at December 31, 2001 and 2000:

                                                                             December 31, 2001
                                                           ------------------------------------------------------------
                                                                             Gross            Gross           Estimated
                                                            Amortized      Unrealized      Unrealized         Market
                                                              Cost            Gains           Losses            Value
                                                           -------------   -----------    ------------      -----------
Securities held to maturity:                                                (Expressed in Thousands)
----------------------------
Obligations of states and political subdivisions           $    8,854      $     162        $      (4)      $     9,012
                                                           -------------   -----------     -----------      -----------
          Total held to maturity                                8,854            162               (4)            9,012
                                                           -------------   -----------     -----------      -----------
Securities available for sale:
------------------------------
U.S. Treasury securities and obligations of
U.S. Government corporations and agencies                      31,141            246              (34)           31,353
Obligations of states and political subdivisions                7,792            127               (2)            7,917
Corporate debt securities                                       7,960            128               (2)            8,086
Mortgage-backed securities                                     25,008            555              (28)           25,535
Equity securities                                                 458             30              (31)              457
                                                           -------------   -----------     -----------      -----------

          Total available for sale                             72,359          1,086              (97)           73,348
                                                           -------------   -----------     -----------      -----------

          Total                                            $   81,213      $   1,248        $    (101)      $    82,360
                                                          =============    ============    ============     ===========

                                                                             December 31, 2000
                                                           ------------------------------------------------------------
                                                                             Gross            Gross           Estimated
                                                            Amortized      Unrealized      Unrealized         Market
                                                              Cost            Gains           Losses            Value
                                                           -------------   -----------    ------------       ----------
Securities held to maturity:                                                (Expressed in Thousands)
----------------------------
Obligations of states and political subdivisions           $   10,878      $      93        $     (50)      $    10,921
                                                           -------------   -----------    ------------       ----------
          Total held to maturity                               10,878             93              (50)           10,921
                                                           -------------   -----------    ------------       ----------
Securities available for sale:
------------------------------
U.S. Treasury securities and obligations of
U.S. Government corporations and agencies                      43,320             50             (323)           43,047
Obligations of states and political subdivisions                2,001             50                -             2,051
Corporate debt securities                                         591              1                -               592
Mortgage-backed securities                                     15,188            130              (32)           15,286
Equity securities                                                 324             82              (18)              388
                                                           -------------   -----------    ------------       ----------

          Total available for sale                             61,424            313             (373)           61,364
                                                           -------------   -----------    ------------       ----------

          Total                                            $   72,302      $     406        $    (423)      $    72,285
                                                           =============   ============     ============    ===========

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2001, 2000 AND 1999

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

The amortized cost and estimated market value of investment securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                   Securities                                   Securities
                                                 Held to Maturity                             Available for Sale
                                         -------------------------------            ----------------------------------
                                                               Estimated                                    Estimated
                                         Amortized              Market                 Amortized             Market
                                         Cost                   Value                     Cost                Value
                                        ----------           -----------             -------------          ----------
                                                                     (Expressed in Thousands)

Due in one year or less                  $    960             $     974                $    14,958          $   15,014

Due after one year through five years       4,043                 4,123                     25,742              26,069

Due after five years through ten years      3,851                 3,915                      4,659               4,745

Due after ten years                           --                     --                      1,534               1,528
                                        ----------           -----------               ------------         ----------
                                            8,854                 9,012                     46,893              47,356

Mortgage-backed securities                    --                     --                     25,008              25,535

Equity securities                             --                     --                        458                 457
                                        ----------           -----------               ------------         ----------

          Total                          $  8,854             $   9,012                $    72,359          $   73,348
                                        ==========           ===========               ============         ===========

Proceeds from sales of securities available-for-sale during the years ended December 31, 2001, 2000, and 1999, were $2,011,728, $891,610, and $2,660,611, respectively. Gross gains of $28,885 and gross losses of $20,992 in 2001; gross gains of $37,956 and gross losses of $14,509 in 2000; and gross gains of $26,247 and gross losses of $13,748 in 1999, were realized on those sales. Assets carried at $30,656,000 and $38,758,000 at December 31, 2001 and 2000,
respectively, were pledged to secure United States Government and other public funds and for other purposes as required or permitted by law.

NOTE 3 - LOANS AND LEASES

     Loans outstanding at December 31, 2001 and 2000, are as follows:

                                                        (Expressed in Thousands)
                                                        2001                 2000
                                                     ----------          -----------

Real estate-construction                             $      395           $      119
Real estate-farmland                                        212                  106
Real estate-residential                                  44,554               42,960
Real estate-secured by non-farm, non-residential         34,525               28,391
Commercial and industrial loans                          13,889               13,845
Installment and other loans to individuals               19,517               23,896
Non-rated industrial development obligations              7,784                4,610
Other loans                                                 187                  216
                                                   -------------         ------------
          Total                                         121,063              114,143
Less unearned interest and deferred fees                    119                   90
                                                   -------------         ------------
          Net loans                                  $  120,944           $  114,053
                                                   =============         ============

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2001, 2000 AND 1999

NOTE 3 - LOANS AND LEASES (CONTINUED)

The Corporation had no loans at December 31, 2001 and 2000, that were specifically classified as impaired. Non-accrual loans amounted to $1,184,098 and $1,248,463 at December 31, 2001 and 2000, respectively. The amount of interest income that would have been recognized had the loans performed in accordance with their original terms were $96,600 and $42,200 for 2001 and 2000, respectively.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

     Activity in the allowance for loan losses is summarized as follows:

                                                     December 31,
                                            2001          2000          1999
                                        ------------  ------------  ------------
Balance, beginning of year               $ 1,302,044   $ 1,147,720   $ 1,122,912
Additions charged to operating expense       573,000       436,500       348,000
Recoveries                                    30,220        34,308        21,576
                                        ------------  ------------  ------------
     Total                                 1,905,264     1,618,528     1,492,488
Less loans charged-off                       259,292       316,484       344,768
                                        ------------  ------------  ------------

Balance, end of year                     $ 1,645,972   $ 1,302,044   $ 1,147,720
                                        ============  ============  ============

     The entire allowance represents a valuation reserve which is available for future charge-offs of loans and leases.

NOTE 5 - PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost, less accumulated depreciation, as follows:

                                                                    Original
                                            December 31,           Useful Life
                                        2001           2000          Years
                                    ------------   ------------   ------------
Land                                 $ 1,372,428    $ 1,082,001
Land improvements                        255,755        242,089         20
Leasehold improvements                   399,598        399,598         25
Buildings                              3,660,714      2,745,068      20 - 50
Furniture, fixtures & equipment        2,608,071      2,339,435       3 - 20
                                    ------------   ------------
     Total                             8,296,566      6,808,191
Less accumulated depreciation          4,291,213      4,053,452
                                    ------------   ------------
     Premises and equipment, net     $ 4,005,353    $ 2,754,739
                                    ============    ===========

Charges to operations for depreciation approximated $305,802, $337,148, and $357,987 for 2001, 2000, and 1999, respectively.

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2001, 2000 AND 1999

NOTE 6 - DEPOSITS

     The composition of the banks' deposits at December 31 follows:

                                                                     (Expressed in Thousands)
                                                                                2001
                                                    --------------------------------------------------------
                                                                Demand
                                                    -----------------------------
                                                     Noninterest       Interest
                                                       Bearing          Bearing        Savings        Time
                                                    -------------    ------------    -----------    --------
Individuals, partnerships and corporations          $    19,733      $    28,469     $    67,085    $ 78,034
(Includes certified and official checks)
United States Government                                     40               -               -           -
States and political subdivisions                         1,032            2,984           2,460       3,864
Commercial banks and other depository institutions           71               -               -           -
                                                    -------------    ------------    -----------    --------
   Total                                            $    20,876      $    31,453     $    69,545    $ 81,898
                                                    =============    ============    ===========    ========
                                                                       (Expressed in Thousands)
                                                                                 2000
                                                    --------------------------------------------------------
                                                                 Demand
                                                    ------------------------------
                                                     Noninterest       Interest
                                                       Bearing          Bearing        Savings         Time
                                                    -------------    ------------    -----------    --------

Individuals, partnerships and corporations          $    15,982      $    21,814     $    56,901    $ 70,322
(Includes certified and official checks)
United States Government                                     40               -               -           -
States and political subdivisions                           160            2,242           3,043       2,829
Commercial banks and other depository institutions          336               -               -           -

                                                    -------------     ------------   -----------    ---------
   Total                                            $    16,518       $    24,056    $    59,944    $ 73,151
                                                    =============     ============   ===========    =========

Time deposits include certificates of deposit issued in denominations of $100,000 or more which amounted to $21,586,000 and $17,456,000 at December 31, 2001 and 2000, respectively.

A maturity distribution of time certificates of deposit of $100,000 or more at December 31, 2001, follows:

Due in three months or less                                $   3,876,000
Due after three months through six months                      3,578,000
Due after six months through twelve months                     3,200,000
Due after one year through five years                         10,932,000
                                                            ------------
   Total                                                   $  21,586,000
                                                            ============

NOTE 7 - INCOME TAX

     The provisions for income taxes at December 31 consist of:

                                        2001          2000          1999
                                  -------------  -------------  -----------
Currently payable:
   Federal                        $   974,784    $   985,940    $1,002,894
   State                              208,490        189,896       198,482
Deferred:
   Federal                           (172,208)      (118,498)      (51,252)
   State                              (28,783)       (42,055)      (10,608)
                                   ------------   ------------  ------------
     Income tax expense           $   982,283    $ 1,015,283    $1,139,516
                                   ============   ============  ============

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2001, 2000 AND 1999

NOTE 7 - INCOME TAX (CONTINUED)

     The following temporary differences gave rise to the deferred tax asset at December 31:

                                                         2001          2000
                                                     ------------  ------------

Allowance for loan losses                           $   473,242    $  338,534
Deferred loan fees                                       40,508        30,595
Accrued interest on non-performing loans                 45,522        26,266
Deferred compensation                                   185,061       162,110
Deferred directors fees                                  30,582        27,645
Depreciation                                             46,779        36,317
Amortization                                             13,411             -
Deferred state income tax                               (45,931)      (34,117)
Other, net                                                    -        (1,162)
                                                     ------------  ------------

     Total deferred tax asset - federal                 789,174       586,188
     Total deferred tax asset - state                   135,092       100,343
                                                     ------------  ------------
                                                        924,266       686,531

Deferred tax assets (liabilities) arising
  from market adjustments of securities available
    for sale
   Federal                                             (319,650)       19,421
   State                                                (49,450)        3,018
                                                     ------------  ------------

     Total deferred tax assets                      $   555,166    $  708,970
                                                     ============  ============

A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes for the year ended December 31 is as follows:

                                            2001                    2000                 1999
                                    -------------------     --------------------  -------------------
                                      Amount    Percent       Amount     Percent    Amount   Percent
                                    ------------  -----     ----------    -----   ---------     -----
Computed tax at statutory
  Federal rate                       $1,154,193    34.0 %   $1,136,004   34.0 %   $1,220,565    34.0 %
Plus state income taxes net
  Of federal tax benefits               118,607     3.5         97,575    2.9        123,996     3.5
                                    ------------  -----     ------------  -----   ------------  -----
                                      1,272,800    37.5      1,233,579   36.9      1,344,561    37.5

Increase (decrease) in taxes
  resulting from:
    Tax exempt income                  (338,464)  (10.0)      (259,893)  (7.7)      (237,451)   (6.6)
    Nondeductible interest expense       41,415     1.2         37,608    1.1         30,095     0.8
    Others - net                          6,532     0.2          3,989    0.1          2,311     0.0
                                    ------------  -----     ------------  -----   ------------  -----

         Actual tax expense          $  982,283    28.9 %   $1,015,283   30.4 %   $1,139,516    31.7 %
                                     ============  =====    ===========  =====    ===========  =====

NOTE 8 - EMPLOYEE BENEFIT PLANS

The Corporation has a non-contributory profit-sharing plan for employees meeting certain service requirements. The Corporation makes annual contributions to the profit-sharing plan based on income of the Corporation as defined. Total expenses for the plan were $116,200, $113,200, and $123,700 for the years ended December 31, 2001, 2000, and 1999, respectively.

The Corporation also offers a 401(k) plan in which it matches a portion of the employee's contribution up to 4% of their salary. The expense related to the 401(k) plan was $19,170, $19,151, and $20,693 in 2001, 2000, and 1999,
respectively.

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2001, 2000 AND 1999

NOTE 9 - FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS

Federal funds purchased and repurchase agreements represent borrowings of a short duration, usually less than 30 days. For repurchase agreements, the securities underlying the agreements remained under the Banks' control. Information related to repurchase agreements is summarized below:

                                               2001          2000          1999
                                         -------------  ------------  ------------
Balance at end of year                     $ 6,537,648   $14,526,328   $ 9,923,925
Average balance during the year             10,033,772    14,086,160     8,984,571
Maximum month-end balance                   17,834,576    18,362,645    11,122,282
Weighted-average rate during the year            2.89%         4.53%         3.24%
Rate at December 31                              1.42%         3.61%         1.77%

The subsidiary Banks had no significant activity in federal funds purchased during 2001. Information related to federal funds purchased for 2001, 2000 and 1999 is summarized below:

                                              2001         2000         1999
                                         -------------  ------------  ---------

Balance at end of year                    $          -          -      350,000
Average balance during the year                      -       10,765     27,674
Maximum month-end balance                            -      100,000    650,000
Weighted-average rate during the year                -        5.19%      4.55%
Rate at December 31                                  -          -        5.00%

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

The following represents financial instruments whose contract amounts represent credit risk:

                                                  2001            2000
                                             -------------    ------------
Commitments to extend credit                 $ 19,390,000     $ 14,272,000
Standby letters of credit                         121,000           35,000

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

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The standby letters of credit expire in 2002. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

As members of the Federal Home Loan Bank of Pittsburgh (FHLB), the subsidiary Banks have the ability to borrow funds from the FHLB at prevailing interest rates. At December 31, 2001, the subsidiary Banks had unused lines of credit available with the FHLB in the aggregate amount of $10,446,000. There were no outstanding borrowings at December 31, 2001.

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2001, 2000 AND 1999

NOTE 11 - RELATED PARTY TRANSACTIONS

Directors and officers of the Corporation and its subsidiaries, and their associates, were customers of, and had other transactions with the subsidiary Banks in the normal course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility. Such loans totaled $4,889,197 at December 31, 2001, and $4,242,267 at December 31, 2000.

The following is an analysis of loan activity to directors, executive officers, and associates of the Corporation and its subsidiaries:

                                                        December 31,
                                                  2001               2000
                                              -------------     ------------
Balance, January 1                           $  4,242,267       $  4,262,517
New loans during the period                     2,606,078            788,856
Repayments during the period                   (1,959,137)          (809,106)
                                              -------------     ------------
Ending balance                               $  4,889,208       $  4,242,267
                                              ============      =============

On May 12, 2001, one of the Corporation's subsidiary banks entered into a lease agreement to rent property for use as banking premises from a company owned by one of the Corporation's directors. The lease has an initial term of 5 years, at an annual rental fee of $57,600, with options to renew for eight 5-year terms.

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

As of December 31, 2001, the future minimum rental payments required under noncancellable operating leases with initial terms in excess of one year, are as follows:

                   December 31, 2002          $ 159,485
                   December 31, 2003            164,285
                   December 31, 2004            164,285
                   December 31, 2005            127,035
                   December 31, 2006            101,535
                      Thereafter                260,479

Rental expense under operating leases approximated $106,000 in 2001; $101,000 in 2000; and $91,000 in 1999.

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2001, 2000 AND 1999

NOTE 14 - OTHER OPERATING EXPENSES

     Other operating expenses at December 31 included the following:

                                              2001         2000         1999
                                           ----------   ----------   ----------
Directors fees                             $  148,425   $  150,375   $  137,150
Stationery and supplies                       155,761      126,701      138,959
Regulatory assessment and deposit
 insurance                                    104,399       99,888       79,985
Advertising                                   144,474      144,691      123,680
Postage and transportation                    152,539      135,688      128,374
Other taxes                                   174,152      139,882      140,949
Service Expense                               255,022      224,833      230,116
Other                                         632,459      482,410      558,195
                                           ----------   ----------   ----------

        Total                              $1,767,231   $1,504,468   $1,537,408
                                          ============  ===========  ==========

NOTE 15 - RESTRICTION ON CASH

The subsidiary Banks are required to maintain an average reserve balance with the Federal Reserve Bank or in cash on hand. The average required reserve balances for the years ended December 31, 2001 and 2000, were $1,155,000 and $872,000, respectively.

NOTE 16 - LIMITATIONS ON DIVIDENDS

The approval of the Comptroller of the Currency is required to pay dividends if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits (as defined) for the year, combined with its retained net profits of the preceding two years. Under this formula, the subsidiary Banks can declare dividends in 2002, without approval of the Comptroller of the Currency, of approximately $4 million, plus an additional amount equal to the Bank's net profit for 2002 up to the date of any such dividend declaration. The subsidiary Banks are the primary source of funds to pay dividends to the stockholders of First West Virginia Bancorp, Inc.

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

Quantitative measures established by regulation to ensure capital adequacy require the banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, that the Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 2001, the most recent notifications from the Office of the Comptroller of the Currency categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since those notifications that management believes have changed the institutions' category.

                         First West Virginia Bancorp, Inc. and Subsidiaries
                     NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  DECEMBER 31, 2001, 2000 AND 1999

NOTE 17 - REGULATORY MATTERS (CONTINUED)

                                                                                               To Be Well
                                                                                             Capitalized Under
                                                                         For Capital         Prompt Corrective
                                                   Actual             Adequacy Purposes      Action Provisions
                                            --------------------      -----------------      -----------------
     (Amounts Expressed in Thousands)        Amount        Ratio       Amount    Ratio        Amount     Ratio
                                            ---------      -----      --------   -----       --------    -----
As of December 31, 2001:
  Total Capital                             $  20,173      14.3%      $ 11,307    8.0%       $ 14,133    10.0%
    (to Risk Weighted Assets)
  Tier I Capital                            $  18,527      13.1%      $  5,653    4.0%       $  8,480     6.0%
    (to Risk Weighted Assets)
  Tier I Capital                            $  18,527       8.4%      $  6,655    3.0%       $ 11,092     5.0%
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

Loans: Fair values for loans are estimated for portfolios of loans with similar
-----
financial characteristics. Loans are segregated by type such as commercial, real estate, and consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and non-performing categories. The fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated discount rates which reflect credit and interest rate risks inherent to the loan.

Deposits: The carrying amount for noninterest bearing and interest bearing
--------
demand deposits and savings deposits is considered to be a reasonable estimate of fair value. Fair values for time deposits are estimated using discounted cash flow analysis. Discount rates reflect rates currently offered for deposits of similar remaining maturities.

                         First West Virginia Bancorp, Inc. and Subsidiaries
                     NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  DECEMBER 31, 2001, 2000 AND 1999

NOTE 18 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Short-Term Borrowings: The carrying amount for short-term borrowings, which
---------------------
consist of repurchase agreements, is considered to be a reasonable estimate of fair value.

Off-Balance-Sheet Instruments: The fair value of commitments is estimated using
-----------------------------
the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The amount of fees currently charged on commitments are determined to be insignificant and, therefore, the carrying value and fair value of off-balance-sheet instruments are not shown.

     The estimates of fair values of financial instruments are summarized as follows at December 31:

                                                    (Expressed in Thousands)
                                                  2001                      2000
                                        ------------------------   ------------------------
                                         Carrying       Fair        Carrying       Fair
                                          Amount        Value        Amount        Value
                                        ----------   -----------   ----------   -----------
Financial assets:
   Cash and short-term investments    $   23,127   $    23,127   $   16,832    $    16,832
   Investment securities                  82,202        82,360       72,945         72,987
   Loans                                 119,298       119,736      112,751        112,720

Financial liabilities:
   Deposits                              203,772       206,496      173,669        173,373
   Short-term borrowings                   6,538         6,538       14,526         14,526

NOTE 19 - COMPREHENSIVE INCOME

The Corporation is required to present comprehensive income in a full set of general purpose financial statements for all periods presented. Other comprehensive income (loss) is comprised exclusively of unrealized holding gains (losses) on the available-for-sale securities portfolio. The Corporation has elected to report the effects of other comprehensive income (loss) as part of the Statement of Changes in Stockholders' Equity. The following represents other comprehensive income before tax and net of tax.

                               2001          2000          1999
                          -------------  ----------    -----------

Before-tax amount         $  1,054,363  $ 1,326,909   $(1,635,810)

Tax effect                     396,757      499,316       610,481
                          -------------  ----------    -----------

  Net-of-tax amount       $    657,606  $   827,593   $(1,025,329)
                          =============  ==========    ===========

                         First West Virginia Bancorp, Inc. and Subsidiaries
                     NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  DECEMBER 31, 2001, 2000 AND 1999

NOTE 20 - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

Presented below are the condensed balance sheets, statements of income, and statements of cash flows for First West Virginia Bancorp, Inc.

                                 BALANCE SHEETS

                                                          December 31,
                                                        2001          2000
                                                     -----------   -----------
ASSETS
  Cash                                               $   291,990   $   384,484

  Investment in common stock - available
    for sale (at market value)                           466,183       461,684
  Investment in subsidiary banks                      19,829,215    17,706,302
  Other assets                                           226,408       169,731
                                                     -----------   -----------

    Total assets                                     $20,813,796   $18,722,201
                                                     ===========   ===========

LIABILITIES
  Accrued expenses                                   $    20,531   $    20,306
  Deferred compensation                                  544,297       476,795
                                                     -----------   -----------

    Total liabilities                                    564,828       497,101

STOCKHOLDERS' EQUITY                                  20,248,968    18,225,100
                                                     -----------   -----------
    Total liabilities and stockholders' equity       $20,813,796   $18,722,201
                                                     ===========   ===========

                              STATEMENTS OF INCOME

                                                 Year Ended December 31,
                                         2001            2000          1999
                                      ----------      ----------    ----------
INCOME
  Dividends from subsidiary banks     $1,038,960      $  957,190    $  817,700
  Rental income                               -               -         13,000
  Gain on sale of land and building           -               -        301,862
  Gain on sale of investments              9,160          23,436        10,864
  Other income                           139,514         143,455       134,930
                                      ----------      ----------    ----------

    Total income                       1,187,634       1,124,081     1,278,356
                                      ----------      ----------    ----------

EXPENSES
  Salary and employee benefits           101,815         119,315        86,109
  Interest expense                         2,580           2,580         2,580
  Occupancy expense                           -               -          3,800
  Other expenses                         137,730         136,863       132,940
                                      ----------      ----------    ----------
    Total expenses                       242,125         258,758       225,429
                                      ----------      ----------    ----------

    Income before income taxes and
     equity in undistributed income
     of subsidiaries                     945,509         865,323     1,052,927

INCOME TAX (PROVISION) BENEFIT            42,212          37,557       (85,493)

EQUITY IN UNDISTRIBUTED INCOME
 OF SUBSIDIARIES                       1,424,682       1,423,026     1,482,947
                                      ----------      ----------    ----------
    Net income                        $2,412,403      $2,325,906    $2,450,381
                                      ==========      ==========    ==========

                         First West Virginia Bancorp, Inc. and Subsidiaries
                     NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  DECEMBER 31, 2001, 2000 AND 1999

NOTE 20 - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)

                            STATEMENTS OF CASH FLOWS

                                                        Year Ended December 31,
                                                  2001          2000           1999
                                               ----------    ----------     ----------
OPERATING ACTIVITIES
  Net income                                   $2,412,403    $2,325,906     $2,450,381
  Adjustments to reconcile net
   income to net cash provided by
   operating activities:
     Depreciation and amortization                    -             -            3,800
     Change in deferred tax benefit               (25,813)      (39,179)       (32,565)
     Undistributed earnings of affiliates      (1,424,682)   (1,413,406)    (1,482,947)
     Changes in operating assets
      and liabilities:
      Other assets                                 (6,675)        1,626         (1,625)
      Deferred compensation                        67,500       101,013         85,149
      Other liabilities                               225       (16,457)         6,598
     Gain on sale of securities                    (9,160)      (23,436)       (10,864)
     Gain on sale of land and buildings               -             -         (301,862)
                                               ----------    -----------    -----------
        Net cash provided by
         operating activities                   1,013,798        936,067       716,065
                                               ----------    -----------    -----------

INVESTING ACTIVITIES
  Proceeds from sale of securities                152,096         91,567       102,000
  Proceeds from sale of land and building             -              -         418,152
  Purchase of investment securities              (212,247)      (155,973)     (208,722)
                                               ----------    -----------    -----------
        Net cash provided by (used in)
         investing activities                     (60,151)       (64,406)      311,430
                                               ----------    -----------    -----------

FINANCING ACTIVITIES
  Dividends paid                               (1,046,141)      (983,871)     (830,518)
                                               ----------    -----------    -----------
        Net cash used in
         financing activities                  (1,046,141)      (983,871)     (830,518)
                                               ----------    -----------    -----------

INCREASE IN CASH
 AND CASH EQUIVALENTS                             (92,494)      (112,210)      196,977

CASH AND CASH EQUIVALENTS
 AT BEGINNING OF YEAR                             384,484        496,694       299,717
                                               ----------    -----------    -----------
CASH AND CASH EQUIVALENTS
 AT END OF YEAR                                $  291,990    $   384,484    $  496,694
                                               ===========   ===========    ===========

Supplemental disclosures:

Cash paid for interest                         $    2,580    $     2,580    $    2,580
Cash paid for income taxes                            100         10,435       115,300

                   -----------------------------------------------------

                               First West Virginia Bancorp, Inc.

                                          DIRECTORS

Nada E. Beneke. . . . . . . . . . . . . . . . . . . . . . . . . . . .Registered Sanitarian

                                                             President, Beneke Corporation

Sylvan J. Dlesk. . . . . . . . . . . . .  Vice Chairman, First West Virginia Bancorp, Inc.

                                             President & CEO, Dlesk Realty and Investments

                                                                    President, Dlesk, Inc.

                                                    President, Ohio Valley Carpeting, Inc.

                                            President, Tri-State Floor Installations, Inc.

Charles K. Graham President and Chief Executive Officer, First West Virginia Bancorp, Inc.

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

                                          OFFICERS

Laura G. Inman. . . . . . . . . . . . . . . . . . . . . . . . . . . .Chairman of the Board

Sylvan J. Dlesk . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . Vice Chairman

Charles K. Graham. . . . . . . . . . .  . . . . . .  President and Chief Executive Officer

Beverly A. Barker. . . . . . .Executive Vice President, Chief Operating Officer, Treasurer

Jeffrey C. Gannon. . . . . . . . . . . . . . . .Senior Vice President, Senior Loan Officer

Francie P. Reppy. . . . . . . . . . . . . . Senior Vice President, Chief Financial Officer

Connie R. Tenney. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Vice President

Stephanie A. LaFlam. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Secretary

                   __________________________________________________

                   __________________________________________________

                               SUBSIDIARY
                           Progressive Bank N.A.
                              Wheeling, WV 26003

                DIRECTORS                                          OFFICERS
Nada E. Beneke         James C. Inman, Jr.   R. Clark Morton, Chairman of the Board
Dr. Clyde D. Campbell  Laura G. Inman        Karl W. Neumann, Vice Chairman of the Board
Robert R. Cicogna      H. Dennis Long        Charles K. Graham, President & Chief Executive Officer
Gary P. DeVendra       Tulane B. Mensore     Beverly A. Barker, Executive Vice President/ Chief Operating Officer/Cashier
Sylvan J. Dlesk        R. Clark Morton       Jeffrey C. Gannon, Senior Vice President, Senior Loan Officer
Charles K. Graham      Karl W. Neumann       Laura G. Inman, Senior Vice President
C. Gary Hill           William G. Petroplus  Francie P. Reppy, Senior Vice President, Chief Financial Officer
Ben R. Honecker        Thomas L. Sable       Gary S. Martin, Vice President
Robert B. Hunnell, Jr.                       David E. Wharton, Vice President/Information Technology Officer
                                             Brad D. Winwood, Vice President
                                             Stephanie A. LaFlam, Secretary/Assistant Vice President/
                                                                  Human Resource Manager
            DIRECTORS EMERITI                Deborah A. Kloeppner, Assistant Vice President/Office Manager Bellaire
                                             Susan E. Reinbeau, Assistant Vice President/Branch Coordinator/
Harry N. Duvall       William T. Nickerson                      Office Manager Woodsdale
T. Stewart Hopkins    Edward P. Otte         Michele L. Stanley, Assistant Vice President/Office Manager Warwood
                                             Harold O. Thomas, Senior Business Development Officer
                                             Mitzi K. Mattern, Credit Card Manager/Office Manager Wellsburg
                                             Lisa M. Wagner, Office Manager Moundsville
                                             Kenna S. Cozart, Office Manager New Martinsville
                                             Laura K. Snedeker, Manager Bookkeeping/Proof Operations
                                             Rebecca A. Palmer, Manager Data Processing
                                             Debra M. Tomlin, Loan Officer
                                             Kerrie A. Weisenborn, Loan Officer

                               SUBSIDIARY
                    Progressive Bank, N.A. - Buckhannon
                            Buckhannon, WV 26201

                DIRECTORS                                          OFFICERS
William L. Fury        Dale F. Riggs         Dale F. Riggs, Chairman
Charles K. Graham      Douglas K. Stalnaker  Charles K. Graham, Vice Chairman
J. Burton Hunter, III  Douglas M. Stewart    Connie R. Tenney, President/Chief Executive Officer/Cashier/Secretary
David R. Rexroad       Connie R. Tenney      J. Burton Hunter, III, Assistant Secretary
Rickie E. Rice                               Patty Ann Smith, Office Manager Weston
                                             Roberta L. Hillyard, Loan Officer

                __________________________________________________

                      Progressive Bank N.A. - Wheeling

(Photograph)        (Photograph)               (Photograph)
Wellsburg Office    New Martinsville Office    Bellaire Office
Wellsburg, WV       New Martinsville, WV       Bellaire, OH

          (Photograph)                (Photograph)
          Warwood Office              Woodsdale Office
          Wheeling, WV                Wheeling, WV

(Photograph)                                   (Photograph)
Moundsville Main Office                        Moundsville Kroger Store Office
Moundsville, WV                                Moundsville, WV

                      Progressive Bank, N.A. - Buckhannon

(Photograph)                                  (Photograph)
Buckhannon Office                             Weston Office
Buckhannon, WV                                Weston, WV

First West Virginia Bancorp, Inc. and Subsidiaries

Corporate Information
-------------------------------------------------------------------------------

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

Annual Meeting

The Annual Meeting of Stockholders will be held at 4:00 p.m, on Tuesday, April 9, 2002, at the Warwood Office of Progressive Bank, N.A., 1701 Warwood Avenue, Wheeling, WV 26003

Form 10-K

Upon written request any shareholder of record on December 31, 2001, may obtain a copy of the Corporation's 2001 Form 10-K Report (to be filed with the Securities and Exchange Commission before March 31, 2002) by writing to the Secretary, First West Virginia Bancorp, Inc., 875 National Road, Wheeling, WV 26003