Form 10-K, Exhibit 13
period 2002-12-31
FIRST WEST VIRGINIA BANCORP INC
filed 2003-03-25
CIK 37049

                                  EXHIBIT 13.1

                          Annual Report to Shareholders

(FIRST WEST VIRGINIA BANCORP LETTERHEAD)
P.O. Box 6671
Wheeling, WV 26003

TO OUR SHAREHOLDERS:

     I am pleased to report to you the financial performance of First West Virginia Bancorp, Inc. contained in the 2002 Annual Report. Consolidated net income for 2002 was $2,673,817 or $1.74 per share, a 10.8% increase over the $2,412,403 or $1.57 per share reported at December 31, 2001. The Holding Company ended the year 2002 with total assets of $264,354,184, an increase of 13.9% over the $232,030,125 reported in 2001. Total stockholders' equity at December 31, 2002 was $22,459,633, an increase of 10.9% over the prior year. The book value per share was $14.60 at December 31, 2002 as compared to $13.16 a year earlier.

     During 2002, the Board of Directors declared and paid cash dividends of $.69 per share compared to $.68 per share during 2001, which represents an increase of 1.5% over the prior year.

     In our continued commitment to grow and develop new and existing market areas, Progressive Bank, N.A., a subsidiary bank of First West Virginia Bancorp, Inc., opened a full-service branch office at 1090 East Bethlehem Boulevard in Wheeling, West Virginia in the first quarter of 2002. Additionally, Progressive Bank, N.A. completed its transaction with Wheeling National Bank to purchase its New Martinsville, West Virginia branch office. Total deposits acquired in the transaction were approximately $15.7 million and total loans were approximately $5.1 million. This transaction provides an opportunity for Progressive Bank, N.A. to expand its customer base and gain new business relationships while continuing to reinvest in our local communities.

     As we continue to grow our subsidiary banks and expand our presence in new market areas, we also have developed a need for additional office space. During 2002, the Board of Directors approved an expansion and renovation of our Woodsdale office located at 875 National Road in Wheeling. Construction is expected to begin in the fall of 2003.

     Also on the horizon for 2003, the subsidiary banks will develop a Progressive Bank, N.A. web site which will include "Internet Banking." In keeping with the latest innovative technology, our web site will not only offer online banking services to our customers, but will also provide an opportunity to market our banks' various products and services to the general public as well.

     February 2002, marked the retirement of Benjamin R. Honecker, director of First West Virginia Bancorp, Inc. and Progressive Bank, N.A. after thirty years of service to the Corporation. Mr. Honecker's legal expertise and financial experience were instrumental in the formation of the Holding Company and its subsidiary banks. His influence, spirit, and dedication has left its mark on the Corporation and will continue to do so for many years to come.

     The history of First West Virginia Bancorp, Inc. has been built on a philosophy of safety and soundness, service and commitment to our customers and strategic growth. Looking forward to the challenges which lie ahead, this philosophy will lead our community banks into the future.

     I want to express my sincere gratitude and appreciation to our officers and employees who continue to support the vision of our Company and remain such a vital part of our future plans. I acknowledge our Boards of Directors for their continued support and direction, and our customers and shareholders for their continued loyalty. The combination of exceptional people, quality service to our customers and financial strength prepares us to capitalize on the opportunities and challenges in the years ahead. As always, your comments and suggestions are appreciated.

                                          Sincerely,


                                          /s/ Charles K. Graham
                                          --------------------------------------
                                          Charles K. Graham
                                          President and Chief Executive Officer

--------------------------------------------------------------------------------

Table One
SELECTED  FINANCIAL  DATA
(In thousands, except per share data)
--------------------------------------------------------------------------------

                                               First West Virginia Bancorp, Inc.

                                                    Years ended December 31,
                                      ----------------------------------------------------
                                        2002       2001       2000       1999       1998
                                      --------   --------   --------   --------   --------
SUMMARY OF OPERATIONS
   Total interest income              $ 14,309   $ 14,772   $ 14,869   $ 13,207   $ 12,452
   Total interest expense                5,101      6,422      7,155      5,602      5,324
   Net interest income                   9,208      8,350      7,714      7,605      7,128
   Provision for loan losses               540        573        436        348        256
   Total other income                    1,033        942        880      1,073        787
   Total other expenses                  6,062      5,324      4,816      4,740      4,674
   Income before income taxes            3,639      3,395      3,341      3,590      2,985
   Net income                            2,674      2,412      2,326      2,450      2,033

PER SHARE DATA (1)
   Net income                         $   1.74   $   1.57   $   1.51   $   1.59   $   1.32
   Cash dividends declared                 .69        .68        .64        .54        .48
   Book value per share                  14.60      13.16      11.85      10.44      10.05

AVERAGE BALANCE SHEET SUMMARY
   Total loans, net                   $131,383   $118,224   $112,579   $105,775   $ 99,345
   Investment securities                93,962     73,639     69,548     59,716     47,911
   Deposits - Interest Bearing         200,170    168,820    155,172    141,768    127,520
   Stockholders' equity                 20,302     18,902     17,448     16,087     14,697
   Total Assets                        252,543    217,006    203,529    183,436    164,630

BALANCE SHEET
   Investments                        $108,065   $ 82,202   $ 72,242   $ 59,394   $ 54,080
   Loans                               136,772    120,944    114,053    110,489    103,555
   Other Assets                         19,517     28,884     21,598     19,290     13,760
                                      --------   --------   --------   --------   --------
      Total Assets                    $264,354   $232,030   $207,893   $189,173   $171,395
                                      ========   ========   ========   ========   ========
   Deposits                           $231,376   $203,772   $173,669   $161,558   $147,785
   Federal funds purchased and
      Repurchase Agreements              9,038      6,538     14,526     10,274      6,994
   Other Liabilities                     1,480      1,471      1,473      1,285      1,155
   Shareholders' Equity                 22,460     20,249     18,225     16,056     15,461
                                      --------   --------   --------   --------   --------
      Total Liabilities and
         Shareholders' Equity         $264,354   $232,030   $207,893   $189,173   $171,395
                                      ========   ========   ========   ========   ========
SELECTED RATIOS
   Return on average assets               1.06%      1.11%      1.14%      1.34%      1.23%
   Return on average equity              13.17%     12.76%     13.33%     15.23%     13.83%
   Average equity to average assets       8.04%      8.71%      8.57%      8.77%      8.93%
   Dividend payout ratio (1)             39.66%     43.31%     42.38%     33.96%     36.36%
   Loan to Deposit ratio                 59.11%     59.35%     65.67%     68.39%     70.07%

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

--------------------------------------------------------------------------------

                        First West Virginia Bancorp, Inc.
       Management's Discussion and Analysis of the Financial Condition and
                      Results of Holding Company Operations
--------------------------------------------------------------------------------

First West Virginia Bancorp, Inc., a West Virginia corporation headquartered in Wheeling, West Virginia commenced operations in July 1973 and has two wholly-owned subsidiaries: Progressive Bank, N.A., which operates in Wheeling, Wellsburg, Moundsville, and New Martinsville, West Virginia and Bellaire, Ohio; and Progressive Bank, N.A.-Buckhannon, which operates in Buckhannon and Weston, West Virginia. Following is a discussion and analysis of the significant changes in the financial condition and results of operations of First West Virginia Bancorp, Inc., (the Holding Company), and its subsidiaries for the years ended December 31, 2002, 2001 and 2000. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the Notes, thereto.

OVERVIEW

The Holding Company reported net income of $2,673,817 or $1.74 per share for the year ended December 31, 2002 as compared to $2,412,403 or $1.57 per share for the year ended December 31, 2001. The 10.8% increase in earnings during 2002 over 2001 was primarily attributed to increased net interest income and noninterest income, partially offset by increased operating expenses.

Operational earnings were improved with net interest income increasing $857,951 or 10.3%, to $9,208,095 during 2002 as compared to the same period in 2001. The increase in net interest income primarily results from a decrease in the average interest rates paid on interest bearing liabilities.

The return on average assets (ROA), which measures the effectiveness of asset utilization to produce net income, was 1.06% in 2002 and 1.11% in 2001. The return on average equity (ROE), which measures the return on the stockholders' investment, was 13.17% in 2002 and 12.76% in 2001.

During the first quarter of 2002, the Corporation's subsidiary, Progressive Bank, N.A., opened a full-service office at 1090 East Bethlehem Boulevard in Wheeling, West Virginia. Additionally, Progressive Bank, N.A. completed its transaction with Wheeling National Bank to purchase its New Martinsville branch office. Progressive Bank, N.A. entered into a Purchase and Assumption Agreement with Wheeling National Bank to purchase the building, loans and deposits of Wheeling National's New Martinsville, West Virginia branch office located at 631 Third Street. Upon consummation of the transaction the facility was closed and consolidated with Progressive Bank's existing branch office located at 425 Third Street, New Martinsville, West Virginia. Total deposits acquired in the transaction were approximately $15.7 million and total loans were approximately $5.1 million.

The Holding Company ended the year 2002 with total assets of $264,354,184 an increase of 13.9% over the $232,030,125 reported for the year ended December 31, 2001. Loans net of reserves increased in 2002 by $15,446,988 to $134,744,855, as compared to $119,297,867 reported at December 31, 2001. Total deposits increased in 2002 by $27,603,628, from $203,771,954 at December 31, 2001 to $231,375,582 at December 31, 2002, primarily due to the increase in interest bearing deposits.

The allowance for loan losses amounted to $2,026,905 at December 31, 2002 or 1.5% of total loans, compared to $1,645,972 or 1.4% of total loans at December 31, 2001. Non-performing assets were $1,682,000 at December 31, 2002, as compared to $1,317,000 at December 31, 2001.

The Board of Directors declared and paid cash dividends of $.69 per share during 2002 as compared to $.68 in 2001, an increase of 1.5% over the prior year.

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

EARNINGS ANALYSIS

Net Interest Income

Net interest income, which is the difference between interest earned on loans and investments and interest paid on deposits and other liabilities, is the primary source of earnings for the Holding Company. Changes in the volume and mix of earning assets and interest bearing liabilities combined with changes in market rates of interest greatly effect net interest income. Tables Two and Three analyze the changes in net interest income for the three years ended December 31, 2002, 2001, and 2000.

Net interest income was $9,208,095 in 2002, an increase of $857,951 or 10.3%, from 2001, and follows an increase in 2001 of $636,270 or 8.3% from 2000. The overall decline in the interest rates paid on interest bearing liabilities has had a favorable affect on net interest income during 2002 and 2001. The changes in the volume and mix of earning assets and interest bearing liabilities combined with the changes in the market rates of interest resulted in taxable equivalent net interest yields on average earning assets of 4.15% for 2002, as compared to 4.35% and 4.21% earned during 2001 and 2000, respectively.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Table Two
Average Balance Sheets and Interest Rate Analysis (in thousands)

The following table presents an average balance sheet, interest earned on interest bearing assets, interest paid on interest bearing liabilities, average interest rates and interest differentials for the years ended December 31, 2002, 2001, and 2000. Average balance sheet information as of December 31, 2002, 2001, and 2000 was compiled using the daily average balance sheet. Loan fees and unearned discounts were included in income for average rate calculation purposes. Average yields on investment securities available for sale have been calculated based on amortized cost. Non-accrual loans were included in the average balance computations; however, no interest was included in income subsequent to the non-accrual status classification.

                                             December 31, 2002               December 31, 2001               December 31, 2000
                                       -----------------------------   -----------------------------   -----------------------------
                                       Average               Average   Average               Average   Average               Average
                                        Volume    Interest     Rate     Volume    Interest     Rate     Volume    Interest     Rate
                                       --------   --------   -------   --------   --------   -------   --------   --------   -------
                                                                          (expressed in thousands)
ASSETS:
Investment securities:
   U.S. Treasury and other U.S.
      Government agencies              $ 32,533   $ 1,260     3.87%    $ 29,143   $ 1,624     5.57%    $ 42,503   $ 2,675     6.29%
   Mortgage backed securities            37,352     1,718     4.60%      22,952     1,454     6.33%      12,123       778     6.42%
   Obligations of states and
      political subdivisions             16,676       699     4.19%      15,578       704     4.52%      12,431       576     4.63%
   Other securities                       7,401       405     5.47%       5,966       353     5.92%       2,491       162     6.50%
                                       --------   -------     ----     --------   -------     ----     --------   -------     ----
         Total Investment securities:    93,962     4,082     4.34%      73,639     4,135     5.62%      69,548     4,191     6.03%
Interest bearing deposits                 7,070       113     1.60%       7,869       295     3.75%       6,375       398     6.24%
Federal funds sold                        7,227       112     1.55%       6,594       241     3.65%       6,041       380     6.29%
Loans, net of unearned income           131,383     9,969     7.59%     118,224    10,054     8.50%     112,579     9,853     8.75%
Other earning assets                        723        33     4.56%         707        47     6.65%         702        47     6.70%
                                       --------   -------     ----     --------   -------     ----     --------   -------     ----
   Total earning assets                 240,365    14,309     5.95%     207,033    14,772     7.14%     195,245    14,869     7.62%

Cash and due from banks                   5,554                           4,811                           4,602
Bank premises and equipment               4,242                           3,786                           2,777
Other assets                              4,245                           2,893                           2,148
Allowance for possible loan losses       (1,863)                         (1,517)                         (1,243)
                                       --------                        --------                        --------
   Total Assets                        $252,543                        $217,006                        $203,529
                                       ========                        ========                        ========

LIABILITIES
Certificates of deposit                $ 95,247   $ 3,856     4.05%    $ 77,214   $ 4,273     5.53%    $ 73,128   $ 4,065     5.56%
Savings deposits                         71,989       907     1.26%      64,360     1,579     2.45%      56,940     2,080     3.65%
Interest bearing demand deposits         32,934       205     0.62%      27,246       280     1.03%      25,104       374     1.49%
Federal funds purchased and
   Repurchase agreements                  8,340       133     1.59%      10,034       290     2.89%      14,067       637     4.53%
                                       --------   -------     ----     --------   -------     ----     --------   -------     ----
   Total interest bearing liabilities   208,510     5,101     2.45%     178,854     6,422     3.59%     169,239     7,156     4.23%
Demand deposits                          22,136                          17,844                          15,301
Other liabilities                         1,595                           1,406                           1,541
                                       --------                        --------                        --------
   Total Liabilities                    232,241                         198,104                         186,081
STOCKHOLDERS' EQUITY                     20,302                          18,902                          17,448
                                       --------                        --------                        --------
   Total Liabilities
      and Stockholders' Equity         $252,543                        $217,006                        $203,529
                                       ========                        ========                        ========
   Net yield on earning assets                    $ 9,208     3.83%               $ 8,350     4.03%               $ 7,713     3.95%
                                                  =======     ====                =======     ====                =======     ====

The fully taxable equivalent basis of interest income from obligations of states and political subdivisions has been determined using a combined Federal and State corporate income tax rate of 40% for 2002, 2001, and 2000, respectively. The effect of this adjustment is presented below (in thousands).

      Investment securities            $ 93,962   $ 4,503     4.79%    $ 73,639   $ 4,550     6.18%    $ 69,548   $ 4,540     6.53%
      Loans                             131,383    10,327     7.86%     118,224    10,301     8.71%     112,579    10,012     8.89%
                                       ========   =======     ====     ========   =======     ====     ========   =======     ====
   Total earning assets                $240,365   $15,088     6.28%    $207,033   $15,434     7.45%    $195,245   $15,377     7.88%
                                       ========   =======     ====     ========   =======     ====     ========   =======     ====
   Taxable equivalent net yield on
      earning assets                              $ 9,987     4.15%               $ 9,012     4.35%               $ 8,221     4.21%
                                                  =======     ====                =======     ====                =======     ====

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Table Three
Rate Volume Analysis of Changes in Interest Income and Expense
(in thousands)

The effect on interest income and interest expense for the years ended December 31, 2002 and 2001 due to changes in average volume and rate from the prior year, is presented below. The effect of a change in average volume has been determined by applying the average rate to the change in volume. The change in rate has been determined by applying the average volume in the earlier year by the change in rate. The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of change in each.

                                       2002 Compared to 2001             2001 Compared to 2000
                                        Increase (Decrease)               Increase (Decrease)
                                         Due to Change in:                 Due to Change in:
                                   ------------------------------   -------------------------------
                                                          Net                               Net
                                   Average              Increase    Average               increase
                                   Volume      Rate    (decrease)    Volume     Rate     (decrease)
                                   -------   -------   ----------   -------   --------   ----------
                                                       (expressed in thousands)
INTEREST INCOME FROM:
---------------------
U.S. Treasury and other U.S.
   Government agencies             $  189    $  (553)   $  (364)     $(841)   $  (210)    $(1,051)
Mortgage backed securities            912       (648)       264        695        (19)        676
Obligations of states and
   political subdivisions              50        (55)        (5)       146        (18)        128
Other securities                       86        (34)        52        226        (35)        191
                                   ------    -------    -------      -----    -------     -------
Total investment securities         1,237     (1,290)       (53)       226       (282)        (56)
   Interest bearing deposits          (30)      (152)      (182)        93       (196)       (103)
Federal funds sold                     23       (152)      (129)        35       (174)       (139)
Loans, net of unearned income       1,119     (1,204)       (85)       494       (293)        201
Other earning assets                   --        (14)       (14)        --         --          --
                                   ------    -------    -------      -----    -------     -------
         Total interest earned      2,349     (2,812)      (463)       848       (945)        (97)
                                   ------    -------    -------      -----    -------     -------

INTEREST EXPENSE ON:
--------------------
Time deposits                         998     (1,415)      (417)       227        (19)        208
Savings deposits                      187       (860)      (673)       271       (772)       (501)
Interest bearing demand deposits       58       (133)       (75)        32       (126)        (94)
Federal funds purchased
and Repurchase agreements             (49)      (108)      (157)      (183)      (164)       (347)
                                   ------    -------    -------      -----    -------     -------
         Total interest paid        1,194     (2,516)    (1,322)       347     (1,081)       (734)
                                   ------    -------    -------      -----    -------     -------
      Net interest differential    $1,155    $  (296)   $   859      $ 501    $   136     $   637
                                   ======    =======    =======      =====    =======     =======

Presented below is the effect on volume and rate variances of the adjustment of interest income on obligations of states and political subdivisions to the fully taxable equivalent basis using a combined Federal and State corporate income tax rate of 40% for the years ended 2002, 2001, and 2000, respectively.

      Investment securities        $1,256   $(1,303)  $  (47)  $267   $(257)  $ 10
      Loans                         1,147    (1,121)      26    502    (213)   289
                                   ======   =======   ======   ====   =====   ====
   Total interest earned           $2,396   $(2,742)  $(346)   $897   $(840)  $ 57
                                   ======   =======   ======   ====   =====   ====

Net interest differential          $1,202   $  (226)  $  976   $550   $ 241   $791
                                   ======   =======   ======   ====   =====   ====

--------------------------------------------------------------------------------

Net Interest Income Continued

Interest income on investment securities during 2002 decreased $39,422 or 1.0% over 2001, and follows a decrease of $58,361 or 1.4% over 2000. The decline in the average yields earned on investment securities which were partially offset by average volume increases primarily contributed to the decreased interest income earned on investment securities in 2002 and 2001. The taxable equivalent yield on investment securities fell 1.39%, from 6.18% in 2001 to 4.79% in 2002 and .35%, from 6.53% in 2000 to 6.18% in 2001. The average volume of investment securities increased $20,323,000 or 27.6% in 2002 as compared to 2001, and increased $4,091,000 or 5.9% in 2001 as compared to 2000.

Interest and fees on loans decreased $85,209 or .9% from 2001 to 2002, after increasing $201,215 or 2.0% from 2000 to 2001. Interest and fees on loans declined in 2002 as compared to 2001 primarily due to the decrease in the yield earned on the loan portfolio offset in part by the increase in the average volume of loans. The taxable equivalent yield on loans continued to decline, decreasing from 8.89% in 2000 to 8.71% in 2001 to 7.86% in 2002. The increase in interest income on loans during 2001 as compared to 2000 resulted primarily from an increase in the average loan volume. The average loan volume increased $13,159,000 or 11.1% in 2002 as compared to 2001 and $5,645,000 or 5.0% in 2001 as compared to 2000.

Interest expense in 2002 decreased $1,321,577 or 20.6% from 2001, compared to a decrease in 2001 of $733,460 or 10.3% from 2000. The decrease in the interest rates paid on interest bearing liabilities, which were partially offset by an increase in the average volume of interest bearing liabilities primarily resulted in the decline in interest expense during 2002 and 2001. The average yield paid on interest bearing liabilities during 2002 decreased 1.14%, from 3.59% in 2001 to 2.45% in 2002, and follows a decrease in 2001 of .64%, from 4.23% in 2000 to 3.59% in 2001. The decline in the average yields paid on time deposits, savings deposits and repurchase agreements from the previous year primarily contributed to the reduced interest expense in 2002. During 2001, prior year decreases in the average yield paid on savings deposits, interest bearing demand deposits and repurchase agreements primarily contributed to the reduction in interest expense. The average volume of interest bearing deposits increased $31,350,000 or 18.6% in 2002 compared to 2001, and increased $13,648,000 or 8.8% in 2001 as compared to 2000. Increases in the average volume of interest bearing deposits during 2002 and 2001 were primarily the result of the growth in time deposits and savings deposits.

Noninterest Income

Service charges and other fees represent the major component of noninterest income. These charges are earned from assessments made on checking and savings accounts. Service charges increased $85,014 in 2002, up 14.3%, from 2001, as compared to an increase of 11.3% from 2000 to 2001. The increases in service charges in both 2002 and 2001 were primarily due to the increase in the number of charges assessed on deposit accounts.

Sales of investment securities by the subsidiary banks are generally limited to the needs established under the liquidity policies. During 2002, the subsidiary banks accounted for securities gains of $28,341 and securities losses of $16,075 which were attributable to sales of securities available for sale. Additionally, the Holding Company accounted for securities gains of $2,362 and securities losses of $8,403 which were attributable to sales of marketable equity securities. During 2001, the subsidiary banks accounted for securities gains of $7,867 and securities losses of $9,133 which were sales of securities available for sale. The Holding Company also recorded securities gains of $21,018 and securities losses of $11,859 which were sales of marketable equity securities in 2001. In 2000, the Holding Company recorded securities gains of $37,944 and securities losses of $14,508 which were attributable to sales of marketable equity securities.

Other operating income represents fees from safe deposit box rentals, sales of checkbooks, sales of cashiers' checks and money orders, utility collections, ATM charges and card fees, home equity credit line fees, credit life commissions, credit card fees and commissions and various other charges and fees related to normal customer banking relationships. In 2002, other operating income was $345,980, an increase of $7,642 or 2.3% over 2001, and follows an increase of $17,064, or 5.3%, over 2000. ATM charges and card fees primarily contributed to the increase in other operating income in 2002 and 2001.

Non-Interest Expense

Salary and employee benefits represent the largest component of noninterest expense. Salary and employee benefits increased $387,677 or 14.2% in 2002 as compared to the same period in 2001. The increase in salary and employee benefits in 2002 was primarily due to the hiring of additional personnel at the subsidiary bank's branch offices and normal annual merit adjustments. During 2001, salary and employee benefits increased $186,833 or 7.4% over 2000. The increase in salary and employee benefits in 2001 was primarily due to the hiring of additional personnel and normal annual merit adjustments.

Occupancy expenses increased $151,437 or 18.2% in 2002 over 2001, following an increase of $58,559 or 7.6% in 2001 over 2000. During 2002, occupancy expenses primarily rose as a result of additional overhead expenses with the opening of a branch office in Wheeling, WV. Occupancy expense increased during 2001 primarily due to increased overhead expenses with the opening of the subsidiary bank's Moundsville and New Martinsville, West Virginia branch offices and other real estate expenses.

--------------------------------------------------------------------------------

Non-Interest Expense Continued

The major components of other operating expenses include: stationery and supplies, directors' fees, service expense, postage and transportation, other taxes, advertising, and regulatory assessments and deposit insurance. Other operating expenses increased $198,444 or 11.2% in 2002 over 2001 after increasing $262,763 or 17.5% in 2001 over 2000. During 2002, the increase in other operating expenses was primarily due to the increase in postage and transportation expense, advertising expense, regulatory assessments, stationery and supplies expense, other taxes and other expenses partially offset by the decrease in directors fees. The increase in other operating expenses during 2001 was primarily due to the increase in other expenses, other taxes, service expense, stationery and supplies expense and postage and transportation expense.

Income Taxes

Income tax expense for the period ended December 31, 2002 was $965,250, a decrease of $17,033 over 2001 as compared to the decrease of $33,000 from 2000 to 2001. The increase in tax exempt income in 2002 over 2001 primarily contributed to the reduction in income tax expense in 2002. Components of the income tax expense for December 31, 2002 were $786,371 for federal taxes and $178,879 for West Virginia corporate net income taxes.

For federal income tax purposes, tax-exempt income is based on qualified state, county, and municipal bonds and loans. Tax-exempt income was $1,169,054 in 2002; $992,879 in 2001; and $761,883 in 2000. The state of West Virginia recognizes tax-exempt income based on the average of certain investments and loans held during the tax reporting period. Nontaxable items included are federal obligations and securities, obligations of West Virginia and West Virginia political subdivisions, investments of loans primarily secured by liens or security agreements on residential property and other real estate in the form of a mobile home, modular home or double-wide located in West Virginia. Nontaxable West Virginia income attributable to the foregoing items was approximately $1,576,000 in 2002; $1,405,000 in 2001; and $1,631,000 in 2000.

Federal income tax rates and West Virginia corporate net income tax rates were consistent at 34% and 9%, respectively, for the years ended December 31, 2002, 2001 and 2000. Additional information regarding income taxes is contained in
Note 7 to the Consolidated financial statements.

Balance Sheet Analysis

Investments

Investment securities increased $25,862,948 or 31.5% from 2001, and followed an increase in 2001 of $9,959,980 or 13.8% from 2000. The increases in investment securities at December 31, 2002 and 2001 were primarily the result of increased deposit growth.

The investment portfolio is managed to attempt to achieve an optimum mix of asset quality, liquidity and maximum yield on investment. The investment portfolio consists of U.S. Treasury securities, U.S. Government agency and corporation securities, obligations of states and political subdivisions, corporate debt securities, mortgage-backed securities and equity securities. Taxable securities comprised 83.4% of total securities at December 31, 2002, as compared to 81.0% at December 31, 2001. Other than the normal risks inherent in purchasing U.S. Treasury securities, U.S. Government agency and corporation securities, and obligations of states and political subdivisions, i.e., interest rate risk, management has no knowledge of other market or credit risk involved in these investments. The Holding Company does not have any high risk hybrid/derivative instruments.

Investment securities that are classified available for sale are available for sale at any time based upon management's assessment of changes in economic or financial market conditions. These securities are carried at market value and the unrealized holding gains and losses, net of taxes, are reflected as a separate component of stockholders' equity until realized. Available for sale securities, at market value increased $27,028,869 or 36.9% from 2001, and represented 93% of the investment portfolio at December 31, 2002. The increase in the available for sale securities was primarily due to the purchase of mortgage backed securities. Investment securities held to maturity are securities purchased with the intent and ability to hold until their maturity. Securities classified as held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts. The held to maturity securities decreased $1,165,921 or 13.2% from 2001 and represented 7% of the investment portfolio as of December 31, 2002. The decrease in the held to maturity securities was primarily the result of maturities and calls of tax exempt municipal securities which were reinvested in available for sale securities.

--------------------------------------------------------------------------------

Table Four
Investment Portfolio
(in  thousands)

The maturity distribution using book value including accretion of discounts and amortization of premiums (expressed in thousands) and approximate yield of investment securities at December 31, 2002 and December 31, 2001 are presented in the following table. Tax equivalent yield basis was used on tax exempt obligations. Approximate yield was calculated using a weighted average of yield to maturities.

                                             December 31, 2002                       December 31, 2001
                                  -------------------------------------   -------------------------------------
                                      Securities         Securities          Securities          Securities
                                  Held to Maturity   Available for Sale   Held to Maturity   Available for Sale
                                  ----------------   ------------------   ----------------   ------------------
                                   Amount   Yield      Amount    Yield      Amount   Yield      Amount   Yield
                                   ------   -----     --------   -----     -------   -----     -------   -----
U.S. Treasury and other U.S.
   Government Agencies

   Within One Year                 $   --      --%    $ 10,220    3.36%    $   --       --%    $12,264   2.89%
   After One But
      Within Five Years                --      --       22,318    3.58         --       --      15,284   4.38
   After Five But
      Within Ten Years                 --      --        5,482    3.09         --       --       2,521   6.43
   After Ten Years                     --      --          433    2.37         --       --       1,284   3.03
                                   ------    ----     --------    ----     ------     ----     -------   ----
                                       --      --       38,453    3.44         --       --      31,353   3.91

States & Political Subdivisions

   Within One Year                    265    5.55        3,154    3.76        960     6.46       1,499   4.65
   After One But
      Within Five Years             4,063    6.12        4,221    4.56      4,043     6.21       4,914   5.43
   After Five But
      Within Ten Years              2,874    6.66        2,749    5.30      3,851     6.65       1,260   6.30
   After Ten Years                    486    4.52        1,505    4.57         --       --         244   6.66
                                   ------    ----     --------    ----     ------     ----     -------   ----
                                    7,688    6.20       11,629    4.52      8,854     6.43       7,917   5.46

Corporate Debt Securities

   Within One Year                     --      --          519    4.56         --       --       1,251   2.85
   After One But
      Within Five Years                --      --        4,512    5.35         --       --       5,871   5.49
   After Five But
      Within Ten Years                 --      --        1,744    6.01         --       --         964   7.05
                                   ------    ----     --------    ----     ------     ----     -------   ----
                                       --      --        6,775    5.46         --       --       8,086   5.27

Mortgage-Backed Securities             --      --       43,064    4.46         --       --      25,535   5.75

Equity Securities                      --      --          456    2.39         --       --         457   2.67
                                   ------    ----     --------    ----     ------     ----     -------   ----
   Total                           $7,688    6.20%    $100,377    4.13%    $8,854     6.43%    $73,348   4.86%
                                   ======    ====     ========    ====     ======     ====     =======   ====


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Investments Continued

As the investment portfolio consists primarily of fixed rate debt securities, changes in the market rates of interest will affect the carrying value of securities available for sale, adjusted upward or downward under the requirements of FAS 115 and represent temporary adjustments in value. The carrying values of securities available for sale were increased by $1,943,664 and $989,018 at December 31, 2002 and 2001, respectively. The market value of securities classified as held to maturity was above book value by $281,399 and by $158,100 at December 31, 2002 and 2001, respectively.

Loans

Total loans, net of unearned income, increased $15,827, 921 or 13.1% from $120,943,839 at December 31, 2001 to $136,771,760 at December 31, 2002.
Approximately $5.1 million or 4.2% of the increase in loans during 2002 primarily was due to the acquisition of the loans of Wheeling National Bank's New Martinsville branch office by the subsidiary bank. Increases of $8,606,000 in commercial loans, $6,238,000 in real estate loans and $2,862,000 in other loans, offset by a decrease of $1,883,000 in installment loans contributed to the growth in the loan portfolio from 2001 to 2002. The loan growth during 2001 was primarily due to increases in commercial loans and other loans which increased approximately $6,178,000 and $3,145,000, respectively offset by a decrease in installment loans of $4,379,000. Commercial loans increased during 2001, primarily in commercial real estate loans, due to refinances by new and existing customers. Other loans also increased during 2001, primarily in non rated industrial development obligations.

Real estate residential loans which include real estate construction, real estate farmland, and real estate residential loans comprised thirty-seven percent (37%) of the loan portfolio. Commercial loans which include real estate secured by non-farm, non-residential and commercial and industrial loans comprised forty-two percent (42%) of the loan portfolio. Installment loans comprised thirteen percent (13%) of the loan portfolio. Other loans which include non-rated industrial development obligations, direct financing leases and other loans comprised eight percent (8%) of the loan portfolio. The changes in the composition of the loan portfolio from 2001 to 2002 were a 2% increase in commercial loans, a 1% increase in other loans and a 3% decrease in installment loans. From 2000 to 2001, the changes in the composition of the loan portfolio were a 3% increase in other loans, a 3% increase in commercial loans, a 1% decrease in real estate residential loans and a 5% decrease in installment loans.

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

Total non-performing loans were $1,682,000 at December 31, 2002 as compared with $1,317,000 at December 31, 2001. Non-performing loans increased $365,000 in 2002, as compared to the decrease of $966,000 in 2001. The increase in non performing loans in 2002 was primarily due to an increase in non-accrual loans. Non-performing loans decreased in 2001 primarily due to a decline in loans 90 days past due or more. Non-accrual loans were $1,567,000 or 1.1% of total loans outstanding as of December 31, 2002, as compared to $1,184,000 or 1.0% at December 31, 2001. The non-accrual loans in 2002 and 2001 primarily were commercial loans which are secured by properties believed to have adequate values to cover the outstanding loan balances. Loans past due 90 days or more were $76,000 or .1% of total loans outstanding at December 31, 2002, as compared to $73,000 or .1% at December 31, 2001. There were no loans classified as renegotiated at December 31, 2002 and 2001. Other real estate amounted to $39,000 at December 31, 2002. Other real estate owned decreased $21,000 in 2002 over 2001 due to the sale of the properties by the subsidiary banks. Management continues to monitor the nonperforming assets to ensure against deterioration in collateral values.

Allowance for Loan Losses

The corporation maintains an allowance for loan losses to absorb probable loan losses. Table Seven presents a five-year summary of the Allowance for Loan Losses.

The Corporation has historically maintained the allowance for loan losses at a level greater than actual charge-offs. In determining the allocation of the allowance for possible loan losses, charge-offs for 2003 are anticipated to be within the historical ranges. Although a subjective evaluation is determined by management, the corporation believes it has appropriately assessed the risk of loans in the loan portfolio and has provided for an allowance which is adequate based on that assessment. Because the allowance is an estimate, any change in the economic conditions of the corporation's market area could result in new estimates which could affect the corporation's earnings. Management monitors the quality of the loan portfolio through reviews of past due loans and all significant loans which are considered to be potential problem loans on a monthly basis. The internal loan review function provides for an independent review of commercial, real estate, and installment loans in order to measure the asset quality of the portfolio. Management's review of the loan portfolio has not indicated any material loans, not disclosed in the accompanying tables and discussions which are known to have possible credit problems that cause management to have serious doubts as to the ability of each borrower to comply with their present loan repayment terms.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Table Five
Loan Portfolio - Maturities and sensitivities of Loans to Changes in Interest Rates

The following table presents the contractual maturities of loans other than installment loans and residential mortgages for all banks as of December 31, 2002 and December 31, 2001 (in thousands):

                                                          December 31, 2002
                                              ----------------------------------------
                                                               After one
                                                 In one      Year Through      After
                                              Year or Less    Five Years    Five Years
                                              ------------   ------------   ----------
Real Estate - construction                       $  430         $    20      $   378
Commercial real estate - secured by
   nonfarm, nonresidential property                 826           2,741       35,460
Commercial and industrial                         1,800           8,721        7,472
Nonrated industrial development obligations         998           3,087        6,698
                                                 ------         -------      -------
   Total                                         $4,054         $14,569      $50,008
                                                 ======         =======      =======

                                                          December 31, 2001
                                              ----------------------------------------
                                                               After one
                                                 In one      Year Through      After
                                              Year or Less    Five Years    Five Years
                                              ------------   ------------   ----------
Real Estate - construction                       $  165         $     6      $   224
Commercial real estate - secured by
   nonfarm, nonresidential property                 947           2,870       30,708
Commercial and industrial                           966           6,465        6,458
Nonrated industrial development obligations         813           1,824        5,147
                                                 ------         -------      -------
   Total                                         $2,891         $11,165      $42,537
                                                 ======         =======      =======

The following table presents an analysis of fixed and variable rate loans as of December 31, 2002 and December 31, 2001 along with the contractual maturities of loans other than installment loans and residential mortgages (in thousands):

                                                         December 31, 2002
                                              ----------------------------------------
                                                               After one
                                                 In one      Year Through      After
                                              Year or Less    Five Years     Five Years
                                              ------------   ------------   ----------
Fixed Rates                                      $2,827         $ 8,714      $12,208
Variable Rates                                    1,227           5,855       37,800
                                                 ------         -------      -------
   Total                                         $4,054         $14,569      $50,008
                                                 ======         =======      =======

                                                         December 31, 2001
                                              ----------------------------------------
                                                               After one
                                                 In one      Year Through     After
                                              Year or Less    Five Years    Five Years
                                              ------------   ------------   ----------
Fixed Rates                                      $2,855         $ 6,779      $ 9,918
Variable Rates                                       36           4,386       32,619
                                                 ------         -------      -------
   Total                                         $2,891         $11,165      $42,537
                                                 ======         =======      =======

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Table Six
Risk Elements

Loans which are in the process of collection, but are contractually past due 90 days or more as to interest or principal, renegotiated, non-accrual loans and other real estate are as follows ( in thousands):

                                             December 31,
                               --------------------------------------
                                2002     2001     2000    1999   1998
                               ------   ------   ------   ----   ----
Past Due 90 Days or More:
   Real Estate - residential   $   61   $   21   $   48   $ 66   $ 76
   Commercial                      --       26      711     11      4
   Installment                     15       26      145    242    188
                               ------   ------   ------   ----   ----
                               $   76   $   73   $  904   $319   $268
                               ------   ------   ------   ----   ----
Non-accrual:
   Real Estate - residential   $  115   $   27   $   14   $ 17   $106
   Commercial                   1,443    1,124    1,202    440    184
   Installment                      9       33       32    116    106
                               ------   ------   ------   ----   ----
                               $1,567   $1,184   $1,248   $573   $396
                               ------   ------   ------   ----   ----
Other Real Estate              $   39   $   60   $  131   $ --   $ --
                               ------   ------   ------   ----   ----

Total non-performing assets    $1,682   $1,317   $2,283   $892   $664
                               ======   ======   ======   ====   ====

Total non-performing assets
   to total loans and
   other real estate             1.23%    1.09%    2.00%  0.81%  0.64%

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

The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was $97,400 and $96,600 for the periods ended December 31, 2002 and 2001, respectively.

As of December 31, 2002, there are no loans known to management other than those previously disclosed about which management has any information about possible credit problems of borrowers which causes management to have serious doubts as to the borrower's ability to comply with present loan repayment terms.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Allowance for Loan Losses Continued

The allowance for loan losses increased $380,933 or 23.1%, from $1,645,972 at December 31, 2001 to $2,026,905 at December 31, 2002. The allowance for loan losses represented 1.5% and 1.4% of outstanding loans as of December 31, 2002 and 2001, respectively. Net loan charge-offs were $159,067 in 2002, compared to $229,072 in 2001 and $282,176 in 2000. The net loan charge-offs in 2002, 2001 and 2000 were primarily installment and commercial loans. The provision for possible loan losses was $540,000 for the year ended December 31, 2002, compared to $573,000, and $436,500 at December 31, 2001 and 2000, respectively. The credit quality of the loan portfolio combined with the recent level of net charge-offs and nonperforming assets continue to be considered in calculation of the provision for loan losses.

The corporation has allocated the allowance for possible loan losses to specific portfolio segments based upon historical net charge-off experience, changes in the level of nonperforming assets, local economic conditions and management experience as presented in Table Eight.

Deposits

A stable core deposit base is the major source of funds for the Holding Company subsidiaries. The deposit mix depends upon many factors including competition from other financial institutions, depositor interest in certain types of deposits, changes in the interest rate and the corporation's need for certain types of deposit growth. Total deposits were $231,375,582 at December 31, 2002 as compared to $203,771,954 at December 31, 2001, an increase of 13.6%, and follows an increase of 17.3% between 2001 and 2000. Approximately $15.7 million or 7.7% of the increase in deposits during 2002 primarily was due to the acquisition of the deposits of Wheeling National Bank's New Martinsville branch office by the subsidiary bank. In 2001, approximately $9.6 million or 5.5% of the increase in deposits primarily was due to the acquisition of the deposits of United National Bank's New Martinsville branch office by the subsidiary bank. The deposit growth in 2002 was primarily in savings and time deposits. The growth in total deposits during 2001 was primarily in interest bearing deposits.

Time deposits grew by $15,308,138 or 18.7% in 2002, and follows an increase of $8,747,165 or 12.0% in 2001. The increase in time deposits in 2002 and 2001 was primarily the result of the subsidiary bank's purchase of deposits combined with the special promotions offered by the subsidiary banks. Time deposits over $100,000 increased $3,675,000, from $21,586,000 at December 31, 2001 to
$25,261,000 at December 31, 2002. Savings deposits increased by $8,725,616 or 12.6% during 2002, and follows an increase of $9,601,429 or 16.0% in 2001. In 2002 the increase in savings deposits was primarily due to the demand for the Super Saver savings deposit product which was introduced in 2002. The increase in savings deposits during 2001 was mainly due to the demand for the Progressive Gold money market product by depositors. Interest bearing demand deposits increased $2,954,006 or 9.4% in 2002 and follows an increase of $7,397,398 or 30.8% in 2001. At December 31, 2002, noninterest bearing deposits comprised 9% of total deposits and interest bearing deposits which include NOW, money market, savings and time deposits comprised 91% of total deposits. The change in the deposit mix from December 31, 2001 to December 31, 2002 was a 1% increase in interest bearing deposits and a 1% decrease in noninterest bearing deposits.

Federal Funds Purchased and Repurchase Agreements

Federal funds purchased and repurchase agreements are short-term borrowings. Repurchase agreements increased $2,500,154 or 38.2%, from $6,537,648 at December 31, 2001 to $9,037,802 at December 31, 2002. There were no Federal funds purchased as of December 31, 2002 and 2001.

Capital Resources

A strong capital base is vital to continued profitability because it promotes depositor and investor confidence and provides a solid foundation for future growth. Stockholders' equity increased 8.0% in 2002 entirely from current earnings after quarterly dividends, and an increase of 2.9% resulting from the effect of the change in the net unrealized gain on securities available for sale. The increase in stockholders' equity in 2002 follows an increase of 7.5% in 2001 entirely from current earnings after quarterly dividends, and an increase of 3.6% resulting from the effect of the change in the net unrealized gain on securities available for sale. Stockholders' equity amounted to 8.5% and 8.7% of total assets at the end of 2002 and 2001, respectively.

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

                                                Summary of Loan Loss Experience
                                                         December 31,
                                     ----------------------------------------------------
                                       2002       2001        2000       1999       1998
                                     --------   --------    --------   --------   -------
Balance at Beginning of period
   Allowance for Possible
      Loan Losses                    $  1,646   $  1,302    $  1,148   $  1,123   $ 1,218
Loans Charged Off:
   Real Estate - residential                2         --          20         14        65
   Commercial                             134         95         107         16       134
   Installment                             63        164         189        315       173
                                     --------   --------    --------   --------   -------
                                          199        259         316        345       372
Recoveries:
   Real Estate - residential               --          4          --         --         5
   Commercial                              29         12           5         --        --
   Installment                             11         14          29         22        16
                                     --------   --------    --------   --------   -------
                                           40         30          34         22        21

Net Charge-offs                           159        229         282        323       351

Additions Charged to Operations           540        573         436        348       256
                                     --------   --------    --------   --------   -------
Balance at end of period:            $  2,027   $  1,646    $  1,302   $  1,148   $ 1,123
                                     ========   ========    ========   ========   =======

Average Loans Outstanding            $131,383   $118,224    $112,579   $105,775   $99,345
                                     ========   ========    ========   ========   =======

Ratio of net charge-offs
   to Average loans
   outstanding for the period            0.12%      0.19%       0.25%      0.31%     0.35%

Ratio of the Allowance for Loan
   Losses to Loans Outstanding for
   the period                            1.48%      1.36%       1.14%      1.04%     1.08%

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

The following table presents an allocation of the allowance for possible loan losses at each of the five year periods ended December 31, 2002 ( expressed in thousands). The allocation presented below is based on the historical average of net charge offs per category combined with the change in loan growth and management's review of the loan portfolio.

                                                           December 31,
                 -------------------------------------------------------------------------------------------------
                        2002                2001                2000                1999                1998
                 -----------------   -----------------   -----------------   -----------------   -----------------
                           Percent             Percent             Percent             Percent             Percent
                          of loans            of loans            of loans            of loans            of loans
                           in each             in each             in each             in each             in each
                          category            category            category            category            category
                          to total            to total            to total            to total            to total
                 Amount     loans    Amount     loans    Amount     loans    Amount     loans    Amount     loans
                 ------   --------   ------   --------   ------   --------   ------   --------   ------   --------
Real estate -
   residential   $  276      37.5%   $  263      37.3%   $  241      37.9%   $  238      36.2%   $  208      34.2%
Commercial        1,161      41.7       821      40.0       549      37.0       490      38.7       490      37.8
Installment         569      12.9       541      16.1       492      20.9       400      22.2       374      23.8
Others               21       7.9        21       6.6        20       4.2        20       2.9        20       4.2
Unallocated          --        --        --        --        --        --        --        --        31        --
                 ------     -----    ------     -----    ------     -----    ------     -----    ------     -----
Total            $2,027     100.0%   $1,646     100.0%   $1,302     100.0%   $1,148     100.0%   $1,123     100.0%
                 ======     =====    ======     =====    ======     =====    ======     =====    ======     =====

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

The information presented in the following Interest Rate Risk table contains assumptions and estimates used by management in determining repricing characteristics and maturity distributions. As noted in the following table, the cumulative gap at one year is approximately $37,138,000, which indicates the corporation's earning assets are more than interest bearing liabilities at December 31, 2002. As the table presented is as of a point in time and conditions change on a daily basis, any conclusions made may not be indicative of future results.

Interest Rate Risk Table - December 31, 2002

                                      (less                        (greater     Non-
                                     than) 3    4 - 12    1 - 3     than) 3   Interest
                                      Months    Months    Years      Years     Bearing    Total
                                     -------   -------   -------   --------   --------   --------
ASSETS:
Federal funds sold                   $ 6,403   $         $          $         $          $  6,403
Investment securities                 24,579    36,672    29,983     14,818      2,013    108,065
Loans                                 28,376    41,586    41,039     24,318      1,453    136,772
Other assets                              66                             50     15,025     15,141
Allowance for loan losses                                                       (2,027)    (2,027)
                                     -------   -------   -------    -------   --------   --------
Total assets                         $59,424   $78,258   $71,022    $39,186   $ 16,464   $264,354
                                     =======   =======   =======    =======   ========   ========

LIABILITIES AND CAPITAL
NOW and savings                      $17,719   $ 5,113   $ 6,868    $53,950   $          $ 83,650
MMDA's                                29,028                                               29,028
Certificates of deposit * $100,000    10,342    20,483    25,321     15,799                71,945
Certificates of deposit **$100,000     2,468     6,354    11,378      5,061                25,261
Noni terest bearing demand deposits                                             21,492     21,492
Other liabilities                                                                1,481      1,481
Repurchase agreements                  8,849       188                                      9,037
Stockholders' equity                                                            22,460     22,460
                                     -------   -------   -------    -------   --------   --------
Total liabilities and capital        $68,406   $32,138   $43,567    $74,810   $ 45,433   $264,354
                                     =======   =======   =======    =======   ========   ========
GAP                                   (8,982)   46,120    27,455    (35,624)   (28,969)
GAP/ Total Assets                      (3.40%)   17.45%    10.39%    (13.48%)   (10.96%)
Cumulative GAP                        (8,982)   37,138    64,593     28,969          0
Cumulative GAP/Total Assets            (3.40%)   14.05%    24.43%     10.96%      0.00%

The above analysis contains repricing and maturity assumptions and estimates used by management.

--------------------------------------------------------------------------------

*= less than
**=greater than

Interest Rate Risk Continued

The Company's subsidiary banks use an asset/liability model to measure the impact of changes in interest rates on net interest income on a periodic basis. Assumptions are made to simulate the impact of future changes in interest rates and/or changes in balance sheet composition. The effect of changes in future interest rates on the mix of assets and liabilities may cause actual results to differ from simulated results. Guidelines established by the Company's subsidiary banks provide that the estimated net interest income may not change by more than 10% in a one year period given a +/- 200 basis point parallel shift in interest rates. Excluding the potential effect of interest rate changes on assets and liabilities of the Holding Company which are not deemed material, the anticipated impact on net interest income of the subsidiary banks at December 31, 2002 were as follows: given a 200 basis point increase scenario net interest income would not be increased minimally, and given a 200 basis point decrease scenario net interest income would be reduced by approximately 8.1%. Under both interest rate scenarios the subsidiary banks were within the established guideline.

Liquidity

Liquidity management ensures that funds are available to meet loan commitments, deposit withdrawals, and operating expenses. Funds are provided by loan repayments, investment securities maturities, or deposits, and can be raised by liquidating assets or through additional borrowings. The Holding Company had investment securities with an estimated market value of $100,377,179 classified as available for sale at December 31, 2002. These securities are available for sale at any time based upon management's assessment in order to provide necessary liquidity should the need arise. In addition, the Holding Company's subsidiary banks, Progressive Bank, N.A., and Progressive Bank, N.A.- Buckhannon, are members of the Federal Home Loan Bank of Pittsburgh (FHLB). Membership in the FHLB provides an additional source of short-term and long-term funding, in the form of collateralized advances. At December 31, 2002, the subsidiary banks had unused lines of credit available with the FHLB in the aggregate amount of approximately $7 million. There were no borrowings outstanding pursuant to these agreements as of December 31, 2002.

At December 31, 2002 and December 31, 2001, the Holding Company had outstanding loan commitments and unused lines of credit totaling $15,750,000 and $19,511,000, respectively. As of December 31, 2002, management placed a high probability for required funding within one year of approximately $11,436,000. Approximately $3,773,000 is principally unused home equity and credit card lines on which management places a low probability for required funding.

Market Information of Common Stock

First West Virginia Bancorp, Inc's common stock has been traded on the American Stock Exchange primary list since June 20, 1995, and began trading under the symbol of FWV. The following table sets forth the high and low sales prices of the common stock during the respective quarters.

                Stock Prices
              ---------------
                Low     High
              ------   ------
    2002
4th Quarter   $16.65   $21.15
3rd Quarter   $17.39   $19.40
2nd Quarter   $18.00   $19.85
1st Quarter   $18.50   $20.00

    2001
4th Quarter   $15.15   $18.85
3rd Quarter   $15.00   $17.85
2nd Quarter   $13.25   $15.70
1st Quarter   $12.60   $14.38

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
First West Virginia Bancorp, Inc.
Summarized Quarterly Financial Information
--------------------------------------------------------------------------------

     A summary of selected quarterly financial information follows:

                                     First       Second        Third       Fourth
                2002                Quarter      Quarter      Quarter      Quarter
                ----              ----------   ----------   ----------   ----------
     Total interest income        $3,442,323   $3,659,721   $3,633,724   $3,572,817
     Total interest expense        1,273,474    1,300,488    1,298,615    1,227,913
     Net interest income           2,168,849    2,359,233    2,335,109    2,344,904
     Provision for loan losses       150,000      150,000      150,000       90,000
     Investment securities gain       17,477       (4,974)           3       (6,281)
     Total other income              229,059      241,130      282,411      274,173
     Total other expenses          1,420,298    1,501,635    1,527,168    1,612,925
     Income before income taxes      845,087      943,754      940,355      909,871
     Net income                      610,964      673,063      675,707      714,083
     Net income per share                .40          .44          .44          .46

                                     First       Second        Third       Fourth
                2001                Quarter      Quarter      Quarter      Quarter
                ----              ----------   ----------   ----------   ----------
     Total interest income        $3,780,886   $3,790,938   $3,672,678   $3,527,709
     Total interest expense        1,792,532    1,675,215    1,592,311    1,362,009
     Net interest income           1,988,354    2,115,723    2,080,367    2,165,700
     Provision for loan losses       141,000      141,000      141,000      150,000
     Investment securities gain        1,647        6,244            0            2
     Total other income              205,944      243,005      257,633      227,535
     Total other expenses          1,216,328    1,376,815    1,302,088    1,429,237
     Income before income taxes      838,617      847,157      894,912      814,000
     Net income                      582,165      603,218      638,858      588,162
     Net income per share                .38          .39          .42          .38

                                     First       Second        Third       Fourth
                2000                Quarter      Quarter      Quarter      Quarter
                ----              ----------   ----------   ----------   ----------
     Total interest income        $3,497,338   $3,652,438   $3,830,686   $3,888,939
     Total interest expense        1,592,567    1,717,471    1,880,663    1,964,826
     Net interest income           1,904,771    1,934,967    1,950,023    1,924,113
     Provision for loan losses        97,500       97,500      100,500      141,000
     Investment securities gain       23,443            0            0            4
     Total other income              207,183      191,360      231,450      226,688
     Total other expenses          1,227,411    1,204,469    1,204,439    1,179,994
     Income before income taxes      810,486      824,358      876,534      829,811
     Net income                      559,543      584,860      603,940      577,563
     Net income per share (1)            .36          .38          .39          .38

     (1) Adjusted for the 2 percent common stock dividend to stockholders of record as of December 1, 2000.

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

--------------------------------------------------------------------------------
SNODGRASS
Certified Public Accountants and Consultants

                          Independent Auditor's Report

Board of Directors
First West Virginia Bancorp, Inc.
Wheeling, West Virginia

We have audited the accompanying consolidated balance sheets of First West Virginia Bancorp, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First West Virginia Bancorp, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of its operations, and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

S. R. Snodgrass, A.C.


/s/ S. R. Snodgrass, A.C.
--------------------------
Wheeling, West Virginia
February 7, 2003

S.R. Snodgrass, A.C.
980 National Road Wheeling, WV 26003-6400 Phone: 304-233-5030
Facsimile:304-233-3062

               First West Virginia Bancorp, Inc. and Subsidiaries
                           CONSOLIDATED BALANCE SHEETS

                                                                      December 31,
                                                              ---------------------------
                                                                  2002           2001
                                                              ------------   ------------
                                         ASSETS
Cash and due from banks                                       $  6,030,503   $  6,419,402
Due from banks - interest bearing                                   66,993      9,075,314
                                                              ------------   ------------
      Total cash and cash equivalents                            6,097,496     15,494,716
Federal funds sold                                               6,403,000      7,632,000
Investment securities:
   Available-for-sale (at fair value)                          100,377,179     73,348,310
   Held-to-maturity (fair value of $7,969,329 and
      $9,011,951, respectively)                                  7,687,930      8,853,851
Loans                                                          136,771,760    120,943,839
Less allowance for possible loan losses                         (2,026,905)    (1,645,972)
                                                              ------------   ------------
      Net loans                                                134,744,855    119,297,867
Premises and equipment, net                                      4,242,272      4,005,353
Accrued income receivable                                        1,284,939      1,252,143
Other intangible assets                                            458,548        547,300
Goodwill                                                         1,644,119             --
Other assets                                                     1,413,846      1,598,585
                                                              ------------   ------------
      Total assets                                            $264,354,184   $232,030,125
                                                              ============   ============
                                      LIABILITIES

Noninterest bearing deposits:
   Demand                                                     $ 21,491,703   $ 20,875,835
Interest bearing deposits:
   Demand                                                       34,406,861     31,452,855
   Savings                                                      78,270,985     69,545,369
   Time                                                         97,206,033     81,897,895
                                                              ------------   ------------
      Total deposits                                           231,375,582    203,771,954
Federal funds purchased and repurchase agreements                9,037,802      6,537,648
Accrued interest on deposits                                       493,269        519,399
Other liabilities                                                  987,898        952,156
                                                              ------------   ------------
      Total liabilities                                        241,894,551    211,781,157
                                                              ------------   ------------
                                  STOCKHOLDERS' EQUITY

Common stock - 2,000,000 shares authorized at $5 par value:
   1,538,443 shares issued at December 31, 2002 and
   December 31, 2001                                             7,692,215      7,692,215
Surplus                                                          4,982,606      4,982,606
Retained earnings                                                8,566,520      6,954,229
Accumulated other comprehensive income (loss)                    1,218,292        619,918
                                                              ------------   ------------
      Total stockholders' equity                                22,459,633     20,248,968
                                                              ------------   ------------
      Total liabilities and stockholders' equity              $264,354,184   $232,030,125
                                                              ============   ============

    The accompanying notes are an integral part of the financial statements.

               First West Virginia Bancorp, Inc. and Subsidiaries
                        CONSOLIDATED STATEMENTS OF INCOME

                                                         Year Ended December 31,
                                                  ---------------------------------------
                                                     2002          2001          2000
                                                  -----------   -----------   -----------
INTEREST INCOME
Interest and fees on loans and lease financing:
   Taxable                                        $ 9,432,384   $ 9,683,796   $ 9,614,503
   Tax-exempt                                         536,538       370,335       238,413
Investment securities:
   Taxable                                          3,460,895     3,510,289     3,667,724
   Tax-exempt                                         632,516       622,544       523,470
Dividends                                              21,801        35,613        35,677
Other interest income                                 112,681       308,586       409,433
Interest on federal funds sold                        111,770       241,048       380,181
                                                  -----------   -----------   -----------
      Total interest income                        14,308,585    14,772,211    14,869,401
                                                  -----------   -----------   -----------
INTEREST EXPENSE
  Deposits                                          4,967,034     6,132,180     6,518,858
  Other borrowings                                    133,456       289,887       636,669
                                                  -----------   -----------   -----------
      Total interest expense                        5,100,490     6,422,067     7,155,527
                                                  -----------   -----------   -----------
      Net interest income                           9,208,095     8,350,144     7,713,874

PROVISION FOR POSSIBLE LOAN LOSSES                    540,000       573,000       436,500
                                                  -----------   -----------   -----------
      Net interest income after provision for
         possible loan losses                       8,668,095     7,777,144     7,277,374
                                                  -----------   -----------   -----------
NONINTEREST INCOME
   Service charges and other fees                     680,793       595,779       535,407
   Securities gains                                     6,225         7,893        23,447
   Other operating income                             345,980       338,338       321,274
                                                  -----------   -----------   -----------
      Total noninterest income                      1,032,998       942,010       880,128
                                                  -----------   -----------   -----------
NONINTEREST EXPENSE
   Salary and employee benefits                     3,114,122     2,726,445     2,539,612
   Net occupancy expense of premises                  982,229       830,792       772,233
   Other operating expenses                         1,965,675     1,767,231     1,504,468
                                                  -----------   -----------   -----------
      Total noninterest expense                     6,062,026     5,324,468     4,816,313
                                                  -----------   -----------   -----------
      Income before income taxes                    3,639,067     3,394,686     3,341,189

INCOME TAXES                                          965,250       982,283     1,015,283
                                                  -----------   -----------   -----------
      Net income                                  $ 2,673,817   $ 2,412,403   $ 2,325,906
                                                  ===========   ===========   ===========
WEIGHTED AVERAGE SHARES OUTSTANDING                 1,538,443     1,538,443     1,538,443
                                                  ===========   ===========   ===========
EARNINGS PER COMMON SHARE                         $      1.74   $      1.57   $      1.51
                                                  ===========   ===========   ===========

    The accompanying notes are an integral part of the financial statements.

               First West Virginia Bancorp, Inc. and Subsidiaries
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                   Common Stock
                                              ----------------------                  Retained
                                                Shares      Stock        Surplus      Earnings
                                              ---------   ----------   ----------   -----------
BALANCE, DECEMBER 31, 1999                    1,508,526    7,542,630    4,739,381     4,638,742
Comprehensive income
   Net income                                        --           --           --     2,325,906
   Other comprehensive income, net of tax:
      Unrealized gains on securities
         net of reclassification
         adjustment (see disclosure)                 --           --           --            --

            Comprehensive income

Cash dividend ($.64 per share)                       --           --           --      (980,542)
Cash paid in lieu of fractional
   shares on stock dividend                          --           --           --        (3,329)
2% common stock dividend at par value            29,917      149,585      243,225      (392,810)
                                              ---------   ----------   ----------   -----------
BALANCE, DECEMBER 31, 2000                    1,538,443    7,692,215    4,982,606     5,587,967
Comprehensive income
   Net income                                        --           --           --     2,412,403
   Other comprehensive income, net of tax:
      Unrealized gains (losses) on
         securities net of
         reclassification
         adjustment (see disclosure)                 --           --           --            --
            Comprehensive income

Cash dividend ($.68 per share)                       --           --           --    (1,046,141)
                                              ---------   ----------   ----------   -----------
BALANCE, DECEMBER 31, 2001                    1,538,443   $7,692,215   $4,982,606   $ 6,954,229
Comprehensive income
   Net income                                        --           --           --     2,673,817
   Other comprehensive income, net of tax:
      Unrealized gains (losses)
         on securities net of
         reclassification
         adjustment (see disclosure)                 --           --           --            --
            Comprehensive income

Cash dividend ($.69 per share)                       --           --           --    (1,061,526)
                                              ---------   ----------   ----------   -----------
BALANCE, DECEMBER 31, 2002                    1,538,443   $7,692,215   $4,982,606   $ 8,566,520
                                              =========   ==========   ==========   ===========

                                              Accumulated
                                                Other
                                                Compre-      Compre-
                                                hensive      hensive
                                                Income        Income        Total
                                              -----------   ----------   -----------
BALANCE, DECEMBER 31, 1999                      (865,281)                 16,055,472
Comprehensive income
   Net income                                         --    $2,325,906     2,325,906
   Other comprehensive income, net of tax:
      Unrealized gains on securities
         net of reclassification
         adjustment (see disclosure)             827,593       827,593       827,593
                                                            ----------
            Comprehensive income                            $3,153,499
                                                            ==========
Cash dividend ($.64 per share)                        --                    (980,542)
Cash paid in lieu of fractional
   shares on stock dividend                           --                      (3,329)
2% common stock dividend at par value                 --                          --
                                              ----------                 -----------
BALANCE, DECEMBER 31, 2000                       (37,688)                 18,225,100
Comprehensive income
   Net income                                         --    $2,412,403     2,412,403
   Other comprehensive income, net of tax:
      Unrealized gains (losses) on
         securities net of
         reclassification
         adjustment (see disclosure)             657,606       657,606       657,606
                                                            ----------
         Comprehensive income                               $3,070,009
                                                            ==========
Cash dividend ($.68 per share)                        --                  (1,046,141)
                                              ----------                 -----------
BALANCE, DECEMBER 31, 2001                    $  619,918                 $20,248,968
Comprehensive income
   Net income                                         --    $2,673,817     2,673,817
   Other comprehensive income, net of tax:
      Unrealized gains (losses)
         on securities net of
         reclassification
         adjustment (see disclosure)             598,374       598,374       598,374
                                                            ----------
            Comprehensive income                            $3,272,191
                                                            ==========
Cash dividend ($.69 per share)                        --                  (1,061,526)
                                              ----------                 -----------
BALANCE, DECEMBER 31, 2002                    $1,218,292                 $22,459,633
                                              ==========                 ===========

                                                2002       2001       2000
                                              --------   --------   --------
Disclosure of reclassification amount:
   Unrealized holding gains (losses)
      arising during period                   $602,276   $662,553   $842,290
   Less reclassification adjustment for
      gains (losses) included in net income      3,902      4,947     14,697
                                              --------   --------   --------
         Net unrealized gains (losses)
            on securities                     $598,374   $657,606   $827,593
                                              ========   ========   ========

    The accompanying notes are an integral part of the financial statements.

                First West Virginia Bancorp Inc. and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          Year Ended December 31,
                                                ---------------------------------------------
                                                     2002           2001           2000
                                                -------------   -------------    ------------
OPERATING ACTIVITIES
Net income                                      $   2,673,817   $   2,412,403    $  2,325,906
Adjustments to reconcile net income
   to net cash provided by operating
   activities:
      Provision for loan losses                       540,000         573,000         436,500
      Depreciation and amortization                   434,024         379,761         337,148
      Amortization (accretion) of
         investment securities, net                   337,922        (116,622)       (316,940)
      Investment security (gains)                      (6,225)         (7,893)        (23,447)
      Gain on sale of building and land                    --          (3,110)             --
      Decrease (increase) in
         interest receivable                          (32,796)        290,981        (186,705)
      Increase (decrease) in interest payable         (26,130)        (78,836)         98,883
      Other, net                                     (267,992)       (142,981)       (231,613)
                                                -------------   -------------    ------------
         Net cash provided by
            operating activities                    3,652,620       3,306,703       2,439,732
                                                -------------   -------------    ------------
INVESTING ACTIVITIES
Net (increase) decrease
   in federal funds sold                            1,229,000      (3,236,000)     (1,911,000)
Net (increase) decrease in loans,
   net of charge-offs                             (10,948,353)     (7,150,128)     (3,881,055)
Proceeds from sales of securities
   available-for-sale                               3,919,956       2,011,728         891,610
Proceeds from maturities of securities
   available-for-sale                             162,644,000      82,380,000      53,064,000
Proceeds from maturities of securities
   held-to-maturity                                 1,650,000       2,025,000       1,637,000
Principal collected on mortgage-
   backed securities                               20,802,130      10,346,018       3,558,412
Purchases of securities available-
   for-sale                                      (213,766,055)   (105,549,065)    (68,471,833)
Purchases of securities held-
   to-maturity                                       (490,029)             --      (1,867,819)
Recoveries on loans previously
   charged-off                                         39,649          30,220          34,308
Cash acquired in purchase of branch
   office                                           9,063,065       8,990,870              --
Purchases of premises and equipment                  (582,192)     (1,565,116)       (250,550)
Proceeds from sales of premises
   and equipment                                           --          11,810              --
                                                -------------   -------------    ------------
         Net cash used in
            investing activities                  (26,438,829)    (11,704,663)    (17,196,927)
                                                -------------   -------------    ------------
FINANCING ACTIVITIES
Net increase in deposits                           11,950,361      20,491,247      12,110,646
Dividends paid                                     (1,061,526)     (1,046,141)       (983,871)
Increase (decrease) in short-
   term borrowings                                  2,500,154      (7,988,680)      4,252,403
                                                -------------   -------------    ------------
         Net cash provided by
            financing activities                   13,388,989      11,456,426      15,379,178
                                                -------------   -------------    ------------
INCREASE IN CASH AND CASH EQUIVALENTS              (9,397,220)      3,058,466         621,983

CASH AND CASH EQUIVALENTS,
   BEGINNING OF YEAR                               15,494,716      12,436,250      11,814,267
                                                -------------   -------------    ------------
CASH AND CASH EQUIVALENTS,
   END OF YEAR                                  $   6,097,496   $  15,494,716    $ 12,436,250
                                                =============   =============    ============

SUPPLEMENTAL DISCLOSURES
Cash paid for interest                          $   5,126,620   $   6,500,903    $  7,056,644
Cash paid for income taxes                          1,255,000       1,203,765       1,213,168

     The accompanying notes are an integral part of the financial statements

               First West Virginia Bancorp, Inc. and Subsidiaries
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2002, 2001 AND 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of First West Virginia Bancorp, Inc. (the "Corporation") and its subsidiaries conform with accounting principles generally accepted in the United States of America and with general practices within the banking industry. The following is a summary of the significant policies:

Nature of Operations

First West Virginia Bancorp, Inc. provides a variety of banking services to individuals and businesses through the branch network of its two affiliate banks (the "Banks"). The Banks operate ten full service branches located in Wheeling
(3), Wellsburg, Moundsville (2), New Martinsville, Buckhannon, and Weston, West Virginia and Bellaire, Ohio. Primary deposit products consist of checking accounts, savings accounts, and certificates of deposit. Primary lending products consist of commercial and residential real estate loans, consumer loans, and business loans.

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

Loans

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

When units of property are disposed of, the premises and equipment accounts are relieved of the cost and the accumulated depreciation related to such units. Any resulting gains or losses are credited to or charged against income. Cost of repairs and maintenance is charged to expense as incurred. Additions and improvements are capitalized at cost.

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2002, 2001 AND 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

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

Goodwill and Other Intangible Assets

On October 1, 2002, the Financial Accounting Standards Board ("FASB") issued and the Corporation adopted SFAS No. 147, "Acquisitions of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9". Except for transactions between two or more mutual enterprises, this Statement removes acquisitions of financial institutions from the scope of both SFAS No. 72, "Accounting for Certain Acquisitions of Banking and Thrift Institutions" and FASB Interpretation No. 9, "Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method." SFAS No. 147 requires that these transactions be accounted for in accordance with FASB Statements No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." This statement also amends SFAS No. 144 to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower- relationship intangible assets and credit cardholder intangible assets. The effective date of this Statement is generally for activities on or after October 1, 2002.

During 2001, the Corporation purchased the deposits of another financial institution. An identifiable intangible asset resulted from the purchase of the core deposits and, as such, are amortized into noninterest expense on the straight-line basis over the period the Corporation expects to benefit from such assets (7 years). The Corporation recognized amortization expense of $88,751 and $73,959 during the years ended December 31, 2002 and 2001, respectively. The unamortized balance from the purchase of these core deposit intangible assets is $458,548 and $547,300 at December 31, 2002 and 2001, respectively.

The estimated aggregate amortization expense for each of the 5 succeeding years is as follows:

     For the year ended:

        2003      $88,751
        2004       88,751
        2005       88,751
        2006       88,751
        2007       88,751
     Thereafter    14,793

During the second quarter of 2002, the Corporation purchased a less-than-whole financial institution (the "branch"). An unidentifiable intangible asset resulted from the purchase of the branch and was amortized in the amount of $117,436, until the adoption of SFAS No. 147, into noninterest expense on the straight-line basis over the Corporation's expected benefit from such assets (7 years). As a result of adopting FASB No. 147, the Corporation reclassified approximately $1.6 million of previously unidentifiable intangible assets to goodwill, ceased the regularly scheduled amortization expense of those intangible assets, and reversed the $117,436 amortized to date. In addition, the Corporation performed its initial impairment analysis of goodwill and determined that the estimated fair value exceeded the carrying amount.

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2002, 2001 AND 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

The FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which addresses financial accounting and reporting for acquired goodwill and other intangible assets and supercedes APB Opinion No. 17, "Intangible Assets," but it does carry forward some guidance from that statement. This statement requires that an intangible asset that is acquired either individually or with a group of other assets (but not those acquired in a business combination) shall be initially recognized and measured based on its fair value. Under SFAS No. 142, goodwill is not amortized and intangible assets with a finite useful life are amortized and those intangible assets with an infinite life are not amortized. This statement is generally effective for fiscal years beginning after December 15, 2001, to all goodwill and other intangible assets recognized in an entity's statement of financial position at the beginning of that fiscal year, regardless of when those previously recognized assets were initially recognized. The Corporation adopted the provisions of SFAS No. 142 on January 1, 2002. The adoption did not have a material impact on the Corporation.

The FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement requires an entity to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. Initial application of this statement is as of the beginning of an entity's fiscal year. Management does not believe the adoption of SFAS No. 143 will have a material impact on the Corporation.

The FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed," and the Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," and amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements." This statement is generally effective for financial statements issued for fiscal years beginning after December 31, 2001, and interim periods within those fiscal years. The adoption of SFAS No. 144 did not have a material impact on the Corporation.

The FASB also issued SFAS No. 145, "Rescission of SFAS No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections." This Statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishments of Debt," and an amendment of that Statement, SFAS No. 64, "Extinguishments of Debt made to Satisfy Sinking-Fund Requirements." This Statement also rescinds SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers." This Statement amends SFAS No. 13, "Accounting for Leases," to eliminate the inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. This statement is generally effective for financial statements issued on or after May 15, 2002. The adoption of SFAS No. 145 did not have a material impact on the Corporation.

The FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value when the liability is incurred. This statement nullifies Emerging Issues Task Force Issue No. 94-3, which required the recognition of a liability for an exit cost at the date of an entity's commitment to an exit plan. The effective date of this Statement is for exit or disposal activities that are initiated after December 2002, with early application encouraged. Management believes the adoption of this Statement will not have a material impact on the Corporation.

On December 31, 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which amends SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. Under the provisions of SFAS No. 123, companies that adopted the preferable, fair value based method were required to apply that method prospectively for new stock option awards. This contributed to a "ramp-up" effect on stock-based compensation expense in the first few years following adoption, which caused concern for companies and investors because of the lack of consistency in reported results. To address that concern, SFAS No. 148 provides two additional methods of transition that reflect an entity's full complement of stock-based compensation expense immediately upon adoption, thereby eliminating the ramp-up effect. SFAS No. 148 also improves the clarity and prominence of disclosures about the pro forma effects of using the fair value based method of accounting for stock-based compensation for all companies--regardless of the accounting method used--by requiring that the data be presented more

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2002, 2001 AND 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

prominently and in a more user-friendly format in the footnotes to the financial statements. In addition, the statement improves the timeliness of those disclosures by requiring that this information be included in interim as well as annual financial statements. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of SFAS No. 148 did not have a material impact on the Corporation.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. This interpretation clarifies that a guarantor is required to disclose (a) the nature of the guarantee, including the approximate term of the guarantee, how the guarantee arose, and the events or circumstances that would require the guarantor to perform under the guarantee; (b) the maximum potential amount of future payments under the guarantee; (c) the carrying amount of the liability, if any, for the guarantor's obligations under the guarantee; and (d) the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee. This interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The objective of the initial measurement of that liability is the fair value of the guarantee at its inception. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year end. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FSAS Interpretation No. 45 did not have a material impact on the Corporation.

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2002 presentation.

NOTE 2 - INVESTMENT SECURITIES

     The estimated fair values of investment securities are as follows at December 31, 2002 and 2001:

                                                                   December 31, 2002
                                                   -----------------------------------------------
                                                                  Gross        Gross     Estimated
                                                   Amortized   Unrealized   Unrealized     Market
                                                      Cost        Gains       Losses       Value
                                                   ---------   ----------   ----------   ---------
                                                               (Expressed in Thousands)
Securities held to maturity:
Obligations of states and political subdivisions    $  7,688     $  281       $  --       $  7,969
                                                    --------     ------       -----       --------
   Total held to maturity                              7,688        281          --          7,969
                                                    --------     ------       -----       --------
Securities available for sale:
U.S. Treasury securities and obligations of
   U.S. Government corporations and agencies          37,962        495          (4)        38,453
Obligations of states and political subdivisions      11,411        231         (13)        11,629
Corporate debt securities                              6,434        349          (8)         6,775
Mortgage-backed securities                            42,100        964          --         43,064
Equity securities                                        526         23         (93)           456
                                                    --------     ------       -----       --------
   Total available for sale                           98,433      2,062        (118)       100,377
                                                    --------     ------       -----       --------
   Total                                            $106,121     $2,343       $(118)      $108,346
                                                    ========     ======       =====       ========

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2002, 2001 AND 2000

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

                                                                   December 31, 2001
                                                   -----------------------------------------------
                                                                  Gross        Gross     Estimated
                                                   Amortized   Unrealized   Unrealized     Market
                                                      Cost        Gains       Losses       Value
                                                   ---------   ----------   ----------   ---------
                                                               (Expressed in Thousands)
Securities held to maturity:
Obligations of states and political subdivisions    $ 8,854      $  162       $  (4)      $ 9,012
                                                    -------      ------       -----       -------
   Total held to maturity                             8,854         162          (4)        9,012
                                                    -------      ------       -----       -------
Securities available for sale:
U.S. Treasury securities and obligations of
    U.S. Government corporations and agencies        31,141         246         (34)       31,353
Obligations of states and political subdivisions      7,792         127          (2)        7,917
Corporate debt securities                             7,960         128          (2)        8,086
Mortgage-backed securities                           25,008         555         (28)       25,535
Equity securities                                       458          30         (31)          457
                                                    -------      ------       -----       -------
   Total available for sale                          72,359       1,086         (97)       73,348
                                                    -------      ------       -----       -------
   Total                                            $81,213      $1,248       $(101)      $82,360
                                                    =======      ======       =====       =======

The amortized cost and estimated market value of investment securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                              Securities               Securities
                                           Held to Maturity        Available for Sale
                                         ---------------------   ---------------------
                                                     Estimated               Estimated
                                         Amortized     Market    Amortized     Market
                                            Cost       Value        Cost       Value
                                         ---------   ---------   ---------   ---------
                                                     (Expressed in Thousands)
Due in one year or less                    $  265     $   269     $13,709     $ 13,893
Due after one year through five years       4,063       4,240      30,448       31,051
Due after five years through ten years      2,874       2,972       9,710        9,975
Due after ten years                           486         488       1,940        1,938
                                           ------     -------     -------     --------
                                            7,688       7,969      55,807       56,857
Mortgage-backed securities                     --          --      42,100       43,064
Equity securities                              --          --         526          456
                                           ------     -------     -------     --------
   Total                                   $7,688     $ 7,969     $98,433     $100,377
                                           ======     =======     =======     ========

Proceeds from sales of securities available-for-sale during the years ended December 31, 2002, 2001, and 2000, were $3,919,956, $2,011,728, and $891,610, respectively. Gross gains of $30,703 and gross losses of $24,478 in 2002; gross gains of $28,885 and gross losses of $20,992 in 2001; and gross gains of $37,956 and gross losses of $14,509 in 2000, were realized on those sales. Assets carried at $32,125,000 and $30,656,000 at December 31, 2002 and 2001,
respectively, were pledged to secure United States Government and other public funds and for other purposes as required or permitted by law.

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2002, 2001 AND 2000

NOTE 3 - LOANS AND LEASES

     Loans outstanding at December 31, 2002 and 2001, are as follows:

                                                        (Expressed in Thousands)
                                                        ------------------------
                                                             2002       2001
                                                           --------   --------
Real estate-construction                                   $    828   $    395
Real estate-farmland                                            328        212
Real estate-residential                                      50,243     44,554
Real estate-secured by non-farm, non-residential             39,027     34,525
Commercial and industrial loans                              17,993     13,889
Installment and other loans to individuals                   17,634     19,517
Non-rated industrial development obligations                 10,783      7,784
Other loans                                                      50        187
                                                           --------   --------
   Total                                                    136,886    121,063
Less unearned interest and deferred fees                        114        119
                                                           --------   --------
   Net loans                                               $136,772   $120,944
                                                           ========   ========

The Corporation had no loans at December 31, 2002 and 2001, that were specifically classified as impaired. Non-accrual loans amounted to $1,566,429 and $1,184,098 at December 31, 2002 and 2001, respectively. The amount of interest income that would have been recognized had the loans performed in accordance with their original terms were $97,400 and $96,600 for 2002 and 2001, respectively.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

     Activity in the allowance for loan losses is summarized as follows:

                                                        December 31,
                                            ------------------------------------
                                               2002         2001         2000
                                            ----------   ----------   ----------

Balance, beginning of year                  $1,645,972   $1,302,044   $1,147,720
Additions charged to operating expense         540,000      573,000      436,500
Recoveries                                      39,649       30,220       34,308
                                            ----------   ----------   ----------
   Total                                     2,225,621    1,905,264    1,618,528
Less loans charged-off                         198,716      259,292      316,484
                                            ----------   ----------   ----------
Balance, end of year                        $2,026,905   $1,645,972   $1,302,044
                                            ==========   ==========   ==========

NOTE 5 - PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost, less accumulated depreciation, as follows:

                                                 December 31,          Original
                                           -----------------------   Useful Life
                                               2002        2001         Years
                                           ----------   ----------   -----------
Land                                       $1,409,103   $1,372,428
Land improvements                             293,379      255,755        20
Leasehold improvements                        404,598      399,598        25
Buildings                                   3,824,916    3,660,714     20 - 50

Furniture, fixtures & equipment             2,946,762    2,608,071      3 - 8
                                           ----------   ----------
   Total                                    8,878,758    8,296,566
Less accumulated depreciation               4,636,486    4,291,213
                                           ----------   ----------
   Premises and equipment, net             $4,242,272   $4,005,353
                                           ==========   ==========

Charges to operations for depreciation approximated $345,273, $305,802, and $337,148 for 2002, 2001, and 2000, respectively.

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2002, 2001 AND 2000

NOTE 6 - DEPOSITS

     The composition of the banks' deposits at December 31 follows:

                                                              (Expressed in Thousands)
                                                                        2002
                                                     ------------------------------------------
                                                              Demand
                                                     ----------------------
                                                     Noninterest   Interest
                                                       Bearing      Bearing   Savings    Time
                                                     -----------   --------   -------   -------
Individuals, partnerships and corporations             $21,159     $30,717    $75,800   $92,310
(Includes certified and official checks)
United States Government                                    33          --         --        --
States and political subdivisions                          290       3,690      2,471     4,716
Commercial banks and other depository institutions          10          --         --       180
                                                       -------     -------    -------   -------
        Total                                          $21,492     $34,407    $78,271   $97,206
                                                       =======     =======    =======   =======

                                                              (Expressed in Thousands)
                                                                        2001
                                                     ------------------------------------------
                                                              Demand
                                                     ----------------------
                                                     Noninterest   Interest
                                                       Bearing      Bearing   Savings    Time
                                                     -----------   --------   -------   -------
Individuals, partnerships and corporations             $19,733      $28,469   $67,085   $78,034
(Includes certified and official checks)
United States Government                                    40           --        --        --
States and political subdivisions                        1,032        2,984     2,460     3,864
Commercial banks and other depository institutions          71           --        --        --
                                                       -------      -------   -------   -------
   Total                                               $20,876      $31,453   $69,545   $81,898
                                                       =======      =======   =======   =======

Time deposits include certificates of deposit issued in denominations of $100,000 or more which amounted to $25,261,000 and $21,586,000 at December 31, 2002 and 2001, respectively.

A maturity distribution of time certificates of deposit of $100,000 or more at December 31, 2002, follows:

Due in three months or less                  $ 2,567,000
Due after three months through six months      4,163,000
Due after six months through twelve months     2,092,000
Due after one year through five years         16,439,000
                                             -----------
   Total                                     $25,261,000
                                             ===========

NOTE 7 - INCOME TAX

     The provisions for income taxes at December 31 consist of:

                             2002         2001       2000
                           ---------   ---------   ----------
Currently payable:
   Federal                 $ 941,594   $ 974,784   $  985,940
   State                     205,450     208,490      189,896
Deferred:
   Federal                  (155,223)   (172,208)    (118,498)
   State                     (26,571)    (28,783)     (42,055)
                           ---------   ---------   ----------
      Income tax expense   $ 965,250   $ 982,283   $1,015,283
                           =========   =========   ==========

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2002, 2001 AND 2000

NOTE 7 - INCOME TAX (CONTINUED)

     The following temporary differences gave rise to the deferred tax asset at December 31:

                                                           2002        2001
                                                        ----------   ---------
Allowance for loan losses                               $  620,995   $ 473,242
Deferred loan fees                                          38,889      40,508
Accrued interest on non-performing loans                    62,866      45,522
Deferred compensation                                      200,835     185,061
Deferred directors fees                                     26,973      30,582
Depreciation                                                19,307      46,779
Amortization                                                29,505      13,411
Deferred state income tax                                  (54,965)    (45,931)
                                                        ----------   ---------
      Total deferred tax asset - federal                   944,405     789,174
      Total deferred tax asset - state                     161,660     135,092
                                                        ----------   ---------
                                                         1,106,065     924,266
Deferred tax assets (liabilities) arising from market
   adjustments of securities available for sale
   Federal                                                (618,471)   (319,650)
   State                                                  (106,901)    (49,450)
                                                        ----------   ---------
      Total deferred tax assets                         $  380,693   $ 555,166
                                                        ==========   =========

A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes for the year ended December 31 is as follows:

                                               2002                   2001                 2000
                                       --------------------   --------------------   --------------------
                                         Amount     Percent     Amount     Percent     Amount     Percent
                                       ----------   -------   ----------   -------   ----------   -------
Computed tax at statutory
   Federal rate                        $1,237,283     34.0%   $1,154,193     34.0%   $1,136,004    34.0%
Plus state income taxes net
   Of federal tax benefits                118,060      3.2       118,607      3.5        97,575     2.9
                                       ----------    -----    ----------     ----    ----------    ----
                                        1,355,343     37.2     1,272,800     37.5     1,233,579    36.9

Increase (decrease) in taxes
   resulting from:
      Tax exempt income                  (398,817)   (11.0)     (338,464)   (10.0)     (259,893)   (7.7)
      Nontaxable goodwill                 (27,950)    (0.8)           --       --            --      --
      Nondeductible interest expense       34,062      0.9        41,415      1.2        37,608     1.1
      Others - net                          2,612      0.1         6,532      0.2         3,989     0.1
                                       ----------    -----    ----------    -----    ----------    ----
         Actual tax expense            $  965,250     26.4%   $  982,283     28.9%   $1,015,283    30.4%
                                       ==========    =====    ==========    =====    ==========    ====

NOTE 8 - EMPLOYEE BENEFIT PLANS

The Corporation has a non-contributory profit-sharing plan for employees meeting certain service requirements. The Corporation makes annual contributions to the profit-sharing plan based on income of the Corporation as defined. Total expenses for the plan were $129,200, $116,200, and $113,200 for the years ended December 31, 2002, 2001, and 2000, respectively.

The Corporation also offers a 401(k) plan in which it matches a portion of the employee's contribution up to 4% of their salary. The expense related to the 401(k) plan was $20,410, $19,170, and $19,151 in 2002, 2001, and 2000,
respectively.

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2002, 2001 AND 2000

NOTE 9 - REPURCHASE AGREEMENTS

Repurchase agreements represent borrowings of a short duration, usually less than 30 days. For repurchase agreements, the securities underlying the agreements remained under the Banks' control. Information related to repurchase agreements is summarized below:

                                           2002          2001
                                        -----------   -----------
Balance at end of year                  $ 9,037,802   $ 6,537,648
Average balance during the year           8,339,679    10,033,772
Maximum month-end balance                10,644,067    17,834,576
Weighted-average rate during the year          1.60%         2.89%
Rate at December 31                            1.59%         1.42%

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

The following represents financial instruments whose contract amounts represent credit risk:

                                  2002          2001
                               -----------   -----------
Commitments to extend credit   $15,417,000   $19,390,000
Standby letters of credit          333,000       121,000

As of December 31,2002, approximately $6,978,000 are fixed interest rate commitments and $8,772,000 are variable interest rate commitments.

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

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The standby letters of credit in the amount of $270,000 expire in 2003. All other standby letters of credit expire in 2012. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The subsidiary Banks originated advances from the Federal Home Loan Bank of Pittsburgh ("FHLB") for which there were no outstanding balances as of December 31, 2002. The maximum credit available under these advances are $7 million, and the agreements expire in December 2003. As members of the FHLB, the subsidiary Banks have the ability to borrow funds from the FHLB at prevailing interest rates.

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2002, 2001 AND 2000

NOTE 11 - RELATED PARTY TRANSACTIONS

Directors and officers of the Corporation and its subsidiaries, and their associates, were customers of, and had other transactions with the subsidiary Banks in the normal course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility. Such loans totaled $5,210,538 at December 31, 2002, and $4,889,208 at December 31, 2001.

The following is an analysis of loan activity to directors, executive officers, and associates of the Corporation and its subsidiaries:

                                     December 31,
                               ------------------------
                                  2002          2001
                               ----------   -----------
Balance, January 1             $4,889,208   $ 4,242,267
New loans during the period     1,108,406     2,606,078
Repayments during the period     (787,076)   (1,959,137)
                               ----------   -----------
Ending balance                 $5,210,538   $ 4,889,208
                               ==========   ===========

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

As of December 31, 2002, the future minimum rental payments required under noncancellable operating leases with initial terms in excess of one year, are as follows:

December 31, 2003   $163,661
December 31, 2004    163,661
December 31, 2005    126,411
December 31, 2006    101,911
December 31, 2007     44,711
   Thereafter        219,513

Rental expense under operating leases approximated $158,000 in 2002; $106,000 in 2001; and $101,000 in 2000.

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2002, 2001 AND 2000

NOTE 14 - OTHER OPERATING EXPENSES

     Other operating expenses at December 31 included the following:

                                                2002         2001         2000
                                              ----------   ----------   ----------
Directors fees                                $  117,600   $  148,425   $  150,375
Stationery and supplies                          170,277      155,761      126,701
Regulatory assessment and deposit insurance      121,655      104,399       99,888
Advertising                                      178,038      144,474      144,691
Postage and transportation                       220,043      152,539      135,688
Other taxes                                      177,535      174,152      139,882
Service Expense                                  315,735      255,022      224,833
Other                                            664,792      632,459      482,410
                                              ----------   ----------   ----------
   Total                                      $1,965,675   $1,767,231   $1,504,468
                                              ==========   ==========   ==========

NOTE 15 - RESTRICTION ON CASH

The subsidiary Banks are required to maintain an average reserve balance with the Federal Reserve Bank or in cash on hand. The average required reserve balances for the years ended December 31, 2002 and 2001, were $1,686,000 and $1,155,000, respectively.

NOTE 16 - LIMITATIONS ON DIVIDENDS

The approval of the Comptroller of the Currency is required to pay dividends if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits (as defined) for the year, combined with its retained net profits of the preceding two years. Under this formula, the subsidiary Banks can declare dividends in 2003, without approval of the Comptroller of the Currency, of approximately $3.6 million, plus an additional amount equal to the Bank's net profit for 2003 up to the date of any such dividend declaration. The subsidiary Banks are the primary source of funds to pay dividends to the stockholders of First West Virginia Bancorp, Inc.

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

Quantitative measures established by regulation to ensure capital adequacy require the banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002, that the Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 2002, the most recent notifications from the Office of the Comptroller of the Currency categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since those notifications that management believes have changed the institutions' category.

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2002, 2001 AND 2000

NOTE 17 - REGULATORY MATTERS (CONTINUED)

                                                                            To Be Well
                                                                         Capitalized Under
                                                        For Capital      Prompt Corrective
                                        Actual       Adequacy Purposes   Action Provisions
                                   ---------------   -----------------   -----------------
(Amounts Expressed in Thousands)    Amount   Ratio     Amount   Ratio      Amount   Ratio
                                   -------   -----    -------   -----     -------   -----
As of December 31, 2002:
   Total Capital                   $20,595   13.2%    $12,463   8.0%      $15,579   10.0%
      (to Risk Weighted Assets)
   Tier I Capital                  $18,653   12.0%    $ 6,232   4.0%      $ 9,347    6.0%
      (to Risk Weighted Assets)
   Tier I Capital                  $18,653    7.1%    $ 7,868   3.0%      $13,114    5.0%
      (to Average Assets)

                                                                            To Be Well
                                                                         Capitalized Under
                                                        For Capital      Prompt Corrective
                                        Actual       Adequacy Purposes   Action Provisions
                                   ---------------   -----------------   -----------------
(Amounts Expressed in Thousands)    Amount   Ratio    Amount    Ratio      Amount   Ratio
                                   -------   -----    -------   -----     -------   -----
As of December 31, 2001:
   Total Capital                   $20,173   14.3%    $11,307   8.0%      $14,133   10.0%
      (to Risk Weighted Assets)
   Tier I Capital                  $18,527   13.1%    $ 5,653   4.0%      $ 8,480    6.0%
      (to Risk Weighted Assets)
       Tier I Capital              $18,527    8.4%    $ 6,655   3.0%      $11,092    5.0%
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

The following methods and assumptions were used by the Corporation in estimating the fair value disclosures for financial instruments:

Cash and Cash Equivalents: The carrying amount for cash and short-term investments is a reasonable estimate of fair value.

Federal Funds Sold: The carrying amount for federal funds is a reasonable estimate of fair value.

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

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2002, 2001 AND 2000

NOTE 18 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Repurchase Agreements: The carrying amount for repurchase agreements is considered to be a reasonable estimate of fair value.

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

     The estimates of fair values of financial instruments are summarized as follows at December 31:

                                          (Expressed in Thousands)
                                 -----------------------------------------
                                         2002                  2001
                                 -------------------   -------------------
                                 Carrying     Fair     Carrying     Fairs
                                  Amount      Value     Amount      Value
                                 --------   --------   --------   --------
Financial assets:
   Cash and cash equivalents     $  6,097   $  6,097   $ 15,495   $ 15,495
   Federal funds sold               6,403      6,403      7,632      7,632
   Investment securities          108,065    108,346     82,202     82,360
   Loans                          134,745    135,446    119,298    119,736
   Accrued interest receivable      1,285      1,285      1,252      1,252

Financial liabilities:
   Deposits                       231,375    235,814    203,772    206,496
   Repurchase agreements            9,038      9,038      6,538      6,538
   Accrued interest payable           493        493        519        519

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

                          2002         2001         2000
                       ----------   ----------   ----------
Before-tax amount      $ 959,394    $1,054,363   $1,326,909
Tax effect              (361,020)     (396,757)    (499,316)
                       ---------    ----------   ----------
   Net-of-tax amount   $ 598,374    $  657,606   $  827,593
                       =========    ==========   ==========

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2002, 2001 AND 2000

NOTE 20 - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

Presented below are the condensed balance sheets, statements of income, and statements of cash flows for First West Virginia Bancorp, Inc.

                                 BALANCE SHEETS
                                                      2002          2001
                                                   -----------   -----------
ASSETS
   Cash                                            $   150,826   $   291,990
   Investment in common stock - available
      for sale (at market value)                       463,932       466,183
   Investment in subsidiary banks                   22,123,732    19,829,215
   Prepaid expense                                      10,605            --
   Other assets                                        305,488       226,408
                                                   -----------   -----------
      Total assets                                 $23,054,583   $20,813,796
                                                   ===========   ===========
LIABILITIES
   Accrued expenses                                $        --   $    20,531
   Deferred compensation                               594,950       544,297
                                                   -----------   -----------
      Total liabilities                                594,950       564,828
                                                   -----------   -----------
STOCKHOLDERS' EQUITY                                22,459,633    20,248,968
                                                   -----------   -----------
      Total liabilities and stockholders' equity   $23,054,583   $20,813,796
                                                   ===========   ===========

                              STATEMENTS OF INCOME

                                              Year Ended December 31,
                                       ------------------------------------
                                          2002         2001         2000
                                       ----------   ----------   ----------
INCOME
   Dividends from subsidiary banks     $1,064,580   $1,038,960   $  957,190
   Gain on sale of investments             (6,041)       9,160       23,436
   Other income                           138,549      139,514      143,455
                                       ----------   ----------   ----------
     Total income                       1,197,088    1,187,634    1,124,081
                                       ----------   ----------   ----------
EXPENSES
   Salary and employee benefits            60,138      101,815      119,315
   Interest expense                         2,580        2,580        2,580
   Other expenses                         143,226      137,730      136,863
                                       ----------   ----------   ----------
      Total expenses                      205,944      242,125      258,758
                                       ----------   ----------   ----------
      Income before income taxes and
      equity in undistributed income
      of subsidiaries                     991,144      945,509      865,323
INCOME TAX BENEFIT                         29,347       42,212       37,557

EQUITY IN UNDISTRIBUTED INCOME
   OF SUBSIDIARIES                      1,653,326    1,424,682    1,423,026
                                       ----------   ----------   ----------
    Net income                         $2,673,817   $2,412,403   $2,325,906
                                       ==========   ==========   ==========

               First West Virginia Bancorp, Inc. and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 2002, 2001 AND 2000

NOTE 20 - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)

                            STATEMENTS OF CASH FLOWS

                                                                Year Ended December 31,
                                                        ---------------------------------------
                                                            2002          2001          2000
                                                        -----------   -----------   -----------
OPERATING ACTIVITIES
   Net income                                           $ 2,673,817   $ 2,412,403   $ 2,325,906
   Adjustments to reconcile net
      income to net cash provided by
      operating activities:

      Change in deferred tax benefit                        (10,257)      (25,813)      (39,179)
      Undistributed earnings of affiliates               (1,653,326)   (1,424,682)   (1,413,406)
      Changes in operating assets
         and liabilities:
         Other assets                                       (43,329)       (6,675)        1,626
         Deferred compensation                               42,144        67,500       101,013
         Other liabilities                                  (22,627)          225       (16,457)
         (Gain)loss on sale of securities                     6,041        (9,160)      (23,436)
                                                        -----------   -----------   -----------
            Net cash provided by operating activities       992,463     1,013,798       936,067
                                                        -----------   -----------   -----------

INVESTING ACTIVITIES
   Proceeds from sale of securities                         186,589       152,096        91,567
   Purchase of investment securities                       (258,690)     (212,247)     (155,973)
                                                        -----------   -----------   -----------
            Net cash used in investing activities           (72,101)      (60,151)      (64,406)
                                                        -----------   -----------   -----------
FINANCING ACTIVITIES
   Dividends paid                                        (1,061,526)   (1,046,141)     (983,871)
                                                        -----------   -----------   -----------
            Net cash used in financing activities        (1,061,526)   (1,046,141)     (983,871)
                                                        -----------   -----------   -----------

DECREASE IN CASH AND CASH EQUIVALENTS                      (141,164)      (92,494)     (112,210)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR              291,990       384,484       496,694
                                                        -----------   -----------   -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                $   150,826   $   291,990   $   384,484
                                                        ===========   ===========   ===========

Supplemental disclosures:

Cash paid for interest                                  $     2,580   $     2,580   $     2,580
Cash paid for income taxes                                       --           100        10,435

--------------------------------------------------------------------------------

                        First West Virginia Bancorp, Inc.

                                    DIRECTORS

Nada E. Beneke ..........................................................Registered Sanitarian

                                                                 President, Beneke Corporation

Sylvan J. Dlesk ..............................Vice Chairman, First West Virginia Bancorp, Inc.

                                                 President & CEO, Dlesk Realty and Investments

                                                                        President, Dlesk, Inc.

                                                        President, Ohio Valley Carpeting, Inc.

                                                President, Tri-State Floor Installations, Inc.

Charles K. Graham ....President and Chief Executive Officer, First West Virginia Bancorp, Inc.

                                 President and Chief Executive Officer, Progressive Bank, N.A.

                                            Vice Chairman, Progressive Bank, N.A. - Buckhannon

Laura G. Inman .......................Chairman of the Board, First West Virginia Bancorp, Inc.

James C. Inman, Jr .....................................................Retired Bank Executive

R. Clark Morton .................................Chairman of the Board, Progressive Bank, N.A.

                                                                               Attorney at Law

Karl W. Neumann .....................................Chairman Emeritus, Progressive Bank, N.A.

                                                                   Retired Insurance Executive

Thomas A. Noice ........................................................Retired Bank Executive

William G. Petroplus ..........................................................Attorney at Law

                                          OFFICERS

Laura G. Inman ..........................................................Chairman of the Board

Sylvan J. Dlesk .................................................................Vice Chairman

Charles K. Graham .......................................President and Chief Executive Officer

Beverly A. Barker ................Executive Vice President, Chief Operating Officer, Treasurer

Francie P. Reppy ...............................Senior Vice President, Chief Financial Officer

Connie R. Tenney ...............................................................Vice President

Stephanie A. LaFlam .................................................................Secretary

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               SUBSIDIARY
                           Progressive Bank N.A.
                              Wheeling, WV 26003

                DIRECTORS                                          OFFICERS
                ---------                                          --------
Nada E. Beneke           Laura G. Inman         R. Clark Morton, Chairman of the Board
Dr. Clyde D. Campbell    Tulane B. Mensore      Karl W. Neumann, Chairman Emeritus
Robert R. Cicogna        R. Clark Morton        Charles K. Graham, President & Chief Executive Officer
Sylvan J. Dlesk          Karl W. Neumann        Beverly A. Barker, Executive Vice President/ Chief Operating Officer/Cashier
Charles K. Graham        William G. Petroplus   Francie P. Reppy, Senior Vice President, Chief Financial Officer
Robert B. Hunnell, Jr.   Thomas L. Sable        Brad D. Winwood, Vice President
James C. Inman, Jr.                             Gary S. Martin, Vice President
                                                David E. Wharton, Vice President/ Information Technology Officer
                                                L. Thomas Campbell, Vice President/ Business Development Officer
            DIRECTORS EMERITUS                  Deborah A. Kloeppner, Vice President/Office Manager Bethlehem
                                                Michele L. Stanley, Vice President/Office Manager Warwood
            Edward P. Otte                      Stephanie A. LaFlam, Secretary/Assistant Vice President/
                                                                     Human Resource Manager
                                                Janey S. Longwell, Assistant Vice President / Office Manager New Martinsville
                                                Susan E. Reinbeau, Assistant Vice President/Branch Coordinator/
                                                                   Office Manager Woodsdale
                                                Harold O. Thomas, Senior Business Development Officer
                                                Mitzi K. Mattern, Credit Card Manager/Office Manager Wellsburg
                                                Lisa M. Wagner, Office Manager Moundsville
                                                Susan M. Scotka, Office Manager Bellaire
                                                Rebecca A. Palmer, Manager Data Processing
                                                Laura K. Snedeker, Data Security Officer
                                                Debra M. Tomlin, Loan Officer
                                                Catherine J. Hare, Loan Officer
                                                Kerrie A. Weisenborn, Credit Administrator

                                   SUBSIDIARY
                       Progressive Bank, N.A. - Buckhannon
                              Buckhannon, WV 26201

            DIRECTORS                                           OFFICERS
            ---------                                           --------
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

--------------------------------------------------------------------------------

                        Progressive Bank N.A. - Wheeling

(Photograph)              (Photograph)          (Photograph)
Warwood Office            Woodsdale Office      Bethlehem Office
Wheeling, WV              Wheeling, WV          Wheeling, WV

(Photograph)              (Photograph)          (Photograph)
Moundsville Main Office   Kroger Store Office   New Martinsville, WV
Moundsville, WV           Moundsville, WV

     (Photograph)         (Photograph)
     Wellsburg, WV        Bellaire, OH

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

Annual Meeting

The Annual Meeting of Stockholders will be held at 4:00 p.m, on Tuesday, April 8, 2003, at the Warwood Office of Progressive Bank, N.A., 1701 Warwood Avenue, Wheeling, WV 26003

Form 10-K

Upon written request any shareholder of record on December 31, 2002, may obtain a copy of the Corporation's 2002 Form 10-K Report (to be filed with the Securities and Exchange Commission before March 31, 2003) by writing to the Secretary, First West Virginia Bancorp, Inc., 875 National Road, Wheeling, WV 26003