Form 10-K, Exhibit 13
period 2003-12-31
FIRST WEST VIRGINIA BANCORP INC
filed 2004-03-30
CIK 37049

EXHIBIT 13.1

Annual Report to Shareholders

(FIRST WEST VIRGINIA BANCORP LETTERHEAD)

P.O. Box 6671

Wheeling, WV 26003

TO OUR SHAREHOLDERS:

I am pleased to report to you the financial performance of First West Virginia Bancorp, Inc. contained in the 2003 Annual Report. Consolidated net income for 2003 was $2,518,241 or $1.64 per share, as compared to $2,673,817 or $1.74 per share a year earlier. As previously reported, current economic conditions and the low interest rate environment have had an effect on our net interest margin. Expectations are that market conditions will begin to gradually improve over the next year. Total assets for the Holding Company increased 7.5% over the prior year to $284,110,860 at December 31, 2003 as compared to $264,354,184 at December 31, 2002. Total stockholders’ equity increased to $23,030,615, an increase of 2.5% over the $22,459,633 reported in 2002. The book value per share was $15.07 at December 31, 2003 as compared to $14.60 a year earlier.

During 2003, the Board of Directors declared and paid cash dividends of $.73 per share compared to $.69 per share during 2002, which represents an increase of 5.8% over the prior year.

In June, 2003, the Merger and Plan of Reorganization between First West Virginia Bancorp, Inc. and two of its subsidiary banks, Progressive Bank, N.A., Wheeling and Progressive Bank, N.A. - Buckhannon was completed. The Buckhannon and Weston offices of Progressive Bank, N.A. - Buckhannon now operate as branch offices of Progressive Bank, N.A., Wheeling, West Virginia.

Also, during the first quarter of 2004, we plan to launch our new Progressive Bank, N.A. web site for our subsidiary bank. Our web site will provide us an opportunity to feature our bank’s various products and services to the general public. This will also provide our customers the ability to utilize online banking services through secured direct access to their accounts, including “Progressive Pay,” our new online service that gives our customers the ease and flexibility of paying their bills online. Our web site will also include an Investor Relations section. We can now provide our shareholders, as well as the general public, detailed financial information about our Corporation such as stock information, peer analysis, financial highlights, and SEC filings.

The Sarbanes-Oxley Act introduced highly significant legislative changes to financial practice and corporate governance regulations. The act introduced stringent new rules with the stated objective to protect investors by improving the accuracy and reliability of corporate disclosures made pursuant to the securities laws. Our Corporation continues to diligently review and update our fiscal responsibility policies, corporate governance practices, and overall accounting procedures in order to comply with arguably the most important piece of legislation affecting corporate governance, financial disclosure and the practice of public accounting since the United States securities laws of the early 1930s.

I would like to take this opportunity to express my sincere gratitude and appreciation to our officers and employees who are such an integral part of our organization and its success. Our Board of Directors has provided ongoing support, leadership, and direction in the positive financial performance we have attained. I again would like to thank our loyal customers and shareholders who have made our Corporation’s accomplishments possible. As always, your comments and suggestions are appreciated.

Sincerely.

/s/ Charles K. Graham
Charles K. Graham
President and Chief Executive Officer

Table One

SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)

First West Virginia Bancorp, Inc.

	Years ended December 31,
	2003	2002	2001	2000	1999
SUMMARY OF OPERATIONS
Total interest income	$13,319	$14,309	$14,772	$14,869	$13,207
Total interest expense	4,603	5,101	6,422	7,155	5,602
Net interest income	8,716	9,208	8,350	7,714	7,605
Provision for loan losses	435	540	573	436	348
Total other income	1,346	1,033	942	880	1,073
Total other expenses	6,342	6,062	5,324	4,816	4,740
Income before income taxes	3,285	3,639	3,395	3,341	3,590
Net income	2,518	2,674	2,412	2,326	2,450
PER SHARE DATA (1)
Net income	$1.64	$1.74	$1.57	$1.51	$1.59
Cash dividends declared	0.73	0.69	0.68	0.64	0.54
Book value per share	15.07	14.60	13.16	11.85	10.44
AVERAGE BALANCE SHEET SUMMARY
Total loans, net	$137,826	$131,383	$118,224	$112,579	$105,775
Investment securities	117,758	93,962	73,639	69,548	59,716
Deposits - interest bearing	217,064	200,170	168,820	155,172	141,768
Stockholders’ equity	21,884	20,302	18,902	17,448	16,087
Total assets	277,952	252,543	217,006	203,529	183,436
BALANCE SHEET
Investments	$119,245	$108,065	$82,202	$72,242	$59,394
Loans	146,711	136,772	120,944	114,053	110,489
Other assets	18,155	19,517	28,884	21,598	19,290

Total Assets	$284,111	$264,354	$232,030	$207,893	$189,173

Deposits	$241,947	$231,376	$203,772	$173,669	$161,558
Federal funds purchased and repurchase agreements	15,089	9,038	6,538	14,526	10,274
FHLB borrowings	2,464	—	—	—	—
Other liabilities	1,580	1,480	1,471	1,473	1,285
Stockholders’ equity	23,031	22,460	20,249	18,225	16,056

Total Liabilities and Stockholders’ equity	$284,111	$264,354	$232,030	$207,893	$189,173

SELECTED RATIOS
Return on average assets	0.91%	1.06%	1.11%	1.14%	1.34%
Return on average equity	11.51%	13.17%	12.76%	13.33%	15.23%
Average equity to average assets	7.87%	8.04%	8.71%	8.57%	8.77%
Dividend payout ratio (1)	44.51%	39.66%	43.31%	42.38%	33.96%
Loan to Deposit ratio	60.64%	59.11%	59.35%	65.67%	68.39%

(1)	Adjusted for the 2 percent common stock dividend to stockholders of record as of December 1, 2000, and a 6 for 5 stock split in the effect of a 20 percent common stock dividend, declared October 12, 1999 to shareholders of record as of November 1, 1999.

First West Virginia Bancorp, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION

AND RESULTS OF HOLDING COMPANY OPERATIONS

First West Virginia Bancorp, Inc., a West Virginia corporation headquartered in Wheeling, West Virginia commenced operations in July 1973 and has one wholly-owned subsidiary: Progressive Bank, N.A., which operates in Wheeling, Wellsburg, Moundsville, New Martinsville, Buckhannon and Weston, West Virginia and Bellaire, Ohio. Following is a discussion and analysis of the significant changes in the financial condition and results of operations of First West Virginia Bancorp, Inc., (the Holding Company), and its subsidiary for the years ended December 31, 2003, 2002 and 2001. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the Notes, thereto.

OVERVIEW

The Holding Company reported net income of $2,518,241 or $1.64 per share for the year ended December 31, 2003 as compared to $2,673,817 or $1.74 per share for the year ended December 31, 2002. The 5.8% decrease in earnings during 2003 over 2002 was primarily attributed to the decrease in net interest income and an increase in operating expenses, partially offset by an increase in non interest income and the decrease in the provision for loan losses.

Net interest income decreased $492,263 or 5.4%, to $8,715,832 during 2003 as compared to the same period in 2002. The decline in net interest income was primarily due to a decrease in the interest earned on loans and investment securities, offset in part by a decrease in interest rates paid on deposit liabilities.

The return on average assets (ROA), which measures the effectiveness of asset utilization to produce net income, was .91% in 2003 and 1.06% in 2002. The return on average equity (ROE), which measures the return on the stockholders’ investment, was 11.51% in 2003 and 13.17% in 2002.

During the second quarter of 2003, the Holding Company completed the Merger and Plan of Reorganization between two of its subsidiary banks, Progressive Bank, N.A., Wheeling and Progressive Bank, N.A. - Buckhannon. The Buckhannon and Weston offices of Progressive Bank, N.A. - Buckhannon presently operate as branch offices of Progressive Bank, N.A., Wheeling, West Virginia. The merger of the two subsidiary banks was completed in order to improve operational efficiencies within the Company.

The Holding Company ended the year 2003 with total assets of $284,110,860, an increase of 7.5% over the $264,354,184 reported for the year ended December 31, 2002. Loans net of reserves increased in 2003 by $9,660,771 to $144,405,626, as compared to $134,744,855 reported at December 31, 2002. Total deposits increased in 2003 by $10,571,748, from $231,375,582 at December 31, 2002 to $241,947,330 at December 31, 2003, primarily due to the increase in savings deposits.

The allowance for loan losses amounted to $2,304,868 at December 31, 2003 or 1.6% of total loans, compared to $2,026,905 or 1.5% of total loans at December 31, 2002. Non-performing assets were $2,169,000 at December 31, 2003, as compared to $1,682,000 at December 31, 2002.

The Board of Directors declared and paid cash dividends of $.73 per share during 2003 as compared to $.69 in 2002, an increase of 5.8% over the prior year.

Table One is a five-year summary of Selected Financial Data of the Holding Company. The sections that follow discuss in more detail the information summarized in Table One.

EARNINGS ANALYSIS

Net Interest Income

Net interest income, which is the difference between interest earned on loans and investments and interest paid on deposits and other liabilities, is the primary source of earnings for the Holding Company. Changes in the volume and mix of earning assets and interest bearing liabilities combined with changes in market rates of interest greatly effect net interest income. Tables Two and Three analyze the changes in net interest income for the three years ended December 31, 2003, 2002, and 2001.

Net interest income was $8,715,832 in 2003, a decrease of $492,263 or 5.4%, from 2002, and follows an increase in 2002 of $857,951 or 10.3% from 2001. The decline in net interest income was primarily due to a decrease in the interest earned on loans and investment securities, offset in part by a decrease in interest rates paid on deposit liabilities. The changes in the volume and mix of earning assets and interest bearing liabilities combined with the changes in the market rates of interest resulted in taxable equivalent net interest yields on average earning assets of 3.61% for 2003, as compared to 4.15% and 4.35% earned during 2002 and 2001, respectively.

Table Two

Average Balance Sheets and Interest Rate Analysis

(dollars in thousands)

The following table presents an average balance sheet, interest earned on interest bearing assets, interest paid on interest bearing liabilities, average interest rates and interest differentials for the years ended December 31, 2003, 2002, and 2001. Average balance sheet information as of December 31, 2003, 2002, and 2001 was compiled using the daily average balance sheet. Loan fees and unearned discounts were included in income for average rate calculation purposes. Average yields on investment securities available for sale have been calculated based on amortized cost. Non-accrual loans were included in the average balance computations; however, no interest was included in income subsequent to the non-accrual status classification.

	December 31, 2003			December 31, 2002			December 31, 2001
	Average Volume	Interest	Average Rate	Average Volume	Interest	Average Rate	Average Volume	Interest	Average Rate
ASSETS:
Investment securities:
U.S. Treasury and other U. S. Government agencies	$46,358	$1,407	3.04%	$32,533	$1,260	3.87%	$29,143	$1,624	5.57%
Mortgage backed securities	44,504	1,381	3.10%	37,352	1,718	4.60%	22,952	1,454	6.33%
Obligations of states and political subdivisions	20,259	743	3.67%	16,676	699	4.19%	15,578	704	4.52%
Other securities	6,637	343	5.17%	7,401	405	5.47%	5,966	353	5.92%

Total Investment securities:	117,758	3,874	3.29%	93,962	4,082	4.34%	73,639	4,135	5.62%
Interest bearing deposits	1,721	16	0.93%	7,070	113	1.60%	7,869	295	3.75%
Federal funds sold	6,913	72	1.04%	7,227	112	1.55%	6,594	241	3.65%
Loans, net of unearned income	137,826	9,329	6.77%	131,383	9,969	7.59%	118,224	10,054	8.50%
Other earning assets	890	28	3.15%	723	33	4.56%	707	47	6.65%

Total earning assets	265,108	13,319	5.02%	240,365	14,309	5.95%	207,033	14,772	7.14%
Cash and due from banks	5,822			5,554			4,811
Bank premises and equipment	4,019			4,242			3,786
Other assets	5,110			4,245			2,893
Allowance for loan losses	(2,107)			(1,863)			(1,517)

Total Assets	$277,952			$252,543			$217,006

LIABILITIES
Time deposits	$94,156	$3,285	3.49%	$95,247	$3,856	4.05%	$77,214	$4,273	5.53%
Savings deposits	86,322	952	1.10%	71,989	907	1.26%	64,360	1,579	2.45%
Interest bearing demand deposits	36,586	142	0.39%	32,934	205	0.62%	27,246	280	1.03%
Federal funds purchased and repurchase agreements	12,671	199	1.57%	8,340	133	1.59%	10,034	290	2.89%
FHLB borrowings	544	26	4.78%	—	—	—	—	—	—

Total interest bearing liabilities	230,279	4,604	2.00%	208,510	5,101	2.45%	178,854	6,422	3.59%
Demand deposits	24,157			22,136			17,844
Other liabilities	1,632			1,595			1,406

Total Liabilities	256,068			232,241			198,104
STOCKHOLDERS’ EQUITY	21,884			20,302			18,902

Total Liabilities and Stockholders’ Equity	$277,952			$252,543			$217,006

Net yield on earning assets		$8,715	3.29%		$9,208	3.83%		$8,350	4.03%

The fully taxable equivalent basis of interest income from obligations of states and political subdivisions has been determined using a combined Federal and State corporate income tax rate of 40% for 2003, 2002, and 2001, respectively. The effect of this adjustment is presented below.

Investment securities	$117,758	$4,333	3.68%	$93,962	$4,503	4.79%	$73,639	$4,550	6.18%
Loans	137,826	9,720	7.05%	131,383	10,327	7.86%	118,224	10,301	8.71%

Total earning assets	$265,108	$14,169	5.34%	$240,365	$15,088	6.28%	$207,033	$15,434	7.45%

Taxable equivalent net yield on earning assets		$9,565	3.61%		$9,987	4.15%		$9,012	4.35%

Table Three

Rate Volume Analysis of Changes in Interest Income and Expense

(in thousands)

The effect on interest income and interest expense for the years ended December 31, 2003 and 2002 due to changes in average volume and rate from the prior year, is presented below. The effect of a change in average volume has been determined by applying the average rate to the change in volume. The change in rate has been determined by applying the average volume in the earlier year by the change in rate. The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of change in each.

	2003 Compared to 2002			2002 Compared to 2001
	Increase (Decrease) Due to Change in:			Increase (Decrease) Due to Change in:
	Average Volume	Rate	Net increase (decrease)	Average Volume	Rate	Net increase (decrease)
INTEREST INCOME FROM:
U.S. Treasury and other U. S. Government agencies	$535	$(388)	$147	$189	$(553)	$(364)
Mortgage backed securities	329	(666)	(337)	912	(648)	264
Obligations of states and political subdivisions	150	(106)	44	50	(55)	(5)
Other securities	(42)	(20)	(62)	86	(34)	52

Total investment securities	972	(1,180)	(208)	1,237	(1,290)	(53)
Interest bearing deposits	(85)	(12)	(97)	(30)	(152)	(182)
Federal funds sold	(5)	(35)	(40)	23	(152)	(129)
Loans, net of unearned income	489	(1,129)	(640)	1,119	(1,204)	(85)
Other earning assets	8	(13)	(5)	—	(14)	(14)

Total interest earned	1,379	(2,369)	(990)	2,349	(2,812)	(463)

INTEREST EXPENSE ON:
Time deposits	(44)	(527)	(571)	998	(1,415)	(417)
Savings deposits	181	(136)	45	187	(860)	(673)
Interest bearing demand deposits	23	(86)	(63)	58	(133)	(75)
Federal funds purchased and repurchase agreements	69	(3)	66	(49)	(108)	(157)
FHLB borrowings	—	26	26	—	—	—

Total interest paid	229	(726)	(497)	1,194	(2,516)	(1,322)

Net interest differential	1,150	(1,643)	(493)	1,155	(296)	859

Presented below is the effect on volume and rate variances of the adjustment of interest income on obligations of states and political subdivisions to the fully taxable equivalent basis using a combined Federal and State corporate income tax rate of 40% for the years ended 2003, 2002, and 2001, respectively.

Investment securities	$1,140	$(1,310)	$(170)	$1,256	$(1,303)	$(47)
Loans	506	(1,113)	(607)	1,147	(1,121)	26

Total interest earned	$1,564	$(2,483)	$(919)	$2,396	$(2,742)	$(346)

Net interest differential	$1,335	$(1,757)	$(422)	$1,202	$(226)	$976

Net Interest Income - Continued

Interest income on investment securities during 2003 decreased $218,881 or 5.4% over 2002, and follows a decrease of $39,422 or 1.0% over 2001. The decline in the average yields earned on investment securities which were partially offset by average volume increases primarily contributed to the decreased interest income earned on investment securities in 2003 and 2002. The taxable equivalent yield on investment securities fell 1.11%, from 4.79% in 2002 to 3.68% in 2003 and 1.39%, from 6.18% in 2001 to 4.79% in 2002. The average volume of investment securities increased $23.8 million or 25.3% in 2003 as compared to 2002, and increased $20.3 million or 27.6% in 2002 as compared to 2001.

Interest and fees on loans decreased $640,507 or 6.4% from 2002 to 2003, after decreasing $85,209 or .9% from 2001 to 2002. Interest and fees on loans declined in 2002 as compared to 2001 primarily due to the decrease in the yield earned on the loan portfolio offset in part by the increase in the average volume of loans. The taxable equivalent yield on loans continued to decline, decreasing from 8.71% in 2001 to 7.86% in 2002 to 7.05% in 2003. The average loan volume increased $6.4 million or 4.9% in 2003 as compared to 2002 and $13.2 million or 11.1% in 2002 as compared to 2001.

Interest expense in 2003 decreased $497,508 or 9.8% from 2002, compared to a decrease in 2002 of $1,321,577 or 20.6% from 2001. The decrease in the interest rates paid on interest bearing liabilities, which were partially offset by an increase in the average volume of interest bearing liabilities primarily resulted in the decline in interest expense during 2003 and 2002. The average yield paid on interest bearing liabilities during 2003 decreased .45%, from 2.45% in 2002 to 2.00% in 2003, and follows a decrease in 2002 of 1.14%, from 3.59% in 2001 to 2.45% in 2002. The decline in the average yields paid on time deposits, savings deposits and repurchase agreements primarily contributed to the reduced interest expense in 2003 and 2002. The average volume of interest bearing deposits increased $16.9 million or 8.4% in 2003 compared to 2002, and increased $31.4 million or 18.6% in 2002 as compared to 2001. The increase in the average volume of interest bearing deposits during 2003 was primarily the result of the growth in savings deposits.

Noninterest Income

Service charges and other fees represent the major component of noninterest income. These charges are earned from assessments made on checking and savings accounts. Service charges increased $75,495 in 2003, up 11.1%, from 2002, as compared to an increase of 14.3% from 2001 to 2002. The increases in service charges in both 2003 and 2002 were primarily due to the increase in the number of charges assessed on deposit accounts.

Sales of investment securities by the subsidiary bank are generally limited to the needs established under the liquidity policies. During 2003, the subsidiary bank accounted for securities gains of $239,127 and securities losses of $14,470 which were sales of securities available for sale. The Holding Company also recorded securities gains of $14,161 and securities losses of $25,100 which were sales of marketable equity securities in 2003. In 2002, the subsidiary bank accounted for securities gains of $28,341 and securities losses of $16,075 which were attributable to sales of securities available for sale. Additionally, the Holding Company accounted for securities gains of $2,362 and securities losses of $8,403 which were attributable to sales of marketable equity securities. During 2001, the subsidiary bank accounted for securities gains of $7,867 and securities losses of $9,133 which were sales of securities available for sale. The Holding Company recorded securities gains of $21,018 and securities losses of $11,859 which were sales of marketable equity securities in 2001.

Other operating income represents fees from safe deposit box rentals, sales of checkbooks, sales of cashiers’ checks and money orders, utility collections, ATM charges and card fees, home equity credit line fees, credit life commissions, credit card fees and commissions and various other charges and fees related to normal customer banking relationships. In 2003, other operating income was $376,106, an increase of $30,126 or 8.7% over 2002, and follows an increase of $7,642, or 2.3%, over 2001. Sales of checkbooks primarily contributed to the increase in other operating income in 2003. ATM charges and card fees primarily contributed to the increase in other operating income in 2002.

Noninterest Expense

Salary and employee benefits represent the largest component of noninterest expense. Salary and employee benefits increased $242,537 or 7.8% in 2003 as compared to the same period in 2002. During 2002, salary and employee benefits increased $387,677 or 14.2% as compared to the same period in 2001. The increase in salary and employee benefits in 2003 and 2002 was primarily due to the hiring of additional personnel at the subsidiary bank’s branch offices and normal annual merit adjustments.

Occupancy expenses decreased $14,094 or 1.4% in 2003 over 2002, and follows an increase of $151,437 or 18.2% in 2002 over 2001. During 2002, occupancy expenses primarily rose as a result of additional overhead expenses with the opening of a branch office in Wheeling, WV.

Noninterest Expense - Continued

The major components of other operating expenses include: stationery and supplies, directors’ fees, service expense, postage and transportation, other taxes, advertising, and regulatory assessments and deposit insurance. Other operating expenses increased $51,274 or 2.6% in 2003 over 2002 after increasing $198,444 or 11.2% in 2002 over 2001. During 2003, the increase in other operating expenses was primarily due to the increase in service expenses and other expenses, partially offset by the decreases in stationery and supplies, postage and transportation expense, and advertising expense. During 2002, the increase in other operating expenses was primarily due to the increase in postage and transportation expense, advertising expense, regulatory assessments, stationery and supplies expense, other taxes and other expenses partially offset by the decrease in directors’ fees.

Income Taxes

Income tax expense for the period ended December 31, 2003 was $766,960, a decrease of $198,290 over 2002 as compared to the decrease of $17,033 from 2001 to 2002. The decrease in pre-taxable income combined with the increase in tax exempt income primarily contributed to the reduction in income tax expense in 2003. The decrease in income tax expense in 2002 over 2001 was primarily due to an increase in tax exempt income in 2002.

For federal income tax purposes, tax-exempt income is based on qualified state, county, and municipal bonds and loans. Tax-exempt income was $1,275,770 in 2003; $1,169,054 in 2002; and $992,879 in 2001. The state of West Virginia recognizes tax-exempt income based on the average of certain investments and loans held during the tax reporting period. Nontaxable items included are federal obligations and securities, obligations of West Virginia and West Virginia political subdivisions, investments of loans primarily secured by liens or security agreements on residential property and other real estate in the form of a mobile home, modular home or double-wide located in West Virginia. Nontaxable West Virginia income attributable to the foregoing items was approximately $1,606,000 in 2003; $1,576,000 in 2002; and $1,405,000 in 2001.

Components of the income tax expense for December 31, 2003 were $625,034 for federal taxes and $141,926 for West Virginia corporate net income taxes. Federal income tax rates and West Virginia corporate net income tax rates were consistent at 34% and 9%, respectively, for the years ended December 31, 2003, 2002 and 2001. Additional information regarding income taxes is contained in Note 7 to the Consolidated financial statements.

BALANCE SHEET ANALYSIS

Investments

Investment securities increased $11,179,928 or 10.3% from 2002, and followed an increase in 2002 of $25,862,948 or 31.5% from 2001. The increases in investment securities at December 31, 2003 and 2002 were primarily the result of increased deposit growth.

The investment portfolio is managed to attempt to achieve an optimum mix of asset quality, liquidity and maximum yield on investment. The investment portfolio consists of U.S. Treasury securities, U.S. Government agency and corporation securities, obligations of states and political subdivisions, corporate debt securities, mortgage-backed securities and equity securities. Taxable securities comprised 84.5% of total securities at December 31, 2003, as compared to 83.4% at December 31, 2002. Other than the normal risks inherent in purchasing U.S. Treasury securities, U.S. Government agency and corporation securities, and obligations of states and political subdivisions, i.e., interest rate risk, management has no knowledge of other market or credit risk involved in these investments. The Holding Company does not have any high risk hybrid/derivative instruments.

Investment securities that are classified available for sale are available for sale at any time based upon management’s assessment of changes in economic or financial market conditions. These securities are carried at fair value and the unrealized holding gains and losses, net of taxes, are reflected as a separate component of stockholders’ equity until realized. Available for sale securities, at fair value increased $14,892,173 or 14.8% from 2002, and represented 97% of the investment portfolio at December 31, 2003. The increase in the available for sale securities was primarily due to the purchase of U.S. government agency and corporation securities. Investment securities held to maturity are securities purchased with the intent and ability to hold until their maturity. Securities classified as held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts. The held to maturity securities decreased $3,712,245 or 48.3% from 2002 and represented 3% of the investment portfolio as of December 31, 2003. The decrease in the held to maturity securities was primarily the result of maturities and calls of tax exempt municipal securities which were reinvested in available for sale securities.

Investments - Continued

As the investment portfolio consists primarily of fixed rate debt securities, changes in the market rates of interest will affect the carrying value of securities available for sale, adjusted upward or downward under the requirements of FAS 115 and represent temporary adjustments in value. The carrying values of securities available for sale were increased by $997,588 and $1,943,664 at December 31, 2003 and 2002, respectively. The fair value of securities classified as held to maturity was above book value by $210,275 and by $281,399 at December 31, 2003 and 2002, respectively.

Table Four

Investment Portfolio

(dollars in thousands)

The maturity distribution using book value including accretion of discounts and amortization of premiums and approximate yield of investment securities at December 31, 2003 and December 31, 2002 are presented in the following table. Tax equivalent yield basis was used on tax exempt obligations. Approximate yield was calculated using a weighted average of yield to maturities.

	December 31, 2003				December 31, 2002
	Securities Held to Maturity		Securities Available for Sale		Securities Held to Maturity		Securities Available for Sale
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Treasury and other U.S. Government Agencies
Within One Year	$—	—%	$3,440	3.41%	$—	—%	$10,220	3.36%
After One But Within Five Years	—	—	42,111	2.73	—	—	22,318	3.58
After Five But Within Ten Years	—	—	10,731	4.03	—	—	5,482	3.09
After Ten Years	—	—	362	1.62	—	—	433	2.37

	—	—	56,644	3.01	—	—	38,453	3.44
States & Political Subdivisions
Within One Year	15	7.97	2,152	3.54	265	5.55	3,154	3.76
After One But Within Five Years	2,857	6.13	6,054	4.44	4,063	6.12	4,221	4.56
After Five But Within Ten Years	1,104	6.46	6,607	4.93	2,874	6.66	2,749	5.30
After Ten Years	—	—	619	3.01	486	4.52	1,505	4.57

	3,976	6.23	15,432	4.47	7,688	6.20	11,629	4.52
Corporate Debt Securities
Within One Year	—	—	1,000	2.60	—	—	519	4.56
After One But Within Five Years	—	—	2,987	5.85	—	—	4,512	5.35
After Five But Within Ten Years	—	—	—	—	—	—	1,744	6.01

	—	—	3,987	5.03	—	—	6,775	5.46
Mortgage-Backed Securities	—	—	38,616	3.91	—	—	43,064	4.46
Equity Securities	—	—	590	2.02	—	—	456	2.39

Total	$3,976	6.23%	$115,269	3.57%	$7,688	6.20%	$100,377	4.13%

Loans

Loans represent the largest asset on the Company’s balance sheet. Total loans, net of unearned income, increased $9,938,734 or 7.3% from $136,771,760 at December 31, 2002 to $146,710,494 at December 31, 2003. The growth in the loan portfolio in 2003 compared to 2002 was primarily due to an increase of $6,132,000 in commercial loans, $1,580,000 in real estate loans, $1,253,000 in installment loans and $1,036,000 in other loans. Total loans increased $15,827,921 or 13.1% from 2001 to 2002. Approximately $5.1 million or 4.2% of the increase in loans during 2002 primarily was due to the acquisition of the loans of Wheeling National Bank’s New Martinsville branch office by the subsidiary bank. The loan growth during 2002 was primarily due to increases in commercial loans, residential real estate loans and other loans which increased approximately $8,606,000, $6,238,000, and $2,862,000, respectively, offset by a decrease in installment loans of $1,883,000.

Real estate residential loans which include real estate construction, real estate farmland, and real estate residential loans comprised thirty-six percent (36%) of the loan portfolio. Commercial loans which include real estate secured by non-farm, non-residential and commercial and industrial loans comprised forty-three percent (43%) of the loan portfolio. Installment loans comprised thirteen percent (13%) of the loan portfolio. Other loans which include non-rated industrial development obligations, direct financing leases and other loans comprised eight percent (8%) of the loan portfolio. The changes in the composition of the loan portfolio from 2002 to 2003 were a 1% increase in commercial loans, and a 1% decrease in real estate residential loans. From 2001 to 2002, the changes in the composition of the loan portfolio were a 2% increase in commercial loans, a 1% increase in other loans and a 3% in installment loans.

Table Five

Loan Portfolio - Maturities and sensitivities of Loans to Changes in Interest Rates

(dollars in thousands)

The following table presents the contractual maturities of loans other than installment loans and residential mortgages as of December 31, 2003 and December 31, 2002:

	December 31, 2003			December 31, 2002
	In one Year or Less	After one Year Through Five Years	After Five Years	In one Year or Less	After one Year Through Five Years	After Five Years
Real estate construction	$640	$1,172	$120	$430	$20	$378
Commercial real estate - secured by nonfarm, nonresidential property	974	2,543	41,175	826	2,741	35,460
Commercial and industrial	1,691	8,206	8,563	1,800	8,721	7,472
Nonrated industrial development obligations	1,474	2,877	7,496	998	3,087	6,698

Total	$4,779	$14,798	$57,354	$4,054	$14,569	$50,008

The following table presents an analysis of fixed and variable rate loans as of December 31, 2003 and December 31, 2002 along with the contractual maturities of loans other than installment loans and residential mortgages:

	December 31, 2003			December 31, 2002
	In one Year or Less	After one Year Through Five Years	After Five Years	In one Year or Less	After one Year Through Five Years	After Five Years
Fixed Rates	$3,449	$8,057	$12,435	$2,827	$8,714	$12,208

Variable Rates	1,330	6,741	44,919	1,227	5,855	37,800

Total	$4,779	$14,798	$57,354	$4,054	$14,569	$50,008

Loans - Continued

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

Total non-performing loans were $2,169,000 at December 31, 2003 as compared to $1,682,000 at December 31, 2002. Non-performing loans increased $487,000 in 2003, as compared to the increase of $365,000 in 2002. The increase in non-accrual loans in 2003 and 2002 primarily contributed to the increase in non-performing loans.

Loans are placed in non-accrual when the principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection. Non-accrual loans were $2,099,000 or 1.4% of total loans outstanding as of December 31, 2003, as compared to $1,567,000 or 1.1% of total loans at December 31, 2002. The increase in non-accrual loans in 2003 compared to 2002 primarily was due to the addition of one commercial real estate loan. Loans past due 90 days or more and still accruing interest were $58,000 at December 31, 2003, as compared to $76,000 at December 31, 2002. Other real estate loans amounted to $12,000 at December 31, 2003 compared to $39,000 at December 31, 2002. Other real estate owned decreased $27,000 in 2003 over 2002, and follows a decrease of $21,000 in 2002 over 2001. The decrease in 2003 and 2002 was due to the sale of the properties by the subsidiary bank. Management continues to monitor the nonperforming assets to ensure against deterioration in collateral values.

Table Six

Risk Elements

(dollars in thousands)

Loans which are in the process of collection, but are contractually past due 90 days or more as to interest or principal, renegotiated, non-accrual loans and other real estate are as follows:

	December 31,
	2003	2002	2001	2000	1999
Past Due 90 Days or More:
Real Estate - residential	$52	$61	$21	$48	$66
Commercial	—	—	26	711	11
Installment	6	15	26	145	242

	$58	$76	$73	$904	$319

Non-accrual:
Real Estate - residential	$12	$115	$27	$14	$17
Commercial	2,052	1,443	1,124	1,202	440
Installment	35	9	33	32	116

	$2,099	$1,567	$1,184	$1,248	$573

Other Real Estate	$12	$39	$60	$131	$—

Total non-performing assets	$2,169	$1,682	$1,317	$2,283	$892

Total non-performing assets to total loans and other real estate	1.48%	1.23%	1.09%	2.00%	0.81%

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

The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was $173,500 and $97,400 for the periods ended December 31, 2003 and 2002, respectively.

As of December 31, 2003, there are no loans known to management other than those previously disclosed about which management has any information about possible credit problems of borrowers which causes management to have serious doubts as to the borrower’s ability to comply with present loan repayment terms.

Table Seven

Analysis of Allowance for Possible Loan Losses

(dollars in thousands)

The following table presents a summary of loans charged off and recoveries of loans previously charged off by type of loan.

	Summary of Loan Loss Experience
	December 31,
	2003	2002	2001	2000	1999
Allowance for loan losses:
Balance at beginning of period:	$2,027	$1,646	$1,302	$1,148	$1,123

Loans Charged Off:
Real Estate - residential	13	2	—	20	14
Commercial	77	134	95	107	16
Installment	76	63	164	189	315

	166	199	259	316	345

Recoveries:
Real Estate - residential	3	—	4	—	—
Commercial	—	29	12	5	—
Installment	6	11	14	29	22

	9	40	30	34	22

Net Charge-offs	157	159	229	282	323

Additions Charged to Operations	435	540	573	436	348

Balance at end of period:	$2,305	$2,027	$1,646	$1,302	$1,148

Average Loans Outstanding	$137,826	$131,383	$118,224	$112,579	$105,775

Ratio of net charge-offs to Average loans outstanding for the period	0.11%	0.12%	0.19%	0.25%	0.31%

Ratio of the Allowance for Loan Losses to Loans Outstanding for the period	1.57%	1.48%	1.36%	1.14%	1.04%

The additions to the allowance for loan losses are based on management’s evaluation of characteristics of the loan portfolio, current and anticipated economic conditions, past loan experiences, net loans charged-off, specific problem loans and delinquencies, and other factors.

Allowance for Loan Losses

In all lending activities there is an inherent risk that borrowers will be unable to repay their obligations. The Company maintains an allowance for loan losses to absorb probable loan losses. Table Seven presents a five-year summary of the Allowance for Loan Losses.

The Company has historically maintained the allowance for loan losses at a level greater than actual charge-offs. Although a subjective evaluation is determined by management, the Company believes it has appropriately assessed the risk of loans in the loan portfolio and has provided for an allowance which is adequate based on that assessment. Because the allowance is an estimate, any change in the economic conditions of the Company’s market area could result in new estimates which could affect the Company’s earnings. Management monitors the quality of the loan portfolio through reviews of past due loans and all significant loans which are considered to be potential problem loans on a monthly basis. The internal loan review function provides for an independent review of commercial, real estate, and installment loans in order to measure the asset quality of the portfolio. Management’s review of the loan portfolio has not indicated any material loans, not disclosed in the accompanying tables and discussions which are known to have possible credit problems that cause management to have serious doubts as to the ability of each borrower to comply with their present loan repayment terms.

The allowance for loan losses increased $277,963 or 13.7%, from $2,026,905 at December 31, 2002 to $2,304,868 at December 31, 2003. The allowance for loan losses represented 1.6% and 1.5% of outstanding loans as of December 31, 2003 and 2002, respectively. Net loan charge-offs were $157,037 in 2003, compared to $159,067 in 2002 and $229,072 in 2001. The net loan charge-offs remain within historical ranges. The net loan charge-offs in 2003, 2002 and 2001 were primarily commercial and consumer loans. The provision for possible loan losses was $435,000 for the year ended December 31, 2003, compared to $540,000, and $573,000 at December 31, 2002 and 2001, respectively. The credit quality of the loan portfolio combined with the recent level of net charge-offs and nonperforming assets continue to be considered in the calculation of the provision for loan losses.

The Company has allocated the allowance for possible loan losses to specific portfolio segments based upon historical net charge-off experience, changes in the level of nonperforming assets, local economic conditions and management’s experience as presented in Table Eight.

Table Eight

Loan Portfolio - Allocation of allowance for possible loan losses

(dollars in thousands)

The following table presents an allocation of the allowance for possible loan losses at each of the five year periods ended December 31, 2003. The allocation presented below is based on the historical average of net charge offs per category combined with the change in loan growth and management’s review of the loan portfolio.

	December 31,
	2003		2002		2001		2000		1999
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
Real estate - residential	$311	36.0%	$276	37.5%	$263	37.3%	$241	37.9%	$238	36.2%
Commercial	1,429	43.0	1,161	41.7	821	40.0	549	37.0	490	38.7
Installment	544	12.9	569	12.9	541	16.1	492	20.9	400	22.2
Others	21	8.1	21	7.9	21	6.6	20	4.2	20	2.9

Total	$2,305	100.0%	$2,027	100.0%	$1,646	100.0%	$1,302	100.0%	$1,148	100.0%

Deposits

A stable core deposit base is the major source of funds for the Holding Company’s subsidiary bank. The deposit mix depends upon many factors including competition from other financial institutions, depositor interest in certain types of deposits, changes in the interest rate and the Company’s need for certain types of deposit growth. Total deposits were $241,947,330 at December 31, 2003 as compared to $231,375,582 at December 31, 2002, an increase of 4.6%, and follows an increase of 13.6% between 2002 and 2001. In 2003 the deposit growth was primarily in savings deposits. Savings deposits grew by $11,190,210 or 14.3% during 2003, and follows an increase of $8,725,616 or 12.6% in 2002. The increase in savings deposits was primarily due to the demand for the “Super Saver” savings deposit product which was introduced in 2002. The growth in deposits during 2002 was primarily in savings and time deposits. Approximately $15.7 million or 7.7% of the increase in deposits in 2002 was primarily due to the acquisition of the deposits of Wheeling National Bank’s New Martinsville branch office by the subsidiary bank.

Noninterest bearing deposits increased $2,447,107 or 11.4% in 2003, after increasing $615,868 or 3.0% in 2002. Interest bearing deposits increased $8,124,641 or 3.9% in 2003 and follows an increase of $26,987,760 or 14.8% in 2002.

At December 31, 2003, noninterest bearing deposits comprised 10% of total deposits and interest bearing deposits which include NOW, money market, savings and time deposits comprised 90% of total deposits. The change in the deposit mix from December 31, 2002 to December 31, 2003 was a 1% increase in noninterest bearing deposits and a 1% decrease in interest bearing deposits.

Federal Funds Purchased and Repurchase Agreements

Federal funds purchased and repurchase agreements are short-term borrowings. Federal funds purchased were $800,000 as of December 31, 2003. The subsidiary bank has an accommodation agreement with a commercial bank to borrow a maximum aggregate amount of $4 million which expires in June 2004. There were no Federal funds purchased as of December 31, 2002. Repurchase agreements increased $5,251,032 or 58.1%, from $9,037,802 at December 31, 2002 to $14,288,834 at December 31, 2003. The 2003 increase in repurchase agreements was primarily due the addition of two commercial customers and increases in balances maintained by existing customers. Proceeds from the federal funds purchased and repurchase agreements were used to manage the Company’s liquidity.

Federal Home Loan Bank Borrowings

Federal Home Loan Bank (“FHLB”) borrowings were $2,463,464 at December 31, 2003 with an interest rate of 4.76%. There were no FHLB borrowings as of December 31, 2002. The FHLB borrowings are collateralized by a blanket collateral agreement which assigns a security interest in capital stock, deposits, mortgage loans, securities and FHLB stock of the subsidiary bank. The borrowings will mature in 2018. The FHLB funding was utilized to mitigate the impact of rising interest rates for a long term fixed rate loan commitment.

Capital Resources

A strong capital base is vital to continued profitability because it promotes depositor and investor confidence and provides a solid foundation for future growth. Stockholders’ equity increased 5.2% in 2003 entirely from current earnings after quarterly dividends, and a decrease of 2.7% resulting from the effect of the change in the net unrealized gain on securities available for sale. The increase in stockholders’ equity in 2003 follows an increase of 8.0% in 2002 entirely from current earnings after quarterly dividends, and an increase of 2.9% resulting from the effect of the change in the net unrealized gain on securities available for sale. Stockholders’ equity amounted to 8.1% and 8.5% of total assets at the end of 2003 and 2002, respectively.

The Holding Company’s primary source of funds for payment of dividends to shareholders is from the dividends from its subsidiary bank. Earnings from the operations of the subsidiary bank are expected to remain adequate to fund payment of stockholders’ dividends and internal growth. In management’s opinion, the subsidiary bank has the capability to upstream sufficient dividends to meet the cash requirements of the Holding Company. Additional information concerning the payment of dividends by the Holding Company is discussed in Note 17 of the Consolidated Financial Statements.

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

Liquidity

Liquidity management ensures that funds are available to meet loan commitments, deposit withdrawals, and operating expenses. Funds are provided by loan repayments, investment securities maturities, or deposits, and can be raised by liquidating assets or through additional borrowings. The Holding Company had investment securities with an estimated fair value of $115,269,352 classified as available for sale at December 31, 2003. These securities are available for sale at any time based upon management’s assessment in order to provide necessary liquidity should the need arise. In addition, the Holding Company’s subsidiary bank, Progressive Bank, N.A., is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”). Membership in the FHLB provides an additional source of funding, in the form of collateralized advances. At December 31, 2003, the subsidiary bank had a short term line of credit available with the FHLB in the aggregate amount of approximately $7 million. There was no short term borrowings outstanding pursuant to this agreement as of December 31, 2003.

At December 31, 2003 and December 31, 2002, the Holding Company had outstanding loan commitments and unused lines of credit totaling $28,034,000 and $15,750,000, respectively. As of December 31, 2003, management placed a high probability for required funding within one year of approximately $23.2 million. Approximately $4.2 million is principally unused home equity and credit card lines on which management places a low probability for required funding.

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

The initial step in the process of maintaining a Company’s interest rate sensitivity involves the preparation of a basic “gap” analysis of earning assets and interest bearing liabilities as reflected in the following table. The analysis measures the difference or the “gap” between the amount of assets and liabilities repricing within a given time period.

This information is used to manage a Company’s asset and liability positions. Management uses this information as a factor in decisions made about maturities of investment of cash flows, classification of investment securities purchases as available-for-sale or held-to-maturity, emphasis of variable rate or fixed rate loans and short or longer term deposit products in marketing campaigns, and deposit account pricing to alter asset and liability repricing characteristics. The overall objective is to minimize the impact to the margin of any significant change in interest rates.

The information presented in the following Interest Rate Risk table contains assumptions and estimates used by management in determining repricing characteristics and maturity distributions. As noted in the following table, the cumulative gap at one year is approximately $7,095,000, which indicates the Company’s earning assets are more than interest bearing liabilities at December 31, 2003. As the table presented is as of a point in time and conditions change on a daily basis, any conclusions made may not be indicative of future results.

Interest Rate Risk Table - December 31, 2003

(dollars in thousands)

	Less than three Months	Four to Twelve Months	One to Three Years	Greater than three Years	Non-Interest Bearing	Total
ASSETS:
Cash and cash equivalents	$471	$—	$—	$—	$6,553	$7,024
Investment securities	19,123	34,883	43,055	21,171	1,013	119,245
Loans	25,799	40,807	48,545	29,637	1,923	146,711
Other assets	3,710	—	—	—	9,726	13,436
Allowance for loan losses	—	—	—	—	(2,305)	(2,305)

Total assets	$49,103	$75,690	$91,600	$50,808	$16,910	$284,111

LIABILITIES AND CAPITAL
NOW and savings accounts	$28,087	$5,739	$6,964	$58,863	$—	$99,653
Money Market Accounts (MMDA’s)	27,044	—	—	—	—	27,044
Certificates of deposit < $100,000	7,072	19,200	30,032	10,531	—	66,835
Certificates of deposit > $100,000	3,327	12,102	6,262	2,785	—	24,476
Noninterest bearing demand deposits	—	—	—	—	23,939	23,939
Federal funds purchased and repurchase agreements	15,089	—	—	—	—	15,089
FHLB borrowings	9	29	82	2,344	—	2,464
Other liabilities	—	—	—	—	1,580	1,580
Stockholders’ equity	—	—	—	—	23,031	23,031

Total liabilities and capital	$80,628	$37,070	$43,340	$74,523	$48,550	$284,111

GAP	(31,125)	38,620	48,260	(23,715)	(31,640)

GAP/ Total Assets	(11.09)%	13.59%	16.98%	(8.34)%	(11.13)%
Cumulative GAP	(31,125)	7,095	55,355	31,640	—
Cumulative GAP/Total Assets	(11.09)%	2.50%	19.47%	11.13%	0.00%

The above analysis contains repricing and maturity assumptions and estimates used by management.

Interest Rate Risk - Continued

The Company’s subsidiary bank uses an asset/liability model to measure the impact of changes in interest rates on net interest income on a periodic basis. Assumptions are made to simulate the impact of future changes in interest rates and/or changes in balance sheet composition. The effect of changes in future interest rates on the mix of assets and liabilities may cause actual results to differ from simulated results. Guidelines established by the Company’s subsidiary bank provides that the estimated net interest income may not change by more than 10% in a one year period given a +/- 200 basis point parallel shift in interest rates. Excluding the potential effect of interest rate changes on assets and liabilities of the Holding Company which are not deemed material, the anticipated impact on net interest income of the subsidiary bank at December 31, 2003 was as follows: given a 200 basis point increase scenario net interest income would be reduced by approximately 6.7%, and given a 200 basis point decrease scenario net interest income would be reduced by approximately 12.8%. The Asset Liability committee believes that a 200 basis point decline in interest rates is unlikely to occur, and have determined that a 100 basis point instantaneous change may be more realistic. Therefore, the results using a +/-100 basis point interest rate scenario are presented. Under the 100 basis point increase scenario net interest income would be reduced by approximately 2.9%, and given a 100 basis point decrease scenario net interest income would be reduced by 4.5%. The projections provided by the model are not intended as an actual forecast of the bank’s performance in a particular rate environment, and should not be relied upon. Actual changes in the interest rate environment normally do not take place instantaneously, but over a period of time, and do not occur in a parallel fashion. Additionally, the balance sheet composition, spread relationships for new dollars invested, non interest income and expenses, investment practices, and deposit practices all change as a result of changes in interest rates and would need to be considered by the Asset Liability committee.

Forward Looking Information

Certain information contained in this report, which are not historical facts, may be forward-looking statements that involve risks and uncertainties. These statements are subject to important factors that could cause action results to differ materially from those contemplated by such statements, including without limitation, the effect of changing economic conditions, changes in interest rates, changes in lending activities, changes in state and federal regulations, and other external factors which may materially impact the Company’s operational and financial performance.

Market Information of Common Stock

First West Virginia Bancorp, Inc’s common stock has been traded on the American Stock Exchange primary list since June 20, 1995, and began trading under the symbol of FWV. The following table sets forth the high and low sales prices of the common stock during the respective quarters.

	Stock Prices
	Low	High
2003
4th Quarter	$20.50	$25.50
3rd Quarter	$20.25	$22.90
2nd Quarter	$19.70	$21.30
1st Quarter	$19.00	$21.40

2002
4th Quarter	$16.65	$21.15
3rd Quarter	$17.39	$19.40
2nd Quarter	$18.00	$19.85
1st Quarter	$18.50	$20.00

First West Virginia Bancorp, Inc.

Summarized Quarterly Financial Information

A summary of selected quarterly financial information follows:

2003	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest income	$3,396,307	$3,331,171	$3,312,373	$3,278,963
Total interest expense	1,204,535	1,170,228	1,126,618	1,101,601
Net interest income	2,191,772	2,160,943	2,185,755	2,177,362
Provision for loan losses	90,000	75,000	45,000	225,000
Investment securities gain	—	105,200	8	108,510
Total other income	265,118	264,732	311,285	291,259
Total other expenses	1,549,416	1,531,582	1,659,473	1,601,272
Income before income taxes	817,474	924,293	792,575	750,859
Net income	619,471	690,729	608,923	599,118
Net income per share	0.40	0.45	0.40	0.39

2002	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest income	$3,442,323	$3,659,721	$3,633,724	$3,572,817
Total interest expense	1,273,474	1,300,488	1,298,615	1,227,913
Net interest income	2,168,849	2,359,233	2,335,109	2,344,904
Provision for loan losses	150,000	150,000	150,000	90,000
Investment securities gain (loss)	17,477	(4,974)	3	(6,281)
Total other income	229,059	241,130	282,411	274,173
Total other expenses	1,420,298	1,501,635	1,527,168	1,612,925
Income before income taxes	845,087	943,754	940,355	909,871
Net income	610,964	673,063	675,707	714,083
Net income per share	0.40	0.44	0.44	0.46

2001	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest income	$3,780,886	$3,790,938	$3,672,678	$3,527,709
Total interest expense	1,792,532	1,675,215	1,592,311	1,362,009
Net interest income	1,988,354	2,115,723	2,080,367	2,165,700
Provision for loan losses	141,000	141,000	141,000	150,000
Investment securities gain	1,647	6,244	—	2
Total other income	205,944	243,005	257,633	227,535
Total other expenses	1,216,328	1,376,815	1,302,088	1,429,237
Income before income taxes	838,617	847,157	894,912	814,000
Net income	582,165	603,218	638,858	588,162
Net income per share	0.38	0.39	0.42	0.38

Management’s Responsibility For Financial Statements

The Company’s consolidated financial statements and the related information appearing in this Annual Report were prepared by management in accordance with generally accepted accounting principles and where appropriate reflect management’s best estimates and judgment. The financial statements and the information related to those statements contained in the Annual Report are the responsibility of management.

The accounting systems of the Company include internal accounting controls which safeguard the Company’s assets from material loss or misuse and ensure that transactions are properly authorized and recorded in its financial records, and designed to provide reasonable assurance as to the integrity and reliability of the financial records. There are inherent limitations in all systems of internal control based on the recognition that the cost of such systems should not exceed the benefits to be derived. The accounting system and related controls are reviewed by a program of internal audits performed by the internal auditor and independent auditors.

Our independent auditors are responsible for auditing the Company’s financial statements in accordance with generally accepted auditing standards and to provide an objective, independent review of the fairness of reported operating results and financial position of the Company.

The Company’s internal auditor and independent auditors have direct access to the Audit committee of the Board of Directors. This committee meets periodically with the internal auditor, the independent auditors, and management to ensure the financial accounting and audit process is properly conducted.

Independent Auditor’s Report

Board of Directors

First West Virginia Bancorp, Inc.

Wheeling, West Virginia

We have audited the accompanying consolidated balance sheets of First West Virginia Bancorp, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First West Virginia Bancorp, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of its operations, and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ S. R. Snodgrass, A.C.

Wheeling, West Virginia
February 6, 2004

S.R. Snodgrass, A.C.

980 National Road Wheeling, WV 26003-6400 Phone: 304-233-5030 Facsimile: 304-233-3062

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002
ASSETS
Cash and due from banks	$6,553,689	$6,030,503
Due from banks - interest bearing	470,705	66,993
Federal funds sold	—	6,403,000

Total cash and cash equivalents	7,024,394	12,500,496
Investment securities:
Available-for-sale (at fair value)	115,269,352	100,377,179
Held-to-maturity (fair value of $4,185,960 and $7,969,329, respectively)	3,975,685	7,687,930
Loans	146,710,494	136,771,760
Less allowance for loan losses	(2,304,868)	(2,026,905)

Net loans	144,405,626	134,744,855
Premises and equipment, net	3,927,751	4,242,272
Accrued income receivable	1,275,846	1,284,939
Other intangible assets	369,797	458,548
Goodwill	1,644,119	1,644,119
Other assets	6,218,290	1,413,846

Total assets	$284,110,860	$264,354,184

LIABILITIES
Noninterest bearing deposits:
Demand	$23,938,810	$21,491,703
Interest bearing deposits:
Demand	37,236,254	34,406,861
Savings	89,461,195	78,270,985
Time	91,311,071	97,206,033

Total deposits	241,947,330	231,375,582
Federal funds purchased and securities sold under agreements to repurchase	15,088,834	9,037,802
Federal Home Loan Bank borrowings	2,463,464	—
Accrued interest payable	384,817	493,269
Other liabilities	1,195,800	987,898

Total liabilities	261,080,245	241,894,551

STOCKHOLDERS’ EQUITY
Common stock - 2,000,000 shares authorized at $5 par value: 1,538,443 shares issued at December 31, 2003 and 2002	7,692,215	7,692,215
Treasury stock - 10,000 shares at cost:	(228,100)	—
Surplus	4,982,606	4,982,606
Retained earnings	9,961,698	8,566,520
Accumulated other comprehensive income	622,196	1,218,292

Total stockholders’ equity	23,030,615	22,459,633

Total liabilities and stockholders’ equity	$284,110,860	$264,354,184

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2003	2002	2001
INTEREST AND DIVIDEND INCOME
Loans, including fees:
Taxable	$8,740,836	$9,432,384	$9,683,796
Tax-exempt	587,579	536,538	370,335
Debt securities:
Taxable	3,186,339	3,460,895	3,510,289
Tax-exempt	688,191	632,516	622,544
Dividends	16,592	21,801	35,613
Other interest income	27,189	112,681	308,586
Interest on federal funds sold	72,088	111,770	241,048

Total interest and dividend income	13,318,814	14,308,585	14,772,211

INTEREST EXPENSE
Deposits	4,378,071	4,967,034	6,132,180
Federal funds purchased and repurchase agreements	199,173	133,456	289,887
FHLB borrowings	25,738	—	—

Total interest expense	4,602,982	5,100,490	6,422,067

Net interest income	8,715,832	9,208,095	8,350,144

PROVISION FOR POSSIBLE LOAN LOSSES	435,000	540,000	573,000

Net interest income after provision for possible loan losses	8,280,832	8,668,095	7,777,144

NONINTEREST INCOME
Service charges and other fees	756,288	680,793	595,779
Net gains on available for sale securities	213,718	6,225	7,893
Other operating income	376,106	345,980	338,338

Total noninterest income	1,346,112	1,032,998	942,010

NONINTEREST EXPENSE
Salary and employee benefits	3,356,659	3,114,122	2,726,445
Net occupancy expense of premises	968,135	982,229	830,792
Other operating expenses	2,016,949	1,965,675	1,767,231

Total noninterest expense	6,341,743	6,062,026	5,324,468

Income before income taxes	3,285,201	3,639,067	3,394,686

INCOME TAXES	766,960	965,250	982,283

Net income	$2,518,241	$2,673,817	$2,412,403

WEIGHTED AVERAGE SHARES OUTSTANDING	1,537,292	1,538,443	1,538,443

EARNINGS PER COMMON SHARE	$1.64	$1.74	$1.57

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Surplus	Retained Earnings	Treasury Stock	Accumulated Other Compre- hensive Income (loss)	Compre- hensive Income	Total
	Shares	Amount
BALANCE, DECEMBER 31, 2000	1,538,443	$7,692,215	$4,982,606	$5,587,967	$—	$(37,688)		$18,225,100
Comprehensive income:
Net income	—	—	—	2,412,403	—	—	$2,412,403	2,412,403
Other comprehensive income, net of tax
Unrealized gains on securities net of reclassification adjustment (see disclosure)	—	—	—	—	—	657,606	657,606	657,606

Comprehensive income							$3,070,009

Cash dividend ($.68 per share)	—	—	—	(1,046,141)	—	—		(1,046,141)

BALANCE, DECEMBER 31, 2001	1,538,443	7,692,215	4,982,606	6,954,229	—	619,918		20,248,968
Comprehensive income:
Net income	—	—	—	2,673,817	—	—	$2,673,817	2,673,817
Other comprehensive income, net of tax
Unrealized gains on securities net of reclassification adjustment (see disclosure)	—	—	—	—	—	598,374	598,374	598,374

Comprehensive income							$3,272,191

Cash dividend ($.69 per share)	—	—	—	(1,061,526)	—	—		(1,061,526)

BALANCE, DECEMBER 31, 2002	1,538,443	7,692,215	4,982,606	8,566,520	—	1,218,292		22,459,633
Comprehensive income:
Net income	—	—	—	2,518,241	—	—	$2,518,241	2,518,241
Other comprehensive income, net of tax
Unrealized loss on securities net of reclassification adjustment (see disclosure)	—	—	—	—	—	(596,096)	(596,096)	(596,096)

Comprehensive income							$1,922,145

Cash dividend ($.73 per share)	—	—	—	(1,123,063)	—	—		(1,123,063)
Treasury shares purchased (10,000 shares)					(228,100)			(228,100)

BALANCE, DECEMBER 31, 2003	1,538,443	$7,692,215	$4,982,606	$9,961,698	$(228,100)	$622,196		$23,030,615

	2003	2002	2001
Disclosure of reclassification amount:
Unrealized holding gains (losses) arising during the period	$(462,800)	$602,276	$662,553
Less reclassification adjustment for gains included in net income	133,296	3,902	4,947

Net unrealized gains (losses) on securities	$(596,096)	$598,374	$657,606

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2003	2002	2001
OPERATING ACTIVITIES
Net income	$2,518,241	$2,673,817	$2,412,403
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	435,000	540,000	573,000
Depreciation and amortization	436,055	434,024	379,761
Amortization/(accretion) of investment securities, net	965,321	337,922	(116,622)
Investment security gains	(213,718)	(6,225)	(7,893)
Gain on sales of premises and equipment	(436)	—	(3,110)
Decrease (increase) in interest receivable	9,093	(32,796)	290,981
Decrease in interest payable	(108,452)	(26,130)	(78,836)
Other, net	(536,549)	(267,992)	(142,981)

Net cash provided by operating activities	3,504,555	3,652,620	3,306,703

INVESTING ACTIVITIES
Net increase in loans, net of charge-offs	(10,104,870)	(10,948,353)	(7,150,128)
Proceeds from sales of securities available-for-sale	9,792,306	3,919,956	2,011,728
Proceeds from maturities of securities available-for-sale	177,538,788	162,644,000	82,380,000
Proceeds from maturities of securities held-to-maturity	3,720,000	1,650,000	2,025,000
Principal collected on mortgage-backed securities	35,084,372	20,802,130	10,346,018
Purchases of securities available-for-sale	(242,723,086)	(213,766,055)	(105,549,065)
Purchases of securities held-to-maturity	—	(490,029)	—
Recoveries on loans previously charged-off	9,099	39,649	30,220
Cash acquired in purchase of branch office	—	9,063,065	8,990,870
Purchases of premises and equipment	(191,818)	(582,192)	(1,565,116)
Proceeds from sales of premises and equipment	159,471	—	11,810

Net cash used in investing activities	(26,715,738)	(27,667,829)	(8,468,663)

FINANCING ACTIVITIES
Net increase in deposits	10,571,748	11,950,361	20,491,247
Dividends paid	(1,123,063)	(1,061,526)	(1,046,141)
Treasury shares purchased	(228,100)	—	—
Increase (decrease) in short-term borrowings	6,051,032	2,500,154	(7,988,680)
Increase in FHLB borrowings	2,463,464	—	—

Net cash provided by financing activities	17,735,081	13,388,989	11,456,426

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(5,476,102)	(10,626,220)	6,294,466

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	12,500,496	23,126,716	16,832,250

CASH AND CASH EQUIVALENTS, END OF YEAR	$7,024,394	$12,500,496	$23,126,716

Supplemental Disclosures:
Cash Paid for Interest	4,711,434	5,126,620	6,500,903
Cash Paid for Income Taxes	950,000	1,255,000	1,203,765

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003, 2002, AND 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows.

Nature of Operations and Basis of Presentation

First West Virginia Bancorp, Inc. (the “Company”) is a West Virginia Company. The Company provides a variety of banking services to individuals and businesses through the branch network of its affiliate bank (the “Bank”). The Bank operates ten full service branches located in Wheeling (3), Wellsburg, Moundsville (2), New Martinsville, Buckhannon, and Weston, West Virginia and Bellaire, Ohio. Primary deposit products consist of checking accounts, savings accounts, and certificates of deposit. Primary lending products consist of commercial and residential real estate loans, consumer loans, and business loans.

Principles of Consolidation

The consolidated financial statements of the Company include the financial statements of the parent and its wholly-owned subsidiary, Progressive Bank, N.A. All significant intercompany transactions and accounts have been eliminated in consolidation.

Investment Securities

Investment securities are classified at the time of purchase, based on management’s intention and ability, as securities available for sale or held to maturity. Debt securities classified as held to maturity are stated at cost adjusted for amortization of premium and accretion of discount which are computed using the interest method and recognized as adjustments of interest income. Certain other debt and equity securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available-for-sale securities are reported as a separate component of stockholders’ equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

Common stock of the Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank represents ownership interest in institutions that are wholly owned by other financial institutions. These equity securities are accounted for at cost and are classified with other assets.

Loans

Interest income on loans is accrued based on the principal outstanding. It is the Company’s policy to discontinue the accrual of interest when either the principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection.

The Company accounts for impaired loans in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 114 and No. 118, “Accounting for Creditors for Impairment of a Loan.” It is the Company’s policy not to recognize interest income on specific impaired loans unless the likelihood of future loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance.

Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized over the contractual life of the related loans or commitments as an adjustment of the related loan’s yield.

Allowance for Loan Losses

The allowance for loan losses represents the amount which management estimates is adequate to provide for probable losses inherent in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses that is charged to operations. The provision is based on management’s evaluation of the adequacy of the allowance for loan losses which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to significant changes in the near term.

Impaired loans are commercial and commercial real estate loans for which it is probable the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of “impaired loans” is not the same as the definition of “nonaccrual loans,” although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility while not classifying the loan as impaired, provided the loan is not a commercial or commercial real estate classification. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Mortgage loans secured by one-to-four family properties and all consumer loans are large groups of smaller-balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis taking into consideration all circumstances concerning the loan, the credit worthiness and payment history of the borrower, the length of the payment delay, and the amount of shortfall in relation to the principal and interest owed.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

Income Taxes

The Company and its subsidiary file a consolidated federal income tax return. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.

Advertising Costs

Advertising costs are expensed as the costs are incurred. Advertising expenses amounted to $172,598, $178,038 and $144,474 for 2003, 2002, and 2001, respectively.

Cash Flows

Cash and cash equivalents consist of cash on hand and amounts due from banks.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to material change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.

Earnings Per Common Share

Earnings per common share are calculated by dividing net income by the weighted-average number of shares of common stock outstanding during the year. The Company has no securities which would be considered potential common stock.

Goodwill and Other Intangible Assets

On October 1, 2002, the Financial Accounting Standards Board (“FASB”) issued and the Company adopted SFAS No. 147, “Acquisitions of Certain Financial Institutions” an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9.” Except for transactions between two or more mutual enterprises, this Statement removes acquisitions of financial institutions from the scope of both SFAS No. 72, “Accounting for Certain Acquisitions of Banking and Thrift Institutions” and FASB Interpretation No. 9, “Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method.” SFAS No. 147 requires that these transactions be accounted for in accordance with FASB Statements No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets.” This statement also amends SFAS No. 144 to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower- relationship intangible assets and credit cardholder intangible assets. The effective date of this Statement is generally for activities on or after October 1, 2002.

During 2001, the Company purchased the deposits of another financial institution. An identifiable intangible asset resulted from the purchase of the core deposits and, as such, are amortized into noninterest expense on the straight-line basis over the period the Company expects to benefit from such assets (7 years). The Company recognized amortization expense of $88,751 in both of the years ended December 31, 2003 and 2002. The unamortized balance from the purchase of these core deposit intangible assets is $369,797 and $458,548 at December 31, 2003 and 2002, respectively.

The estimated aggregate amortization expense for each of the 5 succeeding years is as follows:

For the year ended:
2004	$88,751
2005	88,751
2006	88,751
2007	88,751
2008	14,793

During the second quarter of 2002, the Company purchased a less-than-whole financial institution (the “branch”). An unidentifiable intangible asset resulted from the purchase of the branch and was amortized in the amount of $117,436, until the adoption of SFAS No. 147, into noninterest expense on the straight-line basis over the Company’s expected benefit from such assets (7 years). As a result of adopting FASB No. 147, the Company reclassified approximately $1.6 million of previously unidentifiable intangible assets to goodwill, ceased the regularly scheduled amortization expense of those intangible assets, and reversed the $117,436 amortized to date. Goodwill and other intangibles are periodically reviewed for impairment. No impairment losses were recognized in any of the three years in the period ending December 31, 2003.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2003, 2002, AND 2001

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Comprehensive Income

The Company is required to present comprehensive income in a full set of general-purpose financial statements for all periods presented. Other comprehensive income comprises unrealized holding gains (losses) on the available-for-sale securities portfolio. The Company has elected to report the effects of other comprehensive income as part of the Consolidated Statement of Changes in Stockholders’ Equity.

The following represents other comprehensive income before tax and net of tax.

	2003	2002	2001
Before-tax amount	$(955,742)	$959,394	$1,054,363
Tax effect	(359,646)	(361,020)	(396,757)

Net of tax effect	$(596,096)	$598,374	$657,606

Recent Accounting Pronouncements

In December 2003, the Financial Accounting Standards Board (“FASB”) revised Statement of Financial Accounting Standards (“FAS”) No. 132, Employers’ Disclosures about Pension and Other Postretirement Benefit. This statement retains the disclosures required by FAS No. 132, which standardized the disclosure requirements for pensions and other postretirement benefits to the extent practicable and requires additional information on changes in the benefit obligations and fair value of plan assets. Additional disclosures include information describing the types of plan assets, investment strategy, measurement date(s), plan obligations, cash flows, and components of net periodic benefit cost recognized during interim periods. This statement retains reduced disclosure requirements for nonpublic entities from FAS No. 132, and it includes reduced disclosure for certain of the new requirements. This statement is effective for financial statements with fiscal years ending after December 15, 2003. The interim disclosures required by this statement are effective for interim periods beginning after December 15, 2003. The adoption of this statement did not have a material effect on the Company’s disclosure requirements.

In August 2001, the FASB issued FAS No. 143, Accounting for Asset Retirement Obligations, which requires that the fair value of a liability be recognized when incurred for the retirement of a long-lived asset and the value of the asset be increased by that amount. The statement also requires that the liability be maintained at its present value in subsequent periods and outlines certain disclosures for such obligations. The adoption of this statement, which was effective January 1, 2003, did not have a material effect on the Company’s financial position or results of operations.

In July 2002, the FASB issued FAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement replaces EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). The new statement is effective for exit or disposal activities initiated after December 31, 2002. The adoption of this statement did not have a material effect on the Company’s financial position or results of operations.

On December 31, 2002, the FASB issued FAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, which amends FAS No. 123, Accounting for Stock-Based Compensation. FAS No. 148 amends the disclosure requirements of FAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. Under the provisions of FAS No. 123, companies that adopted the preferable, fair value based method were required to apply that method prospectively for new stock option awards. This contributed to a “ramp-up” effect on stock-based compensation expense in the first few years following adoption, which caused concern for companies and investors because of the lack of consistency in reported results. To address that concern, FAS No. 148 provides two additional methods of transition that reflect an entity’s full complement of stock-based compensation expense immediately upon adoption, thereby eliminating the ramp-up effect. FAS No. 148 also improves the clarity and prominence of disclosures about the pro forma effects of using the fair value based method of accounting for stock-based compensation for all companies—regardless of the accounting method used—by requiring that the data be presented more prominently and in a more user-friendly format in the footnotes to the financial statements. In addition, the statement improves the timeliness of those disclosures by requiring that this information be included in interim as well as annual financial statements. The transition guidance and annual disclosure provisions of FAS No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The adoption of this statement did not have a material effect on the Company’s disclosure requirements.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2003, 2002, AND 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In April, 2003, the FASB issued FAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under FAS No. 133. The amendments set forth in FAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in FAS No. 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. FAS No.149 amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. This statement is effective for contracts entered into or modified after September 30, 2003, except as stated below and for hedging relationships designated after September 30, 2003. The guidance should be applied prospectively. The provisions of this statement that relate to FAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to September 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after September 30, 2003. The adoption of this statement did not have a material effect on the Company’s financial position or results of operations.

In May 2003, the FASB issued FAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Such instruments may have been previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. The adoption of this statement did not have a material effect on the Company’s reported equity.

In November, 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. This interpretation clarifies that a guarantor is required to disclose (a) the nature of the guarantee, including the approximate term of the guarantee, how the guarantee arose, and the events or circumstances that would require the guarantor to perform under the guarantee; (b) the maximum potential amount of future payments under the guarantee; (c) the carrying amount of the liability, if any, for the guarantor’s obligations under the guarantee; and (d) the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee. This interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The objective of the initial measurement of that liability is the fair value of the guarantee at its inception. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this interpretation did not have a material effect on the Company’s financial position or results of operations.

In January, 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, in an effort to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity.

The objective of this interpretation is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. Until now, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. This interpretation changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. The consolidation requirements of this interpretation apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. In October, 2003, the FASB decided to defer to the fourth quarter from the third quarter the implementation date for Interpretation No. 46. This deferral only applies to variable interest entities that existed prior to February 1, 2003. The adoption of this interpretation has not and is not expected to have a material effect on the Company’s financial position or results of operations.

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2003 presentation.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2003, 2002, AND 2001

NOTE 2 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of investment securities are as follows at December 31, 2003 and 2002:

	December 31, 2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Expressed in Thousands)
Securities held-to-maturity:
Obligations of states and political subdivisions	$3,976	$210	$—	$4,186

Total held-to-maturity	3,976	210	—	4,186

Securities available-for-sale:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	56,381	327	(64)	56,644
Obligations of states and political subdivisions	15,199	290	(57)	15,432
Corporate debt securities	3,814	173	—	3,987
Mortgage-backed securities	38,323	420	(127)	38,616
Equity securities	555	64	(29)	590

Total available-for-sale	114,272	1,274	(277)	115,269

Total	$118,248	$1,484	$(277)	$119,455

	December 31, 2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Expressed in Thousands)
Securities held-to-maturity
Obligations of states and political subdivisions	$7,688	$281	$—	$7,969

Total held-to-maturity	7,688	281	—	7,969

Securities available-for-sale:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	37,962	495	(4)	38,453
Obligations of states and political subdivisions	11,411	231	(13)	11,629
Corporate debt securities	6,434	349	(8)	6,775
Mortgage-backed securities	42,100	964	—	43,064
Equity securities	526	23	(93)	456

Total available-for-sale	98,433	2,062	(118)	100,377

Total	$106,121	$2,343	$(118)	$108,346

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2003, 2002, AND 2001

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

The following table shows the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time, that the individual securities have been in a continuous unrealized loss position, at December 31, 2003.

	2003
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(Expressed in thousands)
U.S. Treasury securities and U.S. Government agencies and corporations	$11,415	$(63)	$418	$(1)	$11,833	$(64)
Obligations of states and political subdivisions	3,540	(57)	—	—	3,540	(57)
Mortgage-backed securities	12,648	(127)	—	—	12,648	(127)
Corporate securities	—	—	—	—	—	—

Total debt securities	27,603	(247)	418	(1)	28,021	(248)

Equity securities	166	(29)	—	—	166	(29)

Total	$27,769	$(276)	$418	$(1)	$28,187	$(277)

The Company’s investment securities portfolio contains unrealized losses of direct obligations of the U.S. Treasury and U.S. Government agency securities, including mortgage-related instruments issued or backed by the full faith and credit of the United States government or are generally viewed as having the implied guarantee of the U.S. government, and debt obligations of a U.S. state or political subdivision.

On a monthly basis, the Company evaluates the severity and duration of impairment for its investment securities portfolio unless the company has the ability to hold the security to maturity without incurring a loss. Generally, impairment is considered other than temporary when an investment security has sustained a decline in market value of ten percent or more for a period of six months.

The Company has concluded that any impairment of its investment securities portfolio is not other than temporary but is the result of interest rate changes, sector rating changes, or company-specific rating changes that are not expected to result in the noncollection of principal and interest, during the period.

The amortized cost and estimated market value of investment securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Held-to-Maturity		Securities Available-for-Sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Expressed in Thousands)
Due in one year or less	$15	$16	$6,538	$6,592
Due after one year through five years	2,857	3,014	50,649	51,152
Due after five years through ten years	1,104	1,156	17,232	17,338
Due after ten years	—	—	975	981

	3,976	4,186	75,394	76,063

Mortgage-backed securities	—	—	38,323	38,616
Equity securities	—	—	555	590

Total	$3,976	$4,186	$114,272	$115,269

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2003, 2002, AND 2001

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

Proceeds from sales of securities available-for-sale during the years ended December 31, 2003, 2002, and 2001, were $9,792,306, $3,919,956, and $2,011,728, respectively. Gross gains of $253,288 and gross losses of $39,570 in 2003; gross gains of $30,703 and gross losses of $24,478 in 2002; and gross gains of $28,885 and gross losses of $20,992 in 2001, were realized on those sales. Assets carried at $44,054,000 and $32,125,000 at December 31, 2003 and 2002, respectively, were pledged to secure United States Government and other public funds and for other purposes as required or permitted by law.

NOTE 3 - LOANS AND LEASES

Loans outstanding at December 31, 2003 and 2002, are as follows:

	(Expressed in Thousands)
	2003	2002
Real estate-construction	$1,932	$828
Real estate-farmland	315	328
Real estate-residential	50,732	50,243
Real estate-secured by non-farm, non-residential	44,692	39,027
Commercial and industrial loans	18,460	17,993
Installment and other loans to individuals	18,887	17,634
Non-rated industrial development obligations	11,847	10,783
Other loans	22	50

Total	146,887	136,886
Less unearned interest and deferred fees	176	114

Net loans	$146,711	$136,772

Non-accrual loans amounted to $2,099,047 and $1,566,429 at December 31, 2003 and 2002, respectively. The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was $173,500 and $97,400 for 2003 and 2002, respectively.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:

	December 31,
	2003	2002	2001
Balance at beginning of year	$2,026,905	$1,645,972	$1,302,044
Additions charged to operating expense	435,000	540,000	573,000
Recoveries	9,099	39,649	30,220

Total	2,471,004	2,225,621	1,905,264
Less loans charged-off	166,136	198,716	259,292

Balance at end of year	$2,304,868	$2,026,905	$1,645,972

The following is a summary of information pertaining to impaired and non-accrual loans:

	(Expressed in Thousands)
	December 31,
	2003	2002	2001
Impaired loans without a valuation allowance	$502	$—	$—
Impaired loans with a valuation allowance	1,597	—	—
Total impaired loans	$2,099	$—	$—

Valuation allowance related to impaired loans	$507	$—	$—

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2003, 2002, AND 2001

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (CONTINUED)

	(Expressed in Thousands) December 31,
	2003	2002	2001
Total non-accrual loans	$2,099	$1,567	$1,184
Total loans past-due 90 days or more and still accruing	$58	$76	$73

	(Expressed in Thousands) December 31,
	2003	2002	2001
Average investment in impaired loans	$2,406	$—	$—

Interest income recognized on impaired loans	$—	$—	$—

Interest income recognized on a cash basis impaired loans	$—	$—	$—

No additional funds are committed to be advanced in connection with impaired loans.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation, as follows:

	December 31,		Original Useful Life Years
	2003	2002
Land	$1,374,003	$1,409,103
Land improvements	296,527	293,379	20
Leasehold improvements	404,598	404,598	25
Buildings	3,719,035	3,824,916	20 - 50
Furniture, fixtures & equipment	2,994,369	2,946,762	3 - 8

Total	8,788,532	8,878,758
Less accumulated depreciation	4,860,781	4,636,486

Premises and equipment, net	$3,927,751	$4,242,272

Charges to operations for depreciation approximated $347,304, $345,273, and $305,802 for 2003, 2002, and 2001, respectively.

NOTE 6 - DEPOSITS

The composition of the Bank’s deposits at December 31 follows:

	(Expressed in Thousands) 2003
	Demand
	Noninterest Bearing	Interest Bearing	Savings	Time
Individuals, partnerships and corporations (includes certified and official checks)	$22,315	$32,494	$86,515	$86,946
United States Government	99	—	—	—
States and political subdivisions	1,359	4,742	2,946	4,190
Commercial banks and other depository institutions	166	—	—	175

Total	$23,939	$37,236	$89,461	$91,311

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2003, 2002, AND 2001

NOTE 6 - DEPOSITS (CONTINUED)

	(Expressed in Thousands) 2002
	Demand
	Noninterest Bearing	Interest Bearing	Savings	Time
Individuals, partnerships and corporations (includes certified and official checks)	$21,159	$30,717	$75,800	$92,310
United States Government	33	—	—	—
States and political subdivisions	290	3,690	2,471	4,716
Commercial banks and other depository institutions	10	—	—	180

Total	$21,492	$34,407	$78,271	$97,206

Time deposits include certificates of deposit issued in denominations of $100,000 or more which amounted to $24,476,000 and $25,261,000 at December 31, 2003 and 2002, respectively.

A maturity distribution of time certificates of deposit of $100,000 or more at December 31, 2003, follows:

Due in three months or less	$3,327,000
Due after three months through six months	8,283,000
Due after six months through twelve months	3,819,000
Due after one year through five years	9,047,000

Total	$24,476,000

NOTE 7 - INCOME TAX

The provisions for income taxes at December 31 consist of:

	2003	2002	2001
Currently payable:
Federal	$794,312	$941,594	$974,784
State	168,432	205,450	208,490
Deferred:
Federal	(166,936)	(155,223)	(172,208)
State	(28,848)	(26,571)	(28,783)

Income tax expense	$766,960	$965,250	$982,283

The following temporary differences gave rise to the deferred tax asset at December 31:

	2003	2002
Allowance for loan losses	$726,336	$620,995
Deferred loan fees	60,030	38,889
Accrued interest on non-performing loans	108,307	62,886
Deferred compensation	209,075	200,835
Deferred directors’ fees	24,826	26,973
Depreciation	1,942	19,307
Amortization	45,598	29,505
Deferred state income tax	(64,773)	(54,965)

Total deferred tax asset - federal	1,111,341	944,405
Total deferred tax asset - state	190,508	161,660

	1,301,849	1,106,065
Deferred tax assets (liabilities) arising from market adjustments of securities available for sale:
Federal	(320,525)	(618,471)
State	(54,867)	(106,901)

Net deferred tax assets	$926,457	$380,693

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2003, 2002, AND 2001

NOTE 7 - INCOME TAX (CONTINUED)

A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes for the year ended December 31 is as follows:

	2003		2002		2001
	Amount	Percent	Amount	Percent	Amount	Percent
Computed tax at statutory federal rate	$1,116,968	34.0%	$1,237,283	34.0%	$1,154,193	34.0%
Plus state income taxes net of federal tax benefits	93,672	2.8	118,060	3.2	118,607	3.5

	1,210,640	36.8	1,355,343	37.2	1,272,800	37.5
Increase (decrease) in taxes resulting from:
Tax exempt income	(434,683)	(13.2)	(398,817)	(11.0)	(338,464)	(10.0)
Nontaxable goodwill	(37,267)	(1.1)	(27,950)	(0.8)	—	—
Nondeductible interest expense	34,734	1.0	34,062	0.9	41,415	1.2
Others - net	(6,464)	(0.2)	2,612	0.1	6,532	0.2

Actual tax expense	$766,960	23.3%	$965,250	26.4%	$982,283	28.9%

NOTE 8 - EMPLOYEE BENEFIT PLANS

The Company has a non-contributory profit sharing plan for employees meeting certain service requirements. The Company makes annual contributions to the profit sharing plan based on income of the Company as defined. Total expenses for the plan were $162,000, $129,200, and $116,200 for the years ended December 31, 2003, 2002, and 2001, respectively.

The Company also offers a 401(k) plan in which it matches a portion of the employee’s contribution up to 4 percent of their salary. The expense related to the 401(k) plan was $22,934, $20,410, and $19,170 in 2003, 2002, and 2001, respectively.

NOTE 9 - FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS

Federal funds purchased and repurchase agreements represent borrowings of a short duration, usually less than 30 days. For repurchase agreements, the securities underlying the agreements remained under the Bank’s control. Information related to repurchase agreements is summarized below:

	2003	2002
Balance at end of year	$14,288,834	$9,037,802
Average balance during the year	12,663,751	8,339,679
Maximum month-end balance	18,328,302	10,644,067
Weighted-average rate during the year	1.57%	1.60%
Rate at December 31	1.63%	1.59%

The subsidiary bank has an accommodation agreement with a commercial bank to borrow a maximum aggregate amount of $4 million. The subsidiary bank had no significant activity in federal funds purchased during 2002. Information related to federal funds purchased for 2003 is summarized below:

2003
Balance at end of year	$800,000
Average balance during the year	7,671
Maximum month-end balance	800,000
Weighted-average rate during the year	1.27%
Rate at December 31	1.25%

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2003, 2002, AND 2001

NOTE 10 - FEDERAL HOME LOAN BANK BORROWINGS

The subsidiary Bank is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”). The FHLB borrowings are secured by a blanket lien by the FHLB on certain residential real estate loans or securities with a market value at least equal to the outstanding balances. The remaining maximum borrowing capacity with the FHLB at December 31, 2003 was approximately $90.5 million subject to the purchase of additional FHLB stock. At December 31, 2003, the subsidiary bank had FHLB borrowings of $2,463,464 with an interest rate of 4.76%. The subsidiary bank also has a one year line of credit agreement with the Federal Home Loan Bank (“FHLB”). The maximum credit available under this agreement is $7 million and expires December 2004. There were no FHLB borrowings as of December 31, 2002.

Contractual maturities of FHLB borrowings as of December 31, 2003 were as follows:

December 31, 2004	$38,352
December 31, 2005	40,218
December 31, 2006	42,175
December 31, 2007	44,226
December 31, 2008	46,378
Thereafter	2,252,115

Total	$2,463,464

NOTE 11 - COMMITMENTS AND CONTINGENCIES

The subsidiary Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The following represents financial instruments whose contract amounts represent credit risk:

	2003	2002
Commitments to extend credit	$27,593,000	$15,417,000
Standby letters of credit	441,000	333,000

As of December 31, 2003, approximately $7,823,000 are fixed interest rate commitments and $20,211,000 are variable interest rate commitments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The standby letters of credit in the amount of $172,000 expire in 2004, $10,000 in 2005, $59,000 in 2012 and $200,000 in 2013. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

NOTE 12 - CONCENTRATIONS OF CREDIT RISK

Most of the affiliate Bank’s loans and commitments have been granted to customers in the Bank’s primary market area of Northern and Central West Virginia, Eastern Ohio, and Southwestern Pennsylvania. In the normal course of business, however, the Bank has purchased participations and originated loans outside of its primary market area. The aggregate loan balances outstanding in any one geographic area, other than the Bank’s primary lending areas, do not exceed 10 percent of total loans. No specific industry concentrations exceeded 10 percent of total exposure. The concentrations of credit by type of loan are set forth in Note 3.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2003, 2002, AND 2001

NOTE 13 - RELATED PARTY TRANSACTIONS

Directors and officers of the Company and its subsidiary, and their associates, were customers of, and had other transactions with the subsidiary bank in the normal course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility. Such loans totaled $4,665,813 at December 31, 2003, and $5,210,538 at December 31, 2002.

The following is an analysis of loan activity to directors, executive officers, and associates of the Company and its subsidiary:

	December 31,
	2003	2002
Balance, January 1	$5,210,538	$4,889,208
New loans during the period	1,812,561	1,108,406
Repayments during the period	(2,357,286)	(787,076)

Ending balance	$4,665,813	$5,210,538

The Company’s subsidiary bank entered into a lease agreement to rent property for use as banking premises from a company owned by one of the Company’s directors. The lease has an initial term of 5 years, at an annual rental fee of $57,600, with options to renew for eight 5-year terms.

NOTE 14 - LEASES

The Company’s Bank affiliates leased certain land used for banking purposes under long-term leases, expiring at various dates. These leases contain renewal options and generally provide that the Company will pay for insurance, taxes, and maintenance.

As of December 31, 2003, the future minimum rental payments required under noncancelable operating leases with initial terms in excess of one year, are as follows:

December 31, 2004	$164,503
December 31, 2005	127,253
December 31, 2006	102,753
December 31, 2007	45,553
December 31, 2008	40,753
Thereafter	203,767

Rental expense under operating leases approximated $164,000 in 2003; $158,000 in 2002; and $106,000 in 2001.

NOTE 15 - OTHER OPERATING EXPENSES

Other operating expenses at December 31 included the following:

	2003	2002	2001
Directors’ fees	$114,575	$117,600	$148,425
Stationery and supplies	155,236	170,277	155,761
Regulatory assessment and deposit insurance	121,999	121,655	104,399
Advertising	172,598	178,038	144,474
Postage and transportation	208,344	220,043	152,539
Other taxes	177,216	177,535	174,152
Service expense	320,556	315,735	255,022
Other	746,425	664,792	632,459

Total	$2,016,949	$1,965,675	$1,767,231

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2003, 2002, AND 2001

NOTE 16 - RESTRICTION ON CASH

The subsidiary bank is required to maintain an average reserve balance with the Federal Reserve Bank or in cash on hand. The average required reserve balances for the years ended December 31, 2003 and 2002, were $2,194,000 and $1,686,000, respectively.

NOTE 17 - LIMITATIONS ON DIVIDENDS

The approval of the Comptroller of the Currency is required to pay dividends if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits (as defined) for the year, combined with its retained net profits of the preceding two years. Under this formula, the subsidiary bank can declare dividends in 2004, without approval of the Comptroller of the Currency, of approximately $3.5 million, plus an additional amount equal to the bank’s net profit for 2004 up to the date of any such dividend declaration. The subsidiary bank is the primary source of funds to pay dividends to the stockholders of First West Virginia Bancorp, Inc.

NOTE 18 - REGULATORY MATTERS

The affiliate bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the bank must meet specific capital guidelines that involve quantitative measures of the bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk, weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, that the bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2003, the most recent notifications from the Office of the Comptroller of the Currency categorized the bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since those notifications that management believes have changed the institution’s category.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Amounts Expressed in Thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2003:
Total Capital (to Risk Weighted Assets)	$21,617	12.5%	$13,811	8.0%	$17,264	10.0%
Tier I Capital (to Risk Weighted Assets)	$19,469	11.3%	$6,905	4.0%	$10,358	6.0%
Tier I Capital (to Average Assets)	$19,469	6.9%	$8,498	3.0%	$14,164	5.0%

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Amounts Expressed in Thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2002:
Total Capital (to Risk Weighted Assets)	$20,595	13.2%	$12,463	8.0%	$15,579	10.0%
Tier I Capital (to Risk Weighted Asset)	$18,653	12.0%	$6,232	4.0%	$9,347	6.0%
Tier I Capital (to Average Assets)	$18,653	7.1%	$7,868	3.0%	$13,114	5.0%

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2003, 2002, AND 2001

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

The following methods and assumptions were used by the Company in estimating the fair value disclosures for financial instruments:

Cash and Cash Equivalents: The carrying amount for cash and cash equivalents is a reasonable estimate of fair value.

Investment Securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans: Fair values for net loans are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate, and consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and non-performing categories. The fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated discount rates which reflect credit and interest rate risks inherent to the loan.

Deposits: The carrying amount for noninterest bearing and interest bearing demand deposits and savings deposits is considered to be a reasonable estimate of fair value. Fair values for time deposits are estimated using discounted cash flow analysis. Discount rates reflect rates currently offered for deposits of similar remaining maturities.

Federal Funds Purchased and Repurchase Agreements: The carrying amount for federal funds purchased and repurchase agreements are considered to be a reasonable estimate of fair value.

Federal Home Loan Bank borrowings: The fair value of FHLB borrowings is based on the interest rates currently charged for borrowings with similar terms and maturities.

Off-Balance-Sheet Instruments: The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The amount of fees currently charged on commitments is determined to be insignificant and, therefore, the carrying value and fair value of off-balance-sheet instruments are not shown.

The estimates of fair values of financial instruments are summarized as follows at December 31:

	(Expressed in Thousands)
	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$7,024	$7,024	$12,500	$12,500
Investment securities	119,245	119,455	108,065	108,346
Loans	144,406	145,212	134,745	135,446
Accrued interest receivable	1,276	1,276	1,285	1,285
Financial liabilities:
Deposits	241,947	245,622	231,375	235,814
Federal funds purchased and repurchase agreements	15,089	15,089	9,038	9,038
FHLB borrowings	2,464	3,233	—	—
Accrued interest payable	385	385	493	493

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2003, 2002, AND 2001

NOTE 20 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

Presented below are the condensed statements of financial condition, statements of income, and statements of cash flows for First West Virginia Bancorp, Inc.

BALANCE SHEETS

	December 31,
	2003	2002
ASSETS
Cash	$113,916	$150,826
Investment in common stock - available-for-sale (at market value)	596,268	463,932
Investment in subsidiary Banks	22,478,528	22,123,732
Prepaid expense	—	10,605
Other assets	439,184	305,488

Total assets	$23,627,896	$23,054,583

LIABILITIES
Accrued expenses	$35,316	$—
Deferred compensation	561,965	594,950

Total liabilities	597,281	594,950

STOCKHOLDERS’ EQUITY	23,030,615	22,459,633

Total liabilities and stockholders’ equity	$23,627,896	$23,054,583

STATEMENTS OF INCOME

	Year Ended December 31,
	2003	2002	2001
INCOME
Dividends from subsidiary Banks	$1,534,344	$1,064,580	$1,038,960
Gain (loss) on sale of investments	(10,939)	(6,041)	9,160
Other income	137,551	138,549	139,514

Total income	1,660,956	1,197,088	1,187,634

EXPENSES
Salary and employee benefits	44,868	60,138	101,815
Interest expense	—	2,580	2,580
Other expenses	146,923	143,226	137,730

Total expenses	191,791	205,944	242,125

Income before income taxes and equity in undistributed income of subsidiaries	1,469,165	991,144	945,509
INCOME TAX BENEFIT	32,391	29,347	42,212
EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES	1,016,685	1,653,326	1,424,682

Net income	$2,518,241	$2,673,817	$2,412,403

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2003, 2002, AND 2001

NOTE 20 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2003	2002	2001
OPERATING ACTIVITIES
Net income	$2,518,241	$2,673,817	$2,412,403
Adjustments to reconcile net income to net cash provided by operating activities:
Change in deferred tax benefit	(5,918)	(10,257)	(25,813)
Undistributed earnings of affiliates	(1,016,685)	(1,653,326)	(1,424,682)
Changes in operating assets and liabilities:
Other assets	(167,128)	(43,329)	(6,675)
Deferred compensation	28,003	42,144	67,500
Other liabilities	(15,066)	(22,627)	225
Gain (loss) on sale of securities	10,939	6,041	(9,160)

Net cash provided by operating activities	1,352,386	992,463	1,013,798

INVESTING ACTIVITIES
Proceeds from sale of securities	91,050	186,589	152,096
Purchase of investment securities	(129,183)	(258,690)	(212,247)

Net cash used in investing activities	(38,133)	(72,101)	(60,151)

FINANCING ACTIVITIES
Purchase of treasury stock	(228,100)	—	—
Dividends paid	(1,123,063)	(1,061,526)	(1,046,141)

Net cash used in financing activities	(1,351,163)	(1,061,526)	(1,046,141)

DECREASE IN CASH AND CASH EQUIVALENTS	(36,910)	(141,164)	(92,494)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	150,826	291,990	384,484

CASH AND CASH EQUIVALENTS AT END OF YEAR	$113,916	$150,826	$291,990

Supplemental disclosures:

Cash paid for interest	$—	$2,580	$2,580
Cash paid for income taxes	—	—	100

First West Virginia Bancorp, Inc.

DIRECTORS

Nada E. Beneke	Registered Sanitarian President, Beneke Corporation

Sylvan J. Dlesk	Vice Chairman, First West Virginia Bancorp, Inc. Owner, Dlesk Realty and Investments President, Dlesk, Inc. President, Ohio Valley Carpeting, Inc.

Charles K. Graham	President & Chief Executive Officer, First West Virginia Bancorp, Inc. President & Chief Executive Officer, Progressive Bank, N.A.

Laura G. Inman	Chairman of the Board, First West Virginia Bancorp, Inc.

James C. Inman, Jr.	Retired Bank Executive

R. Clark Morton	Chairman of the Board, Progressive Bank, N.A. Attorney at Law

Thomas A. Noice	Retired Bank Executive Treasurer, Belmont Community Hospital

William G. Petroplus	Attorney at Law Member/Partner Petroplus & Gaudino

OFFICERS

Laura G. Inman	Chairman of the Board

Sylvan J. Dlesk	Vice Chairman

Charles K. Graham	President and Chief Executive Officer

Beverly A. Barker	Executive Vice President, Chief Operating Officer, Treasurer

Francie P. Reppy	Senior Vice President, Chief Financial Officer

Connie R. Tenney	Vice President

Stephanie A. LaFlam	Secretary

SUBSIDIARY

Progressive Bank, N.A.

Wheeling, WV 26003

DIRECTORS

Nada E. Beneke

Dr. Clyde D. Campbell

Robert R. Cicogna

Sylvan J. Dlesk

William L. Fury

Charles K. Graham

Elizabeth H. Hestick

Robert B. Hunnell, Jr.

J. Burton Hunter, III

James C. Inman, Jr.

Laura G. Inman

Tulane B. Mensore

R. Clark Morton

William G. Petroplus

David R. Rexroad

Dale F. Riggs

Thomas L. Sable

Douglas K. Stalnaker

DIRECTOR EMERITUS

Edward P. Otte

OFFICERS

R. Clark Morton, Chairman of the Board

Charles K. Graham, President and Chief Executive Officer

Beverly A. Barker, Executive Vice President/Chief Operating Officer/Cashier

Francie P. Reppy, Senior Vice President, Chief Financial Officer

Donald H. Pell, Senior Vice President, Commercial Lending

Connie R. Tenney, Senior Vice President

Brad D. Winwood, Vice President

Gary S. Martin, Vice President

David E. Wharton, Vice President/Information Technology Officer

L. Thomas Campbell, Vice President/Business Development Officer

Deborah A. Kloeppner, Vice President/Office Manager Bethlehem/ Compliance and Bank Secrecy Officer

Michele L. Stanley, Vice President/Office Manager Warwood

Susan E. Reinbeau, Vice President/Branch Coordinator/ Office Manager Woodsdale

Stephanie A. LaFlam, Secretary/Assistant Vice President/Human Resource Manager

Janey S. Longwell, Assistant Vice President/Office Manager New Martinsville

Harold O. Thomas, Senior Business Development Officer

Mitzi K. Mattern, Operations Officer

Lisa M. Wagner, Office Manager Wellsburg

Susan M. Scotka, Office Manager Bellaire

Patty A. Smith, Office Manager Weston

Rebecca A. Palmer, Manager Data Processing

Laura K. Snedeker, Data Security Officer

Debra M. Tomlin, Loan Officer

Catherine J. Hare, Loan Officer

Vickie D. Poling, Loan Officer

Kerrie A. Weisenborn, Credit Administrator

Progressive Bank N.A.

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

First West Virginia Bancorp, Inc. and Subsidiary

Corporate Information

Corporate Office:

First West Virginia Bancorp, Inc.

1701 Warwood Avenue

Wheeling, WV 26003

(304) 277-1100

Transfer Agent:

Any inquiries related to stockholder records, stock transfers, changes of ownership, and changes of address should be sent to the transfer agent at the following address:

Investor Relations Department

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016-9982

(800) 368-5948

Stock Trading Information:

First West Virginia Bancorp, Inc.’s common stock is traded on the American Stock Exchange, Inc. primary list under the symbol FWV.

Annual Meeting

The Annual Meeting of Stockholders will be held at 4:00 p.m, on Tuesday, April 13, 2004, at the Warwood Office of Progressive Bank, N.A., 1701 Warwood Avenue, Wheeling, WV 26003

Form 10-K

Upon written request any shareholder of record on December 31, 2003, may obtain a copy of the Corporation’s 2003 Form 10-K Report (to be filed with the Securities and Exchange Commission before March 31, 2004) by writing to the Secretary, First West Virginia Bancorp, Inc., 875 National Road, Wheeling, WV 26003