Form 10-K, Exhibit 13
period 2003-12-31
FIRST WEST VIRGINIA BANCORP INC
filed 2004-03-30
CIK 37049

EXHIBIT 13.2

Management Report on Financial Statements

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The Corporation’s consolidated financial statements and the related information appearing in this Annual Report were prepared by management in accordance with generally accepted accounting principles and where appropriate reflect management’s best estimates and judgment. The financial statements and the information related to those statements contained in the Annual Report are the responsibility of management.

The accounting systems of the Corporation include internal accounting controls which safeguard the Corporation’s assets from material loss or misuse and ensure that transactions are properly authorized and recorded in its financial records, and designed to provide reasonable assurance as to the integrity and reliability of the financial records. There are inherent limitations in all systems of internal control based on the recognition that the cost of such systems should not exceed the benefits to be derived. The accounting system and related controls are reviewed by a program of internal audits performed by the internal auditor and independent auditors.

Our independent auditors are responsible for auditing the Corporation’s financial statements in accordance with generally accepted auditing standards and to provide an objective, independent review of the fairness of reported operating results and financial position of the Corporation.

The Corporation’s internal auditor and independent auditors have direct access to the Audit committee of the Board of Directors. This committee meets periodically with the internal auditor, the independent auditors, and management to ensure the financial accounting and audit process is properly conducted.