Form 10-K, Exhibit 13
period 2004-12-31
FIRST WEST VIRGINIA BANCORP INC
filed 2005-03-30
CIK 37049

EXHIBIT 13.1

Annual Report to Shareholders

(FIRST WEST VIRGINIA BANCORP LETTERHEAD)

P.O. Box 6671

Wheeling, WV 26003

TO OUR SHAREHOLDERS:

I am pleased to report to you the financial performance of First West Virginia Bancorp, Inc. contained in the 2004 Annual Report. For the year ended December 31, 2004, consolidated net income was $2,637,325 or $1.73 per share, as compared to $2,518,241 or $1.64 per share a year earlier. Total assets for the Holding Company decreased 1.5% over the prior year to $279,801,745 at December 31, 2004. Total stockholders’ equity increased to $23,953,036, an increase of 4.0% over the $23,030,615 reported in 2003. The book value per share was $15.67 at December 31, 2004 as compared to $15.07 a year earlier.

During 2004, the Board of Directors declared and paid cash dividends of $.76 per share compared to $.73 per share during 2003, which represents an increase of 4.1% over the prior year.

On December 15, 2004 the subsidiary bank entered into a formal agreement with the Office of the Comptroller of the Currency. As more full detailed in this Annual Report, the agreement, among other things, requires an outside consultant to perform a management and board supervision study, institute a program to address criticized assets and improve the bank’s loan portfolio management, review and update the bank’s strategic plan and improve the capital ratios while developing a three year capital program.

Additionally, the Board of Directors of the Holding Company passed a resolution on behalf of the Federal Reserve Bank of Cleveland which requires prior notice and approval in order to issue cash dividends, incur debt or acquire treasury stock. The resolution also provides for prior notification and approval of certain management and /or board additions or replacements as well as limitations on non-bank activities.

The Board of Directors as well as bank management are diligently working to address and respond to all of the items set forth in the agreement. The company will commit all of the resources necessary to complete the requirements of the agreement in an efficient and timely manner. When completed, these items will help enhance the overall structure and foundation of the company, providing a more solid base for future endeavors.

On a personal note, after twenty-five years of working with a tremendous group of directors, officers and employees, I have submitted my resignation as President & CEO of First West Virginia Bancorp, Inc. and Progressive Bank, N.A. I have accepted a position with an out-of-state financial institution. With the continued leadership, direction and determination of the Board of Directors, I am confident that the company will continue to succeed in all of its future endeavors.

To our employees who I recognize for their integrity, teamwork and attention to customer service I say, thank you. Finally to our shareholders, I thank you for your continued confidence and investment in First West Virginia Bancorp, Inc.

Sincerely.

/s/ Charles K. Graham
Charles K. Graham
President and Chief Executive Officer

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2003
ASSETS
Cash and due from banks	$5,474,000	$6,553,689
Due from banks - interest bearing	491,166	470,705
Federal funds sold	2,155,000	—

Total cash and cash equivalents	8,120,166	7,024,394
Investment securities:
Available-for-sale (at fair value)	103,736,472	115,269,352
Held-to-maturity (fair value of $2,927,330 and $4,185,960, respectively)	2,824,579	3,975,685
Loans	154,331,037	146,710,494
Less allowance for loan losses	(2,356,101)	(2,304,868)

Net loans	151,974,936	144,405,626
Premises and equipment, net	3,855,870	3,927,751
Accrued income receivable	1,259,205	1,275,846
Other intangible assets	281,046	369,797
Goodwill	1,644,119	1,644,119
Bank owned life insurance	3,080,724	—
Other assets	3,024,628	6,218,290

Total assets	$279,801,745	$284,110,860

LIABILITIES
Noninterest bearing deposits:
Demand	$26,288,924	$23,938,810
Interest bearing deposits:
Demand	37,493,712	37,236,254
Savings	86,900,317	89,461,195
Time	85,488,054	91,311,071

Total deposits	236,171,007	241,947,330
Federal funds purchased and securities sold under agreements to repurchase	15,759,200	15,088,834
Federal Home Loan Bank borrowings	2,425,111	2,463,464
Accrued interest payable	349,357	384,817
Other liabilities	1,144,034	1,195,800

Total liabilities	255,848,709	261,080,245

STOCKHOLDERS’ EQUITY
Common stock - 2,000,000 shares authorized at $5 par value:
1,538,443 shares issued at December 31, 2004 and 2003	7,692,215	7,692,215
Treasury stock - 10,000 shares at cost:	(228,100)	(228,100)
Surplus	4,982,606	4,982,606
Retained earnings	11,437,407	9,961,698
Accumulated other comprehensive income	68,908	622,196

Total stockholders’ equity	23,953,036	23,030,615

Total liabilities and stockholders’ equity	$279,801,745	$284,110,860

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2004	2003	2002
INTEREST AND DIVIDEND INCOME
Loans, including fees:
Taxable	$8,930,710	$8,740,836	$9,432,384
Tax-exempt	641,440	587,579	536,538
Debt securities:
Taxable	3,064,050	3,186,339	3,460,895
Tax-exempt	660,330	688,191	632,516
Dividends	10,864	16,592	21,801
Other interest income	21,941	27,189	112,681
Interest on federal funds sold	76,784	72,088	111,770

Total interest and dividend income	13,406,119	13,318,814	14,308,585

INTEREST EXPENSE
Deposits	3,791,975	4,378,071	4,967,034
Federal funds purchased and repurchase agreements	286,053	199,173	133,456
FHLB borrowings	116,561	25,738	—

Total interest expense	4,194,589	4,602,982	5,100,490

Net interest income	9,211,530	8,715,832	9,208,095

PROVISION FOR POSSIBLE LOAN LOSSES	300,000	435,000	540,000

Net interest income after provision for possible loan losses	8,911,530	8,280,832	8,668,095

NONINTEREST INCOME
Service charges and other fees	799,593	756,288	680,793
Net gains on available for sale securities	4,765	213,718	6,225
Other operating income	479,258	376,106	345,980

Total noninterest income	1,283,616	1,346,112	1,032,998

NONINTEREST EXPENSE
Salary and employee benefits	3,563,858	3,356,659	3,114,122
Net occupancy expense of premises	1,050,851	968,135	982,229
Other operating expenses	2,132,098	2,016,949	1,965,675

Total noninterest expense	6,746,807	6,341,743	6,062,026

Income before income taxes	3,448,339	3,285,201	3,639,067
INCOME TAXES	811,014	766,960	965,250

Net income	$2,637,325	$2,518,241	$2,673,817

WEIGHTED AVERAGE SHARES OUTSTANDING	1,528,443	1,537,292	1,538,443

EARNINGS PER COMMON SHARE	$1.73	$1.64	$1.74

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (loss)	Comprehensive Income	Total
	Shares	Amount
BALANCE, DECEMBER 31, 2001	1,538,443	$7,692,215	$4,982,606	$6,954,229	$—	$619,918		$20,248,968
Comprehensive income:
Net income	—	—	—	2,673,817	—	—	$2,673,817	2,673,817
Other comprehensive income, net of tax
Unrealized gains on securities net of reclassification adjustment (see disclosure)	—	—	—	—	—	598,374	598,374	598,374

Comprehensive income							$3,272,191

Cash dividend ($.69 per share)	—	—	—	(1,061,526)	—	—		(1,061,526)

BALANCE, DECEMBER 31, 2002	1,538,443	7,692,215	4,982,606	8,566,520	—	1,218,292		22,459,633
Comprehensive income:
Net income	—	—	—	2,518,241	—	—	$2,518,241	2,518,241
Other comprehensive income, net of tax
Unrealized loss on securities net of reclassification adjustment (see disclosure)	—	—	—	—	—	(596,096)	(596,096)	(596,096)

Comprehensive income							$1,922,145

Cash dividend ($.73 per share)	—	—	—	(1,123,063)	—	—		(1,123,063)
Treasury shares purchased (10,000 shares)					(228,100)			(228,100)

BALANCE, DECEMBER 31, 2003	1,538,443	7,692,215	4,982,606	9,961,698	(228,100)	622,196		23,030,615
Comprehensive income:
Net income	—	—	—	2,637,325	—	—	$2,637,325	2,637,325
Other comprehensive income, net of tax
Unrealized loss on securities net of reclassification adjustment (see disclosure)	—	—	—	—	—	(553,288)	(553,288)	(553,288)

Comprehensive income							$2,084,037

Cash dividend ($.76 per share)	—	—	—	(1,161,616)	—	—		(1,161,616)

BALANCE, DECEMBER 31, 2004	1,538,443	$7,692,215	$4,982,606	$11,437,407	$(228,100)	$68,908		$23,953,036

	2004	2003	2002
Disclosure of reclassification amount:
Unrealized holding gains (losses) arising during the period	$(550,316)	$(462,800)	$602,276
Less reclassification adjustment for gains included in net income	2,972	133,296	3,902

Net unrealized gains (losses) on securities	$(553,288)	$(596,096)	$598,374

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2004	2003	2002
OPERATING ACTIVITIES
Net income	$2,637,325	$2,518,241	$2,673,817
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	300,000	435,000	540,000
Depreciation and amortization	441,131	436,055	434,024
Amortization of investment securities, net	575,997	965,321	337,922
Investment security gains	(4,765)	(213,718)	(6,225)
Gain on sales of assets	(45,570)	(436)	—
Increase in cash surrender value of bank-owned life insurance	(80,724)	—	—
Decrease (increase) in interest receivable	16,641	9,093	(32,796)
Decrease in interest payable	(35,460)	(108,452)	(26,130)
Other, net	(450,298)	(536,549)	(267,992)

Net cash provided by operating activities	3,354,277	3,504,555	3,652,620

INVESTING ACTIVITIES
Net increase in loans, net of charge-offs	(7,922,825)	(10,104,870)	(10,948,353)
Proceeds from sales of securities available-for-sale	8,408,557	9,792,306	3,919,956
Proceeds from maturities of securities available-for-sale	62,972,732	177,538,788	162,644,000
Proceeds from maturities of securities held-to-maturity	1,150,000	3,720,000	1,650,000
Principal collected on mortgage-backed securities	17,518,653	35,084,372	20,802,130
Purchases of securities available-for-sale	(75,114,282)	(242,723,086)	(213,766,055)
Purchases of securities held-to-maturity	—	—	(490,029)
Recoveries on loans previously charged-off	53,515	9,099	39,649
Cash acquired in purchase of branch office	—	—	9,063,065
Purchase of bank owned life insurance	(3,000,000)	—	—
Purchases of premises and equipment	(290,874)	(191,818)	(582,192)
Proceeds from sales of assets	271,946	159,471	—

Net cash provided by (used in) investing activities	4,047,422	(26,715,738)	(27,667,829)

FINANCING ACTIVITIES
Net increase in deposits	(5,776,323)	10,571,748	11,950,361
Dividends paid	(1,161,617)	(1,123,063)	(1,061,526)
Treasury shares purchased	—	(228,100)	—
Increase in short-term borrowings	670,366	6,051,032	2,500,154
Increase (decrease) in FHLB borrowings	(38,353)	2,463,464	—

Net cash provided by (used in) financing activities	(6,305,927)	17,735,081	13,388,989

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,095,772	(5,476,102)	(10,626,220)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	7,024,394	12,500,496	23,126,716

CASH AND CASH EQUIVALENTS, END OF YEAR	$8,120,166	$7,024,394	$12,500,496

Supplemental Disclosures:
Cash Paid for Interest	4,230,049	4,711,434	5,126,620
Cash Paid for Income Taxes	990,000	950,000	1,255,000

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003, AND 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows.

Nature of Operations and Basis of Presentation: First West Virginia Bancorp, Inc. (the “Company”) is a West Virginia Company. The Company provides a variety of banking services to individuals and businesses through the branch network of its affiliate bank (the “Bank”). The Bank operates ten full service branches located in Wheeling (3), Wellsburg, Moundsville (2), New Martinsville, Buckhannon, and Weston, West Virginia and Bellaire, Ohio. Primary deposit products consist of checking accounts, savings accounts, and certificates of deposit. Primary lending products consist of commercial and residential real estate loans, consumer loans, and business loans.

Principles of Consolidation: The consolidated financial statements of the Company include the financial statements of the parent and its wholly-owned subsidiary, Progressive Bank, N.A. All significant intercompany transactions and accounts have been eliminated in consolidation.

Reclassifications: Certain prior year amounts have been reclassified to conform to the 2004 presentation.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to material change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.

Cash Flows: Cash and cash equivalents consist of cash on hand and amounts due from banks and federal funds sold.

Investment Securities: Investment securities are classified at the time of purchase, based on management’s intention and ability, as securities available for sale or held to maturity. Debt securities classified as held to maturity are stated at cost adjusted for amortization of premium and accretion of discount which are computed using the interest method and recognized as adjustments of interest income. Certain other debt and equity securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available-for-sale securities are reported as a separate component of stockholders’ equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

Common stock of the Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank represents ownership interest in institutions that are wholly owned by other financial institutions. These equity securities are accounted for at cost and are classified with other assets.

While temporary changes in the market value of available-for-sale securities are not recognized in earnings, a decline in fair value below amortized cost deemed to be other-than-temporary results in an adjustment to the cost basis of the investment, with a corresponding loss charged against earnings. Management evaluates the investment securities for other-than-temporary declines in estimated fair value on a quarterly basis. This analysis requires management to consider various factors in order to determine if a decline in estimated fair value is temporary or other-than-temporary. These factors include duration and magnitude of the decline in value, the financial condition of the issuer, and the company’s ability and intent to continue holding the investment for a period of time sufficient to allow for any anticipated recovery in market value. At December 31, 2004, there were no investment securities identified by management to be other-than-temporarily impaired. If investments decline in fair value due to adverse changes in the financial markets, charges to income could occur in future periods.

Loans: Interest income on loans is accrued based on the principal outstanding. It is the Company’s policy to discontinue the accrual of interest when either the principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection. The Company accounts for impaired loans in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 114 and No. 118, “Accounting for Creditors for Impairment of a Loan.” It is the Company’s policy not to recognize interest income on specific impaired loans unless the likelihood of future loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized over the contractual life of the related loans or commitments as an adjustment of the related loan’s yield.

Allowance for Loan Losses: The allowance for loan losses represents the amount which management estimates is adequate to provide for probable losses inherent in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses that is charged to operations. The provision is based on management’s evaluation of the adequacy of the allowance for loan losses which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to significant changes in the near term.

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

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003, AND 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

Individual loan reviews are based upon specific quantitative and qualitative criteria, including the size of the loan, loan quality ratings, value of collateral, repayment ability of borrowers, and historical experience factors. The historical experience factors utilized for individual loan reviews are based upon past loss experience, known trends in losses and delinquencies, the growth of loans in particular markets and industries, and known changes in economic conditions in the particular lending markets. Allowances for homogeneous loans (such as residential mortgage loans, personal loans, etc.) are evaluated based upon historical loss experience, trends in losses and delinquencies, growth of loans in particular markets, and known changes in economic conditions in each lending market. There can be no assurance the allowance for loan losses will be adequate to cover all losses, but management believes the allowance for loan losses in the amount of $2,356,101 at December 31, 2004, was adequate to provide for probable losses from existing loans based on information currently available. While management uses available information to provide for loan losses, the ultimate collectibility of a substantial portion of the loan portfolio, and the need for future additions to the allowance, will be based on changes in economic conditions and other relevant factors. As such, an adverse change in economic activity could reduce cash flows for both commercial and individual borrowers, which would likely cause the Company to experience increases in problem assets, delinquencies and losses on loans.

Premises and Equipment: Premises and equipment are stated at cost, less accumulated depreciation and amortization. Provisions for depreciation and amortization are computed generally using the straight-line method over the estimated useful lives of the assets.

When units of property are disposed of, the premises and equipment accounts are relieved of the cost and the accumulated depreciation related to such units. Any resulting gains or losses are credited to or charged against income. Cost of repairs and maintenance is charged to expense as incurred. Additions and improvements are capitalized at cost.

Other Real Estate Owned: Other real estate owned are carried at the lower of cost or their estimated current fair value, less estimated costs to sell and are included in other assets. Other real estate owned consist primarily of properties acquired through, or in lieu of foreclosures. Any subsequent declines in fair value, and gains or losses on the disposition of these assets are credited to or charged against income.

Goodwill and Other Intangible Assets On October 1, 2002, the Financial Accounting Standards Board (“FASB”) issued and the Company adopted SFAS No. 147, “Acquisitions of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9”. Except for transactions between two or more mutual enterprises, this Statement removes acquisitions of financial institutions from the scope of both SFAS No. 72, “Accounting for Certain Acquisitions of Banking and Thrift Institutions” and FASB Interpretation No. 9, “Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method. “SFAS No. 147 requires that these transactions be accounted for in accordance with FASB Statements No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets.” This statement also amends SFAS No. 144 to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower- relationship intangible assets and credit cardholder intangible assets. The effective date of this Statement is generally for activities on or after October 1, 2002.

An identifiable intangible asset resulted from the purchase of the core deposits of another financial institution in 2001 and, as such, are amortized into noninterest expense on the straight-line basis over the period the Company expects to benefit from such assets (7 years). The Company recognized amortization expense of $88,751 in the periods ending December 31, 2004, 2003 and 2002. The unamortized balance from the purchase of these core deposit intangible assets is $281,046 and $369,797 at December 31, 2004 and 2003, respectively. The estimated aggregate amortization expense for each of the succeeding years is as follows: $88,751 in 2005; $88,751 in 2006, $88,751 in 2007; and $14,793 in 2008. While management feels the assumptions and variables used to value the acquisition was reasonable, the use of different, but still reasonable, assumptions could produce different results.

During 2002, the Company purchased a less-than-whole financial institution (the “branch”). An unidentifiable intangible asset resulted from the purchase of the branch and was amortized in the amount of $117,436, until the adoption of SFAS No. 147, into noninterest expense on the straight-line basis over the Company’s expected benefit from such assets (7 years). As a result of adopting FASB No. 147, the Company reclassified approximately $1.6 million of previously unidentifiable intangible assets to goodwill, ceased the regularly scheduled amortization expense of those intangible assets, and reversed the $117,436 amortized to date. As such, goodwill value is supported ultimately by revenue that is driven by the volume of business transacted. A decline in earnings as a result of a lack of growth or the inability to deliver cost effective services over sustained periods can lead to impairment of goodwill that could adversely impact earnings in future periods. Goodwill and other intangibles are periodically reviewed for impairment. No impairment losses were recognized. Additionally, future events could cause management to conclude that impairment indicators exist and that the goodwill is impaired, which would result in the Company recording an impairment loss. Any resulting impairment loss could have a material, adverse impact on the Company’s financial condition and results of operations.

Income Taxes: The Company and its subsidiary file a consolidated federal income tax return. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.

Advertising Costs: Advertising costs are expensed as the costs are incurred. Advertising expenses amounted to $189,855, $172,598 and $178,038 for 2004, 2003, and 2002, respectively.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003, AND 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings Per Common Share: Earnings per common share are calculated by dividing net income by the weighted-average number of shares of common stock outstanding during the year. The Company has no securities which would be considered potential common stock.

Comprehensive Income: The Company is required to present comprehensive income in a full set of general-purpose financial statements for all periods presented. Other comprehensive income comprises unrealized holding gains (losses) on the available-for-sale securities portfolio. The Company has elected to report the effects of other comprehensive income as part of the Consolidated Statement of Changes in Stockholders’ Equity.

The following table represents other comprehensive income before tax and net of tax:

	2004	2003	2002
Before-tax amount	$(887,106)	$(955,742)	$959,394
Tax effect	333,818	359,646	(361,020)

Net of tax effect	$(553,288)	$(596,096)	$598,374

Recent Accounting Pronouncements: In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“FAS”) No. 123 (Revised 2004), Share-Based Payment. The statement requires that compensation cost relating to share-based payment transactions be recognized in financial statements and that this cost be measured based on the fair value of the equity or liability instruments issued. FAS No. 123 (Revised 2004) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The Company will adopt FAS No. 123 (Revised 2004) on July 1, 2005, and is currently evaluating the impact the adoption of the standard will have on the Company’s results of operations.

In October 2003, the American Institute of Certified Public Accountants issued SOP 03-3, Accounting for Loans or Certain Debt Securities Acquired in a Transfer. SOP 03-3 applies to a loan that is acquired where it is probable, at acquisition, that a transferee will be unable to collect all contractually required payments receivable. SOP 03-3 requires the recognition, as accretable yield, of the excess of all cash flows expected at acquisition over the investor’s initial investment in the loan as interest income on a level-yield basis over the life of the loan. The amount by which the loan’s contractually required payments exceed the amount of its expected cash flows at acquisition may not be recognized as an adjustment to yield, a loss accrual, or a valuation allowance for credit risk. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 31, 2004. Early adoption is permitted. The adoption of SOP 03-3 is not expected to have a material impact on the consolidated financial statements.

NOTE 2 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of investment securities are as follows at December 31, 2004 and 2003:

	December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Expressed in thousands)
Securities held-to-maturity:
Obligations of states and political subdivisions	$2,825	$102	$—	$2,927

Total held-to-maturity	2,825	102	—	2,927

Securities available-for-sale:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	43,744	113	(267)	43,590
Obligations of states and political subdivisions	17,148	215	(100)	17,263
Corporate debt securities	2,802	46	—	2,848
Mortgage-backed securities	39,348	228	(186)	39,390
Equity securities	584	98	(37)	645

Total available-for-sale	103,626	700	(590)	103,736

Total	$106,451	$802	$(590)	$106,663

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003, AND 2002

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

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

The following table shows the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time, that the individual securities have been in a continuous unrealized loss position, at December 31, 2004:

	2004
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(Expressed in thousands)
U.S. Treasury securities and U.S. Government corporations and agencies	$29,549	$(263)	$—	$—	$29,549	$(263)
Obligations of states and political subdivisions	6,313	(83)	472	(17)	6,785	(100)
Mortgage-backed securities	18,443	(133)	2,765	(57)	21,208	(190)

Total debt securities	54,305	(479)	3,237	(74)	57,542	(553)
Equity securities	94	(20)	109	(17)	203	(37)

Total	$54,399	$(499)	$3,346	$(91)	$57,745	$(590)

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

The amortized cost and estimated market value of investment securities at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003, AND 2002

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

	Securities Held-to-Maturity		Securities Available-for-Sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Expressed in thousands)
Due in one year or less	$1,049	$1,067	$13,444	$13,405
Due after one year through five years	1,679	1,752	34,790	34,775
Due after five years through ten years	97	108	13,154	13,172
Due after ten years	—	—	2,306	2,349

	2,825	2,927	63,694	63,701
Mortgage-backed securities	—	—	39,348	39,390
Equity securities	—	—	584	645

Total	$2,825	$2,927	$103,626	$103,736

Proceeds from sales of securities available-for-sale during the years ended December 31, 2004, 2003, and 2002, were $8,408,557, $9,792,306, and $3,919,956, respectively. Gross gains of $14,277 and gross losses of $9,512 in 2004; gross gains of $253,288 and gross losses of $39,570 in 2003; and gross gains of $30,703 and gross losses of $24,478 in 2002, were realized on those sales. Assets carried at $37,778,000 and $44,054,000 at December 31, 2004 and 2003, respectively, were pledged to secure United States Government and other public funds and for other purposes as required or permitted by law.

NOTE 3 - LOANS AND LEASES

Loans outstanding at December 31, 2004 and 2003, are as follows:

	(Expressed in Thousands)
	2004	2003
Real estate - construction	$1,841	$1,932
Real estate - farmland	263	315
Real estate - residential	49,754	50,732
Real estate-secured by non-farm, non-residential	51,699	44,692
Commercial and industrial loans	18,092	18,460
Installment and other loans to individuals	18,324	18,887
Non-rated industrial development obligations	14,538	11,847
Other loans	40	22

Total	$154,551	$146,887
Less unearned interest and deferred fees	220	176

Net loans	$154,331	$146,711

Non-accrual loans amounted to $1,440,929 and $2,099,047 at December 31, 2004 and 2003, respectively. The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was $105,700 and $173,500 for 2004 and 2003, respectively.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:

	December 31,
	2004	2003	2002
Balance at beginning of year	$2,304,868	$2,026,905	$1,645,972
Additions charged to operating expense	300,000	435,000	540,000
Recoveries	53,515	9,099	39,649

Total	2,658,383	2,471,004	2,225,621
Less loans charged-off	302,282	166,136	198,716

Balance at end of year	$2,356,101	$2,304,868	$2,026,905

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003, AND 2002

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following is a summary of information pertaining to impaired and non-accrual loans:

	(Expressed in Thousands)
	December 31,
	2004	2003	2002
Impaired loans without a valuation allowance	$343	$502	$—
Impaired loans with a valuation allowance	1,098	1,597	—

Total impaired loans	$1,441	$2,099	$—

Valuation allowance related to impaired loans	$269	$507	$—

	(Expressed in Thousands)
	December 31,
	2004	2003	2002
Total non-accrual loans	$1,441	$2,099	$1,567
Total loans past-due 90 days or more and still accruing	$17	$58	$76

	(Expressed in Thousands)
	December 31,
	2004	2003	2002
Average investment in impaired loans	$1,678	$2,406	$—

Interest income recognized on impaired loans	—	—	—

Interest income recognized on a cash basis on impaired loans	—	—	—

No additional funds are committed to be advanced in connection with impaired loans.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation, as follows:

	December 31,		Original Useful Life Years
	2004	2003
Land	$1,496,503	$1,374,003
Land improvements	296,527	296,527	20
Leasehold improvements	404,598	404,598	25
Buildings	3,760,650	3,719,035	20-50
Furniture, fixtures & equipment	3,106,187	2,994,369	3 - 8

Total	9,064,465	8,788,532
Less accumulated depreciation	5,208,595	4,860,781

Premises and equipment, net	$3,855,870	$3,927,751

Charges to operations for depreciation approximated $352,380, $347,304, and $345,273 for 2004, 2003, and 2002, respectively.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003, AND 2002

NOTE 6 - DEPOSITS

The composition of the Bank’s deposits at December 31 follows:

	(Expressed in Thousands) 2004
	Demand
	Noninterest Bearing	Interest Bearing	Savings	Time
Individuals, partnerships and corporations (includes certified and official checks)	$25,545	$33,677	$84,696	$82,654
United States Government	26	—	—	—
States and political subdivisions	573	3,817	2,204	2,684
Commercial banks and other depository institutions	145	—	—	150

Total	$26,289	$37,494	$86,900	$85,488

	(Expressed in Thousands) 2003
	Demand
	Noninterest Bearing	Interest Bearing	Savings	Time
Individuals, partnerships and corporations (includes certified and official checks)	$22,315	$32,494	$86,515	$86,946
United States Government	99	—	—	—
States and political subdivisions	1,359	4,742	2,946	4,190
Commercial banks and other depository institutions	166	—	—	175

Total	$23,939	$37,236	$89,461	$91,311

Time deposits include certificates of deposit issued in denominations of $100,000 or more which amounted to $20,126,000 and $24,476,000 at December 31, 2004 and 2003, respectively.

A maturity distribution of time certificates of deposit of $100,000 or more at December 31, 2004, follows:

Due in three months or less	$1,514,000
Due after three months through six months	3,638,000
Due after six months through twelve months	3,217,000
Due after one year through five years	11,657,000
Due after five years	100,000

Total	$20,126,000

NOTE 7 - INCOME TAX

The provisions for income taxes at December 31 consist of:

	2004	2003	2002
Currently payable:
Federal	$752,530	$794,312	$941,594
State	191,962	168,432	205,450
Deferred:
Federal	(113,970)	(166,936)	(155,223)
State	(19,508)	(28,848)	(26,571)

Income tax expense	$811,014	$766,960	$965,250

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003, AND 2002

NOTE 7 - INCOME TAX (CONTINUED)

The following temporary differences gave rise to the deferred tax asset at December 31:

	2004	2003
Allowance for loan losses	$810,475	$726,336
Deferred loan fees	74,645	60,030
Accrued interest on nonperforming loans	116,444	108,307
Deferred compensation	212,550	209,075
Deferred directors’ fees	9,588	24,826
Depreciation	14,572	1,942
Amortization	60,016	45,598
Deferred state income tax	(71,406)	(64,773)

Total deferred tax asset - federal	1,226,884	1,111,341
Total deferred tax asset - state	210,017	190,508

	1,436,901	1,301,849
Deferred tax assets (liabilities) arising from market adjustments of securities available for sale:
Federal	(35,497)	(320,525)
State	(6,077)	(54,867)

Net deferred tax assets	$1,395,327	$926,457

A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes for the year ended December 31 is as follows:

	2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent
Computed tax at statutory federal rate	$1,172,435	34.0%	$1,116,968	34.0%	$1,237,283	34.0%
Plus state income taxes net of federal tax benefits	98,892	2.9%	93,672	2.8%	118,060	3.2%

	1,271,327	36.9%	1,210,640	36.8%	1,355,343	37.2%
Increase (decrease) in taxes resulting from:
Tax exempt income	(443,697)	(12.9)%	(434,683)	(13.2)%	(398,817)	(11.0)%
Nontaxable goodwill	(37,267)	(1.1)%	(37,267)	(1.1)%	(27,950)	(0.8)%
Nondeductible interest expense	32,256	0.9%	34,734	1.0%	34,062	0.9%
Bank-owned life insurance	(27,446)	(0.8)%	—	—	—	—
Other - net	15,841	0.5%	(6,464)	(0.2)%	2,612	0.1%

Actual tax expense	$811,014	23.5%	$766,960	23.3%	$965,250	26.4%

NOTE 8 - EMPLOYEE BENEFIT PLANS

The Company has a non-contributory profit sharing plan for employees meeting certain service requirements. The Company makes annual contributions to the profit sharing plan based on income of the Company as defined. Total expenses for the plan were $172,000, $162,000, and $129,200 for the years ended December 31, 2004, 2003, and 2002, respectively.

The Company also offers a 401(k) plan in which it matches a portion of the employee’s contribution up to 4 percent of their salary. The expense related to the 401(k) plan was $24,209, $22,934, and $20,410 in 2004, 2003, and 2002, respectively.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003, AND 2002

NOTE 9 - FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS

Federal funds purchased and repurchase agreements represent borrowings of a short duration, usually less than 30 days. For repurchase agreements, the securities underlying the agreements remained under the Bank’s control. Information related to repurchase agreements is summarized below:

	2004	2003
Balance at end of year	$15,759,200	$14,288,834
Average balance during the year	16,895,596	12,663,751
Maximum month-end balance	21,915,762	18,328,302
Weighted-average rate during the year	1.69%	1.57%
Rate at December 31	1.79%	1.63%

The subsidiary bank has an accommodation agreement with a commercial bank to borrow a maximum aggregate amount of $4 million. The subsidiary bank had no significant activity in federal funds purchased during 2004. Information related to federal funds purchased for 2003 is summarized below:

2003
Balance at end of year	$800,000
Average balance during the year	7,671
Maximum month-end balance	800,000
Weighted-average rate during the year	1.27%
Rate at December 31	1.25%

NOTE 10 - FEDERAL HOME LOAN BANK BORROWINGS

The subsidiary Bank is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”). The FHLB borrowings are secured by a blanket lien by the FHLB on certain residential real estate loans or securities with a market value at least equal to the outstanding balances. The remaining maximum borrowing capacity with the FHLB at December 31, 2004 was approximately $103.7 million subject to the purchase of additional FHLB stock. The subsidiary bank had FHLB borrowings of $2,425,111 and $ 2,463,464 at December 31, 2004 and 2003, respectively, with an interest rate of 4.76%. The subsidiary bank also has a one year line of credit agreement with the Federal Home Loan Bank (“FHLB”). The maximum credit available under this agreement is $2 million and expires December 2005.

Contractual maturities of FHLB borrowings as of December 31, 2004 were as follows:

December 31, 2005	$40,218
December 31, 2006	42,175
December 31, 2007	44,226
December 31, 2008	46,378
December 31, 2009	48,634
Thereafter	2,203,480

$2,425,111

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

The following represents financial instruments whose contract amounts represent credit risk:

	2004	2003
Commitments to extend credit	$19,979,000	$27,593,000
Standby letters of credit	602,000	441,000

As of December 31, 2004, approximately $4,861,000 are fixed interest rate commitments and $15,720,000 are variable interest rate commitments.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003, AND 2002

NOTE 11 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The standby letters of credit in the amount of $190,000 expire in 2005, $242,000 in 2006, $100,000 in 2009, $35,000 in 2012 and $35,000 in 2015. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The Company and its subsidiary are parties to various legal and administrative proceedings and claims. Although any litigation contains an element of uncertainty, management believes that the outcome of these events will not have a material effect on the financial position of the Company.

NOTE 12 - CONCENTRATIONS OF CREDIT RISK

Most of the affiliate Bank’s loans and commitments have been granted to customers in the Bank’s primary market area of Northern and Central West Virginia, Eastern Ohio, and Southwestern Pennsylvania. In the normal course of business, however, the Bank has purchased participations and originated loans outside of its primary market area. The aggregate loan balances outstanding in any one geographic area, other than the Bank’s primary lending areas, do not exceed 10 percent of total loans. Concentrations of credit are measured by categorizing loans by the North American Industry Classification codes. Loans equal to or exceeding 25% of Tier I Capital are considered concentrations of credit. At December 31, 2004 concentrations of credit were as follows:

	Amount	Percent of Tier 1 Capital
Lessors of Residential Buildings and Dwellings	$14,777,682	71.9%
Lessors of Nonresidential Buildings	$14,828,186	72.1%
Full and Limited Service Restaurants	$7,266,860	35.3%

NOTE 13 - RELATED PARTY TRANSACTIONS

Directors and officers of the Company and its subsidiary, and their associates, were customers of, and had other transactions with the subsidiary bank in the normal course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility. Such loans totaled $4,978,829 at December 31, 2004, and $4,665,813 at December 31, 2003.

The following is an analysis of loan activity to directors, executive officers, and associates of the Company and its subsidiary:

	December 31,
	2004	2003
Balance, January 1	$4,665,813	$5,210,538
New loans during the period	2,245,527	1,812,561
Repayments during the period	(1,932,511)	(2,357,286)

Ending balance	$4,978,829	$4,665,813

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

As of December 31, 2004, the future minimum rental payments required under noncancelable operating leases with initial terms in excess of one year are as follows:

December 31, 2005	$218,652
December 31, 2006	146,152
December 31, 2007	88,952
December 31, 2008	84,152
December 31, 2009	84,152
Thereafter	167,889

Rental expense under operating leases approximated $165,000 in 2004; $164,000 in 2003; and $158,000 in 2002.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003, AND 2002

NOTE 15 - OTHER OPERATING EXPENSES

Other operating expenses at December 31 included the following:

	2004	2003	2002
Directors’ fees	$126,175	$114,575	$117,600
Stationery and supplies	141,031	155,236	170,277
Regulatory assessment and deposit insurance	117,354	121,999	121,655
Advertising	189,855	172,598	178,038
Postage and transportation	207,795	208,344	220,043
Other taxes	165,153	177,216	177,535
Service expense	376,041	320,556	315,735
Other	808,694	746,425	664,792

Total	$2,132,098	$2,016,949	$1,965,675

NOTE 16 - RESTRICTION ON CASH

The subsidiary bank is required to maintain an average reserve balance with the Federal Reserve Bank or in cash on hand. The average required reserve balances for the years ended December 31, 2004 and 2003, were $2,821,000 and $2,194,000, respectively.

NOTE 17 - LIMITATIONS ON DIVIDENDS

Under the terms of the Formal Agreement as discussed in Note 18, the subsidiary bank cannot declare a dividend in 2005 without approval of the Comptroller of the Currency. The subsidiary bank is the primary source of funds to pay dividends to the stockholders of First West Virginia Bancorp, Inc. As discussed later, the Company and the subsidiary bank are prohibited from paying dividends without regulatory approval.

NOTE 18 - REGULATORY MATTERS

The Company and its subsidiary bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk, weighting, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company and bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to adjusted total assets (as defined).

As of December 31, 2004, the most recent notifications from the Office of the Comptroller of the Currency categorized the bank as adequately capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes has changed the capital category. The capital ratios and the regulatory framework for adequately capitalized institutions are depicted as set forth in the following table:

	Actual		For Capital Adequacy Purposes
(Amounts Expressed in Thousands)	Amount	Ratio	Amount	Ratio
As of December 31, 2004
Holding Company Total Capital (to Risk Weighted Assets)	$22,745	12.97%	$14,033	8.0%
Holding Company Tier I Capital (to Risk Weighted Assets)	20,561	11.72%	7,016	4.0%
Holding Company Tier I Capital (to Adjusted Total Assets)	20,561	7.24%	11,366	4.0%

Subsidiary Bank Total Capital (to Risk Weighted Assets)	$22,417	12.84%	$13,965	8.0%
Subsidiary Bank Tier I Capital (to Risk Weighted Assets)	20,233	11.59%	6,983	4.0%
Subsidiary Bank Tier I Capital (to Adjusted Total Assets)	20,233	7.14%	11,332	4.0%

As of December 31, 2003
Holding Company Total Capital (to Risk Weighted Assets)	$21,617	12.53%	$13,798	8.0%
Holding Company Tier I Capital (to Risk Weighted Assets)	19,469	11.29%	6,899	4.0%
Holding Company Tier I Capital (to Adjusted Total Assets)	19,469	6.87%	11,331	4.0%

Subsidiary Bank Total Capital (to Risk Weighted Assets)	$21,304	12.41%	$13,736	8.0%
Subsidiary Bank Tier I Capital (to Risk Weighted Assets)	19,156	11.16%	6,868	4.0%
Subsidiary Bank Tier I Capital (to Adjusted Total Assets)	19,156	6.78%	11,299	4.0%

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003, AND 2002

NOTE 18 - REGULATORY MATTERS (CONTINUED)

The “Formal Agreement” discussed below requires Tier 1 capital at least equal to thirteen percent (13%) of risk-weighted assets and Tier 1 capital at least equal to seven and one half percent (7.5%) of adjusted total assets by March 31, 2005.

In December, 2004, the Company’s subsidiary bank entered into an agreement with the Office of the Comptroller of the Currency (OCC) relating to the results of its most recent report of examination. The Formal Agreement contains certain required actions and certain restrictions. The agreement requires the subsidiary bank to develop plans, programs, policies, and procedures relating to management and board supervision, long-term strategic goals, loan portfolio, criticized assets, capital, internal audit and internal loan review by certain dates and then to implement and follow those plans, programs, policies and procedures. A review and evaluation of certain groups of loans and correction of deficiencies is also required. Additionally, the formal agreement mandates that the subsidiary bank achieve and maintain a 7.50% Tier 1 leverage ratio and 13.0% Tier 1 capital ratio by March 31, 2005. Under the terms of the formal agreement, the board of directors of the subsidiary bank is responsible for the proper and sound management of the Bank and must appoint a compliance committee from among their independent members, and report monthly to the OCC on the progress in complying with the agreement. The subsidiary bank board has appointed a compliance committee and has filed monthly reports with the OCC.

The Company’s board of directors also adopted a resolution with the Federal Reserve Bank of Cleveland, under authority given it by the Board of Governors of the Federal Reserve System, the federal regulatory agency for the Company. As with the agreement of the OCC, the Federal Reserve resolution necessitates certain actions and restrictions. Without prior Federal Reserve approval and a 30 day prior notice requirement, the resolution prohibits the Company from paying dividends, incurring debt, or participating in the acquisition of treasury stock. In addition, prior written approval is required before engaging in any non-bank activities. To date, the Company has taken, and intends to continue to take, all appropriate steps to comply with the Federal Reserve requirements.

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

The estimates of fair values of financial instruments are summarized as follows at December 31:

	(Expressed in Thousands)
	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$8,120	$8,120	$7,024	$7,024
Investment securities	106,561	106,664	119,245	119,455
Loans	151,975	150,896	144,406	145,212
Accrued interest receivable	1,259	1,259	1,276	1,276

Financial liabilities:
Deposits	236,171	235,564	241,947	245,622
Federal funds purchased and repurchase agreements	15,759	15,759	15,089	15,089
FHLB borrowings	2,425	2,424	2,464	3,233
Accrued interest payable	355	355	385	385

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003, AND 2002

NOTE 20 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

Presented below are the condensed statements of financial condition, statements of income, and statements of cash flows for First West Virginia Bancorp, Inc.

BALANCE SHEETS

	December 31,
	2004	2003
ASSETS
Cash	$79,876	$113,916
Investment in common stock - Available-for-sale (at market value)	654,030	596,268
Investment in subsidiary Banks	23,372,256	22,478,528
Other assets	475,319	439,184

Total assets	$24,581,481	$23,627,896

LIABILITIES
Accrued expenses	$34,390	$35,316
Deferred compensation	594,055	561,965

Total liabilities	628,445	597,281

STOCKHOLDERS’ EQUITY	23,953,036	23,030,615

Total liabilities and stockholders’ equity	$24,581,481	$23,627,896

STATEMENTS OF INCOME

	Year Ended December 31,
	2004	2003	2002
INCOME
Dividends from subsidiary Banks	$1,186,280	$1,534,344	$1,064,580
Loss on sale of investments	(1,708)	(10,939)	(6,041)
Other income	180,100	137,551	138,549

Total income	1,364,672	1,660,956	1,197,088

EXPENSES
Salary and employee benefits	48,994	44,868	60,138
Interest expense	—	—	2,580
Other expenses	142,334	146,923	143,226

Total expenses	191,328	191,791	205,944

Income before income taxes and equity in undistributed income of subsidiary	1,173,344	1,469,165	991,144

INCOME TAX BENEFIT	974	32,391	29,347

EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY	1,463,007	1,016,685	1,653,326

Net income	$2,637,325	$2,518,241	$2,673,817

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003, AND 2002

NOTE 20 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2004	2003	2002
OPERATING ACTIVITIES
Net income	$2,637,325	$2,518,241	$2,673,817
Adjustments to reconcile net income to net cash provided by operating activities:
Change in deferred tax benefit	(3,845)	(5,918)	(10,257)
Undistributed earnings of affiliate	(1,463,007)	(1,016,685)	(1,653,326)
Changes in operating assets and liabilities:
Other assets	(41,936)	(167,128)	(43,329)
Deferred compensation	(20,388)	28,003	42,144
Other liabilities	51,552	(15,066)	(22,627)
Loss on sale of securities	1,708	10,939	6,041

Net cash provided by operating activities	1,161,409	1,352,386	992,463

INVESTING ACTIVITIES
Proceeds from sale of securities	73,046	91,050	186,589
Purchase of investment securities	(106,879)	(129,183)	(258,690)

Net cash used in investing activities	(33,833)	(38,133)	(72,101)

FINANCING ACTIVITIES
Purchase of treasury stock	—	(228,100)	—
Dividends paid	(1,161,616)	(1,123,063)	(1,061,526)

Net cash used in financing activities	(1,161,616)	(1,351,163)	(1,061,526)

DECREASE IN CASH AND CASH EQUIVALENTS	(34,040)	(36,910)	(141,164)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	113,916	150,826	291,990

CASH AND CASH EQUIVALENTS AT END OF YEAR	$79,876	$113,916	$150,826

Supplemental disclosures:

Cash paid for interest	$—	$—	$2,580

Cash paid for income taxes	500	—	100

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

The accounting systems of the Company include internal accounting controls which safeguard the Company’s assets from material loss or misuse and ensure that transactions are properly authorized and recorded in its financial records, and designed to provide reasonable assurance as to the integrity and reliability of the financial records. There are inherent limitations in all systems of internal control based on the recognition that the cost of such systems should not exceed the benefits to be derived. The accounting system and related controls are reviewed by a program of internal audits performed by the internal auditor.

Our independent auditors are responsible for auditing the Company’s financial statements in accordance with generally accepted auditing standards and to provide an objective, independent review of the fairness of reported operating results and financial position of the Company.

The Company’s internal auditor and registered public accounting firm have direct access to the Audit committee of the Board of Directors. This committee meets periodically with the internal auditor, the registered public accounting firm, and management to ensure the financial accounting and audit process is properly conducted.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

First West Virginia Bancorp, Inc.

Wheeling, West Virginia

We have audited the accompanying consolidated balance sheets of First West Virginia Bancorp, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First West Virginia Bancorp, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of its operations, and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ S. R. Snodgrass, A.C.

Wheeling, West Virginia
February 4, 2005

S.R. Snodgrass, A.C.

980 National Road Wheeling, WV 26003-6400 Phone: 304-233-5030 Facsimile: 304-233-3062

Table One

SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)

	December 31,
	2004	2003	2002	2001	2000
SUMMARY OF OPERATIONS
Total interest income	$13,406	$13,319	$14,309	$14,772	$14,869
Total interest expense	4,195	4,603	5,101	6,422	7,155
Net interest income	9,211	8,716	9,208	8,350	7,714
Provision for loan losses	300	435	540	573	436
Total other income	1,284	1,346	1,033	942	880
Total other expenses	6,747	6,342	6,062	5,324	4,816
Income before income taxes	3,448	3,285	3,639	3,395	3,341
Net income	2,637	2,518	2,674	2,412	2,326
PER SHARE DATA (1)
Net income	$1.73	$1.64	$1.74	$1.57	$1.51
Cash dividends declared	0.76	0.73	0.69	0.68	0.64
Book value per share	15.67	15.07	14.60	13.16	11.85
AVERAGE BALANCE SHEET SUMMARY
Total loans, net	$151,562	$137,826	$131,383	$118,224	$112,579
Investment securities	110,528	117,758	93,962	73,639	69,548
Deposits - interest bearing	215,937	217,064	200,170	168,820	155,172
Stockholders’ equity	23,092	21,884	20,302	18,902	17,448
Total assets	284,930	277,952	252,543	217,006	203,529
BALANCE SHEET
Investments	$106,561	$119,245	$108,065	$82,202	$72,242
Loans	154,331	146,711	136,772	120,944	114,053
Other assets	18,910	18,155	19,517	28,884	21,598

Total Assets	$279,802	$284,111	$264,354	$232,030	$207,893

Deposits	$236,171	$241,947	$231,376	$203,772	$173,669
Federal funds purchased and repurchase agreements	15,759	15,089	9,038	6,538	14,526
FHLB borrowings	2,425	2,464	—	—	—
Other liabilities	1,494	1,580	1,480	1,471	1,473
Stockholders’ equity	23,953	23,031	22,460	20,249	18,225

Total Liabilities and Stockholders’ equity	$279,802	$284,111	$264,354	$232,030	$207,893

SELECTED RATIOS
Return on average assets	0.93%	0.91%	1.06%	1.11%	1.14%
Return on average equity	11.42%	11.51%	13.17%	12.76%	13.33%
Average equity to average assets	8.10%	7.87%	8.04%	8.71%	8.57%
Dividend payout ratio (1)	43.93%	44.51%	39.66%	43.31%	42.38%
Loan to Deposit ratio	65.35%	60.64%	59.11%	59.35%	65.67%
(1)	Adjusted for the 2 percent common stock dividend to stockholders of record as of December 1, 2000.

First West Virginia Bancorp, Inc.

Management’s Discussion and Analysis of the Financial Condition and

Results of Holding Company Operations

Forward-Looking Information

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

Critical Accounting Policies

The accounting and reporting policies of First West Virginia Bancorp, Inc. ( the “Company”) and its subsidiary were prepared in accordance with accounting principles generally accepted in the United States of America, (“US GAAP”) and to general practices within the financial services industry. The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Management has identified the significant accounting policies and they are included in Note 1 to the Consolidated Financial Statements. The significant accounting policies are those that, due to the judgments, estimates and assumptions inherent in those policies, are critical to an understanding of the Company’s consolidated financial statements and management’s discussion and analysis.

OVERVIEW

First West Virginia Bancorp, Inc., a West Virginia corporation headquartered in Wheeling, West Virginia commenced operations in July 1973 and has one wholly-owned subsidiary: Progressive Bank, N.A., which operates in Wheeling, Wellsburg, Moundsville, New Martinsville, Buckhannon and Weston, West Virginia and Bellaire, Ohio. Following is a discussion and analysis of the significant changes in the financial condition and results of operations of First West Virginia Bancorp, Inc., (the Holding Company), and its subsidiary for the years ended December 31, 2004, 2003 and 2002. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the Notes, thereto.

The Holding Company reported net income of $2,637,325 or $1.73 per share for the year ended December 31, 2004 as compared to $2,518,241 or $1.64 per share for the year ended December 31, 2003. The 4.7% increase in earnings during 2004 over 2003 was primarily due to the increase in net interest income combined with the decrease in the provision for loan losses and were partially offset by the increase in noninterest expenses and the decrease in noninterest income. Net interest income increased $495,698 or 5.7%, during 2004 as compared to the same period in 2003. During 2004, the increase in net interest income was primarily attributable to the reduction of interest rates paid on deposits, the rise in the interest earned on loans as a result of an increase in the average loan volume, and were offset by the decline in the interest earned on investment securities due to the decrease in the average volume.

The return on average assets was .93% as of December 31, 2004 compared to .91% in 2003. The return on average equity was 11.42% at December 31, 2004 compared to 11.51% in 2003.

The Holding Company ended the year 2004 with total assets of $279,801,745, a decrease of 1.5% over the $284,110,860 reported for the year ended December 31, 2003. Loans net of reserves increased in 2004 by $7,569,310 to $151,974,936, as compared to $144,405,626 reported at December 31, 2003. Total deposits decreased in 2004 by $5,776,323, from $241,947,330 at December 31, 2003 to $236,171,007 at December 31, 2004, primarily due to the decrease in time and savings deposits.

The allowance for loan losses amounted to $2,356,101 at December 31, 2004 or 1.5% of total loans, compared to $2,304,868 or 1.6% of total loans at December 31, 2003. Non-performing assets were $1,642,000 at December 31, 2004, as compared to 2,169,000 at December 31, 2003.

The Board of Directors declared and paid cash dividends of $.76 per share during 2004 as compared to $.73 in 2003, an increase of 4.1% over the prior year.

Table One is a five-year summary of Selected Financial Data of the Holding Company. The sections that follow discuss in more detail the information summarized in Table One.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Two - Average Balance Sheets and Interest Rate Analysis

The following table presents an average balance sheet, interest earned on interest bearing assets, interest paid on interest bearing liabilities, average interest rates and interest differentials for the years ended December 31, 2004, 2003, and 2002. Average balance sheet information as of December 31, 2004, 2003, and 2002 was compiled using the daily average balance sheet. Loan fees and unearned discounts were included in income for average rate calculation purposes. Average yields on investment securities available for sale have been calculated based on amortized cost. Non-accrual loans were included in the average balance computations; however, no interest was included in income subsequent to the non-accrual status classification.

	December 31, 2004			December 31, 2003			December 31, 2002
(dollars in thousands)	Average Volume	Interest	Average Rate	Average Volume	Interest	Average Rate	Average Volume	Interest	Average Rate
ASSETS:
Investment securities:
U.S. Treasury and U. S Government agencies	$47,484	$1,457	3.07%	$46,358	$1,407	3.04%	$32,533	$1,260	3.87%
Mortgage backed securities	39,313	1,346	3.42%	44,504	1,381	3.10%	37,352	1,718	4.60%
States and political subdivisions	20,005	728	3.64%	20,259	743	3.67%	16,676	699	4.19%
Other securities	3,726	193	5.18%	6,637	343	5.17%	7,401	405	5.47%

Total Investment securities:	110,528	3,724	3.37%	117,758	3,874	3.29%	93,962	4,082	4.34%
Interest bearing deposits	993	11	1.11%	1,721	16	0.93%	7,070	113	1.60%
Federal funds sold	6,041	77	1.27%	6,913	72	1.04%	7,227	112	1.55%
Loans, net of unearned income	151,562	9,572	6.32%	137,826	9,329	6.77%	131,383	9,969	7.59%
Other earning assets	930	22	2.37%	890	28	3.15%	723	33	4.56%

Total earning assets	270,054	13,406	4.96%	265,108	13,319	5.02%	240,365	14,309	5.95%
Cash and due from banks	6,055			5,822			5,554
Bank premises and equipment	3,876			4,019			4,242
Other assets	7,221			5,110			4,245

Allowance for loan losses	(2,276)			(2,107)			(1,863)

Total Assets	$284,930			$277,952			$252,543
LIABILITIES
Time deposits	$87,972	$2,786	3.17%	$94,156	$3,285	3.49%	$95,247	$3,856	4.05%
Savings deposits	88,786	879	0.99%	86,322	952	1.10%	71,989	907	1.26%
Interest bearing demand deposits	39,179	127	0.32%	36,586	142	0.39%	32,934	205	0.62%
Federal funds purchased and repurchase agreements	16,906	286	1.69%	12,671	199	1.57%	8,340	133	1.59%
FHLB borrowings	2,444	117	4.79%	544	26	4.78%	—	—	—

Total interest bearing liabilities	235,287	4,195	1.78%	230,279	4,604	2.00%	208,510	5,101	2.45%
Demand deposits	24,885			24,157			22,136
Other liabilities	1,666			1,632			1,595

Total Liabilities	261,838			256,068			232,241
STOCKHOLDERS’ EQUITY	23,092			21,884			20,302

Total Liabilities and Stockholders’ Equity	$284,930			$277,952			$252,543

Net yield on earning assets		$9,211	3.41%		$8,715	3.29%		$9,208	3.83%

The fully taxable equivalent basis of interest income from obligations of states and political subdivisions has been determined using a combined Federal and State corporate income tax rate of 40% for 2004, 2003, and 2002, respectively. The effect of this adjustment is presented below.

Investment securities	$110,528	$4,165	3.77%	$117,758	$4,333	3.68%	$93,962	$4,503	4.79%
Loans	151,562	10,000	6.60%	137,826	9,720	7.05%	131,383	10,327	7.86%

Total earning assets	$270,054	$14,275	5.29%	$265,108	$14,169	5.34%	$240,365	$15,088	6.28%

Taxable equivalent net yield on earning assets		$10,080	3.73%		$9,565	3.61%		$9,987	4.15%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Three - Rate Volume Analysis of Changes in Interest Income and Expense

The effect on interest income and interest expense for the years ended December 31, 2004 and 2003 due to changes in average volume and rate from the prior year, is presented below. The effect of a change in average volume has been determined by applying the average rate to the change in volume. The change in rate has been determined by applying the average volume in the earlier year by the change in rate. The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of change in each.

	2004 Compared to 2003			2003 Compared to 2002
	Increase (Decrease) Due to Change in:			Increase (Decrease) Due to Change in:
(in thousands)	Average Volume	Rate	Net increase (decrease)	Average Volume	Rate	Net increase (decrease)
INTEREST INCOME FROM:
U.S. Treasury and other U. S. Government agencies	$34	$16	$50	$535	$(388)	$147
Mortgage backed securities	(161)	126	(35)	329	(666)	(337)
Obligations of states and political subdivisions	(9)	(6)	(15)	150	(106)	44
Other securities	(150)	—	(150)	(42)	(20)	(62)

Total investment securities	(286)	136	(150)	972	(1,180)	(208)
Interest bearing deposits	(7)	2	(5)	(85)	(12)	(97)
Federal funds sold	(9)	14	5	(5)	(35)	(40)
Loans, net of unearned income	930	(687)	243	489	(1,129)	(640)
Other earning assets	1	(7)	(6)	8	(13)	(5)

Total interest earned	629	(542)	87	1,379	(2,369)	(990)

INTEREST EXPENSE ON:
Time deposits	(216)	(283)	(499)	(44)	(527)	(571)
Savings deposits	27	(100)	(73)	181	(136)	45
Interest bearing demand deposits	10	(25)	(15)	23	(86)	(63)
Federal funds purchased and repurchase agreements	67	20	87	69	(3)	66
FHLB borrowings	91	—	91	—	26	26

Total interest paid	(21)	(388)	(409)	229	(726)	(497)

Net interest differential	$650	$(154)	$496	$1,150	$(1,643)	$(493)

Presented below is the effect on volume and rate variances of the adjustment of interest income on obligations of states and political subdivisions to the fully taxable equivalent basis using a combined Federal and State corporate income tax rate of 40% for the years ended 2004, 2003, and 2002, respectively.

Investment securities	$(266)	$98	$(168)	$1,140	$(1,310)	$(170)
Loans	969	(689)	280	506	(1,113)	(607)

Total interest earned	$688	$(582)	$106	$1,564	$(2,483)	$(919)

Net interest differential	$709	$(194)	$515	$1,335	$(1,757)	$(422)

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

EARNINGS ANALYSIS

Net Interest Income

Net interest income, which is the difference between interest earned on loans and investments and interest paid on deposits and other liabilities, is the primary source of earnings for the Holding Company. Changes in the volume and mix of earning assets and interest bearing liabilities combined with changes in market rates of interest greatly effect net interest income. Tables Two and Three analyze the changes in net interest income for the three years ended December 31, 2004, 2003, and 2002.

Net interest income in 2004 increased $495,698 or 5.7%, from 2003, and follows a decrease in 2003 of $492,263 or 5.4% from 2002. The increase in net interest income in 2004 was primarily due to the decline in the interest rates paid on deposits combined with the increase in the interest earned on loans and was partially offset by the decline in the interest earned on investment securities. The decline in net interest income in 2003 was primarily due to a decrease in the interest earned on loans and investment securities, offset in part by a decrease in interest rates paid on deposit liabilities. The changes in the volume and mix of earning assets and interest bearing liabilities combined with the changes in the market rates of interest resulted in taxable equivalent net interest yields on average earning assets of 3.73% for 2004, as compared to 3.61% and 4.15% earned during 2003 and 2002, respectively.

Interest expense in 2004 decreased $408,393 or 8.9% from 2003, compared to a decrease in 2003 of $497,508 or 9.8% from 2002. During 2004, the decrease in the interest rates paid on interest bearing liabilities primarily contributed to the decline in interest expense. The decrease in the interest rates paid on interest bearing liabilities, which were partially offset by an increase in the average volume of interest bearing liabilities primarily resulted in the decline in interest expense during 2003. The average yield paid on interest bearing liabilities during 2004 decreased .22%, from 2.00% in 2003 to 1.78% in 2004, and follows a decrease in 2003 of ..45%, from 2.45% in 2002 to 2.00% in 2003. The decline in the average yields paid on time deposits and savings deposits offset in part by the increase in the average volume of repurchase agreements and FHLB borrowings primarily resulted in the reduced interest expense in 2004. The decline in the average yields paid on time deposits, savings deposits and repurchase agreements primarily contributed to the reduced interest expense in 2003. The average volume of interest bearing deposits decreased $1.1 million or .5% in 2004 compared to 2003, and increased $16.9 million or 8.4% in 2003 as compared to 2002. In 2004 the decrease in the average volume of interest bearing deposits during 2004 was primarily due to the decline in time deposits. The increase in the average volume of interest bearing deposits during 2003 was primarily the result of the growth in savings deposits.

Interest and fees on loans increased $243,735 or 2.6% from 2003 to 2004, after decreasing $640,507 or 6.4% from 2002 to 2003. The increase in interest and fees on loans in 2004 was primarily the result of an increase in the average loan volume offset in part by a reduction in the interest rates earned on loans. Interest and fees on loans declined in 2003 as compared to 2002 primarily due to the decrease in the yield earned on the loan portfolio offset in part by the increase in the average volume of loans. The taxable equivalent yield on loans continued to decline, decreasing from 7.86% in 2002 to 7.05% in 2003 to 6.60% in 2004. The average loan volume increased $13.7 million or 10.0% in 2004 as compared to 2003 and $6.4 million or 4.9% in 2003 as compared to 2002.

Interest income on investment securities during 2004 decreased $150,150 or 3.9% over 2003, and follows a decrease of $218,881 or 5.4% over 2002. The decline in the average volume of investment securities offset in part by the increase in the interest rates contributed to the decrease in interest earned on investment securities during 2004. The decline in the average yields earned on investment securities which were partially offset by average volume increases primarily contributed to the decreased interest income earned on investment securities in 2003. The taxable equivalent yield on investment securities rose .09%, from 3.68% in 2003 to 3.77% in 2004, after falling 1.11%, from 4.79% in 2002 to 3.68% in 2003. The average volume of investment securities decreased $7.2 million or 6.1% in 2004 as compared to 2003, and increased $23.8 million or 25.3% in 2003 as compared to 2002.

Noninterest Income

Noninterest income is comprised of service charges, investment securities gains and losses, and other operating income. Noninterest income decreased $62,496 or 4.6%, in 2004 as compared to an increase of $313,114 or 30.3 % in 2003 The decrease in noninterest income during 2004 was primarily due to the nonrecurring gains recognized in 2003 on the sale of investment securities.

Service charges and other fees represent the major component of noninterest income. These charges are earned from assessments made on checking and savings accounts. Service charges increased $43,305 in 2004, up 5.7%, from 2003, as compared to an increase of 11.1% from 2002 to 2003. The increases in service charges in both 2004 and 2003 were primarily due to the increase in the number of charges assessed on deposit accounts.

Sales of investment securities by the subsidiary bank are generally limited to the needs established under the liquidity policies. During 2004, the subsidiary bank accounted for securities gains of $12,502 and securities losses of $6,028 which were sales of securities available for sale. The Holding Company also recorded securities gains of $1,775 and securities losses of $3,484 which were sales of marketable equity securities in 2004. In 2003, the subsidiary bank accounted for securities gains of $239,127 and securities losses of $14,470 which were attributable to sales of securities available for sale. Additionally, in 2003 the Holding Company accounted for securities gains of $14,161 and securities losses of $25,100 which were attributable to sales of marketable equity securities. During 2002, the subsidiary bank accounted for securities gains of $28,341 and securities losses of $16,075 which were sales of securities available for sale. The Holding Company recorded securities gains of $2,362 and securities losses of $8,403 which were sales of marketable equity securities in 2002.

Other operating income represents fees from safe deposit box rentals, sales of checkbooks, sales of cashiers’ checks and money orders, utility collections, ATM charges and card fees, home equity credit line fees, credit life commissions, credit card fees and commissions, income earned on bank owned life insurance and various other charges and fees related to normal customer banking relationships. In 2004, other operating income was $479,258, an increase of $103,152 or 27.4% over 2003, and follows an increase of $30,126, or 8.7%, over 2002. Earnings on bank owned life insurance policies amounted to $80,700 combined with gains on sales of assets primarily contributed to the increase in other operating income during 2004. Sales of checkbooks primarily contributed to the increase in other operating income in 2003.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Noninterest Expense

Salary and employee benefits represent the largest component of noninterest expense. Salary and employee benefits increased $207,199 or 6.2% in 2004 as compared to the same period in 2003. During 2003, salary and employee benefits increased $242,537 or 7.8% as compared to the same period in 2002. The increase in salary and employee benefits in 2004 and 2003 was primarily due to increase in health care costs combined with the hiring of additional personnel at the subsidiary bank’s branch offices and normal annual merit adjustments.

Occupancy expenses increased $82,716 or 8.5% in 2004 over 2003, and follows a decrease of $14,094 or 1.4% in 2003 over 2002. Increased building maintenance costs, insurance, and equipment repair and maintenance costs primarily contributed to the increase in occupancy expenses in 2004 as compared to 2003. The Company incurred additional maintenance costs with the operation of the internet web site and online banking program in 2004 compared to 2003. The decrease in occupancy expenses from 2002 to 2003 was primarily the result of additional overhead expenses with the opening of a branch office in Wheeling, WV.

The major components of other operating expenses include: stationery and supplies, directors’ fees, service expense, postage and transportation, other taxes, advertising, and regulatory assessments and deposit insurance. Other operating expenses increased $115,149 or 5.7% in 2004 over 2003 after increasing $51,274 or 2.6% in 2003 over 2002. During 2004, the increase in other operating expenses was primarily due to the increase in directors’ fees, advertising, service expenses, and other expenses, offset by the decrease in regulatory assessments, stationery and supplies expense, and other taxes. During 2003, the increase in other operating expenses was primarily due to the increase in service expenses and other expenses, partially offset by the decreases in stationery and supplies, postage and transportation expense, and advertising expense.

Income Taxes

Income tax expense for the period ended December 31, 2004 was $811,014, an increase of $44,054 or 5.7% over 2003 as compared to the decrease of $198,290 or 20.5% from 2002 to 2003. The increase in pre-taxable income offset in part by the increase in tax exempt income primarily contributed to the increase in income tax expense in 2004. The decrease in pre-taxable income combined with the increase in tax exempt income primarily contributed to the reduction in income tax expense in 2003.

For federal income tax purposes, tax-exempt income is based on qualified state, county, and municipal bonds and loans. Tax-exempt income was $1,301,770 in 2004; $1,275,770 in 2003; and $1,169,054 in 2002. The state of West Virginia recognizes tax-exempt income based on the average of certain investments and loans held during the tax reporting period. Nontaxable items included are federal obligations and securities, obligations of West Virginia and West Virginia political subdivisions, investments of loans primarily secured by liens or security agreements on residential property and other real estate in the form of a mobile home, modular home or double-wide located in West Virginia. Nontaxable West Virginia income attributable to the foregoing items was approximately $1,602,000 in 2004; $1,606,000 in 2003; and $1,576,000 in 2002.

Components of the income tax expense for December 31, 2004 were $661,178 for federal taxes and $149,836 for West Virginia corporate net income taxes. Federal income tax rates and West Virginia corporate net income tax rates were consistent at 34% and 9%, respectively, for the years ended December 31, 2004, 2003 and 2002. Additional information regarding income taxes is contained in Note 7 to the Consolidated financial statements.

BALANCE SHEET ANALYSIS

Investments

Investment securities decreased $12,683,986 or 10.6% from 2003, and followed an increase in 2003 of $11,179,928 or 10.3% from 2002. The decrease in investment securities in 2004 was used to fund loan growth. During 2003, the increase in investment securities was primarily the result of increased deposit growth.

The investment portfolio is managed to attempt to achieve an optimum mix of asset quality, liquidity and maximum yield on investment. The investment portfolio consists of U.S. Treasury securities, U.S. Government agency and corporation securities, obligations of states and political subdivisions, corporate debt securities, mortgage-backed securities and equity securities. Taxable securities comprised 82.3% of total securities at December 31, 2004, as compared to 84.5% at December 31, 2003. Other than the normal risks inherent in purchasing U.S. Treasury securities, U.S. Government agency and corporation securities, and obligations of states and political subdivisions, i.e., interest rate risk, management has no knowledge of other market or credit risk involved in these investments. The Company does not have any high risk hybrid/derivative instruments.

Investment securities that are classified available for sale are available for sale at any time based upon management’s assessment of changes in economic or financial market conditions. These securities are carried at fair value and the unrealized holding gains and losses, net of taxes, are reflected as a separate component of stockholders’ equity until realized. Available for sale securities, at fair value decreased $11,532,880 or 10.0% from 2003, and represented 97% of the investment portfolio at December 31, 2004. The decrease in the available for sale securities was primarily due to the maturities and calls of U.S. Treasury and U.S. government agency and corporation securities and corporate debt securities offset in part by the purchase of obligations of state and political subdivisions. Investment securities held to maturity are securities purchased with the intent and ability to hold until their maturity. Securities classified as held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts. The held to maturity securities decreased $1,151,106 or 29.0% from 2003 and represented 3% of the investment portfolio as of December 31, 2004. The decrease in the held to maturity securities was primarily the result of maturities and calls of tax exempt municipal securities. As the investment portfolio consists primarily of fixed rate debt securities, changes in the market rates of interest will affect the carrying value of securities available for sale, adjusted upward or downward under the requirements of FAS 115 and represent temporary adjustments in value. The carrying values of securities available for sale were increased by $110,482 and $997,588 at December 31, 2004 and 2003, respectively. The fair value of securities classified as held to maturity was above book value by $102,751 and by $210,275 at December 31, 2004 and 2003, respectively.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Investments - Continued

Table Four - Investment Portfolio

The maturity distribution using book value including accretion of discounts and amortization of premiums and approximate yield of investment securities at December 31, 2004 and December 31, 2003 are presented in the following table. Tax equivalent yield basis was used on tax exempt obligations. Approximate yield was calculated using a weighted average of yield to maturities.

	December 31, 2004				December 31, 2003
	Securities Held to Maturity		Securities Available for Sale		Securities Held to Maturity		Securities Available for Sale
(dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U. S. Treasury and other U.S. Government Agencies Within One Year	$—	—%	$11,058	2.24%	$—	—%	$3,440	3.41%
After One But Within Five Years	—	—	27,141	3.22	—	—	42,111	2.73
After Five But Within Ten Years	—	—	5,163	4.27	—	—	10,731	4.03
After Ten Years	—	—	228	2.39	—	—	362	1.62

	—	—	43,590	3.09	—	—	56,644	3.01

States & Political Subdivisions Within One Year	1,049	5.96	536	4.29	15	7.97	2,152	3.54
After One But Within Five Years	1,679	6.46	6,597	4.42	2,857	6.13	6,054	4.44
After Five But Within Ten Years	97	7.95	8,009	5.14	1,104	6.46	6,607	4.93
After Ten Years	—	—	2,121	6.06	—	—	619	3.01

	2,825	6.33	17,263	4.95	3,976	6.23	15,432	4.47

Corporate Debt Securities Within One Year	—	—	1,811	6.29	—	—	1,000	2.60
After One But Within Five Years	—	—	1,037	5.76	—	—	2,987	5.85

	—	—	2,848	6.10	—	—	3,987	5.03

Mortgage-Backed Securities	—	—	39,390	3.95	—	—	38,616	3.91

Equity Securities	—	—	645	2.13	—	—	590	2.02

Total	$2,825	6.33%	$103,736	3.80%	$3,976	6.23%	$115,269	3.57%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Loans

Loans represent the largest asset on the Company’s balance sheet. Total loans, net of unearned income, increased $7,620,543 or 5.2% from 2003 to 2004. The growth in the loan portfolio in 2004 compared to 2003 was primarily due to an increase of $6,639,000 in commercial loans and $2,709,000 in other loans, offset in part by decreases of $1,121,000 in real estate loans and $563,000 in installment loans. Total loans increased $9,938,734 or 7.3% from 2002 to 2003. The loan growth during 2003 was primarily due to increases in commercial loans, residential real estate loans, installment loans and other loans which increased approximately $6,132,000, $1,580,000, $1,253,000 and $1,036,000, respectively.

Real estate residential loans which include real estate construction, real estate farmland, real estate residential loans and multi-family residential properties comprised thirty-four percent (34%) of the loan portfolio. Commercial loans which include real estate secured by non-farm, non-residential properties and commercial and industrial loans comprised forty-five percent (45%) of the loan portfolio. Installment loans comprised twelve percent (12%) of the loan portfolio. Other loans which include non-rated industrial development obligations, direct financing leases and other loans comprised nine percent (9%) of the loan portfolio. The changes in the composition of the loan portfolio from 2003 to 2004 were a 2% increase in commercial loans, a 1% increase in other loans, a 2% decrease in real estate residential loans and a 1% decrease in installment loans. From 2002 to 2003, the changes in the composition of the loan portfolio were a 1% increase in commercial loans and a 1% decrease in real estate residential loans.

Table Five

Loan Portfolio - Maturities and sensitivities of Loans to Changes in Interest Rates

(dollars in thousands)

The following table presents the contractual maturities of loans other than installment loans and residential mortgages as of December 31, 2004 and 2003:

	December 31, 2004			December 31, 2003
	In one Year or Less	After one Year Through Five Years	After Five Years	In one Year or Less	After one Year Through Five Years	After Five Years
Real estate construction	$515	$752	$574	$640	$1,172	$120
Commercial real estate - secured by nonfarm, nonresidential property	1,544	2,263	47,892	974	2,543	41,175
Commercial and industrial	1,310	7,866	8,916	1,691	8,206	8,563
Nonrated industrial development obligations	1,585	3,638	9,315	1,474	2,877	7,496

Total	$4,954	$14,519	$66,697	$4,779	$14,798	$57,354

The following table presents an analysis of fixed and variable rate loans as of December 31, 2004 and 2003 along with the contractual maturities of loans other than installment loans and residential mortgages:

	December 31, 2004			December 31, 2003
	In one Year or Less	After one Year Through Five Years	After Five Years	In one Year or Less	After one Year Through Five Years	After Five Years
Fixed Rates	$2,951	$9,378	$12,817	$3,449	$8,057	$12,435
Variable Rates	2,003	5,141	53,880	1,330	6,741	44,919

Total	$4,954	$14,519	$66,697	$4,779	$14,798	$57,354

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

Total non-performing loans were $1,642,000 at December 31, 2004 as compared to $2,169,000 at December 31, 2003. Non-performing loans decreased $527,000 in 2004, as compared to the increase of $487,000 in 2003. The decrease in non-accrual loans primarily contributed to the overall decline in non-performing loans in 2004.

Loans are placed in non-accrual when the principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection. Non-accrual loans were $1,441,000 or .9% of total loans outstanding as of December 31, 2004, as compared to $2,099,000 or 1.4% of total loans at December 31, 2003. Loans past due 90 days or more and still accruing interest were $17,000 at December 31, 2004, as compared to $58,000 at December 31, 2003. Other real estate owned amounted to $184,000 at December 31, 2004 compared to $12,000 at December 31, 2003. At December 31, 2004 other real estate owned consists of residential real estate and commercial real estate. Other real estate owned increased $172,000 in 2004 over 2003, and follows a decrease of $27,000 in 2003 over 2002. The increase in 2004 was primarily due to the addition of a commercial property by the subsidiary bank. Management continues to monitor the nonperforming assets to ensure against deterioration in collateral values.

Table Six - Risk Elements

Loans which are in the process of collection, but are contractually past due 90 days or more as to interest or principal, renegotiated, non-accrual loans and other real estate are as follows:

	December 31,
(dollars in thousands)	2004	2003	2002	2001	2000
Past Due 90 Days or More:
Real Estate - residential	$—	$52	$61	$21	$48
Commercial	6	—	—	26	711
Installment	11	6	15	26	145

	17	$58	$76	$73	$904

Non-accrual:
Real Estate - residential	$74	$12	$115	$27	$14
Commercial	1,357	2,052	1,443	1,124	1,202
Installment	10	35	9	33	32

	$1,441	$2,099	$1,567	$1,184	$1,248

Other Real Estate	$184	$12	$39	$60	$131

Total non-performing assets	$1,642	$2,169	$1,682	$1,317	$2,283

Total non-performing assets to total loans and other real estate	1.06%	1.48%	1.23%	1.09%	2.00%

Generally, all banks recognize interest income on the accrual basis, except for certain loans which are placed on a non-accrual status. Loans are placed on a non-accrual status, when in the opinion of management doubt exists as to its collectibility. In accordance with the Office of the Comptroller of the Currency Policy, banks may not accrue interest on any loan which either the principal or interest is past due 90 days or more unless the loan is both well secured and in the process of collection. The amount of interest income that would have been recognized on nonaccrual loans had the loans performed in accordance with their original terms was $105,700 and $173,500 for the periods ended December 31, 2004 and 2003, respectively.

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

The allowance for loan losses increased $51,233 or 2.2%, between December 31, 2004 and December 31, 2003. The allowance for loan losses represented 1.5% and 1.6% of outstanding loans as of December 31, 2004 and 2003, respectively. Net loan charge-offs were $248,767 in 2004, compared to $157,037 in 2003 and $159,067 in 2002. The net loan charge-offs remain within historical ranges. The net loan charge-offs in 2004, 2003 and 2002 were primarily commercial and consumer loans. The provision for possible loan losses was $300,000 for the year ended December 31, 2004, compared to $435,000, and $540,000 at December 31, 2003 and 2002, respectively. The credit quality of the loan portfolio combined with the recent level of net charge-offs and nonperforming assets continue to be considered in the calculation of the provision for loan losses.

Table Seven - Analysis of Allowance for Possible Loan Losses

The following table presents a summary of loans charged off and recoveries of loans previously charged off by type of loan.

	December 31,
(dollars in thousands)	2004	2003	2002	2001	2000
Allowance for loan losses:
Balance at beginning of period:	$2,305	$2,027	$1,646	$1,302	$1,148

Loans Charged Off:
Real Estate - residential	3	13	2	—	20
Commercial	229	77	134	95	107
Installment	70	76	63	164	189

	302	166	199	259	316
Recoveries:
Real Estate - residential	17	3	—	4	—
Commercial	20	—	29	12	5
Installment	16	6	11	14	29

	53	9	40	30	34

Net Charge-offs	249	157	159	229	282

Additions Charged to Operations	300	435	540	573	436

Balance at end of period:	$2,356	$2,305	$2,027	$1,646	$1,302

Average Loans Outstanding	$151,562	$137,826	$131,383	$118,224	$112,579

Ratio of net charge-offs to Average loans outstanding for the period	0.16%	0.11%	0.12%	0.19%	0.25%

Ratio of the Allowance for Loan Losses to Loans Outstanding for the period	1.53%	1.57%	1.48%	1.36%	1.14%

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

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Eight

Loan Portfolio - Allocation of allowance for possible loan losses

The following table presents an allocation of the allowance for possible loan losses at each of the five year periods ended December 31, 2004. The allocation presented below is based on the historical average of net charge offs per category combined with the change in loan growth and management’s review of the loan portfolio.

	December 31,
	2004		2003		2002		2001		2000
(dollars in thousands)	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
Real estate - residential	$325	33.5%	$311	36.0%	$276	37.5%	$263	37.3%	$241	37.9%
Commercial	1,520	45.2%	1,429	43.0%	1,161	41.7%	821	40.0%	549	37.0%
Installment	490	11.9%	544	12.9%	569	12.9%	541	16.1%	492	20.9%
Others	21	9.4%	21	8.1%	21	7.9%	21	6.6%	20	4.2%

Total	$2,356	100.0%	$2,305	100.0%	$2,027	100.0%	$1,646	100.0%	$1,302	100.0%

Deposits

A stable core deposit base is the major source of funds for the Holding Company’s subsidiary bank. The deposit mix depends upon many factors including competition from other financial institutions, depositor interest in certain types of deposits, changes in the interest rate and the Company’s need for certain types of deposit growth. Total deposits decreased approximately $5.8 million or 2.4% in 2004. The decrease in total deposits was primarily due to the decline in time and savings deposits, offset in part by the growth in noninterest bearing deposits. Time and savings deposits decreased approximately $8.4 million, or 4.6%, during 2004, as a result of deposit customers seeking higher yielding and shorter term non-maturity deposits. Noninterest bearing deposits grew by approximately $2.4 million or 9.8% in 2004.

At December 31, 2004, noninterest bearing deposits comprised 11% of total deposits and interest bearing deposits which include NOW, money market, savings and time deposits comprised 89% of total deposits. The change in the deposit mix from December 31, 2003 to December 31, 2004 was a 1% increase in noninterest bearing deposits and a 1% decrease in interest bearing deposits.

Federal Funds Purchased and Repurchase Agreements

Federal funds purchased and repurchase agreements are short-term borrowings. There were no Federal funds purchased as of December 31, 2004. Federal funds purchased were $800,000 as of December 31, 2003. The subsidiary bank has an accommodation agreement with a commercial bank to borrow a maximum aggregate amount of $4 million which expires in June 2005. Repurchase agreements increased $670,366 or 10.3%, from $14,288,834 at December 31, 2003 to $15,759,200 at December 31, 2004. The 2004 increase in repurchase agreements was primarily due the addition of commercial customers. Proceeds from the repurchase agreements were used to manage the Company’s liquidity.

Federal Home Loan Bank Borrowings

Federal Home Loan Bank (“FHLB”) borrowings were $2,425,111 and $2,463,464 at December 31, 2004 and 2003, respectively, with an interest rate of 4.76%. The FHLB borrowings are collateralized by a blanket collateral agreement which assigns a security interest in capital stock, deposits, mortgage loans, securities and FHLB stock of the subsidiary bank. The borrowings will mature in 2018. The FHLB funding was utilized to mitigate the impact of rising interest rates for a long term fixed rate loan commitment.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Capital Resources

Stockholders’ equity increased 6.4% in 2004 entirely from current year earnings after quarterly dividends, and a 2.4% decrease in accumulated other comprehensive income. The decrease in accumulated other comprehensive income is primarily attributable to the effect of the change in the net unrealized gains on available for sale investment securities. The increase in stockholders’ equity in 2004 follows an increase of 5.2% in 2003 entirely from current earnings after quarterly dividends, and an decrease of 2.7% resulting from the effect of the change in the net unrealized gain on available for sale investment securities. Stockholders’ equity amounted to 8.6% and 8.1% of total assets at the end of 2004 and 2003, respectively. The Holding Company paid dividends of $.76 per share in 2004 compared to $.73 per share in 2003.

The Holding Company’s primary source of funds for payment of dividends to shareholders is from the dividends from its subsidiary bank. As previously discussed in Note 17 of the Consolidated Financial Statements, the subsidiary bank entered into an agreement with the Office of the Comptroller of the Currency. Under the terms of the Formal Agreement, the subsidiary bank cannot declare a dividend in 2005 without approval of the Comptroller of the Currency. The Board of Directors also adopted a resolution with the Federal Reserve Bank of Cleveland which prohibits the Company from paying dividends or participating in the acquisition of treasury stock without prior Federal Reserve approval and a 30 day prior notice requirement. The Company has taken, and intends to continue to take, all appropriate steps to comply with the Federal Reserve requirements.

The Holding Company and its subsidiary bank are subject to regulatory risk-based capital guidelines administered by the Federal Reserve Board and the Office of the Comptroller of the Currency. These risk-based capital guidelines establish minimum capital ratios of Total capital, Tier 1 Capital, and Leverage to assess the capital adequacy of bank holding companies. Additional information on capital amounts, ratios and minimum regulatory requirements for the Company and its subsidiary bank can be found in Note 18 of the Consolidated Financial Statements.

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

The information presented in the following Interest Rate Risk table contains assumptions and estimates used by management in determining repricing characteristics and maturity distributions. As noted in the following table, the cumulative gap at one year is negative at approximately $8,974,000, which indicates the Company’s interest bearing liabilities are more than earning assets at December 31, 2004. As the table presented is as of a point in time and conditions change on a daily basis, any conclusions made may not be indicative of future results.

The Company’s subsidiary bank uses an asset/liability model to measure the impact of changes in interest rates on net interest income on a periodic basis. Assumptions are made to simulate the impact of future changes in interest rates and/or changes in balance sheet composition. The effect of changes in future interest rates on the mix of assets and liabilities may cause actual results to differ from simulated results. Guidelines established by the Company’s subsidiary bank provides that the estimated net interest income may not change by more than 10% in a one year period given a +/- 200 basis point parallel shift in interest rates. Excluding the potential effect of interest rate changes on assets and liabilities of the Holding Company which are not deemed material, the anticipated impact on net interest income of the subsidiary bank at December 31, 2004 was as follows: given a 200 basis point increase scenario net interest income would be reduced by approximately 6.6%, and given a 200 basis point decrease scenario net interest income would be reduced by approximately 10.7%. The Asset Liability committee believes that a 200 basis point decline in interest rates is unlikely to occur, and have determined that a 100 basis point instantaneous change may be more realistic. Therefore, the results using a +/-100 basis point interest rate scenario are presented. Under the 100 basis point increase scenario net interest income would be reduced by approximately 3.0%, and given a 100 basis point decrease scenario net interest income would be reduced by approximately 1.3%. The projections provided by the model are not intended as an actual forecast of the bank’s performance in a particular rate environment, and should not be relied upon. Actual changes in the interest rate environment normally do not take place instantaneously, but over a period of time, and do not occur in a parallel fashion. Additionally, the balance sheet composition, spread relationships for new dollars invested, non interest income and expenses, investment practices, and deposit practices all change as a result of changes in interest rates and would need to be considered by the Asset Liability committee.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Interest Rate Risk - Continued

Interest Rate Risk Table - December 31, 2004

(dollars in thousands)	Less than Three Months	Four to Twelve Months	One to Three Years	Greater than Three Years	Non Interest Bearing	Total
ASSETS:
Cash and cash equivalents	$2,646	$—	$—	$—	$5,474	$8,120
Investment securities	8,260	26,671	38,059	33,461	110	106,561
Loans	23,958	34,267	54,615	40,270	1,221	154,331
Other assets	1,178	3,000	—	—	8,968	13,146
Allowance for loan losses	—	—	—	—	(2,356)	(2,356)

Total assets	$36,042	$63,938	$92,674	$73,731	$13,417	$279,802

LIABILITIES AND CAPITAL
NOW and savings accounts	$26,370	$6,400	$7,012	$60,498	$—	$100,280
Money Market Accounts (MMDA’s)	24,114	—	—	—	—	24,114
Certificates of deposit < $100,000	9,902	18,000	28,958	8,502	—	65,362
Certificates of deposit > $100,000	1,514	6,855	8,296	3,461	—	20,126
Noninterest bearing demand deposits	—	—	—	—	26,289	26,289
Federal funds purchased and repurchase agreements	15,588	171	—	—	—	15,759
FHLB borrowings	10	30	86	2,299	—	2,425
Other liabilities	—	—	—	—	1,494	1,494
Stockholders’ equity	—	—	—	—	23,953	23,953

Total liabilities and capital	$77,498	$31,456	$44,352	$74,760	$51,736	$279,802

GAP	(41,456)	32,482	48,322	(1,029)	(38,319)
GAP/ Total Assets	(14.82)%	11.61%	17.27%	(0.37)%	(13.70)%
Cumulative GAP	(41,456)	(8,974)	39,348	38,319	0
Cumulative GAP/Total Assets	(14.82)%	(3.21)%	14.06%	13.70%	0.00%

The above analysis contains repricing and maturity assumptions and estimates used by management.

Liquidity

Liquidity management ensures that funds are available to meet loan commitments, deposit withdrawals, and operating expenses. Funds are provided by loan repayments, investment securities maturities, or deposits, and can be raised by liquidating assets or through additional borrowings. The Holding Company had investment securities with an estimated fair value of $103,736,472 classified as available for sale at December 31, 2004. These securities are available for sale at any time based upon management’s assessment in order to provide necessary liquidity should the need arise. In addition, the Holding Company’s subsidiary bank, Progressive Bank, N.A., is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”). Membership in the FHLB provides an additional source of funding, in the form of collateralized advances. At December 31, 2004, the subsidiary bank had a short term line of credit in the aggregate amount of approximately $2 million available with the FHLB. There was no short term borrowings outstanding pursuant to this agreement as of December 31, 2004. At December 31, 2004 and December 31, 2003, the Holding Company had outstanding loan commitments and unused lines of credit totaling $20,581,000 and $28,034,000, respectively. As of December 31, 2004, management placed a high probability for required funding within one year of approximately $15.3 million. Approximately $4.6 million is principally unused home equity and credit card lines on which management places a low probability for required funding.

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

		First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2004	High	$24.85	$24.15	$23.40	$25.05
	Low	$22.63	$22.00	$21.60	$21.65

2003	High	$21.40	$21.30	$22.90	$25.50
	Low	$19.00	$19.70	$20.25	$20.50

Summarized Quarterly Financial Information

A summary of selected quarterly financial information follows:

2004	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest income	$3,312,275	$3,264,003	$3,428,544	$3,401,297
Total interest expense	1,065,824	1,039,123	1,048,859	1,040,783
Net interest income	2,246,451	2,224,880	2,379,685	2,360,514
Provision for loan losses	30,000	90,000	90,000	90,000
Investment securities gain (loss)	(2,501)	6,427	(880)	1,719
Total other income	289,355	301,170	336,408	351,918
Total other expenses	1,624,134	1,628,201	1,707,810	1,786,662
Income before income taxes	879,171	814,276	917,403	837,489
Net income	658,740	625,579	707,973	645,033
Net income per share	0.43	0.41	0.46	0.43

2003	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest income	$3,396,307	$3,331,171	$3,312,373	$3,278,963
Total interest expense	1,204,535	1,170,228	1,126,618	1,101,601
Net interest income	2,191,772	2,160,943	2,185,755	2,177,362
Provision for loan losses	90,000	75,000	45,000	225,000
Investment securities gain	—	105,200	8	108,510
Total other income	265,118	264,732	311,285	291,259
Total other expenses	1,549,416	1,531,582	1,659,473	1,601,272
Income before income taxes	817,474	924,293	792,575	750,859
Net income	619,471	690,729	608,923	599,118
Net income per share	0.40	0.45	0.40	0.39

2002	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest income	$3,442,323	$3,659,721	$3,633,724	$3,572,817
Total interest expense	1,273,474	1,300,488	1,298,615	1,227,913
Net interest income	2,168,849	2,359,233	2,335,109	2,344,904
Provision for loan losses	150,000	150,000	150,000	90,000
Investment securities gain (loss)	17,477	(4,974)	3	(6,281)
Total other income	229,059	241,130	282,411	274,173
Total other expenses	1,420,298	1,501,635	1,527,168	1,612,925
Income before income taxes	845,087	943,754	940,355	909,871
Net income	610,964	673,063	675,707	714,083
Net income per share	0.40	0.44	0.44	0.46

Progressive Bank N.A.

(Photograph)	(Photograph)	(Photograph)
Warwood Office	Woodsdale Office	Bethlehem Office
Wheeling, WV	Wheeling, WV	Wheeling, WV

(Photograph)	(Photograph)	(Photograph)
Moundsville Main Office	Kroger Store Office	New Martinsville, WV
Moundsville, WV	Moundsville, WV

(Photograph)	(Photograph)
Wellsburg, WV	Bellaire, OH

(Photograph)	(Photograph)
Buckhannon Office	Weston Office
Buckhannon, WV	Weston, WV

First West Virginia Bancorp, Inc.

DIRECTORS

Nada E. Beneke	Registered Sanitarian, President, Beneke Corporation
Sylvan J. Dlesk	Chairman, First West Virginia Bancorp, Inc., Owner, Dlesk Realty and Investments, President, Dlesk, Inc., President, Ohio Valley Carpeting, Inc.
Charles K. Graham	President & Chief Executive Officer, Acting Chief Operating Officer, First West Virginia Bancorp, Inc. President & Chief Executive Officer, Acting Chief Operating Officer, Progressive Bank, N.A.
Laura G. Inman	Vice Chairman of the Board, First West Virginia Bancorp, Inc.
James C. Inman, Jr.	Retired Bank Executive
R. Clark Morton	Chairman of the Board, Progressive Bank, N.A., Attorney at Law
Thomas A. Noice	Retired Bank Executive, Treasurer, Belmont Community Hospital
William G. Petroplus	Attorney at Law, Member/Partner Petroplus & Gaudino

OFFICERS

Sylvan J. Dlesk	Chairman of the Board
Laura G. Inman	Vice Chairman
Charles K. Graham	President and Chief Executive Officer, Acting Chief Operating Officer
Francie P. Reppy	Senior Vice President, Chief Financial Officer, Treasurer
Donald H. Pell	Vice President
Nancy Ritter	Vice President
Connie R. Tenney	Vice President
Stephanie A. LaFlam	Secretary

Progressive Bank, N.A.

DIRECTORS	OFFICERS
Nada E. Beneke
Dr. Clyde D. Campbell	R. Clark Morton, Chairman of the Board
Robert R. Cicogna	Charles K. Graham, President/Chief Executive Officer/Acting Chief Operating Officer
Sylvan J. Dlesk	Francie P. Reppy, Senior Vice President/Chief Financial Officer/Cashier
William L. Fury	Nancy J. Ritter, Senior Vice President/Operations
Charles K. Graham	Donald H. Pell, Senior Vice President/Commercial Lending
Elizabeth H. Hestick	Connie R. Tenney, Senior Vice President
Robert B. Hunnell, Jr.	Brad D. Winwood, Vice President/Senior Accounting Officer
J. Burton Hunter, III	Gary S. Martin, Vice President/Retail Lending
James C. Inman, Jr.	David E. Wharton, Vice President/Information Technology Officer/Data Security Officer
Laura G. Inman	Deborah A. Kloeppner, Vice President/Compliance, Bank Secrecy & OFAC Officer
Tulane B. Mensore	Michele L. Stanley, Vice President/Office Manager Warwood
R. Clark Morton	Susan E. Reinbeau, Vice President/Branch Coordinator
William G. Petroplus	Stephanie A. LaFlam, Secretary/Vice President/Human Resource Manager
David R. Rexroad	James R. Fisher, Jr., Assistant Vice President/Financial Analyst
Dale F. Riggs	James W. Gasperowich, Assistant Vice President/Credit Analyst
Thomas L. Sable	Todd J. Hayes, Assistant Vice President/Business Development Officer
Janey S. Longwell, Assistant Vice President/Office Manager New Martinsville
William M. Lyle, Assistant Vice President/Business Development Officer
DIRECTOR EMERITUS	Rebecca A. Palmer, Assistant Vice President/Manager Data Processing
Edward P. Otte	Harold O. Thomas, Senior Business Development Officer
Mitzi K. Mattern, Operations Officer
Catherine J. Hare, Loan Officer/Office Manager Moundsville
Beth A. Heyman, Office Manager Woodsdale
Tina M. Mehlman, Office Manager Bethlehem
Lisa M. Minor, Office Manager Wellsburg
Susan M. Scotka, Office Manager Bellaire
Jacquie J. White, Office Manager Weston
Debra M. Tomlin, Loan Officer
Vickie D. Poling, Loan Officer
Kerrie A. Weisenborn, Credit Administrator
Laura K. Snedeker, Data Security Administrator

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

Annual Meeting

The Annual Meeting of Stockholders will be held at 4:00 p.m, on Tuesday, April 12, 2005, at the Warwood Office of Progressive Bank, N.A., 1701 Warwood Avenue, Wheeling, WV 26003

Form 10-K

Upon written request any shareholder of record on December 31, 2004, may obtain a copy of the Corporation’s 2004 Form 10-K Report (to be filed with the Securities and Exchange Commission before March 31, 2005) by writing to the Secretary, First West Virginia Bancorp, Inc., 1701 Warwood Avenue, Wheeling, WV 26003