Form 10-K, Exhibit 13
period 2005-12-31
FIRST WEST VIRGINIA BANCORP INC
filed 2006-03-28
CIK 37049

EXHIBIT 13.1

Annual Report to Shareholders

(FIRST WEST VIRGINIA BANCORP LETTERHEAD)

P.O. Box 6671

Wheeling, WV 26003

TO OUR SHAREHOLDERS:

I am pleased for the opportunity to present you with the financial performance contained in the 2005 Annual Report of First West Virginia Bancorp, Inc. Consolidated net income for 2005 was $2,262,265 or $1.48 per share, as compared to $2,637,325 or $1.73 per share a year earlier. Total assets for the Holding Company decreased 4.9% over the prior year to $266,213,400 at December 31, 2005 as compared to $279,801,745 at December 31, 2004. Total stockholders’ equity increased to $23,958,629 as compared to $23,953,036 reported in 2004. The book value per share was $15.68 at December 31, 2005 as compared to $15.67 a year earlier.

The Board of Directors declared and paid cash dividends of $.76 per share during 2005 and 2004.

The Company continues to make great strides in addressing the December, 2004 Formal Agreement between the Company’s subsidiary bank, Progressive Bank, N.A. and the Office of the Comptroller of the Currency. One part of the Formal Agreement required the Company’s subsidiary bank to achieve and maintain Tier 1 leverage and capital ratios of 7.5% and 13.0%, respectively. I am delighted to report that Progressive Bank’s capital ratios have exceeded the required minimums set forth in the agreement since June, 2005. The Board of Directors, as well as bank management, has taken considerable steps over the past year in resolving all of the items set forth in the agreement. Increased expenses in complying with the agreement had a material impact on the Company’s earnings throughout 2005. To this effort, it is with great resolve and determination, that we efficiently complete the requirements of the agreement and maintain our reputation as a strong and highly respected financial institution in the community.

Also, during the third quarter of 2005, our subsidiary bank entered into an agreement with the Federal Home Loan Bank of Pittsburgh to initiate the underwriting of secondary market loans. With the implementation of this program we believe our bank will remain competitive in the home mortgage market area.

Furthermore, Thomas L. Sable and Gary W. Glessner were added as directors to the Board of Directors of First West Virginia Bancorp, Inc. Mr. Sable is the owner of Bellaire Hardware and is a managing partner of The Summit Atlantic Group, LLC. He previously served on the board of directors of Farmers and Merchants Bank from 1989 to 1997 until the bank merged with Progressive Bank, N.A. and has served as a director on Progressive Bank’s board since the merger. Mr. Glessner is a Certified Public Accountant and is President/Owner of Glessner & Associates, PLLC, a local public accounting firm. He is also a registered representative with HD Vest Financial Services, a subsidiary of Wells Fargo Bank and is a licensed life and health insurance agent. We are certain their expertise and professionalism will augment our Board.

Once again it is with my sincere gratitude and deep appreciation I acknowledge our officers and employees for their passion, dedication, and perseverance demonstrated throughout the year. The loyalty of our customers, commitment and tenaciousness of our Board, and loyal support of our shareholders enabled us to accomplish many goals this year. We greet year 2006 with much confidence and vigor and anticipate emerging much stronger with a very defined vision and solid mission for our Company.

Sincerely,

Sylvan J. Dlesk
Chairman of the Board
Interim President and Chief Executive Officer

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
ASSETS
Cash and due from banks	$5,929,513	$5,474,000
Due from banks - interest bearing	1,066,142	491,166
Federal funds sold	4,753,000	2,155,000

Total cash and cash equivalents	11,748,655	8,120,166
Investment securities:
Available-for-sale (at fair value)	106,222,137	103,736,472
Held-to-maturity (fair value of $1,810,834 and $2,927,330, respectively)	1,776,295	2,824,579
Loans	135,214,258	154,331,037
Less allowance for loan losses	(2,319,871)	(2,356,101)

Net loans	132,894,387	151,974,936
Premises and equipment, net	4,166,929	3,855,870
Accrued income receivable	1,255,328	1,259,205
Other intangible assets	192,295	281,046
Goodwill	1,644,119	1,644,119
Bank owned life insurance	3,193,977	3,080,724
Other assets	3,119,278	3,024,628

Total assets	$266,213,400	$279,801,745

LIABILITIES
Noninterest bearing deposits:
Demand	$26,044,841	$26,288,924
Interest bearing deposits:
Demand	36,891,497	37,493,712
Savings	70,288,524	86,900,317
Time	85,592,439	85,488,054

Total deposits	218,817,301	236,171,007
Federal funds purchased and securities sold under agreements to repurchase	19,084,324	15,759,200
Federal Home Loan Bank borrowings	2,384,893	2,425,111
Other long-term borrowings	1,000,000	—
Accrued interest payable	404,372	349,357
Other liabilities	563,881	1,144,034

Total liabilities	242,254,771	255,848,709

STOCKHOLDERS’ EQUITY
Common stock - 2,000,000 shares authorized at $5 par value:
1,538,443 shares issued at December 31, 2005 and 2004	7,692,215	7,692,215
Treasury stock - 10,000 shares at cost:	(228,100)	(228,100)
Surplus	4,982,606	4,982,606
Retained earnings	12,538,056	11,437,407
Accumulated other comprehensive income (loss)	(1,026,148)	68,908

Total stockholders’ equity	23,958,629	23,953,036

Total liabilities and stockholders’ equity	$266,213,400	$279,801,745

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2005	2004	2003
INTEREST AND DIVIDEND INCOME
Loans, including fees:
Taxable	$8,558,205	$8,930,710	$8,740,836
Tax-exempt	649,553	641,440	587,579
Debt securities:
Taxable	3,047,213	3,064,050	3,186,339
Tax-exempt	637,600	660,330	688,191
Dividends	16,452	10,864	16,592
Other interest income	41,147	21,941	27,189
Interest on federal funds sold	178,087	76,784	72,088

Total interest and dividend income	13,128,257	13,406,119	13,318,814

INTEREST EXPENSE
Deposits	3,574,439	3,791,975	4,378,071
Federal funds purchased and repurchase agreements	311,763	286,053	199,173
FHLB and other long-term borrowings	184,299	116,561	25,738

Total interest expense	4,070,501	4,194,589	4,602,982

Net interest income	9,057,756	9,211,530	8,715,832

PROVISION FOR LOAN LOSSES	180,000	300,000	435,000

Net interest income after provision for loan losses	8,877,756	8,911,530	8,280,832

NONINTEREST INCOME
Service charges and other fees	775,588	799,593	756,288
Net gains on available for sale securities	118,433	4,765	213,718
Other operating income	483,682	479,258	376,106

Total noninterest income	1,377,703	1,283,616	1,346,112

NONINTEREST EXPENSE
Salary and employee benefits	3,768,693	3,563,858	3,356,659
Net occupancy expense of premises	1,133,282	1,050,851	968,135
Other operating expenses	2,549,450	2,132,098	2,016,949

Total noninterest expense	7,451,425	6,746,807	6,341,743

Income before income taxes	2,804,034	3,448,339	3,285,201

INCOME TAXES	541,769	811,014	766,960

Net income	$2,262,265	$2,637,325	$2,518,241

WEIGHTED AVERAGE SHARES OUTSTANDING	1,528,443	1,528,443	1,537,292

EARNINGS PER COMMON SHARE	$1.48	$1.73	$1.64

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (loss)	Comprehensive Income	Total
	Shares	Amount
BALANCE, DECEMBER 31, 2002	1,538,443	$7,692,215	$4,982,606	$8,566,520	—	$1,218,292		$22,459,633
Comprehensive income:
Net income	—	—	—	2,518,241	—	—	$2,518,241	2,518,241
Other comprehensive income, net of tax
Unrealized loss on securities net of reclassification adjustment (see disclosure)	—	—	—	—	—	(596,096)	(596,096)	(596,096)

Comprehensive income							$1,922,145

Cash dividend ($.73 per share)	—	—	—	(1,123,063)	—	—		(1,123,063)
Treasury shares purchased (10,000 shares)					(228,100)			(228,100)

BALANCE, DECEMBER 31, 2003	1,538,443	7,692,215	4,982,606	9,961,698	(228,100)	622,196		23,030,615
Comprehensive income:
Net income	—	—	—	2,637,325	—	—	$2,637,325	2,637,325
Other comprehensive income, net of tax
Unrealized loss on securities net of reclassification adjustment (see disclosure)	—	—	—	—	—	(553,288)	(553,288)	(553,288)

Comprehensive income							$2,084,037

Cash dividend ($.76 per share)	—	—	—	(1,161,616)	—	—		(1,161,616)

BALANCE, DECEMBER 31, 2004	1,538,443	7,692,215	4,982,606	11,437,407	(228,100)	68,908		23,953,036

Comprehensive income:
Net income	—	—	—	2,262,265	—	—	$2,262,265	2,262,265
Other comprehensive income, net of tax
Unrealized loss on securities net of reclassification adjustment (see disclosure)	—	—	—	—	—	(1,095,056)	(1,095,056)	(1,095,056)

Comprehensive income							$1,167,209

Cash dividend ($.76 per share)	—	—	—	(1,161,616)	—	—		(1,161,616)

BALANCE, DECEMBER 31, 2005	1,538,443	$7,692,215	$4,982,606	$12,538,056	$(228,100)	$(1,026,148)		$23,958,629

	2005	2004	2003
Disclosure of reclassification amount:
Unrealized holding losses arising during the period	$(1,021,189)	$(550,316)	$(462,800)

Less reclassification adjustment for gains included in net income	73,867	2,972	133,296

Net unrealized losses on securities	$(1,095,056)	$(553,288)	$(596,096)

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2005	2004	2003
OPERATING ACTIVITIES
Net income	$2,262,265	$2,637,325	$2,518,241
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	180,000	300,000	435,000
Depreciation and amortization	453,351	441,131	436,055
Amortization of investment securities, net	288,848	575,997	965,321
Investment security gains	(118,433)	(4,765)	(213,718)
Gain on sales of assets	(9,835)	(45,570)	(436)
Increase in cash surrender value of bank-owned life insurance	(113,253)	(80,724)	—
Decrease in interest receivable	3,877	16,641	9,093
Decrease (increase) in interest payable	55,015	(35,460)	(108,452)
Other, net	(14,118)	(450,299)	(536,549)

Net cash provided by operating activities	2,987,717	3,354,276	3,504,555

INVESTING ACTIVITIES
Net (increase) decrease in loans, net of charge-offs	18,850,853	(7,922,825)	(10,104,870)
Proceeds from sales of securities available-for-sale	3,142,149	8,408,557	9,792,306
Proceeds from maturities of securities available-for-sale	234,723,686	62,972,732	177,538,788
Proceeds from maturities of securities held-to-maturity	1,040,000	1,150,000	3,720,000
Principal collected on mortgage-backed securities	12,314,801	17,518,653	35,084,372
Purchases of securities available-for-sale	(254,584,173)	(75,114,282)	(242,723,086)
Recoveries on loans previously charged-off	49,696	53,515	9,099
Purchase of bank owned life insurance	—	(3,000,000)	—
Purchases of premises and equipment	(681,349)	(290,874)	(191,818)
Proceeds from sales of assets	15,525	271,946	159,471

Net cash provided by (used in) investing activities	14,871,188	4,047,422	(26,715,738)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	(17,353,706)	(5,776,323)	10,571,748
Dividends paid	(1,161,616)	(1,161,616)	(1,123,063)
Treasury shares purchased	—	—	(228,100)
Proceeds from issuance of long term debt	2,000,000	—	—
Repayment of long term debt	(1,000,000)	—	—
Increase in short-term borrowings	3,325,124	670,366	6,051,032
Increase (decrease) in FHLB borrowings	(40,218)	(38,353)	2,463,464

Net cash provided by (used in) financing activities	(14,230,416)	(6,305,926)	17,735,081

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,628,489	1,095,772	(5,476,102)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	8,120,166	7,024,394	12,500,496

CASH AND CASH EQUIVALENTS, END OF YEAR	$11,748,655	$8,120,166	$7,024,394

Supplemental Disclosures:
Cash Paid for Interest	4,015,486	4,230,049	4,711,434
Cash Paid for Income Taxes	645,000	990,000	950,000

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005, 2004, AND 2003

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

Reclassifications: Certain prior year amounts have been reclassified to conform to the 2005 presentation.

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

While temporary changes in the market value of available-for-sale securities are not recognized in earnings, a decline in fair value below amortized cost deemed to be other-than-temporary results in an adjustment to the cost basis of the investment, with a corresponding loss charged against earnings. Management evaluates the investment securities for other-than-temporary declines in estimated fair value on a quarterly basis. This analysis requires management to consider various factors in order to determine if a decline in estimated fair value is temporary or other-than-temporary. These factors include duration and magnitude of the decline in value, the financial condition of the issuer, and the company’s ability and intent to continue holding the investment for a period of time sufficient to allow for any anticipated recovery in market value. At December 31, 2005, there were no investment securities identified by management to be other-than-temporarily impaired. If investments decline in fair value due to adverse changes in the financial markets, charges to income could occur in future periods.

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

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005, 2004, AND 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

Individual loan reviews are based upon specific quantitative and qualitative criteria, including the size of the loan, loan quality ratings, value of collateral, repayment ability of borrowers, and historical experience factors. The historical experience factors utilized for individual loan reviews are based upon past loss experience, known trends in losses and delinquencies, the growth of loans in particular markets and industries, and known changes in economic conditions in the particular lending markets. Allowances for homogeneous loans (such as residential mortgage loans, personal loans, etc.) are evaluated based upon historical loss experience, trends in losses and delinquencies, growth of loans in particular markets, and known changes in economic conditions in each lending market. There can be no assurance the allowance for loan losses will be adequate to cover all losses, but management believes the allowance for loan losses in the amount of $2,319,871 at December 31, 2005, was adequate to provide for probable losses from existing loans based on information currently available. While management uses available information to provide for loan losses, the ultimate collectibility of a substantial portion of the loan portfolio, and the need for future additions to the allowance, will be based on changes in economic conditions and other relevant factors. As such, an adverse change in economic activity could reduce cash flows for both commercial and individual borrowers, which would likely cause the Company to experience increases in problem assets, delinquencies and losses on loans.

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

Goodwill and Other Intangible Assets The Company adopted SFAS No. 147, “Acquisitions of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9”. Except for transactions between two or more mutual enterprises, this Statement removes acquisitions of financial institutions from the scope of both SFAS No. 72, “Accounting for Certain Acquisitions of Banking and Thrift Institutions” and FASB Interpretation No. 9, “Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method. “SFAS No. 147 requires that these transactions be accounted for in accordance with FASB Statements No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets.” This statement also amends SFAS No. 144 to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower- relationship intangible assets and credit cardholder intangible assets.

Goodwill resulted from the Company’s purchase of a less-than-whole financial institution (the “branch”). Upon adoption of FASB No. 147, the Company reclassified approximately $1.6 million of previously unidentifiable intangible assets to goodwill and ceased the regularly scheduled amortization expense of those intangible assets. As such, goodwill value is supported ultimately by revenue that is driven by the volume of business transacted. A decline in earnings as a result of a lack of growth or the inability to deliver cost effective services over sustained periods can lead to impairment of goodwill that could adversely impact earnings in future periods.

        An identifiable intangible asset resulted from the purchase of the core deposits of another financial institution in 2001 and, as such, are amortized into noninterest expense on the straight-line basis over the period the Company expects to benefit from such assets (7 years). The Company recognized amortization expense of $88,751 in the periods ending December 31, 2005, 2004 and 2003. The unamortized balance from the purchase of these core deposit intangible assets is $192,295 and $281,046 at December 31, 2005 and 2004, respectively. The estimated aggregate amortization expense for each of the succeeding years is as follows: $88,751 in 2006, $88,751 in 2007; and $14,793 in 2008. While management feels the assumptions and variables used to value the acquisition was reasonable, the use of different, but still reasonable, assumptions could produce different results.

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

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005, 2004, AND 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Bank-owned Life Insurance Bank owned life insurance consists of investments in life insurance policies on executive officers and other members of the bank’s management. The policies are carried at their net cash surrender value. Changes in the policy value are recorded as an adjustment to the carrying value with the corresponding amount recognized as non-interest income or expense. Earnings on these policies are based on the net earnings on the cash surrender value of the policies. The net cash surrender value of bank-owned life insurance was $3,193,977 and $3,080,724 at December 31, 2005 and 2004, respectively. The face value of the bank-owned life insurance at December 31, 2005 was $9.1 million. An agreement has been executed with all officers whereby a $40,000 death benefit is payable upon the participant’s death while employed by the Company to their designated beneficiary.

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

Advertising Costs: Advertising costs are expensed as the costs are incurred. Advertising expenses amounted to $133,403, $189,855 and $172,598 for 2005, 2004, and 2003, respectively.

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

The following table represents other comprehensive income before tax and net of tax:

	2005	2004	2003
Before-tax amount	$(1,755,742)	$(887,106)	$(955,742)
Tax effect	660,686	333,818	359,646

Net of tax effect	$(1,095,056)	$(553,288)	$(596,096)

Recent Accounting Pronouncements: In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS No. 123R). FAS No. 123R revised FAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. FAS No. 123R will require compensation costs related to share-based payment transactions to be recognized in the financial statement (with limited exceptions). The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award.

In April 2005, the Securities and Exchange Commission adopted a new rule that amends the compliance dates for FAS No. 123R. The Statement requires that compensation cost relating to share-based payment transactions be recognized in financial statements and that this cost be measured based on the fair value of the equity or liability instruments issued. FAS No. 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The Company will adopt FAS No. 123R on January 1, 2006. The estimated compensation expense is not expected to be material to the Company’s results of operation or financial condition.

In March 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 107 (“SAB No. 107”), Share-Based Payment, providing guidance on option valuation methods, the accounting for income tax effects of share-based payment arrangements upon adoption of FAS No. 123R, and the disclosures in MD&A subsequent to the adoption. The Company will provide SAB No. 107 required disclosures upon adoption of FAS No. 123R on January 1, 2006.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005, 2004, AND 2003

In December 2004, FASB issued FAS No. 153, Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. FAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of FAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In June 2005, the FASB issued FAS No. 154, Accounting Changes and Errors Corrections, a replacement of APB Opinion No. 20 and FAS No. 3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. FAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impractical. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. FAS No.154 improves the financial reporting because its requirements enhance the consistency of financial reporting between periods. The provisions of FAS No. 154 are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

NOTE 2 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of investment securities are as follows at December 31, 2005 and 2004:

	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Expressed in thousands)
Securities held-to-maturity:
Obligations of states and political subdivisions	$1,776	$35	$—	$1,811

Total held-to-maturity	1,776	35	—	1,811

Securities available-for-sale:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	41,351	21	(782)	40,590
Obligations of states and political subdivisions	20,280	57	(349)	19,988
Mortgage-backed securities	45,912	56	(714)	45,254
Equity securities	324	85	(19)	390

Total available-for-sale	107,867	219	(1,864)	106,222

Total	$109,643	$254	$(1,864)	$108,033

	December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Expressed in thousands)
Securities held-to-maturity:
Obligations of states and political subdivisions	$2,825	$102	$—	$2,927

Total held-to-maturity	2,825	102	—	2,927

Securities available-for-sale:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	43,744	113	(267)	43,590
Obligations of states and political subdivisions	17,148	215	(100)	17,263
Corporate debt securities	2,802	46	—	2,848
Mortgage-backed securities	39,348	228	(186)	39,390
Equity securities	584	98	(37)	645

Total available-for-sale	103,626	700	(590)	103,736

Total	$106,451	$802	$(590)	$106,663

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005, 2004, AND 2003

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

The following tables show the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time, that the individual securities have been in a continuous unrealized loss position, at December 31, 2005 and 2004:

	2005
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(Expressed in thousands)
U.S. Treasury securities and U.S. Government corporations and agencies	$16,217	$(287)	$19,426	$(491)	$35,643	$(778)
Obligations of states and political subdivisions	10,582	(173)	5,317	(176)	15,899	(349)
Mortgage-backed securities	20,949	(305)	13,999	(413)	34,948	(718)

Total debt securities	47,748	(765)	38,742	(1,080)	86,490	(1,845)

Equity securities	89	(1)	77	(18)	166	(19)

Total	$47,837	$(766)	$38,819	$(1,098)	$86,656	$(1,864)

	2004
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(Expressed in thousands)
U.S. Treasury securities and U.S. Government corporations and agencies	$29,549	$(263)	$—	$—	$29,549	$(263)
Obligations of states and political subdivisions	6,313	(83)	472	(17)	6,785	(100)
Mortgage-backed securities	18,443	(133)	2,765	(57)	21,208	(190)

Total debt securities	54,305	(479)	3,237	(74)	57,542	(553)

Equity securities	94	(20)	109	(17)	203	(37)

Total	$54,399	$(499)	$3,346	$(91)	$57,745	$(590)

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

The Company has concluded that any impairment of its investment securities portfolio is not other than temporary but is the result of interest rate changes, sector rating changes, or company-specific rating changes that are not expected to result in the noncollection of principal and interest, during the period. There are 81 positions that are temporarily impaired at December 31, 2005.

The amortized cost and estimated market value of investment securities at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005, 2004, AND 2003

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

	Securities Held-to-Maturity		Securities Available-for-Sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Expressed in thousands)
Due in one year or less	$645	$648	$10,093	$9,994
Due after one year through five years	1,034	1,058	36,699	35,998
Due after five years through ten years	97	105	7,893	7,759
Due after ten years	—	—	6,947	6,827

	1,776	1,811	61,632	60,578
Mortgage-backed securities	—	—	45,911	45,254
Equity securities	—	—	324	390

Total	$1,776	$1,811	$107,867	$106,222

Proceeds from sales of securities available-for-sale during the years ended December 31, 2005, 2004, and 2003, were $3,142,149, $8,408,557, and $9,792,306, respectively. Gross gains of $144,771 and gross losses of $26,338 in 2005; gross gains of $14,277 and gross losses of $9,512 in 2004; and gross gains of $253,288 and gross losses of $39,570 in 2003, were realized on those sales. Assets carried at $44,021,000 and $37,778,000 at December 31, 2005 and 2004, respectively, were pledged to secure United States Government and other public funds and for other purposes as required or permitted by law.

NOTE 3 - LOANS AND LEASES

Loans outstanding at December 31, 2005 and 2004, are as follows:

	(Expressed in Thousands)
	2005	2004
Real estate - construction	$759	$1,841
Real estate - farmland	405	263
Real estate - residential	44,042	49,754
Real estate-secured by non-farm, non-residential	46,587	51,699
Commercial and industrial loans	13,721	18,092
Installment and other loans to individuals	16,648	18,324
Non-rated industrial development obligations	13,213	14,538
Other loans	43	40

Total	$135,418	$154,551
Less unearned interest and deferred fees	204	220

Net loans	$135,214	$154,331

Non-accrual loans amounted to $1,366,960 and $1,440,929 at December 31, 2005 and 2004, respectively. The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was $117,900 and $105,700 for 2005 and 2004, respectively.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:

	December 31,
	2005	2004	2003
Balance at beginning of year	$2,356,101	$2,304,868	$2,026,905
Additions charged to operating expense	180,000	300,000	435,000
Recoveries	49,696	53,515	9,099

Total	2,585,797	2,658,383	2,471,004
Less loans charged-off	265,926	302,282	166,136

Balance at end of year	$2,319,871	$2,356,101	$2,304,868

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005, 2004, AND 2003

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following is a summary of information pertaining to impaired and non-accrual loans:

	(Expressed in Thousands) December 31,

	2005	2004	2003
Impaired loans without a valuation allowance	$381	$343	$502
Impaired loans with a valuation allowance	986	1,098	1,597

Total impaired loans	$1,367	$1,441	$2,099

Valuation allowance related to impaired loans	$80	$269	$507

	(Expressed in Thousands) December 31,

	2005	2004	2003
Total non-accrual loans	$1,367	$1,441	$2,099
Total loans past-due 90 days or more and still accruing	$90	$17	$58

	(Expressed in Thousands) December 31,
	2005	2004	2003
Average investment in impaired loans	$1,840	$1,678	$2,406

Interest income recognized on impaired loans	—	—	—

Interest income recognized on a cash basis on impaired loans	—	—	—

No additional funds are committed to be advanced in connection with impaired loans.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation, as follows:

	December 31,		Original Useful Life Years
	2005	2004
Land	$1,935,514	$1,496,503
Land improvements	296,527	296,527	20
Leasehold improvements	404,598	404,598	25
Buildings	3,766,478	3,760,650	20-50
Furniture, fixtures & equipment	3,322,215	3,106,187	3 - 8

Total	9,725,332	9,064,465
Less accumulated depreciation	5,558,403	5,208,595

Premises and equipment, net	$4,166,929	$3,855,870

Charges to operations for depreciation approximated $364,600, $352,380, and $347,304 for 2005, 2004, and 2003, respectively.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005, 2004, AND 2003

NOTE 6 - DEPOSITS

The composition of the Bank’s deposits at December 31 follows:

	(Expressed in Thousands) 2005
	Demand		Savings	Time
	Noninterest Bearing	Interest Bearing
Individuals, partnerships and corporations (includes certified and official checks)	$25,339	$32,087	$68,597	$82,856
United States Government	29	—	—	—
States and political subdivisions	553	4,804	1,692	2,586
Commercial banks and other depository institutions	124	—	—	150

Total	$26,045	$36,891	$70,289	$85,592

	(Expressed in Thousands) 2004
	Demand		Savings	Time
	Noninterest Bearing	Interest Bearing
Individuals, partnerships and corporations (includes certified and official checks)	$25,545	$33,677	$84,696	$82,654
United States Government	26	—	—	—
States and political subdivisions	573	3,817	2,204	2,684
Commercial banks and other depository institutions	145	—	—	150

Total	$26,289	$37,494	$86,900	$85,488

Time deposits include certificates of deposit issued in denominations of $100,000 or more which amounted to $22,355,000 and $20,126,000 at December 31, 2005 and 2004, respectively. Interest expense on certificates of deposit of $100,000 or more was $671,000, $675,000 and $889,000 at December 31, 2005, 2004, and 2003, respectively.

A maturity distribution of time certificates of deposit at December 31, 2005, follows:

Amount
Due in 2006	$46,900,000
Due in 2007	17,288,000
Due in 2008	7,036,000
Due in 2009	7,421,000
Due in 2010	6,744,000
Due in 2011 and thereafter	203,000

Total	$85,592,000

NOTE 7 - INCOME TAX

The provisions for income taxes at December 31 consist of:

	2005	2004	2003
Currently payable:
Federal	$422,522	$752,530	$794,312
State	116,913	191,962	168,432
Deferred:
Federal	1,837	(113,970)	(166,936)
State	497	(19,508)	(28,848)

Income tax expense	$541,769	$811,014	$766,960

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005, 2004, AND 2003

NOTE 7 - INCOME TAX (CONTINUED)

The following temporary differences gave rise to the deferred tax asset at December 31:

	2005	2004
Allowance for loan losses	$825,112	$810,475
Deferred loan fees	69,426	74,645
Accrued interest on nonperforming loans	156,350	116,444
Deferred compensation	113,382	212,550
Deferred directors’ fees	9,588	9,588
Depreciation	38,287	14,572
Amortization	77,785	60,016
Deferred state income tax	(70,946)	(71,406)

Total deferred tax asset - federal	1,218,984	1,226,884
Total deferred tax asset - state	208,665	210,017

	1,427,649	1,436,901
Deferred tax assets (liabilities) arising from market adjustments of securities available for sale:
Federal	528,622	(35,497)
State	90,489	(6,077)

Net deferred tax assets	$2,046,760	$1,395,327

A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes for the year ended December 31 is as follows:

	2005		2004		2003
	Amount	Percent	Amount	Percent	Amount	Percent
Computed tax at statutory federal rate	$953,372	34.0%	$1,172,435	34.0%	$1,116,968	34.0%
Plus state income taxes net of federal tax benefits	77,491	2.8%	98,892	2.9%	93,672	2.8%

	1,030,863	36.8%	1,271,327	36.9%	1,210,640	36.8%
Increase (decrease) in taxes resulting from:
Tax exempt income	(437,632)	(15.6)%	(443,697)	(12.9)%	(434,683)	(13.2)%
Nontaxable goodwill	(37,267)	(1.3)%	(37,267)	(1.1)%	(37,267)	(1.1)%
Nondeductible interest expense	32,396	1.1%	32,256	0.9%	34,734	1.0%
Bank-owned life insurance	(38,506)	(1.4)%	(27,446)	(0.8)%	—	—
Other - net	(8,085)	(0.3)%	15,841	0.5%	(6,464)	(0.2)%

Actual tax expense	$541,769	19.3%	$811,014	23.5%	$766,960	23.3%

NOTE 8 - EMPLOYEE BENEFIT PLANS

The Company has a non-contributory profit sharing plan for employees meeting certain service requirements. The Company makes annual contributions to the profit sharing plan based on income of the Company as defined. Total expenses for the plan were $98,070, $172,000, and $162,000 for the years ended December 31, 2005, 2004, and 2003, respectively.

The Company also offers a 401(k) plan in which it matches a portion of the employee’s contribution up to 4 percent of their salary. The expense related to the 401(k) plan was $23,726, $24,209, and $22,934 in 2005, 2004, and 2003, respectively.

NOTE 9 - FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS

Federal funds purchased and repurchase agreements represent borrowings of a short duration, usually less than 30 days. For repurchase agreements, the securities underlying the agreements remained under the Bank’s control. Information related to repurchase agreements is summarized below:

	2005	2004
Balance at end of year	$19,084,324	$15,759,200
Average balance during the year	13,890,199	16,895,596
Maximum month-end balance	19,084,324	21,915,762
Weighted-average rate during the year	2.24%	1.69%
Rate at December 31	2.80%	1.79%

The subsidiary bank had no significant activity in federal funds purchased during 2005 and 2004.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005, 2004, AND 2003

NOTE 10 - FEDERAL HOME LOAN BANK BORROWINGS

The subsidiary Bank is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”). The FHLB borrowings are secured by a blanket lien by the FHLB on certain residential real estate loans or securities with a market value at least equal to the outstanding balances. The remaining maximum borrowing capacity with the FHLB at December 31, 2005 was approximately $91.1 million subject to the purchase of additional FHLB stock. The subsidiary bank had FHLB borrowings of $2,384,893 and $ 2,425,111 at December 31, 2005 and 2004, respectively, with an interest rate of 4.76%. The subsidiary bank also has a one year line of credit agreement with the Federal Home Loan Bank (“FHLB”). The maximum credit available under this agreement is $7 million and expires December 2006.

Contractual maturities of FHLB borrowings as of December 31, 2005 were as follows:

December 31, 2006	$42,175
December 31, 2007	44,226
December 31, 2008	46,378
December 31, 2009	48,634
December 31, 2010	50,999
Thereafter	2,152,481

$2,384,893

NOTE 11 - OTHER BORROWINGS

The Company obtained a non-revolving line of credit in the amount of $3 million from a financial institution during the second quarter of 2005. The line of credit is secured by 126,200 shares of Progressive Bank, N.A. stock. The note bears an interest rate of prime and is adjustable quarterly. The note matures in May 2015. The Company’s initial borrowing under the loan amounted to $2 million. At December 31, 2005 outstanding borrowings amounted to $1,000,000 with an interest rate of 7.25%.

The subsidiary bank of the Company has a one year line of credit agreement with the Federal Home Loan Bank (“FHLB”). The maximum credit available under this agreement is $7 million and expires December 2006. There were no borrowings outstanding under this agreement at December 31, 2005 and 2004, respectively.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

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

The following represents financial instruments whose contract amounts represent credit risk:

	2005	2004
Commitments to extend credit	$14,202,000	$19,979,000
Standby letters of credit	539,000	602,000

As of December 31, 2005, approximately $3,534,000 are fixed interest rate commitments and $11,207,000 are variable interest rate commitments.

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The standby letters of credit in the amount of $369,000 expire in 2006, $100,000 in 2009, $35,000 in 2012 and $35,000 in 2015. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The Company and its subsidiary are parties to various legal and administrative proceedings and claims. Although any litigation contains an element of uncertainty, management believes that the outcome of these events will not have a material effect on the financial position of the Company.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005, 2004, AND 2003

NOTE 13 - CONCENTRATIONS OF CREDIT RISK

Most of the affiliate Bank’s loans and commitments have been granted to customers in the Bank’s primary market area of Northern and Central West Virginia, Eastern Ohio, and Southwestern Pennsylvania. In the normal course of business, however, the Bank has purchased participations and originated loans outside of its primary market area. The aggregate loan balances outstanding in any one geographic area, other than the Bank’s primary lending areas, do not exceed 10 percent of total loans. Concentrations of credit are measured by categorizing loans by the North American Industry Classification codes. Loans equal to or exceeding 25% of Tier I Capital are considered concentrations of credit. At December 31, 2005 concentrations of credit were as follows:

	Amount	Percent of Tier 1 Capital
Lessors of Residential Buildings and Dwellings	$13,928,392	60.2%
Lessors of Nonresidential Buildings	11,998,112	51.9%

NOTE 14 - RELATED PARTY TRANSACTIONS

Directors and officers of the Company and its subsidiary, and their associates, were customers of, and had other transactions with the subsidiary bank in the normal course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility. Such loans totaled $3,394,123 at December 31, 2005, and $4,978,829 at December 31, 2004.

The following is an analysis of loan activity to directors, executive officers, and associates of the Company and its subsidiary:

	December 31,
	2005	2004
Balance, January 1	$4,978,829	$4,665,813
New loans during the period	631,503	2,245,527
Repayments during the period	(2,216,209)	(1,932,511)

Ending balance	$3,394,123	$4,978,829

The Company’s subsidiary bank entered into a lease agreement to rent property for use as banking premises from a company owned by one of the Company’s directors. The lease has an initial term of 5 years, at an annual rental fee of $57,600, with options to renew for eight 5-year terms.

NOTE 15 - LEASES

The Company’s Bank affiliates leased certain land used for banking purposes under long-term leases, expiring at various dates. These leases contain renewal options and generally provide that the Company will pay for insurance, taxes, and maintenance.

As of December 31, 2005, the future minimum rental payments required under noncancelable operating leases with initial terms in excess of one year are as follows:

December 31, 2006	$197,122
December 31, 2007	90,282
December 31, 2008	85,482
December 31, 2009	85,482
December 31, 2010	43,302
Thereafter	129,906

Rental expense under operating leases approximated $214,092 in 2005; $165,000 in 2004; and $164,000 in 2003.

NOTE 16 - OTHER OPERATING EXPENSES

Other operating expenses at December 31 included the following:

	2005	2004	2003
Directors’ fees	$178,575	$126,175	$114,575
Stationery and supplies	170,350	141,031	155,236
Regulatory assessment and deposit insurance	187,384	117,354	121,999
Advertising	133,403	189,855	172,598
Postage and transportation	220,214	207,795	208,344
Other taxes	168,975	165,153	177,216
Service expense	427,751	376,041	320,556
Other	1,062,798	808,694	746,425

Total	$2,549,450	$2,132,098	$2,016,949

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005, 2004, AND 2003

NOTE 17 - RESTRICTION ON CASH

The subsidiary bank is required to maintain an average reserve balance with the Federal Reserve Bank or in cash on hand. The average required reserve balances for the years ended December 31, 2005 and 2004, were $2,618,000 and $2,821,000, respectively.

NOTE 18 - LIMITATIONS ON DIVIDENDS

Under the terms of the Formal Agreement as discussed in Note 19, the subsidiary bank cannot declare a dividend in 2006 without approval of the Comptroller of the Currency. The subsidiary bank is the primary source of funds to pay dividends to the stockholders of First West Virginia Bancorp, Inc. As discussed later, the Company and the subsidiary bank are prohibited from paying dividends without regulatory approval.

NOTE 19 - REGULATORY MATTERS

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

As of December 31, 2005, the most recent notifications from the Office of the Comptroller of the Currency categorized the bank as adequately capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes has changed the capital category. The capital ratios and the regulatory framework for adequately capitalized institutions are depicted as set forth in the following table:

	Actual		For Capital Adequacy Purposes
(Amounts Expressed in Thousands)	Amount	Ratio	Amount	Ratio
As of December 31, 2005
Holding Company Total Capital (to Risk Weighted Assets)	$25,073	16.08%	$12,476	8.0%
Holding Company Tier I Capital (to Risk Weighted Assets)	23,124	14.83%	6,238	4.0%
Holding Company Tier I Capital (to Adjusted Total Assets)	23,124	8.83%	10,480	4.0%

Subsidiary Bank Total Capital (to Risk Weighted Assets)	$25,701	16.53%	$12,442	8.0%
Subsidiary Bank Tier I Capital (to Risk Weighted Assets)	23,752	15.27%	6,221	4.0%
Subsidiary Bank Tier I Capital (to Adjusted Total Assets)	23,752	9.09%	10,449	4.0%

As of December 31, 2004
Holding Company Total Capital (to Risk Weighted Assets)	$22,745	12.97%	$14,033	8.0%
Holding Company Tier I Capital (to Risk Weighted Assets)	20,561	11.72%	7,016	4.0%
Holding Company Tier I Capital (to Adjusted Total Assets)	20,561	7.24%	11,366	4.0%

Subsidiary Bank Total Capital (to Risk Weighted Assets)	$22,417	12.84%	$13,965	8.0%
Subsidiary Bank Tier I Capital (to Risk Weighted Assets)	20,233	11.59%	6,983	4.0%
Subsidiary Bank Tier I Capital (to Adjusted Total Assets)	20,233	7.14%	11,332	4.0%

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

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005, 2004, AND 2003

NOTE 20 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Accrued interest receivable: The carrying amount of accrued interest receivable approximates its fair value.

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

Federal Home Loan Bank and other long term borrowings: The fair value of FHLB and other long term borrowings is based on the interest rates currently charged for borrowings with similar terms and maturities.

Accrued Interest Payable: The carrying amount of accrued interest payable approximates it fair value.

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

The estimates of fair values of financial instruments are summarized as follows at December 31:

	(Expressed in Thousands)
	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$11,749	$11,749	$8,120	$8,120
Investment securities	107,998	108,033	106,561	106,664
Loans	132,894	130,642	151,975	150,896
Accrued interest receivable	1,255	1,255	1,259	1,259

Financial liabilities:
Deposits	218,817	216,859	236,171	235,564
Federal funds purchased and repurchase agreements	19,084	19,080	15,759	15,759
FHLB and other long term borrowings	3,385	3,385	2,425	2,424
Accrued interest payable	404	404	355	355

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005, 2004, AND 2003

NOTE 21 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

Presented below are the condensed statements of financial condition, statements of income, and statements of cash flows for First West Virginia Bancorp, Inc.

BALANCE SHEETS

	December 31,
	2005	2004
ASSETS
Cash	$116,792	$79,876
Investment in common stock - Available-for-sale (at market value)	399,308	654,030
Investment in subsidiary Banks	24,520,762	23,372,256
Other assets	106,242	475,319

Total assets	$25,143,104	$24,581,481

LIABILITIES
Accrued expenses	$(149,001)	$34,390
Deferred compensation	333,476	594,055
Other borrowings	1,000,000	—

Total liabilities	1,184,475	628,445

STOCKHOLDERS’ EQUITY	23,958,629	23,953,036

Total liabilities and stockholders’ equity	$25,143,104	$24,581,481

STATEMENTS OF INCOME

	Year Ended December 31,
	2005	2004	2003
INCOME
Dividends from subsidiary Banks	$2,090,512	$1,186,280	$1,534,344
Gain (loss) on sale of investments	47,469	(1,708)	(10,939)
Other income	117,241	180,100	137,551

Total income	2,255,222	1,364,672	1,660,956

EXPENSES
Salary and employee benefits	69,192	48,994	44,868
Interest expense	69,778	—	—
Other expenses	153,447	142,334	146,923

Total expenses	292,417	191,328	191,791

Income before income taxes and equity in undistributed income of subsidiary	1,962,805	1,173,344	1,469,165

INCOME TAX BENEFIT	52,930	974	32,391

EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY	246,530	1,463,007	1,016,685

Net income	$2,262,265	$2,637,325	$2,518,241

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005, 2004, AND 2003

NOTE 21 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2005	2004	2003
OPERATING ACTIVITIES
Net income	$2,262,265	$2,637,325	$2,518,241
Adjustments to reconcile net income to net cash provided by operating activities:
Change in deferred tax benefit	109,755	(3,845)	(5,918)
Undistributed earnings of affiliate	(246,530)	(1,463,007)	(1,016,685)
Changes in operating assets and liabilities:
Other assets	257,529	(41,936)	(167,128)
Deferred compensation	(260,578)	(20,388)	28,003
Other liabilities	(183,391)	51,552	(15,066)
Gain (loss) on sale of securities	(47,469)	1,708	10,939

Net cash provided by operating activities	1,891,581	1,161,409	1,352,386

INVESTING ACTIVITIES
Payments for investments in subsidiary	(2,000,000)	—	—
Proceeds from sale of securities	406,440	73,046	91,050
Purchase of investment securities	(99,489)	(106,879)	(129,183)

Net cash used in investing activities	(1,693,049)	(33,833)	(38,133)

FINANCING ACTIVITIES
Purchase of treasury stock	—	—	(228,100)
Proceeds from borrowings	2,000,000	—	—
Repayment of borrowings	(1,000,000)	—	—
Dividends paid	(1,161,616)	(1,161,616)	(1,123,063)

Net cash used in financing activities	(161,616)	(1,161,616)	(1,351,163)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	36,916	(34,040)	(36,910)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	79,876	113,916	150,826

CASH AND CASH EQUIVALENTS AT END OF YEAR	$116,792	$79,876	$113,916

Supplemental disclosures:
Cash paid for interest	$—	$—	$—
Cash paid for income taxes	—	500	—

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

First West Virginia Bancorp, Inc.

Wheeling, West Virginia

We have audited the accompanying consolidated balance sheets of First West Virginia Bancorp, Inc. and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First West Virginia Bancorp, Inc. and subsidiary as of December 31, 2005 and 2004, and the results of its operations, and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

S. R. Snodgrass, A.C.

Wheeling, West Virginia

February 18, 2006

S.R. Snodgrass, A.C.

980 National Road Wheeling, WV 26003-6400    Phone: 304-233-5030    Facsimile: 304-233-3062

Table One

SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)

	December 31,
	2005	2004	2003	2002	2001
SUMMARY OF OPERATIONS
Total interest income	$13,128	$13,406	$13,319	$14,309	$14,772
Total interest expense	4,070	4,195	4,603	5,101	6,422
Net interest income	9,058	9,211	8,716	9,208	8,350
Provision for loan losses	180	300	435	540	573
Total other income	1,378	1,284	1,346	1,033	942
Total other expenses	7,451	6,747	6,342	6,062	5,324
Income before income taxes	2,804	3,448	3,285	3,639	3,395
Net income	2,262	2,637	2,518	2,674	2,412
PER SHARE DATA
Net income	$1.48	$1.73	$1.64	$1.74	$1.57
Cash dividends declared	0.76	0.76	0.73	0.69	0.68
Book value per share	15.68	15.67	15.07	14.60	13.16
AVERAGE BALANCE SHEET SUMMARY
Total loans, net	$144,528	$151,562	$137,826	$131,383	$118,224
Investment securities	102,882	110,528	117,758	93,962	73,639
Deposits - interest bearing	200,902	215,937	217,064	200,170	168,820
Stockholders’ equity	24,409	23,092	21,884	20,302	18,902
Total assets	270,500	284,930	277,952	252,543	217,006
BALANCE SHEET
Investments	$107,998	$106,561	$119,245	$108,065	$82,202
Loans	135,214	154,331	146,711	136,772	120,944
Other assets	23,001	18,910	18,155	19,517	28,884

Total Assets	$266,213	$279,802	$284,111	$264,354	$232,030

Deposits	$218,817	$236,171	$241,947	$231,376	$203,772
Federal funds purchased and repurchase agreements	19,084	15,759	15,089	9,038	6,538
FHLB borrowings	2,385	2,425	2,464	—	—
Other long-term borrowings	1,000	—	—	—	—
Other liabilities	968	1,494	1,580	1,480	1,471
Stockholders’ equity	23,959	23,953	23,031	22,460	20,249

Total Liabilities and Stockholders’ equity	$266,213	$279,802	$284,111	$264,354	$232,030

SELECTED RATIOS
Return on average assets	0.84%	0.93%	0.91%	1.06%	1.11%
Return on average equity	9.27%	11.42%	11.51%	13.17%	12.76%
Average equity to average assets	9.02%	8.10%	7.87%	8.04%	8.71%
Dividend payout ratio	51.35%	43.93%	44.51%	39.66%	43.31%
Loan to Deposit ratio	61.79%	65.35%	60.64%	59.11%	59.35%

First West Virginia Bancorp, Inc.

Management's Discussion and Analysis of the Financial Condition and

Results of Holding Company Operations

Forward-Looking Information: Certain information contained in this report, which are not historical facts, may be forward-looking statements that involve risks and uncertainties. These statements are subject to important factors that could cause action results to differ materially from those contemplated by such statements, including without limitation, the effect of changing economic conditions, changes in interest rates, changes in lending activities, changes in state and federal regulations, and other external factors which may materially impact the Company’s operational and financial performance.

Critical Accounting Policies: The Company’s accounting policies are integral to understanding the results reported. The accounting policies are described in detail in Note 1 of the Consolidated Financial Statements. Our most complex accounting policies require management’s judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. Detailed policies and control procedures have been established and are intended to ensure valuation methods are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. The following is a brief description of our current accounting policies involving significant management valuation judgments.

Other Than Temporary Impairment of Equity Securities: Equity securities are evaluated periodically to determine whether a decline in their value is other than temporary. Management utilizes criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary. The term “other than temporary” is not intended to indicate that the decline is permanent. It indicates that the prospects for a near term recovery of value are not necessarily favorable, or that there is a lack of evidence to support fair values equal to, or greater than, the carrying value of the investment. Once a decline in value is determined to be other than temporary, the value of the security is reduced and a corresponding charge to earnings is recognized.

Allowance for Loan Losses: Arriving at an appropriate level of allowance for loan losses involves a high degree of judgment. The Company’s allowance for loan losses provides for probable losses based upon evaluations of known, and inherent risks in the loan portfolio. Management uses historical information to assess the adequacy of the allowance for loan losses as well as the prevailing business environment; as it is affected by changing economic conditions and various external factors, which may impact the portfolio in ways currently unforeseen. The allowance is increased by provisions for loan losses and by recoveries of loans previously charged-off and reduced by loans charged-off. For a full discussion of the Company’s methodology of assessing the adequacy of the reserve for loan losses, refer to Note 1 of the Consolidated Financial Statements.

Goodwill and Other Intangible Assets: As discussed in Note 1 of the notes to the Consolidated Financial Statements, the Company must assess goodwill and other intangible assets each year for impairment. This assessment involves estimating cash flows for future periods. If the future cash flows were less than the recorded goodwill and other intangible assets balances, we would be required to take a charge against earnings to write down the assets to the lower value.

Deferred Tax Assets: The Company uses an estimate of future earnings to support its position that the benefit of the deferred tax assets will be realized. If future income should prove non-existent or less than the amount of the deferred tax assets within the tax years to which they may be applied, the asset may not be realized and our net income will be reduced. The deferred tax assets are described further in Note 1 of the Consolidated Financial Statements.

OVERVIEW

Following is a discussion and analysis of the significant changes in the financial condition and results of operations of First West Virginia Bancorp, Inc., (the Company), and its subsidiary for the years ended December 31, 2005, 2004 and 2003. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the Notes, thereto.

The Company reported net income of $2,262,265 or $1.48 per share for the year ended December 31, 2005 as compared to $2,637,325 or $1.73 per share for the year ended December 31, 2004. The decline of $375,060 or 14.2% in earnings during 2005 over 2004 was primarily the result of the increase in noninterest expenses combined with the decline in net interest income and were offset in part by the decrease in the provision for loan losses and the increase in noninterest income. Noninterest expenses rose $704,618 or 10.4% in 2005 over 2004 and was primarily due to increased operating expenses, salary and employee benefit costs and occupancy expenses. Operating expenses increased $417,352 or 19.6% in 2005, and was primarily due to the subsidiary bank’s compliance with the Formal Agreement resulting in additional nonrecurring service expenses and directors fees; compliance with the Sarbanes-Oxley Act Section 404 resulting in increased internal audit fees and legal expenses; a loss on the sale of other real estate owned; increased regulatory assessments; and the outsourcing of an investment securities portfolio advisor. Salary and employee benefits increased $204,835 or 5.8% in 2005 over 2004 and was primarily due to the hiring of additional personnel to enhance lending development and operations, increased employee benefit costs and normal annual merit adjustments. Occupancy expenses increased $82,431 or 7.8% in 2005 over 2004 and was primarily due to increased building and maintenance costs and equipment repair and maintenance costs. In 2005, the Company’s subsidiary bank leased office space for its executives which contributed to the increased building maintenance costs. During 2005 as compared to 2004, net interest income decreased $153,774 or 1.7% and was primarily attributable to the reduction in the interest earned on loans and investment securities, and was offset in part by the decline in the interest paid on interest bearing liabilities. The provision for loan losses decreased $120,000 in 2005 over 2004 and was primarily the result of the improvement in the asset quality of the loan portfolio. Noninterest income increased $94,087 or 7.3% and was primarily attributable to the nonrecurring gains on sales of investment securities offset in part by a decline in service charges and other fee income. The return on average assets was .84% as of December 31, 2005 compared to .93% in 2004. The return on average equity was 9.27% at December 31, 2005 compared to 11.42% in 2004. The Board of Directors declared and paid cash dividends of $.76 per share during 2005.

Table One is a five-year summary of Selected Financial Data of the Holding Company. The sections that follow discuss in more detail the information summarized in Table One.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Two - Average Balance Sheets and Interest Rate Analysis

The following table presents an average balance sheet, interest earned on interest bearing assets, interest paid on interest bearing liabilities, average interest rates and interest differentials for the years ended December 31, 2005, 2004, and 2003. Average balance sheet information as of December 31, 2005, 2004, and 2003 was compiled using the daily average balance sheet. Loan fees and unearned discounts were included in income for average rate calculation purposes. Average yields on investment securities available for sale have been calculated based on amortized cost. Non - accrual loans were included in the average balance computations; however, no interest was included in income subsequent to the non - accrual status classification.

(dollars in thousands)	December 31, 2005			December 31, 2004			December 31, 2003
	Average Volume	Interest	Average Rate	Average Volume	Interest	Average Rate	Average Volume	Interest	Average Rate
ASSETS:
Investment securities:
U.S. Treasury and U. S Government agencies	$45,684	$1,492	3.27%	$47,484	$1,457	3.07%	$46,358	$1,407	3.04%
Mortgage backed securities	37,239	1,460	3.92%	39,313	1,346	3.42%	44,504	1,381	3.10%
States and political subdivisions	19,050	697	3.66%	20,005	728	3.64%	20,259	743	3.67%
Other securities	909	36	3.96%	3,726	193	5.18%	6,637	343	5.17%

Total Investment securities:	102,882	3,685	3.58%	110,528	3,724	3.37%	117,758	3,874	3.29%
Interest bearing deposits	881	29	3.29%	993	11	1.11%	1,721	16	0.93%
Federal funds sold	5,646	178	3.15%	6,041	77	1.27%	6,913	72	1.04%
Loans, net of unearned income	144,528	9,208	6.37%	151,562	9,572	6.32%	137,826	9,329	6.77%
Other earning assets	1,257	28	2.23%	930	22	2.37%	890	28	3.15%

Total earning assets	255,194	13,128	5.14%	270,054	13,406	4.96%	265,108	13,319	5.02%
Cash and due from banks	6,092			6,055			5,822
Bank premises and equipment	4,111			3,876			4,019
Other assets	7,566			7,221			5,110
Allowance for loan losses	(2,463)			(2,276)			(2,107)

Total Assets	$270,500			$284,930			$277,952

LIABILITIES
Time deposits	$83,666	$2,750	3.29%	$87,972	$2,786	3.17%	$94,156	$3,285	3.49%
Savings deposits	78,648	704	0.90%	88,786	879	0.99%	86,322	952	1.10%
Interest bearing demand deposits	38,588	120	0.31%	39,179	127	0.32%	36,586	142	0.39%
Federal funds purchased and repurchase agreements	13,894	312	2.25%	16,906	286	1.69%	12,671	199	1.57%
FHLB and other long-term borrowings	3,501	184	5.26%	2,444	117	4.79%	544	26	4.78%

Total interest bearing liabilities	218,297	4,070	1.86%	235,287	4,195	1.78%	230,279	4,604	2.00%
Demand deposits	26,388			24,885			24,157
Other liabilities	1,406			1,666			1,632

Total Liabilities	246,091			261,838			256,068
STOCKHOLDERS’ EQUITY	24,409			23,092			21,884

Total Liabilities and Stockholders’ Equity	$270,500			$284,930			$277,952

Net yield on earning assets		$9,058	3.55%		$9,211	3.41%		$8,715	3.29%

The fully taxable equivalent basis of interest income from obligations of states and political subdivisions has been determined using a combined Federal and State corporate income tax rate of 40% for 2005, 2004, and 2003, respectively. The effect of this adjustment is presented below.

Investment securities	$102,882	$4,110	3.99%	$110,528	$4,165	3.77%	$117,758	$4,333	3.68%
Loans	144,528	9,641	6.67%	151,562	10,000	6.60%	137,826	9,720	7.05%

Total earning assets	$255,194	$13,986	5.48%	$270,054	$14,275	5.29%	$265,108	$14,169	5.34%

Taxable equivalent net yield on earning assets		$9,916	3.89%		$10,080	3.73%		$9,565	3.61%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Three - Rate Volume Analysis of Changes in Interest Income and Expense

The effect on interest income and interest expense for the years ended December 31, 2005 and 2004 due to changes in average volume and rate from the prior year, is presented below. The effect of a change in average volume has been determined by applying the average rate to the change in volume. The change in rate has been determined by applying the average volume in the earlier year by the change in rate. The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of change in each.

(in thousands)	2005 Compared to 2004			2004 Compared to 2003
	Increase (Decrease) Due to Change in:			Increase (Decrease) Due to Change in:
	Average Volume	Rate	Net increase (decrease)	Average Volume	Rate	Net increase (decrease)

INTEREST INCOME FROM:
U.S. Treasury and other U. S. Government agencies	$(55)	$90	$35	$34	$16	$50

Mortgage backed securities	(71)	185	114	(161)	126	(35)
Obligations of states and political subdivisions	(35)	4	(31)	(9)	(6)	(15)
Other securities	(146)	(11)	(157)	(150)	—	(150)

Total investment securities	(307)	268	(39)	(286)	136	(150)
Interest bearing deposits	(1)	19	18	(7)	2	(5)
Federal funds sold	(5)	106	101	(9)	14	5
Loans, net of unearned income	(444)	80	(364)	930	(687)	243
Other earning assets	7	(1)	6	1	(7)	(6)

Total interest earned	(750)	472	(278)	629	(542)	87

INTEREST EXPENSE ON:
Time deposits	(136)	100	(36)	(216)	(283)	(499)
Savings deposits	(100)	(75)	(175)	27	(100)	(73)
Interest bearing demand deposits	(2)	(5)	(7)	10	(25)	(15)
Federal funds purchased and repurchase agreements	(51)	77	26	67	20	87
FHLB and other long-term borrowings	50	17	67	91	—	91

Total interest paid	(239)	114	(125)	(21)	(388)	(409)

Net interest differential	$(511)	$358	$(153)	$650	$(154)	$496

Presented below is the effect on volume and rate variances of the adjustment of interest income on obligations of states and political subdivisions to the fully taxable equivalent basis using a combined Federal and State corporate income tax rate of 40% for the years ended 2005, 2004, and 2003, respectively.

Investment securities	$(288)	$233	$(55)	$(266)	$98	$(168)
Loans	(464)	105	(359)	969	(689)	280

Total interest earned	$(751)	$462	$(289)	$688	$(582)	$106

Net interest differential	$(512)	$348	$(164)	$709	$(194)	$515

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

EARNINGS ANALYSIS

Net Interest Income

Net interest income, which is the difference between interest earned on loans and investments and interest paid on deposits and other liabilities, is the primary source of earnings for the Company. Changes in the volume and mix of earning assets and interest bearing liabilities combined with changes in market rates of interest greatly effect net interest income. Tables Two and Three analyze the changes in net interest income for the three years ended December 31, 2005, 2004, and 2003.

Net interest income decreased $153,774 or 1.7% in 2005 from 2004, and follows an increase in 2004 of $495,698 or 5.7% from 2003. The decline in net interest income in 2005 was primarily due to a decrease in the interest earned on loans and investment securities, offset in part by a decrease in the average volume of interest bearing liabilities. The increase in net interest income in 2004 was primarily due to the decline in the interest rates paid on deposits combined with the increase in the interest earned on loans and was partially offset by the decline in the interest earned on investment securities. The changes in the volume and mix of earning assets and interest bearing liabilities combined with the changes in the market rates of interest resulted in taxable equivalent net interest yields on average earning assets of 3.89% for 2005, as compared to 3.73% and 3.61% earned during 2004 and 2003, respectively.

Interest and fees on loans decreased $364,392 or 3.8% from 2004 to 2005, after increasing $243,735 or 2.6% from 2003 to 2004. Interest and fees on loans declined in 2005 as compared to 2004 primarily due to the decline in the average volume of loans which was partially offset by an increase in the yield earned on the loan portfolio. The increase in interest and fees on loans in 2004 was primarily the result of the growth in the average loan volume offset in part by a reduction in the interest rates earned on loans. The taxable equivalent yield on loans increased .07% in 2005, from 6.60% in 2004 to 6.67% in 2005, after falling .45% in 2004, from 7.05% in 2003 to 6.60% in 2004. The average loan volume decreased $7.0 million or 4.6% in 2005 as compared to 2004 after increasing $13.7 million or 10.0% in 2004 as compared to 2003.

Interest income on investment securities during 2005 decreased $39,567 or 1.1% over 2004, and follows a decrease of $150,150 or 3.9% over 2003. The decline in the average volume of investment securities offset in part by the increase in the interest rates earned contributed to the decrease in interest earned on investment securities during 2005 and 2004. The taxable equivalent yield on investment securities rose .22% in 2005, from 3.77% in 2004 to 3.99% in 2005, and .09% in 2004, from 3.68% in 2003 to 3.77% in 2004. The average volume of investment securities decreased $7.6 million or 6.9% in 2005 as compared to 2004, and follows a decrease of $7.2 million or 6.1% in 2004 as compared to 2003.

Interest expense in 2005 decreased $124,088 or 3.0% from 2004, compared to a decrease in 2004 of $408,393 or 8.9% from 2003. In 2005, the decline in the average volume of interest bearing liabilities which was offset in part by the rise in interest rates primarily contributed to the overall decline in interest expense. The decrease in the interest rates paid on interest bearing liabilities primarily contributed to the decline in interest expense in 2004. The average yield paid on interest bearing liabilities during 2005 increased .08%, from 1.78% in 2004 to 1.86% in 2005, and follows a decrease in 2004 of .22%, from 2.00% in 2003 to 1.78% in 2004. The decline in the average volume of deposits and repurchase agreements combined with the decline in the average yield paid on savings deposits offset in part by the increase in the average yield paid on time deposits, repurchase agreements and other borrowings primarily resulted in the reduced interest expense. In 2004, the decline in the average yields paid on time deposits and savings deposits offset in part by the increase in the average volume of repurchase agreements and FHLB borrowings primarily contributed to the reduction in interest expense. The average volume of interest bearing deposits decreased $15.0 million or 7.0% in 2005 compared to 2004, after decreasing $1.1 million or .5% in 2004 as compared to 2003. The decrease in the average volume of interest bearing deposits during 2005 was primarily the result of the decline in time and savings deposits. In 2004 the decrease in the average volume of interest bearing deposits was primarily due to the decline in time deposits.

Noninterest Income

Noninterest income is comprised of service charges, investment securities gains and losses, and other operating income. Noninterest income increased $94,087 or 7.3%, in 2005 as compared to an decrease of $62,496 or 4.6% in 2004. During 2005, noninterest income primarily increased due to the nonrecurring gains on sales of investment securities offset in part by a decline in service charges and other fee income. The decrease in noninterest income in 2004 was primarily due to the nonrecurring gains recognized in 2003 on the sale of investment securities.

Sales of investment securities by the subsidiary bank are generally limited to the needs established under the liquidity policies. During 2005, the Company and its subsidiary bank accounted for securities gains of $144,770 and securities losses of $26,337 which were attributable to sales of securities available for sale. In 2004, the Company and its subsidiary bank accounted for securities gains of $14,277 and securities losses of $9,512 which were attributable to sales of securities available for sale. During 2003, securities gains of $253,288 and securities losses of $39,570 which were sales of securities available for sale were recorded by the Company and its subsidiary bank.

Other operating income represents fees from safe deposit box rentals, sales of checkbooks, sales of cashiers’ checks and money orders, utility collections, ATM charges and card fees, home equity credit line fees, credit life commissions, credit card fees and commissions, income earned on bank owned life insurance and various other charges and fees related to normal customer banking relationships. In 2005, other operating income was $483,682, an increase of $4,424 or .9% over 2004, and follows an increase of $103,152, or 27.4%, over 2003. The increase in other operating income resulted primarily from the earnings related to the cash surrender value of the bank owned life insurance on its key officers and ATM fees, offset in part by the nonrecurring gains on sales of assets and a decrease in income related to the sales of checkbooks and other credit card fees. During 2004, earnings on bank owned life insurance policies amounted to $80,700 combined with gains on sales of assets primarily contributed to the increase in other operating income during 2004.

Service charges and other fees represent the major component of noninterest income. These charges are earned from assessments made on checking and savings accounts. Service charges decreased $24,005 in 2005, down 3.0%, from 2004, as compared to an increase of 5.7% from 2003 to 2004. The decrease in service charges primarily resulted from a decline in the service charge fees and overdraft fees assessed on deposit accounts as compared to the prior year. The increases in service charges in 2004 was primarily due to the increase in the number of charges assessed on deposit accounts.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Noninterest Expense

Noninterest expense increased $704,618 or 10.4% as compared to same period of the prior year. The increase in noninterest expense was primarily due to increases in other operating expenses, salary and employee benefits, and net occupancy expense.

The major components of other operating expenses include: stationery and supplies, directors’ fees, service expense, postage and transportation, other taxes, advertising, and regulatory assessments and deposit insurance. Other operating expense increased $417,352, or 19.6%, compared to the same period of the prior year and was attributable primarily to the subsidiary bank’s compliance with the Formal Agreement resulting in increased service expenses and directors fees; compliance with the Sarbanes-Oxley Act Section 404 which resulted in increased internal audit fees and legal expenses; a loss on the sale of other real estate owned which amounted to $59,032; increased regulatory assessments; and the outsourcing of investment securities portfolio management, offset in part by decreased advertising expense and other taxes. Other operating expenses increased $115,149 or 5.7% in 2004 over 2003. During 2004, the increase in other operating expenses was primarily due to the increase in directors’ fees, advertising, service expenses, and other expenses, offset by the decrease in regulatory assessments, stationery and supplies expense, and other taxes.

Salary and employee benefits represent the largest component of noninterest expense. Salary and employee benefits increased $204,835 or 5.8% in 2005 over 2004. During 2004, salary and employee benefits increased $207,199 or 6.2% as compared to the same period in 2003. The increased salary and employee benefit expense in 2005 compared to 2004 was primarily due to the hiring of additional personnel to enhance lending development and operations, increased employee benefit costs and normal annual merit adjustments. The increase in salary and employee benefits in 2004 was primarily due to the hiring of additional personnel at the subsidiary bank’s branch offices and normal annual merit adjustments.

Occupancy expenses increased $82,431 or 7.8% in 2005 over 2004, and follows a increase of $82,716 or 8.5% in 2004 over 2003. Increased building and maintenance costs and equipment repair and maintenance costs primarily contributed to the increase in occupancy expenses in 2005 as compared to 2004. In January 2005 the Company’s subsidiary bank leased office space for its executives in Wheeling, WV which contributed to the increased building and maintenance costs as compared to the prior year. The increase in occupancy expenses from 2003 to 2004 was primarily due to increased building maintenance costs, insurance and equipment repair and maintenance costs. The Company incurred additional maintenance costs with the operation of the internet web site and online banking program in 2004.

Income Taxes

Income tax expense for the period ended December 31, 2005 was $541,769, a decrease of $269,245 or 33.2% over 2004 as compared to the increase of $44,054 or 5.7% from 2003 to 2004. The decrease in pre-taxable income primarily contributed to the reduction in income tax expense in 2005. The increase in pre-taxable income offset in part by the increase in tax exempt income primarily contributed to the increase in income tax expense in 2004.

For federal income tax purposes, tax-exempt income is based on qualified state, county, and municipal bonds and loans. Tax-exempt income was $1,287,153 in 2005; $1,301,770 in 2004; and $1,275,770 in 2003. The state of West Virginia recognizes tax-exempt income based on the average of certain investments and loans held during the tax reporting period. Nontaxable items included are federal obligations and securities, obligations of West Virginia and West Virginia political subdivisions, investments of loans primarily secured by liens or security agreements on residential property and other real estate in the form of a mobile home, modular home or double-wide located in West Virginia. Nontaxable West Virginia income attributable to the foregoing items was approximately $1,271,000 in 2005; $1,602,000 in 2004; and $1,606,000 in 2003.

Components of the income tax expense for December 31, 2005 were $424,359 for federal taxes and $117,410 for West Virginia corporate net income taxes. Federal income tax rates and West Virginia corporate net income tax rates were consistent at 34% and 9%, respectively, for the years ended December 31, 2005, 2004 and 2003. Additional information regarding income taxes is contained in Note 7 to the Consolidated financial statements.

BALANCE SHEET ANALYSIS

Investments

Investment securities increased $1,437,381 or 1.4% from 2004, and followed a decrease in 2004 of $12,683,986 or 10.6% from 2003. The investment portfolio is managed to attempt to achieve an optimum mix of asset quality, liquidity and maximum yield on investment. The investment portfolio consists of U.S. Treasury securities, U.S. Government agency and corporation securities, obligations of states and political subdivisions, corporate debt securities, mortgage-backed securities and equity securities. Taxable securities comprised 79.6% of total securities at December 31, 2005, as compared to 82.3% at December 31, 2004. Other than the normal risks inherent in purchasing U.S. Treasury securities, U.S. Government agency and corporation securities, and obligations of states and political subdivisions, i.e., interest rate risk, management has no knowledge of other market or credit risk involved in these investments. The Company does not have any high risk hybrid/derivative instruments.

Investment securities that are classified available for sale are available for sale at any time based upon management’s assessment of changes in economic or financial market conditions. These securities are carried at fair value and the unrealized holding gains and losses, net of taxes, are reflected as a separate component of stockholders’ equity until realized. Available for sale securities, at fair value increased $2,485,665 or 2.4% from 2004, and represented 98% of the investment portfolio at December 31, 2005. The increase in the available for sale securities was primarily due to the purchase of mortgage-backed securities and obligations of states and political subdivisions, offset in part by the maturities and calls of the U.S. Treasury and other U.S. government agency and corporation securities, corporate debt securities and equity securities. Investment securities held to maturity are securities purchased with the intent and ability to hold until their maturity. Securities classified as held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts. The held to maturity securities decreased $1,048,284 or 37.1% from 2004 and represented 2% of the investment portfolio as of December 31, 2005. The decrease in the held to maturity securities was primarily the result of maturities and calls of tax exempt municipal securities. As the investment portfolio consists primarily of fixed rate debt securities, changes in the market rates of interest will affect the carrying value of securities available for sale, adjusted upward or downward under the requirements of FAS 115 and represent temporary adjustments in value. The carrying values of securities available for sale were decreased by $1,645,259 and increased by $110,482 at December 31, 2005 and 2004, respectively. The fair value of securities classified as held to maturity was above book value by $34,539 and by $102,751 at December 31, 2005 and 2004, respectively.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Investments - Continued

Table Four - Investment Portfolio

The maturity distribution using book value including accretion of discounts and amortization of premiums and approximate yield of investment securities at December 31, 2005 and December 31, 2004 are presented in the following table. Tax equivalent yield basis was used on tax exempt obligations. Approximate yield was calculated using a weighted average of yield to maturities.

(dollars in thousands)	December 31, 2005				December 31, 2004
	Securities Held to Maturity		Securities Available for Sale		Securities Held to Maturity		Securities Available for Sale
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U. S. Treasury and other U.S. Government Agencies
Within One Year	$—	—%	$8,722	2.65%	$—	—%	$11,058	2.24%
After One But Within Five Years	—	—	30,659	3.91	—	—	27,141	3.22
After Five But Within Ten Years	—	—	1,017	4.43	—	—	5,163	4.27
After Ten Years	—	—	192	4.39	—	—	228	2.39

	—	—	40,590	3.65	—	—	43,590	3.09

States & Political Subdivisions
Within One Year	645	5.74	1,272	5.46	1,049	5.96	536	4.29
After One But Within Five Years	1,034	6.91	5,339	4.71	1,679	6.46	6,597	4.42
After Five But Within Ten Years	97	7.95	6,742	5.21	97	7.95	8,009	5.14
After Ten Years	—	—	6,635	6.09	—	—	2,121	6.06

	1,776	6.54	19,988	5.38	2,825	6.33	17,263	4.95

Corporate Debt Securities
Within One Year	—	—	—	—	—	—	1,811	6.29
After One But Within Five Years	—	—	—	—	—	—	1,037	5.76

	—	—	—	—	—	—	2,848	6.10

Mortgage-Backed Securities	—	—	45,254	4.70	—		39,390	3.95
Equity Securities	—	—	390	2.57	—	—	645	2.13

Total	$1,776	6.54%	$106,222	4.42%	$2,825	6.33%	$103,736	3.80%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Loans

Loans represent the largest asset on the Company’s balance sheet. Total loans, net of unearned income, decreased $19,116,779 or 12.4% from 2004 to 2005. Total loans declined in 2005 primarily due to decreases in commercial loans, residential real estate loans, installment loans and other loans which decreased approximately $9,483,000, $6,652,000, $1,676,000 and $1,322,000, respectively. The Company’s subsidiary bank experienced an unusual decline in loan volume during 2005. This was primarily due to large paydowns and payoffs to competitors. Part of the reduction in loan volume was initiated to improve the asset quality of the loan portfolio. Other loans were participated to other financial institutions in order to restructure the bank’s balance sheet to achieve the minimum capital ratios set forth in the Formal Agreement. From 2003 to 2004, total loans increased $7,620,543 or 5.2%. The loan growth in 2004 was primarily due to an increase of $6,639,000 in commercial loans and $2,709,000 in other loans, offset in part by decreases of $1,121,000 in real estate loans and $563,000 in installment loans.

Real estate residential loans which include real estate construction, real estate farmland, real estate residential loans and multi-family residential properties comprised thirty-three percent (33%) of the loan portfolio. Commercial loans which include real estate secured by non-farm, non-residential properties and commercial and industrial loans comprised forty-five percent (45%) of the loan portfolio. Installment loans comprised twelve percent (12%) of the loan portfolio. Other loans which include non-rated industrial development obligations, direct financing leases and other loans comprised ten percent (10%) of the loan portfolio. The changes in the composition of the loan portfolio from 2004 to 2005 were a 1% increase in other loans and a 1% decrease in real estate residential loans. From 2003 to 2004, the changes in the composition of the loan portfolio were a 2% increase in commercial loans, a 1% increase in other loans, a 2% decrease in real estate residential loans and a 1% decrease in installment loans.

Table Five

Loan Portfolio - Maturities and sensitivities of Loans to Changes in Interest Rates

(dollars in thousands)

The following table presents the contractual maturities of loans other than installment loans and residential mortgages as of December 31, 2005 and 2004:

	December 31, 2005			December 31, 2004
	In one Year or Less	After one Year Through Five Years	After Five Years	In one Year or Less	After one Year Through Five Years	After Five Years
Real estate construction	$31	$369	$359	$515	$752	$574
Commercial real estate - secured by nonfarm, nonresidential property	1,273	1,966	43,348	1,544	2,263	47,892
Commercial and industrial	559	7,205	5,957	1,310	7,866	8,916
Nonrated industrial development obligations	402	3,027	9,784	1,585	3,638	9,315

Total	$2,265	$12,567	$59,448	$4,954	$14,519	$66,697

The following table presents an analysis of fixed and variable rate loans as of December 31, 2005 and 2004 along with the contractual maturities of loans other than installment loans and residential mortgages:

	December 31, 2005			December 31, 2004
	In one Year or Less	After one Year Through Five Years	After Five Years	In one Year or Less	After one Year Through Five Years	After Five Years
Fixed Rates	$747	$7,805	$9,156	$2,951	$9,378	$12,817
Variable Rates	1,518	4,762	50,292	2,003	5,141	53,880

Total	$2,265	$12,567	$59,448	$4,954	$14,519	$66,697

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

Total non-performing loans were $1,510,000 at December 31, 2005 as compared to $1,642,000 at December 31, 2004. Non-performing loans decreased $132,000 in 2005, after decreasing $527,000 in 2004. Declines in both other real estate owned and non-accrual loans, offset by the increase in loans past due 90 days or more, primarily contributed to the overall reduction in non-performing loans in 2005.

Loans are placed in non-accrual when the principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection. Non-accrual loans were $1,367,000 or 1.0% of total loans outstanding as of December 31, 2005, as compared to $1,441,000 or .9% of total loans at December 31, 2004. Loans past due 90 days or more and still accruing interest were $90,000 at December 31, 2005, as compared to $17,000 at December 31, 2004. Other real estate owned amounted to $53,000 at December 31, 2005 compared to $184,000 at December 31, 2004. At December 31, 2005 other real estate owned consists of residential real estate. Other real estate owned decreased $131,000 in 2005 over 2004, and follows an increase of $172,000 in 2004 over 2003. The increase in 2004 was primarily due to the addition of a commercial property by the subsidiary bank. Management continues to monitor the nonperforming assets to ensure against deterioration in collateral values.

Table Six - Risk Elements

Loans which are in the process of collection, but are contractually past due 90 days or more as to interest or principal, renegotiated, non-accrual loans and other real estate are as follows:

(dollars in thousands)	December 31,
	2005	2004	2003	2002	2001
Past Due 90 Days or More:
Real Estate - residential	$85	—	$52	$61	$21
Commercial	—	6	—	—	26
Installment	5	11	6	15	26

	90	17	$58	$76	$73

Non-accrual:
Real Estate - residential	$64	74	$12	$115	$27
Commercial	1,262	1,357	2,052	1,443	1,124
Installment	41	10	35	9	33

	$1,367	1,441	$2,099	$1,567	$1,184

Other Real Estate	$53	184	$12	$39	$60

Total non-performing assets	$1,510	1,642	$2,169	$1,682	$1,317

Total non-performing assets to total loans and other real estate	1.12%	1.06%	1.48%	1.23%	1.09%

Generally, all banks recognize interest income on the accrual basis, except for certain loans which are placed on a non - accrual status. Loans are placed on a non - accrual status, when in the opinion of management doubt exists as to its collectibility. In accordance with the Office of the Comptroller of the Currency Policy, banks may not accrue interest on any loan which either the principal or interest is past due 90 days or more unless the loan is both well secured and in the process of collection. The amount of interest income that would have been recognized on nonaccrual loans had the loans performed in accordance with their original terms was $117,900 and $105,700 for the periods ended December 31, 2005 and 2004, respectively.

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

The allowance for loan losses decreased $36,230 or 1.5%, between December 31, 2005 and December 31, 2004. The allowance for loan losses represented 1.7% and 1.5% of outstanding loans as of December 31, 2005 and 2004, respectively. Net loan charge-offs were $216,230 in 2005, compared to $248,767 in 2004 and $157,037 in 2003. The net loan charge-offs remain within historical ranges. The net loan charge-offs in 2005, 2004 and 2003 were primarily commercial and consumer loans. The provision for loan losses was $180,000 for the year ended December 31, 2005, compared to $300,000, and $435,000 at December 31, 2004 and 2003, respectively. The credit quality of the loan portfolio combined with the recent level of net charge-offs and nonperforming assets continue to be considered in the calculation of the provision for loan losses.

Table Seven - Analysis of Allowance for Possible Loan Losses

The following table presents a summary of loans charged off and recoveries of loans previously charged off by type of loan.

(dollars in thousands)	December 31,
	2005	2004	2003	2002	2001
Allowance for loan losses:
Balance at beginning of period:	$2,356	$2,305	$2,027	$1,646	$1,302

Loans Charged Off:
Real Estate - residential	12	3	13	2	—
Commercial	183	229	77	134	95
Installment	71	70	76	63	164

	266	302	166	199	259
Recoveries:
Real Estate - residential	—	17	3	—	4
Commercial	29	20	—	29	12
Installment	21	16	6	11	14

	50	53	9	40	30

Net Charge - offs	216	249	157	159	229

Additions Charged to Operations	180	300	435	540	573

Balance at end of period:	$2,320	$2,356	$2,305	$2,027	$1,646

Average Loans Outstanding	$144,528	$151,562	$137,826	$131,383	$118,224

Ratio of net charge-offs to Average loans outstanding for the period	0.15%	0.16%	0.11%	0.12%	0.19%

Ratio of the Allowance for Loan Losses to Loans Outstanding for the period	1.72%	1.53%	1.57%	1.48%	1.36%

The additions to the allowance for loan losses are based on management’s evaluation of characteristics of the loan portfolio, current and anticipated economic conditions, past loan experiences, net loans charged - off, specific problem loans and delinquencies, and other factors. The Company has allocated the allowance for possible loan losses to specific portfolio segments based upon historical net charge-off experience, changes in the level of nonperforming assets, local economic conditions and management’s experience as presented in Table Eight.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Eight

Loan Portfolio - Allocation of allowance for possible loan losses

The following table presents an allocation of the allowance for possible loan losses at each of the five year periods ended December 31, 2005. The allocation presented below is based on the historical average of net charge offs per category combined with the change in loan growth and management’s review of the loan portfolio.

(dollars in thousands)	December 31,
	2005		2004		2003		2002		2001
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
Real estate - residential	$327	33.4%	$325	33.5%	$311	36.0%	$276	37.5%	$263	37.3%
Commercial	1,465	44.5%	1,520	45.2%	1,429	43.0%	1,161	41.7%	821	40.0%
Installment	507	12.3%	490	11.9%	544	12.9%	569	12.9%	541	16.1%
Others	21	9.8%	21	9.4%	21	8.1%	21	7.9%	21	6.6%

Total	$2,320	100.0%	$2,356	100.0%	$2,305	100.0%	$2,027	100.0%	$1,646	100.0%

Deposits

A stable core deposit base is the major source of funds for the Holding Company’s subsidiary bank. The deposit mix depends upon many factors including competition from other financial institutions, depositor interest in certain types of deposits, changes in the interest rate and the Company’s need for certain types of deposit growth. Total deposits decreased approximately $17.4 million or 7.4% in 2005. The decrease in total deposits was primarily due to the decline in savings deposits. Savings deposits decreased approximately $16.6 million, or 19.1%, during 2005 as a result of deposit customers seeking higher yielding deposit products. Also, the Company’s subsidiary bank implemented a designed deposit runoff strategy in order to achieve the minimum capital ratios set forth in the Formal Agreement which contributed to the decline in deposits.

At December 31, 2005, noninterest bearing deposits comprised 12% of total deposits and interest bearing deposits which include NOW, money market, savings and time deposits comprised 88% of total deposits. The change in the deposit mix from December 31, 2004 to December 31, 2005 was a 1% increase in noninterest bearing deposits and a 1% decrease in interest bearing deposits.

Federal Funds Purchased and Repurchase Agreements

Federal funds purchased and repurchase agreements are short-term borrowings. There were no Federal funds purchased as of December 31, 2005 and 2004. Repurchase agreements increased $3,325,124 or 21.1%, from $15,759,200 at December 31, 2004 to $19,084,324 at December 31, 2005. The 2005 increase in repurchase agreements was primarily due to the addition of commercial customers.

Federal Home Loan Bank and Other Long-term Borrowings

Federal Home Loan Bank (“FHLB”) borrowings were $2,384,893 and $2,425,111 at December 31, 2005 and 2004, respectively, with an interest rate of 4.76%. The FHLB borrowings are collateralized by a blanket collateral agreement which assigns a security interest in capital stock, deposits, mortgage loans, securities and FHLB stock of the subsidiary bank. The borrowings will mature in 2018. The FHLB funding was utilized to mitigate the impact of rising interest rates for a long term fixed rate loan commitment.

During the second quarter of 2005, the Company obtained a $3 million non-revolving line of credit from a financial institution to provide for the capitalization of the subsidiary Bank as required under the terms of the Formal Agreement. The line of credit is secured by 126,200 shares of Progressive Bank, N.A. stock. The note bears an interest rate of prime and is adjusted on a quarterly basis. The line of credit expires in May 2015 and is to be repaid in quarterly interest only payments for the first three years and quarterly principal and interest payments thereafter. The Company’s initial borrowing on the note amounted to $2 million. At December 31, 2005 the outstanding borrowings amounted to $1,000,000 with an interest rate of 7.25%.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Nine Contractual Maturities of Long term Obligations and Operating Leases

The following table presents the contractual maturities of long term obligations and operating leases:

(dollars in thousands)	Payments due by period
	< 1 year	1-3 years	3-5 years	> 5 years	Total
Contractual Obligations:
Federal Home Loan Bank and other long term borrowings	$42	$91	$100	$3,152	$3,385
Operating Leases	197	176	129	130	632

	$239	$267	$229	$3,282	$4,017

Table Ten Contractual Maturities of Commitments and Contingencies

The following table presents the maturities of commitments and contingencies:

(dollars in thousands)	Amount of Commitment Expiration Per Period
	< 1 year	1-3 years	3-5 years	> 5 years	Total
Off-Balance Sheet arrangements:
Commitments to extend credit	$1,214	$3,262	$500	$9,226	$14,202
Standby letters of credit	369	—	100	70	539

	$1,583	$3,262	$600	$9,296	$14,741

Capital Resources

Stockholders’ equity increased 4.6% in 2005 entirely from current year earnings after quarterly dividends, and a 4.6% decrease in accumulated other comprehensive income. The decrease in accumulated other comprehensive income is primarily attributable to the effect of the change in the net unrealized losses on available for sale investment securities. The increase in stockholders’ equity in 2005 follows an increase of 6.4% in 2004 entirely from current earnings after quarterly dividends, and an decrease of 2.4% resulting from the effect of the change in the net unrealized gain on available for sale investment securities. Stockholders’ equity amounted to 9.0% and 8.6% of total assets at the end of 2005 and 2004, respectively. The Company paid dividends of $.76 per share in 2005 and 2004.

The Holding Company’s primary source of funds for payment of dividends to shareholders is from the dividends from its subsidiary bank. As previously discussed in Note 18 of the Consolidated Financial Statements, the subsidiary bank entered into an agreement with the Office of the Comptroller of the Currency. Under the terms of the Formal Agreement, the subsidiary bank cannot declare a dividend in 2006 without approval of the Comptroller of the Currency. The Board of Directors also adopted a resolution with the Federal Reserve Bank of Cleveland which prohibits the Company from paying dividends or participating in the acquisition of treasury stock without prior Federal Reserve approval and a 30 day prior notice requirement. The Company has taken, and intends to continue to take, all appropriate steps to comply with the Federal Reserve requirements.

The Holding Company and its subsidiary bank are subject to regulatory risk-based capital guidelines administered by the Federal Reserve Board and the Office of the Comptroller of the Currency. These risk-based capital guidelines establish minimum capital ratios of Total capital, Tier 1 Capital, and Leverage to assess the capital adequacy of bank holding companies. Additional information on capital amounts, ratios and minimum regulatory requirements for the Company and its subsidiary bank can be found in Note 19 of the Consolidated Financial Statements.

Liquidity

Liquidity management ensures that funds are available to meet loan commitments, deposit withdrawals, and operating expenses. Funds are provided by loan repayments, investment securities maturities, or deposits, and can be raised by liquidating assets or through additional borrowings. The Company had investment securities with an estimated fair value of $106,222,137 classified as available for sale at December 31, 2005. These securities are available for sale at any time based upon management’s assessment in order to provide necessary liquidity should the need arise. In addition, the Company’s subsidiary bank, Progressive Bank, N.A., is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”). Membership in the FHLB provides an additional source of funding in the form of collateralized advances. At December 31, 2005, the subsidiary bank had a short term line of credit in the aggregate amount of approximately $7 million available with the FHLB. There were no short term borrowings outstanding pursuant to this agreement as of December 31, 2005. At December 31, 2005 and December 31, 2004, the Company had outstanding loan commitments and unused lines of credit totaling $14,741,000 and $20,581,000, respectively. As of December 31, 2005, management placed a high probability for required funding within one year of approximately $8.6 million. Approximately $3.6 million is principally unused home equity and credit card lines on which management places a low probability for required funding.

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

The information presented in the following Interest Rate Risk table contains assumptions and estimates used by management in determining repricing characteristics and maturity distributions. As noted in the following table, the cumulative gap at one year is negative at approximately $27,030,000, which indicates the Company’s interest bearing liabilities reprice sooner than earning assets at December 31, 2005. As the table presented is as of a point in time and conditions change on a daily basis, any conclusions made may not be indicative of future results.

The Company’s subsidiary bank uses an asset/liability model to measure the impact of changes in interest rates on net interest income on a periodic basis. Assumptions are made to simulate the impact of future changes in interest rates and/or changes in balance sheet composition. The effect of changes in future interest rates on the mix of assets and liabilities may cause actual results to differ from simulated results. Guidelines established by the Company’s subsidiary bank provides that the estimated net interest income may not change by more than 10% in a one year period given a +/- 200 basis point parallel shift in interest rates. Excluding the potential effect of interest rate changes on assets and liabilities of the Holding Company which are not deemed material, the anticipated impact on net interest income of the subsidiary bank at December 31, 2005 was as follows: given a 200 basis point increase scenario net interest income would be reduced by approximately 6.5%, and given a 200 basis point decrease scenario net interest income would be reduced by approximately 1.4%. The Asset Liability committee believes that a 200 basis point decline in interest rates is unlikely to occur, and have determined that a 100 basis point instantaneous change may be more realistic. Therefore, the results using a +/-100 basis point interest rate scenario are presented. Under the 100 basis point increase scenario net interest income would be reduced by approximately 3.1%, and given a 100 basis point decrease scenario net interest income would be increased by approximately 1.9%. The projections provided by the model are not intended as an actual forecast of the bank’s performance in a particular rate environment, and should not be relied upon. Actual changes in the interest rate environment normally do not take place instantaneously, but over a period of time, and do not occur in a parallel fashion. Additionally, the balance sheet composition, spread relationships for new dollars invested, non interest income and expenses, investment practices, and deposit practices all change as a result of changes in interest rates and would need to be considered by the Asset Liability committee.

Interest Rate Risk Table - December 31, 2005

(dollars in thousands)

	Less than Three Months	Four to Twelve Months	One to Three Years	Greater than Three Years	Non- Interest Bearing	Total
ASSETS:
Cash and cash equivalents	$5,819	$—	$—	$—	$5,930	$11,749
Investment securities	4,820	18,552	35,772	50,562	(1,708)	107,998
Loans	20,423	27,929	51,617	34,082	1,163	135,214
Other assets	3,194	—	—	—	10,378	13,572
Allowance for loan losses	—	—	—	—	(2,320)	(2,320)

Total assets	$34,256	$46,481	$87,389	$84,644	$13,443	$266,213

LIABILITIES AND CAPITAL
NOW and savings accounts	$15,399	$6,384	$7,506	$58,932	$—	$88,221
Money Market Accounts (MMDA’s)	18,958	—	—	—	—	18,958
Certificates of deposit < $100,000	13,127	21,259	19,545	9,307	—	63,238
Certificates of deposit > $100,000	2,967	9,547	4,779	5,062	—	22,355
Noninterest bearing demand deposits	—	—	—	—	26,045	26,045
Federal funds purchased and repurchase agreements	19,084	—	—	—	—	19,084
FHLB borrowings	10	32	90	2,253	—	2,385
Other long-term borrowings	1,000	—	—	—	—	1,000
Other liabilities	—	—	—	—	968	968
Stockholders’ equity	—	—	—	—	23,959	23,959

Total liabilities and capital	$70,545	$37,222	$31,920	$75,554	$50,972	$266,213

GAP	(36,289)	9,259	55,469	9,090	(37,529)

GAP/ Total Assets	(13.63)%	3.48%	20.84%	3.41%	(14.10)%

Cumulative GAP	(36,289)	(27,030)	28,439	37,529	0

Cumulative GAP/Total Assets	(13.63)%	(10.15)%	10.68%	14.10%	0.00%

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

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2005
High	$23.90	$21.40	$20.07	$19.35
Low	$20.81	$19.51	$18.10	$17.40

2004
High	$24.85	$24.15	$23.40	$25.05
Low	$22.63	$22.00	$21.60	$21.65

Summarized Quarterly Financial Information

A summary of selected quarterly financial information follows:

2005	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest income	$3,305,715	$3,271,283	$3,246,463	$3,304,796
Total interest expense	987,271	1,009,855	1,008,387	1,064,988
Net interest income	2,318,444	2,261,428	2,238,076	2,239,808
Provision for loan losses	90,000	90,000	—	—
Investment securities gain (loss)	77,856	2,390	38,309	(122)
Total other income	295,072	303,896	336,568	323,734
Total other expenses	1,930,503	1,857,371	1,823,928	1,839,623
Income before income taxes	670,869	620,343	789,025	723,797
Net income	545,728	510,783	613,555	592,199
Net income per share	0.36	0.33	0.40	0.39

2004	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest income	$3,312,275	$3,264,003	$3,428,544	$3,401,297
Total interest expense	1,065,824	1,039,123	1,048,859	1,040,783
Net interest income	2,246,451	2,224,880	2,379,685	2,360,514
Provision for loan losses	30,000	90,000	90,000	90,000
Investment securities gain (loss)	(2,501)	6,427	(880)	1,719
Total other income	289,355	301,170	336,408	351,918
Total other expenses	1,624,134	1,628,201	1,707,810	1,786,662
Income before income taxes	879,171	814,276	917,403	837,489
Net income	658,740	625,579	707,973	645,033
Net income per share	0.43	0.41	0.46	0.43

2003	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest income	$3,396,307	$3,331,171	$3,312,373	$3,278,963
Total interest expense	1,204,535	1,170,228	1,126,618	1,101,601
Net interest income	2,191,772	2,160,943	2,185,755	2,177,362
Provision for loan losses	90,000	75,000	45,000	225,000
Investment securities gain	—	105,200	8	108,510
Total other income	265,118	264,732	311,285	291,259
Total other expenses	1,549,416	1,531,582	1,659,473	1,601,272
Income before income taxes	817,474	924,293	792,575	750,859
Net income	619,471	690,729	608,923	599,118
Net income per share	0.40	0.45	0.40	0.39

First West Virginia Bancorp, Inc.

DIRECTORS

Nada E. Beneke	Registered Sanitarian, President, Beneke Corporation

Sylvan J. Dlesk

Chairman, Interim President and Chief Executive Officer, First West Virginia Bancorp, Inc.,

Interim President and Chief Executive Officer, Progressive Bank, N.A., Owner, Dlesk Realty and Investments, President, Dlesk, Inc., President, Ohio Valley Carpeting, Inc.

Gary W. Glessner	Certified Public Accountant, President/Owner, Glessner & Associates, PLLC

Laura G. Inman	Vice Chairman of the Board, First West Virginia Bancorp, Inc.

James C. Inman, Jr.	Retired Bank Executive

R. Clark Morton	Chairman of the Board, Progressive Bank, N.A., Attorney at Law

Thomas A. Noice	Retired Bank Executive, Treasurer, Belmont Community Hospital

William G. Petroplus	Attorney at Law, Member/Partner Petroplus & Gaudino

Thomas L. Sable	Owner, Bellaire Hardware; Managing Partner, The Summit Atlantic Group, LLC

OFFICERS

Sylvan J. Dlesk	Chairman, Interim President and Chief Executive Officer

Laura G. Inman	Vice Chairman

Francie P. Reppy	Executive Vice President, Chief Administrative Officer, Chief Financial Officer, Treasurer

Nancy J. Ritter	Vice President

Connie R. Tenney	Vice President

Stephanie A. LaFlam	Secretary

Nada E. Beneke	Assistant Secretary

Progressive Bank, N.A.

DIRECTORS	OFFICERS
Nada E. Beneke
Dr. Clyde D. Campbell	R. Clark Morton, Chairman of the Board
Robert R. Cicogna	Sylvan J. Dlesk, Interim President/Chief Executive Officer
Sylvan J. Dlesk	Francie P. Reppy, Executive Vice President/Chief Administrative Officer/Chief Financial Officer
William L. Fury	Nancy J. Ritter, Senior Vice President Operations/Cashier
Gary W. Glessner	Connie R. Tenney, Senior Vice President
Elizabeth H. Hestick	Brad D. Winwood, Senior Vice President/Senior Accounting & Investment Officer
Robert B. Hunnell, Jr.	Michael J. Taylor, Vice President/Credit Administration
J. Burton Hunter, III	Gary S. Martin, Vice President/Retail Lending
James C. Inman, Jr.	David E. Wharton, Vice President/Information Technology Officer/Data Security Officer
Laura G. Inman	Deborah A. Kloeppner, Vice President/Compliance and CRA Officer
Tulane B. Mensore	Michele L. Stanley, Vice President/Bank Secrecy & OFAC Officer
R. Clark Morton	Susan E. Reinbeau, Vice President/Branch Administrator
Thomas A. Noice	Stephanie A. LaFlam, Vice President/Human Resource Manager/Secretary
William G. Petroplus	Laura A. Schmidt, Assistant Vice President/Accounting Officer
David R. Rexroad	James W. Gasperowich, Assistant Vice President/Credit Analyst
Dale F. Riggs	Todd J. Hayes, Assistant Vice President/Business Development Officer
Thomas L. Sable	Janey S. Longwell, Assistant Vice President/Office Manager New Martinsville
Debra M. Tomlin, Assistant Vice President/Loan Officer
Rebecca A. Palmer, Assistant Vice President/Manager Data Processing
DIRECTOR EMERITUS	Kimberly A. Hughes, Loan Review Officer
Harold O. Thomas, Senior Business Development Officer
Edward P. Otte	Brenda K. Bellville, Information Systems Officer
Mitzi K. Mattern, Operations Officer
Beth A. Heyman, Office Manager Woodsdale
Tina M. Mehlman, Office Manager Warwood
Michelle R. Miller, Office Manager Bellaire
Johanna Sanders, Office Manager Wellsburg
Susan M. Scotka, Office Manager Bethlehem
Jacquie J. Fultz, Office Manager Weston
Vickie D. Poling, Loan Officer
Nada E. Beneke, Assistant Secretary

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

Annual Meeting

The Annual Meeting of Stockholders will be held at 4:00 p.m, on Tuesday, April 11, 2006, at the Warwood Office of Progressive Bank, N.A., 1701 Warwood Avenue, Wheeling, WV 26003

Form 10-K

Upon written request any shareholder of record on December 31, 2005, may obtain a copy of the Corporation’s 2005 Form 10-K Report (to be filed with the Securities and Exchange Commission before March 31, 2006) by writing to the Secretary, First West Virginia Bancorp, Inc., 1701 Warwood Avenue, Wheeling, WV 26003