Form 10-K, Exhibit 13
period 2006-12-31
FIRST WEST VIRGINIA BANCORP INC
filed 2007-03-29
CIK 37049

EXHIBIT 13.1

Annual Report to Shareholders

(FIRST WEST VIRGINIA BANCORP LETTERHEAD)

P.O. Box 6671

Wheeling, WV 26003

TO OUR SHAREHOLDERS:

I am pleased for the opportunity to present you with the financial performance contained in the 2006 Annual Report of First West Virginia Bancorp, Inc. Consolidated net income for 2006 was $2,143,824 or $1.40 per share, as compared to $2,262,265 or $1.48 per share a year earlier. Total assets for the Holding Company decreased 4.4% over the prior year to $254,437,561 at December 31, 2006 as compared to $266,213,400 at December 31, 2005. Total stockholders’ equity increased 5.5% to $25,276,954 as compared to $23,958,629 reported in 2005. The book value per share was $16.54 at December 31, 2006 as compared to $15.68 a year earlier.

The Board of Directors declared and paid cash dividends of $.76 per share during 2006 and 2005.

This year it is with deep sorrow that I mention the passing of Edward P. Otte, Director Emeritus of the Company’s subsidiary bank, Progressive Bank, N.A. Mr. Otte served as a member of the bank’s Board of Directors since 1970. Mr. Otte made a significant contribution to the progress of our Company over the years and his experience, support, and dedication will be missed.

On December 15, 2004, the Office of the Comptroller of the Currency entered into a formal agreement with the Company’s subsidiary bank, Progressive Bank, N.A. The Board of Directors immediately developed strategies to address every article of this agreement. The management under the auspices of its Board of Directors worked both diligently and tirelessly to strengthen the infrastructure of this bank. The Board of Directors remained committed to augmenting every area of our bank (i.e. infrastructure, risk management quality, exterior profile, interior design, and new marketing philosophies) all of which have resulted in very favorable results. The Office of the Comptroller of the Currency recognized the conspicuous accomplishments achieved as a result of the bank’s efforts and thus terminated the formal agreement December 13, 2006. The Comptroller of the Currency believes the protection of our depositors and the safety and soundness of our bank operations has been ensured and any future banking activities with other customers and shareholders will result in sound and secure banking practices.

The Board of Directors is extremely grateful to our employees for their concern and commitment to the success of our Company, the undying faithfulness of our customers, and the devotion and unfaltering support from our shareholders throughout our arduous times. The Board of Directors will be forever grateful for this unified demonstration of dedication to the success of our Company.

Furthermore, the Board of Directors, having emerged from the formal agreement with all its consequences, is delighted our Company is a stronger institution in all the pertinent areas. Hence, with our vision unobscured, our mission intact, we shall stay the course of not only insuring the strength of our organization but furthermore enhancing our commitment to provide our customers with outstanding service in every community we serve.

Also, the Board of Directors remains steadfast and unmovable in the commitment to our Company as it abounds to new horizons. Thank you for your encouragement and support throughout the years and especially the last two years.

Earnestly,

/s/ Sylvan J. Dlesk
Sylvan J. Dlesk Chairman of the Board President and Chief Executive Officer

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
ASSETS
Cash and due from banks	$6,650,406	$5,929,513
Due from banks - interest bearing	668,230	1,066,142
Federal funds sold	4,053,000	4,753,000

Total cash and cash equivalents	11,371,636	11,748,655
Investment securities:
Available-for-sale (at fair value)	109,921,387	106,222,137
Held-to-maturity (fair value of $989,241 and $1,810,834, respectively)	972,855	1,776,295
Loans	120,709,320	135,214,258
Less allowance for loan losses	(2,296,958)	(2,319,871)

Net loans	118,412,362	132,894,387
Premises and equipment, net	4,334,131	4,166,929
Accrued income receivable	1,263,335	1,255,328
Other intangible assets	103,543	192,295
Goodwill	1,644,119	1,644,119
Bank owned life insurance	3,307,711	3,193,977
Other assets	3,106,482	3,119,278

Total assets	$254,437,561	$266,213,400

LIABILITIES
Noninterest bearing deposits:
Demand	$25,586,509	$26,044,841
Interest bearing deposits:
Demand	33,070,271	36,891,497
Savings	54,606,775	70,288,524
Time	97,144,860	85,592,439

Total deposits	210,408,415	218,817,301
Federal funds purchased and securities sold under agreements to repurchase	15,240,158	19,084,324
Federal Home Loan Bank borrowings	2,342,718	2,384,893
Other long-term borrowings	—	1,000,000
Accrued interest payable	597,457	404,372
Other liabilities	571,859	563,881

Total liabilities	229,160,607	242,254,771

STOCKHOLDERS’ EQUITY
Common stock - 2,000,000 shares authorized at $5 par value:
1,538,443 shares issued at December 31, 2006 and 2005	7,692,215	7,692,215
Treasury stock - 10,000 shares at cost:	(228,100)	(228,100)
Surplus	4,982,606	4,982,606
Retained earnings	13,520,264	12,538,056
Accumulated other comprehensive loss	(690,031)	(1,026,148)

Total stockholders’ equity	25,276,954	23,958,629

Total liabilities and stockholders’ equity	$254,437,561	$266,213,400

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2006	2005	2004
INTEREST AND DIVIDEND INCOME
Loans, including fees:
Taxable	$8,125,629	$8,558,205	$8,930,710
Tax-exempt	576,861	649,553	641,440
Debt securities:
Taxable	3,876,233	3,047,213	3,064,050
Tax-exempt	780,952	637,600	660,330
Dividends	34,489	16,452	10,864
Other interest income	97,705	41,147	21,941
Interest on federal funds sold	279,904	178,087	76,784

Total interest and dividend income	13,771,773	13,128,257	13,406,119

INTEREST EXPENSE
Deposits	4,144,645	3,574,439	3,791,975
Federal funds purchased and repurchase agreements	656,063	311,763	286,053
FHLB and other long-term borrowings	141,754	184,299	116,561

Total interest expense	4,942,462	4,070,501	4,194,589

Net interest income	8,829,311	9,057,756	9,211,530
PROVISION FOR LOAN LOSSES	—	180,000	300,000

Net interest income after provision for loan losses	8,829,311	8,877,756	8,911,530

NONINTEREST INCOME
Service charges and other fees	914,891	775,588	799,593
Net gains on available for sale securities	45,668	118,433	4,765
Other operating income	472,580	483,682	479,258

Total noninterest income	1,433,139	1,377,703	1,283,616

NONINTEREST EXPENSE
Salary and employee benefits	4,051,274	3,768,693	3,563,858
Net occupancy expense of premises	1,133,895	1,133,282	1,050,851
Other operating expenses	2,428,858	2,549,450	2,132,098

Total noninterest expense	7,614,027	7,451,425	6,746,807

Income before income taxes	2,648,423	2,804,034	3,448,339
INCOME TAXES	504,599	541,769	811,014

Net income	$2,143,824	$2,262,265	$2,637,325

WEIGHTED AVERAGE SHARES OUTSTANDING	1,528,443	1,528,443	1,528,443

EARNINGS PER COMMON SHARE	$1.40	$1.48	$1.73

DIVIDENDS PER COMMON SHARE	$0.76	$0.76	$0.76

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Surplus	Retained Earnings	Treasury Stock	Accumulated Other Compre- hensive Income (loss)	Compre- hensive Income	Total
	Shares	Amount
BALANCE, DECEMBER 31, 2003	1,538,443	$7,692,215	$4,982,606	$9,961,698	($228,100)	$622,196		$23,030,615
Comprehensive income:
Net income	—	—	—	2,637,325	—	—	$2,637,325	2,637,325
Other comprehensive income, net of tax
Unrealized loss on securities net of reclassification adjustment (see disclosure)	—	—	—	—	—	(553,288)	(553,288)	(553,288)

Comprehensive income							$2,084,037

Cash dividend ($.76 per share)	—	—	—	(1,161,616)	—	—		(1,161,616)

BALANCE, DECEMBER 31, 2004	1,538,443	7,692,215	4,982,606	11,437,407	(228,100)	68,908		23,953,036
Comprehensive income:
Net income	—	—	—	2,262,265	—	—	$2,262,265	2,262,265
Other comprehensive income, net of tax
Unrealized loss on securities net of reclassification adjustment (see disclosure)	—	—	—	—	—	(1,095,056)	(1,095,056)	(1,095,056)

Comprehensive income							$1,167,209

Cash dividend ($.76 per share)	—	—	—	(1,161,616)	—	—		(1,161,616)

BALANCE, DECEMBER 31, 2005	1,538,443	7,692,215	4,982,606	12,538,056	(228,100)	(1,026,148)		23,958,629

Comprehensive income:
Net income	—	—	—	2,143,824	—	—	$2,143,824	2,143,824
Other comprehensive income, net of tax
Unrealized gain on securities net of reclassification adjustment (see disclosure)	—	—	—	—	—	336,117	336,117	336,117

Comprehensive income							$2,479,941

Cash dividend ($.76 per share)	—	—	—	(1,161,616)	—	—		(1,161,616)

BALANCE, DECEMBER 31, 2006	1,538,443	$7,692,215	$4,982,606	$13,520,264	$(228,100)	$(690,031)		$25,276,954

	2006	2005	2004
Disclosure of reclassification amount:
Unrealized holding gains (losses) arising during the period	$364,600	$(1,021,189)	$(550,316)
Less reclassification adjustment for gains included in net income	28,483	73,867	2,972

Net unrealized gains (losses) on securities	$336,117	$(1,095,056)	$(553,288)

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
OPERATING ACTIVITIES
Net income	$2,143,824	$2,262,265	$2,637,325
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	—	180,000	300,000
Depreciation and amortization	435,235	453,351	441,131
Amortization (accretion) of investment securities, net	(124,624)	288,848	575,997
Investment security gains	(45,668)	(118,433)	(4,765)
Gain on sales of assets	—	(9,835)	(45,570)
Increase in cash surrender value of bank-owned life insurance	(113,734)	(113,253)	(80,724)
Decrease (increase) in interest receivable	(8,007)	3,877	16,641
Decrease (increase) in interest payable	193,085	55,015	(35,460)
Other, net	(182,018)	(14,118)	(450,299)

Net cash provided by operating activities	2,298,093	2,987,717	3,354,276

INVESTING ACTIVITIES
Net (increase) decrease in loans, net of charge-offs	14,430,462	18,850,853	(7,922,825)
Proceeds from sales of securities available-for-sale	385,888	3,142,149	8,408,557
Proceeds from maturities of securities available-for-sale	93,984,071	234,723,686	62,972,732
Proceeds from maturities of securities held-to-maturity	805,000	1,040,000	1,150,000
Principal collected on mortgage-backed securities	9,884,629	12,314,801	17,518,653
Purchases of securities available-for-sale	(107,246,196)	(254,584,173)	(75,114,282)
Recoveries on loans previously charged-off	51,563	49,696	53,515
Purchase of bank owned life insurance	—	—	(3,000,000)
Purchases of premises and equipment	(513,686)	(681,349)	(290,874)
Proceeds from sales of assets	—	15,525	271,946

Net cash provided by investing activities	11,781,731	14,871,188	4,047,422

FINANCING ACTIVITIES
Net decrease in deposits	(8,408,886)	(17,353,706)	(5,776,323)
Dividends paid	(1,161,616)	(1,161,616)	(1,161,616)
Proceeds from issuance of long term debt	—	2,000,000	—
Repayment of long term debt	(1,000,000)	(1,000,000)	—
(Decrease) increase in short-term borrowings	(3,844,166)	3,325,124	670,366
Decrease in FHLB borrowings	(42,175)	(40,218)	(38,353)

Net cash used in financing activities	(14,456,843)	(14,230,416)	(6,305,926)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(377,019)	3,628,489	1,095,772
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	11,748,655	8,120,166	7,024,394

CASH AND CASH EQUIVALENTS, END OF YEAR	$11,371,636	$11,748,655	$8,120,166

Supplemental Disclosures:
Cash Paid for Interest	$4,749,377	$4,015,486	$4,230,049
Cash Paid for Income Taxes	612,000	645,000	990,000

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006, 2005, AND 2004

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

Cash and cash equivalents: Cash and cash equivalents consist of cash on hand and amounts due from banks and federal funds sold.

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

While temporary changes in the market value of available-for-sale securities are not recognized in earnings, a decline in fair value below amortized cost deemed to be other-than-temporary results in an adjustment to the cost basis of the investment, with a corresponding loss charged against earnings. Management evaluates the investment securities for other-than-temporary declines in estimated fair value on a quarterly basis. This analysis requires management to consider various factors in order to determine if a decline in estimated fair value is temporary or other-than-temporary. These factors include duration and magnitude of the decline in value, the financial condition of the issuer, and the company’s ability and intent to continue holding the investment for a period of time sufficient to allow for any anticipated recovery in market value. At December 31, 2006, there were no investment securities identified by management to be other-than-temporarily impaired. If investments decline in fair value due to adverse changes in the financial markets, charges to income could occur in future periods.

Common stock of the Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank represents ownership interest in institutions that are wholly owned by other financial institutions. These equity securities are accounted for at cost and are classified with other assets.

Loans and Loans Held for Sale: Loans are generally reported at the principal balance outstanding, net of unearned income. Interest income on loans is accrued based on the principal outstanding. It is the Company’s policy to discontinue the accrual of interest when either the principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection. The Company accounts for impaired loans in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 114 and No. 118, “Accounting for Creditors for Impairment of a Loan.” It is the Company’s policy not to recognize interest income on specific impaired loans unless the likelihood of future loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized over the contractual life of the related loans or commitments as an adjustment of the related loan’s yield. Loans held for sale are carried at the lower of cost or estimated market value in the aggregate. There were no loans held for sale as of December 31, 2006 and 2005, respectively.

The Company has entered into an agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”) under which the bank may sell conforming one-to-four family residential mortgage loans to the FHLB. The agreement provides for a maximum commitment of $5,000,000. Loans sold to the FHLB are sold with limited recourse or credit risk up to a maximum amount of $125,000 based upon utilization of the original commitment. The bank also maintains the servicing of these loans, for which it is paid a servicing fee. The total amount of loans sold under this agreement is $1,487,168 as of December 31, 2006 which are subject to recourse obligation or credit risk in the amount of $31,385. The amount of income recognized as of a result of this agreement was $10,317 and $1,426 for the years ending December 31, 2006 and 2005, respectively. There was no income recognized in 2004 as a result of this agreement.

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

DECEMBER 31, 2006, 2005, AND 2004

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

Individual loan reviews are based upon specific quantitative and qualitative criteria, including the size of the loan, loan quality ratings, value of collateral, repayment ability of borrowers, and historical experience factors. The historical experience factors utilized for individual loan reviews are based upon past loss experience, known trends in losses and delinquencies, the growth of loans in particular markets and industries, and known changes in economic conditions in the particular lending markets. Allowances for homogeneous loans (such as residential mortgage loans, personal loans, etc.) are evaluated based upon historical loss experience, trends in losses and delinquencies, growth of loans in particular markets, and known changes in economic conditions in each lending market. There can be no assurance the allowance for loan losses will be adequate to cover all losses, but management believes the allowance for loan losses in the amount of $2,296,958 at December 31, 2006, was adequate to provide for probable losses from existing loans based on information currently available. While management uses available information to provide for loan losses, the ultimate collectibility of a substantial portion of the loan portfolio, and the need for future additions to the allowance, will be based on changes in economic conditions and other relevant factors. As such, an adverse change in economic activity could reduce cash flows for both commercial and individual borrowers, which would likely cause the Company to experience increases in problem assets, delinquencies and losses on loans.

Goodwill and Other Intangible Assets Goodwill resulted from the Company’s purchase of a less-than-whole financial institution (the “branch”). The goodwill value of $1.6 million is supported ultimately by revenue that is driven by the volume of business transacted. A decline in earnings as a result of a lack of growth or the inability to deliver cost effective services over sustained periods can lead to impairment of goodwill that could adversely impact earnings in future periods.

An identifiable intangible asset resulted from the purchase of the core deposits of another financial institution in 2001 and, as such, are amortized into noninterest expense on the straight-line basis over the period the Company expects to benefit from such assets (7 years). The Company recognized amortization expense of $88,751 in the periods ending December 31, 2006, 2005 and 2004. The unamortized balance from the purchase of these core deposit intangible assets is $103,543 and $192,295 at December 31, 2006 and 2005, respectively. The estimated aggregate amortization expense for each of the succeeding years is as follows: $88,751 in 2007 and $14,792 in 2008. While management feels the assumptions and variables used to value the acquisition were reasonable, the use of different, but still reasonable, assumptions could produce different results.

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

Bank-owned Life Insurance: Bank owned life insurance consists of investments in life insurance policies on executive officers and other members of the bank’s management. The policies are carried at their net cash surrender value. Changes in the policy value are recorded as an adjustment to the carrying value with the corresponding amount recognized as non-interest income or expense. Earnings on these policies are based on the net earnings on the cash surrender value of the policies. The net cash surrender value of bank-owned life insurance was $3,307,711 and $3,193,977 at December 31, 2006 and 2005, respectively. The face value of the bank-owned life insurance at December 31, 2006 was $9.3 million. An agreement has been executed with all officers whereby a $40,000 death benefit is payable upon the participant’s death while employed by the Company to their designated beneficiary.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006, 2005, AND 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

Advertising Costs: Advertising costs are expensed as the costs are incurred. Advertising expenses amounted to $165,706, $133,403 and $189,855 for 2006, 2005, and 2004, respectively.

Reclassifications: Certain prior year amounts have been reclassified to conform to the 2006 presentation. The reclassifications had no effect on income.

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

	2006	2005	2004
Before-tax amount	$538,908	$(1,755,742)	$(887,106)
Tax effect	(202,791)	660,686	333,818

Net of tax effect	336,117	(1,095,056)	(553,288)
Net income as reported	2,143,824	2,262,265	2,637,325

Total comprehensive income	$2,479,941	$1,167,209	$2,084,037

Recent Accounting Pronouncements: In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting (“FAS”) No. 155, Accounting for Certain Hybrid Instruments, as an amendment of FASB Statements No. 133 and 140. FAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In March 2006, the FASB issued FAS No. 156, Accounting for Servicing of Financial Assets. This Statement, which is an amendment to FAS No. 140, will simplify the accounting for servicing assets and liabilities, such as those common with mortgage securitization activities. Specifically, FAS No. 156 addresses the recognition and measurement of separately recognized servicing assets and liabilities and provides an approach to simplify efforts to obtain hedge-like (offset) accounting. FAS No. 156 also clarifies when an obligation to service financial assets should be separately recognized as a servicing asset or a servicing liability; requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; and permits an entity with a separately recognized servicing asset or servicing liability to choose either of the amortization or fair value methods for subsequent measurement. The provisions of FAS No. 156 are effective as of the beginning of the first fiscal year that begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In September 2006, the FASB issued FAS No. 157, Fair Value Measurements, which provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require or permit assets or liabilities to be measured at fair value. The Standard does not expand the use of fair value in any new circumstances. FAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Early adoption is permitted. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes. FIN 48 is an interpretation of FAS No. 109, Accounting for Income Taxes, and it seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. This Interpretation clarifies that management is expected to evaluate an income tax position taken or expected to be taken for likelihood of realization before recording any amounts for such position in the financial statement. FIN No. 48 also requires expanded disclosure with respect to income tax positions taken that are not certain to be realized. This Interpretation is effective for fiscal years beginning after December 15, 2006, and will require management to evaluate every open tax position that exists in every jurisdiction on the date of initial adoption. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or disclosures.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006, 2005, AND 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In September 2006, the FASB issued FAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R). FAS No. 158 requires that a company recognize the overfunded or underfunded status of its defined benefit post retirement plans (other than multiemployer plans) as an asset or liability in its statement of financial position and that it recognize changes in the funded status in the year in which the changes occur through other comprehensive income. FAS No. 158 also requires the measurement of defined benefit plan assets and obligations as of the fiscal year end, in addition to footnote disclosures. FAS No. 158 is effective for fiscal years ending after December 15, 2006. The adoption of this standard did not have a material effect on the Company’s financial position.

In September 2006, the FASB reached consensus on the guidance provided by Emerging Issues Task Force Issue 06-4 (“EITF 06-4”), Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. The guidance is applicable to endorsement split-dollar life insurance arrangements, whereby the employer owns and controls the insurance policy, that are associated with a postretirement benefit. EITF 06-4 requires that for a split-dollar life insurance arrangement within the scope of the issue, an employer should recognize a liability for future benefits in accordance with FAS No. 106 (if, in substance, a postretirement benefit plan exists) or Accounting Principles Board Opinion No. 12 (if the arrangement is, in substance, an individual deferred compensation contract) based on the substantive agreement with the employee. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s results of operations or financial condition.

In September 2006, the FASB reached consensus on the guidance provided by Emerging Issues Task Force Issue 06-5 (“EITF 06-5”), Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance. EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract. EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF 06-5 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s results of operations or financial condition.

NOTE 2 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of investment securities are as follows at December 31, 2006 and 2005:

	(Expressed in thousands) December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities held-to-maturity:
Obligations of states and political subdivisions	$973	$16	$—	$989

Total held-to-maturity	973	16	—	989

Securities available-for-sale:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies
	36,723	29	(555)	36,197
Obligations of states and political subdivisions	21,744	99	(159)	21,684
Mortgage-backed securities	52,199	91	(625)	51,665
Equity securities	362	13	—	375

Total available-for-sale	111,028	232	(1,339)	109,921

Total	$112,001	$248	$(1,339)	$110,910

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006, 2005, AND 2004

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

	(Expressed in thousands) December 31, 2005
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

The following tables show the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time, that the individual securities have been in a continuous unrealized loss position, at December 31, 2006 and 2005:

	(Expressed in thousands) 2006
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Treasury securities and U.S. Government corporations and agencies
	$2,662	$(7)	$27,090	$(548)	$29,752	$(555)
Obligations of states and political subdivisions
	4,782	(8)	7,443	(151)	12,225	(159)
Mortgage-backed securities	16,332	(88)	22,771	(537)	39,103	(625)
Total debt securities	23,776	(103)	57,304	(1,236)	81,080	(1,339)
Equity securities	—	—	—	—	—	—

Total	$23,776	$(103)	$57,304	$(1,236)	$81,080	$(1,339)

	(Expressed in thousands) 2005
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Treasury securities and U.S. Government corporations and agencies	$16,217	$(287)	$19,426	$(491)	$35,643	$(778)
Obligations of states and political subdivisions	10,582	(173)	5,317	(176)	15,899	(349)
Mortgage-backed securities	20,949	(305)	13,999	(413)	34,948	(718)

Total debt securities	47,748	(765)	38,742	(1,080)	86,490	(1,845)
Equity securities	89	(1)	77	(18)	166	(19)

Total	$47,837	$(766)	$38,819	$(1,098)	$86,656	$(1,864)

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006, 2005, AND 2004

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

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

On a monthly basis, the Company evaluates the severity and duration of impairment for its investment securities portfolio unless the company has the ability to hold the security to maturity without incurring a loss. Generally, impairment is considered other than temporary when an investment security has sustained a decline in market value of ten percent or more for a period of six months. The Company has concluded that any impairment of its investment securities portfolio is not other than temporary but is the result of interest rate changes that are not expected to result in the noncollection of principal and interest during the period. There are 162 positions that are temporarily impaired at December 31, 2006.

The amortized cost and estimated fair value of investment securities at December 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	(Expressed in thousands)
	Securities Held-to-Maturity		Securities Available-for-Sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$310	$312	$6,256	$6,191
Due after one year through five years	663	677	36,323	35,774
Due after five years through ten years	—	—	6,837	6,837
Due after ten years	—	—	9,051	9,079

	973	989	58,467	57,881
Mortgage-backed securities	—	—	52,199	51,665
Equity securities	—	—	362	375

Total	$973	$989	$111,028	$109,921

Proceeds from sales of securities available-for-sale during the years ended December 31, 2006, 2005, and 2004, were $385,888, $3,142,149, and $8,408,557, respectively. Gross gains of $67,074 and gross losses of $21,406 in 2006; gross gains of $144,771 and gross losses of $26,338 in 2005; and gross gains of $14,277 and gross losses of $9,512 in 2004, were realized on those sales. Assets carried at $42,987,000 and $44,021,000 at December 31, 2006 and 2005, respectively, were pledged to secure United States Government and other public funds and for other purposes as required or permitted by law.

NOTE 3 - LOANS AND LEASES

Loans outstanding at December 31, 2006 and 2005, are as follows:

	(Expressed in Thousands)
	2006	2005
Real estate - construction	$1,205	$759
Real estate - farmland	378	405
Real estate - residential	41,759	44,042
Real estate-secured by non-farm, non-residential	44,110	46,587
Commercial and industrial loans	8,219	13,721
Installment and other loans to individuals	13,473	16,648
Non-rated industrial development obligations	11,655	13,213
Other loans	88	43

Total	$120,887	$135,418
Less unearned interest and deferred fees	178	204

Net loans	$120,709	$135,214

Non-accrual loans amounted to $3,380,170 and $1,366,960 at December 31, 2006 and 2005, respectively. The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was $204,100 and $117,900 for 2006 and 2005, respectively.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006, 2005, AND 2004

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:

	December 31,
	2006	2005	2004
Balance at beginning of year	$2,319,871	$2,356,101	$2,304,868
Additions charged to operating expense	—	180,000	300,000
Recoveries	51,563	49,696	53,515

Total	2,371,434	2,585,797	2,658,383
Less loans charged-off	74,476	265,926	302,282

Balance at end of year	$2,296,958	$2,319,871	$2,356,101

The following is a summary of information pertaining to impaired and non-accrual loans:

	(Expressed in Thousands)
	December 31,
	2006	2005	2004
Impaired loans without a valuation allowance	$1,200	$381	$343
Impaired loans with a valuation allowance	2,180	986	1,098

Total impaired loans	$3,380	$1,367	$1,441

Valuation allowance related to impaired loans	$314	$80	$269

	(Expressed in Thousands)
	December 31,
	2006	2005	2004
Total non-accrual loans	$3,380	$1,367	$1,441
Total loans past-due 90 days or more and still accruing	$3	$90	$17

	(Expressed in Thousands)
	December 31,
	2006	2005	2004
Average investment in impaired loans	$1,691	$1,840	$1,678

Interest income recognized on impaired loans	—	—	—

Interest income recognized on a cash basis on impaired loans	—	—	—

No additional funds are committed to be advanced in connection with impaired loans.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation, as follows:

	December 31,		Original Useful Life Years
	2006	2005
Land	$1,983,014	$1,935,514
Land improvements	302,583	296,527	20
Leasehold improvements	404,598	404,598	25
Buildings	4,150,614	3,766,478	20-50
Furniture, fixtures & equipment	3,398,209	3,322,215	3 - 8

Total	10,239,018	9,725,332
Less accumulated depreciation	5,904,887	5,558,403

Premises and equipment, net	$4,334,131	$4,166,929

Charges to operations for depreciation approximated $346,485, $364,600, and $352,380 for 2006, 2005, and 2004, respectively.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006, 2005, AND 2004

NOTE 6 - DEPOSITS

The composition of the Bank’s deposits at December 31 follows:

	(Expressed in Thousands)
	2006
	Demand
	Noninterest Bearing	Interest Bearing	Savings	Time
Individuals, partnerships and corporations (includes certified and official checks)	$24,749	$29,161	$53,856	$95,220
United States Government	11	—	—	—
States and political subdivisions	740	3,910	751	1,775
Commercial banks and other depository institutions	86	—	—	150

Total	$25,586	$33,071	$54,607	$97,145

	(Expressed in Thousands)
	2005
	Demand
	Noninterest Bearing	Interest Bearing	Savings	Time
Individuals, partnerships and corporations (includes certified and official checks)	$25,339	$32,087	$68,597	$82,856
United States Government	29	—	—	—
States and political subdivisions	553	4,804	1,692	2,586
Commercial banks and other depository institutions	124	—	—	150

Total	$26,045	$36,891	$70,289	$85,592

Time deposits include certificates of deposit issued in denominations of $100,000 or more which amounted to $28,389,000 and $22,355,000 at December 31, 2006 and 2005, respectively. Interest expense on certificates of deposit of $100,000 or more was $952,000, $671,000 and $675,000 at December 31, 2006, 2005, and 2004, respectively.

A maturity distribution of time certificates of deposit at December 31, 2006, follows:

Due in 2007	$63,047,000
Due in 2008	8,945,000
Due in 2009	7,651,000
Due in 2010	10,971,000
Due in 2011	6,413,000
Due in 2012 and thereafter	118,000

Total	$97,145,000

NOTE 7 - FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS

Federal funds purchased and repurchase agreements represent borrowings of a short duration, usually less than 30 days. For repurchase agreements, the securities underlying the agreements remained under the Bank’s control. Information related to repurchase agreements and federal funds purchased are summarized below:

	Repurchase Agreements		Federal Funds Purchased
	2006	2005	2006
Balance at end of year	$15,240,158	$19,084,324	$—
Average balance during the year	18,786,058	13,890,199	105,616
Maximum month-end balance	19,569,721	19,084,324	2,000,000
Weighted-average rate during the year	3.46%	2.24%	5.53%
Rate at December 31	2.62%	2.80%	—

The subsidiary bank had no significant activity in federal funds purchased during 2005.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006, 2005, AND 2004

NOTE 8 - FEDERAL HOME LOAN BANK BORROWINGS

The subsidiary Bank is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”). The FHLB borrowings are secured by a blanket lien by the FHLB on certain residential real estate loans or securities with a market value at least equal to the outstanding balances. The remaining maximum borrowing capacity with the FHLB at December 31, 2006 was approximately $90.1 million subject to the purchase of additional FHLB stock. The subsidiary bank had FHLB borrowings of $2,342,718 and $2,384,893 at December 31, 2006 and 2005, respectively, with a weighted average interest rate of 4.76%.

The subsidiary bank also has a one year line of credit agreement with the Federal Home Loan Bank (“FHLB”). The maximum credit available under this agreement is $7.0 million and expires December 2011. There were no borrowings outstanding under this agreement at December 31, 2006 and 2005, respectively.

Contractual maturities of FHLB borrowings as of December 31, 2006 were as follows:

December 31, 2007	$44,226
December 31, 2008	46,378
December 31, 2009	48,634
December 31, 2010	50,999
December 31, 2011	53,481
Thereafter	2,099,000

$2,342,718

NOTE 9 - OTHER BORROWINGS

The Company has a non-revolving line of credit of $3.0 million from a financial institution. The line of credit is secured by 126,200 shares of Progressive Bank, N.A. stock. The note bears an interest rate of prime and is adjustable quarterly. The note matures in May 2015. The Company’s initial borrowing under the loan amounted to $2.0 million. There were no outstanding borrowings as of December 31, 2006 and as of December 31, 2005 outstanding borrowings amounted to $1.0 million with an interest rate of 7.25%.

NOTE 10 - CONCENTRATIONS OF CREDIT RISK

Most of the affiliate Bank’s loans and commitments have been granted to customers in the Bank’s primary market area of Northern and Central West Virginia, Eastern Ohio, and Southwestern Pennsylvania. In the normal course of business, however, the Bank has purchased participations and originated loans outside of its primary market area. The aggregate loan balances outstanding in any one geographic area, other than the Bank’s primary lending areas, do not exceed 10 percent of total loans. Concentrations of credit are measured by categorizing loans by the North American Industry Classification codes. Loans equal to or exceeding 25% of Tier I Capital are considered concentrations of credit. At December 31, 2006 concentrations of credit were as follows:

	Amount	Percent of Tier 1 Capital
Lessors of Residential Buildings and Dwellings	$8,746,928	36.7%
Lessors of Nonresidential Buildings	8,648,210	36.3%

NOTE 11 - RELATED PARTY TRANSACTIONS

Directors and officers of the Company and its subsidiary, and their associates, were customers of, and had other transactions with the subsidiary bank in the normal course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility. Such loans totaled $1,592,083 at December 31, 2006, and $3,394,123 at December 31, 2005.

The following is an analysis of loan activity to directors, executive officers, and associates of the Company and its subsidiary:

	December 31,
	2006	2005
Balance, January 1	$3,394,123	$4,978,829
New loans during the period	477,100	631,503
Repayments during the period	(2,279,140)	(2,216,209)

Ending balance	$1,592,083	$3,394,123

The Company’s subsidiary bank entered into a lease agreement to rent property for use as banking premises from a company owned by one of the Company’s directors. The lease has an initial term of 5 years, at an annual rental fee of $57,600, with options to renew for eight 5-year terms.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006, 2005, AND 2004

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

The following represents financial instruments whose contract amounts represent credit risk:

	2006	2005
Commitments to extend credit	$16,174,000	$14,202,000
Standby letters of credit	94,000	539,000

As of December 31, 2006, approximately $3,997,000 are fixed interest rate commitments and $12,271,000 are variable interest rate commitments.

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The standby letters of credit in the amount of $15,000 expire in 2007, $9,000 in 2008 and $70,000 in 2015. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The Company and its subsidiary are parties to various legal and administrative proceedings and claims. Although any litigation contains an element of uncertainty, management believes that the outcome of these events will not have a material effect on the financial position of the Company.

NOTE 13 - LEASES

The Company’s Bank affiliates leased certain land used for banking purposes under long-term leases, expiring at various dates. These leases contain renewal options and generally provide that the Company will pay for insurance, taxes, and maintenance.

As of December 31, 2006, the future minimum rental payments required under noncancelable operating leases with initial terms in excess of one year are as follows:

December 31, 2007	$162,657
December 31, 2008	93,877
December 31, 2009	87,277
December 31, 2010	45,097
December 31, 2011	45,097
Thereafter	67,645

Rental expense under operating leases approximated $212,711 in 2006; $214,092 in 2005; and $165,000 in 2004.

NOTE 14 - EMPLOYEE BENEFIT PLANS

The Company has a non-contributory profit sharing plan for employees meeting certain service requirements. The Company makes annual contributions to the profit sharing plan based on income of the Company as defined. Total expenses for the plan were $102,500, $98,070, and $172,000 for the years ended December 31, 2006, 2005, and 2004, respectively.

The Company also offers a 401(k) plan in which it matches a portion of the employee’s contribution up to 4 percent of their salary. The expense related to the 401(k) plan was $22,494, $23,726, and $24,209 in 2006, 2005, and 2004, respectively.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006, 2005, AND 2004

NOTE 15 - INCOME TAX

The provisions for income taxes at December 31 consist of:

	2006	2005	2004
Currently payable:
Federal	$434,266	$422,522	$752,530
State	128,803	116,913	191,962
Deferred:
Federal	(47,501)	1,837	(113,970)
State	(10,969)	497	(19,508)

Income tax expense	$504,599	$541,769	$811,014

The following temporary differences gave rise to the deferred tax asset at December 31:

	2006	2005
Allowance for loan losses	$807,121	$825,112
Deferred loan fees	60,357	69,426
Accrued interest on nonperforming loans	209,154	156,350
Deferred compensation	125,301	113,382
Deferred directors’ fees	—	9,588
Depreciation	61,922	38,287
Amortization	93,879	77,785
Deferred state income tax	(74,675)	(70,946)

Total deferred tax asset - federal	1,283,059	1,218,984
Total deferred tax asset - state	219,634	208,665

	1,502,693	1,427,649
Deferred tax assets arising from market adjustments of securities available for sale:
Federal	355,470	528,622
State	60,849	90,489

Net deferred tax assets	$1,919,012	$2,046,760

A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes for the year ended December 31 is as follows:

	2006		2005		2004
	Amount	Percent	Amount	Percent	Amount	Percent
Computed tax at statutory federal rate	$900,464	34.0%	$953,372	34.0%	$1,172,435	34.0%
Plus state income taxes net of federal tax benefits	77,817	2.9%	77,491	2.8%	98,892	2.9%

	978,281	36.9%	1,030,863	36.8%	1,271,327	36.9%
Increase (decrease) in taxes resulting from:
Tax exempt income	(461,564)	(17.4)%	(437,632)	(15.6)%	(443,697)	(12.9)%
Nontaxable goodwill	(37,267)	(1.4)%	(37,267)	(1.3)%	(37,267)	(1.1)%
Nondeductible interest expense	43,079	1.6%	32,396	1.1%	32,256	0.9%
Bank-owned life insurance	(38,670)	(1.5)%	(38,506)	(1.4)%	(27,446)	(0.8)%
Other - net	20,740	0.9%	(8,085)	(0.3)%	15,841	0.5%

Actual tax expense	$504,599	19.1%	$541,769	19.3%	$811,014	23.5%

NOTE 16 - RESTRICTION ON CASH

The subsidiary bank is required to maintain an average reserve balance with the Federal Reserve Bank or in cash on hand. The average required reserve balances for the years ended December 31, 2006 and 2005, were $1,973,000 and $2,618,000, respectively.

NOTE 17 - LIMITATIONS ON DIVIDENDS

The approval of the Comptroller of the Currency is required to pay dividends if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits (as defined) for the year, combined with its retained net profits of the preceding two years. Under this formula, the Company’s subsidiary bank can declare dividends in 2007, without approval of the Comptroller of the Currency, of approximately $250,000, plus an additional amount equal to the bank’s net profit for 2007 up to the date of any such dividend declaration. The subsidiary bank is the primary source of funds to pay dividends to the stockholders of First West Virginia Bancorp, Inc.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006, 2005, AND 2004

NOTE 18 - OTHER OPERATING EXPENSES

Other operating expenses at December 31 included the following:

	2006	2005	2004
Directors’ fees	$148,525	$178,575	$126,175
Stationery and supplies	172,268	170,350	141,031
Regulatory assessment and deposit insurance	212,922	187,384	117,354
Advertising	165,706	133,403	189,855
Postage and transportation	205,600	220,214	207,795
Other taxes	207,878	168,975	165,153
Service Expense	448,450	510,623	376,041
Other	867,509	979,926	808,694

Total	$2,428,858	$2,549,450	$2,132,098

NOTE 19 - REGULATORY MATTERS

The Company’s subsidiary bank entered into a Formal Agreement with the Office of the Comptroller of the Currency (OCC) in December 2004. The Formal Agreement contained certain required actions and certain restrictions. This agreement was terminated by the OCC on December 13, 2006. The Company also adopted a resolution with the Federal Reserve Bank of Cleveland, under authority given it by the Board of Governors of the Federal Reserve System, the federal regulatory agency for the Company. As with the agreement of the OCC, the Federal Reserve resolution necessitated certain actions and restrictions. Without prior Federal Reserve approval and a 30 day prior notice requirement, the resolution prohibited the Company from paying dividends, incurring debt, or participating in the acquisition of treasury stock. In addition, prior written approval is required before engaging in any non-bank activities. The resolution was terminated by the Federal Reserve Bank of Cleveland effective as of January 30, 2007.

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

As of December 31, 2006, the most recent notifications from the Office of the Comptroller of the Currency categorized the bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes has changed the capital category. The capital ratios of the Company and its subsidiary bank, along with the regulatory framework for adequately capitalized and well capitalized institutions are depicted as set forth in the following table:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
(Amounts Expressed in Thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
First West Virginia Bancorp, Inc.
As of December 31, 2006
Total Capital (to Risk Weighted Assets)	$26,014	18.20%	$11,436	8.0%	$14,296	10.0%
Tier I Capital (to Risk Weighted Assets)	24,227	16.95%	5,718	4.0%	8,577	6.0%
Tier I Capital (to Adjusted Total Assets)	24,227	9.41%	10,301	4.0%	12,876	5.0%
As of December 31, 2005
Total Capital (to Risk Weighted Assets)	$25,073	16.08%	$12,476	8.0%	$15,595	10.0%
Tier I Capital (to Risk Weighted Assets)	23,124	14.83%	6,238	4.0%	9,357	6.0%
Tier I Capital (to Adjusted Total Assets)	23,124	8.83%	10,480	4.0%	13,100	5.0%
Progressive Bank, N.A.
As of December 31, 2006
Total Capital (to Risk Weighted Assets)	$25,636	18.00%	$11,396	8.0%	$14,245	10.0%
Tier I Capital (to Risk Weighted Assets)	23,849	16.74%	5,698	4.0%	8,547	6.0%
Tier I Capital (to Adjusted Total Assets)	23,849	9.27%	10,287	4.0%	12,859	5.0%
As of December 31, 2005
Total Capital (to Risk Weighted Assets)	$25,701	16.53%	$12,442	8.0%	$15,552	10.0%
Tier I Capital (to Risk Weighted Assets)	23,752	15.27%	6,221	4.0%	9,331	6.0%
Tier I Capital (to Adjusted Total Assets)	23,752	9.09%	10,449	4.0%	13,061	5.0%

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006, 2005, AND 2004

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

Bank Owned Life Insurance: The carrying amount of bank owned life insurance represents the cash surrender value of the underlying insurance policies, if such policies were terminated. Management believes that the carrying amount approximates the fair value.

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

The estimates of fair values of financial instruments are summarized as follows at December 31:

	2006		2005
(Amounts Expressed in Thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$11,372	$11,372	$11,749	$11,749
Investment securities	110,895	110,911	107,998	108,033
Loans	118,412	117,560	132,894	130,642
Bank owned life insurance	3,308	3,308	3,194	3,194
Accrued interest receivable	1,263	1,263	1,255	1,255
Financial liabilities:
Deposits	210,409	208,464	218,817	216,859
Federal funds purchased and repurchase agreements	15,240	15,239	19,084	19,080
FHLB and other long term borrowings	2,343	2,343	3,385	3,385
Accrued interest payable	597	597	404	404

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006, 2005, AND 2004

NOTE 21 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

Presented below are the condensed statements of financial condition, statements of income, and statements of cash flows for First West Virginia Bancorp, Inc.

BALANCE SHEETS

	December 31,
	2006	2005
ASSETS
Cash	$212,344	$116,792
Investment securities available-for-sale (at fair value)	381,354	399,308
Investment in subsidiary bank	24,898,678	24,520,762
Other assets	154,140	255,243

Total assets	$25,646,516	$25,292,105

LIABILITIES
Deferred compensation	$369,562	$333,476
Other borrowings	—	1,000,000

Total liabilities	369,562	1,333,476
STOCKHOLDERS’ EQUITY	25,276,954	23,958,629

Total liabilities and stockholders’ equity	$25,646,516	$25,292,105

STATEMENTS OF INCOME

	Year Ended December 31,
	2006	2005	2004
INCOME
Dividends from subsidiary bank	$2,185,784	$2,090,512	$1,186,280
Gains (losses) on sales of investment securities	45,668	47,469	(1,708)
Other income	155,071	117,241	180,100

Total income	2,386,523	2,255,222	1,364,672

EXPENSES
Salary and employee benefits	88,638	69,192	48,994
Interest expense	29,194	69,778	—
Other expenses	164,224	153,447	142,334

Total expenses	282,056	292,417	191,328

Income before income taxes and undistributed net income of subsidiary	2,104,467	1,962,805	1,173,344
Income tax benefit	30,622	52,930	974
Equity in undistributed net income of subsidiary	8,735	246,530	1,463,007

NET INCOME	$2,143,824	$2,262,265	$2,637,325

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006, 2005, AND 2004

NOTE 21 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
OPERATING ACTIVITIES
Net income	$2,143,824	$2,262,265	$2,637,325
Adjustments to reconcile net income to net cash provided by operating activities:
Change in deferred tax benefit	(13,192)	109,755	(3,845)
Undistributed earnings of affiliate	(8,735)	(246,530)	(1,463,007)
Changes in operating assets and liabilities:
Other assets	134,243	257,529	(41,936)
Deferred compensation	36,085	(260,578)	(20,388)
Other liabilities	—	(183,391)	51,552
Net (gains) losses on sales of investment securities	(45,668)	(47,469)	1,708

Net cash provided by operating activities	2,246,557	1,891,581	1,161,409

INVESTING ACTIVITIES
Payments for investments in subsidiary	—	(2,000,000)	—
Proceeds from sales of securities	447,067	406,440	73,046
Purchases of investment securities	(436,456)	(99,489)	(106,879)

Net cash provided by (used in) investing	10,611	(1,693,049)	(33,833)

FINANCING ACTIVITIES
Proceeds from borrowings	—	2,000,000	—
Repayment of borrowings	(1,000,000)	(1,000,000)	—
Dividends paid	(1,161,616)	(1,161,616)	(1,161,616)

Net cash used in financing activities	(2,161,616)	(161,616)	(1,161,616)

Net increase (decrease) in cash and cash equivalents	95,552	36,916	(34,040)
Cash and cash equivalents at beginning of year	116,792	79,876	113,916

Cash and cash equivalents at end of year	$212,344	$116,792	$79,876

Supplemental disclosures:
Cash paid for interest	$32,111	$66,861	$—
Cash paid for income taxes	—	—	500

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

First West Virginia Bancorp, Inc.

Wheeling, West Virginia

We have audited the accompanying consolidated balance sheets of First West Virginia Bancorp, Inc. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First West Virginia Bancorp, Inc. and subsidiary as of December 31, 2006 and 2005, and the results of its operations, and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ S.R. Snodgrass, A.C.

Wheeling, West Virginia

February 28, 2007

S.R. Snodgrass, A.C.

980 National Road Wheeling, WV 26003-6400 Phone: 304-233-5030 Facsimile: 304-233-3062

Table One

SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)

	December 31,
	2006	2005	2004	2003	2002
SUMMARY OF OPERATIONS
Total interest income	$13,772	$13,128	$13,406	$13,319	$14,309
Total interest expense	4,943	4,070	4,195	4,603	5,101
Net interest income	8,829	9,058	9,211	8,716	9,208
Provision for loan losses	—	180	300	435	540
Total other income	1,433	1,378	1,284	1,346	1,033
Total other expenses	7,614	7,451	6,747	6,342	6,062
Income before income taxes	2,648	2,804	3,448	3,285	3,639
Net income	2,144	2,262	2,637	2,518	2,674
PER SHARE DATA
Net income	$1.40	$1.48	$1.73	$1.64	$1.74
Cash dividends declared	0.76	0.76	0.76	0.73	0.69
Book value per share	16.54	15.68	15.67	15.07	14.60
AVERAGE BALANCE SHEET SUMMARY
Total loans, net	$129,997	$144,528	$151,562	$137,826	$131,383
Investment securities	109,533	102,882	110,528	117,758	93,962
Deposits - interest bearing	190,160	200,902	215,937	217,064	200,170
Stockholders’ equity	25,416	24,409	23,092	21,884	20,302
Total assets	262,946	270,500	284,930	277,952	252,543
BALANCE SHEET
Investments	$110,894	$107,998	$106,561	$119,245	$108,065
Loans	120,709	135,214	154,331	146,711	136,772
Allowance for loan losses	(2,297)	(2,320)	(2,356)	(2,305)	(2,027)
Other assets	25,132	25,321	21,266	20,460	21,544

Total Assets	$254,438	$266,213	$279,802	$284,111	$264,354

Deposits	$210,409	$218,817	$236,171	$241,947	$231,376
Federal funds purchased and repurchase agreements	15,240	19,084	15,759	15,089	9,038
FHLB borrowings	2,343	2,385	2,425	2,464	—
Other long-term borrowings	—	1,000	—	—	—
Other liabilities	1,169	968	1,494	1,580	1,480
Stockholders’ equity	25,277	23,959	23,953	23,031	22,460

Total Liabilities and Stockholders’ equity	$254,438	$266,213	$279,802	$284,111	$264,354

SELECTED RATIOS
Return on average assets	0.82%	0.84%	0.93%	0.91%	1.06%
Return on average equity	8.44%	9.27%	11.42%	11.51%	13.17%
Average equity to average assets	9.67%	9.02%	8.10%	7.87%	8.04%
Dividend payout ratio	54.29%	51.35%	43.93%	44.51%	39.66%
Loan to Deposit ratio	57.37%	61.79%	65.35%	60.64%	59.11%

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

OVERVIEW

Following is a discussion and analysis of the significant changes in the financial condition and results of operations of First West Virginia Bancorp, Inc., (the Company), and its subsidiary for the years ended December 31, 2006, 2005 and 2004. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the Notes, thereto.

The Company reported net income of $2,143,824 or $1.40 per share for the year ended December 31, 2006 as compared to $2,262,265 or $1.48 per share for the year ended December 31, 2005. The decline in net income during 2006 over 2005 of $118,441 or 5.2% was primarily the result of a decline in net interest income combined with an increase in noninterest expenses which were offset in part by an increase in noninterest income and the decrease in the provision for loan losses. During 2006 as compared to 2005, net interest income fell primarily due to an increase in the interest paid on interest bearing liabilities combined with a decline in the interest earned on loans, offset in part by an increase in the interest earned on investment securities. Noninterest expenses rose $162,602 or 2.2% in 2006 over 2005 and was primarily due to increased salary and employee benefit costs which were offset in part by a decline in other operating expenses. Noninterest income increased $55,436 or 4.0% and was primarily attributable to the increase in service charges and other fee income which were offset in part by a decrease in net gains on sales of investment securities and other operating income. Operating expenses fell $120,592 or 4.7% in 2006 over 2005 and was primarily due to the reduction in service expenses, director fees, postage and transportation expenses and other expenses which were partially offset by increases in other taxes, advertising expenses and regulatory assessments. The provision for loan losses decreased $180,000 in 2006 over 2005 and was primarily the result of the decline in the loan volume combined with the improvement in the asset quality of the loan portfolio. The return on average assets was .82% as of December 31, 2006 compared to .84% in 2005. The return on average equity was 8.44% at December 31, 2006 compared to 9.27% in 2005. The Board of Directors declared and paid cash dividends of $.76 per share during 2006.

Table One is a summary of Selected Financial Data of the Company. The sections that follow discuss in more detail the information summarized in Table One.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Two - Average Balance Sheets and Interest Rate Analysis

The following table presents an average balance sheet, interest earned on interest bearing assets, interest paid on interest bearing liabilities, average interest rates and interest differentials for the years ended December 31, 2006, 2005, and 2004. Average balance sheet information as of December 31, 2006, 2005, and 2004 was compiled using the daily average balance sheet. Total loans are gross of the allowance for loan losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average balance computations; however, no interest was included in income subsequent to the non-accrual status classification. Loan fees and unearned discounts were included in income for average rate calculation purposes. Average yields on investment securities available for sale have been calculated based on amortized cost.

(dollars in thousands)	December 31, 2006			December 31, 2005			December 31, 2004
	Average Volume	Interest	Average Rate	Average Volume	Interest	Average Rate	Average Volume	Interest	Average Rate
ASSETS:
Investment securities:
U.S. Treasury and U. S Government agencies	$40,506	$1,577	3.89%	$45,684	$1,492	3.27%	$47,484	$1,457	3.07%
Mortgage backed securities	46,682	2,228	4.77%	37,239	1,460	3.92%	39,313	1,346	3.42%
States and political subdivisions	22,003	812	3.69%	19,050	697	3.66%	20,005	728	3.64%
Other securities	342	40	11.70%	909	36	3.96%	3,726	193	5.18%

Total Investment securities:	109,533	4,657	4.25%	102,882	3,685	3.58%	110,528	3,724	3.37%
Interest bearing deposits	1,623	83	5.11%	881	29	3.29%	993	11	1.11%
Federal funds sold	5,701	280	4.91%	5,646	178	3.15%	6,041	77	1.27%
Loans, net of unearned income	129,997	8,703	6.69%	144,528	9,208	6.37%	151,562	9,572	6.32%
Other earning assets	887	49	5.52%	1,257	28	2.23%	930	22	2.37%

Total earning assets	247,741	13,772	5.56%	255,194	13,128	5.14%	270,054	13,406	4.96%
Other assets	15,205			15,306			14,876

Total Assets	$262,946			$270,500			$284,930

LIABILITIES
Time deposits	$92,141	$3,495	3.79%	$83,666	$2,750	3.29%	$87,972	$2,786	3.17%
Savings deposits	61,757	522	0.85%	78,648	704	0.90%	88,786	879	0.99%
Interest bearing demand deposits	36,262	128	0.35%	38,588	120	0.31%	39,179	127	0.32%
Federal funds purchased and repurchase agreements	18,891	656	3.47%	13,894	312	2.25%	16,906	286	1.69%
FHLB and other long-term borrowings	2,753	142	5.16%	3,501	184	5.26%	2,444	117	4.79%

Total interest bearing liabilities	211,804	4,943	2.33%	218,297	4,070	1.86%	235,287	4,195	1.78%
Noninterest bearing demand deposits	24,537			26,388			24,885
Other liabilities	1,189			1,406			1,666
Total Liabilities	237,530			246,091			261,838
STOCKHOLDERS’ EQUITY	25,416			24,409			23,092

Total Liabilities and Stockholders’ Equity	$262,946			$270,500			$284,930

Net yield on earning assets		$8,829	3.56%		$9,058	3.55%		$9,211	3.41%

The fully taxable equivalent basis of interest income from obligations of states and political subdivisions has been determined using a combined Federal and State corporate income tax rate of 40% for 2006, 2005, and 2004, respectively. The effect of this adjustment is presented below.

Investment securities	$109,533	$5,178	4.73%	$102,882	$4,110	3.99%	$110,528	$4,165	3.77%
Loans	129,997	9,087	6.99%	144,528	9,641	6.67%	151,562	10,000	6.60%

Total earning assets	$247,741	$14,677	5.92%	$255,194	$13,986	5.48%	$270,054	$14,275	5.29%

Taxable equivalent net yield on earning assets		$9,734	3.93%		$9,916	3.89%		$10,080	3.73%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

EARNINGS ANALYSIS

Net Interest Income

Net interest income, which is the difference between interest earned on loans and investments and interest paid on deposits and other liabilities, is the primary source of earnings for the Company. Changes in the volume and mix of earning assets and interest bearing liabilities combined with changes in market rates of interest greatly effect net interest income. Tables Two and Three analyze the changes in net interest income for the three years ended December 31, 2006, 2005, and 2004.

Net interest income decreased $228,445 or 2.5% in 2006 compared to 2005, and follows a decrease in 2005 of $153,774 or 1.7% from 2004. During 2006, the decrease in net interest income was primarily due to a decline in the interest earned on loans combined with the increase in the interest paid on interest bearing liabilities, offset in part by an increase in the interest earned on investment securities. The decrease in net interest income in 2005 was primarily due to the decline in the interest earned on loans and investment securities, offset in part by a decrease in the average volume of interest bearing liabilities. The changes in the volume and mix of earning assets and interest bearing liabilities combined with the changes in the market rates of interest resulted in taxable equivalent net interest yields on average earning assets of 3.93% for 2006, as compared to 3.89% and 3.73% earned during 2005 and 2004, respectively.

Interest and fees on loans decreased $505,268 or 5.5% from 2005 to 2006, after decreasing $364,392 or 3.8% from 2004 to 2005. Interest and fees on loans declined in 2006 as compared to 2005 primarily due to the decline in the average volume of loans which was partially offset by an increase in the yield earned on the loan portfolio. The average loan volume decreased $14.5 million or 10.1% in 2006 as compared to 2005 after declining $7.0 million or 4.6% in 2005 as compared to 2004. During 2006, the decline in loan volume was primarily due to loan payoffs and the decreased demand for quality loans as a result of the higher interest rate environment and the increased competition from other lending companies and institutions. The taxable equivalent yield on loans rose 32 basis points in 2006, from 6.67% in 2005 to 6.99% in 2006, after rising 7 basis points in 2005, from 6.60% in 2004 to 6.67% in 2005.

Interest income on investment securities in 2006 increased $972,372 or 26.4% over 2005, and follows a decrease of $39,567 or 1.1% over 2004. The increase in the interest rates earned on investment securities combined with an increase in the average volume of investment securities contributed to the increase in interest income on investment securities. The taxable equivalent yield on investment securities rose 74 basis points in 2006, from 3.99% in 2005 to 4.73% in 2006, and follows an increase in 2005 of 22 basis points, from 3.77% in 2004 to 3.99% in 2005. The activity of the investment securities portfolio also increased with the average volume increasing $6.7 million or 6.5% in 2006 as compared to 2005, and follows a decrease of $7.6 million or 6.9% in 2005 as compared to 2004. In 2005, the decline in the average volume of investment securities offset in part by the increase in the interest rates earned contributed to the decrease in interest earned on investment securities.

Interest expense in 2006 increased $871,961 or 21.4% from 2005, compared to a decrease in 2005 of $124,088 or 3.0% from 2004. In 2006, the rise in interest expense was primarily due to an increase in the average rates paid on interest bearing liabilities. During 2006, the rates paid on interest bearing liabilities rose primarily due to the rise in interest rates paid on deposit products to meet competitive market pressures in a higher interest rate environment and due to a change in the deposit mix from savings deposits to certificates of deposit as result of customers seeking higher yielding deposit products. The increase in the average volume of time deposits and repurchase agreements offset in part by the decline in the average volume of savings deposits and FHLB borrowings also contributed to the rise in interest expense in 2006. In 2005, the decline in the average volume of interest bearing liabilities which was offset in part by the rise in interest rates primarily contributed to the overall decline in interest expense. The average yield paid on interest bearing liabilities during 2006 increased 47 basis points, from 1.86% in 2005 to 2.33% in 2006, and follows an increase in 2005 of 8 basis points, from 1.78% in 2004 to 1.86% in 2005. The average volume of interest bearing liabilities declined $6.5 million or 3.0% in 2006 compared to 2005, after decreasing $17.0 million or 7.2% in 2005 as compared to 2004.

Noninterest Income

Noninterest income is comprised of service charges, investment securities gains and losses, and other operating income. Noninterest income increased $55,436 or 4.0%, in 2006 as compared to an increase of $94,087 or 7.3% in 2005. The increase in noninterest income in 2006 as compared to 2005 was primarily due to an increase in service charges and other fees which was offset in part by declines in the gains on sales of investment securities and other operating income. In 2005, noninterest income primarily increased due to the nonrecurring gains on sales of investment securities offset in part by a decline in service charges and other fee income.

Service charges and other fees represent the major component of noninterest income. These charges are earned from assessments made on checking and savings accounts. Service charges increased $139,303 in 2006, up 18.0%, from 2005, as compared to an decrease of 3.0% from 2004 to 2005. The increase in service charges primarily resulted from the additional fee income from the overdraft protection program implemented in December 2005. The decrease in service charges during 2005 as compared to 2004 primarily resulted from a decline in the service charge fees and overdraft fees assessed on deposit accounts.

Sales of investment securities by the subsidiary bank are generally limited to the needs established under the liquidity policies. Net gains on sales of investment securities decreased $72,765 or 61.4% in 2006 as compared to 2005. The decline in net gains on sales of investment securities was primarily attributable to the nonrecurring sales realized in 2005. During 2006, the Company accounted for securities gains of $67,074 and securities losses of $21,406 which were attributable to sales of securities available for sale. In 2005, the Company and its subsidiary bank accounted for securities gains of $144,770 and securities losses of $26,337 which were attributable to sales of securities available for sale. During 2004, securities gains of 14,277 and securities losses of $9,512 which were sales of securities available for sale were recorded by the Company and its subsidiary bank.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Three - Rate Volume Analysis of Changes in Interest Income and Expense

The effect on interest income and interest expense for the years ended December 31, 2006 and 2005 due to changes in average volume and rate from the prior year, is presented below. The effect of a change in average volume has been determined by applying the average rate to the change in volume. The change in rate has been determined by applying the average volume in the earlier year by the change in rate. The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of change in each.

(in thousands)	2006 Compared to 2005			2005 Compared to 2004
	Increase (Decrease) Due to Change in:			Increase (Decrease) Due to Change in:
	Average Volume	Rate	Net increase (decrease)	Average Volume	Rate	Net increase (decrease)

INTEREST INCOME FROM:
U.S. Treasury and other U. S.
Government agencies	$(169)	$254	$85	$(55)	$90	$35
Mortgage backed securities	370	398	768	(71)	185	114
Obligations of states and political subdivisions	108	7	115	(35)	4	(31)
Other securities	(22)	26	4	(146)	(11)	(157)

Total investment securities	287	685	972	(307)	268	(39)
Interest bearing deposits	24	30	54	(1)	19	18
Federal funds sold	2	100	102	(5)	106	101
Loans, net of unearned income	(926)	421	(505)	(444)	80	(364)
Other earning assets	(8)	29	21	7	(1)	6

Total interest earned	(621)	1,265	644	(750)	472	(278)

INTEREST EXPENSE ON:
Time deposits	279	466	745	(136)	100	(36)
Savings deposits	(151)	(31)	(182)	(100)	(75)	(175)
Interest bearing demand deposits	(7)	15	8	(2)	(5)	(7)
Federal funds purchased and repurchase agreements	112	232	344	(51)	77	26
FHLB and other long-term borrowings	(39)	(3)	(42)	50	17	67

Total interest paid	194	679	873	(239)	114	(125)

Net interest differential	$(815)	$586	$(229)	$(511)	$358	$(153)

Presented below is the effect on volume and rate variances of the adjustment of interest income on obligations of states and political subdivisions to the fully taxable equivalent basis using a combined Federal and State corporate income tax rate of 40% for the years ended 2006, 2005, and 2004, respectively.

Investment securities	$266	$802	$1,068	$(288)	$233	$(55)
Loans	(969)	415	(554)	(464)	105	(359)

Total interest earned	$(685)	$1,376	$691	$(751)	$462	$(289)

Net interest differential	$(879)	$697	$(182)	$(512)	$348	$(164)

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Noninterest Income - Continued

Other operating income represents fees from safe deposit box rentals, sales of checkbooks, sales of cashiers’ checks and money orders, utility collections, ATM charges and card fees, home equity credit line fees, credit life commissions, credit card fees and commissions, income earned on bank owned life insurance and various other charges and fees related to normal customer banking relationships. Other operating income decreased $11,102 or 2.3% in 2006 as compared to 2005. During 2006, the decline in other operating income was primarily due to a reduction in nonrecurring gains on sales of assets and other miscellaneous income, offset in part by increases in ATM fees and income earned on loans sold to the FHLB. Other operating income increased $4,424 or .9% in 2005 as compared to 2004. During 2005, the increase in other operating income resulted primarily from an increase in earnings related to the cash surrender value of the bank owned life insurance on its key officers and ATM fees, offset in part by the reduction in nonrecurring gains on sales of assets and a decrease in income related to the sales of checkbooks and other credit card fees.

Noninterest Expense

Noninterest expenses are comprised of salaries and employee benefits, net occupancy of premises and other operating expenses. In 2006, noninterest expenses increased $162,602 or 2.2% over 2005, and follows an increase of $704,618 or 10.4% in 2005 over 2004. The increase in noninterest expenses in 2006 over 2005 was primarily due to an increase in salary and employee benefits and were offset in part by a decline in other operating expenses. The increase in noninterest expense in 2005 as compared to 2004 was primarily due to increases in other operating expenses, salary and employee benefits, and net occupancy expense.

Salary and employee benefits represent the largest component of noninterest expense. Salary and employee benefits increased $282,581 or 7.5% in 2006 over 2005. The increase in salary and employee benefit expense in 2006 was primarily due to the full year impact of hiring of additional personnel for lending development and operations, salary adjustments for key officers, the purchase of uniforms for bank personnel and normal annual merit adjustments. During 2005, salary and employee benefits increased $204,835 or 5.8% as compared to the same period in 2004. The increased salary and employee benefit expense in 2005 compared to 2004 was primarily due to the hiring of additional personnel to enhance lending development and operations, increased employee benefit costs and normal annual merit adjustments.

The major components of other operating expenses include: stationery and supplies, directors’ fees, service expense, postage and transportation, other taxes, advertising, and regulatory assessments and deposit insurance. Other operating expense decreased $120,592 or 4.7%, compared to the same period of the prior year. The decrease in other operating expense was primarily due a reduction in service expenses, directors fees, postage and transportation expense and in other expenses, offset in part by increases in other taxes, advertising, regulatory assessments, and stationery and supplies expense. During 2005, other operating expense increased $417,352, or 19.6%, over 2004 and was attributable primarily to the subsidiary bank’s compliance with the Formal Agreement resulting in increased service expenses and directors fees; compliance with the Sarbanes-Oxley Act Section 404 which resulted in increased internal audit fees and legal expenses; a loss on the sale of other real estate owned which amounted to $59,032; increased regulatory assessments; and the outsourcing of investment securities portfolio management, offset in part by decreased advertising expense and other taxes.

Occupancy expenses increased $613 or .1% in 2006 over 2005, and follows a increase of $82,431 or 7.8% in 2005 over 2004. Occupancy expenses have remained consistent with the previous year’s expense. Increased building and maintenance costs and equipment repair and maintenance costs primarily contributed to the increase in occupancy expenses in 2005 as compared to 2004. In January 2005 the Company’s subsidiary bank leased office space for its executives in Wheeling, WV which contributed to the increased building and maintenance costs as compared to the prior year.

Income Taxes

Income tax expense for the period ended December 31, 2006 was $504,599, a decrease of $37,170 or 6.9% over 2005 as compared to the decrease of $269,245 or 33.2% from 2004 to 2005. The decrease in pre-taxable income combined with the increase in tax exempt income primarily contributed to the reduction in income tax expense in 2006. The decrease in pre-taxable income primarily contributed to the reduction in income tax expense in 2005.

For federal income tax purposes, tax-exempt income is based on qualified state, county, and municipal bonds and loans. Tax-exempt income was $1,357,813 in 2006; $1,287,153 in 2005; and $1,301,770 in 2004. The state of West Virginia recognizes tax-exempt income based on the average of certain investments and loans held during the tax reporting period. Nontaxable items included are federal obligations and securities, obligations of West Virginia and West Virginia political subdivisions, investments of loans primarily secured by liens or security agreements on residential property and other real estate in the form of a mobile home, modular home or double-wide located in West Virginia. Nontaxable West Virginia income attributable to the foregoing items was approximately $1,113,000 in 2006; $1,271,000 in 2005; and $1,602,000 in 2004.

Components of the income tax expense for December 31, 2006 were $386,695 for federal taxes and $117,904 for West Virginia corporate net income taxes. Federal income tax rates and West Virginia corporate net income tax rates were consistent at 34% and 9%, respectively, for the years ended December 31, 2006, 2005 and 2004. Additional information regarding income taxes is contained in Note 15 to the Consolidated financial statements.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

BALANCE SHEET ANALYSIS

Investments

Investment securities increased $2,895,810 or 2.7% from 2005, and followed an increase in 2005 of $1,437,381 or 1.4% from 2004. The investment portfolio is managed to attempt to achieve an optimum mix of asset quality, liquidity and maximum yield on investment. The investment portfolio consists of U.S. Treasury securities, U.S. Government agency and corporation securities, obligations of states and political subdivisions, mortgage-backed securities and equity securities. Taxable securities comprised 80.0% of total securities at December 31, 2006, as compared to 79.6% at December 31, 2005. Other than the normal risks inherent in purchasing U.S. Treasury securities, U.S. Government agency and corporation securities, and obligations of states and political subdivisions, i.e., interest rate risk, management has no knowledge of other market or credit risk involved in these investments. The Company does not have any high risk hybrid/derivative instruments.

Investment securities that are classified available for sale are available for sale at any time based upon management’s assessment of changes in economic or financial market conditions. These securities are carried at fair value and the unrealized holding gains and losses, net of taxes, are reflected as a separate component of stockholders’ equity until realized. Available for sale securities, at fair value increased $3,699,250 or 3.5% from 2005, and represented 99% of the investment portfolio at December 31, 2006. The increase in the available for sale securities was primarily due to the purchase of mortgage-backed securities and obligations of states and political subdivisions, offset in part by the maturities and calls of the U.S. Treasury and other U.S. government agency and corporation securities and equity securities. Investment securities held to maturity are securities purchased with the intent and ability to hold until their maturity. Securities classified as held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts. The held to maturity securities decreased $803,440 or 45.2% from 2005 and represented 1% of the investment portfolio as of December 31, 2006. The decrease in the held to maturity securities was primarily the result of maturities and calls of tax exempt municipal securities. As the investment portfolio consists primarily of fixed rate debt securities, changes in the market rates of interest will affect the carrying value of securities available for sale, adjusted upward or downward under the requirements of FAS 115 and represent temporary adjustments in value. The carrying values of securities available for sale were decreased by $1,106,350 and $1,645,259 at December 31, 2006 and 2005, respectively. The fair value of securities classified as held to maturity was above book value by $16,386 and by $34,539 at December 31, 2006 and 2005, respectively.

Table Four - Investment Portfolio

The maturity distribution using book value including accretion of discounts and amortization of premiums and approximate yield of investment securities at December 31, 2006 and December 31, 2005 are presented in the following table. Tax equivalent yield basis was used on tax exempt obligations. Approximate yield was calculated using a weighted average of yield to maturities.

	December 31, 2006				December 31, 2005
	Securities Held to Maturity		Securities Available for Sale		Securities Held to Maturity		Securities Available for Sale
(dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U. S. Treasury and other U.S. Government Agencies
Within One Year	$—	—%	$5,051	3.12%	$—	—%	$8,722	2.65%
After One But Within Five Years	—	—	30,819	4.37	—	—	30,659	3.91
After Five But Within Ten Years	—	—	141	5.95	—	—	1,017	4.43
After Ten Years	—	—	186	5.88	—	—	192	4.39

	—	—	36,197	4.21	—	—	40,590	3.65
States & Political Subdivisions
Within One Year	310	6.37	1,140	3.97	645	5.74	1,272	5.46
After One But Within Five Years	663	7.23	4,955	4.31	1,034	6.91	5,339	4.71
After Five But Within Ten Years	—	—	6,696	5.50	97	7.95	6,742	5.21
After Ten Years	—	—	8,893	5.76	—	—	6,635	6.09

	973	6.96	21,684	5.25	1,776	6.54	19,988	5.38
Mortgage-Backed Securities	—	—	51,665	5.07	—	—	45,254	4.70
Equity Securities	—	—	375	10.80	—	—	390	2.57

Total	$973	6.96%	$109,921	4.84%	$1,776	6.54%	$106,222	4.42%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Loans

Loans represent the largest asset on the Company’s balance sheet. Total loans, net of unearned income, decreased $14,504,938 or 10.7% from 2005 to 2006. Total loans declined in 2006 primarily due to decreases in commercial loans, installment loans, residential real estate loans and other loans which decreased approximately $7,979,000, $3,175,000, $1,864,000 and $1,513,000, respectively. The decline in loans during 2006 was primarily attributed to a decreased demand for quality commercial loans as a result of increased competition from other lending companies and institutions, as well as the rise in the prime lending rate. From 2004 to 2005, total loans decreased $19,116,779 or 12.4%. The decline in loan volume in 2005 was primarily in commercial loans, residential real estate loans, installment loans and other loans which decreased approximately $9,483,000, $6,652,000, $1,676,000 and $1,322,000, respectively. The decrease in loans in 2005 was primarily due to large paydowns and payoffs to competitors, as well as initiated reductions to improve the asset quality of the loan portfolio. Other loans were also participated to financial institutions in order to restructure the bank’s balance sheet to achieve the minimum capital ratios established by the regulators.

Real estate residential loans which include real estate construction, real estate farmland, real estate residential loans and multi-family residential properties comprised thirty-six percent (36%) of the loan portfolio. Commercial loans which include real estate secured by non-farm, non-residential properties and commercial and industrial loans comprised forty-three percent (43%) of the loan portfolio. Installment loans comprised eleven percent (11%) of the loan portfolio. Other loans which include non-rated industrial development obligations, direct financing leases and other loans comprised ten percent (10%) of the loan portfolio. The changes in the composition of the loan portfolio from 2005 to 2006 were a 3% increase in real estate residential loans, a 2% decrease in commercial loans and a 1% decrease in installment loans. From 2004 to 2005, the changes in the composition of the loan portfolio were a 1% increase in other loans and a 1% decrease in real estate residential loans.

Table Five

Loan Portfolio - Maturities and sensitivities of Loans to Changes in Interest Rates

The following table presents the contractual maturities of loans other than installment loans and residential mortgages as of December 31, 2006 and 2005:

	December 31, 2006			December 31, 2005
(dollars in thousands)	In one Year or Less	After one Year Through Five Years	After Five Years	In one Year or Less	After one Year Through Five Years	After Five Years
Real estate construction	$430	$400	$375	$31	$369	$359
Commercial real estate - secured by nonfarm, nonresidential property	1,977	3,247	38,886	1,273	1,966	43,348
Commercial and industrial	2,437	3,390	2,392	559	7,205	5,957
Nonrated industrial development obligations	526	2,944	8,185	402	3,027	9,784

Total	$5,370	$9,981	$49,838	$2,265	$12,567	$59,448

The following table presents an analysis of fixed and variable rate loans as of December 31, 2006 and 2005 along with the contractual maturities of loans other than installment loans and residential mortgages:

	December 31, 2006			December 31, 2005
(dollars in thousands)	In one Year or Less	After one Year Through Five Years	After Five Years	In one Year or Less	After one Year Through Five Years	After Five Years
Fixed Rates	$2,110	$5,804	$8,609	$747	$7,805	$9,156
Variable Rates	3,260	4,177	41,229	1,518	4,762	50,292

Total	$5,370	$9,981	$49,838	$2,265	$12,567	$59,448

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Loans Held for Sale

The Company has entered into an agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”) under which the bank may sell conforming one-to-four family residential mortgage loans to the FHLB. The agreement provides for a maximum commitment of $5,000,000. Loans sold to the FHLB are sold with limited recourse or credit risk up to a maximum amount of $125,000 based upon utilization of the original commitment. The bank also maintains the servicing of these loans, for which it is paid a servicing fee. The total amount of loans sold under this agreement is $1,487,168 as of December 31, 2006 which are subject to recourse obligation or credit risk in the amount of $31,385.

Non-performing Loans

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

Total non-performing loans were $3,383,000 at December 31, 2006 as compared to $1,510,000 at December 31, 2005. Non-performing loans increased $1,873,000 in 2006, after decreasing $132,000 in 2005. An increase in non-accrual loans, offset by the decreases in loans past due 90 days or more and other real estate owned, primarily contributed to the overall increase in non-performing loans in 2006.

Table Six - Risk Elements

Loans which are in the process of collection, but are contractually past due 90 days or more as to interest or principal, renegotiated, non-accrual loans and other real estate are as follows:

	December 31,
(dollars in thousands)	2006	2005	2004	2003	2002
Past Due 90 Days or More:
Real Estate - residential	$—	85	—	$52	$61
Commercial	—	—	6	—	—
Installment	3	5	11	6	15

	3	90	17	$58	$76

Non-accrual:
Real Estate - residential	$958	64	74	$12	$115
Commercial	2,409	1,262	1,357	2,052	1,443
Installment	13	41	10	35	9

	$3,380	1,367	1,441	$2,099	$1,567

Other Real Estate	$—	53	184	$12	$39

Total non-performing assets	$3,383	1,510	1,642	$2,169	$1,682

Total non-performing assets to total loans and other real estate	2.80%	1.12%	1.06%	1.48%	1.23%

Loans are placed in non-accrual when the principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection. Non-accrual loans were $3,380,000 or 2.8% of total loans outstanding as of December 31, 2006, as compared to $1,367,000 or 1.0% of total loans outstanding as of December 31, 2005. Non-accrual loans increased in 2006 over 2005 primarily due to the addition of two commercial loan customers into non-accrual status by the subsidiary bank. Loans past due 90 days or more and still accruing interest were $3,000 at December 31, 2006, as compared to $90,000 at December 31, 2005. There was no balance in other real estate owned at December 31, 2006 as compared to $53,000 at December 31, 2005. Other real estate owned decreased $53,000 and $131,000 in 2006 and 2005, respectively. Management continues to monitor the nonperforming assets to ensure against deterioration in collateral values.

Generally, all banks recognize interest income on the accrual basis, except for certain loans which are placed on a non-accrual status. Loans are placed on a non-accrual status, when in the opinion of management doubt exists as to its collectibility. In accordance with the Office of the Comptroller of the Currency Policy, banks may not accrue interest on any loan which either the principal or interest is past due 90 days or more unless the loan is both well secured and in the process of collection. The amount of interest income that would have been recognized on nonaccrual loans had the loans performed in accordance with their original terms was $204,093 and $117,900 for the periods ended December 31, 2006 and 2005, respectively.

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

The allowance for loan losses decreased $22,913 or 1.0%, between December 31, 2006 and December 31, 2005. The allowance for loan losses represented 1.9% and 1.7% of outstanding loans as of December 31, 2006 and 2005, respectively. Net loan charge-offs were $22,913 in 2006, compared to $216,230 in 2005 and $248,767 in 2004. The net loan charge-offs remain within historical ranges. The net loan charge-offs in 2006, 2005 and 2004 were primarily commercial and consumer loans. There was no allocation to the provision for loan losses in 2006 compared to $180,000, and $300,000 at December 31, 2005 and 2004, respectively. The credit quality of the loan portfolio combined with the recent level of net charge-offs and nonperforming assets continue to be considered in the calculation of the provision for loan losses.

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

Table Seven - Analysis of Allowance for Possible Loan Losses

The following table presents a summary of loans charged off and recoveries of loans previously charged off by type of loan.

	December 31,
(dollars in thousands)	2006	2005	2004	2003	2002
Allowance for loan losses:
Balance at beginning of period:	$2,320	$2,356	$2,305	$2,027	$1,646
Loans Charged Off:
Real Estate - residential	—	12	3	13	2
Commercial	18	183	229	77	134
Installment	56	71	70	76	63

	74	266	302	166	199
Recoveries:
Real Estate - residential	—	—	17	3	—
Commercial	36	29	20	—	29
Installment	15	21	16	6	11

	51	50	53	9	40
Net Charge-offs	23	216	249	157	159
Additions Charged to Operations	—	180	300	435	540

Balance at end of period:	$2,297	$2,320	$2,356	$2,305	$2,027

Average Loans Outstanding	$129,997	$144,528	$151,562	$137,826	$131,383

Ratio of net charge-offs to Average loans outstanding for the period	0.02%	0.15%	0.16%	0.11%	0.12%
Ratio of the Allowance for Loan Losses to Loans Outstanding for the period	1.90%	1.72%	1.53%	1.57%	1.48%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Eight

Loan Portfolio - Allocation of allowance for possible loan losses

The following table presents an allocation of the allowance for possible loan losses at each of the five year periods ended December 31, 2006. The allocation presented below is based on the historical average of net charge offs per category combined with the change in loan growth and management’s review of the loan portfolio.

	December 31,
(dollars in thousands)	2006		2005		2004		2003		2002
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
Real estate - residential	$327	35.8%	$327	33.4%	$325	33.5%	$311	36.0%	$276	37.5%
Commercial	1,483	43.3%	1,465	44.5%	1,520	45.2%	1,429	43.0%	1,161	41.7%
Installment	466	11.2%	507	12.3%	490	11.9%	544	12.9%	569	12.9%
Others	21	9.7%	21	9.8%	21	9.4%	21	8.1%	21	7.9%

Total	$2,297	100.0%	$2,320	100.0%	$2,356	100.0%	$2,305	100.0%	$2,027	100.0%

Deposits

A stable core deposit base is the major source of funds for the Holding Company’s subsidiary bank. The deposit mix depends upon many factors including competition from other financial institutions, depositor interest in certain types of deposits, changes in the interest rate and the Company’s need for certain types of deposit growth. Total deposits decreased approximately $8.4 million or 3.8% in 2006. The decrease in total deposits was primarily due to the decline in savings and interest bearing demand deposits offset by the increase in time deposits. Savings deposits decreased approximately $15.7 million, or 22.3%, during 2006 while time deposits increased approximately $11.6 million, or 13.5%. This change from savings to time deposits is primarily a result of deposit customers seeking higher yielding deposit products as well as a special certificate of deposit promotion offered during the third quarter of 2006. This promotion generated an increase in time deposits of approximately $13.9 million during the third quarter of 2006.

At December 31, 2006, noninterest bearing deposits comprised 12% of total deposits and interest bearing deposits which include NOW, money market, savings and time deposits comprised 88% of total deposits. There was no change in the deposit mix from December 31, 2005 to December 31, 2006. The change in the deposit mix from 2004 to 2005 was a 1% increase in noninterest bearing deposits and a 1% decrease in interest bearing deposits.

Federal Funds Purchased and Repurchase Agreements

Federal funds purchased and repurchase agreements are short-term borrowings. There were no Federal funds purchased as of December 31, 2006 and 2005. Repurchase agreements decreased $3,844,166 or 20.1%, from $19,084,324 at December 31, 2005 to $15,240,158 at December 31, 2006. The 2006 decrease in repurchase agreements was primarily due to the reduction in the balances maintained by commercial customers.

Federal Home Loan Bank and Other Long-term Borrowings

Federal Home Loan Bank (“FHLB”) borrowings were $2,342,718 and $2,384,893 at December 31, 2006 and 2005, respectively, with an interest rate of 4.76%. The FHLB borrowings are collateralized by a blanket collateral agreement which assigns a security interest in capital stock, deposits, mortgage loans, securities and FHLB stock of the subsidiary bank. The borrowings will mature in 2018. The FHLB funding was utilized to mitigate the impact of rising interest rates for a long term fixed rate loan commitment.

The Company obtained a $3 million non-revolving line of credit from a financial institution in 2005 to provide for the capitalization of the subsidiary Bank as required under the terms of the Formal Agreement. The line of credit is secured by 126,200 shares of Progressive Bank, N.A. stock. The note bears an interest rate of prime and is adjusted on a quarterly basis. The line of credit expires in May 2015 and is to be repaid in quarterly interest only payments for the first three years and quarterly principal and interest payments thereafter. The Company’s initial borrowing on the note amounted to $2 million. At December 31, 2005 the outstanding borrowings amounted to $1 million with an interest rate of 7.25%. During 2006, the Company repaid the $1 million borrowing. There were no outstanding borrowings under the line of credit at December 31, 2006.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Nine Contractual Maturities of Long term Obligations and Operating Leases

The following table presents the contractual maturities of long term obligations and operating leases:

(dollars in thousands)	Payments due by period
	< 1 year	1-3 years	3-5 years	> 5 years	Total
Contractual Obligations:
Federal Home Loan Bank and other long term borrowings	$44	$95	$105	$2,099	$2,343
Operating Leases	163	181	90	68	502

	$207	$276	$195	$2,167	$2,845

Table Ten Contractual Maturities of Commitments and Contingencies

The following table presents the maturities of commitments and contingencies:

(dollars in thousands)	Amount of Commitment Expiration Per Period
	< 1 year	1-3 years	3-5 years	> 5 years	Total
Off-Balance Sheet arrangements:
Commitments to extend credit	$2,664	$2,879	$87	$10,544	$16,174
Standby letters of credit	15	9	—	70	94

	$2,679	$2,888	$87	$10,614	$16,268

Liquidity

Liquidity management ensures that funds are available to meet loan commitments, deposit withdrawals, and operating expenses. Funds are provided by loan repayments, investment securities maturities, or deposits, and can be raised by liquidating assets or through additional borrowings. The Company had investment securities with an estimated fair value of $109,921,387 classified as available for sale at December 31, 2006. These securities are available for sale at any time based upon management’s assessment in order to provide necessary liquidity should the need arise. The fair value of temporarily impaired investment securities that the company has the intent and ability to hold until the anticipated recovery in market value is $81,080,000. In addition, the Company’s subsidiary bank, Progressive Bank, N.A., is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”). Membership in the FHLB provides an additional source of funding in the form of collateralized advances. At December 31, 2006, the subsidiary bank had a short term line of credit in the aggregate amount of approximately $7 million available with the FHLB. There were no short term borrowings outstanding pursuant to this agreement as of December 31, 2006. At December 31, 2006 and December 31, 2005, the Company had outstanding loan commitments and unused lines of credit totaling $16,268,000 and $14,741,000, respectively. As of December 31, 2006, management placed a high probability for required funding within one year of approximately $10.0 million. Approximately $3.5 million is principally unused home equity and credit card lines on which management places a low probability for required funding.

Capital Resources

Stockholders’ equity increased 3.9% in 2006 entirely from current year earnings after quarterly dividends, and a 1.6% increase in accumulated other comprehensive income. The increase in accumulated other comprehensive income is primarily attributable to the effect of the change in the net unrealized losses on available for sale investment securities. The increase in stockholders’ equity in 2006 follows an increase of 4.6% in 2005 entirely from current earnings after quarterly dividends, and an decrease of 4.6% resulting from the effect of the change in the net unrealized gain on available for sale investment securities. Stockholders’ equity amounted to 9.9% and 9.0% of total assets at the end of 2006 and 2005, respectively. The Company paid dividends of $.76 per share in 2006 and 2005.

The Holding Company’s primary source of funds for payment of dividends to shareholders is from the dividends from its subsidiary bank. As previously discussed in Note 17 of the Consolidated Financial Statements, the Board of Directors adopted a resolution with the Federal Reserve Bank of Cleveland which prohibited the Company from paying dividends or participating in the acquisition of treasury stock without prior Federal Reserve approval and a 30 day prior notice requirement. This resolution was terminated by the Federal Reserve Bank of Cleveland on January 30, 2007.

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

The information presented in the following Interest Rate Risk table contains assumptions and estimates used by management in determining repricing characteristics and maturity distributions. As noted in the following table, the cumulative gap at one year is negative at approximately $24,499,000, which indicates the Company’s interest bearing liabilities reprice sooner than earning assets at December 31, 2006. As the table presented is as of a point in time and conditions change on a daily basis, any conclusions made may not be indicative of future results.

The Company’s subsidiary bank uses an asset/liability model to measure the impact of changes in interest rates on net interest income on a periodic basis. Assumptions are made to simulate the impact of future changes in interest rates and/or changes in balance sheet composition. The effect of changes in future interest rates on the mix of assets and liabilities may cause actual results to differ from simulated results. Guidelines established by the Company’s subsidiary bank provides that the estimated net interest income may not change by more than 10% in a one year period given a +/- 200 basis point parallel shift in interest rates. Excluding the potential effect of interest rate changes on assets and liabilities of the Holding Company which are not deemed material, the anticipated impact on net interest income of the subsidiary bank at December 31, 2006 was as follows: given a 200 basis point increase scenario net interest income would be reduced by approximately 4.4%, and given a 200 basis point decrease scenario net interest income would be reduced by approximately 1.2%. The projections provided by the model are not intended as an actual forecast of the bank’s performance in a particular rate environment, and should not be relied upon. Actual changes in the interest rate environment normally do not take place instantaneously, but over a period of time, and do not occur in a parallel fashion. Additionally, the balance sheet composition, spread relationships for new dollars invested, non interest income and expenses, investment practices, and deposit practices all change as a result of changes in interest rates and would need to be considered by the Asset Liability committee.

Interest Rate Risk Table - December 31, 2006

(dollars in thousands)	Less than Three Months	Four to Twelve Months	One to Three Years	Greater than Three Years	Non- Interest Bearing	Total
ASSETS:
Cash and cash equivalents	$4,721	$—	$—	$—	$6,651	$11,372
Investment securities	4,991	11,951	40,848	54,210	(1,106)	110,894
Loans	18,231	32,029	42,976	24,271	3,202	120,709
Other assets	4,227	—	—	—	9,533	13,760
Allowance for loan losses	—	—	—	—	(2,297)	(2,297)

Total assets	$32,170	$43,980	$83,824	$78,481	$15,983	$254,438

LIABILITIES AND CAPITAL
NOW and savings accounts	$8,647	$6,014	$9,731	$49,854	$—	$74,246
Money Market Accounts (MMDA’s)	7,656	—	5,775	—	—	13,431
Certificates of deposit < $100,000	11,357	31,653	12,607	13,139	—	68,756
Certificates of deposit > $100,000	3,929	16,109	3,989	4,362	—	28,389
Noninterest bearing demand deposits	—	—	—	—	25,587	25,587
Federal funds purchased and repurchase agreements	15,240	—	—	—	—	15,240
FHLB borrowings	11	33	95	2,204	—	2,343
Other liabilities	—	—	—	—	1,169	1,169
Stockholders’ equity	—	—	—	—	25,277	25,277

Total liabilities and capital	$46,840	$53,809	$32,197	$69,559	$52,033	$254,438

GAP	(14,670)	(9,829)	51,627	8,922	(36,050)
GAP/ Total Assets	(5.77)%	(3.86)%	20.29%	3.51%	(14.17)%
Cumulative GAP	(14,670)	(24,499)	27,128	36,050	0
Cumulative GAP/Total Assets	(5.77)%	(9.63)%	10.66%	14.17%	0.00%

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

		First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2006	High	$19.40	$19.20	$20.25	$20.80
	Low	$18.75	$18.65	$18.70	$19.60
2005	High	$23.90	$21.40	$20.07	$19.35
	Low	$20.81	$19.51	$18.10	$17.40

Summarized Quarterly Financial Information

A summary of selected quarterly financial information follows:

2006	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest income	$3,361,053	$3,441,719	$3,518,234	$3,450,767
Total interest expense	1,122,867	1,147,188	1,288,661	1,383,746
Net interest income	2,238,186	2,294,531	2,229,573	2,067,021
Provision for loan losses	—	—	—	—
Investment securities gain (loss)	(106)	44,215	778	781
Total other income	327,055	338,524	368,824	353,068
Total other expenses	1,813,711	2,003,925	1,834,969	1,961,422
Income before income taxes	751,424	673,345	764,206	459,448
Net income	600,043	549,433	591,693	402,655
Net income per share	0.39	0.36	0.39	0.26

2005	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest income	$3,305,715	$3,271,283	$3,246,463	$3,304,796
Total interest expense	987,271	1,009,855	1,008,387	1,064,988
Net interest income	2,318,444	2,261,428	2,238,076	2,239,808
Provision for loan losses	90,000	90,000	—	—
Investment securities gain (loss)	77,856	2,390	38,309	(122)
Total other income	295,072	303,896	336,568	323,734
Total other expenses	1,930,503	1,857,371	1,823,928	1,839,623
Income before income taxes	670,869	620,343	789,025	723,797
Net income	545,728	510,783	613,555	592,199
Net income per share	0.36	0.33	0.40	0.39

2004	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest income	$3,312,275	$3,264,003	$3,428,544	$3,401,297
Total interest expense	1,065,824	1,039,123	1,048,859	1,040,783
Net interest income	2,246,451	2,224,880	2,379,685	2,360,514
Provision for loan losses	30,000	90,000	90,000	90,000
Investment securities gain (loss)	(2,501)	6,427	(880)	1,719
Total other income	289,355	301,170	336,408	351,918
Total other expenses	1,624,134	1,628,201	1,707,810	1,786,662
Income before income taxes	879,171	814,276	917,403	837,489
Net income	658,740	625,579	707,973	645,033
Net income per share	0.43	0.41	0.46	0.43

FIRST WEST VIRGINIA BANCORP, INC. DIRECTORS

Nada E. Beneke

Assistant Secretary, First West Virginia Bancorp, Inc.

Assistant Secretary, Progressive Bank, N.A.

Registered Sanitarian, Ohio County Health Department

President, Beneke Corporation

Sylvan J. Dlesk

Chairman of the Board, First West Virginia Bancorp, Inc.

President and Chief Executive Officer, First West Virginia Bancorp, Inc.

President and Chief Executive Officer, Progressive Bank, N.A

Owner, Dlesk Realty and Investments

President, Dlesk, Inc.

President, Ohio Valley Carpeting, Inc.

Gary W. Glessner

Certified Public Accountant

President/Owner, Glessner & Associates, PLLC

Laura G. Inman

Vice Chairman of the Board, First West Virginia Bancorp, Inc.

James C. Inman, Jr.

Retired Bank Executive

R. Clark Morton

Chairman of the Board, Progressive Bank, N.A.

Attorney at Law

Retired Partner, Herndon, Morton, Herndon & Yaeger

Thomas A. Noice

Retired Bank Executive

Treasurer, Belmont Community Hospital

William G. Petroplus

Attorney at Law

Member/Partner Petroplus & Gaudino

Thomas L. Sable

Owner, Bellaire Hardware

Managing Partner, The Summit Atlantic Group, LLC

FIRST WEST VIRGINIA BANCORP, INC. OFFICERS

Sylvan J. Dlesk

Chairman, President and Chief Executive Officer

Laura G. Inman

Vice Chairman

Francie P. Reppy

Executive Vice President and Chief Financial Officer

Chief Administrative Officer

Treasurer

Nancy J. Ritter

Vice President

Connie R. Tenney

Vice President

Stephanie A. LaFlam

Secretary

Nada E. Beneke

Assistant Secretary

PROGRESSIVE BANK, N.A. DIRECTORS

Nada E. Beneke

Dr. Clyde D. Campbell

Robert R. Cicogna

Sylvan J. Dlesk

Gary W. Glessner

Elizabeth H. Hestick

Robert B. Hunnell, Jr.

J. Burton Hunter, III

James C. Inman, Jr.

Laura G. Inman

Tulane B. Mensore

R. Clark Morton

Thomas A. Noice

William G. Petroplus

David R. Rexroad

Thomas L. Sable

DIRECTOR EMERITUS    Dale F. Riggs

PROGRESSIVE BANK, N.A. OFFICERS

R. Clark Morton

Chairman of the Board

Sylvan J. Dlesk

President

Chief Executive Officer

Francie P. Reppy

Executive Vice President

Chief Administrative Officer

Chief Financial Officer

Nancy J. Ritter

Senior Vice President Operations

Cashier

Connie R. Tenney

Senior Vice President

Brad D. Winwood

Senior Vice President

Senior Accounting &

Investment Officer

Michael J. Taylor

Vice President

Senior Loan Officer

Dennis W. Biearman

Vice President

Credit Administration

Gary S. Martin

Vice President

Retail Lending

David E. Wharton

Vice President

Information Technology Officer

Data Security Officer

Deborah A. Kloeppner

Vice President

Compliance and CRA Officer

Michele L. Stanley

Vice President

Bank Secrecy & OFAC Officer

Susan E. Reinbeau

Vice President

Branch Administrator

Stephanie A. LaFlam

Vice President

Human Resource Manager

Secretary

Laura A. Schmidt

Assistant Vice President

Accounting Officer

James W. Gasperowich

Assistant Vice President

Credit Analyst

Todd J. Hayes

Assistant Vice President

Business Development Officer

Anthony J. Collaros

Assistant Vice President

Business Development Officer

Kerrie A. Weisenborn

Assistant Vice President

Business Development Officer

Janey S. Longwell

Assistant Vice President

Office Manager New Martinsville

Debra M. Tomlin

Assistant Vice President

Loan Officer

Rebecca A. Palmer

Assistant Vice President

Manager Data Processing

Kimberly A. Hughes

Loan Review Officer

Harold O. Thomas

Senior Business Development

Officer

Beth A. Heyman

Office Manager Woodsdale

Michelle R. Pierce

Office Manager Bellaire

Johanna Sanders

Office Manager Wellsburg

Susan M. Scotka

Office Manager Moundsville

Vickie D. Poling

Loan Officer

Nada E. Beneke

Assistant Secretary

STOCKHOLDER INFORMATION

Corporate Office:

First West Virginia Bancorp, Inc.

1701 Warwood Avenue

Wheeling, WV 26003

Phone: (304) 277-1100

Fax: (304) 242-9628

www.progbank.com

Stock Registrar and Transfer Agent:

Any inquiries related to stockholder records, stock transfers, changes of ownership, and changes of address should be sent to the transfer agent at the following address:

Investor Relations Department

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016-9982

(800) 368-5948

www.rtco.com

Stock Trading Information:

First West Virginia Bancorp, Inc.’s common stock is traded on the American Stock Exchange, Inc. primary list under the symbol FWV.

Annual Meeting

The Annual Meeting of Stockholders will be held at 4:00 p.m, on Tuesday, April 10, 2007, at the Warwood Office of Progressive Bank, N.A., 1701 Warwood Avenue, Wheeling, WV 26003.

Form 10-K

Upon written request any shareholder of record on December 31, 2006, may obtain a copy of the Corporation’s 2006 Form 10-K Report (to be filed with the Securities and Exchange Commission before March 31, 2007) by writing to the Secretary, First West Virginia Bancorp, Inc., 1701 Warwood Avenue, Wheeling, WV 26003. An electronic version of Form 10-K may also be obtained by visiting the Progressive Bank, N.A. website at www.progbank.com in the section entitled “Investor Relations” or at the Securities and Exchange’s website at www.sec.gov.