Form 10-K, Exhibit 13
period 2007-12-31
FIRST WEST VIRGINIA BANCORP INC
filed 2008-03-28
CIK 37049

EXHIBIT 13.1

Annual Report to Shareholders

(FIRST WEST VIRGINIA BANCORP LETTERHEAD)

P.O. Box 6671

Wheeling, WV 26003

TO OUR SHAREHOLDERS:

I am pleased for the opportunity to present you with the financial performance contained in the 2007 Annual Report of First West Virginia Bancorp, Inc. Consolidated net income for 2007 was $2,035,962 or $1.33 per share, as compared to $2,143,824 or $1.40 per share a year earlier. Total assets for the Holding Company decreased .5% over the prior year to $253,186,790 at December 31, 2007 as compared to $254,437,561 at December 31, 2006. Total stockholders’ equity increased 7.7% to $27,214,599 as compared to $25,276,954 reported in 2006. The book value per share was $17.81 at December 31, 2007 as compared to $16.54 a year earlier.

The Board of Directors declared and paid cash dividends of $.76 per share during 2007 and 2006.

This year it is with deep sorrow that I mention the passing of Dale F. Riggs, Director Emeritus of the Company’s subsidiary bank, Progressive Bank, N.A. Mr. Riggs served as a member of the bank’s Board of Directors since 1986. His experience, support, and dedication over the years has left its mark on the growth of our Company and he will be missed.

The year 2007 was very challenging and opportunistic dealing with a sagging economy created by increases in core household expenses outpacing consumer net income. The results affected consumer confidence and rippled throughout our subsidiary banks’ trading areas. The strong, gloomy overcast the subprime lending market has had on the real estate market, in addition to other blighted economic conditions, slowed customer activity in the fourth quarter.

Nevertheless, the Board of Directors is pleased with the decrease in noninterest expenses, Company earnings and other comprehensive income which resulted in an increase in stockholders’ equity as well as a $1.27 increase in our book value per share.

Furthermore, the Board of Directors made significant progress in our strategy to redesign, realign, and redefine all areas of our Company. The Board of Directors appreciates the commitment of our employees and their contributions to the success of our Company, our loyal customers throughout the years, as well as the continued support of our shareholders.

The Board of Directors has redefined our customer base and has a definite aim on our strategies to provide quality products and professional service in all the communities we serve.

Sincerely,

/s/ Sylvan J. Dlesk
Sylvan J. Dlesk Chairman of the Board President and Chief Executive Officer

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
ASSETS
Cash and due from banks	$5,533,577	$6,650,406
Due from banks - interest bearing	639,603	668,230
Federal funds sold	6,752,000	4,053,000

Total cash and cash equivalents	12,925,180	11,371,636
Investment securities:
Available-for-sale (at fair value)	105,983,126	109,921,387
Held-to-maturity (fair value of $675,604 and $989,241, respectively)	663,936	972,855
Loans	121,739,193	120,709,320
Less allowance for loan losses	(2,042,997)	(2,296,958)

Net loans	119,696,196	118,412,362
Premises and equipment, net	4,789,947	4,334,131
Accrued income receivable	1,236,153	1,263,335
Other intangible assets	14,792	103,543
Goodwill	1,644,119	1,644,119
Bank owned life insurance	3,429,560	3,307,711
Other assets	2,803,781	3,106,482

Total assets	$253,186,790	$254,437,561

LIABILITIES
Noninterest bearing deposits:
Demand	$24,437,272	$25,586,509
Interest bearing deposits:
Demand	33,232,800	33,070,271
Savings	50,969,862	54,606,775
Time	94,486,897	97,144,860

Total deposits	203,126,831	210,408,415
Federal funds purchased and securities sold under agreements to repurchase	12,196,144	15,240,158
Federal Home Loan Bank borrowings	9,298,492	2,342,718
Accrued interest payable	598,054	597,457
Other liabilities	752,670	571,859

Total liabilities	225,972,191	229,160,607

STOCKHOLDERS’ EQUITY
Common stock - 2,000,000 shares authorized at $5 par value:
1,538,443 shares issued at December 31, 2007 and 2006	7,692,215	7,692,215
Treasury stock - 10,000 shares at cost:	(228,100)	(228,100)
Surplus	4,982,606	4,982,606
Retained earnings	14,394,610	13,520,264
Accumulated other comprehensive income (loss)	373,268	(690,031)

Total stockholders’ equity	27,214,599	25,276,954

Total liabilities and stockholders’ equity	$253,186,790	$254,437,561

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2007	2006	2005
INTEREST AND DIVIDEND INCOME
Loans, including fees:
Taxable	$7,686,362	$8,125,629	$8,558,205
Tax-exempt	586,511	576,861	649,553
Debt securities:
Taxable	4,179,638	3,876,233	3,047,213
Tax-exempt	839,066	780,952	637,600
Dividends	43,511	34,489	16,452
Other interest income	99,192	97,705	41,147
Federal funds sold	274,216	279,904	178,087

Total interest and dividend income	13,708,496	13,771,773	13,128,257

INTEREST EXPENSE
Deposits	4,680,090	4,144,645	3,574,439
Federal funds purchased and repurchase agreements	485,978	656,063	311,763
FHLB and other long-term borrowings	265,432	141,754	184,299

Total interest expense	5,431,500	4,942,462	4,070,501

Net interest income	8,276,996	8,829,311	9,057,756
PROVISION FOR LOAN LOSSES	(100,000)	—	180,000

Net interest income after provision for loan losses	8,376,996	8,829,311	8,877,756

NONINTEREST INCOME
Service charges and other fees	930,563	914,891	775,588
Net gains (losses) on available for sale securities	(22,255)	45,668	118,433
Other operating income	502,170	472,580	483,682

Total noninterest income	1,410,478	1,433,139	1,377,703

NONINTEREST EXPENSE
Salary and employee benefits	3,833,170	4,051,274	3,768,693
Net occupancy expense of premises	1,105,406	1,133,895	1,133,282
Other operating expenses	2,333,668	2,428,858	2,549,450

Total noninterest expense	7,272,244	7,614,027	7,451,425

Income before income taxes	2,515,230	2,648,423	2,804,034
INCOME TAXES	479,268	504,599	541,769

Net income	$2,035,962	$2,143,824	$2,262,265

WEIGHTED AVERAGE SHARES OUTSTANDING	1,528,443	1,528,443	1,528,443

EARNINGS PER COMMON SHARE	$1.33	$1.40	$1.48

DIVIDENDS PER COMMON SHARE	$0.76	$0.76	$0.76

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (loss)	Comprehensive Income	Total
	Shares	Amount
BALANCE, DECEMBER 31, 2004	1,538,443	$7,692,215	$4,982,606	$11,437,407	$(228,100)	$68,908		$23,953,036
Comprehensive income:
Net income	—	—	—	2,262,265	—	—	$2,262,265	2,262,265
Other comprehensive income, net of tax
Unrealized loss on securities net of reclassification adjustment (see disclosure)	—	—	—	—	—	(1,095,056)	(1,095,056)	(1,095,056)

Comprehensive income							$1,167,209

Cash dividend ($.76 per share)	—	—	—	(1,161,616)	—	—		(1,161,616)

BALANCE, DECEMBER 31, 2005	1,538,443	7,692,215	4,982,606	12,538,056	(228,100)	(1,026,148)		23,958,629
Comprehensive income:
Net income	—	—	—	2,143,824	—	—	$2,143,824	2,143,824
Other comprehensive income, net of tax
Unrealized gain on securities net of reclassification adjustment (see disclosure)	—	—	—	—	—	336,117	336,117	336,117

Comprehensive income							$2,479,941

Cash dividend ($.76 per share)	—	—	—	(1,161,616)	—	—		(1,161,616)

BALANCE, DECEMBER 31, 2006	1,538,443	7,692,215	4,982,606	13,520,264	(228,100)	(690,031)		25,276,954

Comprehensive income:
Net income	—	—	—	2,035,962	—	—	$2,035,962	2,035,962
Other comprehensive income, net of tax
Unrealized gain on securities net of reclassification adjustment (see disclosure)	—	—	—	—	—	1,063,299	1,063,299	1,063,299

Comprehensive income							$3,099,261

Cash dividend ($.76 per share)	—	—	—	(1,161,616)	—	—		(1,161,616)

BALANCE, DECEMBER 31, 2007	1,538,443	$7,692,215	$4,982,606	$14,394,610	$(228,100)	$373,268		$27,214,599

	2007	2006	2005
Disclosure of reclassification amount:
Unrealized holding gains (losses) arising during the period	$1,049,418	$364,600	$(1,021,189)
Less reclassification adjustment for gains (losses) included in net income	(13,881)	28,483	73,867

Net unrealized gains (losses) on securities	$1,063,299	$336,117	$(1,095,056)

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2006	2005
OPERATING ACTIVITIES
Net income	$2,035,962	$2,143,824	$2,262,265
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in Provision for loan losses	(100,000)	—	180,000
Depreciation and amortization	408,215	435,235	453,351
Amortization (accretion) of investment securities, net	(230,694)	(124,624)	288,848
Investment security (gains) losses	22,255	(45,668)	(118,433)
Loss (gain) on disposal of assets	14,836	—	(9,835)
Increase in cash surrender value of bank-owned life insurance	(121,849)	(113,734)	(113,253)
Decrease (increase) in interest receivable	27,182	(8,007)	3,877
Decrease in interest payable	597	193,085	55,015
Other, net	(158,011)	(182,018)	(14,118)

Net cash provided by operating activities	1,898,493	2,298,093	2,987,717

INVESTING ACTIVITIES
Net (increase) decrease in loans, net of charge-offs	(1,195,854)	14,430,462	18,850,853
Proceeds from sales of securities available-for-sale	9,427,941	385,888	3,142,149
Proceeds from maturities of securities available-for-sale	226,195,913	93,984,071	234,723,686
Proceeds from maturities of securities held-to-maturity	310,000	805,000	1,040,000
Principal collected on mortgage-backed securities	8,787,745	9,884,629	12,314,801
Purchases of securities available-for-sale	(238,561,158)	(107,246,196)	(254,584,173)
Recoveries on loans previously charged-off	12,020	51,563	49,696
Purchases of premises and equipment	(790,116)	(513,686)	(681,349)
Proceeds from sales of assets	—	—	15,525

Net cash provided by investing activities	4,186,491	11,781,731	14,871,188

FINANCING ACTIVITIES
Net decrease in deposits	(7,281,584)	(8,408,886)	(17,353,706)
Dividends paid	(1,161,616)	(1,161,616)	(1,161,616)
Proceeds from issuance of long term debt	—	—	2,000,000
Repayment of long term debt	—	(1,000,000)	(1,000,000)
Increase (decrease) in short-term borrowings	(3,044,014)	(3,844,166)	3,325,124
Increase (decrease) in FHLB borrowings	6,955,774	(42,175)	(40,218)

Net cash used in financing activities	(4,531,440)	(14,456,843)	(14,230,416)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,553,544	(377,019)	3,628,489
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	11,371,636	11,748,655	8,120,166

CASH AND CASH EQUIVALENTS, END OF YEAR	$12,925,180	$11,371,636	$11,748,655

Supplemental Disclosures:
Cash Paid for Interest	$5,430,903	$4,749,377	$4,015,486
Cash Paid for Income Taxes	370,000	612,000	645,000

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007, 2006, AND 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows.

Nature of Operations and Basis of Presentation: First West Virginia Bancorp, Inc. (the “Company”) is a West Virginia Company. The Company provides a variety of banking services to individuals and businesses through the branch network of its affiliate bank (the “Bank”). The Bank operates nine full service branches located in Wheeling (3), Wellsburg, Moundsville, New Martinsville, Buckhannon, and Weston, West Virginia and Bellaire, Ohio. Primary deposit products consist of checking accounts, savings accounts, and certificates of deposit. Primary lending products consist of commercial and residential real estate loans, consumer loans, and business loans.

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

While temporary changes in the market value of available-for-sale securities are not recognized in earnings, a decline in fair value below amortized cost deemed to be other-than-temporary results in an adjustment to the cost basis of the investment, with a corresponding loss charged against earnings. Management evaluates the investment securities for other-than-temporary declines in estimated fair value on a quarterly basis. This analysis requires management to consider various factors in order to determine if a decline in estimated fair value is temporary or other-than-temporary. These factors include duration and magnitude of the decline in value, the financial condition of the issuer, and the company’s ability and intent to continue holding the investment for a period of time sufficient to allow for any anticipated recovery in market value. At December 31, 2007, there were no investment securities identified by management to be other-than-temporarily impaired. If investments decline in fair value due to adverse changes in the financial markets, charges to income could occur in future periods.

Common stock of the Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank represents ownership interest in institutions that are wholly owned by other financial institutions. These equity securities are accounted for at cost and are classified with other assets.

Loans and Loans Held for Sale: Loans are generally reported at the principal balance outstanding, net of unearned income. Interest income on loans is accrued based on the principal outstanding. It is the Company’s policy to discontinue the accrual of interest when either the principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection. The Company accounts for impaired lo1ans in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 114 and No. 118, “Accounting for Creditors for Impairment of a Loan.” It is the Company’s policy not to recognize interest income on specific impaired loans unless the likelihood of future loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized over the contractual life of the related loans or commitments as an adjustment of the related loan’s yield. Loans held for sale are carried at the lower of cost or estimated market value in the aggregate. There were no loans held for sale as of December 31, 2007 and 2006, respectively.

The Company has entered into an agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”) under which the bank may sell conforming one-to-four family residential mortgage loans to the FHLB. The agreement provides for a maximum commitment of $5,000,000. Loans sold to the FHLB are sold with limited recourse or credit risk up to a maximum amount of $125,000 based upon utilization of the original commitment. The bank also maintains the servicing of these loans, for which it is paid a servicing fee. The total amount of loans sold under this agreement were $1,981,231 and $1,487,168 as of December 31, 2007 and 2006, respectively. These loans which were also subject to recourse obligation or credit risk in the amount of $41,635. The amount of income recognized as of a result of this agreement was $8,848, $10,317 and $1,426 for the years ending December 31, 2007, 2006 and 2005, respectively.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007, 2006, AND 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

Individual loan reviews are based upon specific quantitative and qualitative criteria, including the size of the loan, loan quality ratings, value of collateral, repayment ability of borrowers, and historical experience factors. The historical experience factors utilized for individual loan reviews are based upon past loss experience, known trends in losses and delinquencies, the growth of loans in particular markets and industries, and known changes in economic conditions in the particular lending markets. Allowances for homogeneous loans (such as residential mortgage loans, personal loans, etc.) are evaluated based upon historical loss experience, trends in losses and delinquencies, growth of loans in particular markets, and known changes in economic conditions in each lending market. There can be no assurance the allowance for loan losses will be adequate to cover all losses, but management believes the allowance for loan losses in the amount of $2,042,997 at December 31, 2007, was adequate to provide for probable losses from existing loans based on information currently available. While management uses available information to provide for loan losses, the ultimate collectibility of a substantial portion of the loan portfolio, and the need for future additions to the allowance, will be based on changes in economic conditions and other relevant factors. As such, an adverse change in economic activity could reduce cash flows for both commercial and individual borrowers, which would likely cause the Company to experience increases in problem assets, delinquencies and losses on loans.

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

An identifiable intangible asset resulted from the purchase of the core deposits of another financial institution in 2001 and, as such, are amortized into noninterest expense on the straight-line basis over the period the Company expects to benefit from such assets (7 years). The Company recognized amortization expense of $88,751 in the periods ending December 31, 2007, 2006 and 2005. The unamortized balance from the purchase of these core deposit intangible assets is $14,792 and $103,543 at December 31, 2007 and 2006, respectively. The estimated amortization expense in 2008 is $14,792. While management feels the assumptions and variables used to value the acquisition were reasonable, the use of different, but still reasonable, assumptions could produce different results.

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

Bank-owned Life Insurance: Bank owned life insurance consists of investments in life insurance policies on executive officers and other members of the bank’s management. The policies are carried at their net cash surrender value. Changes in the policy value are recorded as an adjustment to the carrying value with the corresponding amount recognized as non-interest income or expense. Earnings on these policies are based on the net earnings on the cash surrender value of the policies. The net cash surrender value of bank-owned life insurance was $3,429,560 and $3,307,711 at December 31, 2007 and 2006, respectively. The face value of the bank-owned life insurance at December 31, 2007 was $9.4 million. An agreement has been executed with all officers whereby a $40,000 death benefit is payable upon the participant’s death while employed by the Company to their designated beneficiary.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007, 2006, AND 2005

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

Advertising Costs: Advertising costs are expensed as the costs are incurred. Advertising expenses amounted to $258,861, $165,706 and $133,403 for 2007, 2006, and 2005, respectively.

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

	2007	2006	2005
Before-tax amount	$1,704,824	$538,908	$(1,755,742)
Tax effect	(641,525)	(202,791)	660,686

Net of tax effect	1,063,299	336,117	(1,095,056)
Net income as reported	2,035,962	2,143,824	2,262,265

Total comprehensive income	$3,099,261	$2,479,941	$1,167,209

Recent Accounting Pronouncements: In December 2007, the FASB issued FAS No. 141 (revised 2007), Business Combinations (“FAS 141(R)”), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. FAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s results of operations.

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

In September 2006, the FASB issued FAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)). This Statement requires that employers measure plan assets and obligations as of the balance sheet date. This requirement is effective for fiscal years ending after December 15, 2008. The other provisions of the Statement were effective as of the end of the fiscal year ending after December 15, 2006, for public companies. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In February 2007, the FASB issued FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment of FASB Statement No. 115, which provides all entities with an option to report selected financial assets and liabilities at fair value. The objective of the FAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in earnings caused by measuring related assets and liabilities differently without having to apply the complex provisions of hedge accounting. FAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007 provided the entity also elects to apply the provisions of FAS No. 157, Fair Value Measurements. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2007, the FASB issued FAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 FAS No. 160 amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. FAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007, 2006, AND 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In September 2006, the FASB reached consensus on the guidance provided by Emerging Issues Task Force Issue 06-4 (“EITF 06-4”), Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. The guidance is applicable to endorsement split-dollar life insurance arrangements, whereby the employer owns and controls the insurance policy, that are associated with a postretirement benefit. EITF 06-4 requires that for a split-dollar life insurance arrangement within the scope of the Issue, an employer should recognize a liability for future benefits in accordance with FAS No. 106 (if, in substance, a postretirement benefit plan exists) or Accounting Principles Board Opinion No. 12 (if the arrangement is, in substance, an individual deferred compensation contract) based on the substantive agreement with the employee. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. The adoption of this EITF is not expected to have a material effect on the Company’s results of operations or financial position.

In March 2007, the FASB ratified Emerging Issues Task Force Issue No. 06-10 (“EITF 06-10”), Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements. EITF 06-10 provides guidance for determining a liability for the postretirement benefit obligation as well as recognition and measurement of the associated asset on the basis of the terms of the collateral assignment agreement. EITF 06-10 is effective for fiscal years beginning after December 15, 2007. The adoption of this EITF is not expected to have a material effect on the Company’s results of operations or financial position.

In June 2007, the FASB ratified Emerging Issues Task Force Issue No. 06-11 (“EITF 06-11”), Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards. EITF 06-11 applies to share-based payment arrangements with dividend protection features that entitle employees to receive (a) dividends on equity-classified nonvested shares, (b) dividend equivalents on equity-classified nonvested share units, or (c) payments equal to the dividends paid on the underlying shares while an equity-classified share option is outstanding, when those dividends or dividend equivalents are charged to retained earnings under FAS No. 123R, Share-Based Payment, and result in an income tax deduction for the employer. A consensus was reached that a realized income tax benefit from dividends or dividend equivalents that are charged to retained earnings and are paid to employees for equity-classified nonvested equity shares, nonvested equity share units, and outstanding equity share options should be recognized as an increase in additional paid-in capital. EITF 06-11 is effective for fiscal years beginning after December 15, 2007, and interim periods within those fiscal years. The adoption of this EITF is not expected to have a material effect on the Company’s results of operations or financial position.

NOTE 2 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of investment securities are as follows at December 31, 2007 and 2006:

	(Expressed in thousands) December 31, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities held-to-maturity:
Obligations of states and political subdivisions	$664	$12	$—	$676

Total held-to-maturity	664	12	—	676

Securities available-for-sale:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies
	26,330	177	(30)	26,477
Obligations of states and political subdivisions	22,024	170	(41)	22,153
Mortgage-backed securities	56,691	463	(153)	57,001
Equity securities	340	13	(1)	352

Total available-for-sale	105,385	823	(225)	105,983

Total	$106,049	$835	$(225)	$106,659

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007, 2006, AND 2005

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

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

The following tables show the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time, that the individual securities have been in a continuous unrealized loss position, at December 31, 2007 and 2006:

	(Expressed in thousands) 2007

	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Treasury securities and U.S. Government corporations and agencies	$—	$—	$10,967	$(30)	$10,967	$(30)
Obligations of states and political subdivisions	1,618	(2)	5,228	(39)	6,846	(41)
Mortgage-backed securities	1,323	(6)	14,386	(147)	15,709	(153)
Total debt securities	2,941	(8)	30,581	(216)	33,522	(224)
Equity securities	44	(1)	—	—	44	(1)

Total	$2,985	$(9)	$30,581	$(216)	$33,566	$(225)

	(Expressed in thousands) 2006

	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Treasury securities and U.S. Government corporations and agencies	$2,662	$(7)	$27,090	$(548)	$29,752	$(555)
Obligations of states and political subdivisions	4,782	(8)	7,443	(151)	12,225	(159)
Mortgage-backed securities	16,332	(88)	22,771	(537)	39,103	(625)

Total debt securities	23,776	(103)	57,304	(1,236)	81,080	(1,339)
Equity securities	—	—	—	—	—	—

Total	$23,776	$(103)	$57,304	$(1,236)	$81,080	$(1,339)

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007, 2006, AND 2005

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

On a monthly basis, the Company evaluates the severity and duration of impairment for its investment securities portfolio unless the company has the ability to hold the security to maturity without incurring a loss. Generally, impairment is considered other than temporary when an investment security has sustained a decline in market value of ten percent or more for a period of six months. The Company has concluded that any impairment of its investment securities portfolio is not other than temporary but is the result of interest rate changes that are not expected to result in the noncollection of principal and interest during the period. There are 86 positions that are temporarily impaired at December 31, 2007.

The amortized cost and estimated fair value of investment securities at December 31, 2007, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	(Expressed in thousands)
	Securities Held-to-Maturity		Securities Available-for-Sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$165	$166	$12,047	$12,048
Due after one year through five years	499	510	21,447	21,592
Due after five years through ten years	—	—	5,895	5,963
Due after ten years	—	—	8,965	9,027

	664	676	48,354	48,630
Mortgage-backed securities	—	—	56,691	57,001
Equity securities	—	—	340	352

Total	$664	$676	$105,385	$105,983

Proceeds from sales of securities available-for-sale during the years ended December 31, 2007, 2006, and 2005, were $9,427,941, $385,888, and $3,142,149, respectively. Gross gains of $39,762 and gross losses of $62,017 in 2007; gross gains of $67,074 and gross losses of $21,406 in 2006; and gross gains of $144,771 and gross losses of $26,338 in 2005, were realized on those sales. Assets carried at $37,878,000 and $42,987,000 at December 31, 2007 and 2006, respectively, were pledged to secure United States Government and other public funds and for other purposes as required or permitted by law.

NOTE 3 - LOANS AND LEASES

Loans outstanding at December 31, 2007 and 2006, are as follows:

	(Expressed in Thousands)
	2007	2006
Real estate - construction	$927	$1,205
Real estate - farmland	318	378
Real estate - residential	45,449	41,759
Real estate - secured by non-farm, non-residential	42,350	44,110
Commercial and industrial loans	7,879	8,219
Installment and other loans to individuals	12,861	13,473
Non-rated industrial development obligations	12,045	11,655
Other loans	109	88

Total	$121,938	$120,887
Less unearned interest and deferred fees	199	178

Net loans	$121,739	$120,709

Non-accrual loans amounted to $2,436,690 and $3,380,170 at December 31, 2007 and 2006, respectively. The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was $156,500 and $204,100 for 2007 and 2006, respectively.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007, 2006, AND 2005

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:

	December 31,
	2007	2006	2005
Balance at beginning of year	$2,296,958	$2,319,871	$2,356,101
Additions (deletions) charged to operating expense	(100,000)	—	180,000
Recoveries	12,020	51,563	49,696

Total	2,208,978	2,371,434	2,585,797
Less loans charged-off	165,981	74,476	265,926

Balance at end of year	$2,042,997	$2,296,958	$2,319,871

The following is a summary of information pertaining to impaired and non-accrual loans:

	(Expressed in Thousands)
	December 31,
	2007	2006	2005
Impaired loans without a valuation allowance	$1,143	$1,200	$381
Impaired loans with a valuation allowance	1,294	2,180	986

Total impaired loans	$2,437	$3,380	$1,367

Valuation allowance related to impaired loans	$270	$314	$80

	(Expressed in Thousands)
	December 31,
	2007	2006	2005
Total non-accrual loans	$2,437	$3,380	$1,367
Total loans past-due 90 days or more and still accruing	$26	$3	$90

	(Expressed in Thousands)
	December 31,
	2007	2006	2005
Average investment in impaired loans	$3,173	$1,691	$1,840

Interest income recognized on impaired loans	—	—	—

Interest income recognized on a cash basis on impaired loans	—	—	—

No additional funds are committed to be advanced in connection with impaired loans.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation, as follows:

	December 31,		Original Useful Life Years
	2007	2006
Land	$1,983,014	$1,983,014
Land improvements	218,005	302,583	20
Leasehold improvements	404,598	404,598	25
Buildings	4,363,266	4,150,614	20-50
Furniture, fixtures & equipment	3,816,470	3,398,209	3 - 8

Total	10,785,353	10,239,018
Less accumulated depreciation	5,995,406	5,904,887

Premises and equipment, net	$4,789,947	$4,334,131

Charges to operations for depreciation approximated $319,464, $346,485, and $364,600 for 2007, 2006, and 2005, respectively.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007, 2006, AND 2005

NOTE 6 - DEPOSITS

The composition of the Bank’s deposits at December 31 follows:

	(Expressed in Thousands)
	2007
	Demand
	Noninterest Bearing	Interest Bearing	Savings	Time
Individuals, partnerships and corporations (includes certified and official checks)	$24,014	$28,596	$50,106	$92,090
United States Government	68	—	—	—
States and political subdivisions	352	4,637	864	2,247
Commercial banks and other depository institutions	3	—	—	150

Total	$24,437	$33,233	$50,970	$94,487

	(Expressed in Thousands)
	2006
	Demand
	Noninterest Bearing	Interest Bearing	Savings	Time
Individuals, partnerships and corporations (includes certified and official checks)	$24,749	$29,161	$53,856	$95,220
United States Government	11	—	—	—
States and political subdivisions	740	3,910	751	1,775
Commercial banks and other depository institutions	86	—	—	150

Total	$25,586	$33,071	$54,607	$97,145

Time deposits include certificates of deposit issued in denominations of $100,000 or more which amounted to $26,532,000 and $28,389,000 at December 31, 2007 and 2006, respectively. Interest expense on certificates of deposit of $100,000 or more was $1,178,000, $952,000 and $671,000 at December 31, 2007, 2006, and 2005, respectively.

A maturity distribution of time certificates of deposit at December 31, 2007, follows:

Due in 2008	$45,687,000
Due in 2009	24,186,000
Due in 2010	12,242,000
Due in 2011	6,277,000
Due in 2012	6,071,000
Due in 2013 and thereafter	24,000

Total	$94,487,000

NOTE 7 - FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS

Federal funds purchased and repurchase agreements represent borrowings of a short duration, usually less than 30 days. For repurchase agreements, the securities underlying the agreements remained under the Bank’s control. Information related to repurchase agreements and federal funds purchased are summarized below:

	Repurchase Agreements		Federal Funds Purchased
	2007	2006	2007	2006
Balance at end of year	$12,196,144	$15,240,158	$—	$—
Average balance during the year	13,915,670	18,786,058	169,863	105,616
Maximum month-end balance	15,140,173	19,569,721	—	2,000,000
Weighted-average rate during the year	3.42%	3.46%	5.58%	5.53%
Rate at December 31	1.86%	2.62%	—	—

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007, 2006, AND 2005

NOTE 8 - FEDERAL HOME LOAN BANK BORROWINGS

The subsidiary Bank is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”). The FHLB borrowings are secured by a blanket lien by the FHLB on certain residential real estate loans or securities with a market value at least equal to the outstanding balances. The remaining maximum borrowing capacity with the FHLB at December 31, 2007 was approximately $79.7 million subject to the purchase of additional FHLB stock. The subsidiary bank had FHLB borrowings of $9,298,492 and $2,342,718 at December 31, 2007 and 2006, respectively. The increase in FHLB borrowings was due to the addition of two fixed rate bullet advances which totaled $7,000,000 during the second quarter of 2007. These advances carry an average interest rate of 5.08% and will mature in 2009 and 2010. The subsidiary bank also has two fixed rate amortizing advances with a weighted average interest rate of 4.76% which will mature in 2018.

The subsidiary bank also has a one year line of credit agreement with the Federal Home Loan Bank (“FHLB”). The maximum credit available under this agreement is $7.0 million and expires December 2011. There were no borrowings outstanding under this agreement at December 31, 2007 and 2006, respectively.

Contractual maturities of FHLB borrowings as of December 31, 2007 were as follows:

December 31, 2008	$46,378
December 31, 2009	3,548,634
December 31, 2010	3,550,999
December 31, 2011	53,481
December 31, 2012	56,082
Thereafter	2,042,918

$9,298,492

NOTE 9 - OTHER BORROWINGS

The Company has a non-revolving line of credit of $3.0 million from a financial institution. The line of credit is secured by 126,200 shares of Progressive Bank, N.A. stock. The note bears an interest rate of prime and is adjustable quarterly. The note matures in May 2015. The Company’s initial borrowing under the loan amounted to $2.0 million. There were no outstanding borrowings as of December 31, 2007 and as of December 31, 2006.

NOTE 10 - CONCENTRATIONS OF CREDIT RISK

Most of the affiliate Bank’s loans and commitments have been granted to customers in the Bank’s primary market area of Northern and Central West Virginia, Eastern Ohio, and Southwestern Pennsylvania. In the normal course of business, however, the Bank has purchased participations and originated loans outside of its primary market area. The aggregate loan balances outstanding in any one geographic area, other than the Bank’s primary lending areas, do not exceed 10 percent of total loans. Concentrations of credit are measured by categorizing loans by the North American Industry Classification codes. Loans equal to or exceeding 25% of Tier I Capital are considered concentrations of credit. At December 31, 2007 concentrations of credit were as follows:

	Amount	Percent of Tier 1 Capital
Lessors of Residential Buildings and Dwellings	$14,397,619	57.9%
Lessors of Nonresidential Buildings	9,812,207	39.5%

NOTE 11 - RELATED PARTY TRANSACTIONS

Directors and officers of the Company and its subsidiary, and their associates, were customers of, and had other transactions with the subsidiary bank in the normal course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility. Such loans totaled $2,745,649 at December 31, 2007, and $1,592,083 at December 31, 2006.

The following is an analysis of loan activity to directors, executive officers, and associates of the Company and its subsidiary:

	December 31,
	2007	2006
Balance, January 1	$1,592,083	$3,394,123
New loans during the period	2,124,903	477,100
Repayments during the period	(971,337)	(2,279,140)

Ending balance	$2,745,649	$1,592,083

The Company’s subsidiary bank entered into a lease agreement to rent property for use as banking premises from a company owned by one of the Company’s directors. The lease was for an initial 5 year term at an annual rental fee of $57,600, This lease was renewed in 2007 for an additional 5-year term at an annual rental fee of $60,480 and has options to renew for seven 5-year terms.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007, 2006, AND 2005

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

The following represents financial instruments whose contract amounts represent credit risk:

	2007	2006
Commitments to extend credit	$14,219,000	$16,174,000
Standby letters of credit	116,000	94,000

As of December 31, 2007, approximately $6,343,000 are fixed interest rate commitments and $7,992,000 are variable interest rate commitments.

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The standby letters of credit in the amount of $31,000 expire in 2008, $15,000 in 2012 and $70,000 in 2015. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

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

As of December 31, 2007, the future minimum rental payments required under noncancelable operating leases with initial terms in excess of one year are as follows:

December 31, 2008	$159,323
December 31, 2009	106,640
December 31, 2010	106,640
December 31, 2011	106,640
December 31, 2012	51,200
Thereafter	23,080

Rental expense under operating leases approximated $190,509 in 2007; $212,711 in 2006; and $214,092 in 2005.

NOTE 14 - EMPLOYEE BENEFIT PLANS

The Company has a non-contributory profit sharing plan for employees meeting certain service requirements. The Company makes annual contributions to the profit sharing plan based on income of the Company as defined. Total expenses for the plan were $92,700, $102,500, and $98,070 for the years ended December 31, 2007, 2006, and 2005, respectively.

The Company also offers a 401(k) plan in which it matches a portion of the employee’s contribution up to 4 percent of their salary. The expense related to the 401(k) plan was $22,365, $22,494, and $23,726 in 2007, 2006, and 2005, respectively.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007, 2006, AND 2005

NOTE 15 - INCOME TAX

The provisions for income taxes at December 31 consist of:

	2007	2006	2005
Currently payable:
Federal	$368,217	$434,266	$422,522
State	105,452	128,803	116,913
Deferred:
Federal	(1,516)	(47,501)	1,837
State	7,115	(10,969)	497

Income tax expense	$479,268	$504,599	$541,769

The following temporary differences gave rise to the deferred tax asset at December 31:

	2007	2006
Allowance for loan losses	$742,055	$807,121
Deferred loan fees	67,699	60,357
Accrued interest on nonperforming loans	239,887	209,154
Deferred compensation	118,009	125,301
Depreciation	73,393	61,922
Amortization	109,973	93,879
Goodwill	(37,267)	—
AMT	56,089	—
Deferred state income tax	(72,256)	(74,675)

Total deferred tax asset - federal	1,297,582	1,283,059
Total deferred tax asset - state	212,518	219,634

	1,510,100	1,502,693
Deferred tax assets arising from market adjustments of securities available for sale:
Federal	(192,289)	355,470
State	(32,916)	60,849

Net deferred tax assets	$1,284,895	$1,919,012

A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes for the year ended December 31 is as follows:

	2007		2006		2005
	Amount	Percent	Amount	Percent	Amount	Percent
Computed tax at statutory federal rate	$855,179	34.0%	$900,464	34.0%	$953,372	34.0%
Plus state income taxes net of federal tax benefits	67,538	2.7%	77,817	2.9%	77,491	2.8%

	922,717	36.7%	978,281	36.9%	1,030,863	36.8%
Increase (decrease) in taxes resulting from:
Tax exempt income	(483,880)	(19.2)%	(461,564)	(17.4)%	(437,632)	(15.6)%
Nontaxable goodwill	—	—	(37,267)	(1.4)%	(37,267)	(1.3)%
Nondeductible interest expense	50,946	2.0%	43,079	1.6%	32,396	1.1%
Bank-owned life insurance	(41,429)	(1.7)%	(38,670)	(1.5)%	(38,506)	(1.4)%
Other - net	30,914	1.2%	20,740	0.9%	(8,085)	(0.3)%

Actual tax expense	$479,268	19.0%	$504,599	19.1%	$541,769	19.3%

NOTE 16 - RESTRICTION ON CASH

The subsidiary bank is required to maintain an average reserve balance with the Federal Reserve Bank or in cash on hand. The average required reserve balances for the years ended December 31, 2007 and 2006, were $2,264,000 and $1,973,000, respectively.

NOTE 17 - LIMITATIONS ON DIVIDENDS

The approval of the Comptroller of the Currency is required to pay dividends if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits (as defined) for the year, combined with its retained net profits of the preceding two years. Under this formula, the Company’s subsidiary bank can declare dividends in 2008, without approval of the Comptroller of the Currency, of approximately $915,000, plus an additional amount equal to the bank’s net profit for 2008 up to the date of any such dividend declaration. The subsidiary bank is the primary source of funds to pay dividends to the stockholders of First West Virginia Bancorp, Inc.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007, 2006, AND 2005

NOTE 18 - OTHER OPERATING EXPENSES

Other operating expenses at December 31 included the following:

	2007	2006	2005
Directors’ fees	$132,350	$148,525	$178,575
Stationery and supplies	135,929	172,268	170,350
Regulatory assessment and deposit insurance	106,421	212,922	187,384
Advertising	258,861	165,706	133,403
Postage and transportation	187,289	205,600	220,214
Other taxes	187,693	207,878	168,975
Service Expense	434,452	448,450	510,623
Other	890,673	867,509	979,926

Total	$2,333,668	$2,428,858	$2,549,450

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

As of December 31, 2007, the most recent notifications from the Office of the Comptroller of the Currency categorized the bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes has changed the capital category. The capital ratios of the Company and its subsidiary bank, along with the regulatory framework for adequately capitalized and well capitalized institutions are depicted as set forth in the following table:

(Amounts Expressed in Thousands)	Actual		For Capital Adequacy Purposes		To be Well Capitalized under Prompt Corrective Action Provisions
First West Virginia Bancorp, Inc.	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2007
Total Capital (to Risk Weighted Assets)	$26,956	18.98%	$11,362	8.0%	$14,203	10.0%
Tier I Capital (to Risk Weighted Assets)	25,183	17.73%	5,681	4.0%	8,522	6.0%
Tier I Capital (to Adjusted Total Assets)	25,183	9.91%	10,170	4.0%	12,712	5.0%
As of December 31, 2006
Total Capital (to Risk Weighted Assets)	$26,014	18.20%	$11,436	8.0%	$14,296	10.0%
Tier I Capital (to Risk Weighted Assets)	24,227	16.95%	5,718	4.0%	8,577	6.0%
Tier I Capital (to Adjusted Total Assets)	24,227	9.41%	10,301	4.0%	12,876	5.0%
Progressive Bank, N.A.
As of December 31, 2007
Total Capital (to Risk Weighted Assets)	$26,620	18.80%	$11,325	8.0%	$14,156	10.0%
Tier I Capital (to Risk Weighted Assets)	24,847	17.55%	5,662	4.0%	8,494	6.0%
Tier I Capital (to Adjusted Total Assets)	24,847	9.80%	10,141	4.0%	12,676	5.0%
As of December 31, 2006
Total Capital (to Risk Weighted Assets)	$25,636	18.00%	$11,396	8.0%	$14,245	10.0%
Tier I Capital (to Risk Weighted Assets)	23,849	16.74%	5,698	4.0%	8,547	6.0%
Tier I Capital (to Adjusted Total Assets)	23,849	9.27%	10,287	4.0%	12,859	5.0%

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007, 2006, AND 2005

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

Bank Owned Life Insurance: The carrying amount of of bank owned life insurance represents the cash surrender value of the underlying insurance policies, if such policies were terminated. Management believes that the carrying amount approximates the fair value.

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

The estimates of fair values of financial instruments are summarized as follows at December 31:

(Amounts Expressed in Thousands)	2007		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$12,925	$12,925	$11,372	$11,372
Investment securities	106,647	106,659	110,895	110,911
Loans	119,696	120,877	118,412	117,560
Bank owned life insurance	3,430	3,430	3,308	3,308
Accrued interest receivable	1,236	1,236	1,263	1,263
Financial liabilities:
Deposits	203,127	203,671	210,409	208,464
Federal funds purchased and repurchase agreements	12,196	12,205	15,240	15,239
FHLB and other long term borrowings	9,298	9,279	2,343	2,343
Accrued interest payable	598	598	597	597

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007, 2006, AND 2005

NOTE 21 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

Presented below are the condensed statements of financial condition, statements of income, and statements of cash flows for First West Virginia Bancorp, Inc.

BALANCE SHEETS

	December 31,
	2007	2006
ASSETS
Cash	$177,304	$212,344
Investment securities available-for-sale (at fair value)	358,784	381,354
Investment in subsidiary bank	26,871,259	24,898,678
Other assets	154,339	154,140

Total assets	$27,561,686	$25,646,516

LIABILITIES
Deferred compensation	$347,087	$369,562
Total liabilities	347,087	369,562

STOCKHOLDERS’ EQUITY	27,214,599	25,276,954

Total liabilities and stockholders’ equity	$27,561,686	$25,646,516

STATEMENTS OF INCOME

	Year Ended December 31,
	2007	2006	2005
INCOME
Dividends from subsidiary bank	$1,161,040	$2,185,784	$2,090,512
Gains on sales of investment securities	939	45,668	47,469
Other income	137,517	155,071	117,241

Total income	1,299,496	2,386,523	2,255,222

EXPENSES
Salary and employee benefits	24,809	88,638	69,192
Interest expense	—	29,194	69,778
Other expenses	165,355	164,224	153,447

Total expenses	190,164	282,056	292,417

Income before income taxes and undistributed net income of subsidiary	1,109,332	2,104,467	1,962,805
Income tax benefit	17,864	30,622	52,930
Equity in undistributed net income of subsidiary	908,766	8,735	246,530

NET INCOME	$2,035,962	$2,143,824	$2,262,265

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007, 2006, AND 2005

NOTE 21 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2006	2005
OPERATING ACTIVITIES
Net income	$2,035,962	$2,143,824	$2,262,265
Adjustments to reconcile net income to net cash provided by operating activities:
Change in deferred tax benefit	8,070	(13,192)	109,755
Undistributed earnings of affiliate	(908,766)	(8,735)	(246,530)
Changes in operating assets and liabilities:
Other assets	(7,958)	134,243	257,529
Deferred compensation	(22,475)	36,085	(260,578)
Other liabilities	—	—	(183,391)
Net gains on sales of investment securities	(939)	(45,668)	(47,469)

Net cash provided by operating activities	1,103,894	2,246,557	1,891,581

INVESTING ACTIVITIES
Payments for investments in subsidiary	—	—	(2,000,000)
Proceeds from sales of securities	118,743	447,067	406,440
Purchases of investment securities	(96,061)	(436,456)	(99,489)

Net cash provided by (used in) investing	22,682	10,611	(1,693,049)

FINANCING ACTIVITIES
Proceeds from borrowings	—	—	2,000,000
Repayment of borrowings	—	(1,000,000)	(1,000,000)
Dividends paid	(1,161,616)	(1,161,616)	(1,161,616)
Net cash used in financing activities	(1,161,616)	(2,161,616)	(161,616)

Net increase (decrease) in cash and cash equivalents	(35,040)	95,552	36,916
Cash and cash equivalents at beginning of year	212,344	116,792	79,876

Cash and cash equivalents at end of year	$177,304	$212,344	$116,792

Supplemental disclosures:
Cash paid for interest	$—	$32,111	$66,861
Cash paid for income taxes	—	—	—

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

First West Virginia Bancorp, Inc.

Wheeling, West Virginia

We have audited the accompanying consolidated balance sheets of First West Virginia Bancorp, Inc. and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First West Virginia Bancorp, Inc. and subsidiary as of December 31, 2007 and 2006, and the results of its operations, and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management’s assertion about the effectiveness of First West Virginia Bancorp, Inc’s internal control over financial reporting as of December 31, 2007, which is included in Form 10-K and, accordingly, we do not express an opinion thereon.

/s/ S. R. Snodgrass, A.C.

Wheeling, West Virginia

February 26, 2008

S.R. Snodgrass, A.C.

980 National Road Wheeling, WV 26003-6400 Phone: 304-233-5030 Facsimile: 304-233-3062

Table One

SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)

	December 31,
	2007	2006	2005	2004	2003
SUMMARY OF OPERATIONS
Total interest income	$13,708	$13,772	$13,128	$13,406	$13,319
Total interest expense	5,431	4,943	4,070	4,195	4,603
Net interest income	8,277	8,829	9,058	9,211	8,716
Provision for loan losses	(100)	—	180	300	435
Total other income	1,410	1,433	1,378	1,284	1,346
Total other expenses	7,272	7,614	7,451	6,747	6,342
Income before income taxes	2,515	2,648	2,804	3,448	3,285
Net income	2,036	2,144	2,262	2,637	2,518
PER SHARE DATA
Net income	$1.33	$1.40	$1.48	$1.73	$1.64
Cash dividends declared	0.76	0.76	0.76	0.76	0.73
Book value per share	17.81	16.54	15.68	15.67	15.07
AVERAGE BALANCE SHEET SUMMARY
Total loans, net	$120,409	$129,997	$144,528	$151,562	$137,826
Investment securities	109,278	109,533	102,882	110,528	117,758
Deposits - interest bearing	182,682	190,160	200,902	215,937	217,064
Stockholders’ equity	26,223	25,416	24,409	23,092	21,884
Total assets	253,930	262,946	270,500	284,930	277,952
BALANCE SHEET
Investments	$106,647	$110,894	$107,998	$106,561	$119,245
Loans	121,739	120,709	135,214	154,331	146,711
Allowance for loan losses	(2,043)	(2,297)	(2,320)	(2,356)	(2,305)
Other assets	26,844	25,132	25,321	21,266	20,460

Total Assets	$253,187	$254,438	$266,213	$279,802	$284,111

Deposits	$203,127	$210,409	$218,817	$236,171	$241,947
Federal funds purchased and repurchase agreements	12,196	15,240	19,084	15,759	15,089
FHLB borrowings	9,298	2,343	2,385	2,425	2,464
Other long-term borrowings	—	—	1,000	—	—
Other liabilities	1,351	1,169	968	1,494	1,580
Stockholders’ equity	27,215	25,277	23,959	23,953	23,031

Total Liabilities and Stockholders’ equity	$253,187	$254,438	$266,213	$279,802	$284,111

SELECTED RATIOS
Return on average assets	0.80%	0.82%	0.84%	0.93%	0.91%
Return on average equity	7.76%	8.44%	9.27%	11.42%	11.51%
Average equity to average assets	10.33%	9.67%	9.02%	8.10%	7.87%
Dividend payout ratio	57.14%	54.29%	51.35%	43.93%	44.51%
Loan to Deposit ratio	59.93%	57.37%	61.79%	65.35%	60.64%