Form 10-K, Exhibit 13
period 2007-12-31
FIRST WEST VIRGINIA BANCORP INC
filed 2008-03-28
CIK 37049

EXHIBIT 13.2

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

OVERVIEW

Following is a discussion and analysis of the significant changes in the financial condition and results of operations of First West Virginia Bancorp, Inc., (the Company), and its subsidiary for the years ended December 31, 2007, 2006 and 2005. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the Notes, thereto.

The Company reported net income of $2,035,962 or $1.33 per share for the year ended December 31, 2007 as compared to $2,143,824 or $1.40 per share for the year ended December 31, 2006. The decline in net income during 2007 over 2006 of $107,862 or 5.0% was primarily the result of a decline in net interest income and noninterest income offset in part by the decrease in noninterest expenses and decrease in the provision for loan losses. During 2007 as compared to 2006, net interest income fell primarily due to an increase in the interest paid on interest bearing liabilities combined with a decline in the interest earned on loans, offset in part by an increase in the interest earned on investment securities. Noninterest expenses fell $341,783 or 4.5% in 2007 over 2006 and was primarily due to decreased salary and employee benefit costs which were combined with declines in occupancy expenses and in other operating expenses. Noninterest income declined $22,661 or 1.6% and was primarily attributable to the decline in the gains on sales of investment securities, offset in part by the increase in service charges and other fee income combined with the increase in other operating income. A negative provision for loan losses in the amount of $100,000 was recorded during 2007 to reduce the allowance for loan losses based upon the decline in specific reserves required on nonperforming assets and the overall improvement in the performance of the loan portfolio. There was no provision made to the allowance for loan losses during 2006. The return on average assets was .80% as of December 31, 2007 compared to .82% in 2006. The return on average equity was 7.76% at December 31, 2007 compared to 8.44% in 2006. The Board of Directors declared and paid cash dividends of $.76 per share during 2007.

Table One is a summary of Selected Financial Data of the Company. The sections that follow discuss in more detail the information summarized in Table One.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Two - Average Balance Sheets and Interest Rate Analysis

The following table presents an average balance sheet, interest earned on interest bearing assets, interest paid on interest bearing liabilities, average interest rates and interest differentials for the years ended December 31, 2007, 2006, and 2005. Average balance sheet information as of December 31, 2007, 2006, and 2005 was compiled using the daily average balance sheet. Total loans are gross of the allowance for loan losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average balance computations; however, no interest was included in income subsequent to the non-accrual status classification. Loan fees and unearned discounts were included in income for average rate calculation purposes. Average yields on investment securities available for sale have been calculated based on amortized cost.

(dollars in thousands)	December 31, 2007			December 31, 2006			December 31, 2005
	Average Volume	Interest	Average Rate	Average Volume	Interest	Average Rate	Average Volume	Interest	Average Rate
ASSETS:
Investment securities:
U.S. Treasury and U. S Government agencies	$31,375	$1,333	4.25%	$40,506	$1,577	3.89%	$45,684	$1,492	3.27%
Mortgage backed securities	54,359	2,776	5.11%	46,682	2,228	4.77%	37,239	1,460	3.92%
States and political subdivisions	23,196	887	3.82%	22,003	812	3.69%	19,050	697	3.66%
Other securities	348	23	6.61%	342	40	11.70%	909	36	3.96%

Total Investment securities:	109,278	5,019	4.59%	109,533	4,657	4.25%	102,882	3,685	3.58%
Interest bearing deposits	1,779	84	4.72%	1,623	83	5.11%	881	29	3.29%
Federal funds sold	5,582	274	4.91%	5,701	280	4.91%	5,646	178	3.15%
Loans, net of unearned income	120,409	8,273	6.87%	129,997	8,703	6.69%	144,528	9,208	6.37%
Other earning assets	1,051	58	5.52%	887	49	5.52%	1,257	28	2.23%

Total earning assets	238,099	13,708	5.76%	247,741	13,772	5.56%	255,194	13,128	5.14%
Other assets	15,831			15,205			15,306

Total Assets	$253,930			$262,946			$270,500

LIABILITIES
Time deposits	$95,603	$4,130	4.32%	$92,141	$3,495	3.79%	$83,666	$2,750	3.29%
Savings deposits	52,513	415	0.79%	61,757	522	0.85%	78,648	704	0.90%
Interest bearing demand deposits	34,566	135	0.39%	36,262	128	0.35%	38,588	120	0.31%
Federal funds purchased and repurchase agreements	14,086	486	3.45%	18,891	656	3.47%	13,894	312	2.25%
FHLB and other long-term borrowings	5,351	265	4.95%	2,753	142	5.16%	3,501	184	5.26%

Total interest bearing liabilities	202,119	5,431	2.69%	211,804	4,943	2.33%	218,297	4,070	1.86%
Noninterest bearing demand deposits	24,321			24,537			26,388
Other liabilities	1,267			1,189			1,406
Total Liabilities	227,707			237,530			246,091
STOCKHOLDERS’ EQUITY	26,223			25,416			24,409

Total Liabilities and Stockholders’ Equity	$253,930			$262,946			$270,500

Net yield on earning assets		$8,277	3.48%		$8,829	3.56%		$9,058	3.55%

The fully taxable equivalent basis of interest income from obligations of states and political subdivisions has been determined using a combined Federal and State corporate income tax rate of 40% for 2007, 2006, and 2005, respectively. The effect of this adjustment is presented below.

Investment securities	$109,278	$5,578	5.10%	$109,533	$5,178	4.73%	$102,882	$4,110	3.99%
Loans	120,409	8,664	7.20%	129,997	9,087	6.99%	144,528	9,641	6.67%

Total earning assets	$238,099	$14,658	6.16%	$247,741	$14,677	5.92%	$255,194	$13,986	5.48%

Taxable equivalent net yield on earning assets		$9,227	3.88%		$9,734	3.93%		$9,916	3.89%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

EARNINGS ANALYSIS

Net Interest Income

Net interest income, which is the difference between interest earned on loans and investments and interest paid on deposits and other liabilities, is the primary source of earnings for the Company. Changes in the volume and mix of earning assets and interest bearing liabilities combined with changes in market rates of interest greatly effect net interest income. Tables Two and Three analyze the changes in net interest income for the three years ended December 31, 2007, 2006, and 2005.

Net interest income decreased $552,315 or 6.3% in 2007 compared to 2006, and follows a decrease in 2006 of $228,445 or 2.5% from 2005. During 2007, the decrease in net interest income was primarily due to a decline in the interest earned on loans combined with the increase in the interest paid on interest bearing liabilities, offset in part by an increase in the interest earned on investment securities. The decrease in net interest income in 2006 was primarily due to the decline in the interest earned on loans combined with the increase in the interest paid on interest bearing liabilities, offset in part by an increase in the interest earned on investment securities. The changes in the volume and mix of earning assets and interest bearing liabilities combined with the changes in the market rates of interest resulted in taxable equivalent net interest yields on average earning assets of 3.88% for 2007, as compared to 3.93% and 3.89% earned during 2006 and 2005, respectively.

Interest and fees on loans decreased $429,617 or 4.9% from 2006 to 2007, after decreasing $505,268 or 5.5% from 2005 to 2006. Interest and fees on loans declined in 2007 as compared to 2006 primarily due to the decline in the average volume of loans which was partially offset by an increase in the yield earned on the loan portfolio. The average loan volume decreased $9.6 million or 7.4% in 2007 as compared to 2006 after declining $14.5 million or 10.1% in 2006 as compared to 2005. During 2007, the decline in loan volume was primarily due to loan payoffs and the decreased demand for quality loans combined with the increased competition from other financial institutions and lending companies. The taxable equivalent yield on loans rose 21 basis points in 2007, from 6.99% in 2006 to 7.20% in 2007, after rising 32 basis points in 2006, from 6.67% in 2005 to 6.99% in 2006.

Interest income on investment securities in 2007 increased $361,519 or 7.8% over 2006, and follows an increase of $972,372 or 26.4% over 2005. The increase in the interest rates earned on investment securities which was partially offset by a decrease in the average volume of investment securities contributed to the increase in interest income on investment securities. The taxable equivalent yield on investment securities rose 37 basis points in 2007, from 4.73% in 2006 to 5.10% in 2007, and follows an increase in 2006 of 74 basis points, from 3.99% in 2005 to 4.73% in 2006. The activity of the investment securities portfolio decreased with the average volume decreasing $.3 million or .2% in 2007 as compared to 2006, and follows an increase of $6.7 million or 6.5% in 2006 as compared to 2005. In 2006, the increase in the average volume of investment securities combined with the increase in the interest rates earned contributed to the increase in interest earned on investment securities.

Interest expense in 2007 increased $489,038 or 9.9% from 2006, compared to an increase of $871,961 or 21.4% from 2005. In 2007, the rise in interest expense was primarily due to increases in the average volume and the average yield on time deposits combined with the increase in the average yield on interest bearing demand deposits and the increases in the average volume of Federal Home Loan Bank and other long term borrowings, offset in part by decreases in the average volume and average yield of savings deposits, and decreases in the average volume of federal funds purchased and repurchase agreements and the decrease in the average yield on Federal Home Loan Bank and other long term borrowings. In 2006, the rise in interest expense was primarily due to an increase in the average rates paid on interest bearing liabilities. During 2006, the rates paid on interest bearing liabilities rose primarily due to the rise in interest rates paid on deposit products to meet competitive market pressures in a higher interest rate environment and due to a change in the deposit mix from savings deposits to certificates of deposit as a result of customers seeking higher yielding deposit products. The average yield paid on interest bearing liabilities during 2007 increased 36 basis points, from 2.33% in 2006 to 2.69% in 2007, and follows an increase in 2006 of 47 basis points, from 1.86% in 2005 to 2.33% in 2006. The average volume of interest bearing liabilities declined $9.7 million or 4.6% in 2007 compared to 2006, after decreasing $6.5 million or 3.0% in 2006 as compared to 2005.

Noninterest Income

Noninterest income is comprised of service charges, investment securities gains and losses, and other operating income. Noninterest income decreased $22,661 or 1.6%, in 2007 as compared to an increase of $55,436 or 4.0% in 2006. The decrease in noninterest income in 2007 as compared to 2006 was primarily due to a decrease in gains (losses) on sales of investment securities which was offset in part by increases in service charges and other fee income and other operating income. In 2006, noninterest income primarily increased due to an increase in service charges and other fee income which was offset in part by declines in the gains on sales of investment securities and other operating income.

Service charges and other fees represent the major component of noninterest income. These charges are earned from assessments made on checking and savings accounts. Service charges increased $15,672 in 2007, up 1.7%, from 2006, as compared to an increase of 18.0% from 2005 to 2006. The increases in service charges for 2007 and 2006 primarily resulted from increases in overdraft fees assessed on deposit accounts.

Sales of investment securities by the subsidiary bank are generally limited to the needs established under the liquidity policies. Net gains (losses) on sales of investment securities decreased $67,923 or 148.7% in 2007 as compared to 2006. The decline in net gains (losses) on sales of investment securities was primarily attributable to sales of securities available for sale recorded by the Company and its subsidiary bank. During 2007, the Company accounted for securities gains of $39,762 and securities losses of $62,017 which were attributable to sales of securities available for sale. In 2006, the Company and its subsidiary bank accounted for securities gains of $67,074 and securities losses of $21,406 which were attributable to sales of securities available for sale. During 2005, securities gains of $144,770 and securities losses of $26,337 which were sales of securities available for sale were recorded by the Company and its subsidiary bank.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Three - Rate Volume Analysis of Changes in Interest Income and Expense

The effect on interest income and interest expense for the years ended December 31, 2007 and 2006 due to changes in average volume and rate from the prior year, is presented below. The effect of a change in average volume has been determined by applying the average rate to the change in volume. The change in rate has been determined by applying the average volume in the earlier year by the change in rate. The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of change in each.

(in thousands)	2007 Compared to 2006			2006 Compared to 2005
	Increase (Decrease) Due to Change in:			Increase (Decrease) Due to Change in:
	Average Volume	Rate	Net increase (decrease)	Average Volume	Rate	Net increase (decrease)
INTEREST INCOME FROM:
U.S. Treasury and other U. S.
Government agencies	$(355)	$111	$(244)	$(169)	$254	$85
Mortgage backed securities	366	182	548	370	398	768
Obligations of states and political subdivisions	44	31	75	108	7	115
Other securities	1	(18)	(17)	(22)	26	4

Total investment securities	56	306	362	287	685	972
Interest bearing deposits	8	(7)	1	24	30	54
Federal funds sold	(6)	—	(6)	2	100	102
Loans, net of unearned income	(642)	212	(430)	(926)	421	(505)
Other earning assets	9	—	9	(8)	29	21

Total interest earned	(575)	511	(64)	(621)	1,265	644

INTEREST EXPENSE ON:
Time deposits	131	504	635	279	466	745
Savings deposits	(78)	(29)	(107)	(151)	(31)	(182)
Interest bearing demand deposits	(6)	13	7	(7)	15	8
Federal funds purchased and repurchase agreements	(167)	(3)	(170)	112	232	344
FHLB and other long-term borrowings	134	(11)	123	(39)	(3)	(42)

Total interest paid	14	474	488	194	679	873

Net interest differential	$(589)	$37	$(552)	$(815)	$586	$(229)

Presented below is the effect on volume and rate variances of the adjustment of interest income on obligations of states and political subdivisions to the fully taxable equivalent basis using a combined Federal and State corporate income tax rate of 40% for the years ended 2007, 2006, and 2005, respectively.

Investment securities	$(12)	$412	$400	$266	$802	$1,068
Loans	(670)	247	(423)	(969)	415	(554)

Total interest earned	$(671)	$652	$(19)	$(685)	$1,376	$691

Net interest differential	$(685)	$178	$(507)	$(879)	$697	$(182)

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Noninterest Income - Continued

Other operating income represents fees from safe deposit box rentals, sales of checkbooks, sales of cashiers’ checks and money orders, utility collections, ATM charges and card fees, credit life commissions, credit card fees and commissions, income earned on bank owned life insurance and various other charges and fees related to normal customer banking relationships. Other operating income increased $29,590 or 6.3% in 2007 as compared to 2006. During 2007, the increase in other operating income was primarily due to an increase in ATM fees, nonrecurring gains on sales of assets, an increase in the earnings related to the cash surrender value of the bank owned life insurance on its key officers, and increased credit life commissions and other miscellaneous income, offset in part by declines in checkbook sales, credit card fees and in the income earned on loans sold to the FHLB. Other operating income decreased $11,102 or 2.3% in 2006 as compared to 2005. During 2006, the decline in other operating income was primarily due to a reduction in nonrecurring gains on sales of assets and other miscellaneous income, offset in part by increases in ATM fees and income earned on loans sold to the FHLB.

Noninterest Expense

Noninterest expenses are comprised of salaries and employee benefits, net occupancy of premises and other operating expenses. In 2007, noninterest expenses decreased $341,783 or 4.5% over 2006, and follows an increase of $162,602 or 2.2% in 2006 over 2005. The decrease in noninterest expenses in 2007 over 2006 was primarily due to declines in salary and employee benefits, other operating expenses and in net occupancy expenses. The increase in noninterest expense in 2006 as compared to 2005 was primarily due to increases in salary and employee benefits which were offset in part by a decline in other operating expenses.

Salary and employee benefits represent the largest component of noninterest expense. Salary and employee benefits decreased $218,104 or 5.4% in 2007 over 2006. The decrease in salary and employee benefits expense in 2007 was primarily attributable to the decline in deferred compensation expenses, the decrease in uniform costs for bank personnel, the decrease in the annual contribution to the profit sharing plan combined with a reduction in personnel expenses due to a decrease in the number of full-time equivalent employees, partially offset by an normal annual merit adjustments. During 2006, salary and employee benefits increased $282,581 or 7.5% as compared to the same period in 2005. The increase in salary and employee benefit expense in 2006 was primarily due to the full year impact of hiring of additional personnel for lending development and operations, salary adjustments for key officers, the purchase of uniforms for bank personnel and normal annual merit adjustments.

The major components of other operating expenses include: stationery and supplies, directors’ fees, service expense, postage and transportation, other taxes, advertising, and regulatory assessments and deposit insurance. Other operating expense decreased $95,190 or 3.9%, compared to the same period of the prior year. The decrease in other operating expense was primarily due a reduction in service expenses, directors fees, postage and transportation expense, other taxes, regulatory assessments, and stationery and supplies expense, offset in part by an increase in advertising and other expenses. During 2006, other operating expense decreased $120,592, or 4.7%, over 2005 and was primarily due to a reduction in service expenses, directors fees, postage and transportation expense and in other expenses, offset in part by increases in other taxes, advertising, regulatory assessments, and stationery and supplies expense.

Occupancy expenses decreased $28,489 or 2.5% in 2007 over 2006, and follows a increase of $613 or .1% in 2006 over 2005. Occupancy expenses decreased primarily due to the closure of the supermarket branch office located in Moundsville, West Virginia during the second quarter of 2007.

Income Taxes

Income tax expense for the period ended December 31, 2007 was $479,268, a decrease of $25,331 or 5.0% over 2006 as compared to the decrease of $37,170 or 6.9% from 2005 to 2006. The decrease in pre-taxable income combined with the increase in tax exempt income primarily contributed to the reduction in income tax expense in 2007 and 2006.

For federal income tax purposes, tax-exempt income is based on qualified state, county, and municipal bonds and loans. Tax-exempt income was $1,425,577 in 2007; $1,357,813 in 2006; and $1,287,153 in 2005. The state of West Virginia recognizes tax-exempt income based on the average of certain investments and loans held during the tax reporting period. Nontaxable items included are federal obligations and securities, obligations of West Virginia and West Virginia political subdivisions, investments of loans primarily secured by liens or security agreements on residential property and other real estate in the form of a mobile home, modular home or double-wide located in West Virginia. Nontaxable West Virginia income attributable to the foregoing items was approximately $1,231,000 in 2007; $1,113,000 in 2006; and $1,271,000 in 2005.

Components of the income tax expense for December 31, 2007 were $376,938 for federal taxes and $102,330 for West Virginia corporate net income taxes. Federal income tax rates and West Virginia corporate net income tax rates were consistent at 34% and 9%, respectively, for the years ended December 31, 2007, 2006 and 2005. Additional information regarding income taxes is contained in Note 15 to the Consolidated financial statements.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

BALANCE SHEET ANALYSIS

Investments

Investment securities decreased $4,247,180 or 3.8% from 2006, and followed an increase in 2006 of $2,895,810 or 2.7% from 2005. The investment portfolio is managed to attempt to achieve an optimum mix of asset quality, liquidity and maximum yield on investment. The investment portfolio consists of U.S. Treasury securities, U.S. Government agency and corporation securities, obligations of states and political subdivisions, mortgage-backed securities and equity securities. Taxable securities comprised 79.5% of total securities at December 31, 2007, as compared to 80.0% at December 31, 2006. Other than the normal risks inherent in purchasing U.S. Treasury securities, U.S. Government agency and corporation securities, and obligations of states and political subdivisions, i.e., interest rate risk, management has no knowledge of other market or credit risk involved in these investments. The Company does not have any high risk hybrid/derivative instruments.

Investment securities that are classified available for sale are available for sale at any time based upon management’s assessment of changes in economic or financial market conditions. These securities are carried at fair value and the unrealized holding gains and losses, net of taxes, are reflected as a separate component of stockholders’ equity until realized. Available for sale securities, at fair value decreased $3,938,261 or 3.6% from 2006, and represented 99% of the investment portfolio at December 31, 2007. The decrease in the available for sale securities was primarily due to the maturities, calls and sales of the U.S. Treasury and other U.S. government agency securities. Investment securities held to maturity are securities purchased with the intent and ability to hold until their maturity. Securities classified as held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts. The held to maturity securities decreased $308,919 or 31.8% from 2006 and represented 1% of the investment portfolio as of December 31, 2007. The decrease in the held to maturity securities was primarily the result of maturities and calls of tax exempt municipal securities. As the investment portfolio consists primarily of fixed rate debt securities, changes in the market rates of interest will affect the carrying value of securities available for sale, adjusted upward or downward under the requirements of FAS 115 and represent temporary adjustments in value. The carrying values of securities available for sale was above book value by $598,473 and was below book value by $1,106,350 at December 31, 2007 and 2006, respectively. The fair value of securities classified as held to maturity was above book value by $11,668 and $16,386 at December 31, 2007 and 2006, respectively.

Table Four - Investment Portfolio

The maturity distribution using book value including accretion of discounts and amortization of premiums and approximate yield of investment securities at December 31, 2007 and December 31, 2006 are presented in the following table. Tax equivalent yield basis was used on tax exempt obligations. Approximate yield was calculated using a weighted average of yield to maturities.

	December 31, 2007				December 31, 2006
	Securities Held to Maturity		Securities Available for Sale		Securities Held to Maturity		Securities Available for Sale
(dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U. S. Treasury and other U.S. Government Agencies
Within One Year	$—	—%	$10,228	3.96%	$—	—%	$5,051	3.12%
After One But Within Five Years	—	—	16,245	4.25	—	—	30,819	4.37
After Five But Within Ten Years	—	—	—	—	—	—	141	5.95
After Ten Years	—	—	4	5.48	—	—	186	5.88

	—	—	26,477	4.14	—	—	36,197	4.21
States & Political Subdivisions
Within One Year	165	7.44	1,820	3.96	310	6.37	1,140	3.97
After One But Within Five Years	499	7.15	5,347	5.05	663	7.23	4,955	4.31
After Five But Within Ten Years	—	—	5,963	5.53	—	—	6,696	5.50
After Ten Years	—	—	9,023	5.85	—	—	8,893	5.76

	664	7.22	22,153	5.42	973	6.96	21,684	5.25
Mortgage-Backed Securities	—	—	57,001	5.13	—	—	51,665	5.07
Equity Securities	—	—	352	6.66	—	—	375	10.80

Total	$664	7.22%	$105,983	4.95%	$973	6.96%	$109,921	4.84%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Loans

Loans represent the largest asset on the Company’s balance sheet. Total loans, net of unearned income, increased $1,029,873 or .9% from 2006 to 2007. The increase in total loans in 2007 was primarily due to increases in residential real estate loans and other loans which increased approximately $3,352,000 and $411,000, respectively, offset by decreases in commercial loans and installment loans which decreased approximately $2,100,000 and $612,000, respectively. The increase in residential real estate loans during 2007 was primarily in loans secured by multi-family residential properties and the increased demand for closed end loans secured by one to four family residential properties. The decline in commercial loans was primarily in commercial real estate loans due to increased competition from other lending companies and financial institutions, as well as the local economic slow-down for new financing due to the increased prime lending rate. From 2005 to 2006, total loans decreased $14,504,938 or 10.7%. The decline in loan volume in 2006 was primarily due to decreases in commercial loans, installment loans, residential real estate loans and other loans which decreased approximately $7,979,000, $3,175,000, $1,864,000 and $1,513,000, respectively. The decrease in loans in 2006 was primarily attributed to a decreased demand for quality commercial loans as a result of increased competition from other lending companies and institutions, as well as the rise in the prime lending rate.

Real estate residential loans which include real estate construction, real estate farmland, real estate residential loans and multi-family residential properties comprised thirty-eight percent (38%) of the loan portfolio. Commercial loans which include real estate secured by non-farm, non-residential properties and commercial and industrial loans comprised forty-one percent (41%) of the loan portfolio. Installment loans comprised eleven percent (11%) of the loan portfolio. Other loans which include non-rated industrial development obligations, direct financing leases and other loans comprised ten percent (10%) of the loan portfolio. The changes in the composition of the loan portfolio from 2006 to 2007 were a 2% increase in real estate residential loans and a 2% decrease in commercial loans. From 2005 to 2006, the changes in the composition of the loan portfolio were a 3% increase in real estate residential loans, a 2% decrease in commercial loans and a 1% decrease in installment loans.

Table Five

Loan Portfolio - Maturities and sensitivities of Loans to Changes in Interest Rates

The following table presents the contractual maturities of loans other than installment loans and residential mortgages as of December 31, 2007 and 2006:

	December 31, 2007			December 31, 2006
(dollars in thousands)	In one Year or Less	After one Year Through Five Years	After Five Years	In one Year or Less	After one Year Through Five Years	After Five Years
Real estate construction	$518	$199	$210	$430	$400	$375
Commercial real estate - secured by nonfarm, nonresidential property	1,913	2,139	38,298	1,977	3,247	38,886
Commercial and industrial	1,526	2,850	3,503	2,437	3,390	2,392
Nonrated industrial development obligations	1,206	2,593	8,246	526	2,944	8,185

Total	$5,163	$7,781	$50,257	$5,370	$9,981	$49,838

The following table presents an analysis of fixed and variable rate loans as of December 31, 2007 and 2006 along with the contractual maturities of loans other than installment loans and residential mortgages:

	December 31, 2007			December 31, 2006
(dollars in thousands)	In one Year or Less	After one Year Through Five Years	After Five Years	In one Year or Less	After one Year Through Five Years	After Five Years
Fixed Rates	$2,724	$6,479	$6,819	$2,110	$5,804	$8,609
Variable Rates	2,439	1,302	43,438	3,260	4,177	41,229

Total	$5,163	$7,781	$50,257	$5,370	$9,981	$49,838

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Loans Held for Sale

The Company has entered into an agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”) under which the bank may sell conforming one-to-four family residential mortgage loans to the FHLB. The agreement provides for a maximum commitment of $5,000,000. Loans sold to the FHLB are sold with limited recourse or credit risk up to a maximum amount of $125,000 based upon utilization of the original commitment. The bank also maintains the servicing of these loans, for which it is paid a servicing fee. The total amount of loans sold under this agreement is $1,981,231 and $1,487,168 as of December 31, 2007 and 2006, respectively. The loans which were sold were also subject to a recourse obligation or credit risk in the amount of $41,635 and $31,385 at December 31, 2007 and 2006, respectively.

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

Total non-performing loans were $2,463,000 at December 31, 2007 as compared to $3,383,000 at December 31, 2006. Non-performing loans declined $920,000 in 2007, after increasing $1,873,000 in 2006. The decline in non-performing loans in 2007 as compared to 2006 was primarily due to the decrease in non-accrual loans, offset by an increase in loans past due 90 days or more.

Table Six - Risk Elements

Loans which are in the process of collection, but are contractually past due 90 days or more as to interest or principal, renegotiated, non-accrual loans and other real estate are as follows:

	December 31,
(dollars in thousands)	2007	2006	2005	2004	2003
Past Due 90 Days or More:
Real Estate - residential	$—	—	85	—	$52
Commercial	14	—	—	6	—
Installment	12	3	5	11	6

	26	3	90	17	$58

Non-accrual:
Real Estate - residential	$850	958	64	74	$12
Commercial	1,586	2,409	1,262	1,357	2,052
Installment	1	13	41	10	35

	$2,437	3,380	1,367	1,441	$2,099

Other Real Estate	$—	—	53	184	$12

Total non-performing assets	$2,463	3,383	1,510	1,642	$2,169

Total non-performing assets to total loans and other real estate	2.02%	2.80%	1.12%	1.06%	1.48%

Loans are placed in non-accrual when the principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection. Non-accrual loans were $2,437,000 or 2.0% of total loans outstanding as of December 31, 2007, as compared to $3,380,000 or 2.8% of total loans outstanding as of December 31, 2006. Non-accrual loans decreased in 2007 over 2006 primarily due to the pay-off of approximately $1,100,000 which consisted of two commercial real estate loans to one borrower. Non-accrual loans increased in 2006 over 2005 primarily due to the addition of two commercial loan customers into non-accrual status by the subsidiary bank. Loans past due 90 days or more and still accruing interest were $26,000 at December 31, 2007, as compared to $3,000 at December 31, 2006. There was no balance in other real estate owned at December 31, 2007 and 2006. Management continues to monitor the nonperforming assets to ensure against deterioration in collateral values.

Generally, all banks recognize interest income on the accrual basis, except for certain loans which are placed on a non-accrual status. Loans are placed on a non-accrual status, when in the opinion of management doubt exists as to its collectibility. In accordance with the Office of the Comptroller of the Currency Policy, banks may not accrue interest on any loan which either the principal or interest is past due 90 days or more unless the loan is both well secured and in the process of collection. The amount of interest income that would have been recognized on nonaccrual loans had the loans performed in accordance with their original terms was $156,500 and $204,100 for the periods ended December 31, 2007 and 2006, respectively.

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

The allowance for loan losses decreased $253,961 or 11.1%, between December 31, 2007 and December 31, 2006. The allowance for loan losses represented 1.7% and 1.9% of outstanding loans as of December 31, 2007 and 2006, respectively. Net loan charge-offs were $153,961 in 2007, compared to $22,913 in 2006 and $216,230 in 2005. The net loan charge-offs remain within historical ranges. The net loan charge-offs in 2007, 2006 and 2005 were primarily commercial and consumer loans. In 2007, a negative provision in the amount of $100,000 was taken primarily as a result of the payoff of two commercial impaired loans. There was no allocation to the provision for loan losses in 2006 compared to $180,000 at December 31, 2005. The credit quality of the loan portfolio combined with the recent level of net charge-offs and nonperforming assets continue to be considered in the calculation of the provision for loan losses.

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

Table Seven - Analysis of Allowance for Possible Loan Losses

The following table presents a summary of loans charged off and recoveries of loans previously charged off by type of loan.

	December 31,
(dollars in thousands)	2007	2006	2005	2004	2003
Allowance for loan losses:
Balance at beginning of period:	$2,297	$2,320	$2,356	$2,305	$2,027
Loans Charged Off:
Real Estate - residential	29	—	12	3	13
Commercial	111	18	183	229	77
Installment	26	56	71	70	76

	166	74	266	302	166
Recoveries:
Real Estate - residential	—	—	—	17	3
Commercial	5	36	29	20	—
Installment	7	15	21	16	6

	12	51	50	53	9
Net Charge-offs	154	23	216	249	157
Additions Charged to Operations	(100)	—	180	300	435

Balance at end of period:	$2,043	$2,297	$2,320	$2,356	$2,305

Average Loans Outstanding	$120,409	$129,997	$144,528	$151,562	$137,826

Ratio of net charge-offs to Average loans outstanding for the period	0.13%	0.02%	0.15%	0.16%	0.11%
Ratio of the Allowance for Loan Losses to Loans Outstanding for the period	1.68%	1.90%	1.72%	1.53%	1.57%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Eight

Loan Portfolio - Allocation of allowance for possible loan losses

The following table presents an allocation of the allowance for possible loan losses at each of the five year periods ended December 31, 2007. The allocation presented below is based on the historical average of net charge offs per category combined with the change in loan growth and management’s review of the loan portfolio.

	December 31,
(dollars in thousands)	2007		2006		2005		2004		2003
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
Real estate - residential	$298	38.3%	$327	35.8%	$327	33.4%	$325	33.5%	$311	36.0%
Commercial	1,277	41.2%	1,483	43.3%	1,465	44.5%	1,520	45.2%	1,429	43.0%
Installment	447	10.5%	466	11.2%	507	12.3%	490	11.9%	544	12.9%
Others	21	10.0%	21	9.7%	21	9.8%	21	9.4%	21	8.1%

Total	$2,043	100.0%	$2,297	100.0%	$2,320	100.0%	$2,356	100.0%	$2,305	100.0%

Deposits

A stable core deposit base is the major source of funds for the Holding Company’s subsidiary bank. The deposit mix depends upon many factors including competition from other financial institutions, depositor interest in certain types of deposits, changes in the interest rate and the Company’s need for certain types of deposit growth. Total deposits decreased approximately $7.3 million or 3.5% in 2007. The decrease in total deposits was primarily due to the decline in noninterest bearing demand deposits, savings deposits and time deposits, offset by an increase in interest bearing demand deposits. Savings deposits decreased approximately $3.6 million, or 6.7%, during 2007 while time deposits decreased approximately $2.7 million, or 2.7%. This decline in savings and time deposits is primarily a result of deposit customers seeking higher yielding deposit products.

At December 31, 2007, noninterest bearing deposits comprised 12% of total deposits and interest bearing deposits which include NOW, money market, savings and time deposits comprised 88% of total deposits. There were no changes in the deposit mix from December 31, 2006 to December 31, 2007 and from December 31, 2005 to December 31, 2006.

Federal Funds Purchased and Repurchase Agreements

Federal funds purchased and repurchase agreements are short-term borrowings. There were no Federal funds purchased as of December 31, 2007 and 2006. Repurchase agreements decreased $3,044,014 or 20.0%, from $15,240,158 at December 31, 2006 to $12,196,144 at December 31, 2007. The 2007 decrease in repurchase agreements was primarily due to the reduction in the balances maintained by commercial customers.

Federal Home Loan Bank and Other Long-term Borrowings

Federal Home Loan Bank (“FHLB”) borrowings were $9,298,492 and $2,342,718 at December 31, 2007 and 2006, respectively, with an interest rate of 5.00% and 4.76%, respectively. The FHLB borrowings are collateralized by a blanket collateral agreement which assigns a security interest in capital stock, deposits, mortgage loans, securities and FHLB stock of the subsidiary bank.

The Company maintains a $3 million non-revolving line of credit from a financial institution. The purpose of the line of credit was to provide for the capitalization of the subsidiary Bank as required under the terms of the Formal Agreement. The line of credit is secured by 126,200 shares of Progressive Bank, N.A. stock. The note bears an interest rate of prime and is adjusted on a quarterly basis. The line of credit expires in May 2015 and is to be repaid in quarterly interest only payments for the first three years and quarterly principal and interest payments thereafter. The Company’s initial borrowing on the note amounted to $2 million. There were no outstanding borrowings under the line of credit at December 31, 2007 and 2006.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Nine Contractual Maturities of Long term Obligations and Operating Leases

The following table presents the contractual maturities of long term obligations and operating leases:

(dollars in thousands)	Payments due by period
	< 1 year	1-3 years	3-5 years	> 5 years	Total
Contractual Obligations:
Federal Home Loan Bank and other long term borrowings	$46	$7,100	$109	$2,043	$9,298
Operating Leases	159	213	158	23	553

	$205	$7,313	$267	$2,066	$9,851

Table Ten Contractual Maturities of Commitments and Contingencies

The following table presents the maturities of commitments and contingencies:

(dollars in thousands)	Amount of Commitment Expiration Per Period
	< 1 year	1-3 years	3-5 years	> 5 years	Total
Off-Balance Sheet arrangements:
Commitments to extend credit	$3,659	$3,221	$2,071	$5,268	$14,219
Standby letters of credit	31	—	15	70	116

	$3,690	$3,221	$2,086	$5,338	$14,335

Liquidity

Liquidity management ensures that funds are available to meet loan commitments, deposit withdrawals, and operating expenses. Funds are provided by loan repayments, investment securities maturities, or deposits, and can be raised by liquidating assets or through additional borrowings. The Company had investment securities with an estimated fair value of $105,983,126 classified as available for sale at December 31, 2007. These securities are available for sale at any time based upon management’s assessment in order to provide necessary liquidity should the need arise. The fair value of temporarily impaired investment securities that the company has the intent and ability to hold until the anticipated recovery in market value is $33,566,000. In addition, the Company’s subsidiary bank, Progressive Bank, N.A., is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”). Membership in the FHLB provides an additional source of funding in the form of collateralized advances. At December 31, 2007, the subsidiary bank had a short term line of credit in the aggregate amount of approximately $7 million available with the FHLB. There were no short term borrowings outstanding pursuant to this agreement as of December 31, 2007. At December 31, 2007 and December 31, 2006, the Company had outstanding loan commitments and unused lines of credit totaling $14,335,000 and $16,268,000, respectively. As of December 31, 2007, management placed a high probability for required funding within one year of approximately $9.2 million. Approximately $3.7 million is principally unused home equity and credit card lines on which management places a low probability for required funding.

Capital Resources

Stockholders’ equity increased 3.5% in 2007 entirely from current year earnings after quarterly dividends, and a 4.2% increase in accumulated other comprehensive income. The increase in accumulated other comprehensive income is primarily attributable to the effect of the change in the net unrealized gains (losses) on available for sale investment securities. The increase in stockholders’ equity in 2007 follows an increase of 3.9% in 2006 entirely from current earnings after quarterly dividends and an increase of 1.6% resulting from the effect of the change in the net unrealized losses on available for sale investment securities. Stockholders’ equity amounted to 10.8% and 9.9% of total assets at the end of 2007 and 2006, respectively. The Company paid dividends of $.76 per share in 2007 and 2006.

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

The information presented in the following Interest Rate Risk table contains assumptions and estimates used by management in determining repricing characteristics and maturity distributions. As noted in the following table, the cumulative gap at one year is positive at approximately $21,843,000, which indicates the Company’s earning assets reprice sooner than interest bearing liabilities at December 31, 2007. As the table presented is as of a point in time and conditions change on a daily basis, any conclusions made may not be indicative of future results.

The Company’s subsidiary bank uses an asset/liability model to measure the impact of changes in interest rates on net interest income on a periodic basis. Assumptions are made to simulate the impact of future changes in interest rates and/or changes in balance sheet composition. The effect of changes in future interest rates on the mix of assets and liabilities may cause actual results to differ from simulated results. Guidelines established by the Company’s subsidiary bank provides that the estimated net interest income may not change by more than 10% in a one year period given a +/- 200 basis point parallel shift in interest rates. Excluding the potential effect of interest rate changes on assets and liabilities of the Holding Company which are not deemed material, the anticipated impact on net interest income of the subsidiary bank at December 31, 2007 was as follows: given a 200 basis point increase scenario net interest income would be increased by approximately 1.4%, and given a 200 basis point decrease scenario net interest income would be reduced by approximately 11.5%. The projections provided by the model are not intended as an actual forecast of the bank’s performance in a particular rate environment, and should not be relied upon. Actual changes in the interest rate environment normally do not take place instantaneously, but over a period of time, and do not occur in a parallel fashion. Additionally, the balance sheet composition, spread relationships for new dollars invested, non interest income and expenses, investment practices, and deposit practices all change as a result of changes in interest rates and would need to be considered by the Asset Liability committee.

Interest Rate Risk Table - December 31, 2007

(dollars in thousands)	Less than Three Months	Four to Twelve Months	One to Three Years	Greater than Three Years	Non- Interest Bearing	Total
ASSETS:
Cash and cash equivalents	$7,392	$—	$—	$—	$5,533	$12,925
Investment securities	8,251	17,902	32,780	47,116	598	106,647
Loans	22,580	40,297	41,704	14,920	2,238	121,739
Other assets	4,638	—	—	—	9,281	13,919
Allowance for loan losses	—	—	—	—	(2,043)	(2,043)

Total assets	$42,861	$58,199	$74,484	$62,036	$15,607	$253,187

LIABILITIES AND CAPITAL
NOW and savings accounts	$9,109	$5,813	$9,532	$48,382	$—	$72,836
Money Market Accounts (MMDA’s)	6,365	—	5,001	—	—	11,366
Certificates of deposit < $100,000	9,665	21,638	26,443	10,209	—	67,955
Certificates of deposit > $100,000	3,605	10,779	9,985	2,163	—	26,532
Noninterest bearing demand deposits	—	—	—	—	24,438	24,438
Federal funds purchased and repurchase agreements	12,196	—	—	—	—	12,196
FHLB borrowings	12	35	7,100	2,151	—	9,298
Other liabilities	—	—	—	—	1,351	1,351
Stockholders’ equity	—	—	—	—	27,215	27,215

Total liabilities and capital	$40,952	$38,265	$58,061	$62,905	$53,004	$253,187

GAP	1,909	19,934	16,423	(869)	(37,397)
GAP/ Total Assets	0.75%	7.87%	6.49%	(0.34)%	(14.77)%
Cumulative GAP	1,909	21,843	38,266	37,397	0
Cumulative GAP/Total Assets	0.75%	8.63%	15.11%	14.77%	0.00%

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

		First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2007	High	$20.90	$20.30	$19.50	$17.55
	Low	$19.50	$19.15	$17.25	$13.70
2006	High	$19.40	$19.20	$20.25	$20.80
	Low	$18.75	$18.65	$18.70	$19.60

Summarized Quarterly Financial Information

A summary of selected quarterly financial information follows:

2007	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest income	$3,379,956	$3,381,757	$3,454,255	$3,492,528
Total interest expense	1,321,508	1,313,361	1,397,738	1,398,893
Net interest income	2,058,448	2,068,396	2,056,517	2,093,635
Provision for loan losses	—	—	(100,000)	—
Investment securities gain (loss)	(54,193)	2,837	(605)	29,706
Total other income	330,850	355,763	370,086	376,034
Total other expenses	1,864,452	1,787,705	1,787,298	1,832,789
Income before income taxes	470,653	639,291	738,700	666,586
Net income	415,396	506,022	579,613	534,931
Net income per share	0.27	0.33	0.38	0.35

2006	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest income	$3,361,053	$3,441,719	$3,518,234	$3,450,767
Total interest expense	1,122,867	1,147,188	1,288,661	1,383,746
Net interest income	2,238,186	2,294,531	2,229,573	2,067,021
Provision for loan losses	—	—	—	—
Investment securities gain (loss)	(106)	44,215	778	781
Total other income	327,055	338,524	368,824	353,068
Total other expenses	1,813,711	2,003,925	1,834,969	1,961,422
Income before income taxes	751,424	673,345	764,206	459,448
Net income	600,043	549,433	591,693	402,655
Net income per share	0.39	0.36	0.39	0.26

2005	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest income	$3,305,715	$3,271,283	$3,246,463	$3,304,796
Total interest expense	987,271	1,009,855	1,008,387	1,064,988
Net interest income	2,318,444	2,261,428	2,238,076	2,239,808
Provision for loan losses	90,000	90,000	—	—
Investment securities gain (loss)	77,856	2,390	38,309	(122)
Total other income	295,072	303,896	336,568	323,734
Total other expenses	1,930,503	1,857,371	1,823,928	1,839,623
Income before income taxes	670,869	620,343	789,025	723,797
Net income	545,728	510,783	613,555	592,199
Net income per share	0.36	0.33	0.40	0.39

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

R. Clark Morton

Chairman of the Board, Progressive Bank, N.A.

Attorney at Law

Retired Partner, Herndon, Morton, Herndon & Yaeger

Thomas A. Noice

Retired Bank Executive

Treasurer, Belmont Community Hospital

William G. Petroplus

Attorney at Law

Member/Partner Petroplus & Gaudino

Thomas L. Sable

Managing Partner, The Summit Atlantic Group, LLC

Clerk/Treasurer, Village of Bellaire

FIRST WEST VIRGINIA BANCORP, INC. OFFICERS

Sylvan J. Dlesk

Chairman, President and Chief Executive Officer

Laura G. Inman

Vice Chairman

Francie P. Reppy

Executive Vice President and Chief Financial Officer

Chief Administrative Officer

Treasurer

Connie R. Tenney

Vice President

Deborah A. Kloeppner

Secretary

Nada E. Beneke

Assistant Secretary

PROGRESSIVE BANK, N.A. DIRECTORS

Nada E. Beneke

Dr. Clyde D. Campbell

Robert R. Cicogna

Sylvan J. Dlesk

Gary W. Glessner

Elizabeth H. Hestick

Robert B. Hunnell, Jr.

James C. Inman, Jr.

Laura G. Inman

Tulane B. Mensore

R. Clark Morton

Thomas A. Noice

William G. Petroplus

Thomas L. Sable

DIRECTOR EMERITUS    David R. Rexroad

PROGRESSIVE BANK, N.A. OFFICERS

R. Clark Morton

Chairman of the Board

Sylvan J. Dlesk

President

Chief Executive Officer

Francie P. Reppy

Executive Vice President

Chief Administrative Officer

Chief Financial Officer

Connie R. Tenney

Senior Vice President

Brad D. Winwood

Senior Vice President

Senior Accounting, Operations &

Investment Officer

Michael J. Taylor

Vice President

Senior Loan Officer

Dennis W. Biearman

Vice President

Credit Administration

Gary S. Martin

Vice President - Retail Lending

David E. Wharton

Vice President

Information Technology Officer

Data Security Officer

Deborah A. Kloeppner

Vice President

Compliance and CRA Officer

Secretary

Susan E. Reinbeau

Vice President

Branch Administrator

Office Manager Woodsdale

Michele L. Stanley

Vice President

Operations Officer

Anthony J. Collaros

Assistant Vice President

Business Development Officer

Janey S. Longwell

Assistant Vice President

Office Manager New Martinsville

Laura A. Schmidt

Assistant Vice President

Accounting Officer

Debra M. Tomlin

Assistant Vice President

Loan Officer

Rebecca A. Palmer

Assistant Vice President

Manager Data Processing

James J. Warman

Assistant Vice President

Credit Analyst

Kimberly A. Hughes

Loan Review Officer

Harold O. Thomas

Senior Business Development

Officer

Susan M. Scotka

Bank Secrecy & OFAC Officer

Beth A. Heyman

Office Manager Bethlehem

Michelle R. Pierce

Office Manager Bellaire

Johanna Sanders

Office Manager Wellsburg

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

Annual Meeting

The Annual Meeting of Stockholders will be held at 4:00 p.m, on Tuesday, April 8, 2008, at the Warwood Office of Progressive Bank, N.A., 1701 Warwood Avenue, Wheeling, WV 26003.

Form 10-K

Upon written request any shareholder of record on December 31, 2007, may obtain a copy of the Corporation’s 2007 Form 10-K Report (to be filed with the Securities and Exchange Commission before March 31, 2008) by writing to the Secretary, First West Virginia Bancorp, Inc., 1701 Warwood Avenue, Wheeling, WV 26003. An electronic version of Form 10-K may also be obtained by visiting the Progressive Bank, N.A. website at www.progbank.com in the section entitled “Investor Relations” or at the Securities and Exchange’s website at www.sec.gov.