Form 10-K, Exhibit 13
period 2008-12-31
FIRST WEST VIRGINIA BANCORP INC
filed 2009-03-27
CIK 37049

EXHIBIT 13.1

P.O. Box 6671

Wheeling, WV 26003

TO OUR SHAREHOLDERS:

I am pleased for the opportunity to present you with the financial performance contained in the 2008 Annual Report of First West Virginia Bancorp, Inc. Consolidated net income for 2008 was $2,205,511 or $1.39 per share, an increase of $169,549 or 8.3% as compared to $2,035,962 or $1.28 per share a year earlier. Total assets for the Holding Company increased 2.0% over the prior year to $258,163,637 at December 31, 2008 as compared to $253,186,790 at December 31, 2007. Total stockholders’ equity increased 5.6% to $28,736,558 as compared to $27,214,599 reported in 2007. The book value per share was $18.08 at December 31, 2008 as compared to $17.12 a year earlier.

The Board of Directors declared and paid cash dividends of $.74 and $.73 per share during 2008 and 2007, respectively. Additionally, on May 13, 2008 the Board of Directors declared a 4% common stock dividend payable to shareholders of record as of October 1, 2008.

This year it is with deep sorrow that I report the passing of Thomas A. Noice, director of First West Virginia Bancorp, Inc. since 1988. Mr. Noice also served as a member of the Board of Directors of the Company’s subsidiary bank, Progressive Bank, N.A. Mr. Noice made a significant contribution to the progress of our Company and his experience, support, and dedication will certainly be missed.

The year 2008 challenged our resolve and abilities to navigate through the eye of this economic storm. In times like these we are fortunate to have a strong anchor. While our Company operates with safety, stability and simplicity, we are continuing to improve our subsidiary bank’s leadership, impress our customers with efficient personal service and our shareholders with consistent dividends while insuring our credit quality.

Our Board of Directors continues to make substantial progress in guiding our financial institution while staying on course to fulfill its mission statement with a clear focus on our subsidiary bank’s vision.

The Board of Directors recognizes the value of our customers, shareholders, and employees, each of which demonstrate loyalty, dedication, and support.

Our Board of Directors anticipates a very challenging year, however feels it has strategies in place to capitalize on new opportunities.

Sincerely,

/s/ Sylvan J. Dlesk
Sylvan J. Dlesk
Chairman of the Board
President and Chief Executive Officer

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
ASSETS
Cash and due from banks	$5,992,400	$5,533,577
Due from banks - interest bearing	360,334	639,603
Federal funds sold	2,748,000	6,752,000

Total cash and cash equivalents	9,100,734	12,925,180
Investment securities:
Available-for-sale (at fair value)	112,046,054	105,983,126
Held-to-maturity (fair value of $323,716 and $675,604, respectively)	320,256	663,936
Loans	124,634,785	121,739,193
Less allowance for loan losses	(1,923,455)	(2,042,997)

Net loans	122,711,330	119,696,196
Premises and equipment, net	4,713,897	4,789,947
Accrued income receivable	1,252,753	1,236,153
Other intangible assets	-	14,792
Goodwill	1,644,119	1,644,119
Bank owned life insurance	3,553,984	3,429,560
Other assets	2,820,510	2,803,781

Total assets	$258,163,637	$253,186,790

LIABILITIES
Noninterest bearing deposits:
Demand	$24,108,459	$24,437,272
Interest bearing deposits:
Demand	33,782,737	33,232,800
Savings	55,716,792	50,969,862
Time	92,777,279	94,486,897

Total deposits	206,385,267	203,126,831
Federal funds purchased and securities sold under agreements to repurchase	11,013,195	12,196,144
Federal Home Loan Bank borrowings	10,929,369	9,298,492
Accrued interest payable	566,590	598,054
Other liabilities	532,658	752,670

Total liabilities	229,427,079	225,972,191

STOCKHOLDERS’ EQUITY
Common stock - 2,000,000 shares authorized at $5 par value:
1,599,411 shares issued at December 31, 2008 and 1,538,443 shares issued at December 31, 2007	7,997,055	7,692,215
Treasury stock - 10,000 shares at cost:	(228,100)	(228,100)
Surplus	5,609,357	4,982,606
Retained earnings	14,492,736	14,394,610
Accumulated other comprehensive income	865,510	373,268

Total stockholders’ equity	28,736,558	27,214,599

Total liabilities and stockholders’ equity	$258,163,637	$253,186,790

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2008	2007	2006
INTEREST AND DIVIDEND INCOME
Loans, including fees:
Taxable	$7,359,632	$7,686,362	$8,125,629
Tax-exempt	557,718	586,511	576,861
Debt securities:
Taxable	4,593,200	4,179,638	3,876,233
Tax-exempt	741,684	839,066	780,952
Dividends	37,238	43,511	34,489
Other interest income	83,895	99,192	97,705
Federal funds sold	140,714	274,216	279,904

Total interest and dividend income	13,514,081	13,708,496	13,771,773

INTEREST EXPENSE
Deposits	4,587,865	4,680,090	4,144,645
Federal funds purchased and repurchase agreements	172,899	485,978	656,063
FHLB and other long-term borrowings	514,452	265,432	141,754

Total interest expense	5,275,216	5,431,500	4,942,462

Net interest income	8,238,865	8,276,996	8,829,311

PROVISION FOR LOAN LOSSES	-	(100,000)	-

Net interest income after provision for loan losses	8,238,865	8,376,996	8,829,311

NONINTEREST INCOME
Service charges and other fees	812,516	930,563	914,891
Net gains (losses) on available for sale securities	109,909	(22,255)	45,668
Other operating income	565,483	502,170	472,580

Total noninterest income	1,487,908	1,410,478	1,433,139

NONINTEREST EXPENSE
Salary and employee benefits	3,668,387	3,833,170	4,051,274
Net occupancy expense of premises	1,235,117	1,105,406	1,133,895
Other operating expenses	2,105,266	2,333,668	2,428,858

Total noninterest expense	7,008,770	7,272,244	7,614,027

Income before income taxes	2,718,003	2,515,230	2,648,423

INCOME TAXES	512,492	479,268	504,599

Net income	$2,205,511	$2,035,962	$2,143,824

WEIGHTED AVERAGE SHARES OUTSTANDING	1,589,411	1,589,411	1,589,411

EARNINGS PER COMMON SHARE	$1.39	$1.28	$1.35

DIVIDENDS PER COMMON SHARE	$0.74	$0.73	$0.73

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock			Retained	Treasury	Accumulated Other Comprehensive	Comprehensive	Total
	Shares	Amount	Surplus	Earnings	Stock	Income (loss)	Income
BALANCE, DECEMBER 31, 2005	1,538,443	$7,692,215	$4,982,606	$12,538,056	$(228,100)	$(1,026,148)		$23,958,629
Comprehensive income:
Net income	-	-	-	2,143,824	-	-	$2,143,824	2,143,824
Other comprehensive income, net of tax
Unrealized gain on securities net of reclassification adjustment (see disclosure)	-	-	-	-	-	336,117	336,117	336,117

Comprehensive income							$2,479,941

Cash dividend ($.73 per share)	-	-	-	(1,161,616)	-	-		(1,161,616)

BALANCE, DECEMBER 31, 2006	1,538,443	7,692,215	4,982,606	13,520,264	(228,100)	(690,031)		25,276,954

Comprehensive income:
Net income	-	-	-	2,035,962	-	-	$2,035,962	2,035,962
Other comprehensive income, net of tax
Unrealized gain on securities net of reclassification adjustment (see disclosure)	-	-	-	-	-	1,063,299	1,063,299	1,063,299

Comprehensive income							$3,099,261

Cash dividend ($.73 per share)	-	-	-	(1,161,616)	-	-		(1,161,616)

BALANCE, DECEMBER 31, 2007	1,538,443	7,692,215	4,982,606	14,394,610	(228,100)	373,268		27,214,599

Comprehensive income:
Net income	-	-	-	2,205,511	-	-	$2,205,511	2,205,511
Other comprehensive income, net of tax
Unrealized gain on securities net of reclassification adjustment (see disclosure)	-	-	-	-	-	492,242	492,242	492,242

Comprehensive income							$2,697,753

Cash dividend ($.74 per share)	-	-	-	(1,173,201)	-	-		(1,173,201)
Cash Paid in Lieu of fractional shares on stock dividend	-	-	-	(2,593)	-	-		(2,593)
4% Common Stock Dividend at Par Value	60,968	304,840	626,751	(931,591)	-	-		-

BALANCE, DECEMBER 31, 2008	1,599,411	$7,997,055	$5,609,357	$14,492,736	$(228,100)	$865,510		$28,736,558

	2008	2007	2006
Disclosure of reclassification amount:

Unrealized holding gains arising during the period	$560,792	$1,049,418	$364,600

Less reclassification adjustment for gains (losses) included in net income	68,550	(13,881)	28,483

Net unrealized gains on securities	$492,242	$1,063,299	$336,117

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
OPERATING ACTIVITIES
Net income	$2,205,511	$2,035,962	$2,143,824
Adjustments to reconcile net income to net cash provided by operating activities:
Decrease in Provision for loan losses	-	(100,000)	-
Depreciation and amortization	443,270	408,215	435,235
Accretion of investment securities, net	(231,842)	(230,694)	(124,624)
Investment security (gains) losses	(109,909)	22,255	(45,668)
Loss on disposal of assets	3,257	14,836	-
Increase in cash surrender value of bank-owned life insurance	(124,424)	(121,849)	(113,734)
Decrease (increase) in interest receivable	(16,600)	27,182	(8,007)
Decrease (increase) in interest payable	(31,464)	597	193,085
Other, net	(533,727)	(158,011)	(182,018)

Net cash provided by operating activities	1,604,072	1,898,493	2,298,093

INVESTING ACTIVITIES
Net (increase) decrease in loans, net of charge-offs	(3,089,128)	(1,195,854)	14,430,462
Proceeds from sales of securities available-for-sale	7,068,208	9,427,941	385,888
Proceeds from maturities of securities available-for-sale	169,987,509	226,195,913	93,984,071
Proceeds from maturities of securities held-to-maturity	345,000	310,000	805,000
Principal collected on mortgage-backed securities	9,971,164	8,787,745	9,884,629
Purchases of securities available-for-sale	(191,960,149)	(238,561,158)	(107,246,196)
Recoveries on loans previously charged-off	73,993	12,020	51,563
Purchases of premises and equipment	(355,685)	(790,116)	(513,686)

Net cash provided by (used in) investing activities	(7,959,088)	4,186,491	11,781,731

FINANCING ACTIVITIES
Net increase (decrease) in deposits	3,258,436	(7,281,584)	(8,408,886)
Dividends paid	(1,175,794)	(1,161,616)	(1,161,616)
Repayment of long term debt	-	-	(1,000,000)
Decrease in short-term borrowings	(1,182,949)	(3,044,014)	(3,844,166)
Proceeds from FHLB borrowings	1,690,000	7,000,000	-
Repayment of FHLB borrowings	(59,123)	(44,226)	(42,175)

Net cash provided by (used in) financing activities	2,530,570	(4,531,440)	(14,456,843)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,824,446)	1,553,544	(377,019)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	12,925,180	11,371,636	11,748,655

CASH AND CASH EQUIVALENTS, END OF YEAR	$9,100,734	$12,925,180	$11,371,636

Supplemental Disclosures:
Cash Paid for Interest	$5,306,680	$5,430,903	$4,749,377
Cash Paid for Income Taxes	886,000	370,000	612,000

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008, 2007, AND 2006

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

Securities are periodically reviewed for other-than-temporary impairment based upon a number of factors, including, but not limited to, the length of time and extent to which the market value has been less than cost, the financial condition of the underlying issuer, the ability of the issuer to meet contractual obligations, the likelihood of the security’s ability to recover any decline in its market value, and management’s intent and ability to hold the security for a period of time sufficient to allow for a recovery in market value. Among the factors that are considered in determining management’s intent and ability is a review of the Company’s capital adequacy, interest rate risk position and liquidity. The assessment of a security’s ability to recover any decline in market value, the ability of the issuer to meet contractual obligations and management’s intent and ability requires considerable judgment. A decline in value that is considered to be other-than-temporary is recorded as a loss within noninterest income in the Consolidated Statement of Income. At December 31, 2008, there were no investment securities identified by management to be other-than-temporarily impaired. If investments decline in fair value due to adverse changes in the financial markets, charges to income could occur in future periods.

Common stock of the Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank represents ownership interest in institutions that are wholly owned by other financial institutions. These equity securities are accounted for at cost and are classified with other assets.

Loans and Loans Held for Sale: Loans are generally reported at the principal balance outstanding, net of unearned income. Interest income on loans is accrued based on the principal outstanding. It is the Company’s policy to discontinue the accrual of interest when either the principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection. The Company accounts for impaired loans in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 114 and No. 118, “Accounting for Creditors for Impairment of a Loan.” It is the Company’s policy not to recognize interest income on specific impaired loans unless the likelihood of future loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized over the contractual life of the related loans or commitments as an adjustment of the related loan’s yield. Loans held for sale are carried at the lower of cost or estimated market value in the aggregate. There were no loans held for sale as of December 31, 2008 and 2007, respectively.

The Company has entered into an agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”) under which the bank may sell conforming one-to-four family residential mortgage loans to the FHLB. The agreement provides for a maximum commitment of $5,000,000. Loans sold to the FHLB are sold with limited recourse or credit risk up to a maximum amount of $125,000 based upon utilization of the original commitment. The bank also maintains the servicing of these loans, for which it is paid a servicing fee. The total amount of loans sold under this agreement were $1,817,036 and $1,981,231 as of December 31, 2008 and 2007, respectively. These loans were also subject to recourse obligation or credit risk in the amount of $43,043. The amount of income recognized as of a result of this agreement was $7,821, $8,848 and $10,317 for the years ending December 31, 2008, 2007 and 2006, respectively.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008, 2007, AND 2006

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

Impaired loans are loans for which it is probable the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of “impaired loans” is not the same as the definition of “nonaccrual loans,” although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility while not classifying the loan as impaired, provided the loan is not a commercial or commercial real estate classification. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Individual loan reviews are based upon specific quantitative and qualitative criteria, including the size of the loan, loan quality ratings, value of collateral, repayment ability of borrowers, and historical experience factors. The historical experience factors utilized for individual loan reviews are based upon past loss experience, known trends in losses and delinquencies, the growth of loans in particular markets and industries, and known changes in economic conditions in the particular lending markets. Allowances for homogeneous loans (such as residential mortgage loans, personal loans, etc.) are evaluated based upon historical loss experience, trends in losses and delinquencies, growth of loans in particular markets, and known changes in economic conditions in each lending market. There can be no assurance the allowance for loan losses will be adequate to cover all losses, but management believes the allowance for loan losses in the amount of $1,923,455 at December 31, 2008, was adequate to provide for probable losses from existing loans based on information currently available. While management uses available information to provide for loan losses, the ultimate collectibility of a substantial portion of the loan portfolio, and the need for future additions to the allowance, will be based on changes in economic conditions and other relevant factors. As such, an adverse change in economic activity could reduce cash flows for both commercial and individual borrowers, which would likely cause the Company to experience increases in problem assets, delinquencies and losses on loans.

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

An identifiable intangible asset resulted from the purchase of the core deposits of another financial institution in 2001 and, as such, are amortized into noninterest expense on the straight-line basis over the period the Company expects to benefit from such assets (7 years). The Company recognized amortization expense of $14,792, $88,751 and $88,751 in the periods ending December 31, 2008, 2007 and 2006. The unamortized balance from the purchase of these core deposit intangible assets is $-0- and $14,792 at December 31, 2008 and 2007, respectively. While management feels the assumptions and variables used to value the acquisition were reasonable, the use of different, but still reasonable, assumptions could produce different results.

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

Bank-owned Life Insurance: Bank owned life insurance consists of investments in life insurance policies on executive officers and other members of the bank’s management. The policies are carried at their net cash surrender value. Changes in the policy value are recorded as an adjustment to the carrying value with the corresponding amount recognized as non-interest income or expense. Earnings on these policies are based on the net earnings on the cash surrender value of the policies. The net cash surrender value of bank-owned life insurance was $3,553,984 and $3,429,560 at December 31, 2008 and 2007, respectively. The face value of the bank-owned life insurance at December 31, 2008 was $9.4 million. An agreement has been executed with all officers whereby a $40,000 death benefit is payable upon the participant’s death while employed by the Company to their designated beneficiary

Premises and Equipment: Premises and equipment are stated at cost, less accumulated depreciation and amortization. Provisions for depreciation and amortization are computed generally using the straight-line method over the estimated useful lives of the assets. When units of property are disposed of, the premises and equipment accounts are relieved of the cost and the accumulated depreciation related to such units. Any resulting gains or losses are credited to or charged against income. Cost of repairs and maintenance is charged to expense as incurred. Additions and improvements are capitalized at cost.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008, 2007, AND 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

Advertising Costs: Advertising costs are expensed as the costs are incurred. Advertising expenses amounted to $92,709, $258,861 and $165,706 for 2008, 2007, and 2006, respectively.

Earnings Per Common Share: Earnings per common share are calculated by dividing net income by the weighted-average number of shares of common stock outstanding during the year. The Company has no securities which would be considered potential common stock.

Stock Dividend: On May 13, 2008, the Company declared a 4% stock dividend to stockholders of record on October 1, 2008. All common share data includes the effect of the stock dividend.

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

	2008	2007	2006
Before-tax amount	$789,228	$1,704,824	$538,908
Tax effect	(296,986)	(641,525)	(202,791)

Net of tax effect	492,242	1,063,299	336,117
Net income as reported	2,205,511	2,035,962	2,143,824

Total comprehensive income	$2,697,753	$3,099,261	$2,479,941

Recent Accounting Pronouncements: In December 2007, the FASB issued FAS No. 141 (revised 2007), Business Combinations (“FAS 141(R)), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. FAS No. 141®) is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In February 2008, the FASB issued Staff Position No. 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13, which removed leasing transactions accounted for under FAS No. 13 and related guidance from the scope of FAS No. 157. Also in February 2008, the FASB issued Staff Position No.157-2, Partial Deferral of the Effective Date of Statement 157, which deferred the effective date of FAS No. 157 for all nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2007, the FASB issued FAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. FAS No. 160 amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. FAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In March 2008, the FASB issued FAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, to require enhanced disclosures about derivative instruments and hedging activities. The new standard has revised financial reporting for derivative instruments and hedging activities by requiring more transparency about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under FAS No. 133, Accounting for Derivative Instruments and Hedging Activities; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. FAS No. 161 requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also requires entities to provide more information about their liquidity by requiring disclosure of derivative features that are credit risk-related. Further, it requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. FAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encourage. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008, 2007, AND 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In June 2008, the FASB ratified EITF Issue No. 08-4, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjusted Conversion Ratios. This Issue provides transition guidance for conforming changes made to EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjusted Conversion Ratios, that resulted from EITF Issue No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, and FAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liability and Equity. The conforming changes are effective for financial statements issued for fiscal years ending after December 15, 2008, with earlier application permitted. The adoption of this FSP is not expected to have a material effect on the Company’s results of operations or financial position.

In February 2007, the FASB issued FSP No. FAS 158-1, Conforming Amendments to the Illustrations in FASB Statements No. 87, No. 88, and No. 106 and to the Related Staff Implementation Guides. This FSP provides conforming amendments to the illustrations in FAS Statements No. 87, 88, and 106 and to related staff implementation guides as a result of the issuance of FAS Statement No. 158. The conforming amendments made by this FSP are effective as of the effective dates of Statement No. 158. The unaffected guidance that this FSP codifies into Statements No. 87, 88, and 106 does not contain new requirements and therefore does not require a separate effective date or transition method. The adoption of this FSP is not expected to have a material effect on the Company’s results of operations or financial position.

In February 2008, the FASB issued FSP No. FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions. This FSP concludes that a transferor and transferee should not separately account for a transfer of a financial asset and a related repurchase financing unless (a) the two transactions have a valid and distinct business or economic purpose for being entered into separately and (b) the repurchase financing does not result in the initial transferor regaining control over the financial asset. The FSP is effective for financial statements issued for fiscal years beginning on or after November 15, 2008, and interim periods within those fiscal years. The adoption of this FSP is not expected to have a material effect on the Company’s results of operations or financial position.

In April 2008, the FASB issued FASB Staff Position No. 142-3, Determination of the Useful Life of Intangible Assets (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing assumptions about renewal or extension used in estimating the useful life of a recognized intangible asset under FAS No. 142, Goodwill and Other Intangible Assets. This standard is intended to improve the consistency between the useful life of a recognized intangible asset under FAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under FAS No. 141R and other GAAP. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The measurement provisions of this standard will apply only to intangible assets of the Company acquired after the effective date.

In May 2008, the FASB issued FSP No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement. This FSP provides guidance on the accounting for certain types of convertible debt instruments that may be settled in cash upon conversion. Additionally, this FSP specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of this FSP is not expected to have a material effect on the Company’s results of operations or financial position.

In June 2008, the FASB issued FASB Staff Position (FSP) No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, to clarify that instruments granted in share-based payment transactions can be participating securities prior to the requisite service having been rendered. A basic principle of the FSP is that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and are to be included in the computation of EPS pursuant to the two-class method. The provisions of this FSP are effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period EPS data presented (including interim financial statements, summaries of earnings, and selected financial data) are required to be adjusted retrospectively to conform with the provisions of the FSP. The adoption of this FSP is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2008, the FASB issued FASB Staff Position (FSP) No. FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets. This FSP amends FASB Statement No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, to improve an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The disclosures about plan assets required by the FSP are to be provided for fiscal years ending after December 15, 2009. The Company is currently evaluating the impact the adoption of the FSP will have on the Company’s results of operations.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008, 2007, AND 2006

NOTE 2 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of investment securities are as follows at December 31, 2008 and 2007:

	(Expressed in thousands) December 31, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities held-to-maturity:
Obligations of states and political subdivisions	$320	$4	$-	$324

Total held-to-maturity	320	4	-	324

Securities available-for-sale:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	26,760	174	(46)	26,888
Obligations of states and political subdivisions	18,798	72	(347)	18,523
Corporate debt securities	1,504	-	(182)	1,322
Mortgage-backed securities	63,300	1,816	(40)	65,076
Equity securities	296	2	(61)	237

Total available-for-sale	110,658	2,064	(676)	112,046

Total	$110,978	$2,068	$(676)	$112,370

	(Expressed in thousands) December 31, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities held-to-maturity:
Obligations of states and political subdivisions	$664	$12	$-	$676

Total held-to-maturity	664	12	-	676

Securities available-for-sale:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	26,330	177	(30)	26,477
Obligations of states and political subdivisions	22,024	170	(41)	22,153
Mortgage-backed securities	56,691	463	(153)	57,001
Equity securities	340	13	(1)	352

Total available-for-sale	105,385	823	(225)	105,983

Total	$106,049	$835	$(225)	$106,659

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

On a monthly basis, the Company evaluates the severity and duration of impairment for its investment securities portfolio unless the company has the ability to hold the security to maturity without incurring a loss. Generally, impairment is considered other than temporary when an investment security has sustained a decline in market value of ten percent or more for a period of six months. The Company has concluded that any impairment of its investment securities portfolio is not other than temporary but is the result of interest rate changes that are not expected to result in the noncollection of principal and interest during the period. There are 58 positions that are temporarily impaired at December 31, 2008.

The amortized cost and estimated fair value of investment securities at December 31, 2008, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008, 2007, AND 2006

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

The following tables show the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time, that the individual securities have been in a continuous unrealized loss position, at December 31, 2008 and 2007:

	(Expressed in thousands) 2008
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Treasury securities and U.S. Government corporations and agencies	$3,471	$(46)	$-	$-	$3,471	$(46)
Obligations of states and political subdivisions	11,730	(347)	-	-	11,730	(347)
Corporate debt securities	1,322	(182)	-	-	1,322	(182)
Mortgage-backed securities	2,638	(17)	490	(23)	3,128	(40)

Total debt securities	19,161	(592)	490	(23)	19,651	(615)

Equity securities	104	(28)	52	(33)	156	(61)

Total	$19,265	$(620)	$542	$(56)	$19,807	$(676)

	(Expressed in thousands) 2007
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Treasury securities and U.S. Government corporations and agencies	$-	$-	$10,967	$(30)	$10,967	$(30)
Obligations of states and political subdivisions	1,618	(2)	5,228	(39)	6,846	(41)
Mortgage-backed securities	1,323	(6)	14,386	(147)	15,709	(153)

Total debt securities	2,941	(8)	30,581	(216)	33,522	(224)

Equity securities	44	(1)	-	-	44	(1)

Total	$2,985	$(9)	$30,581	$(216)	$33,566	$(225)

The amortized cost and fair value of investment securities at December 31, 2008, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	(Expressed in thousands)
	Securities Held-to-Maturity		Securities Available-for-Sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$320	$324	$3,471	$3,522
Due after one year through five years	-	-	9,147	9,003
Due after five years through ten years	-	-	26,763	26,819
Due after ten years	-	-	7,681	7,389

	320	324	47,062	46,733
Mortgage-backed securities	-	-	63,300	65,076
Equity securities	-	-	296	237

Total	$320	$324	$110,658	$112,046

Proceeds from sales of securities available-for-sale during the years ended December 31, 2008, 2007, and 2006, were $7,068,208, $9,427,941, and $385,888 respectively. Gross gains of $114,687 and gross losses of $4,778 in 2008; gross gains of $39,762 and gross losses of $62,017 in 2007; and gross gains of $67,074 and gross losses of $21,406 in 2006, were realized on those sales. Assets carried at $34,199,000 and $37,878,000 at December 31, 2008 and 2007, respectively, were pledged to secure United States Government and other public funds and for other purposes as required or permitted by law.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008, 2007, AND 2006

NOTE 3 - LOANS AND LEASES

Loans outstanding at December 31, 2008 and 2007, are as follows:

	(Expressed in Thousands)
	2008	2007
Real estate - construction	$711	$927
Real estate - farmland	295	318
Real estate - residential	43,792	45,449
Real estate-secured by non-farm, non-residential	43,914	42,350
Commercial and industrial loans	9,649	7,879
Installment and other loans to individuals	14,086	12,861
Non-rated industrial development obligations	12,342	12,045
Other loans	42	109

Total	$124,831	$121,938
Less unearned interest and deferred fees	196	199

Net loans	$124,635	$121,739

Non-accrual loans amounted to $3,275,190 and $2,436,690 at December 31, 2008 and 2007, respectively. The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was $214,000 and $156,500 for 2008 and 2007, respectively.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:

	December 31,
	2008	2007	2006
Balance at beginning of year	$2,042,997	$2,296,958	$2,319,871
Additions (deletions) charged to operating expense	-	(100,000)	-
Recoveries	73,993	12,020	51,563

Total	2,116,990	2,208,978	2,371,434
Less loans charged-off	193,535	165,981	74,476

Balance at end of year	$1,923,455	$2,042,997	$2,296,958

The following is a summary of information pertaining to impaired and non-accrual loans:

	(Expressed in Thousands)
	December 31,
	2008	2007	2006
Impaired loans without a valuation allowance	$2,121	$1,143	$1,200
Impaired loans with a valuation allowance	1,154	1,294	2,180

Total impaired loans	$3,275	$2,437	$3,380

Valuation allowance related to impaired loans	$349	$270	$314

	(Expressed in Thousands)
	December 31,
	2008	2007	2006
Total non-accrual loans	$3,275	$2,437	$3,380
Total loans past-due 90 days or more and still accruing	$-	$26	$3

	(Expressed in Thousands)
	December 31,
	2008	2007	2006
Average investment in impaired loans	$2,796	$3,173	$1,691

Interest income recognized on impaired loans	-	-	-

Interest income recognized on a cash basis on impaired loans	-	-	-

No additional funds are committed to be advanced in connection with impaired loans.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008, 2007, AND 2006

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation, as follows:

	December 31,		Original Useful Life Years
	2008	2007
Land	$1,983,014	$1,983,014
Land improvements	218,005	218,005	20
Leasehold improvements	404,598	404,598	25
Buildings	4,483,963	4,363,266	20-50
Furniture, fixtures & equipment	4,039,959	3,816,470	3 - 8

Total	11,129,539	10,785,353
Less accumulated depreciation	6,415,642	5,995,406

Premises and equipment, net	$4,713,897	$4,789,947

Charges to operations for depreciation approximated $428,478, $319,464, and $346,485 for 2008, 2007, and 2006, respectively.

NOTE 6 - DEPOSITS

The composition of the Bank’s deposits at December 31 follows:

	(Expressed in Thousands)
	2008
	Demand
	Noninterest Bearing	Interest Bearing	Savings	Time
Individuals, partnerships and corporations (includes certified and official checks)	$23,132	$28,534	$54,897	$89,682
United States Government	42	-	-	-
States and political subdivisions	932	5,249	820	2,945
Commercial banks and other depository institutions	2	-	-	150

Total	$24,108	$33,783	$55,717	$92,777

	(Expressed in Thousands)
	2007
	Demand
	Noninterest Bearing	Interest Bearing	Savings	Time
Individuals, partnerships and corporations (includes certified and official checks)	$24,014	$28,596	$50,106	$92,090
United States Government	68	-	-	-
States and political subdivisions	352	4,637	864	2,247
Commercial banks and other depository institutions	3	-	-	150

Total	$24,437	$33,233	$50,970	$94,487

Time deposits include certificates of deposit issued in denominations of $100,000 or more which amounted to $25,790,000 and $26,532,000 at December 31, 2008 and 2007, respectively. Interest expense on certificates of deposit of $100,000 or more was $1,119,000, $1,178,000 and $952,000 at December 31, 2008, 2007, and 2006, respectively.

A maturity distribution of time certificates of deposit at December 31, 2008, follows:

Due in 2009	$58,109,000
Due in 2010	16,985,000
Due in 2011	7,722,000
Due in 2012	6,580,000
Due in 2013	3,364,000
Due in 2014 and thereafter	17,000

Total	$92,777,000

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008, 2007, AND 2006

NOTE 7 - FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS

Federal funds purchased and repurchase agreements represent borrowings of a short duration, usually less than 30 days. For repurchase agreements, the securities underlying the agreements remained under the Bank’s control. Information related to repurchase agreements and federal funds purchased are summarized below:

	Repurchase Agreements		Federal Funds Purchased
	2008	2007	2008	2007
Balance at end of year	$11,013,195	$12,196,144	$-	$-

Average balance during the year	12,090,079	13,915,670	-	169,863

Maximum month-end balance	12,858,391	15,140,173	-	-

Weighted-average rate during the year	1.43%	3.42%	-	5.58%

Rate at December 31	1.14%	1.86%	-	-

NOTE 8 - FEDERAL HOME LOAN BANK BORROWINGS

The subsidiary Bank is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”). The FHLB borrowings are secured by a blanket lien by the FHLB on certain residential real estate loans or securities with a market value at least equal to the outstanding balances. The remaining maximum borrowing capacity with the FHLB at December 31, 2008 was approximately $84.1 million subject to the purchase of additional FHLB stock. The subsidiary bank had FHLB borrowings of $10,929,369 and $9,298,492 at December 31, 2008 and 2007, respectively. The increase in FHLB borrowings was due to the addition of one fixed rate amortizing advances which totaled $1,690,000 during the second quarter of 2008. At December 31, 2008 the subsidiary bank had three fixed rate amortizing advances which totaled $3,929,369 with a weighted average interest rate of 4.78% of which $2,252,114 will mature in 2018 and $1,677,255 will mature in 2023. The subsidiary bank also had two fixed rate bullet advances which totaled $7,000,000. These advances carry an average interest rate of 5.08% and will mature in 2009 and 2010.

The subsidiary bank also has a one year line of credit agreement with the Federal Home Loan Bank (“FHLB”). The maximum credit available under this agreement is $7.0 million and expires December 2011. There were no borrowings outstanding under this agreement at December 31, 2008 and 2007, respectively.

Contractual maturities of FHLB borrowings as of December 31, 2008 were as follows:

December 31, 2009	$3,575,060
December 31, 2010	3,578,725
December 31, 2011	82,570
December 31, 2012	86,602
December 31, 2013	90,832
Thereafter	3,515,580

$10,929,369

NOTE 9 - OTHER BORROWINGS

The Company has a non-revolving line of credit of $3.0 million from a financial institution. The line of credit is secured by 126,200 shares of Progressive Bank, N.A. stock. The note bears an interest rate of prime and is adjustable quarterly. The note matures in May 2015. The Company’s initial borrowing under the loan amounted to $2.0 million. There were no outstanding borrowings as of December 31, 2008 and as of December 31, 2007.

NOTE 10 - CONCENTRATIONS OF CREDIT RISK

Most of the affiliate Bank’s loans and commitments have been granted to customers in the Bank’s primary market area of Northern and Central West Virginia, Eastern Ohio, and Southwestern Pennsylvania. In the normal course of business, however, the Bank has purchased participations and originated loans outside of its primary market area. The aggregate loan balances outstanding in any one geographic area, other than the Bank’s primary lending areas, do not exceed 10 percent of total loans. Concentrations of credit are measured by categorizing loans by the North American Industry Classification codes. Loans equal to or exceeding 25% of Tier I Capital are considered concentrations of credit. At December 31, 2008 concentrations of credit were as follows:

	Amount	Percent of Tier 1 Capital
Lessors of Nonresidential Buildings	$13,565,260	52.3%

Lessors of Residential Buildings and Dwellings	$11,779,716	45.4%

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008, 2007, AND 2006

NOTE 11 - EMPLOYEE BENEFIT PLANS

The Company has a non-contributory profit sharing plan for employees meeting certain service requirements. The Company makes annual contributions to the profit sharing plan based on income of the Company as defined. Total expenses for the plan were $100,000, $92,700, and $102,500 for the years ended December 31, 2008, 2007, and 2006, respectively.

The Company also offers a 401(k) plan in which it matches a portion of the employee’s contribution up to 4 percent of their salary. The expense related to the 401(k) plan was $22,508, $22,365, and $22,494 in 2008, 2007, and 2006, respectively.

NOTE 12 - RELATED PARTY TRANSACTIONS

Directors and officers of the Company and its subsidiary, and their associates, were customers of, and had other transactions with the subsidiary bank in the normal course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility. Such loans totaled $3,142,008 at December 31, 2008, and $2,745,649 at December 31, 2007.

The following is an analysis of loan activity to directors, executive officers, and associates of the Company and its subsidiary:

	December 31,
	2008	2007
Balance, January 1	$2,745,649	$1,592,083
New loans during the period	1,389,588	2,124,903
Repayments during the period	(993,229)	(971,337)

Ending balance	$3,142,008	$2,745,649

The Company’s subsidiary bank entered into a lease agreement to rent property for use as banking premises from a company owned by Mr. Dlesk, the Company’s executive officer. The lease was for an initial 5 year term at an annual rental fee of $57,600, This lease was renewed in 2007 for an additional 5-year term at an annual rental fee of $60,480 and has options to renew for seven 5-year terms.

NOTE 13 - COMMITMENTS AND CONTINGENCIES

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

The following represents financial instruments whose contract amounts represent credit risk:

	2008	2007
Commitments to extend credit	$18,831,000	$14,219,000
Standby letters of credit	142,000	116,000

As of December 31, 2008, approximately $8,578,000 are fixed interest rate commitments and $10,395,000 are variable interest rate commitments.

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The standby letters of credit in the amount of $57,000 expire in 2009, $15,000 in 2012 and $70,000 in 2015. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The Company and its subsidiary are parties to various legal and administrative proceedings and claims. Although any litigation contains an element of uncertainty, management believes that the outcome of these events will not have a material effect on the financial position of the Company.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008, 2007, AND 2006

NOTE 14 - RESTRICTION ON CASH

The subsidiary bank is required to maintain an average reserve balance with the Federal Reserve Bank or in cash on hand. The average required reserve balances for the years ended December 31, 2008 and 2007, were $2,494,000 and $2,264,000, respectively.

NOTE 15 - INCOME TAX

The provisions for income taxes at December 31 consist of:

	2008	2007	2006
Currently payable:
Federal	$452,088	$368,217	$434,266
State	95,453	105,452	128,803
Deferred:
Federal	(52,362)	(1,516)	(47,501)
State	17,313	7,115	(10,969)

Income tax expense	$512,492	$479,268	$504,599

The following temporary differences gave rise to the deferred tax asset at December 31:

	2008	2007
Allowance for loan losses	$684,031	$742,055
Deferred loan fees	66,623	67,699
Accrued interest on nonperforming loans	304,640	239,887
Deferred compensation	106,490	118,009
Depreciation	18,551	73,393
Amortization	100,920	109,973
Goodwill	(74,534)	(37,267)
AMT	222,513	56,089
Deferred state income tax	(66,370)	(72,256)

Total deferred tax asset - federal	1,362,864	1,297,582
Total deferred tax asset - state	195,205	212,518

	1,558,069	1,510,100
Deferred tax assets arising from market adjustments of securities available for sale:
Federal	(445,868)	(192,289)
State	(76,324)	(32,916)

Net deferred tax assets	$1,035,877	$1,284,895

A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes for the year ended December 31 is as follows:

	2008		2007		2006
	Amount	Percent	Amount	Percent	Amount	Percent
Computed tax at statutory federal rate	$924,121	34.0%	$855,179	34.0%	$900,464	34.0%
Plus state income taxes net of federal tax benefits	84,135	3.1%	67,538	2.7%	77,817	2.9%

	1,008,256	37.1%	922,717	36.7%	978,281	36.9%
Increase (decrease) in taxes resulting from:
Tax exempt income	(441,202)	(16.2)%	(483,880)	(19.2)%	(461,564)	(17.4)%
Nontaxable goodwill	-	-	-	-	(37,267)	(1.4)%
Nondeductible interest expense	43,622	1.6%	50,946	2.0%	43,079	1.6%
Bank-owned life insurance	(42,304)	(1.6)%	(41,429)	(1.7)%	(38,670)	(1.5)%
Other - net	(55,880)	(2.0)%	30,914	1.2%	20,740	0.9%

Actual tax expense	$512,492	18.9%	$479,268	19.0%	$504,599	19.1%

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008, 2007, AND 2006

NOTE 16 - LEASES

The Company’s Bank affiliates leased certain land used for banking purposes under long-term leases, expiring at various dates. These leases contain renewal options and generally provide that the Company will pay for insurance, taxes, and maintenance.

As of December 31, 2008, the future minimum rental payments required under noncancelable operating leases with initial terms in excess of one year are as follows:

December 31, 2009	$184,108
December 31, 2010	130,825
December 31, 2011	109,225
December 31, 2012	53,785
December 31, 2013	24,372
Thereafter	-

Rental expense under operating leases approximated $180,665 in 2008; $190,509 in 2007; and $212,711 in 2006.

NOTE 17 - OTHER OPERATING EXPENSES

Other operating expenses at December 31 included the following:

	2008	2007	2006
Directors’ fees	$126,250	$132,350	$148,525
Stationery and supplies	215,249	135,929	172,268
Regulatory assessment and deposit insurance	108,253	106,421	212,922
Advertising	92,709	258,861	165,706
Postage and transportation	169,669	187,289	205,600
Other taxes	183,117	187,693	207,878
Service Expense	416,890	434,452	448,450
Other	793,129	890,673	867,509

Total	$2,105,266	$2,333,668	$2,428,858

NOTE 18 - LIMITATIONS ON DIVIDENDS

The approval of the Comptroller of the Currency is required to pay dividends if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits (as defined) for the year, combined with its retained net profits of the preceding two years. Under this formula, the Company’s subsidiary bank can declare dividends in 2009, without approval of the Comptroller of the Currency, of approximately $1,981,000, plus an additional amount equal to the bank’s net profit for 2009 up to the date of any such dividend declaration. The subsidiary bank is the primary source of funds to pay dividends to the stockholders of First West Virginia Bancorp, Inc.

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

As of December 31, 2008, the most recent notifications from the Office of the Comptroller of the Currency categorized the bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes has changed the capital category. The capital ratios of the Company and its subsidiary bank, along with the regulatory framework for adequately capitalized and well capitalized institutions are depicted as set forth in the following table:

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008, 2007, AND 2006

NOTE 19 - REGULATORY MATTERS (CONTINUED)

(Amounts Expressed in Thousands)	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
First West Virginia Bancorp, Inc.	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2008
Total Capital (to Risk Weighted Assets)	$28,045	18.86%	$11,897	8.0%	$14,871	10.0%
Tier I Capital (to Risk Weighted Assets)	26,191	17.61%	5,949	4.0%	8,923	6.0%
Tier I Capital (to Adjusted Total Assets)	26,191	10.14%	10,334	4.0%	12,917	5.0%
As of December 31, 2007
Total Capital (to Risk Weighted Assets)	$26,956	18.98%	$11,362	8.0%	$14,203	10.0%
Tier I Capital (to Risk Weighted Assets)	25,183	17.73%	5,681	4.0%	8,522	6.0%
Tier I Capital (to Adjusted Total Assets)	25,183	9.91%	10,170	4.0%	12,712	5.0%
Progressive Bank, N.A.
As of December 31, 2008
Total Capital (to Risk Weighted Assets)	$27,788	18.74%	$11,861	8.0%	$14,826	10.0%
Tier I Capital (to Risk Weighted Assets)	25,934	17.49%	5,930	4.0%	8,895	6.0%
Tier I Capital (to Adjusted Total Assets)	25,934	10.06%	10,316	4.0%	12,895	5.0%
As of December 31, 2007
Total Capital (to Risk Weighted Assets)	$26,620	18.80%	$11,325	8.0%	$14,156	10.0%
Tier I Capital (to Risk Weighted Assets)	24,847	17.55%	5,662	4.0%	8,494	6.0%
Tier I Capital (to Adjusted Total Assets)	24,847	9.80%	10,141	4.0%	12,676	5.0%

NOTE 20 - FAIR VALUE MEASUREMENTS

In September 2006, the FASB issued FASB No. 157, Fair Value Measurements, to provide consistency and comparability in determining fair value measurements and to provide for expanded disclosures about fair value measurements. The definition of fair value maintains the exchange price notion in earlier definitions of fair value but focuses on the exit price of the asset or liability. The exit price is the price that would be received to sell the asset or paid to transfer the liability adjusted for certain inherent risks and restrictions. Expanded disclosures are also required about the use of fair value to measure assets and liabilities.

As required by FASB No. 157, each financial asset and liability must be identified as having been valued according to specified level of input, 1, 2 or 3. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Fair values determined by Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset, either directly or indirectly. Level 2 inputs include quoted prices for similar assets in active markets, and inputs other than quoted prices that are observable for the asset or liability. Level 3 inputs are unobservable inputs for the asset, and include situations where there is little, if any, market activity for the asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy, within which the fair value measurement in its entirety falls, has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset.

As of December 31, 2008, the Company did not have any assets measured at fair value on a nonrecurring basis. The measurement of fair value should be consistent with one of the following valuation techniques: market approach, income approach, and/or cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities (including a business). For example, valuation techniques consistent with the market approach often use market multiples derived from a set of comparables. Multiples might lie in ranges with a different multiple for each comparable. The selection of where within the range the appropriate multiple falls requires judgment, considering factors specific to the measurement (qualitative and quantitative). Valuation techniques consistent with the market approach include matrix pricing. Matrix pricing is a mathematical technique used principally to value debt securities without relying exclusively on quoted prices for the specific securities, but rather by relying on the securities’ relationship to other benchmark quoted securities. As of December 31, 2008, all of the financial assets measured at fair value utilized the market approach.

The following table presents the assets and liabilities reported on the consolidated statements of financial condition at their fair value as of December 31, 2008 by level within the fair value hierarchy. As required by SFAS No. 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	December 31, 2008
	Level I	Level II	Level III	Total
	(In thousands)
Assets:

Securities available for sale	$254	$111,792	$—	$112,046

Impaired loans	$—	$3,275	$—	$3,275

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008, 2007, AND 2006

NOTE 21 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Loans: The fair value for net loans is estimated by discounting future cash flows using current market inputs at which loans with similar terms and qualities would be made to borrowers of similar credit quality. Where quoted market prices were available, primarily for certain residential mortgage loans, such market rates were utilized as estimates for fair value.

Bank Owned Life Insurance: The carrying amount of bank owned life insurance represents the cash surrender value of the underlying insurance policies, if such policies were terminated. Management believes that the carrying amount approximates the fair value.

Accrued interest receivable: The carrying amount of accrued interest receivable approximates its fair value.

Deposits: Noninterest bearing and interest bearing demand deposits and savings deposits are valued at the amount payable on demand as of year end. The fair values for time deposits are based on discounted value of cash flows. The discount rates are estimated using rates currently offered for similar instruments with similar remaining maturities.

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

The estimates of fair values of financial instruments are summarized as follows at December 31:

	2008		2007
(Amounts Expressed in Thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$9,101	$9,101	$12,925	$12,925
Investment securities	112,366	112,370	106,647	106,659
Loans	122,712	124,208	119,696	120,877
Bank owned life insurance	3,554	3,554	3,430	3,430
Accrued interest receivable	1,253	1,253	1,236	1,236

Financial liabilities:
Deposits	206,385	208,345	203,127	203,671
Federal funds purchased and repurchase agreements	11,013	11,013	12,196	12,205
FHLB and other long term borrowings	10,930	10,930	9,298	9,279
Accrued interest payable	566	566	598	598

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008, 2007, AND 2006

NOTE 22 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

Presented below are the condensed statements of financial condition, statements of income, and statements of cash flows for First West Virginia Bancorp, Inc.

BALANCE SHEETS

	December 31,
	2008	2007
ASSETS
Cash	$118,794	$177,304
Investment securities available-for-sale (at fair value)	254,180	358,784
Investment in subsidiary bank	28,479,818	26,871,259
Other assets	204,171	154,339

Total assets	$29,056,963	$27,561,686

LIABILITIES
Deferred compensation	$313,205	$347,087
Accrued expenses	7,200	—

Total liabilities	320,405	347,087

STOCKHOLDERS’ EQUITY	28,736,558	27,214,599

Total liabilities and stockholders’ equity	$29,056,963	$27,561,686

STATEMENTS OF INCOME

	Year Ended December 31,
	2008	2007	2006
INCOME
Dividends from subsidiary bank	$1,173,660	$1,161,040	$2,185,784
Gains (losses) on sales of investment securities	(2,803)	939	45,668
Other income	131,278	137,517	155,071

Total income	1,302,135	1,299,496	2,386,523

EXPENSES
Salary and employee benefits	14,797	24,809	88,638
Interest expense	159	-	29,194
Other expenses	168,790	165,355	164,224

Total expenses	183,746	190,164	282,056

Income before income taxes and undistributed net income of subsidiary	1,118,389	1,109,332	2,104,467

Income tax benefit	15,098	17,864	30,622

Equity in undistributed net income of subsidiary	1,072,024	908,766	8,735

NET INCOME	$2,205,511	$2,035,962	$2,143,824

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008, 2007, AND 2006

NOTE 22 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
OPERATING ACTIVITIES
Net income	$2,205,511	$2,035,962	$2,143,824
Adjustments to reconcile net income to net cash provided by operating activities:
Change in deferred tax benefit	12,750	8,070	(13,192)
Undistributed earnings of affiliate	(1,072,024)	(908,766)	(8,735)
Changes in operating assets and liabilities:
Other assets	(32,257)	(7,958)	134,243
Deferred compensation	(33,882)	(22,475)	36,085
Other liabilities	3,600	-	-
Net gains (losses) on sales of investment securities	2,803	(939)	(45,668)

Net cash provided by operating activities	1,086,501	1,103,894	2,246,557

INVESTING ACTIVITIES
Proceeds from sales of securities	147,060	118,743	447,067
Purchases of investment securities	(116,277)	(96,061)	(436,456)

Net cash provided by investing activities	30,783	22,682	10,611

FINANCING ACTIVITIES
Repayment of borrowings	-	-	(1,000,000)
Dividends paid	(1,175,794)	(1,161,616)	(1,161,616)

Net cash used in financing activities	(1,175,794)	(1,161,616)	(2,161,616)

Net increase (decrease) in cash and cash equivalents	(58,510)	(35,040)	95,552

Cash and cash equivalents at beginning of year	177,304	212,344	116,792

Cash and cash equivalents at end of year	$118,794	$177,304	$212,344

Supplemental disclosures:
Cash paid for interest	$159	$-	$32,111
Cash paid for income taxes	-	-	-

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

First West Virginia Bancorp, Inc.

Wheeling, West Virginia

We have audited the accompanying consolidated balance sheets of First West Virginia Bancorp, Inc. and subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First West Virginia Bancorp, Inc. and subsidiary as of December 31, 2008 and 2007, and the results of its operations, and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management’s assertion about the effectiveness of First West Virginia Bancorp, Inc’s internal control over financial reporting as of December 31, 2008, which is included in Form 10-K and, accordingly, we do not express an opinion thereon.

As discussed in the notes to the consolidated financial statements, effective January 1, 2008, the Company adopted Statement of financial Accounting Standards No. 157, Fair Value Measurements.

/s/ S.R. Snodgrass, A.C.
Wheeling, West Virginia
February 26, 2009

S.R. Snodgrass, A.C.

980 National Road Wheeling, WV 26003-6400  Phone: 304-233-5030 Facsimile: 304-233-3062

Table One

SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)

	December 31,
	2008	2007	2006	2005	2004
SUMMARY OF OPERATIONS
Total interest income	$13,514	$13,708	$13,772	$13,128	$13,406
Total interest expense	5,275	5,431	4,943	4,070	4,195
Net interest income	8,239	8,277	8,829	9,058	9,211
Provision for loan losses	-	(100)	-	180	300
Total other income	1,488	1,410	1,433	1,378	1,284
Total other expenses	7,009	7,272	7,614	7,451	6,747
Income before income taxes	2,718	2,515	2,648	2,804	3,448
Net income	2,206	2,036	2,144	2,262	2,637
PER SHARE DATA
Net income	$1.39	$1.28	$1.35	$1.42	$1.66
Cash dividends declared	0.74	0.73	0.73	0.73	0.73
Book value per share	18.08	17.12	15.90	15.07	15.07
AVERAGE BALANCE SHEET SUMMARY
Total loans, net	$120,722	$120,409	$129,997	$144,528	$151,562
Investment securities	108,114	109,278	109,533	102,882	110,528
Deposits - interest bearing	182,450	182,682	190,160	200,902	215,937
Stockholders’ equity	27,295	26,223	25,416	24,409	23,092
Total assets	258,275	253,930	262,946	270,500	284,930
BALANCE SHEET
Investments	$112,366	$106,647	$110,894	$107,998	$106,561
Loans	124,635	121,739	120,709	135,214	154,331
Allowance for loan losses	(1,923)	(2,043)	(2,297)	(2,320)	(2,356)
Other assets	23,086	26,844	25,132	25,321	21,266

Total Assets	$258,164	$253,187	$254,438	$266,213	$279,802

Deposits	$206,385	$203,127	$210,409	$218,817	$236,171
Federal funds purchased and repurchase agreements	11,013	12,196	15,240	19,084	15,759
FHLB borrowings	10,929	9,298	2,343	2,385	2,425
Other long-term borrowings	-	-	-	1,000	-
Other liabilities	1,100	1,351	1,169	968	1,494
Stockholders’ equity	28,737	27,215	25,277	23,959	23,953

Total Liabilities and Stockholders’ equity	$258,164	$253,187	$254,438	$266,213	$279,802

SELECTED RATIOS
Return on average assets	0.85%	0.80%	0.82%	0.84%	0.93%
Return on average equity	8.08%	7.76%	8.44%	9.27%	11.42%
Average equity to average assets	10.57%	10.33%	9.67%	9.02%	8.10%
Dividend payout ratio	53.24%	57.03%	54.07%	51.41%	43.98%
Loan to Deposit ratio	60.39%	59.93%	57.37%	61.79%	65.35%