Form 10-K, Exhibit 13
period 2008-12-31
FIRST WEST VIRGINIA BANCORP INC
filed 2009-03-27
CIK 37049

Exhibit 13.2

First West Virginia Bancorp, Inc.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Forward-Looking Information: Certain information contained in this report, which are not historical facts, may be forward-looking statements that involve risks and uncertainties. These statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effect of changing economic conditions, changes in interest rates, changes in lending activities, changes in state and federal regulations, and other external factors which may materially impact the Company’s operational and financial performance.

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

OVERVIEW

Following is a discussion and analysis of the significant changes in the financial condition and results of operations of First West Virginia Bancorp, Inc., (the Company), and its subsidiary for the years ended December 31, 2008, 2007 and 2006. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the Notes, thereto.

The Company reported net income of $2,205,511 or $1.39 per share for the year ended December 31, 2008 as compared to $2,035,962 or $1.28 per share for the year ended December 31, 2007. The increase in net income during 2008 over 2007 of $169,549 or 8.3% was primarily the result of the increase in noninterest income combined with the decrease in noninterest expenses, offset in part by the decrease in net interest income and the decrease in the negative provision for loan losses. Noninterest income increased $77,430 or 5.5% and was primarily attributable to the increase in the gains on sales of investment securities combined with the increase in other operating income, offset in part by a decrease in service charges and other fee income. Noninterest expenses fell $263,474 or 3.6% in 2008 over 2007 and was primarily due to a decrease in salary and employee benefit costs which were combined with declines in other operating expenses, offset in part by an increase in occupancy expenses. Net interest income fell in 2008 as compared to 2007 primarily due to the decline in the interest earned on loans, offset in part by an increase in the interest earned on investment securities and the decrease in the interest paid on interest bearing liabilities. A negative provision for loan losses in the amount of $100,000 was recorded during 2007 to reduce the allowance for loan losses based upon the decline in specific reserves required on nonperforming assets and the overall improvement in the performance of the loan portfolio. There was no provision made to the allowance for loan losses during 2008. The return on average assets was .85% and .80% as of December 31, 2008 and 2007, respectively. The return on average equity was 8.08% and 7.76% at December 31, 2008 and 2007, respectively. The Board of Directors declared and paid cash dividends of $.74 per share during 2008.

Table One is a summary of Selected Financial Data of the Company. The sections that follow discuss in more detail the information summarized in Table One.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Two - Average Balance Sheets and Interest Rate Analysis

The following table presents an average balance sheet, interest earned on interest bearing assets, interest paid on interest bearing liabilities, average interest rates and interest differentials for the years ended December 31, 2008, 2007, and 2006. Average balance sheet information as of December 31, 2008, 2007, and 2006 was compiled using the daily average balance sheet. Total loans are gross of the allowance for loan losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average balance computations; however, no interest was included in income subsequent to the non-accrual status classification. Loan fees and unearned discounts were included in income for average rate calculation purposes. Average yields on investment securities available for sale have been calculated based on amortized cost.

(dollars in thousands)	December 31, 2008			December 31, 2007			December 31, 2006
	Average Volume	Interest	Average Rate	Average Volume	Interest	Average Rate	Average Volume	Interest	Average Rate
ASSETS:
Investment securities:
U.S. Treasury and U. S. Government agencies	$23,179	$1,169	5.04%	$31,375	$1,333	4.25%	$40,506	$1,577	3.89%
Mortgage backed securities	63,200	3,296	5.22%	54,359	2,776	5.11%	46,682	2,228	4.77%
States and political subdivisions	20,412	797	3.90%	23,196	887	3.82%	22,003	812	3.69%
Other securities	1,323	73	5.52%	348	23	6.61%	342	40	11.70%

Total Investment securities:	108,114	5,335	4.93%	109,278	5,019	4.59%	109,533	4,657	4.25%
Interest bearing deposits	3,631	69	1.90%	1,779	84	4.72%	1,623	83	5.11%
Federal funds sold	8,566	141	1.65%	5,582	274	4.91%	5,701	280	4.91%
Loans, net of unearned income	120,722	7,917	6.56%	120,409	8,273	6.87%	129,997	8,703	6.69%
Other earning assets	1,349	52	3.85%	1,051	58	5.52%	887	49	5.52%

Total earning assets	242,382	13,514	5.58%	238,099	13,708	5.76%	247,741	13,772	5.56%
Other assets	15,893			15,831			15,205

Total Assets	$258,275			$253,930			$262,946

LIABILITIES
Time deposits	$94,845	$3,979	4.20%	$95,603	$4,130	4.32%	$92,141	$3,495	3.79%
Savings deposits	52,738	458	0.87%	52,513	415	0.79%	61,757	522	0.85%
Interest bearing demand deposits	34,867	151	0.43%	34,566	135	0.39%	36,262	128	0.35%
Federal funds purchased and repurchase agreements	12,090	173	1.43%	14,086	486	3.45%	18,891	656	3.47%
FHLB and other long-term borrowings	10,209	514	5.03%	5,351	265	4.95%	2,753	142	5.16%

Total interest bearing liabilities	204,749	5,275	2.58%	202,119	5,431	2.69%	211,804	4,943	2.33%
Noninterest bearing demand deposits	24,839			24,321			24,537
Other liabilities	1,392			1,267			1,189

Total Liabilities	230,980			227,707			237,530
STOCKHOLDERS’ EQUITY	27,295			26,223			25,416

Total Liabilities and Stockholders’ Equity	$258,275			$253,930			$262,946

Net yield on earning assets		$8,239	3.40%		$8,277	3.48%		$8,829	3.56%

The fully taxable equivalent basis of interest income from obligations of states and political subdivisions has been determined using a combined Federal and State corporate income tax rate of 40% for 2008, 2007, and 2006, respectively. The effect of this adjustment is presented below.

Investment securities	$108,114	$5,829	5.39%	$109,278	$5,578	5.10%	$109,533	$5,178	4.73%
Loans	120,722	8,289	6.87%	120,409	8,664	7.20%	129,997	9,087	6.99%

Total earning assets	$242,382	$14,380	5.93%	$238,099	$14,658	6.16%	$247,741	$14,677	5.92%

Taxable equivalent net yield on earning assets		$9,105	3.76%		$9,227	3.88%		$9,734	3.93%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

EARNINGS ANALYSIS

Net Interest Income

Net interest income, which is the difference between interest earned on loans and investments and interest paid on deposits and other liabilities, is the primary source of earnings for the Company. Changes in the volume and mix of earning assets and interest bearing liabilities combined with changes in market rates of interest greatly effect net interest income. Tables Two and Three analyze the changes in net interest income for the three years ended December 31, 2008, 2007, and 2006.

Net interest income decreased $38,131 or .5% in 2008 compared to 2007, and follows a decrease in 2007 of $552,315 or 6.3% from 2006. During 2008, the decrease in net interest income was primarily due to a decline in the interest earned on loans combined with the increase in the interest paid on other borrowings, offset in part by an increase in the interest earned on investment securities and the decrease in interest paid on deposits and repurchase agreements. The decrease in net interest income in 2007 was primarily due to the the decrease in net interest income was primarily due to a decline in the interest earned on loans combined with the increase in the interest paid on interest bearing liabilities, offset in part by an increase in the interest earned on investment securities. The changes in the volume and mix of earning assets and interest bearing liabilities combined with the changes in the market rates of interest resulted in taxable equivalent net interest yields on average earning assets of 3.76% for 2008, as compared to 3.88% and 3.93% earned during 2007 and 2006, respectively.

Interest and fees on loans decreased $355,523 or 4.3% from 2007 to 2008, after decreasing $429,617 or 4.9% from 2006 to 2007. Interest and fees on loans declined in 2008 as compared to 2007 primarily due to the decline in the yield earned on loans which was partially offset by an increase in the average volume of loans. The taxable equivalent yield on loans declined 33 basis points in 2008, from 7.20% in 2007 to 6.87% in 2008, and follows a increase of 21 basis points in 2007, from 6.99% in 2006 to 7.20% in 2007. The average loan volume increased $.3 million or .3% in 2008 as compared to 2007 after declining $9.6 million or 7.4% in 2007 as compared to 2006. During 2007, the decline in loan volume was primarily due to loan payoffs and the decreased demand for quality loans combined with the increased competition from other financial institutions and lending companies.

Interest income on investment securities in 2008 increased $316,180 or 6.3% over 2007, and follows an increase of $361,519 or 7.8% over 2006. The increase in the yield earned on investment securities which was partially offset by a decrease in the average volume of investment securities contributed to the increase in interest income on investment securities. The taxable equivalent yield on investment securities rose 29 basis points in 2008, from 5.10% in 2007 to 5.39% in 2008, and follows an increase in 2007 of 37 basis points, from 4.73% in 2006 to 5.10% in 2007. The activity of the investment securities portfolio decreased with the average volume decreasing $1.2 million or 1.1% in 2008 as compared to 2007, and follows a decrease of $.3 million or .2% in 2007 as compared to 2006. In 2007, the increase in the interest rates earned on investment securities which was partially offset by a decrease in the average volume of investment securities contributed to the increase in interest income on investment securities.

Interest expense in 2008 decreased $156,284 or 2.9% from 2007, compared to an increase of $489,038 or 9.9% from 2006. In 2008, the decline in interest expense was primarily due to the decrease in the yield on repurchase agreements and time deposits, offset in part by the increase in the average volume of Federal Home Loan Bank and other long term borrowings, offset in part by increases in the average volume and average yield of savings deposits, and decreases in the average volume of federal funds purchased and repurchase agreements and the increase in the average yield on Federal Home Loan Bank and other long term borrowings. In 2007, the increase in interest expense was primarily due to an increases in the average volume and the average yield on time deposits combined with the increase in the average yield on interest bearing demand deposits and the increases in the average volume of Federal Home Loan Bank and other long term borrowings, offset in part by decreases in the average volume and average yield of savings deposits, and decreases in the average volume of federal funds purchased and repurchase agreements and the decrease in the average yield on Federal Home Loan Bank and other long term borrowings. The average yield paid on interest bearing liabilities during 2008 fell 11 basis points, from 2.69% in 2007 to 2.58% in 2008, and follows an increase in 2007 of 36 basis points, from 2.33% in 2006 to 2.69% in 2007. The average volume of interest bearing liabilities increased $2.6 million or 1.3% in 2008 compared to 2007, after decreasing $9.7 million or 4.6% in 2007 as compared to 2006.

Noninterest Income

Noninterest income is comprised of service charges, investment securities gains and losses, and other operating income. Noninterest income increased $77,430 or 5.5%, in 2008 as compared to an decrease of $22,661 or 1.6% in 2007. The increase in noninterest income in 2008 as compared to 2007 was primarily due to increases in the gains (losses) on sales of investment securities and in other operating income, which was offset in part by a decrease in service charges and other fee income. In 2007, noninterest income primarily decreased due to the decrease in gains (losses) on sales of investment securities which was offset in part by increases in service charges and other fee income and other operating income.

Service charges and other fees represent the major component of noninterest income. These charges are earned from assessments made on checking and savings accounts. Service charges and other fee income fell $118,047 in 2008, down 12.7%, from 2007, as compared to the increase of 1.7% from 2006 to 2007. The decrease in 2008 was primarily due to a decline in overdraft charges of approximately $99,200. Also in 2008 service charges on deposit accounts declined. In addition, during 2008 the company terminated the bill pay service charges for its internet banking customers. In 2007 the increase in service charges was primarily the result of an increase in overdraft fees assessed on deposit accounts.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Three - Rate Volume Analysis of Changes in Interest Income and Expense

The effect on interest income and interest expense for the years ended December 31, 2008 and 2007 due to changes in average volume and rate from the prior year, is presented below. The effect of a change in average volume has been determined by applying the average rate to the change in volume. The change in rate has been determined by applying the average volume in the earlier year by the change in rate. The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of change in each.

(in thousands)	2008 Compared to 2007			2007 Compared to 2006
	Increase (Decrease) Due to Change in:			Increase (Decrease) Due to Change in:
	Average Volume	Rate	Net increase (decrease)	Average Volume	Rate	Net increase (decrease)
INTEREST INCOME FROM:
U.S. Treasury and other U. S. Government agencies	$(348)	$184	$(164)	$(355)	$111	$(244)
Mortgage backed securities	451	69	520	366	182	548
Obligations of states and political subdivisions	(106)	16	(90)	44	31	75
Other securities	64	(14)	50	1	(18)	(17)

Total investment securities	61	255	316	56	306	362
Interest bearing deposits	87	(102)	(15)	8	(7)	1
Federal funds sold	147	(280)	(133)	(6)	-	(6)
Loans, net of unearned income	22	(378)	(356)	(642)	212	(430)
Other earning assets	16	(22)	(6)	9	-	9

Total interest earned	333	(527)	(194)	(575)	511	(64)

INTEREST EXPENSE ON:
Time deposits	(33)	(118)	(151)	131	504	635
Savings deposits	2	41	43	(78)	(29)	(107)
Interest bearing demand deposits	1	15	16	(6)	13	7
Federal funds purchased and repurchase agreements	(69)	(244)	(313)	(167)	(3)	(170)
FHLB and other long-term borrowings	241	8	249	134	(11)	123

Total interest paid	142	(298)	(156)	14	474	488

Net interest differential	$191	$(229)	$(38)	$(589)	$37	$(552)

Presented below is the effect on volume and rate variances of the adjustment of interest income on obligations of states and political subdivisions to the fully taxable equivalent basis using a combined Federal and State corporate income tax rate of 40% for the years ended 2008, 2007, and 2006, respectively.

Investment securities	$(59)	$310	$251	$(12)	$412	$400

Loans	22	(397)	(375)	(670)	247	(423)

Total interest earned	$213	$(491)	$(278)	$(671)	$652	$(19)

Net interest differential	$71	$(193)	$(122)	$(685)	$178	$(507)

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Sales of investment securities by the subsidiary bank are generally limited to the needs established under the liquidity policies. Net gains (losses) on sales of investment securities increased $132,164 in 2008 as compared to 2007. The increase in net gains (losses) on sales of investment securities was primarily attributable to sales of securities available for sale recorded by the Company and its subsidiary bank. During 2008, the Company accounted for securities gains of $114,687 and securities losses of $4,778 which were attributable to sales of securities available for sale. In 2007, the Company accounted for securities gains of $39,762 and securities losses of $62,017 which were attributable to sales of securities available for sale. During 2006, the Company and its subsidiary bank accounted for securities gains of $67,074 and securities losses of $21,406 which were attributable to sales of securities available for sale.

Other operating income represents fees from safe deposit box rentals, sales of checkbooks, sales of cashiers’ checks and money orders, utility collections, ATM charges and card fees, credit life commissions, credit card fees and commissions, income earned on bank owned life insurance and various other charges and fees related to normal customer banking relationships. Other operating income increased $63,313 or 12.6% in 2008 as compared to 2007. During 2008, the increase in other operating income was primarily due to an increase in ATM fees, nonrecurring gains on sales of assets, credit card fees, an increase in the earnings related to the cash surrender value of the bank owned life insurance on its key officers, offset in part by declines in credit life commissions, other miscellaneous income, checkbook sales, and in the income earned on loans sold to the FHLB. Other operating income increased $29,590 or 6.3% in 2007 as compared to 2006. During 2007, the increase in other operating income was primarily due to an increase in ATM fees, nonrecurring gains on sales of assets, an increase in the earnings related to the cash surrender value of the bank owned life insurance on its key officers, and increased credit life commissions and other miscellaneous income, offset in part by declines in checkbook sales, credit card fees and in the income earned on loans sold to the FHLB.

Noninterest Expense

Noninterest expenses are comprised of salaries and employee benefits, net occupancy of premises and other operating expenses. In 2008, noninterest expenses decreased $263,474 or 3.6% over 2007, and follows an decrease of $341,783 or 4.5% in 2007 over 2006. The decrease in noninterest expense in 2008 as compared to 2007 was primarily due to decreases in salary and employee benefits combined with the decrease in other operating expenses which were offset in part by an increase in occupancy expenses. The decrease in noninterest expenses in 2007 over 2006 was primarily due to declines in salary and employee benefits, other operating expenses and in net occupancy expenses.

Salary and employee benefits represent the largest component of noninterest expense. Salary and employee benefits decreased $164,783 or 4.3% in 2008 over 2007. The decrease in salary and employee benefits expense in 2008 was primarily attributable to the reduction in personnel expenses due to a decrease in the number of full-time equivalent employees combined with the decline in payroll taxes and employee benefit costs, partially offset by an normal annual merit adjustments. During 2007, salary and employee benefits decreased $218,104 or 5.4% as compared to the same period in 2006. The decrease in salary and employee benefits expense in 2007 was primarily attributable to the decline in deferred compensation expenses, the decrease in uniform costs for bank personnel, the decrease in the annual contribution to the profit sharing plan combined with a reduction in personnel expenses due to a decrease in the number of full-time equivalent employees, partially offset by an normal annual merit adjustments.

The major components of other operating expenses include: stationery and supplies, directors’ fees, service expense, postage and transportation, other taxes, advertising, and regulatory assessments and deposit insurance. Other operating expense decreased $228,402 or 9.8%, compared to the same period of the prior year. The decrease in other operating expense was primarily due a reduction in advertising expenses combined with decreases in directors fees, postage and transportation expense, and in other taxes, offset in part by increases in stationary and supplies expense, regulatory assessments, service expenses and other expenses. During 2007, other operating expense decreased $95,190, or 3.9%, over 2006 and was primarily due to a reduction in service expenses, directors fees, postage and transportation expense, other taxes, regulatory assessments, and stationary and supplies expense, offset in part by an increase in advertising and other expenses.

Occupancy expenses increased $129,711 or 11.7% in 2008 over 2007, and follows a decrease of $28,489 or 2.5% in 2007 over 2006. Occupancy expenses increased in 2008 primarily due to the increased furniture and fixtures depreciation expenses, furniture and fixture expenses and other real estate owned expenses. Occupancy expenses decreased in 2007 primarily due to the closure of the supermarket branch office located in Moundsville, West Virginia.

Income Taxes

Income tax expense for the period ended December 31, 2008 was $512,492, an increase of $33,224 or 6.9% over 2007 as compared to the decrease of $25,331 or 5.0% from 2006 to 2007. The increase in pre-taxable income offset in part by the decrease in tax exempt income primarily contributed to the increase in income tax expense in 2008. Components of the income tax expense for December 31, 2008 were $385,015 for federal taxes and $127,477 for West Virginia corporate net income taxes. Federal income tax rates and West Virginia corporate net income tax rates were consistent at 34% and 9%, respectively, for the years ended December 31, 2008, 2007 and 2006. Additional information regarding income taxes is contained in Note 15 to the Consolidated financial statements.

For federal income tax purposes, tax-exempt income is based on qualified state, county, and municipal bonds and loans. Tax-exempt income was $1,299,402 in 2008; $1,425,577 in 2007; and $1,357,813 in 2006. The state of West Virginia recognizes tax-exempt income based on the average of certain investments and loans held during the tax reporting period. Nontaxable items included are federal obligations and securities, obligations of West Virginia and West Virginia political subdivisions, investments of loans primarily secured by liens or security agreements on residential property and other real estate in the form of a mobile home, modular home or double-wide located in West Virginia. Nontaxable West Virginia income attributable to the foregoing items was approximately $1,375,000 in 2008; $1,231,000 in 2007; and $1,113,000 in 2006.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

BALANCE SHEET ANALYSIS

Investments

Investment securities increased $5,719,248 or 5.4% from 2007, and followed a decrease in 2007 of $4,247,180 or 3.8% from 2006. The investment portfolio is managed to attempt to achieve an optimum mix of asset quality, liquidity and maximum yield on investment. The investment portfolio consists of U.S. Treasury securities, U.S. Government agency and corporation securities, obligations of states and political subdivisions, mortgage-backed securities and equity securities. Taxable securities comprised 84.1% of total securities at December 31, 2008, as compared to 79.5% at December 31, 2007. Other than the normal risks inherent in purchasing U.S. Treasury securities, U.S. Government agency and corporation securities, and obligations of states and political subdivisions, i.e., interest rate risk, management has no knowledge of other market or credit risk involved in these investments. The Company does not have any high risk hybrid/derivative instruments.

Investment securities that are classified available for sale are available for sale at any time based upon management’s assessment of changes in economic or financial market conditions. These securities are carried at fair value and the unrealized holding gains and losses, net of taxes, are reflected as a separate component of stockholders’ equity until realized. Available for sale securities, at fair value increased $6,062,928 or 5.7% from 2007, and represented 99.7% of the investment portfolio at December 31, 2008. The increase in the available for sale securities was primarily due to the purchase of mortgage backed and corporate debt securities. Investment securities held to maturity are securities purchased with the intent and ability to hold until their maturity. Securities classified as held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts. The held to maturity securities decreased $343,680 or 51.8% from 2007 and represented .3% of the investment portfolio as of December 31, 2008. The decrease in the held to maturity securities was primarily the result of maturities and calls of tax exempt municipal securities. As the investment portfolio consists primarily of fixed rate debt securities, changes in the market rates of interest will affect the carrying value of securities available for sale, adjusted upward or downward under the requirements of FAS 115 and represent temporary adjustments in value. The carrying values of securities available for sale was above book value by $1,387,702 and $598,473 at December 31, 2008 and 2007, respectively. The fair value of securities classified as held to maturity was above book value by $3,460 and $11,668 at December 31, 2008 and 2007, respectively.

Table Four - Investment Portfolio

The maturity distribution using book value including accretion of discounts and amortization of premiums and approximate yield of investment securities at December 31, 2008 and December 31, 2007 are presented in the following table. Tax equivalent yield basis was used on tax exempt obligations. Approximate yield was calculated using a weighted average of yield to maturities.

(dollars in thousands)	December 31, 2008				December 31, 2007
	Securities Held to Maturity		Securities Available for Sale		Securities Held to Maturity		Securities Available for Sale
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U. S. Treasury and other U.S. Government Agencies
Within One Year	$-	-%	$2,066	4.35%	$-	-%	$10,228	3.96%
After One But Within Five Years	-	-	1,591	4.42	-	-	16,245	4.25
After Five But Within Ten Years	-	-	23,228	5.14	-	-	-	-
After Ten Years	-	-	3	2.69	-	-	4	5.48

	-	-	26,888	5.04	-	-	26,477	4.14

States & Political Subdivisions
Within One Year	320	7.85	1,456	3.86	165	7.44	1,820	3.96
After One But Within Five Years	-	-	6,090	5.18	499	7.15	5,347	5.05
After Five But Within Ten Years	-	-	3,591	5.89	-	-	5,963	5.53
After Ten Years	-	-	7,386	6.12	-	-	9,023	5.85

	320	7.85	18,523	5.59	664	7.22	22,153	5.42

Corporate Debt Securities
Within One Year	-	-	-	-	-	-	-	-
After One But Within Five Years	-	-	1,322	6.74	-	-	-	-
After Five But Within Ten Years	-	-	-	-	-	-	-	-
After Ten Years	-	-	-	-	-	-	-	-

	-	-	1,322	6.74	-	-	-	-

Mortgage-Backed Securities	-	-	65,076	5.35	-	-	57,001	5.13

Equity Securities	-	-	237	5.22	-	-	352	6.66

Total	$320	7.85%	$112,046	5.33%	$664	7.22%	$105,983	4.95%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Loans

Loans represent the largest asset on the Company’s balance sheet. Total loans, net of unearned income, increased $2,895,592 or 2.4% from 2007 to 2008. The increase in total loans in 2008 was primarily due to increases in commercial loans and installment loans and other loans which increased approximately $3,334,000, $1,225,000 and $230,000, respectively, offset by a decrease in residential real estate loans of approximately $1,896,000. The increase in commercial loans was primarily in commercial real estate loans and commercial loans. The decrease in residential real estate loans during 2008 was primarily in loans secured by multi-family residential properties. From 2006 to 2007, total loans increased $1,029,873 or .9%. The increase in loan volume in 2007 was primarily due to increases in residential real estate loans and other loans which increased approximately $3,352,000 and $411,000, respectively, offset by decreases in commercial loans and installment loans which decreased approximately $2,100,000 and $612,000, respectively. The increase in residential real estate loans during 2007 was primarily in loans secured by multi-family residential properties and the increased demand for closed end loans secured by one to four family residential properties. The decline in commercial loans was primarily in commercial real estate loans due to increased competition from other lending companies and financial institutions, as well as the local economic slow-down for new financing due to the increased prime lending rate.

Real estate residential loans which include real estate construction, real estate farmland, real estate residential loans and multi-family residential properties comprised thirty-six percent (36%) of the loan portfolio. Commercial loans which include real estate secured by non-farm, non-residential properties and commercial and industrial loans comprised forty-three percent (43%) of the loan portfolio. Installment loans comprised eleven percent (11%) of the loan portfolio. Other loans which include non-rated industrial development obligations, direct financing leases and other loans comprised ten percent (10%) of the loan portfolio. The changes in the composition of the loan portfolio from 2007 to 2008 were a 2% increase in commercial loans and a 2% decrease in real estate residential loans. From 2006 to 2007, the changes in the composition of the loan portfolio were a 2% increase in real estate residential loans and a 2% decrease in commercial loans.

Table Five

Loan Portfolio - Maturities and sensitivities of Loans to Changes in Interest Rates

The following table presents the contractual maturities of loans other than installment loans and residential mortgages as of December 31, 2008 and 2007:

(dollars in thousands)	December 31, 2008			December 31, 2007
	In one Year or Less	After one Year Through Five Years	After Five Years	In one Year or Less	After one Year Through Five Years	After Five Years
Real estate construction	$63	$400	$248	$518	$199	$210
Commercial real estate - secured by nonfarm, nonresidential property	332	4,782	38,800	1,913	2,139	38,298
Commercial and industrial	2,305	2,696	4,648	1,526	2,850	3,503
Nonrated industrial development obligations	1,324	2,585	8,433	1,206	2,593	8,246

Total	$4,024	$10,463	$52,129	$5,163	$7,781	$50,257

The following table presents an analysis of fixed and variable rate loans as of December 31, 2008 and 2007 along with the contractual maturities of loans other than installment loans and residential mortgages:

(dollars in thousands)	December 31, 2008			December 31, 2007
	In one Year or Less	After one Year Through Five Years	After Five Years	In one Year or Less	After one Year Through Five Years	After Five Years
Fixed Rates	$2,535	$8,884	$6,791	$2,724	$6,479	$6,819
Variable Rates	1,489	1,579	45,338	2,439	1,302	43,438

Total	$4,024	$10,463	$52,129	$5,163	$7,781	$50,257

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Loans Held for Sale

The Company has entered into an agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”) under which the bank may sell conforming one-to-four family residential mortgage loans to the FHLB. The agreement provides for a maximum commitment of $5,000,000. Loans sold to the FHLB are sold with limited recourse or credit risk up to a maximum amount of $125,000 based upon utilization of the original commitment. The bank also maintains the servicing of these loans, for which it is paid a servicing fee. The total amount of loans sold under this agreement is $1,817,036 and $1,981,231 as of December 31, 2008 and 2007, respectively. The loans which were sold were also subject to a recourse obligation or credit risk in the amount of $43,043 and $41,635 at December 31, 2008 and 2007, respectively.

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

Total non-performing loans were $3,283,000 at December 31, 2008 as compared to $2,463,000 at December 31, 2007. Non-performing loans increased $820,000 in 2008, after declining $920,000 in 2007. The increase in non-performing loans in 2008 as compared to 2007 was primarily due to the increase in non-accrual loans and in other real estate loans, offset by a decrease in loans past due 90 days or more.

Table Six - Risk Elements

Loans which are in the process of collection, but are contractually past due 90 days or more as to interest or principal, renegotiated, non-accrual loans and other real estate are as follows:

(dollars in thousands)	December 31,
	2008	2007	2006	2005	2004
Past Due 90 Days or More:
Real Estate - residential	$-	-	-	85	-
Commercial	-	14	-	-	6
Installment	-	12	3	5	11

	-	26	3	90	17

Non-accrual:
Real Estate - residential	$939	850	958	64	74
Commercial	2,320	1,586	2,409	1,262	1,357
Installment	16	1	13	41	10

	$3,275	2,437	3,380	1,367	1,441

Other Real Estate	$8	-	-	53	184

Total non-performing assets	$3,283	2,463	3,383	1,510	1,642

Total non-performing assets to total loans and other real estate	2.63%	2.02%	2.80%	1.12%	1.06%

Loans are placed in non-accrual when the principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection. Non-accrual loans were $3,275,000 or 2.6% of total loans outstanding as of December 31, 2008, as compared to $2,437,000 or 2.0% of total loans outstanding as of December 31, 2007. Non-accrual loans increased in 2008 over 2007 primarily due to the addition of one commercial loan customer into non-accrual status by the subsidiary bank. Non-accrual loans decreased in 2007 over 2006 primarily due to the pay-off of approximately $1,100,000 which consisted of two commercial real estate loans to one borrower. Loans past due 90 days or more and still accruing interest were $-0- at December 31, 2008, as compared to $26,000 at December 31, 2007. Other real estate owned totaled $8,000 at December 31, 2008. Management continues to monitor the nonperforming assets to ensure against deterioration in collateral values.

Generally, all banks recognize interest income on the accrual basis, except for certain loans which are placed on a non-accrual status. Loans are placed on a non-accrual status, when in the opinion of management doubt exists as to its collectibility. In accordance with the Office of the Comptroller of the Currency Policy, banks may not accrue interest on any loan which either the principal or interest is past due 90 days or more unless the loan is both well secured and in the process of collection. The amount of interest income that would have been recognized on nonaccrual loans had the loans performed in accordance with their original terms was $214,000 and $156,500 for the periods ended December 31, 2008 and 2007, respectively.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Allowance for Loan Losses

In all lending activities there is an inherent risk that borrowers will be unable to repay their obligations. The Company maintains an allowance for loan losses to absorb probable loan losses. Table Seven presents a five-year summary of the Allowance for Loan Losses. The Company has historically maintained the allowance for loan losses at a level greater than actual charge-offs. Although a subjective evaluation is determined by management, the Company believes it has appropriately assessed the risk of loans in the loan portfolio and has provided for an allowance which is adequate based on that assessment. Because the allowance is an estimate, any change in the economic conditions of the Company's market area could result in new estimates which could affect the Company's earnings. Management monitors the quality of the loan portfolio through reviews of past due loans and all significant loans which are considered to be potential problem loans on a monthly basis. The internal loan review function provides for an independent review of commercial, real estate, and installment loans in order to measure the asset quality of the portfolio. Management's review of the loan portfolio has not indicated any material loans, not disclosed in the accompanying tables and discussions which are known to have possible credit problems that cause management to have serious doubts as to the ability of each borrower to comply with their present loan repayment terms.

The allowance for loan losses decreased $119,542 or 5.9%, between December 31, 2008 and December 31, 2007. The allowance for loan losses represented 1.5% and 1.7% of outstanding loans as of December 31, 2008 and 2007, respectively. Net loan charge-offs were $119,542 in 2008, compared to $153,961 in 2007 and $22,913 in 2006. The net loan charge-offs remain within historical ranges. The net loan charge-offs in 2008, 2007 and 2006 were primarily commercial and consumer loans. In 2007, a negative provision in the amount of $100,000 was taken primarily as a result of the payoff of two commercial impaired loans. The credit quality of the loan portfolio combined with the recent level of net charge-offs and nonperforming assets continue to be considered in the calculation of the provision for loan losses.

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

Table Seven - Analysis of Allowance for Possible Loan Losses

The following table presents a summary of loans charged off and recoveries of loans previously charged off by type of loan.

(dollars in thousands)	December 31,
	2008	2007	2006	2005	2004
Allowance for loan losses:
Balance at beginning of period:	$2,043	$2,297	$2,320	$2,356	$2,305

Loans Charged Off:
Real Estate - residential	-	29	-	12	3
Commercial	165	111	18	183	229
Installment	29	26	56	71	70

	194	166	74	266	302

Recoveries:
Real Estate - residential	-	-	-	-	17
Commercial	72	5	36	29	20
Installment	2	7	15	21	16

	74	12	51	50	53

Net Charge-offs	120	154	23	216	249

Additions Charged to Operations	-	(100)	-	180	300

Balance at end of period:	$1,923	$2,043	$2,297	$2,320	$2,356

Average Loans Outstanding	$120,722	$120,409	$129,997	$144,528	$151,562

Ratio of net charge-offs to Average loans outstanding for the period	0.10%	0.13%	0.02%	0.15%	0.16%

Ratio of the Allowance for Loan Losses to Loans Outstanding for the period	1.54%	1.68%	1.90%	1.72%	1.53%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Eight

Loan Portfolio - Allocation of allowance for possible loan losses

The following table presents an allocation of the allowance for possible loan losses at each of the five year periods ended December 31, 2008. The allocation presented below is based on the historical average of net charge offs per category combined with the change in loan growth and management's review of the loan portfolio.

(dollars in thousands)	December 31,
	2008		2007		2006		2005		2004
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans

Real estate - residential	$298	35.8%	$298	38.3%	$327	35.8%	$327	33.4%	$325	33.5%

Commercial	1,184	43.0%	1,277	41.2%	1,483	43.3%	1,465	44.5%	1,520	45.2%

Installment	420	11.3%	447	10.5%	466	11.2%	507	12.3%	490	11.9%

Others	21	9.9%	21	10.0%	21	9.7%	21	9.8%	21	9.4%

Total	$1,923	100.0%	$2,043	100.0%	$2,297	100.0%	$2,320	100.0%	$2,356	100.0%

Deposits

A stable core deposit base is the major source of funds for the Holding Company’s subsidiary bank. The deposit mix depends upon many factors including competition from other financial institutions, depositor interest in certain types of deposits, changes in the interest rate and the Company's need for certain types of deposit growth. Total deposits increased approximately $3.3 million or 1.6% in 2008. The increase in total deposits was primarily due to the increase in interest bearing demand deposits and savings deposits, offset by the decreases in noninterest bearing demand deposits and time deposits. Savings deposits increased approximately $4.7 million, or 9.3%, during 2008 while time deposits decreased approximately $1.7 million, or 1.8%. The decline in time deposits is primarily a result of deposit customers seeking higher yielding deposit products.

At December 31, 2008, noninterest bearing deposits comprised 12% of total deposits and interest bearing deposits which include NOW, money market, savings and time deposits comprised 88% of total deposits. There were no changes in the deposit mix from December 31, 2007 to December 31, 2008 and from December 31, 2006 to December 31, 2007.

Federal Funds Purchased and Repurchase Agreements

Federal funds purchased and repurchase agreements are short-term borrowings. There were no Federal funds purchased as of December 31, 2008 and 2007. Repurchase agreements decreased $1,182,949 or 9.7%, from $12,196,144 at December 31, 2007 to $11,013,195 at December 31, 2008. The decrease in repurchase agreements in 2008 was primarily due to the reduction in the balances maintained by commercial customers.

Federal Home Loan Bank and Other Long-term Borrowings

Federal Home Loan Bank (“FHLB”) borrowings were $10,929,369 and $9,298,492 at December 31, 2008 and 2007, respectively, with an interest rate of 4.97% and 5.00%, respectively. The FHLB borrowings are collateralized by a blanket collateral agreement which assigns a security interest in capital stock, deposits, mortgage loans, securities and FHLB stock of the subsidiary bank.

The Company maintains a $3 million non-revolving line of credit from a financial institution. The purpose of the line of credit was to provide for the capitalization of the subsidiary Bank as required under the terms of the Formal Agreement. The line of credit is secured by 126,200 shares of Progressive Bank, N.A. stock. The note bears an interest rate of prime and is adjusted on a quarterly basis. The line of credit expires in May 2015 and is to be repaid in quarterly interest only payments for the first three years and quarterly principal and interest payments thereafter. The Company’s initial borrowing on the note amounted to $2 million. There were no outstanding borrowings under the line of credit at December 31, 2008 and 2007.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Nine Contractual Maturities of Long term Obligations and Operating Leases

The following table presents the contractual maturities of long term obligations and operating leases:

(dollars in thousands)	Payments due by period
Contractual Obligations:	< 1 year	1-3 years	3-5 years	> 5 years	Total
Federal Home Loan Bank and other long term borrowings	$3,575	$3,661	$177	$3,516	$10,929
Operating Leases	184	240	78	-	502

	$3,759	$3,901	$255	$3,516	$11,431

Table Ten Contractual Maturities of Commitments and Contingencies

The following table presents the maturities of commitments and contingencies:

(dollars in thousands)	Amount of Commitment Expiration Per Period
Off-Balance Sheet arrangements:	< 1 year	1-3 years	3-5 years	> 5 years	Total
Commitments to extend credit	$4,636	$3,362	$964	$9,869	$18,831
Standby letters of credit	57	-	15	70	142

	$4,693	$3,362	$979	$9,939	$18,973

Liquidity

Liquidity management ensures that funds are available to meet loan commitments, deposit withdrawals, and operating expenses. Funds are provided by loan repayments, investment securities maturities, or deposits, and can be raised by liquidating assets or through additional borrowings. The Company had investment securities with an estimated fair value of $112,046,054 classified as available for sale at December 31, 2008. These securities are available for sale at any time based upon management's assessment in order to provide necessary liquidity should the need arise. The fair value of temporarily impaired investment securities that the company has the intent and ability to hold until the anticipated recovery in market value is $19,807,000. In addition, the Company’s subsidiary bank, Progressive Bank, N.A., is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”) which provides an additional source of funding in the form of collateralized advances. At December 31, 2008, the subsidiary bank had a short term line of credit in the aggregate amount of approximately $7 million available with the FHLB. There were no short term borrowings outstanding pursuant to this agreement as of December 31, 2008. At December 31, 2008 and 2007, the Company had outstanding loan commitments and unused lines of credit totaling $18,973,000 and $14,335,000, respectively. Management placed a high probability for required funding within one year of approximately $12.3 million as of December 31, 2008. Approximately $6.6 million is principally unused overdraft, home equity and credit card lines on which management places a low probability for required funding.

Capital Resources

Stockholders’ equity increased 3.8% in 2008 entirely from current year earnings after quarterly dividends, and a 1.8% increase in accumulated other comprehensive income. The increase in accumulated other comprehensive income is primarily attributable to the effect of the change in the net unrealized gains on available for sale investment securities. The increase in stockholders’ equity in 2008 follows an increase of 3.5% in 2007 entirely from current earnings after quarterly dividends and an increase of 4.2% resulting from the effect of the change in the net unrealized gains (losses) on available for sale investment securities. Stockholders’ equity amounted to 11.1% and 10.8% of total assets at December 31, 2008 and 2007, respectively. The Company paid dividends of $.74 per share and $.73 per share in 2008 and 2007, respectively.

The Holding Company’s primary source of funds for payment of dividends to shareholders is from the dividends from its subsidiary bank. As previously discussed in Note 18 of the Consolidated Financial Statements, the Board of Directors adopted a resolution with the Federal Reserve Bank of Cleveland which prohibited the Company from paying dividends or participating in the acquisition of treasury stock without prior Federal Reserve approval and a 30 day prior notice requirement. This resolution was terminated by the Federal Reserve Bank of Cleveland on January 30, 2007.

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

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

This information is used to manage a Company's asset and liability positions. Management uses this information as a factor in decisions made about maturities of investment of cash flows, classification of investment securities purchases as available-for-sale or held-to-maturity, emphasis of variable rate or fixed rate loans and short or longer term deposit products in marketing campaigns, and deposit account pricing to alter asset and liability repricing characteristics. The overall objective is to minimize the impact to the margin of any significant change in interest rates.

The information presented in the following Interest Rate Risk table contains assumptions and estimates used by management in determining repricing characteristics and maturity distributions. As noted in the following table, the cumulative gap at one year is positive at approximately $34,737,000, which indicates the Company’s earning assets reprice sooner than interest bearing liabilities at December 31, 2008. As the table presented is as of a point in time and conditions change on a daily basis, any conclusions made may not be indicative of future results.

The Company’s subsidiary bank uses an asset/liability model to measure the impact of changes in interest rates on net interest income on a periodic basis. Assumptions are made to simulate the impact of future changes in interest rates and/or changes in balance sheet composition. The effect of changes in future interest rates on the mix of assets and liabilities may cause actual results to differ from simulated results. Guidelines established by the Company’s subsidiary bank provides that the estimated net interest income may not change by more than 10% in a one year period given a +/- 200 basis point parallel shift in interest rates. Excluding the potential effect of interest rate changes on assets and liabilities of the Holding Company which are not deemed material, the anticipated impact on net interest income of the subsidiary bank at December 31, 2008 was as follows: given a 200 basis point increase scenario net interest income would be reduced by approximately 2.6%, and given a 200 basis point decrease scenario net interest income would be increased by approximately 4.6%. The projections provided by the model are not intended as an actual forecast of the bank’s performance in a particular rate environment, and should not be relied upon. Actual changes in the interest rate environment normally do not take place instantaneously, but over a period of time, and do not occur in a parallel fashion. Additionally, the balance sheet composition, spread relationships for new dollars invested, non interest income and expenses, investment practices, and deposit practices all change as a result of changes in interest rates and would need to be considered by the Asset Liability committee.

Interest Rate Risk Table - December 31, 2008

(dollars in thousands)
	Less than Three Months	Four to Twelve Months	One to Three Years	Greater than Three Years	Non- Interest Bearing	Total
ASSETS:
Cash and cash equivalents	$3,108	$-	$-	$-	$5,993	$9,101
Investment securities	27,151	37,143	16,754	29,930	1,388	112,366
Loans	25,016	37,933	39,161	19,446	3,079	124,635
Other assets	5,004	-	-	-	8,981	13,985
Allowance for loan losses	-	-	-	-	(1,923)	(1,923)

Total assets	$60,279	$75,076	$55,915	$49,376	$17,518	$258,164

LIABILITIES AND CAPITAL
NOW and savings accounts	$14,169	$6,432	$10,254	$47,208	$-	$78,063
Money Market Accounts (MMDA’s)	7,320	-	4,117	-	-	11,437
Certificates of deposit < $100,000	16,950	23,613	18,358	8,066	-	66,987
Certificates of deposit > $100,000	8,393	9,153	6,349	1,895	-	25,790

Noninterest bearing demand deposits	-	-	-	-	24,108	24,108
Federal funds purchased and repurchase agreements	11,013	-	-	-	-	11,013
FHLB borrowings	18	3,557	3,662	3,693	-	10,930
Other liabilities	-	-	-	-	1,099	1,099
Stockholders’ equity	-	-	-	-	28,737	28,737

Total liabilities and capital	$57,863	$42,755	$42,740	$60,862	$53,944	$258,164

GAP	2,416	32,321	13,175	(11,486)	(36,426)

GAP/ Total Assets	0.94%	12.52%	5.10%	(4.45)%	(14.11)%

Cumulative GAP	2,416	34,737	47,912	36,426	0

Cumulative GAP/Total Assets	0.94%	13.46%	18.56%	14.11%	0.00%

The above analysis contains repricing and maturity assumptions and estimates used by management.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Market Information of Common Stock

First West Virginia Bancorp, Inc’s common stock is traded on the New York Stock Exchange Alternext US list under the symbol of FWV. The following table sets forth the high and low sales prices of the common stock during the respective quarters.

		First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2008	High	$17.90	$15.90	$15.96	$15.30
	Low	$14.20	$14.50	$13.45	$12.80
2007	High	$20.90	$20.30	$19.50	$17.55
	Low	$19.50	$19.15	$17.25	$13.70

Summarized Quarterly Financial Information

A summary of selected quarterly financial information follows:

2008	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Total interest income	$3,482,786	$3,329,189	$3,366,841	$3,335,265
Total interest expense	1,352,940	1,297,528	1,329,848	1,294,900
Net interest income	2,129,846	2,031,661	2,036,993	2,040,365
Provision for loan losses	-	-	-	-
Investment securities gain (loss)	112,501	(511)	(2,081)	-
Total other income	347,984	334,061	355,438	340,516
Total other expenses	1,762,484	1,723,293	1,734,713	1,788,280
Income before income taxes	827,847	641,918	655,637	592,601
Net income	636,341	511,217	521,905	536,048
Net income per share	0.40	0.32	0.33	0.34
2007	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest income	$3,379,956	$3,381,757	$3,454,255	$3,492,528
Total interest expense	1,321,508	1,313,361	1,397,738	1,398,893
Net interest income	2,058,448	2,068,396	2,056,517	2,093,635
Provision for loan losses	-	-	(100,000)	-
Investment securities gain (loss)	(54,193)	2,837	(605)	29,706
Total other income	330,850	355,763	370,086	376,034
Total other expenses	1,864,452	1,787,705	1,787,298	1,832,789
Income before income taxes	470,653	639,291	738,700	666,586
Net income	415,396	506,022	579,613	534,931
Net income per share	0.26	0.32	0.36	0.34
2006	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Total interest income	$3,361,053	$3,441,719	$3,518,234	$3,450,767
Total interest expense	1,122,867	1,147,188	1,288,661	1,383,746
Net interest income	2,238,186	2,294,531	2,229,573	2,067,021
Provision for loan losses	-	-	-	-
Investment securities gain (loss)	(106)	44,215	778	781
Total other income	327,055	338,524	368,824	353,068
Total other expenses	1,813,711	2,003,925	1,834,969	1,961,422
Income before income taxes	751,424	673,345	764,206	459,448
Net income	600,043	549,433	591,693	402,655
Net income per share	0.38	0.35	0.37	0.25

FIRST WEST VIRGINIA BANCORP, INC. DIRECTORS

Nada E. Beneke Assistant Secretary, First West Virginia Bancorp, Inc. Assistant Secretary, Progressive Bank, N.A. Registered Sanitarian, Ohio County Health Department President, Beneke Corporation	Gary W. Glessner Certified Public Accountant President/Owner, Glessner & Associates, PLLC	R. Clark Morton Chairman of the Board, Progressive Bank, N.A. Attorney at Law Retired Partner, Herndon, Morton, Herndon & Yaeger

Sylvan J. Dlesk

Chairman of the Board, First West Virginia Bancorp, Inc.

President and Chief Executive Officer, First West Virginia Bancorp, Inc.

President and Chief Executive Officer, Progressive Bank, N.A

Owner, Dlesk Realty and Investments

President, Dlesk, Inc.

President, Ohio Valley Carpeting, Inc.

	Laura G. Inman Vice Chairman of the Board, First West Virginia Bancorp, Inc. James C. Inman, Jr. Retired Bank Executive	William G. Petroplus Attorney at Law Member/Partner Petroplus & Gaudino Thomas L. Sable Managing Partner, The Summit Atlantic Group, LLC Clerk/Treasurer, Village of Bellaire
FIRST WEST VIRGINIA BANCORP, INC. OFFICERS
Sylvan J. Dlesk Chairman, President and Chief Executive Officer Laura G. Inman Vice Chairman	Francie P. Reppy Executive Vice President and Chief Financial Officer Chief Administrative Officer Treasurer Brad D. Winwood Vice President and Senior Operations Officer	Connie R. Tenney Vice President Deborah A. Kloeppner Secretary Nada E. Beneke Assistant Secretary

PROGRESSIVE BANK, N.A. DIRECTORS

Nada E. Beneke Dr. Clyde D. Campbell Robert R. Cicogna Sylvan J. Dlesk		Gary W. Glessner Elizabeth H. Hestick Robert B. Hunnell, Jr.	James C. Inman, Jr. Laura G. Inman Tulane B. Mensore	R. Clark Morton William G. Petroplus Thomas L. Sable

DIRECTOR EMERITUS	David R. Rexroad

PROGRESSIVE BANK, N.A. OFFICERS

R. Clark Morton

Chairman of the Board

Sylvan J. Dlesk

President

Chief Executive Officer

Francie P. Reppy

Executive Vice President

Chief Administrative Officer

Chief Financial Officer

Connie R. Tenney

Senior Vice President

Brad D. Winwood

Senior Vice President

Senior Accounting, Operations & Investment Officer

Michael J. Taylor

Vice President

Credit Administration

Marc A. DeSantis

Vice President

Retail Banking Officer/Marketing Coordinator

Gary S. Martin

Vice President - Retail Lending

David E. Wharton

Vice President

Information Technology Officer

Data Security Officer

Deborah A. Kloeppner

Vice President Compliance and CRA Officer

Secretary

Susan E. Reinbeau

Vice President

Branch Administrator

Office Manager Woodsdale

Michele L. Stanley

Vice President

Operations Officer

Ron E. Michaux

Assistant Vice President

Business Development Officer

Matej Kret

Assistant Vice President

Business Development Officer

Janey S. Longwell

Assistant Vice President

Office Manager New Martinsville

Laura A. Schmidt

Assistant Vice President

Accounting

Officer

Debra M. Tomlin

Assistant Vice President

Loan Officer

Rebecca A. Palmer

Assistant Vice President

Manager Data Processing

Kimberly A. Hughes

Assistant Vice President

Credit Analyst

James J. Warman

Assistant Vice President

Credit Analyst

Harold O. Thomas

Sr. Business Development Officer

Susan M. Scotka Bank Secrecy & OFAC Officer Beth A. Heyman Office Manager Bethlehem Johanna Sanders Office Manager Wellsburg Vickie D. Poling Loan Officer Nada E. Beneke Assistant Secretary

STOCKHOLDER INFORMATION

Corporate Office:

First West Virginia Bancorp, Inc. 1701 Warwood Avenue Wheeling, WV 26003 Phone: (304) 277-1100 Fax: (304) 242-9628 www.progbank.com

Stock Trading Information:

First West Virginia Bancorp, Inc.'s common stock is traded on the New York Stock Exchange Alternext US list under the symbol FWV.

Stock Registrar and Transfer Agent:

Any inquiries related to stockholder records, stock transfers, changes of ownership, and changes of address should be sent to the transfer agent at the following address:

Investor Relations Department
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-9982
(800) 368-5948
www.rtco.com

Annual Meeting The Annual Meeting of Stockholders will be held at 4:00 p.m, on Tuesday, April 14, 2009, at the Warwood Office of Progressive Bank, N.A., 1701 Warwood Avenue, Wheeling, WV 26003.	Upon written request any shareholder of record on December 31, 2008, may obtain a copy of the Corporation's 2008 Form 10-K Report (to be filed with the Securities and Exchange Commission before March 31, 2009) by writing to the Secretary, First West Virginia Bancorp, Inc., 1701 Warwood Avenue, Wheeling, WV 26003. An electronic version of Form 10-K may also be obtained by visiting the Progressive Bank, N.A. website at www.progbank.com in the section entitled “Investor Relations” or at the Securities and Exchange’s website at www.sec.gov.