Form 10-K, Exhibit 13
period 2009-12-31
FIRST WEST VIRGINIA BANCORP INC
filed 2010-03-31
CIK 37049

Exhibit 13.1

P.O. Box 6671

Wheeling, WV 26003

TO OUR SHAREHOLDERS:

I am pleased for the opportunity to present you with the financial performance contained in the 2009 Annual Report of First West Virginia Bancorp, Inc. Consolidated net income for 2009 was $2,304,986 or $1.45 per share, an increase of $99,475 or 4.5% as compared to $2,205,511 or $1.39 per share a year earlier. Total assets for the Holding Company increased 5.0% over the prior year to $271,130,609 at December 31, 2009 as compared to $258,163,637 at December 31, 2008. Total stockholders’ equity increased 7.2% to $30,806,237 as compared to $28,736,558 reported in 2008. The book value per share was $19.38 at December 31, 2009 as compared to $18.08 a year earlier.

The Board of Directors declared and paid cash dividends of $.76 and $.74 per share during 2009 and 2008, respectively, after adjustment for the four percent (4%) common stock dividend paid to shareholders of record October 1, 2008.

In 2009, James C. Inman, Jr. retired from our Company’s Board of Directors. Jim served as a director of our Company, as well as a director of our subsidiary, Progressive Bank, N.A. since 1993 upon the completion of our merger with the former Wellsburg Banking & Trust Company. Jim will remain an emeritus director of our Progressive Bank, N.A. subsidiary Board of Directors.

The year 2009 continued to extremely challenge the banking industry as a whole. Several banks failed for various reasons. Present economic conditions are not conducive to operating and maintaining the necessary viability of any bank practicing mundane banking philosophies and obsolete marketing strategies.

Fortunately, our management team is operating with an unobscured vision and absolute passion to insure the success of our organization.

We are encouraged with the overall performance of our entire staff, as well as inspired with the support of our shareholders, and while being fully persuaded, we are following the philosophies, policies and strategies established by our Board of Directors.

We anticipate the year 2010 will once again result in outstanding performance of our institution.

Gratefully,

/s/ Sylvan J. Dlesk
Sylvan J. Dlesk
Chairman of the Board
President and Chief Executive Officer

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
ASSETS
Cash and due from banks	$4,714,371	$5,992,400
Due from banks - interest bearing	1,569,418	360,334
Federal funds sold	7,070,000	2,748,000

Total cash and cash equivalents	13,353,789	9,100,734
Investment securities:
Available-for-sale (at fair value)	115,997,044	112,046,054
Held-to-maturity (fair value of $-0- and $323,716, respectively)	-	320,256
Loans	128,581,422	124,634,785
Less allowance for loan losses	(1,894,361)	(1,923,455)

Net loans	126,687,061	122,711,330
Premises and equipment, net	4,798,975	4,713,897
Accrued income receivable	1,203,635	1,252,753
Goodwill	1,644,119	1,644,119
Bank owned life insurance	3,310,587	3,553,984
Other assets	4,135,399	2,820,510

Total assets	$271,130,609	$258,163,637

LIABILITIES
Noninterest bearing deposits:
Demand	$26,580,001	$24,108,459
Interest bearing deposits:
Demand	40,589,903	33,782,737
Savings	67,556,655	55,716,792
Time	86,519,438	92,777,279

Total deposits	221,245,997	206,385,267
Federal funds purchased and securities sold under agreements to repurchase	11,025,432	11,013,195
Federal Home Loan Bank borrowings	7,354,309	10,929,369
Accrued interest payable	404,449	566,590
Other liabilities	294,185	532,658

Total liabilities	240,324,372	229,427,079

STOCKHOLDERS’ EQUITY
Common stock - 2,000,000 shares authorized at $5 par value:
1,599,411 shares issued at December 31, 2009 and December 31, 2008	7,997,055	7,997,055
Treasury stock - 10,000 shares at cost:	(228,100)	(228,100)
Surplus	5,609,357	5,609,357
Retained earnings	15,589,770	14,492,736
Accumulated other comprehensive income	1,838,155	865,510

Total stockholders’ equity	30,806,237	28,736,558

Total liabilities and stockholders’ equity	$271,130,609	$258,163,637

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2009	2008	2007
INTEREST AND DIVIDEND INCOME
Loans, including fees:
Taxable	$7,251,907	$7,359,632	$7,686,362
Tax-exempt	527,344	557,718	586,511
Debt securities:
Taxable	4,173,960	4,593,200	4,179,638
Tax-exempt	943,965	741,684	839,066
Dividends	-	37,238	43,511
Other interest income	15,938	83,895	99,192
Federal funds sold	728	140,714	274,216

Total interest and dividend income	12,913,842	13,514,081	13,708,496

INTEREST EXPENSE
Deposits	3,731,052	4,587,865	4,680,090
Federal funds purchased and repurchase agreements	127,979	172,899	485,978
FHLB and other long-term borrowings	469,068	514,452	265,432

Total interest expense	4,328,099	5,275,216	5,431,500

Net interest income	8,585,743	8,238,865	8,276,996

PROVISION FOR LOAN LOSSES	183,942	-	(100,000)

Net interest income after provision for loan losses	8,401,801	8,238,865	8,376,996

NONINTEREST INCOME
Service charges and other fees	702,529	812,516	930,563
Net gains (losses) on available for sale securities	188,517	109,909	(22,255)
Other operating income	899,957	565,483	502,170

Total noninterest income	1,791,003	1,487,908	1,410,478

NONINTEREST EXPENSE
Salary and employee benefits	3,684,089	3,668,387	3,833,170
Net occupancy expense of premises	1,272,483	1,235,117	1,105,406
Other operating expenses	2,635,509	2,105,266	2,333,668

Total noninterest expense	7,592,081	7,008,770	7,272,244

Income before income taxes	2,600,723	2,718,003	2,515,230

INCOME TAXES	295,737	512,492	479,268

Net income	$2,304,986	$2,205,511	$2,035,962

WEIGHTED AVERAGE SHARES OUTSTANDING	1,589,411	1,589,411	1,589,411

EARNINGS PER COMMON SHARE	$1.45	$1.39	$1.28

DIVIDENDS PER COMMON SHARE	$0.76	$0.74	$0.73

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

						Accumulated Other Comprehensive Income (loss)
							Comprehensive Income	Total
				Retained Earnings	Treasury Stock
	Common Stock
	Shares	Amount	Surplus
BALANCE, DECEMBER 31, 2006	1,538,443	$7,692,215	$4,982,606	$13,520,264	$(228,100)	$(690,031)		$25,276,954
Comprehensive income:
Net income	-	-	-	2,035,962	-	-	$2,035,962	2,035,962
Other comprehensive income, net of tax
Unrealized gain on securities net of reclassification adjustment (see disclosure)	-	-	-	-	-	1,063,299	1,063,299	1,063,299

Comprehensive income							$3,099,261

Cash dividend ($.73 per share)	-	-	-	(1,161,616)	-	-		(1,161,616)

BALANCE, DECEMBER 31, 2007	1,538,443	7,692,215	4,982,606	14,394,610	(228,100)	373,268		27,214,599

Comprehensive income:
Net income	-	-	-	2,205,511	-	-	$2,205,511	2,205,511
Other comprehensive income, net of tax
Unrealized gain on securities net of reclassification adjustment (see disclosure)	-	-	-	-	-	492,242	492,242	492,242

Comprehensive income							$2,697,753

Cash dividend ($.74 per share)	-	-	-	(1,173,201)	-	-		(1,173,201)
Cash Paid in Lieu of fractional shares on stock dividend	-	-	-	(2,593)	-	-		(2,593)
4% Common Stock Dividend at Par Value	60,968	304,840	626,751	(931,591)	-	-		-

BALANCE, DECEMBER 31, 2008	1,599,411	7,997,055	5,609,357	14,492,736	(228,100)	865,510		28,736,558

Comprehensive income:
Net income	-	-	-	2,304,986	-	-	$2,304,986	2,304,986
Other comprehensive income, net of tax
Unrealized gain on securities net of reclassification adjustment (see disclosure)	-	-	-	-	-	972,645	972,645	972,645

Comprehensive income							$3,277,631

Cash dividend ($.76 per share)	-	-	-	(1,207,952)	-	-		(1,207,952)
BALANCE, DECEMBER 31, 2009	1,599,411	$7,997,055	$5,609,357	$15,589,770	$(228,100)	$1,838,155		$30,806,237

	2009	2008	2007
Disclsosure of reclassification amount:

Unrealized holding gains arising during the period	$1,090,223	$560,792	$1,049,418

Less reclassification adjustment for gains (losses) included in net income	117,578	68,550	(13,881)

Net unrealized gains on securities	$972,645	$492,242	$1,063,299

The accompanying notes are an integral part of the consolidated financial statements

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008	2007
OPERATING ACTIVITIES
Net income	$2,304,986	$2,205,511	$2,035,962
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in Provision for loan losses	183,942	-	(100,000)
Depreciation and amortization	444,208	443,270	408,215
Accretion of investment securities, net	(68,440)	(231,842)	(230,694)
Investment security (gains) losses	(188,517)	(109,909)	22,255
Loss on disposal of assets	-	3,257	14,836
Decrease (increase) in cash surrender value of bank-owned life insurance	243,397	(124,424)	(121,849)
Decrease (increase) in interest receivable	49,118	(16,600)	27,182
Decrease (increase) in interest payable	(162,141)	(31,464)	597
Other, net	(2,140,193)	(533,727)	(158,011)

Net cash provided by operating activities	666,360	1,604,072	1,898,493

INVESTING ACTIVITIES
Net increase in loans, net of charge-offs	(4,177,926)	(3,089,128)	(1,195,854)
Proceeds from sales of securities available-for-sale	11,355,204	7,068,208	9,427,941
Proceeds from maturities of securities available-for-sale	38,661,874	169,987,509	226,195,913
Proceeds from maturities of securities held-to-maturity	321,000	345,000	310,000
Principal collected on mortgage-backed securities	14,399,406	9,971,164	8,787,745
Purchases of securities available-for-sale	(66,551,785)	(191,960,149)	(238,561,158)
Recoveries on loans previously charged-off	18,253	73,993	12,020
Purchases of premises and equipment	(529,286)	(355,685)	(790,116)

Net cash provided by (used in) investing activities	(6,503,260)	(7,959,088)	4,186,491

FINANCING ACTIVITIES
Net increase (decrease) in deposits	14,860,730	3,258,436	(7,281,584)
Dividends paid	(1,207,952)	(1,175,794)	(1,161,616)
Increase (decrease) in short-term borrowings	12,237	(1,182,949)	(3,044,014)
Proceeds from FHLB borrowings	-	1,690,000	7,000,000
Repayment of FHLB borrowings	(3,575,060)	(59,123)	(44,226)

Net cash provided by (used in) financing activities	10,089,955	2,530,570	(4,531,440)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,253,055	(3,824,446)	1,553,544

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	9,100,734	12,925,180	11,371,636

CASH AND CASH EQUIVALENTS, END OF YEAR	$13,353,789	$9,100,734	$12,925,180

Supplemental Disclosures:
Cash Paid for Interest	$4,490,240	$5,306,680	$5,430,903
Cash Paid for Income Taxes	453,853	886,000	370,000

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009, 2008, AND 2007

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

Subsequent Events: The Company assessed events occurring subsequent to December 31, 2009 through March 4, 2010 for potential recognition and disclosure in the consolidated financial statements. No events were identified that would require adjustment to or disclosure in the financial statements.

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

Securities are periodically reviewed for other-than-temporary impairment based upon a number of factors, including, but not limited to, the length of time and extent to which the market value has been less than cost, the financial condition of the underlying issuer, the ability of the issuer to meet contractual obligations, the likelihood of the security’s ability to recover any decline in its market value, and management’s intent and ability to hold the security for a period of time sufficient to allow for a recovery in market value. Among the factors that are considered in determining management’s intent and ability is a review of the Company’s capital adequacy, interest rate risk position and liquidity. The assessment of a security’s ability to recover any decline in market value, the ability of the issuer to meet contractual obligations and management’s intent and ability requires considerable judgment. A decline in value that is considered to be other-than-temporary is recorded as a loss within noninterest income in the Consolidated Statement of Income. At December 31, 2009, there were no investment securities identified by management to be other-than-temporarily impaired. If investments decline in fair value due to adverse changes in the financial markets, charges to income could occur in future periods.

Common stock of the Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank represents ownership interest in institutions that are wholly owned by other financial institutions. These equity securities are accounted for at cost and are classified with other assets.

Loans and Loans Held for Sale: Loans are generally reported at the principal balance outstanding, net of unearned income. Interest income on loans is accrued based on the principal outstanding. It is the Company’s policy to discontinue the accrual of interest when either the principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection. It is the Company’s policy not to recognize interest income on specific impaired loans unless the likelihood of future loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized over the contractual life of the related loans or commitments as an adjustment of the related loan’s yield. Loans held for sale are carried at the lower of cost or estimated market value in the aggregate. There were no loans held for sale as of December 31, 2009 and 2008, respectively.

The Company has entered into an agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”) under which the bank may sell conforming one-to-four family residential mortgage loans to the FHLB. The agreement provides for a maximum commitment of $5,000,000. Loans sold to the FHLB are sold with limited recourse or credit risk up to a maximum amount of $125,000 based upon utilization of the original commitment. The bank also maintains the servicing of these loans, for which it is paid a servicing fee. The total amount of loans sold under this agreement were $3,820,570 and $1,817,036 as of December 31, 2009 and 2008, respectively. These loans were also subject to recourse obligation or credit risk in the amount of $108,068 and $43,043 at December 31, 2009 and 2008, respectively. The amount of income recognized as of a result of this agreement was $22,616, $7,821 and $8,848 for the years ending December 31, 2009, 2008 and 2007, respectively.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009, 2008, AND 2007

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

Individual loan reviews are based upon specific quantitative and qualitative criteria, including the size of the loan, loan quality ratings, value of collateral, repayment ability of borrowers, and historical experience factors. The historical experience factors utilized for individual loan reviews are based upon past loss experience, known trends in losses and delinquencies, the growth of loans in particular markets and industries, and known changes in economic conditions in the particular lending markets. Allowances for homogeneous loans (such as residential mortgage loans, personal loans, etc.) are evaluated based upon historical loss experience, trends in losses and delinquencies, growth of loans in particular markets, and known changes in economic conditions in each lending market. There can be no assurance the allowance for loan losses will be adequate to cover all losses, but management believes the allowance for loan losses in the amount of $1,894,361 at December 31, 2009, was adequate to provide for probable losses from existing loans based on information currently available. While management uses available information to provide for loan losses, the ultimate collectibility of a substantial portion of the loan portfolio, and the need for future additions to the allowance, will be based on changes in economic conditions and other relevant factors. As such, an adverse change in economic activity could reduce cash flows for both commercial and individual borrowers, which would likely cause the Company to experience increases in problem assets, delinquencies and losses on loans.

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

An identifiable intangible asset resulted from the purchase of the core deposits of another financial institution in 2001 and, as such, are amortized into noninterest expense on the straight-line basis over the period the Company expects to benefit from such assets (7 years). The Company recognized amortization expense of $-0-, $14,792 and $88,751 in the periods ending December 31, 2009, 2008 and 2007. The unamortized balance from the purchase of these core deposit intangible assets is $-0- at December 31, 2009 and 2008, respectively. While management feels the assumptions and variables used to value the acquisition were reasonable, the use of different, but still reasonable, assumptions could produce different results.

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

Bank-owned Life Insurance: Bank owned life insurance consists of investments in life insurance policies on executive officers and other members of the bank’s management. The policies are carried at their net cash surrender value. Changes in the policy value are recorded as an adjustment to the carrying value with the corresponding amount recognized as non-interest income or expense. Earnings on these policies are based on the net earnings on the cash surrender value of the policies. The net cash surrender value of bank-owned life insurance was $3,310,587 and $3,553,984 at December 31, 2009 and 2008, respectively. The face value of the bank-owned life insurance at December 31, 2009 was $8.7 million. An agreement has been executed with all officers whereby a $40,000 death benefit is payable upon the participant’s death while employed by the Company to their designated beneficiary

Advertising Costs: Advertising costs are expensed as the costs are incurred. Advertising expenses amounted to $160,961, $92,709 and $258,861 for 2009, 2008, and 2007, respectively.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009, 2008, AND 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

	2009	2008	2007
Before-tax amount	$1,559,476	$789,228	$1,704,824
Tax effect	(586,831)	(296,986)	(641,525)

Net of tax effect	972,645	492,242	1,063,299
Net income as reported	2,304,986	2,205,511	2,035,962

Total comprehensive income	$3,277,631	$2,697,753	$3,099,261

Recent Accounting Pronouncements: In June 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2009-01, Topic 105—Generally Accepted Accounting Principles - FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles. The Codification is the single source of authoritative nongovernmental U.S. generally accepted accounting principles (GAAP). The Codification does not change current GAAP, but is intended to simplify user access to all authoritative GAAP by providing all the authoritative literature related to a particular topic in one place. Rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative GAAP for SEC registrants. The Company adopted this standard for the interim reporting period ending September 30, 2009.

In April 2009, the FASB issued new guidance impacting ASC Topic 820, Fair Value Measurements and Disclosures. This ASC provides additional guidance in determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. The adoption of this new guidance did not have a material effect on the Company’s results of operations or financial position.

In September 2006, the FASB issued an accounting standard related to fair value measurements, which was effective for the Company on January 1, 2008. This standard defined fair value, established a framework for measuring fair value, and expanded disclosure requirements about fair value measurements. On January 1, 2008 , the provisions of this accounting standard became effective for the Company’s financial assets and financial liabilities and on January 1, 2009 for nonfinancial assets and nonfinancial liabilities. This accounting standard was subsequently codified into ASC Topic 820, Fair Value Measurements and Disclosures. See Note 20 for the necessary disclosures.

In August 2009, the FASB issued ASU No. 2009-05, Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value. This ASU provides amendments for fair value measurements of liabilities. It provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more techniques. ASU 2009-05 also clarifies that when estimating a fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. ASU 2009-05 is effective for the first reporting period (including interim periods) beginning after issuance or fourth quarter 2009. The Company is currently evaluating the impact of this standard on the Company’s financial condition, results of operations, and disclosures.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009, 2008, AND 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In April 2009, the FASB issued new guidance impacting ASC 825-10-50, Financial Instruments, which relates to fair value disclosures for any financial instruments that are not currently reflected on the balance sheet of companies at fair value. This guidance amended existing GAAP to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This guidance is effective for interim and annual periods ending after June 15, 2009. The Company has presented the necessary disclosures in Note 21 herein.

In April 2009, the FASB issued new guidance impacting ASC 320-10, Investments — Debt and Equity Securities, which provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities. This guidance is effective for interim and annual periods ending after June 15, 2009. The adoption of this new guidance did not have a material impact on the Company’s financial position or results of operations.

In June 2009, the FASB issued an accounting standard related to the accounting for transfers of financial assets, which is effective for fiscal years beginning after November 15, 2009, and interim periods within those fiscal years. This standard enhances reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. This standard eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. This standard also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. This accounting standard was subsequently codified into ASC Topic 860, Transfers and Servicing. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

The FASB issued new authoritative accounting guidance under ASC Topic 855, Subsequent Events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. ASC Topic 855 defines (I) the period after the balance sheet date during which a reporting entity’s management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (iii) the disclosures an entity should make about events or transactions that occurred after the balance sheet date. The new authoritative accounting guidance under ASC Topic 855 is effective for periods ending after June 15, 2009. The required disclosures are provided in Note 1.

On April 1, 2009, the FASB issued new authoritative accounting guidance under ASC Topic 805, Business Combinations, which became effective for periods beginning after December 15, 2008. ASC Topic 805 applies to all transactions and other events in which one entity obtains control over one or more other businesses. ASC Topic 805 requires an acquirer, upon initially obtaining control of another entity, to recognize the assets, liabilities and any non controlling interest in the acquiree at fair value as of the acquisition date. Contingent consideration is required to be recognized and measured at fair value on the date of acquisition rather than at a later date when the amount of that consideration may be determinable beyond a reasonable doubt. This fair value approach replaces the cost-allocation process required under previous accounting guidance whereby the cost of an acquisition was allocated to the individual assets acquired and liabilities assumed based on their estimated fair value. ASC Topic 805 requires acquirers to expense acquisition-related costs as incurred rather than allocating such costs to the assets acquired and liabilities assumed, as was previously the case under prior accounting guidance. Assets acquired and liabilities assumed in a business combination that arise from contingencies are to be recognized at fair value if fair value can be reasonably estimated. If fair value of such an asset or liability cannot be reasonably estimated, the asset or liability would generally be recognized in accordance with ASC Topic 450, Contingencies. Under ASC Topic 805, the requirements of ASC Topic 420, Exit or Disposal Cost Obligations, would have to be met in order to accrue for a restructuring plan in purchase accounting. Pre-acquisition contingencies are to be recognized at fair value, unless it is a non-contractual contingency that is not likely to materialize, in which case, nothing should be recognized in purchase accounting and, instead, that contingency would be subject to the probable and estimable recognition criteria of ASC Topic 450, Contingencies. The adoption of this new guidance did not have a material impact on the Company’s financial position or results of operations.

In June 2009, the FASB issued new authoritative accounting guidance under ASC Topic 810, Consolidation, which amends prior guidance to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The new authoritative accounting guidance requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its affect on the entity’s financial statements. The new authoritative accounting guidance under ASC Topic 810 will be effective January 1, 2010 and is not expected to have a significant impact on the Company’s financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009, 2008, AND 2007

NOTE 2 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of investment securities are as follows at December 31, 2009 and 2008:

	(Expressed in thousands) December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities held-to-maturity:
Obligations of states and political subdivisions	$-	$-	$-	$-

Total held-to-maturity	-	-	-	-

Securities available-for-sale:
Obligations of U.S. Government corporations and agencies	26,477	66	(109)	26,434
Obligations of states and political subdivisions	28,201	893	(53)	29,041
Mortgage-backed securities	58,133	2,168	(18)	60,283
Equity securities	239	6	(6)	239

Total available-for-sale	113,050	3,133	(186)	115,997

Total	$113,050	$3,133	$(186)	$115,997

	(Expressed in thousands) December 31, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities held-to-maturity:
Obligations of states and political subdivisions	$320	$4	$-	$324

Total held-to-maturity	320	4	-	324

Securities available-for-sale:
Obligations of U.S. Government corporations and agencies	26,760	174	(46)	26,888
Obligations of states and political subdivisions	18,798	72	(347)	18,523
Corporate debt securities	1,504	-	(182)	1,322
Mortgage-backed securities	63,300	1,816	(40)	65,076
Equity securities	296	2	(61)	237

Total available-for-sale	110,658	2,064	(676)	112,046

Total	$110,978	$2,068	$(676)	$112,370

The Company’s investment securities portfolio contains unrealized losses of direct obligations of the U.S. Government agency securities, including mortgage-related instruments issued or backed by the full faith and credit of the United States government or are generally viewed as having the implied guarantee of the U.S. government, and debt obligations of a U.S. state or political subdivision.

On a monthly basis, the Company evaluates the severity and duration of impairment for its investment securities portfolio unless the company has the ability to hold the security to maturity without incurring a loss. Generally, impairment is considered other than temporary when an investment security has sustained a decline in market value of ten percent or more for a period of six months. The Company has concluded that any impairment of its investment securities portfolio is not other than temporary but is the result of interest rate changes that are not expected to result in the noncollection of principal and interest during the period. There are 19 positions that are temporarily impaired at December 31, 2009.

The amortized cost and estimated fair value of investment securities at December 31, 2009, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009, 2008, AND 2007

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

The following tables show the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time, that the individual securities have been in a continuous unrealized loss position, at December 31, 2009 and 2008:

	(Expressed in thousands)
	2009
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Government corporations and agencies	$14,783	$(109)	$-	$-	$14,783	$(109)
Obligations of states and political subdivisions	483	(9)	1,007	(44)	1,490	(53)
Mortgage-backed securities	5,309	(15)	314	(3)	5,623	(18)

Total debt securities	20,575	(133)	1,321	(47)	21,896	(180)

Equity securities	-	-	61	(6)	61	(6)

Total	$20,575	$(133)	$1,382	$(53)	$21,957	$(186)

	(Expressed in thousands)
	2008
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Government corporations and agencies	$3,471	$(46)	$-	$-	$3,471	$(46)
Obligations of states and political subdivisions	11,730	(347)	-	-	11,730	(347)
Corporate debt securities	1,322	(182)	-	-	1,322	(182)
Mortgage-backed securities	2,638	(17)	490	(23)	3,128	(40)

Total debt securities	19,161	(592)	490	(23)	19,651	(615)

Equity securities	104	(28)	52	(33)	156	(61)

Total	$19,265	$(620)	$542	$(56)	$19,807	$(676)

The amortized cost and fair value of investment securities at December 31, 2009, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	(Expressed in thousands)
	Securities Held-to-Maturity		Securities Available-for-Sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$-	$-	$1,290	$1,302
Due after one year through five years	-	-	22,849	22,990
Due after five years through ten years	-	-	11,264	11,351
Due after ten years	-	-	19,275	19,832

	-	-	54,678	55,475
Mortgage-backed securities	-	-	58,133	60,283
Equity securities	-	-	239	239

Total	$-	$-	$113,050	$115,997

Proceeds from sales of securities available-for-sale during the years ended December 31, 2009, 2008, and 2007, were $11,355,204, $7,068,208, and $9,427,941 respectively. Gross gains of $298,319 and gross losses of $109,802 in 2009; gross gains of $114,687 and gross losses of $4,778 in 2008; and gross gains of $39,762 and gross losses of $62,017 in 2007, were realized on those sales. Assets carried at $28,959,000 and $34,199,000 at December 31, 2009 and 2008, respectively, were pledged to secure United States Government and other public funds and for other purposes as required or permitted by law.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009, 2008, AND 2007

NOTE 3 - LOANS AND LEASES

Loans outstanding at December 31, 2009 and 2008, are as follows:

	(Expressed in Thousands)
	2009	2008
Real estate - construction	$605	$711
Real estate - farmland	278	295
Real estate - residential	44,675	43,792
Real estate-secured by non-farm, non-residential	49,335	43,914
Commercial and industrial loans	9,029	9,649
Installment and other loans to individuals	13,168	14,086
Non-rated industrial development obligations	11,632	12,342
Other loans	22	42

Total	$128,744	$124,831
Less unearned interest and deferred fees	163	196

Net loans	$128,581	$124,635

Non-accrual loans amounted to $4,091,733 and $3,275,190 at December 31, 2009 and 2008, respectively. The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was $249,470, $214,000 and $156,500 for 2009, 2008 and 2007, respectively.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:

	December 31,
	2009	2008	2007
Balance at beginning of year	$1,923,455	$2,042,997	$2,296,958
Additions (deletions) charged to operating expense	183,942	-	(100,000)
Recoveries	18,253	73,993	12,020

Total	2,125,650	2,116,990	2,208,978
Less loans charged-off	231,289	193,535	165,981

Balance at end of year	$1,894,361	$1,923,455	$2,042,997

The following is a summary of information pertaining to impaired and non-accrual loans:
	(Expressed in Thousands)
	December 31,
	2009	2008	2007
Impaired loans without a valuation allowance	$4,075	$2,121	$1,143
Impaired loans with a valuation allowance	17	1,154	1,294

Total impaired loans	$4,092	$3,275	$2,437

Valuation allowance related to impaired loans	$10	$349	$270

	(Expressed in Thousands) December 31,
	2009	2008	2007
Total non-accrual loans	$4,092	$3,275	$2,437
Total loans past-due 90 days or more and still accruing	$-	$-	$26

	(Expressed in Thousands) December 31,
	2009	2008	2007
Average investment in impaired loans	$3,648	$2,796	$3,173

Interest income recognized on impaired loans	-	-	-

Interest income recognized on a cash basis on impaired loans	-	-	-

No additional funds are committed to be advanced in connection with impaired loans.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009, 2008, AND 2007

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation, as follows:

	December 31,		Original Useful Life Years

	2009	2008
Land	$1,983,014	$1,983,014
Land improvements	218,005	218,005	20
Leasehold improvements	404,598	404,598	25
Buildings	4,724,160	4,483,963	20-50
Furniture, fixtures & equipment	4,329,048	4,039,959	3 - 8

Total	11,658,825	11,129,539
Less accumulated depreciation	6,859,850	6,415,642

Premises and equipment, net	$4,798,975	$4,713,897

Charges to operations for depreciation approximated $444,208, $428,478, and $319,464 for 2009, 2008, and 2007, respectively.

NOTE 6 - DEPOSITS

The composition of the Bank’s deposits at December 31 follows:

	(Expressed in Thousands) 2009
	Demand
	Noninterest Bearing	Interest Bearing	Savings	Time
Individuals, partnerships and corporations (includes certified and official checks)	$26,073	$34,537	$64,833	$84,557
United States Government	54	-	-	-
States and political subdivisions	451	6,053	2,724	1,712
Commercial banks and other depository institutions	2	-	-	250

Total	$26,580	$40,590	$67,557	$86,519

	(Expressed in Thousands) 2008
	Demand
	Noninterest Bearing	Interest Bearing	Savings	Time
Individuals, partnerships and corporations (includes certified and official checks)	$23,132	$28,534	$54,897	$89,682
United States Government	42	-	-	-
States and political subdivisions	932	5,249	820	2,945
Commercial banks and other depository institutions	2	-	-	150

Total	$24,108	$33,783	$55,717	$92,777

Time deposits include certificates of deposit issued in denominations of $100,000 or more which amounted to $23,781,000 and $25,790,000 at December 31, 2009 and 2008, respectively. Interest expense on certificates of deposit of $100,000 or more was $888,000, $1,119,000 and $1,178,000 at December 31, 2009, 2008, and 2007, respectively.

A maturity distribution of time certificates of deposit at December 31, 2009, follows:

Due in 2010	$57,681,000
Due in 2011	13,728,000
Due in 2012	7,891,000
Due in 2013	3,553,000
Due in 2014	3,659,000
Due in 2015 and thereafter	7,000

Total	$86,519,000

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009, 2008, AND 2007

NOTE 7 - FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS

Federal funds purchased and repurchase agreements represent borrowings of a short duration, usually less than 30 days. For repurchase agreements, the securities underlying the agreements remained under the Bank’s control. Information related to repurchase agreements and federal funds purchased are summarized below:

	Repurchase Agreements		Federal Funds Purchased
	2009	2008	2009	2008
Balance at end of year	$11,025,432	$11,013,195	$-	$-

Average balance during the year	12,623,346	12,090,079	-	-

Maximum month-end balance	14,282,435	12,858,391	-	-

Weighted-average rate during the year	1.01%	1.43%	-	-

Rate at December 31.93%		1.14%	-	-

NOTE 8 - FEDERAL HOME LOAN BANK BORROWINGS

The subsidiary Bank is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”). The FHLB borrowings are secured by a blanket lien by the FHLB on certain residential real estate loans or securities with a market value at least equal to the outstanding balances. The remaining maximum borrowing capacity with the FHLB at December 31, 2009 was approximately $47.6 million subject to the purchase of additional FHLB stock. The subsidiary bank had FHLB borrowings of $7,354,309 and $10,929,369 at December 31, 2009 and 2008, respectively. The decrease in FHLB borrowings was due to the maturity of one fixed rate bullet advance which totaled $3,500,000 during the third quarter of 2009. At December 31, 2009 the subsidiary bank had three fixed rate amortizing advances which totaled $3,854,309 with a weighted average interest rate of 4.78% of which $2,203,480 will mature in 2018 and $1,650,829 will mature in 2023. The subsidiary bank also had one fixed rate bullet advance which totaled $3,500,000. This advance carries an interest rate of 5.09% and will mature in 2010.

The subsidiary bank also has a one year line of credit agreement with the Federal Home Loan Bank (“FHLB”). The maximum credit available under this agreement is $7.0 million and expires December 2011. There were no borrowings outstanding under this agreement at December 31, 2009 and 2008, respectively.

Contractual maturities of FHLB borrowings as of December 31, 2009 were as follows:

December 31, 2010	$3,578,725
December 31, 2011	82,570
December 31, 2012	86,602
December 31, 2013	90,832
December 31, 2014	95,267
Thereafter	3,420,313

$7,354,309

NOTE 9 - OTHER BORROWINGS

The Company has a non-revolving line of credit of $3.0 million from a financial institution. The line of credit is secured by 126,200 shares of Progressive Bank, N.A. stock. The note bears an interest rate of prime and is adjustable quarterly. The note matures in May 2015. The Company’s initial borrowing under the loan amounted to $2.0 million. There were no outstanding borrowings as of December 31, 2009 and as of December 31, 2008.

NOTE 10 - CONCENTRATIONS OF CREDIT RISK

Most of the affiliate Bank’s loans and commitments have been granted to customers in the Bank’s primary market area of Northern and Central West Virginia, Eastern Ohio, and Southwestern Pennsylvania. In the normal course of business, however, the Bank has purchased participations and originated loans outside of its primary market area. The aggregate loan balances outstanding in any one geographic area, other than the Bank’s primary lending areas, do not exceed 10 percent of total loans. Concentrations of credit are measured by categorizing loans by the North American Industry Classification codes. Loans equal to or exceeding 25% of Tier I Capital are considered concentrations of credit. At December 31, 2009 concentrations of credit were as follows:

	Amount	Percent of Tier 1 Capital
Lessors of Nonresidential Buildings	$14,986,243	55.4%

Lessors of Residential Buildings and Dwellings	$13,148,838	48.6%

General Government Support	$7,594,994	28.1%

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009, 2008, AND 2007

NOTE 11 - EMPLOYEE BENEFIT PLANS

The Company has a non-contributory profit sharing plan for employees meeting certain service requirements. The Company makes annual contributions to the profit sharing plan based on income of the Company as defined. Total expenses for the plan were $63,000, $100,000, and $92,700 for the years ended December 31, 2009, 2008, and 2007, respectively.

The Company also offers a 401(k) plan in which it matches a portion of the employee’s contribution up to 4 percent of their salary. The expense related to the 401(k) plan was $22,628, $22,508, and $22,365 in 2009, 2008, and 2007, respectively.

NOTE 12 - RELATED PARTY TRANSACTIONS

Directors and officers of the Company and its subsidiary, and their associates, were customers of, and had other transactions with the subsidiary bank in the normal course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility. Such loans totaled $2,626,186 at December 31, 2009, and $3,142,008 at December 31, 2008.

The following is an analysis of loan activity to directors, executive officers, and associates of the Company and its subsidiary:

	December 31,
	2009	2008
Balance, January 1	$3,142,008	$2,745,649
New loans during the period	3,260	1,389,588
Repayments during the period	(519,082)	(993,229)

Ending balance	$2,626,186	$3,142,008

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

The following represents financial instruments whose contract amounts represent credit risk:

	2009	2008
Commitments to extend credit	$12,407,000	$18,831,000
Standby letters of credit	90,000	142,000

As of December 31, 2009, approximately $8,093,000 are fixed interest rate commitments and $4,404,000 are variable interest rate commitments.

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The standby letters of credit in the amount of $5,000 expire in 2010, $15,000 in 2012 and $70,000 in 2015. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The Company and its subsidiary are parties to various legal and administrative proceedings and claims. Although any litigation contains an element of uncertainty, management believes that the outcome of these events will not have a material effect on the financial position of the Company.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009, 2008, AND 2007

NOTE 14 - RESTRICTION ON CASH

The subsidiary bank is required to maintain an average reserve balance with the Federal Reserve Bank or in cash on hand. The average required reserve balances for the years ended December 31, 2009 and 2008, were $2,636,000 and $2,494,000, respectively.

NOTE 15 - INCOME TAX

The provisions for income taxes at December 31 consist of:

	2009	2008	2007
Currently payable:
Federal	$246,711	$452,088	$368,217
State	80,837	95,453	105,452
Deferred:
Federal	(37,922)	(52,362)	(1,516)
State	6,111	17,313	7,115

Income tax expense	$295,737	$512,492	$479,268

The following temporary differences gave rise to the deferred tax asset at December 31:

	2009	2008
Allowance for loan losses	$722,789	$684,031
Deferred loan fees	55,496	66,623
Accrued interest on nonperforming loans	371,080	304,640
Deferred compensation	85,931	106,490
Depreciation	(41,390)	18,551
Amortization	86,838	100,920
Goodwill	(111,800)	(74,534)
AMT	240,182	222,513
Deferred state income tax	(64,290)	(66,370)

Total deferred tax asset - federal	1,344,836	1,362,864
Total deferred tax asset - state	189,094	195,205

	1,533,930	1,558,069
Deferred tax assets arising from market adjustments of securities available for sale:
Federal	(946,928)	(445,868)
State	(162,095)	(76,324)

Net deferred tax assets	$424,907	$1,035,877

A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes for the year ended December 31 is as follows:

	2009		2008		2007
	Amount	Percent	Amount	Percent	Amount	Percent
Computed tax at statutory federal rate	$884,246	34.0%	$924,121	34.0%	$855,179	34.0%
Plus state income taxes net of federal tax benefits	55,872	2.2%	84,135	3.1%	67,538	2.7%

	940,118	36.2%	1,008,256	37.1%	922,717	36.7%
Increase (decrease) in taxes resulting from:
Tax exempt income	(497,619)	(19.1)%	(441,202)	(16.2)%	(483,880)	(19.2)%
Nondeductible interest expense	38,797	1.5%	43,622	1.6%	50,946	2.0%
Bank-owned life insurance	(155,372)	(6.0)%	(42,304)	(1.6)%	(41,429)	(1.7)%
Other - net	(30,187)	(2.0)%	(55,880)	(2.0)%	30,914	1.2%

Actual tax expense	$295,737	10.6%	$512,492	18.9%	$479,268	19.0%

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009, 2008, AND 2007

NOTE 16 - LEASES

The Company’s Bank affiliates leased certain land used for banking purposes under long-term leases, expiring at various dates. These leases contain renewal options and generally provide that the Company will pay for insurance, taxes, and maintenance.

As of December 31, 2009, the future minimum rental payments required under noncancelable operating leases with initial terms in excess of one year are as follows:

December 31, 2010	$238,524
December 31, 2011	227,003
December 31, 2012	149,963
December 31, 2013	113,862
December 31, 2014	82,500
Thereafter	-

Rental expense under operating leases approximated $191,497 in 2009; $180,665 in 2008; and $190,509 in 2007.

NOTE 17 - OTHER OPERATING EXPENSES

Other operating expenses at December 31 included the following:

	2009	2008	2007
Directors’ fees	$104,325	$126,250	$132,350
Stationery and supplies	142,894	215,249	135,929
Regulatory assessment and deposit insurance	583,189	108,253	106,421
Advertising	160,961	92,709	258,861
Postage and transportation	167,842	169,669	187,289
Other taxes	186,910	183,117	187,693
Service Expense	384,489	416,890	434,452
Other	904,899	793,129	890,673

Total	$2,635,509	$2,105,266	$2,333,668

NOTE 18 - LIMITATIONS ON DIVIDENDS

The approval of the Comptroller of the Currency is required to pay dividends if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits (as defined) for the year, combined with its retained net profits of the preceding two years. Under this formula, the Company’s subsidiary bank can declare dividends in 2010, without approval of the Comptroller of the Currency, of approximately $2,179,000, plus an additional amount equal to the bank’s net profit for 2010 up to the date of any such dividend declaration. The subsidiary bank is the primary source of funds to pay dividends to the stockholders of First West Virginia Bancorp, Inc.

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

As of December 31, 2009, the most recent notifications from the Office of the Comptroller of the Currency categorized the bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes has changed the capital category. The capital ratios of the Company and its subsidiary bank, along with the regulatory framework for adequately capitalized and well capitalized institutions are depicted as set forth in the following table:

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009, 2008, AND 2007

NOTE 19 - REGULATORY MATTERS (CONTINUED)

(Amounts Expressed in Thousands)	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
First West Virginia Bancorp, Inc.	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2009
Total Capital (to Risk Weighted Assets)	$29,217	19.11%	$12,230	8.0%	$15,288	10.0%
Tier I Capital (to Risk Weighted Assets)	27,323	17.87%	6,115	4.0%	9,173	6.0%
Tier I Capital (to Adjusted Total Assets)	27,323	10.25%	10,660	4.0%	13,325	5.0%
As of December 31, 2008
Total Capital (to Risk Weighted Assets)	$28,045	18.86%	$11,897	8.0%	$14,871	10.0%
Tier I Capital (to Risk Weighted Assets)	26,191	17.61%	5,949	4.0%	8,923	6.0%
Tier I Capital (to Adjusted Total Assets)	26,191	10.14%	10,334	4.0%	12,917	5.0%
Progressive Bank, N.A.
As of December 31, 2009
Total Capital (to Risk Weighted Assets)	$28,934	18.97%	$12,202	8.0%	$15,253	10.0%
Tier I Capital (to Risk Weighted Assets)	27,040	17.73%	6,101	4.0%	9,152	6.0%
Tier I Capital (to Adjusted Total Assets)	27,040	10.17%	10,640	4.0%	13,300	5.0%
As of December 31, 2008
Total Capital (to Risk Weighted Assets)	$27,788	18.74%	$11,861	8.0%	$14,826	10.0%
Tier I Capital (to Risk Weighted Assets)	25,934	17.49%	5,930	4.0%	8,895	6.0%
Tier I Capital (to Adjusted Total Assets)	25,934	10.06%	10,316	4.0%	12,895	5.0%

NOTE 20 - FAIR VALUE MEASUREMENTS

Effective in 2008, the Company adopted accounting guidance, which, among other things, required enhanced disclosures about assets and liabilities carried at fair value. This guidance establishes a hierarchal disclosure framework associated with the level of pricing observability utilized in measuring assets and liabilities at fair value. The three broad levels defined under the literature are as follows: Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Fair values determined by Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset, either directly or indirectly. Level 2 inputs include quoted prices for similar assets in active markets, and inputs other than quoted prices that are observable for the asset or liability. Level 3 inputs are unobservable inputs for the asset, and include situations where there is little, if any, market activity for the asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy, within which the fair value measurement in its entirety falls, has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset.

As of December 31, 2009, the Company did not have any assets measured at fair value on a nonrecurring basis. The measurement of fair value should be consistent with one of the following valuation techniques: market approach, income approach, and/or cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities (including a business). For example, valuation techniques consistent with the market approach often use market multiples derived from a set of comparables. Multiples might lie in ranges with a different multiple for each comparable. The selection of where within the range the appropriate multiple falls requires judgment, considering factors specific to the measurement (qualitative and quantitative). Valuation techniques consistent with the market approach include matrix pricing. Matrix pricing is a mathematical technique used principally to value debt securities without relying exclusively on quoted prices for the specific securities, but rather by relying on the securities’ relationship to other benchmark quoted securities. As of December 31, 2008, all of the financial assets measured at fair value utilized the market approach.

The following table presents the assets and liabilities reported on the consolidated statements of financial condition at their fair value as of December 31, 2009 and 2008 by level within the fair value hierarchy. As required by the current accounting guidance, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	December 31, 2009
	Level I	Level II	Level III	Total
	(In thousands)
Assets:

Securities available for sale	$252	$115,745	$—	$115,997

Impaired loans	$—	$3,896	$—	$3,896

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009, 2008, AND 2007

NOTE 20 - FAIR VALUE MEASUREMENTS (CONTINUED)

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

The estimates of fair values of financial instruments are summarized as follows at December 31:

	2009		2008
(Amounts Expressed in Thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$13,354	$13,354	$9,101	$9,101
Investment securities	115,997	115,997	112,366	112,370
Loans	126,687	126,197	122,712	124,208
Bank owned life insurance	3,311	3,311	3,554	3,554
Accrued interest receivable	1,204	1,204	1,253	1,253
Financial liabilities:
Deposits	221,246	200,282	206,385	208,345
Federal funds purchased and repurchase agreements	11,025	11,025	11,013	11,013
FHLB and other long term borrowings	7,354	7,354	10,930	10,930
Accrued interest payable	404	404	566	566

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009, 2008, AND 2007

NOTE 22 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

Presented below are the condensed statements of financial condition, statements of income, and statements of cash flows for First West Virginia Bancorp, Inc.

BALANCE SHEETS

	December 31,
	2009	2008
ASSETS
Cash	$154,647	$118,794
Investment securities available-for-sale (at fair value)	252,067	254,180
Investment in subsidiary bank	30,522,846	28,479,818
Other assets	134,966	204,171

Total assets	$31,064,526	$29,056,963

LIABILITIES
Deferred compensation	$252,739	$313,205
Accrued expenses	5,550	7,200

Total liabilities	258,289	320,405
STOCKHOLDERS’ EQUITY	30,806,237	28,736,558

Total liabilities and stockholders’ equity	$31,064,526	$29,056,963

STATEMENTS OF INCOME

	Year Ended December 31,
	2009	2008	2007
INCOME
Dividends from subsidiary bank	$1,211,520	$1,173,660	$1,161,040
Gains (losses) on sales of investment securities	(29,960)	(2,803)	939
Other income	124,132	131,278	137,517

Total income	1,305,692	1,302,135	1,299,496

EXPENSES
Salary and employee benefits	-	14,797	24,809
Interest expense	-	159	-
Other expenses	124,352	168,790	165,355

Total expenses	124,352	183,746	190,164

Income before income taxes and undistributed net income of subsidiary	1,181,340	1,118,389	1,109,332

Income tax benefit	16,868	15,098	17,864

Equity in undistributed net income of subsidiary	1,106,778	1,072,024	908,766

NET INCOME	$2,304,986	$2,205,511	$2,035,962

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009, 2008, AND 2007

NOTE 22 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008	2007
OPERATING ACTIVITIES
Net income	$2,304,986	$2,205,511	$2,035,962
Adjustments to reconcile net income to net cash provided by operating activities:
Change in deferred tax benefit	22,752	12,750	8,070
Undistributed earnings of affiliate	(1,106,778)	(1,072,024)	(908,766)
Changes in operating assets and liabilities:
Other assets	24,495	(32,257)	(7,958)
Deferred compensation	(60,466)	(33,882)	(22,475)
Other liabilities	(1,650)	3,600	—
Net gains (losses) on sales of investment securities	29,960	2,803	(939)

Net cash provided by operating activities	1,213,299	1,086,501	1,103,894

INVESTING ACTIVITIES
Proceeds from sales of securities	150,914	147,060	118,743
Purchases of investment securities	(120,408)	(116,277)	(96,061)

Net cash provided by investing activities	30,506	30,783	22,682

FINANCING ACTIVITIES
Dividends paid	(1,207,952)	(1,175,794)	(1,161,616)

Net cash used in financing activities	(1,207,952)	(1,175,794)	(1,161,616)

Net increase (decrease) in cash and cash equivalents	35,853	(58,510)	(35,040)

Cash and cash equivalents at beginning of year	118,794	177,304	212,344

Cash and cash equivalents at end of year	$154,647	$118,794	$177,304

Supplemental disclosures:
Cash paid for interest	$-	$159	$-
Cash paid for income taxes	-	-	-

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Company’s management is responsible for the preparation and fair presentation of the consolidated financial statements and the related financial information included in this annual report. The financial statements and the information related to those statements have been prepared in conformity with accounting principles generally accepted in the United States of America and reflect management’s judgments and estimates concerning effects of events and transactions that are accounted for or disclosed.

The Company’s management is also responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting includes those policies and procedures that pertain to the Company’s ability to record, process, summarize and report reliable financial data. Management recognizes that there are inherent limitations in the effectiveness of any internal control over financial reporting, including the possibility of human error and the circumvention or overriding of internal control. Accordingly, even effective internal control over financial reporting can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control over financial reporting may vary over time.

In order to ensure that the Company’s internal control over financial reporting is effective, management is required to evaluate, with the participation of the Company’s principal executive and principal financial officers, the effectiveness of the Company’s internal control over financial reporting as of the end of each fiscal year and did so most recently for its financial reporting as of December 31, 2009. Management’s assessment of the effectiveness of the Company’s internal control over financial reporting was based on criteria for effective internal control over financial reporting described in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission. Based on this assessment, management has concluded theat the internal control over financial reporting was effective as of December 31, 2009. This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

The Board of Directors, acting through its Audit Committee, is responsible for the oversight of the Company’s accounting policies, financial reporting and internal control. The Audit Committee of the Board of Directors is comprised entirely of outside directors who are independent of management. The Audit Committee is responsible for the appointment and compensation of the independent auditor and approves decisions regarding the appointment or removal of the Company’s Internal Auditor. It meets periodically with management, the independent auditors and the internal auditors to ensure that they are carrying out their responsibilities. The Audit Committee is also responsible for performing an oversight role by reviewing and monitoring the financial, accounting and auditing procedures of the Company in addition to reviewing the Company’s financial reports. The independent auditors and the internal auditor have full and unlimited access to the Audit Committee, with or without management, to discuss the adequacy of internal control over financial reporting, and any other matter which they believe should be brought to the attention of the Audit Committee.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of First West Virginia Bancorp, Inc. and subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First West Virginia Bancorp, Inc. and subsidiary as of December 31, 2009 and 2008, and the results of its operations, and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management’s assertion about the effectiveness of First West Virginia Bancorp, Inc’s internal control over financial reporting as of December 31, 2009, which is included in Form 10-K and, accordingly, we do not express an opinion thereon.

/s/ S.R. Snodgrass, A.C.
Wheeling, West Virginia
March 4, 2010

S.R. Snodgrass, A.C.

980 National Road Wheeling, WV 26003-6400 Phone: 304-233-5030 Facsimile: 304-233-3062

Table One

SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)

	December 31,
	2009	2008	2007	2006	2005
SUMMARY OF OPERATIONS
Total interest income	$12,914	$13,514	$13,708	$13,772	$13,128
Total interest expense	4,328	5,275	5,431	4,943	4,070
Net interest income	8,586	8,239	8,277	8,829	9,058
Provision for loan losses	184	-	(100)	-	180
Total other income	1,791	1,488	1,410	1,433	1,378
Total other expenses	7,592	7,009	7,272	7,614	7,451
Income before income taxes	2,601	2,718	2,515	2,648	2,804
Net income	2,305	2,206	2,036	2,144	2,262
PER SHARE DATA (1)
Net income	$1.45	$1.39	$1.28	$1.35	$1.42
Cash dividends declared	0.76	0.74	0.73	0.73	0.73
Book value per share	19.38	18.08	17.12	15.90	15.07
AVERAGE BALANCE SHEET SUMMARY
Total loans, net	$128,206	$120,722	$120,409	$129,997	$144,528
Investment securities	112,142	108,114	109,278	109,533	102,882
Deposits - interest bearing	190,981	182,450	182,682	190,160	200,902
Stockholders’ equity	28,192	27,295	26,223	25,416	24,409
Total assets	266,414	258,275	253,930	262,946	270,500
BALANCE SHEET
Investments	$115,997	$112,366	$106,647	$110,894	$107,998
Loans	128,581	124,635	121,739	120,709	135,214
Allowance for loan losses	(1,894)	(1,923)	(2,043)	(2,297)	(2,320)
Other assets	28,447	23,086	26,844	25,132	25,321

Total Assets	$271,131	$258,164	$253,187	$254,438	$266,213

Deposits	$221,246	$206,385	$203,127	$210,409	$218,817
Federal funds purchased and repurchase agreements	11,025	11,013	12,196	15,240	19,084
FHLB borrowings	7,354	10,929	9,298	2,343	2,385
Other long-term borrowings	-	-	-	-	1,000
Other liabilities	700	1,100	1,351	1,169	968
Stockholders’ equity	30,806	28,737	27,215	25,277	23,959

Total Liabilities and Stockholders’ equity	$271,131	$258,164	$253,187	$254,438	$266,213

SELECTED RATIOS
Return on average assets	0.87%	0.85%	0.80%	0.82%	0.84%
Return on average equity	8.18%	8.08%	7.76%	8.44%	9.27%
Average equity to average assets	10.58%	10.57%	10.33%	9.67%	9.02%
Dividend payout ratio (1)	52.41%	53.24%	57.03%	54.07%	51.41%
Loan to Deposit ratio	58.12%	60.39%	59.93%	57.37%	61.79%

(1)	Adjusted for the 4 percent common stock dividend to stockholders of record as of October 1, 2008.

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

OVERVIEW

Following is a discussion and analysis of the significant changes in the financial condition and results of operations of First West Virginia Bancorp, Inc., (the Company), and its subsidiary for the years ended December 31, 2009, 2008 and 2007. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the Notes, thereto.

The Company reported net income of $2,304,986 or $1.45 per share for the year ended December 31, 2009 as compared to $2,205,511 or $1.39 per share for the year ended December 31, 2008. The increase in net income during 2009 over 2008 of $99,475 or 4.5% was primarily the result of the increases in net interest income and noninterest income combined with the decrease in income tax expense, offset in part by increases in noninterest expenses and the provision for loan losses. Net interest income rose in 2009 as compared to 2008 primarily due to the decline in the interest expense paid on interest bearing liabilities, offset in part by decreases in the interest earned on loans and investment securities. Noninterest income increased $303,095 or 20.4% and was primarily attributable to the increase in the gains on sales of investment securities combined with the increase in other operating income, offset in part by a decrease in service charges and other fee income. Noninterest expenses increased $583,311 or 8.3% in 2009 over 2008 and was primarily due to an increase in other operating expenses which was combined with increases in salary and employee benefit costs and occupancy expenses. During 2009, an increase to the provision for loan losses was made in the amount of $183,942 based upon the reserves required on nonperforming assets and the overall increase in the loan portfolio. The return on average assets was .87% and .85% as of December 31, 2009 and 2008, respectively. The return on average equity was 8.18% and 8.08% at December 31, 2009 and 2008, respectively. The Board of Directors declared and paid cash dividends of $.76 and $.74 per share during 2009 and 2008, respectively.

Table One is a summary of Selected Financial Data of the Company. The sections that follow discuss in more detail the information summarized in Table One.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Two - Average Balance Sheets and Interest Rate Analysis

The following table presents an average balance sheet, interest earned on interest bearing assets, interest paid on interest bearing liabilities, average interest rates and interest differentials for the years ended December 31, 2009, 2008, and 2007. Average balance sheet information as of December 31, 2009, 2008, and 2007 was compiled using the daily average balance sheet. Total loans are gross of the allowance for loan losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average balance computations; however, no interest was included in income subsequent to the non-accrual status classification. Loan fees and unearned discounts were included in income for average rate calculation purposes. Average yields on investment securities available for sale have been calculated based on amortized cost.

(dollars in thousands)	December 31, 2009			December 31, 2008			December 31, 2007
	Average Volume	Interest	Average Rate	Average Volume	Interest	Average Rate	Average Volume	Interest	Average Rate
ASSETS:
Investment securities:
U.S. Treasury and U. S Government agencies	$23,321	$910	3.90%	$23,179	$1,169	5.04%	$31,375	$1,333	4.25%
Mortgage backed securities	63,068	3,125	4.96%	63,200	3,296	5.22%	54,359	2,776	5.11%
States and political subdivisions	23,993	989	4.12%	20,412	797	3.90%	23,196	887	3.82%
Other securities	1,760	94	5.34%	1,323	73	5.52%	348	23	6.61%

Total Investment securities:	112,142	5,118	4.56%	108,114	5,335	4.93%	109,278	5,019	4.59%
Interest bearing deposits	1,403	1	0.07%	3,631	69	1.90%	1,779	84	4.72%
Federal funds sold	7,115	1	0.01%	8,566	141	1.65%	5,582	274	4.91%
Loans, net of unearned income	128,206	7,779	6.07%	120,722	7,917	6.56%	120,409	8,273	6.87%
Other earning assets	1,476	15	1.02%	1,349	52	3.85%	1,051	58	5.52%

Total earning assets	250,342	12,914	5.16%	242,382	13,514	5.58%	238,099	13,708	5.76%
Other assets	16,072			15,893			15,831

Total Assets	$266,414			$258,275			$253,930

LIABILITIES
Time deposits	$92,544	$3,100	3.35%	$94,845	$3,979	4.20%	$95,603	$4,130	4.32%
Savings deposits	61,047	499	0.82%	52,738	458	0.87%	52,513	415	0.79%
Interest bearing demand deposits	37,390	132	0.35%	34,867	151	0.43%	34,566	135	0.39%
Federal funds purchased and repurchase agreements	12,623	128	1.01%	12,090	173	1.43%	14,086	486	3.45%
FHLB and other long-term borrowings	9,377	469	5.00%	10,209	514	5.03%	5,351	265	4.95%

Total interest bearing liabilities	212,981	4,328	2.03%	204,749	5,275	2.58%	202,119	5,431	2.69%
Noninterest bearing demand deposits	24,252			24,839			24,321
Other liabilities	989			1,392			1,267

Total Liabilities	238,222			230,980			227,707
STOCKHOLDERS’ EQUITY	28,192			27,295			26,223

Total Liabilities and Stockholders’ Equity	$266,414			$258,275			$253,930

Net yield on earning assets		$8,586	3.43%		$8,239	3.40%		$8,277	3.48%

The fully taxable equivalent basis of interest income from obligations of states and political subdivisions has been determined using a combined Federal and State corporate income tax rate of 40% for 2009, 2008, and 2007, respectively. The effect of this adjustment is presented below.

Investment securities	$112,142	$5,747	5.12%	$108,114	$5,829	5.39%	$109,278	$5,578	5.10%
Loans	128,206	8,131	6.34%	120,722	8,289	6.87%	120,409	8,664	7.20%

Total earning assets	$250,342	$13,895	5.55%	$242,382	$14,380	5.93%	$238,099	$14,658	6.16%

Taxable equivalent net yield on earning assets		$9,567	3.82%		$9,105	3.76%		$9,227	3.88%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

EARNINGS ANALYSIS

Net Interest Income

Net interest income, which is the difference between interest earned on loans and investments and interest paid on deposits and other liabilities, is the primary source of earnings for the Company. Changes in the volume and mix of earning assets and interest bearing liabilities combined with changes in market rates of interest greatly effect net interest income. Tables Two and Three analyze the changes in net interest income for the three years ended December 31, 2009, 2008, and 2007.

Net interest income increased $346,878 or 4.2% in 2009 compared to 2008, and follows a decrease in 2008 of $38,131 or .5% from 2007. During 2009, the increase in net interest income was primarily due to a decline in the interest paid on deposits and repurchase agreements combined with the decrease in the interest paid on other borrowings, offset in part by the decrease in the interest earned on investment securities and loans. The decrease in net interest income in 2008 was primarily due to a decline in the interest earned on loans combined with the increase in the interest paid on other borrowings, offset in part by an increase in the interest earned on investment securities and the decrease in interest paid on deposits and repurchase agreements. The changes in the volume and mix of earning assets and interest bearing liabilities combined with the changes in the market rates of interest resulted in taxable equivalent net interest yields on average earning assets of 3.82% for 2009, as compared to 3.76% and 3.88% earned during 2008 and 2007, respectively.

Interest and fees on loans decreased $138,099 or 1.7% from 2008 to 2009, after decreasing $355,523 or 4.3% from 2007 to 2008. Interest and fees on loans declined in 2009 as compared to 2008 primarily due to the decline in the yield earned on loans which was partially offset by an increase in the average volume of loans. The taxable equivalent yield on loans declined 53 basis points in 2009, from 6.87% in 2008 to 6.34% in 2009, and follows a decrease of 33 basis points in 2008, from 7.20% in 2007 to 6.87% in 2008. The average loan volume increased $7.5 million or 6.2% in 2009 as compared to 2008 after increasing $.3 million or .3% in 2008 as compared to 2007. During 2008 as compared to 2007, the decline in interest and fees on loans was primarily due to the decline in the yield earned on loans which was partially offset by an increase in the average volume of loans.

Interest income on investment securities in 2009 decreased $216,959 or 4.1% over 2008, and follows an increase of $316,180 or 6.3% over 2007. The decrease in the yield earned on investment securities which was partially offset by an increase in the average volume of investment securities contributed to the decrease in interest income on investment securities. The taxable equivalent yield on investment securities fell 27 basis points in 2009, from 5.39% in 2008 to 5.12% in 2009, and follows an increase in 2008 of 29 basis points, from 5.10% in 2007 to 5.39% in 2008. The activity of the investment securities portfolio increased with the average volume increasing $4.0 million or 3.7% in 2009 as compared to 2008, and follows a decrease of $1.2 million or1.1% in 2008 as compared to 2007. In 2008, the increase in the yield earned on investment securities which was partially offset by the decrease in the average volume of investment securities contributed to the increase in interest income on investment securities.

Interest expense in 2009 decreased $947,117 or 18.0% from 2008, compared to the decrease of $156,284 or 2.9% from 2007 to 2008. In 2009, the decline in interest expense was primarily due to the decreases in the yield and the average volume of time deposits and Federal Home Loan Bank and other long term borrowings combined with the decrease in the yield of savings deposits and federal funds purchased and repurchase agreements, offset in part by increases in the average volume of interest bearing demand deposits, savings deposits and federal funds purchased and repurchase agreements. In 2008, the decline in interest expense was primarily due to the decrease in the yield on repurchase agreements and time deposits, offset in part by the increase in the average volume of Federal Home Loan Bank and other long term borrowings, offset in part by increases in the average volume and average yield of savings deposits, and decreases in the average volume of federal funds purchased and repurchase agreements and the increase in the average yield on Federal Home Loan Bank and other long term borrowings. The average yield paid on interest bearing liabilities during 2009 fell 55 basis points, from 2.58% in 2008 to 2.03% in 2009, and follows a decrease in 2008 of 11 basis points, from 2.69% in 2007 to 2.58% in 2008. The average volume of interest bearing liabilities increased $8.2 million or 4.0% in 2009 compared to 2008, after increasing $2.6 million or 1.3% in 2008 as compared to 2007.

Noninterest Income

Noninterest income is comprised of service charges, investment securities gains and losses, and other operating income. Noninterest income increased $303,095 or 20.4%, in 2009 as compared to an increase of $77,430 or 5.5% in 2008. The increase in noninterest income in 2009 as compared to 2008 was primarily due to increases in the gains (losses) on sales of investment securities and in other operating income, which was offset in part by a decrease in service charges and other fee income. In 2008, noninterest income primarily increased due to the increase in gains (losses) on sales of investment securities and other operating income which was offset in part by a decrease in service charges and other fee income.

Service charges and other fees represent the major component of noninterest income. These charges are earned from assessments made on checking and savings accounts. Service charges and other fee income fell $109,987 in 2009, down 13.5%, from 2008, as compared to the decrease of 12.7% from 2007 to 2008. The decrease in 2009 was primarily due to a decline in overdraft charges combined with a decrease in service charges on deposit accounts. In 2008 the decrease in service charges and other fees was primarily the result of the following: the decrease in overdraft fees assessed on deposit accounts; a decline in service charges on deposit accounts; and the termination of the bill pay service charges for internet banking customers.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Three - Rate Volume Analysis of Changes in Interest Income and Expense

The effect on interest income and interest expense for the years ended December 31, 2009 and 2008 due to changes in average volume and rate from the prior year, is presented below. The effect of a change in average volume has been determined by applying the average rate to the change in volume. The change in rate has been determined by applying the average volume in the earlier year by the change in rate. The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of change in each.

(in thousands)	2009 Compared to 2008			2008 Compared to 2007
	Increase (Decrease) Due to Change in:			Increase (Decrease) Due to Change in:
	Average Volume	Rate	Net increase (decrease)	Average Volume	Rate	Net increase (decrease)
INTEREST INCOME FROM:
U.S. Treasury and other U. S. Government agencies	$7	$(266)	$(259)	$(348)	$184	$(164)
Mortgage backed securities	(7)	(164)	(171)	451	69	520
Obligations of states and political subdivisions	140	52	192	(106)	16	(90)
Other securities	24	(3)	21	64	(14)	50

Total investment securities	164	(381)	(217)	61	255	316
Interest bearing deposits	(42)	(26)	(68)	87	(102)	(15)
Federal funds sold	(24)	(116)	(140)	147	(280)	(133)
Loans, net of unearned income	491	(629)	(138)	22	(378)	(356)
Other earning assets	5	(42)	(37)	16	(22)	(6)

Total interest earned	594	(1,194)	(600)	333	(527)	(194)

INTEREST EXPENSE ON:
Time deposits	(97)	(782)	(879)	(33)	(118)	(151)
Savings deposits	72	(31)	41	2	41	43
Interest bearing demand deposits	11	(30)	(19)	1	15	16
Federal funds purchased and repurchase agreements	8	(53)	(45)	(69)	(244)	(313)
FHLB and other long-term borrowings	(42)	(3)	(45)	241	8	249

Total interest paid	(48)	(899)	(947)	142	(298)	(156)

Net interest differential	$642	$(295)	$347	$191	$(229)	$(38)

Presented below is the effect on volume and rate variances of the adjustment of interest income on obligations of states and political subdivisions to the fully taxable equivalent basis using a combined Federal and State corporate income tax rate of 40% for the years ended 2009, 2008, and 2007, respectively.

Investment securities	$217	$(299)	$(82)	$(59)	$310	$251

Loans	514	(672)	(158)	22	(397)	(375)

Total interest earned	$670	$(1,155)	$(485)	$213	$(491)	$(278)

Net interest differential	$718	$(256)	$462	$71	$(193)	$(122)

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Sales of investment securities by the subsidiary bank are generally limited to the needs established under the liquidity policies. Net gains (losses) on sales of investment securities increased $78,608 in 2009 as compared to 2008. The increase in net gains (losses) on sales of investment securities was primarily attributable to sales of securities available for sale recorded by the Company and its subsidiary bank. During 2009, the Company accounted for securities gains of $298,319 and securities losses of $109,802 which were attributable to sales of securities available for sale. In 2008, the Company accounted for securities gains of $114,687 and securities losses of $4,778 which were attributable to sales of securities available for sale. During 2007, the Company and its subsidiary bank accounted for securities gains of $39,762 and securities losses of $62,017 which were attributable to sales of securities available for sale.

Other operating income represents fees from safe deposit box rentals, sales of checkbooks, sales of cashiers’ checks and money orders, utility collections, ATM charges and card fees, credit life commissions, credit card fees and commissions, income earned on bank owned life insurance and various other charges and fees related to normal customer banking relationships. Other operating income increased $334,474 or 59.1% in 2009 as compared to 2008. During 2009, the increase in other operating income was primarily due to a gain on bank owned life insurance, an increase in ATM fees and in the income earned on loans sold to the FHLB, offset in part by a decline in nonrecurring gains on sales of assets, credit card fees, in the earnings related to the cash surrender value of the bank owned life insurance on its key officers, checkbook sales and other miscellaneous income. Other operating income increased $63,313 or 12.6% in 2008 as compared to 2007. During 2008, the increase in other operating income was primarily due to an increase in ATM fees, nonrecurring gains on sales of assets, credit card fees, an increase in the earnings related to the cash surrender value of the bank owned life insurance on its key officers, offset in part by declines in credit life commissions, other miscellaneous income, checkbook sales, and in the income earned on loans sold to the FHLB.

Noninterest Expense

Noninterest expenses are comprised of salaries and employee benefits, net occupancy of premises and other operating expenses. In 2009, noninterest expenses increased $583,311 or 8.3% over 2008, and follows a decrease of $263,474 or 3.6% in 2008 over 2007. The increase in noninterest expense in 2009 as compared to 2008 was primarily due to increases in other operating expenses combined with an increase in occupancy expenses and salary and employee benefits expenses. The decrease in noninterest expense in 2008 as compared to 2007 was primarily due to decreases in salary and employee benefits combined with the decrease in other operating expenses which were offset in part by an increase in occupancy expenses.

The major components of other operating expenses include: stationery and supplies, directors’ fees, service expense, postage and transportation, other taxes, advertising, and regulatory assessments and deposit insurance. Other operating expense increased $530,243 or 25.2%, compared to the same period of the prior year. The increase in other operating expense was primarily due to increases in regulatory assessments, other expenses, advertising expenses and in other taxes, offset in part by decreases in stationary and supplies expense, service expenses, directors fees, and postage and transportation expense. During 2008, other operating expense decreased $228,402, or 9.8%, over 2007 and was primarily due a reduction in advertising expenses combined with decreases in directors fees, postage and transportation expense, and in other taxes, offset in part by increases in stationary and supplies expense, regulatory assessments, service expenses and other expenses.

Occupancy expenses increased $37,366 or 3.0% in 2009 over 2008, and follows an increase of $129,711 or 11.7% in 2008 over 2007. Occupancy expenses increased in 2009 primarily due to increases in furniture and fixtures and building depreciation expenses , utility expense, lease expenses of bank premises, building maintenance expenses, and furniture and fixture expenses, offset in part by a decline in other real estate owned expenses. Occupancy expenses increased in 2008 primarily due to the increased furniture and fixtures depreciation expenses, furniture and fixture expenses and other real estate owned expenses.

Salary and employee benefits represent the largest component of noninterest expense. Salary and employee benefits increased $15,702 or .4% in 2009 over 2008. The increase in salary and employee benefits expense in 2009 was primarily attributable to normal annual merit adjustments. During 2008, salary and employee benefits decreased $164,783 or 4.3% as compared to the same period in 2007. The decrease in salary and employee benefits expense in 2008 was primarily attributable to the reduction in personnel expenses due to a decrease in the number of full-time equivalent employees combined with the decline in payroll taxes and employee benefit costs, partially offset by an normal annual merit adjustments.

Income Taxes

Income tax expense for the period ended December 31, 2009 was $295,737, a decrease of $216,755 or 42.3% over 2008 as compared to the increase of $33,224 or 6.9% from 2007 to 2008. The decrease in pre-taxable income combined with the increase in tax exempt income primarily contributed to the decrease in income tax expense in 2009. Components of the income tax expense for December 31, 2009 were $211,082 for federal taxes and $84,655 for West Virginia corporate net income taxes. Federal income tax rates and West Virginia corporate net income tax rates were consistent at 34% and 9%, respectively, for the years ended December 31, 2009, 2008 and 2007. Additional information regarding income taxes is contained in Note 15 to the Consolidated financial statements.

For federal income tax purposes, tax-exempt income is based on qualified state, county, and municipal bonds and loans. Tax-exempt income was $1,471,309 in 2009; $1,299,402 in 2008; and $1,425,577 in 2007. The state of West Virginia recognizes tax-exempt income based on the average of certain investments and loans held during the tax reporting period. Nontaxable items included are federal obligations and securities, obligations of West Virginia and West Virginia political subdivisions, investments of loans primarily secured by liens or security agreements on residential property and other real estate in the form of a mobile home, modular home or double-wide located in West Virginia. Nontaxable West Virginia income attributable to the foregoing items was approximately $1,124,000 in 2009; $1,375,000 in 2008; and $1,231,000 in 2007.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

BALANCE SHEET ANALYSIS

Investments

Investment securities increased $3,630,734 or 3.2% from 2008, and followed an increase in 2008 of $5,719,248 or 5.4% from 2007. The investment portfolio is managed to attempt to achieve an optimum mix of asset quality, liquidity and maximum yield on investment. The investment portfolio consists of U.S. Government agency and corporation securities, obligations of states and political subdivisions, mortgage-backed securities and equity securities. Taxable securities comprised 75.4% of total securities at December 31, 2009, as compared to 84.1% at December 31, 2008. Other than the normal risks inherent in purchasing U.S. Government agency and corporation securities and obligations of states and political subdivisions, i.e., interest rate risk, management has no knowledge of other market or credit risk involved in these investments. The Company does not have any high risk hybrid/derivative instruments.

Investment securities that are classified available for sale are available for sale at any time based upon management’s assessment of changes in economic or financial market conditions. These securities are carried at fair value and the unrealized holding gains and losses, net of taxes, are reflected as a separate component of stockholders’ equity until realized. Available for sale securities, at fair value increased $3,950,990 or 3.5% from 2008, and represented 100% of the investment portfolio at December 31, 2009. The increase in the available for sale securities was primarily due to the purchase of obligations of states and political subdivisions and mortgage backed securities. Investment securities held to maturity are securities purchased with the intent and ability to hold until their maturity. Securities classified as held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts. The held to maturity securities decreased $320,256 or 100% from 2008. The decrease in the held to maturity securities was primarily the result of maturities and calls of tax exempt municipal securities. As the investment portfolio consists primarily of fixed rate debt securities, changes in the market rates of interest will affect the carrying value of securities available for sale, adjusted upward or downward and represent temporary adjustments in value. The carrying values of securities available for sale was above book value by $2,947,178 and $1,387,702 at December 31, 2009 and 2008, respectively. There were no securities classified as held to maturity at December 31, 2009. At December 31, 2008 the fair value of securities classified as held to maturity was above book value by $3,460.

Table Four - Investment Portfolio

The maturity distribution using book value including accretion of discounts and amortization of premiums and approximate yield of investment securities at December 31, 2009 and December 31, 2008 are presented in the following table. Tax equivalent yield basis was used on tax exempt obligations. Approximate yield was calculated using a weighted average of yield to maturities.

(dollars in thousands)	December 31, 2009				December 31, 2008
	Securities Held to Maturity		Securities Available for Sale		Securities Held to Maturity		Securities Available for Sale
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U. S. Treasury and other U.S. Government Agencies
Within One Year	$-	-%	$1,022	4.94%	$-	-%	$2,066	4.35%
After One But Within Five Years	-	-	18,097	2.69	-	-	1,591	4.42
After Five But Within Ten Years	-	-	7,311	3.59	-	-	23,228	5.14
After Ten Years	-	-	4	0.88	-	-	3	2.69

	-	-	26,434	3.03	-	-	26,888	5.04

States & Political Subdivisions
Within One Year	-	-	281	6.46	320	7.85	1,456	3.86
After One But Within Five Years	-	-	4,892	5.22	-	-	6,090	5.18
After Five But Within Ten Years	-	-	4,040	5.69	-	-	3,591	5.89
After Ten Years	-	-	19,828	6.41	-	-	7,386	6.12

	-	-	29,041	6.11	320	7.85	18,523	5.59

Corporate Debt Securities
Within One Year	-	-	-	-	-	-	-	-
After One But Within Five Years	-	-	-	-	-	-	1,322	6.74
After Five But Within Ten Years	-	-	-	-	-	-	-	-
After Ten Years	-	-	-	-	-	-	-	-

	-	-	-	-	-	-	1,322	6.74

Mortgage-Backed Securities		-	60,283	4.58	-	-	65,076	5.35

Equity Securities	-	-	239	2.45	-	-	237	5.22

Total	$-	-%	$115,997	4.60%	$320	7.85%	$112,046	5.33%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Loans

Loans represent the largest asset on the Company’s balance sheet. Total loans, net of unearned income, increased $3,946,637 or 3.2% from 2008 to 2009. The increase in total loans in 2009 was primarily due to increases in commercial loans and residential real estate loans which increased approximately $4,801,000 and $760,000, respectively, offset in part by decreases in installment loans and other loans of approximately $918,000 and $730,000, respectively. The increase in commercial loans was primarily due to an increase in loans secured by commercial real estate. The increase in residential real estate loans during 2009 was primarily in home equity loans and loans secured by multi-family residential properties. From 2007 to 2008, total loans increased $2,895,592 or 2.4%. The increase in loan volume in 2008 was primarily due to increases in commercial loans and installment loans and other loans which increased approximately $3,334,000, $1,225,000 and $230,000, respectively, offset by a decrease in residential real estate loans of approximately $1,896,000. The increase in commercial loans was primarily in commercial real estate loans and commercial loans. The decrease in residential real estate loans during 2008 was primarily in loans secured by multi-family residential properties.

Real estate residential loans which include real estate construction, real estate farmland, real estate residential loans and multi-family residential properties comprised thirty-five percent (35%) of the loan portfolio. Commercial loans which include real estate secured by non-farm, non-residential properties and commercial and industrial loans comprised forty-six percent (46%) of the loan portfolio. Installment loans comprised ten percent (10%) of the loan portfolio. Other loans which include non-rated industrial development obligations, direct financing leases and other loans comprised nine percent (9%) of the loan portfolio. The changes in the composition of the loan portfolio from 2008 to 2009 were a 3% increase in commercial loans, a 1% decrease in real estate residential loans, a 1% decrease in installment loans and a 1% decrease in other loans. From 2007 to 2008, the changes in the composition of the loan portfolio were a 2% increase in commercial loans and a 2% decrease in real estate residential loans.

Table Five

Loan Portfolio - Maturities and sensitivities of Loans to Changes in Interest Rates

The following table presents the contractual maturities of loans other than installment loans and residential mortgages as of December 31, 2009 and 2008:

(dollars in thousands)	December 31, 2009			December 31, 2008
	In one Year or Less	After one Year Through Five Years	After Five Years	In one Year or Less	After one Year Through Five Years	After Five Years
Real estate construction	$222	$249	$134	$63	$400	$248
Commercial real estate - secured by nonfarm, nonresidential property	687	5,586	43,062	332	4,782	38,800
Commercial and industrial	2,565	3,029	3,435	2,305	2,696	4,648
Nonrated industrial development obligations	869	5,753	5,010	1,324	2,585	8,433

Total	$4,343	$14,617	$51,641	$4,024	$10,463	$52,129

The following table presents an analysis of fixed and variable rate loans as of December 31, 2009 and 2008 along with the contractual maturities of loans other than installment loans and residential mortgages:

(dollars in thousands)	December 31, 2009			December 31, 2008
	In one Year or Less	After one Year Through Five Years	After Five Years	In one Year or Less	After one Year Through Five Years	After Five Years
Fixed Rates	$2,570	$10,229	$7,429	$2,535	$8,884	$6,791
Variable Rates	1,773	4,388	44,212	1,489	1,579	45,338

Total	$4,343	$14,617	$51,641	$4,024	$10,463	$52,129

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Loans Held for Sale

The Company has entered into an agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”) under which the bank may sell conforming one-to-four family residential mortgage loans to the FHLB. The agreement provides for a maximum commitment of $5,000,000. Loans sold to the FHLB are sold with limited recourse or credit risk up to a maximum amount of $125,000 based upon utilization of the original commitment. The bank also maintains the servicing of these loans, for which it is paid a servicing fee. The total amount of loans sold under this agreement is $3,820,570 and $1,817,036 as of December 31, 2009 and 2008, respectively. The loans which were sold were also subject to a recourse obligation or credit risk in the amount of $108,068 and $43,043 at December 31, 2009 and 2008, respectively.

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

Total non-performing loans were $4,265,000 at December 31, 2009 as compared to $3,283,000 at December 31, 2008. Non-performing loans increased $982,000 in 2009, after increasing $820,000 in 2008. The increase in non-performing loans in 2009 as compared to 2008 was primarily due to increases in non-accrual loans and in other real estate loans.

Table Six - Risk Elements

Loans which are in the process of collection, but are contractually past due 90 days or more as to interest or principal, renegotiated, non-accrual loans and other real estate are as follows:

(dollars in thousands)	December 31,
	2009	2008	2007	2006	2005
Past Due 90 Days or More:
Real Estate - residential	$-	-	-	-	85
Commercial	-	-	14	-	-
Installment	-	-	12	3	5

	-	-	26	3	90

Non-accrual:
Real Estate - residential	$1,819	939	850	958	64
Commercial	2,254	2,320	1,586	2,409	1,262
Installment	19	16	1	13	41

	$4,092	3,275	2,437	3,380	1,367

Other Real Estate	$173	8	-	-	53

Total non-performing assets	$4,265	3,283	2,463	3,383	1,510

Total non-performing assets to total loans and other real estate	3.31%	2.63%	2.02%	2.80%	1.12%

Loans are placed in non-accrual when the principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection. Non-accrual loans were $4,092,000 or 3.2% of total loans outstanding as of December 31, 2009, as compared to $3,275,000 or 2.6% of total loans outstanding as of December 31, 2008. Non-accrual loans increased in 2009 over 2008 primarily due to the addition of one commercial loan customer into non-accrual status by the subsidiary bank. Non-accrual loans increased in 2008 over 2007 primarily due to the addition of one commercial loan customer into non-accrual status by the subsidiary bank. Loans past due 90 days or more and still accruing interest were $-0- at December 31, 2009 and 2008. Other real estate owned totaled $173,000 at December 31, 2009. Management continues to monitor the nonperforming assets to ensure against deterioration in collateral values.

Generally, all banks recognize interest income on the accrual basis, except for certain loans which are placed on a non-accrual status. Loans are placed on a non-accrual status, when in the opinion of management doubt exists as to its collectibility. In accordance with the Office of the Comptroller of the Currency Policy, banks may not accrue interest on any loan which either the principal or interest is past due 90 days or more unless the loan is both well secured and in the process of collection. The amount of interest income that would have been recognized on nonaccrual loans had the loans performed in accordance with their original terms was $249,500 and $214,000 for the periods ended December 31, 2009 and 2008, respectively.

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

The allowance for loan losses decreased $29,094 or 1.5%, between December 31, 2009 and December 31, 2008. The allowance for loan losses represented 1.5% of outstanding loans as of December 31, 2009 and 2008. Net loan charge-offs were $213,036 in 2009, compared to $119,542 in 2008 and $153,961 in 2007. The net loan charge-offs remain within historical ranges. The net loan charge-offs in 2009, 2008 and 2007 were primarily commercial and consumer loans. In 2007, a negative provision in the amount of $100,000 was taken primarily as a result of the payoff of two commercial impaired loans. The credit quality of the loan portfolio combined with the recent level of net charge-offs and nonperforming assets continue to be considered in the calculation of the provision for loan losses.

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

Table Seven - Analysis of Allowance for Possible Loan Losses

The following table presents a summary of loans charged off and recoveries of loans previously charged off by type of loan.

(dollars in thousands)	December 31,
	2009	2008	2007	2006	2005
Allowance for loan losses:
Balance at beginning of period:	$1,923	$2,043	$2,297	$2,320	$2,356

Loans Charged Off:
Real Estate - residential	-	-	29	-	12
Commercial	165	165	111	18	183
Installment	66	29	26	56	71

	231	194	166	74	266

Recoveries:
Real Estate - residential	-	-	-	-	-
Commercial	11	72	5	36	29
Installment	7	2	7	15	21

	18	74	12	51	50

Net Charge-offs	213	120	154	23	216

Additions Charged to Operations	184	-	(100)	-	180

Balance at end of period:	$1,894	$1,923	$2,043	$2,297	$2,320

Average Loans Outstanding	$128,206	$120,722	$120,409	$129,997	$144,528

Ratio of net charge-offs to Average loans outstanding for the period	0.17%	0.10%	0.13%	0.02%	0.15%

Ratio of the Allowance for Loan Losses to Loans Outstanding for the period	1.47%	1.54%	1.68%	1.90%	1.72%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Eight

Loan Portfolio - Allocation of allowance for possible loan losses

The following table presents an allocation of the allowance for possible loan losses at each of the five year periods ended December 31, 2009. The allocation presented below is based on the historical average of net charge offs per category combined with the change in loan growth and management’s review of the loan portfolio.

(dollars in thousands)	December 31,
	2009		2008		2007		2006		2005
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans

Real estate - residential	$412	35.3%	$298	35.8%	$298	38.3%	$327	35.8%	$327	33.4%

Commercial	1,333	45.4%	1,184	43.0%	1,277	41.2%	1,483	43.3%	1,465	44.5%

Installment	79	10.2%	420	11.3%	447	10.5%	466	11.2%	507	12.3%

Others	70	9.1%	21	9.9%	21	10.0%	21	9.7%	21	9.8%

Total	$1,894	100.0%	$1,923	100.0%	$2,043	100.0%	$2,297	100.0%	$2,320	100.0%

Deposits

A stable core deposit base is the major source of funds for the Holding Company’s subsidiary bank. The deposit mix depends upon many factors including competition from other financial institutions, depositor interest in certain types of deposits, changes in the interest rate and the Company’s need for certain types of deposit growth. Total deposits increased approximately $14.9 million or 7.2% in 2009. The increase in total deposits was primarily due to the increase in non interest bearing demand deposits, interest bearing demand deposits and savings deposits, offset by the decreases in time deposits. Noninterest bearing demand deposits increased approximately $2.5 million or 10.3%, interest bearing demand deposits increased $6.8 million or 20.2% and savings deposits increased approximately $11.8 million, or 21.3%, during 2009 while time deposits decreased approximately $6.3 million, or 6.8%. The decline in time deposits is primarily a result of deposit customers seeking higher yielding deposit products.

At December 31, 2009, noninterest bearing deposits comprised 12% of total deposits and interest bearing deposits which include NOW, money market, savings and time deposits comprised 88% of total deposits. There were no changes in the deposit mix from December 31, 2008 to December 31, 2009.

Federal Funds Purchased and Repurchase Agreements

Federal funds purchased and repurchase agreements are short-term borrowings. There were no Federal funds purchased as of December 31, 2009 and 2008. Repurchase agreements increased $12,237 or .1%, from $11,013,195 at December 31, 2008 to $11,025,432 at December 31, 2009. The increase in repurchase agreements in 2009 was primarily due to the increase in the balances maintained by commercial customers.

Federal Home Loan Bank and Other Long-term Borrowings

Federal Home Loan Bank (“FHLB”) borrowings were $7,354,309 and $10,929,369 at December 31, 2009 and 2008, respectively, with an interest rate of 4.93% and 4.97%, respectively. The FHLB borrowings are collateralized by a blanket collateral agreement which assigns a security interest in capital stock, deposits, mortgage loans, securities and FHLB stock of the subsidiary bank.

The Company maintains a $3 million non-revolving line of credit from a financial institution. The purpose of the line of credit was to provide for the capitalization of the subsidiary Bank. The line of credit is secured by 126,200 shares of Progressive Bank, N.A. stock. The note bears an interest rate of prime and is adjusted on a quarterly basis. The line of credit expires in May 2015 and is to be repaid in quarterly interest only payments for the first three years and quarterly principal and interest payments thereafter. The Company’s initial borrowing on the note amounted to $2 million. There were no outstanding borrowings under the line of credit at December 31, 2009 and 2008.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Nine Contractual Maturities of Long term Obligations and Operating Leases

The following table presents the contractual maturities of long term obligations and operating leases:

(dollars in thousands)	Payments due by period
Contractual Obligations:	< 1 year	1-3 years	3-5 years	> 5 years	Total
Federal Home Loan Bank and other long term borrowings	$3,579	$169	$186	$3,420	$7,354
Operating Leases	239	377	196	-	812

	$3,818	$546	$382	$3,420	$8,166

Off-Balance Sheet Arrangements Table Ten Contractual Maturities of Commitments and Contingencies The following table presents the maturities of commitments and contingencies:
(dollars in thousands)	Amount of Commitment Expiration Per Period
Off-Balance Sheet arrangements:	< 1 year	1-3 years	3-5 years	> 5 years	Total
Commitments to extend credit	$3,833	$2,410	$460	$5,704	$12,407
Standby letters of credit	5	15	-	70	90

	$3,838	$2,425	$460	$5,774	$12,497

Liquidity

Liquidity management ensures that funds are available to meet loan commitments, deposit withdrawals, and operating expenses. Funds are provided by loan repayments, investment securities maturities, or deposits, and can be raised by liquidating assets or through additional borrowings. The Company had investment securities with an estimated fair value of $115,997,044 classified as available for sale at December 31, 2009. These securities are available for sale at any time based upon management’s assessment in order to provide necessary liquidity should the need arise. The fair value of temporarily impaired investment securities that the company has the intent and ability to hold until the anticipated recovery in market value is $21,957,000. In addition, the Company’s subsidiary bank, Progressive Bank, N.A., is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”) which provides an additional source of funding in the form of collateralized advances. At December 31, 2009, the subsidiary bank had a short term line of credit in the aggregate amount of approximately $7 million available with the FHLB. There were no short term borrowings outstanding pursuant to this agreement as of December 31, 2009. At December 31, 2009 and 2008, the Company had outstanding loan commitments and unused lines of credit totaling $12,497,000 and $18,973,000, respectively. Management placed a high probability for required funding within one year of approximately $5.0 million as of December 31, 2009. Approximately $6.4 million is principally unused overdraft, home equity and credit card lines on which management places a low probability for required funding.

Capital Resources

Stockholders’ equity increased 3.8% in 2009 entirely from current year earnings after quarterly dividends, and a 3.4% increase in accumulated other comprehensive income. The increase in accumulated other comprehensive income is primarily attributable to the effect of the change in the net unrealized gains on available for sale investment securities. The increase in stockholders’ equity in 2009 follows an increase of 3.8% in 2008 entirely from current earnings after quarterly dividends and an increase of 1.8% resulting from the effect of the change in the net unrealized gains (losses) on available for sale investment securities. Stockholders’ equity amounted to 11.4% and 11.1% of total assets at December 31, 2009 and 2008, respectively. The Company paid dividends of $.76 per share and $.74 per share in 2009 and 2008, respectively. As of December 31, 2009, First West Virginia Bancorp, Inc. had 277 stockholders of record.

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

The information presented in the following Interest Rate Risk table contains assumptions and estimates used by management in determining repricing characteristics and maturity distributions. As noted in the following table, the cumulative gap at one year is negative at approximately $11,952,000, which indicates the Company’s interest bearing liabilities reprice sooner than earning assets at December 31, 2009. As the table presented is as of a point in time and conditions change on a daily basis, any conclusions made may not be indicative of future results.

The Company’s subsidiary bank uses an asset/liability model to measure the impact of changes in interest rates on net interest income on a periodic basis. Assumptions are made to simulate the impact of future changes in interest rates and/or changes in balance sheet composition. The effect of changes in future interest rates on the mix of assets and liabilities may cause actual results to differ from simulated results. Guidelines established by the Company’s subsidiary bank provides that the estimated net interest income may not change by more than 10% in a one year period given a +/- 200 basis point parallel shift in interest rates. Excluding the potential effect of interest rate changes on assets and liabilities of the Holding Company which are not deemed material, the anticipated impact on net interest income of the subsidiary bank at December 31, 2009 was as follows: given a 200 basis point increase scenario net interest income would be reduced by approximately 5.3%, and given a 200 basis point decrease scenario net interest income would be reduced by approximately ..6%. The projections provided by the model are not intended as an actual forecast of the bank’s performance in a particular rate environment, and should not be relied upon. Actual changes in the interest rate environment normally do not take place instantaneously, but over a period of time, and do not occur in a parallel fashion. Additionally, the balance sheet composition, spread relationships for new dollars invested, non interest income and expenses, investment practices, and deposit practices all change as a result of changes in interest rates and would need to be considered by the Asset Liability committee.

Interest Rate Risk Table - December 31, 2009

(dollars in thousands)
	Less than Three Months	Four to Twelve Months	One to Three Years	Greater than Three Years	Non- Interest Bearing	Total
ASSETS:
Cash and cash equivalents	$8,639	$-	$-	$-	$4,715	$13,354
Investment securities	4,899	10,200	48,854	49,097	2,947	115,997
Loans	21,673	40,636	45,878	16,466	3,928	128,581
Other assets	4,803	-	-	-	10,290	15,093
Allowance for loan losses	-	-	-	-	(1,894)	(1,894)

Total assets	$40,014	$50,836	$94,732	$65,563	$19,986	$271,131

LIABILITIES AND CAPITAL
NOW and savings accounts	$21,629	$2,476	$6,554	$65,390	$-	$96,049
Money Market Accounts (MMDA’s)	6,412	-	5,686	-	-	12,098
Certificates of deposit < $100,000	14,984	25,544	16,808	5,402	-	62,738
Certificates of deposit > $100,000	7,053	10,100	4,811	1,817	-	23,781

Noninterest bearing demand deposits	-	-	-	-	26,580	26,580
Federal funds purchased and repurchase agreements	11,025	-	-	-	-	11,025
FHLB borrowings	19	3,560	170	3,605	-	7,354
Other liabilities	-	-	-	-	700	700
Stockholders’ equity	-	-	-	-	30,806	30,806

Total liabilities and capital	$61,122	$41,680	$34,029	$76,214	$58,086	$271,131

GAP	(21,108)	9,156	60,703	(10,651)	(38,100)

GAP/ Total Assets	(7.79)%	3.38%	22.39%	(3.93)%	(14.05)%

Cumulative GAP	(21,108)	(11,952)	48,751	38,100	0

Cumulative GAP/Total Assets	(7.79)%	(4.41)%	17.98%	14.05%	0.00%

The above analysis contains repricing and maturity assumptions and estimates used by management.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Market Information of Common Stock

First West Virginia Bancorp, Inc’s common stock is traded on the New York Stock Exchange Amex list under the symbol of FWV. The following table sets forth the high and low sales prices of the common stock during the respective quarters.

		First Quarter		Second Quarter		Third Quarter		Fourth Quarter
2009	High Low	$ $	12.85 8.42	$ $	12.64 10.65	$ $	12.61 10.06	$ $	12.80 10.94
2008	High Low	$ $	17.90 14.20	$ $	15.90 14.50	$ $	15.96 13.45	$ $	15.30 12.80

Summarized Quarterly Financial Information

A summary of selected quarterly financial information follows:

2009	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest income	$3,304,098	$3,254,038	$3,193,845	$3,161,861
Total interest expense	1,193,530	1,105,757	1,054,974	973,838
Net interest income	2,110,568	2,148,281	2,138,871	2,188,023
Provision for loan losses	-	10,000	30,000	143,942
Investment securities gain (loss)	(7,393)	185,945	(21,429)	31,394
Total other income	296,901	302,979	341,091	661,515
Total other expenses	1,737,025	1,938,040	1,900,933	2,016,083
Income before income taxes	663,051	689,165	527,600	720,907
Net income	523,594	546,225	468,248	766,919
Net income per share	0.33	0.34	0.30	0.48
2008	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest income	$3,482,786	$3,329,189	$3,366,841	$3,335,265
Total interest expense	1,352,940	1,297,528	1,329,848	1,294,900
Net interest income	2,129,846	2,031,661	2,036,993	2,040,365
Provision for loan losses	-	-	-	-
Investment securities gain (loss)	112,501	(511)	(2,081)	-
Total other income	347,984	334,061	355,438	340,516
Total other expenses	1,762,484	1,723,293	1,734,713	1,788,280
Income before income taxes	827,847	641,918	655,637	592,601
Net income	636,341	511,217	521,905	536,048
Net income per share	0.40	0.32	0.33	0.34
2007	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest income	$3,379,956	$3,381,757	$3,454,255	$3,492,528
Total interest expense	1,321,508	1,313,361	1,397,738	1,398,893
Net interest income	2,058,448	2,068,396	2,056,517	2,093,635
Provision for loan losses	-	-	(100,000)	-
Investment securities gain (loss)	(54,193)	2,837	(605)	29,706
Total other income	330,850	355,763	370,086	376,034
Total other expenses	1,864,452	1,787,705	1,787,298	1,832,789
Income before income taxes	470,653	639,291	738,700	666,586
Net income	415,396	506,022	579,613	534,931
Net income per share	0.26	0.32	0.36	0.34

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

Sylvan J. Dlesk

Chairman of the Board, First West Virginia Bancorp, Inc.

President and Chief Executive Officer, First West Virginia Bancorp, Inc.

President and Chief Executive Officer, Progressive Bank, N.A

Owner, Dlesk Realty and Investments

President, Dlesk, Inc.

President, Ohio Valley Carpeting, Inc.

Gary W. Glessner

Certified Public Accountant

Managing member, Glessner & Associates, PLLC

Licensed representative of HD Vest Financial Services, a non-banking subsidiary owned by Wells Fargo

Managing member, Wheeling Coin, LLC

Managing member, G & W Insurance Group, LLC

Managing member, GW Rentals, LLC

Vice President, Windmill Truckers Center, Inc.

Vice President, Glessner Enterprises, Inc.

Member, Red Stripe & Associates, LLC

Laura G. Inman

Vice Chairman of the Board, First West Virginia Bancorp, Inc.

R. Clark Morton

Chairman of the Board, Progressive Bank, N.A.

Attorney at Law

Retired Partner, Herndon, Morton, Herndon & Yaeger

William G. Petroplus

Attorney at Law

Member/Partner Petroplus & Gaudino

Thomas L. Sable

Managing Partner, The Summit Atlantic Group, LLC

Clerk/Treasurer, Village of Bellaire

FIRST WEST VIRGINIA BANCORP, INC. OFFICERS
Sylvan J. Dlesk Chairman, President and Chief Executive Officer Laura G. Inman Vice Chairman	Francie P. Reppy Executive Vice President and Chief Financial Officer Chief Administrative Officer Treasurer Brad D. Winwood Vice President and Senior Operations Officer	Connie R. Tenney Vice President Deborah A. Kloeppner Secretary Nada E. Beneke Assistant Secretary

PROGRESSIVE BANK, N.A. DIRECTORS
Nada E. Beneke	Sylvan J. Dlesk	Robert B. Hunnell, Jr.	R. Clark Morton
Dr. Clyde D. Campbell	Gary W. Glessner	Laura G. Inman	William G. Petroplus
Robert R. Cicogna	Elizabeth H. Hestick	Tulane B. Mensore	Thomas L. Sable

DIRECTORS EMERITI James C. Inman, Jr., David R. Rexroad

PROGRESSIVE BANK, N.A. OFFICERS

R. Clark Morton

Chairman of the Board

Sylvan J. Dlesk

President

Chief Executive Officer

Francie P. Reppy

Executive Vice President

Chief Administrative Officer

Chief Financial Officer

Connie R. Tenney

Senior Vice President

Brad D. Winwood

Senior Vice President

Senior Accounting, Operations &

Investment Officer

Michael J. Taylor

Vice President

Credit Administration

Gary S. Martin

Vice President - Retail Lending

David E. Wharton

Vice President

Information Technology Officer

Data Security Officer

Deborah A. Kloeppner

Vice President

Compliance and CRA Officer

Secretary

Susan E. Reinbeau

Vice President

Branch Administrator

Office Manager Woodsdale

Michele L. Stanley

Vice President

Operations Officer

Matej Kret

Assistant Vice President

Business Development Officer

Ron E. Michaux

Assistant Vice President

Business Development Officer

Mark D. Nicholson

Assistant Vice President

Business Development Officer

Janey S. Longwell

Assistant Vice President

Office Manager New Martinsville

Laura A. Schmidt

Assistant Vice President

Accounting Officer

Virginia L. Shutler

Financial Analyst

Debra M. Tomlin

Assistant Vice President

Loan Officer

Rebecca A. Palmer

Assistant Vice President

Manager Data Processing

Kimberly A. Hughes

Assistant Vice President

Credit Analyst

James J. Warman

Assistant Vice President

Credit Analyst

Harold O. Thomas Sr. Business Development Officer Susan M. Scotka Bank Secrecy & OFAC Officer Beth A. Heyman Office Manager Bethlehem Vickie D. Poling Loan Officer Nada E. Beneke Assistant Secretary

STOCKHOLDER INFORMATION

Corporate Office:

First West Virginia Bancorp, Inc.

1701 Warwood Avenue

Wheeling, WV 26003

Phone: (304) 277-1100

Fax: (304) 242-9628

www.progbank.com

Stock Trading Information:

First West Virginia Bancorp, Inc.’s common stock is traded on the New York Stock Exchange AMEX list under the symbol FWV.

Stock Registrar and Transfer Agent:

Any inquiries related to stockholder records, stock transfers, changes of ownership, and changes of address should be sent to the transfer agent at the following address:

Investor Relations Department

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016-9982

(800) 368-5948

www.rtco.com

Annual Meeting The Annual Meeting of Stockholders will be held at 4:00 p.m, on Tuesday, April 13, 2010, at the Warwood Office of Progressive Bank, N.A., 1701 Warwood Avenue, Wheeling, WV 26003.	Upon written request any shareholder of record on December 31, 2009, may obtain a copy of the Corporation’s 2009 Form 10-K Report (to be filed with the Securities and Exchange Commission before March 31, 2010) by writing to the Secretary, First West Virginia Bancorp, Inc., 1701 Warwood Avenue, Wheeling, WV 26003. An electronic version of Form 10-K may also be obtained by visiting the Progressive Bank, N.A. website at www.progbank.com in the section entitled “Investor Relations” or at the Securities and Exchange’s website at www.sec.gov.