Form 10-K, Exhibit 13
period 2010-12-31
FIRST WEST VIRGINIA BANCORP INC
filed 2011-03-31
CIK 37049

Exhibit 13.1

P.O. Box 6671

Wheeling, WV 26003

TO OUR SHAREHOLDERS:

I am pleased for the opportunity to present you with the financial performance contained in the 2010 Annual Report of First West Virginia Bancorp, Inc. Consolidated net income for 2010 was $2,339,281 or $1.42 per share, an increase of $34,295 or 1.5% as compared to $2,304,986 or $1.39 per share a year earlier. Total assets for the Company increased 2.5% over the prior year to $277,958,652 at December 31, 2010 as compared to $271,130,609 at December 31, 2009. Total stockholders’ equity increased 1.0% to $31,101,186 as compared to $30,806,237 reported in 2009. The book value per share was $18.82 at December 31, 2010 as compared to $18.64 a year earlier.

On October 13, 2010 the Board of Directors declared a 4% common stock dividend payable to shareholders of record as of December 20, 2010. Additionally, the Board of Directors declared and paid cash dividends of $.73 during 2010 and 2009, respectively, after adjustment for the four percent (4%) common stock dividend.

Laura G. Inman announced her retirement from our Company’s Board of Directors effective April 2011. Mrs. Inman served as Vice Chairman of the Board of Directors since 2004 and has been a director of our Company, since 1993. She previously served as Chairman of the Board of Directors of the Company from 1995 to 1998 and as Senior Vice President from 1993 to 1995. Mrs. Inman also served as a Director of Progressive Bank, N.A., our subsidiary bank, since 1993. Upon completion of our merger with the former Wellsburg Banking & Trust Company in 1993, she served as Senior Vice President of Progressive Bank, N.A. until 2005. Laura will remain an emeritus director of Progressive Bank, N.A. We deeply appreciate her contribution and years of service to the Company.

Our subsidiary Bank operated in a safe and secure condition throughout the ravenous storms of 2010. Although the economic climate provided a challenge for our Company, we finished the year with growth in assets and earnings and a successful mitigation of losses in both loan and investment portfolios.

Our seasoned and savvy management team continues to embrace the Company’s vision while accomplishing our mission to the communities we serve.

Our Board of Directors remains steadfast in providing strong leadership enabling our organization to continue operating in the communities we serve with safety and soundness as our foundation.

We approach 2011 with a strong resolve and deep passion and anticipate another successful year.

Gratefully,

/s/ Sylvan J. Dlesk
Sylvan J. Dlesk
Chairman of the Board
President and Chief Executive Officer

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
ASSETS
Cash and due from banks	$4,622,677	$4,714,371
Due from banks - interest bearing	5,309,936	1,569,418
Federal funds sold	-	7,070,000

Total cash and cash equivalents	9,932,613	13,353,789
Investment securities:
Available-for-sale (at fair value)	133,168,794	115,997,044
Loans	121,367,066	128,581,422
Less allowance for loan losses	(2,059,025)	(1,894,361)

Net loans	119,308,041	126,687,061
Premises and equipment, net	5,714,121	4,798,975
Accrued income receivable	1,094,835	1,203,635
Goodwill	1,644,119	1,644,119
Bank owned life insurance	3,415,247	3,310,587
Other assets	3,680,882	4,135,399

Total assets	$277,958,652	$271,130,609

LIABILITIES
Noninterest bearing deposits:
Demand	$28,319,278	$26,580,001
Interest bearing deposits:
Demand	42,112,794	40,589,903
Savings	78,678,200	67,556,655
Time	79,364,466	86,519,438

Total deposits	228,474,738	221,245,997
Federal funds purchased and securities sold under agreements to repurchase	13,477,420	11,025,432
Federal Home Loan Bank borrowings	3,775,583	7,354,309
Accrued interest payable	276,662	404,449
Other liabilities	853,063	294,185

Total liabilities	246,857,466	240,324,372

STOCKHOLDERS’ EQUITY
Common stock - 2,000,000 shares authorized at $5 par value:
1,662,814 and 1,599,411 shares issued at December 31, 2010 and December 31, 2009, respectively	8,314,070	7,997,055
Treasury stock - 10,000 shares at cost:	(228,100)	(228,100)
Surplus	6,288,403	5,609,357
Retained earnings	15,722,313	15,589,770
Accumulated other comprehensive income	1,004,500	1,838,155

Total stockholders’ equity	31,101,186	30,806,237

Total liabilities and stockholders’ equity	$277,958,652	$271,130,609

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2010	2009	2008
INTEREST AND DIVIDEND INCOME
Loans, including fees:
Taxable	$6,645,321	$7,251,907	$7,359,632
Tax-exempt	536,473	527,344	557,718
Debt securities:
Taxable	3,463,178	4,173,960	4,593,200
Tax-exempt	1,163,007	943,965	741,684
Dividends	-	-	37,238
Other interest income	49,908	15,938	83,895
Federal funds sold	8	728	140,714

Total interest and dividend income	11,857,895	12,913,842	13,514,081

INTEREST EXPENSE
Deposits	2,657,832	3,731,052	4,587,865
Federal funds purchased and repurchase agreements	112,297	127,979	172,899
FHLB and other long-term borrowings	285,373	469,068	514,452

Total interest expense	3,055,502	4,328,099	5,275,216

Net interest income	8,802,393	8,585,743	8,238,865

PROVISION FOR LOAN LOSSES	220,000	183,942	-

Net interest income after provision for loan losses	8,582,393	8,401,801	8,238,865

NONINTEREST INCOME
Service charges and other fees	594,126	702,529	812,516
Net gains on available for sale securities	565,274	188,517	109,909
Other operating income	817,182	899,957	565,483

Total noninterest income	1,976,582	1,791,003	1,487,908

NONINTEREST EXPENSE
Salary and employee benefits	3,822,492	3,684,089	3,668,387
Net occupancy expense of premises	1,420,868	1,272,483	1,235,117
Other operating expenses	2,479,538	2,635,509	2,105,266

Total noninterest expense	7,722,898	7,592,081	7,008,770

Income before income taxes	2,836,077	2,600,723	2,718,003

INCOME TAXES	496,796	295,737	512,492

Net income	$2,339,281	$2,304,986	$2,205,511

WEIGHTED AVERAGE SHARES OUTSTANDING	1,652,814	1,652,814	1,652,814

EARNINGS PER COMMON SHARE	$1.42	$1.39	$1.33

DIVIDENDS PER COMMON SHARE	$0.73	$0.73	$0.71

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Surplus	Retained Earnings	Treasury Stock	Accumulated Other Compre- hensive Income (loss)	Compre- hensive Income	Total
	Shares	Amount
BALANCE, DECEMBER 31, 2007	1,538,443	$7,692,215	$4,982,606	$14,394,610	($228,100)	$373,268		$27,214,599
Comprehensive income:
Net income	-	-	-	2,205,511	-	-	$2,205,511	2,205,511
Other comprehensive income, net of tax
Unrealized gain on securities net of reclassification adjustment (see disclosure)	-	-	-	-	-	492,242	492,242	492,242

Comprehensive income							$2,697,753

Cash dividend ($.71 per share)	-	-	-	(1,173,201)	-	-		(1,173,201)
Cash Paid in Lieu of fractional shares on stock dividend	-	-	-	(2,593)	-	-		(2,593)
4% Common Stock Dividend at Par Value	60,968	304,840	626,751	(931,591)	-	-		-

BALANCE, DECEMBER 31, 2008	1,599,411	7,997,055	5,609,357	14,492,736	(228,100)	865,510		28,736,558

Comprehensive income:
Net income	-	-	-	2,304,986	-	-	$2,304,986	2,304,986
Other comprehensive income, net of tax
Unrealized gain on securities net of reclassification adjustment (see disclosure)	-	-	-	-	-	972,645	972,645	972,645

Comprehensive income							$3,277,631

Cash dividend ($.73 per share)	-	-	-	(1,207,952)	-	-		(1,207,952)

BALANCE, DECEMBER 31, 2009	1,599,411	7,997,055	5,609,357	15,589,770	(228,100)	1,838,155		30,806,237

Comprehensive income:
Net income	-	-	-	2,339,281	-	-	$2,339,281	2,339,281
Other comprehensive income, net of tax
Unrealized loss on securities net of reclassification adjustment (see disclosure)	-	-	-	-	-	(833,655)	(833,655)	(833,655)

Comprehensive income							$1,505,626

Cash dividend ($.73 per share)	-	-	-	(1,207,952)	-	-		(1,207,952)
Cash Paid in Lieu of fractional shares on stock dividend	-	-	-	(2,725)	-	-		(2,725)
4% Common Stock Dividend at Par Value	63,403	317,015	679,046	(996,061)	-	-		—

BALANCE, DECEMBER 31, 2010	1,662,814	$8,314,070	$6,288,403	$15,722,313	($228,100)	$1,004,500		$31,101,186

	2010	2009	2008
Disclsosure of reclassification amount:

Unrealized holding gains (losses) arising during the period	$(481,094)	$1,090,223	$560,792

Less reclassification adjustment for gains included in net income	352,561	117,578	68,550

Net unrealized gains (losses) on securities	$(833,655)	$972,645	$492,242

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2010	2009	2008
OPERATING ACTIVITIES
Net income	$2,339,281	$2,304,986	$2,205,511
Adjustments to reconcile net income to net cash provided by operating activities:
Increase in Provision for loan losses	220,000	183,942	-
Depreciation and amortization	496,618	444,208	443,270
Amortization (accretion) of investment securities, net	130,563	(68,440)	(231,842)
Investment security gains	(565,274)	(188,517)	(109,909)
Loss on disposal of assets	400	-	3,257
Decrease (increase) in cash surrender value of bank-owned life insurance	(104,660)	243,397	(124,424)
Decrease (increase) in interest receivable	108,800	49,118	(16,600)
Decrease (increase) in interest payable	(127,787)	(162,141)	(31,464)
Other, net	1,516,369	(2,140,193)	(533,727)

Net cash provided by operating activities	4,014,310	666,360	1,604,072

INVESTING ACTIVITIES
Net (increase) decrease in loans, net of charge-offs	7,148,912	(4,177,926)	(3,089,128)
Proceeds from sales of securities available-for-sale	17,588,511	11,355,204	7,068,208
Proceeds from maturities of securities available-for-sale	47,269,966	38,661,874	169,987,509
Proceeds from maturities of securities held-to-maturity	-	321,000	345,000
Principal collected on mortgage-backed securities	13,693,963	14,399,406	9,971,164
Purchases of securities available-for-sale	(96,626,108)	(66,551,785)	(191,960,149)
Recoveries on loans previously charged-off	10,108	18,253	73,993
Purchases of premises and equipment	(1,412,164)	(529,286)	(355,685)

Net cash used in investing activities	(12,326,812)	(6,503,260)	(7,959,088)

FINANCING ACTIVITIES
Net increase in deposits	7,228,741	14,860,730	3,258,436
Dividends paid	(1,210,677)	(1,207,952)	(1,175,794)
Increase (decrease) in short-term borrowings	2,451,988	12,237	(1,182,949)
Proceeds from FHLB borrowings	-	-	1,690,000
Repayment of FHLB borrowings	(3,578,726)	(3,575,060)	(59,123)

Net cash provided by financing activities	4,891,326	10,089,955	2,530,570

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,421,176)	4,253,055	(3,824,446)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	13,353,789	9,100,734	12,925,180

CASH AND CASH EQUIVALENTS, END OF YEAR	$9,932,613	$13,353,789	$9,100,734

Supplemental Disclosures:
Cash Paid for Interest	$3,183,289	$4,490,240	$5,306,680
Cash Paid for Income Taxes	391,918	453,853	886,000

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010, 2009, AND 2008

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

Cash and cash equivalents: Cash and cash equivalents consist of cash on hand and amounts due from banks and federal funds sold with maturities of less than 90 days.

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

Securities are periodically reviewed for other-than-temporary impairment based upon a number of factors, including, but not limited to, the length of time and extent to which the market value has been less than cost, the financial condition of the underlying issuer, the ability of the issuer to meet contractual obligations, the likelihood of the security’s ability to recover any decline in its market value, and management’s intent and ability to hold the security for a period of time sufficient to allow for a recovery in market value. Among the factors that are considered in determining management’s intent and ability is a review of the Company’s capital adequacy, interest rate risk position and liquidity. The assessment of a security’s ability to recover any decline in market value, the ability of the issuer to meet contractual obligations and management’s intent and ability requires considerable judgment. Once a decline in value is determined to be other than temporary, if the investor does not intend to sell the security, and it is more-likely-than-not that it will not be required to sell the security, before recovery of the security’s amortized cost basis, the charge to earnings is limited to the amount of credit loss. Any remaining difference between fair value and amortized cost (the difference defined as the non-credit portion) is recognized in other comprehensive income, net of applicable taxes. Otherwise, the entire difference between fair value and amortized cost is charged to earnings. At December 31, 2010, 2009 and 2008, there were no investment securities identified by management to be other-than-temporarily impaired. If investments decline in fair value due to adverse changes in the financial markets, charges to income could occur in future periods.

Common stock of the Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank represents ownership interest in institutions that are wholly owned by other financial institutions. These equity securities are accounted for at cost and are classified with other assets. The Bank is a member of the FHLB and, as such, is required to maintain a minimum investment in stock of the FHLB that varies with the level of advances outstanding with the FHLB. The stock is bought from and sold to the FHLB based upon its $100 par value. The stock does not have a readily determinable fair value and, as such, is classified as restricted stock, carried at cost and evaluated by management. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the decline in net assets of the FHLB as compared with the capital stock amount and the length of time this situation has persisted, (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance, (c) the impact of legislative and regulatory changes on the customer base of the FHLB, and (d) the liquidity position of the FHLB.

The FHLB has incurred losses in the prior two years and has suspended the payments of dividends. The losses are primarily attributable to impairment of investment securities associated with the extreme economic conditions in place over the last two years. Management evaluated the stock and concluded that the stock was not impaired for the periods presented herein. More consideration was given to the long-term prospects for the FHLB as opposed to the recent stress caused by the extreme economic conditions the world is facing. Management also considered that the FHLB’s regulatory capital ratios have increased from the prior year, liquidity appears adequate, and new shares of FHLB stock continue to exchange hands at $100 par value.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010, 2009, AND 2008

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loans and Loans Held for Sale: Loans are generally reported at the principal balance outstanding, net of unearned income. Interest income on loans is accrued based on the principal outstanding. It is the Company’s policy to discontinue the accrual of interest when either the principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection. It is the Company’s policy not to recognize interest income on specific impaired loans unless the likelihood of future loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Nonaccrual loans may be returned to accrual status when none of its principal and interest payments are due and there has been a sustained period of repayment performance. Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized over the contractual life of the related loans or commitments as an adjustment of the related loan’s yield. Loans held for sale are carried at the lower of cost or estimated market value in the aggregate. There were no loans held for sale as of December 31, 2010 and 2009, respectively.

The Company has entered into an agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”) under which the bank may sell conforming one-to-four family residential mortgage loans to the FHLB. The current agreement dated December 28, 2009 provides for a maximum commitment of $5,000,000. This commitment expires on December 28, 2011. As of December 31, 2010, the amount funded under this commitment amounted to $3,522,690. Loans sold to the FHLB are sold with limited recourse or credit risk based upon utilization of the original commitment. The bank also maintains the servicing of these loans, for which it is paid a servicing fee. The total amount of loans sold and outstanding to the FHLB were $6,758,928 and $3,820,570 as of December 31, 2010 and 2009, respectively. These loans were also subject to recourse obligation or credit risk in the amount of $232,888 and $108,068 at December 31, 2010 and 2009, respectively. The amount of income recognized as of a result of this agreement was $69,565, $22,616 and $7,821 for the years ending December 31, 2010, 2009 and 2008, respectively.

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

Management tracks and assigns a historical loss percentage for each loan rating category within each loan type. A rolling three-year historical loss ratio is used, calculated on a quarterly basis.

Management currently utilizes nine qualitative factors that are adjusted based on changes in the lending environment and economic conditions. The qualitative factors include the following: levels of and trends in delinquencies, non-accruals, and charge-offs; trends within the loan portfolio; changes in lending policies and procedures; experience of lending personnel and management oversight; national and local economic trends; concentrations of credit; external factors such as legal and regulatory requirements; changes in the quality of loan review and Board oversight; and changes in the value of underlying collateral. The number of qualitative factors can change. Factors can be added for new risks or taken away if the risk no longer applies. Each loan type will have its own risk profile and management will evaluate and adjust each qualitative factor for each loan type quarterly, if necessary. For example, if one area of the loan portfolio is experiencing sharp increases in growth, it is likely the qualitative factor for trends in the loan portfolio would be increased for that loan type. As levels of delinquencies and non-accrual loans decline for commercial real estate and commercial loans it is likely that factor would be reduced.

In terms of the Company’s’s loan portfolio, the commercial and industrial loans and commercial real estate loans are deemed to have more risk than the consumer real estate loans and other consumer loans in the portfolio. The commercial loans not secured by real estate are highly dependent on financial condition and are more dependent on economic conditions. The commercial loans secured by real estate are also dependent on economic conditions but generally have stronger forms of collateral. More recently, commercial real estate has been negatively impacted by devaluation so these commercial loans carry a higher qualitative factor for changes in the value of collateral. The commercial loans and commercial real estate loans have historically been responsible for the majority of the Company’s delinquencies, non-accrual loans, and charge-offs so both of these categories carry higher qualitative factors than consumer real estate loans and other consumer loans. The Company has historically experienced very low levels of consumer real estate and consumer loan charge-offs so these qualitative factors are set lower than the commercial real estate and commercial and industrial loans.

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

DECEMBER 31, 2010, 2009, AND 2008

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for Loan Losses: (Continued)

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

Individual loan reviews are based upon specific quantitative and qualitative criteria, including the size of the loan, loan quality ratings, value of collateral, repayment ability of borrowers, and historical experience factors. The historical experience factors utilized for individual loan reviews are based upon past loss experience, known trends in losses and delinquencies, the growth of loans in particular markets and industries, and known changes in economic conditions in the particular lending markets. Allowances for homogeneous loans (such as residential mortgage loans, personal loans, etc.) are evaluated based upon historical loss experience, trends in losses and delinquencies, growth of loans in particular markets, and known changes in economic conditions in each lending market. There can be no assurance the allowance for loan losses will be adequate to cover all losses, but management believes the allowance for loan losses in the amount of $2,059,025 at December 31, 2010, was adequate to provide for probable losses from existing loans based on information currently available. While management uses available information to provide for loan losses, the ultimate collectibility of a substantial portion of the loan portfolio, and the need for future additions to the allowance, will be based on changes in economic conditions and other relevant factors. As such, an adverse change in economic activity could reduce cash flows for both commercial and individual borrowers, which would likely cause the Company to experience increases in problem assets, delinquencies and losses on loans.

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

An identifiable intangible asset resulted from the purchase of the core deposits of another financial institution in 2001 and, as such, are amortized into noninterest expense on the straight-line basis over the period the Company expects to benefit from such assets (7 years). The intangible asset was fully amortized as of December 31, 2009. The Company recognized amortization expense of $14,792 for the year ended December 31, 2008. The unamortized balance from the purchase of these core deposit intangible assets is $-0- at December 31, 2010 and 2009.

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

Bank-owned Life Insurance: Bank owned life insurance consists of investments in life insurance policies on executive officers and other members of the bank’s management. The policies are carried at their net cash surrender value. Changes in the policy value are recorded as an adjustment to the carrying value with the corresponding amount recognized as non-interest income or expense. Earnings on these policies are based on the net earnings on the cash surrender value of the policies. The net cash surrender value of bank-owned life insurance was $3,415,247 and $3,310,587 at December 31, 2010 and 2009, respectively. The death benefit value of the bank-owned life insurance at December 31, 2010 and 2009 was $8.8 million and $8.7 million, respectively. An agreement has been executed with all officers whereby a $40,000 death benefit is payable upon the participant’s death while employed by the Company to their designated beneficiary

Advertising Costs: Advertising costs are expensed as the costs are incurred. Advertising expenses amounted to $88,932, $160,961 and $92,709 for 2010, 2009, and 2008, respectively.

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

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

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

DECEMBER 31, 2010, 2009, AND 2008

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes: The Company and its subsidiary file a consolidated federal income tax return. There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Statement of Income. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.

Earnings Per Common Share: Earnings per common share are calculated by dividing net income by the weighted-average number of shares of common stock outstanding during the year. The Company has no securities which would be considered potential common stock.

Stock Dividends: On October 13, 2010, the Company declared a 4% stock dividend to stockholders of record on December 20, 2010. On May 13, 2008, the Company declared a 4% stock dividend to stockholders of record on October 1, 2008. All common share data includes the effect of the stock dividends.

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

	2010	2009	2008
Before-tax amount	$(1,336,628)	$1,559,476	$789,228
Tax effect	502,973	(586,831)	(296,986)

Net of tax effect	(833,655)	972,645	492,242
Net income as reported	2,339,281	2,304,986	2,205,511

Total comprehensive income	$1,505,626	$3,277,631	$2,697,753

Recent Accounting Pronouncements: In December 2009, the FASB issued ASU 2009-16, Accounting for Transfer of Financial Assets. ASU 2009-16 provides guidance to improve the relevance, representational faithfulness, and comparability of the information that an entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. ASU 2009-16 is effective for annual periods beginning after November 15, 2009 and for interim periods within those fiscal years. The adoption of this guidance did not have a material impact on the Company’s financial position or results of operation.

In January 2010, the FASB issued ASU 2010-01, Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash – a consensus of the FASB Emerging Issues Task Force. ASU 2010-01 clarifies that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend. ASU 2010-01 is effective for interim and annual periods ending on or after December 15, 2009 and should be applied on a retrospective basis. The adoption of this guidance did not have a material impact on the Company’s financial position or results of operation.

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. ASU 2010-06 amends Subtopic 820-10 to clarify existing disclosures, require new disclosures, and includes conforming amendments to guidance on employers’ disclosures about postretirement benefit plan assets. ASU 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. This guidance did not have a material impact on the Company’s financial position or results.

In February 2010, the FASB issued ASU 2010-08, Technical Corrections to Various Topics. ASU 2010-08 clarifies guidance on embedded derivatives and hedging. ASU 2010-08 is effective for interim and annual periods beginning after December 15, 2009. The adoption of this guidance did not have a material impact on the Company’s financial position or results of operation.

In March 2010, the FASB issued ASU 2010-11, Derivatives and Hedging. ASU 2010-11 provides clarification and related additional examples to improve financial reporting by resolving potential ambiguity about the breadth of the embedded credit derivative scope exception in ASC 815-15-15-8. ASU 2010-11 is effective at the beginning of the first fiscal quarter beginning after June 15, 2010. The adoption of this guidance did not have a significant impact on the Company’s financial statements.

In April 2010, the FASB issued ASU 2010-18, Receivables (Topic 310): Effect of a Loan Modification When the Loan is a Part of a Pool That is Accounted for as a Single Asset – a consensus of the FASB Emerging Issues Task Force. ASU 2010-18 clarifies the treatment for a modified loan that was acquired as part of a pool of assets. Refinancing or restructuring the loan does not make it eligible for removal from the pool, the

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010, 2009, AND 2008

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

FASB said. The amendment will be effective for loans that are part of an asset pool and are modified during financial reporting periods that end July 15, 2010 or later and did not have a significant impact on the Company’s financial statements.

In July 2010, FASB issued ASU No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. ASU 2010-20 is intended to provide additional information to assist financial statement users in assessing an entity’s credit risk exposures and evaluating the adequacy of its allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. The amendments in ASU 2010-20 encourage, but do not require, comparative disclosures for earlier reporting periods that ended before initial adoption. However, an entity should provide comparative disclosures for those reporting periods ending after initial adoption. The adoption of this guidance did not have a significant impact on the Company’s financial statements.

In August, 2010, the FASB issued ASU 2010-21, Accounting for Technical Amendments to Various SEC Rules and Schedules. This ASU amends various SEC paragraphs pursuant to the issuance of Release No. 33-9026: Technical Amendments to Rules, Forms, Schedules, and Codification of Financial Reporting Policies and did not have a significant impact on the Company’s financial statements.

In August, 2010, the FASB issued ASU 2010-22, Technical Corrections to SEC Paragraphs – An announcement made by the staff of the U.S. Securities and Exchange Commission. This ASU amends various SEC paragraphs based on external comments received and the issuance of SAB 112, which amends or rescinds portions of certain SAB topics and did not have a significant impact on the Company’s financial statements.

In December, 2010, the FASB issued ASU 2010-28, When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. This ASU modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating an impairment may exist. The qualitative factors are consistent with the existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the amendments in this Update are effective for fiscal year, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. For nonpublic entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Nonpublic entities may early adopt the amendments using the effective date for public entities. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in this Update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. This ASU is not expected to have a significant impact on the Company’s financial statements.

In January 2011, the FASB issued ASU 2011-01, Receivables (Topic 310): Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20. The amendments in this Update temporarily delay the effective date of the disclosures about troubled debt restructurings in Update 2010-20, enabling public-entity creditors to provide those disclosures after the FASB clarifies the guidance for determining what constitutes a troubled debt restructuring. The deferral in this Update will result in more consistent disclosures about troubled debt restructurings. This amendment does not defer the effective date of the other disclosure requirements in Update 2010-20. In the proposed Update for determining what constitutes a troubled debt restructuring, the FASB proposed that the clarifications would be effective for interim and annual periods ending after June 15, 2011. For the new disclosures about troubled debt restructurings in Update 2010-20, those clarifications would be applied retrospectively to the beginning of the fiscal year in which the proposal is adopted. The adoption of this guidance is not expected to have a significant impact on the Corporation’s/Company’s financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010, 2009, AND 2008

NOTE 2 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of investment securities are as follows at December 31, 2010 and 2009:

	(Expressed in thousands) December 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale:
Obligations of U.S. Government corporations and agencies	$36,024	$120	$(446)	$35,698
Obligations of states and political subdivisions	33,738	678	(125)	34,291
Mortgage-backed securities	61,580	1,828	(458)	62,950
Equity securities	216	14	-	230

Total available-for-sale	131,558	2,640	(1,029)	133,169

Total	$131,558	$2,640	$(1,029)	$133,169

	(Expressed in thousands) December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale:
Obligations of U.S. Government corporations and agencies	$26,477	$66	$(109)	$26,434
Obligations of states and political subdivisions	28,201	893	(53)	29,041
Mortgage-backed securities	58,133	2,168	(18)	60,283
Equity securities	239	6	(6)	239

Total available-for-sale	113,050	3,133	(186)	115,997

Total	$113,050	$3,133	$(186)	$115,997

The Company’s investment securities portfolio contains unrealized losses of direct obligations of the U.S. Government agency securities, including mortgage-related instruments issued or backed by the full faith and credit of the United States government or are generally viewed as having the implied guarantee of the U.S. government, and debt obligations of a U.S. state or political subdivision.

On a quarterly basis, the Company evaluates the severity and duration of impairment for its investment securities portfolio and the Company’s ability to hold the securities till they recover. Generally, impairment is considered other than temporary when an investment security has sustained a decline in market value for a period of twelve months. The Company has concluded that any impairment of its investment securities portfolio is not other than temporary but is the result of interest rate changes that are not expected to result in the noncollection of principal and interest during the period. There are 30 positions that are temporarily impaired at December 31, 2010.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010, 2009, AND 2008

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

The following tables show the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time, that the individual securities have been in a continuous unrealized loss position, at December 31, 2010 and 2009:

	(Expressed in thousands) 2010
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Government corporations and agencies	$15,542	$(446)	$-	$-	$15,542	$(446)
Obligations of states and political subdivisions	6,056	(125)	-	-	6,056	(125)
Mortgage-backed securities	17,291	(457)	266	(1)	17,557	(458)

Total debt securities	38,889	(1,028)	266	(1)	39,155	(1,029)

Equity securities	-	-	-	-	-	-

Total	$38,889	$(1,028)	$266	$(1)	$39,155	$(1,029)

	(Expressed in thousands) 2009
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Government corporations and agencies	$14,783	$(109)	$-	$-	$14,783	$(109)
Obligations of states and political subdivisions	483	(9)	1,007	(44)	1,490	(53)
Mortgage-backed securities	5,309	(15)	314	(3)	5,623	(18)

Total debt securities	20,575	(133)	1,321	(47)	21,896	(180)

Equity securities	-	-	61	(6)	61	(6)

Total	$20,575	$(133)	$1,382	$(53)	$21,957	$(186)

The amortized cost and fair value of investment securities at December 31, 2010, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	(Expressed in thousands)
	Securities Held-to-Maturity		Securities Available-for-Sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$-	$-	$1,008	$1,016
Due after one year through five years	-	-	13,265	13,412
Due after five years through ten years	-	-	33,211	33,022
Due after ten years	-	-	22,278	22,539

	-	-	69,762	69,989
Mortgage-backed securities	-	-	61,580	62,950
Equity securities	-	-	216	230

Total	$-	$-	$131,558	$133,169

Proceeds from sales of securities available-for-sale during the years ended December 31, 2010, 2009, and 2008, were $17,588,511, $11,355,204, and $7,068,208 respectively. Gross gains of $566,815 and gross losses of $1,541 in 2010; gross gains of $298,319 and gross losses of $109,802 in 2009; and gross gains of $114,687 and gross losses of $4,778 in 2008, were realized on those sales. Assets carried at $31,931,000 and $28,959,000 at December 31, 2010 and 2009, respectively, were pledged to secure United States Government and other public funds and for other purposes as required or permitted by law.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010, 2009, AND 2008

NOTE 3 - LOANS AND LEASES

Loans outstanding at December 31, 2010 and 2009, are as follows:

	(Expressed in Thousands)
	2010	2009
Consumer Real Estate:
Construction	$308	$605
Farmland	246	278
Residential 1-4 Family	28,089	30,006
Home Equity Loans	2,976	3,063
Home Equity Lines of Credit	2,447	2,349

Total Consumer Real Estate	34,066	36,301
Commercial Real Estate:
Non-farm, non-residential	49,195	49,335
Multifamily (5 or more) residential properties	7,458	9,257

Total Commercial Real Estate	56,653	58,592
Commercial and Other Loans:
Commercial	7,033	9,029
Non-rated industrial development obligations	13,460	11,632
Other loans	39	22

Total Commercial and Other Loans	20,532	20,683
Consumer Loans:
Installment and other loans to individuals	9,696	12,608
Credit Cards	573	560

Total Consumer Loans	10,269	13,168

Total loans	$121,520	$128,744
Less unearned interest and deferred fees	153	163

Net loans	$121,367	$128,581

The Company has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. These policies and procedures are reviewed by management and approved by the Board of Directors on a regular basis. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, concentration of credit, loan delinquencies and non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions.

The Company originates direct and indirect consumer loans including principally residential real estate, home equity lines and loans, credit cards, and indirect vehicle loans using a credit analysis as part of the underwriting process. Each loan type has a separate underwriting criteria, which consists of several factors including debt to income, type of collateral, credit history and customer relationship with the Company.

Commercial and industrial loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably. Underwriting standards are designed to promote relationship banking rather than transactional banking. The Company’s management examines current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial and industrial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of the borrower, however, may not be as expected and the collateral securing the loan may fluctuate in value. Minimum standards and underwriting guidelines have been established for commercial loan types.

Commercial real estate loans are subject to underwriting standards and processes similar to commercial and industrial loans, in addition to those of real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be adversely affected by the general economy or conditions specific to the real estate market such as geography and/or property type.

Non-accrual loans amounted to $4,902,515 and $4,091,733 at December 31, 2010 and 2009, respectively. The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was $289,590, $249,470 and $214,000 for 2010, 2009 and 2008, respectively.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010, 2009, AND 2008

NOTE 3 - LOANS AND LEASES (CONTINUED)

The following tables present the contractual aging of the recorded investment in past due loans by class of loans (in thousands):

	December 31, 2010
	Current	Loans 30- 59 days Past Due	Loans 60- 89 days Past Due	Loans 90 or more days Past Due	Total Past Due	Non - Accrual	Total Loans
Commercial and Other Loans	$20,369	$109	$-	$-	$109	$54	$20,532
Commercial real estate	52,451	29	26	-	55	4,147	56,653
Consumer real estate	33,247	103	-	28	131	688	34,066
Consumer	10,218	34	3	-	37	14	10,269
Unearned interest and deferred fees	(153)	-	-	-	-	-	(153)

Total	$116,132	$275	$29	$28	$332	$4,903	$121,367

	December 31, 2009
	Current	Loans 30- 59 days Past Due	Loans 60- 89 days Past Due	Loans 90 or more days Past Due	Total Past Due	Non - Accrual	Total Loans
Commercial and Other Loans	$20,607	$15	$-	$-	$15	$61	$20,683
Commercial real estate	55,204	-	-	-	-	3,388	58,592
Consumer real estate	35,452	13	212	-	225	624	36,301
Consumer	13,073	59	17	-	76	19	13,168
Unearned interest and deferred fees	(163)	-	-	-	-	-	(163)

Total	$124,173	$87	$229	$-	$316	$4,092	$128,581

The Company utilizes an internal asset classification system as a means of reporting problem and potential problem loans. Under the Company’s risk rating system, the Company classifies problem and potential problem loans as “Special Mention”, “Substandard”, and “Doubtful.” Substandard loans include those characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Loans classified as Doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Loans that do not currently expose the Company to sufficient risk to warrant classification in one of the aforementioned categories, but possess weaknesses that deserve management’s close attention are deemed to be Special Mention. Risk ratings are updated any time the situation warrants.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass-rated loans.

The following tables present the risk category of loans by class of loans based on the most recent analysis performed and the contractual aging as of December 31, 2010 and 2009 (in thousands):

2010	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and Other	$19,735	$743	$54	$-	$20,532
Commercial Real Estate	42,050	6,388	8,215	-	56,653
Construction and Land Development	399	-	155	-	554

Total	$62,184	$7,131	$8,424	$-	$77,739

Current	$62,184	$7,131	$4,194	$-	$73,509
Past Due 30-59 days	-	-	29	-	29
Past Due 60-89 days	-	-	-	-	-
Past Due 90 days or more	-	-	-	-	-
Non- accrual	-	-	4,201	-	4,201

Total	$62,184	$7,131	$8,424	$-	$77,739

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010, 2009, AND 2008

NOTE 3 - LOANS AND LEASES (CONTINUED)

2009	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and Other	$19,357	$1,265	$61	$-	$20,683
Commercial Real Estate	44,241	3,518	10,833	-	58,592
Construction and Land Development	663	117	103	-	883

Total	$64,261	$4,900	$10,997	$-	$80,158

Current	$64,261	$4,900	$7,548	$-	$76,709
Past Due 30-59 days	-	-	-	-	0
Past Due 60-89 days	-	-	-	-	-
Past Due 90 days or more	-	-	-	-	-
Non- accrual	-	-	3,449	-	3,449

Total	$64,261	$4,900	$10,997	$-	$80,158

For consumer and residential real estate loan classes, the Company also evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. The following table presents the recorded investment in those loan classes based on payment activity as of December 31, 2010 and 2009 (in thousands):

2010	Performing	Non-performing	Total
Consumer	$10,255	$14	$10,269
Consumer Real Estate	32,796	716	33,512

Total	$43,051	$730	$43,781

2009	Performing	Non-performing	Total
Consumer	$13,149	$19	$13,168
Consumer Real Estate	34,794	624	35,418

Total	$47,943	$643	$48,586

	(Expressed in Thousands)
	December 31,
	2010	2009	2008
Average investment in impaired loans	$5,062	$3,648	$2,796

Related allowance for loan losses	256	10	349

Partial charge-offs	-	-	-

Interest income recognized on a cash basis on impaired loans	-	-	-

No additional funds are committed to be advanced in connection with impaired loans.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010, 2009, AND 2008

NOTE 3 - LOANS AND LEASES (CONTINUED)

Year -end impaired loans are set forth in the following table. No interest income was recognized on impaired loans subsequent to their classification as impaired (in thousands):

	December 31, 2010
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment
Commercial and Other Loans	$54	$54	$-	$54	$-	$57
Commercial real estate	4,147	1,701	2,446	4,147	256	4,613
Consumer real estate	364	364	-	364	-	392

Total	$4,565	$2,119	$2,446	$4,565	$256	$5,062

	December 31, 2009
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment
Commercial and Other Loans	$61	$61	$-	$61	$-	$85
Commercial real estate	3,388	3,388	-	3,388	-	3,136
Consumer real estate	624	620	4	624	3	417
Consumer	19	6	13	19	7	10

Total	$4,092	$4,075	$17	$4,092	$10	$3,648

The recorded investment in impaired loans was $3,275,000 in 2008.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:

	December 31,
	2010	2009	2008
Balance at beginning of year	$1,894,361	$1,923,455	$2,042,997
Additions charged to operating expense	220,000	183,942	-
Recoveries	10,108	18,253	73,993

Total	2,124,469	2,125,650	2,116,990
Less loans charged-off	65,444	231,289	193,535

Balance at end of year	$2,059,025	$1,894,361	$1,923,455

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010, 2009, AND 2008

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table summarizes the primary segments of the ALL, segregated into the amount for loans individually evaluated for impairment by class of loans as of December 31, 2010 and 2009 (in thousands):

2010	Commercial and other	Commercial Real Estate	Consumer Real Estate	Consumer	Total
Allowance for Loan Losses:
Beginning Balance	$203	$1,345	$267	$79	$1,894
Charge-offs	(14)	-	-	(51)	(65)
Recoveries	-	-	-	10	10
Provision	23	166	5	26	220

Ending Balance	$212	$1511	$272	$64	$2,059

Loans individually evaluated for impairment	$-	$256	$-	$-	$256
Loans collectively evaluated for impairment	212	1,255	272	64	1,803

Ending Balance	$212	$1,511	$272	$64	$2,059

2009	Commercial and other	Commercial Real Estate	Consumer Real Estate	Consumer	Total
Allowance for Loan Losses:
Beginning Balance	$202	$1,316	$267	$138	$1,923
Charge-offs	(10)	(155)	-	(66)	(231)
Recoveries	11	-	-	7	18
Provision		184	-	-	184

Ending Balance	$203	$1345	$267	$79	$1,894

Loans individually evaluated for impairment	$-	$-	$3	$7	$10
Loans collectively evaluated for impairment	203	1,345	264	72	1,884

Ending Balance	$203	$1,345	$267	$79	$1,894

The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2010 and 2009 (in thousands):

2010	Commercial and Other	Commercial Real Estate	Consumer Real Estate	Consumer	Unearned Discounts	Total
Loans individually evaluated	$-	$2,446	$-	$-	$-	$2,446
Loans collectively evaluated	20,532	54,207	34,066	10,269	(153)	118,921

Ending Balance	$20,532	$56,653	$34,066	$10,269	$(153)	$121,367

2009
Loans individually evaluated	$-	$-	$4	$13	$-	$17
Loans collectively evaluated	$20,683	58,592	36,297	13,155	(163)	128,564

Ending Balance	20,683	$58,592	$36,301	$13,168	$(163)	$128,581

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010, 2009, AND 2008

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation, as follows:

	December 31,		Original Useful Life Years
	2010	2009
Land	$1,973,014	$1,983,014
Land improvements	338,069	218,005	15
Leasehold improvements	1,060,274	404,598	15
Buildings	4,991,799	4,724,160	39
Furniture, fixtures & equipment	4,668,757	4,329,048	3 - 7

Total	13,031,913	11,658,825
Less accumulated depreciation	7,317,792	6,859,850

Premises and equipment, net	$5,714,121	$4,798,975

Charges to operations for depreciation approximated $496,618, $444,208, and $428,478 for 2010, 2009, and 2008, respectively.

NOTE 6 - DEPOSITS

The composition of the Bank’s deposits at December 31 follows:

	(Expressed in Thousands) 2010
	Demand
	Noninterest Bearing	Interest Bearing	Savings	Time
Individuals, partnerships and corporations (includes certified and official checks)	$27,598	$36,814	$73,873	$75,527
United States Government	12	-	-	-
States and political subdivisions	682	5,299	4,583	3,248
Commercial banks and other depository institutions	27	-	222	590

Total	$28,319	$42,113	$78,678	$79,365

	(Expressed in Thousands) 2009
	Demand
	Noninterest Bearing	Interest Bearing	Savings	Time
Individuals, partnerships and corporations (includes certified and official checks)	$26,073	$34,537	$64,833	$84,557
United States Government	54	-	-	-
States and political subdivisions	451	6,053	2,724	1,712
Commercial banks and other depository institutions	2	-	-	250

Total	$26,580	$40,590	$67,557	$86,519

Time deposits include certificates of deposit issued in denominations of $100,000 or more which amounted to $23,351,000 and $23,781,000 at December 31, 2010 and 2009, respectively. Interest expense on certificates of deposit of $100,000 or more was $576,000, $888,000 and $1,119,000 at December 31, 2010, 2009, and 2008, respectively.

A maturity distribution of time certificates of deposit at December 31, 2010, follows:

Due in 2011	$42,104,000
Due in 2012	19,751,000
Due in 2013	5,365,000
Due in 2014	5,389,000
Due in 2015	6,749,000
Due in 2016 and thereafter	7,000

Total	$79,365,000

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010, 2009, AND 2008

NOTE 7 - FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS

Federal funds purchased and repurchase agreements represent borrowings of a short duration, usually less than 30 days. For repurchase agreements, the securities underlying the agreements remained under the Bank’s control. Information related to repurchase agreements and federal funds purchased are summarized below:

	Repurchase Agreements		Federal Funds Purchased
	2010	2009	2010	2009
Balance at end of year	$13,477,420	$11,025,432	$-	$-

Average balance during the year	13,436,842	12,623,346	-	-

Maximum month-end balance	15,283,869	14,282,435	-	-

Weighted-average rate during the year	.84%	1.01%	-	-

Rate at December 31.76%		.93%	-	-

NOTE 8 - FEDERAL HOME LOAN BANK BORROWINGS

The subsidiary Bank is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”). The FHLB borrowings are secured by a blanket lien by the FHLB on certain residential real estate loans or securities with a market value at least equal to the outstanding balances. The remaining maximum borrowing capacity with the FHLB at December 31, 2010 was approximately $47.0 million subject to the purchase of additional FHLB stock. The subsidiary bank had FHLB borrowings of $3,775,583 and $7,354,309 at December 31, 2010 and 2009, respectively. The decrease in FHLB borrowings was due to the maturity of one fixed rate bullet advance which totaled $3,500,000 during the third quarter of 2010. At December 31, 2010 the subsidiary bank had three fixed rate amortizing advances which totaled $3,775,583 with a weighted average interest rate of 4.78% of which $2,152,480 will mature in 2018 and $1,623,103 will mature in 2023.

The subsidiary bank also has a one year line of credit agreement with the Federal Home Loan Bank (“FHLB”). The maximum credit available under this agreement is $7.0 million and expires December 2011. There were no borrowings outstanding under this agreement at December 31, 2010 and 2009, respectively.

Contractual maturities of FHLB borrowings as of December 31, 2010 were as follows:

December 31, 2011	$82,570
December 31, 2012	86,602
December 31, 2013	90,832
December 31, 2014	95,267
December 31, 2015	99,919
Thereafter	3,320,393

$3,775,583

NOTE 9 - CONCENTRATIONS OF CREDIT RISK

Most of the affiliate Bank’s loans and commitments have been granted to customers in the Bank’s primary market area of Northern and Central West Virginia, Eastern Ohio, and Southwestern Pennsylvania. In the normal course of business, however, the Bank has purchased participations and originated loans outside of its primary market area. The aggregate loan balances outstanding in any one geographic area, other than the Bank’s primary lending areas, do not exceed 10 percent of total loans. Concentrations of credit are measured by categorizing loans by the North American Industry Classification codes. Loans equal to or exceeding 25% of Tier I Capital are considered concentrations of credit. At December 31, 2010 concentrations of credit were as follows:

	Amount	Percent of Tier 1 Capital
Lessors of Nonresidential Buildings	$11,890,070	42.2%

Lessors of Residential Buildings and Dwellings	$11,551,604	41.0%

General Government Support	$11,377,862	40.3%

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010, 2009, AND 2008

NOTE 10 - EMPLOYEE BENEFIT PLANS

The Company has a non-contributory profit sharing plan for employees meeting certain service requirements. The Company makes annual contributions to the profit sharing plan based on income of the Company as defined. Total expenses for the plan were $114,640, $63,000, and $100,000 for the years ended December 31, 2010, 2009, and 2008, respectively.

The Company also offers a 401(k) plan in which it matches a portion of the employee’s contribution up to 4 percent of their salary. The expense related to the 401(k) plan was $24,128, $22,628, and $22,508 in 2010, 2009, and 2008, respectively.

NOTE 11 - RELATED PARTY TRANSACTIONS

Directors and officers of the Company and its subsidiary, and their associates, were customers of, and had other transactions with the subsidiary bank in the normal course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility. Such loans totaled $1,923,847 at December 31, 2010, and $2,626,186 at December 31, 2009.

The following is an analysis of loan activity to directors, executive officers, and associates of the Company and its subsidiary:

	December 31,
	2010	2009
Balance, January 1	$2,626,186	$3,142,008
New loans during the period	1,000,000	3,260
Repayments during the period	(1,702,339)	(519,082)

Ending balance	$1,923,847	$2,626,186

The Company’s subsidiary bank entered into a lease agreement to rent property for use as banking premises from a company owned by Mr. Dlesk, the Company’s executive officer. The lease was for an initial 5 year term at an annual rental fee of $57,600. This lease was renewed in 2007 for an additional 5-year term at an annual rental fee of $60,480 and has options to renew for seven 5-year terms.

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

The following represents financial instruments whose contract amounts represent credit risk:

	2010	2009
Commitments to extend credit	$12,592,000	$12,407,000
Standby letters of credit	5,892,000	90,000

As of December 31, 2010, approximately $8,973,000 are fixed interest rate commitments and $9,511,000 are variable interest rate commitments.

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The standby letters of credit in the amount of $5,892,000 expire in 2011. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The Company and its subsidiary are parties to various legal and administrative proceedings and claims. Although any litigation contains an element of uncertainty, management believes that the outcome of these events will not have a material effect on the financial position of the Company.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010, 2009, AND 2008

NOTE 13 - RESTRICTION ON CASH

The subsidiary bank is required to maintain an average reserve balance with the Federal Reserve Bank or in cash on hand. The average required reserve balances for the years ended December 31, 2010 and 2009, were $2,519,000 and $2,636,000, respectively.

NOTE 14 - INCOME TAX

The provisions for income taxes at December 31 consist of:

	2010	2009	2008
Currently payable:
Federal	$278,927	$246,711	$452,088
State	92,838	80,837	95,453
Deferred:
Federal	150,577	(37,922)	(52,362)
State	(25,546)	6,111	17,313

Income tax expense	$496,796	$295,737	$512,492

The following temporary differences gave rise to the deferred tax asset at December 31:

	2010	2009
Allowance for loan losses	$778,690	$722,789
Deferred loan fees	52,138	55,496
Accrued interest on nonperforming loans	423,752	371,080
Deferred compensation	79,278	85,931
Depreciation	(246,521)	(41,390)
Amortization	72,756	86,838
Goodwill	(149,067)	(111,800)
AMT	397,563	240,182
Deferred state income tax	(55,606)	(64,290)

Total deferred tax asset - federal	1,352,983	1,344,836
Total deferred tax asset - state	163,548	189,094

	1,516,531	1,533,930
Deferred tax assets arising from market adjustments of securities available for sale:
Federal	(517,469)	(946,928)
State	(88,580)	(162,095)

Net deferred tax assets	$910,482	$424,907

A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes for the year ended December 31 is as follows:

	2010		2009		2008
	Amount	Percent	Amount	Percent	Amount	Percent
Computed tax at statutory federal rate	$ 964,266	34.0%	$ 884,246	34.0%	$ 924,121	34.0%
Plus state income taxes net of federal tax benefits	80,393	2.8%	55,872	2.2%	84,135	3.1%

	1,044,659	36.8%	940,118	36.2%	1,008,256	37.1%
Increase (decrease) in taxes resulting from:
Tax exempt income	(577,597)	(20.4)%	(497,619)	(19.1)%	(441,202)	(16.2)%
Nondeductible interest expense	35,161	1.2%	38,797	1.5%	43,622	1.6%
Bank-owned life insurance	(35,584)	(1.3)%	(155,372)	(6.0)%	(42,304)	(1.6)%
Other - net	30,157	1.1%	(30,187)	(2.0)%	(55,880)	(2.0)%

Actual tax expense	$496,796	17.4%	$295,737	10.6%	$512,492	18.9%

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010, 2009, AND 2008

NOTE 15 - LEASES

The Company’s Bank affiliates leased certain land used for banking purposes under long-term leases, expiring at various dates. These leases contain renewal options and generally provide that the Company will pay for insurance, taxes, and maintenance.

As of December 31, 2010, the future minimum rental payments required under noncancelable operating leases with initial terms in excess of one year are as follows:

December 31, 2011	$227,593
December 31, 2012	150,553
December 31, 2013	114,156
December 31, 2014	90,000
December 31, 2015	90,000
Thereafter	82,500

Rental expense under operating leases approximated $250,339 in 2010; $191,497 in 2009; and $180,665 in 2008.

NOTE 16 - OTHER OPERATING EXPENSES

Other operating expenses at December 31 included the following:

	2010	2009	2008
Directors’ fees	$118,675	$104,325	$126,250
Stationery and supplies	152,549	142,894	215,249
Regulatory assessment and deposit insurance	422,515	583,189	108,253
Advertising	88,932	160,961	92,709
Postage and transportation	162,462	167,842	169,669
Other taxes	141,095	186,910	183,117
Service Expense	349,319	384,489	416,890
Other	1,043,991	904,899	793,129

Total	$2,479,538	$2,635,509	$2,105,266

NOTE 17 - LIMITATIONS ON DIVIDENDS

The approval of the Comptroller of the Currency is required to pay dividends if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits (as defined) for the year, combined with its retained net profits of the preceding two years. Under this formula, the Company’s subsidiary bank can declare dividends in 2011, without approval of the Comptroller of the Currency, of approximately $2,272,000, plus an additional amount equal to the bank’s net profit for 2011 up to the date of any such dividend declaration. The subsidiary bank is the primary source of funds to pay dividends to the stockholders of First West Virginia Bancorp, Inc.

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

As of December 31, 2010, the most recent notifications from the Office of the Comptroller of the Currency categorized the bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes has changed the capital category. The capital ratios of the Company and its subsidiary bank, along with the regulatory framework for adequately capitalized and well capitalized institutions are depicted as set forth in the following table:

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010, 2009, AND 2008

NOTE 18 - REGULATORY MATTERS (CONTINUED)

(Amounts Expressed in Thousands)	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
First West Virginia Bancorp, Inc.	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2010
Total Capital (to Risk Weighted Assets)	$30,377	19.78%	$12,289	8.0%	$15,361	10.0%
Tier I Capital (to Risk Weighted Assets)	28,462	18.53%	6,144	4.0%	9,217	6.0%
Tier I Capital (to Adjusted Total Assets)	28,462	10.31%	11,045	4.0%	13,806	5.0%
As of December 31, 2009
Total Capital (to Risk Weighted Assets)	$29,217	19.11%	$12,230	8.0%	$15,288	10.0%
Tier I Capital (to Risk Weighted Assets)	27,323	17.87%	6,115	4.0%	9,173	6.0%
Tier I Capital (to Adjusted Total Assets)	27,323	10.25%	10,660	4.0%	13,325	5.0%
Progressive Bank, N.A.
As of December 31, 2010
Total Capital (to Risk Weighted Assets)	$30,121	19.68%	$12,241	8.0%	$15,302	10.0%
Tier I Capital (to Risk Weighted Assets)	28,206	18.43%	6,121	4.0%	9,181	6.0%
Tier I Capital (to Adjusted Total Assets)	28,206	10.23%	11,032	4.0%	13,789	5.0%
As of December 31, 2009
Total Capital (to Risk Weighted Assets)	$28,934	18.97%	$12,202	8.0%	$15,253	10.0%
Tier I Capital (to Risk Weighted Assets)	27,040	17.73%	6,101	4.0%	9,152	6.0%
Tier I Capital (to Adjusted Total Assets)	27,040	10.17%	10,640	4.0%	13,300	5.0%

NOTE 19 - FAIR VALUE MEASUREMENTS

The following disclosures show the hierarchal disclosure framework associated with the level of pricing observations utilized in measuring assets and liabilities at fair value. The three broad levels defined by U.S. generally accepted accounting principles are as follows:

•	Level I:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

•	Level II:	Pricing inputs are other than the quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities includes items for which quoted prices are available but traded less frequently and items that are fair-valued using other financial instruments, the parameters of which can be directly observed.

•	Level III:	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. This hierarchy requires the use of observable market data when available.

The following table presents the assets reported on the balance sheet at their fair value as of December 31, 2010 and 2009, by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	December 31, 2010
	Level I	Level II	Level III	Total
	(In thousands)
Assets:
Assets measured on a recurring basis:
Securities available for sale	$248	$132,921	$—	$133,169
Assets measured on a nonrecurring basis:
Impaired loans	$—	$4,903	$—	$4,903

	December 31, 2009
	Level I	Level II	Level III	Total
	(In thousands)
Assets:
Assets measured on a recurring basis:
Securities available for sale	$252	$115,745	$—	$115,997
Assets measured on a nonrecurring basis:
Impaired loans	$—	$3,896	$—	$3,896

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010, 2009, AND 2008

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

The estimates of fair values of financial instruments are summarized as follows at December 31:

	2010		2009
(Amounts Expressed in Thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$9,933	$9,933	$13,354	$13,354
Investment securities	133,169	133,169	115,997	115,997
Loans	119,308	120,493	126,687	126,197
Bank owned life insurance	3,415	3,415	3,311	3,311
Accrued interest receivable	1,095	1,095	1,204	1,204

Financial liabilities:
Deposits	228,475	208,813	221,246	200,282
Federal funds purchased and repurchase agreements	13,477	13,477	11,025	11,025
FHLB and other long term borrowings	3,776	3,776	7,354	7,354
Accrued interest payable	277	277	404	404

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010, 2009, AND 2008

NOTE 21 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

Presented below are the consolidated balance sheets, statements of income, and statements of cash flows for First West Virginia Bancorp, Inc.

BALANCE SHEETS

	December 31,
	2010	2009
ASSETS
Cash	$137,375	$154,647
Investment securities available-for-sale (at fair value)	247,558	252,067
Investment in subsidiary bank	30,845,369	30,522,846
Other assets	112,579	134,966

Total assets	$31,342,881	$31,064,526

LIABILITIES
Deferred compensation	$233,170	$252,739
Accrued expenses	8,525	5,550

Total liabilities	241,695	258,289

STOCKHOLDERS’ EQUITY	31,101,186	30,806,237

Total liabilities and stockholders’ equity	$31,342,881	$31,064,526

STATEMENTS OF INCOME

	Year Ended December 31,
	2010	2009	2008
INCOME
Dividends from subsidiary bank	$1,211,520	$1,211,520	$1,173,660
Gains (losses) on sales of investment securities	4,258	(29,960)	(2,803)
Other income	120,008	124,132	131,278

Total income	1,335,786	1,305,692	1,302,135

EXPENSES
Salary and employee benefits	-	-	14,797
Interest expense	-	-	159
Other expenses	171,246	124,352	168,790

Total expenses	171,246	124,352	183,746

Income before income taxes and undistributed net income of subsidiary	1,164,540	1,181,340	1,118,389

Income tax benefit	9,169	16,868	15,098

Equity in undistributed net income of subsidiary	1,165,572	1,106,778	1,072,024

NET INCOME	$2,339,281	$2,304,986	$2,205,511

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010, 2009, AND 2008

NOTE 21 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2010	2009	2008
OPERATING ACTIVITIES
Net income	$2,339,281	$2,304,986	$2,205,511
Adjustments to reconcile net income to net cash provided by operating activities:
Change in deferred tax benefit	7,365	22,752	12,750
Undistributed earnings of affiliate	(1,165,572)	(1,106,778)	(1,072,024)
Changes in operating assets and liabilities:
Other assets	9,355	24,495	(32,257)
Deferred compensation	(19,569)	(60,466)	(33,882)
Other liabilities	2,976	(1,650)	3,600
Net gains (losses) on sales of investment securities	(4,258)	29,960	2,803

Net cash provided by operating activities	1,169,578	1,213,299	1,086,501

INVESTING ACTIVITIES
Proceeds from sales of securities	91,426	150,914	147,060
Purchases of investment securities	(67,599)	(120,408)	(116,277)

Net cash provided by investing activities	23,827	30,506	30,783

FINANCING ACTIVITIES
Dividends paid	(1,210,677)	(1,207,952)	(1,175,794)

Net cash used in financing activities	(1,210,677)	(1,207,952)	(1,175,794)

Net increase (decrease) in cash and cash equivalents	(17,272)	35,853	(58,510)

Cash and cash equivalents at beginning of year	154,647	118,794	177,304

Cash and cash equivalents at end of year	$137,375	$154,647	$118,794

Supplemental disclosures:
Cash paid for interest	$-	$-	$159
Cash paid for income taxes	-	-	-

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

In order to ensure that the Company’s internal control over financial reporting is effective, management is required to evaluate, with the participation of the Company’s principal executive and principal financial officers, the effectiveness of the Company’s internal control over financial reporting as of the end of each fiscal year and did so most recently for its financial reporting as of December 31, 2010. Management’s assessment of the effectiveness of the Company’s internal control over financial reporting was based on criteria for effective internal control over financial reporting described in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission. Based on this assessment, management has concluded theat the internal control over financial reporting was effective as of December 31, 2010. This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of First West Virginia Bancorp, Inc., and subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First West Virginia Bancorp, Inc. and subsidiary as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ S.R. Snodgrass, A.C.
S.R. Snodgrass, A.C.

Wheeling, West Virginia

March 18, 2011

S.R. Snodgrass, A.C.

980 National Road Wheeling, WV 26003-6400 Phone: 304-233-5030 Facsimile: 304-233-3062

Table One

SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)

	December 31,
	2010	2009	2008	2007	2006
SUMMARY OF OPERATIONS
Total interest income	$11,858	$12,914	$13,514	$13,708	$13,772
Total interest expense	3,056	4,328	5,275	5,431	4,943
Net interest income	8,802	8,586	8,239	8,277	8,829
Provision for loan losses	220	184	-	(100)	-
Total other income	1,977	1,791	1,488	1,410	1,433
Total other expenses	7,723	7,592	7,009	7,272	7,614
Income before income taxes	2,836	2,601	2,718	2,515	2,648
Net income	2,339	2,305	2,206	2,036	2,144
PER SHARE DATA (1)
Net income	$1.42	$1.39	$1.33	$1.23	$1.30
Cash dividends declared	0.73	0.73	0.71	0.70	0.70
Book value per share	18.82	18.64	17.39	16.47	15.29
AVERAGE BALANCE SHEET SUMMARY
Total loans, net	$124,074	$128,206	$120,722	$120,409	$129,997
Investment securities	116,990	112,142	108,114	109,278	109,533
Deposits - interest bearing	198,042	190,981	182,450	182,682	190,160
Stockholders’ equity	29,415	28,192	27,295	26,223	25,416
Total assets	273,778	266,414	258,275	253,930	262,946
BALANCE SHEET
Investments	$133,169	$115,997	$112,366	$106,647	$110,894
Loans	121,367	128,581	124,635	121,739	120,709
Allowance for loan losses	(2,059)	(1,894)	(1,923)	(2,043)	(2,297)
Other assets	25,482	28,447	23,086	26,844	25,132

Total Assets	$277,959	$271,131	$258,164	$253,187	$254,438

Deposits	$228,475	$221,246	$206,385	$203,127	$210,409
Federal funds purchased and repurchase agreements	13,477	11,025	11,013	12,196	15,240
FHLB borrowings	3,776	7,354	10,929	9,298	2,343
Other liabilities	1,130	700	1,100	1,351	1,169
Stockholders’ equity	31,101	30,806	28,737	27,215	25,277

Total Liabilities and Stockholders’ equity	$277,959	$271,131	$258,164	$253,187	$254,438

SELECTED RATIOS
Return on average assets	0.85%	0.87%	0.85%	0.80%	0.82%
Return on average equity	7.95%	8.18%	8.08%	7.76%	8.44%
Average equity to average assets	10.74%	10.58%	10.57%	10.33%	9.67%
Dividend payout ratio (1)	51.41%	52.52%	53.38%	56.91%	53.85%
Loan to Deposit ratio	53.12%	58.12%	60.39%	59.93%	57.37%

(1)	Adjusted for the 4 percent common stock dividend to stockholders of record as of December 20, 2010 and the 4 percent common stock dividend to shareholders of record on October 1, 2008.

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

OVERVIEW

Following is a discussion and analysis of the significant changes in the financial condition and results of operations of First West Virginia Bancorp, Inc., (the Company), and its subsidiary for the years ended December 31, 2010, 2009 and 2008. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the Notes, thereto.

The Company reported net income of $2,339,281 or $1.42 per share for the year ended December 31, 2010 as compared to $2,304,986 or $1.39 per share for the year ended December 31, 2009. The increase in net income during 2010 over 2009 of $34,295 or 1.5% was primarily the result of the increases in net interest income and noninterest income, offset in part by increases in noninterest expenses, the provision for loan losses and income tax expense. Net interest income rose in 2010 as compared to 2009 primarily due to the decline in the interest expense paid on interest bearing liabilities, offset in part by decreases in the interest earned on loans and investment securities. Noninterest income increased $185,579 or 10.4% and was primarily attributable to the increase in the gains on sales of investment securities, offset in part by a decrease in service charges and other fee income and in other operating income. Noninterest expenses increased $130,817 or 1.7% in 2010 over 2009 and was primarily due to an increase in salary and employee benefit costs and occupancy expenses, offset by the decrease in other operating expenses. During 2010, an increase to the provision for loan losses was made in the amount of $36,058 based upon the reserves required on nonperforming assets. The return on average assets was .85% and .87% as of December 31, 2010 and 2009, respectively. The return on average equity was 7.95% and 8.18% at December 31, 2010 and 2009, respectively. The Board of Directors declared and paid cash dividends of $.73 per share during 2010 and 2009, respectively.

Table One is a summary of Selected Financial Data of the Company. The sections that follow discuss in more detail the information summarized in Table One.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Two - Average Balance Sheets and Interest Rate Analysis

The following table presents an average balance sheet, interest earned on interest bearing assets, interest paid on interest bearing liabilities, average interest rates and interest differentials for the years ended December 31, 2010, 2009, and 2008. Average balance sheet information as of December 31, 2010, 2009, and 2008 was compiled using the daily average balance sheet. Total loans are gross of the allowance for loan losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average balance computations; however, no interest was included in income subsequent to the non-accrual status classification. Loan fees and unearned discounts were included in income for average rate calculation purposes. Average yields on investment securities available for sale have been calculated based on amortized cost.

(dollars in thousands)	December 31, 2010			December 31, 2009			December 31, 2008
	Average Volume	Interest	Average Rate	Average Volume	Interest	Average Rate	Average Volume	Interest	Average Rate
ASSETS:
Investment securities:
U.S. Treasury and U. S Government agencies	$30,220	$953	3.15%	$23,321	$910	3.90%	$23,179	$1,169	5.04%
Mortgage backed securities	58,419	2,470	4.23%	63,068	3,125	4.96%	63,200	3,296	5.22%
States and political subdivisions	28,116	1,199	4.26%	23,993	989	4.12%	20,412	797	3.90%
Other securities	235	4	1.70%	1,760	94	5.34%	1,323	73	5.52%

Total Investment securities:	116,990	4,626	3.95%	112,142	5,118	4.56%	108,114	5,335	4.93%
Interest bearing deposits	12,416	35	0.28%	1,403	1	0.07%	3,631	69	1.90%
Federal funds sold	58	-	0.00%	7,115	1	0.01%	8,566	141	1.65%
Loans, net of unearned income	124,074	7,182	5.79%	128,206	7,779	6.07%	120,722	7,917	6.56%
Other earning assets	1,481	15	1.01%	1,476	15	1.02%	1,349	52	3.85%

Total earning assets	255,019	11,858	4.65%	250,342	12,914	5.16%	242,382	13,514	5.58%
Other assets	18,759			16,072			15,893

Total Assets	$273,778			$266,414			$258,275

LIABILITIES
Time deposits	$83,399	$2,085	2.50%	$92,544	$3,100	3.35%	$94,845	$3,979	4.20%
Savings deposits	73,936	484	0.65%	61,047	499	0.82%	52,738	458	0.87%
Interest bearing demand deposits	40,707	89	0.22%	37,390	132	0.35%	34,867	151	0.43%
Federal funds purchased and repurchase agreements	13,437	112	0.83%	12,623	128	1.01%	12,090	173	1.43%
FHLB and other long-term borrowings	5,799	286	4.93%	9,377	469	5.00%	10,209	514	5.03%

Total interest bearing liabilities	217,278	3,056	1.41%	212,981	4,328	2.03%	204,749	5,275	2.58%
Noninterest bearing demand deposits	26,030			24,252			24,839
Other liabilities	1,055			989			1,392

Total Liabilities	244,363			238,222			230,980
STOCKHOLDERS’ EQUITY	29,415			28,192			27,295

Total Liabilities and Stockholders’ Equity	$273,778			$266,414			$258,275

Net yield on earning assets		$8,802	3.45%		$8,586	3.43%		$8,239	3.40%

The fully taxable equivalent basis of interest income from obligations of states and political subdivisions has been determined using a combined Federal and State corporate income tax rate of 40% for 2010, 2009, and 2008, respectively. The effect of this adjustment is presented below.

Investment securities	$116,990	$5,402	4.62%	$112,142	$5,747	5.12%	$108,114	$5,829	5.39%
Loans	124,074	7,539	6.08%	128,206	8,131	6.34%	120,722	8,289	6.87%

Total earning assets	$255,019	$12,991	5.09%	$250,342	$13,895	5.55%	$242,382	$14,380	5.93%

Taxable equivalent net yield on earning assets		$9,935	3.90%		$9,567	3.82%		$9,105	3.76%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

EARNINGS ANALYSIS

Net Interest Income

Net interest income, which is the difference between interest earned on loans and investments and interest paid on deposits and other liabilities, is the primary source of earnings for the Company. Changes in the volume and mix of earning assets and interest bearing liabilities combined with changes in market rates of interest greatly effect net interest income. Tables Two and Three analyze the changes in net interest income for the three years ended December 31, 2010, 2009, and 2008.

Net interest income increased $216,650 or 2.5% in 2010 compared to 2009, and follows an increase in 2009 of $346,878 or 4.2% from 2008. During 2010, the increase in net interest income was primarily due to a decline in the interest paid on deposits and on other borrowings combined with the decrease in the interest paid on repurchase agreements, offset in part by the decrease in the interest earned on investment securities and loans. The increase in net interest income in 2009 was primarily due to a decline in the interest paid on deposits and repurchase agreements combined with the decrease in the interest paid on other borrowings, offset in part by the decrease in the interest earned on investment securities and loans. The changes in the volume and mix of earning assets and interest bearing liabilities combined with the changes in the market rates of interest resulted in taxable equivalent net interest yields on average earning assets of 3.90% for 2010, as compared to 3.82% and 3.76% earned during 2009 and 2008. respectively.

Interest expense in 2010 decreased $1,272,597 or 29.4% from 2009, compared to the decrease of $947,117 or 18.0% from 2008 to 2009. In 2010, the decline in interest expense was primarily due to the decreases in the yield and the average volume of time deposits and Federal Home Loan Bank and other long term borrowings combined with the decrease in the yield of savings deposits and federal funds purchased and repurchase agreements, offset in part by increases in the average volume of savings deposits. The decline in interest expense in 2009 was primarily due to the decreases in the yield and the average volume of time deposits and Federal Home Loan Bank and other long term borrowings combined with the decrease in the yield of savings deposits and federal funds purchased and repurchase agreements, offset in part by increases in the average volume of interest bearing demand deposits, savings deposits and federal funds purchased and repurchase agreements. The average yield paid on interest bearing liabilities during 2010 fell 62 basis points, from 2.03% in 2009 to 1.41% in 2010, and follows a decrease in 2009 of 55 basis points, from 2.58% in 2008 to 2.03% in 2009. The average volume of interest bearing liabilities increased $4.3 million or 2.0% in 2010 compared to 2009, after increasing $8.2 million or 4.0% in 2009 as compared to 2008.

Interest and fees on loans decreased $597,457 or 7.7% from 2009 to 2010, after decreasing $138,099 or 1.7% from 2008 to 2009. Interest and fees on loans declined in 2010 as compared to 2009 primarily due to the decline in the yield earned on loans combined with the decrease in the average volume of loans. The taxable equivalent yield on loans declined 26 basis points in 2010, from 6.34% in 2009 to 6.08% in 2010, and follows a decrease of 53 basis points in 2009, from 6.87% in 2008 to 6.34% in 2009. The average loan volume decreased $4.1 million or 3.2% in 2010 as compared to 2009 after increasing $7.5 million or 6.2% in 2009 as compared to 2008. During 2009 as compared to 2008, the decline in interest and fees on loans was primarily due to the decline in the yield earned on loans which was partially offset by an increase in the average volume of loans.

Interest income on investment securities in 2010 decreased $491,740 or 9.6% over 2009, and follows a decrease of $216,959 or 4.1% over 2008. The decrease in the yield earned on investment securities which was partially offset by an increase in the average volume of investment securities contributed to the decrease in interest income on investment securities. The taxable equivalent yield on investment securities fell 50 basis points in 2010, from 5.12% in 2009 to 4.62% in 2010, and follows a decrease in 2009 of 27 basis points, from 5.39% in 2008 to 5.12% in 2009. The activity of the investment securities portfolio increased with the average volume increasing $4.8 million or 4.3% in 2010 as compared to 2009, and follows an increase of $4.0 million or 3.7% in 2009 as compared to 2008. In 2009, the decrease in the yield earned on investment securities which was partially offset by an increase in the average volume of investment securities contributed to the decrease in interest income on investment securities.

Noninterest Income

Noninterest income is comprised of service charges, investment securities gains and losses, and other operating income. Noninterest income increased $185,579 or 10.4%, in 2010 as compared to an increase of $303,095 or 20.4% in 2009. The increase in noninterest income in 2010 as compared to 2009 was primarily due to the increase in the net gains on sales of investment securities and other operating income which was offset in part by a decrease in service charges and other fee income. In 2009, noninterest income primarily increased due to increases in the net gains on sales of investment securities and in other operating income, which was offset in part by a decrease in service charges and other fee income.

Service charges and other fees are earned from assessments made on checking and savings accounts. Service charges and other fee income fell $108,403 in 2010, down 15.4%, from 2009, as compared to the decrease of $109,987 or 13.5% from 2008 to 2009. The decline in service charges in 2010 was primarily due to a decline in overdraft charges combined with a decrease in service charges on deposit accounts. In 2009 the decrease in service charges and other fees was primarily due to a decline in overdraft charges combined with a decrease in service charges on deposit accounts.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Three - Rate Volume Analysis of Changes in Interest Income and Expense

The effect on interest income and interest expense for the years ended December 31, 2010 and 2009 due to changes in average volume and rate from the prior year, is presented below. The effect of a change in average volume has been determined by applying the average rate to the change in volume. The change in rate has been determined by applying the average volume in the earlier year by the change in rate. The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of change in each.

(in thousands)	2010 Compared to 2009			2009 Compared to 2008
	Increase (Decrease) Due to Change in:			Increase (Decrease) Due to Change in:
	Average Volume	Rate	Net increase (decrease)	Average Volume	Rate	Net increase (decrease)
INTEREST INCOME FROM:
U.S. Treasury and other U.S. Government agencies	$269	$(226)	$43	$7	$(266)	$(259)
Mortgage backed securities	(230)	(425)	(655)	(7)	(164)	(171)
Obligations of states and political subdivisions	170	40	210	140	52	192
Other securities	(81)	(9)	(90)	24	(3)	21

Total investment securities	128	(620)	(492)	164	(381)	(217)
Interest bearing deposits	8	26	34	(42)	(26)	(68)
Federal funds sold	(1)	-	(1)	(24)	(116)	(140)
Loans, net of unearned income	(251)	(346)	(597)	491	(629)	(138)
Other earning assets	-	-	-	5	(42)	(37)

Total interest earned	(116)	(940)	(1,056)	594	(1,194)	(600)

INTEREST EXPENSE ON:
Time deposits	(306)	(709)	(1,015)	(97)	(782)	(879)
Savings deposits	105	(120)	(15)	72	(31)	41
Interest bearing demand deposits	12	(55)	(43)	11	(30)	(19)
Federal funds purchased and repurchase agreements	8	(24)	(16)	8	(53)	(45)
FHLB and other long-term borrowings	(179)	(4)	(183)	(42)	(3)	(45)

Total interest paid	(360)	(912)	(1,272)	(48)	(899)	(947)

Net interest differential	$244	$(28)	$216	$642	$(295)	$347

Presented below is the effect on volume and rate variances of the adjustment of interest income on obligations of states and political subdivisions to the fully taxable equivalent basis using a combined Federal and State corporate income tax rate of 40% for the years ended 2010, 2009, and 2008, respectively.

Investment securities	$248	$(593)	$(345)	$217	$(299)	$(82)

Loans	(262)	(330)	(592)	514	(672)	(158)

Total interest earned	$(7)	$(897)	$(904)	$670	$(1,155)	$(485)

Net interest differential	$353	$15	$368	$718	$(256)	$462

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Sales of investment securities by the subsidiary bank are generally limited to the needs established under the liquidity policies. Net gains (losses) on sales of investment securities increased $376,757 in 2010 as compared to 2009. The increase in net gains (losses) on sales of investment securities was primarily attributable to sales of securities available for sale recorded by the Company and its subsidiary bank. During 2010, the Company accounted for securities gains of $566,815 and securities losses of $1,541 which were attributable to sales of securities available for sale. In 2009, the Company accounted for securities gains of $298,319 and securities losses of $109,802 which were attributable to sales of securities available for sale. During 2008, the Company and its subsidiary bank accounted for securities gains of $114,687 and securities losses of $4,778 which were attributable to sales of securities available for sale.

Other operating income represents fees from safe deposit box rentals, sales of checkbooks, sales of cashiers’ checks and money orders, utility collections, ATM charges and card fees, credit life commissions, credit card fees and commissions, income earned on bank owned life insurance and various other charges and fees related to normal customer banking relationships. Other operating income fell $82,775 or 9.2% in 2010 as compared to 2009. During 2010, the decrease in other operating income was primarily due to declines in miscellaneous income, credit life commissions, utility bill and collection fees, offset in part by an increase in checkbook sales, ATM fees, nonrecurring gains on sales of assets, credit card fees, an increase in the earnings related to the cash surrender value of the bank owned life insurance on its key officers, and in the income earned on loans sold to the FHLB. Other operating income increased $334,474 or 59.1% in 2009 as compared to 2008. During 2009, the increase in other operating income was primarily due to a gain on bank owned life insurance, an increase in ATM fees and in the income earned on loans sold to the FHLB, offset in part by a decline in nonrecurring gains on sales of assets, credit card fees, in the earnings related to the cash surrender value of the bank owned life insurance on its key officers, checkbook sales and other miscellaneous income.

Noninterest Expense

Noninterest expenses are comprised of salaries and employee benefits, net occupancy of premises and other operating expenses. In 2010, noninterest expenses increased $130,817 or 1.7% over 2009, and follows a increase of $583,311 or 8.3% in 2009 over 2008. The increase in noninterest expense in 2010 as compared to 2009 was primarily due to increases in occupancy expenses and salary and employee benefits expenses, offset in part by the decrease in other operating expenses. The increase in noninterest expense in 2009 as compared to 2008 was primarily due to increases in other operating expenses combined with an increase in occupancy expenses and salary and employee benefits expenses.

Occupancy expenses increased $148,385 or 11.7% in 2010 over 2009, and follows an increase of $37,366 or 3.0% in 2009 over 2008. Occupancy expenses increased in 2010 primarily due to increases in banking house lease expenses, furniture and fixtures depreciation expenses, furniture and fixture expenses and other real estate owned expenses. The increase in occupancy expenses in 2009 was primarily due to increases in furniture and fixtures and building depreciation expenses , utility expense, lease expenses of bank premises, building maintenance expenses, and furniture and fixture expenses, offset in part by a decline in other real estate owned expenses.

Salary and employee benefits represent the largest component of noninterest expense. Salary and employee benefits increased $138,403 or 3.8% in 2010 over 2009. The increase in salary and employee benefits expense in 2010 was primarily attributable to normal annual merit adjustments combined with the increase in employee benefit plan expenses. During 2009, salary and employee benefits increased $15,702 or .4% as compared to the same period in 2008. The increase in salary and employee benefits expense in 2009 was primarily attributable to normal annual merit adjustments.

The major components of other operating expenses include: stationery and supplies, directors’ fees, service expense, postage and transportation, other taxes, advertising, and regulatory assessments and deposit insurance. Other operating expense decreased $155,971 or 5.9%, in 2010 as compared to the same period of the prior year. The decrease in other operating expense was primarily due to decreases in regulatory assessments, advertising expenses service expenses, postage and transportation expense and in other taxes, offset in part by increases in stationary and supplies expense, directors fees, and other expenses. During 2009, other operating expense increased $530,243, or 25.2%, over 2008 and was primarily due to increases in regulatory assessments, other expenses, advertising expenses and in other taxes, offset in part by decreases in stationary and supplies expense, service expenses, directors fees, and postage and transportation expense.

Income Taxes

Income tax expense for the period ended December 31, 2010 was $496,796, an increase of $201,059 or 68.0% over 2009 as compared to the decrease of $216,755 or 42.3% from 2008 to 2009. The increase in taxable income offset in part by the increase in tax exempt income primarily contributed to the increase in income tax expense in 2010. Components of the income tax expense for December 31, 2010 were $374,988 for federal taxes and $121,808 for West Virginia corporate net income taxes. Federal income tax rates and West Virginia corporate net income tax rates were consistent at 34% and 9%, respectively, for the years ended December 31, 2010, 2009 and 2008. Additional information regarding income taxes is contained in Note 14 to the Consolidated financial statements.

For federal income tax purposes, tax-exempt income is based on qualified state, county, and municipal bonds and loans. Tax-exempt income was $1,699,480 in 2010; $1,471,309 in 2009; and $1,299,402 in 2008. The state of West Virginia recognizes tax-exempt income based on the average of certain investments and loans held during the tax reporting period. Nontaxable items included are federal obligations and securities, obligations of West Virginia and West Virginia political subdivisions, investments of loans primarily secured by liens or security agreements on residential property and other real estate in the form of a mobile home, modular home or double-wide located in West Virginia. Nontaxable West Virginia income attributable to the foregoing items was approximately $1,450,000 in 2010; $1,124,000 in 2009; and $1,375,000 in 2008.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

BALANCE SHEET ANALYSIS

Investments

Investment securities increased $17,171,750 or 14.8% during 2010, and followed an increase in 2009 of $3,630,734 or 3.2% from 2008. The investment portfolio is managed to attempt to achieve an optimum mix of asset quality, liquidity and maximum yield on investment. The investment portfolio consists of U.S. Government agency and corporation securities, obligations of states and political subdivisions, mortgage-backed securities and equity securities. Taxable securities comprised 74.6% of total securities at December 31, 2010, as compared to 75.4% at December 31, 2009. Other than the normal risks inherent in purchasing U.S. Government agency and corporation securities and obligations of states and political subdivisions, i.e., interest rate risk, management has no knowledge of other market or credit risk involved in these investments. The Company does not have any high risk hybrid/derivative instruments.

Investment securities that are classified available for sale are available for sale at any time based upon management’s assessment of changes in economic or financial market conditions. These securities are carried at fair value and the unrealized holding gains and losses, net of taxes, are reflected as a separate component of stockholders’ equity until realized. Available for sale securities, at fair value increased 14.8% from 2009, and represented 100% of the investment portfolio at December 31, 2010. The increase in the available for sale securities was primarily due to the purchase of obligations of U.S Government agency and corporation securities , obligations of states and political subdivisions and mortgage backed securities. The Company did not have any investment securities classified as held to maturity securities at December 31, 2010 and 2009. As the investment portfolio consists primarily of fixed rate debt securities, changes in the market rates of interest will affect the carrying value of securities available for sale, adjusted upward or downward and represent temporary adjustments in value. The carrying values of securities available for sale was above book value by $1,610,549 and $2,947,178 at December 31, 2010 and 2009, respectively.

Table Four - Investment Portfolio

The maturity distribution using book value including accretion of discounts and amortization of premiums and approximate yield of investment securities at December 31, 2010 and December 31, 2009 are presented in the following table. Tax equivalent yield basis was used on tax exempt obligations. Approximate yield was calculated using a weighted average of yield to maturities.

(dollars in thousands)	December 31, 2010				December 31, 2009
	Securities Held to Maturity		Securities Available for Sale		Securities Held to Maturity		Securities Available for Sale
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Treasury and other U.S. Government Agencies
Within One Year	$-	-%	$18	0.20%	$-	-%	$1,022	4.94%
After One But Within Five Years	-	-	10,090	2.79	-	-	18,097	2.69
After Five But Within Ten Years	-	-	25,586	2.92	-	-	7,311	3.59
After Ten Years	-	-	4	0.88	-	-	4	0.88

	-	-	35,698	2.88	-	-	26,434	3.03

States & Political Subdivisions
Within One Year	-	-	999	4.39	-	-	281	6.46
After One But Within Five Years	-	-	3,322	5.57	-	-	4,892	5.22
After Five But Within Ten Years	-	-	7,435	5.78	-	-	4,040	5.69
After Ten Years	-	-	22,535	6.38	-	-	19,828	6.41

	-	-	34,291	6.11	-	-	29,041	6.11

Mortgage-Backed Securities	-	-	62,950	3.98	-	-	60,283	4.58

Equity Securities	-	-	230	2.44	-	-	239	2.45

Total	$-	-%	$133,169	4.23%	$-	-%	$115,997	4.60%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Loans

Total loans, net of unearned income, declined $7,214,356 or 5.6% from 2009 to 2010. The decrease in total loans in 2010 was primarily due to the decreases in consumer loans, consumer real estate loans, commercial real estate loans and commercial and other loans which decreased $2,899,000 $2,235,000, $1,939,000 and $151,000, respectively. The decrease in consumer loans in 2010 was primarily due to the decline in installment loans to individuals. The decrease in consumer real estate loans during 2010 was primarily in construction and residential real estate loans. During 2010, the decrease in commercial real estate loans was primarily due to the decrease in multi-family residential loans as well as the decrease in loans secured by non-farm non-residential commercial real estate. Commercial loans declined during 2010 primarily due to decreases in commercial and industrial loans, offset in part by the increase in non-rated industrial development obligations. During 2009, total loans increased $3,946,637 or 3.2%. The increase in loan volume in 2009 was primarily due to increases in commercial real estate loans which increased approximately $6,315,000, offset in part by decreases in commercial and other loans, consumer loans and consumer real estate loans which decreased $1,350,000, $918,000, and $134,000, respectively. The increase in commercial real estate loans was primarily due to an increase in loans secured by non-farm non-residential commercial real estate in 2009. The decrease in commercial loans in 2009 was primarily due to decreases in non-rated industrial development obligations and in commercial and industrial loans. In 2009 the decrease in consumer loans was primarily due to the decline in installment loans to individuals. The decrease in consumer real estate loans during 2009 was primarily in construction and residential real estate loans, offset in part by the increase in home equity loans.

Commercial real estate loans which include real estate loans secured by non-farm, non-residential properties and multi-family residential property loans comprised forty-seven percent (47%) of the loan portfolio. Consumer real estate loans which include construction, farmland, real estate residential loans, and home equity loans comprised twenty-eight percent (28%) of the loan portfolio. Commercial and other loans which include commercial and industrial loans and non-rated industrial development obligations comprised seventeen percent (17%) of the loan portfolio. Consumer loans which include installment and other loans to individuals and credit cards comprised eight percent (8%) of the loan portfolio. The changes in the composition of the loan portfolio from 2009 to 2010 were a 1% increase in commercial real estate loans, a 1% increase in commercial and other loans and a 1% decrease in consumer loans.

Table Five

Loan Portfolio - Maturities and sensitivities of Loans to Changes in Interest Rates

The following table presents the contractual maturities of loans other than installment loans and residential mortgages as of December 31, 2010 and 2009:

(dollars in thousands)	December 31, 2010			December 31, 2009
	In one Year or Less	After one Year Through Five Years	After Five Years	In one Year or Less	After one Year Through Five Years	After Five Years
Construction	$155	$21	$132	$222	$249	$134
Commercial real estate - nonfarm, nonresidential property	736	6,097	42,362	687	5,586	43,062
Commercial	1,519	2,875	2,639	2,565	3,029	3,435
Non-rated industrial development obligations	997	5,770	6,693	869	5,753	5,010

Total	$3,407	$14,763	$51,826	$4,343	$14,617	$51,641

The following table presents an analysis of fixed and variable rate loans as of December 31, 2010 and 2009 along with the contractual maturities of loans other than installment loans and residential mortgages:

(dollars in thousands)	December 31, 2010			December 31, 2009
	In one Year or Less	After one Year Through Five Years	After Five Years	In one Year or Less	After one Year Through Five Years	After Five Years
Fixed Rates	$2,197	$10,503	$9,607	$2,570	$10,229	$7,429
Variable Rates	1,210	4,260	42,219	1,773	4,388	44,212

Total	$3,407	$14,763	$51,826	$4,343	$14,617	$51,641

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Loans Held for Sale

The Company has entered into an agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”) under which the bank may sell conforming one-to-four family residential mortgage loans to the FHLB. The agreement provides for a maximum commitment of $5,000,000. Loans sold to the FHLB are sold with limited recourse or credit risk up to a maximum amount of $125,000 based upon utilization of the original commitment. The bank also maintains the servicing of these loans, for which it is paid a servicing fee. The total amount of loans sold under this agreement is $6,758,928 and $3,820,570 as of December 31, 2010 and 2009, respectively. The loans which were sold were also subject to a recourse obligation or credit risk in the amount of $232,888 and $108,068 at December 31, 2010 and 2009, respectively.

Non-performing Loans

Non-performing assets include non-accrual loans on which the collectibility of the full amount of interest is uncertain; loans which have been renegotiated to provide for a reduction or deferral of interest on principal because of a deterioration in the financial position of the borrower; loans past due ninety days or more as to principal or interest; and other real estate owned. A five-year summary of nonperforming assets is presented in Table Six. Total non-performing loans were $4,939,000 at December 31, 2010 as compared to $4,265,000 at December 31, 2009. Non-performing loans increased $674,000 in 2010, after increasing $982,000 in 2009. The increase in non-performing loans in 2010 as compared to 2009 was primarily due to increases in non-accrual loans, offset in part by the decrease in other real estate loans. The increase in non-performing loans in 2009 as compared to 2008 was primarily due to increases in non-accrual loans and in other real estate loans.

Table Six - Risk Elements

Loans which are in the process of collection, but are contractually past due 90 days or more as to interest or principal, renegotiated, non-accrual loans and other real estate are as follows:

(dollars in thousands)	December 31,
	2010	2009	2008	2007	2006
Past Due 90 Days or More:
Commercial and Other Loans	$-	$-	$-	$19	$-
Commercial real estate	-	-	-	-	-
Consumer real estate	28	-	-	-	-
Consumer	-	-	-	7	3

	28	-	-	26	3

Non-accrual:
Commercial and Other Loans	$54	$2,254	$111	$79	$129
Commercial real estate	4,147	1,195	2,866	2,165	2,974
Consumer real estate	688	624	282	192	264
Consumer	14	19	16	1	13

	$4,903	$4,092	$3,275	$2,437	$3,380

Other Real Estate	$8	$173	$8	$-	$-

Total non-performing assets	$4,939	$4,265	$3,283	$2,463	$3,383

Total non-performing assets to total loans and other real estate	4.07%	3.31%	2.63%	2.02%	2.80%

Loans are placed in non-accrual when the principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection. Non-accrual loans were $4,903,000 or 4.0% of total loans outstanding as of December 31, 2010, as compared to $4,092,000 or 3.2% of total loans outstanding as of December 31, 2009. Non-accrual loans increased in 2009 over 2008 primarily due to the addition of one commercial loan customer into non-accrual status by the subsidiary bank. Non-accrual loans increased in 2008 over 2007 primarily due to the addition of one commercial loan customer into non-accrual status by the subsidiary bank. Loans past due 90 days or more and still accruing interest were $28,000 and $-0- at December 31, 2010 and 2009. Other real estate owned totaled $8,000 and $173,000 at December 31, 2010 and 2009, respectively. Management continues to monitor the nonperforming assets to ensure against deterioration in collateral values.

Generally, all banks recognize interest income on the accrual basis, except for certain loans which are placed on a non-accrual status. Loans are placed on a non-accrual status, when in the opinion of management doubt exists as to its collectibility. In accordance with the Office of the Comptroller of the Currency Policy, banks may not accrue interest on any loan which either the principal or interest is past due 90 days or more unless the loan is both well secured and in the process of collection. The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was $289,590, $249,470 and $214,000 for 2010, 2009 and 2008, respectively.

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

The allowance for loan losses increased $164,664 or 8.7%, between December 31, 2009 and December 31, 2010. The allowance for loan losses represented 1.7% and1.5% of outstanding loans as of December 31, 2010 and 2009. Net loan charge-offs were $55,336 in 2010, compared to $213,036 in 2009 and $119,542 in 2008. The net loan charge-offs remain within historical ranges. The net loan charge-offs in 2010, 2009 and 2008 were primarily commercial and consumer loans. In 2007, a negative provision in the amount of $100,000 was taken primarily as a result of the payoff of two commercial impaired loans. The credit quality of the loan portfolio combined with the recent level of net charge-offs and nonperforming assets continue to be considered in the calculation of the provision for loan losses.

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

Table Seven - Analysis of Allowance for Possible Loan Losses

The following table presents a summary of loans charged off and recoveries of loans previously charged off by type of loan.

(dollars in thousands)	December 31,
	2010	2009	2008	2007	2006
Allowance for loan losses:
Balance at beginning of period:	$1,894	$1,923	$2,043	$2,297	$2,320

Loans Charged Off:
Commercial and Other loans	14	10	150	98	8
Commercial real estate	-	155	15	13	10
Consumer real estate	-	-	-	29	-
Consumer	51	66	29	26	56

	65	231	194	166	74

Recoveries:
Commercial and Other loans	1	11	69	3	36
Commercial real estate	-	-	3	2	-
Consumer real estate	-	-	-	-	-
Consumer	9	7	2	7	15

	10	18	74	12	51

Net Charge-offs	55	213	120	154	23

Additions Charged to Operations	220	184	-	(100)	-

Balance at end of period:	$2,059	$1,894	$1,923	$2,043	$2,297

Average Loans Outstanding	$124,074	$128,206	$120,722	$120,409	$129,997

Ratio of net charge-offs to Average loans outstanding for the period	0.04%	0.17%	0.10%	0.13%	0.02%

Ratio of the Allowance for Loan Losses to Loans Outstanding for the period	1.70%	1.47%	1.54%	1.68%	1.90%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Eight

Loan Portfolio - Allocation of allowance for possible loan losses

The following table presents an allocation of the allowance for possible loan losses at each of the five year periods ended December 31, 2010. The allocation presented below is based on the historical average of net charge offs per category combined with the change in loan growth and management’s review of the loan portfolio.

(dollars in thousands)	December 31,
	2010		2009		2008		2007		2006
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
Commercial and Other Loans	$212	16.9%	$203	16.1%	$202	17.7%	$147	16.4%	$242	16.5%
Commercial real estate	1,511	46.5%	1,345	45.5%	1,350	41.8%	1,498	43.0%	1,609	43.2%
Consumer real estate	272	28.1%	267	28.2%	267	29.2%	267	30.0%	296	29.1%
Consumer	64	8.5%	79	10.2%	104	11.3%	131	10.6%	150	11.2%

Total	$2,059	100.0%	$1,894	100.0%	$1,923	100.0%	$2,043	100.0%	$2,297	100.0%

Deposits

A stable core deposit base is the major source of funds for the Holding Company’s subsidiary bank. The deposit mix depends upon many factors including competition from other financial institutions, depositor interest in certain types of deposits, changes in the interest rate and the Company’s need for certain types of deposit growth. Total deposits increased approximately $7.2 million or 3.3% in 2010. The increase in total deposits was primarily due to the increase in non interest bearing demand deposits, interest bearing demand deposits and savings deposits, offset by the decreases in time deposits. Noninterest bearing demand deposits increased approximately $1.7 million or 6.5%, interest bearing demand deposits increased $1.5 million or 3.8% and savings deposits increased approximately $11.1 million, or 16.5%, during 2010 while time deposits decreased approximately $7.2 million, or 8.3%. The decline in time deposits is primarily a result of deposit customers seeking higher yielding deposit products.

At December 31, 2010, noninterest bearing deposits comprised 12% of total deposits and interest bearing deposits which include NOW, money market, savings and time deposits comprised 88% of total deposits. There were no changes in the deposit mix from December 31, 2009 to December 31, 2010.

Federal Funds Purchased and Repurchase Agreements

Federal funds purchased and repurchase agreements are short-term borrowings. There were no Federal funds purchased as of December 31, 2010 and 2009. Repurchase agreements increased approximately $2,451,988 or 22.2%, from $11,025,432 at December 31, 2009 to $13,477,420 at December 31, 2010. The increase in repurchase agreements in 2010 was primarily due to the increase in the balances maintained by commercial customers.

Federal Home Loan Bank and Other Long-term Borrowings

Federal Home Loan Bank (“FHLB”) borrowings were $3,775,583 and $7,354,309 at December 31, 2010 and 2009, respectively, with an interest rate of 4.78% and 4.93%, respectively. The FHLB borrowings are collateralized by a blanket collateral agreement which assigns a security interest in capital stock, deposits, mortgage loans, securities and FHLB stock of the subsidiary bank.

Table Nine Contractual Maturities of Long term Obligations and Operating Leases

The following table presents the contractual maturities of long term obligations and operating leases:

(dollars in thousands)	Payments due by period
Contractual Obligations:	< 1 year	1-3 years	3-5 years	> 5 years	Total
Federal Home Loan Bank and other long term borrowings	$83	$178	$195	$3,320	$3,776
Operating Leases	228	265	180	82	755

	$311	$443	$375	$3,402	$4,531

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Off-Balance Sheet Arrangements

Table Ten Contractual Maturities of Commitments and Contingencies

The following table presents the maturities of commitments and contingencies:

(dollars in thousands)	Amount of Commitment Expiration Per Period
Off-Balance Sheet arrangements:	< 1 year	1-3 years	3-5 years	> 5 years	Total
Commitments to extend credit	$8,676	$207	$255	$3,454	$12,592
Standby letters of credit	5,892	-	-	-	5,892

	$14,568	$207	$255	$3,454	$18,484

Liquidity

Liquidity management ensures that funds are available to meet loan commitments, deposit withdrawals, and operating expenses. Funds are provided by loan repayments, investment securities maturities, or deposits, and can be raised by liquidating assets or through additional borrowings. The Company had investment securities with an estimated fair value of $133,168,794 classified as available for sale at December 31, 2010. These securities are available for sale at any time based upon management’s assessment in order to provide necessary liquidity should the need arise. The fair value of temporarily impaired investment securities that the company has the intent and ability to hold until the anticipated recovery in market value is $39,155,000. In addition, the Company’s subsidiary bank, Progressive Bank, N.A., is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”) which provides an additional source of funding in the form of collateralized advances. At December 31, 2010, the subsidiary bank had a short term line of credit in the aggregate amount of approximately $7 million available with the FHLB. There were no short term borrowings outstanding pursuant to this agreement as of December 31, 2010 and 2009. At December 31, 2010 and 2009, the Company had outstanding loan commitments and unused lines of credit totaling $18,484,000 and $12,497,000, respectively. Management placed a high probability for required funding within one year of approximately $10.2 million as of December 31, 2010. Approximately $7.1 million is principally unused overdraft, home equity and credit card lines on which management places a low probability for required funding.

Capital Resources

Stockholders’ equity increased 3.7% in 2010 entirely from current year earnings after quarterly dividends, and a 2.7% decrease in accumulated other comprehensive income. The decrease in accumulated other comprehensive income is primarily attributable to the effect of the change in the net unrealized gains on available for sale investment securities. The increase in stockholders’ equity in 2010 follows an increase of 3.8% in 2009 entirely from current earnings after quarterly dividends combined with an increase of 3.4% resulting from the effect of the change in the net unrealized gains (losses) on available for sale investment securities. Stockholders’ equity amounted to 11.2% and 11.4% of total assets at December 31, 2010 and 2009, respectively. The Company paid dividends of $.73 per share in 2010 and 2009. As of December 31, 2010, First West Virginia Bancorp, Inc. had 271 stockholders of record.

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

		First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2010	High	$17.48	$16.26	$16.76	$17.49
	Low	$11.50	$13.23	$13.26	$13.65
2009	High	$12.85	$12.64	$12.61	$12.80
	Low	$8.42	$10.65	$10.06	$10.94

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

The information presented in the following Interest Rate Risk table contains assumptions and estimates used by management in determining repricing characteristics and maturity distributions. As noted in the following table, the cumulative gap at one year is positive at approximately $12,511,000, which indicates the Company’s earning assets reprice sooner than interest bearing liabilities at December 31, 2010. As the table presented is as of a point in time and conditions change on a daily basis, any conclusions made may not be indicative of future results.

The Company’s subsidiary bank uses an asset/liability model to measure the impact of changes in interest rates on net interest income on a periodic basis. Assumptions are made to simulate the impact of future changes in interest rates and/or changes in balance sheet composition. The effect of changes in future interest rates on the mix of assets and liabilities may cause actual results to differ from simulated results. Guidelines established by the Company’s subsidiary bank provides that the estimated net interest income may not change by more than 10% in a one year period given a +/- 200 basis point parallel shift in interest rates. Excluding the potential effect of interest rate changes on assets and liabilities of the Holding Company which are not deemed material, the anticipated impact on net interest income of the subsidiary bank at December 31, 2010 was as follows: given a 200 basis point increase scenario net interest income would be reduced by approximately 4.5%, and given a 200 basis point decrease scenario net interest income would be reduced by approximately 2.1%. The projections provided by the model are not intended as an actual forecast of the bank’s performance in a particular rate environment, and should not be relied upon. Actual changes in the interest rate environment normally do not take place instantaneously, but over a period of time, and do not occur in a parallel fashion. Additionally, the balance sheet composition, spread relationships for new dollars invested, non interest income and expenses, investment practices, and deposit practices all change as a result of changes in interest rates and would need to be considered by the Asset Liability committee.

Interest Rate Risk Table - December 31, 2010

(dollars in thousands)
	Less than Three Months	Four to Twelve Months	One to Three Years	Greater than Three Years	Non- Interest Bearing	Total
ASSETS:
Cash and cash equivalents	$5,310	$-	$-	$-	$4,623	$9,933
Investment securities	8,690	26,103	32,485	64,292	1,599	133,169
Loans	20,163	42,018	38,509	15,927	4,750	121,367
Other assets	4,845	-	-	-	10,704	15,549
Allowance for loan losses	-	-	-	-	(2,059)	(2,059)

Total assets	$39,008	$68,121	$70,994	$80,219	$19,617	$277,959

LIABILITIES AND CAPITAL
NOW and savings accounts	$27,063	$2,775	$7,112	$69,597	$-	$106,547
Money Market Accounts (MMDA’s)	9,116	-	5,128	-	-	14,244
Certificates of deposit < $100,000	10,789	18,696	18,616	7,912	-	56,013
Certificates of deposit > $100,000	3,979	8,640	6,499	4,233	-	23,351

Noninterest bearing demand deposits	-	-	-	-	28,320	28,320
Federal funds purchased and repurchase agreements	13,477	-	-	-	-	13,477
FHLB borrowings	21	62	178	3,515	-	3,776
Other liabilities	-	-	-	-	1,130	1,130
Stockholders’ equity	-	-	-	-	31,101	31,101

Total liabilities and capital	$64,445	$30,173	$37,533	$85,257	$60,551	$277,959

GAP	(25,437)	37,948	33,461	(5,038)	(40,934)

GAP/ Total Assets	(9.15)%	13.65%	12.04%	(1.81)%	(14.73)%

Cumulative GAP	(25,437)	12,511	45,972	40,934	0

Cumulative GAP/Total Assets	(9.15)%	4.50%	16.54%	14.73%	0.00%

The above analysis contains repricing and maturity assumptions and estimates used by management.

FIRST WEST VIRGINIA BANCORP, INC. DIRECTORS

Nada E. Beneke

Assistant Secretary, First West Virginia Bancorp, Inc.

Assistant Secretary, Progressive Bank, N.A.

Registered Sanitarian, Ohio County Health Department

Treasurer, James H. Emblem Co.

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

Member, Red Stripe & Associates, LLC

Thomas L. Sable

Managing Partner, The Summit Atlantic Group, LLC

Clerk/Treasurer, Village of Bellaire

William G. Petroplus

Attorney at Law

Member/Partner Petroplus & Gaudino

Member, GWP Realty, LLC

Francie P. Reppy

Executive Vice President and Chief Financial Officer

Chief Administrative Officer and Treasurer, First West Virginia Bancorp, Inc.

Executive Vice President and Chief Financial Officer

Chief Administrative Officer, Progressive Bank, N.A.

Brad D. Winwood

Vice President and Chief Operating Officer and Investment Officer, First West Virginia Bancorp, Inc.

Senior Vice President, Chief Operating Officer and Investment Officer, Progressive Bank, N.A.

FIRST WEST VIRGINIA BANCORP, INC. OFFICERS

Sylvan J. Dlesk Chairman, President and Chief Executive Officer Laura G. Inman Vice Chairman	Francie P. Reppy Executive Vice President and Chief Financial Officer Chief Administrative Officer, Treasurer Brad D. Winwood Vice President Chief Operating Officer and Investment Officer	Connie R. Tenney Vice President Deborah A. Kloeppner Secretary Nada E. Beneke Assistant Secretary

PROGRESSIVE BANK, N.A. DIRECTORS

Nada E. Beneke Dr. Clyde D. Campbell Robert R. Cicogna	Sylvan J. Dlesk Gary W. Glessner Elizabeth H. Hestick	Robert B. Hunnell, Jr. Laura G. Inman . Tulane B. Mensore	R. Clark Morton William G. Petroplus Thomas L. Sable

DIRECTORS EMERITI James C. Inman, Jr., David R. Rexroad

PROGRESSIVE BANK, N.A. OFFICERS

R. Clark Morton

Chairman of the Board

Sylvan J. Dlesk

President

Chief Executive Officer

Francie P. Reppy

Executive Vice President

Chief Administrative Officer

Chief Financial Officer

Brad D. Winwood

Senior Vice President, Chief Operating Officer &

Investment Officer

Connie R. Tenney

Senior Vice President

Michael J. Taylor

Vice President

Credit Administration

Gary S. Martin

Vice President - Retail Lending

David E. Wharton

Vice President

Information Technology Officer

Data Security Officer

Deborah A. Kloeppner

Vice President

Compliance and CRA Officer, Secretary

Susan E. Reinbeau

Vice President

Branch Administrator

Office Manager Woodsdale

Michele L. Stanley

Vice President

Operations Officer

Ron E. Michaux

Assistant Vice President

Business Development Officer

Mark D. Nicholson

Assistant Vice President

Business Development Officer

Richard Silverio, Jr.

Assistant Vice President

Business Development Officer

Laura A. Schmidt

Assistant Vice President

Accounting Officer

Virginia L. Shutler

Financial Analyst

Kerrie Weisenborn

Accounting Officer

Debra M. Banfi

Assistant Vice President

Loan Officer

Rebecca A. Palmer

Assistant Vice President

Manager Data Processing

Kimberly A. Hughes

Assistant Vice President

Credit Analyst

James J. Warman

Assistant Vice President

Credit Analyst

Harold O. Thomas

Sr. Business Development Officer

Vickie D. Poling

Loan Officer

Susan M. Scotka

Human Resource Manager

Amanda M. Schnelle

Bank Secrecy & OFAC Officer

Beth A. Heyman

Office Manager Bethlehem/ Bellaire

Nancy J. Farley

Office Manager New Martinsville

Angie Pasco

Office Manager Warwood

Michele L. Thatcher

Office Manager Moundsville

Nada E. Beneke

Assistant Secretary

STOCKHOLDER INFORMATION

Corporate Office:

First West Virginia Bancorp, Inc.

1701 Warwood Avenue

Wheeling, WV 26003

Phone: (304) 277-1100

Fax: (304) 218-2458

www.progbank.com

Stock Trading Information:

First West Virginia Bancorp, Inc.’s common stock is traded on the New York Stock Exchange AMEX list under the symbol FWV.

Stock Registrar and Transfer Agent:

Any inquiries related to stockholder records, stock transfers, changes of ownership, and changes of address should be sent to the transfer agent at the following address:

Investor Relations Department

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016-9982

(800) 368-5948

www.rtco.com

Upon written request any shareholder of record on December 31, 2010, may obtain a copy of the Corporation’s 2010 Form 10-K Report (to be filed with the Securities and Exchange Commission before March 31, 2011) by writing to the Secretary, First West Virginia Bancorp, Inc., 1701 Warwood Avenue, Wheeling, WV 26003. An electronic version of Form 10-K may also be obtained by visiting www.progbank.com in the section entitled “Investor Relations” or at the Securities and Exchange’s website at www.sec.gov.