Form 10-K, Exhibit 13
period 2011-12-31
FIRST WEST VIRGINIA BANCORP INC
filed 2012-03-28
CIK 37049

Exhibit 13.1

P.O. Box 6671

Wheeling, WV 26003

TO OUR SHAREHOLDERS:

I am pleased for the opportunity to present you the financial performance results contained in the 2011 Annual Report of First West Virginia Bancorp, Inc. Consolidated net income for 2011 was $2,454,145 or $1.48 per share, an increase of $114,864 or 4.9% as compared to $2,339,281 or $1.42 per share a year earlier. The increase in earnings in 2011 over the prior year was primarily the result of increases in net interest income and in noninterest income combined with the declines in noninterest expense and income tax expense, offset in part by the increase in the provision for loan losses.

The total assets for the Company increased 5.5% over the prior year to $293,258,090 at December 31, 2011 as compared to $277,958,652 at December 31, 2010. Total stockholders’ equity increased 11.0% to $34,526,510 as compared to $31,101,186 reported in 2010. The book value per share was $20.89 at December 31, 2011 as compared to $18.82 a year earlier.

During 2011, the Board of Directors declared and paid cash dividends to shareholders of $.76 per share compared to $.73 per share during 2010, which represents an increase of 4.1% over the prior year.

The year 2011 did not disappoint us with its continued challenges of a distraught economic climate affecting employment, investments and consumer confidence. All of which provide a strong headwind for our bank to operate successfully.

Nevertheless we sensed the right business course to follow and we seized many opportunities through innovative marketing strategies and products to cultivate strong customer relationships presented by our consecrated personnel.

We secured our bank’s safety and soundness position with our Board of Directors providing us with comprehensive policies and procedures to follow. Our shareholders demonstrated their confidence in our organization with their continued strong support.

We enter year 2012 with an abundance of confidence in our company’s ability to have another successful year.

Gratefully,

/s/ Sylvan J. Dlesk
Sylvan J. Dlesk
Chairman of the Board
President and Chief Executive Officer

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
ASSETS
Cash and due from banks	$6,671,293	$4,622,677
Due from banks - interest bearing	14,245,480	5,309,936

Total cash and cash equivalents	20,916,773	9,932,613
Investment securities:
Available-for-sale (at fair value)	150,960,955	133,168,794
Loans	109,428,476	121,367,066
Less allowance for loan losses	(2,503,738)	(2,059,025)

Net loans	106,924,738	119,308,041
Premises and equipment, net	5,917,719	5,714,121
Accrued income receivable	1,140,273	1,094,835
Goodwill	1,644,119	1,644,119
Bank owned life insurance	3,518,450	3,415,247
Other assets	2,235,063	3,680,882

Total assets	$293,258,090	$277,958,652

LIABILITIES
Noninterest bearing deposits:
Demand	$31,915,482	$28,319,278
Interest bearing deposits:
Demand	47,890,988	42,112,794
Savings	85,579,615	78,678,200
Time	73,790,921	79,364,466

Total deposits	239,177,006	228,474,738
Federal funds purchased and securities sold under agreements to repurchase	14,013,506	13,477,420
Federal Home Loan Bank borrowings	3,693,014	3,775,583
Accrued interest payable	217,726	276,662
Other liabilities	1,630,328	853,063

Total liabilities	258,731,580	246,857,466

STOCKHOLDERS’ EQUITY
Common stock - 2,000,000 shares authorized at $5 par value:
1,662,814 shares issued at December 31, 2011 and 2010	8,314,070	8,314,070
Treasury stock - 10,000 shares at cost:	(228,100)	(228,100)
Surplus	6,288,403	6,288,403
Retained earnings	16,920,319	15,722,313
Accumulated other comprehensive income	3,231,818	1,004,500

Total stockholders’ equity	34,526,510	31,101,186

Total liabilities and stockholders’ equity	$293,258,090	$277,958,652

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2011	2010	2009
INTEREST AND DIVIDEND INCOME
Loans, including fees:
Taxable	$5,974,485	$6,645,321	$7,251,907
Tax-exempt	522,058	536,473	527,344
Debt securities:
Taxable	3,206,117	3,463,178	4,173,960
Tax-exempt	1,459,879	1,163,007	943,965
Other interest income	44,676	49,908	15,938
Federal funds sold	-	8	728

Total interest and dividend income	11,207,215	11,857,895	12,913,842

INTEREST EXPENSE
Deposits	1,942,354	2,657,832	3,731,052
Federal funds purchased and repurchase agreements	108,364	112,297	127,979
FHLB and other long-term borrowings	178,589	285,373	469,068

Total interest expense	2,229,307	3,055,502	4,328,099

Net interest income	8,977,908	8,802,393	8,585,743

PROVISION FOR LOAN LOSSES	600,000	220,000	183,942

Net interest income after provision for loan losses	8,377,908	8,582,393	8,401,801

NONINTEREST INCOME
Service charges and other fees	494,992	594,126	702,529
Net gains on available for sale securities	730,897	565,274	188,517
Other operating income	808,042	817,182	899,957

Total noninterest income	2,033,931	1,976,582	1,791,003

NONINTEREST EXPENSE
Salary and employee benefits	3,833,789	3,822,492	3,684,089
Net occupancy expense of premises	1,493,529	1,420,868	1,272,483
Other operating expenses	2,298,760	2,479,538	2,635,509

Total noninterest expense	7,626,078	7,722,898	7,592,081

Income before income taxes	2,785,761	2,836,077	2,600,723

INCOME TAXES	331,616	496,796	295,737

Net income	$2,454,145	$2,339,281	$2,304,986

WEIGHTED AVERAGE SHARES OUTSTANDING	1,652,814	1,652,814	1,652,814

EARNINGS PER COMMON SHARE	$1.48	$1.42	$1.39

DIVIDENDS PER COMMON SHARE	$0.76	$0.73	$0.73

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Surplus	Retained Earnings	Treasury Stock	Accumulated Other Compre- hensive Income (loss)	Compre- hensive Income	Total
	Shares	Amount
BALANCE, DECEMBER 31, 2008	1,599,411	$7,997,055	$5,609,357	$14,492,736	($228,100)	$865,510		$28,736,558
Comprehensive income:
Net income	-	-	-	2,304,986	-	-	$2,304,986	2,304,986
Other comprehensive income, net of tax
Unrealized gain on securities net of reclassification adjustment (see disclosure)	-	-	-	-	-	972,645	972,645	972,645

Comprehensive income							$3,277,631

Cash dividend ($.73 per share)	-	-	-	(1,207,952)	-	-		(1,207,952)

BALANCE, DECEMBER 31, 2009	1,599,411	7,997,055	5,609,357	15,589,770	(228,100)	1,838,155		30,806,237

Comprehensive income:
Net income	-	-	-	2,339,281	-	-	$2,339,281	2,339,281
Other comprehensive income, net of tax
Unrealized loss on securities net of reclassification adjustment (see disclosure)	-	-	-	-	-	(833,655)	(833,655)	(833,655)

Comprehensive income							$1,505,626

Cash dividend ($.73 per share)	-	-	-	(1,207,952)	-	-		(1,207,952)
Cash Paid in Lieu of fractional shares on stock dividend	-	-	-	(2,725)	-	-		(2,725)
4% Common Stock Dividend at Par Value	63,403	317,015	679,046	(996,061)	-	-		-

BALANCE, DECEMBER 31, 2010	1,662,814	8,314,070	6,288,403	15,722,313	(228,100)	1,004,500		31,101,186

Comprehensive income:
Net income	-	-	-	2,454,145	-	-	$2,454,145	2,454,145
Other comprehensive income, net of tax
Unrealized gain on securities net of reclassification adjustment (see disclosure)	-	-	-	-	-	2,227,318	2,227,318	2,227,318

Comprehensive income							$4,681,463

Cash dividend ($.76 per share)	-	-	-	(1,256,139)	-	-		(1,256,139)

BALANCE, DECEMBER 31, 2011	1,662,814	$8,314,070	$6,288,403	$16,920,319	($228,100)	$3,231,818		$34,526,510

	2011	2010	2009
Disclsosure of reclassification amount:

Unrealized holding gains (losses) arising during the period	$2,683,179	$(481,094)	$1,090,223

Less reclassification adjustment for gains included in net income	455,861	352,561	117,578

Net unrealized gains (losses) on securities	$2,227,318	$(833,655)	$972,645

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2011	2010	2009
OPERATING ACTIVITIES
Net income	$2,454,145	$2,339,281	$2,304,986
Adjustments to reconcile net income to net cash
provided by operating activities:
Increase in Provision for loan losses	600,000	220,000	183,942
Depreciation and amortization	486,179	496,618	444,208
Amortization (accretion) of investment securities, net	329,738	130,563	(68,440)
Investment security gains	(730,897)	(565,274)	(188,517)
Loss on disposal of assets	-	400	-
Decrease (increase) in cash surrender value of bank-owned life insurance	(103,203)	(104,660)	243,397
Decrease (increase) in interest receivable	(45,438)	108,800	49,118
Decrease in interest payable	(58,936)	(127,787)	(162,141)
Other, net	879,265	1,516,369	(2,140,193)

Net cash provided by operating activities	3,810,853	4,014,310	666,360

INVESTING ACTIVITIES
Net (increase) decrease in loans, net of charge-offs	11,727,442	7,148,912	(4,177,926)
Proceeds from sales of securities available-for-sale	24,092,900	17,588,511	11,355,204
Proceeds from maturities of securities available-for-sale	53,578,129	47,269,966	38,661,874
Proceeds from maturities of securities held-to-maturity	-	-	321,000
Principal collected on mortgage-backed securities	18,632,179	13,693,963	14,399,406
Purchases of securities available-for-sale	(110,123,074)	(96,626,108)	(66,551,785)
Recoveries on loans previously charged-off	55,862	10,108	18,253
Purchases of premises and equipment	(689,777)	(1,412,164)	(529,286)

Net cash used in investing activities	(2,726,339)	(12,326,812)	(6,503,260)

FINANCING ACTIVITIES
Net increase in deposits	10,702,268	7,228,741	14,860,730
Dividends paid	(1,256,139)	(1,210,677)	(1,207,952)
Increase in short-term borrowings	536,086	2,451,988	12,237
Repayment of FHLB borrowings	(82,569)	(3,578,726)	(3,575,060)

Net cash provided by financing activities	9,899,646	4,891,326	10,089,955

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	10,984,160	(3,421,176)	4,253,055

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	9,932,613	13,353,789	9,100,734

CASH AND CASH EQUIVALENTS, END OF YEAR	$20,916,773	$9,932,613	$13,353,789

Supplemental Disclosures:
Cash Paid for Interest	$2,288,243	$3,183,289	$4,490,240
Cash Paid for Income Taxes	367,036	391,918	453,853

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011, 2010, AND 2009

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

Securities are periodically reviewed for other-than-temporary impairment based upon a number of factors, including, but not limited to, the length of time and extent to which the market value has been less than cost, the financial condition of the underlying issuer, the ability of the issuer to meet contractual obligations, the likelihood of the security’s ability to recover any decline in its market value, and management’s intent and ability to hold the security for a period of time sufficient to allow for a recovery in market value. Among the factors that are considered in determining management’s intent and ability is a review of the Company’s capital adequacy, interest rate risk position and liquidity. The assessment of a security’s ability to recover any decline in market value, the ability of the issuer to meet contractual obligations and management’s intent and ability requires considerable judgment. Once a decline in value is determined to be other than temporary, if the investor does not intend to sell the security, and it is more-likely-than-not that it will not be required to sell the security, before recovery of the security’s amortized cost basis, the charge to earnings is limited to the amount of credit loss. Any remaining difference between fair value and amortized cost (the difference defined as the non-credit portion) is recognized in other comprehensive income, net of applicable taxes. Otherwise, the entire difference between fair value and amortized cost is charged to earnings. At December 31, 2011, 2010 and 2009, there were no investment securities identified by management to be other-than-temporarily impaired. If investments decline in fair value due to adverse changes in the financial markets, charges to income could occur in future periods.

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

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011, 2010, AND 2009

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Investment Securities: (Continued)

The FHLB had incurred losses in 2009 and for parts of 2010 due primarily to other-than-temporary impairment credit losses on its private- label mortgage-backed securities portfolio. These securities were the most affected by the extreme economic conditions in place during the previous several years. As a result, the FHLB had suspended the payment of dividends and limited the amount of capital stock repurchases. The FHLB had reported net income for both the fourth quarter and the year ended December 31, 2011, and has declared a $.10 percent annualized dividend to its shareholders effective February 23, 2012. While the FHLB has not committed to regular dividend payments or future limited repurchases of excess capital stock, it will continue to monitor the overall financial performance of the FHLB in order to determine the status of limited repurchases of excess capital or dividends in the future. Management evaluated the stock and concluded that the stock was not impaired for the periods presented herein. More consideration was given to the long-term prospects for the FHLB as opposed to the recent stress caused by the extreme economic conditions the world is facing. Management also considered that the FHLB’s regulatory capital ratios have increased from the prior year, liquidity appears adequate, new shares of FHLB stock continue to exchange hands at $100 par value, and the resumption of dividends.

Loans and Loans Held for Sale: Loans are generally reported at the principal balance outstanding, net of unearned income. Interest income on loans is accrued based on the principal outstanding. It is the Company’s policy to discontinue the accrual of interest when either the principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection. It is the Company’s policy not to recognize interest income on specific impaired loans unless the likelihood of future loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Nonaccrual loans may be returned to accrual status when none of its principal and interest payments are due and there has been a sustained period of repayment performance. Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized over the contractual life of the related loans or commitments as an adjustment of the related loan’s yield. Loans held for sale are carried at the lower of cost or estimated market value in the aggregate. There were no loans held for sale as of December 31, 2011 and 2010, respectively.

The Company has entered into an agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”) under which the bank may sell conforming one-to-four family residential mortgage loans to the FHLB. The current agreement dated December 28, 2011 provides for a maximum commitment of $5,000,000. This commitment expires on December 28, 2012. Loans sold to the FHLB are sold with limited recourse or credit risk based upon utilization of the original commitment. The bank also maintains the servicing of these loans, for which it is paid a servicing fee. The total amount of loans sold and outstanding to the FHLB were $9,470,840 and $6,758,928 as of December 31, 2011 and 2010, respectively. These loans were also subject to recourse obligation or credit risk in the amount of $383,269 and $232,888 at December 31, 2011 and 2010, respectively. The amount of income recognized as of a result of this agreement was $79,965, $69,565 and $22,616 for the years ending December 31, 2011, 2010 and 2009, respectively.

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

In terms of the Company’s loan portfolio, the commercial and industrial loans and commercial real estate loans are deemed to have more risk than the consumer real estate loans and other consumer loans in the portfolio. The commercial loans not secured by real estate are highly dependent on financial condition and are more dependent on economic conditions. The commercial loans secured by real estate are also dependent on economic conditions but generally have stronger forms of collateral. More recently, commercial real estate has been negatively impacted by devaluation so these commercial loans carry a higher qualitative factor for changes in the value of collateral. The commercial loans and commercial real estate loans have historically been responsible for the majority of the Company’s delinquencies, non-accrual loans, and charge-offs so both of these categories carry higher qualitative factors than consumer real estate loans and other consumer loans. The Company has historically experienced very low levels of consumer real estate and consumer loan charge-offs so these qualitative factors are set lower than the commercial real estate and commercial and industrial loans.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011, 2010, AND 2009

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

Individual loan reviews are based upon specific quantitative and qualitative criteria, including the size of the loan, loan quality ratings, value of collateral, repayment ability of borrowers, and historical experience factors. The historical experience factors utilized for individual loan reviews are based upon past loss experience, known trends in losses and delinquencies, the growth of loans in particular markets and industries, and known changes in economic conditions in the particular lending markets. Allowances for homogeneous loans (such as residential mortgage loans, personal loans, etc.) are evaluated based upon historical loss experience, trends in losses and delinquencies, growth of loans in particular markets, and known changes in economic conditions in each lending market. There can be no assurance the allowance for loan losses will be adequate to cover all losses, but management believes the allowance for loan losses in the amount of $2,503,738 at December 31, 2011, was adequate to provide for probable losses from existing loans based on information currently available. While management uses available information to provide for loan losses, the ultimate collectibility of a substantial portion of the loan portfolio, and the need for future additions to the allowance, will be based on changes in economic conditions and other relevant factors. As such, an adverse change in economic activity could reduce cash flows for both commercial and individual borrowers, which would likely cause the Company to experience increases in problem assets, delinquencies and losses on loans.

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

Goodwill is periodically reviewed for impairment. No impairment losses were recognized. Additionally, future events could cause management to conclude that impairment indicators exist and that the goodwill is impaired, which would result in the Company recording an impairment loss. Any resulting impairment loss could have a material, adverse impact on the Company’s financial condition and results of operations.

Mortgage Servicing Rights (“MSRs”): The Company has agreements for the express purpose of selling loans in the secondary market. The Company maintains all servicing rights for these loans. Originated MSRs are recorded by allocating total costs incurred between the loan and servicing rights based on their relative fair values. MSRs are amortized in proportion to the estimated servicing income over the estimated life of the servicing portfolio. Impairment is evaluated based on the fair value of the right, based on portfolio interest rates and prepayment characteristics.

Bank-owned Life Insurance: Bank owned life insurance consists of investments in life insurance policies on executive officers and other members of the bank’s management. The policies are carried at their net cash surrender value. Changes in the policy value are recorded as an adjustment to the carrying value with the corresponding amount recognized as non-interest income or expense. Earnings on these policies are based on the net earnings on the cash surrender value of the policies. The net cash surrender value of bank-owned life insurance was $3,518,450 and $3,415,247 at December 31, 2011 and 2010, respectively. The death benefit value of the bank-owned life insurance at December 31, 2011 and 2010 was $8.8 million. An agreement has been executed with all officers whereby a $40,000 death benefit is payable upon the participant’s death while employed by the Company to their designated beneficiary

Advertising Costs: Advertising costs are expensed as the costs are incurred. Advertising expenses amounted to $154,380, $88,932 and $160,961 for 2011, 2010, and 2009, respectively.

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

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011, 2010, AND 2009

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

	2011	2010	2009
Before-tax amount	$3,523,606	$(1,336,628)	$1,559,476
Tax effect	(1,325,933)	502,973	(586,831)

Net of tax effect	2,197,673	(833,655)	972,645
Net income as reported	2,454,145	2,339,281	2,304,986

Total comprehensive income	$4,651,818	$1,505,626	$3,277,631

Recent Accounting Pronouncements: In April 2011, the FASB issued ASU 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. The amendments in this Update provide additional guidance or clarification to help creditors in determining whether a creditor has granted a concession and whether a debtor is experiencing financial difficulties for purposes of determining whether a restructuring constitutes a troubled debt restructuring. The amendments in this Update are effective for the first interim or annual reporting period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning annual period of adoption. As a result of applying these amendments, an entity may identify receivables that are newly considered impaired. For purposes of measuring impairment of those receivables, an entity should apply the amendments prospectively for the first interim or annual period beginning on or after June 15, 2011. The Company has provided the necessary disclosures in Note 3.

In April 2011, the FASB issued ASU 2011-03, Transfers and Services (Topic 860): Reconsideration of Effective Control for Repurchase Agreements. The main objective in developing this Update is to improve the accounting for repurchase agreements (repos) and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. The amendments in this Update remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (2) the collateral maintenance implementation guidance related to that criterion. The amendments in this Update apply to all entities, both public and nonpublic. The amendments affect all entities that enter into agreements to transfer financial assets that both entitle and obligate the transferor to repurchase or redeem the financial assets before their maturity. The guidance in this Update is effective for the first interim or annual period beginning on or after December 15, 2011 and should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011, 2010, AND 2009

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. The amendments in this Update result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRS. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. The amendments in this Update are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. For nonpublic entities, the amendments are effective for annual periods beginning after December 15, 2011. Early application by public entities is not permitted. This ASU is not expected to have a significant impact on the Company’s financial statements.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. The amendments in this Update improve the comparability, clarity, consistency, and transparency of financial reporting and increase the prominence of items reported in other comprehensive income. To increase the prominence of items reported in other comprehensive income and to facilitate convergence of U.S. GAAP and IFRS, the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. The amendments require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. All entities that report items of comprehensive income, in any period presented, will be affected by the changes in this Update. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. For nonpublic entities, the amendments are effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. The amendments in this Update should be applied retrospectively, and early adoption is permitted. This ASU is not expected to have a significant impact on the Company’s financial statements.

In September 2011, the FASB issued ASU 2011-08, Intangibles – Goodwill and Other Topics (Topic 350), Testing Goodwill for Impairment. The objective of this update is to simplify how entities, both public and nonpublic, test goodwill for impairment. The amendments in the Update permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. Under the amendments in this Update, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount. The amendments in this Update apply to all entities, both public and nonpublic, that have goodwill reported in their financial statements and are effective for interim and annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance. This ASU is not expected to have a significant impact on the Company’s financial statements.

In September 2011, the FASB issued ASU 2011-09, Compensation-Retirement Benefits-Multiemployer Plans (Subtopic 715-80): Disclosures about an Employer’s Participation in a Multiemployer Plan. The amendments in this Update will require additional disclosures about an employer’s participation in a multiemployer pension plan to enable users of financial statements to assess the potential cash flow implications relating to an employer’s participation in multiemployer pension plans. The disclosures also will indicate the financial health of all of the significant plans in which the employer participates and assist a financial statement user to access additional information that is available outside the financial statements. For public entities, the amendments in this Update are effective for annual periods for fiscal years ending after December 15, 2011, with early adoption permitted. For nonpublic entities, the amendments are effective for annual periods of fiscal years ending after December 15, 2012, with early adoption permitted. The amendments should be applied retrospectively for all prior periods presented. This ASU is not expected to have a significant impact on the Company’s financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011, 2010, AND 2009

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In December 2011, the FASB issued ASU 2011-10, Property, Plant, and Equipment (Topic 360): Derecognition of in Substance Real Estate-a Scope Clarification. The amendments in this Update affect entities that cease to have a controlling financial interest in a subsidiary that is in substance real estate as a result of default on the subsidiary’s nonrecourse debt. Under the amendments in this Update, when a parent (reporting entity) ceases to have a controlling financial interest in a subsidiary that is in substance real estate as a result of default on the subsidiary’s nonrecourse debt, the reporting entity should apply the guidance in Subtopic 360-20 to determine whether it should derecognize the in substance real estate. Generally, a reporting entity would not satisfy the requirements to derecognize the in substance real estate before the legal transfer of the real estate to the lender and the extinguishment of the related nonrecourse indebtedness. That is, even if the reporting entity ceases to have a controlling financial interest under Subtopic 810-10, the reporting entity would continue to include the real estate, debt, and the results of the subsidiary’s operations in its consolidated financial statements until legal title to the real estate is transferred to legally satisfy the debt. The amendments in this Update should be applied on a prospective basis to deconsolidation events occurring after the effective date. Prior periods should not be adjusted even if the reporting entity has continuing involvement with previously derecognized in substance real estate entities. For public entities, the amendments in this Update are effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2012. For nonpublic entities, the amendments are effective for fiscal years ending after December 15, 2013, and interim and annual periods thereafter. Early adoption is permitted. This ASU is not expected to have a significant impact on the Company’s financial statements.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. The amendments in this Update affect all entities that have financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement. The requirements amend the disclosure requirements on offsetting in Section 210-20-50. This information will enable users of an entity’s financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position, including the effect or potential effect of rights of setoff associated with certain financial instruments and derivative instruments in the scope of this Update. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. In order to defer only those changes in Update 2011-05 that relate to the presentation of reclassification adjustments, the paragraphs in this Update supersede certain pending paragraphs in Update 2011-05. Entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before Update 2011-05. All other requirements in Update 2011-05 are not affected by this Update, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. Public entities should apply these requirements for fiscal years, and interim periods within those years, beginning after December 15, 2011. Nonpublic entities should begin applying these requirements for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. This ASU is not expected to have a significant impact on the Company’s financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011, 2010, AND 2009

NOTE 2 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of investment securities are as follows at December 31, 2011 and 2010:

	(Expressed in thousands) December 31, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale:
Obligations of U.S. Government corporations and agencies	$36,014	$202	$-	$36,216
Obligations of states and political subdivisions	42,154	3,150	-	45,304
Mortgage-backed securities	67,402	1,820	(7)	69,215
Equity securities	209	17	-	226
Total available-for-sale	145,779	5,189	(7)	150,961

Total	$145,779	$5,189	$(7)	$150,961

	(Expressed in thousands) December 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale:
Obligations of U.S. Government corporations and agencies	$36,024	$120	$(446)	$35,698
Obligations of states and political subdivisions	33,738	678	(125)	34,291
Mortgage-backed securities	61,580	1,828	(458)	62,950
Equity securities	216	14	-	230

Total available-for-sale	131,558	2,640	(1,029)	133,169

Total	$131,558	$2,640	$(1,029)	$133,169

The Company’s investment securities portfolio contains unrealized losses of direct obligations of the U.S. Government agency securities, including mortgage-related instruments issued or backed by the full faith and credit of the United States government or are generally viewed as having the implied guarantee of the U.S. government, and debt obligations of a U.S. state or political subdivision.

On a quarterly basis, the Company evaluates the severity and duration of impairment for its investment securities portfolio and the Company’s ability to hold the securities till they recover. Generally, impairment is considered other than temporary when an investment security has sustained a decline in market value for a period of twelve months. The Company has concluded that any impairment of its investment securities portfolio is not other than temporary but is the result of interest rate changes that are not expected to result in the noncollection of principal and interest during the period. There are 5 positions that are temporarily impaired at December 31, 2011.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011, 2010, AND 2009

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

The following tables show the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time, that the individual securities have been in a continuous unrealized loss position, at December 31, 2011 and 2010:

	$0,000	$0,000	$0,000	$0,000	$0,000	$0,000
	(Expressed in thousands) 2011
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Government corporations and agencies	$-	$-	$-	$-	$-	$-
Obligations of states and political subdivisions	-	-	-	-	-	-
Mortgage-backed securities	2,008	(6)	112	(1)	2,120	(7)

Total debt securities	2,008	(6)	112	(1)	2,120	(7)

Equity securities	-	-	-	-	-	-

Total	$2,008	$(6)	$112	$(1)	$2,120	$(7)

	$00,000	$00,000	$00,000	$00,000	$00,000	$00,000
	(Expressed in thousands) 2010
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Government corporations and agencies	$15,542	$(446)	$-	$-	$15,542	$(446)
Obligations of states and political subdivisions	6,056	(125)	-	-	6,056	(125)
Mortgage-backed securities	17,291	(457)	266	(1)	17,557	(458)

Total debt securities	38,889	(1,028)	266	(1)	39,155	(1,029)

Equity securities	-	-	-	-	-	-

Total	$38,889	$(1,028)	$266	$(1)	$39,155	$(1,029)

The amortized cost and fair value of investment securities at December 31, 2011, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	(Expressed in thousands)
	Securities Held-to-Maturity		Securities Available-for-Sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$-	$-	$1,156	$1,162
Due after one year through five years	-	-	13,334	13,471
Due after five years through ten years	-	-	35,895	36,929
Due after ten years	-	-	27,783	29,958

	-	-	78,168	81,520
Mortgage-backed securities	-	-	67,402	69,215
Equity securities	-	-	209	226

Total	$-	$-	$145,779	$150,961

Proceeds from sales of securities available-for-sale during the years ended December 31, 2011, 2010, and 2009, were $24,092,900, $17,588,511, and $11,355,204 respectively. Gross gains of $747,015 and gross losses of $16,118 in 2011; gross gains of $566,815 and gross losses of $1,541 in 2010; and gross gains of $298,319 and gross losses of $109,802 in 2009, were realized on those sales. Assets carried at $53,581,000 and $31,931,000 at December 31, 2011 and 2010, respectively, were pledged to secure United States Government and other public funds and for other purposes as required or permitted by law.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011, 2010, AND 2009

NOTE 3 - LOANS AND LEASES

Loans outstanding at December 31, 2011 and 2010, are as follows:

	(Expressed in Thousands)
	2011	2010
Consumer Real Estate:
Construction	$295	$308
Farmland	213	246
Residential 1-4 Family	24,961	28,089
Home Equity Loans	2,380	2,976
Home Equity Lines of Credit	2,303	2,447

Total Consumer Real Estate	30,152	34,066
Commercial Real Estate:
Non-farm, non-residential	49,146	49,195
Multifamily (5 or more) residential properties	7,222	7,458

Total Commercial Real Estate	56,368	56,653
Commercial and Other Loans:
Commercial	4,354	7,033
Non-rated industrial development obligations	11,508	13,460
Other loans	76	39

Total Commercial and Other Loans	15,938	20,532
Consumer Loans:
Installment and other loans to individuals	6,484	9,696
Credit Cards	606	573

Total Consumer Loans	7,090	10,269

Total loans	$109,548	$121,520
Less unearned interest and deferred fees	119	153

Net loans	$109,429	$121,367

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

Non-accrual loans amounted to $4,045,937 and $4,902,515 at December 31, 2011 and 2010, respectively. The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was $353,340, $289,590 and $249,470 for 2011, 2010 and 2009, respectively.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011, 2010, AND 2009

NOTE 3 - LOANS AND LEASES (CONTINUED)

The following tables present the contractual aging of the recorded investment in past due loans by class of loans (in thousands):

	December 31, 2011
	Current	Loans 30-59 days Past Due	Loans 60-89 days Past Due	Loans 90 or more days Past Due	Total Past Due	Non - Accrual	Total Loans
Commercial and Other Loans	$15,642	$257	$-	$-	$257	$39	$15,938
Commercial real estate	52,474	325	36	-	361	3,533	56,368
Consumer real estate	29,449	116	140	-	256	447	30,152
Consumer	7,040	9	14	-	23	27	7,090
Unearned interest and deferred fees	(119)	-	-	-	-	-	(119)

Total	$104,486	$707	$190	$-	$897	$4,046	$109,429

	December 31, 2010
	Current	Loans 30-59 days Past Due	Loans 60-89 days Past Due	Loans 90 or more days Past Due	Total Past Due	Non - Accrual	Total Loans
Commercial and Other Loans	$20,369	$109	$-	$-	$109	$54	$20,532
Commercial real estate	52,451	29	26	-	55	4,147	56,653
Consumer real estate	33,247	103	-	28	131	688	34,066
Consumer	10,218	34	3	-	37	14	10,269
Unearned interest and deferred fees	(153)	-	-	-	-	-	(153)

Total	$116,132	$275	$29	$28	$332	$4,903	$121,367

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

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass-rated loans. The following tables present the risk category of loans by class of loans based on the most recent analysis performed and the contractual aging as of December 31, 2011 and 2010 (in thousands):

2011	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and Other	$15,882	$-	$56	$-	$15,938
Commercial Real Estate	43,067	5,807	6,786	708	56,368
Construction and Land Development	508	-	-	-	508

Total	$59,457	$5,807	$6,842	$708	$72,814

Current	$59,164	$5,807	$3,653	$-	$68,624
Past Due 30-59 days	257	-	325	-	582
Past Due 60-89 days	36	-	-	-	36
Past Due 90 days or more	-	-	-	-	-
Non- accrual	-	-	2,864	708	3,572

Total	$59,457	$5,807	$6,842	$708	$72,814

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011, 2010, AND 2009

NOTE 3 - LOANS AND LEASES (CONTINUED)

	$20,532	$20,532	$20,532	$20,532	$20,532
2010	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and Other	$19,735	$743	$54	$-	$ 20,532
Commercial Real Estate	42,050	6,388	8,215	-	56,653
Construction and Land Development	399	-	155	-	554

Total	$62,184	$7,131	$8,424	$-	$77,739

Current	$62,184	$7,131	$4,194	$-	$ 73,509
Past Due 30-59 days	-	-	29	-	29
Past Due 60-89 days	-	-	-	-	-
Past Due 90 days or more	-	-	-	-	-
Non- accrual	-	-	4,201	-	4,201

Total	$62,184	$7,131	$8,424	$-	$ 77,739

For consumer and residential real estate loan classes, the Company also evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. The following table presents the recorded investment in those loan classes based on payment activity as of December 31, 2011 and 2010 (in thousands):

2011	Performing	Non-performing	Total
Consumer	$7,063	$27	$7,090
Consumer Real Estate	29,705	447	30,152

Total	$36,768	$474	$37,242

2010	Performing	Non-performing	Total
Consumer	$10,255	$14	$10,269
Consumer Real Estate	32,796	716	33,512

Total	$43,051	$730	$43,781

	(Expressed in Thousands)
	December 31,
	2011	2010	2009
Average investment in impaired loans	$4,235	$5,062	$3,648

Related allowance for loan losses	836	256	10

Partial charge-offs	-	-	-

Interest income recognized on a cash basis on impaired loans	-	-	-

No additional funds are committed to be advanced in connection with impaired loans.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011, 2010, AND 2009

NOTE 3 - LOANS AND LEASES (CONTINUED)

Year-end impaired loans are set forth in the following table. No interest income was recognized on impaired loans subsequent to their classification as impaired (in thousands):

	December 31, 2011
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment
Commercial and Other Loans	$46	$39	$7	$46	$7	$46
Commercial real estate	3,533	1,056	2,477	3,533	829	3,807
Consumer real estate	312	312	-	312	-	382

Total	$3,891	$1,407	$2,484	$3,891	$836	$4,235

	December 31, 2010
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment
Commercial and Other Loans	$54	$54	$-	$54	$-	$57
Commercial real estate	4,147	1,701	2,446	4,147	256	4,613
Consumer real estate	364	364	-	364	-	392

Total	$4,565	$2,119	$2,446	$4,565	$256	$5,062

Loan Modifications

The Company’s loan portfolio also includes certain loans that have been modified in a Troubled Debt Restructuring (TDR), where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Company’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDRs are classified as nonaccrual at the time of restructure and may only be returned to accrual status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months. TDR’s on accrual status may remain in accrual status after they have been restructured as long as they continue to perform in accordance with their modified terms. There were no TDR’s in accrual status at December 31, 2011 and December 31, 2010.

When the Company modifies a loan, management evaluates any possible impairment based on the present value of expected future cash flows, discounted at the contractual interest rate of the original loan agreement, except when the sole (remaining) source of repayment for the loan is the operation or liquidation of the collateral. In these cases management uses the current fair value of the collateral, less selling costs, instead of discounted cash flows. If management determines that the value of the modified loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized by segment or class of loan, as applicable, through an allowance estimate or a charge-off to the allowance. Segment and class status is determined by the loan’s classification at origination.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011, 2010, AND 2009

NOTE 3 - LOANS AND LEASES (CONTINUED)

The following tables include the recorded investment and number of modifications for modified loans, as of the respective dates. The Company reports the recorded investment in the loans prior to a modification and also the recorded investment in the loans after the loans were restructured.

	December 31, 2011			December 31, 2010
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment
Troubled Debt Restructurings
Commercial and Other Loans	-	$-	$-	-	$-	$-
Commercial real estate	4	3,935	2,594	4	3,935	2,825
Consumer real estate	1	23	22	-	-	-

Total	5	$3,958	$2,616	4	$3,935	$2,825

Troubled Debt Restructurings That subsequently defaulted
Commercial and Other Loans	-	$-	$-	-	$-	$-
Commercial real estate	3	3,680	2,388	3	3,680	2,581
Consumer real estate	1	23	22	-	-	-

Total	4	$3,703	$2,410	3	$3,680	$2,581

No additional funds are committed to be advanced to customers whose loans were classified as TDR’s

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:

	December 31,
	2011	2010	2009
Balance at beginning of year	$2,059,025	$1,894,361	$1,923,455
Additions charged to operating expense	600,000	220,000	183,942
Recoveries	55,862	10,108	18,253

Total	2,714,887	2,124,469	2,125,650
Less loans charged-off	211,149	65,444	231,289

Balance at end of year	$2,503,738	$2,059,025	$1,894,361

The following table summarizes the primary segments of the ALL, segregated into the amount for loans individually evaluated for impairment by class of loans as of December 31, 2011 and 2010 (in thousands):

2011	Commercial and other	Commercial Real Estate	Consumer Real Estate	Consumer	Total
Allowance for Loan Losses:
Beginning Balance	$212	$1,511	$272	$64	$2,059
Charge-offs	(8)	(156)	(28)	(19)	(211)
Recoveries	2	45	-	9	56
Provision	(27)	682	(51)	(4)	600

Ending Balance	$179	$2082	$193	$50	$2,504

Loans individually evaluated for impairment	$7	$829	$-	$-	$836

Loans collectively evaluated for impairment	172	1,253	193	50	1,668

Ending Balance	$179	$2,082	$193	$50	$2,504

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011, 2010, AND 2009

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (CONTINUED)

2010	Commercial and other	Commercial Real Estate	Consumer Real Estate	Consumer	Total
Allowance for Loan Losses:
Beginning Balance	$203	$1,345	$267	$79	$1,894
Charge-offs	(14)	-	-	(51)	(65)
Recoveries	-	-	-	10	10
Provision	23	166	5	26	220

Ending Balance	$212	$1511	$272	$64	$2,059

Loans individually evaluated for impairment	$-	$256	$-	$-	$256
Loans collectively evaluated for impairment	212	1,255	272	64	1,803

Ending Balance	$212	$1,511	$272	$64	$2,059

The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2011 and 2010 (in thousands):

2011	Commercial and Other	Commercial Real Estate	Consumer Real Estate	Consumer	Unearned Discounts	Total
Loans individually evaluated	$46	$3,533	$312	$-	$-	$3,891
Loans collectively evaluated	15,892	52,835	29,840	7,090	(119)	105,538

Ending Balance	$15,938	$56,368	$30,152	$7,090	$(119)	$109,429

2010
Loans individually evaluated	$-	$2,446	$-	$-	$-	$2,446
Loans collectively evaluated	20,532	54,207	34,066	10,269	(153)	118,921

Ending Balance	$20,532	$56,653	$34,066	$10,269	$(153)	$121,367

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation, as follows:

	December 31,		Original Useful Life Years
	2011	2010
Land	$1,973,014	$1,973,014
Land improvements	338,069	338,069	15
Leasehold improvements	1,063,735	1,060,274	15
Buildings	5,193,157	4,991,799	39
Furniture, fixtures & equipment	5,130,953	4,668,757	3 - 7

Total	13,698,928	13,031,913
Less accumulated depreciation	7,781,209	7,317,792

Premises and equipment, net	$5,917,719	$5,714,121

Charges to operations for depreciation approximated $486,179, $496,618, and $444,208 for 2011, 2010, and 2009, respectively.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011, 2010, AND 2009

NOTE 6 - DEPOSITS

The composition of the Bank’s deposits at December 31 follows:

	(Expressed in Thousands) 2011
	Demand
	Noninterest Bearing	Interest Bearing	Savings	Time
Individuals, partnerships and corporations (includes certified and official checks)	$31,319	$41,702	$80,857	$70,125
United States Government	1	-	-	-
States and political subdivisions	540	6,189	4,723	3,176
Commercial banks and other depository institutions	55	-	-	490

Total	$31,915	$47,891	$85,580	$73,791

	(Expressed in Thousands) 2010
	Demand
	Noninterest Bearing	Interest Bearing	Savings	Time
Individuals, partnerships and corporations (includes certified and official checks)	$27,598	$36,814	$73,873	$75,527
United States Government	12	-	-	-
States and political subdivisions	682	5,299	4,583	3,248
Commercial banks and other depository institutions	27	-	222	590

Total	$28,319	$42,113	$78,678	$79,365

Time deposits include certificates of deposit issued in denominations of $100,000 or more which amounted to $22,040,000 and $23,351,000 at December 31, 2011 and 2010, respectively. Interest expense on certificates of deposit of $100,000 or more was $438,000, $576,000 and $888,000 at December 31, 2011, 2010, and 2009, respectively.

The following table sets forth the remaining maturity of time certificates of deposits of $100,000 or more at December 31, 2011.

Due in 3 months or less	$4,411,000
Due in over three through six months	3,719,000
Due in over six through twelve months	5,103,000
Due in over twelve months	8,807,000

Total	$22,040,000

A maturity distribution of time certificates of deposit at December 31, 2011, follows:

Due in 2012	$43,761,000
Due in 2013	10,066,000
Due in 2014	6,703,000
Due in 2015	6,373,000
Due in 2016	6,223,000
Due in 2017 and thereafter	665,000

Total	$ 73,791,000

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011, 2010, AND 2009

NOTE 7 - FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS

Federal funds purchased and repurchase agreements represent borrowings of a short duration, usually less than 30 days. For repurchase agreements, the securities underlying the agreements remained under the Bank’s control.

Information related to repurchase agreements and federal funds purchased are summarized below:

	Repurchase Agreements		Federal Funds Purchased
	2011	2010	2011	2010
Balance at end of year	$14,013,506	$13,477,420	$-	$-

Average balance during the year	14,614,114	13,436,842	76,851	-

Maximum month-end balance	16,912,195	15,283,869	-	-

Weighted-average rate during the year	.74%	.84%	1.01%	-

Rate at December 31.68%		.76%	-	-

NOTE 8 - FEDERAL HOME LOAN BANK BORROWINGS

The subsidiary Bank is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”). The FHLB borrowings are secured by a blanket lien by the FHLB on certain residential real estate loans or securities with a market value at least equal to the outstanding balances. The remaining maximum borrowing capacity with the FHLB at December 31, 2011 was approximately $38.3 million subject to the purchase of additional FHLB stock. The subsidiary bank had FHLB borrowings of $3,693,014 and $3,775,583 at December 31, 2011 and 2010, respectively. At December 31, 2011 the subsidiary bank had three fixed rate amortizing advances which totaled $3,693,014 with a weighted average interest rate of 4.78% of which $2,099,000 will mature in 2018 and $1,594,014 will mature in 2023.

The subsidiary bank also has a one year line of credit agreement with the Federal Home Loan Bank (“FHLB”). The maximum credit available under this agreement is $7.0 million and expired in December 2011. There were no borrowings outstanding under this agreement at December 31, 2011 and 2010, respectively.

Contractual maturities of FHLB borrowings as of December 31, 2011 were as follows:

December 31, 2012	$86,602
December 31, 2013	90,832
December 31, 2014	95,267
December 31, 2015	99,919
December 31, 2016	104,800
Thereafter	3,215,594

$3,693,014

NOTE 9 - CONCENTRATIONS OF CREDIT RISK

Most of the affiliate Bank’s loans and commitments have been granted to customers in the Bank’s primary market area of Northern and Central West Virginia, Eastern Ohio, and Southwestern Pennsylvania. In the normal course of business, however, the Bank has purchased participations and originated loans outside of its primary market area. The aggregate loan balances outstanding in any one geographic area, other than the Bank’s primary lending areas, do not exceed 10 percent of total loans. Concentrations of credit are measured by categorizing loans by the North American Industry Classification codes. Loans equal to or exceeding 25% of Tier I Capital are considered concentrations of credit. At December 31, 2011 concentrations of credit were as follows:

	Amount	Percent of Tier 1 Capital
Lessors of Nonresidential Buildings	$11,089,653	37.7%

Lessors of Residential Buildings and Dwellings	$10,816,848	36.8%

General Government Support	$9,598,973	32.6%

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011, 2010, AND 2009

NOTE 10 - EMPLOYEE BENEFIT PLANS

The Company has a non-contributory profit sharing plan for employees meeting certain service requirements. The Company makes annual contributions to the profit sharing plan based on income of the Company as defined. Total expenses for the plan were $115,000, $114,640, and $63,000 for the years ended December 31, 2011, 2010, and 2009, respectively.

The Company also offers a 401(k) plan in which it matches a portion of the employee’s contribution up to 4 percent of their salary. The expense related to the 401(k) plan was $22,547, $24,128, and $22,628 in 2011, 2010, and 2009, respectively.

NOTE 11 - RELATED PARTY TRANSACTIONS

Directors and officers of the Company and its subsidiary, and their associates, were customers of, and had other transactions with the subsidiary bank in the normal course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility. Such loans totaled $3,971,083 at December 31, 2011, and $1,923,847 at December 31, 2010.

The following is an analysis of loan activity to directors, executive officers, and associates of the Company and its subsidiary:

	December 31,
	2011	2010
Balance, January 1	$1,923,847	$2,626,186
New loans during the period	2,891,602	1,000,000
Repayments during the period	(844,366)	(1,702,339)

Ending balance	$3,971,083	$1,923,847

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

The following represents financial instruments whose contract amounts represent credit risk:

	2011	2010
Commitments to extend credit	$15,191,000	$12,592,000
Standby letters of credit	180,000	5,892,000

As of December 31, 2011, approximately $7,653,000 are fixed interest rate commitments and $7,718,000 are variable interest rate commitments.

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The standby letters of credit in the amount of $150,000 expire in 2012, $10,000 expire in 2015, and $20,000 expire in 2021. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The Company and its subsidiary are parties to various legal and administrative proceedings and claims. Although any litigation contains an element of uncertainty, management believes that the outcome of these events will not have a material effect on the financial position of the Company.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011, 2010, AND 2009

NOTE 13 - RESTRICTION ON CASH

The subsidiary bank is required to maintain an average reserve balance with the Federal Reserve Bank or in cash on hand. The average required reserve balances for the years ended December 31, 2011 and 2010, were $2,736,000 and $2,519,000, respectively.

NOTE 14 - INCOME TAX

The provisions for income taxes at December 31 consist of:

	2011	2010	2009
Currently payable:
Federal	$553,812	$278,927	$246,711
State	127,605	92,838	80,837
Deferred:
Federal	(321,387)	150,577	(37,922)
State	(28,414)	(25,546)	6,111

Income tax expense	$331,616	$496,796	$295,737

The following temporary differences gave rise to the deferred tax asset (liability) at December 31:

	2011	2010
Allowance for loan losses	$955,032	$778,690
Deferred loan fees	40,570	52,138
Accrued interest on nonperforming loans	505,681	423,752
Deferred compensation	71,966	79,278
Depreciation	(267,652)	(246,521)
Amortization	58,674	72,756
Goodwill	(186,333)	(149,067)
AMT	552,961	397,563
Deferred state income tax	(65,267)	(55,606)
Other, net	(8,738)	-

Total deferred tax asset - federal	1,674,370	1,352,983
Total deferred tax asset - state	191,962	163,548

	1,866,332	1,516,531
Deferred tax liabilities arising from market adjustments of securities available for sale:
Federal	(1,664,876)	(517,469)
State	(284,992)	(88,580)

Net deferred tax asset (liability)	$(83,536)	$910,482

A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes for the year ended December 31 is as follows:

	2011		2010		2009
	Amount	Percent	Amount	Percent	Amount	Percent
Computed tax at statutory federal rate	$ 947,159	34.0%	$ 964,266	34.0%	$ 884,246	34.0%
Plus state income taxes net of federal tax benefits	68,802	2.5%	80,393	2.8%	55,872	2.2%

	1,015,961	36.5%	1,044,659	36.8%	940,118	36.2%
Increase (decrease) in taxes resulting from:
Tax exempt income	(673,431)	(24.2)%	(577,597)	(20.4)%	(497,619)	(19.1)%
Nondeductible interest expense	25,349	1.0%	35,161	1.2%	38,797	1.5%
Bank-owned life insurance	(35,089)	(1.3)%	(35,584)	(1.3)%	(155,372)	(6.0)%
Other - net	(1,174)	(0.2)%	30,157	1.1%	(30,187)	(2.0)%

Actual tax expense	$331,616	11.8%	$496,796	17.4%	$295,737	10.6%

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011, 2010, AND 2009

NOTE 15 - LEASES

The Company’s Bank affiliates leased certain land used for banking purposes under long-term leases, expiring at various dates. These leases contain renewal options and generally provide that the Company will pay for insurance, taxes, and maintenance.

As of December 31, 2011, the future minimum rental payments required under noncancelable operating leases with initial terms in excess of one year are as follows:

December 31, 2012	$152,306
December 31, 2013	115,033
December 31, 2014	90,000
December 31, 2015	90,000
December 31, 2016	82,500
Thereafter	-

Rental expense under operating leases approximated $226,069 in 2011; $250,339 in 2010; and $191,497 in 2009.

NOTE 16 - OTHER OPERATING EXPENSES

Other operating expenses at December 31 included the following:

	2011	2010	2009
Directors’ fees	$115,250	$118,675	$104,325
Stationery and supplies	166,602	152,549	142,894
Regulatory assessment and deposit insurance	315,053	422,515	583,189
Advertising	154,380	88,932	160,961
Postage and transportation	164,616	162,462	167,842
Other taxes	176,843	141,095	186,910
Service Expense	382,837	349,319	384,489
Other	823,179	1,043,991	904,899

Total	$2,298,760	$2,479,538	$2,635,509

NOTE 17 - LIMITATIONS ON DIVIDENDS

The approval of the Comptroller of the Currency is required to pay dividends if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits (as defined) for the year, combined with its retained net profits of the preceding two years. Under this formula, the Company’s subsidiary bank can declare dividends in 2012, without approval of the Comptroller of the Currency, of approximately $2,396,000, plus an additional amount equal to the bank’s net profit for 2012 up to the date of any such dividend declaration. The subsidiary bank is the primary source of funds to pay dividends to the stockholders of First West Virginia Bancorp, Inc.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011, 2010, AND 2009

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

As of December 31, 2011, the most recent notifications from the Office of the Comptroller of the Currency categorized the bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes has changed the capital category. The capital ratios of the Company and its subsidiary bank, along with the regulatory framework for adequately capitalized and well capitalized institutions are depicted as set forth in the following table:

(Amounts Expressed in Thousands)	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
First West Virginia Bancorp, Inc.	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2011
Total Capital (to Risk Weighted Assets)	$31,494	21.55%	$11,691	8.0%	$14,614	10.0%
Tier I Capital (to Risk Weighted Assets)	29,662	20.30%	5,845	4.0%	8,768	6.0%
Tier I Capital (to Adjusted Total Assets)	29,662	10.46%	11,340	4.0%	14,175	5.0%
As of December 31, 2010
Total Capital (to Risk Weighted Assets)	$30,377	19.78%	$12,289	8.0%	$15,361	10.0%
Tier I Capital (to Risk Weighted Assets)	28,462	18.53%	6,144	4.0%	9,217	6.0%
Tier I Capital (to Adjusted Total Assets)	28,462	10.31%	11,045	4.0%	13,806	5.0%
Progressive Bank, N.A.
As of December 31, 2011
Total Capital (to Risk Weighted Assets)	$31,269	21.43%	$11,674	8.0%	$14,592	10.0%
Tier I Capital (to Risk Weighted Assets)	29,437	20.17%	5,837	4.0%	8,755	6.0%
Tier I Capital (to Adjusted Total Assets)	29,437	10.39%	11,328	4.0%	14,160	5.0%
As of December 31, 2010
Total Capital (to Risk Weighted Assets)	$30,121	19.68%	$12,241	8.0%	$15,302	10.0%
Tier I Capital (to Risk Weighted Assets)	28,206	18.43%	6,121	4.0%	9,181	6.0%
Tier I Capital (to Adjusted Total Assets)	28,206	10.23%	11,032	4.0%	13,789	5.0%

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

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011, 2010, AND 2009

NOTE 19 - FAIR VALUE MEASUREMENTS - (CONTINUED)

Impaired loans that are collateral dependent are written down to fair value through the establishment of specific reserves. Techniques used to value the collateral that secure the impaired loans include observable inputs employed by certified appraisers for similar assets classified as Level II inputs. Other real estate owned is measured at fair value, less cost to sell at the date of foreclosure. Valuations are periodically performed by management and the assets are carried at the lower of carrying amount, or fair value less cost to sell.

The following table presents the assets reported on the balance sheet at their fair value as of December 31, 2011 and December 31, 2010, by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	December 31, 2011
(dollars in thousands)	Level I	Level II	Level III	Total
Assets measured on a recurring basis:
Securities available for sale:
U.S. Government corporations and agencies	$-	$36,216	$-	$36,216
Obligations of states and political subdivisions	-	45,304	-	45,304
Mortgage-backed securities
U.S. sponsored entities	-	69,215	-	69,215
Private label	-	-	-	-

Subtotal mortgage-backed securities	-	69,215	-	69,215
Equity securities	226	-	-	226

Total securities available for sale:	$226	$150,735	$-	$150,957

Assets measured on a nonrecurring basis:
Other real estate loans	$-	$138	$-	$138
Impaired loans	$-	$3,891	$-	$3,891

	December 31, 2010
(dollars in thousands)	Level I	Level II	Level III	Total
Assets measured on a recurring basis:
Securities available for sale:
U.S. Government corporations and agencies	$-	$35,698	$-	$35,698
Obligations of states and political subdivisions	-	34,291	-	34,291
Mortgage-backed securities
U.S. sponsored entities	-	62,950	-	62,950
Private label	-	-	-	-

Subtotal mortgage-backed securities	-	62,950	-	62,950
Equity securities	230	-	-	230

Total securities available for sale:	$230	$132,939	$-	$133,169

Assets measured on a nonrecurring basis:
Other real estate loans	$-	$8	$-	$8
Impaired loans	$-	$4,903	$-	$4,903

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011, 2010, AND 2009

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

Federal Home Loan Bank and other long term borrowings: The fair value of FHLB and other long term borrowings is the carrying amount. Management believes that the carrying amount approximates the fair value.

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

The estimates of fair values of financial instruments are summarized as follows at December 31:

	2011		2010
(Amounts Expressed in Thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$20,917	$20,917	$9,933	$9,933
Investment securities	150,961	150,961	133,169	133,169
Loans	106,925	105,733	119,308	120,493
Bank owned life insurance	3,518	3,518	3,415	3,415
Accrued interest receivable	1,140	1,140	1,095	1,095

Financial liabilities:
Deposits	239,177	227,662	228,475	208,813
Federal funds purchased and repurchase agreements	14,014	14,014	13,477	13,477
FHLB and other long term borrowings	3,693	3,693	3,776	3,776
Accrued interest payable	218	218	277	277

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011, 2010, AND 2009

NOTE 21 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

Presented below are the consolidated balance sheets, statements of income, and statements of cash flows for First West Virginia Bancorp, Inc.

BALANCE SHEETS

	December 31,
	2011	2010
ASSETS
Cash	$113,387	$137,375
Investment securities available-for-sale (at fair value)	228,654	247,558
Investment in subsidiary bank	34,301,866	30,845,369
Other assets	105,969	112,579

Total assets	$34,749,876	$31,342,881

LIABILITIES
Deferred compensation	$211,664	$233,170
Accrued expenses	11,702	8,525

Total liabilities	223,366	241,695

STOCKHOLDERS’ EQUITY	34,526,510	31,101,186

Total liabilities and stockholders’ equity	$34,749,876	$31,342,881

STATEMENTS OF INCOME

	Year Ended December 31,
	2011	2010	2009
INCOME
Dividends from subsidiary bank	$1,256,952	$1,211,520	$1,211,520
Gains (losses) on sales of investment securities	1,248	4,258	(29,960)
Other income	119,839	120,008	124,132

Total income	1,378,039	1,335,786	1,305,692

EXPENSES
Other expenses	178,963	171,246	124,352

Total expenses	178,963	171,246	124,352

Income before income taxes and undistributed net income of subsidiary	1,199,076	1,164,540	1,181,340

Income tax benefit	24,267	9,169	16,868

Equity in undistributed net income of subsidiary	1,230,802	1,165,572	1,106,778

NET INCOME	$2,454,145	$2,339,281	$2,304,986

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011, 2010, AND 2009

NOTE 21 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2011	2010	2009
OPERATING ACTIVITIES
Net income	$2,454,145	$2,339,281	$2,304,986
Adjustments to reconcile net income to net cash provided by operating activities:
Change in deferred tax benefit	8,093	7,365	22,752
Undistributed earnings of affiliate	(1,230,802)	(1,165,572)	(1,106,778)
Changes in operating assets and liabilities:
Other assets	(2,462)	9,355	24,495
Deferred compensation	(21,506)	(19,569)	(60,466)
Other liabilities	3,177	2,976	(1,650)
Net (gains) losses on sales of investment securities	(1,248)	(4,258)	29,960

Net cash provided by operating activities	1,209,397	1,169,578	1,213,299

INVESTING ACTIVITIES
Proceeds from sales of securities	77,332	91,426	150,914
Purchases of investment securities	(54,578)	(67,599)	(120,408)

Net cash provided by investing activities	22,754	23,827	30,506

FINANCING ACTIVITIES
Dividends paid	(1,256,139)	(1,210,677)	(1,207,952)

Net cash used in financing activities	(1,256,139)	(1,210,677)	(1,207,952)

Net increase (decrease) in cash and cash equivalents	(23,988)	(17,272)	35,853

Cash and cash equivalents at beginning of year	137,375	154,647	118,794

Cash and cash equivalents at end of year	$113,387	$137,375	$154,647

Supplemental disclosures:
Cash paid for interest	$-	$-	$-
Cash paid for income taxes	-	-	-

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

In order to ensure that the Company’s internal control over financial reporting is effective, management is required to evaluate, with the participation of the Company’s principal executive and principal financial officers, the effectiveness of the Company’s internal control over financial reporting as of the end of each fiscal year and did so most recently for its financial reporting as of December 31, 2011. Management’s assessment of the effectiveness of the Company’s internal control over financial reporting was based on criteria for effective internal control over financial reporting described in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission. Based on this assessment, management has concluded that the internal control over financial reporting was effective as of December 31, 2011. This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of First West Virginia Bancorp, Inc., and subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First West Virginia Bancorp, Inc. and subsidiary as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ S.R. Snodgrass
S.R. Snodgrass, A.C.

Wheeling, West Virginia

March 23, 2012

S.R. Snodgrass, A.C.

980 National Road Wheeling, WV 26003-6400 Phone: 304-233-5030 Facsimile: 304-233-3062

Table One

SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)

	December 31,
	2011	2010	2009	2008	2007
SUMMARY OF OPERATIONS
Total interest income	$11,207	$11,858	$12,914	$13,514	$13,708
Total interest expense	2,229	3,056	4,328	5,275	5,431
Net interest income	8,978	8,802	8,586	8,239	8,277
Provision for loan losses	600	220	184	—	(100)
Total other income	2,034	1,977	1,791	1,488	1,410
Total other expenses	7,626	7,723	7,592	7,009	7,272
Income before income taxes	2,786	2,836	2,601	2,718	2,515
Net income	2,454	2,339	2,305	2,206	2,036
PER SHARE DATA (1)
Net income	$1.48	$1.42	$1.39	$1.33	$1.23
Cash dividends declared	0.76	0.73	0.73	0.71	0.70
Book value per share	20.89	18.82	18.64	17.39	16.47
AVERAGE BALANCE SHEET SUMMARY
Total loans, net	$115,415	$124,074	$128,206	$120,722	$120,409
Investment securities	136,409	116,990	112,142	108,114	109,278
Deposits - interest bearing	204,616	198,042	190,981	182,450	182,682
Stockholders’ equity	30,498	29,415	28,192	27,295	26,223
Total assets	283,734	273,778	266,414	258,275	253,930
BALANCE SHEET
Investments	$150,961	$133,169	$115,997	$112,366	$106,647
Loans	109,428	121,367	128,581	124,635	121,739
Allowance for loan losses	(2,504)	(2,059)	(1,894)	(1,923)	(2,043)
Other assets	35,373	25,482	28,447	23,086	26,844

Total Assets	$293,258	$277,959	$271,131	$258,164	$253,187

Deposits	$239,177	$228,475	$221,246	$206,385	$203,127
Federal funds purchased and repurchase agreements	14,013	13,477	11,025	11,013	12,196
FHLB borrowings	3,693	3,776	7,354	10,929	9,298
Other liabilities	1,848	1,130	700	1,100	1,351
Stockholders’ equity	34,527	31,101	30,806	28,737	27,215

Total Liabilities and Stockholders’ equity	$293,258	$277,959	$271,131	$258,164	$253,187

SELECTED RATIOS
Return on average assets	0.86%	0.85%	0.87%	0.85%	0.80%
Return on average equity	8.05%	7.95%	8.18%	8.08%	7.76%
Average equity to average assets	10.75%	10.74%	10.58%	10.57%	10.33%
Dividend payout ratio (1)	51.35%	51.41%	52.52%	53.38%	56.91%
Loan to Deposit ratio	45.75%	53.12%	58.12%	60.39%	59.93%

(1)	Adjusted for the 4 percent common stock dividend to stockholders of record as of December 20, 2010 and the 4 percent common stock dividend to shareholders of record on October 1, 2008.

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

OVERVIEW

Following is a discussion and analysis of the significant changes in the financial condition and results of operations of First West Virginia Bancorp, Inc., (the Company), and its subsidiary for the years ended December 31, 2011, 2010 and 2009. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the Notes, thereto.

The Company reported net income of $2,454,145 or $1.48 per share for the year ended December 31, 2011 as compared to $2,339,281 or $1.42 per share for the year ended December 31, 2010. The increase in net income during 2011 over 2010 of $114,864 or 4.9% was primarily the result of the increases in net interest income and noninterest income combined with the decreases in noninterest expenses and income tax expense, offset in part by the increase in the provision for loan losses. Net interest income rose in 2011 as compared to 2010 primarily due to the decline in the interest expense paid on interest bearing liabilities and the increase in the interest earned on investment securities, offset in part by the decrease in the interest earned on loans. Noninterest income increased $57,349 or 2.9% and was primarily attributable to the increase in the gains on sales of investment securities, offset in part by a decrease in service charges and other fee income and in other operating income. Noninterest expenses fell $96,820 or 1.3% in 2011 over 2010 and was primarily due to the decrease in other operating expenses, offset in part by the increases in occupancy expenses and salary and employee benefit costs. The provision for loan losses was $600,000 in 2011, an increase of $380,000 over 2010, based upon the reserves required on nonperforming assets. The return on average assets was .86% and .85% as of December 31, 2011 and 2010, respectively. The return on average equity was 8.05% and 7.95% at December 31, 2011 and 2010, respectively. The Board of Directors declared and paid cash dividends of $.76 and $.73 per share during 2011 and 2010, respectively.

Table One is a summary of Selected Financial Data of the Company. The sections that follow discuss in more detail the information summarized in Table One.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Two - Average Balance Sheets and Interest Rate Analysis

The following table presents an average balance sheet, interest earned on interest bearing assets, interest paid on interest bearing liabilities, average interest rates and interest differentials for the years ended December 31, 2011, 2010, and 2009. Average balance sheet information as of December 31, 2011, 2010, and 2009 was compiled using the daily average balance sheet. Total loans are gross of the allowance for loan losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average balance computations; however, no interest was included in income subsequent to the non-accrual status classification. Loan fees and unearned discounts were included in income for average rate calculation purposes. Average yields on investment securities available for sale have been calculated based on amortized cost.

(dollars in thousands)	December 31, 2011			December 31, 2010			December 31, 2009
	Average Volume	Interest	Average Rate	Average Volume	Interest	Average Rate	Average Volume	Interest	Average Rate
ASSETS:
Investment securities:
U.S. Treasury and U. S Government agencies	$37,208	$1,054	2.83%	$30,220	$953	3.15%	$23,321	$910	3.90%
Mortgage backed securities	62,905	2,111	3.36%	58,419	2,470	4.23%	63,068	3,125	4.96%
States and political subdivisions	36,087	1,497	4.15%	28,116	1,199	4.26%	23,993	989	4.12%
Other securities	209	4	1.91%	235	4	1.70%	1,760	94	5.34%

Total Investment securities:	136,409	4,666	3.42%	116,990	4,626	3.95%	112,142	5,118	4.56%
Interest bearing deposits	1,307	29	2.22%	12,416	35	0.28%	1,403	1	0.07%
Federal funds sold	-	-	-	58	-	0.00%	7,115	1	0.01%
Loans, net of unearned income	115,415	6,497	5.63%	124,074	7,182	5.79%	128,206	7,779	6.07%
Other earning assets	1,311	15	1.14%	1,481	15	1.01%	1,476	15	1.02%

Total earning assets	254,442	11,207	4.40%	255,019	11,858	4.65%	250,342	12,914	5.16%
Other assets	29,292			18,759			16,072

Total Assets	$283,734			$273,778			$266,414

LIABILITIES
Time deposits	$76,434	$1,498	1.96%	$83,399	$2,085	2.50%	$92,544	$3,100	3.35%

Savings deposits	83,499	381	0.46%	73,936	484	0.65%	61,047	499	0.82%
Interest bearing demand deposits	44,683	64	0.14%	40,707	89	0.22%	37,390	132	0.35%
Federal funds purchased and repurchase agreements	14,691	108	0.74%	13,437	112	0.83%	12,623	128	1.01%
FHLB and other long-term borrowings	3,734	179	4.79%	5,799	286	4.93%	9,377	469	5.00%

Total interest bearing liabilities	223,041	2,230	1.00%	217,278	3,056	1.41%	212,981	4,328	2.03%
Noninterest bearing demand deposits	29,235			26,030			24,252
Other liabilities	960			1,055			989

Total Liabilities	253,236			244,363			238,222
STOCKHOLDERS’ EQUITY	30,498			29,415			28,192

Total Liabilities and Stockholders’ Equity	$283,734			$273,778			$266,414

Net yield on earning assets		$8,977	3.53%		$8,802	3.45%		$8,586	3.43%

The fully taxable equivalent basis of interest income from obligations of states and political subdivisions has been determined using a combined Federal and State corporate income tax rate of 40% for 2011, 2010, and 2009, respectively. The effect of this adjustment is presented below.

Investment securities	$136,409	$5,639	4.13%	$116,990	$5,402	4.62%	$112,142	$5,747	5.12%
Loans	115,415	6,845	5.93%	124,074	7,539	6.08%	128,206	8,131	6.34%

Total earning assets	$254,442	$12,528	4.92%	$255,019	$12,991	5.09%	$250,342	$13,895	5.55%

Taxable equivalent net yield on earning assets		$10,298	4.05%		$9,935	3.90%		$9,567	3.82%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

EARNINGS ANALYSIS

Net Interest Income

Net interest income, which is the difference between interest earned on loans and investments and interest paid on deposits and other liabilities, is the primary source of earnings for the Company. Changes in the volume and mix of earning assets and interest bearing liabilities combined with changes in market rates of interest greatly effect net interest income. Tables Two and Three analyze the changes in net interest income for the three years ended December 31, 2011, 2010, and 2009.

Net interest income increased $175,515 or 2.0% in 2011 compared to 2010, and follows an increase in 2010 of $216,650 or 2.5% from 2009. During 2011, the increase in net interest income was primarily due to the decreases in the interest paid on deposits, the interest paid on other borrowings and the interest paid on repurchase agreements combined with the increase in the interest earned on investment securities, offset in part by the decrease in the interest earned on loans. The increase in net interest income in 2010 was primarily due to a decline in the interest paid on deposits and on other borrowings combined with the decrease in the interest paid on repurchase agreements, offset in part by the decrease in the interest earned on investment securities and loans. The changes in the volume and mix of earning assets and interest bearing liabilities combined with the changes in the market rates of interest resulted in taxable equivalent net interest yields on average earning assets of 4.05% for 2011, as compared to 3.90% and 3.82% earned during 2010 and 2009, respectively.

Interest expense in 2011 decreased $826,195 or 27.0% from 2010, compared to the decrease of $1,272,597 or 29.4% from 2009 to 2010. In 2011, the decline in interest expense was primarily due to the declines in the yield and average volume of time deposits, the decline in the average volume of Federal Home Loan Bank and other long term borrowings and the decline in the yield of savings deposits, offset in part by a rise in the average volume of savings deposits. The decline in interest expense in 2010 was primarily due to the decreases in the yield and the average volume of time deposits and Federal Home Loan Bank and other long term borrowings combined with the decrease in the yield of savings deposits and federal funds purchased and repurchase agreements, offset in part by increases in the average volume of savings deposits. The average yield paid on interest bearing liabilities during 2011 fell 41 basis points, from 1.41% in 2010 to 1.00% in 2011, and follows a decrease in 2010 of 62 basis points, from 2.03% in 2009 to 1.41% in 2010. The average volume of interest bearing liabilities increased $5.8 million or 2.7% in 2011 compared to 2010, after increasing $4.3 million or 2.0% in 2010 as compared to 2009.

Interest and fees on loans decreased $685,251 or 9.5% from 2010 to 2011, after decreasing $597,457 or 7.7% from 2009 to 2010. Interest and fees on loans declined in 2011 as compared to 2010 primarily due to the decrease in the average volume of loans combined with the decline in the yield earned on loans. The taxable equivalent yield on loans declined 15 basis points in 2011, from 6.08% in 2010 to 5.93% in 2011, and follows a decrease of 26 basis points in 2010, from 6.34% in 2009 to 6.08% in 2010. The average loan volume decreased $8.7 million or 7.0% in 2011 as compared to 2010 and follows a decrease of $4.1 million or 3.2% in 2010 as compared to 2009. In 2010, the decline in interest and fees on loans was primarily due to the decrease in the average volume of loans combined with the decline in the yield earned on loans.

Interest income on investment securities in 2011 increased $39,811 or .9% over 2010, and follows a decrease of $491,740 or 9.6% over 2009. The increase in the average volume of investment securities which was partially offset by the decrease in the yield earned on investment securities contributed to the increase in interest income on investment securities. The taxable equivalent yield on investment securities fell 49 basis points in 2011, from 4.62% in 2010 to 4.13% in 2011, and follows a decrease in 2010 of 50 basis points, from 5.12% in 2009 to 4.62% in 2010. The activity of the investment securities portfolio increased with the average volume increasing $19.4 million or 16.6% in 2011 as compared to 2010, and follows an increase of $4.8 million or 4.3% in 2010 as compared to 2009. In 2010, the decrease in the yield earned on investment securities which was partially offset by an increase in the average volume of investment securities contributed to the decrease in interest income on investment securities.

Noninterest Income

Noninterest income is comprised of service charges, investment securities gains and losses, and other operating income. Noninterest income increased $57,349 or 2.9%, in 2011 as compared to an increase of $185,579 or 10.4% in 2010. The increase in noninterest income in 2011 as compared to 2010 was primarily due to the increase in the net gains on sales of investment securities which was offset in part by decreases in service charges and other fee income and other operating income. In 2010, noninterest income primarily increased due to the increase in the net gains on sales of investment securities and other operating income which was offset in part by a decrease in service charges and other fee income.

Sales of investment securities by the subsidiary bank are generally limited to the needs established under the liquidity policies. Net gains (losses) on sales of investment securities amounted to $730,897 in 2011, an increase of $165,623 as compared to 2010. The increase in net gains (losses) on sales of investment securities was primarily attributable to sales of securities available for sale recorded by the Company and its subsidiary bank. During 2011, the Company accounted for securities gains of $747,015 and securities losses of $16,118 which were attributable to sales of securities available for sale. In 2010, the Company accounted for securities gains of $566,815 and securities losses of $1,541 which were attributable to sales of securities available for sale. During 2009, the Company and its subsidiary bank accounted for securities gains of $298,319 and securities losses of $109,802 which were attributable to sales of securities available for sale.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Three - Rate Volume Analysis of Changes in Interest Income and Expense

The effect on interest income and interest expense for the years ended December 31, 2011 and 2010 due to changes in average volume and rate from the prior year, is presented below. The effect of a change in average volume has been determined by applying the average rate to the change in volume. The change in rate has been determined by applying the average volume in the earlier year by the change in rate. The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of change in each.

(in thousands)	2011 Compared to 2010			2010 Compared to 2009
	Increase (Decrease) Due to Change in:			Increase (Decrease) Due to Change in:
	Average Volume	Rate	Net increase (decrease)	Average Volume	Rate	Net increase (decrease)
INTEREST INCOME FROM:
U.S. Treasury and other U. S. Government agencies	$220	$(119)	$101	$269	$(226)	$101
Mortgage backed securities	189	(548)	(359)	(230)	(425)	(655)
Obligations of states and political subdivisions	340	(42)	298	170	40	210
Other securities	-	-	-	(81)	(9)	(90)

Total investment securities	749	(709)	40	128	(620)	(434)
Interest bearing deposits	(31)	25	(6)	8	26	34
Federal funds sold	-	-	-	(1)	-	(1)
Loans, net of unearned income	(501)	(184)	(685)	(251)	(346)	(597)
Other earning assets	(2)	2	-	-	-	-

Total interest earned	215	(866)	(651)	(116)	(940)	(998)

INTEREST EXPENSE ON:
Time deposits	(174)	(413)	(587)	(306)	(709)	(1,015)
Savings deposits	63	(166)	(103)	105	(120)	(15)
Interest bearing demand deposits	9	(34)	(25)	12	(55)	(43)
Federal funds purchased and repurchase agreements	10	(14)	(4)	8	(24)	(16)
FHLB and other long-term borrowings	(102)	(5)	(107)	(179)	(4)	(183)

Total interest paid	(194)	(632)	(826)	(360)	(912)	(1,272)

Net interest differential	$409	$(234)	$175	$244	$(28)	$274

Presented below is the effect on volume and rate variances of the adjustment of interest income on obligations of states and political subdivisions to the fully taxable equivalent basis using a combined Federal and State corporate income tax rate of 40% for the years ended 2011, 2010, and 2009, respectively.

Investment securities	$897	$(660)	$237	$248	$(593)	$(345)

Loans	(526)	(168)	(694)	(262)	(330)	(592)

Total interest earned	$338	$(801)	$(463)	$(7)	$(897)	$(904)

Net interest differential	$532	$(169)	$363	$353	$15	$368

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Service charges and other fees are earned from assessments made on checking and savings accounts. Service charges and other fee income fell $99,134 in 2011, down 16.7%, from 2010, as compared to the decrease of $108,403 or 15.4% from 2009 to 2010. The decrease in service charges in 2011 and 2010 was primarily due to a decline in overdraft charges combined with a decrease in service charges on deposit accounts.

Other operating income represents fees from safe deposit box rentals, sales of checkbooks, sales of cashiers’ checks and money orders, utility collections, ATM charges and card fees, credit life commissions, credit card fees and commissions, income earned on bank owned life insurance and various other charges and fees related to normal customer banking relationships. Other operating income decreased $9,140 or 1.1% in 2011 as compared to 2010. The decrease in other operating income in 2011 was primarily due to declines in nonrecurring gains on sales of assets, miscellaneous income, credit life commissions, and utility bill and collection fees, offset in part by an increase in checkbook sales, ATM fees, credit card fees, an increase in the earnings related to the cash surrender value of the bank owned life insurance on its key officers, and in the income earned on loans sold to the FHLB. Other operating income fell $82,775 or 9.2% in 2010 as compared to 2009. During 2010, the decrease in other operating income was primarily due to declines in miscellaneous income, credit life commissions, utility bill and collection fees, offset in part by an increase in checkbook sales, ATM fees, nonrecurring gains on sales of assets, credit card fees, an increase in the earnings related to the cash surrender value of the bank owned life insurance on its key officers, and in the income earned on loans sold to the FHLB.

Noninterest Expense

Noninterest expenses are comprised of salaries and employee benefits, net occupancy of premises and other operating expenses. In 2011, noninterest expenses decreased $96,820 or 1.3% over 2010, and follows a increase of $130,817 or 1.7% in 2010 over 2009. The decrease in noninterest expense in 2011 as compared to 2010 was primarily due to the decrease in other operating expenses, offset in part by increases in occupancy expenses and salary and employee benefits expenses. The increase in noninterest expense in 2010 as compared to 2009 was primarily due to increases in occupancy expenses and salary and employee benefits expenses, offset in part by the decrease in other operating expenses.

Occupancy expenses increased $72,661 or 5.1% in 2011 over 2010, and follows an increase of $148,385 or 11.7% in 2010 over 2009. Occupancy expenses increased in 2011 primarily due to increases in real estate taxes, insurance on bank premises, furniture and fixture expenses and other real estate owned expenses, offset in part by decreases in banking house lease expenses, building maintenance expenses and depreciation expenses. The increase in occupancy expenses in 2010 was primarily due to increases in banking house lease expenses, furniture and fixtures depreciation expenses, furniture and fixture expenses and other real estate owned expenses.

Salary and employee benefits represent the largest component of noninterest expense. Salary and employee benefits increased $11,297 or .3% in 2011 over 2010. The increase in salary and employee benefits expense in 2011 was primarily attributable to normal annual merit adjustments, offset in part by a reduction in employee benefit plan expenses. The Company had 98 full-time equivalent employees at December 31, 2011. During 2010, salary and employee benefits increased $138,403 or 3.8% as compared to the same period in 2009. The increase in salary and employee benefits expense in 2010 was primarily attributable to normal annual merit adjustments combined with the increase in employee benefit plan expenses.

The major components of other operating expenses include: stationery and supplies, directors’ fees, service expense, postage and transportation, other taxes, advertising, and regulatory assessments and deposit insurance. Other operating expense decreased $180,778 or 7.3%, in 2011 as compared to the same period of the prior year. The decrease in other operating expense was primarily due to decreases in regulatory assessments and deposit insurance and other expenses, offset in part by increases in advertising expenses, service expenses, postage and transportation expense, other taxes, stationary and supplies expense and directors fees. During 2010, other operating expense decreased $155,971, or 5.9%, over 2009 and was primarily due to primarily due to decreases in regulatory assessments and deposit insurance, advertising expenses service expenses, postage and transportation expense and in other taxes, offset in part by increases in stationary and supplies expense, directors fees, and other expenses.

Income Taxes

Income tax expense for the period ended December 31, 2011 was $331,616, a decrease of $165,180 or 33.3% over 2010 as compared to the increase of $201,059 or 68.0% from 2009 to 2010. The decrease in taxable income combined with the increase in tax exempt income primarily contributed to the decrease in income tax expense in 2011. During 2010, the increase in taxable income offset in part by the increase in tax exempt income primarily contributed to the increase in income tax expense. Components of the income tax expense for December 31, 2011 were $227,695 for federal taxes and $103,921 for West Virginia corporate net income taxes. Federal income tax rates and West Virginia corporate net income tax rates were consistent at 34% and 9%, respectively, for the years ended December 31, 2011, 2010 and 2009. Additional information regarding income taxes is contained in Note 14 to the Consolidated financial statements.

For federal income tax purposes, tax-exempt income is based on qualified state, county, and municipal bonds and loans. Tax-exempt income was $1,981,937 in 2011; $1,699,480 in 2010; and $1,471,309 in 2009. The state of West Virginia recognizes tax-exempt income based on the average of certain investments and loans held during the tax reporting period. Nontaxable items included are federal obligations and securities, obligations of West Virginia and West Virginia political subdivisions, investments of loans primarily secured by liens or security agreements on residential property and other real estate in the form of a mobile home, modular home or double-wide located in West Virginia. Nontaxable West Virginia income attributable to the foregoing items was approximately $1,404,000 in 2011; $1,450,000 in 2010; and $1,124,000 in 2009.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

BALANCE SHEET ANALYSIS

Investments

Investment securities increased $17,792,161 or 13.4% during 2011, and followed an increase in 2010 of $17,171,750 or 14.8% from 2009. The investment portfolio is managed to attempt to achieve an optimum mix of asset quality, liquidity and maximum yield on investment. The investment portfolio consists of U.S. Government agency and corporation securities, obligations of states and political subdivisions, mortgage-backed securities and equity securities. Taxable securities comprised 70.0% of total securities at December 31, 2011, as compared to 74.6% at December 31, 2010. Other than the normal risks inherent in purchasing U.S. Government agency and corporation securities and obligations of states and political subdivisions, i.e., interest rate risk, management has no knowledge of other market or credit risk involved in these investments. The Company does not have any high risk hybrid/derivative instruments.

Investment securities that are classified available for sale are available for sale at any time based upon management’s assessment of changes in economic or financial market conditions. These securities are carried at fair value and the unrealized holding gains and losses, net of taxes, are reflected as a separate component of stockholders’ equity until realized. Available for sale securities, at fair value increased 13.4% from 2010, and represented 100% of the investment portfolio at December 31, 2011. The increase in the available for sale securities was primarily due to the purchase of obligations of U.S Government agency and corporation securities, obligations of states and political subdivisions and mortgage backed securities. The Company did not have any investment securities classified as held to maturity securities at December 31, 2011 and 2010. As the investment portfolio consists primarily of fixed rate debt securities, changes in the market rates of interest will affect the carrying value of securities available for sale, adjusted upward or downward and represent temporary adjustments in value. The carrying values of securities available for sale was above book value by $5,181,686 and $1,610,549 at December 31, 2011 and 2010, respectively.

Table Four - Investment Portfolio

The maturity distribution using book value including accretion of discounts and amortization of premiums and approximate yield of investment securities at December 31, 2011 and December 31, 2010 are presented in the following table. Tax equivalent yield basis was used on tax exempt obligations. Approximate yield was calculated using a weighted average of yield to maturities.

(dollars in thousands)	December 31, 2011				December 31, 2010
	Securities		Securities		Securities		Securities
	Held to Maturity		Available for Sale		Held to Maturity		Available for Sale
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U. S. Treasury and other U.S. Government Agencies
Within One Year	$-	-%	$11	0.80%	$-	-%	$18	0.20%
After One But Within Five Years	-	-	11,558	1.68	-	-	10,090	2.79
After Five But Within Ten Years	-	-	24,644	2.36	-	-	25,586	2.92
After Ten Years	-	-	3	0.86	-	-	4	0.88

	-	-	36,216	2.14	-	-	35,698	2.88

States & Political Subdivisions
Within One Year	-	-	1,151	5.48	-	-	999	4.39
After One But Within Five Years	-	-	1,913	5.54	-	-	3,322	5.57
After Five But Within Ten Years	-	-	12,285	5.66	-	-	7,435	5.78
After Ten Years	-	-	29,955	6.07	-	-	22,535	6.38

	-	-	45,304	5.92	-	-	34,291	6.11

Mortgage-Backed Securities	-	-	69,215	3.03	-	-	62,950	3.98

Equity Securities	-	-	226	2.25	-	-	230	2.44

Total	$-	-%	$150,961	3.68%	$-	-%	$133,169	4.23%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Loans

Total loans, net of unearned income, declined $11,938,590 or 9.8% from 2010 to 2011. The decrease in total loans in 2011 was primarily due to the decreases in commercial and other loans, consumer real estate loans, consumer loans, and commercial real estate loans which decreased $4,594,000, $3,914,000, $3,179,000, and $285,000, respectively. Commercial loans declined during 2011 primarily due to decreases in commercial and industrial loans combined with the decline in non-rated industrial development obligations. The decrease in consumer real estate loans during 2011 was primarily in residential real estate loans. Consumer loans declined in 2011 primarily due to the decrease in installment loans to individuals. During 2011, the decrease in commercial real estate loans was primarily due to the decrease in multi-family residential loans as well as the decrease in loans secured by non-farm non-residential commercial real estate. During 2010, total loans decreased $7,214,356 or 5.6%. The decrease in total loans in 2010 was primarily due to the decreases in consumer loans, consumer real estate loans, commercial real estate loans and commercial and other loans which decreased $2,899,000, $2,235,000, $1,939,000 and $151,000, respectively. The decrease in consumer loans in 2010 was primarily due to the decline in installment loans to individuals. The decrease in consumer real estate loans during 2010 was primarily in construction and residential real estate loans. During 2010, the decrease in commercial real estate loans was primarily due to the decrease in multi-family residential loans as well as the decrease in loans secured by non-farm non-residential commercial real estate. Commercial loans declined during 2010 primarily due to decreases in commercial and industrial loans, offset in part by the increase in non-rated industrial development obligations.

Commercial real estate loans which include real estate loans secured by non-farm, non-residential properties and multi-family residential property loans comprised fifty-one percent (51%) of the loan portfolio. Consumer real estate loans which include construction, farmland, real estate residential loans, and home equity loans comprised twenty-eight percent (28%) of the loan portfolio. Commercial and other loans which include commercial and industrial loans and non-rated industrial development obligations comprised fifteen percent (15%) of the loan portfolio. Consumer loans which include installment and other loans to individuals and credit cards comprised six percent (6%) of the loan portfolio. The changes in the composition of the loan portfolio from 2010 to 2011 were a 4% increase in commercial real estate loans, a 2% decrease in commercial and other loans and a 2% decrease in consumer loans.

Table Five

Loan Portfolio - Maturities and sensitivities of Loans to Changes in Interest Rates

The following table presents the contractual maturities of loans other than installment loans and residential mortgages as of December 31, 2011 and 2010:

(dollars in thousands)	December 31, 2011			December 31, 2010
	In one Year or Less	After one Year Through Five Years	After Five Years	In one Year or Less	After one Year Through Five Years	After Five Years
Construction	$-	$13	$282	$155	$21	$132
Commercial real estate - nonfarm, nonresidential property	3,571	3,027	42,548	736	6,097	42,362
Commercial	657	2,572	1,125	1,519	2,875	2,639
Non-rated industrial development obligations	289	4,270	6,949	997	5,770	6,693

Total	$4,517	$9,882	$50,904	$3,407	$14,763	$51,826

The following table presents an analysis of fixed and variable rate loans as of December 31, 2011 and 2010 along with the contractual maturities of loans other than installment loans and residential mortgages:

(dollars in thousands)	December 31, 2011			December 31, 2010
	In one Year or Less	After one Year Through Five Years	After Five Years	In one Year or Less	After one Year Through Five Years	After Five Years
Fixed Rates	$3,905	$5,751	$10,208	$2,197	$10,503	$9,607
Variable Rates	612	4,131	40,696	1,210	4,260	42,219

Total	$4,517	$9,882	$50,904	$3,407	$14,763	$51,826

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Loans Held for Sale

The Company has entered into an agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”) under which the bank may sell conforming one-to-four family residential mortgage loans to the FHLB. The current agreement provides for a maximum commitment of $5,000,000. Loans sold to the FHLB are sold with limited recourse or credit risk based upon utilization of the original commitment. The bank also maintains the servicing of these loans, for which it is paid a servicing fee. The total amount of loans sold under this agreement was $9,470,840 and $6,758,928 as of December 31, 2011 and 2010, respectively. The loans which were sold were also subject to a recourse obligation or credit risk in the amount of $383,269 and $232,888 at December 31, 2011 and 2010, respectively.

Non-performing Loans

Non-performing assets include non-accrual loans on which the collectibility of the full amount of interest is uncertain; loans which have been renegotiated to provide for a reduction or deferral of interest on principal because of a deterioration in the financial position of the borrower; loans past due ninety days or more as to principal or interest; and other real estate owned. A five-year summary of nonperforming assets is presented in Table Six. Total non-performing loans were $4,184,000 at December 31, 2011 as compared to $4,939,000 at December 31, 2010. Non-performing loans decreased $755,000 in 2011, after increasing $674,000 in 2010. The decrease in non-performing loans in 2011 as compared to 2010 was primarily due to the decline in non-accrual loans, offset in part by the increase in other real estate owned. The increase in non-performing loans in 2010 as compared to 2009 was primarily due to increases in non-accrual loans, offset in part by the decrease in other real estate owned.

Table Six - Risk Elements

Loans which are in the process of collection, but are contractually past due 90 days or more as to interest or principal, renegotiated, non-accrual loans and other real estate are as follows:

(dollars in thousands)	December 31,
	2011	2010	2009	2008	2007
Past Due 90 Days or More:
Commercial and Other Loans	$-	$-	$-	$-	$19
Commercial real estate	-	-	-	-	-
Consumer real estate	-	28	-	-	-
Consumer	-	-	-	-	7

	-	28	-	-	26

Non-accrual:
Commercial and Other Loans	$39	$54	$2,254	$111	$79
Commercial real estate	3,533	4,147	1,195	2,866	2,165
Consumer real estate	447	688	624	282	192
Consumer	27	14	19	16	1

	$4,046	$4,903	$4,092	$3,275	$2,437

Other Real Estate	$138	$8	$173	$8	$-

Total non-performing assets	$4,184	$4,939	$4,265	$3,283	$2,463

Total non-performing assets to total loans and other real estate	3.82%	4.07%	3.31%	2.63%	2.02%

Loans are placed in non-accrual when the principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection. Non-accrual loans were $4,045,937 or 3.7% of total loans outstanding as of December 31, 2011, as compared to $4,903,000 or 4.0% of total loans outstanding as of December 31, 2010. Non-accrual loans decreased in 2011 primarily due to loans transferring into other real estate owned and by payments applied to non-accrual loans. Non-accrual loans increased in 2010 over 2009 primarily due to the addition of one commercial real estate loan customer into non-accrual status. Loans past due 90 days or more and still accruing interest were $-0- and $28,000 at December 31, 2011 and 2010, respectively. Other real estate owned totaled $138,000 and $8,000 at December 31, 2011 and 2010, respectively. Management continues to monitor the nonperforming assets to ensure against deterioration in collateral values.

Generally, all banks recognize interest income on the accrual basis, except for certain loans which are placed on a non-accrual status. Loans are placed on a non-accrual status, when in the opinion of management doubt exists as to its collectibility. In accordance with the Office of the Comptroller of the Currency Policy, banks may not accrue interest on any loan which either the principal or interest is past due 90 days or more unless the loan is both well secured and in the process of collection. The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was $353,340, $289,590 and $249,470 for 2011, 2010 and 2009, respectively.

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

The allowance for loan losses increased $444,713 or 21.6%, between December 31, 2010 and December 31, 2011. The allowance for loan losses represented 2.3% and1.7% of outstanding loans as of December 31, 2011 and 2010. Net loan charge-offs were $155,287 in 2011, compared to $55,336 in 2010 and $213,036 in 2009. The net loan charge-offs remain within historical ranges. The net loan charge-offs in 2011, 2010, 2009 and 2008 were primarily commercial and consumer loans. In 2007, a negative provision in the amount of $100,000 was taken primarily as a result of the payoff of two commercial impaired loans. The credit quality of the loan portfolio combined with the recent level of net charge-offs and nonperforming assets continue to be considered in the calculation of the provision for loan losses.

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

Table Seven - Analysis of Allowance for Possible Loan Losses

The following table presents a summary of loans charged off and recoveries of loans previously charged off by type of loan.

(dollars in thousands)	December 31,
	2011	2010	2009	2008	2007
Allowance for loan losses:
Balance at beginning of period:	$2,059	$1,894	$1,923	$2,043	$2,297

Loans Charged off:
Commercial and Other loans	8	14	10	150	98
Commercial real estate	156	-	155	15	13
Consumer real estate	28	-	-	-	29
Consumer	19	51	66	29	26

Total	211	65	231	194	166

Recoveries:
Commercial and Other loans	2	1	11	69	3
Commercial real estate	45	-	-	3	2
Consumer real estate	-	-	-	-	-
Consumer	9	9	7	2	7

Total	56	10	18	74	12

Net Charge-offs	155	55	213	120	154
Additions Charged to Operations	600	220	184	-	(100)

Balance at end of period:	$2,504	$2,059	$1,894	$1,923	$2,043

Average Loans Outstanding	$115,415	$124,074	$128,206	$120,722	$120,409

Ratio of net charge-offs to Average loans outstanding for the period	0.13%	0.04%	0.17%	0.10%	0.13%
Ratio of the Allowance for Loan Losses to Loans Outstanding for the period	2.29%	1.70%	1.47%	1.54%	1.68%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Eight

Loan Portfolio - Allocation of allowance for possible loan losses

The following table presents an allocation of the allowance for possible loan losses at each of the five year periods ended December 31, 2011. The allocation presented below is based on the historical average of net charge offs per category combined with the change in loan growth and management’s review of the loan portfolio.

(dollars in thousands)	December 31,
	2011		2010		2009		2008		2007
		Percent of loans in each category to total loans		Percent of loans in each category to total loans		Percent of loans in each category to total loans		Percent of loans in each category to total loans		Percent of loans in each category to total loans
	Amount		Amount		Amount		Amount		Amount
Commercial and Other Loans	$179	14.6%	$212	16.9%	$203	16.1%	$202	17.7%	$147	16.4%
Commercial real estate	2,082	51.5%	1,511	46.5%	1,345	45.5%	1,350	41.8%	1,498	43.0%
Consumer real estate	193	27.4%	272	28.1%	267	28.2%	267	29.2%	267	30.0%
Consumer	50	6.5%	64	8.5%	79	10.2%	104	11.3%	131	10.6%

Total	$2,504	100.0%	$2,059	100.0%	$1,894	100.0%	$1,923	100.0%	$2,043	100.0%

Deposits

A stable core deposit base is the major source of funds for the Holding Company’s subsidiary bank. The deposit mix depends upon many factors including competition from other financial institutions, depositor interest in certain types of deposits, changes in the interest rate and the Company’s need for certain types of deposit growth. Total deposits increased approximately $10.7 million or 4.7% in 2011. The increase in total deposits was primarily due to the increases in non interest bearing demand deposits, interest bearing demand deposits and savings deposits, offset by the decline in time deposits. Noninterest bearing demand deposits increased approximately $3.6 million or 12.7%, interest bearing demand deposits increased $5.8 million or 13.7% and savings deposits increased approximately $6.9 million, or 8.8%, during 2011 while time deposits decreased approximately $5.6 million, or 7.0%.

At December 31, 2011, noninterest bearing deposits comprised 13% of total deposits and interest bearing deposits which include NOW, money market, savings and time deposits comprised 87% of total deposits. The changes in the composition of the deposit mix since December 31, 2010 were a 1% increase in noninterest bearing deposits and a 1% decrease in interest bearing deposits.

Federal Funds Purchased and Repurchase Agreements

Federal funds purchased and repurchase agreements are short-term borrowings. There were no Federal funds purchased as of December 31, 2011 and 2010. Repurchase agreements increased approximately $536,086 or 4.0%, from $13,477,420 at December 31, 2010 to $14,013,506 at December 31, 2011. The increase in repurchase agreements in 2011 was primarily due to the increase in the balances maintained by commercial customers.

Federal Home Loan Bank and Other Long-term Borrowings

Federal Home Loan Bank (“FHLB”) borrowings were $3,693,014 and $3,775,583 at December 31, 2011 and 2010, respectively, with an interest rate of 4.78%. The FHLB borrowings are collateralized by a blanket collateral agreement which assigns a security interest in capital stock, deposits, mortgage loans, securities and FHLB stock of the subsidiary bank.

Table Nine Contractual Maturities of Long term Obligations and Operating Leases

The following table presents the contractual maturities of long term obligations and operating leases at December 31, 2011:

(dollars in thousands)	Payments due by period
Contractual Obligations:	< 1 year	1-3 years	3-5 years	> 5 years	Total
Federal Home Loan Bank and other long term borrowings	$87	$186	$205	$3,215	$3,693
Operating Leases	234	394	362	13	1,003

	$321	$580	$567	$3,228	$4,696

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Off-Balance Sheet Arrangements

Table Ten Contractual Maturities of Commitments and Contingencies

The following table presents the maturities of commitments and contingencies at December 31, 2011:

(dollars in thousands)	Amount of Commitment Expiration Per Period
Off-Balance Sheet arrangements:	< 1 year	1-3 years	3-5 years	> 5 years	Total
Commitments to extend credit	$7,390	$4,215	$650	$2,936	$15,191
Standby letters of credit	150	10	-	20	180

	$7,540	$4,225	$650	$2,956	$15,371

Liquidity

Liquidity management ensures that funds are available to meet loan commitments, deposit withdrawals, and operating expenses. Funds are provided by loan repayments, investment securities maturities, or deposits, and can be raised by liquidating assets or through additional borrowings. The Company had investment securities with an estimated fair value of $150,960,955 classified as available for sale at December 31, 2011. These securities are available for sale at any time based upon management’s assessment in order to provide necessary liquidity should the need arise. The fair value of temporarily impaired investment securities that the company has the intent and ability to hold until the anticipated recovery in market value is $2,120,000. In addition, the Company’s subsidiary bank, Progressive Bank, N.A., is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”) which provides an additional source of funding in the form of collateralized advances. At December 31, 2011, the subsidiary bank had a short term line of credit in the aggregate amount of approximately $7 million available with the FHLB. There were no short term borrowings outstanding pursuant to this agreement as of December 31, 2011 and 2010. At December 31, 2011 and 2010, the Company had outstanding loan commitments and unused lines of credit totaling $15,371,000 and $18,484,000, respectively. Management placed a high probability for required funding within one year of approximately $6.9 million as of December 31, 2011. Approximately $7.0 million is principally unused overdraft, home equity and credit card lines on which management places a low probability for required funding.

Capital Resources

Stockholders’ equity increased 3.8% in 2011 entirely from current year earnings after quarterly dividends, and a 7.2% increase in accumulated other comprehensive income. The increase in accumulated other comprehensive income is primarily attributable to the effect of the change in the net unrealized gains on available for sale investment securities. The increase in stockholders’ equity in 2011 follows an increase of 3.7% in 2010 entirely from current earnings after quarterly dividends combined with an decrease of 2.7% resulting from the effect of the change in the net unrealized gains (losses) on available for sale investment securities. Stockholders’ equity amounted to 11.8% and 11.2% of total assets at December 31, 2011 and 2010, respectively. The Company paid dividends of $.76 and $.73 per share in 2011 and 2010, respectively. As of December 31, 2011, First West Virginia Bancorp, Inc. had 260 stockholders of record.

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

		First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2011	High	$19.10	$18.01	$16.11	$15.82
	Low	$14.57	$15.20	$13.10	$13.31
2010	High	$17.48	$16.26	$16.76	$17.49
	Low	$11.50	$13.23	$13.26	$13.65

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

The information presented in the following Interest Rate Risk table contains assumptions and estimates used by management in determining repricing characteristics and maturity distributions. As noted in the following table, the cumulative gap at one year is positive at approximately $25,490,000, which indicates the Company’s earning assets reprice sooner than interest bearing liabilities at December 31, 2011. As the table presented is as of a point in time and conditions change on a daily basis, any conclusions made may not be indicative of future results.

The Company’s subsidiary bank uses an asset/liability model to measure the impact of changes in interest rates on net interest income on a periodic basis. Assumptions are made to simulate the impact of future changes in interest rates and/or changes in balance sheet composition. The effect of changes in future interest rates on the mix of assets and liabilities may cause actual results to differ from simulated results. Guidelines established by the Company’s subsidiary bank provides that the estimated net interest income may not change by more than 10% in a one year period given a +/- 200 basis point parallel shift in interest rates. Excluding the potential effect of interest rate changes on assets and liabilities of the Holding Company which are not deemed material, the anticipated impact on net interest income of the subsidiary bank at December 31, 2011 was as follows: given a 200 basis point increase scenario net interest income would be reduced by approximately 2.8%, and given a 200 basis point decrease scenario net interest income would be reduced by approximately 2.5%. The projections provided by the model are not intended as an actual forecast of the bank’s performance in a particular rate environment, and should not be relied upon. Actual changes in the interest rate environment normally do not take place instantaneously, but over a period of time, and do not occur in a parallel fashion. Additionally, the balance sheet composition, spread relationships for new dollars invested, non interest income and expenses, investment practices, and deposit practices all change as a result of changes in interest rates and would need to be considered by the Asset Liability committee.

Interest Rate Risk Table - December 31, 2011

(dollars in thousands)
	Less than Three Months	Four to Twelve Months	One to Three Years	Greater than Three Years	Non- Interest Bearing	Total
ASSETS:
Cash and cash equivalents	$14,246	$-	$-	$-	$6,671	$20,917
Investment securities	15,911	28,276	34,941	66,933	4,900	150,961
Loans	17,489	29,847	44,280	13,886	3,926	109,428
Other assets	4,744	-	-	-	9,712	14,456
Allowance for loan losses	-	-	-	-	(2,504)	(2,504)

Total assets	$52,390	$58,123	$79,221	$80,819	$22,705	$293,258

LIABILITIES AND CAPITAL
NOW and savings accounts	$25,294	$3,009	$6,975	$80,976	$-	$116,254
Money Market Accounts (MMDA’s)	12,052	-	5,165	-	-	17,217
Certificates of deposit < $100,000	9,791	20,738	12,920	8,302	-	51,751
Certificates of deposit > $100,000	4,411	8,822	3,849	4,958	-	22,040

Noninterest bearing demand deposits	-	-	-	-	31,915	31,915
Federal funds purchased and repurchase agreements	14,014	-	-	-	-	14,014
FHLB borrowings	21	64	189	3,419	-	3,693
Other liabilities	-	-	-	-	1,847	1,847
Stockholders’ equity	-	-	-	-	34,527	34,527

Total liabilities and capital	$65,583	$32,633	$29,098	$97,655	$68,289	$293,258

GAP	(13,193)	25,490	50,123	(16,836)	(45,584)

GAP/ Total Assets	(4.50)%	8.69%	17.09%	(5.74)%	(15.54)%

Cumulative GAP	(13,193)	12,297	62,420	45,584	-

Cumulative GAP/Total Assets	(4.50)%	4.19%	21.29%	15.54%	0.00%

The above analysis contains repricing and maturity assumptions and estimates used by management.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Summarized Quarterly Financial Information

A summary of selected quarterly financial information follows:

2011	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest income	$2,861,756	$2,882,684	$2,806,855	$2,655,920
Total interest expense	602,421	561,942	545,953	518,991
Net interest income	2,359,335	2,320,742	2,260,902	2,136,929
Provision for loan losses	30,000	570,000	-	-
Investment securities gain (loss)	172	267,704	375,121	87,900
Total other income	286,336	278,170	346,891	391,637
Total other expenses	1,903,540	1,907,522	1,893,837	1,921,179
Income before income taxes	612,303	389,094	1,089,077	695,287
Net income	549,907	409,135	858,932	636,171
Net income per share	0.33	0.25	0.52	0.38

2010	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest income	$2,997,289	$3,025,943	$2,943,635	$2,891,028
Total interest expense	871,185	783,922	738,435	661,960
Net interest income	2,126,104	2,242,021	2,205,200	2,229,068
Provision for loan losses	30,000	30,000	30,000	130,000
Investment securities gain (loss)	-	253,267	308,095	3,912
Total other income	294,915	323,699	487,379	305,315
Total other expenses	1,897,110	1,932,889	1,922,485	1,970,414
Income before income taxes	493,909	856,098	1,048,189	437,881
Net income	460,651	668,034	786,938	423,658
Net income per share	0.28	0.40	0.48	0.26

2009	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest income	$3,304,098	$3,254,038	$3,193,845	$3,161,861
Total interest expense	1,193,530	1,105,757	1,054,974	973,838
Net interest income	2,110,568	2,148,281	2,138,871	2,188,023
Provision for loan losses	-	10,000	30,000	143,942
Investment securities gain (loss)	(7,393)	185,945	(21,429)	31,394
Total other income	296,901	302,979	341,091	661,515
Total other expenses	1,737,025	1,938,040	1,900,933	2,016,083
Income before income taxes	663,051	689,165	527,600	720,907
Net income	523,594	546,225	468,248	766,919
Net income per share	0.32	0.33	0.28	0.46

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

Elizabeth H. Hestick

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

FIRST WEST VIRGINIA BANCORP, INC. OFFICERS

Sylvan J. Dlesk Chairman, President and Chief Executive Officer Francie P. Reppy Executive Vice President and Chief Financial Officer Chief Administrative Officer, Treasurer	Brad D. Winwood Vice President Chief Operating Officer and Investment Officer Connie R. Tenney Vice President	Deborah A. Kloeppner Secretary Nada E. Beneke Assistant Secretary

PROGRESSIVE BANK, N.A. DIRECTORS

Nada E. Beneke Dr. Clyde D. Campbell Robert R. Cicogna	Sylvan J. Dlesk Gary W. Glessner Elizabeth H. Hestick	Robert B. Hunnell, Jr. Tulane B. Mensore R. Clark Morton	William G. Petroplus Thomas L. Sable

DIRECTORS EMERITI: James C. Inman, Jr., David R. Rexroad

PROGRESSIVE BANK, N.A. OFFICERS

R. Clark Morton

Chairman of the
Board

Sylvan J. Dlesk

President

Chief Executive
Officer

Francie P. Reppy

Executive Vice
President

Chief Administrative
Officer

Chief Financial
Officer

Brad D. Winwood

Senior Vice President,
Chief Operating
Officer &

Investment Officer

Connie R. Tenney

Senior Vice President

Michael J. Taylor

Vice President

Credit
Administration

Gary S. Martin

Vice President -
Retail Lending

David E.
Wharton

Vice President

Information
Technology Officer

Data Security
Officer

Deborah A.
Kloeppner

Vice President

Compliance and
CRA Officer,
Secretary

Susan E.
Reinbeau

Vice President

Branch
Administrator

Office Manager
Woodsdale

Michele L.
Stanley

Vice President

Operations
Officer

Mark D.
Nicholson

Assistant Vice
President

Business
Development
Officer

Richard
Silverio, Jr.

Assistant Vice
President

Business
Development
Officer

Laura A.
Schmidt

Assistant Vice
President

Accounting
Officer

Virginia L.
Shutler

Financial
Analyst

Kerrie A.
Weisenborn

Accounting
Officer

Debra M. Banfi

Assistant Vice
President

Loan Officer

Susan M.
Scotka

Human Resource
Manager

Rebecca A.
Palmer

Assistant Vice
President

Manager Data
Processing

Kimberly A.
Hughes

Assistant Vice
President

Credit Analyst

James J.
Warman

Assistant Vice
President

Credit Analyst

Harold O.
Thomas

Sr. Business
Development
Officer

Vickie D. Poling

Loan Officer

Amanda M.
Schnelle

Bank Secrecy &
OFAC Officer

Beth A.
Heyman

Office Manager
Bethlehem/
Bellaire

Nancy J. Farley

Office Manager

New Martinsville

Angie R. Pasco

Office Manager

Warwood

Michele L.
Thatcher

Office Manager

Moundsville

Brandon S.
Nickerson

Office Manager

Wellsburg

Nada E. Beneke

Assistant
Secretary

STOCKHOLDER INFORMATION

Corporate Office:

First West Virginia Bancorp, Inc.

1701 Warwood Avenue

Wheeling, WV 26003

Phone: (304) 277-1100

Fax: (304) 218-2458

www.progbank.com

Annual Meeting:

The Annual Meeting of Shareholders of
First West Virginia Bancorp, Inc. will be
held at the Corporate Office of Progressive
Bank, N.A., 590 National Road, Wheeling,
West Virginia, at 4:00 p.m., on May 8,
2012. Refreshments and hors d’oeuvres
specially prepared by Wheeling Country
Club served following the meeting.

Stock Trading Information:

First West Virginia Bancorp, Inc.’s
common stock is traded on the New York
Stock Exchange AMEX list under the
symbol FWV.

Upon written request any shareholder of
record on December 31, 2011, may
obtain a copy of the Corporation’s 2011
Form 10-K Report by writing to the
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