Form 10-K, Exhibit 13
period 2012-12-31
FIRST WEST VIRGINIA BANCORP INC
filed 2013-03-29
CIK 37049

Exhibit 13.1

TO OUR SHAREHOLDERS:

I am pleased for the opportunity to present you the financial performance results contained in the 2012 Annual Report of First West Virginia Bancorp, Inc. Consolidated net income for 2012 was $2,537,760 or $1.48 per share, an increase of $83,615 or 3.4% as compared to $2,454,145 or $1.43 per share a year earlier. The increase in earnings in 2012 over the prior year was primarily the result of the increase in noninterest income combined with the decreases in provision for loan losses and in noninterest expenses, offset in part by the decrease in net interest income and the increase in income tax expense. The total assets for the Company increased 4.5% over the prior year to $306,547,221 at December 31, 2012 as compared to $293,258,090 at December 31, 2011. Total stockholders’ equity increased 3.4% to $35,702,773 as compared to $34,526,510 reported in 2011. The book value per share was $20.77 at December 31, 2012 as compared to $20.09 a year earlier.

The Board of Directors declared and paid cash dividends to shareholders of $.73 per share in 2012 and 2011. Additionally, the Board of Directors declared a 4% common stock dividend payable to shareholders of record as of December 19, 2012.

In the year 2012 we were successful in several areas:

•	We completed the conversion from a firehouse to a bank building in Buckhannon, West Virginia.

•	We continued to upgrade our technology and data processing capabilities.

•	We encouraged all of our key employees to further develop their training and sharpen their skills.

•	We were very successful in controlling the credit performance of our loan portfolio.

•	We continued to operate with good earnings and demonstrate the ability to consistently maintain a steady dividend stream to our shareholders.

Our Board of Directors continues to Prioritize the need to fulfill our mission statement in the communities we serve and our employees are demonstrating great Passion in their efforts to accentuate our community bank philosophy within the area. Our bank’s Performance continues to build confidence with our shareholders while our bank’s safety and soundness is very comforting to our depositors.

We are anxiously engaging the year 2013 with a definite aim to further strengthen our bank.

Gratefully,

Sylvan J. Dlesk
Chairman of the Board
President and Chief Executive Officer

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
ASSETS
Cash and due from banks	$5,365,856	$6,671,293
Due from banks - interest bearing	10,510,655	14,245,480

Total cash and cash equivalents	15,876,511	20,916,773
Investment securities:
Available-for-sale (at fair value)	178,207,974	150,960,955
Loans held for sale	109,800	-
Loans	99,387,344	109,428,476
Less allowance for loan losses	(2,181,451)	(2,503,738)

Net loans	97,205,893	106,924,738
Premises and equipment, net	6,499,656	5,917,719
Accrued income receivable	1,127,940	1,140,273
Goodwill	1,644,119	1,644,119
Bank owned life insurance	3,625,013	3,518,450
Other assets	2,250,315	2,235,063

Total assets	$306,547,221	$293,258,090

LIABILITIES
Noninterest bearing deposits:
Demand	$33,422,465	$31,915,482
Interest bearing deposits:
Demand	48,423,471	47,890,988
Savings	93,903,196	85,579,615
Time	70,712,831	73,790,921

Total deposits	246,461,963	239,177,006
Federal funds purchased and securities sold under agreements to repurchase	18,766,590	14,013,506
Federal Home Loan Bank borrowings	3,606,411	3,693,014
Accrued interest payable	162,598	217,726
Other liabilities	1,846,886	1,630,328

Total liabilities	270,844,448	258,731,580

STOCKHOLDERS’ EQUITY
Common stock - 2,000,000 shares authorized at $5 par value:
1,728,730 and 1,662,814 shares issued at December 31, 2012 and 2011	8,643,650	8,314,070
Treasury stock - 10,000 shares at cost:	(228,100)	(228,100)
Surplus	6,966,020	6,288,403
Retained earnings	17,191,740	16,920,319
Accumulated other comprehensive income	3,129,463	3,231,818

Total stockholders’ equity	35,702,773	34,526,510

Total liabilities and stockholders’ equity	$306,547,221	$293,258,090

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2012	2011	2010
INTEREST AND DIVIDEND INCOME
Loans, including fees:
Taxable	$5,161,679	$5,974,485	$6,645,321
Tax-exempt	463,776	522,058	536,473
Debt securities:
Taxable	2,427,044	3,206,117	3,463,178
Tax-exempt	1,735,279	1,459,879	1,163,007
Other interest and dividend income	50,787	44,676	49,908
Federal funds sold	-	-	8

Total interest and dividend income	9,838,565	11,207,215	11,857,895

INTEREST EXPENSE
Deposits	1,492,604	1,942,354	2,657,832
Federal funds purchased and repurchase agreements	122,145	108,364	112,297
Federal Home Loan Bank borrowings	174,547	178,589	285,373

Total interest expense	1,789,296	2,229,307	3,055,502

Net interest income	8,049,269	8,977,908	8,802,393

PROVISION (CREDIT) FOR LOAN LOSSES	(248,000)	600,000	220,000

Net interest income after provision (credit) for loan losses	8,297,269	8,377,908	8,582,393

NONINTEREST INCOME
Service charges and other fees	452,843	494,992	594,126
Net gains on available for sale securities	1,090,703	730,897	565,274
Other operating income	808,066	808,042	817,182

Total noninterest income	2,351,612	2,033,931	1,976,582

NONINTEREST EXPENSE
Salary and employee benefits	3,739,986	3,833,789	3,822,492
Net occupancy expense of premises	1,527,617	1,493,529	1,420,868
Other operating expenses	2,336,556	2,298,760	2,479,538

Total noninterest expense	7,604,159	7,626,078	7,722,898

Income before income taxes	3,044,722	2,785,761	2,836,077

INCOME TAXES	506,962	331,616	496,796

Net income	$2,537,760	$2,454,145	$2,339,281

WEIGHTED AVERAGE SHARES OUTSTANDING	1,718,730	1,718,730	1,718,730

EARNINGS PER COMMON SHARE	$1.48	$1.43	$1.36

DIVIDENDS PER COMMON SHARE	$0.73	$0.73	$0.70

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2012	2011	2010
Net Income	$2,537,760	$2,454,145	$2,339,281

Other comprehensive income (loss):
Investment securities available for sale
Unrealized holding gains (losses) arising during the period	926,577	4,302,034	(771,357)
Income tax effect	(348,670)	(1,618,855)	290,262
Reclassification of gains recognized in earnings	(1,090,703)	(730,897)	(565,274)
Income tax effect	410,441	275,036	212,713

Total other comprehensive income (loss)	$(102,355)	$2,227,318	$(833,656)

Comprehensive income	$2,435,405	$4,681,463	$1,505,625

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Surplus	Retained Earnings	Treasury Stock	Accumulated Other Compre- hensive Income (loss)	Total
	Shares	Amount
BALANCE, DECEMBER 31, 2009	1,599,411	$7,997,055	$5,609,357	$15,589,770	($228,100)	$1,838,155	$30,806,237
Net income	-	-	-	2,339,281	-	-	2,339,281
Other comprehensive income, net	-	-	-	-	-	(833,655)	(833,655)
Cash dividend ($.70 per share)	-	-	-	(1,207,952)	-	-	(1,207,952)
Cash Paid in Lieu of fractional shares on stock dividend	-	-	-	(2,725)	-	-	(2,725)
4% Common Stock Dividend at Par Value	63,403	317,015	679,046	(996,061)	-	-	-

BALANCE, DECEMBER 31, 2010	1,662,814	8,314,070	6,288,403	15,722,313	(228,100)	1,004,500	31,101,186

Net income	-	-	-	2,454,145	-	-	2,454,145
Other comprehensive income, net	-	-	-	-	-	2,227,318	2,227,318
Cash dividend ($.73 per share)				(1,256,139)			(1,256,139)

BALANCE, DECEMBER 31, 2011	1,662,814	8,314,070	6,288,403	16,920,319	(228,100)	3,231,818	34,526,510

Net income	-	-	-	2,537,760	-	-	2,537,760
Other comprehensive income, net	-	-	-	-	-	(102,355)	(102,355)
Cash dividend ($.73 per share)	-	-	-	(1,256,139)	-	-	(1,256,139)
Cash Paid in Lieu of fractional shares on stock dividend	-	-	-	(3,003)	-	-	(3,003)
4% Common Stock Dividend at Par Value	65,916	329,580	677,617	(1,007,197)	-	-	-

BALANCE, DECEMBER 31, 2012	1,728,730	$8,643,650	$6,966,020	$17,191,740	($228,100)	$3,129,463	$35,702,773

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2012	2011	2010
OPERATING ACTIVITIES
Net income	$2,537,760	$2,454,145	$2,339,281
Adjustments to reconcile net income to net cash
provided by operating activities:
Provision (credit) for loan losses	(248,000)	600,000	220,000
Depreciation and amortization	529,109	486,179	496,618
Amortization of investment securities, net	574,426	329,738	130,563
Investment security gains	(1,090,703)	(730,897)	(565,274)
Loss on disposal of assets	4,688	-	400
Increase in cash surrender value of bank-owned life insurance	(106,563)	(103,203)	(104,660)
Decrease (increase) in interest receivable	12,333	(45,438)	108,800
Decrease in interest payable	(55,128)	(58,936)	(127,787)
Other, net	153,257	879,265	1,516,369

Net cash provided by operating activities	2,311,179	3,810,853	4,014,310

INVESTING ACTIVITIES
Net decrease in loans, net of charge-offs	9,945,229	11,727,442	7,148,912
Recoveries on loans previously charged-off	21,616	55,862	10,108
Proceeds from sales of securities available-for-sale	35,972,158	24,092,900	17,588,511
Proceeds from maturities of securities available-for-sale	30,990,795	53,578,129	47,269,966
Principal collected on mortgage-backed securities	16,877,447	18,632,179	13,693,963
Purchases of securities available-for-sale	(110,735,248)	(110,123,074)	(96,626,108)
Purchases of premises and equipment	(1,115,734)	(689,777)	(1,412,164)

Net cash used in investing activities	(18,043,737)	(2,726,339)	(12,326,812)

FINANCING ACTIVITIES
Net increase in deposits	7,284,957	10,702,268	7,228,741
Dividends paid	(1,259,142)	(1,256,139)	(1,210,677)
Increase in short-term borrowings	4,753,084	536,086	2,451,988
Repayment of Federal Home Loan Bank borrowings	(86,603)	(82,569)	(3,578,726)

Net cash provided by financing activities	10,692,296	9,899,646	4,891,326

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(5,040,262)	10,984,160	(3,421,176)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	20,916,773	9,932,613	13,353,789

CASH AND CASH EQUIVALENTS, END OF YEAR	$15,876,511	$20,916,773	$9,932,613

Supplemental Disclosures:
Cash Paid for Interest	$1,844,424	$2,288,243	$3,183,289
Cash Paid for Income Taxes	451,386	367,036	391,918

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

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

Securities are periodically reviewed for other-than-temporary impairment based upon a number of factors, including, but not limited to, the length of time and extent to which the market value has been less than cost, the financial condition of the underlying issuer, the ability of the issuer to meet contractual obligations, the likelihood of the security’s ability to recover any decline in its market value, and management’s intent and ability to hold the security for a period of time sufficient to allow for a recovery in market value. Among the factors that are considered in determining management’s intent and ability is a review of the Company’s capital adequacy, interest rate risk position and liquidity. The assessment of a security’s ability to recover any decline in market value, the ability of the issuer to meet contractual obligations and management’s intent and ability requires considerable judgment. Once a decline in value is determined to be other than temporary, if the investor does not intend to sell the security, and it is more-likely-than-not that it will not be required to sell the security, before recovery of the security’s amortized cost basis, the charge to earnings is limited to the amount of credit loss. Any remaining difference between fair value and amortized cost (the difference defined as the non-credit portion) is recognized in other comprehensive income, net of applicable taxes. Otherwise, the entire difference between fair value and amortized cost is charged to earnings. At December 31, 2012, 2011 and 2010, there were no investment securities identified by management to be other-than-temporarily impaired. If investments decline in fair value due to adverse changes in the financial markets, charges to income could occur in future periods.

Common stock of the Federal Home Loan Bank (“FHLB”) of Pittsburgh and the Federal Reserve Bank represents ownership interest in institutions that are wholly owned by other financial institutions. These equity securities are accounted for at cost and are classified with other assets. The Bank is a member of the FHLB and, as such, is required to maintain a minimum investment in stock of the FHLB that varies with the level of advances outstanding with the FHLB. The stock is bought from and sold to the FHLB based upon its $100 par value. The stock does not have a readily determinable fair value and, as such, is classified as restricted stock, carried at cost and evaluated by management. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the decline in net assets of the FHLB as compared with the capital stock amount and the length of time this situation has persisted, (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance, (c) the impact of legislative and regulatory changes on the customer base of the FHLB, and (d) the liquidity position of the FHLB.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loans and Loans Held for Sale: Loans are generally reported at the principal balance outstanding, net of unearned income. Interest income on loans is accrued based on the principal outstanding. It is the Company’s policy to discontinue the accrual of interest when either the principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection. It is the Company’s policy not to recognize interest income on specific impaired loans unless the likelihood of future loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Nonaccrual loans may be returned to accrual status when none of its principal and interest payments are due and there has been a sustained period of repayment performance. Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized over the contractual life of the related loans or commitments as an adjustment of the related loan’s yield. Loans held for sale are carried at the lower of cost or estimated market value in the aggregate. There was one loan held for sale at December 31, 2012 amounting to $109,800. The Company had no loans held for sale as of December 31, 2011.

The Company has entered into an agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”) under which the bank may sell conforming one-to-four family residential mortgage loans to the FHLB. The current agreement dated December 28, 2011 provides for a maximum commitment of $5,000,000. This commitment expires on December 28, 2013. Loans sold to the FHLB are sold with limited recourse or credit risk based upon utilization of the original commitment. The bank also maintains the servicing of these loans, for which it is paid a servicing fee. The total amount of loans sold and outstanding to the FHLB were $10,267,649 and $9,470,840 as of December 31, 2012 and 2011, respectively. These loans were also subject to recourse obligation or credit risk in the amount of $346,249 and $383,269 at December 31, 2012 and 2011, respectively. The amount of income recognized as of a result of this agreement was $96,246, $79,965 and $69,565 for the years ending December 31, 2012, 2011 and 2010, respectively.

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

DECEMBER 31, 2012, 2011, AND 2010

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for Loan Losses: (Continued)

Individual loan reviews are based upon specific quantitative and qualitative criteria, including the size of the loan, loan quality ratings, value of collateral, repayment ability of borrowers, and historical experience factors. The historical experience factors utilized for individual loan reviews are based upon past loss experience, known trends in losses and delinquencies, the growth of loans in particular markets and industries, and known changes in economic conditions in the particular lending markets. Allowances for homogeneous loans (such as residential mortgage loans, personal loans, etc.) are evaluated based upon historical loss experience, trends in losses and delinquencies, growth of loans in particular markets, and known changes in economic conditions in each lending market. There can be no assurance the allowance for loan losses will be adequate to cover all losses, but management believes the allowance for loan losses in the amount of $2,181,451 at December 31, 2012, was adequate to provide for probable losses from existing loans based on information currently available. While management uses available information to provide for loan losses, the ultimate collectibility of a substantial portion of the loan portfolio, and the need for future additions to the allowance, will be based on changes in economic conditions and other relevant factors. As such, an adverse change in economic activity could reduce cash flows for both commercial and individual borrowers, which would likely cause the Company to experience increases in problem assets, delinquencies and losses on loans.

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

Bank-owned Life Insurance: Bank owned life insurance consists of investments in life insurance policies on executive officers and other members of the bank’s management. The policies are carried at their net cash surrender value. Changes in the policy value are recorded as an adjustment to the carrying value with the corresponding amount recognized as non-interest income or expense. Earnings on these policies are based on the net earnings on the cash surrender value of the policies. The net cash surrender value of bank-owned life insurance was $3,625,013 and $3,518,450 at December 31, 2012 and 2011, respectively. The death benefit value of the bank-owned life insurance at December 31, 2012 and 2011 was $8.8 million. An agreement has been executed with all officers whereby a $40,000 death benefit is payable upon the participant’s death while employed by the Company to their designated beneficiary

Advertising Costs: Advertising costs are expensed as the costs are incurred. Advertising expenses amounted to $211,875, $154,380 and $88,932 for 2012, 2011, and 2010, respectively.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost, less accumulated depreciation and amortization. Provisions for depreciation and amortization are computed generally using the straight-line method over the estimated useful lives of the assets. When units of property are disposed of, the premises and equipment accounts are relieved of the cost and the accumulated depreciation related to such units. Any resulting gains or losses are credited to or charged against income. Cost of repairs and maintenance is charged to expense as incurred. Additions and improvements are capitalized at cost.

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

DECEMBER 31, 2012, 2011, AND 2010

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

Stock Dividend: In November 2012, the Company declared a 4% stock dividend to stockholders of record on December 19, 2012. The Company also declared a 4% stock dividend in October 2010 to stockholders of record on December 20, 2010. All common share data includes the effect of the stock dividend.

Recent Accounting Pronouncements: In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. The amendments in this Update result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRS. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. The amendments in this Update are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. For nonpublic entities, the amendments are effective for annual periods beginning after December 15, 2012. Early application by public entities is not permitted. The expanded disclosures have been provided in Notes 19 and 20.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. The amendments in this Update improve the comparability, clarity, consistency, and transparency of financial reporting and increase the prominence of items reported in other comprehensive income. To increase the prominence of items reported in other comprehensive income and to facilitate convergence of U.S. GAAP and IFRS, the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. The amendments require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. All entities that report items of comprehensive income, in any period presented, will be affected by the changes in this Update. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. For nonpublic entities, the amendments are effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. The amendments in this Update should be applied retrospectively, and early adoption is permitted. The Company has provided the necessary disclosure in the Consolidated Statements of Comprehensive Income.

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

DECEMBER 31, 2012, 2011, AND 2010

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

In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. In order to defer only those changes in Update 2011-05 that relate to the presentation of reclassification adjustments, the paragraphs in this Update supersede certain pending paragraphs in Update 2011-05. Entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before Update 2011-05. All other requirements in Update 2011-05 are not affected by this Update, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. Public entities should apply these requirements for fiscal years, and interim periods within those years, beginning after December 15, 2011. Nonpublic entities should begin applying these requirements for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. The Company has provided the necessary disclosure in the Statement of Comprehensive Income.

In January 2013, the FASB issued ASU 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. The amendments clarify that the scope of Update 2011-11 applies to derivatives accounted for in accordance with Topic 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with Section 210-20-45 or Section 815-10-45 or subject to an enforceable master netting arrangement or similar agreement. An entity is required to apply the amendments for fiscal years beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the required disclosures retrospectively for all comparative periods presented. The effective date is the same as the effective date of Update 2011-11. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The amendments in this Update require an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. generally accepted accounting principles (GAAP) to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. For public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2012. For nonpublic entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2013. Early adoption is permitted. The Company is currently evaluating the impact that these disclosures will have on its financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

NOTE 2 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of investment securities are as follows at December 31, 2012 and 2011:

	(Expressed in thousands) December 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale:
Obligations of U.S. Government corporations and agencies	$47,101	$201	$(7)	$47,295
Obligations of states and political subdivisions	48,393	3,692	(55)	52,030
Mortgage-backed securities	77,513	1,218	(53)	78,678
Equity securities	183	22	-	205

Total available-for-sale	173,190	5,133	(115)	178,208

Total	$173,190	$5,133	$(115)	$178,208

	(Expressed in thousands) December 31, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale:
Obligations of U.S. Government corporations and agencies	$36,014	$202	$-	$36,216
Obligations of states and political subdivisions	42,154	3,150	-	45,304
Mortgage-backed securities	67,402	1,820	(7)	69,215
Equity securities	209	17	-	226

Total available-for-sale	145,779	5,189	(7)	150,961

Total	$145,779	$5,189	$(7)	$150,961

The Company’s investment securities portfolio contains unrealized losses of direct obligations of the U.S. Government agency securities, including mortgage-related instruments issued or backed by the full faith and credit of the United States government or are generally viewed as having the implied guarantee of the U.S. government, and debt obligations of a U.S. state or political subdivision.

On a quarterly basis, the Company evaluates the severity and duration of impairment for its investment securities portfolio and the Company’s ability to hold the securities till they recover. Generally, impairment is considered other than temporary when an investment security has sustained a decline in market value for a period of twelve months. The Company has concluded that any impairment of its investment securities portfolio is not other than temporary but is the result of interest rate changes that are not expected to result in the noncollection of principal and interest during the period. There are 21 positions that are temporarily impaired at December 31, 2012.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

The following tables show the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time, that the individual securities have been in a continuous unrealized loss position, at December 31, 2012 and 2011:

	(Expressed in thousands) 2012
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Government corporations and agencies	$6,993	$(7)	$-	$-	$6,993	$(7)
Obligations of states and political subdivisions	2,721	(55)	-	-	2,721	(55)
Mortgage-backed securities	23,752	(52)	82	(1)	23,834	(53)

Total debt securities	33,466	(114)	82	(1)	33,548	(115)

Equity securities	-	-	-	-	-	-

Total	$33,466	$(114)	$82	$(1)	$33,548	$(115)

	(Expressed in thousands) 2011
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Government corporations and agencies	$-	$-	$-	$-	$-	$-
Obligations of states and political subdivisions	-	-	-	-	-	-
Mortgage-backed securities	2,008	(6)	112	(1)	2,120	(7)

Total debt securities	2,008	(6)	112	(1)	2,120	(7)

Equity securities	-	-	-	-	-	-

Total	$2,008	$(6)	$112	$(1)	$2,120	$(7)

The amortized cost and fair value of investment securities at December 31, 2012, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available-for-Sale
	Amortized Cost	Fair Value
Due in one year or less	$980	$1,000
Due after one year through five years	7,101	7,192
Due after five years through ten years	60,527	61,881
Due after ten years	26,886	29,252

	95,494	99,325
Mortgage-backed securities	77,513	78,678
Equity securities	183	205

Total	$173,190	$178,208

Proceeds from sales of securities available-for-sale during the years ended December 31, 2012, 2011, and 2010, were $35,972,158, $24,092,900 and $17,588,511, respectively. Gross gains of $1,091,018 and gross losses of $315 in 2012; gross gains of $747,015 and gross losses of $16,118 in 2011; and gross gains of $566,815 and gross losses of $1,541 in 2010, were realized on those sales. Assets carried at $65,418,000 and $53,581,000 at December 31, 2012 and 2011, respectively, were pledged to secure United States Government and other public funds and for other purposes as required or permitted by law.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

NOTE 3 - LOANS AND LEASES

Loans outstanding at December 31, 2012 and 2011, are as follows:

	(Expressed in Thousands)
	2012	2011
Consumer Real Estate:
Construction	$730	$295
Farmland	239	213
Residential 1-4 Family	22,439	24,961
Home Equity Loans	1,960	2,380
Home Equity Lines of Credit	3,157	2,303

Total Consumer Real Estate	28,525	30,152
Commercial Real Estate:
Non-farm, non-residential	41,164	49,146
Multifamily (5 or more) residential properties	8,986	7,222

Total Commercial Real Estate	50,150	56,368
Commercial and Other Loans:
Commercial	5,626	4,354
Non-rated industrial development obligations	9,954	11,508
Other loans	23	76

Total Commercial and Other Loans	15,603	15,938
Consumer Loans:
Installment and other loans to individuals	4,668	6,484
Credit Cards	563	606

Total Consumer Loans	5,231	7,090

Total loans	99,509	109,548
Less unearned interest and deferred fees	122	119

Net loans	$99,387	$109,429

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

Non-accrual loans amounted to $3,550,640 and $4,045,937 at December 31, 2012 and 2011, respectively. The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was $216,468, $353,340 and $289,590 for 2012, 2011 and 2010, respectively.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

NOTE 3 - LOANS AND LEASES (CONTINUED)

The following tables present the contractual aging of the recorded investment in past due loans by class of loans (in thousands):

	December 31, 2012
	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days or more Past Due	Total Past Due	Total Loans	90 Days or more Past Due and Accruing
Commercial and Other Loans	$15,515	$65	$-	$23	$88	$15,603	$-
Commercial real estate	47,261	31	-	2,858	2,889	50,150	-
Consumer real estate	28,006	139	295	85	519	28,525	-
Consumer	5,214	4	7	6	17	5,231	-
Unearned interest and deferred fees	(122)	-	-	-	-	(122)	-

Total loans	$95,874	$239	$302	$2,972	$3,513	$99,387	$-

Non-accrual loans included above are as follows:
Commercial and Other Loans	$8	$-	$-	$23	$23	$31	$-
Commercial real estate	257	-	-	2,858	2,858	3,115	-
Consumer real estate	195	108	-	85	193	388	-
Consumer	10	-	1	6	7	17	-

Total non-accrual loans	$470	$108	$1	$2,972	$3,081	$3,551	$-

	December 31, 2011
	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days or more Past Due	Total Past Due	Total Loans	90 Days or more Past Due and Accruing
Commercial and Other Loans	$15,655	$257	$-	$26	$283	$15,938	$-
Commercial real estate	52,727	409	36	3,196	3,641	56,368	-
Consumer real estate	29,681	221	140	110	471	30,152	-
Consumer	7,040	9	17	24	50	7,090	-
Unearned interest and deferred fees	(119)	-	-	-	-	(119)	-

Total loans	$104,984	$896	$193	$3,356	$4,445	$109,429	$-

Non-accrual loans included above are as follows:
Commercial and Other Loans	$13	$-	$-	$26	$26	$39	$-
Commercial real estate	253	84	-	3,196	3,280	3,533	-
Consumer real estate	232	105	-	110	215	447	-
Consumer	-	-	3	24	27	27	-

Total non-accrual loans	$498	$189	$3	$3,356	$3,548	$4,046	$-

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

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

NOTE 3 - LOANS AND LEASES (CONTINUED)

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass-rated loans. The following tables present the risk category of loans by class of loans based on the most recent analysis performed and the contractual aging as of December 31, 2012 and 2011 (in thousands):

December 31, 2012	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and Other	$15,572	$-	$31	$-	$15,603
Commercial Real Estate	39,873	3,465	6,812	-	50,150
Construction and Farmland	969	-	-	-	969

Total	$56,414	$3,465	$6,843	$-	$66,722

Current	$56,349	$3,465	$3,728	$-	$63,542
Past Due 30-59 days	65	-	-	-	65
Past Due 60-89 days	-	-	-	-	-
Past Due 90 days or more	-	-	-	-	-
Non- accrual	-	-	3,115	-	3,115

Total	$56,414	$3,465	$6,843	$-	$66,722

December 31, 2011	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and Other	$15,882	$-	$56	$-	$15,938
Commercial Real Estate	43,067	5,807	6,786	708	56,368
Construction and Farmland	508	-	-	-	508

Total	$59,457	$5,807	$6,842	$708	$72,814

Current	$59,164	$5,807	$3,653	$-	$68,624
Past Due 30-59 days	257	-	325	-	582
Past Due 60-89 days	36	-	-	-	36
Past Due 90 days or more	-	-	-	-	-
Non- accrual	-	-	2,864	708	3,572

Total	$59,457	$5,807	$6,842	$708	$72,814

For consumer and residential real estate loan classes, the Company also evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. The following table presents the recorded investment in those loan classes based on payment activity as of December 31, 2012 and 2011 (in thousands):

2012	Performing	Non-performing	Total
Consumer	$5,214	$17	$5,231
Consumer Real Estate	28,247	388	28,635

Total	$33,461	$405	$33,866

2011	Performing	Non-performing	Total
Consumer	$7,063	$27	$7,090
Consumer Real Estate	29,705	447	30,152

Total	$36,768	$474	$37,242

	December 31,
	2012	2011	2010
Average investment in impaired loans	$3,646	$4,235	$5,062

Related allowance for loan losses	642	836	256

Partial charge-offs	-	-	-

Interest income recognized on a cash basis on impaired loans	-	-	-

No additional funds are committed to be advanced in connection with impaired loans.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

NOTE 3 - LOANS AND LEASES (CONTINUED)

The Company also evaluates problem loans for impairment. A loan is considered to be impaired if it is probable that the Company will not be able to collect the payments for principal and interest when due according to the contractual terms of the loan agreement. Impaired loans generally include all non-accrual loans and Troubled Debt Restructurings (TDR’s).

Year-end impaired loans are set forth in the following table. No interest income was recognized on impaired loans subsequent to their classification as impaired (in thousands):

	December 31, 2012
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance
Commercial and Other Loans	$31	$8	$23	$31	$23
Commercial real estate	3,115	537	2,578	3,115	619
Consumer real estate	226	226	-	226	-

Total	$3,372	$771	$2,601	$3,372	$642

	December 31, 2011
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance
Commercial and Other Loans	$46	$39	$7	$46	$7
Commercial real estate	3,533	1,056	2,477	3,533	829
Consumer real estate	312	312	-	312	-

Total	$3,891	$1,407	$2,484	$3,891	$836

The average recorded investment in impaired loans are set forth below in the following table. No interest income was recognized on impaired loans subsequent to their classification as impaired (in thousands):

	Average Recorded Investment
	December 31, 2012	December 31, 2011
Commercial and Other Loans	32	46
Commercial real estate	3,112	3,807
Consumer real estate	502	382

Total	$3,646	$4,235

The Company’s loan portfolio also includes certain loans that have been modified in a Troubled Debt Restructuring (TDR), where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Company’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDRs are classified as nonaccrual at the time of restructure and may only be returned to accrual status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months. TDR’s on accrual status may remain in accrual status after they have been restructured as long as they continue to perform in accordance with their modified terms. There were no TDR’s in accrual status at December 31, 2012 and December 31, 2011.

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

DECEMBER 31, 2012, 2011, AND 2010

NOTE 3 - LOANS AND LEASES (CONTINUED)

The following tables include the recorded investment and number of modifications for modified loans, as of the respective dates. The Company reports the recorded investment in the loans prior to a modification and also the recorded investment in the loans after the loans were restructured.

	December 31, 2012			December 31, 2011
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment
Troubled Debt Restructurings
Commercial and Other Loans	-	$-	$-	-	$-	$-
Commercial real estate	3	2,768	2,231	4	3,935	2,594
Consumer real estate	2	27	21	1	23	22

Total	5	$2,795	$2,252	5	$3,958	$2,616

Troubled Debt Restructurings That subsequently defaulted
Commercial and Other Loans	-	$-	$-	-	$-	$-
Commercial real estate	2	2,513	2,094	3	3,680	2,388
Consumer real estate	1	23	18	1	23	22

Total	3	$2,536	$2,112	4	$3,703	$2,410

No additional funds are committed to be advanced to customers whose loans were classified as TDR’s

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

The following table summarizes the primary segments of the ALL, segregated into the amount for loans individually evaluated for impairment by class of loans as of December 31, 2012, 2011 and 2010 (in thousands):

2012	Commercial and other	Commercial Real Estate	Consumer Real Estate	Consumer	Total
Allowance for Loan Losses:
Beginning Balance	$179	$2,082	$193	$50	$2,504
Charge-offs	-	(87)	-	(9)	(96)
Recoveries	-	15	-	6	21
Provision	-	(248)	-	-	(248)

Ending Balance	$179	$1,762	$193	$47	$2,181

Loans individually evaluated for impairment	$23	$619	$-	$-	$642
Loans collectively evaluated for impairment	156	1,143	193	47	1,539

Ending Balance	$179	$1,762	$193	$47	$2,181

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (CONTINUED)

2011	Commercial and other	Commercial Real Estate	Consumer Real Estate	Consumer	Total
Allowance for Loan Losses:
Beginning Balance	$212	$1,511	$272	$64	$2,059
Charge-offs	(8)	(156)	(28)	(19)	(211)
Recoveries	2	45	-	9	56
Provision	(27)	682	(51)	(4)	600

Ending Balance	$179	$2082	$193	$50	$2,504

Loans individually evaluated for impairment	$7	$829	$-	$-	$836
Loans collectively evaluated for impairment	172	1,253	193	50	1,668

Ending Balance	$179	$2,082	$193	$50	$2,504

2010	Commercial and other	Commercial Real Estate	Consumer Real Estate	Consumer	Total
Allowance for Loan Losses:
Beginning Balance	$203	$1,345	$267	$79	$1,894
Charge-offs	(14)	-	-	(51)	(65)
Recoveries	-	-	-	10	10
Provision	23	166	5	26	220

Ending Balance	$212	$1511	$272	$64	$2,059

Loans individually evaluated for impairment	$-	$256	$-	$-	$256
Loans collectively evaluated for impairment	212	1,255	272	64	1,803

Ending Balance	$212	$1,511	$272	$64	$2,059

The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2012 and 2011 (in thousands):

2012	Commercial and Other	Commercial Real Estate	Consumer Real Estate	Consumer	Unearned Discounts	Total
Loans individually evaluated	$31	$3,115	$226	$-	$-	$3,372
Loans collectively evaluated	15,572	47,035	28,409	5,231	(122)	96,125

Ending Balance	$15,603	$50,150	$28,635	$5,231	$(122)	$99,497

2011
Loans individually evaluated	$46	$3,533	$312	$-	$-	$3,891
Loans collectively evaluated	15,892	52,835	29,840	7,090	(119)	105,538

Ending Balance	$15,938	$56,368	$30,152	$7,090	$(119)	$109,429

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation, as follows:

	December 31,		Original Useful Life Years
	2012	2011
Land	$1,974,527	$1,973,014
Land improvements	493,195	338,069	15
Leasehold improvements	1,083,051	1,063,735	15
Buildings	5,440,002	5,193,157	39
Furniture, fixtures & equipment	5,147,358	5,130,953	3 - 7

Total	14,138,133	13,698,928
Less accumulated depreciation	7,638,477	7,781,209

Premises and equipment, net	$6,499,656	$5,917,719

Charges to operations for depreciation approximated $529,109, $486,179, and $496,618 for 2012, 2011, and 2010, respectively.

NOTE 6 - DEPOSITS

The composition of the Bank’s deposits at December 31 follows:

	(Expressed in Thousands) 2012
	Demand
	Noninterest Bearing	Interest Bearing	Savings	Time
Individuals, partnerships and corporations (includes certified and official checks)	$32,614	$42,866	$90,252	$67,254
United States Government	-	-	-	-
States and political subdivisions	646	5,558	3,546	2,969
Commercial banks and other depository institutions	162	-	105	490

Total	$33,422	$48,424	$93,903	$70,713

	(Expressed in Thousands) 2011
	Demand
	Noninterest Bearing	Interest Bearing	Savings	Time
Individuals, partnerships and corporations (includes certified and official checks)	$31,319	$41,702	$80,857	$70,125
United States Government	1	-	-	-
States and political subdivisions	540	6,189	4,723	3,176
Commercial banks and other depository institutions	55	-	-	490

Total	$31,915	$47,891	$85,580	$73,791

Time deposits include certificates of deposit issued in denominations of $100,000 or more which amounted to $22,720,000 and $22,040,000 at December 31, 2012 and 2011, respectively. Interest expense on certificates of deposit of $100,000 or more was $341,000, $438,000 and $576,000 at December 31, 2012, 2011, and 2010, respectively.

The following table sets forth the remaining maturity of time certificates of deposits of $100,000 or more at December 31, 2012.

Due in 3 months or less	$5,008,000
Due in over three through six months	3,356,000
Due in over six through twelve months	3,039,000
Due in over twelve months	11,317,000

Total	$22,720,000

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

NOTE 6 - DEPOSITS (CONTINUED)

A maturity distribution of time certificates of deposit at December 31, 2012, follows:

Due in 2013	$37,271,000
Due in 2014	13,279,000
Due in 2015	8,040,000
Due in 2016	6,262,000
Due in 2017	5,660,000
Due in 2018 and thereafter	201,000

Total	$ 70,713,000

NOTE 7 - FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS

Federal funds purchased and repurchase agreements represent borrowings of a short duration, usually less than 30 days. For repurchase agreements, the securities underlying the agreements remained under the Bank’s control.

Information related to repurchase agreements and federal funds purchased are summarized below:

	Repurchase Agreements		Federal Funds Purchased
	2012	2011	2012	2011
Balance at end of year	$16,766,590	$14,013,506	$2,000,000	$-

Average balance during the year	17,361,715	14,614,114	49,180	76,851

Maximum month-end balance	19,653,770	16,912,195	2,000,000	-

Weighted-average rate during the year	.70%	.74%	.54%	1.01%

Rate at December 31.71%		.68%	.20%	-

NOTE 8 - FEDERAL HOME LOAN BANK BORROWINGS

The subsidiary Bank is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”). The FHLB borrowings are secured by a blanket lien by the FHLB on certain residential real estate loans or securities with a market value at least equal to the outstanding balances. The remaining maximum borrowing capacity with the FHLB at December 31, 2012 was approximately $33.3 million subject to the purchase of additional FHLB stock. The subsidiary bank had FHLB borrowings of $3,606,411 and $3,693,014 at December 31, 2012 and 2011, respectively. At December 31, 2012 the subsidiary bank had three fixed rate amortizing advances which totaled $3,606,411 with a weighted average interest rate of 4.78% of which $2,042,917 will mature through 2018 and $1,563,494 will mature through 2023.

The subsidiary bank also has an open-ended line of credit agreement with the Federal Home Loan Bank (“FHLB”). The maximum credit available under this agreement is $7.0 million. There were no borrowings outstanding under this agreement at December 31, 2012 and 2011, respectively.

Contractual maturities of FHLB borrowings as of December 31, 2012 were as follows:

December 31, 2013	$90,832
December 31, 2014	95,267
December 31, 2015	99,919
December 31, 2016	104,800
December 31, 2017	109,918
Thereafter	3,105,675

$3,606,411

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

NOTE 9 - COMMITMENTS AND CONTINGENCIES

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

The following represents financial instruments whose contract amounts represent credit risk:

	2012	2011
Commitments to extend credit	$20,560,000	$15,191,000
Standby letters of credit	163,000	180,000

As of December 31, 2012, approximately $7,387,000 are fixed interest rate commitments and $13,173,000 are variable interest rate commitments.

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The standby letters of credit in the amount of $15,000 expires in 2013, $80,000 expire in 2015, and $68,000 expire in 2021. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The Company and its subsidiary are parties to various legal and administrative proceedings and claims. Although any litigation contains an element of uncertainty, management believes that the outcome of these events will not have a material effect on the financial position of the Company.

NOTE 10 - CONCENTRATIONS OF CREDIT RISK

Most of the affiliate Bank’s loans and commitments have been granted to customers in the Bank’s primary market area of Northern and Central West Virginia, Eastern Ohio, and Southwestern Pennsylvania. In the normal course of business, however, the Bank has purchased participations and originated loans outside of its primary market area. The aggregate loan balances outstanding in any one geographic area, other than the Bank’s primary lending areas, do not exceed 10 percent of total loans. Concentrations of credit are measured by categorizing loans by the North American Industry Classification codes. Loans equal to or exceeding 25% of Tier I Capital are considered concentrations of credit. At December 31, 2012 concentrations of credit were as follows:

	Amount	Percent of Tier 1 Capital
Lessors of Nonresidential Buildings	$9,523,180	31.0%

Lessors of Residential Buildings and Dwellings	$12,513,446	40.7%

General Government Support	$13,438,717	43.7%

NOTE 11 - EMPLOYEE BENEFIT PLANS

The Company has a non-contributory profit sharing plan for employees meeting certain service requirements. The Company makes annual contributions to the profit sharing plan based on income of the Company as defined. Total expenses for the plan were $109,686, $115,000, and $114,640 for the years ended December 31, 2012, 2011, and 2010, respectively.

The Company also offers a 401(k) plan in which it matches a portion of the employee’s contribution up to 4 percent of their salary. The expense related to the 401(k) plan was $23,009, $22,547, and $24,128 in 2012, 2011, and 2010, respectively.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

NOTE 12 - RELATED PARTY TRANSACTIONS

Directors and officers of the Company and its subsidiary, and their associates, were customers of, and had other transactions with the subsidiary bank in the normal course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility. Such loans totaled $3,306,412 at December 31, 2012, and $3,971,083 at December 31, 2011.

The following is an analysis of loan activity to directors, executive officers, and associates of the Company and its subsidiary:

	December 31,
	2012	2011
Balance, January 1	$3,971,083	$1,923,847
New loans during the period	350,000	2,891,602
Repayments during the period	(1,014,671)	(844,366)

Ending balance	$3,306,412	$3,971,083

The Company’s subsidiary bank entered into a lease agreement to rent property for use as banking premises from a company owned by Mr. Dlesk, the Company’s executive officer. The lease was for an initial 5 year term at an annual rental fee of $57,600. This lease was renewed in 2012 and in 2007 for an additional 5-year term at an annual rental fee of $63,504 and $60,480, respectively and has options to renew for six 5-year terms.

NOTE 13 - RESTRICTION ON CASH

The subsidiary bank is required to maintain an average reserve balance with the Federal Reserve Bank or in cash on hand. The average required reserve balances for the years ended December 31, 2012 and 2011, were $2,288,000 and $2,736,000, respectively.

NOTE 14 - LEASES

The Company’s Bank affiliates leased certain land used for banking purposes under long-term leases, expiring at various dates. These leases contain renewal options and generally provide that the Company will pay for insurance, taxes, and maintenance.

As of December 31, 2012, the future minimum rental payments required under noncancelable operating leases with initial terms in excess of one year are as follows:

December 31, 2013	$226,537
December 31, 2014	197,004
December 31, 2015	189,504
December 31, 2016	182,004
December 31, 2017	41,292
Thereafter	198,000

Rental expense under operating leases approximated $235,418 in 2012; $226,069 in 2011; and $250,339 in 2010.

NOTE 15 - OTHER OPERATING EXPENSES

Other operating expenses at December 31 included the following:

	2012	2011	2010
Directors’ fees	$103,250	$115,250	$118,675
Stationery and supplies	173,163	166,602	152,549
Regulatory assessment and deposit insurance	271,721	315,053	422,515
Advertising	211,875	154,380	88,932
Postage and transportation	160,141	164,616	162,462
Other taxes	162,470	176,843	141,095
Service Expense	482,780	382,837	349,319
Other	771,156	823,179	1,043,991

Total	$2,336,556	$2,298,760	$2,479,538

NOTE 16 - LIMITATIONS ON DIVIDENDS

The approval of the Comptroller of the Currency is required to pay dividends if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits (as defined) for the year, combined with its retained net profits of the preceding two years. Under this formula, the Company’s subsidiary bank can declare dividends in 2013, without approval of the Comptroller of the Currency, of approximately $2,552,000, plus an additional amount equal to the bank’s net profit for 2013 up to the date of any such dividend declaration. The subsidiary bank is the primary source of funds to pay dividends to the stockholders of First West Virginia Bancorp, Inc.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

NOTE 17 - INCOME TAX

The provisions for income taxes at December 31 consist of:

	2012	2011	2010
Currently payable:
Federal	$146,745	$553,812	$278,927
State	78,765	127,605	92,838
Deferred:
Federal	247,295	(321,387)	150,577
State	34,157	(28,414)	(25,546)

Income tax expense	$506,962	$331,616	$496,796

The following temporary differences gave rise to the deferred tax asset (liability) at December 31:

	2012	2011
Allowance for loan losses	$840,354	$955,032
Deferred loan fees	41,582	40,570
Accrued interest on nonperforming loans	543,238	505,681
Deferred compensation	65,793	71,966
Depreciation	(336,439)	(267,652)
Amortization	44,593	58,674
Goodwill	(223,600)	(186,333)
AMT	505,207	552,961
Deferred state income tax	(53,653)	(65,267)
Other, net	-	8,738

Total deferred tax asset - federal	1,427,075	1,674,370
Total deferred tax asset - state	157,805	191,962

	1,584,880	1,866,332
Deferred tax liabilities arising from market adjustments of securities available for sale:
Federal	(1,612,147)	(1,664,876)
State	(275,967)	(284,992)

Net deferred tax liability	$(303,234)	$(83,536)

A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes for the year ended December 31 is as follows:

	2012		2011		2010
	Amount	Percent	Amount	Percent	Amount	Percent
Computed tax at statutory federal rate	$ 1,035,205	34.0%	$ 947,159	34.0%	$ 964,266	34.0%
Plus state income taxes net of federal tax benefits	75,134	2.5%	68,802	2.5%	80,393	2.8%

	1,110,339	36.5%	1,015,961	36.5%	1,044,659	36.8%
Increase (decrease) in taxes resulting from:
Tax exempt income	(748,167)	(24.6)%	(673,431)	(24.2)%	(577,597)	(20.4)%
Nondeductible interest expense	22,479	1.0%	25,349	1.0%	35,161	1.2%
Bank-owned life insurance	(36,231)	(1.2)%	(35,089)	(1.3)%	(35,584)	(1.3)%
Other - net	158,542	5.0%	(1,174)	(0.2)%	30,157	1.1%

Actual tax expense	$506,962	16.7%	$331,616	11.8%	$496,796	17.4%

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

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

As of December 31, 2012, the most recent notifications from the Office of the Comptroller of the Currency categorized the bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes has changed the capital category. The capital ratios of the Company and its subsidiary bank, along with the regulatory framework for adequately capitalized and well capitalized institutions are depicted as set forth in the following table:

(Amounts Expressed in Thousands)	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
First West Virginia Bancorp, Inc.	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2012
Total Capital (to Risk Weighted Assets)	$32,792	22.13%	$11,856	8.0%	$14,821	10.0%
Tier I Capital (to Risk Weighted Assets)	30,938	20.88%	5,928	4.0%	8,892	6.0%
Tier I Capital (to Adjusted Total Assets)	30,938	10.48%	11,809	4.0%	14,761	5.0%
As of December 31, 2011
Total Capital (to Risk Weighted Assets)	$31,494	21.55%	$11,691	8.0%	$14,614	10.0%
Tier I Capital (to Risk Weighted Assets)	29,662	20.30%	5,845	4.0%	8,768	6.0%
Tier I Capital (to Adjusted Total Assets)	29,662	10.46%	11,340	4.0%	14,175	5.0%
Progressive Bank, N.A.
As of December 31, 2012
Total Capital (to Risk Weighted Assets)	$32,608	22.04%	$11,838	8.0%	$14,798	10.0%
Tier I Capital (to Risk Weighted Assets)	30,754	20.78%	5,919	4.0%	8,879	6.0%
Tier I Capital (to Adjusted Total Assets)	30,754	10.43%	11,798	4.0%	14,747	5.0%
As of December 31, 2011
Total Capital (to Risk Weighted Assets)	$31,269	21.43%	$11,674	8.0%	$14,592	10.0%
Tier I Capital (to Risk Weighted Assets)	29,437	20.17%	5,837	4.0%	8,755	6.0%
Tier I Capital (to Adjusted Total Assets)	29,437	10.39%	11,328	4.0%	14,160	5.0%

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

DECEMBER 31, 2012, 2011, AND 2010

NOTE 19 - FAIR VALUE MEASUREMENTS - (CONTINUED)

Impaired loans that are collateral dependent are written down to fair value through the establishment of specific reserves. Techniques used to value the collateral that secure the impaired loans include observable inputs employed by certified appraisers for similar assets classified as Level III inputs. Other real estate owned is measured at fair value, less cost to sell at the date of foreclosure. Valuations are periodically performed by management and the assets are carried at the lower of carrying amount, or fair value less cost to sell.

The following table presents the assets reported on the balance sheet at their fair value as of December 31, 2012 and December 31, 2011, by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	December 31, 2012
(dollars in thousands)	Level I	Level II	Level III	Total
Assets measured on a recurring basis:
Securities available for sale:
U.S. Government corporations and agencies	$-	$47,295	$-	$47,295
Obligations of states and political subdivisions	-	52,030	-	52,030
Mortgage-backed securities	-	78,678	-	78,678
Equity securities	205	-	-	205

Total securities available for sale:	$205	$178,003	$-	$178,208

Assets measured on a nonrecurring basis:
Impaired loans	$-	$-	$2,730	$2,730
Other real estate	$-	$-	$-	$-
Mortgage servicing rights	$-	$-	$47	$47

	December 31, 2011
(dollars in thousands)	Level I	Level II	Level III	Total
Assets measured on a recurring basis:
Securities available for sale:
U.S. Government corporations and agencies	$-	$36,216	$-	$36,216
Obligations of states and political subdivisions	-	45,304	-	45,304
Mortgage-backed securities	-	69,215	-	69,215
Equity securities	226	-	-	226

Total securities available for sale:	$226	$150,735	$-	$150,961

Assets measured on a nonrecurring basis:
Impaired loans	$-	$-	$3,055	$3,055
Other real estate	$-	$-	$138	$138
Mortgage servicing rights	$-	$-	$52	$52

NOTE 20 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Level 3 inputs were used in determining fair value.

(dollars in thousands)	Quantitative Information about Level 3 Fair Value Measurements
December 31, 2012	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Impaired Loans	$2,730	Appraisal of collateral (1)	Appraisal adjustments (2)	0% to - 36.3% (16.2%)
			Liquidation expenses (2)	3.5% to 22.9% (10.3%)

Mortgage Servicing Rights	$47	Discounted Cash Flow	Remaining term	2.9 years to 7 years (3.49 years)

			Discount rate	9.5% to 10.5% (10%)

(1)	The fair value is determined through independent appraisals by certified appraisers of the underlying collateral.
(2)	Appraisals may be adjusted by management for qualitative factors and estimated liquidation expenses. The range and weighted average of liquidation expenses are expressed as a percent of discounted collateral value and other appraisal adjustments are presented as a percentage of the appraised amounts.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

NOTE 20 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS - (CONTINUED)

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

Loans Held for Sale: Loans held for sale are carried at cost. The fair value is based on what the secondary market would offer for loans with similar characteristics.

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

Federal Home Loan Bank borrowings: The fair value of Federal Home Loan Bank borrowings is generally carried at amortized cost. We are required to estimate the fair value of these long-term borrowings. The discounted cash flow method is used to estimate the fair value of Federal Home Loan Bank borrowings.

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

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

NOTE 20 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS - (CONTINUED)

The estimates of fair values of financial instruments are summarized as follows at December 31, 2012 and December 31, 2011:

	December 31, 2012
(Amounts Expressed in Thousands)	Level I	Level II	Level III	Total Fair Value
Financial assets:
Cash and cash equivalents	$15,877	$-	$-	$15,877
Investment securities	205	178,003	-	178,208
Loans held for sale		110		110
Loans	-	-	98,303	98,303
Bank owned life insurance	3,625	-	-	3,625
Accrued interest receivable	1,128	-	-	1,128
Financial liabilities:
Deposits	163,526	71,510	-	235,036
Federal funds purchased and repurchase agreements	18,767	-	-	18,767
Federal Home Loan Bank borrowings	-	4,199	-	4,199
Accrued interest payable	163	-	-	163

	2012		2011
(Amounts Expressed in Thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$15,877	$15,877	$20,917	$20,917
Investment securities	178,208	178,208	150,961	150,961
Loans held for sale	110	110	-	-
Loans	97,206	98,303	106,925	105,733
Bank owned life insurance	3,625	3,625	3,518	3,518

Accrued interest receivable	1,128	1,128	1,140	1,140
Financial liabilities:
Deposits	246,462	235,036	239,177	227,662
Federal funds purchased and repurchase agreements	18,767	18,767	14,014	14,014
Federal Home Loan Bank borrowings	3,606	4,199	3,693	4,233
Accrued interest payable	163	163	218	218

NOTE 21 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

Presented below are the consolidated balance sheets, statements of income, comprehensive income and statements of cash flows for First West Virginia Bancorp, Inc.

BALANCE SHEETS

	December 31,
	2012	2011
ASSETS
Cash	$61,610	$113,387
Investment securities available-for-sale (at fair value)	214,905	228,654
Investment in subsidiary bank	35,518,824	34,301,866
Other assets	103,411	105,969

Total assets	$35,898,750	$34,749,876

LIABILITIES
Deferred compensation	$193,508	$211,664
Accrued expenses	2,469	11,702

Total liabilities	195,977	223,366

STOCKHOLDERS’ EQUITY	35,702,773	34,526,510

Total liabilities and stockholders’ equity	$35,898,750	$34,749,876

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

NOTE 21 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

STATEMENTS OF INCOME

	Year Ended December 31,
	2012	2011	2010
INCOME
Dividends from subsidiary bank	$1,256,952	$1,256,952	$1,211,520
Gains on sales of investment securities	5,576	1,248	4,258
Other income	121,063	119,839	120,008

Total income	1,383,591	1,378,039	1,335,786

EXPENSES
Other expenses	201,627	178,963	171,246

Total expenses	201,627	178,963	171,246

Income before income taxes and undistributed net income of subsidiary	1,181,964	1,199,076	1,164,540

Income tax benefit	33,735	24,267	9,169

Equity in undistributed net income of subsidiary	1,322,061	1,230,802	1,165,572

NET INCOME	$2,537,760	$2,454,145	$2,339,281

STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2012	2011	2010
Net Income	$2,537,760	$2,454,145	$2,339,281

Other comprehensive income:
Investment securities available for sale
Unrealized holding gains arising during the period	9,983	3,850	19,319
Income tax effect	(3,757)	(1,449)	(7,270)
Reclassification of gains recognized in earnings	(5,576)	(1,248)	(4,258)
Income tax effect	2,098	470	1,602
Equity in other comprehensive income of subsidiary	(105,103)	2,225,695	(843,049)

Total other comprehensive income	$(102,355)	$2,227,318	$(833,656)

Comprehensive income	$2,435,405	$4,681,463	$1,505,625

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

NOTE 21 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2012	2011	2010
OPERATING ACTIVITIES
Net income	$2,537,760	$2,454,145	$2,339,281
Adjustments to reconcile net income to net cash provided by operating activities:
Change in deferred tax benefit	6,832	8,093	7,365
Undistributed earnings of affiliate	(1,322,061)	(1,230,802)	(1,165,572)
Changes in operating assets and liabilities:
Other assets	(5,933)	(2,462)	9,355
Deferred compensation	(18,156)	(21,506)	(19,569)
Other liabilities	(9,233)	3,177	2,976
Net gains on sales of investment securities	(5,576)	(1,248)	(4,258)

Net cash provided by operating activities	1,183,633	1,209,397	1,169,578

INVESTING ACTIVITIES
Proceeds from sales of securities	115,604	77,332	91,426
Purchases of investment securities	(91,872)	(54,578)	(67,599)

Net cash provided by investing activities	23,732	22,754	23,827

FINANCING ACTIVITIES
Dividends paid	(1,259,142)	(1,256,139)	(1,210,677)

Net cash used in financing activities	(1,259,142)	(1,256,139)	(1,210,677)

Net decrease in cash and cash equivalents	(51,777)	(23,988)	(17,272)

Cash and cash equivalents at beginning of year	113,387	137,375	154,647

Cash and cash equivalents at end of year	$61,610	$113,387	$137,375

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

In order to ensure that the Company’s internal control over financial reporting is effective, management is required to evaluate, with the participation of the Company’s principal executive and principal financial officers, the effectiveness of the Company’s internal control over financial reporting as of the end of each fiscal year and did so most recently for its financial reporting as of December 31, 2012. Management’s assessment of the effectiveness of the Company’s internal control over financial reporting was based on criteria for effective internal control over financial reporting described in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission. Based on this assessment, management has concluded that the internal control over financial reporting was effective as of December 31, 2012. This annual report does not include an attestation report of the Company’s independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s independent registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of First West Virginia Bancorp, Inc., and subsidiary as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First West Virginia Bancorp, Inc. and subsidiary as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with U.S. generally accepted accounting principles.

/s/ S. R. Snodgrass, A.C.
S.R. Snodgrass, A.C.

Wheeling, West Virginia

March 27, 2013

S.R. Snodgrass, A.C.

980 National Road Wheeling, WV 26003-6400 Phone: 304-233-5030 Facsimile: 304-233-3062

Table One

SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)

	December 31,
	2012	2011	2010	2009	2008
SUMMARY OF OPERATIONS
Total interest income	$9,838	$11,207	$11,858	$12,914	$13,514
Total interest expense	1,789	2,229	3,056	4,328	5,275
Net interest income	8,049	8,978	8,802	8,586	8,239
Provision for loan losses	(248)	600	220	184	—
Total other income	2,352	2,034	1,977	1,791	1,488
Total other expenses	7,604	7,626	7,723	7,592	7,009
Income before income taxes	3,045	2,786	2,836	2,601	2,718
Net income	2,538	2,454	2,339	2,305	2,206
PER SHARE DATA (1)
Net income	$1.48	$1.43	$1.36	$1.34	$1.28
Cash dividends declared	0.73	0.73	0.70	0.70	0.68
Book value per share	20.77	20.09	18.10	17.92	16.72
AVERAGE BALANCE SHEET SUMMARY
Total loans, net	$104,566	$115,415	$124,074	$128,206	$120,722
Investment securities	154,755	136,409	116,990	112,142	108,114
Deposits - interest bearing	208,308	204,616	198,042	190,981	182,450
Stockholders’ equity	31,608	30,498	29,415	28,192	27,295
Total assets	293,601	283,734	273,778	266,414	258,275
BALANCE SHEET
Investments	$178,208	$150,961	$133,169	$115,997	$112,366
Loans	99,387	109,428	121,367	128,581	124,635
Allowance for loan losses	(2,181)	(2,504)	(2,059)	(1,894)	(1,923)
Other assets	31,133	35,373	25,482	28,447	23,086

Total Assets	$306,547	$293,258	$277,959	$271,131	$258,164

Deposits	$246,462	$239,177	$228,475	$221,246	$206,385
Federal funds purchased and repurchase agreements	18,767	14,013	13,477	11,025	11,013
FHLB borrowings	3,606	3,693	3,776	7,354	10,929
Other liabilities	2,009	1,848	1,130	700	1,100
Stockholders’ equity	35,703	34,527	31,101	30,806	28,737

Total Liabilities and Stockholders’ equity	$306,547	$293,258	$277,959	$271,131	$258,164

SELECTED RATIOS
Return on average assets	0.86%	0.86%	0.85%	0.87%	0.85%
Return on average equity	8.03%	8.05%	7.95%	8.18%	8.08%
Average equity to average assets	10.77%	10.75%	10.74%	10.58%	10.57%
Dividend payout ratio (1)	49.32%	51.05%	51.47%	52.24%	53.13%
Loan to Deposit ratio	40.33%	45.75%	53.12%	58.12%	60.39%

(1)	Adjusted for the 4 percent common stock dividend to stockholders of record as of December 19, 2012, the 4 percent common stock dividend to stockholders of record as of December 20, 2010 and the 4 percent common stock dividend to shareholders of record on October 1, 2008.

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

OVERVIEW

Following is a discussion and analysis of the significant changes in the financial condition and results of operations of First West Virginia Bancorp, Inc., (the Company), and its subsidiary for the years ended December 31, 2012, 2011 and 2010. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the Notes, thereto.

The Company reported net income of $2,537,760 or $1.48 per share for the year ended December 31, 2012 as compared to $2,454,145 or $1.43 per share for the year ended December 31, 2011. The increase in net income during 2012 over 2011 of $83,615 or 3.4% was primarily the result of the increase in noninterest income combined with the decreases in provision for loan losses and in noninterest expenses, offset in part by the decrease in net interest income and the increase in income tax expense. Noninterest income increased $317,681 or 15.6% and was primarily attributable to the increase in the gains on sales of investment securities, offset in part by a decrease in service charges and other fee income. The Company recorded a negative provision for loan losses in 2012 in the amount of $248,000 to reduce the allowance for loan losses based upon the decline in specific reserves required on nonperforming assets. Noninterest expenses declined $21,919 or .3% in 2012 over 2011 and was primarily due to the decrease in salary and employee benefit costs, offset in part by the increases in occupancy expenses and other operating expenses. Net interest income decreased in 2012 as compared to 2011 primarily due to the decline in the interest earned on loans and the interest earned on investment securities, offset in part by the decline in the interest expense paid on interest bearing liabilities. The return on average assets was .86% and .86% as of December 31, 2012 and 2011, respectively. The return on average equity was 8.03% and 8.05% at December 31, 2012 and 2011, respectively. The Board of Directors declared and paid cash dividends of $.73 and $.73 per share during 2012 and 2011, respectively. Additionally, the Board of Directors declared a 4% common stock dividend payable to shareholders of record as of December 19, 2012.

Table One is a summary of Selected Financial Data of the Company. The sections that follow discuss in more detail the information summarized in Table One.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Two - Average Balance Sheets and Interest Rate Analysis

The following table presents an average balance sheet, interest earned on interest bearing assets, interest paid on interest bearing liabilities, average interest rates and interest differentials for the years ended December 31, 2012, 2011, and 2010. Average balance sheet information as of December 31, 2012, 2011, and 2010 was compiled using the daily average balance sheet. Total loans are gross of the allowance for loan losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average balance computations; however, no interest was included in income subsequent to the non-accrual status classification. Loan fees and unearned discounts were included in income for average rate calculation purposes. Average yields on investment securities available for sale have been calculated based on amortized cost.

(dollars in thousands)	December 31, 2012			December 31, 2011			December 31, 2010
	Average Volume	Interest	Average Rate	Average Volume	Interest	Average Rate	Average Volume	Interest	Average Rate
ASSETS:
Investment securities:
U.S. Treasury and U. S Government agencies	$38,891	$733	1.88%	$37,208	$1,054	2.83%	$30,220	$953	3.15%
Mortgage backed securities	71,597	1,689	2.36%	62,905	2,111	3.36%	58,419	2,470	4.23%
States and political subdivisions	44,136	1,735	3.93%	36,087	1,497	4.15%	28,116	1,199	4.26%
Other securities	131	5	3.82%	209	4	1.91%	235	4	1.70%

Total Investment securities:	154,755	4,162	2.69%	136,409	4,666	3.42%	116,990	4,626	3.95%
Interest bearing deposits	13,937	34	0.24%	1,307	29	2.22%	12,416	35	0.28%
Federal funds sold	-	-	-	-	-	-	58	-	0.00%
Loans, net of unearned income	104,566	5,625	5.38%	115,415	6,497	5.63%	124,074	7,182	5.79%
Other earning assets	1,265	17	1.34%	1,311	15	1.14%	1,481	15	1.01%

Total earning assets	274,523	9,838	3.58%	254,442	11,207	4.40%	255,019	11,858	4.65%
Other assets	19,078			29,292			18,759

Total Assets	$293,601			$283,734			$273,778

LIABILITIES
Time deposits	$71,563	$1,118	1.56%	$76,434	$1,498	1.96%	$83,399	$2,085	2.50%
Savings deposits	90,875	318	0.35%	83,499	381	0.46%	73,936	484	0.65%
Interest bearing demand deposits	45,870	56	0.12%	44,683	64	0.14%	40,707	89	0.22%
Federal funds purchased and repurchase agreements	17,411	122	0.70%	14,691	108	0.74%	13,437	112	0.83%
FHLB and other long-term borrowings	3,649	175	4.80%	3,734	179	4.79%	5,799	286	4.93%

Total interest bearing liabilities	229,368	1,789	0.78%	223,041	2,230	1.00%	217,278	3,056	1.41%
Noninterest bearing demand deposits	31,724			29,235			26,030
Other liabilities	901			960			1,055

Total Liabilities	261,993			253,236			244,363
STOCKHOLDERS’ EQUITY	31,608			30,498			29,415

Total Liabilities and Stockholders’ Equity	$293,601			$283,734			$273,778

Net yield on earning assets		$8,049	2.93%		$8,977	3.53%		$8,802	3.45%

The fully taxable equivalent basis of interest income from obligations of states and political subdivisions has been determined using a combined Federal and State corporate income tax rate of 40% for 2012, 2011, and 2010, respectively. The effect of this adjustment is presented below.

Investment securities	$154,755	$5,319	3.44%	$136,409	$5,639	4.13%	$116,990	$5,402	4.62%
Loans	104,566	5,935	5.68%	115,415	6,845	5.93%	124,074	7,539	6.08%

Total earning assets	$274,523	$11,305	4.12%	$254,442	$12,528	4.92%	$255,019	$12,991	5.09%

Taxable equivalent net yield on earning assets		$9,516	3.47%		$10,298	4.05%		$9,935	3.90%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

EARNINGS ANALYSIS

Net Interest Income

Net interest income, which is the difference between interest earned on loans and investments and interest paid on deposits and other liabilities, is the primary source of earnings for the Company. Changes in the volume and mix of earning assets and interest bearing liabilities combined with changes in market rates of interest greatly effect net interest income. Tables Two and Three analyze the changes in net interest income for the three years ended December 31, 2012, 2011, and 2010.

Net interest income decreased $928,639 or 10.3% in 2012 compared to 2011, and follows an increase in 2011 of $175,515 or 2.0% from 2010. During 2012, the decrease in net interest income was primarily due to the decreases in the interest earned on loans and in the interest earned on investment securities, offset in part by the decreases in the interest paid on deposits and the interest paid on other borrowings and the increase in the interest paid on repurchase agreements. The increase in net interest income in 2011 was primarily due to the decreases in the interest paid on deposits, the interest paid on other borrowings and the interest paid on repurchase agreements combined with the increase in the interest earned on investment securities, offset in part by the decrease in the interest earned on loans. The changes in the volume and mix of earning assets and interest bearing liabilities combined with the changes in the market rates of interest resulted in taxable equivalent net interest yields on average earning assets of 3.47% for 2012, as compared to 4.05% and 3.90% earned during 2011 and 2010, respectively.

Interest expense in 2012 decreased $440,011 or 19.7% from 2011, compared to the decrease of $826,195 or 27.0% from 2010 to 2011. In 2012, the decline in interest expense was primarily due to the declines in the yield and average volume of time deposits, the decline in the average volume of Federal Home Loan Bank and other long term borrowings and the decline in the yield of savings deposits, offset in part by a rise in the average volume of savings deposits. The decline in interest expense in 2011 was primarily due to the declines in the yield and average volume of time deposits, the decline in the average volume of Federal Home Loan Bank and other long term borrowings and the decline in the yield of savings deposits, offset in part by a rise in the average volume of savings deposits. The average yield paid on interest bearing liabilities during 2012 fell 22 basis points, from 1.00% in 2011 to .78% in 2012, and follows a decrease in 2011 of 41 basis points, from 1.41% in 2010 to 1.00% in 2011. The average volume of interest bearing liabilities increased $6.3 million or 2.8% in 2012 compared to 2011, after increasing $5.8 million or 2.7% in 2011 as compared to 2010.

Interest and fees on loans decreased $871,088 or 13.4% from 2011 to 2012, after decreasing $685,251 or 9.5% from 2010 to 2011. Interest and fees on loans declined in 2012 as compared to 2011 primarily due to the decrease in the average volume of loans combined with the decline in the yield earned on loans. The taxable equivalent yield on loans declined 25 basis points in 2012, from 5.93% in 2011 to 5.68% in 2012, and follows a decrease of 15 basis points in 2011, from 6.08% in 2010 to 5.93% in 2011. The average loan volume decreased $10.8 million or 9.4% in 2012 as compared to 2011 and follows a decrease of $8.7 million or 7.0% in 2011 as compared to 2010. In 2011, the decline in interest and fees on loans was primarily due to the decrease in the average volume of loans combined with the decline in the yield earned on loans.

Interest income on investment securities in 2012 decreased $503,673 or 10.8% over 2011, and follows an increase of $39,811 or .9% over 2010. The decrease in the yield earned on investment securities which was partially offset by the increase in the average volume of investment securities primarily contributed to the decrease in interest income on investment securities. The taxable equivalent yield on investment securities fell 69 basis points in 2012, from 4.13% in 2011 to 3.44% in 2012, and follows a decrease in 2011 of 49 basis points, from 4.62% in 2010 to 4.13% in 2011. The activity of the investment securities portfolio increased with the average volume increasing $18.3 million or 13.4% in 2012 as compared to 2011, and follows an increase of $19.4 million or 16.6% in 2011 as compared to 2010. In 2011, the increase in the average volume of investment securities which was partially offset by the decrease in the yield earned on investment securities contributed to the increase in interest income on investment securities.

Noninterest Income

Noninterest income is comprised of service charges, investment securities gains and losses, and other operating income. Noninterest income increased $317,681 or 15.6%, in 2012 as compared to an increase of $57,349 or 2.9% in 2011. The increase in noninterest income in 2012 as compared to 2011 was primarily due to the increases in the net gains on sales of investment securities and other operating income which were offset in part by the decrease in service charges and other fee income. In 2011, noninterest income primarily increased due to the increase in the net gains on sales of investment securities which was offset in part by decreases in service charges and other fee income and other operating income.

Sales of investment securities by the subsidiary bank are generally limited to the needs established under the liquidity policies. Net gains (losses) on sales of investment securities amounted to $1,090,703 in 2012, an increase of $359,806 as compared to 2011. The increase in net gains (losses) on sales of investment securities was primarily attributable to sales of securities available for sale recorded by the Company and its subsidiary bank. During 2012, the Company accounted for securities gains of $1,091,018 and securities losses of $315 which were attributable to sales of securities available for sale. In 2011, the Company accounted for securities gains of $747,015 and securities losses of $16,118 which were attributable to sales of securities available for sale. During 2010, the Company and its subsidiary bank accounted for securities gains of $566,815 and securities losses of $1,541 which were attributable to sales of securities available for sale.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Three - Rate Volume Analysis of Changes in Interest Income and Expense

The effect on interest income and interest expense for the years ended December 31, 2012 and 2011 due to changes in average volume and rate from the prior year, is presented below. The effect of a change in average volume has been determined by applying the average rate to the change in volume. The change in rate has been determined by applying the average volume in the earlier year by the change in rate. The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of change in each.

(in thousands)	2012 Compared to 2011			2011 Compared to 2010
	Increase (Decrease) Due to Change in:			Increase (Decrease) Due to Change in:
	Average Volume	Rate	Net increase (decrease)	Average Volume	Rate	Net increase (decrease)
INTEREST INCOME FROM:
U.S. Treasury and other U. S. Government agencies	$48	$(369)	$(321)	$220	$(119)	$101
Mortgage backed securities	292	(714)	(422)	189	(548)	(359)
Obligations of states and political subdivisions	334	(96)	238	340	(42)	298
Other securities	(1)	2	1	-	-	-

Total investment securities	673	(1,177)	(504)	749	(709)	40
Interest bearing deposits	280	(275)	5	(31)	25	(6)
Federal funds sold	-	-	-	-	-	-
Loans, net of unearned income	(611)	(261)	(872)	(501)	(184)	(685)
Other earning assets	(1)	3	2	(2)	2	-

Total interest earned	341	(1,710)	(1,369)	215	(866)	(651)

INTEREST EXPENSE ON:
Time deposits	(95)	(285)	(380)	(174)	(413)	(587)
Savings deposits	34	(97)	(63)	63	(166)	(103)
Interest bearing demand deposits	2	(10)	(8)	9	(34)	(25)
Federal funds purchased and repurchase agreements	20	(6)	14	10	(14)	(4)
FHLB and other long-term borrowings	(4)	-	(4)	(102)	(5)	(107)

Total interest paid	(43)	(398)	(441)	(194)	(632)	(826)

Net interest differential	$384	$(1,312)	$(928)	$409	$(234)	$175

Presented below is the effect on volume and rate variances of the adjustment of interest income on obligations of states and political subdivisions to the fully taxable equivalent basis using a combined Federal and State corporate income tax rate of 40% for the years ended 2012, 2011, and 2010, respectively.

Investment securities	$758	$(1,078)	$(320)	$897	$(660)	$237

Loans	(643)	(267)	(910)	(526)	(168)	(694)

Total interest earned	$394	$(1,617)	$(1,223)	$338	$(801)	$(463)

Net interest differential	$437	$(1,219)	$(782)	$532	$(169)	$363

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Service charges and other fees are earned from assessments made on checking and savings accounts. Service charges and other fee income decreased $42,149 in 2012, down 8.5%, from 2011, as compared to the decrease of $99,134 or 16.7% from 2010 to 2011. The decrease in service charges in 2012 and 2011 was primarily due to a decline in overdraft charges combined with a decrease in service charges on deposit accounts.

Other operating income represents fees from safe deposit box rentals, sales of checkbooks, sales of cashiers’ checks and money orders, utility collections, ATM charges and card fees, credit life commissions, credit card fees and commissions, income earned on bank owned life insurance and various other charges and fees related to normal customer banking relationships. Other operating income amounted to $808,066 in 2012 and was stable as compared to 2011. Other operating income decreased $9,140 or 1.1% in 2011 as compared to 2010. During 2011, the decrease in other operating income was primarily due to declines in nonrecurring gains on sales of assets, miscellaneous income, credit life commissions, and utility bill and collection fees, offset in part by an increase in checkbook sales, ATM fees, credit card fees, an increase in the earnings related to the cash surrender value of the bank owned life insurance on its key officers, and in the income earned on loans sold to the FHLB.

Noninterest Expense

Noninterest expenses are comprised of salaries and employee benefits, net occupancy of premises and other operating expenses. In 2012, noninterest expenses decreased $21,919 or .3% over 2011, and follows a decrease of $96,820 or 1.3% in 2011 over 2010. The decrease in noninterest expense in 2012 as compared to 2011 was primarily due to the decrease in salary and employee benefits expenses, offset in part by increases in occupancy expenses and other operating expenses. The decrease in noninterest expense in 2011 as compared to 2010 was primarily due to the decrease in other operating expenses, offset in part by increases in occupancy expenses and salary and employee benefits expenses.

Occupancy expenses increased $34,088 or 2.3% in 2012 over 2011, and follows an increase of $72,661 or 5.1% in 2011 over 2010. Occupancy expenses increased in 2012 primarily due to increases in banking house lease expenses, building maintenance expenses and depreciation expenses, insurance on bank premises, furniture and fixture expenses, offset in part by decreases in real estate taxes and other real estate owned expenses. The increase in occupancy expenses in 2011 was primarily due to increases in real estate taxes, insurance on bank premises, furniture and fixture expenses and other real estate owned expenses, offset in part by decreases in banking house lease expenses, building maintenance expenses and depreciation expenses.

Salary and employee benefits represent the largest component of noninterest expense. Salary and employee benefits decreased $93,803 or 2.5% in 2012 over 2011. The decrease in salary and employee benefits expense in 2012 was primarily attributable to reductions in salary expenses, payroll tax expense and in employee benefit plan expenses. The Company had 95 and 98 full-time equivalent employees at December 31, 2012 and 2011, respectively. During 2011, salary and employee benefits increased $11,297 or .3% as compared to the same period in 2010. The increase in salary and employee benefits expense in 2011 was primarily attributable to normal annual merit adjustments, offset in part by a reduction in employee benefit plan expenses.

The major components of other operating expenses include: stationery and supplies, directors’ fees, service expense, postage and transportation, other taxes, advertising, and regulatory assessments and deposit insurance. Other operating expense increased $37,796 or 1.6%, in 2012 as compared to the same period of the prior year. The increase in other operating expense was primarily due to increases in service expenses, advertising expenses, and stationary and supplies expense, offset in part by decreases in regulatory assessments and deposit insurance, other expenses, directors’ fees, other taxes and postage and transportation expense. During 2011, other operating expense decreased $180,778, or 7.3%, over 2010 and was primarily due to decreases in regulatory assessments and deposit insurance and other expenses, offset in part by increases in advertising expenses, service expenses, postage and transportation expense, other taxes, stationary and supplies expense and directors’ fees.

Income Taxes

Income tax expense for the period ended December 31, 2012 was $506,962, an increase of $175,346 or 52.9% over 2011 as compared to the decrease of $165,180 or 33.3% from 2010 to 2011. The increase in taxable income partially offset by the increase in tax exempt income primarily contributed to the increase in income tax expense in 2012. During 2011, the decrease in taxable income combined with the increase in tax exempt income primarily contributed to the decrease in income tax expense. Components of the income tax expense for December 31, 2012 were $393,123 for federal taxes and $113,839 for West Virginia corporate net income taxes. Federal income tax rates were consistent at 34% for the years ended December 31, 2012, 2011 and 2010. West Virginia corporate net income tax rates were 7.75%, 8.5% and 9.0% for the years ended December 31, 2012, 2011 and 2010, respectively. Additional information regarding income taxes is contained in Note 17 to the Consolidated financial statements.

For federal income tax purposes, tax-exempt income is based on qualified state, county, and municipal bonds and loans. Tax-exempt income was $2,199,055 in 2012; $1,981,937 in 2011; and $1,699,480 in 2010. The state of West Virginia recognizes tax-exempt income based on the average of certain investments and loans held during the tax reporting period. Nontaxable items included are federal obligations and securities, obligations of West Virginia and West Virginia political subdivisions, investments of loans primarily secured by liens or security agreements on residential property and other real estate in the form of a mobile home, modular home or double-wide located in West Virginia. Nontaxable West Virginia income attributable to the foregoing items was approximately $1,556,000 in 2012; $1,404,000 in 2011; and $1,450,000 in 2010.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

BALANCE SHEET ANALYSIS

Investments

Investment securities increased $27,247,019 or 18.1% during 2012, and followed an increase in 2011 of $17,792,161 or 13.4% from 2010. The investment portfolio is managed to attempt to achieve an optimum mix of asset quality, liquidity and maximum yield on investment. The investment portfolio consists of U.S. Government agency and corporation securities, obligations of states and political subdivisions, mortgage-backed securities and equity securities. Taxable securities comprised 70.8% of total securities at December 31, 2012, as compared to 70.0% at December 31, 2011. Other than the normal risks inherent in purchasing U.S. Government agency and corporation securities and obligations of states and political subdivisions, i.e., interest rate risk, management has no knowledge of other market or credit risk involved in these investments. The Company does not have any high risk hybrid/derivative instruments.

Investment securities that are classified available for sale are available for sale at any time based upon management’s assessment of changes in economic or financial market conditions. These securities are carried at fair value and the unrealized holding gains and losses, net of taxes, are reflected as a separate component of stockholders’ equity until realized. Available for sale securities, at fair value increased 18.1% from 2011, and represented 100% of the investment portfolio at December 31, 2012. The increase in the available for sale securities was primarily due to the purchase of obligations of U.S Government agency and corporation securities, obligations of states and political subdivisions and mortgage backed securities. The Company did not have any investment securities classified as held to maturity securities at December 31, 2012 and 2011. As the investment portfolio consists primarily of fixed rate debt securities, changes in the market rates of interest will affect the carrying value of securities available for sale, adjusted upward or downward and represent temporary adjustments in value. The carrying values of securities available for sale was above book value by $5,017,577 and $5,181,686 at December 31, 2012 and 2011, respectively.

Table Four - Investment Portfolio

The maturity distribution using book value including accretion of discounts and amortization of premiums and approximate yield of investment securities at December 31, 2012 and December 31, 2011 are presented in the following table. Tax equivalent yield basis was used on tax exempt obligations. Approximate yield was calculated using a weighted average of yield to maturities.

(dollars in thousands)	December 31, 2012		December 31, 2011
	Securities		Securities
	Available for Sale		Available for Sale
	Amount	Yield	Amount	Yield
U. S. Treasury and other U.S. Government Agencies
Within One Year	$10	0.01%	$11	0.80%
After One But Within Five Years	6,034	1.88	11,558	1.68
After Five But Within Ten Years	41,248	1.75	24,644	2.36
After Ten Years	3	0.87	3	0.86

	47,295	1.77	36,216	2.14

States & Political Subdivisions
Within One Year	990	4.98	1,151	5.48
After One But Within Five Years	1,158	5.92	1,913	5.54
After Five But Within Ten Years	20,633	5.23	12,285	5.66
After Ten Years	29,249	5.90	29,955	6.07

	52,030	5.62	45,304	5.92

Mortgage-Backed Securities	78,678	2.01	69,215	3.03

Equity Securities	205	1.97	226	2.25

Total	$178,208	3.00%	$150,961	3.68%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Loans

Total loans, net of unearned income, declined $10,041,132 or 9.2% from 2011 to 2012. The decrease in total loans in 2012 was primarily due to the decreases in commercial real estate loans, consumer real estate loans, consumer loans and commercial and other loans which decreased $6,218,000, $1,627,000, $1,859,000, and $335,000, respectively. The decrease in 2012 in commercial real estate loans was primarily due to the decrease in loans secured by non-farm non-residential loans offset in part by an increase in commercial real estate multi-family residential loans. The decrease in consumer real estate loans during 2012 was primarily due to the decrease in residential real estate loans, offset in part by an increase in construction and home equity lines. Consumer loans declined primarily in installment loans to individuals. The decrease in commercial loans during 2012 was primarily due to the decline in non-rated industrial development obligations, offset in part by an increase in commercial and industrial loans. During 2011, total loans decreased $11,938,590 or 9.8%. The decrease in total loans in 2011 was primarily due to the decreases in commercial and other loans, consumer real estate loans, consumer loans, and commercial real estate loans which decreased $4,594,000, $3,914,000, $3,179,000, and $285,000, respectively. Commercial loans declined during 2011 primarily due to decreases in commercial and industrial loans combined with the decline in non-rated industrial development obligations. The decrease in consumer real estate loans during 2011 was primarily in residential real estate loans. Consumer loans declined in 2011 primarily due to the decrease in installment loans to individuals. During 2011, the decrease in commercial real estate loans was primarily due to the decrease in multi-family residential loans as well as the decrease in loans secured by non-farm non-residential commercial real estate.

Commercial real estate loans which include real estate loans secured by non-farm, non-residential properties and multi-family residential property loans comprised fifty percent (50%) of the loan portfolio. Consumer real estate loans which include construction, farmland, real estate residential loans, and home equity loans comprised twenty-nine percent (29%) of the loan portfolio. Commercial and other loans which include commercial and industrial loans and non-rated industrial development obligations comprised sixteen percent (16%) of the loan portfolio. Consumer loans which include installment and other loans to individuals and credit cards comprised five percent (5%) of the loan portfolio. The changes in the composition of the loan portfolio from 2011 to 2012 were a 1% increase in consumer real estate loans, a 1% increase in commercial and other loans, a 1% decrease in commercial real estate loans, and a 1% decrease in consumer loans.

Table Five

Loan Portfolio - Maturities and sensitivities of Loans to Changes in Interest Rates

The following table presents the contractual maturities of loans other than installment loans and residential mortgages as of December 31, 2012 and 2011:

(dollars in thousands)	December 31, 2012			December 31, 2011
	In one Year or Less	After one Year Through Five Years	After Five Years	In one Year or Less	After one Year Through Five Years	After Five Years
Construction	$5	$615	$110	$-	$13	$282
Commercial real estate - nonfarm, nonresidential property	2,802	2,829	35,533	3,571	3,027	42,548
Commercial	634	3,314	1,678	657	2,572	1,125
Non-rated industrial development obligations	665	2,762	6,527	289	4,270	6,949

Total	$4,106	$9,520	$43,848	$4,517	$9,882	$50,904

The following table presents an analysis of fixed and variable rate loans as of December 31, 2012 and 2011 along with the contractual maturities of loans other than installment loans and residential mortgages:

(dollars in thousands)	December 31, 2012			December 31, 2011
	In one Year or Less	After one Year Through Five Years	After Five Years	In one Year or Less	After one Year Through Five Years	After Five Years
Fixed Rates	$3,545	$6,068	$8,851	$3,905	$5,751	$10,208
Variable Rates	561	3,452	34,997	612	4,131	40,696

Total	$4,106	$9,520	$43,848	$4,517	$9,882	$50,904

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Loans Held for Sale

The Company has entered into an agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”) under which the bank may sell conforming one-to-four family residential mortgage loans to the FHLB. The current agreement provides for a maximum commitment of $5,000,000. Loans sold to the FHLB are sold with limited recourse or credit risk based upon utilization of the original commitment. The bank also maintains the servicing of these loans, for which it is paid a servicing fee. The total amount of loans sold under this agreement was $10,267,649 and $9,470,840 as of December 31, 2012 and 2011, respectively. The loans which were sold were also subject to a recourse obligation or credit risk in the amount of $346,249 and $383,269 at December 31, 2012 and 2011, respectively.

Non-performing Loans

Non-performing assets include non-accrual loans on which the collectibility of the full amount of interest is uncertain; loans which have been renegotiated to provide for a reduction or deferral of interest on principal because of a deterioration in the financial position of the borrower; loans past due ninety days or more as to principal or interest; and other real estate owned. A five-year summary of nonperforming assets is presented in Table Six. Total non-performing loans were $3,551,000 at December 31, 2012 as compared to $4,184,000 at December 31, 2011. Non-performing loans decreased $633,000 in 2012, after decreasing $755,000 in 2011. The decrease in non-performing loans in 2012 as compared to 2011 was primarily due to the decline in non-accrual loans combined with the decrease in other real estate owned. The decrease in non-performing loans in 2011 as compared to 2010 was primarily due to the decline in non-accrual loans, offset in part by the increase in other real estate owned.

Table Six - Risk Elements

Loans which are in the process of collection, but are contractually past due 90 days or more as to interest or principal, renegotiated, non-accrual loans and other real estate are as follows:

(dollars in thousands)	December 31,
	2012	2011	2010	2009	2008
Past Due 90 Days or More:
Commercial and Other Loans	$-	$-	$-	$-	$-
Commercial real estate	-	-	-	-	-
Consumer real estate	-	-	28	-	-
Consumer	-	-	-	-	-

	-	-	28	-	-

Non-accrual:
Commercial and Other Loans	$31	$39	$54	$2,254	$111
Commercial real estate	3,115	3,533	4,147	1,195	2,866
Consumer real estate	388	447	688	624	282
Consumer	17	27	14	19	16

	$3,551	$4,046	$4,903	$4,092	$3,275

Other Real Estate	$-	$138	$8	$173	$8

Total non-performing assets	$3,551	$4,184	$4,939	$4,265	$3,283

Total non-performing assets to total loans and other real estate	3.25%	3.82%	4.07%	3.31%	2.63%

Loans are placed in non-accrual when the principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection. Non-accrual loans were $3,551,000 or 3.6% of total loans outstanding as of December 31, 2012, as compared to $4,046,000 or 3.7% of total loans outstanding as of December 31, 2011. Non-accrual loans decreased in 2012 primarily due to payments being applied to non-accrual loans. Non-accrual loans decreased in 2011 primarily due to loans transferring into other real estate owned and by payments applied to non-accrual loans. Other real estate owned totaled $-0- and $138,000 at December 31, 2012 and 2011, respectively. Management continues to monitor the nonperforming assets to ensure against deterioration in collateral values.

Generally, all banks recognize interest income on the accrual basis, except for certain loans which are placed on a non-accrual status. Loans are placed on a non-accrual status, when in the opinion of management doubt exists as to its collectibility. In accordance with the Office of the Comptroller of the Currency Policy, banks may not accrue interest on any loan which either the principal or interest is past due 90 days or more unless the loan is both well secured and in the process of collection. The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was $216,468, $353,340 and $289,590 for 2012, 2011 and 2010, respectively.

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

The allowance for loan losses decreased $322,287 or 12.9%, between December 31, 2011 and December 31, 2012. The allowance for loan losses represented 2.2% and 2.3% of outstanding loans as of December 31, 2012 and 2011. Net loan charge-offs were $74,287 in 2012, compared to $155,287 in 2011 and $55,336 in 2010. The net loan charge-offs remain within historical ranges. In 2012, the Company recorded a negative provision for loan losses in the amount of $248,000 based upon the decline in specific reserves required on nonperforming assets. The credit quality of the loan portfolio combined with the recent level of net charge-offs and nonperforming assets continue to be considered in the calculation of the provision for loan losses.

The additions and deletions to the allowance for loan losses are based on management’s evaluation of characteristics of the loan portfolio, current and anticipated economic conditions, past loan experiences, net loans charged-off, specific problem loans and delinquencies, and other factors. The Company has allocated the allowance for possible loan losses to specific portfolio segments based upon historical net charge-off experience, changes in the level of nonperforming assets, local economic conditions and management’s experience as presented in Table Eight.

Table Seven - Analysis of Allowance for Possible Loan Losses

The following table presents a summary of loans charged off and recoveries of loans previously charged off by type of loan.

(dollars in thousands)	December 31,
	2012	2011	2010	2009	2008
Allowance for loan losses:
Balance at beginning of period:	$2,504	$2,059	$1,894	$1,923	$2,043

Loans Charged off:
Commercial and Other loans	-	8	14	10	150
Commercial real estate	87	156	-	155	15
Consumer real estate	-	28	-	-	-
Consumer	9	19	51	66	29

Total	96	211	65	231	194

Recoveries:
Commercial and Other loans	-	2	1	11	69
Commercial real estate	15	45	-	-	3
Consumer real estate	-	-	-	-	-
Consumer	6	9	9	7	2

Total	21	56	10	18	74

Net Charge-offs	75	155	55	213	120
Additions Charged to Operations	(248)	600	220	184	-

Balance at end of period:	$2,181	$2,504	$2,059	$1,894	$1,923

Average Loans Outstanding	$104,566	$115,415	$124,074	$128,206	$120,722

Ratio of net charge-offs to Average loans outstanding for the period	0.07%	0.13%	0.04%	0.17%	0.10%
Ratio of the Allowance for Loan Losses to Loans Outstanding for the period	2.19%	2.29%	1.70%	1.47%	1.54%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Eight

Loan Portfolio - Allocation of allowance for possible loan losses

The following table presents an allocation of the allowance for possible loan losses at each of the five year periods ended December 31, 2012. The allocation presented below is based on the historical average of net charge offs per category combined with the change in loan growth and management’s review of the loan portfolio.

(dollars in thousands)	December 31,
	2012		2011		2010		2009		2008
		Percent of loans in each category to total loans		Percent of loans in each category to total loans		Percent of loans in each category to total loans		Percent of loans in each category to total loans		Percent of loans in each category to total loans
	Amount		Amount		Amount		Amount		Amount
Commercial and Other Loans	$179	15.7%	$179	14.6%	$212	16.9%	$203	16.1%	$202	17.7%
Commercial real estate	1,762	50.4%	2,082	51.5%	1,511	46.5%	1,345	45.5%	1,350	41.8%
Consumer real estate	193	28.6%	193	27.4%	272	28.1%	267	28.2%	267	29.2%
Consumer	47	5.3%	50	6.5%	64	8.5%	79	10.2%	104	11.3%

Total	$2,181	100.0%	$2,504	100.0%	$2,059	100.0%	$1,894	100.0%	$1,923	100.0%

Deposits

A stable core deposit base is the major source of funds for the Company’s subsidiary bank. The deposit mix depends upon many factors including competition from other financial institutions, depositor interest in certain types of deposits, changes in the interest rate and the Company’s need for certain types of deposit growth. Total deposits increased approximately $7.3 million or 3.1% in 2012. The increase in total deposits was primarily due to the increases in non interest bearing demand deposits, interest bearing demand deposits and savings deposits, offset by the decline in time deposits. Noninterest bearing demand deposits increased approximately $1.5 million or 4.7%, interest bearing demand deposits increased $.5 million or 1.1% and savings deposits increased approximately $8.3 million, or 9.7%, during 2012 while time deposits decreased approximately $3.1 million, or 4.2%.

At December 31, 2012, noninterest bearing deposits comprised 14% of total deposits and interest bearing deposits which include NOW, money market, savings and time deposits comprised 86% of total deposits. The changes in the composition of the deposit mix since December 31, 2011 were a 1% increase in noninterest bearing deposits and a 1% decrease in interest bearing deposits.

Federal Funds Purchased and Repurchase Agreements

Federal funds purchased and repurchase agreements are short-term borrowings. Federal funds purchased were $2,000,000 at December 31, 2012. There were no Federal funds purchased as of December 31, 2011. Repurchase agreements increased approximately $2,753,084 or 19.6%, from $14,013,506 at December 31, 2011 to $16,766,590 at December 31, 2012. The increase in repurchase agreements in 2012 was primarily due to the increase in the balances maintained by commercial customers.

Federal Home Loan Bank and Other Long-term Borrowings

Federal Home Loan Bank (“FHLB”) borrowings were $3,606,411 and $3,693,014 at December 31, 2012 and 2011, respectively, with an interest rate of 4.78%. The FHLB borrowings are collateralized by a blanket collateral agreement which assigns a security interest in capital stock, deposits, mortgage loans, securities and FHLB stock of the subsidiary bank.

Table Nine Contractual Maturities of Long term Obligations and Operating Leases

The following table presents the contractual maturities of long term obligations and operating leases at December 31, 2012:

(dollars in thousands)	Payments due by period
Contractual Obligations:	< 1 year	1-3 years	3-5 years	> 5 years	Total
Federal Home Loan Bank and other long term borrowings	$91	$195	$215	$3,105	$3,606
Operating Leases	227	386	223	198	1,034

	$318	$581	$438	$3,303	$4,640

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Off-Balance Sheet Arrangements

Table Ten Contractual Maturities of Commitments and Contingencies

The following table presents the maturities of commitments and contingencies at December 31, 2012:

(dollars in thousands)	Amount of Commitment Expiration Per Period
Off-Balance Sheet arrangements:	< 1 year	1-3 years	3-5 years	> 5 years	Total
Commitments to extend credit	$5,700	$2,414	$-	$12,446	$20,560
Standby letters of credit	15	80	-	68	163

	$5,715	$2,494	$-	$12,514	$20,723

Liquidity

Liquidity management ensures that funds are available to meet loan commitments, deposit withdrawals, and operating expenses. Funds are provided by loan repayments, investment securities maturities, or deposits, and can be raised by liquidating assets or through additional borrowings. The Company had investment securities with an estimated fair value of $178,207,974 classified as available for sale at December 31, 2012. These securities are available for sale at any time based upon management’s assessment in order to provide necessary liquidity should the need arise. The fair value of temporarily impaired investment securities that the Company has the intent and ability to hold until the anticipated recovery in market value is $33,548,000. In addition, the Company’s subsidiary bank, Progressive Bank, N.A., is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”) which provides an additional source of funding in the form of collateralized advances. At December 31, 2012, the subsidiary bank had a short term line of credit in the aggregate amount of approximately $7 million available with the FHLB. There were no short term borrowings outstanding pursuant to this agreement as of December 31, 2012 and 2011. At December 31, 2012 and 2011, the Company had outstanding loan commitments and unused lines of credit totaling $20,723,000 and $15,371,000, respectively. Management placed a high probability for required funding within one year of approximately $11.9 million as of December 31, 2012. Approximately $7.4 million is principally unused overdraft, home equity and credit card lines on which management places a low probability for required funding.

Capital Resources

Stockholders’ equity increased 3.7% in 2012 entirely from current year earnings after quarterly dividends, and was partially offset by a .3% decrease in accumulated other comprehensive income. The decrease in accumulated other comprehensive income is primarily attributable to the effect of the change in the net unrealized gains on available for sale investment securities. The increase in stockholders’ equity in 2012 follows an increase of 3.8% in 2011 entirely from current earnings after quarterly dividends combined with an increase of 7.2% resulting from the effect of the change in the net unrealized gains (losses) on available for sale investment securities. Stockholders’ equity amounted to 11.6% and 11.8% of total assets at December 31, 2012 and 2011, respectively. The Company paid dividends of $.73 and $.73 per share in 2012 and 2011, respectively. Additionaly, the Company issued a 4% common stock dividend payable to shareholders of record as of December 19, 2012. As of December 31, 2012, First West Virginia Bancorp, Inc. had 253 stockholders of record.

The Company’s primary source of funds for payment of dividends to shareholders is from the dividends from its subsidiary bank. The Company and its subsidiary bank are subject to regulatory risk-based capital guidelines administered by the Federal Reserve Board and the Office of the Comptroller of the Currency. These risk-based capital guidelines establish minimum capital ratios of Total capital, Tier 1 Capital, and Leverage to assess the capital adequacy of bank holding companies. Additional information on capital amounts, ratios and minimum regulatory requirements for the Company and its subsidiary bank can be found in Note 18 of the Consolidated Financial Statements.

Market Information of Common Stock

First West Virginia Bancorp, Inc’s common stock is traded on the New York Stock Exchange MKT list under the symbol of FWV. The following table sets forth the high and low sales prices of the common stock during the respective quarters and were restated to reflect the effect of the stock dividend declared in 2012.

		First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2012	High	$17.29	$16.60	$16.54	$16.35
	Low	$14.37	$14.42	$14.44	$13.76
2011	High	$18.37	$17.32	$15.49	$15.53
	Low	$14.01	$14.05	$12.60	$12.80

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

The information presented in the following Interest Rate Risk table contains assumptions and estimates used by management in determining repricing characteristics and maturity distributions. As noted in the following table, the cumulative gap at one year is positive at approximately $15,012,000, which indicates the Company’s earning assets reprice sooner than interest bearing liabilities at December 31, 2012. As the table presented is as of a point in time and conditions change on a daily basis, any conclusions made may not be indicative of future results.

The Company’s subsidiary bank uses an asset/liability model to measure the impact of changes in interest rates on net interest income on a periodic basis. Assumptions are made to simulate the impact of future changes in interest rates and/or changes in balance sheet composition. The effect of changes in future interest rates on the mix of assets and liabilities may cause actual results to differ from simulated results. Guidelines established by the Company’s subsidiary bank provides that the estimated net interest income may not change by more than 10% in a one year period given a +/- 200 basis point parallel shift in interest rates. Excluding the potential effect of interest rate changes on assets and liabilities of the Holding Company which are not deemed material, the anticipated impact on net interest income of the subsidiary bank at December 31, 2012 was as follows: given a 200 basis point increase scenario net interest income would be reduced by approximately 5.2%, and given a 200 basis point decrease scenario net interest income would be reduced by approximately 4.2%. The projections provided by the model are not intended as an actual forecast of the bank’s performance in a particular rate environment, and should not be relied upon. Actual changes in the interest rate environment normally do not take place instantaneously, but over a period of time, and do not occur in a parallel fashion. Additionally, the balance sheet composition, spread relationships for new dollars invested, non interest income and expenses, investment practices, and deposit practices all change as a result of changes in interest rates and would need to be considered by the Asset Liability committee.

Interest Rate Risk Table - December 31, 2012

(dollars in thousands)
	Less than Three Months	Four to Twelve Months	One to Three Years	Greater than Three Years	Non- Interest Bearing	Total
ASSETS:
Cash and cash equivalents	$10,510	$-	$-	$-	$5,366	$15,876
Investment securities	12,479	29,581	47,328	83,802	5,018	178,208
Loans held for sale	110	-	-	-	-	110
Loans	19,474	33,098	31,131	12,207	3,477	99,387
Allowance for loan losses	-	-	-	-	(2,181)	(2,181)
Bank owned life insurance	3,625	-	-	-	-	3,625
Other assets	1,395	-	-	-	10,127	11,522

Total assets	$47,593	$62,679	$78,459	$96,009	$21,807	$306,547

LIABILITIES AND CAPITAL
NOW and savings accounts	$27,457	$3,194	$7,358	$84,622	$-	$122,631
Money Market Accounts (MMDA’s)	7,287	591	1,182	10,636	-	19,696
Certificates of deposit < $100,000	10,386	15,300	13,852	8,195	-	47,733
Certificates of deposit > $100,000	6,147	6,040	6,876	3,917	-	22,980

Noninterest bearing demand deposits	-	-	-	-	33,422	33,422
Federal funds purchased and repurchase agreements	18,767	-	-	-	-	18,767
FHLB borrowings	22	69	195	3,320	-	3,606
Other liabilities	-	-	-	-	2,009	2,009
Stockholders’ equity	-	-	-	-	35,703	35,703

Total liabilities and capital	$70,066	$25,194	$29,463	$110,690	$71,134	$306,547

GAP	(22,473)	37,485	48,996	(14,681)	(49,327)

GAP/ Total Assets	(7.33)%	12.23%	15.98%	(4.79)%	(16.09)%

Cumulative GAP	(22,473)	15,012	64,008	49,327	-

Cumulative GAP/Total Assets	(7.33)%	4.90%	20.88%	16.09%	0.00%

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

FIRST WEST VIRGINIA BANCORP, INC. OFFICERS

Sylvan J. Dlesk Chairman, President and Chief Executive Officer Francie P. Reppy Executive Vice President and Chief Financial Officer Chief Administrative Officer, Treasurer	Brad D. Winwood Vice President Chief Operating Officer and Investment Officer Connie R. Tenney Vice President	Deborah A. Kloeppner Secretary Nada E. Beneke Assistant Secretary

PROGRESSIVE BANK, N.A. DIRECTORS

Nada E. Beneke Dr. Clyde D. Campbell Robert R. Cicogna	Sylvan J. Dlesk Gary W. Glessner Elizabeth H. Hestick	Tulane B. Mensore R. Clark Morton William G. Petroplus	Thomas L. Sable

DIRECTORS EMERITI: Laura G. Inman, James C. Inman, Jr.

PROGRESSIVE BANK, N.A. OFFICERS

R. Clark Morton

Chairman of the
Board

Sylvan J. Dlesk

President

Chief Executive
Officer

Francie P. Reppy

Executive Vice
President

Chief Administrative
Officer

Chief Financial
Officer

Brad D. Winwood

Senior Vice President,

Chief Operating
Officer & Investment
Officer

Connie R. Tenney

Senior Vice
President

Gary S. Martin

Vice President -
Retail Lending

David E.
Wharton

Vice President

Information
Technology Officer

Data Security
Officer

Deborah A.
Kloeppner

Vice President
Compliance and
CRA Officer,
Secretary

Susan E.
Reinbeau

Vice President

Branch
Administrator

Office Manager
Woodsdale

Michele L.
Stanley

Vice President
Operations
Officer

Mark D.
Nicholson

Assistant Vice
President

Business
Development
Officer

Laura A.
Schmidt

Assistant Vice
President

Accounting
Officer

Debra M. Banfi

Assistant Vice
President Loan
Officer

Susan M.
Scotka

Human Resource
Manager

Rebecca A.
Palmer

Assistant Vice
President
Manager Data
Processing

Kimberly A.
Hughes

Assistant Vice
President Credit
Analyst

James J.
Warman

Assistant Vice
President

Credit Analyst

Harold O.
Thomas

Sr. Business
Development
Officer

Vickie D. Poling

Loan Officer

Amanda M.
Schnelle

Bank Secrecy &
OFAC Officer

Beth A.
Heyman

Office Manager
Bethlehem/
Bellaire

Nancy J. Farley

Office Manager
New Martinsville

Michele L. Thatcher Office Manager Moundsville Brandon S. Nickerson Office Manager Warwood Nada E. Beneke Assistant Secretary

STOCKHOLDER INFORMATION

Corporate Office:

First West Virginia Bancorp, Inc.

1701 Warwood Avenue

Wheeling, WV 26003

Phone: (304) 277-1100

Fax: (304) 218-2458

www.progbank.com

Annual Meeting:

The Annual Meeting of Shareholders of
First West Virginia Bancorp, Inc. will be
held at the Corporate Office of Progressive
Bank, N.A., 590 National Road, Wheeling,
West Virginia, at 4:00 p.m., on May 14,
2013. Refreshments and hors d’oeuvres
specially prepared by Wheeling Country
Club served following the meeting.

Stock Trading Information:

First West Virginia Bancorp, Inc.’s
common stock is traded on the New York
Stock Exchange MKT list under the
symbol FWV.

Upon written request any shareholder of
record on December 31, 2012, may
obtain a copy of the Corporation’s 2012
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