Form 10-K, Exhibit 13
period 2013-12-31
FIRST WEST VIRGINIA BANCORP INC
filed 2014-03-28
CIK 37049

Exhibit 13.1

P.O. Box 6671

Wheeling, WV 26003

TO OUR SHAREHOLDERS:

It is with regret and sadness that I report to you the passing of our Company’s Chairman of the Board of Directors, President and Chief Executive Officer, Sylvan J. “Dick” Dlesk in December, 2013. Mr. Dlesk was a longtime associate and friend of mine and served as a director of the Company since 1988. He also served as President and Chief Executive Officer of Progressive Bank, N.A., our Company’s wholly-owned banking subsidiary since 2006. Mr. Dlesk’s experience, support, and dedication over the years has left its mark on the growth of our Company and he will be missed.

Subsequent to Mr. Dlesk’s passing in December, 2013, the Company’s Board of Directors appointed R. Clark Morton and I as Chairman of the Board and interim President and Chief Executive Officer of the Company, respectively. Mr. Morton has served on the Company’s Board of Directors since 1965. I have served on the Company’s Board of Directors since 1998 and as a director of Progressive Bank, N.A. since 1986. Additionally, the Board of Directors appointed Laura G. Inman and Rosalie J. Dlesk as directors of the Company. Ms. Inman previously served as a director of the Company from 1993 through April, 2011.

At this time I would like to present to you the earnings performance contained in the 2013 Annual Report of First West Virginia Bancorp, Inc. The Company’s balance sheet showed record growth in consolidated assets which totaled $342,145,227 on December 31, 2013, representing an increase of 11.6% as compared to $306,547,221 for the prior year. Total stockholders’ equity decreased 13.8% in 2013 to $30,790,036 as compared to $35,702,773 reported in 2012. In 2013, consolidated net income was $2,241,048 or $1.30 per share as compared to $2,537,760 or $1.48 per share for the year ended December 31, 2012. The return on average assets was .71% and .86% as of December 31, 2013 and 2012, respectively. The return on average equity was 6.87% and 8.03% at December 31, 2013 and 2012, respectively. The book value per share was $17.91 at December 31, 2013 as compared to $20.77 a year earlier. The Board of Directors declared and paid cash dividends of $.76 in 2013 as compared to $.73 per share in 2012.

In the year 2013 we continued to operate with good earnings and demonstrated the ability to consistently maintain a steady dividend stream to our shareholders.

Our Board of Directors recognizes the value of our customers, shareholders, and employees, each of which demonstrate loyalty, dedication, and support.

Sincerely,

/s/ William G. Petroplus
William G. Petroplus
Interim President and Chief Executive Officer

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
ASSETS
Cash and due from banks	$6,530,981	$5,365,856
Due from banks - interest bearing	25,343,994	10,510,655

Total cash and cash equivalents	31,874,975	15,876,511
Investment securities:
Available-for-sale (at fair value)	199,955,367	178,207,974
Loans held for sale	-	109,800
Loans	93,401,845	99,387,344
Less allowance for loan losses	(1,864,788)	(2,181,451)

Net loans	91,537,057	97,205,893
Premises and equipment, net	7,000,590	6,499,656
Accrued income receivable	1,168,483	1,127,940
Goodwill	1,644,119	1,644,119
Bank owned life insurance	3,732,439	3,625,013
Other assets	5,232,197	2,250,315

Total assets	$342,145,227	$306,547,221

LIABILITIES
Noninterest bearing deposits:
Demand	$55,906,673	$33,422,465
Interest bearing deposits:
Demand	54,812,380	48,423,471
Savings	108,070,929	93,903,196
Time	67,086,776	70,712,831

Total deposits	285,876,758	246,461,963
Federal funds purchased and securities sold under agreements to repurchase	20,215,183	18,766,590
Federal Home Loan Bank borrowings	3,515,580	3,606,411
Accrued interest payable	134,389	162,598
Other liabilities	1,613,281	1,846,886

Total liabilities	311,355,191	270,844,448

COMMITMENTS AND CONTINGENT LIABILITIES
Commitments and contingent liabilities	-	-

STOCKHOLDERS’ EQUITY
Common stock - 2,000,000 shares authorized at $5 par value:
1,728,730 shares issued at December 31, 2013 and 2012	8,643,650	8,643,650
Treasury stock - 10,000 shares at cost:	(228,100)	(228,100)
Surplus	6,966,020	6,966,020
Retained earnings	18,126,554	17,191,740
Accumulated other comprehensive income (loss)	(2,718,088)	3,129,463

Total stockholders’ equity	30,790,036	35,702,773

Total liabilities and stockholders’ equity	$342,145,227	$306,547,221

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2013	2012	2011
INTEREST AND DIVIDEND INCOME
Loans, including fees:
Taxable	$4,697,926	$5,161,679	$5,974,485
Tax-exempt	463,993	463,776	522,058
Debt securities:
Taxable	2,265,161	2,427,044	3,206,117
Tax-exempt	1,910,891	1,735,279	1,459,879
Other interest and dividend income	76,078	50,787	44,676

Total interest and dividend income	9,414,049	9,838,565	11,207,215

INTEREST EXPENSE
Deposits	1,212,174	1,492,604	1,942,354
Federal funds purchased and repurchase agreements	141,956	122,145	108,364
Federal Home Loan Bank borrowings	170,308	174,547	178,589

Total interest expense	1,524,438	1,789,296	2,229,307

Net interest income	7,889,611	8,049,269	8,977,908

PROVISION (CREDIT) FOR LOAN LOSSES	(400,000)	(248,000)	600,000

Net interest income after provision (credit) for loan losses	8,289,611	8,297,269	8,377,908

NONINTEREST INCOME
Service charges and other fees	407,660	452,843	494,992
Net gains on available for sale securities	379,997	1,090,703	730,897
Other operating income	652,224	808,066	808,042

Total noninterest income	1,439,881	2,351,612	2,033,931

NONINTEREST EXPENSE
Salary and employee benefits	3,734,956	3,739,986	3,833,789
Net occupancy expense of premises	1,616,903	1,527,617	1,493,529
Other operating expenses	2,319,847	2,336,556	2,298,760

Total noninterest expense	7,671,706	7,604,159	7,626,078

Income before income taxes	2,057,786	3,044,722	2,785,761

INCOME TAX EXPENSE (BENEFIT)	(183,262)	506,962	331,616

Net income	$2,241,048	$2,537,760	$2,454,145

WEIGHTED AVERAGE SHARES OUTSTANDING	1,718,730	1,718,730	1,718,730

EARNINGS PER COMMON SHARE	$1.30	$1.48	$1.43

DIVIDENDS PER COMMON SHARE	$0.76	$0.73	$0.73

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2013	2012	2011
Net Income	$2,241,048	$2,537,760	$2,454,145

Other comprehensive income (loss):
Investment securities available for sale
Unrealized holding gains (losses) arising during the period	(8,995,586)	926,577	4,302,034
Income tax effect	3,385,039	(348,670)	(1,618,855)
Reclassification of gains recognized in earnings	(379,997)	(1,090,703)	(730,897)
Income tax effect	142,993	410,441	275,036

Total other comprehensive income (loss)	$(5,847,551)	$(102,355)	$2,227,318

Comprehensive income (loss)	$(3,606,503)	$2,435,405	$4,681,463

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Surplus	Retained Earnings	Treasury Stock	Accumulated Other Compre- hensive Income (loss)	Total
	Shares	Amount
BALANCE, DECEMBER 31, 2010	1,662,814	$8,314,070	$6,288,403	$15,722,313	($228,100)	$1,004,500	$31,101,186
Net income	-	-	-	2,454,145	-	-	2,454,145
Other comprehensive income, net	-	-	-	-	-	2,227,318	2,227,318
Cash dividend ($.73 per share)	-	-	-	(1,256,139)	-	-	(1,256,139)

BALANCE, DECEMBER 31, 2011	1,662,814	8,314,070	6,288,403	16,920,319	(228,100)	3,231,818	34,526,510

Net income	-	-	-	2,537,760	-	-	2,537,760
Other comprehensive loss, net	-	-	-	-	-	(102,355)	(102,355)
Cash dividend ($.73 per share)	-	-	-	(1,256,139)	-	-	(1,256,139)
Cash Paid in Lieu of fractional shares on stock dividend	-	-	-	(3,003)	-	-	(3,003)
4% Common Stock Dividend at Par Value	65,916	329,580	677,617	(1,007,197)	-	-	-

BALANCE, DECEMBER 31, 2012	1,728,730	8,643,650	6,966,020	17,191,740	(228,100)	3,129,463	35,702,773

Net income	-	-	-	2,241,048	-	-	2,241,048
Other comprehensive loss, net	-	-	-	-	-	(5,847,551)	(5,847,551)
Cash dividend ($.76 per share)	-	-	-	(1,306,234)	-	-	(1,306,234)

BALANCE, DECEMBER 31, 2013	1,728,730	$8,643,650	$6,966,020	$18,126,554	($228,100)	($2,718,088)	$30,790,036

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2012	2011
OPERATING ACTIVITIES
Net income	$2,241,048	$2,537,760	$2,454,145
Adjustments to reconcile net income to net cash
provided by operating activities:
Provision (credit) for loan losses	(400,000)	(248,000)	600,000
Depreciation and amortization	564,194	529,109	486,179
Amortization of investment securities, net	440,984	574,426	329,738
Investment security gains	(379,997)	(1,090,703)	(730,897)
Net gains on sales of mortgage loans	(14,175)	(78,443)	(56,029)
Loss on disposal of assets	11,652	4,688	-
Increase in cash surrender value of bank-owned life insurance	(107,426)	(106,563)	(103,203)
Originations of mortgage loans held for sale	(395,500)	(2,159,072)	(3,744,822)
Proceeds from sales of mortgage loans	519,475	2,127,715	3,800,851
Decrease (increase) in interest receivable	(40,543)	12,333	(45,438)
Decrease in interest payable	(28,209)	(55,128)	(58,936)
Decrease (increase) in deferred taxes	(67,560)	281,452	(349,801)
Other, net	(510,760)	(18,395)	1,229,066

Net cash provided by operating activities	1,833,183	2,311,179	3,810,853

INVESTING ACTIVITIES
Net decrease in loans, net of charge-offs	5,973,706	9,945,229	11,727,442
Recoveries on loans previously charged-off	95,130	21,616	55,862
Proceeds from sales of securities available-for-sale	7,613,182	35,972,158	24,092,900
Proceeds from maturities of securities available-for-sale	23,003,544	30,990,795	53,578,129
Principal collected on mortgage-backed securities	12,550,878	16,877,447	18,632,179
Purchases of securities available-for-sale	(73,460,702)	(110,735,248)	(110,123,074)
Purchases of premises and equipment	(1,076,780)	(1,115,734)	(689,777)

Net cash used in investing activities	(25,301,042)	(18,043,737)	(2,726,339)

FINANCING ACTIVITIES
Net increase in deposits	39,414,795	7,284,957	10,702,268
Dividends paid	(1,306,234)	(1,259,142)	(1,256,139)
Increase in short-term borrowings	1,448,593	4,753,084	536,086
Repayment of Federal Home Loan Bank borrowings	(90,831)	(86,603)	(82,569)

Net cash provided by financing activities	39,466,323	10,692,296	9,899,646

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	15,998,464	(5,040,262)	10,984,160

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	15,876,511	20,916,773	9,932,613

CASH AND CASH EQUIVALENTS, END OF YEAR	$31,874,975	$15,876,511	$20,916,773

Supplemental Disclosures:
Cash Paid for Interest	$1,552,647	$1,844,424	$2,288,243
Cash Paid for Income Taxes	25,000	451,386	367,036

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012, AND 2011

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting and reporting policies applied in the presentation of the accompanying consolidated financial statements follows.

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

Cash and cash equivalents: Cash and cash equivalents consist of cash on hand and amounts due from banks and federal funds sold with maturities of less than 90 days. At December 31, 2013, the Company’s cash accounts exceeded federally insured limits by approximately $885,000. Additionally, the Company had approximately $24,309,000 on deposit with the Federal Reserve Bank and the Federal Home Loan Bank of Pittsburgh as of December 31, 2013, which is not federally insured.

Due from banks - interest bearing: Interest bearing deposits in banks mature within one year and are carried at cost.

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

Securities are periodically reviewed for other-than-temporary impairment based upon a number of factors, including, but not limited to, the length of time and extent to which the market value has been less than cost, the financial condition of the underlying issuer, the ability of the issuer to meet contractual obligations, the likelihood of the security’s ability to recover any decline in its market value, and management’s intent and ability to hold the security for a period of time sufficient to allow for a recovery in market value. Among the factors that are considered in determining management’s intent and ability is a review of the Company’s capital adequacy, interest rate risk position and liquidity. The assessment of a security’s ability to recover any decline in market value, the ability of the issuer to meet contractual obligations and management’s intent and ability requires considerable judgment. Once a decline in value is determined to be other than temporary, if the investor does not intend to sell the security, and it is more-likely-than-not that it will not be required to sell the security, before recovery of the security’s amortized cost basis, the charge to earnings is limited to the amount of credit loss. Any remaining difference between fair value and amortized cost (the difference defined as the non-credit portion) is recognized in other comprehensive income, net of applicable taxes. Otherwise, the entire difference between fair value and amortized cost is charged to earnings. At December 31, 2013, 2012 and 2011, there were no investment securities identified by management to be other-than-temporarily impaired. If investments decline in fair value due to adverse changes in the financial markets, charges to income could occur in future periods.

Federal Reserve and Federal Home Loan Bank stock are required investments for institutions that are members of the Federal Reserve and Federal Home Loan Bank systems. The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012, AND 2011

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loans and Loans Held for Sale: Loans are generally reported at the principal balance outstanding, net of unearned income. Interest income on loans is accrued based on the principal outstanding. It is the Company’s policy to discontinue the accrual of interest when either the principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection. It is the Company’s policy not to recognize interest income on specific impaired loans unless the likelihood of future loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. A nonaccrual loan may be returned to accrual status when none of its principal and interest payments are due and there has been a sustained period of repayment performance. Loans are considered past due when contractually required principal and interest payments have not been made on the due dates. Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized over the contractual life of the related loans or commitments as an adjustment of the related loan’s yield. Loans held for sale are carried at the lower of cost or estimated market value in the aggregate. The Company had no loans held for sale as of December 31, 2013. There was one loan held for sale at December 31, 2012 amounting to $109,800.

Consumer loans are fully charged off or charged down to net realizable value when deemed uncollectible due to bankruptcy or other factors or no later than a defined number of days past due. Consumer loans not secured by real estate are charged off or charged down to net realizable value at 120 days past due for closed-end loans and 180 days past due for open-end loans. Residential real estate loans are charged down to net realizable value at 120 days past due for closed-end loans and 180 days past due for open-end loans. Commercial loans are fully charged off or charged down to net realizable value when management judges the loan to be uncollectible.

The Company has entered into an agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”) under which the bank may sell conforming one-to-four family residential mortgage loans to the FHLB. The current agreement dated December 28, 2013 provides for a maximum commitment of $5,000,000. This commitment expires on December 28, 2014. Loans sold to the FHLB are sold with limited recourse or credit risk based upon utilization of the original commitment. The bank also maintains the servicing of these loans, for which it is paid a servicing fee. The total amount of loans sold and outstanding to the FHLB were $9,489,935 and $10,267,649 as of December 31, 2013 and 2012, respectively. These loans were also subject to recourse obligation or credit risk in the amount of $342,602 and $346,249 at December 31, 2013 and 2012, respectively. No liability has been recorded for the recourse obligation as the likelihood of incurring the liability is considered remote. The amount of income recognized as of a result of this agreement was $34,312, $96,246 and $79,965 for the years ending December 31, 2013, 2012 and 2011, respectively.

Allowance for Loan Losses: The allowance for loan losses represents the amount which management estimates is adequate to provide for probable incurred losses inherent in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses that is charged to operations. The provision is based on management’s evaluation of the adequacy of the allowance for loan losses which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to significant changes in the near term.

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

DECEMBER 31, 2013, 2012, AND 2011

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for Loan Losses: (Continued)

The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility while not classifying the loan as impaired, provided the loan is not a commercial or commercial real estate classification. Payments received on nonaccrual loans are applied as a reduction of the loan principal balance. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral less estimated liquidation expenses.

Individual loan reviews are based upon specific quantitative and qualitative criteria, including the size of the loan, loan quality ratings, value of collateral, repayment ability of borrowers, and historical experience factors. The historical experience factors utilized for individual loan reviews are based upon past loss experience, known trends in losses and delinquencies, the growth of loans in particular markets and industries, and known changes in economic conditions in the particular lending markets. Allowances for homogeneous loans (such as residential mortgage loans, personal loans, etc.) are evaluated based upon historical loss experience, trends in losses and delinquencies, growth of loans in particular markets, and known changes in economic conditions in each lending market. There can be no assurance the allowance for loan losses will be adequate to cover all losses, but management believes the allowance for loan losses in the amount of $1,864,788 at December 31, 2013, was adequate to provide for probable losses from existing loans based on information currently available. While management uses available information to provide for loan losses, the ultimate collectibility of a substantial portion of the loan portfolio, and the need for future additions to the allowance, will be based on changes in economic conditions and other relevant factors. As such, an adverse change in economic activity could reduce cash flows for both commercial and individual borrowers, which would likely cause the Company to experience increases in problem assets, delinquencies and losses on loans.

Goodwill: Goodwill resulted from the Company’s purchase of a less-than-whole financial institution (the “branch”). The goodwill value of $1.6 million is supported ultimately by revenue that is driven by the volume of business transacted. A decline in earnings as a result of a lack of growth or the inability to deliver cost effective services over sustained periods can lead to impairment of goodwill that could adversely impact earnings in future periods.

Goodwill is periodically reviewed for impairment. No impairment losses were recognized in 2013, 2012, and 2011. Additionally, future events could cause management to conclude that impairment indicators exist and that the goodwill is impaired, which would result in the Company recording an impairment loss. Any resulting impairment loss could have a material, adverse impact on the Company’s financial condition and results of operations.

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

Bank-owned Life Insurance: Bank owned life insurance consists of investments in life insurance policies on executive officers and other members of the bank’s management. The policies are carried at their net cash surrender value. Changes in the policy value are recorded as an adjustment to the carrying value with the corresponding amount recognized as non-interest income or expense. Earnings on these policies are based on the net earnings on the cash surrender value of the policies. The net cash surrender value of bank-owned life insurance was $3,732,439 and $3,625,013 at December 31, 2013 and 2012, respectively. The death benefit value of the bank-owned life insurance at December 31, 2013 and 2012 was $8.8 million. An agreement has been executed with all officers whereby a $40,000 death benefit is payable upon the participant’s death while employed by the Company to their designated beneficiary.

Advertising Costs: Advertising costs are expensed as the costs are incurred. Advertising expenses amounted to $216,744, $211,875 and $154,380 for 2013, 2012, and 2011, respectively.

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

DECEMBER 31, 2013, 2012, AND 2011

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

Recent Accounting Pronouncements: In January 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-04, “Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure,” to reduce diversity by clarifying when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. Adoption of the ASU is not expected to have a significant effect on the Company’s consolidated financial statements.

In January 2014, the FASB issued ASU 2014-01, “Accounting for Investments in Qualified Affordable Housing Projects,” to permit entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. The ASU modifies the conditions that an entity must meet to be eligible to use a method other than the equity or cost methods to account for qualified affordable housing project investments. The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. Adoption of the ASU is not expected to have a significant effect on the Company’s consolidated financial statements.

In July 2013, the FASB issued ASU 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists,” to require presentation in the financial statements of an unrecognized tax benefit or a portion of an unrecognized tax benefit, as a reduction to a deferred tax asset for a net operating loss (NOL) carryforward, a similar tax loss, or a tax credit carryforward, except as follows. When an NOL carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position, or when the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Adoption of the ASU is not expected to have a significant effect on the Company’s consolidated financial statements.

In July 2013, the FASB issued ASU 2013-10, “Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes,” to allow the Fed Funds Effective Swap Rate to be used as a U.S. benchmark interest rate for hedge accounting purposes, in addition to the current benchmark rates of direct Treasury obligations of the U.S. government and LIBOR (London Interbank Offered Rate). The amendments were effective on a prospective basis for new or newly-designated hedging relationships on July 17, 2013. Adoption did not have a significant effect on the Company’s consolidated financial statements.

In February 2013, the FASB issued ASU No. 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income,” to amend Topic 220, Comprehensive Income, to improve the transparency of reporting reclassifications out of accumulated other comprehensive income. The amendments require an entity to present, either in the income statement or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income, but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety, an entity is required to cross-reference to other disclosures that provide additional detail about those amounts. This ASU was effective for annual and interim periods beginning January 1, 2013. The Company has provided the necessary disclosures in Note 18.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012, AND 2011

NOTE 2 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of investment securities are as follows at December 31, 2013 and 2012:

	(Expressed in thousands) December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale:
Obligations of U.S. Government corporations and agencies	$50,598	$18	$(2,170)	$48,446
Obligations of states and political subdivisions	60,049	1,421	(1,056)	60,414
Mortgage-backed securities	93,501	72	(2,673)	90,900
Equity securities	165	32	(2)	195

Total available-for-sale	$204,313	$1,543	$(5,901)	$199,955

	(Expressed in thousands) December 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale:
Obligations of U.S. Government corporations and agencies	$47,101	$201	$(7)	$47,295
Obligations of states and political subdivisions	48,393	3,692	(55)	52,030
Mortgage-backed securities	77,513	1,218	(53)	78,678
Equity securities	183	22	—	205

Total available-for-sale	$173,190	$5,133	$(115)	$178,208

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2013 and 2012, was approximately $145,017,000 and $33,548,000, which is approximately 72.5% and 18.8%, respectively, of the Company’s available-for-sale investment portfolio.

The Company’s investment securities portfolio contains unrealized losses of direct obligations of the U.S. Government agency securities, including mortgage-related instruments issued or backed by the full faith and credit of the United States government or are generally viewed as having the implied guarantee of the U.S. government, and debt obligations of a U.S. state or political subdivision.

The unrealized losses on the Company’s investments in direct obligations of U.S. government corporations and agencies were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2013.

The unrealized losses on the Company’s investments in residential mortgage-backed securities were caused by interest rate increases. The Company expects to recover the amortized cost basis over the term of the securities. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2013.

The unrealized losses on the Company’s investments in securities of state and political subdivisions were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2013.

On a quarterly basis, the Company evaluates the severity and duration of impairment for its investment securities portfolio and the Company’s ability to hold the securities till they recover. Generally, impairment is considered other than temporary when an investment security has sustained a decline in market value for a period of twelve months. The Company has concluded that any impairment of its investment securities portfolio is not other than temporary but is the result of interest rate changes that are not expected to result in the noncollection of principal and interest during the period. There are 120 positions that are temporarily impaired at December 31, 2013.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012, AND 2011

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

The following tables show the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time, that the individual securities have been in a continuous unrealized loss position, at December 31, 2013 and 2012:

	(Expressed in thousands) 2013
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Government corporations and agencies	$46,416	$(2,170)	$-	$-	$46,416	$(2,170)
Obligations of states and political subdivisions	19,009	(867)	1,794	(189)	20,803	(1,056)
Mortgage-backed securities	65,915	(2,036)	11,805	(637)	77,720	(2,673)

Total debt securities	131,340	(5,073)	13,599	(826)	144,939	(5,899)

Equity securities	70	(1)	8	(1)	78	(2)

Total	$131,410	$(5,074)	$13,607	$(827)	$145,017	$(5,901)

	(Expressed in thousands) 2012
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Government corporations and agencies	$6,993	$(7)	$-	$-	$6,993	$(7)
Obligations of states and political subdivisions	2,721	(55)	-	-	2,721	(55)
Mortgage-backed securities	23,752	(52)	82	(1)	23,834	(53)

Total debt securities	33,466	(114)	82	(1)	33,548	(115)

Equity securities	-	-	-	-	-	-

Total	$33,466	$(114)	$82	$(1)	$33,548	$(115)

The amortized cost and fair value of investment securities at December 31, 2013, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	(Expressed in thousands) Securities Available-for-Sale
	Amortized Cost	Fair Value
Due in one year or less	$1,297	$1,330
Due after one year through five years	8,736	8,721
Due after five years through ten years	69,059	67,146
Due after ten years	31,555	31,663

	110,647	108,860
Mortgage-backed securities	93,501	90,900
Equity securities	165	195

Total	$204,313	$199,955

The maturity distribution using book value including accretion of discounts and amortization of premiums and approximate yield of investment securities at December 31, 2013 and December 31, 2012 are presented in the following table. Tax equivalent yield basis was used on tax exempt obligations. Approximate yield was calculated using a weighted average of yield to maturities. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012, AND 2011

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

(dollars in thousands)	December 31, 2013			December 31, 2012
	Amortized Cost	Fair Value	Yield	Amortized Cost	Fair Value	Yield
U.S. Government corporations and agencies
Within One Year	$9	$9	0.01%	$10	$10	0.01%
After One But Within Five Years	7,490	7,416	1.81	6,000	6,034	1.88
After Five But Within Ten Years	43,099	41,021	1.81	41,088	41,248	1.75
After Ten Years	-	-	-	3	3	0.87

	50,598	48,446	1.81	47,101	47,295	1.77
States & Political Subdivisions
Within One Year	1,288	1,321	6.59	970	990	4.98
After One But Within Five Years	1,246	1,305	5.95	1,101	1,158	5.92
After Five But Within Ten Years	25,960	26,125	5.11	19,439	20,633	5.23
After Ten Years	31,555	31,663	5.65	26,883	29,249	5.90

	60,049	60,414	5.44	48,393	52,030	5.62
Mortgage-Backed Securities	93,501	90,900	2.06	77,513	78,678	2.01
Equity Securities	165	195	4.02	183	205	1.97

Total	$204,313	$199,955	3.02%	$173,190	$178,208	3.00%

Proceeds from sales of securities available-for-sale during the years ended December 31, 2013, 2012, and 2011, were $7,613,182, $35,972,158 and $24,092,900, respectively. Gross gains of $380,338 and gross losses of $341 in 2013; gross gains of $1,091,018 and gross losses of $315 in 2012; and gross gains of $747,015 and gross losses of $16,118 in 2011, were realized on those sales. Assets carried at $65,339,000 and $65,418,000 at December 31, 2013 and 2012, respectively, were pledged to secure United States Government and other public funds and for other purposes as required or permitted by law.

NOTE 3 - LOANS AND LEASES

Loans outstanding at December 31, 2013 and 2012, are as follows:

	(Expressed in Thousands)
	2013	2012
Consumer Real Estate:
Construction	$487	$730
Farmland	136	239
Residential 1-4 Family	23,275	22,439
Home Equity Loans	1,665	1,960
Home Equity Lines of Credit	3,684	3,157

Total Consumer Real Estate	29,247	28,525
Commercial Real Estate:
Non-farm, non-residential	35,345	41,164
Multifamily (5 or more) residential properties	8,762	8,986

Total Commercial Real Estate	44,107	50,150
Commercial and Other Loans:
Commercial	5,489	5,626
Non-rated industrial development obligations	11,200	9,954
Other loans	36	23

Total Commercial and Other Loans	16,725	15,603
Consumer Loans:
Installment and other loans to individuals	2,921	4,668
Credit Cards	535	563

Total Consumer Loans	3,456	5,231

Total loans	93,535	99,509
Less unearned interest and deferred fees	133	122

Net loans	$93,402	$99,387

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012, AND 2011

NOTE 3 - LOANS AND LEASES (CONTINUED)

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

The Company originates direct and indirect consumer loans including principally residential real estate, home equity lines and loans, credit cards, and indirect vehicle loans using a credit analysis as part of the underwriting process. Each loan type has a separate underwriting criteria, which consists of several factors including debt to income, type of collateral, credit history and customer relationship with the Company. Credit risk is driven by factors such as the creditworthiness of a borrower and general economic conditions in the Company’s market area that might impact the borrower’s personal income, employment, or collateral value. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Commercial and industrial loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably. Underwriting standards are designed to promote relationship banking rather than transactional banking. The Company’s management examines current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial and industrial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of the borrower, however, may not be as expected and the collateral securing the loan may fluctuate in value. Credit risk in these loans is driven by the creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations. Minimum standards and underwriting guidelines have been established for commercial loan types.

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

Construction and land development real estate loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and a financial analysis of the developers and property owners. Sources of repayment of these loans may include permanent loans, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions and the availability of long-term financing. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the economic conditions in the Company’s market areas.

Non-accrual loans amounted to $1,270,447 and $3,550,640 at December 31, 2013 and 2012, respectively. The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was $84,793, $216,468 and $353,340 for 2013, 2012 and 2011, respectively.

The following tables present the contractual aging of the recorded investment in past due loans by class of loans (in thousands):

	December 31, 2013
	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days or more Past Due	Total Past Due	Total Loans	90 Days or more Past Due and Accruing
Commercial and Other Loans	$16,693	$10	$-	$22	$32	$16,725	$-
Commercial real estate	43,244	159	-	704	863	44,107	-
Consumer real estate	28,994	168	9	76	253	29,247	-
Consumer	3,451	4	-	1	5	3,456	-
Unearned interest and deferred fees	(133)	-	-	-	-	(133)	-

Total loans	$92,249	$341	$9	$803	$1,153	$93,402	$-

Non-accrual loans included above are as follows:
Commercial and Other Loans	$4	$-	$-	$22	$22	$26	$-
Commercial real estate	22	159	-	704	863	885	-
Consumer real estate	146	124	9	76	209	355	-
Consumer	-	3	-	1	4	4	-

Total non-accrual loans	$172	$286	$9	$803	$1,098	$1,270	$-

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012, AND 2011

NOTE 3 - LOANS AND LEASES (CONTINUED)

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

The Company utilizes an internal asset classification system as a means of reporting problem and potential problem loans. Risk ratings are assigned to individual credit exposures as an aspect of the credit approval and are adjusted thereafter to reflect changes in risk exposure as the borrower’s condition changes. The most significant factor used to determine the risk rating is the borrower’s primary source of repayment which includes a cash flow analysis. Other items considered in the loan review include secondary sources of repayment, financial trends, collateral value and characteristics, the size of the loan, and external factors impacting the borrower’s repayment ability.

Loans rated as “Pass” include those that have minimal, modest, acceptable, and higher risk. Minimal risk loans are fully secured by marketable securities or cash collateral, or loans supported by the United States Treasury. Modest risk loans have borrowers with stable cash flows over an extended period of time and extensive access to credit from several sources. Acceptable risk loans include individual borrowers with substantial liquid assets and commercial borrowers with strong cash flow. Higher risk loans have adequate sources of repayment and no current identifiable risk for repayment and loans that are slightly below average due to any number of factors such as income, collateral, or the lack of sufficient financial information.

Problem and potential problem loans are classified as “Special Mention,” “Substandard,” and “Doubtful.” Substandard loans are inadequately protected by the current worth and paying capacity of the borrower or the collateral pledged, if any. These loans have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt and are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Loans classified as Doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Loans that do not currently expose the Company to sufficient risk to warrant classification in one of the aforementioned categories, but possess weaknesses that deserve management’s close attention are deemed to be Special Mention.

The following tables present the risk category of loans by class of loans based on the most recent analysis performed and the contractual aging as of December 31, 2013 and 2012 (in thousands):

December 31, 2013	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and Other	$16,675	$-	$50	$-	$16,725
Commercial Real Estate	35,302	3,936	4,869	-	44,107
Construction and Farmland	272	-	351	-	623

Total	$52,249	$3,936	$5,270	$-	$61,455

Current	$52,249	$3,936	$4,349	$-	$60,534
Past Due 30-59 days	-	-	10	-	10
Past Due 60-89 days	-	-	-	-	-
Past Due 90 days or more	-	-	-	-	-
Non- accrual	-	-	911	-	911

Total	$52,249	$3,936	$5,270	$-	$61,455

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012, AND 2011

NOTE 3 - LOANS AND LEASES (CONTINUED)

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

For consumer and residential real estate loan classes, the Company also evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. The following table presents the recorded investment in those loan classes based on payment activity as of December 31, 2013 and 2012 (in thousands):

2013	Performing	Non-performing	Total
Consumer	$3,452	$4	$3,456
Consumer Real Estate	28,269	355	28,624

Total	$31,721	$359	$32,080

2012	Performing	Non-performing	Total
Consumer	$5,214	$17	$5,231
Consumer Real Estate	28,247	388	28,635

Total	$33,461	$405	$33,866

	December 31,
	2013	2012	2011
Average investment in impaired loans	$2,415	$3,646	$4,235

Related allowance for loan losses	168	642	836

Partial charge-offs	-	-	-

Interest income recognized on a cash basis on impaired loans	-	-	-

The Company also evaluates problem loans for impairment. A loan is considered to be impaired if it is probable that the Company will not be able to collect the payments for principal and interest when due according to the contractual terms of the loan agreement. Impaired loans generally include all non-accrual loans and Troubled Debt Restructurings (TDR’s).

At December 31, 2013, there were funds of $5,711 committed to be advanced in connection with impaired loans. No additional funds were committed to be advanced in connection with impaired loans at December 31, 2012.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012, AND 2011

NOTE 3 - LOANS AND LEASES (CONTINUED)

Interest income of $1,265 was recognized on impaired loans subsequent to their classification as impaired for the year ended December 31, 2013. No interest income was recognized on impaired loans subsequent to their classification as impaired for the years ended December 31, 2012 and 2011. Year-end impaired loans are set forth in the following table (in thousands):

	December 31, 2013
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance
Commercial and Other Loans	$36	$4	$32	$36	$32
Commercial real estate	930	378	552	930	136
Consumer real estate	231	231	-	231	-

Total	$1,197	$613	$584	$1,197	$168

	December 31, 2012
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance
Commercial and Other Loans	$31	$8	$23	$31	$23
Commercial real estate	3,115	537	2,578	3,115	619
Consumer real estate	226	226	-	226	-

Total	$3,372	$771	$2,601	$3,372	$642

The average recorded investment in impaired loans are set forth below in the following table (in thousands):

	Average Recorded Investment
	December 31, 2013	December 31, 2012
Commercial and Other Loans	28	32
Commercial real estate	2,157	3,112
Consumer real estate	230	502

Total	$2,415	$3,646

The Company’s loan portfolio also includes certain loans that have been modified in a Troubled Debt Restructuring (TDR), where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Company’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. The concession granted on the TDR that originated in 2013 and the two consumer real estate TDR’s from 2012 was an extension of the maturity date. The concessions granted on the 2012 commercial real estate TDR’s included a rate reduction and maturity extension for one loan totaling $82,037, interest only payments for six months for one loan totaling $255,190 and a rate reduction for one loan totaling $2,430,920. Certain TDRs are classified as nonaccrual at the time of restructure and may only be returned to accrual status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months. TDR’s on accrual status may remain in accrual status after they have been restructured as long as they continue to perform in accordance with their modified terms. There was one TDR in accrual status at December 31, 2013 and none at December 31, 2012.

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

DECEMBER 31, 2013, 2012, AND 2011

NOTE 3 - LOANS AND LEASES (CONTINUED)

The following tables include the recorded investment and number of modifications for modified loans, as of the respective dates. The Company reports the recorded investment in the loans prior to a modification and also the recorded investment in the loans after the loans were restructured.

	December 31, 2013			December 31, 2012
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment
Troubled Debt Restructurings
Commercial and Other Loans	-	$-	$-	-	$-	$-
Commercial real estate	1	46	46	3	2,768	2,231
Consumer real estate	-	-	-	2	27	21

Total	1	$46	$46	5	$2,795	$2,252

Troubled Debt Restructurings That subsequently defaulted
Commercial and Other Loans	-	$-	$-	-	$-	$-
Commercial real estate	-	-	-	2	2,513	2,094
Consumer real estate	-	-	-	1	23	18

Total	-	$-	$-	3	$2,536	$2,112

At December 31, 2013, there were funds of $5,711 committed to be advanced to customers whose loans were classified as TDR’s. No additional funds were committed to be advanced to customers whose loans were classified as TDR’s at December 31, 2012. No troubled debt restructurings modified in the past 12 months subsequently defaulted.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

The following table summarizes the primary segments of the ALL, segregated into the amount for loans individually evaluated for impairment by class of loans as of December 31, 2013, 2012 and 2011 (in thousands):

2013	Commercial and other	Commercial Real Estate	Consumer Real Estate	Consumer	Total
Allowance for Loan Losses:
Beginning Balance	$179	$1,762	$193	$47	$2,181
Charge-offs	-	-	-	(12)	(12)
Recoveries	-	84	-	12	96
Provision	81	(531)	70	(20)	(400)

Ending Balance	$260	$1,315	$263	$27	$1,865

Loans individually evaluated for impairment	$32	$136	$-	$-	$168
Loans collectively evaluated for impairment	228	1,179	263	27	1,697

Ending Balance	$260	$1,315	$263	$27	$1,865

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012, AND 2011

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (CONTINUED)

2012	Commercial and other	Commercial Real Estate	Consumer Real Estate	Consumer	Total
Allowance for Loan Losses:
Beginning Balance	$179	$2,082	$193	$50	$2,504
Charge-offs	-	(87)	-	(9)	(96)
Recoveries	-	15	-	6	21
Provision	-	(248)	-	-	(248)

Ending Balance	$179	$1,762	$193	$47	$2,181

Loans individually evaluated for impairment	$23	$619	$-	$-	$642
Loans collectively evaluated for impairment	156	1,143	193	47	1,539

Ending Balance	$179	$1,762	$193	$47	$2,181

2011	Commercial and other	Commercial Real Estate	Consumer Real Estate	Consumer	Total
Allowance for Loan Losses:
Beginning Balance	$212	$1,511	$272	$64	$2,059
Charge-offs	(8)	(156)	(28)	(19)	(211)
Recoveries	2	45	-	9	56
Provision	(27)	682	(51)	(4)	600

Ending Balance	$179	$2,082	$193	$50	$2,504

Loans individually evaluated for impairment	$7	$829	$-	$-	$836
Loans collectively evaluated for impairment	172	1,253	193	50	1,668

Ending Balance	$179	$2,082	$193	$50	$2,504

The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2013 and 2012 (in thousands):

2013	Commercial and Other	Commercial Real Estate	Consumer Real Estate	Consumer	Unearned Discounts	Total
Loans individually evaluated	$36	$930	$231	$-	$-	$1,197
Loans collectively evaluated	16,689	43,177	29,016	3,456	(133)	92,205

Ending Balance	$16,725	$44,107	$29,247	$3,456	$(133)	$93,402

2012
Loans individually evaluated	$31	$3,115	$226	$-	$-	$3,372
Loans collectively evaluated	15,572	47,035	28,409	5,231	(122)	96,125

Ending Balance	$15,603	$50,150	$28,635	$5,231	$(122)	$99,497

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012, AND 2011

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation, as follows:

	December 31,		Original Useful Life Years
	2013	2012
Land	$1,983,849	$1,974,527
Land improvements	403,846	493,195	15
Leasehold improvements	1,083,051	1,083,051	15
Buildings	5,364,095	5,440,002	39
Furniture, fixtures & equipment	4,755,820	5,147,358	3 - 7

Total	13,590,661	14,138,133
Less accumulated depreciation	6,590,071	7,638,477

Premises and equipment, net	$7,000,590	$6,499,656

Charges to operations for depreciation approximated $564,194, $529,109, and $486,179 for 2013, 2012, and 2011, respectively.

NOTE 6 - DEPOSITS

The composition of the Bank’s deposits at December 31 follows:

	(Expressed in Thousands) 2013
	Demand
	Noninterest Bearing	Interest Bearing	Savings	Time
Individuals, partnerships and corporations (includes certified and official checks)	$55,234	$49,356	$104,077	$64,128
States and political subdivisions	601	5,456	3,963	2,478
Commercial banks and other depository institutions	72	-	31	481

Total	$55,907	$54,812	$108,071	$67,087

	(Expressed in Thousands) 2012
	Demand
	Noninterest Bearing	Interest Bearing	Savings	Time
Individuals, partnerships and corporations (includes certified and official checks)	$32,614	$42,866	$90,252	$67,254
States and political subdivisions	646	5,558	3,546	2,969
Commercial banks and other depository institutions	162	-	105	490

Total	$33,422	$48,424	$93,903	$70,713

Time deposits include certificates of deposit issued in denominations of $100,000 or more which amounted to $22,249,000 and $22,720,000 at December 31, 2013 and 2012, respectively. Interest expense on certificates of deposit of $100,000 or more was $288,000, $341,000 and $438,000 at December 31, 2013, 2012, and 2011, respectively.

The following table sets forth the remaining maturity of time certificates of deposits of $100,000 or more at December 31, 2013.

Due in 3 months or less	$5,700,000
Due in over three through six months	3,040,000
Due in over six through twelve months	4,011,000
Due in over twelve months	9,498,000

Total	$22,249,000

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012, AND 2011

NOTE 6 - DEPOSITS (CONTINUED)

A maturity distribution of time certificates of deposit at December 31, 2013, follows:

Due in 2014	$37,018,000
Due in 2015	12,928,000
Due in 2016	7,856,000
Due in 2017	5,590,000
Due in 2018	3,579,000
Due in 2019 and thereafter	116,000

Total	$67,087,000

NOTE 7 - FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS

Federal funds purchased and repurchase agreements represent borrowings of a short duration, usually less than 30 days. For repurchase agreements, the securities underlying the agreements remained under the Bank’s control.

Information related to repurchase agreements and federal funds purchased are summarized below:

	Repurchase Agreements		Federal Funds Purchased
	2013	2012	2013	2012
Balance at end of year	$20,215,183	$16,766,590	$-	$2,000,000

Average balance during the year	19,137,272	17,361,715	10,970	49,180

Maximum month-end balance	22,736,128	19,653,770	-	2,000,000

Weighted-average rate during the year	.74%	.70%	.30%	.54%

Rate at December 31.76%		.71%	-	.20%

NOTE 8 - FEDERAL HOME LOAN BANK BORROWINGS

The subsidiary Bank is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”). The FHLB borrowings are secured by a blanket lien by the FHLB on certain residential real estate loans or securities with a market value at least equal to the outstanding balances. The remaining maximum borrowing capacity with the FHLB at December 31, 2013 was approximately $36.3 million subject to the purchase of additional FHLB stock. The subsidiary bank had FHLB borrowings of $3,515,580 and $3,606,411 at December 31, 2013 and 2012, respectively. At December 31, 2013 the subsidiary bank had three fixed rate amortizing advances which totaled $3,515,580 with interest rates ranging from 4.65% to 4.89% of which $1,984,106 will mature through 2018 and $1,531,474 will mature through 2023. The collateral securing these borrowings totaled $3,515,580 at December 31, 2013.

The bank also has a line of credit agreement with the Federal Home Loan Bank. The maximum credit available is $19.4 million under the agreement which matures on May 1, 2014 (issued in April 2013). At December 31, 2012 there was a $7 million line of credit agreement which was closed during the second quarter of 2013. There were no borrowings outstanding under these agreements at December 31, 2013 and December 31, 2012, respectively.

Contractual maturities of FHLB borrowings as of December 31, 2013 were as follows:

December 31, 2014	$95,268
December 31, 2015	99,919
December 31, 2016	104,800
December 31, 2017	109,918
December 31, 2018	1,759,529
Thereafter	1,346,146

$3,515,580

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012, AND 2011

NOTE 9 - COMMITMENTS AND CONTINGENCIES

The subsidiary Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The following represents financial instruments whose contract amounts represent credit risk:

	2013	2012
Commitments to extend credit	$27,096,000	$20,560,000
Standby letters of credit	219,000	163,000

As of December 31, 2013, approximately $12,630,000 are fixed interest rate commitments and $14,466,000 are variable interest rate commitments.

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The standby letters of credit in the amount of $45,000 expire in 2014, $50,000 expire in 2015, and $124,000 expire in 2021. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The Company and its subsidiary are parties to various legal and administrative proceedings and claims. Although any litigation contains an element of uncertainty, management believes that the outcome of these events will not have a material effect on the financial position of the Company.

NOTE 10 - CONCENTRATIONS OF CREDIT RISK

Most of the affiliate Bank’s loans and commitments have been granted to customers in the Bank’s primary market area of Northern and Central West Virginia, Eastern Ohio, and Southwestern Pennsylvania. In the normal course of business, however, the Bank has purchased participations and originated loans outside of its primary market area. The aggregate loan balances outstanding in any one geographic area, other than the Bank’s primary lending areas, do not exceed 10 percent of total loans. Concentrations of credit are measured by categorizing loans by the North American Industry Classification codes. Loans equal to or exceeding 25% of Tier I Capital are considered concentrations of credit. At December 31, 2013 concentrations of credit were as follows:

	Amount	Percent of Tier 1 Capital
Lessors of Nonresidential Buildings	$9,292,017	29.3%

Lessors of Residential Buildings and Dwellings	$10,799,764	34.1%

General Government Support	$8,020,558	25.3%

NOTE 11 - EMPLOYEE BENEFIT PLANS

The Company has a non-contributory profit sharing plan for employees meeting certain service requirements. The Company makes annual contributions to the profit sharing plan based on income of the Company as defined. Total expenses for the plan were $102,251, $109,686, and $115,000 for the years ended December 31, 2013, 2012, and 2011, respectively.

The Company also offers a 401(k) plan in which it matches a portion of the employee’s contribution up to 4 percent of their salary. The expense related to the 401(k) plan was $22,456, $23,009, and $22,547 in 2013, 2012, and 2011, respectively.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012, AND 2011

NOTE 12 - RELATED PARTY TRANSACTIONS

Directors and officers of the Company and its subsidiary, and their associates, were customers of, and had other transactions with the subsidiary bank in the normal course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility. Such loans totaled $350,592 at December 31, 2013, and $3,306,412 at December 31, 2012.

The following is an analysis of loan activity to directors, executive officers, and associates of the Company and its subsidiary:

	December 31,
	2013	2012
Balance, January 1	$3,306,412	$3,971,083
New loans during the period	215,795	350,000
Repayments during the period	(3,171,615)	(1,014,671)

Ending balance	$350,592	$3,306,412

Dlesk Realty and Investment Company, which is owned by the late Mr. Sylvan J. Dlesk and his wife Rosalie J. Dlesk, serves as landlord to the Company’s subsidiary bank, under a lease agreement to rent property for use as banking premises. The lease was for an initial 5 year term at an annual rental fee of $57,600. This lease was renewed in 2012 and in 2007 for an additional 5-year term at an annual rental fee of $63,504 and $60,480, respectively and has options to renew for six 5-year terms.

NOTE 13 - RESTRICTION ON CASH

The subsidiary bank is required to maintain an average reserve balance with the Federal Reserve Bank or in cash on hand. The average required reserve balances for the years ended December 31, 2013 and 2012, were $6,058,000 and $2,288,000, respectively.

NOTE 14 - LEASES

The Company’s Bank affiliates leased certain land used for banking purposes under long-term leases, expiring at various dates. These leases contain renewal options and generally provide that the Company will pay for insurance, taxes, and maintenance.

As of December 31, 2013, the future minimum rental payments required under noncancelable operating leases with initial terms in excess of one year are as follows:

December 31, 2014	$197,004
December 31, 2015	189,504
December 31, 2016	182,004
December 31, 2017	41,292
December 31, 2018	36,000
Thereafter	162,000

Rental expense under operating leases approximated $226,537 in 2013; $235,418 in 2012; and $226,069 in 2011.

NOTE 15 - OTHER OPERATING EXPENSES

Other operating expenses at December 31 included the following:

	2013	2012	2011
Directors’ fees	$99,625	$103,250	$115,250
Stationery and supplies	150,280	173,163	166,602
Regulatory assessment and deposit insurance	274,897	271,721	315,053
Advertising	216,744	211,875	154,380
Postage and transportation	172,996	160,141	164,616
Other taxes	146,264	162,470	176,843
Service Expense	428,850	482,780	382,837
Other	830,191	771,156	823,179

Total	$2,319,847	$2,336,556	$2,298,760

NOTE 16 - LIMITATIONS ON DIVIDENDS

The approval of the Comptroller of the Currency is required to pay dividends if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits (as defined) for the year, combined with its retained net profits of the preceding two years. Under this formula, the Company’s subsidiary bank can declare dividends in 2014, without approval of the Comptroller of the Currency, of approximately $2,275,000, plus an additional amount equal to the bank’s net profit for 2014 up to the date of any such dividend declaration. The subsidiary bank is the primary source of funds to pay dividends to the stockholders of First West Virginia Bancorp, Inc.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012, AND 2011

NOTE 17 - INCOME TAX

The provisions for income taxes at December 31 consist of:

	2013	2012	2011
Currently payable:
Federal	$(130,581)	$146,745	$553,812
State	14,879	78,765	127,605
Deferred:
Federal	(130,766)	247,295	(321,387)
State	63,206	34,157	(28,414)

Income tax expense (benefit)	$(183,262)	$506,962	$331,616

The following temporary differences gave rise to the deferred tax asset (liability) at December 31:

	2013	2012
Allowance for loan losses	$732,689	$840,354
Deferred loan fees	45,189	41,582
Accrued interest on nonperforming loans	202,119	543,238
Deferred compensation	59,119	65,793
Depreciation	(223,962)	(336,439)
Amortization	30,511	44,593
Goodwill	(260,867)	(223,600)
AMT	1,005,207	505,207
Deferred state income tax	(32,164)	(53,653)

Total deferred tax asset - federal	1,557,841	1,427,075
Total deferred tax asset - state	94,599	157,805

	1,652,440	1,584,880
Deferred tax assets (liabilities) arising from market adjustments of securities available for sale:
Federal	1,400,227	(1,612,147)
State	239,690	(275,967)

Net deferred tax asset (liability)	$3,292,357	$(303,234)

A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes for the year ended December 31 is as follows:

	2013		2012		2011
	Amount	Percent	Amount	Percent	Amount	Percent
Computed tax at statutory federal rate	$699,647	34.0%	$1,035,205	34.0%	$947,159	34.0%
Plus state income taxes net of federal tax benefits	55,974	2.7%	75,134	2.5%	68,802	2.5%

	755,621	36.7%	1,110,339	36.5%	1,015,961	36.5%
Increase (decrease) in taxes resulting from:
Tax exempt income	(808,389)	(39.3)%	(748,167)	(24.6)%	(673,431)	(24.2)%
Nondeductible interest expense	20,324	1.0%	22,479	1.0%	25,349	1.0%
Bank-owned life insurance	(36,525)	(1.8)%	(36,231)	(1.2)%	(35,089)	(1.3)%
Other - net	(114,293)	(5.5)%	158,542	5.0%	(1,174)	(0.2)%

Actual tax expense	$(183,262)	(8.9)%	$506,962	16.7%	$331,616	11.8%

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012, AND 2011

NOTE 18 - ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The activity in accumulated other comprehensive income (loss) at December 31 is as follows:

	Accumulated Other Comprehensive Income (Loss) (1)
(dollars in thousands)	Unrealized Gains (Losses) on Securities Available for Sale
	Year Ended December 31,
	2013	2012	2011
Beginning Balance	$3,129	$3,232	$1,005

Other comprehensive income (loss) before reclassifications	(5,610)	577	2,683
Amounts reclassified from accumulated other comprehensive income	(237)	(680)	(456)

Period Change	(5,847)	(103)	2,227

Ending Balance	$(2,718)	$3,129	$3,232

(1)	All amounts are net of tax. Related income tax expense or benefit is calculated using a combined Federal and State income tax rate approximating 39.5%.

	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)
Details about Accumulated Other Comprehensive Income (Loss) Components	For the Year Ended December 31,			Affected Line Item in the Statement of Income
(dollars in thousands)	2013	2012	2011
Securities available for sale (1):
Net securities gains reclassified into earnings	$(380)	$(1,091)	$(731)	Net securities gains
Related income tax expense	143	411	275	Provision for income taxes

Net effect on accumulated other comprehensive income (loss) for the period	$(237)	$(680)	$(456)	Net of tax

Total reclassifications for the period	$(237)	$(680)	$(456)	Net of tax

(1)	For additional detail related to unrealized gains on securities and related amounts reclassified from accumulated other comprehensive income (loss) see Note 2 “Investment Securities.”

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012, AND 2011

NOTE 19 - REGULATORY MATTERS

The Company and its subsidiary bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk, weighting, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company and bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to adjusted total assets (as defined).

As of December 31, 2013, the most recent notifications from the Office of the Comptroller of the Currency categorized the bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes has changed the capital category. The capital ratios of the Company and its subsidiary bank, along with the regulatory framework for adequately capitalized and well capitalized institutions are depicted as set forth in the following table:

(Amounts Expressed in Thousands)	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
First West Virginia Bancorp, Inc.	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2013
Total Capital (to Risk Weighted Assets)	$33,748	21.43%	$12,600	8.0%	$15,750	10.0%
Tier I Capital (to Risk Weighted Assets)	31,883	20.24%	6,300	4.0%	9,450	6.0%
Tier I Capital (to Adjusted Total Assets)	31,883	9.32%	13,686	4.0%	17,108	5.0%
As of December 31, 2012
Total Capital (to Risk Weighted Assets)	$32,792	22.13%	$11,856	8.0%	$14,821	10.0%
Tier I Capital (to Risk Weighted Assets)	30,938	20.88%	5,928	4.0%	8,892	6.0%
Tier I Capital (to Adjusted Total Assets)	30,938	10.48%	11,809	4.0%	14,761	5.0%
Progressive Bank, N.A.
As of December 31, 2013
Total Capital (to Risk Weighted Assets)	$33,577	21.35%	$12,580	8.0%	$15,725	10.0%
Tier I Capital (to Risk Weighted Assets)	31,712	20.17%	6,290	4.0%	9,435	6.0%
Tier I Capital (to Adjusted Total Assets)	31,712	9.28%	13,676	4.0%	17,095	5.0%
As of December 31, 2012
Total Capital (to Risk Weighted Assets)	$32,608	22.04%	$11,838	8.0%	$14,798	10.0%
Tier I Capital (to Risk Weighted Assets)	30,754	20.78%	5,919	4.0%	8,879	6.0%
Tier I Capital (to Adjusted Total Assets)	30,754	10.43%	11,798	4.0%	14,747	5.0%

NOTE 20 - FAIR VALUE MEASUREMENTS

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

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012, AND 2011

NOTE 20 - FAIR VALUE MEASUREMENTS - (CONTINUED)

Impaired loans that are collateral dependent are written down to fair value through the establishment of specific reserves. Techniques used to value the collateral that secure the impaired loans include observable inputs employed by certified appraisers or an internal evaluator for similar assets classified as Level III inputs adjusted for qualitative factors and estimated liquidation expenses.

The following table presents the assets reported on the balance sheet at their fair value as of December 31, 2013 and December 31, 2012, by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	December 31, 2013
(dollars in thousands)	Level I	Level II	Level III	Total
Assets measured on a recurring basis:
Securities available for sale:
U.S. Government corporations and agencies	$-	$48,446	$-	$48,446
Obligations of states and political subdivisions	-	60,414	-	60,414
Mortgage-backed securities	-	90,900	-	90,900
Equity securities	195	-	-	195

Total securities available for sale:	$195	$199,760	$-	$199,955

Assets measured on a nonrecurring basis:
Impaired loans	$-	$-	$372	$372
Mortgage servicing rights	$-	$-	$1	$1

	December 31, 2012
(dollars in thousands)	Level I	Level II	Level III	Total
Assets measured on a recurring basis:
Securities available for sale:
U.S. Government corporations and agencies	$-	$47,295	$-	$47,295
Obligations of states and political subdivisions	-	52,030	-	52,030
Mortgage-backed securities	-	78,678	-	78,678
Equity securities	205	-	-	205

Total securities available for sale:	$205	$178,003	$-	$178,208

Assets measured on a nonrecurring basis:
Impaired loans	$-	$-	$2,730	$2,730
Mortgage servicing rights	$-	$-	$47	$47

NOTE 21 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Level 3 inputs were used in determining fair value.

(dollars in thousands)	Quantitative Information about Level 3 Fair Value Measurements
December 31, 2013	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Impaired Loans	$372	Appraisal of collateral (1)	Appraisal adjustments (2)	0%
			Liquidation expenses (2)	15.8% to 23.1% (20.5%)

Mortgage Servicing Rights	$1	Discounted Cash Flow	Prepayment rate (3)	7.8% to 17.2% (10.5%)

			Discount rate	9.5%

(1)	The fair value is determined through independent appraisals by certified appraisers or internal evaluators of the underlying collateral.
(2)	Appraisals and evaluations may be adjusted by management for qualitative factors and estimated liquidation expenses. The range and weighted average of liquidation expenses are expressed as a percent of discounted collateral value and other appraisal adjustments are presented as a percentage of the appraised amounts.
(3)	Conditional prepayment rates reflect future long-run prepayment estimates by bond dealers for the nation as a whole as well as the Company’s actual prepayment history. Prepayment rates are highly sensitive to market interest rates.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012, AND 2011

NOTE 21 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS - (CONTINUED)

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

Accrued Interest Payable: The carrying amount of accrued interest payable approximates its fair value.

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

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012, AND 2011

NOTE 21 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS - (CONTINUED)

The estimates of fair values of financial instruments are summarized as follows at December 31, 2013 and December 31, 2012:

	December 31, 2013
(Amounts Expressed in Thousands)		Estimated Fair Value
	Carrying Amount	Level I	Level II	Level III	Total
Financial assets:
Cash and cash equivalents	$31,875	$31,875	$-	$-	$31,875
Investment securities	199,955	195	199,760	-	199,955
Loans	91,537	-	-	91,413	91,413
Accrued interest receivable	1,168	1,168	-	-	1,168
Financial liabilities:
Deposits	285,877	195,135	67,308	-	262,443
Federal funds purchased and repurchase agreements	20,215	20,215	-	-	20,215
Federal Home Loan Bank borrowings	3,516	-	3,917	-	3,917
Accrued interest payable	134	134	-	-	134

	December 31, 2012
(Amounts Expressed in Thousands)		Estimated Fair Value
	Carrying Amount	Level I	Level II	Level III	Total
Financial assets:
Cash and cash equivalents	$15,877	$15,877	$-	$-	$15,877
Investment securities	178,208	205	178,003	-	178,208
Loans held for sale	110	-	110	-	110
Loans	97,206	-	-	98,303	98,303
Accrued interest receivable	1,128	1,128	-	-	1,128
Financial liabilities:
Deposits	246,462	163,526	71,510	-	235,036
Federal funds purchased and repurchase agreements	18,767	18,767	-	-	18,767
Federal Home Loan Bank borrowings	3,606	-	4,199	-	4,199
Accrued interest payable	163	163	-	-	163

NOTE 22 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

Presented below are the consolidated condensed balance sheets, statements of income, comprehensive income and statements of cash flows for First West Virginia Bancorp, Inc.

CONDENSED BALANCE SHEETS

	December 31,
	2013	2012
ASSETS
Cash	$58,364	$61,610
Investment securities available-for-sale (at fair value)	203,965	214,905
Investment in subsidiary bank	30,619,466	35,518,824
Other assets	85,214	103,411

Total assets	$30,967,009	$35,898,750

LIABILITIES
Deferred compensation	$173,879	$193,508
Accrued expenses	3,094	2,469

Total liabilities	176,973	195,977

STOCKHOLDERS’ EQUITY	30,790,036	35,702,773

Total liabilities and stockholders’ equity	$30,967,009	$35,898,750

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012, AND 2011

NOTE 22 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

CONDENSED STATEMENTS OF INCOME

	Year Ended December 31,
	2013	2012	2011
INCOME
Dividends from subsidiary bank	$1,317,528	$1,256,952	$1,256,952
Gains on sales of investment securities	6,757	5,576	1,248
Other income	121,161	121,063	119,839

Total income	1,445,446	1,383,591	1,378,039

EXPENSES
Other expenses	181,186	201,627	178,963

Total expenses	181,186	201,627	178,963

Income before income taxes and undistributed net income of subsidiary	1,264,260	1,181,964	1,199,076

Income tax benefit	23,176	33,735	24,267

Equity in undistributed net income of subsidiary	953,612	1,322,061	1,230,802

NET INCOME	$2,241,048	$2,537,760	$2,454,145

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2013	2012	2011
Net Income	$2,241,048	$2,537,760	$2,454,145

Other comprehensive income (loss):
Investment securities available for sale
Unrealized holding gains arising during the period	15,443	9,983	3,850
Income tax effect	(5,811)	(3,757)	(1,449)
Reclassification of gains recognized in earnings	(6,757)	(5,576)	(1,248)
Income tax effect	2,543	2,098	470
Equity in other comprehensive income (loss) of subsidiary	(5,852,969)	(105,103)	2,225,695

Total other comprehensive income (loss)	$(5,847,551)	$(102,355)	$2,227,318

Comprehensive income (loss)	$(3,606,503)	$2,435,405	$4,681,463

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012, AND 2011

NOTE 22 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2012	2011
OPERATING ACTIVITIES
Net income	$2,241,048	$2,537,760	$2,454,145
Adjustments to reconcile net income to net cash provided by operating activities:
Change in deferred tax benefit	7,387	6,832	8,093
Undistributed earnings of affiliate	(953,612)	(1,322,061)	(1,230,802)
Changes in operating assets and liabilities:
Other assets	7,540	(5,933)	(2,462)
Deferred compensation	(19,629)	(18,156)	(21,506)
Other liabilities	625	(9,233)	3,177
Net gains on sales of investment securities	(6,757)	(5,576)	(1,248)

Net cash provided by operating activities	1,276,602	1,183,633	1,209,397

INVESTING ACTIVITIES
Proceeds from sales of securities	90,875	115,604	77,332
Purchases of investment securities	(64,489)	(91,872)	(54,578)

Net cash provided by investing activities	26,386	23,732	22,754

FINANCING ACTIVITIES
Dividends paid	(1,306,234)	(1,259,142)	(1,256,139)

Net cash used in financing activities	(1,306,234)	(1,259,142)	(1,256,139)

Net decrease in cash and cash equivalents	(3,246)	(51,777)	(23,988)

Cash and cash equivalents at beginning of year	61,610	113,387	137,375

Cash and cash equivalents at end of year	$58,364	$61,610	$113,387

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

In order to ensure that the Company’s internal control over financial reporting is effective, management is required to evaluate, with the participation of the Company’s principal executive and principal financial officers, the effectiveness of the Company’s internal control over financial reporting as of the end of each fiscal year and did so most recently for its financial reporting as of December 31, 2013. Management’s assessment of the effectiveness of the Company’s internal control over financial reporting was based on criteria for effective internal control over financial reporting described in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission in 1992. Based on this assessment, management has concluded that the internal control over financial reporting was effective as of December 31, 2013. This annual report does not include an attestation report of the Company’s independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s independent registered public accounting firm pursuant to rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

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

Date: March 28, 2014	/s/ William G. Petroplus
William G. Petroplus Interim President and Chief Executive Officer

Date: March 28, 2014	/s/ Francie P. Reppy
Francie P. Reppy Executive Vice President, Chief Administrative Officer and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of First West Virginia Bancorp, Inc. (Company) as of December 31, 2013, and the related consolidated statements of income, comprehensive income (loss), stockholders’ equity and cash flows for the year then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audit also included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP
BKD, LLP

Indianapolis, Indiana

March 28, 2014

Table One

SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)

	December 31,
	2013	2012	2011	2010	2009
SUMMARY OF OPERATIONS
Total interest income	$9,414	$9,838	$11,207	$11,858	$12,914
Total interest expense	1,524	1,789	2,229	3,056	4,328
Net interest income	7,890	8,049	8,978	8,802	8,586
Provision (credit) for loan losses	(400)	(248)	600	220	184
Total other income	1,440	2,352	2,034	1,977	1,791
Total other expenses	7,672	7,604	7,626	7,723	7,592
Income before income taxes	2,058	3,045	2,786	2,836	2,601
Net income	2,241	2,538	2,454	2,339	2,305
PER SHARE DATA (1)
Net income	$1.30	$1.48	$1.43	$1.36	$1.34
Cash dividends declared	0.76	0.73	0.73	0.70	0.70
Book value per share	17.91	20.77	20.09	18.10	17.92
AVERAGE BALANCE SHEET SUMMARY
Total loans, net	$97,374	$104,566	$115,415	$124,074	$128,206
Investment securities	177,809	154,755	136,409	116,990	112,142
Deposits - interest bearing	218,229	208,308	204,616	198,042	190,981
Stockholders’ equity	32,597	31,608	30,498	29,415	28,192
Total assets	316,172	293,601	283,734	273,778	266,414
BALANCE SHEET
Investments	$199,955	$178,208	$150,961	$133,169	$115,997
Loans	93,402	99,387	109,428	121,367	128,581
Allowance for loan losses	(1,865)	(2,181)	(2,504)	(2,059)	(1,894)
Other assets	50,653	31,133	35,373	25,482	28,447

Total Assets	$342,145	$306,547	$293,258	$277,959	$271,131

Deposits	$285,877	$246,462	$239,177	$228,475	$221,246
Federal funds purchased and repurchase agreements	20,215	18,767	14,013	13,477	11,025
FHLB borrowings	3,516	3,606	3,693	3,776	7,354
Other liabilities	1,747	2,009	1,848	1,130	700
Stockholders’ equity	30,790	35,703	34,527	31,101	30,806

Total Liabilities and Stockholders’ equity	$342,145	$306,547	$293,258	$277,959	$271,131

SELECTED RATIOS
Return on average assets	0.71%	0.86%	0.86%	0.85%	0.87%
Return on average equity	6.87%	8.03%	8.05%	7.95%	8.18%
Average equity to average assets	10.31%	10.77%	10.75%	10.74%	10.58%
Dividend payout ratio (1)	58.46%	49.32%	51.05%	51.47%	52.24%
Loan to Deposit ratio	32.67%	40.33%	45.75%	53.12%	58.12%

(1)	Adjusted for the 4 percent common stock dividend to stockholders of record as of December 19, 2012 and the 4 percent common stock dividend to stockholders of record as of December 20, 2010.

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

Goodwill : As discussed in Note 1 of the notes to the Consolidated Financial Statements, the Company must assess goodwill each year for impairment. This assessment involves estimating cash flows for future periods. If the future cash flows were less than the recorded goodwill balance, we would be required to take a charge against earnings to write down the asset to the lower value.

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

OVERVIEW

Following is a discussion and analysis of the significant changes in the financial condition and results of operations of First West Virginia Bancorp, Inc., (the Company), and its subsidiary for the years ended December 31, 2013, 2012 and 2011. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the Notes, thereto.

The Company reported net income of $2,241,048 or $1.30 per share for the year ended December 31, 2013 as compared to $2,537,760 or $1.48 per share for the year ended December 31, 2012. The decrease in net income during 2013 over 2012 of $296,712 or 11.7% was primarily the result of the decrease in net interest income and noninterest income and the increase in noninterest expense, offset in part by the change in income tax expense to income tax benefit and the increase in the credit for loan losses. Net interest income decreased $159,658 or 2.0% in 2013 as compared to 2012 primarily due to the decrease in the interest earned on loans, offset in part by the decrease in the interest expense paid on interest bearing liabilities. Noninterest income decreased $911,731 or 38.8% primarily due to the decrease in the net gains on sales of investment securities combined with the decrease in other operating income and in service charges and fees earned on deposit accounts. Noninterest expenses increased $67,547 or .9% in 2013 over 2012 primarily due to the increase in occupancy expenses, offset in part by the decrease in other operating expenses and salary and employee benefit costs. The Company recorded a negative provision for loan losses in 2013 in the amount of $400,000 to reduce the allowance for loan losses based upon the decline in specific reserves required on nonperforming assets. The return on average assets was .71% and .86% as of December 31, 2013 and 2012, respectively. The return on average equity was 6.87% and 8.03% at December 31, 2013 and 2012, respectively. The Board of Directors declared and paid cash dividends of $.76 and $.73 per share during 2013 and 2012, respectively. Additionally, the Board of Directors declared a 4% common stock dividend payable to shareholders of record as of December 19, 2012.

Table One is a summary of Selected Financial Data of the Company. The sections that follow discuss in more detail the information summarized in Table One.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Two - Average Balance Sheets and Interest Rate Analysis

The following table presents an average balance sheet, interest earned on interest bearing assets, interest paid on interest bearing liabilities, average interest rates and interest differentials for the years ended December 31, 2013, 2012, and 2011. Average balance sheet information as of December 31, 2013, 2012, and 2011 was compiled using the daily average balance sheet. Total loans are gross of the allowance for loan losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average balance computations; however, no interest was included in income subsequent to the non-accrual status classification. Loan fees and unearned discounts were included in income for average rate calculation purposes. Average yields on investment securities available for sale have been calculated based on amortized cost.

(dollars in thousands)	December 31, 2013			December 31, 2012			December 31, 2011
	Average Volume	Interest	Average Rate	Average Volume	Interest	Average Rate	Average Volume	Interest	Average Rate
ASSETS:
Investment securities:
U.S. Treasury and U. S Government agencies	$45,502	$800	1.76%	$38,891	$733	1.88%	$37,208	$1,054	2.83%
Mortgage backed securities	80,261	1,458	1.82%	71,597	1,689	2.36%	62,905	2,111	3.36%
States and political subdivisions	51,868	1,911	3.68%	44,136	1,735	3.93%	36,087	1,497	4.15%
Other securities	178	7	3.93%	131	5	3.82%	209	4	1.91%

Total Investment securities:	177,809	4,176	2.35%	154,755	4,162	2.69%	136,409	4,666	3.42%
Interest bearing deposits	20,935	53	0.25%	13,937	34	0.24%	1,307	29	2.22%
Loans, net of unearned income	97,374	5,162	5.30%	104,566	5,625	5.38%	115,415	6,497	5.63%
Other earning assets	1,323	23	1.74%	1,265	17	1.34%	1,311	15	1.14%

Total earning assets	297,441	9,414	3.17%	274,523	9,838	3.58%	254,442	11,207	4.40%
Other assets	18,731			19,078			29,292

Total Assets	$316,172			$293,601			$283,734

LIABILITIES
Time deposits	$69,086	$823	1.19%	$71,563	$1,118	1.56%	$76,434	$1,498	1.96%
Savings deposits	99,789	330	0.33%	90,875	318	0.35%	83,499	381	0.46%
Interest bearing demand deposits	49,354	59	0.12%	45,870	56	0.12%	44,683	64	0.14%
Federal funds purchased and repurchase agreements	19,148	142	0.74%	17,411	122	0.70%	14,691	108	0.74%
FHLB and other long-term borrowings	3,560	170	4.78%	3,649	175	4.80%	3,734	179	4.79%

Total interest bearing liabilities	240,937	1,524	0.63%	229,368	1,789	0.78%	223,041	2,230	1.00%
Noninterest bearing demand deposits	42,061			31,724			29,235
Other liabilities	577			901			960

Total Liabilities	283,575			261,993			253,236
STOCKHOLDERS’ EQUITY	32,597			31,608			30,498

Total Liabilities and Stockholders’ Equity	$316,172			$293,601			$283,734

Net yield on earning assets		$7,890	2.65%		$8,049	2.93%		$8,977	3.53%

The fully taxable equivalent basis of interest income from obligations of states and political subdivisions has been determined using a combined Federal and State corporate income tax rate of 40% for 2013, 2012, and 2011, respectively. The effect of this adjustment is presented below.

Investment securities	$177,809	$5,450	3.07%	$154,755	$5,319	3.44%	$136,409	$5,639	4.13%
Loans	97,374	5,471	5.62%	104,566	5,935	5.68%	115,415	6,845	5.93%

Total earning assets	$297,441	$10,997	3.70%	$274,523	$11,305	4.12%	$254,442	$12,528	4.92%

Taxable equivalent net yield on earning assets		$9,473	3.18%		$9,516	3.47%		$10,298	4.05%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

EARNINGS ANALYSIS

Net Interest Income

Net interest income, which is the difference between interest earned on loans and investments and interest paid on deposits and other liabilities, is the primary source of earnings for the Company. Changes in the volume and mix of earning assets and interest bearing liabilities combined with changes in market rates of interest greatly affect net interest income. Tables Two and Three analyze the changes in net interest income for the three years ended December 31, 2013, 2012, and 2011.

Net interest income decreased $159,658 or 2.0% in 2013 compared to 2012, and followed a decrease in 2012 of $928,639 or 10.3% from 2011. During 2013, the decrease in net interest income was primarily due to the decrease in the interest earned on loans and the increase in the interest paid on repurchase agreements, offset in part by the decrease in the interest paid on deposits and the interest paid on other borrowings and the increase in the interest earned on investment securities. The decrease in net interest income in 2012 was primarily due to the decreases in the interest earned on loans and in the interest earned on investment securities and the increase in the interest paid on repurchase agreements, offset in part by the decreases in the interest paid on deposits and in the interest paid on other borrowings. The changes in the volume and mix of earning assets and interest bearing liabilities combined with the changes in the market rates of interest resulted in taxable equivalent net interest yields on average earning assets of 3.18% for 2013, as compared to 3.47% and 4.05% earned during 2012 and 2011, respectively.

Interest expense in 2013 decreased $264,858 or 14.8% from 2012, compared to the decrease of $440,011 or 19.7% from 2011 to 2012. In 2013, the decline in interest expense was primarily due to the declines in the yield and average volume of time deposits, the decline in the average volume of Federal Home Loan Bank borrowings and the decline in the yield on savings deposits, offset in part by a rise in the average volume of savings deposits, interest bearing demand deposits, and repurchase agreements. The decline in interest expense in 2012 was primarily due to the declines in the yield and average volume of time deposits, the decline in the average volume of Federal Home Loan Bank and other long term borrowings and the decline in the yield on savings deposits, offset in part by a rise in the average volume of savings deposits. The average yield paid on interest bearing liabilities during 2013 fell 15 basis points, from .78% in 2012 to .63% in 2013, and followed a decrease in 2012 of 22 basis points, from 1.00% in 2011 to .78% in 2012. The average volume of interest bearing liabilities increased $11.6 million or 5.0% in 2013 compared to 2012, after increasing $6.3 million or 2.8% in 2012 as compared to 2011.

Interest and fees on loans decreased $463,536 or 8.2% from 2012 to 2013, after decreasing $871,088 or 13.4% from 2011 to 2012. Interest and fees on loans declined in 2013 as compared to 2012 primarily due to the decrease in the average volume of loans combined with the decline in the yield earned on loans. The taxable equivalent yield on loans declined 6 basis points in 2013, from 5.68% in 2012 to 5.62% in 2013, and followed a decrease of 25 basis points in 2012, from 5.93% in 2011 to 5.68% in 2012. The average loan volume decreased $7.2 million or 6.9% in 2013 as compared to 2012 and followed a decrease of $10.8 million or 9.4% in 2012 as compared to 2011. In 2012, the decline in interest and fees on loans was primarily due to the decrease in the average volume of loans combined with the decline in the yield earned on loans.

Interest income on investment securities in 2013 increased $13,729 or .3% over 2012, and followed a decrease of $503,673 or 10.8% over 2011. The increase in the average volume of investment securities which was partially offset by the decrease in the yield earned on investment securities primarily contributed to the increase in interest income on investment securities. The taxable equivalent yield on investment securities fell 37 basis points in 2013, from 3.44% in 2012 to 3.07% in 2013, and followed a decrease in 2012 of 69 basis points, from 4.13% in 2011 to 3.44% in 2012. The activity of the investment securities portfolio increased with the average volume increasing $23.1 million or 14.9% in 2013 as compared to 2012, and followed an increase of $18.3 million or 13.4% in 2012 as compared to 2011. In 2012, the decrease in the yield earned on investment securities which was partially offset by the increase in the average volume of investment securities primarily contributed to the decrease in interest income on investment securities.

Noninterest Income

Noninterest income is comprised of service charges, investment securities gains and losses, and other operating income. Noninterest income decreased $911,731 or 38.8%, in 2013 as compared to an increase of $317,681 or 15.6% in 2012. The decrease in noninterest income in 2013 as compared to 2012 was primarily due to the decrease in the net gains on sales of investment securities combined with the decrease in other operating income and service charges and other fee income. In 2012, noninterest income increased primarily due to the increase in the net gains on sales of investment securities and other operating income which was offset in part by the decrease in service charges and other fee income.

Sales of investment securities by the subsidiary bank are generally limited to the needs established under the liquidity policies. Net gains (losses) on sales of investment securities amounted to $379,997 in 2013, a decrease of $710,706 as compared to 2012. The decrease in net gains (losses) on sales of investment securities was primarily attributable to sales of securities available for sale recorded by the Company and its subsidiary bank. During 2013, the Company accounted for securities gains of $380,338 and securities losses of $341 which were attributable to sales of securities available for sale. In 2012, the Company accounted for securities gains of $1,091,018 and securities losses of $315 which were attributable to sales of securities available for sale. During 2011, the Company and its subsidiary bank accounted for securities gains of $747,015 and securities losses of $16,118 which were attributable to sales of securities available for sale.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Three - Rate Volume Analysis of Changes in Interest Income and Expense

The effect on interest income and interest expense for the years ended December 31, 2013 and 2012 due to changes in average volume and rate from the prior year, is presented below. The effect of a change in average volume has been determined by applying the average rate to the change in volume. The change in rate has been determined by applying the average volume in the earlier year by the change in rate. The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of change in each.

(in thousands)	2013 Compared to 2012			2012 Compared to 2011
	Increase (Decrease) Due to Change in:			Increase (Decrease) Due to Change in:
	Average Volume	Rate	Net increase (decrease)	Average Volume	Rate	Net increase (decrease)
INTEREST INCOME FROM:
U.S. Treasury and other U. S. Government agencies	$125	$(58)	$67	$48	$(369)	$(321)
Mortgage backed securities	204	(435)	(231)	292	(714)	(422)
Obligations of states and political subdivisions	304	(128)	176	334	(96)	238
Other securities	2	-	2	(1)	2	1

Total investment securities	635	(621)	14	673	(1,177)	(504)
Interest bearing deposits	17	2	19	280	(275)	5
Loans, net of unearned income	(387)	(76)	(463)	(611)	(261)	(872)
Other earning assets	1	5	6	(1)	3	2

Total interest earned	266	(690)	(424)	341	(1,710)	(1,369)

INTEREST EXPENSE ON:
Time deposits	(38)	(257)	(295)	(95)	(285)	(380)
Savings deposits	31	(19)	12	34	(97)	(63)
Interest bearing demand deposits	4	(1)	3	2	(10)	(8)
Federal funds purchased and repurchase agreements	12	8	20	20	(6)	14
FHLB and other long-term borrowings	(4)	(1)	(5)	(4)	-	(4)

Total interest paid	5	(270)	(265)	(43)	(398)	(441)

Net interest differential	$261	$(420)	$(159)	$384	$(1,312)	$(928)

Presented below is the effect on volume and rate variances of the adjustment of interest income on obligations of states and political subdivisions to the fully taxable equivalent basis using a combined Federal and State corporate income tax rate of 40% for the years ended 2013, 2012, and 2011, respectively.

Investment securities	$792	$(661)	$131	$758	$(1,078)	$(320)

Loans	(408)	(56)	(464)	(643)	(267)	(910)

Total interest earned	$402	$(710)	$(308)	$394	$(1,617)	$(1,223)

Net interest differential	$397	$(440)	$(43)	$437	$(1,219)	$(782)

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Service charges and other fees are earned from assessments made on checking and savings accounts. Service charges and other fee income decreased $45,183 in 2013, down 10.0%, from 2012, as compared to the decrease of $42,149 or 8.5% from 2011 to 2012. The decrease in service charges in 2013 and 2012 was primarily due to a decline in overdraft charges combined with a decrease in service charges on deposit accounts.

Other operating income represents fees from safe deposit box rentals, sales of checkbooks, sales of cashiers’ checks and money orders, utility collections, ATM charges and card fees, credit life commissions, credit card fees and commissions, income earned on bank owned life insurance and various other charges and fees related to normal customer banking relationships. Other operating income amounted to $652,224 in 2013, a decrease of $155,842 as compared to 2012. Other operating income in 2012 was stable as compared to 2011. During 2013, the decrease in other operating income was primarily due to declines in the income earned on loans sold to the FHLB, nonrecurring gains on sales of assets, ATM fees, and miscellaneous income.

Noninterest Expense

Noninterest expenses are comprised of salaries and employee benefits, net occupancy expense of premises and other operating expenses. In 2013, noninterest expenses increased $67,547 or .9% over 2012, and followed a decrease of $21,919 or .3% in 2012 over 2011. The increase in noninterest expense in 2013 as compared to 2012 was primarily due to the increase in occupancy expenses, offset in part by the decrease in other operating expenses and salary and employee benefit costs. The decrease in noninterest expense in 2012 as compared to 2011 was primarily due to the decrease in salary and employee benefits expenses, offset in part by increases in occupancy expenses and other operating expenses.

Occupancy expenses increased $89,286 or 5.8% in 2013 over 2012, and followed an increase of $34,088 or 2.3% in 2012 over 2011. Occupancy expenses increased in 2013 primarily due to increases in building maintenance expenses, depreciation expenses, real estate taxes, and insurance on bank premises, offset in part by decreases in land and banking house lease expenses. The increase in occupancy expenses in 2012 was primarily due to increases in banking house lease expenses, building maintenance expenses and depreciation expenses, insurance on bank premises, and furniture and fixture expenses, offset in part by decreases in real estate taxes and other real estate owned expense.

Salary and employee benefits represent the largest component of noninterest expense. Salary and employee benefits decreased $5,030 or .1% in 2013 over 2012. The decrease in salary and employee benefits expense in 2013 was primarily due to reductions in salary expenses offset in part by an increase in employee benefits expenses. During 2012, salary and employee benefits decreased $93,803 or 2.5% as compared to the same period in 2011. The decrease in salary and employee benefits expense in 2012 was primarily attributable to reductions in salary expenses, payroll tax expense and in employee benefit plan expenses. The Company had 91, 95 and 98 full-time equivalent employees at December 31, 2013, 2012 and 2011, respectively.

The major components of other operating expenses include: stationery and supplies, directors’ fees, service expense, postage and transportation, other taxes, advertising, and regulatory assessments and deposit insurance. Other operating expenses decreased $16,709 or .7%, in 2013 as compared to the same period of the prior year. The decrease in other operating expenses was primarily due to decreases in service expenses, stationary and supplies expense, and other taxes, offset in part by an increase in postage and transportation expenses and other miscellaneous expenses. During 2012, other operating expenses increased $37,796 or 1.6% over 2011 primarily due to increases in service expenses, advertising expenses, and stationary and supplies expense, offset in part by decreases in regulatory assessments and deposit insurance, other expenses, directors’ fees, other taxes and postage and transportation expense.

Income Taxes

Income tax benefit for the period ended December 31, 2013 was $183,262, a decrease of $690,224 or 136.1% over the 2012 expense as compared to the increase in the expense of $175,346 or 52.9% from 2011 to 2012. The decrease in taxable income and the increase in tax exempt income primarily contributed to the change in income tax expense to benefit in 2013. During 2012, the increase in taxable income partially offset by the increase in tax exempt income primarily contributed to the increase in income tax expense. Components of the income tax benefit for December 31, 2013 were a benefit of $268,071 for federal taxes and an expense of $84,809 for West Virginia corporate net income taxes. Federal income tax rates were consistent at 34% for the years ended December 31, 2013, 2012 and 2011. West Virginia corporate net income tax rates were 7.75%, 7.75% and 8.5% for the years ended December 31, 2013, 2012 and 2011, respectively. Additional information regarding income taxes is contained in Note 17 to the consolidated financial statements.

For federal income tax purposes, tax-exempt income is based on qualified state, county, and municipal bonds and loans. Tax-exempt income was $2,374,884 in 2013; $2,199,055 in 2012; and $1,981,937 in 2011. The state of West Virginia recognizes tax-exempt income based on the average of certain investments and loans held during the tax reporting period. Nontaxable items included are federal obligations and securities, obligations of West Virginia and West Virginia political subdivisions, investments of loans primarily secured by liens or security agreements on residential property and other real estate in the form of a mobile home, modular home or double-wide located in West Virginia. Nontaxable West Virginia income attributable to the foregoing items was approximately $1,056,000 in 2013; $1,556,000 in 2012; and $1,404,000 in 2011.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

BALANCE SHEET ANALYSIS

Investments

Investment securities increased $21,747,393 or 12.2% during 2013, and followed an increase in 2012 of $27,247,019 or 18.1% from 2011. The investment portfolio is managed to attempt to achieve an optimum mix of asset quality, liquidity and maximum yield on investment. The investment portfolio consists of U.S. Government agency and corporation securities, obligations of states and political subdivisions, mortgage-backed securities and equity securities. Taxable securities comprised 69.8% of total securities at December 31, 2013, as compared to 70.8% at December 31, 2012. Other than the normal risks inherent in purchasing U.S. Government agency and corporation securities and obligations of states and political subdivisions, i.e., interest rate risk, management has no knowledge of other market or credit risk involved in these investments. The Company does not have any high risk hybrid/derivative instruments.

Investment securities that are classified available for sale are available for sale at any time based upon management’s assessment of changes in economic or financial market conditions. These securities are carried at fair value and the unrealized holding gains and losses, net of taxes, are reflected as a separate component of stockholders’ equity until realized. Available for sale securities, at fair value increased 12.2% from 2012, and represented 100% of the investment portfolio at December 31, 2013. The increase in the available for sale securities was primarily due to the purchase of obligations of U.S. Government agency and corporation securities, obligations of states and political subdivisions and mortgage backed securities. The Company did not have any investment securities classified as held to maturity securities at December 31, 2013 and 2012. As the investment portfolio consists primarily of fixed rate debt securities, changes in the market rates of interest will affect the carrying value of securities available for sale, adjusted upward or downward and represent temporary adjustments in value. The carrying values of securities available for sale was below book value by $4,358,005 at December 31, 2013 and above book value by $5,017,577 at December 31, 2012.

Loans

Total loans, net of unearned income, declined $5,985,499 or 6.0% from 2012 to 2013. The decrease in total loans in 2013 was primarily due to the decrease in commercial real estate and consumer loans which decreased $6,043,000 and $1,775,000, respectively, offset in part by the increase in commercial and other loans and consumer real estate which increased $1,122,000 and $722,000, respectively. The decline in commercial real estate loans was primarily due to a decline in non-farm, non-residential loans as well as a decline in multifamily residential loans. The decline in consumer loans was primarily due to the decrease in installment loans to individuals as well as a decrease in credit cards. Commercial and other loans increased due to an increase in non-rated industrial development obligations offset in part by a decrease in commercial loans. The increase in consumer real estate loans was primarily in residential real estate loans and home equity lines of credit, offset in part by declines in construction, farmland, and home equity loans. During 2012, total loans decreased $10,041,132 or 9.2%. The decrease in total loans in 2012 was primarily due to the decreases in commercial real estate loans, consumer real estate loans, consumer loans and commercial and other loans which decreased $6,218,000, $1,627,000, $1,859,000, and $335,000, respectively. The decrease in commercial real estate loans was primarily due to the decrease in loans secured by non-farm non-residential loans, offset in part by an increase in multi-family residential loans. The decrease in consumer real estate loans during 2012 was primarily due to the decrease in residential real estate loans, offset in part by an increase in construction and home equity lines. Consumer loans declined primarily in installment loans to individuals. The decrease in commercial loans during 2012 was primarily due to the decline in non-rated industrial development obligations, offset in part by an increase in commercial and industrial loans.

Commercial real estate loans which include real estate loans secured by non-farm, non-residential properties and multi-family residential property loans comprised forty-seven percent (47%) of the loan portfolio. Consumer real estate loans which include construction, farmland, real estate residential loans, and home equity loans comprised thirty-one percent (31%) of the loan portfolio. Commercial and other loans which include commercial and industrial loans and non-rated industrial development obligations comprised eighteen percent (18%) of the loan portfolio. Consumer loans which include installment and other loans to individuals and credit cards comprised four percent (4%) of the loan portfolio. The changes in the composition of the loan portfolio from 2012 to 2013 were a 3% decrease in commercial real estate loans, a 1% decrease in consumer loans, a 2% increase in commercial and other loans, and a 2% increase in consumer real estate loans.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Loans - Continued

Table Four

Loan Portfolio - Maturities and sensitivities of Loans to Changes in Interest Rates

The following table presents the contractual maturities of loans other than installment loans and residential mortgages as of December 31, 2013 and 2012:

(dollars in thousands)	December 31, 2013			December 31, 2012
	In one Year or Less	After one Year Through Five Years	After Five Years	In one Year or Less	After one Year Through Five Years	After Five Years
Construction	$351	$37	$99	$5	$615	$110
Commercial real estate - nonfarm, nonresidential property	913	6,788	27,644	2,802	2,829	35,533
Commercial	594	2,684	2,211	634	3,314	1,678
Non-rated industrial development obligations	564	1,631	9,005	665	2,762	6,527

Total	$2,422	$11,140	$38,959	$4,106	$9,520	$43,848

The following table presents an analysis of fixed and variable rate loans as of December 31, 2013 and 2012 along with the contractual maturities of loans other than installment loans and residential mortgages:

(dollars in thousands)	December 31, 2013			December 31, 2012
	In one Year or Less	After one Year Through Five Years	After Five Years	In one Year or Less	After one Year Through Five Years	After Five Years
Fixed Rates	$1,526	$9,213	$6,815	$3,545	$6,068	$8,851
Variable Rates	896	1,927	32,144	561	3,452	34,997

Total	$2,422	$11,140	$38,959	$4,106	$9,520	$43,848

Loans Held for Sale

The Company has entered into an agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”) under which the bank may sell conforming one-to-four family residential mortgage loans to the FHLB. The current agreement provides for a maximum commitment of $5,000,000. Loans sold to the FHLB are sold with limited recourse or credit risk based upon utilization of the original commitment. The bank also maintains the servicing of these loans, for which it is paid a servicing fee. The total amount of loans sold under this agreement was $9,489,935 and $10,267,649 as of December 31, 2013 and 2012, respectively. The loans which were sold were also subject to a recourse obligation or credit risk in the amount of $342,602 and $346,249 at December 31, 2013 and 2012, respectively.

Non-performing Loans

Non-performing assets include non-accrual loans on which the collectibility of the full amount of interest is uncertain; loans which have been renegotiated to provide for a reduction or deferral of interest on principal because of a deterioration in the financial position of the borrower; loans past due ninety days or more as to principal or interest; and other real estate owned. A five-year summary of nonperforming assets is presented in Table Five. Total non-performing loans were $1,314,000 at December 31, 2013 as compared to $3,551,000 at December 31, 2012. Non-performing loans decreased $2,237,000 in 2013, after decreasing $663,000 in 2012. The decrease in non-performing loans in 2013 as compared to 2012 was primarily due to the decline in non-accrual loans. The decrease in non-performing loans in 2012 as compared to 2011 was primarily due to the decline in non-accrual loans combined with the decrease in other real estate owned.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Five - Risk Elements

Risk Elements

Loans which are in the process of collection, but are contractually past due 90 days or more as to interest or principal, renegotiated, non-accrual loans and other real estate are as follows:

(dollars in thousands)	December 31,
	2013	2012	2011	2010	2009
Past Due 90 Days or More, still accruing:
Commercial and Other Loans	$-	$-	$-	$-	$-
Commercial real estate	-	-	-	-	-
Consumer real estate	-	-	-	28	-
Consumer	-	-	-	-	-

	-	-	-	28	-

Renegotiated:
Commercial and Other Loans	$-	$-	$-	$-	$-
Commercial real estate	44	-	-	-	-
Consumer real estate	-	-	-	-	-
Consumer	-	-	-	-	-

	44	-	-	-	-

Non-accrual:
Commercial and Other Loans	$26	$31	$39	$54	$2,254
Commercial real estate	885	3,115	3,533	4,147	1,195
Consumer real estate	355	388	447	688	624
Consumer	4	17	27	14	19

	1,270	3,551	4,046	4,903	4,092

Other Real Estate	$-	$-	$138	$8	$173

Total non-performing assets	$1,314	$3,551	$4,184	$4,939	$4,265

Total non-performing assets to total loans and other real estate	1.41%	3.57%	3.82%	4.07%	3.31%

Loans are placed in non-accrual when the principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection. Non-accrual loans were $1,270,000 or 1.4% of total loans outstanding as of December 31, 2013, as compared to $3,551,000 or 3.6% of total loans outstanding as of December 31, 2012. Non-accrual loans decreased in 2013 and 2012 primarily due to payments being applied to non-accrual loans. Management continues to monitor the nonperforming assets to ensure against deterioration in collateral values.

Generally, all banks recognize interest income on the accrual basis, except for certain loans which are placed on a non-accrual status. Loans are placed on a non-accrual status, when in the opinion of management doubt exists as to its collectibility. In accordance with the Office of the Comptroller of the Currency Policy, banks may not accrue interest on any loan which either the principal or interest is past due 90 days or more unless the loan is both well secured and in the process of collection. The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was $84,793, $216,468 and $353,340 for 2013, 2012 and 2011, respectively. Interest income of $1,265 was recognized on the renegotiated loan subsequent to its classification as impaired for the year ended December 31, 2013.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Allowance for Loan Losses

In all lending activities there is an inherent risk that borrowers will be unable to repay their obligations. The Company maintains an allowance for loan losses to absorb probable loan losses. Table Six presents a five-year summary of the Allowance for Loan Losses. The Company has historically maintained the allowance for loan losses at a level greater than actual charge-offs. Although a subjective evaluation is determined by management, the Company believes it has appropriately assessed the risk of loans in the loan portfolio and has provided for an allowance which is adequate based on that assessment. Because the allowance is an estimate, any change in the economic conditions of the Company’s market area could result in new estimates which could affect the Company’s earnings. Management monitors the quality of the loan portfolio through reviews of past due loans and all significant loans which are considered to be potential problem loans on a monthly basis. The internal loan review function provides for an independent review of commercial, real estate, and installment loans in order to measure the asset quality of the portfolio. Management’s review of the loan portfolio has not indicated any material loans, not disclosed in the accompanying tables and discussions which are known to have possible credit problems that cause management to have serious doubts as to the ability of each borrower to comply with their present loan repayment terms.

The allowance for loan losses decreased $316,663 or 14.5%, between December 31, 2012 and December 31, 2013. The allowance for loan losses represented 2.0% and 2.2% of outstanding loans as of December 31, 2013 and 2012. Net loan charge-offs were $11,793 in 2013, compared to $74,287 in 2012 and $155,287 in 2011. The net loan charge-offs remain within historical ranges. The Company recorded a negative provision for loan losses in the amount of $400,000 and $248,000 in 2013 and 2012, respectively, based upon the decline in specific reserves required on nonperforming assets. The credit quality of the loan portfolio combined with the recent level of net charge-offs and nonperforming assets continue to be considered in the calculation of the provision for loan losses.

The additions and deletions to the allowance for loan losses are based on management’s evaluation of characteristics of the loan portfolio, current and anticipated economic conditions, past loan experiences, net loans charged-off, specific problem loans and delinquencies, and other factors. The Company has allocated the allowance for possible loan losses to specific portfolio segments based upon historical net charge-off experience, changes in the level of nonperforming assets, local economic conditions and management’s experience as presented in Table Seven.

Table Six - Analysis of Allowance for Possible Loan Losses

The following table presents a summary of loans charged off and recoveries of loans previously charged off by type of loan.

(dollars in thousands)	December 31,
	2013	2012	2011	2010	2009
Allowance for loan losses:
Balance at beginning of period:	$2,181	$2,504	$2,059	$1,894	$1,923

Loans charged off:
Commercial and other loans	-	-	8	14	10
Commercial real estate	-	87	156	-	155
Consumer real estate	-	-	28	-	-
Consumer	12	9	19	51	66

Total	12	96	211	65	231

Recoveries:
Commercial and other loans	-	-	2	1	11
Commercial real estate	84	15	45	-	-
Consumer real estate	-	-	-	-	-
Consumer	12	6	9	9	7

Total	96	21	56	10	18

Net charge-offs	(84)	75	155	55	213
Provision (credit) charged to operations	(400)	(248)	600	220	184

Balance at end of period:	$1,865	$2,181	$2,504	$2,059	$1,894

Average loans outstanding	$97,374	$104,566	$115,415	$124,074	$128,206

Ratio of net charge-offs to average loans outstanding for the period	-0.09%	0.07%	0.13%	0.04%	0.17%
Ratio of the allowance for loan losses to loans outstanding for the period	2.00%	2.19%	2.29%	1.70%	1.47%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Seven

Loan Portfolio - Allocation of allowance for possible loan losses

The following table presents an allocation of the allowance for possible loan losses at each of the five year periods ended December 31, 2013. The allocation presented below is based on the historical average of net charge offs per category combined with the change in loan growth and management’s review of the loan portfolio.

(dollars in thousands)	December 31,
	2013		2012		2011		2010		2009
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
Commercial and Other Loans	$260	17.9%	$179	15.7%	$179	14.6%	$212	16.9%	$203	16.1%
Commercial real estate	1,315	47.1%	1,762	50.4%	2,082	51.5%	1,511	46.5%	1,345	45.5%
Consumer real estate	263	31.3%	193	28.6%	193	27.4%	272	28.1%	267	28.2%
Consumer	27	3.7%	47	5.3%	50	6.5%	64	8.5%	79	10.2%

Total	$1,865	100.0%	$2,181	100.0%	$2,504	100.0%	$2,059	100.0%	$1,894	100.0%

Deposits

A stable core deposit base is the major source of funds for the Company’s subsidiary bank. The deposit mix depends upon many factors including competition from other financial institutions, depositor interest in certain types of deposits, changes in the interest rate and the Company’s need for certain types of deposit growth. Total deposits increased approximately $39.4 million or 16.0% in 2013. The increase in total deposits was primarily due to the increases in non interest bearing demand deposits, interest bearing demand deposits and savings deposits, offset by the decline in time deposits. Noninterest bearing demand deposits increased approximately $22.5 million or 67.3%, interest bearing demand deposits increased $6.4 million or 13.2% and savings deposits increased approximately $14.1 million, or 15.1%, during 2013 while time deposits decreased approximately $3.6 million, or 5.1%.

At December 31, 2013, noninterest bearing deposits comprised 20% of total deposits and interest bearing deposits which include NOW, money market, savings and time deposits comprised 80% of total deposits. The changes in the composition of the deposit mix since December 31, 2012 were a 6% increase in noninterest bearing deposits and a 6% decrease in interest bearing deposits.

Federal Funds Purchased and Repurchase Agreements

Federal funds purchased and repurchase agreements are short-term borrowings. There were no Federal funds purchased as of December 31, 2013. Federal funds purchased were $2,000,000 at December 31, 2012. Repurchase agreements increased approximately $3,448,593 or 20.6%, from $16,766,590 at December 31, 2012 to $20,215,183 at December 31, 2013. The increase in repurchase agreements in 2013 was primarily due to the increase in the balances maintained by commercial customers.

Federal Home Loan Bank and Other Long-term Borrowings

Federal Home Loan Bank (“FHLB”) borrowings were $3,515,580 and $3,606,411 at December 31, 2013 and 2012, respectively, with a weighted average interest rate of 4.78%. The FHLB borrowings are collateralized by a blanket collateral agreement which assigns a security interest in capital stock, deposits, mortgage loans, securities and FHLB stock of the subsidiary bank.

Table Eight Contractual Maturities of Long-term Obligations and Operating Leases

The following table presents the contractual maturities of long term obligations and operating leases at December 31, 2013:

(dollars in thousands)	Payments due by period
Contractual Obligations:	< 1 year	1-3 years	3-5 years	> 5 years	Total
Federal Home Loan Bank and other long term borrowings	$95	$205	$1,870	$1,346	$3,516
Operating Leases	197	372	77	162	808

	$292	$577	$1,947	$1,508	$4,324

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Off-Balance Sheet Arrangements

Table Nine Contractual Maturities of Commitments and Contingencies

The following table presents the maturities of commitments and contingencies at December 31, 2013:

(dollars in thousands)	Amount of Commitment Expiration Per Period
Off-Balance Sheet arrangements:	< 1 year	1-3 years	3-5 years	> 5 years	Total
Commitments to extend credit	$3,905	$2,635	$821	$19,735	$27,096
Standby letters of credit	45	50	-	124	219

	$3,950	$2,685	$821	$19,859	$27,315

Liquidity

Liquidity management ensures that funds are available to meet loan commitments, deposit withdrawals, and operating expenses. Funds are provided by loan repayments, investment securities maturities, or deposits, and can be raised by liquidating assets or through additional borrowings. The Company had investment securities with an estimated fair value of $199,955,367 classified as available for sale at December 31, 2013. These securities are available for sale at any time based upon management’s assessment in order to provide necessary liquidity should the need arise. The fair value of temporarily impaired investment securities that the Company has the intent and ability to hold until the anticipated recovery in market value is $96,431,000. In addition, the Company’s subsidiary bank, Progressive Bank, N.A., is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”) which provides an additional source of funding in the form of collateralized advances. The subsidiary bank had a short term line of credit in the aggregate amount of approximately $19.4 million and $7 million available with the FHLB at December 31, 2013 and 2012, respectively. There were no short term borrowings outstanding pursuant to this agreement as of December 31, 2013 and 2012. At December 31, 2013 and 2012, the Company had outstanding loan commitments and unused lines of credit totaling $27,315,000 and $20,723,000, respectively. Management placed a high probability for required funding within one year of approximately $18.1 million as of December 31, 2013. Approximately $7.5 million is principally unused overdraft, home equity and credit card lines on which management places a low probability for required funding.

Capital Resources

Stockholders’ equity decreased 13.8% in 2013 due to a 16.4% decrease in accumulated other comprehensive income, partially offset by an increase of 2.6% from current earnings after quarterly dividends. The decrease in accumulated other comprehensive income is primarily attributable to the effect of the change in the net unrealized losses on available for sale investment securities. The decrease in stockholders’ equity in 2013 follows an increase of 3.7% in 2012 entirely from current earnings after quarterly dividends and was partially offset by a .3% decrease in other comprehensive income resulting from the effect of the change in the net unrealized losses on available for sale investment securities. Stockholders’ equity amounted to 9.0% and 11.6% of total assets at December 31, 2013 and 2012, respectively. The Company paid dividends of $.76 and $.73 per share in 2013 and 2012, respectively. Additionally, the Company issued a 4% common stock dividend to shareholders of record as of December 19, 2012. As of December 31, 2013, First West Virginia Bancorp, Inc. had 244 stockholders of record.

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

		First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2013	High	$17.40	$17.40	$18.20	$16.95
	Low	$15.10	$16.20	$15.82	$15.06
2012	High	$17.29	$16.60	$16.54	$16.35
	Low	$14.37	$14.42	$14.44	$13.76

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

The information presented in the following Interest Rate Risk table contains assumptions and estimates used by management in determining repricing characteristics and maturity distributions. As noted in the following table, the cumulative gap at one year is negative at approximately $19,628,000, which indicates the Company’s interest bearing liabilities reprice sooner than earning assets at December 31, 2013. As the table presented is as of a point in time and conditions change on a daily basis, any conclusions made may not be indicative of future results.

The Company’s subsidiary bank uses an asset/liability model to measure the impact of changes in interest rates on net interest income on a periodic basis. Assumptions are made to simulate the impact of future changes in interest rates and/or changes in balance sheet composition. The effect of changes in future interest rates on the mix of assets and liabilities may cause actual results to differ from simulated results. Guidelines established by the Company’s subsidiary bank provides that the estimated net interest income may not change by more than 10% in a one year period given a +/- 200 basis point parallel shift in interest rates. Excluding the potential effect of interest rate changes on assets and liabilities of the Holding Company which are not deemed material, the anticipated impact on net interest income of the subsidiary bank at December 31, 2013 was as follows: given a 200 basis point increase scenario net interest income would be reduced by approximately 5.8%, and given a 200 basis point decrease scenario net interest income would be reduced by approximately 11.8%. The projections provided by the model are not intended as an actual forecast of the bank’s performance in a particular rate environment, and should not be relied upon. Actual changes in the interest rate environment normally do not take place instantaneously, but over a period of time, and do not occur in a parallel fashion. Additionally, the balance sheet composition, spread relationships for new dollars invested, non interest income and expenses, investment practices, and deposit practices all change as a result of changes in interest rates and would need to be considered by the Asset Liability committee.

Interest Rate Risk Table - December 31, 2013

(dollars in thousands)
	Less than Three Months	Four to Twelve Months	One to Three Years	Greater than Three Years	Non- Interest Bearing	Total
ASSETS:
Cash and cash equivalents	$25,344	$-	$-	$-	$6,531	$31,875
Investment securities	3,269	21,253	55,858	123,933	(4,358)	199,955
Loans	16,988	27,014	29,559	18,693	1,148	93,402
Allowance for loan losses	-	-	-	-	(1,865)	(1,865)
Bank owned life insurance	3,732	-	-	-	-	3,732
Other assets	1,305	-	-	-	13,741	15,046

Total assets	$50,638	$48,267	$85,417	$142,626	$15,197	$342,145

LIABILITIES AND CAPITAL
NOW and savings accounts	$30,248	$3,688	$8,474	$98,823	$-	$141,233
Money Market Accounts (MMDA’s)	7,578	650	1,300	12,122	-	21,650
Certificates of deposit < $100,000	8,586	15,682	14,050	6,520	-	44,838
Certificates of deposit > $100,000	5,700	7,051	6,734	2,764	-	22,249

Noninterest bearing demand deposits	19,039	-	-	-	36,868	55,907
Repurchase agreements	20,215	-	-	-	-	20,215
FHLB borrowings	24	72	205	3,215	-	3,516
Other liabilities	-	-	-	-	1,747	1,747
Stockholders’ equity	-	-	-	-	30,790	30,790

Total liabilities and capital	$91,390	$27,143	$30,763	$123,444	$69,405	$342,145

GAP	(40,752)	21,124	54,654	19,182	(54,208)

GAP/ Total Assets	(11.91)%	6.17%	15.97%	5.61%	(15.84)%

Cumulative GAP	(40,752)	(19,628)	35,026	54,208	-

Cumulative GAP/Total Assets	(11.91)%	(5.74)%	10.24%	15.84%	0.00%

The above analysis contains repricing and maturity assumptions and estimates used by management.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Summarized Quarterly Financial Information

A summary of selected quarterly financial information follows:

2013	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest income	$2,302,771	$2,357,775	$2,350,742	$2,402,761
Total interest expense	387,202	376,418	378,401	382,417
Net interest income	1,915,569	1,981,357	1,972,341	2,020,344
Provision for loan losses	-	-	-	(400,000)
Investment securities gain	14	2,236	674	377,073
Total other income	272,251	251,921	268,995	266,717
Total other expenses	1,890,613	1,890,553	1,947,613	1,942,927
Income before income taxes	297,221	344,961	294,397	1,121,207
Net income	381,337	414,415	390,971	1,054,325
Net income per share	0.22	0.24	0.23	0.61
2012	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest income	$2,531,454	$2,488,731	$2,455,071	$2,363,310
Total interest expense	488,630	457,777	430,492	412,397
Net interest income	2,042,824	2,030,954	2,024,579	1,950,913
Provision for loan losses	-	-	-	(248,000)
Investment securities gain	-	342,279	1,671	746,753
Total other income	307,995	316,058	304,996	331,860
Total other expenses	1,903,102	1,929,691	1,869,462	1,901,904
Income before income taxes	447,717	759,600	461,784	1,375,621
Net income	470,000	670,034	482,826	914,900
Net income per share (1)	0.28	0.39	0.28	0.53
2011	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest income	$2,861,756	$2,882,684	$2,806,855	$2,655,920
Total interest expense	602,421	561,942	545,953	518,991
Net interest income	2,359,335	2,320,742	2,260,902	2,136,929
Provision for loan losses	30,000	570,000	-	-
Investment securities gain	172	267,704	375,121	87,900
Total other income	286,336	278,170	346,891	391,637
Total other expenses	1,903,540	1,907,522	1,893,837	1,921,179
Income before income taxes	612,303	389,094	1,089,077	695,287
Net income	549,907	409,135	858,932	636,171
Net income per share (1)	0.32	0.24	0.50	0.37

(1)	Adjusted for the 4 percent common stock dividend to stockholders of record as of December 19, 2012.

FIRST WEST VIRGINIA BANCORP, INC. DIRECTORS

Nada E. Beneke

Assistant Secretary, First West Virginia Bancorp, Inc.

Assistant Secretary, Progressive Bank, N.A.

Registered Sanitarian, Ohio County Health Department

Rosalie J. Dlesk

Owner, Dlesk Realty and Investments

President, Dlesk, Inc.

President, Ohio Valley Carpeting, Inc.

Laura G. Inman

Retired Bank Executive

R. Clark Morton

Chairman of the Board, First West Virginia Bancorp, Inc.

Chairman of the Board, Progressive Bank, N.A.

Attorney at Law

Retired Partner, Herndon, Morton, Herndon & Yaeger

Joseph M. Menendez

Chief Financial Officer, Tecnocap, LLC Certified Public Accountant

Thomas L. Sable

Managing Partner, The Summit Atlantic Group, LLC

Clerk/Treasurer, Village of Bellaire

William G. Petroplus

Interim President and Chief Executive Officer, First West

Virginia Bancorp, Inc.

Interim President and Chief Executive Officer, Progressive

Bank, N.A.

Attorney at Law

Member/Partner Petroplus & Gaudino

Member, GWP Realty, LLC

FIRST WEST VIRGINIA BANCORP, INC. OFFICERS

R. Clark Morton Chairman William G. Petroplus Interim President and Chief Executive Officer	Francie P. Reppy Executive Vice President and Chief Financial Officer Chief Administrative Officer, Treasurer Brad D. Winwood Vice President Chief Operating Officer and Investment Officer	Connie R. Tenney Vice President Deborah A. Kloeppner Secretary Nada E. Beneke Assistant Secretary

PROGRESSIVE BANK, N.A. DIRECTORS

Nada E. Beneke Dr. Clyde D. Campbell Robert R. Cicogna	Rosalie J. Dlesk Elizabeth H. Hestick Laura G. Inman	Joseph M. Menendez Tulane B. Mensore R. Clark Morton	William G. Petroplus Thomas L. Sable

DIRECTOR EMERITUS: James C. Inman, Jr.

PROGRESSIVE BANK, N.A. OFFICERS

R. Clark Morton

Chairman of the Board

William G. Petroplus

Interim President and

Chief Executive Officer

Francie P. Reppy

Executive Vice President

Chief Administrative Officer

Chief Financial Officer

Brad D. Winwood

Senior Vice President,

Chief Operating Officer &

Investment Officer

Connie R. Tenney

Senior Vice President

Gary S. Martin

Vice President -

Senior Loan Manager

Deborah A. Kloeppner

Vice President

Compliance and CRA

Officer, Secretary

Susan E. Reinbeau

Vice President

Branch Administrator

Office Manager Woodsdale

Dena R. Rine

Vice President - Controller

Michele L. Stanley

Vice President

Operations Officer

Kerrie A.Weisenborn

Vice President - Credit Administration

David E. Wharton

Vice President

Information Technology

Officer

Data Security Officer

Mark D. Nicholson

Assistant Vice President

Business Development Officer

Laura A. Schmidt

Assistant Vice President

Accounting Officer

Debra M. Banfi

Assistant Vice President

Loan Officer

Susan M. Scotka

Human Resource Manager

Rebecca A. Palmer

Assistant Vice President

Manager Data Processing

Kimberly A. Hughes

Assistant Vice President

Credit Analyst

James J. Warman

Assistant Vice President

Credit Analyst

Vickie D. Poling

Loan Officer

Amanda M. Schnelle

Bank Secrecy & OFAC Officer

Beth A. Heyman

Office Manager Bethlehem/ Bellaire

Nancy J. Farley Office Manager New Martinsville Michele L. Thatcher Office Manager Moundsville Zachary D. Sonnefeld Office Manager Warwood Wellsburg Nada E. Beneke Assistant Secretary

STOCKHOLDER INFORMATION

Corporate Office:

First West Virginia Bancorp, Inc.

1701 Warwood Avenue

Wheeling, WV 26003

Phone: (304) 277-1100

Fax: (304) 218-2458

www.progbank.com

Annual Meeting:

The Annual Meeting of Shareholders of First West Virginia Bancorp, Inc. will be held at the Corporate Office of Progressive Bank, N.A., 590 National Road, Wheeling, West Virginia, at 4:00 p.m., on May 13, 2014. Refreshments and hors d’oeuvres specially prepared by Wheeling Country Club served following the meeting.

Stock Trading Information:

First West Virginia Bancorp, Inc.’s common stock is traded on the New York Stock Exchange MKT list under the symbol FWV.

Upon written request any shareholder of record on December 31, 2013, may obtain a copy of the Corporation’s 2013 Form 10-K Report by writing to the Secretary, First West Virginia Bancorp, Inc., 1701 Warwood Avenue, Wheeling, WV 26003. An electronic version of Form 10-K may also be obtained by visiting www.progbank.com in the section entitled “Investor Relations” or at the Securities and Exchange’s website at www.sec.gov.

Stock Registrar and Transfer Agent:

Any inquiries related to stockholder records, stock transfers, changes of ownership, and changes of address should be sent to the transfer agent at the following address:

Investor Relations Department

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016-9982

(800) 368-5948

www.rtco.com