Form 10-K, Exhibit 13
period 2014-12-31
FIRST WEST VIRGINIA BANCORP INC
filed 2015-03-27
CIK 37049

Exhibit 13.1

P.O. Box 6671

Wheeling, WV 26003

TO OUR SHAREHOLDERS:

I am pleased for the opportunity to present to you the financial performance results contained in the 2014 Annual Report of First West Virginia Bancorp, Inc. In 2014, consolidated net income was $1,903,905 or $1.11 per share as compared to $2,241,048 or $1.30 per share for the year ended December 31, 2013. The Company’s balance sheet showed consolidated assets of $332,390,474 and $342,145,227 at December 31, 2014 and 2013, respectively. Total stockholders’ equity increased 13.3% in 2014 to $34,871,592 as compared to $30,790,036 reported in 2013. The return on average assets was .57% and .71% as of December 31, 2014 and 2013, respectively. The return on average equity was 5.64% and 6.87% at December 31, 2014 and 2013, respectively. The book value per share was $20.29 at December 31, 2014 as compared to $17.91 a year earlier. The Board of Directors declared and paid cash dividends of $.80 in 2014 as compared to $.76 per share in 2013.

In November 2014, the Company’s subsidiary bank, Progressive Bank, N.A. opened our newly constructed Warwood full service branch office in Wheeling, West Virginia. Our investment in the new branch office demonstrates the bank’s continued commitment to our community. This new state-of-the-art facility enables us to serve all of our customers’ financial needs.

In 2014, the Company strengthened its Board of Directors by the election of the following directors: Jonathan A. Bedway, Dr. Clyde D. Campbell, Rosalie J. Dlesk, Robert J. Fitzsimmons, Joseph M. Menendez, Roberta Robinson Olejasz, and Brian L. Schambach. I am confident their expertise, professionalism, and ties to the business community will enhance our Board.

Furthermore, our Board of Directors has asked me and I have agreed to serve as President and Chief Executive Officer of both the Company and Progressive Bank, N.A., its wholly-owned banking subsidiary. I remain dedicated to leading the Company in a positive direction and seeking new opportunities for income and growth.

I would be remiss not to express my sincere gratitude to our Company’s senior management, officers, and employees who remain such a vital part of our future plans, to our Board of Directors for their unfailing leadership, and to our customers and shareholders for their continued loyalty and support.

Our Company’s overall financial performance and capital position remain strong. We feel we are poised with strategies and goals in place that will allow us to capitalize on the new opportunities and challenges that present themselves in 2015.

Sincerely,

/s/ William G. Petroplus
William G. Petroplus
President and Chief Executive Officer

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013
ASSETS
Cash and due from banks	$5,348,554	$6,530,981
Due from banks - interest bearing	15,047,846	25,343,994

Total cash and cash equivalents	20,396,400	31,874,975
Investment securities:
Available-for-sale (at fair value)	197,078,938	199,955,367
Loans	99,216,428	93,401,845
Less allowance for loan losses	(1,812,739)	(1,864,788)

Net loans	97,403,689	91,537,057
Premises and equipment, net	8,413,049	7,000,590
Accrued income receivable	1,014,979	1,168,483
Goodwill	1,644,119	1,644,119
Bank owned life insurance	3,840,167	3,732,439
Other assets	2,599,133	5,232,197

Total assets	$332,390,474	$342,145,227

LIABILITIES
Noninterest bearing deposits:
Demand	$41,555,690	$55,906,673
Interest bearing deposits:
Demand	55,458,847	54,812,380
Savings	112,756,169	108,070,929
Time	62,371,914	67,086,776

Total deposits	272,142,620	285,876,758
Federal funds purchased and securities sold under agreements to repurchase	21,051,231	20,215,183
Federal Home Loan Bank borrowings	3,420,312	3,515,580
Accrued interest payable	120,272	134,389
Other liabilities	784,447	1,613,281

Total liabilities	297,518,882	311,355,191

COMMITMENTS AND CONTINGENT LIABILITIES
Commitments and contingent liabilities	-	-

STOCKHOLDERS’ EQUITY
Common stock - 2,000,000 shares authorized at $5 par value:
1,728,730 shares issued at December 31, 2014 and 2013	8,643,650	8,643,650
Treasury stock - 10,000 shares at cost	(228,100)	(228,100)
Surplus	6,966,020	6,966,020
Retained earnings	18,655,475	18,126,554
Accumulated other comprehensive income (loss)	834,547	(2,718,088)

Total stockholders’ equity	34,871,592	30,790,036

Total liabilities and stockholders’ equity	$332,390,474	$342,145,227

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2014	2013
INTEREST AND DIVIDEND INCOME
Loans, including fees:
Taxable	$4,303,621	$4,697,926
Tax-exempt	499,091	463,993
Debt securities:
Taxable	2,880,574	2,265,161
Tax-exempt	1,813,662	1,910,891
Other interest and dividend income	103,781	76,078

Total interest and dividend income	9,600,729	9,414,049

INTEREST EXPENSE
Deposits	1,111,430	1,212,174
Federal funds purchased and repurchase agreements	171,478	141,956
Federal Home Loan Bank borrowings	166,316	170,308

Total interest expense	1,449,224	1,524,438

Net interest income	8,151,505	7,889,611

PROVISION (CREDIT) FOR LOAN LOSSES	-	(400,000)

Net interest income after provision (credit) for loan losses	8,151,505	8,289,611

NONINTEREST INCOME
Service charges and other fees	374,476	407,660
Net gains on available for sale securities	868,530	379,997
Other-than-temporary losses on securities:
Total other-than-temporary losses	(49,318)	-
Portion of loss recognized in other comprehensive income (before taxes)	-	-

Net impairment losses recognized in earnings	(49,318)	-
Other operating income	682,946	652,224

Total noninterest income	1,876,634	1,439,881

NONINTEREST EXPENSE
Salary and employee benefits	3,925,361	3,734,956
Net occupancy expense of premises	1,688,779	1,616,903
Other operating expenses	2,445,379	2,319,847

Total noninterest expense	8,059,519	7,671,706

Income before income taxes	1,968,620	2,057,786

INCOME TAX EXPENSE (BENEFIT)	64,715	(183,262)

Net income	$1,903,905	$2,241,048

WEIGHTED AVERAGE SHARES OUTSTANDING	1,718,730	1,718,730

EARNINGS PER COMMON SHARE	$1.11	$1.30

DIVIDENDS PER COMMON SHARE	$0.80	$0.76

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2014	2013
Net Income	$1,903,905	$2,241,048

Other comprehensive income (loss):
Investment securities available for sale
Unrealized holding gains (losses) arising during the period	6,515,274	(8,995,586)
Income tax effect	(2,451,698)	3,385,039
Reclassification of gains recognized in earnings	(819,212)	(379,997)
Income tax effect	308,271	142,993

Total other comprehensive income (loss)	3,552,635	(5,847,551)

Comprehensive income (loss)	$5,456,540	$(3,606,503)

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Treasury Stock	Surplus	Retained Earnings	Accumulated Other Compre- hensive Income (loss)	Total
	Shares	Amount
BALANCE, DECEMBER 31, 2012	1,728,730	$8,643,650	($228,100)	$6,966,020	$17,191,740	$3,129,463	$35,702,773
Net income	-	-	-	-	2,241,048	-	2,241,048
Other comprehensive loss, net	-	-	-	-	-	(5,847,551)	(5,847,551)
Cash dividend ($.76 per share)	-	-	-	-	(1,306,234)	-	(1,306,234)

BALANCE, DECEMBER 31, 2013	1,728,730	8,643,650	(228,100)	6,966,020	18,126,554	(2,718,088)	30,790,036

Net income	-	-	-	-	1,903,905	-	1,903,905
Other comprehensive income, net	-	-	-	-	-	3,552,635	3,552,635
Cash dividend ($.80 per share)	-	-	-	-	(1,374,984)	-	(1,374,984)

BALANCE, DECEMBER 31, 2014	1,728,730	$8,643,650	($228,100)	$6,966,020	$18,655,475	$834,547	$34,871,592

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2014	2013
OPERATING ACTIVITIES
Net income	$1,903,905	$2,241,048
Adjustments to reconcile net income to net cash
provided by operating activities:
Provision (credit) for loan losses	-	(400,000)
Depreciation and amortization	605,715	564,194
Amortization of investment securities, net	476,740	440,984
Investment security gains	(868,530)	(379,997)
Other-than-temporary losses on securities	49,318	-
Net gains on sales of mortgage loans	(1,893)	(14,175)
Loss on disposal of premises and equipment	6,246	11,652
Gain on sale of other real estate owned	(42,466)	-
Increase in cash surrender value of bank-owned life insurance	(107,728)	(107,426)
Originations of mortgage loans held for sale	(85,168)	(395,500)
Proceeds from sales of mortgage loans	87,061	519,475
Decrease (increase) in interest receivable	153,504	(40,543)
Decrease in interest payable	(14,117)	(28,209)
Increase in deferred taxes	(43,637)	(67,560)
Other, net	595,304	(510,760)

Net cash provided by operating activities	2,714,254	1,833,183

INVESTING ACTIVITIES
Net decrease (increase) in loans, net of charge-offs	(6,079,330)	5,973,706
Recoveries on loans previously charged-off	5,164	95,130
Proceeds from sales of securities available-for-sale	22,604,447	7,613,182
Proceeds from maturities, prepayments, and calls of securities available-for-sale	23,203,652	35,554,422
Purchases of securities available-for-sale	(37,784,000)	(73,460,702)
Purchases of premises and equipment	(2,024,420)	(1,076,780)
Proceeds from the sale of foreclosed assets	250,000	-

Net cash provided by (used in) investing activities	175,513	(25,301,042)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	(13,734,138)	39,414,795
Dividends paid	(1,374,984)	(1,306,234)
Increase in short-term borrowings	836,048	1,448,593
Repayment of Federal Home Loan Bank borrowings	(95,268)	(90,831)

Net cash provided by (used in) financing activities	(14,368,342)	39,466,323

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(11,478,575)	15,998,464

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	31,874,975	15,876,511

CASH AND CASH EQUIVALENTS, END OF YEAR	$20,396,400	$31,874,975

Supplemental Disclosures:
Cash Paid for Interest	$1,463,341	$1,552,647
Cash Paid for Income Taxes	138,496	25,000
Loans Transferred to Other Real Estate Owned	207,534	-

The accompanying notes are an integral part of the consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

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

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to material change in the near term relate to the determination of the allowance for loan losses, valuation of deferred tax assets, other-than-temporary impairments (OTTI), and fair values of financial instruments.

Cash and Cash Equivalents: Cash and cash equivalents consist of cash on hand and amounts due from banks and federal funds sold with maturities of less than 90 days. At December 31, 2014, the Company’s cash accounts exceeded federally insured limits by approximately $1,019,000. Additionally, the Company had approximately $13,879,000 on deposit with the Federal Reserve Bank and the Federal Home Loan Bank of Pittsburgh as of December 31, 2014, which is not federally insured.

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

Securities are periodically reviewed for other-than-temporary impairment based upon a number of factors, including, but not limited to, the length of time and extent to which the market value has been less than cost, the financial condition of the underlying issuer, the ability of the issuer to meet contractual obligations, the likelihood of the security’s ability to recover any decline in its market value, and management’s intent and ability to hold the security for a period of time sufficient to allow for a recovery in market value. Among the factors that are considered in determining management’s intent and ability is a review of the Company’s capital adequacy, interest rate risk position and liquidity. The assessment of a security’s ability to recover any decline in market value, the ability of the issuer to meet contractual obligations and management’s intent and ability requires considerable judgment. Once a decline in value is determined to be other-than-temporary, if the investor does not intend to sell the security, and it is more-likely-than-not that it will not be required to sell the security, before recovery of the security’s amortized cost basis, the charge to earnings is limited to the amount of credit loss. Any remaining difference between fair value and amortized cost (the difference defined as the non-credit portion) is recognized in other comprehensive income, net of applicable taxes. Otherwise, the entire difference between fair value and amortized cost is charged to earnings. At December 31, 2014 and 2013, there were no investment securities identified by management to be other-than-temporarily impaired. If investments decline in fair value due to adverse changes in the financial markets, charges to income could occur in future periods.

Federal Reserve and Federal Home Loan Bank stock are required investments for institutions that are members of the Federal Reserve and Federal Home Loan Bank systems. The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.

Loans and Loans Held for Sale: Loans are generally reported at the principal balance outstanding, net of unearned income. Interest income on loans is accrued based on the principal outstanding. It is the Company’s policy to discontinue the accrual of interest when either the principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection. It is the Company’s policy not to recognize interest income on specific impaired loans unless the likelihood of future loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. A nonaccrual loan may be returned to accrual status when none of its principal and interest payments are due and there has been a sustained period of repayment performance. Loans are considered past due when contractually required principal and interest payments have not been made on the due dates. Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized over the contractual life of the related loans or commitments as an adjustment of the related loan’s yield. Loans held for sale are carried at the lower of cost or estimated market value in the aggregate. The Company had no loans held for sale as of December 31, 2014 and 2013.

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

DECEMBER 31, 2014 AND 2013

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loans and Loans Held for Sale: (Continued)

The Company has entered into an agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”) under which the bank may sell conforming one-to-four family residential mortgage loans to the FHLB. The current agreement dated December 28, 2013 provides for a maximum commitment of $5,000,000. This commitment expires on December 28, 2015. Loans sold to the FHLB are sold with limited recourse or credit risk based upon utilization of the original commitment. The bank also maintains the servicing of these loans, for which it is paid a servicing fee. The total amount of loans sold and outstanding to the FHLB were $8,501,093 and $9,489,935 as of December 31, 2014 and 2013, respectively. These loans were also subject to recourse obligation or credit risk in the amount of $322,594 and $342,602 at December 31, 2014 and 2013, respectively. No liability has been recorded for the recourse obligation as the likelihood of incurring the liability is considered remote. The amount of income recognized as of a result of this agreement was $25,074 and $34,312 for the years ending December 31, 2014 and 2013, respectively.

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

The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility while not classifying the loan as impaired, provided the loan is not a commercial or commercial real estate classification. Payments received on nonaccrual loans are applied as a reduction of the loan principal balance. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or in the case of collateral dependent loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral less estimated liquidation expenses.

Individual loan reviews are based upon specific quantitative and qualitative criteria, including the size of the loan, loan quality ratings, value of collateral, repayment ability of borrowers, and historical experience factors. The historical experience factors utilized for individual loan reviews are based upon past loss experience, known trends in losses and delinquencies, the growth of loans in particular markets and industries, and known changes in economic conditions in the particular lending markets. Allowances for homogeneous loans (such as residential mortgage loans, personal loans, etc.) are evaluated based upon historical loss experience, trends in losses and delinquencies, growth of loans in particular markets, and known changes in economic conditions in each lending market. There can be no assurance the allowance for loan losses will be adequate to cover all losses, but management believes the allowance for loan losses in the amount of $1,812,739 at December 31, 2014, was adequate to provide for probable losses from existing loans based on information currently available. While management uses available information to provide for loan losses, the ultimate collectibility of a substantial portion of the loan portfolio, and the need for future additions to the allowance, will be based on changes in economic conditions and other relevant factors. As such, an adverse change in economic activity could reduce cash flows for both commercial and individual borrowers, which would likely cause the Company to experience increases in problem assets, delinquencies and losses on loans.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Goodwill: Goodwill resulted from the Company’s purchase of a less-than-whole financial institution (the “branch”). The goodwill value of $1,644,119 is supported ultimately by revenue that is driven by the volume of business transacted. A decline in earnings as a result of a lack of growth or the inability to deliver cost effective services over sustained periods can lead to impairment of goodwill that could adversely impact earnings in future periods.

Goodwill is periodically reviewed for impairment. No impairment losses were recognized in 2014 and 2013. Additionally, future events could cause management to conclude that impairment indicators exist and that the goodwill is impaired, which would result in the Company recording an impairment loss. Any resulting impairment loss could have a material, adverse impact on the Company’s financial condition and results of operations.

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

Bank-owned Life Insurance: Bank owned life insurance consists of investments in life insurance policies on executive officers and other members of the bank’s management. The policies are carried at their net cash surrender value. Changes in the policy value are recorded as an adjustment to the carrying value with the corresponding amount recognized as non-interest income or expense. Earnings on these policies are based on the net earnings on the cash surrender value of the policies. The net cash surrender value of bank-owned life insurance was $3,840,167 and $3,732,439 at December 31, 2014 and 2013, respectively. The death benefit value of the bank-owned life insurance at December 31, 2014 and 2013 was $8.8 million. An agreement has been executed with all officers whereby a $40,000 death benefit is payable upon the participant’s death while employed by the Company to their designated beneficiary.

Advertising Costs: Advertising costs are expensed as the costs are incurred. Advertising expenses amounted to $187,283 and $216,744 for 2014 and 2013, respectively.

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

Income Taxes: The Company and its subsidiary file a consolidated federal income tax return. There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Statement of Income. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Earnings Per Common Share: Earnings per common share are calculated by dividing net income by the weighted-average number of shares of common stock outstanding during the year. The Company has no securities which would be considered potential common stock.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements: In January 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2015-01, Income Statement-Extraordinary and Unusual Items, Subtopic 225-20: Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items. The FASB issued this ASU as part of its initiative to reduce complexity in accounting standards. This ASU eliminates from U.S. GAAP the concept of extraordinary items. Subtopic 225-20, Income Statement-Extraordinary and Unusual Items, required that an entity separately classify, present, and disclose extraordinary events and transactions. Presently, an event or transaction is presumed to be an ordinary and usual activity of the reporting entity unless evidence clearly supports its classification as an extraordinary item. If an event or transaction meets the criteria for extraordinary classification, an entity is required to segregate the extraordinary item from the results of ordinary operations and show the item separately in the income statement, net of tax, after income from continuing operations. The entity also is required to disclose applicable income taxes and either present or disclose earnings-per-share data applicable to the extraordinary item. The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. Adoption of the ASU is not expected to have a significant effect on the Company’s consolidated financial statements.

In November 2014, the FASB issued ASU 2014-17, Business Combinations, Topic 805: Pushdown Accounting. The amendments in this update provide an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. An acquired entity may elect the option to apply pushdown accounting in the reporting period in which the change-in-control event occurs. An acquired entity should determine whether to elect to apply pushdown accounting for each individual change-in-control event in which an acquirer obtains control of the acquired entity. If pushdown accounting is not applied in the reporting period in which the change-in-control event occurs, an acquired entity will have the option to elect to apply pushdown accounting in a subsequent reporting period to the acquired entity’s most recent change-in-control event. An election to apply pushdown accounting in a reporting period after the reporting period in which the change-in-control event occurred should be considered a change in accounting principle in accordance with Topic 250, Accounting Changes and Error Corrections. If pushdown accounting is applied to an individual change-in-control event, that election is irrevocable. If an acquired entity elects the option to apply pushdown accounting in its separate financial statements, it should disclose information in the current reporting period that enables users of financial statements to evaluate the effect of pushdown accounting. The amendments in this update are effective on November 18, 2014. After the effective date, an acquired entity can make an election to apply the guidance to future change-in-control events or to its most recent change-in-control event. However, if the financial statements for the period in which the most recent change-in-control event occurred already have been issued or made available to be issued, the application of this guidance would be a change in accounting principle. Adoption of the ASU is not expected to have a significant effect on the Company’s consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements-Going Concern, Subtopic 204-40: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The update provides U.S. GAAP guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in this update are effective for annual reporting periods ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted. Adoption of the ASU is not expected to have a significant effect on the Company’s consolidated financial statements.

In June 2014, the FASB issued ASU 2014-11, Transfers and Servicing: Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. The amendments in this update require entities to account for repurchase-to-maturity transactions as secured borrowings (rather than as sales with forward repurchase agreements), eliminates accounting guidance on linking repurchase financing transactions, and expands disclosure requirements related to certain transfers of financial assets that are accounted for as sales and certain transfers, such as repos, securities lending transactions, and repurchase-to-maturity transactions, accounted for as secured borrowings. The amendments in ASU 2014-11 are effective for annual periods beginning after December 15, 2014. The amendments must present changes in accounting for transactions outstanding on the effective date as a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. Early adoption is prohibited. Adoption of the ASU is not expected to have a significant effect on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. The amendments in this update supersede virtually all existing GAAP revenue recognition guidance, including most industry-specific revenue recognition guidance. ASU 2014-09 creates a single, principle-based revenue recognition framework and will require entities to apply significantly more judgment and expanded disclosures surrounding revenue recognition. The core principle requires an entity to recognize revenue in a manner that depicts the transfer of goods or services to customers at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 applies to contracts with customers to provide goods and services, with certain exclusions such as lease contracts, financing arrangements, and financial instruments. The amendments in ASU 2014-09 are effective for annual reporting periods beginning after December 15, 2017. Early adoption is permitted for annual reporting periods beginning after December 15, 2016. Adoption of the ASU is not expected to have a significant effect on the Company’s consolidated financial statements.

In January 2014, the FASB issued ASU 2014-04, Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure, to reduce diversity by clarifying when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. Adoption of the ASU is not expected to have a significant effect on the Company’s consolidated financial statements.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 2 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of investment securities are as follows at December 31, 2014 and 2013:

	(Expressed in thousands) December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale:
Obligations of U.S. Government corporations and agencies	$44,595	$13	$(602)	$44,006
Obligations of states and political subdivisions	40,349	2,144	(71)	42,422
Mortgage-backed securities	110,626	818	(1,001)	110,443
Equity securities	171	38	(1)	208

Total available-for-sale	$195,741	$3,013	$(1,675)	$197,079

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale:
Obligations of U.S. Government corporations and agencies	$50,598	$18	$(2,170)	$48,446
Obligations of states and political subdivisions	60,049	1,421	(1,056)	60,414
Mortgage-backed securities	93,501	72	(2,673)	90,900
Equity securities	165	32	(2)	195

Total available-for-sale	$204,313	$1,543	$(5,901)	$199,955

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2014 and 2013, was approximately $92,305,000 and $145,017,000, which is approximately 46.8% and 72.5%, respectively, of the Company’s available-for-sale investment portfolio.

The Company’s investment securities portfolio contains unrealized losses of direct obligations of the U.S. Government agency securities, including mortgage-related instruments issued or backed by the full faith and credit of the United States government or are generally viewed as having the implied guarantee of the U.S. government, and debt obligations of a U.S. state or political subdivision.

The unrealized losses on the Company’s investments in direct obligations of U.S. government corporations and agencies were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2014.

The unrealized losses on the Company’s investments in residential mortgage-backed securities were caused by interest rate increases. The Company expects to recover the amortized cost basis over the term of the securities. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2014.

The unrealized losses on the Company’s investments in securities of state and political subdivisions were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2014.

On a quarterly basis, the Company evaluates the severity and duration of impairment for its investment securities portfolio and the Company’s ability to hold the securities until they recover. Generally, impairment is considered other-than-temporary when an investment security has sustained a decline in market value for a period of twelve months. The Company has concluded that any impairment of its investment securities portfolio is not other-than- temporary but is the result of interest rate changes that are not expected to result in the noncollection of principal and interest during the period. There are 53 positions that are temporarily impaired at December 31, 2014.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

The following tables show the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2014 and 2013:

	(Expressed in thousands) 2014
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Government corporations and agencies	$5,486	$(9)	$36,006	$(593)	$41,492	$(602)
Obligations of states and political subdivisions	766	(7)	5,000	(64)	5,766	(71)
Mortgage-backed securities	7,193	(12)	37,835	(989)	45,028	(1,001)

Total debt securities	13,445	(28)	78,841	(1,646)	92,286	(1,674)

Equity securities	19	(1)	-	-	19	(1)

Total	$13,464	$(29)	$78,841	$(1,646)	$92,305	$(1,675)

	(Expressed in thousands) 2013
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Government corporations and agencies	$46,416	$(2,170)	$-	$-	$46,416	$(2,170)
Obligations of states and political subdivisions	19,009	(867)	1,794	(189)	20,803	(1,056)
Mortgage-backed securities	65,915	(2,036)	11,805	(637)	77,720	(2,673)

Total debt securities	131,340	(5,073)	13,599	(826)	144,939	(5,899)

Equity securities	70	(1)	8	(1)	78	(2)

Total	$131,410	$(5,074)	$13,607	$(827)	$145,017	$(5,901)

The following is a tabular rollforward of the amount of credit related OTTI recognized in earnings (in thousands):

	December 31,
	2014	2013
Balance at beginning of period	$-	$-
Additions for credit-related OTTI not previously recognized	49	-
Reductions for securities sold during the period (realized)	(49)	-

Balance at end of period	$-	$-

No other-than-temporary impairment losses were recognized in accumulated other comprehensive income as of December 31, 2014 and 2013.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

The amortized cost and fair value of investment securities at December 31, 2014, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	(Expressed in thousands) Securities Available-for-Sale
	Amortized Cost	Fair Value
Due in one year or less	$605	$608
Due after one year through five years	25,093	25,024
Due after five years through ten years	39,281	39,449
Due after ten years	19,965	21,347

	84,944	86,428
Mortgage-backed securities	110,626	110,443
Equity securities	171	208

Total	$195,741	$197,079

Proceeds from sales of securities available-for-sale during the years ended December 31, 2014 and 2013, were $22,604,447 and $7,613,182, respectively. Gross gains of $905,543 and gross losses of $37,013 in 2014 and gross gains of $380,338 and gross losses of $341 in 2013, were realized on those sales. Assets carried at $63,856,000 and $65,339,000 at December 31, 2014 and 2013, respectively, were pledged to secure United States Government and other public funds and for other purposes as required or permitted by law.

NOTE 3 - LOANS AND LEASES

Loans outstanding at December 31, 2014 and 2013, are as follows:

	(Expressed in Thousands)
	2014	2013
Consumer Real Estate:
Construction	$3,519	$487
Farmland	93	136
Residential 1-4 family	23,737	23,275
Home equity loans	1,207	1,665
Home equity lines of credit	3,966	3,684

Total Consumer Real Estate	32,522	29,247
Commercial Real Estate:
Non-farm, non-residential	37,411	35,345
Multifamily (5 or more) residential properties	9,538	8,762

Total Commercial Real Estate	46,949	44,107
Commercial and Other Loans:
Commercial	5,720	5,489
Non-rated industrial development obligations	11,384	11,200
Other loans	19	36

Total Commercial and Other Loans	17,123	16,725
Consumer Loans:
Installment and other loans to individuals	2,261	2,921
Credit cards	503	535

Total Consumer Loans	2,764	3,456

Total Loans	99,358	93,535
Less unearned interest and deferred fees	141	133

Gross Loans	99,217	93,402
Less allowance for loan losses	1,813	1,865

Net Loans	$97,404	$91,537

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

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

Commercial and industrial loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably. Underwriting standards are designed to promote relationship banking rather than transactional banking. The Company’s management examines current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial and industrial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of the borrower, however, may not be as expected and the collateral securing the loan may fluctuate in value. Credit risk in these loans is driven by the creditworthiness of the borrower and the economic conditions that impact the cash flow stability from business operations. Minimum standards and underwriting guidelines have been established for commercial loan types.

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

Construction and land development real estate loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and a financial analysis of the developers and property owners. Sources of repayment of these loans may include permanent loans, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions and the availability of long-term financing. Credit risk in these loans may be impacted by the creditworthiness of the borrower, property values and the economic conditions in the Company’s market areas.

Non-accrual loans amounted to $1,032,228 and $1,270,447 at December 31, 2014 and 2013, respectively. The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was $63,435 and $84,793 for 2014 and 2013, respectively.

The following tables present the contractual aging of the recorded investment in past due loans by class of loans (in thousands):

	December 31, 2014
	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Total Loans	90 Days or More Past Due and Accruing
Commercial and other loans	$17,078	$6	$-	$39	$45	$17,123	$-
Commercial real estate	46,246	-	13	690	703	46,949	-
Consumer real estate	32,384	71	-	67	138	32,522	-
Consumer	2,742	5	3	14	22	2,764	14
Unearned interest and deferred fees	(141)	-	-	-	-	(141)	-

Total loans	$98,309	$82	$16	$810	$908	$99,217	$14

Non-accrual loans included above are as follows:
Commercial and other loans	$-	$-	$-	$39	$39	$39	$-
Commercial real estate	-	-	13	690	703	703	-
Consumer real estate	223	-	-	67	67	290	-
Consumer	-	-	-	-	-	-	-

Total non-accrual loans	$223	$-	$13	$796	$809	$1,032	$-

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 3 - LOANS AND LEASES (CONTINUED)

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

The following tables present the risk category of loans by class of loans based on the most recent analysis performed as of December 31, 2014 and 2013 (in thousands):

December 31, 2014	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and other	$17,084	$-	$39	$-	$17,123
Commercial real estate	41,679	1,170	4,100	-	46,949
Construction and farmland	3,262	-	350	-	3,612

Total	$62,025	$1,170	$4,489	$-	$67,684

December 31, 2013	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and other	$16,675	$-	$50	$-	$16,725
Commercial real estate	35,302	3,936	4,869	-	44,107
Construction and farmland	272	-	351	-	623

Total	$52,249	$3,936	$5,270	$-	$61,455

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 3 - LOANS AND LEASES (CONTINUED)

For consumer and residential real estate loan classes, the Company also evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. The following table presents the recorded investment in those loan classes based on payment activity as of December 31, 2014 and 2013 (in thousands):

2014	Performing	Non-performing	Total
Consumer	$2,750	$14	$2,764
Consumer real estate	28,620	290	28,910

Total	$31,370	$304	$31,674

2013	Performing	Non-performing	Total
Consumer	$3,452	$4	$3,456
Consumer real estate	28,269	355	28,624

Total	$31,721	$359	$32,080

The Company also evaluates problem loans for impairment. A loan is considered to be impaired if it is probable that the Company will not be able to collect the payments for principal and interest when due according to the contractual terms of the loan agreement. Impaired loans generally include all non-accrual loans and troubled debt restructurings (TDRs).

Year-end impaired loans are set forth in the following tables (in thousands):

	December 31, 2014
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance
Commercial and other loans	$39	$-	$39	$39	$39
Commercial real estate	744	474	270	744	78
Consumer real estate	493	143	350	493	9
Consumer	18	-	11	11	1

Total	$1,294	$617	$670	$1,287	$127

	December 31, 2013
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance
Commercial and other loans	$36	$4	$32	$36	$32
Commercial real estate	930	378	552	930	136
Consumer real estate	231	231	-	231	-

Total	$1,197	$613	$584	$1,197	$168

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 3 - LOANS AND LEASES (CONTINUED)

	December 31, 2014
	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized Cash Basis
Commercial and other loans	$27	$-	$-
Commercial real estate	809	2	-
Consumer real estate	368	13	-
Consumer	3	1	-

Total	$1,207	$16	$-

	December 31, 2013
	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized Cash Basis
Commercial and other loans	$28	$-	$-
Commercial real estate	2,157	1	-
Consumer real estate	230	-	-

Total	$2,415	$1	$-

Loan Modifications

The Company’s loan portfolio also includes certain loans that have been modified in a troubled debt restructuring (TDR), where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Company’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDRs are classified as nonaccrual at the time of restructure and may only be returned to accrual status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months. TDRs on accrual status may remain in accrual status after they have been restructured as long as they continue to perform in accordance with their modified terms. There were two TDRs in accrual status at December 31, 2014 and one at December 31, 2013.

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

The following tables include the recorded investment and number of modifications for new TDRs, as of the respective dates. The Company reports the recorded investment in the loans prior to a modification and also the recorded investment in the loans after the loans were restructured (in thousands):

	December 31, 2014			December 31, 2013
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment
Troubled Debt Restructurings
Commercial and other loans	-	$-	$-	-	$-	$-
Commercial real estate	-	-	-	1	46	46
Consumer real estate	1	350	350	-	-	-

Total	1	$350	$350	1	$46	$46

Troubled Debt Restructurings That Subsequently Defaulted Within 12 Months After Restructuring
Commercial and other loans	-	$-	$-	-	$-	$-
Commercial real estate	-	-	-	-	-	-
Consumer real estate	1	350	350	-	-	-

Total	1	$350	$350	-	$-	$-

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 3 - LOANS AND LEASES (CONTINUED)

The following tables include new troubled debt restructurings by type of modification (in thousands).

	December 31, 2014
	Interest Only	Term	Combination	Total Modification
Troubled Debt Restructurings
Commercial and other loans	$-	$-	$-	$-
Commercial real estate	-	-	-	-
Consumer real estate	-	350	-	350

Total	$-	$350	$-	$350

	December 31, 2013
	Interest Only	Term	Combination	Total Modification
Troubled Debt Restructurings
Commercial and other loans	$-	$-	$-	$-
Commercial real estate	-	46	-	46
Consumer real estate	-	-	-	-

Total	$-	$46	$-	$46

There were funds of $32,903 and $5,711 committed to be advanced to customers whose loans were classified as TDRs at December 31, 2014 and 2013, respectively.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

The following table summarizes the primary segments of the ALL, segregated into the amount for loans individually evaluated for impairment by class of loans as of December 31, 2014 and 2013 (in thousands):

2014	Commercial and Other	Commercial Real Estate	Consumer Real Estate	Consumer	Total
Allowance for Loan Losses:
Beginning Balance	$260	$1,315	$263	$27	$1,865
Charge-offs	(5)	(36)	-	(16)	(57)
Recoveries	-	-	-	5	5
Provision	26	(25)	-	(1)	-

Ending Balance	$281	$1,254	$263	$15	$1,813

Loans individually evaluated for impairment	$39	$78	$9	$1	$127
Loans collectively evaluated for impairment	242	1,176	254	14	1,686

Ending Balance	$281	$1,254	$263	$15	$1,813

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (CONTINUED)

2013	Commercial and Other	Commercial Real Estate	Consumer Real Estate	Consumer	Total
Allowance for Loan Losses:
Beginning Balance	$179	$1,762	$193	$47	$2,181
Charge-offs	-	-	-	(12)	(12)
Recoveries	-	84	-	12	96
Provision	81	(531)	70	(20)	(400)

Ending Balance	$260	$1,315	$263	$27	$1,865

Loans individually evaluated for impairment	$32	$136	$-	$-	$168
Loans collectively evaluated for impairment	228	1,179	263	27	1,697

Ending Balance	$260	$1,315	$263	$27	$1,865

The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2014 and 2013 (in thousands):

2014	Commercial and Other	Commercial Real Estate	Consumer Real Estate	Consumer	Unearned Discounts	Total
Loans individually evaluated	$39	$744	$493	$11	$-	$1,287
Loans collectively evaluated	17,084	46,205	32,029	2,753	(141)	97,930

Ending Balance	$17,123	$46,949	$32,522	$2,764	$(141)	$99,217

2013
Loans individually evaluated	$36	$930	$231	$-	$-	$1,197
Loans collectively evaluated	16,689	43,177	29,016	3,456	(133)	92,205

Ending Balance	$16,725	$44,107	$29,247	$3,456	$(133)	$93,402

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation, as follows (in thousands):

	December 31,		Original Useful Life Years
	2014	2013
Land	$1,984	$1,984
Land improvements	419	404	5 - 20
Leasehold improvements	1,087	1,083	5 - 20
Buildings	6,998	5,364	5 - 50
Furniture, fixtures & equipment	4,228	4,756	3 - 30

Total	14,716	13,591
Less accumulated depreciation	6,303	6,590

Premises and equipment, net	$8,413	$7,001

Charges to operations for depreciation approximated $605,715 and $564,194 for 2014 and 2013, respectively.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 6 - DEPOSITS

The composition of the Bank’s deposits at December 31 follows:

	(Expressed in Thousands) 2014
	Demand
	Noninterest Bearing	Interest Bearing	Savings	Time
Individuals, partnerships and corporations (includes certified and official checks)	$41,102	$48,583	$108,108	$59,400
States and political subdivisions	384	6,876	4,617	2,490
Commercial banks and other depository institutions	70	-	31	482

Total	$41,556	$55,459	$112,756	$62,372

	(Expressed in Thousands) 2013
	Demand
	Noninterest Bearing	Interest Bearing	Savings	Time
Individuals, partnerships and corporations (includes certified and official checks)	$55,234	$49,356	$104,077	$64,128
States and political subdivisions	601	5,456	3,963	2,478
Commercial banks and other depository institutions	72	-	31	481

Total	$55,907	$54,812	$108,071	$67,087

Time deposits include certificates of deposit issued in denominations of $100,000 or more which amounted to $21,348,000 and $22,249,000 at December 31, 2014 and 2013, respectively. Interest expense on certificates of deposit of $100,000 or more was $264,000 and $288,000 at December 31, 2014 and 2013, respectively.

The following table sets forth the remaining maturity of time certificates of deposits of $100,000 or more at December 31, 2014 (in thousands):

Due in three months or less	$4,870
Due in over three through six months	3,123
Due in over six through twelve months	4,515
Due in over twelve months	8,840

Total	$21,348

A maturity distribution of time certificates of deposit at December 31, 2014, follows (in thousands):

Due in 2015	$35,151
Due in 2016	13,213
Due in 2017	6,215
Due in 2018	4,252
Due in 2019	3,522
Due in 2020 and thereafter	19

Total	$62,372

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 7 - FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS

Federal funds purchased and repurchase agreements represent borrowings of a short duration, usually less than 30 days. For repurchase agreements, the securities underlying the agreements remained under the Bank’s control.

Information related to repurchase agreements and federal funds purchased are summarized below:

	Repurchase Agreements		Federal Funds Purchased
	2014	2013	2014	2013
Balance at end of year	$21,051,231	$20,215,183	$-	$-

Average balance during the year	20,803,203	19,137,272	282	10,970

Maximum month-end balance	23,409,716	22,736,128	-	-

Weighted-average rate during the year	.82%	.74%	1.00%	.30%

Rate at December 31.86%		.76%	-	-

NOTE 8 - FEDERAL HOME LOAN BANK BORROWINGS

The subsidiary Bank is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”). The FHLB borrowings are secured by a blanket lien by the FHLB on certain residential real estate loans or securities with a market value at least equal to the outstanding balances. The remaining maximum borrowing capacity with the FHLB at December 31, 2014 was approximately $37.2 million subject to the purchase of additional FHLB stock. The subsidiary bank had FHLB borrowings of $3,420,312 and $3,515,580 at December 31, 2014 and 2013, respectively. At December 31, 2014 the subsidiary bank had three fixed rate amortizing advances which totaled $3,420,312 with interest rates ranging from 4.65% to 4.89%. Two of these advances totaling $1,922,434 at December 31, 2014 will mature in 2018 and one advance totaling $1,497,878 at December 31, 2014 will mature in 2023. The collateral securing these borrowings totaled $3,565,538 at December 31, 2014.

The bank also has a line of credit agreement with the Federal Home Loan Bank which matures on May 1, 2015. The maximum credit available is $19.8 million under the agreement. There were no borrowings outstanding under this agreement at December 31, 2014 and December 31, 2013, respectively.

Contractual maturities of FHLB borrowings as of December 31, 2014 were as follows (in thousands):

December 31, 2015	$99
December 31, 2016	105
December 31, 2017	110
December 31, 2018	1,760
December 31, 2019	43
Thereafter	1,303

$3,420

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

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

The following represents financial instruments whose contract amounts represent credit risk:

	2014	2013
Commitments to extend credit	$22,883,000	$27,096,000
Standby letters of credit	272,000	219,000

As of December 31, 2014, approximately $12,073,000 are fixed interest rate commitments and $10,810,000 are variable interest rate commitments.

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The standby letters of credit in the amount of $90,000 expire in 2015 and $182,000 expire in 2021. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The Company and its subsidiary are parties to various legal and administrative proceedings and claims. Although any litigation contains an element of uncertainty, management believes that the outcome of these events will not have a material effect on the financial position and results of operations of the Company.

NOTE 10 - CONCENTRATIONS OF CREDIT RISK

Most of the affiliate Bank’s loans and commitments have been granted to customers in the Bank’s primary market area of Northern and Central West Virginia, Eastern Ohio, and Southwestern Pennsylvania. In the normal course of business, however, the Bank has purchased participations and originated loans outside of its primary market area. The aggregate loan balances outstanding in any one geographic area, other than the Bank’s primary lending areas, do not exceed 10 percent of total loans. Concentrations of credit are measured by categorizing loans by the North American Industry Classification codes. Loans equal to or exceeding 25% of Tier I Capital are considered concentrations of credit. At December 31, 2014 concentrations of credit were as follows:

	Amount	Percent of Tier 1 Capital
Lessors of Nonresidential Buildings	$12,219,442	39.6%

Lessors of Residential Buildings and Dwellings	$9,790,236	31.7%

General Government Support	$9,411,713	30.5%

NOTE 11 - EMPLOYEE BENEFIT PLANS

The Company has a non-contributory profit sharing plan for employees meeting certain service requirements. The Company makes annual contributions to the profit sharing plan based on income of the Company as defined. Total expenses for the plan were $113,075 and $102,251 for the years ended December 31, 2014 and 2013, respectively.

The Company also offers a 401(k) plan in which it matches a portion of the employee’s contribution up to 4 percent of their salary. The expense related to the 401(k) plan was $22,896 and $22,456 in 2014 and 2013, respectively.

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 12 - RELATED PARTY TRANSACTIONS

Directors and officers of the Company and its subsidiary, and their associates, were customers of, and had other transactions with the subsidiary bank in the normal course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility. Such loans totaled $3,139,252 at December 31, 2014, and $350,592 at December 31, 2013.

The following is an analysis of loan activity to directors, executive officers, and associates of the Company and its subsidiary:

	December 31,
	2014	2013
Balance, January 1	$350,592	$3,306,412
New loans during the period	2,914,785	215,795
Repayments during the period	(126,125)	(3,171,615)

Ending balance	$3,139,252	$350,592

Deposits from related parties held by the subsidiary at December 31, 2014 totaled $2,109,313.

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

NOTE 13 - RESTRICTION ON CASH

The subsidiary bank is required to maintain an average reserve balance with the Federal Reserve Bank or in cash on hand. The average required reserve balances for the years ended December 31, 2014 and 2013, were $2,849,000 and $6,058,000, respectively.

NOTE 14 - LEASES

The Company’s Bank affiliates leased certain land used for banking purposes under long-term leases, expiring at various dates. These leases contain renewal options and generally provide that the Company will pay for insurance, taxes, and maintenance.

As of December 31, 2014, the future minimum rental payments required under noncancelable operating leases with initial terms in excess of one year are as follows:

December 31, 2015	$220,404
December 31, 2016	213,204
December 31, 2017	49,092
December 31, 2018	36,000
December 31, 2019	36,000
Thereafter	126,000

Rental expense under operating leases approximated $219,504 in 2014 and $226,537 in 2013.

NOTE 15 - OTHER OPERATING EXPENSES

Other operating expenses at December 31 included the following:

	2014	2013
Directors’ fees	$152,275	$99,625
Stationery and supplies	141,429	150,280
Regulatory assessment and deposit insurance	293,014	274,897
Advertising	187,283	216,744
Postage and transportation	160,512	172,996
Other taxes	99,448	146,264
Service expense	521,904	428,850
Other	889,514	830,191

Total	$2,445,379	$2,319,847

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 16 - LIMITATIONS ON DIVIDENDS

The approval of the Comptroller of the Currency is required to pay dividends if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits (as defined) for the year, combined with its retained net profits of the preceding two years. Under this formula, the Company’s subsidiary bank can declare dividends in 2015, without approval of the Comptroller of the Currency, of approximately $1,500,000, plus an additional amount equal to the bank’s net profit for 2015 up to the date of any such dividend declaration. The subsidiary bank is the primary source of funds to pay dividends to the stockholders of First West Virginia Bancorp, Inc.

NOTE 17 - INCOME TAX

The provision (credit) for income taxes includes these components:

	2014	2013
Currently payable:
Federal	$57,571	$(130,581)
State	50,781	14,879
Deferred:
Federal	(32,777)	(130,766)
State	(10,860)	63,206

Income tax expense (benefit)	$64,715	$(183,262)

The following temporary differences gave rise to the deferred tax asset (liability) at December 31:

	2014	2013
Allowance for loan losses	$714,992	$732,689
Deferred loan fees	48,070	45,189
Accrued interest on nonperforming loans	212,080	202,119
Deferred compensation	58,436	59,119
Depreciation	(192,642)	(223,962)
Amortization	16,429	30,511
Goodwill	(298,134)	(260,867)
AMT	1,199,542	1,005,207
Deferred state income tax	(35,856)	(32,164)
Federal NOL	92,700	-

Total deferred tax asset - federal	1,815,617	1,557,841
Total deferred tax asset - state	105,460	94,599

	1,921,077	1,652,440
Deferred tax assets (liabilities) arising from market adjustments of securities available for sale:
Federal	(429,917)	1,400,227
State	(73,593)	239,690

Net deferred tax asset before valuation allowance	1,417,567	3,292,357

Valuation Allowance
Beginning balance	-	-
Increase during the period	(225,000)	-

Ending balance	(225,000)	-

Net deferred tax asset	$1,192,567	$3,292,357

As of December 31, 2014, the Company had approximately $1,199,542 of alternative minimum tax credits available to offset future federal income taxes. The credits have no expiration date.

A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes for the year ended December 31 is as follows:

	2014		2013
	Amount	Percent	Amount	Percent
Computed tax at statutory federal rate	$669,331	34.0%	$699,647	34.0%
Plus state income taxes net of federal tax benefits	22,874	1.2%	55,974	2.7%

	692,205	35.2%	755,621	36.7%
Increase (decrease) in taxes resulting from:
Tax exempt income	(787,536)	(40.0)%	(808,389)	(39.3)%
Nondeductible interest expense	17,286	0.9%	20,324	1.0%
Bank-owned life insurance	(36,628)	(1.9)%	(36,525)	(1.8)%
Changes in the deferred tax asset valuation allowance	76,500	3.9%	-	-
Other - net	102,888	5.2%	(114,293)	(5.5)%

Actual tax expense (benefit)	$64,715	3.3%	$(183,262)	(8.9)%

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 18 - ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The activity in accumulated other comprehensive income (loss) at December 31 is as follows:

	Accumulated Other Comprehensive Income (Loss) (1)
(dollars in thousands)	Unrealized Gains (Losses) on Securities Available for Sale
	Year Ended December 31,
	2014	2013
Beginning Balance	$(2,718)	$3,129
Other comprehensive income (loss) before reclassifications	4,064	(5,610)
Amounts reclassified from accumulated other comprehensive income	(511)	(237)

Period Change	3,553	(5,847)

Ending Balance	$835	$(2,718)

(1)	All amounts are net of tax. Related income tax expense or benefit is calculated using a combined Federal and State income tax rate approximating 39.5%.

	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)
Details about Accumulated Other Comprehensive Income (Loss) Components	For the Year Ended December 31,		Affected Line Item in the Statement of Income
(dollars in thousands)	2014	2013
Securities available for sale (1):
Net securities gains reclassified into earnings	$(868)	$(380)	Net securities gains
Other-than-temporary losses classified into earnings	49	-	Other-than-temporary losses on investments
Related income tax expense	308	143	Provision for income taxes

Net effect on accumulated other comprehensive income (loss) for the period	$(511)	$(237)	Net of tax

Total reclassifications for the period	$(511)	$(237)	Net of tax

(1)	For additional detail related to unrealized gains on securities and related amounts reclassified from accumulated other comprehensive income (loss) see Note 2 “Investment Securities.”

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

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

As of December 31, 2014, the most recent notifications from the Office of the Comptroller of the Currency categorized the bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes has changed the capital category. The capital ratios of the Company and its subsidiary bank, along with the regulatory framework for adequately capitalized and well capitalized institutions are depicted as set forth in the following table:

(Amounts Expressed in Thousands)	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
First West Virginia Bancorp, Inc.	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2014
Total Capital (to Risk Weighted Assets)	$32,857	21.37%	$12,300	8.0%	$15,375	10.0%
Tier I Capital (to Risk Weighted Assets)	31,044	20.19%	6,150	4.0%	9,225	6.0%
Tier I Capital (to Adjusted Total Assets)	31,044	9.34%	13,291	4.0%	16,614	5.0%
As of December 31, 2013
Total Capital (to Risk Weighted Assets)	$33,748	21.43%	$12,600	8.0%	$15,750	10.0%
Tier I Capital (to Risk Weighted Assets)	31,883	20.24%	6,300	4.0%	9,450	6.0%
Tier I Capital (to Adjusted Total Assets)	31,883	9.32%	13,686	4.0%	17,108	5.0%
Progressive Bank, N.A.
As of December 31, 2014
Total Capital (to Risk Weighted Assets)	$32,700	21.29%	$12,290	8.0%	$15,362	10.0%
Tier I Capital (to Risk Weighted Assets)	30,887	20.11%	6,145	4.0%	9,217	6.0%
Tier I Capital (to Adjusted Total Assets)	30,887	9.30%	13,280	4.0%	16,600	5.0%
As of December 31, 2013
Total Capital (to Risk Weighted Assets)	$33,577	21.35%	$12,580	8.0%	$15,725	10.0%
Tier I Capital (to Risk Weighted Assets)	31,712	20.17%	6,290	4.0%	9,435	6.0%
Tier I Capital (to Adjusted Total Assets)	31,712	9.28%	13,676	4.0%	17,095	5.0%

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

DECEMBER 31, 2014 AND 2013

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

The following table presents the assets reported on the balance sheet at their fair value as of December 31, 2014 and December 31, 2013, by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	December 31, 2014
(dollars in thousands)	Level I	Level II	Level III	Total
Assets measured on a recurring basis:
Securities available for sale:
U.S. Government corporations and agencies	$-	$44,006	$-	$44,006
Obligations of states and political subdivisions	-	42,422	-	42,422
Mortgage-backed securities	-	110,443	-	110,443
Equity securities	208	-	-	208

Total securities available for sale:	$208	$196,871	$-	$197,079

Assets measured on a nonrecurring basis:
Impaired loans	$-	$-	$503	$503

	December 31, 2013
(dollars in thousands)	Level I	Level II	Level III	Total
Assets measured on a recurring basis:
Securities available for sale:
U.S. Government corporations and agencies	$-	$48,446	$-	$48,446
Obligations of states and political subdivisions	-	60,414	-	60,414
Mortgage-backed securities	-	90,900	-	90,900
Equity securities	195	-	-	195

Total securities available for sale:	$195	$199,760	$-	$199,955

Assets measured on a nonrecurring basis:
Impaired loans	$-	$-	$372	$372
Mortgage servicing rights	$-	$-	$1	$1

NOTE 21 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following tables present additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Level III inputs were used in determining fair value.

(dollars in thousands)	Quantitative Information about Level III Fair Value Measurements
December 31, 2014	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Impaired Loans	$503	Appraisal of collateral (1)	Appraisal adjustments (2)	-30.0% to 0.0% (-11.5%)
			Liquidation expenses (2)	0.0% to 9.0% (8.8%)

(dollars in thousands)	Quantitative Information about Level III Fair Value Measurements
December 31, 2013	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Impaired Loans	$372	Appraisal of collateral (1)	Appraisal adjustments (2)	0%
			Liquidation expenses (2)	15.8% to 23.1% (20.5%)

Mortgage Servicing Rights	$1	Discounted cash flow	Prepayment rate (3)	7.8% to 17.2% (10.5%)

			Discount rate	9.5%

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 21 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS - (CONTINUED)

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

Collateral-dependent Impaired Loans

The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated cost to sell. Collateral-dependent impaired loans are classified within Level III of the fair value hierarchy.

The Company considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral.

Mortgage Servicing Rights

Mortgage servicing rights do not trade in an active, open market with readily observable prices. Accordingly, fair value is estimated using discounted cash flow models having significant inputs of discount rate and prepayment speed. Due to the nature of the valuation inputs, mortgage servicing rights are classified within Level III of the hierarchy. Mortgage servicing rights are tested for impairment on an annual basis.

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

Investment Securities Available-for-sale: Where quoted market prices are available in an active market, securities are classified within Level I of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters. Such securities are classified in Level II of the valuation hierarchy.

Loans: The fair value for net loans is estimated by discounting future cash flows using current market inputs at which loans with similar terms and qualities would be made to borrowers of similar credit quality.

Accrued Interest Receivable: The carrying amount of accrued interest receivable approximates its fair value.

Deposits: Noninterest bearing and interest bearing demand deposits and savings deposits are valued based on the discounted value of cash flows after estimating the weighted average remaining term and adding estimated wholesale borrowing costs to the rate. The fair values for time deposits are based on the discounted value of cash flows.

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

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 21 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS - (CONTINUED)

The estimates of fair values of financial instruments are summarized as follows at December 31, 2014 and December 31, 2013:

	December 31, 2014
(Amounts Expressed in Thousands)		Estimated Fair Value
	Carrying Amount	Level I	Level II	Level III	Total
Financial assets:
Cash and cash equivalents	$20,396	$20,396	$-	$-	$20,396
Investment securities	197,079	208	196,871	-	197,079
Loans	97,404	-	-	98,445	98,445
Accrued interest receivable	1,015	1,015	-	-	1,015
Financial liabilities:
Deposits	272,143	199,444	62,289	-	261,733
Federal funds purchased and repurchase agreements	21,051	21,051	-	-	21,051
Federal Home Loan Bank borrowings	3,420	-	3,714	-	3,714
Accrued interest payable	120	120	-	-	120

	December 31, 2013
(Amounts Expressed in Thousands)		Estimated Fair Value
	Carrying Amount	Level I	Level II	Level III	Total
Financial assets:
Cash and cash equivalents	$31,875	$31,875	$-	$-	$31,875
Investment securities	199,955	195	199,760	-	199,955
Loans	91,537	-	-	91,413	91,413
Accrued interest receivable	1,168	1,168	-	-	1,168
Financial liabilities:
Deposits	285,877	195,135	67,308	-	262,443
Federal funds purchased and repurchase agreements	20,215	20,215	-	-	20,215
Federal Home Loan Bank borrowings	3,516	-	3,917	-	3,917
Accrued interest payable	134	134	-	-	134

NOTE 22 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

Presented below are the consolidated condensed balance sheets, statements of income, comprehensive income (loss), and cash flows for First West Virginia Bancorp, Inc.

CONDENSED BALANCE SHEETS

	December 31,
	2014	2013
ASSETS
Cash	$170,076	$58,364
Investment securities available-for-sale (at fair value)	207,986	203,965
Investment in subsidiary bank	34,714,750	30,619,466
Other assets	101,238	85,214

Total assets	$35,194,050	$30,967,009

LIABILITIES
Deferred compensation	$171,869	$173,879
Accrued expenses	6,881	3,094
Other liabilities	143,708	-

Total liabilities	322,458	176,973

STOCKHOLDERS’ EQUITY	34,871,592	30,790,036

Total liabilities and stockholders’ equity	$35,194,050	$30,967,009

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 22 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

CONDENSED STATEMENTS OF INCOME

	Year Ended December 31,
	2014	2013
INCOME
Dividends from subsidiary bank	$1,378,104	$1,317,528
Gains (losses) on sales of investment securities	(47)	6,757
Other income	181,312	121,161

Total income	1,559,369	1,445,446

EXPENSES
Other expenses	224,508	181,186

Total expenses	224,508	181,186

Income before income taxes and undistributed net income of subsidiary	1,334,861	1,264,260

Income tax benefit	22,633	23,176

Equity in undistributed net income of subsidiary	546,411	953,612

NET INCOME	$1,903,905	$2,241,048

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2014	2013
Net Income	$1,903,905	$2,241,048

Other comprehensive income (loss):
Investment securities available for sale
Unrealized holding gains arising during the period	5,987	15,443
Income tax effect	(2,253)	(5,811)
Reclassification of losses (gains) recognized in earnings	47	(6,757)
Income tax effect	(18)	2,543
Equity in other comprehensive income (loss) of subsidiary	3,548,872	(5,852,969)

Total other comprehensive income (loss)	$3,552,635	$(5,847,551)

Comprehensive income (loss)	$5,456,540	$(3,606,503)

First West Virginia Bancorp, Inc. and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 22 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2014	2013
OPERATING ACTIVITIES
Net income	$1,903,905	$2,241,048
Adjustments to reconcile net income to net cash provided by operating activities:
Change in deferred tax benefit	(28,369)	7,387
Undistributed earnings of affiliate	(546,411)	(953,612)
Changes in operating assets and liabilities:
Other assets	10,076	7,540
Deferred compensation	(2,009)	(19,629)
Other liabilities	147,495	625
Net losses (gains) on sales of investment securities	47	(6,757)

Net cash provided by operating activities	1,484,734	1,276,602

INVESTING ACTIVITIES
Proceeds from sales of securities	29,054	90,875
Purchases of investment securities	(27,092)	(64,489)

Net cash provided by investing activities	1,962	26,386

FINANCING ACTIVITIES
Dividends paid	(1,374,984)	(1,306,234)

Net cash used in financing activities	(1,374,984)	(1,306,234)

Net increase (decrease) in cash and cash equivalents	111,712	(3,246)

Cash and cash equivalents at beginning of year	58,364	61,610

Cash and cash equivalents at end of year	$170,076	$58,364

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

In order to ensure that the Company’s internal control over financial reporting is effective, management is required to evaluate, with the participation of the Company’s principal executive and principal financial officers, the effectiveness of the Company’s internal control over financial reporting as of the end of each fiscal year and did so most recently for its financial reporting as of December 31, 2014. Management’s assessment of the effectiveness of the Company’s internal control over financial reporting was based on criteria for effective internal control over financial reporting described in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission in 2013. Based on this assessment, management has concluded that the internal control over financial reporting was effective as of December 31, 2014. This annual report does not include an attestation report of the Company’s independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s independent registered public accounting firm pursuant to rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

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

Date: March 27, 2015	/s/ William G. Petroplus
William G. Petroplus, President and Chief Executive Officer

Date: March 27, 2015	/s/ Francie P. Reppy
Francie P. Reppy, Executive Vice President, Chief Administrative Officer and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee, Board of Directors and Stockholders

First West Virginia Bancorp, Inc.

Wheeling, West Virginia

We have audited the accompanying consolidated balance sheets of First West Virginia Bancorp, Inc. (Company) as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the years then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First West Virginia Bancorp, Inc. as of December 31, 2014, and 2013, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP
BKD, LLP

Indianapolis, Indiana

March 27, 2015

Table One

SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)

	December 31,
	2014	2013	2012	2011	2010
SUMMARY OF OPERATIONS
Total interest income	$9,601	$9,414	$9,838	$11,207	$11,858
Total interest expense	1,449	1,524	1,789	2,229	3,056
Net interest income	8,152	7,890	8,049	8,978	8,802
Provision (credit) for loan losses	-	(400)	(248)	600	220
Total other income	1,877	1,440	2,352	2,034	1,977
Total other expenses	8,060	7,672	7,604	7,626	7,723
Income before income taxes	1,969	2,058	3,045	2,786	2,836
Net income	1,904	2,241	2,538	2,454	2,339
PER SHARE DATA (1)
Net income	$1.11	$1.30	$1.48	$1.43	$1.36
Cash dividends declared	0.80	0.76	0.73	0.73	0.70
Book value per share	20.29	17.91	20.77	20.09	18.10
AVERAGE BALANCE SHEET SUMMARY
Total loans, net	$94,103	$97,374	$104,566	$115,415	$124,074
Investment securities	199,571	177,809	154,755	136,409	116,990
Deposits - interest bearing	230,440	218,229	208,308	204,616	198,042
Stockholders’ equity	33,767	32,597	31,608	30,498	29,415
Total assets	335,515	316,172	293,601	283,734	273,778
BALANCE SHEET
Investments	$197,079	$199,955	$178,208	$150,961	$133,169
Loans	99,217	93,402	99,387	109,428	121,367
Allowance for loan losses	(1,813)	(1,865)	(2,181)	(2,504)	(2,059)
Other assets	37,907	50,653	31,133	35,373	25,482

Total Assets	$332,390	$342,145	$306,547	$293,258	$277,959

Deposits	$272,143	$285,877	$246,462	$239,177	$228,475
Federal funds purchased and repurchase agreements	21,051	20,215	18,767	14,013	13,477
FHLB borrowings	3,420	3,516	3,606	3,693	3,776
Other liabilities	904	1,747	2,009	1,848	1,130
Stockholders’ equity	34,872	30,790	35,703	34,527	31,101

Total Liabilities and Stockholders’ Equity	$332,390	$342,145	$306,547	$293,258	$277,959

SELECTED RATIOS
Return on average assets	0.57%	0.71%	0.86%	0.86%	0.85%
Return on average equity	5.64%	6.87%	8.03%	8.05%	7.95%
Average equity to average assets	10.06%	10.31%	10.77%	10.75%	10.74%
Dividend payout ratio (1)	72.07%	58.46%	49.32%	51.05%	51.47%
Loan to deposit ratio	36.46%	32.67%	40.33%	45.75%	53.12%

(1)	Adjusted for the 4 percent common stock dividend to stockholders of record as of December 19, 2012 and the 4 percent common stock dividend to stockholders of record as of December 20, 2010.

First West Virginia Bancorp, Inc.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Forward-Looking Information: Certain information contained in this report, which are not historical facts, may be forward-looking statements that involve risks and uncertainties. These statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effect of changing economic conditions, changes in interest rates, changes in lending activities, changes in state and federal regulations, and other external factors which may materially impact the Company’s operational and financial performance. Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effect of changing regional and national economic conditions; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to the parent company and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board, Office of the Comptroller of the Currency, Federal Deposit Insurance Corporation, the Securities and Exchange Commission, and other regulatory bodies; potential legislative and federal and state regulatory actions and reform; competitive conditions in the financial services industry; rapidly changing technology affecting financial services, and/or other external developments materially impacting the Company’s operational and financial performance. The Company does not assume any duty to update forward-looking statements.

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

Other-Than-Temporary Impairment of Investment Securities: Investment securities are evaluated periodically to determine whether a decline in their value is other-than-temporary. Management utilizes criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other-than-temporary. The term “other-than-temporary” is not intended to indicate that the decline is permanent. It indicates that the prospects for a near term recovery of value are not necessarily favorable, or that there is a lack of evidence to support fair values equal to, or greater than, the carrying value of the investment. Once a decline in value is determined to be other-than-temporary, the value of the security is reduced and a corresponding charge to earnings is recognized.

Allowance for Loan Losses: Arriving at an appropriate level of allowance for loan losses involves a high degree of judgment. The Company’s allowance for loan losses provides for probable losses based upon evaluations of known and inherent risks in the loan portfolio. Management uses historical information to assess the adequacy of the allowance for loan losses as well as the prevailing business environment as it is affected by changing economic conditions and various external factors, which may impact the portfolio in ways currently unforeseen. The allowance is increased by provisions for loan losses and by recoveries of loans previously charged-off and reduced by loans charged-off. For a full discussion of the Company’s methodology of assessing the adequacy of the reserve for loan losses, refer to Note 1 of the Consolidated Financial Statements.

Goodwill: As discussed in Note 1 of the notes to the Consolidated Financial Statements, the Company must assess goodwill each year for impairment. This assessment involves estimating cash flows for future periods. If the future cash flows were less than the recorded goodwill balance, we would be required to take a charge against earnings to write down the asset to the lower value.

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

OVERVIEW

Following is a discussion and analysis of the significant changes in the financial condition and results of operations of First West Virginia Bancorp, Inc., (the Company), and its subsidiary for the years ended December 31, 2014 and 2013. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the Notes, thereto.

The Company reported net income of $1,903,905 or $1.11 per share for the year ended December 31, 2014 as compared to $2,241,048 or $1.30 per share for the year ended December 31, 2013. The decrease in net income during 2014 over 2013 of $337,143 or 15.0% was primarily the result of the increase in the provision for loan losses, increase in noninterest expense, and change in income tax benefit to income tax expense, offset in part by an increase in net interest income and noninterest income. The Company recorded a negative provision for loan losses in 2013 in the amount of $400,000 to reduce the allowance for loan losses based upon the decline in specific reserves required on nonperforming assets. No provision was recorded in 2014. Noninterest expenses increased $387,813 or 5.1% in 2014 over 2013 primarily due to the increase in salary and employee benefit costs, occupancy expenses, and other operating expenses. Net interest income increased $261,894 or 3.3% in 2014 as compared to 2013 primarily due to the increase in the interest earned on investment securities and the decrease in the interest expense paid on interest bearing liabilities, offset in part by the decrease in the interest earned on loans. Noninterest income increased $436,753 or 30.3% primarily due to the increase in the net gains on sales of investment securities and other operating income, offset in part by the decrease in service charges and fees earned on deposit accounts. The return on average assets was .57% and .71% as of December 31, 2014 and 2013, respectively. The return on average equity was 5.64% and 6.87% at December 31, 2014 and 2013, respectively. The Board of Directors declared and paid cash dividends of $.80 and $.76 per share during 2014 and 2013, respectively.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table One is a summary of Selected Financial Data of the Company. The sections that follow discuss in more detail the information summarized in Table One.

Table Two - Average Balance Sheets and Interest Rate Analysis

The following table presents an average balance sheet, interest earned on interest bearing assets, interest paid on interest bearing liabilities, average interest rates and interest differentials for the years ended December 31, 2014, 2013, and 2012. Average balance sheet information as of December 31, 2014, 2013, and 2012 was compiled using the daily average balance sheet. Total loans are gross of the allowance for loan losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average balance computations; however, no interest was included in income subsequent to the non-accrual status classification. Loan fees and unearned discounts were included in income for average rate calculation purposes. Average yields on investment securities available for sale have been calculated based on amortized cost.

(dollars in thousands)	December 31, 2014			December 31, 2013			December 31, 2012
	Average Volume	Interest	Average Rate	Average Volume	Interest	Average Rate	Average Volume	Interest	Average Rate
ASSETS:
Investment securities:
U.S. Treasury and U.S. Government agencies	$48,546	$864	1.78%	$45,502	$800	1.76%	$38,891	$733	1.88%
Mortgage backed securities	101,232	1,963	1.94%	80,261	1,458	1.82%	71,597	1,689	2.36%
States and political subdivisions
Taxable	1,076	46	4.28%	-	-	-	-	-	-
Non-taxable	48,551	1,814	3.74%	51,868	1,911	3.68%	44,136	1,735	3.93%
Other securities	166	7	4.22%	178	7	3.93%	131	5	3.82%

Total Investment securities:	199,571	4,694	2.35%	177,809	4,176	2.35%	154,755	4,162	2.69%
Interest bearing deposits	20,098	51	0.25%	20,935	53	0.25%	13,937	34	0.24%
Loans, net of unearned income	94,103	4,803	5.10%	97,374	5,162	5.30%	104,566	5,625	5.38%
Other earning assets	1,215	53	4.36%	1,323	23	1.74%	1,265	17	1.34%

Total earning assets	314,987	9,601	3.05%	297,441	9,414	3.17%	274,523	9,838	3.58%
Other assets	20,528			18,731			19,078

Total Assets	$335,515			$316,172			$293,601

LIABILITIES
Time deposits	$64,914	$677	1.04%	$69,086	$823	1.19%	$71,563	$1,118	1.56%
Savings deposits	111,752	369	0.33%	99,789	330	0.33%	90,875	318	0.35%
Interest bearing demand deposits	53,774	66	0.12%	49,354	59	0.12%	45,870	56	0.12%
Federal funds purchased and repurchase agreements	20,804	171	0.82%	19,148	142	0.74%	17,411	122	0.70%
FHLB and other long-term borrowings	3,467	166	4.79%	3,560	170	4.78%	3,649	175	4.80%

Total interest bearing liabilities	254,711	1,449	0.57%	240,937	1,524	0.63%	229,368	1,789	0.78%
Noninterest bearing demand deposits	46,507			42,061			31,724
Other liabilities	530			577			901

Total Liabilities	301,748			283,575			261,993

STOCKHOLDERS’ EQUITY	33,767			32,597			31,608

Total Liabilities and Stockholders’ Equity	$335,515			$316,172			$293,601

Net yield on earning assets		$8,152	2.59%		$7,890	2.65%		$8,049	2.93%

The fully taxable equivalent basis of interest income from obligations of states and political subdivisions has been determined using a combined Federal and State corporate income tax rate of 40% for 2014, 2013, and 2012, respectively. The effect of this adjustment is presented below.

Investment securities	$199,571	$5,903	2.96%	$177,809	$5,450	3.07%	$154,755	$5,319	3.44%
Loans	94,103	5,135	5.46%	97,374	5,471	5.62%	104,566	5,935	5.68%

Total earning assets	$314,987	$11,142	3.54%	$297,441	$10,997	3.70%	$274,523	$11,305	4.12%

Taxable equivalent net yield on earning assets		$9,693	3.08%		$9,473	3.18%		$9,516	3.47%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

EARNINGS ANALYSIS

Net Interest Income

Net interest income, which is the difference between interest earned on loans and investments and interest paid on deposits and other liabilities, is the primary source of earnings for the Company. Changes in the volume and mix of earning assets and interest bearing liabilities combined with changes in market rates of interest greatly affect net interest income. Tables Two and Three analyze the changes in net interest income for the two years ended December 31, 2014 and 2013.

Net interest income increased $261,894 or 3.3% in 2014 compared to 2013, and followed a decrease in 2013 of $159,658 or 2.0% from 2012. During 2014, the increase in net interest income was primarily due to the increase in the interest earned on investment securities and the decrease in the interest paid on deposits and other borrowings, offset in part by the decrease in the interest earned on loans and the increase in the interest paid on repurchase agreements. The decrease in net interest income in 2013 was primarily due to the decrease in the interest earned on loans and the increase in the interest paid on repurchase agreements, offset in part by the decrease in the interest paid on deposits and other borrowings and the increase in the interest earned on investment securities. The changes in the volume and mix of earning assets and interest bearing liabilities combined with the changes in the market rates of interest resulted in taxable equivalent net interest yields on average earning assets of 3.08% for 2014, as compared to 3.18% earned during 2013.

Interest and fees on loans decreased $359,207 or 7.0% from 2013 to 2014, after decreasing $463,536 or 8.2% from 2012 to 2013. Interest and fees on loans declined in 2014 as compared to 2013 primarily as a result of the decrease in the average volume of loans due to a lack of customer demand combined with the decline in the yield earned on loans. The taxable equivalent yield on loans declined 16 basis points in 2014, from 5.62% in 2013 to 5.46% in 2014, and followed a decrease of 6 basis points in 2013, from 5.68% in 2012 to 5.62% in 2013. The average loan volume decreased $3.3 million or 3.4% in 2014 as compared to 2013 and followed a decrease of $7.2 million or 6.9% in 2013 as compared to 2012. In 2013, the decline in interest and fees on loans was primarily due to the decrease in the average volume of loans combined with the decline in the yield earned on loans.

Interest income on investment securities in 2014 increased $518,184 or 12.4% over 2013, and followed an increase of $13,729 or .3% over 2012. Due to the lack of loan growth in 2014, excess funds were invested resulting in an increase in the average volume of investment securities. This increase in volume, which was partially offset by the decrease in the yield earned on investment securities, primarily contributed to the increase in interest income on investment securities. The taxable equivalent yield on investment securities fell 11 basis points in 2014, from 3.07% in 2013 to 2.96% in 2014, and followed a decrease in 2013 of 37 basis points, from 3.44% in 2012 to 3.07% in 2013. The activity of the investment securities portfolio increased with the average volume increasing $21.8 million or 12.2% in 2014 as compared to 2013, and followed an increase of $23.1 million or 14.9% in 2013 as compared to 2012. In 2013, the increase in the average volume of investment securities which was partially offset by the decrease in the yield earned on investment securities primarily contributed to the increase in interest income on investment securities.

Interest expense in 2014 decreased $75,214 or 4.9% from 2013, compared to the decrease of $264,858 or 14.8% from 2012 to 2013. In 2014, the decline in interest expense was primarily due to the declines in the yield and average volume of time deposits as customers moved funds to more liquid deposit products with lower interest rates. The decline in interest expense in 2013 was primarily due to the declines in the yield and average volume of time deposits, the decline in the average volume of Federal Home Loan Bank borrowings and the decline in the yield on savings deposits, offset in part by a rise in the average volume of savings deposits, interest bearing demand deposits, and repurchase agreements. The average yield paid on interest bearing liabilities during 2014 fell 6 basis points, from .63% in 2013 to .57% in 2014, and followed a decrease in 2013 of 15 basis points, from .78% in 2012 to .63% in 2013. The average volume of interest bearing liabilities increased $13.8 million or 5.7% in 2014 compared to 2013, after increasing $11.6 million or 5.0% in 2013 as compared to 2012.

Noninterest Income

Noninterest income is comprised of service charges, investment securities gains and losses, and other operating income. Noninterest income increased $436,753 or 30.3% in 2014 as compared to a decrease of $911,731 or 38.8% in 2013. The increase in noninterest income in 2014 as compared to 2013 was primarily due to the increase in the net gains on sales of investment securities and other operating income, offset in part by the decrease in service charges and other fee income. In 2013, noninterest income decreased primarily due to the decrease in the net gains on sales of investment securities combined with the decrease in other operating income and service charges and other fee income.

Sales of investment securities by the subsidiary bank are generally limited to the needs established under the liquidity policies. Net gains (losses) on sales of investment securities amounted to $868,530 in 2014, an increase of $488,533 as compared to 2013. The increase in net gains (losses) on sales of investment securities was primarily attributable to sales of securities available for sale recorded by the Company and its subsidiary bank. During 2014, the Company accounted for securities gains of $905,543 and securities losses of $37,013 which were attributable to sales of securities available for sale. In 2013, the Company accounted for securities gains of $380,338 and securities losses of $341 which were attributable to sales of securities available for sale. The sales of investment securities in 2014 and 2013 were primarily due to the Company’s deferred tax asset strategy. Additional information on the deferred tax asset is contained under the Income Taxes section on page 39.

Service charges and other fees are earned from assessments made on checking and savings accounts. This income decreased $33,184 in 2014, down 8.1%, from 2013, as compared to the decrease of $45,183 or 10.0% from 2012 to 2013. The decrease in service charges in 2014 and 2013 was primarily due to a decline in overdraft charges combined with a decrease in service charges on deposit accounts due to customer activity.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Three - Rate Volume Analysis of Changes in Interest Income and Expense

The effect on interest income and interest expense for the years ended December 31, 2014 and 2013 due to changes in average volume and rate from the prior year, is presented below. The effect of a change in average volume has been determined by applying the average rate to the change in volume. The change in rate has been determined by applying the average volume in the earlier year by the change in rate. The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of change in each.

(in thousands)	2014 Compared to 2013			2013 Compared to 2012
	Increase (Decrease) Due to Change in:			Increase (Decrease) Due to Change in:
	Average Volume	Rate	Net increase (decrease)	Average Volume	Rate	Net increase (decrease)
INTEREST INCOME FROM:
U.S. Treasury and other U. S. Government agencies	$53	$11	$64	$125	$(58)	$67
Mortgage backed securities	381	124	505	204	(435)	(231)
Obligations of states and political subdivisions	(83)	32	(51)	304	(128)	176
Other securities	-	-	-	2	-	2

Total investment securities	351	167	518	635	(621)	14
Interest bearing deposits	(2)	-	(2)	17	2	19
Loans, net of unearned income	(173)	(186)	(359)	(387)	(76)	(463)
Other earning assets	(2)	32	30	1	5	6

Total interest earned	174	13	187	266	(690)	(424)

INTEREST EXPENSE ON:
Time deposits	(50)	(96)	(146)	(38)	(257)	(295)
Savings deposits	40	(1)	39	31	(19)	12
Interest bearing demand deposits	5	2	7	4	(1)	3
Federal funds purchased and repurchase agreements	12	17	29	12	8	20
FHLB and other long-term borrowings	(4)	-	(4)	(4)	(1)	(5)

Total interest paid	3	(78)	(75)	5	(270)	(265)

Net interest differential	$171	$91	$262	$261	$(420)	$(159)

Presented below is the effect on volume and rate variances of the adjustment of interest income on obligations of states and political subdivisions to the fully taxable equivalent basis using a combined Federal and State corporate income tax rate of 40% for the years ended 2014 and 2013, respectively.

Investment securities	$667	$(214)	$453	$792	$(661)	$131

Loans	(184)	(152)	(336)	(408)	(56)	(464)

Total interest earned	$479	$(334)	$145	$402	$(710)	$(308)

Net interest differential	$476	$(256)	$220	$397	$(440)	$(43)

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Noninterest Income (Continued)

Other operating income represents fees from safe deposit box rentals, sales of checkbooks, sales of cashiers’ checks and money orders, utility collections, ATM charges and card fees, credit life commissions, credit card fees and commissions, income earned on bank owned life insurance and various other charges and fees related to normal customer banking relationships. Other operating income amounted to $682,946 in 2014, an increase of $30,722 as compared to 2013. The increase in other operating income in 2014 was primarily the result of the gain recorded on the sale of other real estate owned and the increase in ATM fees, offset in part by declines in the income earned on loans sold to the FHLB and from sales of checkbooks. Other operating income amounted to $652,224 in 2013, a decrease of $155,842 as compared to 2012. During 2013, the decrease in other operating income was primarily due to declines in the income earned on loans sold to the FHLB, nonrecurring gains on sales of assets, ATM fees, and miscellaneous income.

Noninterest Expense

Noninterest expenses are comprised of salaries and employee benefits, net occupancy expense of premises and other operating expenses. In 2014, noninterest expenses increased $387,813 or 5.1% over 2013, and followed an increase of $67,547 or .9% in 2013 over 2012. The increase in noninterest expense in 2014 as compared to 2013 was primarily due to the increase in salary and employee benefit costs, occupancy expenses, and other operating expenses. The increase in noninterest expense in 2013 as compared to 2012 was primarily due to the increase in occupancy expenses, offset in part by the decrease in other operating expenses and salary and employee benefit costs.

Salary and employee benefits represent the largest component of noninterest expense. Salary and employee benefits increased $190,405 or 5.1% in 2014 over 2013. The increase in salary and employee benefit expense in 2014 was primarily a result of increases in salary expenses due to additional employees as well as a slight increase in employee benefit expenses due to a rise in health insurance costs. During 2013, salary and employee benefits decreased $5,030 or .1% as compared to the same period in 2012. The decrease in salary and employee benefit expense in 2013 was primarily attributable to reductions in salary expenses, offset in part by an increase in employee benefit expenses. The Company had 96 and 91 full-time equivalent employees at December 31, 2014 and 2013, respectively.

Occupancy expenses increased $71,876 or 4.4% in 2014 over 2013, and followed an increase of $89,286 or 5.8% in 2013 over 2012. Occupancy expenses increased in 2014 primarily due to increases in furniture and fixture expense and depreciation expenses related to significant information technology purchases and the newly constructed Warwood branch as well as increases for insurance on bank premises and expenses related to other real estate owned, offset in part by decreases in real estate taxes, building maintenance expenses, utilities, and land lease expenses. The increase in occupancy expenses in 2013 was primarily due to increases in building maintenance expenses, depreciation expenses, real estate taxes, and insurance on bank premises, offset in part by decreases in land and banking house lease expenses.

The major components of other operating expenses include: stationery and supplies, directors’ fees, service expense, postage and transportation, other taxes, advertising, and regulatory assessments and deposit insurance. Other operating expenses increased $125,532 or 5.4% in 2014 as compared to the same period of the prior year. The increase in other operating expenses was primarily due to increases in service expenses, director fees, and regulatory assessments, offset in part by decreases in other taxes, advertising, postage and transportation, and stationary and supplies expenses. During 2013, other operating expenses decreased $16,709 or .7% over 2012 primarily due to decreases in service expenses, stationary and supplies expense, and other taxes, offset in part by an increase in postage and transportation expenses and other miscellaneous expenses.

Income Taxes

Income tax expense for the period ended December 31, 2014 was $64,715, an increase of $247,977 or 135.3% over the 2013 benefit as compared to the decrease in the expense of $690,224 or 136.1% from 2012 to 2013. During 2014, the increase in taxable income, decrease in tax exempt income, and recording of a valuation allowance against the deferred tax asset primarily contributed to the increase in income tax expense. The decrease in taxable income and the increase in tax exempt income primarily contributed to the change in income tax expense to benefit in 2013. Components of the income tax expense for December 31, 2014 were an expense of $30,058 for federal taxes and $34,657 for West Virginia corporate net income taxes. Federal income tax rates were consistent at 34% for the years ended December 31, 2014 and 2013. West Virginia corporate net income tax rates were 6.50% and 7.00% for the years ended December 31, 2014 and 2013, respectively.

Under U.S. GAAP, a valuation allowance is required to be recognized if it is “more likely than not” that a deferred tax asset will not be realized. A valuation allowance was recorded in 2014 due to the Company’s concern that a deferred federal tax asset may not be realized. The determination of the realizability of the deferred tax asset is highly subjective and dependent on judgement. At December 31, 2014, the valuation allowance was considered to be adequate based on the Company’s projections of future taxable income and tax planning strategies. Additional information regarding income taxes is contained in Note 17 to the Consolidated Financial Statements.

For federal income tax purposes, tax-exempt income is based on qualified state, county, and municipal bonds and loans. Tax-exempt income was $2,312,753 in 2014 and $2,374,884 in 2013. The state of West Virginia recognizes tax-exempt income based on the average of certain investments and loans held during the tax reporting period. Nontaxable items included are federal obligations and securities, obligations of West Virginia and West Virginia political subdivisions, investments of loans primarily secured by liens or security agreements on residential property and other real estate in the form of a mobile home, modular home or double-wide located in West Virginia. Nontaxable West Virginia income attributable to the foregoing items was approximately $1,065,000 in 2014 and $1,056,000 in 2013.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

BALANCE SHEET ANALYSIS

Investments

Investment securities decreased $2,876,429 or 1.4% during 2014, and followed an increase in 2013 of $21,747,393 or 12.2% from 2012. The investment portfolio is managed to attempt to achieve an optimum mix of asset quality, liquidity and maximum yield on investment. The investment portfolio consists of U.S. Government agency and corporation securities, obligations of states and political subdivisions, mortgage-backed securities and equity securities. Taxable securities comprised 79.6% of total securities at December 31, 2014, as compared to 69.8% at December 31, 2013. Due to the Company’s current deferred tax asset position, the purchase strategy is focused on taxable versus non-taxable investment securities. Other than the normal risks inherent in purchasing U.S. Government agency and corporation securities and obligations of states and political subdivisions, i.e., interest rate risk, management has no knowledge of other market or credit risk involved in these investments. The Company does not have any high risk hybrid/derivative instruments.

Investment securities that are classified available for sale are available for sale at any time based upon management’s assessment of changes in economic or financial market conditions. These securities are carried at fair value and the unrealized holding gains and losses, net of taxes, are reflected as a separate component of stockholders’ equity until realized. Available for sale securities, at fair value decreased 1.4% from 2013, and represented 100% of the investment portfolio at December 31, 2014. The decrease in the available for sale securities was primarily due to the proceeds from sales, maturities, prepayments, and calls of available for sale securities being more than purchases, offset in part by the change in value from an unrealized loss position to an unrealized gain position. The Company did not have any investment securities classified as held to maturity securities at December 31, 2014 and 2013. As the investment portfolio consists primarily of fixed rate debt securities, changes in the market rates of interest will affect the carrying value of securities available for sale, adjusted upward or downward and represent temporary adjustments in value. The carrying values of securities available for sale were above book value by $1,338,057 at December 31, 2014 and below book value by $4,358,005 at December 31, 2013.

Table Four - Investment Portfolio

The maturity distribution using book value including accretion of discounts and amortization of premiums and approximate yield of investment securities at December 31, 2014, 2013, and 2012 are presented in the following table. Tax equivalent yield basis was used on tax exempt obligations. Approximate yield was calculated using a weighted average of yield to maturities. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

The Company’s subsidiary bank sold non-taxable state and political subdivision securities with an amortized cost of approximately $21.7 million during 2014 in order to reinvest in mortgage backed investment securities and taxable securities of state and political subdivisions in accordance with the Company’s deferred tax asset plan.

(dollars in thousands)	December 31, 2014			December 31, 2013			December 31, 2012
	Amortized Cost	Fair Value	Yield	Amortized Cost	Fair Value	Yield	Amortized Cost	Fair Value	Yield
U.S. Government corporations and agencies
Within One Year	$1	$1	0.01%	$9	$9	0.01%	$10	$10	0.01%
After One But Within Five Years	22,095	21,899	1.58	7,490	7,416	1.81	6,000	6,034	1.88
After Five But Within Ten Years	22,499	22,106	1.83	43,099	41,021	1.81	41,088	41,248	1.75
After Ten Years	-	-	-	-	-	-	3	3	0.87

	44,595	44,006	1.71	50,598	48,446	1.81	47,101	47,295	1.77
States & Political Subdivisions
Within One Year	604	607	6.81	1,288	1,321	6.59	970	990	4.98
After One But Within Five Years	2,998	3,125	6.12	1,246	1,305	5.95	1,101	1,158	5.92
After Five But Within Ten Years	16,782	17,343	5.18	25,960	26,125	5.11	19,439	20,633	5.23
After Ten Years	19,965	21,347	5.91	31,555	31,663	5.65	26,883	29,249	5.90

	40,349	42,422	5.64	60,049	60,414	5.44	48,393	52,030	5.62
Mortgage-Backed Securities	110,626	110,443	2.16	93,501	90,900	2.06	77,513	78,678	2.01
Equity Securities	171	208	4.32	165	195	4.02	183	205	1.97

Total	$195,741	$197,079	2.81%	$204,313	$199,955	3.02%	$173,190	$178,208	3.00%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Loans

Total loans, net of unearned income, increased $5,814,583 or 6.2% from 2013 to 2014. The increase in total loans in 2014 was primarily due to the increase in consumer real estate, commercial real estate, and commercial and other loans which increased $3,275,000, $2,842,000, and $398,000, respectively, offset in part by the decrease in consumer loans of $692,000. The increase in consumer real estate loans was primarily in construction loans, residential real estate loans, and home equity lines of credit, offset in part by declines in farmland and home equity loans. Commercial real estate loans increased due to an increase in both non-farm, non-residential loans and multifamily residential loans. The increase in commercial and other loans was primarily due to the increase in commercial loans and non-rated industrial development obligations. The decline in consumer loans was primarily due to the decrease in installment loans to individuals as well as a slight decrease in credit cards. During 2013, total loans decreased $5,985,499 or 6.0%. The decrease in total loans in 2013 was primarily due to the decrease in commercial real estate and consumer loans which decreased $6,043,000 and $1,775,000, respectively, offset in part by the increase in commercial and other loans and consumer real estate which increased $1,122,000 and $722,000, respectively. The decline in commercial real estate loans was primarily due to the decline in loans secured by non-farm, non-residential loans as well as a decline in multifamily residential loans. The decline in consumer loans was primarily due to the decrease in installment loans to individuals as well as the decrease in credit cards. Commercial and other loans increased due to an increase in non-rated industrial development obligations offset in part by a decrease in commercial loans. The increase in consumer real estate loans during 2013 was primarily in residential real estate loans and home equity lines of credit, offset in part by declines in construction, farmland, and home equity loans.

Commercial real estate loans which include real estate loans secured by non-farm, non-residential properties and multi-family residential property loans comprised forty-seven percent (47%) of the loan portfolio. Consumer real estate loans which include construction, farmland, real estate residential loans, and home equity loans comprised thirty-three percent (33%) of the loan portfolio. Commercial and other loans which include commercial and industrial loans and non-rated industrial development obligations comprised seventeen percent (17%) of the loan portfolio. Consumer loans which include installment and other loans to individuals and credit cards comprised three percent (3%) of the loan portfolio. The changes in the composition of the loan portfolio from 2013 to 2014 were a 2% increase in consumer real estate loans, a 1% decrease in commercial and other loans, and a 1% decrease in consumer loans.

Table Five - Loan Portfolio - Maturities and Sensitivities of Loans to Changes in Interest Rates

The following table presents the contractual maturities of loans other than installment loans and residential mortgages as of December 31, 2014:

(dollars in thousands)	December 31, 2014
	In One Year or Less	After One Year Through Five Years	After Five Years
Commercial real estate	$866	$8,932	$37,151
Commercial and other loans	928	4,299	11,896

Total	$1,794	$13,231	$49,047

The following table presents an analysis of fixed and variable rate loans as of December 31, 2014 due to mature after one year:

(dollars in thousands)	December 31, 2014
	Fixed Rate	Variable Rate	Total Due After One Year
Commercial real estate	$12,101	$33,982	$46,083
Commercial and other loans	8,859	7,336	16,195

Total	$20,960	$41,318	$62,278

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Loans Held for Sale

The Company has entered into an agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”) under which the bank may sell conforming one-to-four family residential mortgage loans to the FHLB. The agreement provides for a maximum commitment of $5,000,000. Loans sold to the FHLB are sold with limited recourse or credit risk based upon utilization of the original commitment. The bank also maintains the servicing of these loans, for which it is paid a servicing fee. The total amount of loans sold under this agreement was $8,501,093 and $9,489,935 as of December 31, 2014 and 2013, respectively. The loans which were sold were also subject to a recourse obligation or credit risk in the amount of $322,594 and $342,602 at December 31, 2014 and 2013, respectively.

Non-performing Loans

Non-performing assets include non-accrual loans on which the collectibility of the full amount of interest is uncertain; loans which have been renegotiated to provide for a reduction or deferral of interest on principal because of a deterioration in the financial position of the borrower; loans past due ninety days or more as to principal or interest; and other real estate owned. A five-year summary of nonperforming assets is presented in Table Six. Total non-performing loans were $1,437,000 at December 31, 2014 as compared to $1,314,000 at December 31, 2013. Non-performing loans increased $123,000 in 2014, after decreasing $2,237,000 in 2013. The increase in non-performing loans in 2014 as compared to 2013 was primarily due to the increase in renegotiated loans and loans past due ninety days or more and still accruing, offset in part by the decline in non-accrual loans. The decrease in non-performing loans in 2013 as compared to 2012 was primarily due to the decline in non-accrual loans.

Table Six - Risk Elements

Loans which are in the process of collection, but are contractually past due ninety days or more as to interest or principal, renegotiated, non-accrual loans and other real estate are as follows:

(dollars in thousands)	December 31,

	2014	2013	2012	2011	2010
Past due 90 days or more, still accruing:
Commercial and other loans	$-	$-	$-	$-	$-
Commercial real estate	-	-	-	-	-
Consumer real estate	-	-	-	-	28
Consumer	14	-	-	-	-

	14	-	-	-	28

Renegotiated:
Commercial and other loans	$-	$-	$-	$-	$-
Commercial real estate	41	44	-	-	-
Consumer real estate	350	-	-	-	-
Consumer	-	-	-	-	-

	391	44	-	-	-

Non-accrual:
Commercial and other loans	$39	$26	$31	$39	$54
Commercial real estate	703	885	3,115	3,533	4,147
Consumer real estate	290	355	388	447	688
Consumer	-	4	17	27	14

	1,032	1,270	3,551	4,046	4,903

Other real estate	$-	$-	$-	$138	$8

Total non-performing assets	$1,437	$1,314	$3,551	$4,184	$4,939

Total non-performing assets to total loans and other real estate	1.45%	1.41%	3.57%	3.82%	4.07%

Loans are placed in non-accrual when the principal or interest is past due ninety days or more, unless the loan is both well secured and in the process of collection. Non-accrual loans were $1,032,000 or 1.0% of total loans outstanding as of December 31, 2014, as compared to $1,270,000 or 1.4% of total loans outstanding as of December 31, 2013. Non-accrual loans decreased in 2014 and 2013 primarily due to payments being applied to non-accrual loans. Management continues to monitor the nonperforming assets to ensure against deterioration in collateral values.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Loans - Continued

Generally, all banks recognize interest income on the accrual basis, except for certain loans which are placed on a non-accrual status. A loan is placed on a non-accrual status when in the opinion of management doubt exists as to its collectibility. In accordance with the Office of the Comptroller of the Currency Policy, banks may not accrue interest on any loan when either the principal or interest is past due ninety days or more unless the loan is both well secured and in the process of collection. The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was $63,435 and $84,793 for 2014 and 2013, respectively. Interest income of $15,704 and $1,265 was recognized on the renegotiated loans subsequent to their classification as impaired for the years ended December 31, 2014 and December 31, 2013, respectively.

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

The allowance for loan losses decreased $52,049 or 2.8%, between December 31, 2013 and December 31, 2014. The allowance for loan losses represented 1.8% and 2.0% of outstanding loans as of December 31, 2014 and 2013. Net loan charge-offs were $52,049 in 2014, compared to $11,793 in 2013. The net loan charge-offs remain within historical ranges. There was no provision made to the allowance for loan losses during 2014. The Company recorded a negative provision for loan losses in the amount of $400,000 in 2013, based upon the decline in specific reserves required on nonperforming assets. The credit quality of the loan portfolio combined with the recent level of net charge-offs and nonperforming assets continue to be considered in the calculation of the provision for loan losses. The additions and deletions to the allowance for loan losses are based on management’s evaluation of characteristics of the loan portfolio, current and anticipated economic conditions, past loan experiences, net loans charged-off, specific problem loans and delinquencies, and other factors. The following table presents a summary of loans charged off and recoveries of loans previously charged off by type of loan.

Table Seven - Analysis of Allowance for Possible Loan Losses

(dollars in thousands)	December 31,

	2014	2013	2012	2011	2010
Allowance for loan losses:
Balance at beginning of period:	$1,865	$2,181	$2,504	$2,059	$1,894

Loans charged off:
Commercial and other loans	5	-	-	8	14
Commercial real estate	36	-	87	156	-
Consumer real estate	-	-	-	28	-
Consumer	16	12	9	19	51

Total	57	12	96	211	65

Recoveries:
Commercial and other loans	-	-	-	2	1
Commercial real estate	-	84	15	45	-
Consumer real estate	-	-	-	-	-
Consumer	5	12	6	9	9

Total	5	96	21	56	10

Net charge-offs (recoveries)	52	(84)	75	155	55
Provision (credit) charged to operations	-	(400)	(248)	600	220

Balance at end of period:	$1,813	$1,865	$2,181	$2,504	$2,059

Average loans outstanding	$94,103	$97,374	$104,566	$115,415	$124,074

Ratio of net charge-offs to average loans outstanding for the period	0.06%	-0.09%	0.07%	0.13%	0.04%
Ratio of the allowance for loan losses to loans outstanding for the period	1.83%	2.00%	2.19%	2.29%	1.70%

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Eight - Loan Portfolio - Allocation of Allowance for Possible Loan Losses

The following table presents an allocation of the allowance for possible loan losses at each of the five year periods ended December 31, 2014. The allocation presented below is based on the historical average of net charge offs per category combined with the changes in loan growth, level of nonperforming assets, and local economic conditions, and management’s review of the loan portfolio.

(dollars in thousands)	December 31,
	2014		2013		2012		2011		2010
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
Commercial and other loans	$281	17.2%	$260	17.9%	$179	15.7%	$179	14.6%	$212	16.9%
Commercial real estate	1,254	47.3%	1,315	47.1%	1,762	50.4%	2,082	51.5%	1,511	46.5%
Consumer real estate	263	32.7%	263	31.3%	193	28.6%	193	27.4%	272	28.1%
Consumer	15	2.8%	27	3.7%	47	5.3%	50	6.5%	64	8.5%

Total	$1,813	100.0%	$1,865	100.0%	$2,181	100.0%	$2,504	100.0%	$2,059	100.0%

Other Assets

Other assets decreased approximately $2.6 million during 2014 primarily due to a decrease in the deferred tax asset related to available-for-sale securities as well as the deferred tax asset valuation allowance of $225,000 recorded in 2014. Additional information on the deferred tax asset valuation allowance is contained under the Income Taxes section on page 39.

Deposits

A stable core deposit base is the major source of funds for the Company’s subsidiary bank. The deposit mix depends upon many factors including competition from other financial institutions, depositor interest in certain types of deposits, changes in the interest rate and the Company’s need for certain types of deposit growth. Total deposits decreased approximately $13.7 million or 4.8% in 2014. The decrease in total deposits was primarily due to the declines in non interest bearing demand deposits and time deposits, offset in part by the increases in savings deposits and interest bearing demand deposits. Non interest bearing demand deposits decreased approximately $14.3 million or 25.7% and time deposits decreased approximately $4.7 million or 7.0% during 2014 while savings deposits increased $4.7 million or 4.3% and interest bearing demand deposits increased $0.6 million or 1.2%.

At December 31, 2014, non interest bearing deposits comprised 15% of total deposits and interest bearing deposits which include NOW, money market, savings and time deposits comprised 85% of total deposits. The changes in the composition of the deposit mix since December 31, 2013 were a 5% decrease in non interest bearing deposits and a 5% increase in interest bearing deposits.

Federal Funds Purchased and Repurchase Agreements

Federal funds purchased and repurchase agreements are short-term borrowings. There were no federal funds purchased as of December 31, 2014 and 2013. Repurchase agreements increased $836,048 or 4.1%, from $20,215,183 at December 31, 2013 to $21,051,231 at December 31, 2014. The increase in repurchase agreements in 2014 was primarily due to the increase in the balances maintained by existing commercial customers.

Federal Home Loan Bank and Other Long-term Borrowings

Federal Home Loan Bank (“FHLB”) borrowings were $3,420,312 and $3,515,580 at December 31, 2014 and 2013, respectively, with a weighted average interest rate of 4.78%. The FHLB borrowings are collateralized by a blanket collateral agreement which assigns a security interest in capital stock, deposits, mortgage loans, securities and FHLB stock of the subsidiary bank.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Table Nine - Contractual Maturities of Long-term Obligations and Operating Leases

The following table presents the contractual maturities of long term obligations and operating leases at December 31, 2014:

(dollars in thousands)	Payments Due By Period
Contractual obligations:	< 1 year	1-3 years	3-5 years	> 5 years	Total
Federal Home Loan Bank and other long term borrowings	$99	$215	$1,803	$1,303	$3,420
Operating leases	221	262	72	126	681

	$320	$477	$1,875	$1,429	$4,101

Other Liabilities

Other liabilities decreased $828,834 during 2014 primarily due to investment purchases recorded based on trade dates.

Off-Balance Sheet Arrangements

Table Ten - Contractual Maturities of Commitments and Contingencies

The following table presents the maturities of commitments and contingencies at December 31, 2014:

(dollars in thousands)	Amount of Commitment Expiration Per Period
Off-Balance Sheet arrangements:	< 1 year	1-3 years	3-5 years	> 5 years	Total
Commitments to extend credit	$17,176	$2,453	$939	$2,315	$22,883
Standby letters of credit	90	-	-	182	272

	$17,266	$2,453	$939	$2,497	$23,155

Liquidity

Liquidity management ensures that funds are available to meet loan commitments, deposit withdrawals, and operating expenses. Funds are provided by loan repayments, investment securities maturities, or deposits, and can be raised by liquidating assets or through additional borrowings. The Company had investment securities with an estimated fair value of $197,078,938 classified as available for sale at December 31, 2014. These securities are available for sale at any time based upon management’s assessment in order to provide necessary liquidity should the need arise. The fair value of temporarily impaired investment securities that the Company has the intent and ability to hold until the anticipated recovery in market value is $92,305,000. In addition, the Company’s subsidiary bank, Progressive Bank, N.A., is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”) which provides an additional source of funding in the form of collateralized advances. The remaining maximum borrowing capacity with the FHLB at December 31, 2014 was approximately $37.2 million subject to the purchase of additional FHLB stock. The subsidiary bank had a short term line of credit in the aggregate amount of approximately $19.8 million and $19.4 million available with the FHLB at December 31, 2014 and 2013, respectively. There were no short term borrowings outstanding pursuant to this agreement as of December 31, 2014 and 2013. The subsidiary bank also has an agreement with a financial institution for an available line of credit in the amount of $4,000,000 to be used for federal funds borrowings. There were no borrowings outstanding related to this agreement as of December 31, 2014 and 2013. The subsidiary bank also has pledged investment securities in the amount of $17.0 million to secure the ability to borrow from the Federal Reserve discount window should the need arise. There were no borrowings outstanding from the Federal Reserve as of December 31, 2014 and 2013. At December 31, 2014 and 2013, the Company had outstanding loan commitments and unused lines of credit totaling $23,155,000 and $27,315,000, respectively. Management placed a high probability for required funding within one year of approximately $14.7 million as of December 31, 2014. Approximately $7.3 million is principally unused overdraft, home equity and credit card lines on which management places a low probability for required funding.

Capital Resources

Stockholders’ equity increased 13.3% in 2014 due to an 11.5% increase in accumulated other comprehensive income and an increase of 1.7% from current earnings after quarterly dividends. The increase in accumulated other comprehensive income is primarily attributable to the effect of the change in the net unrealized gains on available for sale investment securities. The increase in stockholders’ equity in 2014 follows a decrease of 13.8% in 2013 due to a 16.4% decrease in accumulated other comprehensive income, partially offset by an increase of 2.6% from current earnings after quarterly dividends. Stockholders’ equity amounted to 10.5% and 9.0% of total assets at December 31, 2014 and 2013, respectively. The Company paid dividends of $.80 and $.76 per share in 2014 and 2013, respectively. As of December 31, 2014, First West Virginia Bancorp, Inc. had 231 stockholders of record.

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

		First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2014	High	$22.48	$20.85	$22.99	$21.90
	Low	$15.72	$16.95	$18.01	$18.17
2013	High	$17.40	$17.40	$18.20	$16.95
	Low	$15.10	$16.20	$15.82	$15.06

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

The information presented in the following Interest Rate Risk table contains assumptions and estimates used by management in determining repricing characteristics and maturity distributions. As noted in the following table, the cumulative gap at one year is positive at approximately $7,788,000, which indicates the Company’s earning assets reprice sooner than interest bearing liabilities at December 31, 2014. As the table presented is as of a point in time and conditions change on a daily basis, any conclusions made may not be indicative of future results.

The Company’s subsidiary bank uses an asset/liability model to measure the impact of changes in interest rates on net interest income on a periodic basis. Assumptions are made to simulate the impact of future changes in interest rates and/or changes in balance sheet composition. The effect of changes in future interest rates on the mix of assets and liabilities may cause actual results to differ from simulated results. Guidelines established by the Company’s subsidiary bank provides that the estimated net interest income may not change by more than 10% in a one year period given a +/- 200 basis point parallel shift in interest rates. Excluding the potential effect of interest rate changes on assets and liabilities of the Holding Company which are not deemed material, the anticipated impact on net interest income of the subsidiary bank at December 31, 2014 was as follows: given a 200 basis point increase scenario net interest income would be reduced by approximately 3.0%, and given a 200 basis point decrease scenario net interest income would be reduced by approximately 10.8%. The projections provided by the model are not intended as an actual forecast of the bank’s performance in a particular rate environment, and should not be relied upon. Actual changes in the interest rate environment normally do not take place instantaneously, but over a period of time, and do not occur in a parallel fashion. Additionally, the balance sheet composition, spread relationships for new dollars invested, non interest income and expenses, investment practices, and deposit practices all change as a result of changes in interest rates and would need to be considered by the Asset Liability Committee.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Interest Rate Risk Table - December 31, 2014

(dollars in thousands)
	Less than Three Months	Four to Twelve Months	One to Three Years	Greater than Three Years	Non- Interest Bearing	Total
ASSETS
Cash and cash equivalents	$15,048	$-	$-	$-	$5,348	$20,396
Investment securities	9,697	18,837	63,883	103,322	1,340	197,079
Loans	20,613	23,316	34,134	20,251	903	99,217
Allowance for loan losses	-	-	-	-	(1,813)	(1,813)
Bank owned life insurance	3,840	-	-	-	-	3,840
Other assets	850	-	-	-	12,821	13,671

Total assets	$50,048	$42,153	$98,017	$123,573	$18,599	$332,390

LIABILITIES AND CAPITAL
NOW and savings accounts	$18,739	$-	$45,142	$79,730	$-	$143,611
Money Market Accounts (MMDA’s)	8,857	-	5,248	10,499	-	24,604
Certificates of deposit < $100,000	6,823	15,820	13,521	4,860	-	41,024
Certificates of deposit > $100,000	4,871	7,637	5,906	2,934	-	21,348

Noninterest bearing demand deposits	-	-	-	-	41,556	41,556
Repurchase agreements	21,051	-	-	-	-	21,051
FHLB borrowings	151	464	1,322	1,483	-	3,420
Other liabilities	-	-	-	-	904	904
Stockholders’ equity	-	-	-	-	34,872	34,872

Total liabilities and capital	$60,492	$23,921	$71,139	$99,506	$77,332	$332,390

GAP	(10,444)	18,232	26,878	24,067	(58,733)

GAP/ Total Assets	(3.14)%	5.49%	8.09%	7.24%	(17.67)%

Cumulative GAP	(10,444)	7,788	34,666	58,733	-

Cumulative GAP/Total Assets	(3.14)%	2.34%	10.43%	17.67%	0.00%

The above analysis contains repricing and maturity assumptions and estimates used by management.

Management’s Discussion and Analysis of the Financial Condition and Results of Holding Company Operations

Summarized Quarterly Financial Information

A summary of selected quarterly financial information follows:

2014	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest income	$2,409,324	$2,381,414	$2,424,611	$2,385,380
Total interest expense	365,122	356,134	364,961	363,007
Net interest income	2,044,202	2,025,280	2,059,650	2,022,373
Provision for loan losses	-	-	-	-
Investment securities gain (loss)	92	260,321	608,555	(438)
Total other income	206,433	246,056	256,573	299,042
Total other expenses	1,910,419	2,024,948	2,013,489	2,110,663
Income before income taxes	340,308	506,709	911,289	210,314
Net income	446,256	537,689	773,825	146,135
Net income per share	0.26	0.31	0.45	0.09
2013	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest income	$2,302,771	$2,357,775	$2,350,742	$2,402,761
Total interest expense	387,202	376,418	378,401	382,417
Net interest income	1,915,569	1,981,357	1,972,341	2,020,344
Provision (credit) for loan losses	-	-	-	(400,000)
Investment securities gain	14	2,236	674	377,073
Total other income	272,251	251,921	268,995	266,717
Total other expenses	1,890,613	1,890,553	1,947,613	1,942,927
Income before income taxes	297,221	344,961	294,397	1,121,207
Net income	381,337	414,415	390,971	1,054,325
Net income per share	0.22	0.24	0.23	0.61

FIRST WEST VIRGINIA BANCORP, INC. DIRECTORS

Jonathan Bedway Nada E. Beneke Dr. Clyde D. Campbell Rosalie J. Dlesk	Robert J. Fitzsimmons Joseph M. Menendez R. Clark Morton Roberta Robinson Olejasz	William G. Petroplus Thomas L. Sable Brian L. Schambach

FIRST WEST VIRGINIA BANCORP, INC. OFFICERS

R. Clark Morton Chairman William G. Petroplus President and Chief Executive Officer	Francie P. Reppy Executive Vice President and Chief Financial Officer Chief Administrative Officer, Treasurer Brad D. Winwood Vice President Chief Operating Officer and Investment Officer	Connie R. Tenney Vice President Deborah A. Kloeppner Secretary Nada E. Beneke Assistant Secretary

PROGRESSIVE BANK, N.A. DIRECTORS

Jonathan Bedway Nada E. Beneke Dr. Clyde D. Campbell Robert R. Cicogna	Rosalie J. Dlesk Robert J. Fitzsimmons Elizabeth H. Hestick Joseph M. Menendez	Tulane B. Mensore R. Clark Morton Roberta Robinson Olejasz William G. Petroplus	Thomas L. Sable Brian L. Schambach

DIRECTORS EMERITI: James C. Inman, Jr. and Laura G. Inman

PROGRESSIVE BANK, N.A. OFFICERS

R. Clark Morton

Chairman of the Board

William G. Petroplus

President and

Chief Executive Officer

Francie P. Reppy

Executive Vice President

Chief Administrative Officer

Chief Financial Officer

Brad D. Winwood

Senior Vice President

Chief Operating Officer

Investment Officer

Connie R. Tenney

Senior Vice President

Gary S. Martin

Senior Vice President

Senior Loan Manager

Deborah A. Kloeppner

Vice President

Compliance and CRA Officer

Secretary

Susan E. Reinbeau

Vice President

Branch Administrator

Security Officer

Office Manager

Woodsdale/Warwood

Dena R. Rine

Vice President

Controller

Michele L. Stanley

Vice President

Operations Officer

Kerrie A. Weisenborn

Vice President

Credit Administration

David E. Wharton

Vice President

Information Technology

Officer

Data Security Officer

Todd D. Cover

Assistant Vice President

Business Development

Officer

Matthew J. Drahos

Assistant Vice President

Business Development

Officer

Mark D. Nicholson

Assistant Vice President

Business Development

Officer

Debra M. Banfi

Assistant Vice President

Loan Officer

Kimberly A. Hughes

Assistant Vice President

Credit Analyst

James J. Warman

Assistant Vice President

Credit Analyst

Rebecca A. Palmer

Assistant Vice President

Manager Data Processing

Laura A. Schmidt

Assistant Vice President

Accounting Officer

Susan M. Scotka

Human Resource Manager

Vickie D. Poling

Loan Officer

Amanda M. Schnelle

Bank Secrecy, AML & OFAC

Officer

Peggy Burley

Office Manager

Moundsville

Nancy J. Farley

Office Manager

New Martinsville

Beth A. Heyman

Office Manager

Bethlehem/Wellsburg

Karen L. Zonker

Office Manager

Bellaire

Nada E. Beneke

Assistant Secretary

STOCKHOLDER INFORMATION

Corporate Office:

First West Virginia Bancorp, Inc.

1701 Warwood Avenue

Wheeling, WV 26003

Phone: (304) 277-1100

Fax: (304) 218-2458

www.progbank.com

Annual Meeting:

The Annual Meeting of Shareholders of First West Virginia Bancorp, Inc. will be held at the Corporate Office of Progressive Bank, N.A., 590 National Road, Wheeling, West Virginia, at 4:00 p.m., on May 12, 2015. Refreshments and hors d’oeuvres will be served following the meeting.

Stock Trading Information:

First West Virginia Bancorp, Inc.’s common stock is traded on the New York Stock Exchange MKT list under the symbol FWV.

Upon written request any shareholder of record on December 31, 2014, may obtain a copy of the Corporation’s 2014 Form 10-K Report by writing to the Secretary, First West Virginia Bancorp, Inc., 1701 Warwood Avenue, Wheeling, WV 26003. An electronic version of Form 10-K may also be obtained by visiting www.progbank.com in the section entitled “Investor Relations” or at the Securities and Exchange’s website at www.sec.gov.

Stock Registrar and Transfer Agent:

Any inquiries related to stockholder records, stock transfers, changes of ownership, and changes of address should be sent to the transfer agent at the following address:

Computershare, Inc.

P.O. Box 30170

College Station, TX 77842

1-800-368-5948

www.computershare.com